As filed with the U.S. Securities and Exchange Commission on February 20, 2024.
Registration Statement No. 333-275613

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORPACQ GROUP PLC
(Exact Name of Registrant as Specified in Its Charter)

England and Wales	6799	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
CorpAcq House
1 Goose Green
Altrincham, Cheshire
WA14 1DW
United Kingdom
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael S. Lee, Esq. Jennifer Cheng, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Tel: (212) 521-5400	Michael J. Aiello Matthew J. Gilroy Amanda Fenster Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Tel: (212) 310-8000

Approximate date of commencement of proposed sale to the public: Pursuant to Rule 162 under the Securities Act, the offer described herein will commence as soon as practicable after the date of this Registration Statement. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual exchange of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions set forth in this Registration Statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION, DATED FEBRUARY 20, 2024
PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS AND
MEETING OF WARRANT HOLDERS OF CHURCHILL CAPITAL CORP VII
PROSPECTUS FOR THE OFFER AND SALE OF 57,064,261 POST-COMBINATION
COMPANY ORDINARY A1 SHARES
AND 27,600,000 POST-COMBINATION COMPANY CLASS C-1 SHARES
OR POST-COMBINATION COMPANY PUBLIC WARRANTS (AS APPLICABLE)
AND THE OFFER OF 27,600,000 POST-COMBINATION COMPANY ORDINARY A1 SHARES
ISSUABLE UPON EXERCISE OR CONVERSION OF
POST-COMBINATION COMPANY CLASS C-1 SHARES
OR POST-COMBINATION COMPANY PUBLIC WARRANTS (AS APPLICABLE)
OF CORPACQ GROUP PLC
EXPLANATORY NOTE
This proxy statement/prospectus relates to an Agreement and Plan of Merger, dated August 1, 2023 (as amended on December 26, 2023 and as it may be amended from time to time, the “Merger Agreement”), by and among Churchill Capital Corp VII, a Delaware corporation (“Churchill”), Polaris Pubco Plc (now known as CorpAcq Group Plc), a public limited company incorporated under the laws of England and Wales (“PubCo”), NorthSky Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (together with its subsidiaries, “CorpAcq”), Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly owned subsidiary of PubCo (“BermudaCo,” and together with CorpAcq, PubCo and Merger Sub, the “CorpAcq Parties”) and the shareholders of CorpAcq set forth on the signature pages thereto or signatory to a joinder thereto (the “Sellers”), a copy of which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2.
Concurrently with the entry into the Merger Agreement, Churchill Sponsor VII LLC, a Delaware limited liability company (the “Sponsor”) and each of Churchill’s directors and officers (collectively, the “Insiders,” and together with Sponsor, the “Churchill Initial Stockholders”), Churchill and PubCo entered into that certain amended and restated sponsor agreement dated August 1, 2023 (as it may be amended from time to time, the “Sponsor Agreement”), which amended and restated that certain letter, dated February 11, 2021, by and among the same parties, a copy of which is attached to this proxy statement/prospectus as Annex B.
In connection with the transactions contemplated by the Merger Agreement, the Sponsor Agreement and the other transaction agreements, (the “Business Combination”), Churchill will convene a special meeting of its stockholders on [•], 2024 (including any adjournment or postponement thereof, the “Stockholder Special Meeting”) and a meeting of holders of Churchill Public Warrants on [•], 2024 (including any adjournment or postponement thereof, the “Warrant Holder Meeting”).
In connection with the Business Combination, and pursuant to the Merger Agreement and the Sponsor Agreement, and subject to the terms and conditions contained therein:
•
PubCo will acquire 100% of the outstanding equity interests in CorpAcq from the shareholders of CorpAcq through: (i) the sale and transfer of the Sellers’ ordinary shares of £0.001 each in the capital of CorpAcq (“CorpAcq Ordinary Shares”) to PubCo (the “CorpAcq Sale”) and, if necessary, (ii) the transfer of any remaining CorpAcq Ordinary Shares held by CorpAcq shareholders that are not Sellers (the “Drag Sellers”) pursuant to the articles of association of CorpAcq (such articles, the “CorpAcq Articles” and such transfer, the “Drag Along Sale”). See “The Merger Agreement — CorpAcq Sale” and “The Merger Agreement — Drag Along Sale”;

•
the Sponsor will forfeit to Churchill for no consideration certain of its shares of Class B common stock of Churchill, par value $0.0001 per share (“Churchill Class B Common Stock” or “Founder Shares”) and certain of its Churchill warrants, each exercisable at an exercise price of $11.50, for one share of Churchill Class A Common Stock (“Churchill Private Placement Warrants”), upon which such Founder Shares and Churchill Private Placement Warrants shall be retired, canceled and no longer outstanding (the “Founder Equity Retirement”) and the Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo (the “Founder Share Contribution”);

•
Merger Sub will merge with and into Churchill (the “Merger” and the effective time of the Merger, the “Effective Time”), pursuant to which the separate corporate existence of Merger Sub will cease and Churchill will become a subsidiary of PubCo (the “Surviving Corporation”); and

•
CorpAcq will redeem in full the outstanding preferred shares of £1.00 each in the capital of CorpAcq (the “CorpAcq Preferred Shares”) in accordance with the CorpAcq Articles (the “CorpAcq Preferred Redemption”).

The Business Combination is described in further detail under “The Merger Agreement.”
Following the closing of the Business Combination (the “Closing”), PubCo (PubCo from and after the Closing, the “Post-Combination Company”) will be organized in an “Up-C” structure in which the business of CorpAcq and its subsidiaries and the Surviving Corporation will be held directly or indirectly by BermudaCo. CorpAcq shareholders and holders of shares of Class A common stock, par value $0.0001 per share, of Churchill (“Churchill Class A Common Stock”) will hold voting, economic ordinary A1 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A1 Shares”), while the Sponsor will hold voting, non-economic class B shares, par value $0.000001 of the Post-Combination Company (“Post-Combination Company B Shares”). The Post-Combination Company will own all of the voting economic Class A shares of BermudaCo and the Sponsor will own all of the non-voting economic Series B-1, Series B-2 and Series B-3 shares of BermudaCo (together, the “BermudaCo Redeemable Shares” each such BermudaCo Redeemable Shares together with a Post-Combination Company B Share, an “Exchangeable Unit”). Pursuant to the Bye-laws of BermudaCo (the “BermudaCo Bye-laws”) and an agreement to be entered into by BermudaCo and PubCo at the Closing, the holder of BermudaCo Redeemable Shares will be entitled to cause BermudaCo to exchange such BermudaCo Redeemable Shares for, at the option of BermudaCo, cash or Post-Combination Company Ordinary A1 Shares.
In connection with the Closing, the CorpAcq shareholders will receive their pro rata portion of:
•
an aggregate amount of cash (“Closing Seller Cash Consideration”), expected to be no greater than $256,000,000, calculated as:

•
all available cash and cash equivalents of Churchill, including all amounts in the Trust Account (net of Churchill stockholder redemptions in connection with the Stockholder Special Meeting (“Churchill Stockholder Redemptions”)) and any qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries as of the Closing including in connection with certain types of qualifying capital raising transactions; minus

•
the aggregate amount of the Transaction Expenses (as defined in the Merger Agreement); minus

•
any amounts necessary to implement the CorpAcq Preferred Redemption (the “CorpAcq Preferred Redemption Amount”); minus

•
an amount equal to $128,600,000 minus cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in capital raising transactions with any holders of shares of CorpAcq, or any affiliate thereof, if any (which amount will be delivered to the Post-Combination Company for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives); minus

•
99.99% of the amount by which the aggregate amounts of the preceding four bullet points exceeds $257,200,000 (or such lesser amount as indicated by CorpAcq in its sole discretion).

•
Post-Combination Company Ordinary A1 Shares (the “Closing Seller Share Consideration”) and Post-Combination Company Ordinary A2 Shares and Post-Combination Company Ordinary A3 Shares (collectively, the “Earnout Shares”) as follows:

•
an aggregate number of Post-Combination Company Ordinary A1 Shares, to be calculated based on a CorpAcq equity value of $803,822,000 minus the Closing Seller Cash Consideration and divided by $10.00;

•
in the event cash and cash equivalents delivered by Churchill (including amounts in the Trust Account and certain amounts delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in connection with any qualifying capital raising transactions consummated following the date of the Merger Agreement through and including the day that is 30 days following the Closing) (“Delivered Capital Amount”) is less than $592,000,000:

•
additional Post-Combination Company Ordinary A1 Shares and ordinary A2 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A2 Shares”), each in a number equal to 6.25% of the shortfall of the Delivered Capital Amount from $592,000,000 divided by $10.00; and

•
ordinary A3 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A3 Shares”, and together with the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Ordinary A2 Shares, the “Post-Combination Company Ordinary Shares”), equal to (i) 15,000,000 if the Delivered Capital Amount is less than $592,000,000 and (ii) 15,000,000 minus a number of shares (rounded down to the nearest whole share) equal to the shortfall of the Delivered Capital Amount from $592,000,000 divided by $10.00, as may be adjusted pursuant the Sponsor Agreement.
•
an aggregate of 15,000,000 class C-2 shares in the Post-Combination Company (“Post-Combination Company Class C-2 Shares” and such consideration, the “Closing Seller Class C-2 Consideration”), each exercisable for Post-Combination Company Ordinary A1 Shares and subject to substantially the same terms applicable to the existing private placement warrants of Churchill.

The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A2 Shares will be entitled to vote such shares, and will be entitled to receive dividends and other distributions with respect to such shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such Post-Combination Company Ordinary A2 Shares (and will be forfeited if they do not vest).
The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A3 Shares will be entitled to vote such shares, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.
In connection with the Founder Equity Retirement and Founder Equity Contribution:
•
the Sponsor will forfeit to Churchill for no consideration (i) 15,000,000 Founder Shares, which amount may be increased or decreased based upon the amount by which the Delivered Capital Amount is less than $592,000,000 and in accordance with the Sponsor Agreement (“Retirement Founder Shares”) and (ii) 18,600,000 Churchill Private Placement Warrants;

•
BermudaCo will issue to the Sponsor an aggregate number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered prior to the Closing;

•
BermudaCo will create additional authorized share capital (or an agreed upon similar construct) equivalent to, or otherwise issue, additional BermudaCo Redeemable Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered from and after the Closing;

•
concurrently with the Founder Share Contribution, the Sponsor will subscribe for, and PubCo will issue to the Sponsor, a number of Post-Combination Company B Shares equal in number to the number of BermudaCo Redeemable Shares issued or to be issued to the Sponsor pursuant to the immediately preceding bullet points, at a subscription price of $0.000001 per Post-Combination Company B Share (such aggregate amount, the “B Share Subscription Amount” and such subscription, the “B Share Subscription”);

Pursuant to the Merger Agreement, the parties to the Merger Agreement agreed to work in good faith to have a new credit facility in place prior to Closing. On January 19, 2024, CorpAcq entered into a Facilities Agreement with CorpAcq Limited as Borrower, UBS AG London Branch as Mandated Lead Arranger and Oxane Partners Limited as Agent and Security Agent and the other parties thereto and that certain Note Subscription Agreement by and among CorpAcq Limited as Issuer, Crestline Maple Operating Trust (Financing II), Crestline Maple Operating Trust (Co-invest) — Series II, CL Cardiff, L.P., CL Life and Annuity Insurance Company, for and on behalf of the CL RE SP2 MC account and American Life & Security Corp., for and on behalf of the ALSC CL Re 1 MC account, as Mandated Lead Arrangers, Oxane Partners Limited as Agent and Security Agent, and the other parties thereto (collectively, the “2024 Facilities”) to refinance its previous £200.0 million facility with Alcentra Limited (the “Alcentra Facility”), to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited. The remaining available proceeds are expected to be used to support future acquisitions. The 2024 Facilities include a £200.0 million committed term loan facility and a £100.0 million committed acquisition facility. Up to $128.6 million of the 2024 Facilities (minus any portion of such amount that is actually utilized by CorpAcq to consummate an acquisition that has been previously approved or otherwise consented to by Churchill prior to Closing) will be deemed to constitute part of (1) the Delivered Capital Amount and (2) qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq or its subsidiaries in the determination of Closing Seller Cash Consideration and the Minimum Cash Condition (as described in the accompanying proxy statement/prospectus). Other than such refinancing, there are currently no other planned capital raising transactions. As a result, other than funds in the Trust Account (net of any Churchill Stockholder Redemptions) and up to $128.6 million of the 2024 Facilities, there are currently no additional cash or cash equivalents anticipated to be delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries that would impact the calculation of Closing Seller Cash Consideration, the Closing Seller Share Consideration, the Earnout Shares, the Retirement Founder Shares or BermudaCo Redeemable Shares.
The Exchangeable Units to be received by the Sponsor in connection with the Business Combination consist of a Series B-1 share of BermudaCo together with a Post-Combination Company B Share, a Series B-2 share of BermudaCo together with a Post-Combination Company B Share and a Series B-3 share of BermudaCo together with a Post-Combination Company B Share. For additional detail on the Sponsor’s Exchangeable Units, see “The Business Combination — Impact of the Business Combination on Public Float” and “The Related Agreements.”
At the Effective Time and by virtue of the Merger, and without any further action on the part of any party or the holders of any securities of Churchill:
•
each share of Churchill Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than such shares for which redemption rights have been exercised, that are held in treasury or that are owned by the CorpAcq Parties) will be exchanged for, and the holders of such Churchill Class A Common Stock shall be entitled to receive one Post-Combination Company Ordinary A1 Share (such consideration, the “Churchill Class A Stockholder Consideration”);

•
in the event that the proposal (the “Warrant Amendment Proposal”) to approve an amendment to the existing warrant agreement that governs all of Churchill’s outstanding warrants (as amended, the “Existing Warrant Agreement”) is approved and an independent valuation report pursuant to section 593 of the UK Companies Act 2006 (confirming that the non-cash consideration to be received by PubCo for the issuance of Post-Combination Company Class C Shares (as defined below) (such valuation report, the “Valuation Report”) is not less than the amount to be treated as having been paid up on the Post-Combination Company Class C Shares) is obtained prior to the Effective Time:

•
each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one class C-1 share in the Post-Combination Company (a “Post-Combination Company Class C-1 Share,” and together with the Post-Combination Company Class C-2 Shares, the “Post-Combination Company Class C Shares”); and

•
each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-2 Share;

•
in the event that either the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time:

•
each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one warrant of the Post-Combination Company entitling the holder thereof to acquire Post-Combination Company Ordinary A1 Shares on terms substantially similar to the terms of the Churchill Public Warrants (“Post-Combination Company Public Warrants”); and

•
each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one warrant of the Post-Combination Company entitling the holder thereof to acquire Post-Combination Company Ordinary A1 Shares on terms substantially similar to the terms of the Churchill Private Placement Warrants (such warrants, the “Post-Combination Company Private Placement Warrants”).

This proxy statement/prospectus serves as:
•
a proxy statement for the Stockholder Special Meeting, where Churchill stockholders will vote on, among other things, proposals to (i) adopt the Merger Agreement and approve the Business Combination, (ii) approve, on a non-binding advisory basis, certain provisions in the Post-Combination Articles (including the ability for the Post-Combination Company to issue new shares, the Post-Combination Company Board composition and the rotation and removal of directors, to eliminate the ability of Post-Combination Company shareholders to vote by written consent, arrangements for Post-Combination Company shareholder meetings, the authorization of directors’ conflicts of interests, and the exclusive forum for the resolution of disputes), and (iii) approve the adjournment of the Stockholder Special Meeting to a later date or dates, if necessary, (x) to ensure that any supplement or amendment to this proxy statement/prospectus that the board of directors of Churchill (the “Churchill Board”) has determined in good faith is required by applicable law to be disclosed to the Churchill stockholders and for such supplement or amendment to be promptly disseminated to the Churchill stockholders prior to the Stockholder Special Meeting; (y) if, as of the time for which the Stockholder Special

Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient shares of Churchill Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholder Special Meeting; or (z) in order to solicit additional proxies from the Churchill stockholders for purposes of obtaining approval of the Business Combination Proposal;

•
a proxy statement for the meeting of holders of Churchill Public Warrants being held on [•], 2024 (including any adjournment or postponement thereof, the “Warrant Holder Meeting”), where Churchill warrant holders will vote on, among other things, (i) the Warrant Amendment Proposal and (ii) approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, (x) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill warrant holders and for such supplement or amendment to be promptly disseminated to the Churchill warrant holders prior to the Warrant Holder Meeting; (y) if, as of the time for which the Warrant Holder Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient Churchill Public Warrants represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Warrant Holder Meeting; or (z) in order to solicit additional proxies from the Churchill warrant holders for purposes of obtaining approval of such proposal (the “Warrant Holder Adjournment Proposal,” and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals,” and together with the Stockholder Proposals, the “Proposals”); and

•
a prospectus for the offer and sale of (i) Post-Combination Company Ordinary A1 Shares that Churchill Public Stockholders will receive in connection with the Business Combination, and (ii) the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants, as applicable, that Churchill warrant holders will receive in connection with the Business Combination; and

•
a prospectus for the offer, but not for the issuance or resale, of Post-Combination Company Ordinary A1 Shares underlying Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants upon conversion or exercise, as applicable.

This proxy statement/prospectus does not serve as a prospectus for (i) the issuance or resale of the Post-Combination Company Ordinary A1 Shares that are or will be held by the Sellers in connection with the Business Combination, or (ii) the issuance or resale of the Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants upon conversion or exercise, as applicable.
This proxy statement/prospectus does not, and is not intended to, serve as a registration statement or a continuous prospectus for purposes of the issuance or resale of the Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants upon conversion or exercise, as applicable. The Post-Combination Company does not intend to keep this proxy statement/prospectus as a current prospectus following the Closing. Pursuant to the Registration Rights Agreement, the Post-Combination Company intends to file a Form F-1 with the SEC following Closing to register the issuance and resale of the Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants upon conversion or exercise, as applicable. If any registration statement for the registration of the issuance and resale of the Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Class C-1 Shares or the Post-Combination Company Public Warrants upon conversion or exercise, as applicable, pursuant to the Securities Act has not been declared effective by the 60th business day following Closing, holders of Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants, as applicable, shall have the right, during the period beginning on the 61st business day after Closing and ending upon such registration statement being declared effective by the SEC, and during any other period when the Post-Combination Company shall fail to have maintained an effective registration statement covering the Post-Combination Company Ordinary A1 Shares issuable upon conversion of the Post-Combination Company Class C-1 Shares or exercise of the Post-Combination Company Public Warrants, as applicable, to convert such Post-Combination Company Class C-1 Shares or exercise such Post-Combination Company Public Warrants, as applicable, into Post-Combination Company Ordinary A1 Shares on a cashless basis. Please refer to the Post-Combination Articles and Warrant Amendment Agreement for a description of the rights of the Post-Combination Class C-1 Shares and the Post-Combination Company Warrants.
PubCo has applied to list the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants, as applicable) on the Nasdaq Global Market under the symbols “CPGRA” and “CPGRB,” respectively (or “CPGRW” if the Post-Combination Company Warrants are listed), upon the Closing. PubCo cannot assure you that either the Post-Combination Company Ordinary A1 Shares or the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants, as applicable) will be approved for listing or remain listed on the Nasdaq Global Market.

v

All Churchill stockholders and warrant holders are encouraged to read this proxy statement/prospectus, including the annexes and the accompanying financial statements of Churchill and CorpAcq carefully and in their entirety. In particular, Churchill stockholders and warrant holders are urged to read carefully the section titled “Risk Factors” beginning on page 61 of this proxy statement/prospectus.
With the Post-Combination Company being a limited company incorporated under the laws of England and Wales, investors are exposed to unique risks linked to the structure of the Business Combination. See “Risk Factors — Risks Related to CorpAcq’s Business and Industry.”
Cash flows through the CorpAcq organization are principally comprised of cash from its subsidiaries. CorpAcq’s cash flows consist of the following:
•
Cash paid by subsidiaries for interest on subordinated loans provided by CorpAcq;

•
Cash paid by subsidiaries in the form of management fees for CorpAcq’s support of its subsidiaries;

•
Dividends received from CorpAcq’s investments; and

•
Principal repayment of CorpAcq’s loans by subsidiaries.

Further, CorpAcq has not made any transfers, dividends or distributions under the CorpAcq Articles to CorpAcq’s ordinary shareholders since 2021 to date, other than in connection with CorpAcq being inserted at the top of the existing group of CorpAcq Limited (the “Reorganization”). There currently is no intention to make distributions to CorpAcq’s shareholders, which after the Business Combination, will become direct shareholders of Post-Combination Company. Following the Closing, distributions of distributable reserves from CorpAcq’s subsidiaries are expected to be made to Post-Combination Company, upon approval by the PubCo Board.

PRELIMINARY — SUBJECT TO COMPLETION, DATED FEBRUARY 20, 2024
LETTER TO STOCKHOLDERS AND WARRANT HOLDERS OF CHURCHILL CAPITAL CORP VII
CHURCHILL CAPITAL CORP VII
640 FIFTH AVENUE, 12TH FLOOR
NEW YORK, NY 10019
Dear Churchill Capital Corp VII Stockholders:
Churchill Capital Corp VII, a Delaware corporation (“Churchill”) cordially invites you to attend a special meeting of the stockholders of Churchill (the “Stockholder Special Meeting”) and/or a meeting of public warrant holders (the “Warrant Holder Meeting”), which will be held via live webcast on [•], 2024, and on [•], 2024, at 10:00 am EST and 10:30 am EST, respectively. The Stockholder Special Meeting and the Warrant Holder Meeting can be accessed by visiting www.cstproxy.com/churchillcapitalvii/sm2024 and www.cstproxy.com/churchillcapitalvii/whm2024, respectively, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the meetings by means of remote communication.
Churchill has entered into that certain Agreement and Plan of Merger, dated August 1, 2023 (as amended on December 26, 2023 and as it may be further amended from time to time, the “Merger Agreement”), by and among Churchill, Polaris Pubco Plc (now known as CorpAcq Group Plc), a public limited company incorporated under the laws of England and Wales (“PubCo”), NorthSky Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (together with its subsidiaries, “CorpAcq”), Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly owned subsidiary of PubCo (“BermudaCo,” and together with CorpAcq, PubCo and Merger Sub, the “CorpAcq Parties”) and the shareholders of CorpAcq set forth on the signature pages thereto or signatory to a joinder thereto (the “Sellers”), a copy of which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2.
Concurrently with the entry into the Merger Agreement, Churchill Sponsor VII LLC, a Delaware limited liability company (the “Sponsor”) and each of Churchill’s directors and officers (collectively, the “Insiders,” and together with Sponsor, the “Churchill Initial Stockholders”), Churchill and PubCo entered into that certain amended and restated sponsor agreement dated August 1, 2023 (as it may be amended from time to time, the “Sponsor Agreement”), which amended and restated that certain letter, dated February 11, 2021, by the same parties, a copy of which is attached to this proxy statement/prospectus as Annex B.
In connection with the Business Combination, and pursuant to the Merger Agreement and the Sponsor Agreement, and subject to the terms and conditions contained therein:
•
PubCo will acquire 100% of the outstanding equity interests in CorpAcq from the shareholders of CorpAcq through: (i) the sale and transfer of the Sellers’ ordinary shares of £0.001 each in the capital of CorpAcq (“CorpAcq Ordinary Shares”) to PubCo (the “CorpAcq Sale”) and, if necessary, (ii) the transfer of any remaining CorpAcq Ordinary Shares held by CorpAcq shareholders that are not Sellers (the “Drag Sellers”) pursuant to the articles of association of CorpAcq (such articles, the “CorpAcq Articles” and such transfer, the “Drag Along Sale”). See “The Merger Agreement — CorpAcq Sale” and “The Merger Agreement — Drag Along Sale”;

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the Sponsor will forfeit to Churchill for no consideration certain of its shares of Class B common stock of Churchill, par value $0.0001 per share (“Churchill Class B Common Stock” or “Founder Shares”) and certain of its Churchill warrants, each exercisable at an exercise price of $11.50 for one share of Churchill Class A Common Stock (“Churchill Private Placement Warrants”), upon which such Founder Shares and Churchill Private Placement Warrants shall be retired, canceled and no longer outstanding (the “Founder Equity Retirement”) and the Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo (the “Founder Share Contribution”);

•
Merger Sub will merge with and into Churchill (the “Merger” and the effective time of the Merger, the “Effective Time”), pursuant to which the separate corporate existence of Merger Sub will cease and Churchill will become a subsidiary of PubCo (the “Surviving Corporation”); and

•
CorpAcq will redeem in full the outstanding preferred shares of £1.00 each in the capital of CorpAcq (the “CorpAcq Preferred Shares”) in accordance with the CorpAcq Articles (the “CorpAcq Preferred Redemption”).

The Business Combination is described in further detail under “The Merger Agreement.”
Following the closing of the Business Combination (the “Closing”), PubCo (PubCo from and after the Closing, the “Post-Combination Company”) will be organized in an “Up-C” structure in which the business of CorpAcq and its subsidiaries and the Surviving Corporation will be held directly or indirectly by BermudaCo. CorpAcq shareholders and holders of shares of Class A common stock, par value $0.0001 per share, of Churchill (“Churchill Class A Common Stock”) will hold voting, economic ordinary A1 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A1 Shares”), while the Sponsor will hold voting, non-economic class B shares, par value $0.000001 of the Post-Combination Company (“Post-Combination Company B Shares”). The Post-Combination Company will own all of the voting economic Class A shares of BermudaCo and the Sponsor will own all of the non-voting economic Series B-1, Series B-2 and Series B-3 shares of BermudaCo (together, the “BermudaCo Redeemable Shares” each such BermudaCo Redeemable Share together with a Post-Combination Company B Share, an “Exchangeable Unit”). Pursuant to the Bye-laws of BermudaCo (the “BermudaCo Bye-laws”) and an agreement to be entered into by BermudaCo and PubCo at the Closing, the holder of BermudaCo Redeemable Shares will be entitled to cause BermudaCo to exchange such BermudaCo Redeemable Shares for, at the option of BermudaCo, cash or Post-Combination Company Ordinary A1 Shares.
In connection with the Closing, the CorpAcq shareholders will receive their pro rata portion of:
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an aggregate amount of cash (“Closing Seller Cash Consideration”), expected to be no greater than $256,000,000, calculated as:

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all available cash and cash equivalents of Churchill, including all amounts in the Trust Account (net of Churchill stockholder redemptions in connection with the Stockholder Special Meeting (“Churchill Stockholder Redemptions”)) and any qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries as of the Closing including in connection with certain types of qualifying capital raising transactions; minus

•
the aggregate amount of the Transaction Expenses (as defined in the Merger Agreement); minus

•
any amounts necessary to implement the CorpAcq Preferred Redemption (the “CorpAcq Preferred Redemption Amount”); minus

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an amount equal to $128,600,000 minus cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in capital raising transactions with any holders of shares of CorpAcq, or any affiliate thereof, if any (which amount will be delivered to the Post-Combination Company for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives); minus

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99.99% of the amount by which the aggregate amounts of the preceding four bullet points exceeds $257,200,000 (or such lesser amount as indicated by CorpAcq in its sole discretion).

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Post-Combination Company Ordinary A1 Shares (the “Closing Seller Share Consideration”) and Post-Combination Company Ordinary A2 Shares and Post-Combination Company Ordinary A3 Shares (collectively, the “Earnout Shares”) as follows:

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an aggregate number of Post-Combination Company Ordinary A1 Shares, to be calculated based on a CorpAcq equity value of $803,822,000 minus the Closing Seller Cash Consideration and divided by $10.00;

•
in the event cash and cash equivalents delivered by Churchill (including amounts in the Trust Account and certain amounts delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in connection with any qualifying capital raising transactions consummated following the date of the Merger Agreement through and including the day that is 30 days following the Closing) (“Delivered Capital Amount”) is less than $592,000,000:

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additional Post-Combination Company Ordinary A1 Shares and ordinary A2 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A2 Shares”), each in a number equal to 6.25% of the shortfall of the Delivered Capital Amount from $592,000,000 divided by $10.00; and

•
ordinary A3 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A3 Shares”, and together with the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Ordinary A2 Shares, the “Post-Combination Company Ordinary Shares”), equal to (i) 15,000,000 if the Delivered Capital Amount is less than $592,000,000 and (ii) 15,000,000 minus a number of shares (rounded down to the nearest whole share) equal to the shortfall of the Delivered Capital Amount from $592,000,000 divided by $10.00, as may be adjusted pursuant the Sponsor Agreement .

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an aggregate of 15,000,000 class C-2 shares in the Post-Combination Company (“Post-Combination Company Class C-2 Shares” and such consideration, the “Closing Seller Class C-2 Consideration”), each exercisable for Post-Combination Company Ordinary A1 Shares and subject to substantially the same terms applicable to the existing private placement warrants of Churchill.

The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A2 Shares will be entitled to vote such shares, and will be entitled to receive dividends and other distributions with respect to such shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such Post-Combination Company Ordinary A2 Shares (and will be forfeited if they do not vest).
The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A3 Shares will be entitled to vote such shares, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.
In connection with the Founder Equity Retirement and Founder Equity Contribution:
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the Sponsor will forfeit to Churchill for no consideration (i) 15,000,000 Founder Shares, which amount may be increased or decreased based upon the amount by which the Delivered Capital Amount is less than $592,000,000 and in accordance with the Sponsor Agreement (“Retirement Founder Shares”) and (ii) 18,600,000 Churchill Private Placement Warrants;

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BermudaCo will issue to the Sponsor an aggregate number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered prior to the Closing;

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BermudaCo will create additional authorized share capital (or an agreed upon similar construct) equivalent to, or otherwise issue, additional BermudaCo Redeemable Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered from and after the Closing;

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concurrently with the Founder Share Contribution, the Sponsor will subscribe for, and PubCo will issue to the Sponsor, a number of Post-Combination Company B Shares equal in number to the number of BermudaCo Redeemable Shares issued or to be issued to the Sponsor pursuant to the immediately preceding bullet points, at a subscription price of $0.000001 per Post-Combination Company B Share (such aggregate amount, the “B Share Subscription Amount” and such subscription, the “B Share Subscription”);

Pursuant to the Merger Agreement, the parties to the Merger Agreement agreed to work in good faith to have a new credit facility in place prior to Closing. On January 19, 2024, CorpAcq entered into the 2024 Facilities to refinance the previous Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and the remaining available proceeds are expected to be used to support future acquisitions. The 2024 Facilities include a £200.0 million committed term loan facility and a £100.0 million committed acquisition facility. Up to $128.6 million of the 2024 Facilities (minus any portion of such amount that is actually utilized by CorpAcq to consummate an acquisition that has been previously approved or otherwise consented to by Churchill prior to Closing) will be deemed to constitute part of (1) the Delivered Capital Amount and (2) qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq or its subsidiaries in the determination of Closing Seller Cash Consideration and the Minimum Cash Condition (as described below). Other than such refinancing, there are currently no other planned capital raising transactions. As a result, other than funds in the Trust Account (net of any Churchill Stockholder Redemptions) and up to $128.6 million of the 2024 Facilities, there are currently no additional cash or cash equivalents anticipated to be delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries that would impact the calculation of Closing Seller Cash Consideration, the Closing Seller Share Consideration, the Earnout Shares, the Retirement Founder Shares or BermudaCo Redeemable Shares.
The Exchangeable Units to be received by the Sponsor in connection with the Business Combination consist of a Series B-1 share of BermudaCo together with a Post-Combination Company B Share, a Series B-2 share of BermudaCo together with a Post-Combination Company B Share and a Series B-3 share of BermudaCo together with a Post-Combination Company B Share. For additional detail on the Sponsor’s Exchangeable Units, see “The Business Combination — Impact of the Business Combination on Public Float” and “The Related Agreements.”
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At the Effective Time and by virtue of the Merger, and without any further action on the part of any party or the holders of any securities of Churchill:

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each share of Churchill Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than such shares for which redemption rights have been exercised, that are held in treasury or that are owned by the CorpAcq Parties) will be exchanged for, and the holders of such Churchill Class A Common Stock shall be entitled to receive one Post-Combination Company Ordinary A1 Share (such consideration, the “Churchill Class A Stockholder Consideration”);

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in the event that the proposal (the “Warrant Amendment Proposal”) to approve an amendment to the existing warrant agreement that governs all of Churchill’s outstanding warrants (as amended, the “Existing Warrant Agreement”) is approved and an independent valuation report pursuant to section 593 of the UK Companies Act 2006 (confirming that the non-cash consideration to be received by PubCo for the issuance of Post-Combination Company Class C Shares (as defined below) ( such valuation report, the “Valuation Report”) is not less than the amount to be treated as having been paid up on the Post-Combination Company Class C Shares) is obtained prior to the Effective Time:

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each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one class C-1 share in the Post-Combination Company (a “Post-Combination Company Class C-1 Share,” and together with the Post-Combination Company Class C-2 Shares, the “Post-Combination Company Class C Shares”); and

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each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-2 Share;

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in the event that either the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time:

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each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one warrant of the Post-Combination Company entitling the holder thereof to acquire Post-Combination Company Ordinary A1 Shares on terms substantially similar to the terms of the Churchill Public Warrants (“Post-Combination Company Public Warrants”); and

x

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each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one warrant of the Post-Combination Company entitling the holder thereof to acquire Post-Combination Company Ordinary A1 Shares on terms substantially similar to the terms of the Churchill Private Placement Warrants (such warrants, the “Post-Combination Company Private Placement Warrants”).

At the Stockholder Special Meeting, Churchill stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal” or “Stockholder Proposal No. 1”) to adopt the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2, and approve the Business Combination, (ii) separate proposals with respect to certain governance provisions in the proposed Articles of Association of the Post-Combination Company (including the ability for the Post-Combination Company to issue new shares, the Post-Combination Company Board composition and the rotation and removal of directors, to eliminate the ability of Post-Combination Company shareholders to vote by written consent, arrangements for Post-Combination Company shareholder meetings, the authorization of directors’ conflicts of interests, and the exclusive forum for the resolution of disputes), a form of which is attached hereto as Annex C, which will become the Post-Combination Company’s articles of association (“Post-Combination Articles”) in connection with the Closing, and which are being separately presented in accordance with SEC requirements and which will be voted on a non-binding advisory basis (the “Governance Proposals” or “Stockholder Proposal No. 2”) and (iii) a proposal to approve the adjournment of the Stockholder Special Meeting (the “Adjournment Proposal” or “Stockholder Proposal No. 3,” and, together with Stockholder Proposal No. 1 and Stockholder Proposal No. 2, the “Stockholder Proposals”) to a later date or dates, if necessary, (x) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill stockholders and for such supplement or amendment to be promptly disseminated to the Churchill stockholders prior to the Stockholder Special Meeting; (y) if, as of the time for which the Stockholder Special Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient shares of Churchill Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholder Special Meeting; or (z) in order to solicit additional proxies from the Churchill stockholders for purposes of obtaining approval of the Business Combination Proposal.
At the Warrant Holder Meeting, holders of public warrants of Churchill (“Churchill Public Warrants”) will be asked to consider and vote upon a proposal to (a) approve an amendment (such amendment, the “Class C Warrant Amendment”) to the Existing Warrant Agreement (attached to this proxy statement/prospectus as Annex F), a form of which Class C Warrant Amendment is attached to this proxy statement/prospectus as Annex G and such proposal, the “Warrant Amendment Proposal” or “Warrant Holder Proposal No. 1”) and (ii) a proposal to approve the adjournment of the Warrant Holder Meeting (the “Warrant Holder Adjournment Proposal” or “Warrant Holder Proposal No. 2,” and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”) to a later date or dates, if necessary, (x) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill warrant holders and for such supplement or amendment to be promptly disseminated to the Churchill warrant holders prior to the Warrant Holder Meeting; (y) if, as of the time for which the Warrant Holder Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient Churchill Public Warrants represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Warrant Holder Meeting; or (z) in order to solicit additional proxies from the Churchill warrant holders for purposes of obtaining approval of the Warrant Amendment Proposal.
Each of these proposals is more fully described in this proxy statement/prospectus, which each Churchill stockholder and/or warrant holder is encouraged to read carefully.
Churchill Class A Common Stock, Churchill Public Units and Churchill Public Warrants are currently listed on the Nasdaq Global Market under the symbols “CVII,” “CVIIU” and “CVIIW,” respectively. PubCo has applied to list the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time) on the Nasdaq

Global Market under the symbols “CPGRA” and “CPGRB,” respectively (or “CPGRW” if the Post-Combination Company Warrants are listed), upon the Closing. PubCo cannot assure you that either the Post-Combination Company Ordinary A1 Shares or the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time) will be approved for listing or remain listed on the Nasdaq Global Market.
Pursuant to Churchill’s amended and restated certificate of incorporation dated February 12, 2021, as amended on May 16, 2023 and February 9, 2024 (the “Churchill Charter”), a holder of shares of Churchill Class A Common Stock sold in Churchill’s initial public offering (the “Churchill IPO”) (whether they were purchased in the Churchill IPO or thereafter in the open market) may demand that Churchill redeem such shares for cash if the Business Combination is consummated (“Redemption Rights”). Holders of Churchill Class A Common Stock will be entitled to receive cash for these shares only if they demand that Churchill redeem their Churchill Class A Common Stock for cash no later than the second business day prior to the vote on the Business Combination Proposal by delivering their stock to Churchill’s transfer agent prior to the vote at the Stockholder Special Meeting. If the Business Combination is not completed, the Churchill Class A Common Stock will not be redeemed. If a holder of Churchill Class A Common Stock properly exercises their Redemption Rights and the Business Combination is consummated, Churchill will redeem such shares for cash in an amount equal to their pro rata portion of the funds in the Trust Account holding the proceeds from Churchill’s IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination.
Churchill is providing the Churchill stockholders with the opportunity to redeem, upon the Closing, shares of Churchill Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account that holds the proceeds of the Churchill IPO (including interest not previously released to Churchill to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $1,000,000, using funds released to Churchill from the Trust Account (“Working Capital Withdrawals”) and/or to pay its franchise and income taxes). The per-share amount Churchill will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling approximately $17.9 million (after taking into account amounts waived by underwriters of the Churchill IPO as of the date hereof) that Churchill will pay to the underwriters of the Churchill IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $605.2 million as of February 9, 2024, the estimated per share redemption price would have been approximately $10.61. Churchill Public Stockholders may elect to redeem their shares even if they vote for the Business Combination. A Churchill Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Churchill Class A Common Stock included in the Churchill Public Units sold in Churchill IPO. This is referred to as the “15% threshold.” In addition, in no event will Churchill redeem shares of Churchill Class A Common Stock in an amount that would result in Churchill’s failure to have net tangible assets equaling or exceeding $5,000,001. Other than the foregoing, Churchill has no additional specified maximum redemption thresholds under the Churchill Charter. Each redemption of shares of Churchill Class A Common Stock by Churchill Public Stockholders will reduce the amount in the Trust Account.
The Merger Agreement provides that the obligations of the CorpAcq Parties to consummate the Closing is conditioned on (i) all available cash and cash equivalents of Churchill, including all amounts in the Trust Account (net of Churchill Stockholder Redemptions) and any qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries as of the Closing including in connection with certain types of qualifying capital raising transactions minus (ii) the transaction expenses set forth in the Merger Agreement being no less than $350,000,000 (the “Minimum Cash Condition”). This condition to Closing is for the benefit of the CorpAcq Parties and may be waived by such parties. If, as a result of redemptions of Churchill Class A Common Stock by Churchill Public Stockholders, this condition is not met (or waived), then the CorpAcq Parties may elect not to consummate the Business Combination. Holders of outstanding Churchill Public Warrants do not have redemption rights in connection with the Business Combination.

The Churchill Initial Stockholders have agreed to waive their redemption rights with respect to their shares of Churchill Class A Common Stock (if any) in connection with the consummation of the Business Combination, and Churchill Class B Common Stock held by the Churchill Initial Stockholders will be excluded from the pro rata calculation used to determine the per-share redemption price. The Churchill Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination. Currently, the Sponsor owns approximately 37.7% of the issued and outstanding shares of Churchill Common Stock, including all outstanding shares of Churchill Class B Common Stock. Pursuant to the Sponsor Agreement, the Churchill Initial Stockholders have agreed to vote any of such Insider’s shares of Churchill Common Stock (other than those acquired in purchases of Churchill Common Stock in the open market (“Open Market Purchases”), if any) (i) in favor of the transactions that will be undertaken in connection with the Business Combination and all other Stockholder Proposals and (ii) against certain other matters.
On February 8, 2024, Churchill stockholders approved an amendment to the Churchill Charter to extend the date by which Churchill must consummate an initial business combination from February 17, 2024 to August 17, 2024 (or such earlier date as determined by the Churchill Board) (such amendment, the “Extension”) at a special meeting of Churchill stockholders (the “Extension Special Meeting”). The purpose of the Extension is to allow Churchill additional time to complete the transactions contemplated by the Merger Agreement, the Sponsor Agreement and the other transaction agreements (the “Business Combination”). In connection with the Extension Special Meeting, Churchill stockholders approved an amendment to the Churchill Charter to provide for the right of holders of Founder Shares to convert some or all of his, her or its Founder Shares into shares of Churchill Class A Common Stock on a one-to-one basis at any time at the election of the holder (such amendment, the “Founder Share Amendment”). On February 9, 2024, Churchill filed the amendment to the Churchill Charter providing for the Extension and the Founder Share Amendment with the Secretary of State of the State of Delaware. The Sponsor has not currently elected to convert any of its Founder Shares into Churchill Class A Common Stock. However, the Sponsor has informed Churchill that it may convert some or all of its Founder Shares into Churchill Class A Common Stock prior to the consummation of the Business Combination, subject to any required consent from CorpAcq.
Churchill is providing the accompanying proxy statement/prospectus and accompanying Churchill stockholder proxy card to its stockholders, and Churchill warrant holder proxy card to its holders of Churchill Public Warrants, in connection with the solicitation of proxies to be voted at the Stockholder Special Meeting and the Warrant Holder Meeting (including following any adjournments or postponements thereof, respectively). Information about the Stockholder Special Meeting, the Warrant Holder Meeting, the Business Combination and other related business to be considered by Churchill stockholders and warrant holders at the Stockholder Special Meeting and the Warrant Holder Meeting, respectively, is included in this proxy statement/prospectus. Whether or not you plan to attend the Stockholder Special Meeting and/or the Warrant Holder Meeting via the virtual meeting websites, Churchill urges all Churchill stockholders and warrant holders to read this proxy statement/prospectus, including the annexes and the accompanying financial statements of Churchill and CorpAcq Holdings Limited carefully and in their entirety. In particular, Churchill urges you to read carefully the section titled “Risk Factors” beginning on page 72 of this proxy statement/prospectus.
After careful consideration, the Churchill Board has unanimously (of those who voted) approved the Merger Agreement and the transactions contemplated therein, and unanimously recommends that the Churchill stockholders vote “FOR” the approval of the Business Combination Proposal and “FOR” all other proposals presented to Churchill stockholders in the accompanying proxy statement/prospectus.
Further, the Churchill Board has unanimously (of those who voted) approved the Warrant Amendment and the transactions contemplated therein, and unanimously recommends that the Churchill Public Warrant holders vote “FOR” the approval of the Warrant Amendment Proposal and “FOR” all other proposals present to Churchill Public Warrant holders in the accompanying proxy statement/prospectus.
When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that Churchill’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section titled “The Business Combination — Interests of

Certain Persons in the Business Combination — Interests of the Churchill Initial Stockholders and Churchill’s Directors and Officers” for additional information.
Approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Churchill Common Stock entitled to vote thereon at the Stockholder Special Meeting. Approval of each of the Governance Proposals and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Churchill Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting.
Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of outstanding Churchill Public Warrants. Approval of the Warrant Holder Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Churchill Public Warrant holders present or represented by proxy and entitled to vote at the Warrant Holder Meeting.
Your vote is very important. Whether or not you plan to attend the Stockholder Special Meeting and/or the Warrant Holder Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your Churchill Common Stock and/or Churchill Public Warrants are represented at the Stockholder Special Meeting and Warrant Holder Meeting. If you hold your Churchill Common Stock and/or Churchill Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Churchill Common Stock and/or Churchill Public Warrants are represented and voted at the Stockholder Special Meeting and/or Warrant Holder Meeting. The Business Combination will be consummated only if, and the Closing is conditioned upon, the approval of the Business Combination Proposal. If Churchill fails to obtain the requisite stockholder approval for the Business Combination Proposal, Churchill will not satisfy the conditions to Closing and may be prevented from consummating the Business Combination. The Warrant Amendment Proposal is conditioned on the approval of the Business Combination Proposal, but the Business Combination Proposal is not conditioned on the Warrant Amendment Proposal. Accordingly, the Business Combination can be consummated even if the Warrant Amendment Proposal is not approved. The Governance Proposals, the Adjournment Proposal and the Warrant Holder Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your Churchill stockholder proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Stockholder Special Meeting. If you fail to return your Churchill stockholder proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Stockholder Special Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Stockholder Special Meeting. If you are a stockholder of record and you attend the Stockholder Special Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.
If you sign, date and return your Churchill warrant holder proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Warrant Holder Meeting. If you fail to return your Churchill warrant holder proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Warrant Holder Meeting in person via the virtual meeting platform, the effect will be that your warrants will not be counted for purposes of determining whether a quorum is present at the Warrant Holder Meeting. If you are a warrant holder of record and you attend the Warrant Holder Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT CHURCHILL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, IDENTIFY TO CHURCHILL THE BENEFICIAL HOLDER OF THE SHARES BEING REDEEMED AND TENDER YOUR SHARES TO CHURCHILL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S ATOP (AUTOMATED TENDER OFFER PROGRAM) SYSTEM. IF THE

BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of the Churchill Board, I would like to thank you for your support of Churchill Capital Corp VII and look forward to a successful consummation of the Business Combination.
Sincerely,
Michael Klein
Chief Executive Officer, President and
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This is not a prospectus made under the EU Prospectus Regulation or the UK Prospectus Regulation.
Investing in PubCo’s securities involves a high degree of risk. See “Risk Factors” beginning on page 72 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in PubCo’s securities.
This proxy statement/prospectus is dated [•], 2024, and is expected to be first mailed or otherwise delivered to Churchill stockholders and Churchill warrant holders on or about [•], 2024.

CHURCHILL CAPITAL CORP VII
NOTICE OF STOCKHOLDER SPECIAL MEETING
TO BE HELD ON [•], 2024
TO THE STOCKHOLDERS OF CHURCHILL CAPITAL CORP VII:
NOTICE IS HEREBY GIVEN that a special meeting (the “Stockholder Special Meeting”) of the stockholders of Churchill Capital Corp VII, a Delaware corporation (“Churchill”), which will be held via live webcast at www.cstproxy.com/churchillcapitalvii/sm2024, on [•], 2024 at [•]. You will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Stockholder Special Meeting by means of remote communication. You are cordially invited to attend the Stockholder Special Meeting to conduct the following items of business:
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Business Combination Proposal — To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated August 1, 2023 (as amended on December 26, 2023 and as it may be further amended from time to time, the “Merger Agreement”), by and among Churchill, Polaris Pubco Plc (now known as CorpAcq Group Plc), a public limited company incorporated under the laws of England and Wales (“PubCo”), NorthSky Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (together with its subsidiaries, “CorpAcq”), Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly owned subsidiary of PubCo (“BermudaCo,” and together with CorpAcq, PubCo and Merger Sub, the “CorpAcq Parties”) and the shareholders of CorpAcq set forth on the signature pages thereto or signatory to a joinder thereto (the “Sellers”), a copy of which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, and approve, among other things the transactions contemplated by the Merger Agreement, that certain amended and restated sponsor agreement dated August 1, 2023 (as it may be amended from time to time, the “Sponsor Agreement”) and the other transaction documents contemplated thereby (such transactions, the “Business Combination” and such proposal the “Business Combination Proposal”) (Stockholder Proposal No. 1);

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Governance Proposal — To consider and act upon, on a non-binding advisory basis, separate proposals with respect to certain governance provisions (including the ability for the Post-Combination Company to issue new shares, the Post-Combination Company Board composition and the rotation and removal of directors, to eliminate the ability of Post-Combination Company shareholders to vote by written consent, arrangements for Post-Combination Company shareholder meetings, the authorization of directors’ conflicts of interests, and the exclusive forum for the resolution of disputes) in the proposed articles of association of the Post-Combination Company, a form of which is attached hereto as Annex C, which will become the Post-Combination Company’s articles of association following the consummation of the Business Combination, in accordance with the United States Securities and Exchange Commission requirements (the “Governance Proposal”) (Stockholder Proposal No. 2); and

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Adjournment Proposal — To consider and vote upon a proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill stockholders and for such supplement or amendment to be promptly disseminated to the Churchill stockholders prior to the Stockholder Special Meeting; (ii) if, as of the time for which the Stockholder Special Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient shares of Churchill Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholder Special Meeting; or (iii) in order to solicit additional proxies from the Churchill stockholders for purposes of obtaining approval of the Business Combination Proposal (the “Adjournment Proposal”).

The record date for the Stockholder Special Meeting is [•]. Only stockholders of record at the close of business on that date may vote at the Stockholder Special Meeting or any adjournment thereof. A complete list of Churchill stockholders of record entitled to vote at the Stockholder Special Meeting will be available for ten days before the Stockholder Special Meeting at Churchill’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Stockholder Special Meeting.
After careful consideration, the Churchill Board has unanimously (of those who voted) determined that the Business Combination Proposal, the Governance Proposals and, if necessary, the Adjournment Proposal are fair to, and in the best interests of, Churchill and its stockholders and unanimously (of those who voted) recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the “FOR” the Governance Proposals, and, if presented, “FOR” the Adjournment Proposal. When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that Churchill’s directors and officers, as well as Churchill Sponsor VII LLC (the “Sponsor”), have interests in the Business Combination that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section titled “The Business Combination — Interests of Certain Churchill Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to Churchill stockholders that they vote in favor of the proposals presented at the Stockholder Special Meeting.
In connection with the Business Combination, and pursuant to the Merger Agreement and the Sponsor Agreement, and subject to the terms and conditions contained therein:
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PubCo will acquire 100% of the outstanding equity interests in CorpAcq from the shareholders of CorpAcq through: (i) the sell and transfer of the Sellers’ ordinary shares of £0.001 each in the capital of CorpAcq (“CorpAcq Ordinary Shares”) to PubCo (the “CorpAcq Sale”) and, if necessary, (ii) the transfer of any remaining CorpAcq Ordinary Shares held by CorpAcq shareholders that are not Sellers (the “Drag Sellers”) pursuant to the articles of association of CorpAcq (such articles, the “CorpAcq Articles” and such transfer, the “Drag Along Sale”). See “The Merger Agreement — CorpAcq Sale” and “The Merger Agreement — Drag Along Sale”;

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the Sponsor will forfeit to Churchill for no consideration, certain of its shares of Class B common stock of Churchill, par value $0.0001 per share (“Churchill Class B Common Stock” or “Founder Shares”) and certain of its Churchill warrants, each exercisable at an exercise price of $11.50 for one share of Churchill Class A Common Stock (“Churchill Private Placement Warrants”), upon which such Founder Shares and Churchill Private Placement Warrants shall be retired, canceled and no longer outstanding (the “Founder Equity Retirement”); and the Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo (the “Founder Share Contribution”);

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Merger Sub will merge with and into Churchill (the “Merger” and the effective time of the Merger, the “Effective Time”), pursuant to which the separate corporate existence of Merger Sub will cease and Churchill will become a subsidiary of PubCo (the “Surviving Corporation”); and

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CorpAcq will redeem in full the outstanding preferred shares of £1.00 each in the capital of CorpAcq (the “CorpAcq Preferred Shares”) in accordance with the CorpAcq Articles (the “CorpAcq Preferred Redemption”).

The Business Combination is described in further detail under “The Merger Agreement.”
Following the closing of the Business Combination (the “Closing”), PubCo (PubCo from and after the Closing, the “Post-Combination Company”) will be organized in an “Up-C” structure in which the business of CorpAcq and its subsidiaries and the Surviving Corporation will be held directly or indirectly by BermudaCo. CorpAcq shareholders and holders of shares of Class A common stock, par value $0.0001 per share, of Churchill (“Churchill Class A Common Stock”) will hold voting, economic ordinary A1 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A1 Shares”), while the Sponsor will hold voting, non-economic class B shares, par value $0.000001 of the Post-Combination Company (“Post-Combination Company B Shares”). The Post-Combination Company will own all of the voting economic Class A shares of BermudaCo and the Sponsor will own all of the non-voting economic Series B-1, Series B-2 and Series B-3 shares of BermudaCo (together, the “BermudaCo Redeemable Shares”

each such BermudaCo Redeemable Share together with a Post-Combination Company B Share, an “Exchangeable Unit”). Pursuant to the Bye-laws of BermudaCo (the “BermudaCo Bye-laws”) and an agreement to be entered into by BermudaCo and PubCo at the Closing, the holder of BermudaCo Redeemable Shares will be entitled to cause BermudaCo to exchange such BermudaCo Redeemable Shares for, at the option of BermudaCo, cash or Post-Combination Company Ordinary A1 Shares.
In connection with the Closing, the CorpAcq shareholders will receive their pro rata portion of:
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an aggregate amount of cash (“Closing Seller Cash Consideration”), expected to be no greater than $256,000,000, calculated as:

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all available cash and cash equivalents of Churchill, including all amounts in the Trust Account (net of Churchill stockholder redemptions in connection with the Stockholder Special Meeting (“Churchill Stockholder Redemptions”)) and any qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries as of the Closing including in connection with certain types of qualifying capital raising transactions; minus

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the aggregate amount of the Transaction Expenses (as defined in the Merger Agreement); minus

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any amounts necessary to implement the CorpAcq Preferred Redemption (the “CorpAcq Preferred Redemption Amount”); minus

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an amount equal to $128,600,000 minus cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in capital raising transactions with any holders of shares of CorpAcq, or any affiliate thereof, if any (which amount will be delivered to the Post-Combination Company for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives); minus

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99.99% of the amount by which the aggregate amounts of the preceding four bullet points exceeds $257,200,000 (or such lesser amount as indicated by CorpAcq in its sole discretion).

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Post-Combination Company Ordinary A1 Shares (the “Closing Seller Share Consideration”) and Post- Combination Company Ordinary A2 Shares and Post-Combination Company Ordinary A3 Shares (collectively, the “Earnout Shares”) as follows:

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an aggregate number of Post-Combination Company Ordinary A1 Shares, to be calculated based on a CorpAcq equity value of $803,822,000 minus the Closing Seller Cash Consideration and divided by $10.00;

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in the event cash and cash equivalents delivered by Churchill (including amounts in the Trust Account and certain amounts delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in connection with any qualifying capital raising transactions consummated following the date of the Merger Agreement through and including the day that is 30 days following the Closing) (“Delivered Capital Amount”) is less than $592,000,000:

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additional Post-Combination Company Ordinary A1 Shares and ordinary A2 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A2 Shares”), each in a number equal to 6.25% of the shortfall of the Delivered Capital Amount from $592,000,000 divided by $10.00; and

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ordinary A3 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A3 Shares”, and together with the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Ordinary A2 Shares, the “Post-Combination Company Ordinary Shares”), equal to (i) 15,000,000 if the Delivered Capital Amount is less than $592,000,000 and (ii) 15,000,000 minus a number of shares (rounded down to the nearest whole share) equal to the shortfall of the Delivered Capital Amount from $592,000,000 divided by $10.00, as may be adjusted pursuant the Sponsor Agreement.

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an aggregate of 15,000,000 class C-2 shares in the Post-Combination Company (“Post-Combination Company Class C-2 Shares” and such consideration, the “Closing Seller Class C-2 Consideration”), each exercisable for Post-Combination Company Ordinary A1 Shares and subject to substantially the same terms applicable to the existing private placement warrants of Churchill.

The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A2 Shares will be entitled to vote such shares, and will be entitled to receive dividends and other distributions with respect to such shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such Post-Combination Company Ordinary A2 Shares (and will be forfeited if they do not vest).
The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A3 Shares will be entitled to vote such shares, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.
In connection with the Founder Equity Retirement and Founder Equity Contribution:
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the Sponsor will forfeit to Churchill for no consideration (i) 15,000,000 Founder Shares, which amount may be increased or decreased based upon the amount by which the Delivered Capital Amount is less than $592,000,000 and in accordance with the Sponsor Agreement (“Retirement Founder Shares”) and (ii) 18,600,000 Churchill Private Placement Warrants;

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BermudaCo will issue to the Sponsor an aggregate number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered prior to the Closing;

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BermudaCo will create additional authorized share capital (or an agreed upon similar construct) equivalent to, or otherwise issue, additional BermudaCo Redeemable Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered from and after the Closing;

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concurrently with the Founder Share Contribution, the Sponsor will subscribe for, and PubCo will issue to the Sponsor, a number of Post-Combination Company B Shares equal in number to the number of BermudaCo Redeemable Shares issued or to be issued to the Sponsor pursuant to the immediately preceding bullet points, at a subscription price of $0.000001 per Post-Combination Company B Share (such aggregate amount, the “B Share Subscription Amount” and such subscription, the “B Share Subscription”);

Pursuant to the Merger Agreement, the parties to the Merger Agreement agreed to work in good faith to have a new credit facility in place prior to Closing. On January 19, 2024, CorpAcq entered into the 2024 Facilities to refinance the previous Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and the remaining available proceeds are expected to be used to support future acquisitions. The 2024 Facilities include a £200.0 million committed term loan facility and a £100.0 million committed acquisition facility. Up to $128.6 million of the 2024 Facilities (minus any portion of such amount that is actually utilized by CorpAcq to consummate an acquisition that has been previously approved or otherwise consented to by Churchill prior to Closing) will be deemed to constitute part of (1) the Delivered Capital Amount and (2) qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq or its subsidiaries in the determination of Closing Seller Cash Consideration and the Minimum Cash Condition (as described in the accompanying proxy statement/prospectus). Other than such refinancing, there are currently no other planned capital raising transactions. As a result, other than funds in the Trust Account (net of any Churchill Stockholder Redemptions) and up to $128.6 million of the 2024 Facilities, there are currently no additional cash or cash equivalents anticipated to be delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries that would impact the calculation of Closing Seller

Cash Consideration, the Closing Seller Share Consideration, the Earnout Shares, the Retirement Founder Shares or BermudaCo Redeemable Shares.
The Exchangeable Units to be received by the Sponsor in connection with the Business Combination consist of a Series B-1 share of BermudaCo together with a Post-Combination Company B Share, a Series B-2 share of BermudaCo together with a Post-Combination Company B Share and a Series B-3 share of BermudaCo together with a Post-Combination Company B Share. For additional detail on the Sponsor’s Exchangeable Units, see “The Business Combination — Impact of the Business Combination on Public Float” and “The Related Agreements.”
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At the Effective Time and by virtue of the Merger, and without any further action on the part of any party or the holders of any securities of Churchill:

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each share of Churchill Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than such shares for which redemption rights have been exercised, that are held in treasury or that are owned by the CorpAcq Parties) will be exchanged for, and the holders of such Churchill Class A Common Stock shall be entitled to receive one Post-Combination Company Ordinary A1 Share (such consideration, the “Churchill Class A Stockholder Consideration”);

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in the event that the proposal (the “Warrant Amendment Proposal”) to approve an amendment to the existing warrant agreement that governs all of Churchill’s outstanding warrants (as amended, the “Existing Warrant Agreement”) is approved and an independent valuation report pursuant to section 593 of the UK Companies Act 2006 (confirming that the non-cash consideration to be received by PubCo for the issuance of Post-Combination Company Class C Shares (as defined below) (such valuation report, the “Valuation Report”) is not less than the amount to be treated as having been paid up on the Post-Combination Company Class C Shares) is obtained prior to the Effective Time:

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each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one class C-1 share in the Post-Combination Company (a “Post-Combination Company Class C-1 Share,” and together with the Post-Combination Company Class C-2 Shares, the “Post-Combination Company Class C Shares”); and

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each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-2 Share;

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in the event that either the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time:

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each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one warrant of the Post-Combination Company entitling the holder thereof to acquire Post-Combination Company Ordinary A1 Shares on terms substantially similar to the terms of the Churchill Public Warrants (“Post-Combination Company Public Warrants”); and

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each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one warrant of the Post-Combination Company entitling the holder thereof to acquire Post-Combination Company Ordinary A1 Shares on terms substantially similar to the terms of the Churchill Private Placement Warrants (such warrants, the “Post-Combination Company Private Placement Warrants”).

All Churchill stockholders are cordially invited to attend the Stockholder Special Meeting and Churchill is providing this proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the Stockholder Special Meeting (or any adjournment or postponement thereof). To ensure your representation at the Stockholder Special Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares of Churchill Class A Common

Stock are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Stockholder Special Meeting and vote, obtain a proxy card from your broker or bank.
Your vote is important regardless of the number of shares of Churchill Class A Common Stock you own. Whether you plan to attend the Stockholder Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares of Churchill Class A Common Stock are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
The Churchill Board unanimously (of those who voted) recommends that you vote “FOR” each of these proposals.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
Michael Klein
Chief Executive Officer, President and
Chairman of the Board of Directors
New York, NY
[•], 2024

CHURCHILL CAPITAL CORP VII
NOTICE OF WARRANT HOLDER MEETING
TO BE HELD ON [•], 2024
TO THE PUBLIC WARRANT HOLDERS OF CHURCHILL CAPITAL CORP VII:
NOTICE IS HEREBY GIVEN that a meeting (the “Warrant Holder Meeting”) of the public warrant holders of Churchill Capital Corp VII, a Delaware corporation (“Churchill”), which will be held via live webcast at www.cstproxy.com/churchillcapitalvii/whm2024, on [•], 2024 at 10:30 am EST. You will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Warrant Holder Meeting by means of remote communication. You are cordially invited to attend the Warrant Holder Meeting to conduct the following items of business:
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Warrant Amendment Proposal — To consider and vote upon a proposal to approve an amendment to existing warrant agreement that governs all of Churchill’s outstanding warrants, between Churchill and Continental Stock Transfer & Trust Company (as amended, the “Existing Warrant Agreement” (such Existing Warrant Agreement is attached to this proxy/statement as Annex F)), a form of which amendment is attached to this proxy statement/prospectus as Annex G (such amendment, the “Class C Warrant Amendment”), to provide (i) each public warrant of Churchill (“Churchill Public Warrants”) that is outstanding immediately prior to the Effective Time, shall be automatically canceled and extinguished in exchange for one class C-1 share in the Post-Combination Company (“Post-Combination Company Class C-1 Share”) and (ii) each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished in exchange for one class C-2 share in the Post-Combination Company (“Post-Combination Company Class C-2 Share”, such amendment, the “Class C Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”) (Warrant Holder Proposal No. 1); and

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Warrant Holder Adjournment Proposal — To consider and act upon a proposal to approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill warrant holders and for such supplement or amendment to be promptly disseminated to the Churchill warrant holders prior to the Warrant Holder Meeting; (ii) if, as of the time for which the Warrant Holder Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient Churchill Public Warrants represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Warrant Holder Meeting; or (ii) in order to solicit additional proxies from the Churchill warrant holders for purposes of obtaining approval of the Warrant Amendment Proposal (the “Warrant Holder Adjournment Proposal”) (Warrant Holder Proposal No. 2).

The above matters are more fully described in this proxy statement/prospectus, which includes, as Annex A, a copy of the Merger Agreement and as Annex G, a form of the Class C Warrant Amendment. Churchill urges you to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of Churchill and CorpAcq Holdings Limited.
The record date for the Warrant Holder Meeting is [•]. Only holders of Churchill Public Warrants of record at the close of business on that date may vote at the Warrant Holder Meeting or any adjournment thereof.
Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of outstanding Churchill Public Warrants. The Warrant Amendment will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the Churchill Public Warrant holders have approved the Warrant Amendment Proposal.
Approval of the Warrant Holder Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Churchill Public Warrant holders present or represented by proxy and entitled to vote at the Warrant Holder Meeting.

The Churchill Board unanimously (of those who voted) recommends that you vote “FOR” each of these proposals.
Thank you for your participation. The Churchill Board looks forward to your continued support.
By Order of the Board of Directors
Michael Klein
Chief Executive Officer, President and
Chairman of the Board of Directors
New York, NY
[•], 2024

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by PubCo, constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect (a) to the Post-Combination Company Ordinary A1 Shares to be issued to Churchill Public Stockholders if the Business Combination described herein is consummated and (b) the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants, as applicable (and the Post-Combination Company Ordinary A1 Shares underlying such securities) that will be issued to Churchill stockholders if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement/prospectus under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to (i) the Stockholder Special Meeting at which Churchill stockholders will be asked to consider and vote upon the Business Combination Proposal, among other matters, and (ii) the meeting of Churchill Public Warrant holders at which Churchill Public Warrant holders will be asked to consider and vote upon the Warrant Amendment Proposal, among other matters.
This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.
The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any persons in member states of the European Economic Area except (i) to persons who are qualified investors for the purposes of the EU Prospectus Regulation or (ii) in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, and no person in member states of the European Economic Area that is not a qualified investor or otherwise falling within Article 1(4) of the EU Prospectus Regulation may act or rely on this document or any of its contents.
The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any persons in the United Kingdom except (i) to persons who are qualified investors for the purposes of the UK Prospectus Regulation or (ii) in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation, and no person in the United Kingdom that is not a qualified investor or otherwise falling within Article 1(4) of the UK Prospectus Regulation may act or rely on this document or any of its contents.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this proxy statement/prospectus concerning CorpAcq’s industry, including CorpAcq’s general expectations and market position, market opportunity and market share, is based on information obtained from various independent sources and reports, as well as management estimates. While CorpAcq believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. Forecasts and other forward-looking information obtained from third parties are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. In addition, assumptions and estimates of CorpAcq’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “CorpAcq’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.
TRADEMARKS AND SERVICE NAMES
This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to PubCo or PubCo’s affiliates and others that are the property of other organizations. The CorpAcq logo and other trademarks or service marks of CorpAcq appearing in this proxy statement/prospectus are the property of CorpAcq. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that PubCo or its affiliates will not assert its or their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. PubCo does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of PubCo by, these other parties.

FINANCIAL STATEMENT PRESENTATION
Churchill Capital Corp VII
The historical financial statements of Churchill were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are denominated in U.S. Dollars.
CorpAcq Holdings Limited/Pro Forma Financial Statements Presentation
The historical financial statements of CorpAcq have been prepared in accordance with International Financing Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and in its presentation currency of the British pound sterling (“GBP”). The historical financial statements of CorpAcq reflect the legal structure as of the date of the financial statements and does not reflect the contemplated future structure of PubCo. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by CorpAcq and what will be used by PubCo.
PubCo and Churchill have made rounding adjustments to some of the figures included in this proxy statement/prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

ANNEXES

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires in this document:
“Additional Dilution Sources” means the sum of (i) Post-Combination Company Class C-1 Shares or Post-Combination Public Company Warrants (as applicable), (ii) Post-Combination Company Class C-2 Shares and Post-Combination Private Company Warrants (as applicable), and (iii) all Post-Combination Company Ordinary A1 Shares that may be issued under the Equity Plans after they become effective at Closing.
“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.
“Archimedes” means Archimedes Advisor Group LLC, strategic advisor to Churchill and affiliate of Michael Klein and Mark Klein.
“Back to Back Share Issuance Agreement” means the agreement to be entered into by BermudaCo and PubCo at the Closing pursuant to which PubCo agrees to issue to each holder of an Exchangeable Unit subject to an exchange, Post-Combination Company Ordinary A1 Shares as set forth therein.
“BermudaCo” means Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda.
“BermudaCo Series B-1 Shares” means the series B-1 ordinary shares, par value $0.000001 per share of BermudaCo.
“BermudaCo Series B-2 Shares” means the series B-2 ordinary shares, par value $0.000001 per share of BermudaCo.
“BermudaCo Series B-3 Shares” means the series B-3 ordinary shares, par value $0.000001 per share of BermudaCo.
“BermudaCo Bye-laws” means the bye-laws of BermudaCo.
“BermudaCo Redeemable Shares” means those certain BermudaCo Series B-1 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares to be issued to Sponsor.
“Business Combination” means the transactions contemplated by the Merger Agreement, including the Merger, and the other transactions contemplated by the other transaction documents contemplated by the Merger Agreement.
“Capex” means capital expenditures.
“Churchill” means Churchill Capital Corp VII.
“Churchill Board” means the board of directors of Churchill.
“Churchill Charter” means the Amended and Restated Certificate of Incorporation of Churchill, dated February 12, 2021, as amended on May 16, 2023 and February 9, 2024.
“Churchill Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Churchill.
“Churchill Class B Common Stock” or “Founder Shares” means the shares of Class B common stock, par value $0.0001 per share, of Churchill.
“Churchill Common Stock” means the Churchill Class A Common Stock and the Churchill Class B Common Stock.
“Churchill Initial Stockholders” means the Sponsor and the Insiders.
“Churchill IPO” means Churchill’s initial public offering, consummated on February 17, 2021, through the sale of 138,000,000 Churchill Public Units (including 18,000,000 Churchill Public Units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per Churchill Public Unit.

“Churchill IPO Closing Date” means February 17, 2021.
“Churchill Private Placement Warrants” means the warrants held by the Sponsor, each of which is exercisable, at an exercise price of $11.50, for one share of Churchill Class A Common Stock in accordance with its terms.
“Churchill Public Stockholders” means holders of Churchill Class A Common Stock sold in the Churchill IPO, including the Churchill Initial Stockholders to the extent the Churchill Initial Stockholders hold shares of Churchill Class A Common Stock; provided, that the Churchill Initial Stockholders are considered a “Churchill Public Stockholder” only with respect to any shares of Churchill Class A Common Stock held by them.
“Churchill Public Units” means the units consisting of one share of Churchill Class A Common Stock and one-fifth of one Churchill Public Warrant sold in the Churchill IPO.
“Churchill Public Warrants” means the warrants included in the Churchill Public Units issued in the Churchill IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Churchill Class A Common Stock in accordance with its terms.
“Churchill Stockholder Redemptions” means redemptions of the stockholders of Churchill in connection with the Stockholder Special Meeting.
“Churchill Transaction Expenses” means the fees, costs and expenses incurred by or on behalf of Churchill in connection with the preparation, negotiation and execution of the Merger Agreement and the consummation of the Business Combination, the performance and compliance with all transaction agreements and conditions contained therein to be performed or complied with at or before Closing, and the consummation of the Business Combination, whether paid or unpaid prior to Closing and including (i) the fees, costs, expenses and disbursements of outside counsel, accountants, advisors and consultants to Churchill (including its direct and indirect equityholders), (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Churchill, (iii) certain placement fees set forth in the Churchill Disclosure Schedules, (iv) any premiums, fees, disbursements or expenses incurred in connection with any rep and warranty insurance policy and any tail insurance policy for the directors’ and officers’ liability insurance of Churchill, in each case, incurred in connection with the Business Combination, (v) the repayment amount of the Extension Promissory Note, (vi) any deferred underwriting commissions relating to the Churchill IPO, (vii) working capital loans from any Churchill Initial Stockholder to the extent not repaid, in either case, on or before the Closing, and (viii) any excise taxes payable pursuant to Section 4501 of the Code due and payable by Churchill (or the Post-Combination Company pursuant to the terms of the Merger Agreement).
“Churchill Warrants” means, collectively, the Churchill Private Placement Warrants and the Churchill Public Warrants.
“Closing” means the closing of the Business Combination.
“Closing Date” means the date of the Closing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Companies Act” means the U.K. Companies Act 2006.
“Completion Window” means, pursuant to the Churchill Charter, the period following the completion of the Churchill IPO at the end of which, if Churchill has not completed an initial business combination, Churchill will redeem 100% of the Churchill Class A Common Stock at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and less up to $100,000 of such accrued interest to pay dissolution expenses), divided by the number of then outstanding Churchill Class A Common Stock, subject to applicable law. The Completion Window ends on August 17, 2024 (or such earlier date as determined by Churchill’s Board), or any such extended date that may be approved pursuant to an amendment to the Churchill Charter.
“CorpAcq” means CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales, with registered number 13690959, and its subsidiaries.

“CorpAcq Articles” means each of (a) the articles of association of CorpAcq dated July 17, 2023 and which are current and effective as of the date hereof, and (b) the certificate of incorporation of CorpAcq dated October 20, 2021.
“CorpAcq Board” means the board of directors of CorpAcq prior to the Business Combination.
“CorpAcq Class A Ordinary Shares” means the A1 ordinary shares of £0.001 each and the A2 ordinary shares of £0.001 each in the capital of CorpAcq.
“CorpAcq Financial Statements” means (i) the audited consolidated balance sheets of CorpAcq and its subsidiaries as of December 31, 2022 and December 31, 2021, and the related audited consolidated statements of profit or loss, other comprehensive income, financial position, changes in equity, and cash flows of CorpAcq and its subsidiaries for the years then ended, as certified by Marcum, whose opinion thereon is included therewith, together with the notes and schedules thereto and (ii) the unaudited consolidated balance sheets of CorpAcq and its subsidiaries as of June 30, 2023 and the related unaudited consolidated statements of profit or loss, other comprehensive income, financial position, changes in equity, and cash flows of CorpAcq and its subsidiaries for the six months ended June 30, 2023.
“CorpAcq Limited” means the wholly-owned subsidiary of CorpAcq.
“CorpAcq Ordinary Shares” means the CorpAcq Class A Ordinary Shares and the B ordinary shares of £0.001 each, the C ordinary shares of £0.001 each and the D ordinary shares of £0.001 each in the capital of CorpAcq.
“CorpAcq Parties” means, collectively, CorpAcq, PubCo, BermudaCo and Merger Sub.
“CorpAcq Preference Shares” means the preference shares of £1.00 each in the capital of CorpAcq.
“CorpAcq Sale” means the sale and transfer by each Seller, in exchange for such Seller’s pro rata share of the Closing Seller Consideration, of such Seller’s CorpAcq Ordinary Shares to PubCo.
“CorpAcq Shareholders” means, collectively, the shareholders of CorpAcq.
“CorpAcq Transaction Expenses” means the fees, costs and expenses incurred by or on behalf of the CorpAcq Parties (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of the Merger Agreement and the consummation of the Business Combination, the performance and compliance with all transaction agreements and conditions contained therein to be performed or complied with at or before Closing, and the consummation of the Business Combination, whether paid or unpaid prior to Closing and including, (i) the fees, costs, expenses and disbursements of outside counsel, accountants, advisors and consultants to CorpAcq Parties (including its direct and indirect equityholders), (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to CorpAcq, (iii) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of CorpAcq, in each case, incurred in connection with the Business Combination, (iv) any transfer taxes incurred, imposed, attributable to, or otherwise in connection with (A) the CorpAcq Sale, including any transfer taxes imposed or arising in connection with the issuance of securities in consideration for that transaction (and including, for the avoidance of doubt, any transfer taxes imposed or arising in connection with the issuance of depositary receipts in relation to those securities or the entry of such securities to a depositary or clearance service), (B) the issuance or delivery of securities to holders of Churchill Common Stock or Churchill Warrants or (C) the transfer, conversion or exercise of rights under such securities pursuant to, or contemplated by, or required to give effect to the Merger Agreement, (v) any UK corporation tax imposed on the Post-Combination Company pursuant to section 144 of the Taxation of Chargeable Gains Act 1992 in connection with the granting of any Post-Combination Company Warrants issued in connection for the cancellation and extinguishment of Churchill Warrants pursuant to the Merger Agreement the extent accrued as of the Closing, and (vi) any US withholding taxes imposed in connection with the Churchill Stock Repurchase to the extent accrued as of the Closing.
“Court of Chancery” means the Court of Chancery in the State of Delaware.

“Deferred Shares” means shares of the Post-Combination Company, of nominal value $0.000001 each that may be created upon conversion of Post-Combination Company B Shares without any requirement for further authorization.
“DGCL” means the General Corporation Law of the State of Delaware.
“Drag Along” means the requirement of each Minority Shareholder (as defined in the CorpAcq Articles) to take certain actions in connection with and to give effect to the Drag Along Sale and comply with the requirements of article 52 of the CorpAcq Articles.
“Drag Along Sale” means the transfer of the aggregate CorpAcq Ordinary Shares held by each Minority Shareholder (as defined in the CorpAcq Articles) as further contemplated in the Merger Agreement and implemented pursuant to article 52 of the CorpAcq Articles, and which shall result in PubCo, as the Proposed Purchaser (as defined in the CorpAcq Articles), holding 100% of the CorpAcq Ordinary Shares (comprising 100% of the outstanding equity interests in CorpAcq) on closing of such sale.
“Drag Sellers” means any holder of CorpAcq Ordinary Shares who is not a Seller and who is required to transfer such CorpAcq Ordinary Shares to PubCo upon implementation of the Drag Along Sale.
“Duff & Phelps” means Kroll, LLC, operating through its Duff & Phelps Opinion Practice.
“Effective Time” means the effective time of the Merger.
“ESG” means environmental, social, and corporate governance.
“EU” means the European Union.
“EU Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017.
“Equity Plans” means each of the Omnibus Incentive Plan and the Non Employee Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Exchange Date” has the meaning given in the BermudaCo Bye-Laws.
“Exchange Right” means the right of the holder of a Redeemable BermudaCo Share comprising part of an Exchangeable Unit to cause BermudaCo to exchange BermudaCo Redeemable Shares for, at the option of BermudaCo, cash or Exchanged Shares pursuant to the BermudaCo Bye-laws and the Back to Back Share Issuance Agreement.
“Exchangeable Unit” means the BermudaCo Redeemable Shares together with an equal number of Post-Combination Company B Shares.
“Exchanged Shares” means the Post-Combination Company Ordinary A1 Shares issued or issuable upon exercise of the Exchange Rights related thereto.
“Excluded Shares” means each share of (i) Churchill Class A Common Stock for which redemption rights have been exercised in connection with the Stockholder Special Meeting, (ii) Churchill Common Stock (if any), that, at the Effective Time, is held in the treasury of Churchill, and (iii) Churchill Common Stock (if any), that is owned by the CorpAcq Parties (other than the shares of Churchill Class B Common Stock contributed to BermudaCo in the Founder Share Contribution.
“Existing Warrant Agreement” means that certain Warrant Agreement, by and between Churchill and Continental Stock Transfer & Trust Company, as warrant agent, dated as of February 11, 2021, which is attached hereto as Annex F-1 (as may be amended, supplemented or otherwise modified from time to time, including as amended by the Existing Warrant Amendment).
“Existing Warrant Agreement Amendment” means that certain amendment to the Warrant Agreement, dated November 16, 2023, by and between Churchill Capital Corp VII and Continental Stock Transfer & Trust Company, as warrant agent, which is attached hereto as Annex F-2.

“Extension Promissory Note” means that certain non-interest bearing, unsecured promissory note issued by Churchill to Sponsor (as amended from time-to-time) with a principal amount of up to $15,000,000.
“FINRA” means the Financial Industry Regulatory Authority.
“FTC” means the U.S. Federal Trade Commission.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IASB” means International Accounting Standards Board.
“IFRS” means International Financing Reporting Standards.
“Incremental Share Consideration” means (a) if the Delivered Capital Adjustment Amount (as defined in the Sponsor Agreement) is a negative number, a number of Shares (rounded down to the nearest whole share) equal to (i) the absolute value of the Delivered Capital Adjustment Amount, divided by (ii) $10.00, multiplied by 50% or (b) if the Delivered Capital Adjustment Amount is zero or a positive number, zero Shares; provided that no Incremental Share Consideration shall be issued at Closing and, instead, the Sellers shall have the contingent right to receive the Incremental Share Consideration, if any, from the Company within five (5) days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Agreement.
“initial business combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Churchill and one or more businesses.
“Initial Directors” means the directors of PubCo at the time of the adoption of the Post-Combination Articles.
“Initial Shareholder” means the initial shareholder of PubCo named in the Merger Agreement.
“Insiders” means Mr. Michael Klein, Mr. Andrew Frankle, Ms. Bonnie Jonas, Mr. Mark Klein, Mr. Malcolm S. McDermid, Ms. Karen G. Mills, Mr. Stephen Murphy, Mr. Alan M. Schrager and Mr. Jay Taragin.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the U.S. Internal Revenue Service.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Marcum” means Marcum LLP, an independent registered public accounting firm.
“Merger” means the merger between Merger Sub and Churchill, with Churchill surviving and becoming a subsidiary of PubCo.
“Merger Agreement” means that certain the Merger Agreement, dated as of August 1, 2023 (as amended on December 26, 2023 and as it may be further amended from time to time), by and among Churchill, PubCo, CorpAcq, Merger Sub, BermudaCo and the other parties thereto, which is attached hereto as Annex A-1 and Annex A-2.
“Merger Sub” means NorthSky Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo.
“MKA” means M. Klein Associates, Inc., a New York corporation and its affiliates.
“MKC” means M. Klein and Company LLC.
“Morrow” means Morrow Sodali LLC, a proxy solicitor.
“Non Employee Plan” means the CorpAcq Group Plc 2024 Non Employee Equity Incentive Plan, the plan to be adopted by PubCo prior to the Closing, pursuant to which non employees of the Post-Combination Company and its subsidiaries will be granted equity awards, in the form attached to this proxy statement/prospectus as Annex E.

“NYSE” means the New York Stock Exchange.
“Omnibus Incentive Plan” means the CorpAcq Group Plc 2024 Omnibus Incentive Plan, the plan to be adopted by PubCo prior to the Closing, pursuant to which employees of the Post-Combination Company and its subsidiaries will be granted equity and equity-based awards, in the form attached to this proxy statement/prospectus as Annex D.
“Open Market Purchase” means the purchase of shares of Churchill Class A Common Stock in the open market.
“Opinion” means the written fairness opinion of Duff & Phelps delivered on August 1, 2023 to the Churchill Board, attached to this proxy statement/prospectus as Annex L.
“Post-Combination Articles” means the articles of association of the Post-Combination Company, attached hereto as Annex C.
“Post-Combination Company” means PubCo from and after the Closing.
“Post-Combination Company B Shares” means the B shares of PubCo, nominal value $0.000001 per share.
“Post-Combination Company Board” means the board of directors of the Post-Combination Company.
“Post-Combination Company Class C Shares” means Post-Combination Company Class C-1 Shares and Post-Combination Company Class C-2 Shares.
“Post-Combination Company Class C-1 Share” means, assuming the Warrant Amendment Proposal is approved, a class C-1 share of the Post-Combination Company.
“Post-Combination Company Class C-2 Share” means, a class C-2 share of the Post-Combination Company.
“Post-Combination Company Ordinary A1 Shares” means the ordinary A1 shares, par value $0.001 of PubCo.
“Post-Combination Company Ordinary A2 Shares” means the ordinary A2 shares, nominal value $0.001 per share, of the Post-Combination Company.
“Post-Combination Company Ordinary A3 Shares” means the ordinary A3 shares, nominal value $0.001 per share, of the Post-Combination Company.
“Post-Combination Company Ordinary Shares” means collectively, Post-Combination Company Ordinary A1 Shares, Post-Combination Company Ordinary A2 Shares and Post-Combination Company Ordinary A3 Shares.
“Post-Combination Company Participating Ordinary Shares” means (i) Post-Combination Company Ordinary A1 Shares; (ii) Post-Combination Company Ordinary A2 Shares to the extent that a relevant redemption trigger event has occurred but such Post-Combination Company Ordinary A2 Shares have not yet been redeemed pursuant to the Post-Combination Articles; and (iii) Post-Combination Company Ordinary A3 Shares to the extent that a relevant redemption trigger event has occurred but such Post-Combination Company Ordinary A3 Shares have not yet been redeemed pursuant to the Post-Combination Articles.
“Post-Combination Company Public Securities” means Post-Combination Company Ordinary Shares and (i) the Post-Combination Company Class C-1 Shares or (ii) Post-Combination Company Public Warrants (as applicable).
“Post-Combination Company Public Warrant” means, assuming the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, a warrant of the Post-Combination Company Warrant, which is exercisable, at an exercise price of $11.50, for one Post-Combination Company Ordinary A1 Share on terms substantially similar to the Churchill Public Warrants and in accordance with the Warrant Amendment Agreement.

“Post-Combination Company Private Placement Warrants” means, assuming the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, a warrant of the Post-Combination Company Warrant, which is exercisable, at an exercise price of $11.50, for one Post-Combination Company Ordinary A1 Share on terms substantially similar to the Churchill Private Placement Warrants and in accordance with the Warrant Amendment Agreement.
“Post-Combination Company Securities” means Post-Combination Company Ordinary Shares, Post-Combination Company Class C Shares, and Post-Combination Company Warrants (if the Warrant Amendment Proposal is not approved or a Valuation Report is not obtained prior to the Effective Time).
“Post-Combination Company Warrant” means, assuming the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, collectively, the Post-Combination Company Private Placement Warrants and the Post-Combination Company Public Warrants.
“Proposals” means, collectively, the Stockholder Proposals and the Warrant Holder Proposals.
“Proposing Drag Seller” means the shareholder holding the majority of the CorpAcq Class A Ordinary Shares in issue from time to time.
“PubCo” or “CorpAcq Group Plc” means, CorpAcq Group Plc (formerly known as Polaris Pubco Plc), a public limited company under the laws of England and Wales.
“PubCo Board” means the board of directors of PubCo.
“Reed Smith” means Reed Smith LLP, counsel to CorpAcq and PubCo.
“Related Agreements” means the Sponsor Agreement, the Registration Rights Agreement, the BermudaCo Bye-laws, Back to Back Share Issuance Agreement, the Class C Warrant Amendment, the Warrant Amendment Agreement and the other agreements or documents contemplated under the Merger Agreement.
“Reorganization” means the insertion of CorpAcq at the top of the existing group (CorpAcq Limited) on March 1, 2022.
“Rule 144” means Rule 144 under the Securities Act.
“Sarbanes Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 203” means Section 203 of the DGCL.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sellers” means those CorpAcq Shareholders who are a party to the Merger Agreement or signatory to a joinder thereto.
“SME” means a small-to-medium sized enterprise.
“SPAC” means special purpose acquisition company.
“Sponsor” means Churchill Sponsor VII LLC, a Delaware limited liability company and an affiliate of MKC in which certain of Churchill’s directors and officers hold membership interests.
“Sponsor Agreement” means the Amended and Restated Letter Agreement, dated as August 1, 2023, by and among the Sponsor, Churchill, PubCo and certain other parties thereto, as amended, restated, modified or supplemented from time to time. A copy of the Sponsor Agreement is attached to this proxy statement/prospectus as Annex B.
“Stockholder Special Meeting” means the special meeting of the stockholders of Churchill that is the subject of this proxy statement/prospectus.

“Stockholder Proposals” means, collectively, those proposals upon which the stockholders of Churchill are being asked to vote at the Stockholder Special Meeting.
“Transaction Expenses” means, collectively, the Churchill Transaction Expenses and the CorpAcq Transaction Expenses.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the trust account of Churchill that holds the proceeds from the Churchill IPO.
“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of Churchill.
“UK GAAP” means generally accepted accounting principles of the United Kingdom, consistently applied
“UK Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.
“UK Takeover Code” means the City Code on Takeovers and Mergers.
“U.S. Dollars” and “$” means United States dollars, the legal currency of the United States.
“Warrant Agent” means Continental Stock Transfer & Trust Company, acting as warrant agent.
“Warrant Amendment Agreement” means an amendment to the Existing Warrant Agreement, a form of which is attached to this proxy statement/prospectus as Annex H.
“Warrant Amendment Proposal” means the proposal to approve an amendment to the Existing Warrant Agreement upon which the holders of Churchill Public Warrants are being asked to vote.
“Warrant Holder Meeting” means the meeting of the holders of Churchill Public Warrants that is the subject of this proxy statement/prospectus.
“Warrant Holder Proposals” means collectively, those proposals upon which the holders of Churchill Public Warrants are being asked to vote at the Warrant Holder Meeting.
“Weil” means Weil, Gotshal & Manges LLP, counsel to Churchill.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Stockholder Special Meeting and the proposals to be presented at the Stockholder Special Meeting, including with respect to the Business Combination, and questions about the Warrant Holder Meeting and the proposals to be presented at the Warrant Holder Meeting. The following questions and answers do not include all the information that is important to Churchill stockholders or warrant holders. Churchill stockholders and warrant holders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Stockholder Special Meeting and the Warrant Holder Meeting.
The Stockholder Special Meeting will be held via live webcast at www.cstproxy.com/churchillcapitalvii/sm2024, on [•], 2024 at [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Stockholder Special Meeting by means of remote communication.
The Warrant Holder Meeting will be held via live webcast at www.cstproxy.com/churchillcapitalvii/whm2024, on [•], 2024 at [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Warrant Holder Meeting by means of remote communication.
Q:
Why am I receiving this proxy statement/prospectus?

A:
This proxy statement/prospectus relates to the that certain Agreement and Plan of Merger, dated August 1, 2023 (as amended on December 26, 2023 and as it may be further amended from time to time, the “Merger Agreement”), by and among Churchill, Polaris Pubco Plc (now known as CorpAcq Group Plc), a public limited company incorporated under the laws of England and Wales (“PubCo”), NorthSky Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (together with its subsidiaries, “CorpAcq”), Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly owned subsidiary of PubCo (“BermudaCo,” and together with CorpAcq, PubCo and Merger Sub, the “CorpAcq Parties”) and the shareholders of CorpAcq set forth on the signature pages thereto or signatory to a joinder thereto (the “Sellers”), a copy of which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2. Churchill encourages its stockholders to read the Merger Agreement in its entirety.

Pursuant to the transactions contemplated by the Merger Agreement, the Sponsor Agreement and the other transaction agreements, (the “Business Combination”):
•
PubCo will acquire 100% of the outstanding equity interests in CorpAcq from the shareholders of CorpAcq through: (i) the sale and transfer of the Sellers’ ordinary shares of £0.001 each in the capital of CorpAcq (“CorpAcq Ordinary Shares”) to PubCo (the “CorpAcq Sale”) and, if necessary, (ii) the transfer of any remaining CorpAcq Ordinary Shares held by CorpAcq shareholders that are not Sellers (the “Drag Sellers”) pursuant to the articles of association of CorpAcq (such articles, the “CorpAcq Articles” and such transfer, the “Drag Along Sale”). See “The Merger Agreement — CorpAcq Sale” and “The Merger Agreement — Drag Along Sale”;

•
the Sponsor will forfeit to Churchill for no consideration certain of its shares of Class B common stock of Churchill, par value $0.0001 per share (“Churchill Class B Common Stock” or “Founder Shares”) and certain of its Churchill warrants, each exercisable at an exercise price of $11.50 for one share of Churchill Class A Common Stock (“Churchill Private Placement Warrants”), upon which such Founder Shares and Churchill Private Placement Warrants shall be retired, canceled and no longer outstanding (the “Founder Equity Retirement”) and the Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo (the “Founder Share Contribution”);

•
Merger Sub will merge with and into Churchill (the “Merger” and the effective time of the Merger, the “Effective Time”), pursuant to which the separate corporate existence of Merger Sub will cease and Churchill will become a subsidiary of PubCo (the “Surviving Corporation”); and

•
CorpAcq will redeem in full the outstanding preferred shares of £1.00 each in the capital of CorpAcq (the “CorpAcq Preferred Shares”) in accordance with the CorpAcq Articles (the “CorpAcq Preferred Redemption”).

The Business Combination is described in further detail under “The Merger Agreement.” Churchill stockholders are being asked, among other things, to consider and vote upon a proposal to adopt the Merger Agreement, and approve the transactions contemplated by the Merger Agreement, the Sponsor Agreement and the other transaction agreements, (the “Business Combination”). See the section titled “Proposal No. 1 — The Business Combination Proposal.”
This proxy statement/prospectus and its Annexes contain important information about the Business Combination Proposal and the other matters and proposals to be acted upon at the Stockholder Special Meeting and the Warrant Holder Meeting.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.
Q:
What proposals are Churchill stockholders being asked to vote upon?

A:
At the Stockholder Special Meeting, Churchill is asking Churchill stockholders to consider and vote upon the following proposals:

•
Business Combination Proposal — To consider and vote upon a proposal to adopt the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, and approve the Business Combination (the “Business Combination Proposal”) (Stockholder Proposal No. 1);

•
Governance Proposal — To consider and act upon, on a non-binding advisory basis, separate proposals with respect to certain governance provisions (including the ability for the Post-Combination Company to issue new shares, the Post-Combination Company Board composition and the rotation and removal of directors, to eliminate the ability of Post-Combination Company shareholders to vote by written consent, arrangements for Post-Combination Company shareholder meetings, the authorization of directors’ conflicts of interests, and the exclusive forum for the resolution of disputes) in the proposed articles of association of the Post-Combination Company, a form of which is attached hereto as Annex C, which will become the Post-Combination Company’s articles of association following the consummation of the Business Combination, in accordance with the United States Securities and Exchange Commission requirements (the “Governance Proposal”) (Stockholder Proposal No. 2); and

•
Adjournment Proposal — To consider and vote upon a proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill stockholders and for such supplement or amendment to be promptly disseminated to the Churchill stockholders prior to the Stockholder Special Meeting; (ii) if, as of the time for which the Stockholder Special Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient shares of Churchill Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholder Special Meeting; or (iii) in order to solicit additional proxies from the Churchill stockholders for purposes of obtaining approval of the Business Combination Proposal (the “Adjournment Proposal”).

Q:
Are the proposals Churchill stockholders are being asked to vote upon conditioned on one another?

A:
No, however, the Business Combination is conditioned on the approval of the Business Combination Proposal. If Churchill fails to obtain sufficient votes for the Business Combination Proposal, Churchill will not satisfy the conditions to consummate the Merger Agreement and Churchill will be prevented from closing the Merger. The Governance Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, Churchill will not consummate the Business Combination. If Churchill does not consummate the Business Combination and fails to complete an initial business combination by August 17, 2024 (or such earlier date as determined by Churchill’s Board), Churchill will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to Churchill Public Stockholders.
Q:
What proposals are Churchill Public Warrant holders being asked to vote upon?

A:
At the Warrant Holder Meeting, Churchill is asking Churchill stockholders to consider and vote upon the following proposals:

•
Warrant Amendment Proposal — To consider and vote upon a proposal to approve an amendment to existing warrant agreement that governs all of Churchill’s outstanding warrants (as amended, the “Existing Warrant Agreement” (such Existing Warrant Agreement is attached to this proxy statement/prospectus as Annex F)), a form of which amendment is attached to this proxy statement/prospectus as Annex G (such amendment, the “Class C Warrant Amendment”), to provide (i) each public warrant of Churchill (“Churchill Public Warrants”) that is outstanding immediately prior to the Effective Time, shall be automatically canceled and extinguished in exchange for one class C-1 share in the Post-Combination Company (“Post-Combination Company Class C-1 Share”) and (ii) each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished in exchange for one class C-2 share in the Post-Combination Company (“Post-Combination Company Class C-2 Share”, such amendment, the “Class C Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”) (Warrant Holder Proposal No. 1); and

•
Warrant Holder Adjournment Proposal — To consider and act upon a proposal to approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill warrant holders and for such supplement or amendment to be promptly disseminated to the Churchill warrant holders prior to the Warrant Holder Meeting; (ii) if, as of the time for which the Warrant Holder Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient Churchill Public Warrants represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Warrant Holder Meeting; or (ii) in order to solicit additional proxies from the Churchill warrant holders for purposes of obtaining approval of the Warrant Amendment Proposal (the “Warrant Holder Adjournment Proposal”) (Warrant Holder Proposal No. 2).

Q:
Are the proposals Churchill Public Warrant holders are being asked to vote upon conditioned on one another?

A:
Yes. The Warrant Amendment will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the Churchill Public Warrant holders have approved the Warrant Amendment Proposal. Approval of the Warrant Amendment is not a condition to the consummation of the Business Combination. Accordingly, the Business Combination can be completed even if the Warrant Amendment Proposal is not approved. The Warrant Holder Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:
Why is Churchill providing stockholders with the opportunity to vote on the Business Combination Proposal?

A:
Under the Churchill Charter, Churchill must provide all holders of Churchill Class A Common Stock with the opportunity to have their Churchill Class A Common Stock redeemed upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Churchill has elected to provide its stockholders with the opportunity to have their Churchill Class A Common Stock redeemed in connection with a stockholder vote rather than a tender offer. Churchill is seeking to obtain the approval of its stockholders of the Business Combination Proposal and, accordingly, will allow the Churchill Public Stockholders to effectuate redemptions of their Churchill Class A Common Stock in connection with the Closing. The approval of the Business Combination is required under the Churchill Charter. In addition, such approval is also a condition to the Closing under the Merger Agreement.
Q:
Why is Churchill providing stockholders with the opportunity to vote on the Governance Proposals?

A:
As required by applicable SEC guidance, Churchill is requesting that Churchill stockholders vote upon, on a non-binding advisory basis, separate proposals with respect to certain provisions in the Post-Combination Article that materially affect stockholder rights (including the ability for the Post-Combination Company to issue new shares, the Post-Combination Company Board composition and the rotation and removal of directors, to eliminate the ability of Post-Combination Company shareholders to vote by written consent, arrangements for Post-Combination Company shareholder meetings, the authorization of directors’ conflicts of interests, and the exclusive forum for the resolution of disputes). This separate vote is not otherwise required by Delaware law, but pursuant to SEC guidance, Churchill is required to submit these provisions to Churchill stockholders separately for approval. However, the stockholder vote regarding these proposals is advisory, and is not binding on Churchill or the Churchill Board. Furthermore, the approval of the Business Combination Proposal is not conditioned on the separate approval of the Governance Proposals. For additional information, please see the section titled “Stockholder Proposal No. 2 — The Governance Proposals.”

Q:
Why is Churchill providing stockholders with the opportunity to vote on the Adjournment Proposal?

A:
Churchill is proposing the Adjournment Proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from Churchill stockholders to approve the Business Combination Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Churchill stockholders. For additional information, please see the section titled “Stockholder Proposal No. 3 — The Adjournment Proposal.”

Q:
Why is Churchill proposing the Business Combination?

A:
Churchill is a blank check company formed under the laws of the State of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Churchill’s acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, Churchill (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account at the time of the agreement to enter into the initial business combination and (b) is not, under the Churchill Charter, permitted to effect an initial business combination with a blank check company or a similar company with nominal operations.

Churchill has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. Churchill uses these criteria and guidelines in evaluating acquisition opportunities, but Churchill can decide to enter into an initial business combination with a target business that does not meet these criteria and guidelines. In evaluating potential targets with which to consummate an initial business combination, Churchill looked for targets that are of a size relevant to the public marketplace and positioned, operationally and financially, to be successful as a public company. Churchill further looked for those transactions that it believed, if entered into, would be well-received by the public markets. In particular, Churchill generally sought to identify through its proprietary channels targets that (i) generate stable free cash-flow, (ii) would benefit uniquely from Churchill’s capabilities, (iii) have a committed and capable management team and (iv) have the potential to grow through further acquisition opportunities. Churchill also sought to identify targets that it believed would benefit from being a public company, particularly with respect to access to capital for both organic growth and for use in acquisitions. Based on Churchill’s due diligence investigations of CorpAcq and the industry in which it operates, including the financial and other information provided by CorpAcq in the course of negotiations, Churchill believes that CorpAcq meets the criteria and guidelines listed above and is in the best interests of Churchill. However, there can be no assurances of this. Although Churchill believes that the Business Combination presents a unique business combination opportunity and is in the best interests of Churchill, the Churchill Board did consider certain potentially material negative factors in arriving at that conclusion.
Please see the section titled “Proposal No. 1 — The Business Combination Proposal — The Churchill Board of Directors’ Reasons for Approval of the Business Combination.”
Q:
Why is Churchill providing Churchill Public Warrant holders with the opportunity to vote on the Warrant Amendment Proposal?

A:
Churchill is holding the Warrant Holder Meeting to seek approval from Churchill Public Warrant holders of the Class C Warrant Amendment, which will amend the Existing Warrant Agreement to permit the conversion of Churchill Public Warrants to Post-Combination Company Class C-1 Shares and the Churchill Private Placement Warrants to Post-Combination Company Class C-2 Shares. A summary of the Warrant Amendment Proposal is set forth in the section titled “Warrant Holder Proposal 1 — The Warrant Amendment Proposal” and a form of the Class C Warrant Amendment is attached hereto as Annex G.

The Churchill Board believes it is in the best interests of Churchill and Churchill Public Warrant holders to permit the conversion of Churchill Warrants to Post-Combination Company Class C Shares. In the event the Warrant Amendment Proposal is not approved but the Business Combination Proposal is approved, the Existing Warrant Agreement will be amended by the Warrant Amendment Agreement, pursuant to which, among other things, each Churchill Warrant will convert into a Post-Combination Company Warrant, which will be exercisable for Post-Combination Company Ordinary A1 Shares and subject to substantially the same terms as were applicable to the Churchill Warrants under the Existing Warrant Agreement. There is a risk that the issue of such Post-Combination Company Warrants might cause U.K. corporation tax charges to arise for the Post-Combination Company. Any such U.K. corporation tax charge is not expected to arise in the event that the Churchill Warrants are instead permitted to be converted into Post-Combination Company Class C Shares, pursuant to the terms of the Class C Warrant Amendment. Please see the section titled “Risk Factors — Consequences if the Warrant Amendment Proposal is Not Approved” for further information.
Q:
Why is Churchill providing Churchill Public Warrant holders with the opportunity to vote on the Warrant Holder Adjournment Proposal?

A:
Churchill is proposing the Adjournment Proposal to allow the chairman of the Warrant Holder Meeting to adjourn the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from Churchill warrant holders to approve the Warrant Amendment Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Churchill warrant holders. For additional information, please see the section titled “Warrant Holder Proposal No. 2 — The Warrant Holder Adjournment Proposal.”

Q:
Did the Churchill Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. Although the Churchill Charter does not require the Churchill Board to seek a third-party valuation or fairness opinion in connection with an initial business combination unless the target is affiliated with the Sponsor or Churchill’s directors or officers, on August 1, 2023, Duff & Phelps rendered an opinion to the Churchill Board that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, and limitations of the review undertaken and qualifications contained in the Opinion, the Churchill Class A Stockholder Consideration to be received by the holders of Churchill Class A Common Stock other than Excluded Shares in the Business Combination was fair, from a financial point of view, to such stockholders (taking into account the other transactions contemplated by the Merger Agreement and the Sponsor Agreement but without giving effect to any impact of the Business Combination on any particular stockholder other than in its capacity as a stockholder). The Opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the Opinion.

Please see the section titled “The Business Combination — Opinion of Churchill’s Financial Advisor” and the opinion of Duff & Phelps attached hereto as Annex L for additional information.
Q:
What revenues and profits/losses has CorpAcq generated in the last two years?

A:
For the fiscal years ended December 31, 2022 and 2021, CorpAcq had total revenues of £633.2 million and £557.3 million, respectively, and a net loss of £1.6 million. At the end of fiscal year ended December 31, 2022, CorpAcq’s total assets were £620.7 million and its total liabilities were £717.4 million. For the six months ended June 30, 2023 and 2022, CorpAcq had total revenues of £341.6 million and £305.8 million, respectively, and a net loss of £465,000. As of June 30, 2023, CorpAcq’s total assets were £637.9 million and its total liabilities were £732.6 million.

In accordance with the £200 million Facility Agreement with Alcentra Limited (the “Alcentra Facility”), CorpAcq would have been required to make a balloon payment of £120.0 million on June 15, 2024. Based on CorpAcq’s other contractual commitments and cash forecasts, CorpAcq did not expect it would be able to make the balloon payment utilizing existing cash on hand and cash available from other undrawn bank facilities without refinancing the Alcentra Facility. As a result, CorpAcq’s Audited Annual Financial Statements indicate that there is material uncertainty that casts substantial doubt upon CorpAcq’s ability to continue as a going concern. The Audited Annual Financial Statements and Unaudited Interim Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.
Subsequent to the issuance of the Audited Annual Financial Statements, on January 19, 2024, CorpAcq entered into a new senior secured multi-tranche facility agreement with UBS AG London Branch (the “UBS Facility”) and a multi-series note subscription agreement with various funds managed by Crestline Management, L.P. (the “Crestline Notes,” and together with the UBS Facility, the “2024 Facilities”) for up to £300.0 million. Proceeds from the 2024 Facilities were used to refinance CorpAcq’s existing £200.0 million Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and remaining available proceeds are expected to be used to support future acquisitions.
For additional information, please see the CorpAcq Financial Statements and section titled “CorpAcq’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Q:
What is expected to happen in the Business Combination?

A:
In connection with the Business Combination, and pursuant to the Merger Agreement and the Sponsor Agreement, and subject to the terms and conditions contained therein:

•
PubCo will acquire 100% of the outstanding equity interests in CorpAcq from the shareholders of CorpAcq through: (i) the sale and transfer of the Sellers’ CorpAcq Ordinary Shares to PubCo in the CorpAcq Sale and, if necessary, (ii) the transfer of any remaining CorpAcq Ordinary Shares held by Drag Sellers in the Drag Along Sale. See “The Merger Agreement — CorpAcq Sale” and “The Merger Agreement — Drag Along Sale”;

•
the Sponsor will forfeit to Churchill for no consideration certain of its Founder Shares and certain of its Churchill Private Placement Warrants in the Founder Equity Retirement, upon which such Founder Shares and Churchill Private Placement Warrants shall be retired, canceled and no longer outstanding and the Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo in the Founder Share Contribution;

•
Merger Sub will merge with and into Churchill in the Merger, pursuant to which the separate corporate existence of Merger Sub will cease and Churchill will become the Surviving Corporation and a subsidiary of PubCo; and

•
CorpAcq will redeem in full the outstanding CorpAcq Preferred Shares in the CorpAcq Preferred Redemption.

The Business Combination is described in further detail under “The Merger Agreement.”

Following the Closing, the Post-Combination Company will be organized in an “Up-C” structure in which the business of CorpAcq and its subsidiaries and the Surviving Corporation will be held directly or indirectly by BermudaCo. CorpAcq shareholders and holders of shares of Churchill Class A Common Stock will hold voting, economic Post-Combination Company Ordinary A1 Shares, while the Sponsor will hold voting, non-economic Post-Combination Company B Shares. The Post-Combination Company will own all of the voting economic Class A shares of BermudaCo and the Sponsor will own all of the non-voting economic Series B-1, Series B-2 and Series B-3 shares of BermudaCo. Pursuant to the BermudaCo Bye-laws and an agreement to be entered into by BermudaCo and PubCo at the Closing (the “Back to Back Share Issuance Agreement”), the holder of BermudaCo Redeemable Shares will be entitled to cause BermudaCo to exchange such BermudaCo Redeemable Shares for, at the option of BermudaCo, cash or Post-Combination Company Ordinary A1 Shares (such shares issued upon an exchange, “Exchanged Shares” and such right, the “Exchange Right”).
In connection with the Closing, the CorpAcq shareholders will receive their pro rata portion of:
•
an aggregate amount of cash (“Closing Seller Cash Consideration”), expected to be no greater than $256,000,000, calculated as:

•
all available cash and cash equivalents of Churchill and its subsidiaries, including all amounts in the Trust Account (net of Churchill stockholder redemptions in connection with the Stockholder Special Meeting (“Churchill Stockholder Redemptions”)) and any qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries as of the Closing including in connection with certain types of qualifying capital raising transactions (such amount, the “Available Cash Amount”), but calculated without giving effect to any cash or cash equivalents received or committed to PubCo, Churchill, CorpAcq or any of their respective subsidiaries following the Closing but prior to 11:59 p.m. NYC time on the date that is 30 days following the Closing (“Delayed Financing Amount”); minus

•
the aggregate amount of the Transaction Expenses (as defined in the Merger Agreement); minus

•
any amounts necessary to implement the CorpAcq Preferred Redemption (the “CorpAcq Preferred Redemption Amount”); minus

•
an amount equal to $128,600,000 minus cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in capital raising transactions with any holders of shares of CorpAcq, or any affiliate thereof, if any, which amount will be delivered to the Post-Combination Company pursuant to the I/C CorpAcq Interest Loan for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives; minus

•
99.99% of the amount by which the aggregate amounts of the preceding four bullet points exceeds $257,200,000 (or such lesser amount as indicated by CorpAcq in its sole discretion).

•
Post-Combination Company Ordinary A1 Shares (the “Closing Seller Share Consideration”) and Post-Combination Company Ordinary A2 Shares and Post-Combination Company Ordinary A3 Shares (collectively, the “Earnout Shares”) as follows:

•
an aggregate number of Post-Combination Company Ordinary A1 Shares, to be calculated based on a CorpAcq equity value of $803,822,000 minus the Closing Seller Cash Consideration and divided by $10.00;

•
in the event cash and cash equivalents delivered by Churchill (including amounts in the Trust Account and certain amounts delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in connection with any qualifying capital raising transactions consummated following the date of the Merger Agreement through and including the day that is 30 days following the Closing) (“Delivered Capital Amount”) is less than $592,000,000:

•
additional Post-Combination Company Ordinary A1 Shares and ordinary A2 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A2 Shares”), each in a number equal to 6.25% of the shortfall of the Delivered Capital Amount from $592,000,000 divided by $10.00; and

•
ordinary A3 shares, par value $0.001 of the Post-Combination Company (“Post-Combination Company Ordinary A3 Shares”, and together with the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Ordinary A2 Shares, the “Post-Combination Company Ordinary Shares”), equal to (i) 15,000,000 if the Delivered Capital Amount is less than $592,000,000 and (ii) 15,000,000 minus a number of shares (rounded down to the nearest whole share) equal to the shortfall of the Delivered Capital Amount from $592,000,000 divided by $10.00, as may be adjusted pursuant the Sponsor Agreement.

•
an aggregate of 15,000,000 Post-Combination Company Class C-2 Shares (such consideration, the “Closing Seller Class C-2 Consideration”), each exercisable for Post-Combination Company Ordinary A1 Shares and subject to substantially the same terms applicable to the existing private placement warrants of Churchill.

The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A2 Shares will be entitled to vote such shares, and will be entitled to receive dividends and other distributions with respect to such shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such Post-Combination Company Ordinary A2 Shares (and will be forfeited if they do not vest).
The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A3 Shares will be entitled to vote such shares, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.
In connection with the Founder Equity Retirement and Founder Equity Contribution:
•
the Sponsor will forfeit to Churchill for no consideration (i) 15,000,000 Founder Shares, which amount may be increased or decreased based upon the amount by which the Delivered Capital Amount is less than $592,000,000 and in accordance with the Sponsor Agreement (“Retirement Founder Shares”) and (ii) 18,600,000 Churchill Private Placement Warrants;

•
BermudaCo will issue to the Sponsor an aggregate number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered prior to the Closing;

•
BermudaCo will create additional authorized share capital (or an agreed upon similar construct) equivalent to or otherwise issue, additional BermudaCo Redeemable Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered from and after the Closing;

•
concurrently with the Founder Share Contribution, the Sponsor will subscribe for, and PubCo will issue to the Sponsor, a number of Post-Combination Company B Shares equal in number to the number of BermudaCo Redeemable Shares issued or to be issued to the Sponsor pursuant to the immediately preceding bullet points, at a subscription price of $0.000001 per Post-Combination Company B Share (such aggregate amount, the “B Share Subscription Amount” and such subscription, the “B Share Subscription ”);

Pursuant to the Merger Agreement, the parties to the Merger Agreement agreed to work in good faith to have a new credit facility in place prior to Closing. On January 19, 2024, CorpAcq entered into the 2024 Facilities to refinance the previous Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and the remaining available proceeds are expected to be used to support future acquisitions. The 2024 Facilities include a £200.0 million committed term loan facility and a

£100.0 million committed acquisition facility. Up to $128.6 million of the 2024 Facilities (minus any portion of such amount that is actually utilized by CorpAcq to consummate an acquisition that has been previously approved or otherwise consented to by Churchill prior to Closing) will be deemed to constitute part of (1) the Delivered Capital Amount and (2) qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq or its subsidiaries in the determination of Closing Seller Cash Consideration and the Minimum Cash Condition. Other than such refinancing, there are currently no other planned capital raising transactions. As a result, other than funds in the Trust Account (net of any Churchill Stockholder Redemptions) and up to $128.6 million of the 2024 Facilities, there are currently no additional cash or cash equivalents anticipated to be delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries that would impact the calculation of Closing Seller Cash Consideration, the Closing Seller Share Consideration, the Earnout Shares, the Retirement Founder Shares or BermudaCo Redeemable Shares.
The Exchangeable Units to be received by the Sponsor in connection with the Business Combination consist of:
•
a number of Exchangeable Units equal to (i) 50% multiplied by (ii) (1) the Exchangeable Units to be received by the Sponsor in connection with the Founder Share Contribution and the B Share Subscription minus (2) 4,697,750, each of which will consist of a Series B-2 share of BermudaCo (“BermudaCo Series B-2 Share”) together with a Post-Combination Company B Share (each such unit, a “Base Vesting Share);

•
4,697,750 Exchangeable Units will consist of a Series B-3 share of BermudaCo (“BermudaCo Series B-3 Share”) together with a Post-Combination Company B Share (the “Earn-Out Vesting Shares,” and together with the Base Vesting Shares, the “Vesting Shares”); and

•
the remaining Exchangeable Units will consist of a Series B-1 share of BermudaCo (“BermudaCo Series B-1 Share”) together with a Post-Combination Company B Share.

The BermudaCo Series B-2 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Base Vesting Shares will be entitled to vote their Post-Combination Company Class B Shares, and will be entitled to receive dividends and other distributions with respect to BermudaCo Series B-2 Shares component to Base Vesting Shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such BermudaCo Series B-2 Shares (and will be forfeited if they do not vest).
The BermudaCo Series B-3 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Earn-Out Vesting Shares shall be entitled to vote their Post-Combination Company Class B Shares, but will not be entitled to receive any dividends or distributions with respect to unvested BermudaCo Series B-3 Shares. For additional detail on the Sponsor’s Exchangeable Units, see “The Business Combination — Impact of the Business Combination on Public Float” and “The Related Agreements.”
At the Effective Time and by virtue of the Merger, and without any further action on the part of any party or the holders of any securities of Churchill:
•
each share of Churchill Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than such shares for which redemption rights have been exercised, that are held in treasury or that are owned by the CorpAcq Parties) will be exchanged for, and the holders of such Churchill Class A Common Stock, shall be entitled to receive one Post-Combination Company Ordinary A1 Share (such consideration, the “Churchill Class A Stockholder Consideration”);

•
in the event that the Warrant Amendment Proposal is approved and an independent valuation report pursuant to section 593 of the UK Companies Act 2006 (confirming that the non-cash consideration to be received by PubCo for the issuance of Post-Combination Company Class C Shares (as defined below) (such valuation report, the “Valuation Report”) is not less than the amount to be treated as having been paid up on the Post-Combination Company Class C Shares) is obtained prior to the Effective Time:
•
each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-1 Share; and

•
each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-2 Share;

•
in the event that either the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time:

•
each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one warrant of the Post-Combination Company entitling the holder thereof to acquire Post-Combination Company Ordinary A1 Shares on terms substantially similar to the terms of the Churchill Public Warrants (“Post‑Combination Company Public Warrants”); and

•
each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one warrant of the Post-Combination Company entitling the holder thereof to acquire Post-Combination Company Ordinary A1 Shares on terms substantially similar to the terms of the Churchill Private Placement Warrants (such warrants, the “Post-Combination Company Private Placement Warrants”).

Although the Available Cash Amount will include any qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries including in connection with any qualifying capital raising transactions, no such capital raising transactions are currently contemplated. As a result, the Available Cash Amount is anticipated to consist of the funds in the Trust Account (net of any Churchill Stockholder Redemptions). As of February 9, 2024, the balance of the Trust Account was approximately $605.2 million.
In connection with the Closing, the Available Cash Amount, including amounts in the Trust Account, will be applied as follows:
•
to pay certain Trust Account payments, consisting of (i) the aggregate payments in connection with the Churchill Stockholder Redemptions and (ii) accrued and unpaid Churchill Transaction Expenses;

•
to repurchase all shares (other than one share or such other number as the parties may agree) of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation held by the Post-Combination Company in exchange for an amount paid by the Surviving Corporation to the Post-Combination Company in cash equal to the market value of the shares of Churchill Class A Common Stock so repurchased (the “Churchill Stock Repurchase”). Such funds will be used by the Post-Combination Company in connection with the Closing Seller Cash Consideration, the CorpAcq Preferred Redemption Amount and for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives;

•
to make to the Post-Combination Company, an intercompany loan (the “I/C Company Interest Loan”), at the Post-Combination Company’s request in an amount necessary to allow the Post-Combination Company to pay all or any portion of (i) the Closing Seller Cash Consideration to the CorpAcq shareholders, (ii) CorpAcq Preferred Redemption Amount, and (iii) CorpAcq transaction expenses; and

•
to make to CorpAcq, an intercompany loan (the “I/C CorpAcq Interest Loan”) at CorpAcq’s request and to the extent necessary to fund all or any portion of an amount equal to (i) $128,600,000 less the cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in capital raising transactions with any holders of shares of CorpAcq) and

(ii) any remaining Available Cash Amount less transaction expenses, the CorpAcq Preferred Redemption Amount, the Closing Seller Cash Consideration and the amount in clause (i) (if any), held by the Surviving Corporation at such time. Such funds will be used by the Post-Combination Company for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives.
For more information on the Business Combination, see the section titled “The Business Combination.”
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The Closing is subject to a number of conditions which must be satisfied (or if legally permitted, waived), including the Minimum Cash Condition and the receipt of certain regulatory approvals or occurrence of certain regulatory actions.

The Closing is subject to the requirement that the Available Cash Amount minus Transaction Expenses (and disregarding any Delayed Financing Amount) is no less than $350,000,000 (the “Minimum Cash Condition”). In addition, the Closing is subject to the following regulatory approvals or action, among others: (i) the approval by Churchill Stockholders of the Business Combination Proposal, (ii) the SEC’s review of this proxy statement/prospectus, (ii) the Financial Conduct Authority approval, (iii) confirmation shall have been received from the UK Takeover Panel that none of the transactions constituting the Business Combination will give rise to an obligation on any person to make a mandatory offer for the shares in PubCo under Rule 9 of the UK Takeover Code and (iv) the expiration or termination of any applicable waiting period (and any extension thereof, or any applicable timing agreements, understandings or commitments) under the HSR Act in connection with the Merger.
For a summary of all conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section titled “The Merger Agreement — Conditions to Closing.” See also “Risk Factors — Risks Related to Churchill and the Business Combination — The Closing is subject to a number of conditions, including regulatory approvals, and, if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be consummated.”
Q:
Will Churchill or CorpAcq raise new financing in connection with the Business Combination?

Pursuant to the Merger Agreement, the parties to the Merger Agreement agreed to work in good faith to have a new credit facility in place prior to Closing. On January 19, 2024, CorpAcq entered into the 2024 Facilities to refinance the previous Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and the remaining available proceeds are expected to be used to support future acquisitions. Other than such refinancing, there are currently no other planned capital raising transactions.
Additionally, pursuant to the Sponsor Agreement, the Sponsor agreed to purchase, cause the purchase of (through one or more of its affiliates or third parties designated by it) or raise, on the Closing Date, securities (equity, debt or otherwise) of the Post-Combination Company for an aggregate purchase price equal to the amount necessary to satisfy the Minimum Cash Condition as of the Closing Date in the Additional Subscription; provided, that (i) the Additional Subscription shall in all cases be a maximum of $50,000,000 in the aggregate; (ii) the rights and preferences of the securities purchased pursuant to the Additional Subscription, and the other terms of the Additional Subscription, shall be as mutually agreed by the Sponsor and the Post-Combination Company; and (iii) the obligation of Sponsor to consummate the Additional Subscription shall be subject to (x) the satisfaction of the Minimum Cash Condition as of the Closing Date (taking into account the Additional Subscription), (y) the substantially concurrent consummation of the Closing and (z) the Sponsor and the Post-Combination Company mutually agreeing on terms of the securities.
The amount of any Additional Subscription will be dependent on the number of Churchill Stockholder Redemptions. The Sponsor currently estimates that it will not need to raise any funds in an Additional Subscription in order to satisfy the Minimum Cash Condition. However, in the event that more than 27,814,789 shares of Churchill Class A Common Stock are redeemed, as described above, the Sponsor will consummate the Additional Subscription in order to satisfy the Minimum Cash Condition, up to a maximum of $50,000,000 in the aggregate.
In addition, pursuant to the Merger Agreement and the Sponsor Agreement, the Retirement Founder Shares, BermudaCo Redeemable Shares, Closing Seller Cash Consideration, Closing Seller Share Consideration and the Earnout Shares will be determined based on the Delivered Capital Amount, which includes cash or cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in connection with certain qualifying capital raising transactions (whether debt, equity or otherwise) consummated following the date of the Merger Agreement through and including the day that is 30 days following the Closing.
Up to $128.6 million of the 2024 Facilities (minus any portion of such amount that is actually utilized by CorpAcq to consummate an acquisition that has been previously approved or otherwise consented to by Churchill prior to Closing) will be deemed to constitute part of (1) the Delivered Capital Amount and (2) the Available Cash Amount. The 2024 Facilities are different from the Additional Subscription. As a result, other than funds in the Trust Account (net of any Churchill Stockholder Redemptions) and up to $128.6 million of the 2024 Facilities, there are currently no additional cash or cash equivalents anticipated to be delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries that would impact the calculation of Closing Seller Cash Consideration, the Closing Seller Share Consideration, the Earnout Shares, the Retirement Founder Shares or BermudaCo Redeemable Shares.
CorpAcq intends to use the use of proceeds from both the Additional Subscription and the Delivered Capital Amount for general corporate purposes, including to ensure there is sufficient cash on CorpAcq's balance sheet to support its overall business strategy and acquisition objectives.
Q:
How has the announcement of the Business Combination affected the trading price of the Churchill Class A Common Stock?

A:
On July 31, 2023, the trading date before the public announcement of the Business Combination, Churchill Public Units, Churchill Class A Common Stock and Churchill Public Warrants closed at $10.38, $10.39 and $0.13, respectively. On [•], 2024 the trading date immediately prior to the date of this proxy statement/prospectus, Churchill Public Units, Churchill Class A Common Stock and Churchill Public Warrants closed at $[•], $[•] and $[•], respectively.

Q:
Who will be on the Post-Combination Company Board?

A:
Upon the Closing, it is anticipated that the Post-Combination Company Board will be composed of one director in Class I (expected to be David Martin), two directors in Class II (expected to be Stephen Murphy and Stuart Kissen) and two directors in Class III (expected to be Simon Orange and Michael Klein). The term of the initial Class I directors will expire at the first annual general meeting, the term of the initial Class II directors will expire at the second annual general meeting, and the term of the initial Class III directors will expire at the third annual general meeting. At each succeeding annual general meeting following the third annual general meeting following Closing, directors shall be elected to serve for a term of three years to succeed the directors of the class whose terms expire at such annual general meeting. At each annual meeting of Post-Combination Company shareholders beginning with the first annual meeting of Post-Combination Company shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Please see the section titled “Management of the Post-Combination Company” for additional information.
Q:
Who will be on the management team of the Post-Combination Company?

A:
It is expected that, following the Closing, the current senior management of CorpAcq will comprise the senior management of the Post-Combination Company.

Please see the section titled “Management of the Post-Combination Company” for additional information.

Q:
What equity stake will current stockholders of Churchill and CorpAcq hold in the Post-Combination Company, and what is the impact on relative stock ownership if a substantial number of Churchill Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
It is anticipated that, upon consummation of the Business Combination and assuming (1) the No Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:

(i)
Churchill Public Stockholders will have an economic interest of approximately 42.1% and a voting interest of approximately 37.1% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;

(ii)
The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 6.0% (or, when including the BermudaCo Series B-2 Shares, 11.9%) and voting interest of approximately 13.5% of the Post-Combination Company by virtue of its ownership of Founder Shares; and

(iii)
The CorpAcq Shareholders will have an economic interest of approximately 46.0% (or, including the Post-Combination Company Ordinary A2 Shares, 46.0%) and voting interest of approximately 49.4% of the Post-Combination Company.

It is anticipated that, upon consummation of the Business Combination and assuming (1) the $500 Million in Trust Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:

(i)
Churchill Public Stockholders will have an economic interest of approximately 35.0% and a voting interest of approximately 30.5% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;

(ii)
The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 5.5% (or, including the BermudaCo Series B-2 Shares, 11.0%) and voting interest of approximately 12.7% of the Post-Combination Company by virtue of its ownership of Founder Shares; and

(iii)
The CorpAcq Shareholders will have an economic interest of approximately 54.0% (or, including the Post-Combination Company Ordinary A2 Shares, 54.0%) and voting ownership interest of approximately 56.8% of the Post- Combination Company.

It is anticipated that, upon consummation of the Business Combination and assuming (1) the Contractual Maximum Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:

(i)
Churchill Public Stockholders will have an economic interest of approximately 23.5% and a voting interest of approximately 20.3% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;

(ii)
The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 5.2% (or, including the BermudaCo Series B-2 Shares, 10.4%) and voting interest of approximately 12.2% of the Post-Combination Company by virtue of its ownership of Founder Shares; and

(iii)
The CorpAcq Shareholders will have an economic interest of approximately 65.4% (or, including the Post-Combination Company Ordinary A2 Shares, 66.1%) and voting ownership interest of approximately 67.5% of the Post-Combination Company.

For more information, please see the sections titled “The Business Combination — Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”
Q:
What is the amount of net cash per share of Churchill’s Class A Common Stock that is being contributed to the combined company in the Business Combination?

A:
The estimated net cash per share of Churchill’s Class A Common Stock that is being contributed to the combined company in the Business Combination is (i) approximately $[•] per share, $[•] per share or $[•] per share, assuming the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario, respectively, in each case, excluding the impact of Founder Shares that convert into unvested securities in the Business Combination, and (ii) the approximately $[•] per share, $[•] per share or $[•] per share, assuming the No Redemption Scenario, $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario, respectively, in each case, including the impact of Founder Shares that convert into unvested securities in the Business Combination.

The estimated net cash per share of Churchill Class A Common Stock that is being contributed to the combined company is calculated as the quotient of (a) (i) the amount of funds that would be in the Trust Account of approximately $605 million, $500 million or $310 million, assuming the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario, respectively, minus (ii) the amount of estimated Churchill Transaction Expenses of approximately $48.2 million (which includes approximately $14.0 million of deferred underwriting commission estimated to be payable at the time of Closing), minus (iii) the aggregate market value of the Churchill Warrants of $[•] (calculated as the trading price of one Churchill Public Warrant of $[•] as of the record date for the Stockholder Special Meeting, multiplied by an aggregate of 41,600,000 Churchill Warrants anticipated to be outstanding the Closing and following the Founder Equity Retirement), divided by (b) (i) an aggregate of approximately 57.1 million, 47.1 million or 29.2 million shares of Churchill Class A Common Stock anticipated to be outstanding as of immediately prior to the Effective Time assuming the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario, respectively, plus (ii) (x) an aggregate of approximately 8.1 million, 7.5 million or 6.4 million Founder Shares anticipated to be outstanding at the Closing and following the Founder Equity Retirement, assuming the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario, respectively, in each case, excluding Founder Shares that convert into unvested securities in the Business Combination, or (y) an aggregate of approximately 20.8 million, 19.6 million or 17.6 million Founder Shares anticipated to be outstanding at the Closing and following the Founder Equity Retirement, assuming the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario, respectively, in each case, including Founder Shares that convert into unvested securities in the Business Combination.
The estimated net cash per share of Churchill Class A Common Stock that is being contributed to the Post-Combination Company (in the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario and both including and excluding the impact of Founder Shares that convert into unvested securities in the Business Combination) is less than the $10.00 per share ascribed to such shares in the Merger Agreement or the amount per share that holders of Churchill’s Class A Common Stock would be entitled to receive upon exercise of their redemption rights (which, for illustrative purposes, was approximately $[•] per share as of [•], 2024, the record date for the Stockholder Special Meeting).

	No Redemption Scenario(1)		$500 Million in Trust Redemption Scenario(2)		Contractual Maximum Redemption Scenario(3)
	(millions of dollars or shares, unless per share numbers or otherwise indicated; totals may not add due to rounding)
Trust Account		$605		$500		$310
Churchill Transaction Expenses (excluding deferred underwriting commissions)(4)		$34.2		$34.2		$34.2
Estimated deferred underwriting commissions(5)		$14.0		$14.0		$14.0
Churchill Transaction Expenses(6)		$48.2		$48.2		$48.2
Other Expenses		$40.6		$40.6		$40.6
Net cash proceeds to Post-Combination Company		$516		$411		$221
Total Churchill Warrants		41.6		41.6		41.6
Trading price per Churchill Public Warrant (as of record date)	$	[•]	$	[•]	$	[•]
Shares of Churchill Class A Common Stock		57.1		47.1		29.2
Founder Shares (excluding Founder Shares that convert into unvested securities in the Business Combination)		8.1		7.5		6.4
Net cash per share	$	[•]	$	[•]	$	[•]
Founder Shares (including Founder Shares that convert into unvested securities in the Business Combination)(7)		20.8		19.6		17.6
Net cash per share	$	[•]	$	[•]	$	[•]

(1)
The No Redemption Scenario assumes (i) that no shares of Churchill Class A Common Stock are redeemed by Churchill Public Stockholders in connection with the Stockholder Special Meeting, it is based on the amount of $605,195,566 in the Trust Account as of February 9, 2024, (ii) Transaction Expenses of $88.8 million, estimated as of February 9, 2024, but excluding estimates of potential UK stamp tax charges in relation to the Post-Combination Company Ordinary A3 Shares (Base Earnout Shares) element of the consideration payable to the CorpAcq Sellers for the transfer of their CorpAcq shares to the Company pursuant to the CorpAcq Sale, which will be calculated based on the value of such Post-Combination Company Ordinary A3 Shares as at the Closing (CorpAcq intends to obtain a valuation of such Post-Combination Company Ordinary A3 Shares as at the Closing), and (iii) that $128.6 million of the 2024 Facilities will constitute part of the Delivered Capital Amount and Available Cash Amount.

(2)
The $500 Million in Trust Redemption Scenario assumes (i) approximately 9,918,954 shares of Churchill Class A Common Stock are redeemed by Churchill Public Stockholders, which, based on the amount of $605,195,566 in the Trust Account as of February 9, 2024, represents the number of shares of Churchill Class A Common Stock redeemed to result in remaining funds in the Trust Account of $500,000,000, (ii) Transaction Expenses of $88.8 million, estimated as of February 9, 2024, but excluding estimates of potential UK stamp tax charges in relation to the Post-Combination Company Ordinary A3 Shares (Base Earnout Shares) element of the consideration payable to the CorpAcq Sellers for the transfer of their CorpAcq shares to the Company pursuant to the CorpAcq Sale, which will be calculated based on the value of such Post-Combination Company Ordinary A3 Shares as at the Closing (CorpAcq intends to obtain a valuation of such Post-Combination Company Ordinary A3 Shares as at the Closing) and (iii) $128.6 million of the 2024 Facilities will constitute part of the Delivered Capital Amount and Available Cash Amount.

(3)
The Contractual Maximum Redemption Scenario assumes (i) approximately 27,814,789 shares of Churchill Class A Common Stock are redeemed by Churchill Public Stockholders, which, based on the amount of $605,195,566 in the Trust Account as of February 9, 2024 and assuming Transaction Expenses of $88.8 million, estimated as of February 9, 2024, but excluding estimates of potential

UK stamp tax charges in relation to the Post-Combination Company Ordinary A3 Shares (Base Earnout Shares) element of the consideration payable to the CorpAcq Sellers for the transfer of their CorpAcq shares to the Company pursuant to the CorpAcq Sale, which will be calculated based on the value of such Post-Combination Company Ordinary A3 Shares as at the Closing (CorpAcq intends to obtain a valuation of such Post-Combination Company Ordinary A3 Shares as at the Closing), represents the maximum amount of redemptions that would still enable Churchill to have sufficient cash to satisfy the Minimum Cash Condition, (ii) no additional cash or cash equivalents are delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in connection with capital raising transactions consummated following the date of the Merger Agreement through and including the day that is 30 days following the Closing, and (iii) that $128.6 million of the 2024 Facilities will constitute part of the Delivered Capital Amount and Available Cash Amount.

(4)
Churchill Transaction Expenses (excluding deferred underwriting commissions) to be paid at Closing, estimated as of February 9, 2024, including $8,162,810 in excise tax.

(5)
Aggregate amount of deferred underwriting commissions that Churchill estimates as of August 31, 2023 will be payable at the time of Closing (after taking into account amounts estimated to be waived by underwriters in the Churchill IPO). As of the date of this proxy statement/prospectus, BofA Securities, Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC (collectively, the “Waiving Underwriters”) have waived any claim to deferred underwriting fees payable pursuant to that certain Underwriting Agreement, dated as of February 11, 2021, by and among Churchill and Citigroup Global Markets Inc., as representative of the underwriters (the “Underwriting Agreement”) in connection with certain underwriting services performed in connection with the Churchill IPO, which would result in a total of $48,300,000 in deferred underwriting fees being payable upon the consummation of an initial business combination. As of the date of this proxy statement/prospectus, the Waiving Underwriters have waived any claim to deferred underwriting fees equal to an amount of $30,368,625 (“Waived Amount”) that would otherwise be payable pursuant to the Underwriting Agreement in connection with the Waiving Underwriter’s underwriting services in connection with the Churchill IPO. Please see the sections entitled “The Business Combination — Waiving Underwriters” and “The Business Combination — Sources & Uses for the Business Combination”.

(6)
Aggregate of all Churchill’s Transaction Expenses (including deferred underwriting commissions) to be paid at Closing, estimated as of February 9, 2024.

(7)
Includes 4,697,750 Founder Shares under all scenarios that will be exchanged at the Closing for unvested Earnout Vesting Shares, the BermudaCo Series B-3 Share of which will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Also includes 8,071,391 Founder Shares under the No Redemption Scenario, 7,451,457 Founder Shares under the $500 Million in Trust Redemption Scenario and 6,443,660 Founder shares under the Contractual Maximum Redemption Scenario, that will be exchanged at the Closing for unvested Base Vesting Shares, the BermudaCo Series B-2 Share of which will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of the redemption depend on particular facts and circumstances. Please see the section titled “Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights in your particular situation.

In the event that a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders”) of Churchill Class A Common Stock exercises its right to have its Churchill Class A Common Stock redeemed pursuant to the redemption provisions described in the Churchill Charter, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of Churchill Class A Common Stock treated as held by the U.S. holder (including any stock constructively owned by such holder) relative to all of the Churchill Class A Common Stock both before and after the redemption and the Business Combination. The redemption of stock is generally expected to be treated as a sale of the stock (rather than as a corporate distribution) if (i) the redemption is “substantially disproportionate” with respect to the US holder, (ii) results in a “complete termination” of such holder’s interest in Churchill or (iii) is “not essentially equivalent to a dividend” with respect to such holder and which will depend on the particular facts and circumstances of such holder. These tests are explained in further detail in the section titled “Material U.S. Federal Income Tax Considerations”.
In the event that a U.S. holder of Churchill Class A Common Stock does not exercise its right to have its Churchill Class A Common Stock redeemed pursuant to the redemption provisions described in the Churchill Charter, the exchange of Churchill Class A Common Stock for Post-Combination Company Securities pursuant to the Business Combination is expected to be taxable for U.S. holders pursuant to Section 367(a) of the Code. Section 367(a) of the Code and the Treasury Regulations promulgated thereunder generally require a U.S. holder of stock or securities in a U.S. corporation to recognize gain (but not loss) when such stock or securities are exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment, unless certain conditions are met, which are described in further detail in the section titled “Material U.S. Federal Income Tax Considerations”. The U.S. federal income tax consequences of the Business Combination to non-U.S. holders who do not exercise their right to have their Churchill Class A Common Stock redeemed pursuant to the redemption provisions described in the Churchill Charter generally will correspond to the U.S. federal income tax consequences for U.S. holders, except that Section 367(a) of the Code will not apply to any non-U.S. holder. Specifically, as the Merger, taken together with other transactions, is expected to qualify under Section 351 of the Code, non-U.S. holders should not recognize any gain or loss on their exchange of Churchill Class A Common Stock for Post-Combination Company Securities (and on account of an exchange of Churchill Warrants for Post-Combination Company Class C Shares to the extent the Post-Combination Company Class C Shares are treated as stock for U.S. federal income tax purposes). Please see the section titled “Material U.S. Federal Income Tax Considerations.”
We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights in your particular situation
Q:
How many votes do I have at the Stockholder Special Meeting and/or the Warrant Holder Meeting?

A:
Churchill Stockholders are entitled to one vote on each proposal presented at the Stockholder Special Meeting for each share of Churchill Common Stock held of record as of [•], 2024, the record date for the Stockholder Special Meeting. Churchill Public Warrant holders are entitled to one vote on each proposal presented at the Warrant Holder Meeting for each Churchill Public Warrant held of record as of [•], 2024, the record date for the Warrant Holder Meeting.

As of the close of business on the record date of the Stockholder Special Meeting, there were [•] outstanding shares of Churchill Common Stock. As of the close of business on the record date of the Warrant Holder Meeting, there were [•] outstanding Churchill Public Warrants.
Q:
What happens if I sell my shares of Churchill Class A Common Stock or Churchill Public Warrants before the Stockholder Special Meeting and/or Warrant Holder Meeting?

A:
The record date for the Stockholder Special Meeting and the Warrant Holder Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Churchill Class A Common Stock after the record date, but before the Stockholder Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Stockholder Special Meeting. However, you will not be able to seek redemption of your shares of Churchill Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Churchill Class A

Common Stock prior to the record date, you will have no right to vote those shares at the Stockholder Special Meeting, or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.
If you transfer your Churchill Public Warrants after the record date, but before the Warrant Holder Meeting, unless the transferee obtains from you a proxy to vote those warrants, you will retain your right to vote at the Warrant Holder Meeting. If you transfer your Churchill Public Warrants prior to the record date, you will have no right to vote those warrants at the Warrant Holder Meeting.
Q:
What vote is required to approve the proposals presented at the Stockholder Special Meeting?

A:
The following votes are required for each proposal at the Stockholder Special Meeting:

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Churchill Common Stock entitled to vote thereon at the Stockholder Special Meeting. Because the Churchill Initial Stockholders have agreed to vote the shares of Churchill Common Stock they own (other than those acquired in Open Market Purchases, if any) in favor of the Business Combination Proposal. The Sponsor owns approximately 37.7% of the outstanding shares of Churchill Common Stock. Holders of approximately 20% of Churchill Class A Common Stock will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved. A Churchill stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have the same effect as a vote “AGAINST” the Business Combination Proposal.
The approval of the Governance Proposals requires the affirmative vote of at least a majority of the votes cast by holders of the outstanding shares of Churchill Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting. Accordingly, a Churchill stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals. The Churchill Initial Stockholders have agreed to vote the shares of Churchill Common Stock they own (other than those acquired in Open Market Purchases, if any) in favor of the Governance Proposals.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Churchill Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting. Accordingly, a Churchill stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal. The Churchill Initial Stockholders have agreed to vote the shares of Churchill Common Stock they own (other than those acquired in Open Market Purchases, if any) in favor of the Adjournment Proposal.
For purposes of the Stockholder Special Meeting, an abstention occurs when a stockholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.
Q:
What vote is required to approve the proposals presented at the Warrant Holder Meeting?

A:
The following votes are required for each proposal at the Warrant Holder Meeting:

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of outstanding Churchill Public Warrants. Accordingly, a Churchill Public Warrant holder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, as well as an abstention from voting and a broker non-vote with regard to the Warrant Amendment Proposal, will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

Approval of the Warrant Holder Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Churchill Public Warrant holders present or represented by proxy and entitled to vote at the Warrant Holder Meeting. Accordingly, a Churchill Public Warrant holder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, as well as a broker non-vote with regard to the Warrant Holder Adjournment Proposal will have no effect on the Warrant Holder Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Warrant Holder Adjournment Proposal.
For purposes of the Warrant Holder Meeting, an abstention occurs when a Churchill Public Warrant holder attends the meeting and does not vote or returns a proxy with an “abstain” vote.
Q:
What constitutes a quorum at the Stockholder Special Meeting and the Warrant Holder Meeting?

A:
A majority of the issued and outstanding shares of Churchill Common Stock entitled to vote as of the record date at the Stockholder Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Stockholder Special Meeting to constitute a quorum and in order to conduct business at the Stockholder Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. The Sponsor, who currently owns approximately 37.7% of the issued and outstanding shares of Churchill Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Stockholder Special Meeting has power to adjourn the Stockholder Special Meeting. As of the record date for the Stockholder Special Meeting, [•] shares of Churchill Common Stock would be required to achieve a quorum.

A quorum will be present at the Warrant Holder Meeting if a majority of the Churchill Public Warrants outstanding and entitled to vote at the Warrant Holder Meeting is represented virtually or by proxy. In the absence of a quorum, the chairman of the Warrant Holder Meeting has power to adjourn the Warrant Holder Meeting. As of the close of business on the record date of the Warrant Holder Meeting, there were [•] outstanding Churchill Public Warrants.
Q:
How will the Sponsor and Churchill’s directors and officers vote at the Stockholder Special Meeting and Warrant Holder Meeting?

A:
Pursuant to the Sponsor Agreement, the Sponsor and each of the Insiders agreed (i) to vote any of such Insider’s shares of Churchill Common Stock (other than those acquired in Open Market Purchases, if any) (a) in favor of the Business Combination and all other Stockholder Proposals and (b) against certain other matters; (ii) not to redeem any of such Insider’s shares of Churchill Common Stock in connection with the Churchill Stockholder Redemptions; (iii) to take all actions to consummate the Merger, the Business Combination and the matters contemplated by the Merger Agreement and the Sponsor Agreement; (iv) not to transfer (a) 50% of its, his or her (1) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) or (2) the Post-Combination Company Public Warrants and the Post-Combination Company Private Placement Warrants or Post-Combination Company Class C-2 Shares (or Post-Combination Company Ordinary A1 Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, for a period of 12 months after the Closing; and (b) the remaining 50% of such securities received pursuant to the Merger Agreement for a period of 18 months after the Closing; (v) not to enter into, modify or amend any contract that would contradict, limit, restrict or impair (a) any party’s ability to perform or satisfy any obligation under the Sponsor Agreement or (b) PubCo’s, BermudaCo’s, Churchill’s or Merger Sub’s ability to perform or satisfy any of its obligations under the Merger Agreement; and (vi) to be bound to certain other obligations as described therein. See the section titled “Related Agreements — Amended and Restated Sponsor Agreement.”

None of the Sponsor or Churchill’s directors or officers have purchased any shares of Churchill Common Stock during or after the Churchill IPO and, as of the date of this proxy statement/prospectus, other than as set forth in the Sponsor Agreement, neither Churchill nor the Sponsor or Churchill’s directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, the Sponsor owns approximately 37.7% of the issued and outstanding shares of Churchill Common Stock, including all of the Churchill Class B Common Stock, and will be able to vote all such shares at the Stockholder Special Meeting.
The Sponsor and Churchill’s directors and officers do not hold any Churchill Public Warrants and will thus not be entitled to vote at the Warrant Holder Meeting. The Sponsor holds Churchill Private Placement Warrants and will execute a written consent approving the Class C Warrant Amendment, as required pursuant to the terms of the Existing Warrant Agreement.
Q:
What interests do the Sponsor and Churchill’s current officers and directors have in the Business Combination?

A:
The Sponsor, certain members of the Churchill Board and Churchill’s officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination.

See “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of the Churchill Initial Stockholders and Churchill’s Directors and Officers.”
Q:
Do I have redemption rights?

A:
If you are a Churchill Public Stockholder, you may elect to redeem all or a portion of your shares of Churchill Class A Common Stock for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing, including interest not previously released to Churchill to fund Working Capital Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then-outstanding Churchill Class A Common Stock; provided that Churchill may not redeem any shares of Churchill Class A Common Stock issued in the Churchill IPO to the extent that such redemption would result in Churchill’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,001. A Churchill Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Churchill Class A Common Stock. Holders of outstanding Churchill Public Warrants do not have redemption rights in connection with the Business Combination.

The Sponsor and Churchill’s directors and officers have also agreed to waive their redemption rights with respect to their shares of Churchill Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As is customary in transactions of this type, the Sponsor and Churchill’s directors and officers did not receive any consideration for waiving their redemption rights. The Churchill Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any Founder Shares they may hold in connection with the consummation of the Closing. For illustrative purposes, based on the balance of the Trust Account of $605.2 million as of February 9, 2024, the estimated per share redemption price would have been approximately $10.61. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to Churchill to fund Working Capital Withdrawals and/or to pay its franchise and income taxes) in connection with the liquidation of the Trust Account, unless Churchill completes an alternative initial business combination prior to August 17, 2024 or Churchill amends the Churchill Charter (which requires the affirmative vote of 65% of all then outstanding shares of Churchill Common Stock) and amend certain other agreements into which Churchill has entered to extend the life of Churchill.
Q:
Is there a limit on the number of shares I may redeem?

A:
Yes. A Churchill Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Churchill Class A Common Stock. In addition, in no event will Churchill redeem Churchill Class A Common Stock in an amount that would result in Churchill’s failure to have net tangible assets equaling or exceeding $5,000,001. Each redemption of Churchill Class A Common Stock will reduce the amount in the Trust Account. Other than the foregoing, there are no additional specified maximum redemption thresholds under the Churchill Charter.
In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 15% of the shares sold in the Churchill IPO) for or against the Business Combination restricted.
Q:
Is there a limit on the total number of Churchill Class A Common Stock that may be redeemed?

A:
Yes. The Churchill Charter provides that Churchill may not redeem Churchill Class A Common Stock in an amount that would result in Churchill’s failure to have net tangible assets in excess of $5,000,001 (such that Churchill is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Based on a value of $10.00 per share, up to 56,592,808 Churchill Class A Common Stock may be redeemed under the Churchill Charter (based on approximately $605.2 million available in the Trust Account as of February 9, 2024).

Q:
Are there other redemption thresholds that affect the Business Combination?

A:
Yes. Under the Merger Agreement, the Closing is subject to the Minimum Cash Condition, which requires that the Available Cash Amount minus Transaction Expenses (and disregarding any Delayed Financing Amount) is no less than $350,000,000. The Available Cash Amount will be determined with respect to the Trust Account balance (net of Churchill Stockholder Redemptions) and as a result, each redemption of Churchill Class A Common Stock will reduce the Available Cash Amount. The Trust Account Balance as of February 9, 2024 was $605.2 million, as such, there can be no assurance that the Minimum Cash Condition will be satisfied, particularly in the event of substantial redemptions of shares of Churchill Class A Common Stock. If the Business Combination is not completed, the shares of Churchill Class A Common Stock will not be redeemed.

In addition, pursuant to the Sponsor Agreement, Sponsor will forfeit a number of Founder Shares equal to the Retirement Founder Shares. The number of Retirement Founder Shares is subject to increase or decrease based on whether the Delivered Capital Amount is less than or greater than $592,000,000, respectively. The Delivered Capital Amount will be determined with respect to the Trust Account balance (net of Churchill Stockholder Redemptions) and certain other cash and cash equivalents exceeding a certain threshold, and as a result, each redemption of Churchill Class A Common Stock will increase the probability that the Delivered Capital Amount is less than $592,000,000. As a result, each redemption of Churchill Class A Common Stock would, subject to certain limitations set forth in the Sponsor Agreement, increase the number of Retirement Founder Shares.
Further, pursuant to the Merger Agreement, the Closing Seller Cash Consideration will be determined with respect to the Trust Account balance (net of Churchill Stockholder Redemptions) and as a result, each redemption of Churchill Class A Common Stock will reduce the Closing Seller Cash Consideration. Further, the number of Post-Combination Company Ordinary A1 Shares and Post-Combination Company Ordinary A2 Shares to be issued will be determined with respect to the Delivered Capital Amount, which will be subject to increase in the event the Delivered Capital Amount is less than $592,000,000, while the number of Post-Combination Company Ordinary A3 Shares to be issued will be subject to increase or decrease based on the Delivered Capital Amount, whether less than or greater than $592,000,000. Each redemption of Churchill Class A Common Stock will increase the probability that the Delivered Capital Amount is less than $592,000,000. As a result, each redemption of Churchill Class A Common Stock would, subject to certain limitations set forth in the Merger Agreement, increase the number of Post-Combination Company Ordinary A1 Shares, Post-Combination Company Ordinary A2 Shares and Post-Combination Company Ordinary A3 Shares issued as Closing Seller Share Consideration or Earnout Shares. See the section titled “The Merger Agreement — Consideration.”

Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your Churchill Class A Common Stock for or against, or whether you abstain from voting on, the Business Combination Proposal, the Governance Proposals or any other stockholder proposal described by this proxy statement. As a result, the Merger Agreement can be adopted by Churchill stockholders who will redeem their shares and no longer remain Churchill stockholders, leaving Churchill stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability of Churchill or the Post-Combination Company to meet the listing standards of the Nasdaq Global Market or another national securities exchange.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must (i) if you hold Churchill Public Units, separate the underlying Churchill Class A Common Stock and Churchill Public Warrants, and (ii) prior to 5:00 P.M., Eastern Time on [•], 2024 (two business days before the Stockholder Special Meeting), tender your shares physically or electronically and submit a request in writing that Churchill redeem your Churchill Class A Common Stock for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com
Additionally, you must identify to Churchill the beneficial holder of the Churchill Class A Common Stock, including name, address, telephone number and email address being redeemed in order to validly redeem Churchill Class A Common Stock. A Churchill Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Churchill Class A Common Stock. Accordingly, all Churchill Class A Common Stock in excess of the aforementioned 15% threshold beneficially owned by a Churchill Public Stockholder or group will not be redeemed for cash.
Churchill stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Churchill’s understanding that Churchill stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Churchill does not have any control over this process and it may take longer than two weeks. Churchill stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Churchill stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Stockholder Special Meeting, or to deliver their shares to the Transfer Agent electronically using The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Stockholder Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination Proposal is approved. Any request for redemption, once made by a holder of Churchill Class A Common Stock, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Stockholder Special Meeting. If you deliver your Churchill Class A Common Stock for redemption to the Transfer Agent and later decide prior to the Stockholder Special Meeting not to elect redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the address listed above.

Q:
If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:
No. The holders of Churchill Public Warrants have no redemption rights with respect to such Churchill Public Warrants. However, if a holder of Churchill Public Warrants elects to exercise its redemption rights with respect to any Churchill Class A Common Stock held by such holder, such exercise of redemption rights will not affect the holder’s entitlement to exercise its Post-Combination Company Public Warrants or Post-Combination Company Class C-1 Shares to purchase Post-Combination Company Ordinary A1 Shares in accordance with the procedures set forth herein. Please see the section titled “Description of Post-Combination Company Securities” for more information regarding the procedure to be followed by holders of Churchill Public Warrants that wish to exercise their Post-Combination Company Public Warrants or Post-Combination Company Class C-1 Shares and purchase shares of Post-Combination Company Ordinary A1 Shares.

Q:
Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?

A:
No. Appraisal rights or dissenters’ rights are not available to holders of shares of Churchill Common Stock in connection with the Business Combination.

Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account, together with any other funds that constitute the Available Cash Amount will be used:

•
to pay, certain Trust Account payments, consisting of (i) the aggregate payments in connection with the Churchill Stockholder Redemptions and (ii) accrued and unpaid Churchill Transaction Expenses;

•
to repurchase all shares (other than one share or such other number as the parties may agree) of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation held by PubCo in exchange for an amount paid by the Surviving Corporation to PubCo in cash equal to the market value of the shares of Churchill Class A Common Stock so repurchased in the Churchill Stock Repurchase. Such funds will be used by the Post-Combination Company in connection with the Closing Seller Cash Consideration, the CorpAcq Preferred Redemption Amount and for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives;

•
to make to the Post-Combination Company, the I/C Company Interest Loan (as defined in the section titled “The Merger Agreement”), at the Post-Combination Company’s request in an amount necessary to allow PubCo to pay all or any portion of (i) the Closing Seller Cash Consideration to the Sellers and the Drag Sellers, (ii) CorpAcq Preferred Redemption Amount, and (iii) CorpAcq Transaction Expenses; and

•
to make to CorpAcq, the I/C CorpAcq Interest Loan to the extent necessary to fund all or any portion of an amount equal to (i) $128,600,000 less the cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in capital raising transactions with any holders of shares of CorpAcq or any affiliate thereof, and (ii) any remaining Available Cash Amount less transaction expenses, the CorpAcq Preferred Redemption Amount, the Closing Seller Cash Consideration and the amount in (i) above (if any), held by the Surviving Corporation at such time. Such funds will be used by the Post-Combination Company for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives.

Q:
What happens if the Business Combination is not consummated?

A:
If Churchill fails to complete an initial business combination by August 17, 2024 (or such earlier date as determined by Churchill’s Board), then Churchill will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Churchill Class A Common Stock, at a per-share price, payable in cash equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Churchill to fund Working Capital Withdrawals and/or to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Churchill Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of remaining Churchill stockholders and the Churchill Board, dissolve and liquidate, subject in each case to Churchill’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Churchill IPO. Please see the section titled “Risk Factors — Risks Related to Churchill and the Business Combination.”
The Churchill Initial Stockholders have waived any right to any liquidation distribution with respect to such shares. In addition, if Churchill fails to complete an initial business combination by August 17, 2024 (or such earlier date as determined by Churchill’s Board), there will be no redemption rights or liquidating distributions with respect to outstanding Churchill Warrants, which will expire worthless unless Churchill further amends the Churchill Charter and amend certain other agreements into which Churchill has entered to extend the life of Churchill.
Subject to its terms, the Merger Agreement may be terminated by CorpAcq and/or Churchill in the following circumstances:
•
by written consent of CorpAcq and Churchill;

•
by CorpAcq or Churchill, with the subsequent agreement of the other party, if the SEC has not declared the Form F-4 effective under the Securities Act on or prior to December 15, 2023;

•
by written notice from either CorpAcq or Churchill to the other if the Business Combination Proposal is not approved at the Stockholder Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that the right to terminate the Merger Agreement shall not be available to Churchill if, at the time of such termination, Churchill is in breach of certain obligations under the Merger Agreement with respect to the Stockholder Special Meeting.

•
fifteen business days following the Stockholder Special Meeting, but prior to the Closing, by written notice to Churchill from CorpAcq if the Churchill Stockholder Redemption results in the Minimum Cash Condition becoming incapable of being satisfied at Closing;

•
by written notice to Churchill from CorpAcq if:

•
in the event of a Terminating Churchill Breach (as defined in the section titled “The Merger Agreement”), except that, if any such Terminating Churchill Breach is curable by Churchill through the exercise of its reasonable best efforts, then such termination shall not be effective during the Churchill Cure Period (as defined in the section titled “The Merger Agreement”), and such termination shall become effective only if the Terminating Churchill Breach is not cured within Churchill Cure Period,

•
the Closing has not occurred on or before August 17, 2024; or

•
the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation.

•
by written notice to CorpAcq from Churchill if:

•
in the event of a Terminating CorpAcq Breach except that, if such Terminating CorpAcq Breach (as defined in the section titled “The Merger Agreement”) is curable by CorpAcq through the exercise of its reasonable best efforts, then such termination shall not be effective during the CorpAcq Cure Period (as defined in the section titled “The Merger Agreement”), and such termination shall become effective only if the Terminating CorpAcq Breach is not cured within the CorpAcq Cure Period;

•
the Closing has not occurred on or before August 17, 2024;

•
the audited financial statements (including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows), of CorpAcq as at and for the years ended December 31, 2022 and December 31, 2021, in each case, prepared in accordance with IFRS and Regulation S-X and audited in accordance with the auditing standards of the PCAOB, have not been delivered to Churchill in accordance with the Merger Agreement on or prior to September 30, 2023; or

•
the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation.

See “The Merger Agreement — Termination.”
Q:
When do you expect the Business Combination to be completed?

A:
The Closing is expected to take place on or prior to the seventh business day following the satisfaction or waiver of the conditions described below in the subsection titled “The Merger Agreement — Conditions to Closing of the Business Combination.” The Closing is expected to occur in early 2024.

Q:
What else do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy cards or, if you hold your shares or warrants through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote my shares of Churchill Common Stock?

A:
If you were a holder of record of shares of Churchill Common Stock on [•], 2024, the record date for the Stockholder Special Meeting, you may vote with respect to the proposals in person via the virtual meeting platform at the Stockholder Special Meeting, or by completing, signing, dating and returning the enclosed Churchill stockholder proxy card in the postage-paid envelope provided.

Voting by Mail.   By signing the Churchill stockholder proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the Churchill stockholder proxy card to vote your shares at the Stockholder Special Meeting in the manner you indicate. You are encouraged to sign and return the Churchill stockholder proxy card even if you plan to attend the Stockholder Special Meeting so that your shares will be voted if you are unable to attend the Stockholder Special Meeting. If you receive more than one Churchill stockholder proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all Churchill stockholder proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by [•] on [•], 2024.
Voting at the Stockholder Special Meeting via the Virtual Meeting Platform.   If you attend the Stockholder Special Meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the Stockholder Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Stockholder Special Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section titled “Special Meeting of Churchill Stockholders.”
Q:
How do I vote my Churchill Public Warrants?

A:
If you were a holder of record of Churchill Public Warrants on [•], 2024, the record date for the

Warrant Holder Meeting, you may vote with respect to the proposals in person via the virtual meeting platform at the Warrant Holder Meeting, or by completing, signing, dating and returning the enclosed Churchill warrant holder proxy card in the postage-paid envelope provided.
Voting by Mail.   By signing the Churchill warrant holder proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the Churchill warrant holder proxy card to vote your Churchill Public Warrants at the Warrant Holder Meeting in the manner you indicate. You are encouraged to sign and return the Churchill warrant holder proxy card even if you plan to attend the Warrant Holder Meeting so that your Churchill Public Warrants will be voted if you are unable to attend the Warrant Holder Meeting. If you receive more than one Churchill warrant holder proxy card, it is an indication that your Churchill Public Warrants are held in multiple accounts. Please sign and return all Churchill warrant holder proxy cards to ensure that all of your Churchill Public Warrants are voted. Votes submitted by mail must be received by [•] on [•], 2024.
Voting at the Warrant Holder Meeting via the Virtual Meeting Platform.   If you attend the Warrant Holder Meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your Churchill Public Warrants are registered directly in your name, you are considered the warrant holder of record and you have the right to vote in person via the virtual meeting platform at the Warrant Holder Meeting. If you hold your Churchill Public Warrants in “street name,” which means your Churchill Public Warrants are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the Churchill Public Warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your Churchill Public Warrants with instructions on how to vote your Churchill Public Warrants or, if you wish to attend the Warrant Holder Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these Churchill Public Warrants. For additional information, please see the section titled “Churchill Public Warrant Holder Meeting.”
Q:
If my shares of Churchill Common Stock and/or Churchill Public Warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares/warrants for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Churchill believes that all of the proposals presented to the stockholders at the Stockholder Special Meeting and the warrant holders at the Warrant Holder Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Stockholder Special Meeting, and your broker, bank, or nominee cannot vote your warrants without your instruction on any of the proposals presented at the Warrant Holder Meeting.

If you do not provide instructions to vote at the Stockholder Special Meeting with your proxy, your broker, bank, or other nominee may deliver a Churchill stockholder proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Stockholder Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
If you do not provide instructions to vote at the Warrant Holder Meeting with your proxy, your broker, bank, or other nominee may deliver a Churchill warrant holder proxy card expressly indicating that it is NOT voting your warrants; this indication that a broker, bank, or nominee is not voting your warrants is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Warrant Holder Meeting. Your bank, broker, or other nominee can vote your warrants only if you provide instructions on how to vote. You should instruct your broker to vote your warrants in accordance with directions you provide.
Q:
May I change my vote after I have mailed my signed Churchill stockholder proxy card and/or Churchill warrant holder proxy card?

A:
Yes. You may change your vote in the Stockholder Special Meeting by sending a later-dated, signed Churchill stockholder proxy card to Churchill’s Secretary at the address listed below so that it is received by Churchill’s Secretary prior to the Stockholder Special Meeting, or by attending the Stockholder Special Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy granted in respect of your shares by sending a notice of revocation to Churchill’s Secretary, which must be received by Churchill’s Secretary prior to the Stockholder Special Meeting.

You may change your vote in the Warrant Holder Meeting by sending a later-dated, signed Churchill warrant holder proxy card to Churchill’s Secretary at the address listed below so that it is received by Churchill’s Secretary prior to the Warrant Holder Meeting, or by attending the Warrant Holder Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy granted in respect of your warrants by sending a notice of revocation to Churchill’s Secretary, which must be received by Churchill’s Secretary prior to the Warrant Holder Meeting.
Q:
What will happen if I sign and return my Churchill stockholder proxy card and/or Churchill warrant holder proxy card without indicating how I wish to vote?

A:
If you sign, date and return your Churchill stockholder proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Stockholder Special Meeting. The proxyholders may use their discretion to vote on any other matters that properly come before the Stockholder Special Meeting.

If you sign, date and return your Churchill warrant holder proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Warrant Holder Meeting. The proxyholders may use their discretion to vote on any other matters that properly come before the Warrant Holder Meeting.
Q:
How do I register to attend the Stockholder Special Meeting and/or the Warrant Holder Meeting virtually?

A:
If you are a holder of Churchill Common Stock on the record date, you do not need to register to attend the Stockholder Special Meeting virtually. Please follow the instructions on your Churchill stockholder proxy card. If your shares are held in the name of your broker, bank or other nominee, you must register in advance to attend the Stockholder Special Meeting virtually.

If you are a holder of Churchill Public Warrants on the record date, you do not need to register to attend the Warrant Holder Meeting virtually. Please follow the instructions on your Churchill warrant holder proxy card. If your warrants are held in the name of your broker, bank or other nominee, you must register in advance to attend the Warrant Holder Meeting virtually.
To register to attend the Stockholder Special Meeting or Warrant Holder Meeting in person via the virtual meeting platform, you must obtain a proxy from the broker, bank or other nominee, reflecting your Churchill holdings along with your name and email address and submit to [•]. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [•], 2024. You will receive a confirmation of your registration by email.
Q:
If I am not going to attend the Stockholder Special Meeting or Warrant Holder Meeting via the virtual meeting platform, should I return my Churchill stockholder proxy card and/or Churchill warrant holder proxy card instead?

A:
Yes. Whether or not you plan to attend the Stockholder Special Meeting or Warrant Holder Meeting, please read the enclosed proxy statement/prospectus carefully.

Please vote your shares by completing, signing, dating and returning the enclosed Churchill stockholder proxy card in the postage-paid envelope provided.

Please vote your warrants by completing, signing, dating and returning the enclosed Churchill warrant holder proxy card in the postage-paid envelope provided.
Q:
What happens if I fail to take any action with respect to the Stockholder Special Meeting and/or Warrant Holder Meeting?

A:
If you fail to take any action with respect to the Stockholder Special Meeting and the Business Combination Proposal is approved by Churchill stockholders and the Business Combination is consummated, you will become a holder of Post-Combination Company Ordinary A1 Shares. If you fail to take any action with respect to the Stockholder Special Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Churchill. If you fail to take any action with respect to the Warrant Holder Meeting and the Business Combination Proposal is approved by Churchill stockholders and the Business Combination is consummated, and the Warrant Amendment Proposal is approved by Churchill Public Warrant holders, you will become a holder of Post-Combination Company Warrants. If you fail to take any action with respect to the Warrant Holder Meeting and the Business Combination Proposal is approved by Churchill stockholders and the Business Combination is consummated, but the Warrant Amendment Proposal is not approved by Churchill Public Warrant holders, you will become a holder of Post-Combination Company Ordinary A1 Shares. If you fail to take any action with respect to the Warrant Holder Meeting and the Business Combination Proposal is not approved, you will continue to be a stockholder and/or warrant holder of Churchill.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, multiple Churchill stockholder proxy cards or voting instruction cards, multiple Churchill warrant holder proxy cards or voting instruction cards.

For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one Churchill stockholder proxy card. If you hold your Churchill Public Warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Churchill Public Warrants. If you are a holder of record and your Churchill Warrants are registered in more than one name, you will receive more than one Churchill warrant holder proxy card.
Please complete, sign, date and return each Churchill stockholder proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Please complete, sign, date and return each Churchill warrant holder proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your warrants.
Q:
Who will solicit and pay the cost of soliciting proxies for the Stockholder Special Meeting and the Warrant Holder Meeting?

A:
Churchill will pay the cost of soliciting proxies for the Stockholder Special Meeting and the Warrant Holder Meeting. Churchill has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the Stockholder Special Meeting and the Warrant Holder Meeting. Churchill has agreed to pay Morrow a fee of $47,500.00, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Churchill will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Churchill Common Stock and Churchill Public Warrants for their expenses in forwarding soliciting materials to beneficial owners of shares of Churchill Common Stock and Churchill Public Warrants and in obtaining voting instructions from those owners. Churchill’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy cards you should contact:

Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019
(212) 380-7500
Email: info@churchillcapitalcorp.com
You may also contact the proxy solicitor for Churchill at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: CVII.info@investor.morrowsodali.com
To obtain timely delivery, Churchill stockholders must request the materials no later than [•], 2024, or five business days prior to the Stockholder Special Meeting and the Warrant Holder Meeting.
You may also obtain additional information about Churchill from documents filed with the SEC by following the instructions in the section titled “Additional Information.”
If you intend to seek redemption of your shares of Churchill Class A Common Stock, you will need to notify the Transfer Agent and deliver your shares of Churchill Class A Common Stock (either physically or electronically) to the Transfer Agent prior to the Stockholder Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Churchill Class A Common Stock, please contact the Transfer Agent:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Stockholder Special Meeting and the Warrant Holder Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Business Combination and the Business Combination. It is also described in detail in this proxy statement/prospectus in the section titled “The Merger Agreement.”
The Parties to the Business Combination
CorpAcq and PubCo
CorpAcq Holdings Limited is a private limited company incorporated under the laws of England and Wales (together with its subsidiaries, “CorpAcq”). CorpAcq is a corporate compounder with a proven track record of acquiring and supporting founder-led businesses. CorpAcq believes that it has cultivated a reputation as a “preferred buyer” for founder-led small and medium-sized enterprises (“SMEs”) based on its differentiated value proposition that aligns its interests with those of the founder-sellers. By retaining existing management to preserve entrepreneurial spirit and maintaining operational decision making within each subsidiary, CorpAcq focuses on investing for long-term performance. Through its systematic and disciplined approach to M&A, CorpAcq has acquired and built a diversified portfolio of well-established businesses in the UK. CorpAcq’s 42 subsidiaries have strong asset bases, operate in industries with high barriers to entry, generate strong growth and free cash flow, and are led by experienced management teams who typically remain in-place after acquisition.
CorpAcq Group Plc (formerly known as Polaris Pubco Plc) is a public limited company incorporated under the laws of England and Wales (“PubCo”). PubCo was formed as Polaris Pubco Plc on July 26, 2023 and subsequently changed its name to CorpAcq Group Plc on October 11, 2023. To date, PubCo has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets.
In connection with the Closing, PubCo will adopt the Post-Combination Articles. PubCo after the consummation of the Business Combination is referred to herein as the “Post-Combination Company”.
PubCo has applied to list the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time) on the Nasdaq Global Market under the symbols “CPGRA” and “CPGRB,” respectively (or “CPGRW” if the Post-Combination Company Warrants are listed), upon the Closing.
The mailing address of CorpAcq’s registered office is CorpAcq House, 1 Goose Green, Altrincham, Cheshire WA14 1DW, United Kingdom. The mailing address of PubCo’s registered office is CorpAcq House, 1 Goose Green, Altrincham, Cheshire WA14 1DW, United Kingdom. Its agent for U.S. federal securities law purposes is Cogency Global Inc. 122 E. 42nd Street, 18th Floor, New York, NY 10168, Tel: 1(800) 221-0102. CorpAcq maintains a website at www.corpacq.com. Information contained in, or accessible through, CorpAcq’s website is not a part of, and is not incorporated into, this proxy statement/prospectus.
BermudaCo
Polaris Bermuda Limited is an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly owned subsidiary of PubCo that was incorporated on August 1, 2023, to facilitate the consummation of the Business Combination. On September 19, 2023, BermudaCo became a party to the Merger Agreement.
Following the Closing, the Post-Combination Company will be organized in an “Up-C” structure in which the business of CorpAcq and its subsidiaries will be held directly or indirectly by BermudaCo, and the Surviving Corporation will be held directly by BermudaCo. CorpAcq shareholders and holders of shares of Churchill Class A Common Stock will hold Post-Combination Company Ordinary A1 Shares, while the Sponsor will hold voting, non-economic Post-Combination Company B Shares. The Post-Combination Company will own all of the voting economic Class A shares of BermudaCo and the Sponsor will own all of the non-voting economic BermudaCo Redeemable Shares.
The registered address of BermudaCo is Walkers Corporate (Bermuda) Limited, Park Place, 55 Par-la-Ville Road, Hamilton, HM 11 Bermuda.
Merger Sub
NorthSky Merger Sub, Inc. is a Delaware corporation and a direct, wholly owned subsidiary of PubCo that was incorporated on July 27, 2023, to facilitate the consummation of the Business Combination. In connection with the Business Combination, Merger Sub will merge with and into Churchill in the Merger, pursuant to which the separate corporate existence of Merger Sub will cease, with Churchill being the surviving corporation and becoming a subsidiary of PubCo.
The registered address of Merger Sub is 251 Little Falls Drive, Wilmington, New Castle County, DE 19808.
Churchill
Churchill is a blank check company incorporated on October 9, 2020, as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses.
Churchill Class A Common Stock, Churchill Public Units and Churchill Public Warrants are currently listed on Nasdaq Global Market under the symbols “CVII,” “CVIIU” and “CVIIW,” respectively.
The mailing address of Churchill’s principal executive office is 640 Fifth Avenue, 12th Floor, New York, NY 10019 and its telephone number is (212) 380-7500.
The Business Combination
On August 1, 2023, Churchill entered into the Merger Agreement with CorpAcq, PubCo, Merger Sub, and the Sellers. Concurrently with the entry into the Merger Agreement, the Churchill Initial Stockholders, Churchill and PubCo entered into the Sponsor Agreement. On September 19, 2023, BermudaCo became a party to the Merger Agreement. On December 26, 2023, Churchill, the CorpAcq Parties and the Sellers amended the Merger Agreement in connection with the Extension.
In connection with the Business Combination, and pursuant to the Merger Agreement and the Sponsor Agreement, and subject to the terms and conditions contained therein:
•
PubCo will acquire 100% of the outstanding equity interests in CorpAcq from the shareholders of CorpAcq through: (i) the sale and transfer of the Sellers’ CorpAcq Ordinary Shares to PubCo in the CorpAcq Sale and, if necessary, (ii) the transfer of any remaining CorpAcq Ordinary Shares held by Drag Sellers in the Drag Along Sale. See “The Merger Agreement — CorpAcq Sale” and “The Merger Agreement — Drag Along Sale”;

•
the Sponsor will forfeit to Churchill for no consideration certain of its Founder Shares and certain of its Churchill Private Placement Warrants in the Founder Equity Retirement, upon which such Founder Shares and Churchill Private Placement Warrants shall be retired, canceled and no longer outstanding and the Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo in the Founder Share Contribution;

•
Merger Sub will merge with and into Churchill in the Merger, pursuant to which the separate corporate existence of Merger Sub will cease and Churchill will become the Surviving Corporation and a subsidiary of PubCo; and

•
CorpAcq will redeem in full the outstanding CorpAcq Preferred Shares in the CorpAcq Preferred Redemption.

The Business Combination is described in further detail under “The Merger Agreement.”

Following the Closing, the Post-Combination Company will be organized in an “Up-C” structure in which the business of CorpAcq and its subsidiaries and the Surviving Corporation will be held directly or indirectly by BermudaCo. CorpAcq shareholders and holders of shares of Churchill Class A Common Stock will hold voting, economic Post-Combination Company Ordinary A1 Shares, while the Sponsor will hold voting, non-economic Post-Combination Company B Shares. The Post-Combination Company will own all of the voting economic Class A shares of BermudaCo and the Sponsor will own all of the non-voting economic Series B-1, Series B-2 and Series B-3 shares of BermudaCo. Pursuant to the BermudaCo Bye-laws and the Back to Back Share Issuance Agreement, the holder of BermudaCo Redeemable Shares will be entitled to cause BermudaCo to exchange such BermudaCo Redeemable Shares for, at the option of BermudaCo, cash or Post-Combination Company Ordinary A1 Shares.
In connection with the Closing, the CorpAcq shareholders will receive their pro rata portion of:
•
an aggregate amount of cash (“Closing Seller Cash Consideration”), expected to be no greater than $256,000,000, calculated as:

•
the Available Cash Amount but calculated without giving effect to the Delayed Financing Amount; minus

•
the aggregate amount of the Transaction Expenses (as defined in the Merger Agreement); minus

•
the CorpAcq Preferred Redemption Amount; minus

•
an amount equal to $128,600,000 minus cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in capital raising transactions with any holders of shares of CorpAcq, or any affiliate thereof, if any, which amount will be delivered to the Post-Combination Company pursuant to the I/C CorpAcq Interest Loan for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives; minus

•
99.99% of the amount by which the aggregate amounts of the preceding four bullet points exceeds $257,200,000 (or such lesser amount as indicated by CorpAcq in its sole discretion).

•
the Closing Seller Share Consideration and the Earnout Shares, as follows:

•
an aggregate number of Post-Combination Company Ordinary A1 Shares, to be calculated based on a CorpAcq equity value of $803,822,000 minus the Closing Seller Cash Consideration and divided by $10.00;

•
in the event the Delivered Capital Amount is less than $592,000,000:

•
additional Post-Combination Company Ordinary A1 Shares and Post-Combination Company Ordinary A2 Shares, each in a number equal to 6.25% of the shortfall of the Delivered Capital Amount from $592,000,000 divided by $10.00; and

•
Post-Combination Company Ordinary A3 Shares, equal to (i) 15,000,000 if the Delivered Capital Amount is less than $592,000,000 and (ii) 15,000,000 minus a number of shares (rounded down to the nearest whole share) equal to the shortfall of the Delivered Capital Amount from $592,000,000 divided by $10.00, as may be adjusted pursuant the Sponsor Agreement .

•
Closing Seller Class C-2 Consideration consisting of an aggregate of 15,000,000 Post-Combination Company Class C-2 Shares each exercisable for Post-Combination Company Ordinary A1 Shares and subject to substantially the same terms applicable to the existing private placement warrants of Churchill.

The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A2 Shares will be entitled to vote such shares, and will be entitled to receive dividends and other distributions with respect to such shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such Post-Combination Company Ordinary A2 Shares (and will be forfeited if they do not vest).

The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A3 Shares will be entitled to vote such shares, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.
In connection with the Founder Equity Retirement and Founder Equity Contribution:
•
the Sponsor will forfeit to Churchill for no consideration (i) the Retirement Founder Shares, being 15,000,000 Founder Shares, which amount may be increased or decreased based upon the amount by which the Delivered Capital Amount is less than $592,000,000 and in accordance with the Sponsor Agreement and (ii) 18,600,000 Churchill Private Placement Warrants;

•
BermudaCo will issue to the Sponsor an aggregate number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered prior to the Closing;

•
BermudaCo will create additional authorized share capital (or an agreed upon similar construct) equivalent to, or otherwise issue, additional BermudaCo Redeemable Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered from and after the Closing;

•
concurrently with the Founder Share Contribution, and in connection with the B Share Subscription, the Sponsor will subscribe for, and PubCo will issue to the Sponsor, a number of Post-Combination Company B Shares equal in number to the number of BermudaCo Redeemable Shares issued or to be issued to the Sponsor pursuant to the immediately preceding bullet points, at a subscription price of $0.000001 per Post-Combination Company B Share;

Pursuant to the Merger Agreement, the parties to the Merger Agreement agreed to work in good faith to have a new credit facility in place prior to Closing. On January 19, 2024, CorpAcq entered into the 2024 Facilities to refinance the previous Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and the remaining available proceeds are expected to be used to support future acquisitions. The 2024 Facilities include a £200.0 million committed term loan facility and a £100.0 million committed acquisition facility. Up to $128.6 million of the 2024 Facilities (minus any portion of such amount that is actually utilized by CorpAcq to consummate an acquisition that has been previously approved or otherwise consented to by Churchill prior to Closing) will be deemed to constitute part of (1) the Delivered Capital Amount and (2) the Available Cash Amount. Other than such refinancing, there are currently no other planned capital raising transactions. As a result, other than funds in the Trust Account (net of any Churchill Stockholder Redemptions) and up to $128.6 million of the 2024 Facilities, there are currently no additional cash or cash equivalents anticipated to be delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries that would impact the calculation of Closing Seller Cash Consideration, the Closing Seller Share Consideration, the Earnout Shares, the Retirement Founder Shares or BermudaCo Redeemable Shares.
The Exchangeable Units to be received by the Sponsor in connection with the Business Combination consist of:
•
a number of Exchangeable Units equal to (i) 50% multiplied by (ii) (1) the Exchangeable Units to be received by the Sponsor in connection with the Founder Share Contribution and the B Share Subscription minus (2) 4,697,750, each of which will be Base Vesting Shares, and each consist of a BermudaCo Series B-2 Share together with a Post-Combination Company B Share;

•
4,697,750 Exchangeable Units will be Earn-Out Vesting Shares and each consist of a BermudaCo Series B-3 Share together with a Post-Combination Company B Share; and

•
the remaining Exchangeable Units will consist of a BermudaCo Series B-1 Share together with a Post-Combination Company B Share.

The BermudaCo Series B-2 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Base Vesting Shares will be entitled to vote their Post-Combination Company Class B Shares, and will be entitled to receive dividends and other distributions with respect to BermudaCo Series B-2 Shares component to Base Vesting Shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such BermudaCo Series B-2 Shares (and will be forfeited if they do not vest).
The BermudaCo Series B-3 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Earn-Out Vesting Shares shall be entitled to vote their Post-Combination Company Class B Shares, but will not be entitled to receive any dividends or distributions with respect to unvested BermudaCo Series B-3 Shares. For additional detail on the Sponsor’s Exchangeable Units, see “The Business Combination — Impact of the Business Combination on Public Float” and “The Related Agreements.”
At the Effective Time and by virtue of the Merger, and without any further action on the part of any party or the holders of any securities of Churchill:
•
each share of Churchill Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than such shares for which redemption rights have been exercised, that are held in treasury or that are owned by the CorpAcq Parties) will be exchanged for, and the holders of such Churchill Class A Common Stock shall be entitled to receive one Post-Combination Company Ordinary A1 Share;

•
in the event that the Warrant Amendment Proposal is approved and a Valuation Report is obtained prior to the Effective Time:

•
each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-1 Share; and

•
each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-2 Share;

•
in the event that either the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time:

•
each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one Post-Combination Company Public Warrant; and

•
each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one Post-Combination Company Private Placement Warrant.

Although the Available Cash Amount will include any qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries including in connection with any qualifying capital raising transactions, no such capital raising transactions are currently contemplated. As a result, the Available Cash Amount is anticipated to consist of the funds in the Trust Account (net of any Churchill Stockholder Redemptions). As of February 9, 2024, the balance of the Trust Account was approximately $605.2 million.
In connection with the Closing, the Available Cash Amount, including amounts in the Trust Account, will be applied as follows:
•
to pay certain Trust Account payments, consisting of (i) the aggregate payments in connection with the Churchill Stockholder Redemptions and (ii) accrued and unpaid Churchill Transaction Expenses;

•
to repurchase all shares (other than one share or such other number as the parties may agree) of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation held by the Post-Combination Company in exchange for an amount paid by the Surviving Corporation to the Post-Combination Company in cash equal to the market value of the shares of Churchill Class A Common Stock so repurchased in the Churchill Stock Repurchase. Such funds will be used by the Post-Combination Company in connection with the Closing Seller Cash Consideration, the CorpAcq Preferred Redemption Amount and for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives;

•
to make to the Post-Combination Company, the I/C Company Interest Loan, at the Post-Combination Company’s request in an amount necessary to allow the Post-Combination Company to pay all or any portion of (i) the Closing Seller Cash Consideration to the CorpAcq shareholders, (ii) CorpAcq Preferred Redemption Amount, and (iii) CorpAcq transaction expenses; and

•
to make to CorpAcq, the I/C CorpAcq Interest Loan to the extent necessary to fund all or any portion of an amount equal to (i) $128,600,000 less the cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in capital raising transactions with any holders of shares of CorpAcq) and (ii) any remaining Available Cash Amount less transaction expenses, the CorpAcq Preferred Redemption Amount, the Closing Seller Cash Consideration and the amount in (i) above (if any), held by the Surviving Corporation at such time. Such funds will be used by the Post-Combination Company for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives.

For more information on the Business Combination, see the section titled “The Business Combination.”
Impact of the Business Combination on Public Float
It is anticipated that, upon consummation of the Business Combination and assuming (1) the No Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:
(i)   Churchill Public Stockholders will have an economic interest of approximately 42.1% and a voting interest of approximately 37.1% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;
(ii)   The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 6.0% (or, when including the BermudaCo Series B-2 Shares, 11.9%) and voting interest of approximately 13.5% of the Post-Combination Company by virtue of its ownership of Founder Shares; and
(iii)   The CorpAcq Shareholders will have an economic interest of approximately 46.0% (or, including the Post-Combination Company Ordinary A2 Shares, 46.0%) and voting interest of approximately 49.4% of the Post-Combination Company.
It is anticipated that, upon consummation of the Business Combination and assuming (1) the $500 Million in Trust Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:
(i)   Churchill Public Stockholders will have an economic interest of approximately 35.0% and a voting interest of approximately 30.5% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;
(ii)   The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 5.5% (or, including the BermudaCo Series B-2 Shares, 11.0%) and voting interest of approximately 12.7% of the Post-Combination Company by virtue of its ownership of Founder Shares; and

(iii)   The CorpAcq Shareholders will have an economic interest of approximately 54.0% (or, including the Post-Combination Company Ordinary A2 Shares, 54.0%) and voting ownership interest of approximately 56.8% of the Post- Combination Company.
It is anticipated that, upon consummation of the Business Combination and assuming (1) the Contractual Maximum Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:
(i)   Churchill Public Stockholders will have an economic interest of approximately 23.5% and a voting interest of approximately 20.3% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;
(ii)   The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 5.2% (or, including the BermudaCo Series B-2 Shares, 10.4%) and voting interest of approximately 12.2% of the Post-Combination Company by virtue of its ownership of Founder Shares; and
(iii)   The CorpAcq Shareholders will have an economic interest of approximately 65.4% (or, including the Post-Combination Company Ordinary A2 Shares, 66.1%) and voting ownership interest of approximately 67.5% of the Post- Combination Company.
For more information, please see the sections titled “The Business Combination — Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”
Organizational Structures
The following diagrams use the below legend to illustrate entity type, jurisdiction of formation, and ownership:

The following diagram illustrates the current ownership structure of CorpAcq.
The following diagram illustrates the current ownership structure of Churchill.

The following diagram illustrates the ownership structure of the Post-Combination Company following the Business Combination, assuming the No Redemption Scenario and that the Earnout Shares and Vesting Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources.

Churchill Public Warrant holders
Churchill Public Stockholders[1]
CorpAcq Shareholders[2]
Sponsor[3]
Post-Combination Company B Shares
Polaris BermudaCo. equity interests
CorpAcq Group PLC
(Post-Closing Company)
Polaris BermudaCo Ltd.
CorpAcq Holdings Ltd.
CCVII
CorpAcq Ltd.
CorpAcq Finance Ltd.
Minorities
OpCo Subsidiaries
x42 subsidiaries

2) The CorpAcq Shareholders will have an economic interest of approximately 46.0% and a voting interest of approximately 49.4% in the Post-Combination Company.

4) For more information about ownership of the Post-Combination Company, see *"Beneficial Ownership of Securities"*.

The Churchill Board’s Reasons for Approval of the Business Combination
The Churchill Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the other transaction agreements, including but not limited to the following material factors:
•
Attractive Valuation.   The consideration to CorpAcq Shareholders values CorpAcq at a discount to certain comparable companies with respect to CorpAcq’s total enterprise value as a multiple of estimated Adjusted EBITDA for calendar year 2023.

•
Reasonableness on Aggregate Consideration.   Following a review of the financial data provided to Churchill, including CorpAcq’s historical financial statements, and Churchill’s due diligence review of the CorpAcq business, the Churchill Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

•
Track Record of Revenue Growth, Profitability and Cash Flow Generation.   CorpAcq has delivered meaningful financial returns and sustained value over several economic cycles with prudent financial leverage since its inception, including CorpAcq’s record of organic topline growth as calculated based on growth in revenue and subsidiary-level profits from subsidiaries that have been in CorpAcq’s portfolio for at least one year, and cash flow generation with a disciplined, low-risk acquisition strategy that has diversified and enhanced the CorpAcq platform.

•
Diversified Portfolio Aligned with Favorable End-Markets and Risk Mitigation.   CorpAcq had a portfolio of 41 businesses as of the date of the Merger Agreement, which is anchored by stable, mature United Kingdom SMEs across multiple large industries. CorpAcq’s portfolio creates diversification and helps contribute to overall portfolio resilience through economic cycles. Many of CorpAcq’s businesses have a long, well-established history of operating successfully and are aligned with attractive industry trends in the United Kingdom with exposure to favorable end-markets, providing an opportunity for organic growth to outperform UK GDP.
•
“Preferred Buyer” Status Driven by Management-Empowered Value Proposition.   CorpAcq offers an alternative equity avenue for founders of SMEs who want to remain involved in their companies and empowers existing management teams to accelerate business performance while maintaining their brand, identification, and legacy. This approach has allowed CorpAcq to become a “preferred buyer” for profitable, well-established, founder-led SMEs in the United Kingdom by maintaining autonomy within the business through a decentralized and scalable structure and holding the investment over a long-term horizon.

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Strong and Experienced Management Team.   CorpAcq has a highly qualified and long-tenured management team that has a demonstrated track record of success with its established M&A playbook and operating business model. The Churchill Board believes the leadership team brings together the necessary commercial knowledge, extensive networks and operational expertise to seek to drive successful acquisitions and achieve value creation.

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Attractive and Growing Acquisition Pipeline.   CorpAcq has a robust pool of opportunities in its core United Kingdom market where there is a large total addressable market of more than 90,000 companies in key sectors to CorpAcq, including residential and nonresidential construction, manufacturing, infrastructure, industrials, transportation and consumer. The Churchill Board believes the increased capital from the public markets and expertise from Churchill will provide CorpAcq the opportunity to scale its business model to target larger transactions and operate in new geographies over the medium-term.

•
Compelling Profile for Compounding Returns for Investors.   CorpAcq’s focus and discipline to acquire stable and profitable businesses at attractive single-digit multiples of cash flow have led to strong returns on investment and historical double-digit net income growth, based on the compound annual growth rate of CorpAcq’s net income from 2019 to 2022, subject to adjustments for non-controlling interests (and based on UK GAAP). CorpAcq management anticipates that CorpAcq will have the capacity to deliver an annual dividend yield with a more flexible capital structure.

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Opinion of Duff & Phelps.   The financial analysis performed by and the opinion of Duff & Phelps, dated August 1, 2023, that as of such date and subject to and based on the assumptions made, procedures followed, matters considered, and limitations of the review undertaken and qualifications contained in the opinion, the Churchill Class A Stockholder Consideration to be received by the holders of Churchill Class A Common Stock other than Excluded Shares in the Business Combination was fair, from a financial point of view, to such stockholders (taking into account the other transactions contemplated by the Merger Agreement and the Sponsor Agreement but without giving effect to any impact of the Business Combination on any particular stockholder other than in its capacity as a stockholder. See section “The Business Combination — Opinion of Duff & Phelps to Churchill Board”.

•
Other Alternatives.   The Churchill Board believed, after a review of other initial business combination opportunities reasonably available to Churchill, that the proposed Business Combination represents the best potential alternative for Churchill based on its evaluation of CorpAcq, other potential acquisition targets and the alternative of liquidating.

•
Due Diligence.   The Churchill Board took into account the results of its due diligence investigation of CorpAcq conducted by Churchill’s management team and its legal advisors.

•
Stockholder Approval.   The Churchill Board considered the fact that, in connection with the Business Combination, Churchill stockholders have the option to (i) become shareholders of the Post-Combination Company, (ii) sell their shares of Churchill Class A Common Stock or (iii) redeem their shares of Churchill Class A Common Stock for the per share amount held in the Trust Account pursuant to the terms of the Churchill Charter.

•
Negotiated Terms of the Merger Agreement and the Sponsor Agreement.   The Churchill Board considered the terms and conditions of the Merger Agreement, the Sponsor Agreement and the Business Combination, including each party’s representations, warranties and covenants, the conditions to each party’s obligation and the termination provisions as well as the strong commitments by CorpAcq, PubCo and Merger Sub and Churchill to complete the Business Combination.
•
Governance of the Post-Combination Company.   The Churchill Board evaluated the governance profile of the Post-Combination Company that was agreed upon in connection with the negotiation of the Merger Agreement.

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Independent Director Role.   The Churchill Board is comprised of a majority of independent directors based on the Nasdaq Global Market’s listing standards. In connection with the Business Combination, the majority of Churchill independent directors, Andrew Frankle, Malcolm S. McDermid, Karen G. Mills, Stephen Murphy and Alan M. Schrager, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement. Churchill’s independent directors evaluated and unanimously (among those who voted) approved, as members of the Churchill Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

The Churchill Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•
Macroeconomic Risks.   Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the Post-Combination Company’s revenues, as well as risks related to CorpAcq’s business, including its exposure to general economic conditions in the United Kingdom and the impact of Brexit and CorpAcq’s longer-term strategy to mitigate such risks.

•
Benefits May Not Be Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•
Stockholder Vote.   The risk that Churchill’s stockholders may object to and challenge the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including to vote down the Stockholder Proposals at the Stockholder Special Meeting and the Warrant Holder Proposals at the Warrant Holder Meeting.

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Redemption Risk.   The risk that a significant number of Churchill stockholders may elect to redeem their Churchill Class A Common Stock prior to the consummation of the Business Combination pursuant to the Churchill Charter, which may potentially make the Business Combination more difficult to consummate.

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Closing Conditions.   The fact that the Closing is conditioned on the satisfaction of certain closing conditions that are not within Churchill’s control, including the fact that Closing is conditioned upon satisfaction (or waiver) of the Minimum Cash Condition, which requires that the Available Cash Amount, net of Transaction Expenses (and disregarding any Delayed Financing Amount), is no less than $350,000,000, and the fact that such minimum amount is a meaningful portion of the $605.2 million contained in the Trust Account as of February 9, 2024.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

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Fees and Expenses.   The fees and expenses associated with consummating the Business Combination (and the fact that the Minimum Cash Condition is net of Transaction Expenses).

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Liquidation of Churchill.   The risks and costs to Churchill if the Business Combination is not consummated, including the risk of diverting management focus and resources from other Businesses Combination opportunities, which could result in Churchill being unable to effect an initial business combination within the Completion Window and force Churchill to liquidate.

•
Other Risks.   Various other risks associated with the Business Combination, the business of CorpAcq and ownership of the Post-Combination Company’s shares described under the section titled “Risk Factors.”

In addition to considering the factors described above, the Churchill Board also considered that:
•
Interests of Certain Persons.   Some officers and directors of Churchill may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Churchill’s stockholders (see “The Business Combination — Interests of Certain Persons in the Business Combination”). Churchill’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously (of those who voted) approving, as members of the Churchill Board, the Merger Agreement and the Business Combination, including the Merger.

The Churchill Board concluded that the potential benefits it expected Churchill and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Churchill Board unanimously (among those who voted) determined that the Merger Agreement and the Business Combination, were advisable, fair to, and in the best interests of Churchill and its stockholders.
Satisfaction of 80% Test
It is a requirement under the Churchill Charter that an initial business combination must occur with one or more operating businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed as permitted withdrawals and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial business combination. As of August 1, 2023, the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account was estimated by the Churchill Board to be approximately $600.0 million (excluding up to $48.3 million of deferred underwriting commissions as of such date) and 80% thereof represents approximately $480.0 million. In reaching its conclusion on the 80% asset test, the Churchill Board used as a fair market value the $803.8 million equity value for CorpAcq, which was implied based on the terms of the Business Combination agreed to by the parties in negotiating the Merger Agreement.
The Churchill Board also considered qualitative factors such as CorpAcq’s business and financial condition and prospects, the experience and commitment of CorpAcq’s management team, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The Churchill Board determined that the consideration being paid in the Merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, Churchill and its stockholders and appropriately reflected CorpAcq’s value.
The Churchill Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of CorpAcq met the 80% requirement. Based on the fact that the $803.8 million fair market value of CorpAcq as described above is in excess of the threshold of approximately $480.0 million, representing 80% of the balance of the funds in the Trust Account (excluding net of amounts disbursed to management for working capital purposes, if applicable, taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions), the Churchill Board determined that the fair market value of CorpAcq was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.
Special Meeting of Churchill Stockholders
Date, Time and Place of Special Meeting
The Stockholder Special Meeting will be held via live webcast at www.cstproxy.com/churchillcapitalvii/sm2024, on [•], 2024, at [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.
Proposals at the Stockholder Special Meeting
At the Stockholder Special Meeting, Churchill stockholders will vote on the following proposals:
•
Business Combination Proposal — To consider and vote upon a proposal to adopt the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and approve the Business Combination (the “Business Combination Proposal”) (Stockholder Proposal No. 1);

•
Governance Proposal — To consider and act upon, on a non-binding advisory basis, separate proposals with respect to certain governance provisions (including the ability for the Post-Combination Company to issue new shares, the Post-Combination Company Board composition and the rotation and removal of directors, to eliminate the ability of Post-Combination Company shareholders to vote by written consent, arrangements for Post-Combination Company shareholder meetings, the authorization of directors’ conflicts of interests, and the exclusive forum for the resolution of disputes) in the proposed articles of association of the Post-Combination Company, a form of which is attached hereto as Annex C, which will become the Post-Combination Company’s articles of association following the consummation of the Business Combination, in accordance with the United States Securities and Exchange Commission requirements (the “Governance Proposal”) (Stockholder Proposal No. 2); and

•
Adjournment Proposal — To consider and vote upon a proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill stockholders and for such supplement or amendment to be promptly disseminated to the Churchill stockholders prior to the Stockholder Special Meeting; (ii) if, as of the time for which the Stockholder Special Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient shares of Churchill Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholder Special Meeting; or (iii) in order to solicit additional proxies from the Churchill stockholders for purposes of obtaining approval of the Business Combination Proposal (the “Adjournment Proposal”).

Voting Power; Record Date
Only Churchill stockholders have a right to vote on the proposals that will be presented at the Stockholder Special Meeting. Churchill stockholders will be entitled to vote or direct votes to be cast at the Stockholder Special Meeting if they owned shares of Churchill Common Stock at the close of business on [•], 2024 which is the record date for the Stockholder Special Meeting. Churchill stockholders are entitled to one vote for each share of Churchill Common Stock that they owned as of the close of business on the record date. If Churchill stockholders’ shares are held in “street name” or are in a margin or similar account, Churchill stockholders should contact their broker, bank or other nominee to ensure that votes related to the shares Churchill stockholders beneficially own are properly counted. On the record date, there were [•] shares of Churchill Common Stock outstanding, of which [•] are Churchill Class A Common Stock and [•] are Founder Shares held by the Churchill Initial Stockholders.
Vote of the Churchill Initial Stockholders and Churchill’s Other Directors and Officers
Pursuant to the Sponsor Agreement, the Sponsor and each of the Insiders agreed to vote any of such Insider’s shares of Churchill Common Stock (other than those acquired in Open Market Purchases, if any) (i) in favor of the Business Combination and all other Stockholder Proposals and (ii) against certain other matters. None of the Sponsor or Churchill’s directors or officers have purchased any shares of Churchill Common Stock during or after the Churchill IPO and, as of the date of this proxy statement/prospectus, other than as set forth in the Sponsor Agreement, neither Churchill nor the Sponsor or Churchill’s directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination, Currently, the Sponsor owns approximately 37.7% of the issued and outstanding shares of Churchill Common Stock, including all of the Churchill Class B Common Stock, and will be able to vote all such shares at the Stockholder Special Meeting. As a result, holders of approximately 20% of Churchill Class A Common Stock will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved.
Quorum and Required Vote for Proposals for the Stockholder Special Meeting
[•] of the issued and outstanding shares of Churchill Common Stock entitled to vote as of the record date at the Stockholder Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Stockholder Special Meeting to constitute a quorum and in order to conduct business at the Stockholder Special Meeting. The Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination, including the Merger) will be approved only if the holders of [•] of the outstanding shares of Churchill Common Stock entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. The Governance Proposals will be approved only if the holders of [•] of the votes cast by holders of the outstanding shares of Churchill Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Governance Proposals. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Governance Proposals. The Adjournment Proposal will be approved only if the holders of a majority of the votes cast by holders of the outstanding shares of Churchill Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Adjournment Proposal.
Churchill Public Warrant Holder Meeting
Date, Time and Place of Warrant Holder Meeting
The Warrant Holder Meeting will be held via live webcast at www.cstproxy.com/churchillcapitalvii/whm2024, on [•], 2024 at [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Warrant Holder Meeting by means of remote communication. Please have your Control Number, which can be found on your Churchill warrant holder proxy card, to join the Warrant Holder Meeting. If you do not have a control number, please contact Continental Stock Transfer & Trust Company, the Transfer Agent.
Proposals at the Warrant Holder Meeting
At the Warrant Holder Meeting, holders of Churchill Public Warrants will vote on the following proposals:
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Warrant Amendment Proposal — To consider and vote upon a proposal to approve an amendment to existing warrant agreement that governs all of Churchill’s outstanding warrants, between Churchill and Continental Stock Transfer & Trust Company (as amended, the “Existing Warrant Agreement” (such Existing Warrant Agreement is attached to this proxy statement/prospectus as Annex F)), a form of which amendment is attached to this proxy statement/prospectus as Annex G (such amendment, the “Class C Warrant Amendment”), to provide (i) each public warrant of Churchill (“Churchill Public Warrants”) that is outstanding immediately prior to the Effective Time, shall be automatically canceled and extinguished in exchange for one class C-1 share in the Post-Combination Company (“Post-Combination Company Class C-1 Share”) and (ii) each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished in exchange for one class C-2 share in the Post-Combination Company (“Post-Combination Company C-2 Share”, such amendment, the “Class C Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”); and

•
Warrant Holder Adjournment Proposal — To consider and act upon a proposal to approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill warrant holders and for such supplement or amendment to be promptly disseminated to the Churchill warrant holders prior to the Warrant Holder Meeting; (ii) if, as of the time for which the Warrant Holder Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient Churchill Public Warrants represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Warrant Holder Meeting; or (ii) in order to solicit additional proxies from the Churchill warrant holders for purposes of obtaining approval of the Warrant Amendment Proposal (the “Warrant Holder Adjournment Proposal”) (Warrant Holder Proposal No. 2).
Voting Power; Record Date
Only Churchill Public Warrant holders have a right to vote on the proposals that will be presented at the Warrant Holder Meeting. Churchill Public Warrant holders will be entitled to vote or direct votes to be cast at the Warrant Holder Meeting if they owned Churchill Public Warrants at the close of business on [•], 2024 which is the record date for the Warrant Holder Meeting. Churchill Public Warrant holders are entitled to [•] vote for each Churchill Public Warrant that they owned as of the close of business on the record date. If Churchill Public Warrants are held in “street name” or are in a margin or similar account, Churchill Public Warrant holders should contact their broker, bank or other nominee to ensure that votes related to the Churchill Public Warrants they beneficially own are properly counted. As of the record date of the Warrant Holder Meeting, there were [•] outstanding Churchill Public Warrants.
Vote of the Churchill Initial Stockholders and Churchill’s Other Directors and Officers
The Sponsor and Churchill’s directors and officers do not hold any Churchill Public Warrants and will thus not be entitled to vote at the Warrant Holder Meeting.
The Sponsor holds Churchill Private Placement Warrants and will execute a written consent approving the Class C Warrant Amendment, as required pursuant to the terms of the Existing Warrant Agreement.
Quorum and Required Vote for Proposals for the Warrant Holder Meeting
A majority of the Churchill Public Warrants outstanding and entitled to vote at the Warrant Holder Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Warrant Holder Meeting to constitute a quorum and in order to conduct business at the Warrant Holder Meeting. The Warrant Amendment Proposal will be approved only if the holders of at least 50% of outstanding Churchill Public Warrants vote “FOR” the Warrant Amendment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. The Warrant Holder Adjournment Proposal will be approved only if the holders of a majority of the votes cast by holders of Churchill Public Warrant present or represented by proxy and entitled to vote at the Warrant Holder Meeting vote “FOR” the Warrant Holder Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Warrant Holder Adjournment Proposal.
Recommendation of the Churchill Board
The Churchill Board believes that the Business Combination Proposal and the other proposals to be presented at the Stockholder Special Meeting are fair to, and in the best interests of, Churchill stockholders and unanimously (among those who voted) recommends that its stockholders vote “FOR” the Business Combination Proposal and, if presented, “FOR” the Adjournment Proposal.
The Churchill Board also believes that approval of each of the Warrant Amendment Proposal and the Warrant Holder Adjournment Proposal to be presented at the Warrant Holder Meeting is in the best interests of Churchill and the Churchill Public Warrant holders and unanimously (among those who voted) recommends that the Churchill Public Warrant holders vote “FOR” each of the proposals.
When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that Churchill’s directors and officers, as well as the Sponsor, have interests in the Business Combination that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section titled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to Churchill stockholders that they vote “FOR” the proposals presented at the Stockholder Special Meeting and the Warrant Holder Meeting.
Opinion of Duff & Phelps to Churchill Board
Churchill engaged Kroll, LLC, operating through its Duff & Phelps Opinions Practice (“Duff & Phelps”) to act as an independent financial advisor to the Churchill Board with respect to the Business Combination. On August 1, 2023, Duff & Phelps delivered its oral opinion to the Churchill Board, subsequently confirmed in a written opinion to the Churchill Board dated as of the same date (the “Opinion”), that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, and limitations of the review undertaken and qualifications contained in the Opinion, the Churchill Class A Stockholder Consideration to be received by the holders of Churchill Class A Common Stock other than Excluded Shares in the Business Combination was fair, from a financial point of view, to such stockholders (taking into account the other transactions contemplated by the Merger Agreement and the Sponsor Agreement but without giving effect to any impact of the Business Combination on any particular stockholder other than in its capacity as a stockholder).
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Churchill Board to vote in favor of approval of the Business Combination Proposal and the other Proposals, Churchill stockholders and warrant holders should keep in mind that the Sponsor and the Insiders have interests in such Proposals that are different from, or in addition to, the interests of such holders generally. These interests include:

•
the fact that the Sponsor paid an aggregate nominal amount of $25,000 for 8,625,000 Founder Shares at approximately $0.003 per share (which, following stock dividends effected by Churchill on February 5 and February 11, 2021, resulted in 34,500,000 Founder Shares outstanding). If the Business Combination or another initial business combination is not consummated by the end of the Completion Window, Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding shares of Churchill Class A Common Stock for cash and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, the 34,500,000 Founder Shares held by the Sponsor will become worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[•] based upon the closing price of $[•] per share of Churchill Class A Common Stock on Nasdaq Global Market on [•], 2024, the record date for the Stockholder Special Meeting;

•
the fact that the Sponsor will receive, in the Founder Equity Contribution and the B Share Subscription (and after forfeiture of the Retirement Founder Shares, which amount may be increased or decreased based upon the amount by which the Delivered Capital Amount is less than $592,000,000), the following Exchangeable Units:

	No Redemption Scenario	$500 Million in Trust Redemption Scenario	Contractual Maximum Redemption Scenario
	(millions of shares)
Exchangeable Units consisting of BermudaCo Series B-1 Share and Post-Combination Company B Share	8.1	7.5	6.4
Base Vesting Shares consisting of BermudaCo Series B-2 Share and Post-Combination Company B Share(1)	8.1	7.5	6.4
Earn-Out Vesting Shares consisting of BermudaCo Series B-3 Share and Post-Combination Company B Share(2)	4.7	4.7	4.7
Total Exchangeable Units	20.8	19.6	17.6

(1)
The BermudaCo Series B-2 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Base Vesting Shares will be entitled to vote their Post-Combination Company Class B Shares, and will be entitled to receive dividends and other distributions with respect to BermudaCo Series B-2 Shares component to Base Vesting Shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such BermudaCo Series B-2 Shares (and will be forfeited if they do not vest).

(2)
The BermudaCo Series B-3 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Earn-Out Vesting Shares shall be entitled to vote their Post-Combination Company Class B Shares, but will not be entitled to receive any dividends or distributions with respect to unvested BermudaCo Series B-3 Shares.

Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Churchill Units, the Sponsor and its affiliates may earn a significant positive rate of return on their investment from their Exchangeable Units even if the Post-Combination Company Ordinary A1 Shares trade significantly below the price initially paid for the Churchill Units in the Churchill IPO and Churchill Public Stockholders experience a negative rate of return following the Closing;

•
the fact that Sponsor purchased an aggregate of 32,600,000 Churchill Private Placement Warrants for $32,600,000 ($1.00 per Churchill Private Placement Warrant). In addition, after giving effect to the Sponsor’s forfeiture of 18,600,000 Churchill Private Placement Warrants in the Founder Equity Retirement pursuant to the Sponsor Agreement, the Sponsor would own an aggregate of 14,000,000 Private Placement Warrants following the consummation of the Business Combination. Such Private Placement Warrants have an aggregate market value of approximately [•], based on the closing price of [•] per share on Nasdaq Global Market on [•], 2024, the record date for the Stockholder Special Meeting. Such Private Placement Warrants will, at the Closing, be converted into Post-Combination Company Class C-2 Shares or Post-Combination Company Private Placement Warrants, as applicable, with each exercisable for Post-Combination Company Ordinary A1 Shares on substantially similar terms as the Churchill Private Placement Warrants, but will become worthless if Churchill does not consummate an initial business combination by the end of the Completion Window;

•
the fact that Michael Klein may be deemed to beneficially own the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor. Each of Andrew Frankle, Bonnie Jonas, Karen G. Mills, Stephen Murphy and Alan M. Schrager (each of whom is a director of Churchill) and Jay Taragin (Chief Financial Officer of Churchill), has an economic interest in the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor in connection with Churchill’s initial public offering (the “Churchill IPO”) as a result of his or her membership interest in the Sponsor, but does not beneficially own any Churchill Common Stock. In addition, Mark Klein, a director of Churchill, may be deemed to have an indirect economic interest in the Founder Shares and Churchill Private Placement Warrants as a result of Suro Capital Corp. having a membership interest in the Sponsor. Mark Klein is the Chairman, President and Chief Executive Officer of Suro Capital Corp. The economic interest (or deemed economic interest) of these individuals in the Founder Shares and Churchill Private Placement Warrants held by the Sponsor is shown below:

Name of Person	Founder Shares	Private Placement Warrants
Andrew Frankle	146,100	138,500
Bonnie Jonas	292,100	277,000
Mark Klein	292,100	277,000
Karen G. Mills	389,500	369,300
Stephen Murphy	146,100	138,500
Alan M. Schrager	159,294	151,044
Jay Taragin	29,500	18,500

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the fact that the Sponsor and the Insiders have agreed to vote their shares of Churchill Common Stock (other than those acquired in Open Market Purchases, if any) in favor of each of the other Stockholder Proposals and against certain other matters;

•
the fact that the Sponsor and the Insiders have agreed not to redeem any shares of Churchill Common Stock in connection with the Stockholder Special Meeting;

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the fact that the Sponsor and the Insiders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Churchill fails to complete an initial business combination by the end of the Completion Window;

•
the fact that the Sponsor and the Insiders agreed to waive all adjustments to the conversion ratio set forth in the Churchill Charter with respect to the Founder Shares;

•
the fact that the Sponsor and each of the Insiders agreed that they shall not transfer (i) 50% of their respective (A) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) or (B) Post-Combination Company Warrants or Post-Combination Company Class C-2 Shares (or Post-Combination Company Ordinary A1 Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the 12-month anniversary of the Closing Date, or (ii) the remaining 50% of their respective (1) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) or (2) Post-Combination Company Warrants or Post-Combination Company Class C-2 Shares (or Post-Combination Company Ordinary A1 Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the 18-month anniversary of the Closing Date or, if later, the date such Exchangeable Units (to the extent unvested) vest pursuant to the terms of the Sponsor Agreement;

•
the continued right of the Sponsor to hold Exchangeable Units following the Business Combination, subject to certain time and performance-based vesting provisions as described under “Related Agreements — Sponsor Agreement” and the continued right of the Sponsor to hold Exchanged Shares to be issued upon exercise of the Exchange Rights;

•
the fact that if the Trust Account is liquidated, including in the event Churchill is unable to consummate an initial business combination by the end of the Completion Window, the Sponsor has agreed to indemnify Churchill to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Churchill Class A Common Stock, or such lesser amount per share of the Churchill Class A Common Stock as is in the Trust Account on the date of the liquidation of the Trust Account, by the claims of prospective target businesses with which Churchill has entered into an acquisition agreement or by the claims of any third party (other than Churchill’s independent public accountants) for services rendered or products sold to Churchill, but only if such target business or third party has not executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable);

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the continued indemnification of current directors and officers and the continuation of the current directors’ and officers’ liability insurance by maintaining in effect such directors’ and officers’ liability insurance for a period of six years from the Effective Time or obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”);

•
the fact that the Sponsor, the Insiders and their respective affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Churchill’s behalf, such as identifying and investigating possible business targets and business combinations. As of the date of this proxy statement/prospectus, such reimbursement is estimated to be approximately $[•] in the aggregate. However, if Churchill fails to consummate an initial business combination by the end of the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, Churchill may not be able to reimburse these expenses if the Business Combination (or any other initial business combination) is not completed by end of the Completion Window;
•
the fact that the Sponsor and the Insiders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor would lose its entire investment);

•
the fact that the Sponsor (including its representatives and affiliates) and Churchill’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Churchill. Churchill’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Churchill, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Churchill’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Churchill, subject to applicable fiduciary duties under the General Corporation Law of the State of Delaware. Churchill’s certificate of incorporation provides that Churchill renounces any expectancy in any corporate opportunity offered to any director or officer of Churchill unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Churchill and such opportunity is one Churchill is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Churchill. Churchill is not aware of any such conflict or opportunity being presented to any founder, director or officer of Churchill nor does Churchill believe that the limitation of the application of the “corporate opportunity” doctrine in Churchill’s certificate of incorporation had any impact on its search for an initial business combination;

•
the fact that the Sponsor agreed to purchase, cause the purchase of (through one or more of its affiliates or third parties designated by it) or raise, on the Closing Date, securities (equity, debt or otherwise) of the Post-Combination Company for an aggregate purchase price equal to the amount necessary to satisfy the Minimum Cash Condition as of the Closing Date in the Additional Subscription, provided, that (i) the Additional Subscription shall in all cases be a maximum of $50,000,000 in the aggregate; (ii) the rights and preferences of the securities purchased pursuant to the Additional Subscription, and the other terms of the Additional Subscription, shall be as mutually agreed by the Sponsor and the Post-Combination Company; and (iii) the obligation of Sponsor to consummate the Additional Subscription shall be subject to (x) the satisfaction of the Minimum Cash Condition as of the Closing Date (taking into account the Additional Subscription), (y) the substantially concurrent consummation of the Closing and (z) the Sponsor and the Post-Combination Company mutually agreeing on terms of the securities;

•
the fact that the registration rights agreement of Churchill, dated February 11, 2021, will be amended and restated, and Churchill, the Sponsor and certain other parties (the “New Holders” and, together with the Sponsor, the “Registration Rights Holders”) will enter into the Registration Rights Agreement, which provides such Registration Rights Holders and their permitted transferees with registration rights in respect of certain Post-Combination Company Securities at the Closing;

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the fact that, pursuant to the Merger Agreement, the Post-Combination Company Board will include one director to be selected by Churchill in its absolute and sole discretion and one director to be mutually agreed between Churchill and PubCo;

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the fact that Churchill will reimburse the Sponsor for the fees and expenses it incurs in connection with an initial business combination;

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the fact that Archimedes Advisor Group LLC, which is an affiliate of Messrs. Michael Klein and Mark Klein, will enter into a consulting agreement with CorpAcq to act as its consultant for five years following the Closing, for a consulting fee equal to 1% of CorpAcq’s annual EBITDA, subject to a minimum fee of £1,000,000 per year;

•
the fact that the Sponsor and Churchill’s officers and directors or their affiliates may, but are not obligated to, loan Churchill funds as may be required to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. If an initial business combination is consummated, Churchill would repay such loan amounts. If an initial business combination is not consummated, Churchill may not have the funds necessary to repay such loans;

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the fact that Churchill entered into an Administrative Services Agreement pursuant to which it will pay an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support services. Upon completion of an initial business combination, Churchill will cease paying these monthly fees. In the event the consummation of an initial business combination closes on or before August 17, 2024, an affiliate of the Sponsor will be paid up to a total of $1,800,000 ($50,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses;

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the fact that, in connection with Churchill’s two amendments to its certificate of incorporation extending the date by which Churchill must consummate an initial business combination, the Sponsor agreed to make deposits to the Trust Account in the amount of $1,000,000 per month and, in exchange, Churchill issued to Sponsor the Extension Promissory Note with a principal amount of up to $15,000,000; and

•
the fact that Bonnie Jonas, a director of Churchill who was recused from consideration of the Business Combination, and her spouse have an interest in a fund that is invested indirectly in CorpAcq.

In the aggregate, the Sponsor and its affiliates have approximately $392,600,000 at risk that depends upon the completion of the Business Combination (or any other initial business combination). Specifically, $345,000,000 of such amount is the value of the Sponsor’s and its affiliates’ Founder Shares (assuming a value of $10.00 per share, the deemed value of the Post-Combination Company Ordinary A1 Shares in the Business Combination), $32,600,000 of such amount is the value of the Churchill Private Placement Warrants held by the Sponsor (based on the purchase price of $1.00 per Churchill Private Placement Warrant) and, $15,000,000 is the maximum amount of the Extension Promissory Note. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of the Business Combination (or any other initial business combination) that may not benefit the Churchill Public Stockholders. As such, the Sponsor may be incentivized to complete the Business Combination (or any other initial business combination) with a less favorable target company or on terms less favorable to Churchill Public Stockholders rather than liquidate.
Churchill has amended the Churchill Charter to provide for the right of holders of Founder Shares to convert some or all of his, her or its Founder Shares into shares of Churchill Class A Common Stock on a one-to-one basis at any time at the election of the holder. The Sponsor has not currently elected to convert any of its Founder Shares into Churchill Class A Common Stock. However, the Sponsor may convert some or all of its Founder Shares into Churchill Class A Common Stock prior the consummation of the Business Combination, subject to any required consent from CorpAcq.
The personal and financial interests of Churchill’s officers and directors may have influenced their motivation in identifying and selecting CorpAcq and in completing the Business Combination with CorpAcq, and may influence their operation of the Post-Combination Company following the Closing. These risks may become more acute as the end of the Completion Window nears.
The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, in reaching the determination that the Business Combination, including the Merger, are advisable and fair to, and in the best interests of, Churchill and its stockholders, and in recommending to the Churchill stockholders that they vote “FOR” the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
Management of the Post-Combination Company
The following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Title
Simon Orange	56	Executive Chairman
David Martin	59	Chief Executive Officer and Director
Nicholas Cattell	49	Chief Financial Officer
Stephen Scott	45	Chief Operating Officer
Stuart Kissen	40	Head of Acquisitions and Director
Michael Klein	60	Director
Stephen Murphy	60	Director
Listing of Securities
Listing of the Post-Combination Company Ordinary A1 Shares or the Post-Combination Company Class C-1 Shares on Nasdaq Global Market
Neither the Post-Combination Company Ordinary A1 Shares nor the Post-Combination Company Class C-1 Shares are currently traded on a stock exchange. PubCo has applied to list the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time) on the Nasdaq Global Market under the symbols “CPGRA” and “CPGRB,” respectively (or “CPGRW” if the Post-Combination Company Warrants are listed), upon the Closing. PubCo cannot assure you that either the Post-Combination Company Ordinary A1 Shares or the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time) will be approved for listing or remain listed on the Nasdaq Global Market.
Transfer Agent of Post-Combination Company
The transfer agent for the Post-Combination Company is Computershare Trust Company, N.A. (“Computershare”). The address of Computershare is 150 Royall Street, Canton, MA 02021.
Delisting of Churchill Class A Common Stock and Deregistration of Churchill
Churchill Class A Common Stock, Churchill Public Units and Churchill Public Warrants are currently listed on Nasdaq Global Market under the symbols “CVII,” “CVIIU” and “CVIIW,” respectively. PubCo and Churchill anticipate that, following consummation of the Business Combination, the Churchill Class A Common Stock, Churchill Public Units and Churchill Public Warrants will be delisted from the Nasdaq Global Market, and Churchill will be deregistered under the Exchange Act.
Foreign Private Issuer
As a “foreign private issuer,” PubCo is subject to different U.S. securities laws compared to domestic U.S. issuers. As long as the Post-Combination Company continues to qualify as a foreign private issuer under the Exchange Act, the Post-Combination Company will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, PubCo is not required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information. Further, PubCo is exempt from certain corporate governance requirements of the Nasdaq Global Market by virtue of being a foreign private issuer.
Furthermore, the Nasdaq Global Market rules also generally require each listed company to obtain shareholder approval prior to the issuance of securities in certain circumstances in connection with the acquisition of the stock or assets of another company, equity-based compensation of officers, directors, employees or consultants, change of control and certain transactions other than a public offering. As a foreign private issuer, PubCo is exempt from these requirements and may elect not to obtain shareholders’ approval prior to any further issuance of Post-Combination Company Ordinary Shares other than as may be required by the laws of England and Wales.
PubCo will rely on these accommodations in the Nasdaq Global Market corporate governance standards that allow foreign private issuers, such as PubCo, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Global Market’s corporate governance requirements.
Comparison of Stockholders’ Rights
There are certain differences in the rights of Churchill stockholders and the holders of Post-Combination Company Securities after the Business Combination. Please see the section titled “Comparison of Stockholder Rights.”
Material Tax Consequences
For a detailed discussion of material U.S. federal income tax consequences of the Business Combination and a summary of material UK tax consequences, see the sections titled “Material U.S. Federal Income Tax Considerations” and “Material United Kingdom Tax Considerations” in this proxy statement/prospectus.
The Merger, taken together with certain related transactions, is expected to qualify as a transaction described under Section 351 of the Code. However, the exchange of Churchill Securities (as defined below in the section titled “Material U.S. Federal Income Tax Considerations”) for Company securities pursuant to the Merger is expected to be taxable for U.S. Holders (as defined below in the section titled “Material U.S. Federal Income Tax Considerations — U.S. Holders”) because of the application of Section 367(a) of the Code to the exchange for Churchill Securities for Post-Combination Company Securities pursuant to the Merger. Pursuant to Section 367(a) of the Code and the Treasury regulations promulgated thereunder (the “Treasury Regulations”), U.S. Holders are expected to recognize gain, if any, but not loss, on the exchange of Churchill Securities for Post-Combination Company Securities in an amount equal to the excess of the fair market value of the Post-Combination Company Securities received by the U.S. Holder pursuant to the Merger over such holder’s adjusted tax basis in the Churchill Securities exchanged therefor, as determined after the Merger. Subject to the discussion provided in the section titled “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders,” non-U.S. holders are generally expected to not recognize any gain or loss on their exchange of Churchill Securities for Post-Combination Company Securities pursuant to the Merger.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse capitalization in accordance with IFRS. Under this method of accounting, Churchill will be treated as the “acquired” company for financial reporting purposes. This determination was based on evaluation of the following facts and circumstances:

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CorpAcq’s existing shareholders will have the greatest voting interest in the Post-Combination Company under the Contractual Maximum Redemption Scenario with approximately 67.5% voting interest;

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CorpAcq will have the largest single minority voting interest in the Post-Combination Company;

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CorpAcq’s existing shareholders will elect the majority of the board of directors of PubCo;

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CorpAcq’s existing senior management team will comprise the senior management of the Post-Combination Company;

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CorpAcq’s existing operations will comprise the ongoing operations of the Post-Combination Company;

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the Post-Combination Company will assume CorpAcq’s name; and

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from an employee base and business operation standpoint, CorpAcq is the larger entity in terms of relative size.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of CorpAcq issuing shares for the net assets of Churchill, accompanied by a recapitalization. Since Churchill does not meet the definition of a business in accordance with IFRS 3, “Business Combinations,” the Business Combination is accounted for within the scope of IFRS 2, “Share-Based Payment.” The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess fair value of Post-Combination Company Ordinary Shares and other consideration issued to Churchill over the fair value of Churchill’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Closing will be deemed to be those of CorpAcq.
Redemption Rights
Pursuant to the Churchill Charter, holders of Churchill Class A Common Stock may elect to have their shares redeemed for cash at a redemption price per share equal to approximately $10.61 per share (based on the Trust Account balance of $605.2 million as of February 9, 2024).
If a holder exercises its redemption rights, then such holder will be exchanging its shares of Churchill Class A Common Stock for cash and will not be entitled to receive shares of the Post-Combination Company. Such a holder will be entitled to receive cash for its shares of Churchill Class A Common Stock only if it properly demands redemption, identifies to Churchill the beneficial holder of the shares of Churchill Class A Common Stock being redeemed and delivers its shares (either physically or electronically) to Churchill’s Transfer Agent in accordance with the procedures described herein. Please see the section titled “Special Meeting of Churchill Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Any request for redemption, once made by a holder of Churchill Class A Common Stock, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Stockholder Special Meeting. If you deliver your Churchill Class A Common Stock for redemption to the Transfer Agent and later decide prior to the Stockholder Special Meeting not to elect redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the address listed above.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of shares of Churchill Common Stock in connection with the Business Combination.
Proxy Solicitation
Churchill is soliciting proxies on behalf of the Churchill Board in connection with the Stockholder Special Meeting and the Warrant Holder Meeting. Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. Churchill has engaged Morrow to assist in the solicitation of proxies.
If a Churchill stockholder or Churchill Public Warrant holder grants a proxy, such stockholder or warrant holder may still vote its shares or warrants in person via the virtual meeting platform if it revokes its proxy before the Stockholder Special Meeting or Warrant Holder Meeting. A Churchill stockholder or Churchill Public Warrant holder may also change its vote by submitting a later-dated proxy, as described in the sections titled “Special Meeting of Churchill Stockholders — Revoking Your Proxy” and “Churchill Public Warrant Holder Meeting — Revoking Your Proxy.”
Risk Factor Summary
In evaluating the proposals to be presented at the Stockholder Special Meeting and Warrant Holder Meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.” These risks include, but are not limited to the following:
Risks Related to CorpAcq’s Business and Industry
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CorpAcq is subject to risks related to economic disruptions, decreased market demand and other macroeconomic factors that are beyond CorpAcq’s control.

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There are risks associated with CorpAcq’s acquisition strategy, and there are no guarantees that CorpAcq will be able to carry out acquisitions as planned, or with favorable conditions or at all.

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The acquisitions and investments CorpAcq conducts could be unsuccessful or consume significant resources, which could adversely affect CorpAcq’s operating results.

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CorpAcq’s ability to continue as a going concern depends in part on obtaining sufficient funding to finance its operations. In addition, CorpAcq’s audited financial statements for the fiscal year ended December 31, 2022 include an opinion from CorpAcq’s auditors regarding the substantial doubt about CorpAcq’s ability to continue as a going concern, due to obligations under CorpAcq’s existing credit facility.

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Following the Business Combination, the Post-Combination Company will be a holding company and will depend on the cash flows from the subsidiaries to pay dividends.

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Certain of CorpAcq’s subsidiaries are not wholly owned which means that CorpAcq and its group of companies may not always be able to unilaterally control shareholder decisions taken in respect of such subsidiaries.

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CorpAcq and its subsidiaries are subject to increasing risks arising from climate change, environmental considerations and broader ESG, together with the requirement to comply with and associated costs of increased regulation or changes in regulatory regimes.

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Unauthorized use of intellectual property rights may cause the Post-Combination Company, CorpAcq or its subsidiaries to engage in, or be the subject of, litigation and subject to the costs associated with defending intellectual property rights infringement claims and any related judgments or settlements.

Risks Related to CorpAcq’s Employees and Human Resources
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The ability to successfully consummate the Business Combination and for the Post-Combination Company to be successful thereafter will be dependent upon the efforts of CorpAcq’s senior management team and other key personnel. There are no guarantees that CorpAcq is able to retain and recruit key personnel, including CorpAcq’s senior management, and other employees to meet current or future needs at all or at a reasonable cost. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.

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Misconduct by CorpAcq’s employees, subcontractors or partners or CorpAcq’s overall failure to comply with laws or regulations could harm CorpAcq’s reputation, damage CorpAcq’s relationships with customers, reduce CorpAcq’s revenue and profits, and subject CorpAcq to criminal and civil enforcement actions.

Risks Related to Litigation and Regulation
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CorpAcq is subject to evolving laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon CorpAcq’s operations, and any failure to comply with these laws and regulations, including as they evolve, could result in litigation and substantially harm CorpAcq’s business and results of operations.

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If CorpAcq fails in complying with applicable data protection regulations, such as the UK GDPR, CorpAcq’s compliance costs may increase and in the event of compliance deficiencies, CorpAcq may become subject to significant fines and liable for damages.

Risks Related to Indebtedness and Financing Transactions
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CorpAcq will require a significant amount of cash to service its debt and CorpAcq’s ability to generate cash depends on many factors beyond its control. Any failure to meet CorpAcq’s debt service obligations could materially adversely affect CorpAcq’s business, results of operations and financial condition.

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CorpAcq is subject to risks relating to increased interest rates and any adverse developments in the credit markets.

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CorpAcq’s failure to comply with the agreements relating to CorpAcq’s outstanding indebtedness, including as a result of events beyond CorpAcq’s control, could result in an event of default that could materially adversely affect CorpAcq’s business, results of operations and financial condition.

Risks Related to Tax
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PubCo may be treated as a U.S. corporation for U.S. federal income tax purposes.

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U.S. holders of Churchill will be subject to U.S. federal income tax on any gain (but not loss) resulting from the Merger without the corresponding receipt of cash.

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If the Back to Back Share Issuance Agreement constitutes a derivative contract within the United Kingdom tax regime, UK corporation tax charges may arise for PubCo.

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The transfer of Post-Combination Company Ordinary Shares into the DTC and (if Churchill Warrant holders fail to approve the Warrant Amendment Proposal) the issuance or transfer of Post-Combination Company Warrants or (if Churchill Warrant holders approve the Warrant Amendment Proposal) the transfer of Post-Combination Class C-1 Shares into the DTC may, in each case, be subject to stamp duty or stamp duty reserve tax in the UK, which would result in additional expenses incurred in connection with the consummation of the Business Combination.

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If Churchill Warrant holders fail to approve the Warrant Amendment Proposal, Churchill and PubCo may be subject to additional expenses in respect of UK tax.

Risks Related to the Post-Combination Company Public Securities
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CorpAcq’s, PubCo’s (and, consequently, the Post-Combination Company’s) management team has limited experience managing a public company.

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CorpAcq has identified material weaknesses in its internal control over financial reporting. If CorpAcq and the Post-Combination Company are unable to remediate these material weaknesses or identify additional material weaknesses, it could lead to errors in the Post-Combination Company’s financial reporting, which could adversely affect the Post-Combination Company’s business and the market price of the Post-Combination Securities.

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The Post-Combination Company may lose its foreign private issuer status which would then require it to comply with the Exchange Act’s domestic reporting regime and cause it to incur significant legal, accounting and other expenses.

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The Post-Combination Company will be subject to reporting requirements. If the Post-Combination Company fails to comply or lacks the appropriate internal controls, it could be subject to sanctions or investigations by the Commission or other regulatory authorities.

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If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Post-Combination Company Public Securities may decline.

Risks Related to Operating under UK Laws
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The rights of holders of Post-Combination Company Ordinary A1 Shares may differ from the rights typically offered to shareholders of a U.S. corporation organized in Delaware.

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Civil liabilities based upon the securities and other laws of the United States may not be enforceable in original actions instituted in England or in actions instituted in England to enforce judgments of U.S. courts.

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The laws of England and Wales and provisions in the Post-Combination Articles may frustrate or prevent an attempt to obtain control of the Post-Combination Company.

Risks Related to Churchill and the Business Combination
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Churchill Public Stockholders will experience dilution as a consequence of the issuance of Post-Combination Company securities as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Closing. Having a minority share position may reduce the influence that Churchill Public Stockholders have on the management of the Post-Combination Company.

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The estimated net cash per share of Churchill Class A Common Stock that will be contributed to the combined company in the Business Combination is less than the redemption price. Accordingly, Churchill Public Stockholders who do not exercise redemption rights will receive Post-Combination Company securities that may have a value less than the amount they would receive upon exercise of their redemption rights. Further, the shares of most companies that have recently completed business combinations between a special purpose acquisition company and an operating company have traded at prices below $10.00 per share. Accordingly, Churchill Public Stockholders who do not exercise redemption rights may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.

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The Sponsor, Churchill and their respective directors or officers or affiliates may purchase shares from Churchill Public Stockholders, which could reduce the number of shares of Churchill Class A Common Stock that may be redeemed in connection with the Stockholder Special Meeting, which may reduce the public “float” of Churchill Class A Common Stock (or, following the Closing, the Post-Combination Company Ordinary A1 Shares).

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There can be no assurance that Churchill will be able to consummate the Business Combination or another initial business combination within the Completion Window, in which case Churchill will cease all operations except for the purpose of winding up and would redeem Churchill Class A Common Stock and liquidate, in which case Churchill Public Stockholders would only receive approximately $10.00 per share, or less than such amount in certain circumstances.

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The exercise price for Churchill Public Warrants and Post-Combination Company Class C-1 Shares is higher than in many similar blank check company offerings in the past, and, accordingly, the Churchill Public Warrants and Post-Combination Company Class C-1 Shares are more likely to expire worthless.

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Churchill identified a material weakness in its internal control over financial reporting. If Churchill identifies additional material weaknesses in the future or otherwise is unable to maintain an effective system of internal control over financial reporting, Churchill may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect the business and the trading price of the Post-Combination Company Ordinary A1 Shares.

Risks Related to the Redemption
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Churchill’s Public Stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

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There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes statements that express PubCo, Churchill and CorpAcq’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” for purposes of the federal securities laws. The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves. We rely on this safe harbor in making these forward-looking statements. Investors should note that on April 8, 2021, the staff of the SEC issued a public statement entitled “SPACs, IPOs and Liability Risk under the Securities Laws,” in which the SEC staff indicated that there is uncertainty as to the availability of the safe harbor under these provisions in connection with a SPAC merger. Forward looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. PubCo, CorpAcq and Churchill have based these forward looking statements on each of its current expectations and projections about future events. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding PubCo, CorpAcq and Churchill’s intentions, beliefs or current expectations concerning, among other things: the Business Combination; the benefits of the Business Combination; results of operations; financial condition; liquidity; prospects; growth; strategies and the markets in which CorpAcq operates, including estimates and forecasts of financial and operational metrics, projections of market opportunity, and market share; future market opportunities, including with respect to acquisitions; and future market launches and expansion.
Nothing in this proxy statement/prospectus should be regarded as a representation by any person that the forward looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved. These forward looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may materially differ from assumptions. Many actual events and circumstances are beyond the control of PubCo, CorpAcq and Churchill. These forward looking statements are subject to known and unknown risks, uncertainties and assumptions about PubCo, CorpAcq and Churchill that may cause each of its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements. Such forward-looking statements are based on available current market information and the current expectations of PubCo, CorpAcq and Churchill, including beliefs and forecasts concerning future developments and the potential effects of such developments on the Business Combination, PubCo, CorpAcq and Churchill. Factors that may impact such forward-looking statements include:
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the inability of the parties to successfully or timely consummate the Business Combination, including the risk that the Minimum Cash Condition is not satisfied (particularly in the event of substantial redemptions) or any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Churchill, CorpAcq or PubCo or the expected benefits of the proposed transactions, or that the approval of the Churchill Public Stockholders is not obtained;

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the amount of redemption requests made by Churchill Public Stockholders;

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failure to realize the anticipated benefits of the Business Combination;

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the outcome of any legal proceedings that may be instituted against Churchill or CorpAcq in connection with the Business Combination;

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the ability to meet stock exchange listing standards following the consummation of the Business Combination;

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changes in domestic and foreign business, market, financial, political and legal conditions, including changes to the government of the United Kingdom or escalation of the Russian-Ukrainian conflict (or other conflict);

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risks relating to the uncertainty of the projected financial information of CorpAcq, including the timing to complete acquisitions, the timing to refinance loan facilities, any changes to interest rates, inflation or taxation, any fluctuations in demand, and the disruption of any supply chain;

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the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and

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the other risks and uncertainties included in this proxy statement/prospectus in the section titled “Risk Factors” as well as the other risks and uncertainties set forth in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Churchill’s Quarterly Reports filed with the SEC on Form 10-Q and the Annual Reports filed by Churchill with the SEC on Form 10-K, and other documents filed, or to be filed, with the SEC by Churchill or PubCo.

There can be no assurance that future developments affecting PubCo, CorpAcq and/or Churchill will be those that PubCo, CorpAcq or Churchill has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond PubCo, CorpAcq or Churchill’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. PubCo, CorpAcq or Churchill will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before a Churchill stockholder or warrant holder grants its proxy or instructs how its vote should be cast or votes on the proposals included in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect PubCo, CorpAcq or Churchill.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals described herein. Certain of the following risk factors apply to the business and operations of CorpAcq and will also apply to the business and operations of the Post-Combination Company following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material and adverse effect on the business, cash flows, financial condition and results of operations of the Post-Combination Company. Churchill, CorpAcq, PubCo and the Post-Combination Company may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair the business or financial condition of Churchill, CorpAcq, PubCo and/or the Post-Combination Company.
Risks Related to CorpAcq’s Business and Industry
CorpAcq is subject to risks relating to economic disruptions, decreased market demand and other macroeconomic factors that are beyond CorpAcq’s control.
CorpAcq operates a portfolio of 42 SMEs in diversified business areas, including industrials, manufacturing, transport and consumer goods, across the United Kingdom. CorpAcq’s business and the businesses of its subsidiaries are materially affected by conditions in the political environment and financial markets and economic conditions in the United Kingdom and throughout the world, such as changes in interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), governmental policy and regulatory reform, changes in trade policy, tariffs and trade sanctions on goods, trade wars, the discontinuation of the London Inter-Bank Offered Rate, U.S.-China relations, the withdrawal of the United Kingdom from the European single market and the EU Customs Union, imposition or maintenance of trade barriers, labor shortages, supply chain disruptions, economic, political, fiscal and/or other developments in or affecting the United Kingdom or Eurozone countries, commodity prices, currency exchange rates and controls, wars, other national and international political circumstances (including terrorist acts or security operations), natural disasters, climate change, pandemics or other severe public health crises and other events outside of CorpAcq’s control.
Both domestic and international markets experienced significant inflationary pressures in fiscal year 2022 and in the first half of 2023. Inflation rates in the United Kingdom are currently expected to continue at elevated levels for the near term. In addition, the Bank of England in the United Kingdom and central banks in various other countries have raised, and may again raise, interest rates in response to concerns about inflation, which, coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks. Interest rate increases or other government actions taken to reduce inflation could also result in recessionary pressures in many parts of the world. Interest rate risk poses a significant market risk to CorpAcq due to interest rate-sensitive assets (e.g., fixed income assets) and liabilities (e.g., debt obligations) held by CorpAcq and its subsidiaries. Certain of CorpAcq’s subsidiaries have been impacted by inflation and may continue to be impacted by inflation in the future. In response to inflation, some of CorpAcq’s subsidiaries have paid more for materials and consequently increased their prices for goods and services. If such subsidiaries are unable to pass any increases in their respective costs along to their customers, it could adversely affect their results and their ability to pay interest and principal on their loans, particularly if interest rates rise further in response to inflation. In addition, any projected future decreases in such subsidiaries’ operating results due to inflation could adversely impact CorpAcq’s results of operations. There is no guarantee that, if such subsidiaries are able to pass on increases in respective costs to customers, that their customers will pay such increased prices and may choose to either purchase less of the subsidiaries’ goods or services or such subsidiaries may lose customers altogether.
Volatility caused by political, market or economic conditions can also materially hinder CorpAcq’s acquisition strategy for new subsidiaries and, together with volatility in valuations of equity and debt securities, may adversely impact CorpAcq’s operating results. In addition, volatility may increase the risk that cash flows generated from CorpAcq’s operations may differ from CorpAcq’s expectations in timing or amount. Volatility and general economic trends are also likely to impact the performance of CorpAcq’s subsidiaries in many industries, particularly industries that are more affected by changes in consumer demand, such as the packaging, manufacturing, chemical and refining industries, as well as the real estate industry. CorpAcq’s performance, and the performance of CorpAcq’s subsidiaries, may be adversely affected to the extent subsidiaries in these industries experience adverse performance or additional pressure due to downward trends. There is also a risk of both sector-specific and broad-based corrections and/or downturns in the equity and/or credit markets. CorpAcq’s profitability may also be adversely affected by CorpAcq’s fixed costs and the possibility that CorpAcq would be unable to scale back other costs within a time frame sufficient to match any further decreases in net income or increases in net losses relating to changes in market and economic conditions.
The conflicts between Russia and Ukraine and Israel and Hamas have also increased global economic and political uncertainty. Furthermore, governments in the United States, United Kingdom, and EU have each imposed export controls on certain products and financial and economic sanctions on certain industry sectors and parties in Russia, and additional controls and sanctions could be enacted in the future. CorpAcq is continuing to actively monitor the conflicts between Russia and Ukraine and Israel and Hamas to assess their respective impact on CorpAcq’s business and the business and operations of its subsidiaries (particularly the impact on subsidiaries that operate in industries such as chemicals, oil and gas services, and aviation). CorpAcq has no significant exposure to the conflicts between Russia and Ukraine or Israel and Hamas and as such, to date, the conflicts have not had a material direct impact on CorpAcq’s business, financial condition or results of operations other than increases in the price of raw metal materials for CorpAcq’s engineering businesses. These price increases led to renegotiations, with customers ultimately bearing the increase in costs. However, it is possible that the conflicts between Russia and Ukraine and Israel and Hamas may escalate or expand, and the scope, extent and duration of the military action, current or future sanctions and resulting market and geopolitical disruptions could be significant, including in the United Kingdom where CorpAcq operates. The acceleration of a global energy crisis, including as a result of restrictions on Russia’s energy exports, could similarly have an adverse impact on certain of the geographies where CorpAcq does business and certain business and operations of the subsidiaries CorpAcq manages. For example, energy prices increased for businesses in the manufacturing and engineering sector, including CaviTech Solutions Ltd, Cwmtillery Glass Centre Ltd, Flexible Manufacturing Group (“FMG”), Glasscraft Decorative Ltd and Shepley. CorpAcq cannot predict the impact that such conflict may have on the global economy or CorpAcq’s business, financial condition and operations in the future. The conflicts between Russia and Ukraine and Israel and Hamas may also heighten the impact of other risks described herein.
There are risks associated with CorpAcq’s acquisition strategy, and there are no guarantees that CorpAcq will be able to carry out acquisitions as planned, or with favorable conditions or at all.
CorpAcq may not be successful in its future acquisition and expansion strategies. CorpAcq actively considers the opportunistic expansion of its business, both geographically and into new investment strategies, and intends, to the extent that market conditions warrant, to grow CorpAcq’s business by acquisition and including expanding into new investment strategies, geographic markets, businesses and distribution channels, including the retail channel. An essential part of CorpAcq’s business and growth strategy is to expand CorpAcq’s existing business through acquisitions of SME targets, which are intended to be owned on a long-term basis without any predefined ownership horizon. CorpAcq operates its business on the basis of an active acquisition strategy and a large part of CorpAcq’s growth in the future is expected to consist of both strategic and other types of acquisitions that appear to be profitable, inter alia, to expand the current business and enter new markets in the United Kingdom, and in the future, other countries such as the United States, each of which could require additional cash or equity, systems development and skilled personnel.
There is a risk that CorpAcq’s acquisition strategy will not have the desired effect or outcome, which may have a material adverse effect on CorpAcq’s operations, which in turn could negatively affect CorpAcq’s financial position and earnings. CorpAcq’s exposure to such risks is further increased as CorpAcq grows and carries out larger and more costly acquisitions that entail larger financial commitments.
CorpAcq may not be successful in either identifying new investment strategies or geographic markets that increase its profitability or in identifying and acquiring new businesses that increase its profitability, which may lead to fewer targets meeting CorpAcq’s investment criteria. Once a target company has been identified, there is a risk that it is not possible to acquire such target company on favorable terms and conditions or at all, including any challenges CorpAcq may face in financing the acquisition. CorpAcq also may still incur extensive advisor fees and other costs even though the acquisition process does not lead to the identified target being acquired. In addition, there is also a risk that CorpAcq may make incorrect commercial assessments in connection with acquisition processes and possible expansions in new geographical markets and/or business areas. This risk may then lead to CorpAcq losing out on potentially favorable acquisitions, acquiring subsidiaries that do not live up to CorpAcq’s expectations and/or CorpAcq expanding its operations in new geographies or business areas that do not lead to the positive effects that CorpAcq intends to achieve with such expansion. Incorrect commercial assessments in connection with acquisitions or expansion may also result in increased costs that CorpAcq cannot compensate for if the expected positive effects of such acquisitions or expansion do not materialize in whole or in part, which may have a material adverse effect on CorpAcq’s financial position and profits.
The acquisitions and investments CorpAcq conducts could be unsuccessful or consume significant resources, which could adversely affect CorpAcq’s operating results.
Acquisitions are at times large and complex, and CorpAcq may need to expend substantial resources to execute an acquisition or to successfully integrate a newly acquired target into the existing portfolio. Some risks CorpAcq may face while integrating a target company including the diversion of the attention of CorpAcq’s senior management from the existing portfolio; the disruption of CorpAcq’s ongoing business due to integration into the existing portfolio; entry into markets or businesses in which CorpAcq may have limited or no experience, which may make it more difficult for CorpAcq’s management to evaluate such acquisition and to provide ongoing services following the acquisition; increasing demands on CorpAcq’s operational systems, including its financial reporting process and internal controls, and infrastructure; potential increase in investment concentration in a specific sector; enhanced regulatory scrutiny and greater reputational and litigation risk, which may have a material adverse effect on CorpAcq’s operations and financial position; difficulty in combining or integrating operational management and financial reporting systems used by subsidiaries with those used by CorpAcq; and the broadening of CorpAcq’s geographic footprint, increasing the risks associated with conducting operations in new jurisdictions (including regulatory, tax, legal and reputational consequences).
In addition, any expansion of CorpAcq’s business could result in significant increases in CorpAcq’s acquisition costs as the bidder for a target business, such as for financing and financial, legal, and other advisors, and CorpAcq’s outstanding indebtedness and debt service requirements, which may adversely impact CorpAcq’s results of operations and financial condition. For example, there may be unforeseen liabilities that do not materialize until after CorpAcq acquires a subsidiary, which could increase legal or other costs which CorpAcq may not be able to recover from the sellers. In addition, there is also a risk that CorpAcq may incur costs even if the relevant acquisition, for various reasons, cannot be completed. CorpAcq may also be unable to receive compensation from the sellers for such costs, for example, due to contractual or legal limitations.
Furthermore, it has been common practice for CorpAcq to structure the transaction agreements so that they include contingent considerations or leave a minority interest with the management of the acquired subsidiary. The terms and size of the contingent considerations are dependent on the performance of the relevant acquisition target and in some cases these contingent considerations do not have a set limit. Normally the contingent considerations are based on the average EBITDA for up to five years following the acquisition. CorpAcq may therefore have to pay contingent considerations to the sellers of an acquisition target that are unexpectedly high, may not have been adequately provided for or may not be in line with the financial performance or the valuation of the relevant business, which may lead to an adverse effect on CorpAcq’s business, financial position and results. As of June 30, 2023, CorpAcq owed approximately £7.1 million in outstanding contingent considerations.
Similarly, CorpAcq regularly grants put options to sellers regarding their remaining minority ownership in the acquisition target. Such put options give the sellers the right to call upon CorpAcq to purchase the minority shareholders’ remaining equity interests in the subsidiary. The terms of such minority options are most often dependent on the performance of the relevant acquisition target. Granting minority options, however, implies that CorpAcq may have to buy a seller’s (remaining) stake in an acquisition target at an unexpectedly high purchase price. There is a risk that CorpAcq may not have made adequate provisions to purchase a seller’s remaining stake or such transaction may not be in line with the financial performance or the valuation of the relevant business, meaning that CorpAcq may need to raise financing to facilitate such purchase, which may lead to an adverse effect on CorpAcq’s business, financial position and results. As of June 30, 2023, CorpAcq recorded approximately £90.4 million in outstanding put options to sellers of acquisitions targets.
CorpAcq is subject to risks relating to due diligence of its acquisition targets, which may not identify all material risks relating to their businesses, and CorpAcq may not realize the expected benefits of such arrangements.
Before making any acquisitions, CorpAcq conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each acquisition. When conducting due diligence, CorpAcq may be required to evaluate important and complex issues, including but not limited to those related to business, financial, credit risk, tax, accounting, environmental, legal and regulatory and macroeconomic trends. However, the risks identified and considered with respect to each acquisition CorpAcq conducts may also not be adequate and could lead to unforeseen costs or other unforeseen issues following the acquisition, such as a low order intake, unprofitable projects or low margins, or may have greater obligations or liabilities than originally estimated, which may impact CorpAcq’s operations and divert management’s time away from CorpAcq’s core business activities. The due diligence investigation that CorpAcq will carry out may not reveal or highlight all relevant facts (including fraud or incorrect information) or risks that may be necessary or helpful in evaluating such acquisition opportunity, including past or current violations of law and related legal exposure, and CorpAcq may not identify or foresee future developments that could have a material adverse effect on an acquisition. In addition, CorpAcq may rely on public information or other third-party information, which often includes information provided by the target company itself, which may be incomplete, inadequate, inaccurate or misleading. CorpAcq may not have sufficient time to fully evaluate such information even if it is available.
CorpAcq could also acquire a company that does not currently meet voluntary or mandatory sustainability standards, which can cause additional costs in the form of penalties or fines, litigation, increased costs or harm CorpAcq’s reputation. Deficiencies in acquired subsidiaries or failed integration attempts due to, for example, a misleading due diligence review can further harm CorpAcq’s entire reputation, and any such damage to CorpAcq’s reputation could result in decreased revenue for CorpAcq’s subsidiaries due to customers actively opting to make their purchases from CorpAcq’s competitors, thereby harming CorpAcq’s profits and financial position. Damage to CorpAcq’s reputation may also make owners of potential targets reluctant to sell their company to CorpAcq or at all, or only at an extra premium, which could be detrimental to CorpAcq’s future prospects and results of CorpAcq’s operations.
Competition for suitable acquisition targets may lead CorpAcq to not being able to carry out future acquisitions at a reasonable cost or at all, which could adversely affect CorpAcq’s operating results.
As of the date of this proxy statement/prospectus, CorpAcq has carried out acquisitions of over 42 businesses since its inception in 2006. Given that a fundamental part of CorpAcq’s business and growth strategy is to expand its current operations through additional acquisitions, it is central for CorpAcq to be able to continue to acquire suitable acquisition targets at a reasonable cost.
CorpAcq operates in highly competitive markets and competes with a large number of investment companies, private equity, asset managers, family offices and other institutions in identifying and acquiring suitable target companies. A number of factors could increase CorpAcq’s competitive risks, including but not limited to: economic and market conditions changing the attractiveness of CorpAcq’s subsidiaries; competitors having more capital or a lower cost of capital, greater expertise in a particular area, or access to funding sources not available to CorpAcq; competitors having a more established presence and expertise in particular geographies and businesses in which CorpAcq is looking to expand; the ability of corporate buyers competing with CorpAcq to achieve synergistic cost savings; competitors having higher risk tolerance, different risk assessments or lower return thresholds; existing and new competitors utilizing low cost, high speed financial applications, platforms and services based on artificial intelligence; developments in financial technology (or fintech), such as a distributed ledger technology (or blockchain), disrupting the financial industry; new entrants in CorpAcq’s various businesses being successful; and other industry participants hiring CorpAcq’s professionals.
If such competition was to increase further, there is a risk that CorpAcq may not be able to carry out acquisitions at favorable terms or at all, or the number of potential acquisition targets may decrease, which may have a material adverse effect CorpAcq’s growth, business, financial condition, results of operations, cash flows and prospects.
CorpAcq is a decentralized company and places significant decision-making authority, including decisions regarding operations, governance and finances, with CorpAcq’s subsidiaries’ management, which presents certain risks, and CorpAcq may not always have visibility into or control over such decisions.
CorpAcq believes its practice of conferring significant authority upon the management of its subsidiaries has been important to its successful growth and has allowed CorpAcq to be responsive to opportunities and to CorpAcq’s customers’ needs. However, this practice presents certain risks, including the risk CorpAcq would be slower to identify a misalignment between a subsidiary’s and CorpAcq’s overall business strategy. CorpAcq’s decentralized organization also creates the possibility that CorpAcq’s subsidiaries assume excessive risk without appropriate guidance from CorpAcq’s centralized accounting, tax, treasury and insurance functions, or external legal counsel, as to the potential overall impact. If a subsidiary fails to follow CorpAcq’s company policies, including those relating to compliance with applicable laws, CorpAcq could be subjected to risks of noncompliance with applicable regulations, or made party to a contract, arrangement or situation that requires the assumption of disproportionate liabilities or contains other less desirable terms and which could have a material adverse effect on CorpAcq’s business, results of operations and financial condition.
The warranty and indemnity provisions contained in acquisition agreements by which CorpAcq has acquired subsidiaries may not provide full coverage for liabilities arising in respect of the period prior to acquisition and as a result CorpAcq may not be fully protected for such liabilities.
A majority of the acquisition agreements by which CorpAcq has acquired subsidiaries contain usual warranty and indemnity protections which provide CorpAcq an ability to bring a breach of contract claim or otherwise seek indemnification for certain liabilities related to the acquired subsidiary, its underlying business and operation thereof before CorpAcq acquired it. However, certain purchase agreements CorpAcq executes with its acquisition targets may lack sufficient representations and warranties with respect to the identified and unidentified risks in connection with the acquisition.
In addition, most of CorpAcq’s acquisition agreements contain specific limitations on the liability of the former owners, the scope of any warranty or indemnity, or the scope of these provisions may not extend to certain liabilities or the covenant strength. Moreover, certain former owners may have insufficient resources for CorpAcq to successfully recover or otherwise enforce the terms of any judgment or settlement for breach of the acquisition agreement.
CorpAcq may obtain or receive the benefit of warranty and indemnity insurance in connection with certain acquisitions whereby CorpAcq’s primary recourse for breach of warranty or tax indemnity is against the underlying insurer(s). However, there can be no assurance that these warranty and indemnity insurance policies will protect CorpAcq fully or at all, noting that these policies are also subject to limited coverage scope and express limitations of liability. As a result, CorpAcq may face unexpected liabilities that adversely affect CorpAcq’s business and financial condition.
CorpAcq’s growth and expansion strategy may not materialize as planned or at all.
CorpAcq expects to continue to analyze and evaluate the acquisition of strategic businesses with the potential to strengthen CorpAcq’s industry position or enhance CorpAcq’s existing offerings. CorpAcq cannot assure you that it will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can CorpAcq assure you that completed acquisitions will be successful.

Acquisitions and investments may involve significant cash expenditures, debt incurrence, operating losses and expenses that could have a material adverse effect on CorpAcq’s business, consolidated financial condition, results of operations and cash flows. Acquisitions involve numerous other risks, including:
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diversion of management’s time and attention from daily operations;

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difficulties integrating acquired subsidiaries, technologies and personnel into CorpAcq’s business and financing and reporting framework;

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inability to obtain required regulatory approvals and/or required financing on favorable terms;

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potential loss of key employees, key contractual relationships, or key customers of acquired subsidiaries or from CorpAcq’s existing businesses; and

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assumption of the liabilities and exposure to unforeseen liabilities of acquired subsidiaries.

Under certain circumstances, it may be difficult for CorpAcq to complete transactions quickly or to integrate acquired operations efficiently into CorpAcq’s current business operations. Moreover, CorpAcq may be unable to obtain strategic or operational benefits that are expected from CorpAcq’s acquisitions. Any acquisitions or investments may ultimately harm CorpAcq’s business or consolidated financial condition, as such acquisitions may not be successful and may ultimately result in impairment charges.
CorpAcq’s ability to continue as a going concern depends in part on obtaining sufficient funding to finance its operations. In addition, CorpAcq’s audited financial statements for the fiscal year ended December 31, 2022 include an opinion from CorpAcq’s auditors regarding the substantial doubt about CorpAcq’s ability to continue as a going concern, due to obligations under CorpAcq’s existing credit facility.
CorpAcq’s audited financial statements for the fiscal year ended December 31, 2022 include disclosure regarding the substantial doubt about its ability to continue as a going concern. CorpAcq’s financial statements were prepared assuming that it will continue as a going concern. The going concern basis of the presentation assumes that it will continue in operation for the foreseeable future and will be able to realize its assets and satisfy its liabilities in the normal course of business and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from its inability to continue as a going concern. Future reports on CorpAcq’s financial statements may include an explanatory paragraph with respect to its ability to continue as a going concern. CorpAcq’s ability to continue as a going concern is dependent, in part, on its ability to raise additional capital through equity offerings or debt financings, including through and in connection with the Business Combination. CorpAcq is required to make a balloon payment of £120.0 million in June 15, 2024, in accordance with CorpAcq’s £200.0 million Facility Agreement with Alcentra Limited (the “Alcentra Facility”), as described in the audited financial statements for the fiscal year ended December 31, 2022.
In accordance with the Alcentra Facility, CorpAcq would have been required to make a balloon payment of £120.0 million on June 15, 2024. Based on CorpAcq’s other contractual commitments and cash forecasts, CorpAcq did not expect it would be able to make the balloon payment utilizing existing cash on hand and cash available from other undrawn bank facilities without refinancing the Alcentra Facility. As a result, CorpAcq’s Audited Annual Financial Statements indicate that there is material uncertainty that casts substantial doubt upon CorpAcq’s ability to continue as a going concern. The Audited Annual Financial Statements and Unaudited Interim Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.
Subsequent to the issuance of the Audited Annual Financial Statements, on January 19, 2024, CorpAcq entered into a new senior secured multi-tranche facility agreement with UBS AG London Branch (the “UBS Facility”) and a multi-series note subscription agreement with various funds managed by Crestline Management, L.P. (the “Crestline Notes”, together with the UBS Facility, the “2024 Facilities”) for up to £300.0 million. Proceeds from the 2024 Facilities were used to refinance CorpAcq’s existing £200.0 million Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and remaining available proceeds are expected to be used to support future acquisitions.

Following the Business Combination, the Post-Combination Company will be a holding company and will depend on the cash flows from the subsidiaries to pay dividends.
Following the Business Combination, the Post-Combination Company will be a holding company without any direct operations and will have no significant assets other than its ownership interest in CorpAcq, through its ownership of BermudaCo. Accordingly, the Post-Combination Company’s ability to pay dividends will depend upon the financial condition, liquidity and results of operations of, and the Post-Combination Company’s receipt of dividends, loans or other funds from BermudaCo, CorpAcq and its direct and indirect subsidiaries. BermudaCo, CorpAcq and its subsidiaries are separate and distinct legal entities and have no obligation to make funds available to the Post-Combination Company. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which CorpAcq and its subsidiaries may pay dividends, make loans or otherwise provide or distribute funds to CorpAcq. For example, CorpAcq is considering additional investment opportunities and working capital requirements while at the subsidiary level, businesses are considering internal growth investment plans.
CorpAcq’s performance and results of operations are dependent on cash flows from its subsidiaries. As a result, CorpAcq is significantly affected by the performance of its subsidiaries. CorpAcq’s subsidiaries operate in many different industries, each of which is subject to volatility based upon a variety of factors, including economic, political and market factors. For example:
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The performance of two of CorpAcq’s subsidiaries in the oil and gas services industry is substantially dependent upon prevailing prices of oil and natural gas, which have been impacted by the recent and ongoing global energy crisis and the Russian invasion of Ukraine.

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11 of CorpAcq’s subsidiaries are exposed to rising mortgage interest rates, increasing consumer debt and a low level of consumer confidence in the real estate market and increasing regulatory focus on energy efficiency and fire safety which may require building refits or remediation measures.

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CorpAcq’s 16 subsidiaries that operate in the retail sector and manufacturing sectors including the production and supply of industrial products are affected by the increasing prices of materials and inflation, supply shortages and transportation issues, which have been exacerbated in recent periods by the Russian invasion of Ukraine.

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CorpAcq’s 21 subsidiaries that operate in the services sectors including the provision of labor resources for industrial projects, forensic services, recruitment services and other human capital services are affected by inflation and increasing employment costs including the continued rise of salaries and employee benefits.

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CorpAcq’s one subsidiary that operates in the apparel retailing space is affected by increasing rental demands and associated taxation in relation to physical stores and the continuing decrease in sales via physical stores compared to online sales.

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27 of CorpAcq’s subsidiaries lease properties. With rising interest rates, unless there are fixed rent reviews, CorpAcq’s subsidiaries are at risk of rising rent payments and increased service charges which may adversely affect their profitability. CorpAcq’s subsidiaries will also have potential dilapidations liability to the respective landlords at the end of the lease terms.

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The performance of all of CorpAcq’s subsidiaries was negatively impacted by the COVID-19 pandemic. For example, restrictions on the movement of people significantly impacted four subsidiaries, requiring CorpAcq to develop practices to support the health and safety of its employees, which took up to three weeks to implement. Additionally, some customers did not permit third-party employees to access their sites which delayed some project-based businesses, primarily WH Good and Richard Alan Group, thereby impacting their revenues. The business of CorpAcq and its subsidiaries could be negatively impacted in the future by another global health crisis.

In addition, CorpAcq’s subsidiaries have experienced significant challenges in their global supply chain, including shortages in supply, or disruptions or delays in shipments, of certain materials or components used in their products, and related price increases. While to date many of these subsidiaries have been able to manage the challenges associated with these delays and shortages without significant disruption to their business, no assurance can be given that these efforts will continue to be successful. Deterioration in the domestic or international economic environment may cause decreased demand for the products and services of CorpAcq’s subsidiaries and increased competition, which could result in lower sales volume and lower prices for their products, longer sales cycles, and slower adoption of new technologies.
CorpAcq’s performance may be adversely affected to the extent its subsidiaries experience adverse performance or additional pressure due to downward trends in their respective industries, which could limit cash flow from CorpAcq’s subsidiaries, and materially affect CorpAcq’s financial condition and results of operations.
Many of CorpAcq’s subsidiaries operate in sectors that are vulnerable to competition, and failure of CorpAcq’s subsidiaries to adequately compete in their respective industries could have an adverse effect on CorpAcq’s results of operations.
Many of CorpAcq’s subsidiaries operate in an industry that is highly fragmented, and CorpAcq competes with other companies in each of the markets in which CorpAcq operates. CorpAcq’s subsidiaries’ ability to compete in these highly competitive markets may be adversely affected by several factors, including, but not limited to, the following:
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CorpAcq’s subsidiaries compete against many well-established companies that may have substantially greater financial and other resources, including personnel and research and development, and greater overall market share than CorpAcq’s subsidiaries, as well as established supplier, retailer and distributor relationships;

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in some key product categories, CorpAcq’s subsidiaries’ competitors may have lower production costs and higher profit margins than CorpAcq’s subsidiaries, which may enable them to compete more aggressively in offering retail discounts, rebates and other promotional incentives;

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CorpAcq’s subsidiaries’ competitors have obtained, and may in the future be able to obtain, exclusivity or sole source at particular retailers and distributors or favorable in-store placement;

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technological advancements, product improvements or effective advertising campaigns by competitors may weaken consumer demand for CorpAcq’s subsidiaries’ products and services;

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consumer preferences may change to lower or higher margin products, more sustainable products or products other than those in CorpAcq’s subsidiaries’ market; and

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CorpAcq’s subsidiaries may not be successful in the introduction, marketing and manufacturing of any new products, services, product innovations or line extensions or be able to develop and introduce, in a timely manner, innovations to CorpAcq’s subsidiaries’ existing products and services that satisfy consumer needs or achieve market acceptance.

Some competitors may be willing to reduce prices and accept lower profit margins to compete with CorpAcq’s subsidiaries. As a result of this competition, CorpAcq’s subsidiaries could lose market share and sales or be forced to reduce their prices to meet competition. If CorpAcq’s subsidiaries’ products and services are unable to compete successfully, CorpAcq’s business, financial condition and results of operations could be materially and adversely affected. In addition, CorpAcq’s subsidiaries may be unable to implement changes to their products and services, or otherwise adapt to changing consumer trends. If CorpAcq’s subsidiaries are unable to respond to changing consumer trends, CorpAcq’s business, financial condition, ability to pay dividends to shareholders in the future, and results of operations could be adversely affected.
Certain of CorpAcq’s subsidiaries are not wholly owned which means that CorpAcq and its group of companies may not always be able to unilaterally control shareholder decisions taken in respect of such subsidiaries.
Other shareholders of certain of CorpAcq’s subsidiaries hold economic and voting rights in respect of their respective holding of shares in those subsidiaries. In some instances, CorpAcq holds less than 75% of the issued share capital of such subsidiary which is entitled to vote on shareholder resolutions, meaning that shareholder resolutions requiring approval as special resolutions in accordance with applicable laws cannot be unilaterally taken by CorpAcq and require the support of other shareholders. In the case of Scaffolding Access Solutions Limited, CorpAcq owns 49% of its existing share capital, meaning that shareholders resolutions requiring approval as ordinary or special resolutions in accordance with applicable laws cannot be unilaterally taken by CorpAcq and require the support of other shareholders. Additionally, the overall control and decision making powers of CorpAcq in respect of subsidiaries which have additional shareholders are limited in certain instances by the terms of associated shareholders’ agreements, corresponding articles of association for such subsidiary and other person(s) being able to nominate one or more persons to the board of such subsidiary. These structures may affect the operational effectiveness and financial flexibility of the relevant subsidiary, particularly if CorpAcq and any additional shareholders are not strategically aligned. Conflict with shareholders may lead to deadlock and result in CorpAcq being unable to pursue a desired strategy, which may adversely affect CorpAcq’s business, financial condition and results of operations.
CorpAcq is subject to risks relating to its information technology systems, financial accounting and other data processing systems, such as cybersecurity risks and risks related to data privacy.
CorpAcq’s operations are highly dependent on CorpAcq’s information technology platforms, and CorpAcq relies heavily on its analytical, financial, accounting, communications and other data processing systems. Although CorpAcq is not currently aware of any cyberattacks or other incidents that, individually or in the aggregate, have materially affected, or would reasonably be expected to materially affect, CorpAcq’s operations or financial condition, there can be no assurance that the various procedures and controls CorpAcq utilizes to mitigate these threats will be sufficient to prevent disruptions to CorpAcq’s systems. CorpAcq’s systems face ongoing cybersecurity threats and attacks, which could result in the failure of such systems. Attacks on CorpAcq’s systems could involve, and in some instances have in the past involved, attempts intended to obtain unauthorized access to CorpAcq’s proprietary information, destroy data or disable, degrade or sabotage CorpAcq’s systems, or divert or otherwise steal funds, including through the introduction of computer viruses, ransomware, “phishing” attempts and other forms of social engineering. Cyberattacks and other security threats could originate from a wide variety of external sources, including cyber criminals, nation state hackers, hacktivists and other outside parties. Cyberattacks and other security threats could also originate from the malicious or accidental acts of insiders, such as employees.
There has been an increase in the frequency and sophistication of the cyber and security threats CorpAcq faces, with attacks ranging from those common to businesses generally to those that are more advanced and persistent, which may target CorpAcq because CorpAcq holds a significant amount of confidential and sensitive information about its investors, individual and business customers of CorpAcq and its subsidiaries, CorpAcq’s subsidiaries and potential acquisition targets. As a result, CorpAcq may face a heightened risk of a security breach or disruption with respect to this information. There can be no assurance that measures CorpAcq takes to ensure the integrity of its systems will provide protection, especially because cyberattack techniques used change frequently or are not recognized until successful. If CorpAcq’s systems are compromised, do not operate properly or are disabled, or CorpAcq fails to provide the appropriate regulatory or other notifications in a timely manner, CorpAcq could suffer financial loss, a disruption of its businesses, liability to its investment funds and fund investors, regulatory intervention or reputational damage. The costs related to cyber or other security threats or disruptions or regulatory fines may not be fully insured or indemnified by other means.
In addition, CorpAcq could also suffer losses in connection with updates to, or the failure to timely update, the technology platforms on which CorpAcq relies. CorpAcq is reliant on third-party service providers for certain aspects of its business, including for the administration of certain funds, as well as for certain technology platforms, including cloud-based services. These third-party service providers could also face ongoing cybersecurity threats and compromises of their systems and as a result, unauthorized individuals could gain, and in some past instances have gained, access to certain confidential data.
Breaches in CorpAcq’s security or in the security of third-party service providers, whether malicious in nature or through inadvertent transmittal or other loss of data, could potentially jeopardize CorpAcq’s, CorpAcq’s employees’ or CorpAcq’s subsidiaries’ or counterparties’ confidential, proprietary and other information, such as personal data, processed and stored in, and transmitted through, CorpAcq’s computer systems and networks, or otherwise cause interruptions or malfunctions in CorpAcq’s, CorpAcq’s employees’, CorpAcq’s subsidiaries’, CorpAcq’s counterparties’ or third parties’ business and operations, which could result in significant financial losses, increased costs, liability to CorpAcq and other counterparties, regulatory intervention and reputational damage. Furthermore, if CorpAcq fails to comply with the relevant laws and regulations or fails to provide the appropriate regulatory or other notifications of breach in a timely matter, it could result in regulatory investigations and penalties, which could lead to negative publicity and reputational harm and may cause CorpAcq and its clients to lose confidence in the effectiveness of CorpAcq’s security measures.
United Kingdom data protection laws require CorpAcq and its subsidiaries to have mandatory clauses in place with third-party service providers about security measures around personal data. If CorpAcq fails to put these contractual clauses in place CorpAcq may be subject to regulatory fines and may not be able to recover damages caused by third-party service providers failure to keep personal data secure.
CorpAcq’s subsidiaries also rely on data processing systems that may be different than CorpAcq’s, and the secure processing, storage and transmission of information, including payment and health information, which individually may present the risks discussed above and consequently have a material adverse effect on such subsidiary and CorpAcq. Their data processing systems and legacy information technology systems, which subsidiaries may continue to use following acquisition by CorpAcq, may contain security vulnerabilities that were not picked up during the due diligence process. CorpAcq does not generally require subsidiaries to adopt new data processing systems and information technology systems following a subsidiary’s acquisition and any such decision is made on an individualized basis at such time, and the monitoring of such systems is controlled by a subsidiary’s management team. As such, CorpAcq’s management does not individually monitor such systems, and may be unaware of potential vulnerabilities and may be unable to predict the risks involved with using certain systems. A disruption or compromise of these systems could have a material adverse effect on the value of these businesses. Health information is particularly sensitive under data protection legislation in the United Kingdom and is therefore a higher risk data category to process. CorpAcq may also acquire subsidiaries having a national or regional profile or in infrastructure, the nature of which could expose them to a greater risk of being subject to a terrorist attack or security breach than other assets or businesses, or subject to higher levels of regulation due to the nature of services they provide to the public. Such an event may have material adverse consequences on CorpAcq or CorpAcq’s other subsidiaries of the same type or may require CorpAcq’s subsidiaries to increase preventative security measures or expand insurance coverage. The occurrence of a significant uninsured claim or a claim in excess of the insurance coverage limits maintained by CorpAcq could have a material adverse effect on CorpAcq’s business, financial condition and results of operations.
Finally, CorpAcq and its subsidiaries’ technology platforms, data and intellectual property are also subject to a heightened risk of theft or compromise to the extent CorpAcq or its subsidiaries engage in operations outside the United Kingdom, in particular in those jurisdictions that do not have comparable levels of protection of proprietary information and assets such as intellectual property, trademarks, trade secrets, know-how and customer information and records, including personal data. In addition, CorpAcq and its subsidiaries may be required to compromise protections or forego rights to technology, data and intellectual property in order to operate in or access markets in a foreign jurisdiction. Any such direct or indirect compromise of these assets could have a material adverse impact on CorpAcq and its subsidiaries.
CorpAcq is subject to risks relating to third-party suppliers, customers, contractors and subcontractors.
CorpAcq and its subsidiaries rely on third-party suppliers, manufacturers, contractors, subcontractors and other third parties to manufacture, assemble, supply and test its products, and the failure to manage these third-party relationships successfully could adversely affect the ability of CorpAcq’s subsidiaries to market and sell their respective products and their reputations. CorpAcq’s revenue and operating results would suffer if these third parties fail to deliver products or components in a timely manner and at reasonable cost, or if manufacturing capacity is reduced or eliminated as a CorpAcq subsidiary may be unable to obtain alternative manufacturing capacity.
Relying on third-party suppliers, manufacturers, contractors and subcontractors presents significant risks to CorpAcq and its subsidiaries, including the following:
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failure by CorpAcq or its subsidiaries to select necessary third-party suppliers, manufacturers, contractors or subcontractors in a timely and cost-effective manner, if at all;

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capacity shortages during periods of high demand;

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reduced control over delivery schedules;

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reduced control over compliance with product regulations and standards;

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reduced control over environmental, social governance factors in the supply chain such as sustainable sourcing of materials and labor, protection of the environment, observing human rights, good health & safety management, tax, data and anti-bribery and corruption practices;

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shortages of materials;

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misappropriation of CorpAcq’s and its subsidiaries’ intellectual property;

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non-compliance with applicable laws and regulations, as well as their contractual obligations with CorpAcq or its subsidiaries;

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discontinuation of any of products supplied and services rendered to CorpAcq or its subsidiaries;

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sufficient quality control on products supplied and services rendered to CorpAcq or its subsidiaries;

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limited warranties on products supplied and services rendered to CorpAcq or its subsidiaries; and

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potential increases in prices.

The ability and willingness of third-party suppliers, manufacturers, contractors and subcontractors to perform is largely outside CorpAcq’s and its subsidiaries’ control. If one or more of these third-parties fails to perform its obligations in a timely manner or at satisfactory quality levels, CorpAcq’s subsidiaries’ ability to bring products to market and CorpAcq’s and its subsidiaries’ respective reputations could suffer. For example, if the manufacturing capacity is reduced or eliminated at one or more third-party facilities or any of those facilities are unable to keep pace with the growth of a CorpAcq subsidiary’s business, such CorpAcq subsidiary could have difficulties fulfilling its customer orders and its revenue, and CorpAcq’s revenue, could decline. In addition, if these third parties fail to deliver quality products and components on time and at reasonable prices, CorpAcq’s subsidiaries could have difficulties fulfilling their respective customer orders. If product quality is compromised, CorpAcq subsidiaries may be subject to legal liability and/or their revenue could decline if their customers decide to switch providers due to quality issues, causing CorpAcq’s business, financial condition and results of operations to be adversely affected.
CorpAcq’s subsidiaries are or may become dependent on individual customer relationships leading to reduced sales and revenue.
Certain CorpAcq’s subsidiaries are, or may in the future become, dependent on individual customer relationships, the loss of which could entail reduced sales volumes and revenues for the affected subsidiaries. For example, of the top 10 subsidiaries of CorpAcq based on Adjusted EBITDA during the 12 months ended December 31, 2022, the majority of them have diverse customer bases, with only one or two customers comprising more than 10% of the respective subsidiary’s revenues. If losses of such material customers were to occur in relation to multiple subsidiaries at once or within a short period of time, it could have a material adverse effect on CorpAcq’s business, ability to pay dividends to shareholders in the future, financial condition, and results of operations. Furthermore, CorpAcq has several customers that are customers of multiple subsidiaries in relation to different products and services, for example, housebuilders may acquire capital equipment, groundworking, and heating and plumbing services from different CorpAcq subsidiaries. In some cases, CorpAcq also has customers of a few subsidiaries which are linked to different local authorities, such as local law enforcement and municipal works departments. As a result, any issue with products or service by one subsidiary to such customers may impair the relationship of CorpAcq’s other subsidiaries with such customers, and any issue with one branch of local authorities may impact the others, which may adversely affect CorpAcq’s business, ability to pay dividends to shareholders in the future, financial condition and results of operations. In addition, there is the possibility that a decision could be made at a higher level to terminate customer contracts with some or all of the different local authorities, which could have a significant impact on the relevant subsidiaries and their results of operations, which in the aggregate, could materially adversely impact CorpAcq’s business, ability to pay dividends to shareholders in the future, financial condition, and results of operations.
For more information on CorpAcq’s top 10 subsidiaries based on Adjusted EBITDA during the 12 months ended December 31, 2022, see “Information Related to CorpAcq — CorpAcq’s Business — Reportable Segments”.

CorpAcq and its subsidiaries are subject to risks relating to increased prices of raw materials and disrupted supply chains, which may result in CorpAcq’s subsidiaries being unable to purchase necessary materials at a reasonable price or at all, and may cause CorpAcq’s subsidiaries to raise end consumer prices of any produces or services.
The success of CorpAcq’s subsidiaries’ business depends, in part, on maintaining a strong sourcing and manufacturing platform and efficient distribution channels. The inability of any supplier of raw materials, independent contract manufacturer or third-party distributor to deliver or perform for CorpAcq’s subsidiaries in a timely or cost-effective manner could cause CorpAcq’s subsidiaries’ operating costs to increase and their profit margins to decrease, especially as it relates to their products that have a short shelf life, which in the aggregate, could have an adverse impact on the business, financial condition, ability to pay dividends to shareholders in the future, and results of operations of CorpAcq. CorpAcq’s subsidiaries must continuously monitor their inventory and product mix against forecasted demand or risk having inadequate supplies to meet consumer demand as well as having too much inventory on hand that may reach its expiration date and become unsaleable.
For example, CorpAcq’s subsidiaries in its industrial services segment depend on manufacturers supplying machines and parts, on time and to the required build quality, subject to variations in pricing. If manufacturers fail to provide machines and parts due to delays in the supply chain, CorpAcq’s subsidiaries may be unable to provide their respective services at competitive prices or in a timely manner, which could impact results of operations of the respective subsidiaries. Additionally, subsidiaries in CorpAcq’s industrial products segment depend on supply of various raw materials, such as glass, aggregates, consumables, and construction equipment. If the price of these raw materials increases, the respective subsidiaries' profit margins could decrease, which could in the aggregate, negatively impact CorpAcq’s results of operations.
CorpAcq’s subsidiaries must also manage their third-party distribution, warehouse and transportation providers to ensure they are able to support the efficient distribution of their products to retailers. A disruption in transportation services could result in an inability to supply materials to CorpAcq’s subsidiaries’ (or their co-manufacturers’) facilities or finished products to CorpAcq’s subsidiaries’ distribution centers or their customers, which could cause material adverse effects to results of operations of the applicable subsidiaries and ultimately, CorpAcq. Activity at third-party distribution centers could be disrupted by a number of factors, including labor issues, failure to meet customer standards, natural disasters, sustainability or financial issues affecting the third-party providers. In particular, the Russia-Ukraine conflict and recent labor market shortages impacting many of the industries in which CorpAcq’s subsidiaries operate have created operating challenges in making their products available to customers and consumers, and such challenges may persist. A sustained period of high inflation leading to a reduction in disposable income could impact customer confidence and create a risk of reduction in sales, particularly in CorpAcq’s business-to-consumer subsidiary, Cotton Traders, which could lead to a reduction in CorpAcq’s revenues and results of operations.
CorpAcq’s insurance coverage, including any insurance coverage held by CorpAcq’s subsidiaries, may not cover all potential losses and there are no guarantees that CorpAcq or its subsidiaries can retain such insurance coverage at a reasonable cost or at all.
Although CorpAcq and its subsidiaries maintain insurance policies with respect to a broad range of risks, including product liability, directors’ and officers’ liability, employment liability, life insurance, cyber-security, and, in the case of certain of CorpAcq’s subsidiaries, industry-specific insurance policies, these policies do not cover all possible claims and certain of the policies are subject to large deductibles. In addition, if any of CorpAcq’s or its subsidiaries’ insurance carriers defaulted on their obligations to provide insurance coverage by reason of its insolvency or for other reasons, CorpAcq’s and its subsidiaries’ exposure to claims would increase and CorpAcq’s profits would be adversely affected. Any estimates for unpaid claims and expenses are based on known facts, historical trends and industry averages, utilizing the assistance of an actuary. The determination of such estimated liabilities and their appropriateness are reviewed and updated at least quarterly. However, these liabilities are difficult to assess and estimate due to many relevant factors, the effects of which are often unknown, including the severity of an injury or damage, the determination of liability in proportion to other parties, the timeliness of reported claims, the effectiveness of CorpAcq or its subsidiaries’ risk management and safety programs and the terms and conditions of

CorpAcq’s and its subsidiaries’ insurance policies. Any accruals are based upon known facts, historical trends and reasonable estimate of future expenses, and CorpAcq believes such accruals are adequate. However, unknown or changing trends, risks or circumstances, such as increases in claims, a weakening economy, increases in medical costs, changes in case law or legislation, or changes in the nature of the work CorpAcq and its subsidiaries perform, could render any current estimates and accruals to be inadequate. In such case, adjustments to balance sheet may be required and these increased liabilities would be recorded in the period that the experience becomes known. Insurance carriers may be unwilling, in the future, to provide CorpAcq’s or its subsidiaries’ current levels of coverage without a significant increase in insurance premiums and/or collateral requirements to cover CorpAcq’s or its subsidiaries’ obligations to them. Increased collateral requirements may be in the form of additional letters of credit and/or cash, and an increase in collateral requirements could significantly reduce CorpAcq’s liquidity. If insurance premiums increase, and/or if insurance claims are higher than CorpAcq’s estimates, CorpAcq’s profitability could be adversely affected if it is unable to raise prices or increase revenues to offset any premium increases. Finally, certain subsidiaries operate in industries that require industry-specific policies. The profitability of such subsidiaries could be greatly impacted if such insurance policies could not be acquired at a commercial rate. If industry-specific policies cannot be acquired at all, CorpAcq or its subsidiaries may not be adequately insured for certain risks.
Potential divestments of CorpAcq’s subsidiaries may give rise to CorpAcq becoming subject to additional risks and costs.
Despite CorpAcq’s intention to hold its subsidiaries on a long-term basis, in certain circumstances, CorpAcq may decide, or be required, to divest any of its subsidiaries in the future. From time to time, CorpAcq evaluates possible divestments of its subsidiaries and may, if a suitable opportunity or condition arises, make divestments or decisions to dispose of certain businesses or assets. CorpAcq may also divest certain of its subsidiaries to reduce financial or operational risks. In particular, if any of CorpAcq’s subsidiaries violate any applicable laws and regulations, CorpAcq may be required to divest such subsidiaries or risk significant fines, penalties, administrative sanctions, convictions or settlements.
As part of CorpAcq’s ongoing strategic plan, CorpAcq has selectively divested, and may in the future continue to pursue divestitures of certain of its subsidiaries to optimize its portfolio. CorpAcq makes divestments based on, among other considerations, management’s evaluation of or changes in business strategies and performance and valuation of divested subsidiaries. Since 2013, CorpAcq has only divested three subsidiaries, all of which took place in 2016; however CorpAcq cannot assure you that it will not make divestments in the future.
There is no assurance that these divestitures will be completed on terms favorable to CorpAcq, or at all. Any opportunities resulting from these divestitures, and the anticipated effects of these divestitures on CorpAcq’s business may never be realized, or may not be realized to the extent CorpAcq anticipates. CorpAcq may be subject to continuing financial obligations for a period of time following the divestments, and any claims such as warranty or indemnification claims, if determined against CorpAcq, would negatively affect CorpAcq’s financial performance. Moreover, divestments may require CorpAcq to separate integrated assets and personnel from its retained subsidiaries and devote its resources to transitioning assets and services to purchasers, resulting in disruptions to CorpAcq’s subsidiaries’ ongoing business and distraction of management. Any losses due to CorpAcq’s divestments of its subsidiaries could adversely affect its financial performance.
CorpAcq and its subsidiaries could be subject to increased regulation or changes in regulatory regimes which will impact CorpAcq’s financial performance.
CorpAcq and its subsidiaries are subject to regulation and policy decisions at the local, national (including the Financial Conduct Authority and the Investment Security Unit within the Department for Business, Energy and Industry Standard) and, in some cases, foreign levels. These laws, policies and regulations, as well as their interpretation and application, are likely to change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation or application, or newly enacted laws, policies or regulations, or any failure by CorpAcq or its subsidiaries to comply with these laws or regulations, could require changes to certain of CorpAcq’s or its subsidiaries’ business practices, negatively impact CorpAcq’s or its subsidiaries’ operations, cash flows or financial condition, impose additional costs on CorpAcq or CorpAcq’s subsidiaries or otherwise adversely affect CorpAcq’s business or the business of its subsidiaries. In addition to the legal, tax, policy and regulatory changes that are expected to occur, there may be unanticipated changes and uncertainty regarding any such changes. In addition, there is significant uncertainty regarding certain policies, legislation and the regulations that have been adopted (and future regulations that will need to be adopted pursuant to such legislation) and, consequently, the full impact that such policy and legislation will ultimately have on CorpAcq and the markets in which CorpAcq trades and invests is not fully known. Such uncertainty and any resulting confusion may itself be detrimental to the efficient functioning of the markets and the success of certain acquisition strategies.
CorpAcq may be materially affected by market, economic, climatic, social and political conditions globally and in the jurisdictions and sectors in which CorpAcq and its subsidiaries operate, including for example economic outlook, global migration, natural disasters, water or other natural resource shortage, conflict or civil unrest, factors affecting interest rates, the availability of credit, currency exchange rates and trade barriers.
Additionally, investing in companies organized or based outside the United Kingdom and operating outside the United Kingdom may also expose CorpAcq to increased compliance risks, as well as higher compliance costs to comply with both U.K. and non-U.K. anti-corruption, anti-money laundering and sanctions laws and regulations. These factors are outside CorpAcq’s control and may affect the level and volatility of securities prices and the liquidity and the value of investments, and CorpAcq may not be able to or may choose not to manage CorpAcq’s exposure to these conditions.
The industries CorpAcq serves can be seasonal, cyclical and affected by weather conditions, the combined effects of which can adversely impact CorpAcq’s results of operations.
CorpAcq’s revenue and results of operations can be subject to seasonal and other variations. These variations are influenced by various factors, including weather, customer spending patterns, project schedules, holidays and timing, in particular, for large, non-recurring projects. In particular, with respect to CorpAcq’s subsidiaries that are in the construction industry, many of the construction projects that demand their services include significant portions of outdoor work in addition to the plumbing companies and industrial service companies. As a result, seasonal changes and adverse weather conditions can adversely affect CorpAcq’s business operations through declines in demand for its subsidiaries’ products and services and alterations and delays in applicable schedules. For example, adverse weather conditions such as extended rainy and cold weather in the winter period can reduce demand for CorpAcq’s products and reduce sales or render its contracting operations less efficient resulting in underutilization of crews and equipment and lower contract profitability. Since CorpAcq’s subsidiaries are located solely in the United Kingdom, major weather events such as storms, gales, floods and heavy snowfall across the United Kingdom could also adversely impact a substantial number of CorpAcq’s subsidiaries, which could affect CorpAcq’s revenues and profitability.
Furthermore, the industries CorpAcq serves can be cyclical in nature. Fluctuations in end-user demand within those industries, or in the supply of services within those industries, can affect demand for CorpAcq’s services. As a result, CorpAcq’s business may be adversely affected by industry declines or by delays in new projects, which could materially adversely impact CorpAcq's ability to pay dividends to shareholders in the future, financial condition, and results of operations.
CorpAcq and its subsidiaries are subject to increasing risks arising from climate change, environmental considerations and broader ESG, together with the requirement to comply with and associated costs of increased regulation or changes in regulatory regimes.
CorpAcq and its subsidiaries also face risks associated with climate change, including risks related to the impact of climate and ESG-related legislation and regulation (both domestically and internationally), risks related to business trends related to climate change and technology (such as the process of transitioning to a lower-carbon economy), and risks stemming from the physical impacts of climate change. New climate change-related or ESG regulations or interpretations of existing laws may result in enhanced disclosure obligations, which could negatively affect CorpAcq and its subsidiaries and materially increase the regulatory burden and cost of compliance. For example, developing and acting on initiatives within the scope of ESG, and collecting, measuring and reporting ESG-related information and metrics can be costly, difficult and time consuming and is subject to evolving reporting standards. Requirements are also being introduced in some jurisdictions including the United Kingdom and the EU for companies to adopt climate transition plans, categorize investment products according to a green taxonomy and to conduct and report on due diligence with regard to environmental and/or human rights impacts associated with their business or particular types of transaction, including those in the supply or wider value chain. CorpAcq may also communicate certain climate-related initiatives, commitments and goals in its advertising campaigns, regulatory filings or in other disclosures, which subjects CorpAcq to additional risks, including the risk of being accused of “greenwashing.”
It is possible that carbon-related regulations or taxes could be implemented or increased which would have a negative impact on some or all of CorpAcq’s subsidiaries. Business trends related to climate change adaptation or mitigation may require capital expenditures, product or service redesigns, and changes to operations and supply chains to meet changing customer expectations. While this can create opportunities, not addressing these changed expectations could create business risks for subsidiaries, which could negatively impact the returns from CorpAcq’s subsidiaries. Further, advances in climate science may change society’s understanding of sources and magnitudes of negative effects on climate, which could also negatively impact subsidiary financial performance, undermine asset values or business prospects. Further, significant chronic or acute physical effects of climate change including extreme weather events such as storms, gales, floods and heavy snowfall, can also have an adverse impact on certain of CorpAcq’s subsidiaries and investments, especially CorpAcq’s real asset investments and subsidiaries that rely on physical factories, plants or stores located in the affected areas. As the effects of climate change increase, CorpAcq expects the frequency and impact of weather- and climate-related events and conditions to increase as well. These effects of climate change may affect the continued willingness of insurers to insure the asset classes or businesses affected.
A portion of CorpAcq’s future growth is based on the ability and willingness of public and private entities to invest in infrastructure.
A portion of CorpAcq’s current business, including Central Power, Metcalfe Plant Hire, MSW Group and W H Good, and a portion of CorpAcq’s future growth is expected to result from public and private investments in infrastructure. As a result, reduced or delayed spending, including the impact of government sequestration programs or other changes in budget priorities, or delays in obtaining necessary consents or successful legal challenges against such consents, could result in the deferral, delay or disruption of CorpAcq’s projects. These potential events could impact CorpAcq’s ability to be timely paid for its current services, which could adversely affect CorpAcq’s cash flows and margins.
CorpAcq’s business could be adversely affected if CorpAcq is unable to protect its intellectual property rights from unauthorized use or infringement by third parties.
CorpAcq and its subsidiaries rely on the ownership and use of certain intellectual property rights in some form and, in the case of Cotton Traders, this forms a material part of its overall brand and associated goodwill. Any failure to protect CorpAcq’s or its subsidiaries’ intellectual property rights (whether by way of failure to register its intellectual property rights to the extent registrable or otherwise) could give rise to an increased risk of infringement by third parties or loss of rights, potentially resulting in the loss of some of CorpAcq’s or its subsidiaries’ competitive advantage, the value attributed to such intellectual property rights and any associated goodwill, an increase in costs associated with managing or defending CorpAcq’s and its subsidiaries intellectual property rights and a decrease in CorpAcq’s and their revenue which together would adversely affect CorpAcq’s business prospects, financial condition and operating results. CorpAcq and its subsidiaries primarily rely on the protection provided by the intellectual property laws in the countries in which CorpAcq and its subsidiaries operate to protect their respective rights. The laws of some foreign countries do not protect CorpAcq’s or its subsidiaries’ intellectual property rights to the same extent as do the laws of the United Kingdom including those where CorpAcq or its subsidiaries do not currently trade or otherwise operate.

Unauthorized use of intellectual property rights may cause the Post-Combination Company, CorpAcq or its subsidiaries to engage in, or be the subject of, litigation and subject to the costs associated with defending intellectual property rights infringement claims and any related judgments or settlements.
The Post-Combination Company, CorpAcq and CorpAcq’s subsidiaries, as applicable, rely on certain trademarks, copyrights and other intellectual property rights as part of CorpAcq’s overall brand, business strategy and value creation including those licensed by third parties. The existence of complex factual and legal issues may give rise to uncertainty as to the validity or subsistence, scope and enforceability of a particular trademark, copyright or other intellectual property right or contractual right or otherwise may give rise to uncertainty as to whether a third-party license agreement may be terminated.
The Post-Combination Company, CorpAcq or CorpAcq’s subsidiaries may become involved in, named as a party to, or be the subject of, various legal proceedings in which it is alleged that such party has infringed, misappropriated or otherwise violated the intellectual property or proprietary rights of others, including those licensed from third parties. The Post-Combination Company, CorpAcq or CorpAcq’s subsidiaries may also initiate similar claims against third parties if it believes that such third parties are infringing, misappropriating or otherwise violating its respective intellectual property or proprietary rights. The Post-Combination Company’s, CorpAcq’s, or CorpAcq’s subsidiaries’ involvement in any intellectual property litigation or legal proceedings could (i) result in significant expense, (ii) adversely affect the development of its assets or intellectual property, or (iii) otherwise divert the efforts of its technical and management personnel, whether or not such litigation or proceedings are resolved in such party’s favor. In the event of an adverse outcome in any such litigation or proceeding, the Post-Combination Company, CorpAcq or CorpAcq’s subsidiaries (as applicable) may, among other things, be required to:
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pay substantial damages and/or cease the development, use, sale or importation of processes that infringe or violate upon the intellectual property rights of a third party;

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expend significant resources to develop or acquire the non-infringing intellectual property;

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discontinue processes incorporating the infringing technology; or

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obtain licenses to the non-infringing intellectual property.

However, the Post-Combination Company, CorpAcq or CorpAcq’s subsidiaries may not be successful in such development or acquisition of the applicable non-infringing intellectual property, or such licenses may not be available on reasonable terms. In the event of a successful claim of infringement, misappropriation or violation of third-party intellectual property rights against the Post-Combination Company, CorpAcq or CorpAcq’s subsidiaries and its failure or inability to obtain a license to continue to use such technology on reasonable terms, the Post-Combination Company’s, CorpAcq’s or CorpAcq’s subsidiaries’ respective business, prospects, operating results and financial condition could be materially adversely affected.
Even if any such third-party infringement claims are without merit, defending these types of claims may result in substantial costs, the diversion of the attention of management, and the disruption of the Post-Combination Company’s, CorpAcq’s or CorpAcq’s subsidiaries’ operations, reputation or value attributed to such intellectual property rights, including associated goodwill and the ability to use the applicable intellectual property rights during the period such dispute remains outstanding. In particular, intellectual property rights litigation may be protracted and expensive, and the results are difficult to predict. The Post-Combination Company, CorpAcq or CorpAcq’s subsidiaries may be required to stop offering certain features, purchase licenses or modify its respective products and features while such party develops non-infringing substitutes, or become subject to significant settlement costs.
CorpAcq’s operating and financial results forecast relies in large part on assumptions and analyses that CorpAcq has developed. If these assumptions or analyses prove to be incorrect, CorpAcq’s actual operating and financial results may be materially different from CorpAcq’s forecasted results.
The projected financial and operating information of CorpAcq appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with CorpAcq’s expectations and assumptions, as reflected in CorpAcq’s forecasts depends on a number of factors, many of which are outside CorpAcq’s control, including, but not limited to:

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success of integrating target businesses within CorpAcq’s existing portfolio;

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success and timing of CorpAcq’s acquisition strategy;

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competition, including from established and future competitors of both CorpAcq and CorpAcq’s subsidiaries;

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CorpAcq’s ability to manage its growth;

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CorpAcq’s subsidiaries’ ability to satisfy supply and demand needs within their respective industries;

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whether CorpAcq’s subsidiaries can manage relationships with key suppliers;

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CorpAcq’s ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel both within CorpAcq and its subsidiaries;

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inflationary pressures;

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global supply chain interruptions;

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potential labor shortages and changes in customer requirements; and

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the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond CorpAcq’s control, could materially and adversely affect CorpAcq’s business, results of operations and financial results.
CorpAcq’s business strategy is predicated on maintaining its current acquisition pipeline. Failure to maintain this pipeline, or if acquisitions are different than CorpAcq has predicted, CorpAcq’s financial results may materially differ from CorpAcq’s forecasted results.
CorpAcq’s business strategy largely depends on its ability to maintain a strong acquisition pipeline, which could be affected by many factors, including CorpAcq’s ability to plan for and model future growth, CorpAcq’s ability to execute on its acquisition strategy, increased competition, unanticipated changes in general market conditions, weakening of economic conditions or consumer confidence in future economic conditions, and CorpAcq’s failure, for any reason, to continue to take advantage of growth opportunities. If CorpAcq fails to maintain a strong acquisition pipeline, or if the acquisitions are different than CorpAcq expects, CorpAcq’s business, financial condition and results of operations could be materially adversely affected.
The COVID-19 pandemic adversely affected the operations and financial performance of CorpAcq and its subsidiaries. Global health developments and economic uncertainty resulting from the COVID-19 pandemic or future public health crises may adversely affect the Post-Combination Company’s business, results of operations and financial condition.
CorpAcq and its subsidiaries are also subject to risks associated with public health crises, such as pandemics and epidemics, including the COVID-19 pandemic. For example, the imposition of lockdowns or other restrictive measures to mitigate the spread of COVID-19 in the United Kingdom has in the past led to, and could in the future lead to, business disruptions impacting the workforce, distribution chain and financial condition of CorpAcq. For example, Cotton Traders experienced a decrease in footfall and store closures following government-imposed lockdowns, while some subsidiaries experienced business and supply chain disruptions, staff shortages and higher freight costs during the COVID-19 pandemic. A future pandemic could impact the production of certain industrial products and service businesses if the nature of such businesses requires employees to be on site to perform their duties. This disruption to production and a lack of consumer confidence could lead to a reduction in orders from the customers of CorpAcq’s subsidiaries. The COVID-19 pandemic and the responses to the pandemic have adversely impacted global commercial activity and contributed to significant volatility in financial markets. In 2020 and 2021, the effects of the COVID-19 outbreak on the economy and the public were severe and exacerbated, and may in the future exacerbate, other pre-existing political, social, economic, market and financial risks.
While many countries around the world have removed or reduced the restrictions taken in response to the COVID-19 pandemic, the emergence of new variants of the SARS-CoV-2 virus may result in new governmental lockdowns, quarantine requirements or other restrictions to slow the spread of the virus. In addition, new variants of the SARS-CoV-2 virus, or governments’ responses to them, could adversely affect CorpAcq’s business in a number of ways, including by increasing volatility in the financial markets; preventing CorpAcq from capitalizing on certain market opportunities; causing prolonged asset price inflation and hampering CorpAcq’s ability to deploy capital or to deploy capital as profitably; interrupting global or regional supply chains; reducing CorpAcq’s opportunities to successfully exit existing investments; straining CorpAcq’s liquidity; impairing CorpAcq’s equity investments; impacting the ability of CorpAcq’s subsidiaries to meet their respective financial obligations and comply with existing covenants; and reducing CorpAcq’s ability to understand and foresee trends and changes in the markets in which it operates.
The scope and duration of any future public health crisis, including the potential emergence of new variants of the SARS-CoV-2 virus, the pace at which lockdowns or other government restrictions are imposed and lifted in the United Kingdom and elsewhere, the scope of additional actions taken to mitigate the spread of disease, global vaccination and booster rates, the speed and extent to which global markets fully recover from the disruptions caused by such a public health crisis, and the impact of these factors on CorpAcq’s business, financial condition and results of operations, will depend on future developments that are highly uncertain and cannot be predicted with confidence.
Risks Related to CorpAcq’s Employees and Human Resources
The ability to successfully consummate the Business Combination and for the Post-Combination Company to be successful thereafter will be dependent upon the efforts of CorpAcq’s senior management team and other key personnel. There are no guarantees that CorpAcq is able to retain and recruit key personnel, including CorpAcq’s senior management, and other employees to meet current or future needs at all or at a reasonable cost. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.
The success of the Post-Combination Company’s business depends on the efforts, judgment, business relationships, personal reputations and continued service of CorpAcq’s key personnel, including CorpAcq’s senior management. The loss of the services of any of CorpAcq’s key personnel or damage to their personal reputation could have a material adverse effect on the Post-Combination Company’s business. Accordingly, the Post-Combination Company’s retention of CorpAcq’s key personnel and the Post-Combination Company’s success in recruiting additional personnel is crucial to the Post-Combination Company’s success. If CorpAcq’s key personnel were to join or form a competitor, the Post-Combination Company’s business could similarly suffer a material adverse effect. CorpAcq does not carry any “key man” insurance for any of CorpAcq’s key employees that would provide CorpAcq with proceeds in the event of the death or disability of any of CorpAcq’s key personnel. Retention of the broader workforce (beyond CorpAcq’s key personnel) is also important to continuity, effectiveness and efficiency of the Post-Combination Company’s business, particularly where personnel have long service with CorpAcq and long term experience with CorpAcq’s systems and CorpAcq’s business relationships. There is an expected level of movement in the workforce and there is no guarantee that the Post-Combination Company will be able to retain CorpAcq’s existing workforce in its entirety, particularly in cases where the market is competitive or personnel are approaching retirement. The Post-Combination Company may also not succeed in recruiting additional personnel because the market for qualified professionals is extremely competitive. Efforts to retain or attract key personnel may result in significant additional expenses, which could adversely affect the Post-Combination Company’s profitability.
Because CorpAcq has entered into certain related-party transactions through the course of its routine business operations, there is a risk that conflicts of interest may rise involving CorpAcq’s management, and that CorpAcq’s related-party transactions may not reflect terms that would be available from unaffiliated third parties.
In the course of CorpAcq’s normal business, CorpAcq has engaged in certain transactions with related parties, which are affiliated with CorpAcq’s Founder and Chairman, Simon Orange, and his wife, Karin Michelle Orange. Even if CorpAcq personnel negotiating on behalf of CorpAcq with the related party strives to ensure that the terms of the transaction are arms-length, there is a risk that the related party’s influence may be such that the transaction terms could be viewed as favorable to that related party. It is also possible that CorpAcq could have received more favorable terms had these agreements been entered into with third parties.
Because CorpAcq currently relies on its related parties to maintain corporate and operational services, CorpAcq is likely to continue to engage with these related parties as a result of existing relationships and may even enter into new transactions with related parties. If the pricing for services provided by CorpAcq’s related parties change, or if CorpAcq’s related parties cease to provide these services, including by terminating agreements with CorpAcq, CorpAcq may be unable to obtain replacements for these services on the same terms without disruption to CorpAcq’s business. This could have a material effect on CorpAcq’s business, results of operations and financial condition. See “Certain Relationships and Related Person Transactions of CorpAcq” for specific information about CorpAcq’s related party transactions.
There are no guarantees that CorpAcq’s subsidiaries will be able to retain and recruit key personnel, including senior management, and other employees to meet current or future needs at all or at a reasonable cost. The loss of key personnel of CorpAcq’s subsidiaries could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.
In addition to CorpAcq’s key personnel, CorpAcq is often dependent on senior management teams of CorpAcq’s subsidiaries, including their senior management. CorpAcq believes that the senior management of CorpAcq’s subsidiaries possess extensive expertise and knowledge about the relevant business sectors as well as the operative businesses of the CorpAcq subsidiaries. As a result, when CorpAcq acquires a target company, CorpAcq often retains their founders and senior management teams to ensure continued business and business strategies for such newly acquired subsidiary.
The loss of the services of any of key personnel of CorpAcq’s subsidiaries or damage to their personal reputation could have a material adverse effect on CorpAcq’s subsidiaries’ business, and as a result, CorpAcq’s business. When acquiring a target, there is a risk that CorpAcq has to offer high retention bonuses or other incentives to ensure the current management of the target continues to manage the subsidiary post acquisition. Accordingly, CorpAcq’s retention of such key personnel and CorpAcq’s success in recruiting additional personnel is crucial to CorpAcq’s success. If such key personnel were to join or form a competitor, CorpAcq’s subsidiaries’ business could similarly suffer a material adverse effect. CorpAcq does not carry any “key man” insurance for any of its subsidiaries’ key employees that would provide CorpAcq with proceeds in the event of the death or disability of any of such key personnel. Retention of the broader workforce (beyond CorpAcq’s key personnel) is also important to continuity, effectiveness and efficiency of CorpAcq’s business, particularly where personnel have long service with CorpAcq and long-term experience with CorpAcq’s systems and CorpAcq’s business relationships. There is an expected level of movement in the workforce and there is no guarantee that the Post-Combination Company will be able to retain CorpAcq’s existing workforce in its entirety, particularly in cases where the market is competitive or personnel are approaching retirement. CorpAcq may also not succeed in recruiting additional personnel for CorpAcq’s subsidiaries because the market for qualified professionals is extremely competitive. Efforts to retain or attract key personnel may result in significant additional expenses, which could adversely affect CorpAcq’s subsidiaries’ profitability, and as a result, CorpAcq’s profitability.
CorpAcq and its subsidiaries are subject to risks relating to workspace accidents, incidents causing environmental damage or pollution, investigations and claims for compensation as a consequence of compliance deficiencies or failings in risk management. CorpAcq may also be subject to disruptions in the business due to work stoppage and strikes and the cost of repairs, remediation and upgrades.
Accidents or other incidents that occur at CorpAcq’s facilities as well as facilities of CorpAcq’s subsidiaries or involve CorpAcq or CorpAcq’s subsidiaries’ personnel or operations, pollution or other environmental harm could result in claims for damages against CorpAcq and CorpAcq’s subsidiaries or intervention from the relevant regulator or the courts or civil actions against CorpAcq or its subsidiaries by injured employees.
In addition, in the event CorpAcq or any of CorpAcq’s subsidiaries are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by CorpAcq or any of CorpAcq’s subsidiaries, or occurring on CorpAcq’s or

CorpAcq’s subsidiaries’ premises, CorpAcq and CorpAcq’s subsidiaries could be required to pay substantial monetary damages or undertake expensive remedial obligations. The amount of any costs, including damages payments that CorpAcq or CorpAcq’s subsidiaries might incur under such circumstances could substantially exceed any insurance CorpAcq and CorpAcq’s subsidiaries have to cover such losses. CorpAcq’s insurance will not cover any criminal fines that are imposed on CorpAcq. Any of these events, alone or in combination, regardless of its merit or eventual outcome, could have a material adverse effect on CorpAcq’s business, financial condition and results of operations and could adversely affect CorpAcq’s reputation.
In the United Kingdom, breach of health and safety or environmental regulations, including failure to comply with the conditions of an environmental permit, is often a criminal offense for which CorpAcq’s subsidiaries (or, if personally at fault, their directors, officers and senior managers) could be found criminally liable and subjected to fines, imprisonment (for individuals) and in appropriate cases ancillary orders such as orders disqualifying directors from continuing to serve. Other sanctions such as variable and fixed monetary penalties exist depending on the offence. The relevant regulators also have powers to serve notices that would amongst other things require the recipient portfolio business to suspend operations, incur costs upgrading facilities or undertake remediation of contaminants. The environmental regulators also have the power to revoke or fail to grant environmental permits (or grant them with onerous conditions), that are needed for business to operate legally.
Unsuccessful contract negotiations, adverse labor relations at any of CorpAcq’s or CorpAcq’s subsidiaries’ locations, or other factors including industrial action taken by the employees of third-party goods and services providers (e.g., royal mail, network rail) have in the past, and could in the future, result in strikes, work stoppages, work slowdowns, dissatisfied employees or other actions, which could disrupt CorpAcq’s and CorpAcq’s subsidiaries’ business and operations. These disruptions could negatively impact CorpAcq’s and CorpAcq’s subsidiaries’ business, operations, ability to produce or sell products and services, ability to service customers and ability to recruit and retain personnel and could result in significant additional costs as well as adversely affect CorpAcq’s reputation, financial condition and operating results.
Misconduct by CorpAcq’s employees, subcontractors or partners or CorpAcq’s overall failure to comply with laws or regulations could harm CorpAcq’s reputation, damage CorpAcq’s relationships with customers, reduce CorpAcq’s revenue and profits, and subject CorpAcq to criminal and civil enforcement actions.
Misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one or more of CorpAcq’s employees, including employees of CorpAcq’s subsidiaries, as well as subcontractors or partners could have a significant negative impact on CorpAcq’s business and reputation. Examples of such misconduct include employee or subcontractor theft, the failure to comply with safety standards, laws and regulations, customer requirements, environmental laws and any other applicable laws or regulations. While CorpAcq maintains policies and procedures to prevent and detect these activities, such precautions may not be effective and are subject to inherent limitations, including human error and fraud. The failure of any of CorpAcq’s employees, including employees of CorpAcq’s subsidiaries, to comply with applicable laws or regulations or other acts of misconduct could subject CorpAcq to fines and penalties, result in liability for the relevant employer, harm CorpAcq’s reputation, damage CorpAcq’s relationships with customers, reduce CorpAcq’s revenue and profits and subject CorpAcq to criminal and civil enforcement actions.
Risks Related to Litigation and Regulation
CorpAcq is subject to evolving laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon CorpAcq’s operations, and any failure to comply with these laws and regulations, including as they evolve, could result in litigation and substantially harm CorpAcq’s business and results of operations.
CorpAcq and its subsidiaries are subject to many laws and regulations in the jurisdictions in which CorpAcq and its subsidiaries operate. CorpAcq will be subject to various laws and regulations that apply specifically to U.S. public companies. These include the rules and regulations of the Nasdaq Global Market, Sarbanes Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the various regulations, standards and guidance put forth by the SEC and other governmental agencies to implement those laws. New laws, rules and regulations, or changes to existing laws or their interpretations, could create added legal and financial costs and uncertainty for CorpAcq. In addition, as a United Kingdom company, CorpAcq and its subsidiaries are subject to United Kingdom laws and regulations that are in some cases different in substance from those of the United States, including labor laws such as the U.K. Modern Slavery Act and laws and regulations governing information collected from employees, customers and others, specifically the EU’s General Data Protection Regulation ((EU) 2016/679) (“GDPR”) (as retained in the United Kingdom), which went into effect in May 2018. These laws and regulations, and the economic, financial, political and regulatory impact of the United Kingdom’s decision to leave the EU, could increase the cost and complexity of doing business in the United Kingdom and negatively impact CorpAcq’s financial position and results of operations. CorpAcq’s and its subsidiaries’ efforts to comply with evolving laws, regulations and reporting standards may increase CorpAcq’s general and administrative expenses, divert management time and attention or limit CorpAcq’s operational flexibility, all of which could have a material adverse effect on CorpAcq’s consolidated financial position and results of operations. Failure to comply with these laws, regulations or reporting standards could subject CorpAcq to significant financial penalties, litigation, the triggering of cross-default provisions under certain commercial agreements, the triggering of repayment provisions under certain financing agreements, the loss of licenses and/or regulatory enforcement.
CorpAcq is subject to risks relating to disputes and other legal proceedings that may be time consuming and costly.
From time to time, CorpAcq and its subsidiaries have been subject to various lawsuits, regulatory actions (including tax enquiries), administrative proceedings and claims that arise in the ordinary course of business, including those related to products and services offered by CorpAcq’s subsidiaries. CorpAcq could be party to class and collective actions, along with other complex legal disputes, that could materially impact CorpAcq’s business by requiring, among other things, unanticipated management attention, significant attorney fees and settlement spend, or operational adjustments implemented in response to a settlement, court order or to mitigate future exposure.
CorpAcq and its subsidiaries may have litigation in a variety of matters, some matters may be unpredictable or unanticipated, and the frequency and severity of litigation could increase. Because lawsuits are inherently unpredictable, assessing contingencies is highly subjective and requires judgements about future events. A judgement that is not covered by insurance or that is significantly in excess of CorpAcq’s or its subsidiaries’ insurance coverage could materially adversely affect CorpAcq’s consolidated financial condition or results of operations.
If CorpAcq fails in complying with applicable data protection regulations, such as the UK GDPR, CorpAcq’s compliance costs may increase and in the event of compliance deficiencies, CorpAcq may become subject to significant fines and liable for damages.
CorpAcq and its subsidiaries maintain a large quantity of sensitive information, including confidential business and personal information in connection with the conduct of CorpAcq’s and its subsidiaries’ operations and related to CorpAcq’s and its subsidiaries’ employees and business and individual customers, and CorpAcq and its subsidiaries are subject to laws and regulations governing data protection, the privacy and security of such information.
In the United Kingdom, the UK GDPR lays down the legal framework for data protection and privacy. The UK GDPR is also supplemented by the Data Protection Act 2018. The UK GDPR implements stringent operational requirements for controllers of personal data, including, for example, expanded disclosures about how personal information is to be used, limitations on retention of information, increased requirements pertaining to health data, increased cyber security requirements, mandatory data breach notification requirements and higher standards for controllers to demonstrate that they have obtained a valid legal basis for processing personal data. The Privacy and Electronic Communications Regulations 2003 (SI 2003 No. 2426) (“PECR”) also apply in the United Kingdom and cover marketing communications with business and individual customers, and the use of cookies or similar technologies. Serious breaches of the data protection principles. Serious breaches of the data protection principles under the UK GDPR, or the Data Protection Act 2018 may result in fines of up to £17.5 million under or up to 4% of the total worldwide annual turnover of the preceding financial year, if greater, and other administrative penalties including criminal liability, which may be onerous and adversely affect CorpAcq’s business, financial condition, results of operations and prospects. Failure to comply with PECR may result in fines of up to £500,000 by a monetary penalty notice issued by the United Kingdom supervisory authority, the Information Commissioner, and other action including criminal prosecution and audit. The UK GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for material and non-material damages resulting from an infringement of the UK GDPR. In addition, the UK GDPR includes restrictions on cross-border data transfers, including the United States. Failure to comply with the UK GDPR and related laws may lead to increased risk of private actions from data subjects and consumer not-for-profit organizations.
The data protection rules in the United Kingdom are subject to change post-Brexit and the new rules may lead to significant compliance risks and high compliance costs for CorpAcq and its subsidiaries.
As CorpAcq expands into new geographical markets, CorpAcq and its subsidiaries may become subject to strict local data protection regimes exposing CorpAcq and its subsidiaries to high fines and restrictions in terms of how CorpAcq processes data with a significant effect on CorpAcq’s resources and business strategies in that market.
Risks Related to Indebtedness and Financing Transactions
CorpAcq will require a significant amount of cash to service its debt and CorpAcq’s ability to generate cash depends on many factors beyond its control. Any failure to meet CorpAcq’s debt service obligations could materially adversely affect CorpAcq’s business, results of operations and financial condition.
CorpAcq’s ability to make payments on and to refinance its debt, and to fund planned acquisitions, will depend on CorpAcq’s subsidiaries’ (including those in any planned acquisition) ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond CorpAcq’s control.
Specifically, CorpAcq’s indebtedness could have important potential consequences, including, but not limited to:
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increasing CorpAcq’s vulnerability to, and reducing CorpAcq’s flexibility to plan for and respond to, adverse economic and industry conditions and changes in CorpAcq’s business and the competitive environment;

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making it more difficult for CorpAcq to satisfy CorpAcq’s other financial obligations;

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requiring the dedication of a substantial portion of CorpAcq’s cash flow from operations to the payment of principal of, and interest on, indebtedness, thereby reducing the availability of such cash flow to fund working capital, acquisitions, dividends, capital expenditures, share repurchases or other corporate purposes;

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limiting CorpAcq’s flexibility in planning for, or reacting to, changes in CorpAcq’s business and the industry in which CorpAcq operates;

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increasing CorpAcq’s vulnerability to a downgrade of CorpAcq’s credit rating, which could adversely affect CorpAcq’s cost of funds and access to capital markets;

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restricting CorpAcq from making strategic acquisitions or causing CorpAcq to make non-strategic divestitures;

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placing CorpAcq at a disadvantage compared to other less leveraged competitors or competitors with comparable debt at more favorable interest rates;

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increasing CorpAcq’s exposure to the risk of increased interest rates insofar as current and future borrowings are subject to variable rates of interest;

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limiting CorpAcq’s ability to borrow additional funds in the future and increasing the cost of any such borrowing;

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restricting CorpAcq’s ability to distribute profits to shareholders; and

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imposing restrictive covenants on the operations of CorpAcq or its subsidiaries as the result of the terms of their respective indebtedness, which, if not complied with, could result in an event of default, which in turn, if not cured or waived, could result in the acceleration of CorpAcq’s or its subsidiaries’ debts. See “CorpAcq’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Based on CorpAcq’s current operations, CorpAcq believes that in addition to the cash that CorpAcq will receive as the Closing Seller Cash Consideration, CorpAcq’s cash flow from operations, available cash and available borrowings under credit facilities will be adequate to meet CorpAcq’s future liquidity needs for the next 12 months barring any unforeseen circumstances which are beyond CorpAcq’s control.
CorpAcq may be required to incur additional indebtedness in order to finance the Business Combination, which may limit the Post-Combination Company’s operational flexibility and could adversely affect the Post-Combination Company’s operations and financial results and prevent the Post-Combination Company from fulfilling its obligations.
CorpAcq may need to refinance all or a portion of its debt, including the credit facilities, on or before maturity. CorpAcq’s ability to refinance any of its outstanding indebtedness, and/or obtain additional financing in order to satisfy its obligations in connection with the Business Combination will depend on, among other things, CorpAcq’s financial condition and creditworthiness at the time, restrictions in agreements governing its indebtedness, and other factors, including, restrictions in agreements governing the indebtedness that CorpAcq is assuming, and the condition of the financial markets and the markets in which CorpAcq competes. As a result, CorpAcq cannot assure that it will be able to refinance any of its outstanding indebtedness, and/or obtain additional financing on favorable terms, or at all, or that cash flows generated from operations will be sufficient, in order to satisfy CorpAcq’s obligations in connection with the Business Combination, or otherwise.
CorpAcq is subject to financing risks. There are no guarantees that CorpAcq can meet its financing needs for its operations and future investments at a reasonable cost or at all.
CorpAcq’s subsidiaries’ ability to generate cash is essential for the funding of CorpAcq and its subsidiaries’ operations and the servicing of CorpAcq’s debt. If existing cash balances together with the borrowing capacity under CorpAcq’s credit facilities are not sufficient to make future investments, make acquisitions or provide needed working capital, CorpAcq and its subsidiaries may require financing from other sources. CorpAcq’s and its subsidiaries’ ability to obtain such additional financing in the future will depend on a number of factors including prevailing capital market conditions, conditions in the industries in which CorpAcq and its subsidiaries operate, CorpAcq’s credit rating, CorpAcq and its subsidiaries’ operating results and creditworthiness, and the purpose for such financing. These factors may affect CorpAcq’s and its subsidiaries’ ability to arrange additional financing on terms that are acceptable to CorpAcq and its subsidiaries. If additional funds are not available on acceptable terms, CorpAcq may not be able to make future investments, take advantage of acquisitions or pursue other opportunities.
CorpAcq is subject to risks relating to increased interest rates and any adverse developments in the credit markets.
Adverse developments in the credit markets, including reduced liquidity or rising interest rates, could reduce the availability of funding for acquisition of subsidiaries. Volatility in the credit and equity markets could reduce the availability of debt or equity financing for significant construction projects, causing a reduction in capital spending, which, in the past has resulted, and in the future could result, in project pipeline constraints, project deferrals and project cancellations, any of which could materially and adversely affect CorpAcq’s results of operations and liquidity.
CorpAcq’s failure to comply with the agreements relating to CorpAcq’s outstanding indebtedness, including as a result of events beyond CorpAcq’s control, could result in an event of default that could materially adversely affect CorpAcq’s business, results of operations and financial condition.
If there were an event of default under any of the agreements relating to CorpAcq’s outstanding indebtedness, the holders of the defaulted debt may have the right to cause all amounts outstanding with respect to that debt to be due and payable immediately. CorpAcq cannot assure you that its assets or cash flow would be sufficient to fully repay borrowings under CorpAcq’s outstanding debt instruments if accelerated upon an event of default. Further, if CorpAcq is unable to repay, refinance or restructure its indebtedness under its secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of CorpAcq’s other debt instruments. In addition, any event of default may lead to CorpAcq being forced into bankruptcy or liquidation. As a result, any default by CorpAcq on its indebtedness could adversely affect CorpAcq’s business, financial condition or results of operations.
CorpAcq’s debt financing could adversely affect CorpAcq’s ability to raise additional capital to fund its operations, limit CorpAcq’s ability to react to changes in the economy or its industry and prevent CorpAcq from meeting its obligations.
CorpAcq’s ability to access capital markets to raise capital on favorable terms will be affected by its debt level, its operating and financial performance, the amount of its current maturities and debt maturing in the next several years, by prevailing credit market conditions, and the driver for such capital. Moreover, if lenders or any future credit rating agency downgrade CorpAcq’s credit rating or CorpAcq’s net leverage increases (including due to a reduction in earnings), then CorpAcq could experience increases in its borrowing costs, face difficulty accessing capital markets or incurring additional indebtedness, be unable to receive open credit from its suppliers and trade counterparties, be unable to benefit from swings in market prices and shifts in market structure during periods of volatility in the crude oil and natural gas markets or suffer a reduction in the market price of its common stock. If CorpAcq is unable to access the capital markets on favorable terms at the time a debt obligation becomes due in the future, the price and terms upon which CorpAcq might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that CorpAcq’s leverage may adversely affect its future financial and operating flexibility and thereby impact its ability to pay cash distributions at expected rates. If CorpAcq is unable to pay required cash distributions, CorpAcq may be in breach of its debt obligations. If any such breach of a debt obligation remained uncured, the relevant creditors may bring enforcement action against CorpAcq for payment, which would likely take priority to shareholders. In such cases, shareholders may lose some or all of their investment.
Risks Related to Tax
Tax laws and regulations may change in the jurisdiction in which PubCo and its affiliates are each resident for tax purposes, which may adversely affect the Post-Combination Company and Post-Combination Company Ordinary Shares.
PubCo and its affiliates’ (including CorpAcq) tax reporting is supported by tax laws in the respective country in which each entity is resident for tax purposes and the application of applicable tax treaties. Existing domestic and foreign tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to PubCo and its affiliates (possibly with retroactive effect), which could require PubCo to change its transfer pricing policies and pay additional tax amounts, fines or penalties, surcharges and interest charges for past amounts due, the amounts and timing of which are difficult to discern. For example, although PubCo is expected to satisfy the SBA Test (defined and described further below) and therefore not be treated as a U.S. corporation for U.S. federal tax purposes, changes in the rules in Section 7874 of the Code, or the Treasury Regulations promulgated thereunder, or other changes in law could adversely affect PubCo’s status as a non-U.S. entity for U.S. federal income tax purposes, its effective tax rate or future planning for the Post-Combination Company that is based on current law, and any such change could have prospective or retroactive application to PubCo, its shareholders and affiliates (including CorpAcq), and/or future transactions. These tax issues described above may materially and adversely impact holders of the Post-Combination Company Ordinary Shares as well as the Post-Combination Company’s operating activities, effective tax rate, deferred tax assets, operating income and cash flows.
PubCo may be treated as a U.S. corporation for U.S. federal income tax purposes.
PubCo, a corporation organized under the laws of England and Wales (“U.K.”), generally would be classified as a non-U.S. entity (and, therefore, a non-U.S. tax resident) under general rules of U.S. federal income taxation. Section 7874 of the Code, however, contains rules that result in a non-U.S. corporation being taxed as a U.S. corporation for U.S. federal income tax purposes, unless certain tests regarding ownership of such entity or level of business activities (as relevant here, business activities in the U.K. by PubCo and its affiliates (including CorpAcq)) (with respect to such test, the “SBA Test”) are satisfied.
If it were determined that PubCo should be taxed as a U.S. corporation for U.S. federal income tax purposes, it could be liable for substantial additional U.S. federal income tax, and the gross amount of any dividend payments to its non-U.S. holders could be subject to U.S. withholding tax (depending on the application of any income tax treaty that might apply to reduce the withholding taxes). However, dividend payments would generally constitute “qualified dividends” and be subject to tax at the rates accorded to long-term capital gains. In addition, even if PubCo is not treated as a U.S. corporation, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former Churchill stockholders exceeds a threshold amount and PubCo failed to satisfy the SBA Test. If it were determined that PubCo is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, dividends by PubCo would not qualify for “qualified dividend income” treatment (and, depending on the circumstances, may not qualify for reduced U.S. withholding tax under an applicable statute or income tax treaty), and U.S. affiliates of PubCo could be subject to increased taxation under the inversion gain rules and certain other provisions of the Code — i.e., a surrogate foreign corporation may be subject to a 1% excise tax, as discussed further below. For U.K. tax purposes, PubCo is expected, regardless of any application of Section 7874 of the Code, to be treated as a U.K. resident company. Consequently, if PubCo did not satisfy the SBA Test, PubCo might be liable for both U.K. and U.S. taxes, which could have a material adverse effect on its financial condition and results of operations of the Post-Combination Company.
Based on the terms of the Business Combination and the anticipated level of business activities in the United Kingdom of PubCo and its affiliates (including CorpAcq), PubCo expects to satisfy the SBA Test such that PubCo is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes or otherwise be subject to the potential unfavorable treatment as a surrogate foreign corporation for U.S. federal income tax purposes as described above. However, satisfaction of the SBA Test will not be finally determined until after the time of the Closing, which could result in a different application of the rules described above as a result of adverse changes to the relevant facts and circumstances or adverse rule changes. In addition, the application of these statutory and regulatory rules are complex and unclear. For additional discussion of the U.S. federal income tax treatment of the Post-Combination Company, see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Post-Combination Company.”
PubCo may be classified as a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. Holders of Post-Combination Company Securities.
A foreign corporation will be treated as a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes if either (1) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (2) 50% or more of such foreign corporation’s assets in any taxable year (ordinarily based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties and certain rents. U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.
Based on the current and expected income, assets, and activities of PubCo and its affiliates (including CorpAcq), PubCo does not expect to be classified as a PFIC for the current taxable year that includes the date of the Merger or in the foreseeable future. However, the determination of whether PubCo is a PFIC will not be determined until after the time of the Closing and, even then, will depend upon the composition of its income and assets and the nature of its activities from time to time thereafter which must be made annually as of the close of each taxable year. The PFIC determination also depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations or may change significantly (possibly with retroactive effect) in future years. Thus, there can be no assurance that PubCo will not be classified as a PFIC for any taxable year, or that the IRS or a court will agree with the PubCo’s determination as to its PFIC status.
U.S. Holders (as defined below in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) are urged to consult their tax advisers regarding the application of the PFIC rules, including the related reporting requirements and the advisability of making any available election under the PFIC rules, with respect to their ownership and disposition of Post-Combination Company Securities. For additional discussion, see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Post-Combination Company — Passive Foreign Investment Company Rules.”
U.S. holders of Churchill will be subject to U.S. federal income tax on any gain (but not loss) resulting from the Merger without the corresponding receipt of cash.
Section 367(a) of the Code generally requires a U.S. shareholder of stock or securities in a U.S. corporation to recognize gain (but not loss) when such stock or securities are exchanged for stock or securities of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment, unless certain conditions are met. The Merger is, however, expected to be taxable for U.S. holders of Churchill Securities because of the application of Section 367(a) of the Code to the exchange of Company securities for Churchill Securities pursuant to the Merger.
Pursuant to the rules contained in Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, U.S. Holders should recognize gain, if any, but not loss, on the exchange of Churchill Securities for Post-Combination Company Securities in an amount equal to the excess of the fair market value of the Post-Combination Company Securities received by such U.S. Holder pursuant to the Merger over such holder’s adjusted tax basis in the Churchill Securities exchanged therefor, as determined after the Merger. No cash will be distributed pursuant to the Merger to U.S. Holders. As a result, U.S. Holders exchanging Churchill Securities for Post-Combination Company Securities are likely to be subject to tax liability with respect to the Merger without the corresponding receipt of cash. U.S. Holders are urged to consult their own tax advisers regarding the application of Section 367(a) of the Code and the computation of any tax liability resulting from the Merger. For additional discussion, see the section titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Merger.”
Risks Related to the Post-Combination Company Public Securities
CorpAcq’s, PubCo’s (and, consequently, the Post-Combination Company’s) management team has limited experience managing a public company.
Most members of the Post-Combination Company’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. The Post-Combination Company’s management team may not successfully or efficiently manage the Post-Combination Company’s transition to a public company subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from the Post-Combination Company’s senior management team and could divert their attention away from the day-to-day management of the Post-Combination Company’s business, which could adversely affect its business, results of operations, cash flows and financial condition. In addition, the Post-Combination Company expects to hire additional personnel to support its operations as a public company, which will increase its operating costs in future periods.
As a foreign private issuer, the Post-Combination Company is exempt from a number of rules under the U.S. securities laws and is permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the Post-Combination Company Public Securities.
Upon the consummation of the Business Combination, the Post-Combination Company will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to the Post-Combination Company on June 30, 2024.
As a foreign private issuer, the Post-Combination Company will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, the Post-Combination Company will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, the Post-Combination Company’s officers and directors will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of the Post-Combination Company’s securities. Moreover, while the Post-Combination Company expects to submit quarterly interim consolidated financial data to the SEC on Form 6-K, the Post-Combination Company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as United States public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Accordingly, there may be less publicly available information concerning the Post-Combination Company’s business than there would be if the Post-Combination Company was a U.S. public company.
As the Post-Combination Company is a foreign private issuer, the Post-Combination Company may follow certain home country corporate governance practices, and its shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Global Market’s corporate governance requirements.
Certain accommodations in the Nasdaq Global Market’s corporate governance standards allow foreign private issuers, such as the Post-Combination Company, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards. The corporate governance standards of the Nasdaq Global Market generally require an issuer to obtain shareholder approval for the issuance of securities in connection with certain events, including (i) in connection with the acquisition of stock or assets of another company; (ii) when it would result in a change of control; (iii) when a share option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which shares may be acquired by officers, directors, employees, or consultants; or (iv) in connection with certain private placements.
As a foreign private issuer, the Post-Combination Company will be exempt from these requirements and may elect not to obtain shareholders’ approval prior to any further issuance of the Post-Combination Company Public Securities other than as may be required by the laws of England and Wales. Accordingly, the Post-Combination Company may not receive the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Global Market’s corporate governance requirements. Unlike the requirements of the Nasdaq Global Market for U.S. domestic issuers, the Post-Combination Company is not required to have a board consisting of a majority of independent directors, nor is it required to have a compensation committee or a nomination or corporate governance committee consisting entirely of independent directors, obtain shareholders’ approval for issuance of securities in certain situations or have regularly scheduled executive sessions with only independent directors each year. The Post-Combination Company does intend to rely on home country accommodations, as long as the Post-Combination Company qualifies as a foreign private issuer. As a result, the Post-Combination Company does not expect that a majority of its directors will be independent upon the consummation of the Business Combination. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Global Market.
The Post-Combination Company would be required to disclose any significant way in which its corporate governance practices differ from those followed by U.S. domestic companies under the Nasdaq Global Market listing standards in its annual report on Form 20-F filed with the SEC or on its website. Accordingly, the Post-Combination Company anticipates making such disclosure.

CorpAcq has identified material weaknesses in its internal control over financial reporting. If CorpAcq and the Post-Combination Company are unable to remediate these material weaknesses or identify additional material weaknesses, it could lead to errors in the Post-Combination Company’s financial reporting, which could adversely affect the Post-Combination Company’s business and the market price of the Post-Combination Securities.
As a private company, CorpAcq has not been required to document and test its internal controls over financial reporting nor has management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Following the Business Combination, the Post-Combination Company will become subject to Section 404 of the Sarbanes-Oxley Act, which requires public companies to include a report of management on their internal control over financial reporting in certain of its filings. In addition, when the Post-Combination Company is no longer an emerging growth company, its independent registered public accounting firm must attest to and report on the effectiveness of the Post-Combination Company’s internal control over financial reporting.
CorpAcq has identified material weaknesses in its internal control over financial reporting. In the course of auditing the CorpAcq financial statements as of and for the years ended December 31, 2022 and 2021, CorpAcq and its independent registered public accounting firm identified material weaknesses in the internal control over financial reporting of CorpAcq as well as other control deficiencies. CorpAcq’s management determined that as of June 30, 2023, and for the six months ended June 30, 2023 in the restated consolidated financial statements, those material weaknesses in the internal control over financial reporting continue to exist.
As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. As of the years ended December 31, 2022 and 2021, and as of June 30, 2023 and for the six months ended June 30, 2023, the material weaknesses identified, at both the parent and subsidiary levels, relate to (i) inadequate design and implementation of internal controls as it relates to the assessment of proper accounting for customer contracts and revenue recognition, business combinations and other fair value measurements, the review of tax provisions and cash flow statement disclosures; (ii) lack of effective oversight over financial reporting, and internal control, including inadequate documentation of the control environment, as well as inadequate cut-off procedures related to inventory in transit; (iii) lack of adequate segregation of duties over key processes, including period end financial reporting and controls over record keeping and documentation around operational activities; (iv) lack of adequately designed information technology general controls and controls over the review of service organization reports over critical vendors for financial reporting.
As a result, CorpAcq is in the process of designing and implementing the following measures to strengthen its SEC financial reporting capabilities and its internal audit function, CorpAcq plans to take the following actions:
(1)
CorpAcq will seek to hire additional accounting and finance resources with appropriate technical accounting and reporting experience to execute key controls related to various financial reporting processes;

(2)
CorpAcq will seek to document, evaluate, remediate and test internal controls over financial reporting, including those that operate at a sufficient level of precision and frequency or that evidence the performance of the control; and

(3)
CorpAcq will seek to assess existing entity-level controls and information technology general controls and, as necessary, design and implement enhancements to such controls and related processes.

As of the date of this proxy statement/prospectus, CorpAcq is in the early stages of designing and implementing a plan to remediate the material weaknesses identified. For instance, CorpAcq has planned an assessment of its internal control gaps by specialized consultants, as well as the adoption of processes and corrections of controls arising from this evaluation. CorpAcq notes that these remediation efforts will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. As a result, the timing of when CorpAcq will be able to fully remediate the material weaknesses is uncertain. While CorpAcq is working to remediate the material weaknesses as timely and efficiently as possible, at this time CorpAcq cannot provide an estimate of the time it will take to fully complete this remediation plan. CorpAcq does, however, intend to remediate the identified material weaknesses prior to becoming subject to the management reporting requirements of Section 404(a) of the Sarbanes-Oxley Act, which requirement will first apply to CorpAcq’s second annual report filed with the SEC. CorpAcq will be subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act when CorpAcq no longer qualifies as an “emerging growth company.”
All internal control systems, no matter how well designed, have inherent limitations including the possibility of human error and the circumvention or overriding of controls. Further, because of changes in conditions, the effectiveness of internal controls may vary over time. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
CorpAcq cannot be certain that these measures will successfully remediate the material weaknesses or that other material weaknesses will not be discovered in the future. If CorpAcq’s efforts are not successful or other material weaknesses or control deficiencies occur in the future, CorpAcq may be unable to report its financial results accurately or on a timely basis or identify or prevent fraud, which could cause its reported financial results to be materially misstated and result in the financial statements having to be restated or loss of investor confidence and cause the market price of the Post-Combination Company Securities to decline. In addition, it could in turn lead to the delisting of the Post-Combination Company Securities from the exchange on which they are listed and limit the Post-Combination Company’s ability to raise additional capital. Additionally, ineffective internal control over financial reporting could expose it to increased risk of fraud or misuse of corporate assets and subject it to potential regulatory investigations, civil or criminal sanctions and litigation and related damages.
The Post-Combination Company will be subject to the Sarbanes-Oxley Act. In the course of satisfying the management reporting requirements of Section 404 of the Sarbanes-Oxley Act, the Post-Combination Company’s management may conclude that its internal control over financial reporting is not effective. Moreover, even if the Post-Combination Company’s management concludes that its internal control over financial reporting is effective, its independent registered public accounting firm, after conducting such public accounting firm’s own independent testing, may issue a report that is qualified if it is not satisfied with the Post-Combination Company’s internal controls or the level at which its controls are documented, designed, operated or reviewed, or if such public accounting firm interprets the relevant requirements differently from the Post-Combination Company. In addition, the Post-Combination Company’s reporting obligations may place a significant strain on its management, operational and financial resources and systems and its management may be unable to complete its evaluation testing and any required remediation on a timely basis.
During the course of documenting and testing its internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, the Post-Combination Company may identify other weaknesses and deficiencies in its internal control over financial reporting. In addition, if the Post-Combination Company fails to maintain the adequacy of its internal control over financial reporting it may not be able to conclude, on an ongoing basis, that it has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by its independent registered public accounting firm and their attestation reports. The failure of the Post-Combination Company’s management or its independent registered public accounting firm to be able to attest to the adequacy of its internal control over financial reporting could have a material adverse effect on its business, financial condition and results of operations and the market price of the Post-Combination Company Securities.
The Post-Combination Company may lose its foreign private issuer status which would then require it to comply with the Exchange Act’s domestic reporting regime and cause it to incur significant legal, accounting and other expenses.
For so long as the Post-Combination Company qualifies as a foreign private issuer, it is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. The Post-Combination Company may no longer be a foreign private issuer as early as June 30, 2024 (the last business day of its most recently completed second fiscal quarter that follows the consummation of the Business Combination), which would require the Post-Combination Company to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers as of January 1, 2025. In order to maintain the Post-Combination Company’s current status as a foreign private issuer, either (a) a majority of the Post-Combination Company’s securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of the Post-Combination Company’s executive officers or directors cannot be United States citizens or residents, (ii) more than 50% of the Post-Combination Company’s assets must be located outside the United States and (iii) the Post-Combination Company’s business must be administered principally outside the United States. If the Post-Combination Company loses its status as a foreign private issuer, the Post-Combination Company would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. The Post-Combination Company may also be required to make changes in the Post-Combination Company’s corporate governance practices in accordance with various SEC and the Nasdaq Global Market rules. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. The Post-Combination Company would also have to mandatorily comply with U.S. federal proxy requirements, and the Post-Combination Company’s officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act.
The regulatory and compliance costs to the Post-Combination Company under U.S. securities laws if the Post-Combination Company is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost the Post-Combination Company would incur as a foreign private issuer. As a result, the Post-Combination Company expects that a loss of foreign private issuer status would increase its legal and financial compliance costs and is likely to make some activities highly time consuming and costly. The Post-Combination Company also expects that if the Post-Combination Company was required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for the Post-Combination Company to obtain director and officer liability insurance, and the Post-Combination Company may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for the Post-Combination Company to attract and retain qualified members of the Post-Combination Company’s board of directors.
The Post-Combination Company may qualify as an “emerging growth company” and the Post-Combination Company cannot be certain if the reduced reporting and disclosure requirements applicable to “emerging growth companies” will make the Post-Combination Company’s securities less attractive to investors.
The Post-Combination Company may qualify as an “emerging growth company” as defined in the JOBS Act, and the Post-Combination Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, disclosure obligations regarding executive compensation in the Post-Combination Company’s periodic reports, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
The Post-Combination Company will remain an “emerging growth company” until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the first sale of the Post-Combination Company Ordinary A1 Shares pursuant to an effective registration statement, (b) in which the Post-Combination Company has a total annual gross revenue of at least $1.235 billion, or (c) in which the Post-Combination Company is deemed to be a large accelerated filer, which means the market value of the Post-Combination Company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the Post-Combination Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
The Post-Combination Company cannot predict if investors will find its securities less attractive if the Post-Combination Company chooses to rely on these exemptions. If some investors find the Post-Combination Company’s securities less attractive as a result, there may be a less active trading market for the Post-Combination Company’s securities, and the price of the Post-Combination Company’s securities may be more volatile.
The Post-Combination Company will be subject to reporting requirements. If the Post-Combination Company fails to comply or lacks the appropriate internal controls, it could be subject to sanctions or investigations by the Commission or other regulatory authorities.
As a publicly-traded company in the United States, the Post-Combination Company will be subject to the reporting requirements of the Exchange Act and Sarbanes Oxley Act. As a private company, CorpAcq has not been required to document and test its internal controls over financial reporting nor has management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. In addition, CorpAcq’s subsidiaries prepare separate financial statements under UK GAAP for statutory purposes, and therefore differences in financial reporting under IFRS may occur. Accordingly, the Post-Combination Company will be required to establish and maintain internal controls over financial reporting and disclosure controls and procedures and to comply with certain of these requirements. Even when such controls are implemented, the Post-Combination Company will not be able to guarantee that its internal controls and disclosure controls and procedures will prevent all possible errors.
Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Post-Combination Company’s business have been detected. These inherent limitations include the possibility that judgments in decision-making can be faulty and subject to simple error or mistake, which may be heightened due to decentralized organizational model governing CorpAcq’s subsidiaries where they are largely responsible for and conduct the business independently. Furthermore, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any system of controls may not succeed in achieving its stated goals under all potential future conditions. Over time, measures of control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.
If the Post-Combination Company is not able to comply with the financial reporting requirements of Regulation S-X or the requirements under the Sarbanes-Oxley Act in a timely manner, or if it is unable to maintain proper and effective internal controls, it may not be able to produce timely and accurate financial statements as required under the financial reporting requirements of the Securities and Exchange Act of 1934. If that were to happen, the market price of the Post-Combination Company Public Securities could decline and it could be subject to sanctions or investigations by the Commission or other regulatory authorities.
Because the Post-Combination Company’s securities will be listed on the Nasdaq Global Market, it must comply with the Nasdaq Global Market’s initial listing and continued listing standards. A failure to comply with such standards could result in the Post-Combination Company’s securities being delisted.
Because the Post-Combination Company’s stock will be listed on the Nasdaq Global Market, the Post-Combination Company must comply with Nasdaq Global Market’s initial listing and continued listing requirements, which would require the Post-Combination Company to meet certain quantitative and qualitative standards on a continuing basis to remain listed on the exchange. Quantitatively, these requirements include, among others, maintaining certain share prices, financial and share distribution targets, maintaining a minimum amount of stockholders’ equity and a minimum number of public shareholders as required by the Nasdaq Global Market. Qualitatively, these requirements, which are subject to the phase-in rules and accommodations available to foreign private issuers, include, among others, maintaining a majority independent board, holding regularly scheduled executive sessions, and creating Board committees that satisfy the Nasdaq Global Market’s independence standards. In addition, the Post-Combination Company would need to comply with Nasdaq Global Market-specific rules for soliciting proxies and obtaining requisite shareholder approval for certain issuances of securities. If the Post-Combination Company fails to meet these quantitative or qualitative Nasdaq Global Market standards, then the Nasdaq Global Market may delist its securities. If this occurs and the Post-Combination Company is unable to list its securities on another national securities exchange, it could experience a number of adverse consequences, including: limited availability of market quotations for its common stock, reduced liquidity for its securities and a decreased ability to issue additional securities or obtain additional financing in the future.
The U.K. City Code on Takeovers and Mergers may apply to the Post-Combination Company and therefore the rights of the Post-Combination Company may differ from the rights typically offered to shareholders of a U.S. corporation.
The U.K. City Code on Takeovers and Mergers (the “UK Takeover Code”) applies, among other things, to all offers for public companies which have their registered offices in the United Kingdom, Channel Islands or the Isle of Man: (i) if any of their securities are admitted to trading on a regulated market or a multilateral trading facility in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man; or (ii) which are considered by the Panel on Takeovers and Mergers (the “UK Takeover Panel”) to have their place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man (in each case, a “UK Code Company”). The determination of a company’s place of central management and control is known as the “residency test.” Under the UK Takeover Code, the UK Takeover Panel will determine whether the Post-Combination Company has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at various factors, including the structure of the Post-Combination Company’s board of directors, the functions of the directors, and where they are resident.
If the UK Takeover Panel determines that the residency test is satisfied and the Post-Combination Company has its place of central management and control in the United Kingdom, any takeover offer for the Post-Combination Company would be subject to a number of rules and restrictions, including but not limited to the following: (i) the Post-Combination Company’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) the Post-Combination Company might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing the Post-Combination Company Ordinary Shares or carrying out acquisitions or disposals; and (iii) the Post-Combination Company would be obliged to provide equality of information to all bona fide competing bidders.
The UK Takeover Code also contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the UK Takeover Code, if a person:
•
acquires an interest in shares of a UK Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the UK Code Company; or

•
who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% but does not hold shares carrying more than 50% of the voting rights in the UK Code Company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the UK Takeover Panel) to make a cash offer (or provide a cash alternative) for the UK Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the UK Code Company’s shares by the acquirer or its concert parties during the previous 12 months. There is risk, therefore, that the acquirer, or its concert parties, cannot acquire more Post-Combination Company Ordinary Shares without triggering a mandatory bid for the Post-Combination Company.

Upon the consummation of the Business Combination, the Post-Combination Company expects a majority of the Post-Combination Company Board to reside in the United Kingdom. Therefore, based upon its current and intended plans for its directors and management, for the purposes of the UK Takeover Code, the Post-Combination Company anticipates that the residency test will be met and that the Post-Combination Company will be considered to have its place of central management and control inside the United Kingdom, the Channel Islands or the Isle of Man. Therefore, the UK Takeover Code is expected to apply to the Post-Combination Company. It is possible that in the future, changes in the Post-Combination Company Board’s composition, changes in the UK Takeover Panel’s interpretation of the UK Takeover Code, or other events may cause the UK Takeover Code not to apply to the Post-Combination Company.
If one or more CorpAcq Shareholders do not adhere to the terms of the Merger Agreement, there will be a period following Closing whereby CorpAcq will not be wholly owned by BermudaCo and it will be necessary to exercise the Drag Along Rights under the CorpAcq Articles to procure the transfer of all remaining CorpAcq Ordinary Shares to the Post-Combination Company and subsequently BermudaCo.
To the extent that one or more existing CorpAcq Shareholders do not enter into a joinder to the Merger Agreement prior to Closing or otherwise deliver a valid transfer instrument in respect of their CorpAcq Ordinary Shares in favor of Post-Combination Company (the “Drag Sellers”), Orange UK Holdings Limited (the “Proposing Drag Seller”) shall exercise the drag-along rights contained within the CorpAcq Articles (the “Drag Along Rights”). The Drag Along Rights permit the Proposing Drag Seller to require the Drag Sellers to transfer all of their CorpAcq Ordinary Shares to the Post-Combination Company on the same terms as the Proposing Drag Seller subject to and in accordance with the CorpAcq Articles (the “Drag-Along Sale”).
Pursuant to the terms of the CorpAcq Articles, CorpAcq must redeem the outstanding CorpAcq Preferred Shares in full upon the consummation of the transfer of a simple majority of CorpAcq Ordinary Shares and before any Drag-Along Sale can be completed (the “CorpAcq Preferred Redemption”). To effect the CorpAcq Preferred Redemption, CorpAcq is required to have sufficient distributable reserves, which is not anticipated as being the case immediately prior to the consummation of the Business Combination.
Pursuant to Article 35.5 of the CorpAcq Articles, CorpAcq shall, to the extent legally permissible, use its best efforts to create and procure the creation of appropriate distributable reserves to implement the CorpAcq Preferred Redemption. It is envisaged that in accordance with the terms of the Merger Agreement, at the Closing and immediately following the Churchill Stock Repurchase and PubCo’s receipt of the CorpAcq Preferred Redemption Amount, PubCo will provide to CorpAcq an amount of cash necessary to enable CorpAcq to create sufficient distributable reserves to effect the CorpAcq Preferred Redemption.
Until such time as CorpAcq has sufficient distributable reserves, CorpAcq Preferred Redemption will remain an outstanding obligation being due and payable to the holders of the CorpAcq Preference Shares and the Drag Along Sale cannot be completed.
In addition, any Drag-Along Sale remains subject to any delays or risks arising from any CorpAcq Shareholder seeking to challenge or otherwise frustrate the implementation of the Drag-Along Sale.
Until such time as the Drag-Along Sale is fully implemented and the legal ownership of all CorpAcq Ordinary Shares have been transferred to the Post-Combination Company, any distributions declared by CorpAcq and dividends payable to its shareholders will include any remaining minority CorpAcq Ordinary Shareholders. In addition, such CorpAcq ordinary shareholders will continue to be able to exercise any voting rights as holders of such CorpAcq Ordinary Shares for so long as they remain the legal owner of such CorpAcq Ordinary Shares which carry any voting rights.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Post-Combination Company Public Securities may be volatile and could decline significantly following the Business Combination.
Prior to the Business Combination, there has not been a public market for the Post-Combination Company Public Securities. An active trading market for the Post-Combination Company Public Securities may never develop or, if developed, it may not be sustained. The stock markets, including the Nasdaq Global Market, on which the Post-Combination Company will list the Post- Combination Company Ordinary A1 Shares and the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved or a Valuation Report is not obtained prior to the Effective Time), have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Post-Combination Company Public Securities, the market price of the Post-Combination Company Public Securities may be volatile and could decline significantly due to various factors, some of which are beyond the Post-Combination Company’s control. In addition, the trading volume in the Post-Combination Company Public Securities may fluctuate and cause significant price variations to occur. The valuation ascribed to the Post-Combination Company in the Business Combination may not be indicative of the price of the Post-Combination Company Public Securities that will prevail in the trading market. If the market price of the Post-Combination Company Public Securities declines significantly, you may be unable to resell your Post-Combination Company Public Securities at or above the market price of the Post- Combination Company Public Securities as of the date of the consummation of the Business Combination, contributing to the loss of all or part of your investment. Any of the factors listed below could have a material and adverse effect on the trading price of the Post-Combination Company Public Securities, which may trade at prices significantly below the price you paid for the shares of Churchill Class A Common Stock that were converted into the Post-Combination Company Ordinary A1 Shares and in the Business Combination. In such circumstances, the trading price of the Post-Combination Company Public Securities may not recover and may experience a further decline.
PubCo cannot assure you that the market price of the Post-Combination Company Public Securities will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
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actual or anticipated fluctuations in the Post-Combination Company’s periodic financial results or the periodic financial results of companies perceived to be similar to the Post-Combination Company;

•
changes in the market’s expectations about the Post-Combination Company’s operating results;

•
the public’s reaction to the Post-Combination Company’s press releases, other public announcements and filings with the SEC;

•
speculation in the press or investment community;

•
success of competitors;

•
actual or anticipated differences in CorpAcq’s estimates, or in the estimates of analysts, for the Post- Combination Company’s revenues, results of operations, level of indebtedness, liquidity or financial condition;

•
changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the market in general;

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operating and stock price performance of other companies that investors deem comparable to the Post-Combination Company;

•
the Post-Combination Company’s ability to market new and enhanced features or services on a timely basis;

•
changes in laws and regulations affecting the Post-Combination Company’s business;

•
commencement of, or involvement in, litigation involving the Post-Combination Company;

•
changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of the Post-Combination Company Public Securities available for public sale;

•
trading volume of the Post-Combination Company Public Securities on the Nasdaq Global Market;

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any major change in the Board or management;

•
future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases of the Post-Combination Company Public Securities;

•
sales of substantial amounts of the Post-Combination Company Public Securities by the Post-Combination Company’s directors, officers or significant stockholders or the perception that such sales could occur;

•
broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•
the realization of any of the risk factors presented in this proxy statement/prospectus;

•
additions or departures of key personnel;

•
failure to comply with the requirements of the Nasdaq Global Market;

•
failure to comply with the Sarbanes Oxley Act or other laws or regulations;

•
actual, potential or perceived control, accounting or reporting problems;

•
changes in accounting principles, policies and guidelines; and

•
general economic and political conditions, including those resulting from recessions, interest rates, international currency fluctuations and health epidemics and pandemics (including the ongoing COVID-19 pandemic), inflation, changes in diplomatic and trade relationships, natural disasters and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Post-Combination Company Public Securities irrespective of its operating performance. The stock market in general and the Nasdaq Global Market have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Post-Combination Company’s Securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Post-Combination Company could depress the price of the Post-Combination Company Public Securities regardless of the Post-Combination Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Post-Combination Company Public Securities also could adversely affect its ability to issue additional securities and obtain additional financing in the future.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs, divert the Post-Combination Company’s management’s attention and resources from operating the business, and could require the Post-Combination Company to make substantial payments to satisfy judgments or to settle litigation. Any of these results could have a material and adverse effect on the Post-Combination Company’s results of operations.
Future resales of the Post-Combination Company Public Securities may cause the market price of the Post-Combination Company Public Securities to drop significantly, even if the Post-Combination Company business is doing well.
Pursuant to the Merger Agreement, all Sellers and Drag Sellers who hold both: (i) one or more shares of CorpAcq immediately prior to the CorpAcq Sale, and (ii) one or more the Post-Combination Company Ordinary Shares immediately following the Closing or, in the case of the Drag Sellers, one or more Post-Combination Company Ordinary Shares immediately following the consummation of the Drag Along Sale (each such Seller or Drag Seller, an “Eligible Earnout Party”) has agreed not to transfer any Post-Combination Company Ordinary Shares or the Post-Combination Company Class C-2 Shares held by such Eligible Earnout Party (including any received in connection with the transactions that will be undertaken in connection with the Business Combination), subject to certain exceptions until (x) one year following the Closing Date, in the case of any Seller or Eligible Earnout Party that is a member of management of CorpAcq immediately prior to Closing or (y) 180 days following the Closing Date in the case of all Sellers or Eligible Earnout Parties that are not members of management of CorpAcq immediately prior to Closing, in each case, subject to certain exceptions set forth in the Merger Agreement.

Pursuant to the Registration Rights Agreement, the Registration Rights Holders have agreed, subject to Permitted Transfers (as defined in the Registration Rights Agreement) and with the exception of the Sponsor, Insiders (as defined in the Sponsor Agreement) and their Permitted Transferees who are subject to the restrictions on transfer under the Sponsor Agreement, not to transfer any Equity Security (as defined in the Registration Rights Agreement) of the Post-Combination Company during the period commencing on the Closing Date and ending on, (i) in the case of Earnout Shares (a) for holders who are members of management of CorpAcq immediately prior to the Closing, the later of one year following the Closing Date and the date such Equity Securities become vested under the Merger Agreement or Sponsor Agreement and (b) for holders who are not members of management of CorpAcq immediately prior to the Closing, the later of 180 days following the Closing Date and the date such Equity Securities become vested under the Merger Agreement or Sponsor Agreement, and (ii) in the case of non-Earnout Shares (x) for holders who are members of management of CorpAcq immediately prior to the Closing, one year following the Closing Date, and (y) for holders who are not members of management of CorpAcq immediately prior to the Closing, 180 days following the Closing Date.
In addition, pursuant to the Sponsor Agreement, the Sponsor and each Insider agreed that it, he or she shall not transfer, subject to certain exceptions: (A) 50% of its, his or her (i) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) or (ii) the Post-Combination Company Warrants or Post-Combination Company Class C Shares (or Post-Combination Company Ordinary A1 Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the twelve-month anniversary of the Closing Date; and (B) the remaining 50% of such securities received pursuant to the Merger Agreement, until the 18-month anniversary of the Closing Date.
Upon expiration of the applicable lock-up periods and upon the effectiveness of any registration statement the Post-Combination Company files pursuant to the above-referenced Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act, or otherwise in accordance with Rule 144, the Eligible Earnout Parties, and certain other significant shareholders, may sell large amounts of the Post-Combination Company Public Securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Post-Combination Company Public Securities or putting significant downward pressure on the price of the Post-Combination Company Public Securities.
The Post-Combination Company cannot predict the size of future issuances of the Post-Combination Company Public Securities or the effect, if any, that future issuances and sales of shares of the Post-Combination Company Public Securities will have on the market price of the Post-Combination Company Public Securities. Sales of substantial amounts of the Post-Combination Company Public Securities (including those issued in connection with the Business Combination), or the perception that such sales could occur, may adversely affect prevailing market prices of the Post-Combination Company Public Securities.
The grant and future exercise of registration rights may adversely affect the market price of the Post-Combination Company Public Securities following the consummation of the Business Combination.
Pursuant to the Registration Rights Agreement, the Registration Rights Holders can demand that the Post-Combination Company register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that the Post-Combination Company undertakes. In addition, the Post-Combination Company is required to file and maintain an effective registration statement under the Securities Act covering such securities of the Post-Combination Company. Additionally, pursuant to the Registration Rights Agreement, the Post-Combination Company must file registration statements, within 15 business days and 45 calendar days, respectively, after the Closing, registering the resale of Equity Securities (as defined in the Registration Rights Agreement) then held by the Registration Rights Holders. The registration of the resale of these securities will permit the public sale of such securities.
The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Post-Combination Company Public Securities.

PubCo is in the process of entering into arrangements with the Depository Trust Company (“DTC”) to make the Post-Combination Company Public Securities eligible for deposit and clearing within the facilities of the DTC, but there can be no assurance that the DTC will accept the Post-Combination Company Public Securities into its system. If the Post-Combination Company Public Securities are not eligible for deposit and clearing within the facilities of the DTC, then transactions in the Post-Combination Company Public Securities may be disrupted.
The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms.
Upon the consummation of the Business Combination, the Post-Combination Company Public Securities are expected to be eligible for deposit and clearing within the DTC system (with the exception of (i) the Post-Combination Company Public Securities that comprise the Closing Seller Share Consideration, (ii) the Earnout Shares to be received by the Sellers, as described further herein, (iii) the Post-Combination Company Class C-2 Shares received by Sellers and (iv) the Post-Combination Company Class C-2 Shares (or Post-Combination Company Private Placement Warrants if the Warrant Amendment Proposal is not approved) received by the Sponsor). PubCo expects to enter into arrangements with DTC whereby the Post-Combination Company will agree to indemnify DTC for any U.K. stamp duty and/or stamp duty reserve tax that may be assessed upon DTC as a result of DTC’s service as a depository and clearing agency for the Post-Combination Company Public Securities. It is expected that these actions, among others, will result in DTC agreeing to accept the Post-Combination Company Public Securities for deposit and clearing within its facilities upon the completion of the Business Combination.
The Closing Seller Share Consideration, the Earnout Shares (which are comprised of Post-Combination Company Ordinary A3 Shares and any subsequently issued Post-Combination Company Ordinary A2 Shares and any subsequently issued Post-Combination Company Ordinary A3 Shares), the Post-Combination Company Class C-2 Shares to be received by the Sellers and the Post-Combination Company Class C-2 Shares (or Post-Combination Company Private Placement Warrants if the Warrant Amendment Proposal is not approved) received by the Sponsor cannot and will not initially be eligible for deposit and clearing within the DTC system, and will instead be deposited into a depositary receipts system operated by Computershare Trust Company, N.A., the Post-Combination Company’s transfer agent. The Post-Combination Company Public Securities comprising the Closing Seller Share Consideration and any Post-Combination Company Public Securities which derive from a subsequent conversion of Earnout Shares and/or Post-Combination Company Class C-2 Shares (or Post-Combination Company Private Placement Warrants if the Warrant Amendment Proposal is not approved) will be transferred from that depositary receipts system into the DTC system as and when the restrictions applicable to such shares and preventing their entry into the DTC system are removed.
DTC is not obligated to accept the Post-Combination Company Public Securities for deposit and clearing within its facilities upon the completion of the Business Combination and, even if DTC does initially accept the Post-Combination Company Public Securities, DTC generally will have discretion to cease to act as a depository and clearing agency for the Post-Combination Company Public Securities.
If DTC determines prior to the completion of the Business Combination that the Post-Combination Company Public Securities are not eligible or does not agree to accept the Post-Combination Company Public Securities for clearance within its facilities, then it is not expected that the Business Combination would be completed in its current form and it is possible the Business Combination may not be completed in a timely manner or at all. However, if DTC determined at any time after the completion of the Business Combination that the Post-Combination Company Public Securities were not eligible for continued deposit and clearance within its facilities, then the Post-Combination Company Public Securities would not be eligible for continued listing on a U.S. securities exchange and trading in the Post-Combination Company Public Securities would be disrupted. While the Post-Combination Company would pursue alternative arrangements to preserve the Post-Combination Company’s listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Post-Combination Company Public Securities.

The Post-Combination Company Class C-1 Shares or the Post-Combination Company Public Warrants (as applicable) will become exercisable for Post-Combination Company Ordinary A1 Shares, which would increase the number of Post-Combination Company Ordinary A1 Shares eligible for future resale in the public market and result in dilution to the Post-Combination Company shareholders.
Churchill has issued Churchill Public Warrants to purchase 27,600,000 shares of Churchill Class A Common Stock as part of the Churchill IPO and Churchill Private Placement Warrants to the Sponsor to purchase 32,600,000 shares of Churchill Class A Common Stock, in each case at $11.50 per share. The Churchill Private Placement Warrants are identical to the Churchill Public Warrants sold as part of the Churchill Public Units except that, so long as the Churchill Private Placement Warrants are held by the Sponsor or its permitted transferees, the Churchill Private Placement Warrants: (i) will not be redeemable by Churchill, except as described in the Existing Warrant Agreement; (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of an initial business combination (such transfer restrictions also apply to the Churchill Class A Common Stock issuable upon exercise of the Churchill Private Placement Warrants); (iii) may be exercised by the holders on a cashless basis; and (iv) are subject to registration rights. The Churchill Warrants will become exercisable 30 days after the consummation of the Business Combination. For additional information regarding the Churchill Warrants, please see the Existing Warrant Agreement, attached hereto as Annex F.
In connection with the Business Combination, in the event the Warrant Amendment Proposal is approved and a Valuation Report is obtained prior to the Effective Time, each Churchill Warrant will convert into a Post-Combination Company Class C Share, which will be exercisable for a Post-Combination Company Ordinary A1 Share and subject to substantially the same terms as were applicable to the Churchill Warrants under the Existing Warrant Agreement. In the event the Warrant Amendment Proposal is not approved or a Valuation Report is not obtained prior to the Effective Time, each Churchill Warrant will convert into one Post-Combination Company Warrant, which will be exercisable for one Post-Combination Company Ordinary A1 Share and subject to substantially the same terms as were applicable to the Churchill Warrants under the Existing Warrant Agreement (see “Description of Post-Combination Company Securities — Post-Combination Company Warrants”). The shares of Churchill Class A Common Stock and, following the Closing, the Post-Combination Company Ordinary A1 Shares issued upon exercise of the Post-Combination Company Class C Shares will result in dilution to then existing Post-Combination Company shareholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Post-Combination Company Public Securities.
This proxy statement/prospectus does not, and is not intended to, serve as a registration statement or a continuous prospectus for purposes of the issuance or resale of the Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants upon conversion or exercise, as applicable. The Post-Combination Company does not intend to keep this proxy statement/prospectus as a current prospectus following the Closing. Pursuant to the Registration Rights Agreement, the Post-Combination Company intends to file a Form F-1 with the SEC following Closing to register the issuance and resale of the Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants upon conversion or exercise, as applicable. If any registration statement for the registration of the issuance and resale of the Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Class C-1 Shares or the Post-Combination Company Public Warrants upon conversion or exercise, as applicable, pursuant to the Securities Act has not been declared effective by the 60th business day following Closing, holders of Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants, as applicable, shall have the right, during the period beginning on the 61st business day after Closing and ending upon such registration statement being declared effective by the SEC, and during any other period when the Post-Combination Company shall fail to have maintained an effective registration statement covering the Post-Combination Company Ordinary A1 Shares issuable upon conversion of the Post-Combination Company Class C-1 Shares or exercise of the Post-Combination Company Public Warrants, as applicable, to convert such Post-Combination Company Class C-1 Shares or exercise such Post-Combination Company Public Warrants, as applicable, into Post-Combination Company Ordinary A1 Shares on a cashless basis. Please refer to the Post-Combination Articles and Warrant

Amendment Agreement for a description of the rights of the Post-Combination Class C-1 Shares and the Post-Combination Company Warrants.
The Post-Combination Company may issue additional equity securities or convertible debt securities without the approval of the holders of the Post-Combination Company Public Securities, which would dilute ownership interests and may depress the market price of the Post-Combination Company Public Securities.
The Post-Combination Company will continue to require significant capital investment to support its business, and the Post-Combination Company may issue additional equity securities or convertible debt securities of equal or senior rank in the future without approval of the holders of the Post-Combination Company Public Securities in certain circumstances.
The Post-Combination Company’s issuance of additional equity securities or convertible debt securities of equal or senior rank may have the following effects: (i) the Post-Combination Company’s shareholders’ proportionate ownership interest in the Post-Combination Company may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding Post-Combination Company Ordinary A1 Share may be diminished; and (iv) the market price of the Post-Combination Company Public Securities may decline.
Furthermore, it is anticipated that employees of the Post-Combination Company and its subsidiaries will be granted equity awards under the Omnibus Incentive Plan and non-employee directors of, and consultants to, the Post-Combination Company and its subsidiaries may be granted equity awards under the Non Employee Plan. Holders of the Post-Combination Company Public Securities will experience additional dilution when those equity awards become vested and settled or exercised, as applicable, for the Post-Combination Company Public Securities. See “Compensation Arrangements after the Business Combination.”
Terms of subsequent financing of the Post-Combination Company may adversely impact shareholder equity.
If the Post-Combination Company raises more equity capital from the sale of Post-Combination Company Ordinary A1 Shares, such equity could be offered at a price more favorable than the then current market price of the Post-Combination Company Ordinary A1 Shares. The issuance of further Post-Combination Company Ordinary A1 Shares would dilute the ownership of CorpAcq’s existing shareholders. If the Post-Combination Company issues debt securities, the holders of the debt would have a claim to the assets of the Post-Combination Company that would be prior to the rights of the Post-Combination Company shareholders until the debt is paid. Interest on these debt securities would increase costs and could negatively impact the Post-Combination Company’s operating results may also reduce or eliminate the amount of cash available for payment of dividends to CorpAcq’s holders of the Post-Combination Company Ordinary A1 Shares.
In accordance with the laws of England and Wales and the provisions of the Post-Combination Articles, the Post-Combination Company may issue one or more classes or series of preference shares that ranks senior in right of dividends, liquidation or voting to the Post-Combination Company Ordinary A1 Shares. Preference shares may have such designations, preferences, limitations and relative rights, including preferences over the Post-Combination Company Ordinary A1 Shares respecting dividends and distributions, as the Post-Combination Company Board may determine, and the issuance of preference shares would dilute the ownership of existing shareholders. The terms of one or more classes or series of preference shares could adversely impact the voting power or value of the Post-Combination Company Ordinary A1 Shares. For example, CorpAcq might grant holders of preference shares the right to elect some number of the Post-Combination Company directors in all events or on the occurrence of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that the Post-Combination Company might assign to holders of preference shares could affect the residual value of the Post-Combination Company Ordinary A1 Shares. The terms of any series of preference shares may also reduce or eliminate the amount of cash available for payment of dividends to CorpAcq’s holders of the Post-Combination Company Ordinary A1 Shares or subordinate the claims of the holders of Post-Combination Company Ordinary A1 Shares to the Post-Combination Company’s assets in the event of its liquidation. The Post-Combination Company will not be subject to redemption or sinking fund provisions.

The market price and trading volume of the Post-Combination Company Public Securities may be volatile and could decline significantly following the Business Combination.
The stock markets, including the Nasdaq Global Market, on which the Post-Combination Company intends to list the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Public Warrants if the Warrant Amendment Proposal is not approved or a Valuation Report is not obtained prior to the Effective Time), have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Post-Combination Company Public Securities, the market price of the Post-Combination Company Public Securities may be volatile and could decline significantly. In addition, the trading volume in the Post-Combination Company Public Securities may fluctuate and cause significant price variations to occur. If the market price of the Post-Combination Company Public Securities declines significantly, you may be unable to resell your Post-Combination Company Public Securities at or above the market price of the Post-Combination Company Public Securities as of the date of the consummation of the Business Combination. The Post-Combination Company cannot assure you that the market price of the Post-Combination Company Public Securities will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
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the realization of any of the risk factors presented in this proxy statement/prospectus;

•
actual or anticipated differences in CorpAcq’s estimates, or in the estimates of analysts, for the Post-Combination Company’s revenues, results of operations, level of indebtedness, liquidity or financial condition;

•
additions and departures of key personnel;

•
failure to comply with the requirements of the Nasdaq Global Market;

•
failure to comply with the Sarbanes Oxley Act or other laws or regulations;

•
future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of the Post-Combination Company Public Securities;

•
publication of research reports about the Post-Combination Company;

•
the performance and market valuations of other similar companies;

•
commencement of, or involvement in, litigation involving the Post-Combination Company;

•
broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•
speculation in the press or investment community;

•
actual, potential or perceived control, accounting or reporting problems;

•
changes in accounting principles, policies and guidelines; and

•
other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert the Post-Combination Company’s management’s attention and resources, which could have a material and adverse effect on the Post-Combination Company’s results of operations.
The requirements of being a public company may strain the Post-Combination Company’s resources and distract its management, which could make it difficult to manage its business.
The Post-Combination Company is required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements are time-consuming and will result in increased costs to the Post-Combination Company and could have a negative effect on the Post-Combination Company’s results of operations, financial condition or business.

As a public company, the Post-Combination Company is subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes Oxley Act. These requirements may place a strain on the Post-Combination Company’s systems and resources. The Exchange Act requires that the Post-Combination Company file an annual report with respect to its business and financial condition. In addition, it intends to publish certain results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Global Market. Press releases relating to certain financial results and material events will also be furnished to the SEC on Form 6-K. The Sarbanes Oxley Act requires that the Post-Combination Company implement and maintain effective disclosure controls and procedures and internal controls over financial reporting. To implement, maintain and improve the effectiveness of its disclosure controls and procedures, the Post-Combination Company will need to commit significant resources, hire additional staff and provide additional management oversight. The Post-Combination Company has implemented and will continue to implement additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Also, sustaining the growth of the Post-Combination Company will require the Post-Combination Company to commit additional management, operational and financial resources to identify new professionals to join it and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material and adverse effect on the Post-Combination Company’s results of operations, financial condition or business.
The Post-Combination Company’s independent registered public accounting firm will not be required to formally attest to the effectiveness of the Post-Combination Company’s internal controls over financial reporting so long as the Post-Combination Company remains an emerging growth company. CorpAcq has identified material weaknesses in its internal control over financial reporting related to not maintaining an effective control environment and cannot assure you that there will not be material weaknesses or significant deficiencies in its internal controls in the future.
The Post-Combination Company expects to incur additional expenses and devote increased management effort toward ensuring compliance with the applicable regulations. The Post-Combination Company cannot predict or estimate the amount of additional costs the Post-Combination Company may incur as a result of becoming a public company or the timing of such costs.
There will be material differences between your current rights as a holder of the Churchill Class A Common Stock and the rights you will have as a holder of the Post-Combination Company Ordinary A1 Shares, some of which may adversely affect you.
Upon the consummation of the Business Combination, holders of Churchill Class A Common Stock will no longer be shareholders of Churchill, but will be shareholders of the Post-Combination Company, which is a public limited company incorporated under the laws of England and Wales. There will be material differences between the current rights of holders of Churchill Class A Common Stock and the rights you can expect to have as a holder of the Post-Combination Company Public Securities, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of holders of Churchill Class A Common Stock and holders of the Post-Combination Company Public Securities (see “Comparison of Stockholder’s Rights”).
Upon the consummation of the Business Combination, Churchill stockholders will become holders of the Post-Combination Company Ordinary A1 Shares, and the holders of the Churchill Warrants will become holders of the Post-Combination Company Class C Shares or the Post-Combination Company Warrants (as applicable). The market price for the Post-Combination Company Public Securities may be affected by factors different from those that historically have affected Churchill.
Upon the consummation of the Business Combination, Churchill stockholders will become holders of the Post-Combination Company Ordinary A1 Shares and holders of the Churchill Warrants will become holders of the Post-Combination Company Class C Shares or the Post-Combination Company Warrants (as applicable). The Post-Combination Company’s business differs from that of Churchill, and, accordingly, the results of operations of the Post-Combination Company will be affected by some factors that are different from those currently affecting the results of operations of Churchill. Churchill is a special purpose acquisition company (“SPAC”) incorporated in the state of Delaware that is not engaged in any operating activity, directly or indirectly. The Post-Combination Company is a public limited company incorporated under the laws of England and Wales and, after the consummation of the Business Combination, the Post-Combination Company will be engaged in the business of acquiring and supporting subsidiaries across various industries. The Post-Combination Company’s business and results of operations will be affected by regional, country, and industry risks and operating risks to which Churchill was not exposed.
If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about the Post-Combination Company, trading prices and trading volumes of the Post-Combination Company Public Securities could decline significantly.
The trading market for the Post-Combination Company Public Securities will depend, in part, on the research and reports that securities or industry analysts publish about the Post-Combination Company or its business. The Post-Combination Company may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of the Post-Combination Company, or if these securities or industry analysts are not widely respected within the general investment community, the demand for the Post-Combination Company Public Securities could decrease, which might cause its share price and trading volume to decline significantly. If the Post-Combination Company obtains securities or industry analyst coverage, if one or more of the analysts who cover the Post-Combination Company downgrade their assessment of the Post-Combination Company or publish inaccurate or unfavorable research about the Post-Combination Company’s business, the market price and liquidity for the Post-Combination Company Public Securities could be negatively impacted.
If the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, the Existing Warrant Agreement will be amended and assigned by Churchill to the Post-Combination Company at the Closing. The Existing Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of holders of the Post-Combination Company Public Warrants to obtain a favorable judicial forum for disputes with the Post-Combination Company in connection with such warrants.
The Existing Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Churchill (or the Post-Combination Company, if applicable) arising out of or relating in any way to the Existing Warrant Agreement, including under the Securities Act, may be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and (ii) that Churchill (or the Post-Combination Company) irrevocably submits to such jurisdiction, which jurisdiction shall not be exclusive. If the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, the Existing Warrant Agreement will be amended and assigned by Churchill to the Post-Combination Company at the Closing. The Post-Combination Company will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Existing Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the Post-Combination Company Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Existing Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Existing Warrant Agreement, is filed in a court other than a court of the State of New York or the U.S. District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Post-Combination Company Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Post-Combination Company Warrant holder in any such enforcement action by service upon such Post-Combination Company Warrant holder’s counsel in the foreign action as agent for such Post-Combination Company Warrant holder.
This choice-of-forum provision may limit the ability of a holder of Post-Combination Company Warrants to bring a claim in a judicial forum that such holder finds favorable for disputes with the Post-Combination Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Existing Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Post-Combination Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Post-Combination Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Post-Combination Company’s management and the Post-Combination Company Board.
You may face difficulties in protecting your interests, and your ability to protect your rights through United States courts may be limited, because the Post-Combination Company is incorporated under the laws of England and Wales and because the Post-Combination Company will conduct substantially all of its operations outside of the United States and a majority of the Post-Combination Company’s directors and executive officers will reside outside of the United States.
The Post-Combination Company is a public limited company incorporated under the laws of England and Wales and the Post-Combination Company currently conducts all of its substantive operations outside the United States. Substantially all of the Post-Combination Company’s assets are located outside the United States. The majority of Post-Combination Company’s officers and directors currently reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Post-Combination Company or against these individuals outside of the United States, if you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of England and Wales and of the jurisdictions in which the Post-Combination Company primarily operates could render you unable to enforce a judgment against the Post-Combination Company’s assets or the assets of the Post-Combination Company’s directors and officers.
The Post-Combination Company’s management has been advised that there is currently no treaty between the United States and the United Kingdom providing for the reciprocal recognition and enforcement of judgments of United States courts by the courts of England and Wales. Further, it is unclear if extradition treaties now in effect between the United States and applicable jurisdictions would permit effective enforcement of criminal penalties of U.S. federal securities laws.
In addition, the Post-Combination Company’s corporate affairs are governed by the Post-Combination Articles, the Companies Act and the laws of England and Wales. The rights of the Post-Combination Company’s shareholders and the fiduciary duties of the Post-Combination Company’s directors under the laws of England and Wales may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, England and Wales have a different body of securities laws than the United States. Some U.S. States, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than England and Wales. In addition, companies organized under the laws of England and Wales may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Certain corporate governance practices in England and Wales, which is the Post-Combination Company’s home jurisdiction, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent the Post-Combination Company chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.
As a result of the above, the Post-Combination Company’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.
The Post-Combination Company intends to grant share-based incentives following the Business Combination, which may result in increased share-based compensation expenses.
PubCo intends to adopt the Omnibus Incentive Plan and Non Employee Plan (together the “Equity Plans” each as defined and described further below) prior to Closing. The Omnibus Incentive Plan permits the award of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards, cash awards and substitute awards to employees of the Post-Combination Company and its subsidiaries and affiliates. The Non Employee Plan permits the award of restricted stock units to consultants and non-employee directors of the Post-Combination Company and the Post- Combination Company’s subsidiaries. The Post-Combination Company will account for compensation costs for all awards granted under the Omnibus Incentive Plan and the Non Employee Plan using a fair value based method and recognize expenses in its consolidated statements of profit or loss in accordance with IFRS.
The maximum number of Post-Combination Company Ordinary A1 Shares that may be issued under the Omnibus Incentive Plan after it is adopted and becomes effective and from time to time will be, without double counting, 10% of the sum of (A) the Post-Combination Company Ordinary A1 Shares in issue immediately after Closing, (B) the Post-Combination Company Ordinary A1 Shares comprising the Incremental Share Consideration, if any, (C) any vested Post-Combination Company Ordinary A2 Shares (to the extent not redeemed for Post-Combination Company Ordinary A1 Shares), (D) any Post-Combination Company Ordinary A1 Shares issued following redemption of vested Post-Combination Company Ordinary A2 Shares, (E) any vested Post-Combination Company Ordinary A3 Shares (to the extent not redeemed for Post-Combination Company Ordinary A1 Shares), (F) any Post- Combination Company Ordinary A1 Shares issued following redemption of vested Post-Combination Company Ordinary A3 Shares, (G) the number of Post-Combination Company Ordinary A1 Shares that would have been issued immediately after and in connection with the Closing (the “Relevant Time”) had the BermudaCo Series B-1 Shares been converted into such shares immediately prior to the Relevant Time, (H) the number of Post-Combination Company Ordinary A1 Shares that would be issued in exchange for any vested BermudaCo Series B-2 Shares or vested BermudaCo Series B-3 Shares if such exchange were to occur immediately following such vesting, and (I) any other shares in the Post-Combination Company outstanding as of the Relevant Time, but only to the extent that such shares are convertible, exercisable or redeemable into Post-Combination Company Ordinary A1 Shares (“Additional Shares”), save for Post-Combination Company B Shares and Post-Combination Company Class C Shares.
Consequently, assuming (1) the vesting of all Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares and (2) that no Additional Shares are outstanding at the Relevant Time, the maximum number of Post-Combination Company Ordinary A1 Shares that may be issued under the Omnibus Incentive Plan after it becomes effective is equal to approximately 15.4 million, assuming the No Redemption Scenario and 14.4 million, assuming the Contractual Maximum Redemption Scenario.
The maximum number of Post-Combination Company Ordinary A1 Shares that may be issued under the Non Employee Plan after it is adopted and becomes effective and from time to time, will be without double counting, 0.66% of the sum of (A) the Post-Combination Company Ordinary A1 Shares in issue immediately after Closing, (B) the Post-Combination Company Ordinary A1 Shares comprising the Incremental Share Consideration, if any, (C) any vested Post-Combination Company Ordinary A2 Shares (to the extent not redeemed for Post-Combination Company Ordinary A1 Shares), (D) any Post-Combination Company Ordinary A1 Shares issued following redemption of vested Post- Combination Company Ordinary A2 Shares, (E) any vested Post-Combination Company Ordinary A3 Shares (to the extent not redeemed for Post-Combination Company Ordinary A1 Shares), (F) any Post-Combination Company Ordinary A1 Shares issued following redemption of vested Post-Combination Company Ordinary A3 Shares, (G) the number of Post-Combination Company Ordinary A1 Shares that would have been issued on the Relevant Time had the BermudaCo Series B-1 Shares been converted into such shares immediately prior to the Relevant Time, (H) the number of Post-Combination Company Ordinary A1 Shares that would be issued in exchange for any vested BermudaCo Series B-2 Shares or vested BermudaCo Series B-3 Shares if such exchange were to occur immediately following such vesting, and (I) any Additional Shares, save for Post-Combination Company B Shares and Post-Combination Company Class C Shares.
Consequently, assuming (1) the vesting of all Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares and (2) that no Additional Shares are outstanding at the Relevant Time, the maximum number of Post-Combination Company Ordinary A1 Shares that may be issued under the Non Employee Plan after it becomes effective is equal to approximately 1.0 million in each of the No Redemption Scenario and the Contractual Maximum Redemption Scenario.

For more information on the Equity Plans, see “Compensation Arrangements after the Business Combination.” The Post-Combination Company believes the granting of share-based compensation such as the Equity Plans is of significant importance to its ability to attract and retain key employees and personnel, and as such, after the consummation of the Business Combination, the Post-Combination Company intends to grant share-based compensation and incur share-based compensation expenses. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on the Post-Combination Company’s business and results of operations.
The Post-Combination Articles may provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and the Exchange Act and that certain claims may only be instituted in the courts of England and Wales, which could limit the ability of securityholders of the Post-Combination Company to choose a favorable judicial forum for disputes with the Post-Combination Company or the Post-Combination Company’s directors, officers or employees.
The Post-Combination Articles provide that, unless the Post-Combination Company consents by way of ordinary resolution to the selection of an alternative forum, the courts of England and Wales will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Post-Combination Company; (ii) any action, including any action commenced by a member of the Post-Combination Company in its own name or on behalf of the Post-Combination Company, asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee of the Post-Combination Company (including but not limited to duties arising under the Companies Act); (iii) any action arising out of or in connection with the Post-Combination Articles or otherwise in any way relating to the constitution or conduct of the Post-Combination Company; or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States). The Post-Combination Company Articles provide that, unless the Post-Combination Company consents by way of ordinary resolution to the selection of an alternative forum, the federal district courts in the United States will be the exclusive forum for claims against the Post-Combination Company under the Securities Act and the Exchange Act.
Although the Post-Combination Company believes these exclusive forum provisions will benefit the Post-Combination Company by providing increased consistency in the application of U.S. federal securities laws and the laws of England and Wales in the types of lawsuits to which they apply, these choice of forum provisions may increase a securityholder’s cost and limit the securityholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Post-Combination Company or the Post-Combination Company’s directors, officers or other employees, which may discourage lawsuits against the Post-Combination Company and the Post-Combination Company’s directors, officers and other employees. The Post-Combination Company’s shareholders will not be deemed to have waived the Post-Combination Company’s compliance with the U.S. federal securities laws and the rules and regulations thereunder as a result of the Post-Combination Company’s exclusive forum provision. Any person or entity purchasing or otherwise acquiring any of the Post-Combination Company Public Securities or other securities, whether by transfer, sale, operation of law or otherwise, will be deemed to have notice of and have irrevocably agreed and consented to these provisions.
Notably, there is uncertainty as to whether a court would enforce such provisions. The Securities Act provides that state courts and federal courts will have concurrent jurisdiction over claims under the Securities Act, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provision to be inapplicable or unenforceable, and if a court were to find this provision in the Post-Combination Articles to be inapplicable or unenforceable in an action, the Post-Combination Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on the Post-Combination Company’s business and financial performance.

Risks Related to Operating under UK Laws
The rights of holders of Post-Combination Company Ordinary Shares may differ from the rights typically offered to shareholders of a U.S. corporation organized in Delaware.
PubCo is incorporated under the laws of England and Wales. The rights of the holders of Post-Combination Company Ordinary Shares are governed by English law, including the provisions of the U.K. Companies Act 2006 and by the Post-Combination Articles. These rights may differ in certain respects from the rights of shareholders in typical U.S. corporations organized in Delaware.
PubCo and CorpAcq are each subject to the United Kingdom Bribery Act, the U.S. Foreign Corrupt Practices Act and potentially other anti-corruption laws as well as export control laws, customs laws, sanctions laws and other laws impacting their operations. Failure to comply with these laws could lead to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect the Post-Combination Company’s business, results of operations and financial condition.
Operations of PubCo and CorpAcq are subject to anti-corruption laws, including the United Kingdom Bribery Act 2010 (“Bribery Act”), the U.S. Foreign Corrupt Practices Act, as amended (the “FCPA”), and potentially other anti-corruption laws that apply in countries CorpAcq does business. CorpAcq may have relationships with third parties whose actions could potentially subject CorpAcq to liability under the Bribery Act, FCPA, or other anti-corruption laws. In addition, the nature, scope or effect of future regulatory requirements to which CorpAcq’s internal operations might be subject or the manner in which existing laws might be administered or interpreted may change.
CorpAcq is also subject to other laws and regulations governing its international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the EU, including applicable export controls, economic sanctions, customs requirements, anti-boycott requirements, and currency exchange regulations (collectively, “Trade Control Laws”).
While CorpAcq maintains policies and procedures reasonably designed to ensure compliance with applicable anti-corruption laws, there is no assurance that CorpAcq will be completely effective in ensuring its compliance with all applicable anti-corruption laws (including the Bribery Act or the FCPA) or other legal requirements, including Trade Control Laws. If CorpAcq is not in compliance with the Bribery Act, the FCPA or other anti-corruption laws or Trade Control Laws, it may be subject to criminal and civil penalties, disgorgement and other sanctions, remedial measures and legal expenses, which could have an adverse impact on its business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control Laws by the United Kingdom, U.S. or other authorities could also have a material adverse impact on the reputation, future performance, results of operations, cash flows and financial position of the Post-Combination Company.
U.S. investors may have difficulty enforcing civil liabilities against the Post-Combination Company, its directors or members of senior management and the experts named in this proxy statement/prospectus.
PubCo is a public limited company incorporated under the laws of England and Wales. Certain of the directors of the Post-Combination Company reside outside the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for U.S. investors to serve legal process on the Post-Combination Company or its directors or have any of them appear in a U.S. court. The United States and the United Kingdom do not currently have a treaty providing for the recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. The enforceability of any judgment of a U.S. federal or state court in the United Kingdom will depend on the laws and any treaties in effect at the time, including conflicts of laws principles (such as those bearing on the question of whether a U.K. court would recognize the basis on which a U.S. court had purported to exercise jurisdiction over a defendant). In this context, there is doubt as to the enforceability in the United Kingdom of civil liabilities based solely on the federal securities laws of the United States.
In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would likely be considered punitive if it did not seek to compensate the claimant for loss or damage suffered and was intended to punish the defendant.
Civil liabilities based upon the securities and other laws of the United States may not be enforceable in original actions instituted in England or in actions instituted in England to enforce judgments of U.S. courts.
Actions for the enforcement of judgments of U.S. courts might be successful only if the English court confirms the jurisdiction of the U.S. court and is satisfied that:
•
the effect of the enforcement judgment is not manifestly incompatible with English public policy or natural justice;

•
the judgment was not obtained on the basis of fraud;

•
the judgment did not violate the human rights of the defendant;

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the judgment is final and conclusive;

•
the judgment is not incompatible with a judgment rendered in England or with a subsequent judgment rendered;

•
abroad that might be enforced in England;

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a claim was not filed outside England after the same claim was filed in England, while the claim filed in England is still pending;

•
the judgment was not obtained on the basis of fraud;

•
the English courts did not have jurisdiction to rule on the matter; and

•
the judgment submitted to the English court is authentic.

There can be no assurance that investors will be able to enforce any judgments of U.S. courts in any original actions instituted in England or will be able to enforce any civil liabilities in U.S. courts.
The laws of England Wales and provisions in the Post-Combination Articles may frustrate or prevent an attempt to obtain control of the Post-Combination Company.
Provisions in the Post-Combination Articles may have the effect of delaying or preventing a change of control or changes in the management of the Post-Combination Company. The provisions specify that general meetings of shareholders can be called only by the board of directors (or otherwise by shareholders in accordance with the Companies Act) and with the requisite notice period.
Provisions of the laws of England and Wales may also have the effect of delaying or preventing a change of control or changes in the management of the Post-Combination Company. The Companies Act includes provisions that:
•
require that any action to be taken by shareholders be effected at a duly called general meeting (including the annual general meeting) and not by written consent; and

•
require the approval of the holders of at least 75% of the voting power of CorpAcq’s outstanding shares to amend the provisions of the Post-Combination Articles.

These provisions may frustrate or prevent any attempts by shareholders to replace or remove current management by making it more difficult for shareholders to replace members of the board of directors of the Post-Combination Company, which is responsible for appointing the members of management.
Risks Related to Churchill and the Business Combination
The Sponsor and the Insiders (“Churchill Initial Stockholders”) have agreed to vote in favor of the Business Combination Proposal, regardless of how the Churchill Public Stockholders vote, and have agreed not to redeem their shares of Churchill Class A Common Stock in connection with the Business Combination.
Pursuant to the Sponsor Agreement, the Churchill Initial Stockholders have agreed to vote any shares of Churchill Common Stock (other than those acquired in Open Market Purchases, if any) owned by them in favor of the Business Combination Proposal and any other Stockholder Proposals, and against certain other matters. As a result, holders of shares of approximately 20% of Churchill Class A Common Stock will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination Proposal than would be the case if the Churchill Initial Stockholders agreed to vote any shares of Churchill Class A Common Stock owned by them in accordance with the majority of the votes cast by Churchill Public Stockholders.
In addition, the Churchill Initial Stockholders have agreed not to redeem their shares of Churchill Class A Common Stock in connection with the Business Combination. This may result in the satisfaction of the Minimum Cash Condition and the Closing that may not otherwise have been possible in the absence of such agreement.
The Churchill Initial Stockholders have interests in the Business Combination that are different from or are in addition to other stockholders and warrant holders in recommending that such holders vote in favor of approval of the Business Combination Proposal, the Warrant Amendment Proposal and the other proposals described in this proxy statement/prospectus. Such interests include that the Churchill Initial Stockholders will lose their entire investment in Churchill if the Business Combination is not completed.
When considering the Churchill Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Warrant Amendment Proposal and the other Proposals described in this proxy statement/prospectus, Churchill’s stockholders and warrant holders should keep in mind that the Churchill Initial Stockholders have interests in the Business Combination that may be different from, or in addition to, the interests of Churchill’s stockholders and warrant holders generally. See “The Business Combination — Interests of Certain Persons in the Business Combination.”

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the fact that the Sponsor paid an aggregate nominal amount of $25,000 for 8,625,000 Founder Shares at approximately $0.003 per share (which, following stock dividends effected by Churchill on February 5 and February 11, 2021, resulted in 34,500,000 Founder Shares outstanding). If the Business Combination or another initial business combination is not consummated by the end of the Completion Window, Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding shares of Churchill Class A Common Stock for cash and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, the 34,500,000 Founder Shares held by the Sponsor will become worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[•] based upon the closing price of $[•] per share of Churchill Class A Common Stock on Nasdaq Global Market on [•], 2024, the record date for the Stockholder Special Meeting;

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the fact that the Sponsor will receive, in the Founder Equity Contribution and the B Share Subscription (and after forfeiture of the Retirement Founder Shares, which amount may be increased or decreased based upon the amount by which the Delivered Capital Amount is less than $592,000,000), the following Exchangeable Units:

	No Redemption Scenario	$500 Million in Trust Redemption Scenario	Contractual Maximum Redemption Scenario
	(millions of shares)
Exchangeable Units consisting of BermudaCo Series B-1 Share and Post-Combination Company B Share	8.1	7.5	6.4
Base Vesting Shares consisting of BermudaCo Series B-2 Share and Post-Combination Company B Share(1)	8.1	7.5	6.4
Earn-Out Vesting Shares consisting of BermudaCo Series B-3 Share and Post-Combination Company B Share(2)	4.7	4.7	4.7
Total Exchangeable Units	20.8	19.6	17.6

(1)
The BermudaCo Series B-2 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Base Vesting Shares will be entitled to vote their Post-Combination Company Class B Shares, and will be entitled to receive dividends and other distributions with respect to BermudaCo Series B-2 Shares component to Base Vesting Shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such BermudaCo Series B-2 Shares (and will be forfeited if they do not vest).

(2)
The BermudaCo Series B-3 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Earn-Out Vesting Shares shall be entitled to vote their Post-Combination Company Class B Shares, but will not be entitled to receive any dividends or distributions with respect to unvested BermudaCo Series B-3 Shares.

•
Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Churchill Units, the Sponsor and its affiliates may earn a significant positive rate of return on their investment from their Exchangeable Units even if the Post-Combination Company Ordinary A1 Shares trade significantly below the price initially paid for the Churchill Units in the Churchill IPO and Churchill Public Stockholders experience a negative rate of return following the Closing;

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the fact that Sponsor purchased an aggregate of 32,600,000 Churchill Private Placement Warrants for $32,600,000 ($1.00 per Churchill Private Placement Warrant). In addition, after giving effect to the Sponsor’s forfeiture of 18,600,000 Churchill Private Placement Warrants in the Founder Equity Retirement pursuant to the Sponsor Agreement, the Sponsor would own an aggregate of 14,000,000 Private Placement Warrants following the consummation of the Business Combination. Such Private Placement Warrants have an aggregate market value of approximately [•], based on the closing price of [•] per share on Nasdaq Global Market on [•], 2024, the record date for the Stockholder Special Meeting. Such Private Placement Warrants will, at the Closing, be converted into Post-Combination Company Class C-2 Shares or Post-Combination Company Private Placement Warrants, as applicable, with each exercisable for Post-Combination Company Ordinary A1 Shares on substantially similar terms as the Churchill Private Placement Warrants, but will become worthless if Churchill does not consummate an initial business combination by the end of the Completion Window;

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the fact that Michael Klein may be deemed to beneficially own the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor. Each of Andrew Frankle, Bonnie Jonas, Karen G. Mills, Stephen Murphy and Alan M. Schrager (each of whom is a director of Churchill) and Jay Taragin (Chief Financial Officer of Churchill), has an economic interest in the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor, but does not beneficially own any Churchill Common Stock. In addition, Mark Klein, a director of Churchill, may be deemed to have an indirect economic interest in the Founder Shares and Churchill Private Placement Warrants as a result of Suro Capital Corp. having a membership interest in the Sponsor. Mark Klein is the Chairman, President and Chief Executive Officer of Suro Capital Corp. The economic interest (or deemed economic interest) of these individuals in the Founder Shares and Churchill Private Placement Warrants held by the Sponsor is shown below:

Name of Person	Founder Shares	Private Placement Warrants
Andrew Frankle	146,100	138,500
Bonnie Jonas	292,100	277,000
Mark Klein	292,100	277,000

Name of Person	Founder Shares	Private Placement Warrants
Karen G. Mills	389,500	369,300
Stephen Murphy	146,100	138,500
Alan M. Schrager	159,294	151,044
Jay Taragin	29,500	18,500

•
the fact that the Sponsor and the Insiders have agreed to vote their shares of Churchill Common Stock (other than those acquired in Open Market Purchases, if any) in favor of each of the other Stockholder Proposals and against certain other matters;

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the fact that the Sponsor and the Insiders have agreed not to redeem any shares of Churchill Common Stock in connection with the Stockholder Special Meeting;

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the fact that the Sponsor and the Insiders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Churchill fails to complete an initial business combination by the end of the Completion Window;

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the fact that the Sponsor and the Insiders agreed to waive all adjustments to the conversion ratio set forth in the Churchill Charter with respect to the Founder Shares;

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the fact that the Sponsor and each of the Insiders agreed that they shall not transfer (i) 50% of their respective (A) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) or (B) Post-Combination Company Warrants or Post-Combination Company Class C-2 Shares (or Post-Combination Company Ordinary A1 Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the 12-month anniversary of the Closing Date, or (ii) the remaining 50% of their respective (1) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) or (2) Post-Combination Company Warrants or Post-Combination Company Class C-2 Shares (or Post-Combination Company Ordinary A1 Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the 18-month anniversary of the Closing Date or, if later, the date such Exchangeable Units (to the extent unvested) vest pursuant to the terms of the Sponsor Agreement;

•
the continued right of the Sponsor to hold Exchangeable Units following the Business Combination, subject to certain time and performance-based vesting provisions as described under “Related Agreements — Sponsor Agreement” and the continued right of the Sponsor to hold Exchanged Shares to be issued upon exercise of the Exchange Rights;

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the fact that if the Trust Account is liquidated, including in the event Churchill is unable to consummate an initial business combination by the end of the Completion Window, the Sponsor has agreed to indemnify Churchill to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Churchill Class A Common Stock, or such lesser amount per share of the Churchill Class A Common Stock as is in the Trust Account on the date of the liquidation of the Trust Account, by the claims of prospective target businesses with which Churchill has entered into an acquisition agreement or by the claims of any third party (other than Churchill’s independent public accountants) for services rendered or products sold to Churchill, but only if such target business or third party has not executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable);

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the continued indemnification of current directors and officers and the continuation of the current directors’ and officers’ liability insurance by maintaining in effect such directors’ and officers’ liability insurance for a period of six years from the Effective Time or obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”);

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the fact that the Sponsor, the Insiders and their respective affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Churchill’s behalf, such as identifying and investigating possible business targets and business combinations. As of the date of this proxy statement/prospectus, such reimbursement is estimated to be approximately $[•] in the aggregate. However, if Churchill fails to consummate an initial business combination by the end of the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, Churchill may not be able to reimburse these expenses if the Business Combination (or any other initial business combination) is not completed by end of the Completion Window;
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the fact that the Sponsor and the Insiders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor would lose its entire investment);

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the fact that the Sponsor (including its representatives and affiliates) and Churchill’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Churchill. Churchill’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Churchill, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Churchill’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Churchill, subject to applicable fiduciary duties under the General Corporation Law of the State of Delaware. Churchill’s certificate of incorporation provides that Churchill renounces any expectancy in any corporate opportunity offered to any director or officer of Churchill unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Churchill and such opportunity is one Churchill is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Churchill. Churchill is not aware of any such conflict or opportunity being presented to any founder, director or officer of Churchill nor does Churchill believe that the limitation of the application of the “corporate opportunity” doctrine in Churchill’s certificate of incorporation had any impact on its search for an initial business combination;

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the fact that the Sponsor agreed to purchase, cause the purchase of (through one or more of its affiliates or third parties designated by it) or raise, on the Closing Date, securities (equity, debt or otherwise) of the Post-Combination Company for an aggregate purchase price equal to the amount necessary to satisfy the Minimum Cash Condition as of the Closing Date in the Additional Subscription, provided, that (i) the Additional Subscription shall in all cases be a maximum of $50,000,000 in the aggregate; (ii) the rights and preferences of the securities purchased pursuant to the Additional Subscription, and the other terms of the Additional Subscription, shall be as mutually agreed by the Sponsor and the Post-Combination Company; and (iii) the obligation of Sponsor to consummate the Additional Subscription shall be subject to (x) the satisfaction of the Minimum Cash Condition as of the Closing Date (taking into account the Additional Subscription), (y) the substantially concurrent consummation of the Closing and (z) the Sponsor and the Post-Combination Company mutually agreeing on terms of the securities;

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the fact that the registration rights agreement of Churchill, dated February 11, 2021, will be amended and restated, and Churchill, the Sponsor and certain other parties (the “New Holders” and, together with the Sponsor, the “Registration Rights Holders”) will enter into the Registration Rights Agreement, which provides such Registration Rights Holders and their permitted transferees with registration rights in respect of certain Post-Combination Company Securities at the Closing;

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the fact that, pursuant to the Merger Agreement, the Post-Combination Company Board will include one director to be selected by Churchill in its absolute and sole discretion and one director to be mutually agreed between Churchill and PubCo;

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the fact that Churchill will reimburse the Sponsor for the fees and expenses it incurs in connection with an initial business combination;

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the fact that Archimedes Advisor Group LLC, which is an affiliate of Messrs. Michael Klein and Mark Klein, will enter into a consulting agreement with CorpAcq to act as its consultant for five years following the Closing, for a consulting fee equal to 1% of CorpAcq’s annual EBITDA, subject to a minimum fee of £1,000,000 per year;

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the fact that the Sponsor and Churchill’s officers and directors or their affiliates may, but are not obligated to, loan Churchill funds as may be required to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. If an initial business combination is consummated, Churchill would repay such loan amounts. If an initial business combination is not consummated, Churchill may not have the funds necessary to repay such loans;

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the fact that Churchill entered into an Administrative Services Agreement pursuant to which it will pay an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support services. Upon completion of an initial business combination, Churchill will cease paying these monthly fees. In the event the consummation of an initial business combination closes on or before August 17, 2024, an affiliate of the Sponsor will be paid up to a total of $1,800,000 ($50,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses;

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the fact that, in connection with Churchill’s two amendments to its certificate of incorporation extending the date by which Churchill must consummate an initial business combination, the Sponsor agreed to make deposits to the Trust Account in the amount of $1,000,000 per month and, in exchange, Churchill issued to Sponsor the Extension Promissory Note with a principal amount of up to $15,000,000; and

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the fact that Bonnie Jonas, a director of Churchill who was recused from consideration of the Business Combination, and her spouse have an interest in a fund that is invested indirectly in CorpAcq.

In the aggregate, the Sponsor and its affiliates have approximately $392,600,000 at risk that depends upon the completion of the Business Combination (or any other initial business combination). Specifically, $345,000,000 of such amount is the value of the Sponsor’s and its affiliates’ Founder Shares (assuming a value of $10.00 per share, the deemed value of the Post-Combination Company Ordinary A1 Shares in the Business Combination), $32,600,000 of such amount is the value of the Churchill Private Placement Warrants held by the Sponsor (based on the purchase price of $1.00 per Churchill Private Placement Warrant) and, $15,000,000 is the maximum amount of the Extension Promissory Note. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of the Business Combination (or any other initial business combination) that may not benefit the Churchill Public Stockholders. As such, the Sponsor may be incentivized to complete the Business Combination (or any other initial business combination) with a less favorable target company or on terms less favorable to Churchill Public Stockholders rather than liquidate.
In connection with the Extension Special Meeting, Churchill has amended the Churchill Charter to provide for the right of holders of Founder Shares to convert some or all of his, her or its Founder Shares into shares of Churchill Class A Common Stock on a one-to-one basis at any time at the election of the holder. The Sponsor has not currently elected to convert any of its Founder Shares into Churchill Class A Common Stock. However, the Sponsor may convert some or all of its Founder Shares into Churchill Class A Common Stock prior the consummation of the Business Combination, subject to any required consent from CorpAcq.
The personal and financial interests of Churchill’s officers and directors may have influenced their motivation in identifying and selecting CorpAcq and in completing the Business Combination with CorpAcq, and may influence their operation of the Post-Combination Company following the Closing. These risks may become more acute as the end of the Completion Window nears.
The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, in reaching the determination that the Business Combination, including the Merger, are advisable and fair to, and in the best interests of, Churchill and its stockholders, and in recommending to the Churchill stockholders that they vote “FOR” the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
The exercise of discretion by Churchill’s directors and officers in agreeing to changes or waivers in the terms of the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in Churchill’s best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Churchill to agree to amend the Merger Agreement, to consent to certain actions taken by the

CorpAcq Parties or to waive rights that Churchill is entitled to under the Merger Agreement. Such events could arise because of changes in the course of CorpAcq’s business, a request by the CorpAcq Parties to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on CorpAcq’s business and would entitle Churchill to terminate the Merger Agreement. In any of such circumstances, it would be at Churchill’s discretion, acting through the Churchill Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in “The Business Combination — Interests of Certain Persons in the Business Combination” may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Churchill and what he, she or they may believe is best for themselves in determining whether or not to take the requested action.
As of the date of this proxy statement/prospectus, Churchill does not believe there will be any material changes or waivers that Churchill’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Churchill will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Business Combination that would have a material impact on Churchill stockholders are required prior to the Stockholder Special Meeting.
Churchill Public Stockholders will experience dilution as a consequence of the issuance of Post-Combination Company securities as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Closing. Having a minority share position may reduce the influence that Churchill Public Stockholders have on the management of the Post-Combination Company.
The issuance of Post-Combination Company securities in the Business Combination will dilute the equity interests of Churchill stockholders and may adversely affect prevailing market prices for the Post-Combination Company Securities. Churchill Public Stockholders may experience dilution from several sources to varying degrees in connection with and after the Business Combination, including:
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the issuance of Post-Combination Company Securities as part of the Closing Seller Share Consideration and Earnout Shares in connection with the consummation of the Business Combination;

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the issuance of Post-Combination Company Securities as part of the Additional Subscription, if any;

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the exercise of Post-Combination Company Warrants or Post-Combination Company Class C Shares, as applicable;

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the issuance of Post-Combination Company Ordinary A1 Shares under the Omnibus Incentive Plan; and

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the issuance of Post-Combination Company Ordinary A1 Shares under the Non Employee Plan.

The issuance of Post-Combination Company Securities in connection with the Business Combination, including through any of the foregoing, could have the following effects for Churchill Public Stockholders who elect not to redeem their shares of Churchill Class A Common Stock:
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their proportionate ownership interest in the Post-Combination Company will decrease;

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the amount of cash available per share, including for payment of dividends in the future, may decrease;

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the relative voting strength of each previously outstanding share of Churchill Class A Common Stock will be diminished; or

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the market price of the Post-Combination Company Ordinary A1 Shares or Post-Combination Company Public Warrants or Post-Combination Company Class C-1 Shares, as applicable, may decline.

It is anticipated that, upon consummation of the Business Combination and assuming (1) the No Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:

(i)
Churchill Public Stockholders will have an economic interest of approximately 42.1% and a voting interest of approximately 37.1% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;

(ii)
The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 6.0% (or, when including the BermudaCo Series B-2 Shares, 11.9%) and voting interest of approximately 13.5% of the Post-Combination Company by virtue of its ownership of Founder Shares; and

(iii)
The CorpAcq Shareholders will have an economic interest of approximately 46.0% (or, including the Post-Combination Company Ordinary A2 Shares, 46.0%) and voting interest of approximately 49.4% of the Post- Combination Company.

It is anticipated that, upon consummation of the Business Combination and assuming (1) the $500 Million in Trust Redemption Scenario and (2) that the Post- Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:

(i)
Churchill Public Stockholders will have an economic interest of approximately 35.0% and a voting interest of approximately 30.5% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;

(ii)
The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 5.5% (or, including the BermudaCo Series B-2 Shares, 11.0%) and voting interest of approximately 12.7% of the Post-Combination Company by virtue of its ownership of Founder Shares; and

(iii)
The CorpAcq Shareholders will have an economic interest of approximately 54.0% (or, including the Post-Combination Company Ordinary A2 Shares, 54.0%) and voting ownership interest of approximately 56.8% of the Post-Combination Company.

It is anticipated that, upon consummation of the Business Combination and assuming (1) the Contractual Maximum Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:

(i)
Churchill Public Stockholders will have an economic interest of approximately 23.5% and a voting interest of approximately 20.3% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;

(ii)
The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 5.2% (or, including the BermudaCo Series B-2 Shares, 10.4%) and voting interest of approximately 12.2% of the Post-Combination Company by virtue of its ownership of Founder Shares; and

(iii)
The CorpAcq Shareholders will have an economic interest of approximately 65.4% (or, including the Post-Combination Company Ordinary A2 Shares, 66.1%) and voting ownership interest of approximately 67.5% of the Post-Combination Company.

The calculations in the paragraphs above reflect certain qualifications and assumptions. See “The Business Combination — Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”
If a Churchill Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Neither Churchill nor PubCo can predict the ultimate value of the Post-Combination Company Public Warrants or Post-Combination Company Class C-1 Shares following the Closing, but assuming that 100% of 57,064,261 Churchill’s Class A Common Stock were redeemed, the 27,600,000 retained outstanding Churchill Public Warrants (that are convertible into Post-Combination Company Public Warrants or Post-Combination Company Class C-1 Shares in connection with the Business

Combination) would have an aggregate value of $[•], based on a price per Churchill Public Warrant of $[•] on the record date. In addition, the price per share of Churchill Class A Common Stock closed at $[•] on the record date. If the shares of Churchill Class A Common Stock (or Post-Combination Company Ordinary A1 Shares) are trading above the exercise price of $11.50 per security, the Post-Combination Company Warrants or Post-Combination Company Class C Shares (as applicable) are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming stockholders that the Post-Combination Company Warrants or Post-Combination Company Class C Shares (as applicable) will be exercised, which would result in dilution to the non-redeeming stockholders. Moreover, the potential for the issue of additional Post-Combination Company Ordinary A1 Shares pursuant to exercise of the Post-Combination Company Class C Shares or Post-Combination Company Warrants could have an adverse effect on the market price of the Post-Combination Company Ordinary A1 Shares.
The Sponsor, Churchill and their respective directors or officers or affiliates may purchase shares from Churchill Public Stockholders, which could reduce the number of shares of Churchill Class A Common Stock that may be redeemed in connection with the Stockholder Special Meeting, which may reduce the public “float” of Churchill Class A Common Stock (or, following the Closing, the Post-Combination Company Ordinary A1 Shares).
At any time prior to the Stockholder Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Churchill or Churchill Class A Common Stock, the Sponsor, Churchill and their respective directors, officers or advisors or any of their respective affiliates may (although they are under no obligation to do so) purchase shares of Churchill Class A Common Stock from Churchill Public Stockholders in privately negotiated transactions or in the open market and separate from the redemption process in connection with the Stockholder Special Meeting (such open market purchases, “Open Market Purchases”). The Sponsor, Churchill and their respective directors, officers or advisors or any of their respective affiliates will only make Open Market Purchases to the extent the price per Churchill Class A Common Stock so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in this proxy statement/prospectus. In addition, the Sponsor, Churchill and their respective directors or officers and their affiliates will waive any redemption rights with respect to any shares of Churchill Class A Common Stock purchased in Open Market Purchases and will not vote any shares of Churchill Class A Common Stock purchased in Open Market Purchases in favor of the Business Combination Proposal.
As of the date of this proxy statement/prospectus, no such transactions have occurred nor are they planned to occur. However any such purchase arrangements might include, without limitation, that in the event shares are purchased in privately negotiated transactions from Churchill Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Similarly, the Sponsor, Churchill and their respective directors, officers or advisors or any of their respective affiliates may (although they are under no obligation to do so) enter into arrangements or contractual acknowledgements with Churchill stockholders, including to (i) confirm that such stockholder, although still the record holder of Churchill Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights or (ii) to protect such stockholders against potential loss in value of their shares, including the granting of put options and the transfer to such stockholders shares owned by the Sponsor for nominal value.
The purposes of such purchases and arrangements would be to reduce the number of shares of Churchill Class A Common Stock that may be redeemed in connection with the Stockholder Special Meeting, and increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met, and may, in the case of purchases, include a business decision to increase such purchaser’s ownership at an attractive price. If such purchases are made, the public “float” of Churchill Class A Common Stock (prior to Closing) or the Post-Combination Company Ordinary A1 Shares (following the Closing) and the number of beneficial holders of Post-Combination Company securities (prior to Closing) or the Post-Combination Company Ordinary A1 Shares may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Post-Combination Company securities on the Nasdaq Global Market or another national securities exchange or reducing the liquidity of the trading market for such securities.

The estimated net cash per share of Churchill Class A Common Stock that will be contributed to the combined company in the Business Combination is less than the redemption price.
The estimated price per share of Churchill Class A Common Stock is greater than the estimated net cash per share to be contributed to the combined company. Accordingly, Churchill Public Stockholders who do not exercise redemption rights will receive Post-Combination Company securities that may have a value less than the amount they would receive upon exercise of redemption rights. Further, the shares of most companies that have recently completed business combinations between a special purpose acquisition company and an operating company have traded at prices below $10.00 per share. Accordingly, Churchill Public Stockholders who do not exercise their redemption rights may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.
There can be no assurance that Churchill will be able to consummate the Business Combination or another initial business combination within the Completion Window, in which case Churchill will cease all operations except for the purpose of winding up and would redeem Churchill Class A Common Stock and liquidate, in which case Churchill Public Stockholders would only receive approximately $10.00 per share, or less than such amount in certain circumstances.
Pursuant to the Churchill Charter, Churchill must consummate the Business Combination or another initial business combination within the Completion Window. There can be no assurance that Churchill will be able to consummate the Business Combination or find a suitable target business and complete another initial business combination within such time period. Churchill’s ability to complete an initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the U.S. debt ceiling and budget deficit concerns have increased the possibility of credit-rating downgrades and economic slowdowns, or a recession in the United States. Financial markets also may be adversely affected by current or anticipated military conflict, including the ongoing war between Russia and Ukraine, terrorism, sanctions or other geopolitical events globally, which could cause or continue to cause, as applicable, market disruptions, including significant volatility in energy and other commodity prices, credit and capital markets, as well as supply chain interruptions, and adversely affect the global economy and financial markets leading to instability and lack of liquidity in capital markets. Any negative impact on the global economy, capital markets or other geopolitical conditions resulting from downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness, the war in Ukraine and subsequent actions could adversely affect Churchill’s search for an initial business combination and any target business with which Churchill may ultimately consummate an initial business combination.
If Churchill has not completed an initial business combination within the Completion Window, Churchill will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem shares of Churchill Class A Common Stock, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Churchill Class A Common Stock, which redemption will completely extinguish Churchill Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Churchill stockholders and the Churchill Board, dissolve and liquidate, subject in each case to Churchill’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, Churchill Public Stockholders would only receive approximately $10.00 per share (or less than $10.00 per share in certain circumstances where a third-party brings a claim against Churchill that the Sponsor is unable to indemnify (as described herein)), and the Churchill Warrants will expire worthless.
As of September 30, 2023, Churchill had approximately $2,051,985 of cash held outside the Trust Account to fund its working capital requirements. If permitted withdrawals and other sources of working capital are insufficient, it could limit the amount available for Churchill to complete an initial business combination. If Churchill is required to seek additional capital, Churchill would need to borrow funds from the Sponsor, Insiders, management team or other third parties to operate or may be forced to liquidate. Neither the Sponsor (except as contemplated by the Sponsor Agreement), Insiders, members of Churchill’s management team nor any of their respective affiliates is under any obligation or other duty to loan funds to Churchill in such circumstances. Any such loans would be repaid only from funds held outside the Trust Account or from funds released to Churchill upon completion of an initial business combination. If Churchill is unable to complete an initial business combination because of insufficient funds, Churchill will be forced to cease operations and liquidate the Trust Account. In such case, Churchill Public Stockholders would only receive approximately $10.00 per share (or less than $10.00 per share in certain circumstances where a third-party brings a claim against Churchill that the Sponsor is unable to indemnify (as described herein)), and the Churchill Warrants will expire worthless.
The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for Churchill’s unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a company in a SPAC business combination may be less effective than the book building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the merger agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.
Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as Churchill’s may be more volatile than other securities and may involve special risks.
Beginning in January 2022, there has been a precipitous drop in the market values of growth-oriented companies like Churchill. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, Churchill’s securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Account. If there are substantial redemptions, there will be a lower float of Churchill Class A Common Stock outstanding, which may cause further volatility in the price of Churchill’s securities and adversely impact the ability of the Post-Combination Company to secure financing following the Closing. Additionally, substantial redemptions could prevent satisfaction of the Minimum Cash Condition.
Securities of companies formed through special purpose acquisition company (“SPAC”) mergers such as the Merger may experience a material decline in price relative to the share price of the SPAC prior to the Merger.
As with most SPAC initial public offerings in recent years, Churchill issued shares for $10.00 per share upon the closing of its initial public offering in February 2021. As with other SPACs, the $10.00 per share price of Churchill reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the Closing. Following the Closing, the Post-Combination Company Ordinary A1 Shares will no longer have any such redemption right and will be solely dependent upon the fundamental value of the Post-Combination Company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.
The Closing is subject to a number of conditions, including regulatory approvals, and, if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be consummated.
The Closing is subject to a number of conditions which must be satisfied (or if legally permitted, waived), including the Minimum Cash Condition and the receipt of certain regulatory approvals or occurrence of certain regulatory actions. The Minimum Cash Condition requires that the Available Cash Amount minus Transaction Expenses (and disregarding any Delayed Financing Amount) is no less than $350,000,000. In particular, the Trust Account Balance as of February 9, 2024 was $605.2 million, as such, there can be no assurance that the Minimum Cash Condition will be satisfied, particularly in the event of substantial redemptions of shares of Churchill Class A Common Stock. See also “— Churchill and CorpAcq have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination are consummated, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Churchill if the Closing does not occur” for further information. In addition, the Closing is subject to the following regulatory approvals or actions: (i) the SEC’s review of this proxy statement/prospectus, (ii) the Financial Conduct Authority approval, (iii) confirmation shall have been received from the UK Takeover Panel that none of the transactions constituting the Business Combination will give rise to an obligation on any person to make a mandatory offer for the shares in PubCo under Rule 9 of the UK Takeover Code and (iv) the expiration or termination of any applicable waiting period (and any extension thereof, or any applicable timing agreements, understandings or commitments) under the HSR Act in connection with the Merger. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any regulatory approvals or actions will be obtained.
These conditions may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be consummated. The parties to the Merger Agreement may agree to waive, in whole or in part, one or more of the conditions to their obligations to consummate the Business Combination, to the extent permitted by each parties’ organizational documents and applicable laws. However, Churchill may not waive the condition that Churchill stockholders approve the Business Combination Proposal. In addition, because Churchill has only a limited time to complete an initial business combination, the failure to consummate the Business Combination within the requisite time period may require Churchill to liquidate. If Churchill liquidates, the Churchill Public Stockholders may only receive an amount per share based on the funds available in Trust Account. This would also cause Churchill Public Stockholders to lose any potential investment opportunity in CorpAcq and the chance of realizing future gains on the Churchill stockholders’ investment through any price appreciation in the Post‑Combination Company.
In addition, CorpAcq and Churchill can mutually decide to terminate the Merger Agreement at any time, before or after approval of the Business Combination Proposal, or CorpAcq or Churchill may elect to terminate the Merger Agreement in certain other circumstances. See “The Merger Agreement — Conditions to Closing” and “The Merger Agreement — Termination.”
Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the Closing.
Lawsuits may be filed against Churchill or its directors and officers in connection with the Business Combination. Defending such additional lawsuits could require Churchill to incur significant costs and draw the attention of Churchill’s management team away from the Business Combination. Stockholder lawsuits asserting class, derivative and/or individual claims for, among other things, violations of the federal securities laws and/or breaches of fiduciary duty are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources.
An adverse judgment could result in monetary damages, which could have a negative impact on Post-Combination Company’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting the completion of the Business Combination, that injunction may delay or prevent the Closing, or from occurring within the Completion Window, which may adversely affect Churchill’s and CorpAcq’s respective businesses, financial condition and results of operation. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination are consummated may adversely affect the Post-Combination Company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent Closing within the agreed upon timeframe.
Churchill and CorpAcq have incurred and expect to incur significant costs associated with the Business Combination. A high level of transaction expenses may reduce the likelihood the Minimum Cash Condition is satisfied. The incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Churchill (if the Closing does not occur) or by the Post-Combination Company (if the Closing does occur).
Churchill and CorpAcq expect to incur significant costs associated with the Business Combination. Pursuant to the Merger Agreement, Churchill and CorpAcq will each bear its own expenses incurred in connection with the Merger Agreement and the Business Combination if the Closing does not occur, including all fees of its legal counsel, financial advisers and accountants. As of the date of this proxy statement/prospectus, Churchill expects to incur approximately $[•] in expenses, even if the Closing does not occur. These expenses will reduce the amount of cash available to be used for other corporate purposes by Churchill if the Closing does not occur.
Pursuant to the Merger Agreement, if the Closing occurs, all Transaction Expenses shall be the responsibility of the Post-Combination Company. Transaction Expenses include, in addition to certain transaction expenses of CorpAcq and Churchill, as well as any excise taxes payable pursuant to Section 4501 of the Code due and payable by Churchill (or the CorpAcq pursuant to the terms of the Merger Agreement). Such Transaction Expenses shall be paid (or caused to be paid) by the Post-Combination Company at or promptly after Closing and, in the case of any excise taxes payable pursuant to Section 4501 of the U.S. Internal Revenue Code of 1986, as amended, the Post-Combination Company shall pay (or shall make available any cash otherwise required by Churchill to pay) any such excise taxes when due and payable pursuant to applicable law. These expenses will reduce the amount of cash available to be used for other corporate purposes by the Post-Combination Company if the Closing does not occur.
Further, the Closing is subject to the Minimum Cash Condition. The Minimum Cash Condition requires that the Available Cash Amount minus Transaction Expenses (and disregarding any Delayed Financing Amount) is no less than $350,000,000. Because the Minimum Cash Condition is determined net of Transaction Expenses, there can be no assurance that the Minimum Cash Condition will be satisfied, particularly in the event of substantial redemptions of shares of Churchill Class A Common Stock or substantial amounts of Transaction Expenses.
If third parties bring claims against Churchill, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Churchill Public Stockholders may be less than $10.00 per share.
Churchill’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although Churchill seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of Churchill Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Churchill’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, Churchill’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Churchill than any alternative.

Examples of possible instances where Churchill may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by Churchill management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Churchill management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such parties will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Churchill and will not seek recourse against the Trust Account for any reason. Upon redemption of Churchill Class A Common Stock, if Churchill is unable to complete an initial business combination within the Completion Window, or upon the exercise of a redemption right in connection with an initial business combination, Churchill will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per-share redemption amount received by Churchill Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will indemnify Churchill if and to the extent losses to which it may become subject as a result of any claims by a vendor (other than Churchill’s independent public accountants) for services rendered or products sold to it, or a prospective target business with which it has entered into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Churchill Class A Common Stock or (ii) the actual amount per Churchill Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Churchill Class A Common Stock is then held in the Trust Account due to reductions in the value of the trust assets less a price per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of amounts withdrawn to fund Churchill’s working capital requirements, subject to an annual limit of $1,000,000, and/or to pay Churchill’s taxes (“Permitted Withdrawals”). Such indemnification obligation (x) shall not apply to any claims by a third party (including CorpAcq) that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (y) shall not apply to any claims under Churchill’s indemnity of Citigroup Global Markets Inc. against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Churchill has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Churchill. Churchill has not asked the Sponsor to reserve for such indemnification obligations. Therefore, Churchill cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Churchill Class A Common Stock. In such event, Churchill may not be able to consummate the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Churchill Class A Common Stock. None of Churchill’s officers will indemnify Churchill for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Churchill’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Churchill Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Churchill Class A Common Stock or (ii) the actual amount per Churchill Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Churchill Class A Common Stock is then held in the Trust Account due to reductions in the value of the trust assets less Permitted Withdrawals, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Churchill’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Churchill currently expects that its independent directors would take legal action on Churchill’s behalf against the Sponsor to enforce its indemnification obligations to Churchill, it is possible that Churchill’s independent directors in exercising their business judgment may choose not to do so if, for example the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If Churchill’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Churchill Public Stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to Churchill Public Stockholders, Churchill files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against Churchill that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Churchill stockholders and the per-share amount that would otherwise be received by Churchill stockholders in connection with its liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to Churchill Public Stockholders, Churchill files a bankruptcy petition or an involuntary bankruptcy petition is filed against them that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Churchill’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Churchill stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Churchill stockholders in connection with its liquidation may be reduced.
Churchill stockholders will not have any rights or interests to funds in the Trust Account, except under certain limited circumstances. To liquidate its investment, therefore, a Churchill Public Stockholder may be forced to sell its Churchill Class A Common Stock or Churchill Warrants, potentially at a loss.
Churchill Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (1) the completion of an initial business combination, and then only in connection with those shares of Churchill Class A Common Stock that such Churchill stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any Churchill Class A Common Stock properly submitted in connection with a Churchill stockholder vote to amend the Churchill Charter to modify the substance or timing of Churchill’s obligation to provide for the redemption of Churchill Class A Common Stock in connection with an initial business combination or to redeem 100% of Churchill Class A Common Stock if Churchill does not complete an initial business combination within the Completion Window; and (3) the redemption of all of Churchill Class A Common Stock if Churchill is unable to complete an initial business combination within the Completion Window, subject to applicable law and as further described herein. In addition, if Churchill is unable to complete an initial business combination within the Completion Window for any reason, compliance with Delaware law may require that Churchill submits a plan of dissolution to the Churchill stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Churchill Public Stockholders may be forced to wait beyond the Completion Window before they receive funds from the Trust Account. In no other circumstances will a Churchill Public Stockholder have any right or interest of any kind in the Trust Account. Holders of Churchill Warrants will not have any right to the proceeds held in the Trust Account with respect to the Churchill Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Churchill Class A Common Stock or Churchill Public Warrants, potentially at a loss.
Churchill’s stockholders may be held liable for claims by third parties against Churchill to the extent of distributions received by them.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Churchill Public Stockholders upon the redemption of Churchill Class A Common Stock in the event Churchill does not complete an initial business combination within the Completion Window may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Churchill’s intention to redeem Churchill Class A Common Stock as soon as reasonably possible following the last day of the Completion Window in the event it does not complete an initial business combination and, therefore, Churchill does not intend to comply with the foregoing procedures.

Because Churchill will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Churchill to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the ten years following its dissolution. However, because Churchill is a blank check company, rather than an operating company, and its operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Churchill’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Churchill cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Churchill Public Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Churchill Public Stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to Churchill Public Stockholders upon the redemption of Churchill Class A Common Stock in the event Churchill does not complete an initial business combination within the Completion Window is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
The exercise price for Churchill Public Warrants and Post-Combination Company Class C-1 Shares is higher than in many similar blank check company offerings in the past, and, accordingly, the Churchill Public Warrants and Post-Combination Company Class C-1 Shares are more likely to expire worthless.
The exercise price of Churchill Public Warrants, as well as, in the event the Warrant Amendment Proposal is approved and a Valuation Report is delivered, the Post-Combination Company Class C-1 Shares into which they will convert in connection with the Business Combination, is higher than many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a public warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for Churchill Public Warrants is, and the exercise price for the Post-Combination Company Class C-1 Shares or Post-Combination Company Warrants (as applicable) will be, $11.50 per share. As a result, the Churchill Public Warrants and Post-Combination Company Class C-1 Shares or Post-Combination Company Warrants (as applicable) are less likely to ever be in the money and more likely to expire worthless.
The transfer of Post-Combination Company Ordinary Shares into the DTC or a depositary receipts system and (if Churchill Warrant holders fail to approve the Warrant Amendment Proposal) the issuance or transfer of Post-Combination Company Warrants or (if Churchill Warrant holders approve the Warrant Amendment Proposal) the transfer of Post-Combination Company Class C-1 Shares into the DTC or a depositary receipts system may, in each case, be subject to stamp duty or stamp duty reserve tax in the UK, which would result in additional expenses incurred in connection with the consummation of the Business Combination.
Stamp duty and/or SDRT is imposed in the UK on certain transfers of chargeable securities (which include securities in companies incorporated in the UK) at a rate of 0.5% of the consideration paid for the transfer (rounded up to the nearest £5 in the case of stamp duty). Special rules apply where shares or other securities are issued or transferred to, or to a nominee or agent for, a person whose business is or includes (i) providing clearance services, such as the DTC, including PubCo shares issued to the DTC following exercise of any Post-Combination Company Warrants, or (ii) issuing depositary receipts. In such circumstances, SDRT and/or stamp duty may be charged at a rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the shares, with subsequent transfers wholly within the clearance service or depositary receipts system, which take place in book entry form, then being free from SDRT and/or stamp duty provided that no written instrument of transfer is used to effect the transfer and any such clearance service has not made an election under Section 97A of the UK Finance Act 1986 when different rates apply.
His Majesty’s Revenue & Customs (“HMRC”) accept that, while the UK was part of the EU, this charge is in breach of EU law so far as it applies to new issues of shares or transfers that are an integral part of a capital raising, and, until the Retained EU Law (Revocation and Reform) Act 2023 was enacted, HMRC confirmed that they accept that the 1.5 per cent. charge remained disapplied in those circumstances following the end of the Brexit transition period.
As a result of the Retained EU Law (Revocation and Reform) Act 2023, the 1.5% charge has been “re-applied” from l January 2024. However, the UK government announced that it intends to introduce legislation in the Finance Bill 2023 – 2024 to remove the 1.5% charge on (i) the issue of shares and other securities into clearance services such as the DTC or into a depositary receipts system; and (ii) transfers of shares and other securities into clearance services such as the DTC or into a depositary receipts system that are made in the course of capital-raising arrangements, in each case with effect from l January 2024. As such, once enacted, new issues of shares and other securities into the DTC or transfers of shares and other securities into the DTC or depositary receipts system that are made in the course of capital-raising arrangements should not trigger a 1.5% charge. In addition, to the extent that shares or securities are not capable of being issued directly to the DTC on their issue due to prohibitions applying to them in the course of the capital-raising arrangements, and they are not otherwise issued into a depositary receipts system, a 1.5% charge on their subsequent transfer to the DTC should not arise provided that such transfer is made as soon as reasonably practicable after the prohibition ceases to have effect.
The Finance Bill 2023 – 2024 has not yet been enacted. However, the Autumn Statement resolutions of the House of Commons on 27 November 2023 (“Resolutions”), which set out the legislative drafting to be included in the Finance Bill 2023 – 2024, currently have statutory effect under the provisions of the Provisional Collection of Taxes Act 1967.
As such, the issue of PubCo shares into the DTC or into a depositary receipts system on or after 1 January 2024 should not trigger the 1.5% charge. In addition, to the extent that the transfer of PubCo shares into the DTC or a depositary receipts system on or after 1 January 2024 is treated as made in the course of an exempt capital-rasing arrangement, such transfers should also not trigger the 1.5% charge.
There is a risk that the Resolutions could cease to have statutory effect where the UK parliament is dissolved to allow for an early general election in the UK. However, recent statements from the UK government suggest that the likelihood of a general election occurring prior to the Finance Bill 2023 – 2024 being enacted is very low.
Any liability for SDRT or stamp duty in relation to an issue or transfer of PubCo shares into a clearance service such as the DTC or into a depositary receipts system which does arise will strictly be accountable by the clearance service or its nominee or the depositary receipts system or its nominee, but in practice will be payable by the transferor or the relevant participant in the clearance service or depositary receipts system, to the extent permitted by applicable law.
No stamp duty or SDRT should arise on any subsequent transfer of PubCo shares between a depositary receipts system and a clearance service such as the DTC.
UK stamp duty may, in principle, be payable on any instrument issuing, granting or transferring Post-Combination Company Warrants. Stamp duty would be chargeable at the rate of 0.5% on the amount or value of the consideration paid for the issue, grant or transfer and rounded up to the nearest £5. There is a risk that a stamp duty charge arises on the grant of any Post-Combination Company Warrants, although HMRC may accept that no stamp duty should arise on the basis that the exercise of any Post-Combination Company Warrants would be satisfied by the issue of newly issued shares (rather than the transfer of existing shares).
Special rules apply where Post-Combination Company Warrants are issued or transferred to, or to a nominee or agent for a person whose business is or includes (i) providing clearance services, such as the DTC, or (ii) issuing depositary receipts. In such circumstances, SDRT and/or stamp duty may be charged at a rate of 1.5% on the market value of the Post-Combination Company Warrants with subsequent transfers wholly within the clearance service or depositary receipts system, which take place in book entry form, then being free from SDRT and/or stamp duty provided that no written instrument of transfer is used to effect the transfer and such clearance service has not made an election under Section 97A of the UK Finance Act 1986 when different rates apply. Following the Finance Bill 2023 – 2024 legislation, there should not be any 1.5% SDRT on the issuance of Post-Completion Warrants. However, the SDRT and stamp duty position in relation to the transfer of any Post-Combination Company Warrants to, or to a nominee or agent for a person whose business is or includes (i) providing clearance services, such as the DTC, or (ii) issuing depositary receipts, is unclear, specifically as regards whether the transfer of any Post-Combination Company Warrants into the DTC or a depositary receipts system constitutes an exempt capital-raising arrangement.
Any liability for UK stamp duty or SDRT in relation to an issue, grant, transfer or exercise of Post-Combination Company Warrants which does arise will generally be payable by Churchill pursuant to the terms of the Warrant Amendment Agreement, to the extent permitted by applicable law.
No stamp duty or SDRT should arise on any transfer of Post-Combination Company Warrants between a depositary receipts system and a clearance service such as the DTC.
If the Back to Back Share Issuance Agreement constitutes a derivative contract within the United Kingdom tax regime, tax charges may arise.
The Back to Back Share Issuance Agreement may constitute a derivative contract within the United Kingdom derivative contracts tax regime particularly in circumstances where the consideration received by PubCo pursuant to that agreement is itself a derivative contract (see further below). However, that derivative contracts regime may not apply to the extent Sponsor acquires a substantial shareholding in PubCo pursuant to the arrangement and certain other conditions are satisfied. Broadly, for these purposes, a company (A) has a substantial shareholding in another company (B) if A (i) holds at least 10% B’s ordinary share capital, (ii) is beneficially entitled to at least 10% of B’s profits available for distribution, and (iii) would be beneficially entitled to at least 10% of B’s assets on a winding up. In circumstances where the derivative contracts tax regime applies, tax charges may arise in BermudaCo and/or PubCo in this regard. Any tax charges for BermudaCo and/or PubCo will generally be derived from, and follow, their accounting treatment. In certain circumstances, it may be possible to reduce or eliminate any such tax charges (or the taxable profits related thereto), including by way of UK corporation tax group relief.
Further, in circumstances where the consideration for the issue of shares by PubCo pursuant to the Back to Back Share Issuance Agreement takes the form of a convertible loan note, any such loan note may itself arise in BermudaCo and/or PubCo in this regard. Any tax charges for BermudaCo and/or PubCo will generally be derived from, and follow, their accounting treatment. In certain circumstances, it may be possible to reduce or eliminate any such tax charges (or the taxable profits related thereto), including by way of UK corporation tax group relief. Furthermore, the UK’s loan relationship tax regime may also apply to any such note. Where this is the case, however, on any subsequent conversion or release, one or more exclusions from the obligation to bring credits into account in respect of such transactions may be available.
If Churchill Warrant holders fail to approve the Warrant Amendment Proposal, Churchill and PubCo may be subject to additional expenses incurred in connection with the consummation of the Business Combination.
Churchill is seeking the vote of holders of Churchill Public Warrants to approve the Class C Warrant Amendment, which will amend the Existing Warrant Agreement to provide that, at the Effective Time, each Churchill Public Warrant will convert into one Post-Combination Company Class C-1 Share and each Churchill Private Placement Warrant will convert into one Post-Combination Company Class C-2 Share. Pursuant to the Existing Warrant Agreement, the adoption of the Class C Warrant Amendment requires (i) the consent of 50% of the Churchill Public Warrants issued and outstanding as of the record date, as contemplated by the Warrant Amendment Proposal and (ii) the consent of 50% of Churchill Private Placement Warrants issued and outstanding as of the record date. The adoption of the Class C Warrant Amendment is conditioned upon the approval of the Business Combination Proposal. In the event that Churchill Warrant holders fail to approve the Class C Warrant Amendment, PubCo may be subject to additional expenses. In particular, if the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, then each Churchill Public Warrant and each Churchill Private Placement Warrant will convert into the right to receive one Post-Combination Company Public Warrant and one Post-Combination Company Private Placement Warrant, respectively.
The Post-Combination Company Private Placement Warrants may constitute a derivative contract within the scope of the UK’s derivative contracts tax regime, which could give rise to tax charges for PubCo. To the extent that the grant of the Post-Combination Company Private Placement Warrants falls within the UK’s derivative contracts tax regime, any tax charges for PubCo will generally be derived from, and follow, their accounting treatment.
As regards any Post-Combination Company Public Warrants, and any Post-Combination Company Private Placement Warrants that do not fall within the scope of the UK’s derivative contracts tax regime, the grant of any such warrants may be regarded as a taxable disposal of such an asset by Post-Combination Company for UK corporation tax purposes. The value of the consideration received by the Post-Combination Company in respect of the grant of the Post-Combination Company Warrants (being the issue of a certain number of shares of Churchill Class A Common Stock to be agreed by the Post-Combination Company and Churchill) should be equal to the market value of such shares of Churchill Class A Common Stock at the time that they are issued to the Post-Combination Company as consideration for the grant of the Post-Combination Company Warrants. There is a risk that the value of the consideration received (or deemed to be received) by the Post-Combination Company in respect of the grant of the Post-Combination Company Warrants for these purposes may be treated as equal to the market value of the Post-Combination Company Warrants as at the time that they are issued in circumstances where the grant of any such warrants is not considered to be on arms’ length terms. If any of the Post-Combination Company Warrants are subsequently exercised according to their terms in exchange for the grant of Post-Combination Company Ordinary A1 Shares, the grant and exercise of the Post-Combination Company Warrants are treated as a single transaction and it is expected that a proportion of any UK corporation tax charge (corresponding to the proportion that the number of the Post-Combination Company Warrants that are so exercised bears to the total number of such Post-Combination Company Warrants issued) should be set-off or refunded to Post-Combination Company.
Churchill may amend the terms of the Churchill Public Warrants in a manner that may be adverse to holders only with the approval by the holders of at least 50% of the then-outstanding Churchill Public Warrants. As a result, the exercise price of a holder’s Churchill Public Warrants could be increased, the exercise period could be shortened and the number of shares of Churchill Class A Common Stock purchasable upon exercise of a Churchill Public Warrant could be decreased, all without the approval of that warrant holder.
The Churchill Public Warrants were issued in registered form under the Existing Warrant Agreement. The Existing Warrant Agreement provides that the terms of the Churchill Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Churchill Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, Churchill may amend the terms of the Churchill Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Churchill Public Warrants approve of such amendment. Although Churchill’s ability to amend the terms of the Churchill Public Warrants with the consent of at least 50% of the then-outstanding Churchill Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Churchill Public Warrants, shorten the exercise period or decrease the number of shares of Churchill Class A Common Stock purchasable upon exercise of a Churchill Public Warrant.
Following the Closing, the Post-Combination Company will be under analogous obligations with respect to Post-Combination Company Class C Shares (under the Post-Combination Articles) and, in the event that either the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, Post-Combination Company Warrants (under the Existing Warrant Agreement, as proposed to be amended by the Warrant Amendment Agreement). However, in accordance with the Companies Act and the Post-Combination Articles, any amendment to the relevant provisions in the Post-Combination Articles that would vary or abrogate any rights attaching to the Post-Combination Company Class C Shares would require (i) a special resolution to amend or otherwise restate the Post-Combination Articles (requiring approval by at least 75% of the total voting rights cast by members entitled to vote at a meeting of members of the Post-Combination Company) or (ii) written consent by holders of not less than three-quarters in nominal value of the then-outstanding Post-Combination Company Class C Shares or a special resolution passed at a separate general meeting of the holders of the Post-Combination Company Class C Shares sanctioning such amendment.

The Nasdaq Global Market may not continue to list Churchill securities, which could limit investors’ ability to transact in Churchill securities and subject Churchill to additional trading restrictions.
Shares of Churchill Class A Common Stock are currently listed on the Nasdaq Global Market. There is a risk that trading in Churchill’s securities may be suspended and Churchill may be subject to delisting by Nasdaq Global Market. There is a risk that trading in Churchill’s securities may be suspended and Churchill may be subject to delisting by the Nasdaq Global Market. In order to continue listing Churchill’s securities on the Nasdaq Global Market prior to the Business Combination, Churchill must maintain certain financial, distribution and stock price levels. In general, Churchill must maintain a minimum number of holders of Churchill’s securities and certain financial, distribution and stock price levels. Additionally, Churchill will be required to demonstrate compliance with the Nasdaq Global Market’s continued listing requirements, in order to maintain the listing of such securities on the Nasdaq Global Market. Churchill cannot assure you that it will be able to meet those continued listing requirements at that time.
Nasdaq rule IM-5101-2 requires that a special purpose acquisition company such as Churchill must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement, or such shorter period that the company specifies in its registration statement, being February 11, 2024 (the “Nasdaq Deadline”). The Business Combination was not consummated by the Nasdaq Deadline. As such, Churchill’s listed securities will likely be subject to suspension and delisting from the Nasdaq Global Market due to Churchill’s non-compliance with such requirement. Churchill has not completed the Business Combination (or any other initial business combination) on or before the Nasdaq Deadline. As such, the Nasdaq Global Market may not continue to list Churchill securities, which could limit investors’ ability to transact in Churchill securities and subject Churchill to additional trading restrictions, further outlined below.
Given the above, Churchill anticipates that trading in Churchill’s securities may be suspended from Nasdaq Global Market and that Churchill may be subject to delisting by the Nasdaq Global Market. Churchill cannot assure you that the Churchill securities will continue to be listed on the Nasdaq Global Market, including prior to the Business Combination.
If the Nasdaq Global Market delists any of Churchill’s securities from trading on its exchange, including as a result of the failure to complete an initial business combination prior to the Nasdaq Deadline, and Churchill is unable to list such securities on another national securities exchange, Churchill will likely lose any active trading market for Churchill’s securities, as Churchill’s securities may then only be traded on one of the over-the-counter markets, if at all. If this were to occur, Churchill could face significant material adverse consequences, including:
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a limited availability of market quotations for Churchill’s securities;

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reduced liquidity for Churchill’s securities;

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a determination that the Churchill Class A Common Stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Churchill’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Churchill’s Class A Common Stock are listed on the Nasdaq Global Market, Churchill’s Class A Common Stock qualify as covered securities under such statute. Although the states are preempted from regulating the sale of Churchill’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Churchill is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Churchill is no longer listed on the Nasdaq Global Market, Churchill’s securities would not qualify as covered securities under such statute and Churchill would be subject to regulation in each state in which Churchill offers its securities.
In addition, there can be no assurance that the Post-Combination Company will be able to comply with the listing standards of the Nasdaq Global Market following the Closing. The Post-Combination Company’s eligibility for listing may depend on, among other things, the number of shares of Churchill Class A Common Stock that are redeemed in connection with the Stockholder Special Meeting. See “— Risks Related to the Post-Combination Company Securities.”
Churchill has no operating or financial history and its results of operations and those of the Post-Combination Company may differ significantly from the unaudited pro forma financial information included in this proxy statement/prospectus.
Churchill is a blank check company with no operating history or results and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, Churchill will be unable to continue as a going concern if it does not consummate an initial business combination within the Completion Window and will be forced to cease operations and liquidate the Trust Account. In such case, Churchill’s Public Stockholders would only receive approximately $10.00 per share, or less in certain circumstances. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Post-Combination Company. The unaudited pro forma condensed combined statement of loss of the Post-Combination Company combines the historical audited results of operations of Churchill and CorpAcq.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated within the Completion Window, or the future consolidated results of operations or financial position of the Post-Combination Company. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Accordingly, the Post-Combination Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect Churchill’s business, including its ability to negotiate and consummate the Business Combination, investments and results of operations.
Churchill is subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq Global Market. In particular, Churchill is required to comply with certain SEC, the Nasdaq Global Market and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Churchill’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on Churchill’s business, including its ability to consummate the Business Combination, investments and results of operations.
On January 24, 2024, the SEC adopted final rules (the “2024 SPAC Rules”) relating to, among other items, enhancing disclosures in initial business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; enhancing disclosure requirements related to projections, including requiring disclosure of all material bases of the projections and all material assumptions underlying the projections; increasing the potential liability of certain participants in proposed initial business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act. The 2024 SPAC Rules will become effective no sooner than 125 days after publication in the Federal Register. In the event the Business Combination has not been consummated by the time the 2024 SPAC Rules become effective, such rules may materially adversely affect Churchill’s ability to consummate the Business Combination and may increase the costs and time related thereto.
See also “— Churchill may be subject to a new 1% U.S. federal excise tax in connection with redemptions of Churchill’s Class A Common Stock” and “— If Churchill is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and Churchill’s activities may be restricted, which may make it difficult for Churchill to complete the Business Combination.”
Churchill and CorpAcq will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the consummation of the Business Combination on employees and third parties may have an adverse effect on CorpAcq and consequently on Churchill. These uncertainties may impair Churchill’s or CorpAcq’s ability to attract, retain and motivate key personnel and could cause third parties that deal with Churchill, CorpAcq or their respective subsidiaries to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, Churchill’s or CorpAcq’s business following the Business Combination could be negatively impacted.
During the interim period, Churchill is prohibited from entering into certain transactions that might otherwise be beneficial to it or its respective stockholders. Until the earlier of the Closing or termination of the Merger Agreement, Churchill is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or acquire (by purchasing the assets of or by any other manner) any entity other than CorpAcq. See “The Merger Agreement — Covenants of the Parties.” The limitations on Churchill’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.
The Opinion received by the Churchill Board from Duff & Phelps prior to execution of the Merger Agreement does not reflect changes in circumstances subsequent to the date of the opinion.
Duff & Phelps delivered to the Churchill Board its Opinion, dated as of August 1, 2023, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the aggregate consideration to be received by holders of Churchill Class A Common Stock in the Merger is fair from a financial point of view to such holders of Churchill Class A Common Stock (taking into account the Business Combination but without giving effect to any impact of the Merger on any particular stockholder other than in its capacity as a stockholder). The Opinion speaks only as of the date of such Opinion. The Opinion does not reflect changes that may occur or may have occurred after the date of the Opinion, including changes to the operations and prospects of CorpAcq, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of CorpAcq.
Churchill identified a material weakness in its internal control over financial reporting. If Churchill identifies additional material weaknesses in the future or otherwise is unable to maintain an effective system of internal control over financial reporting, Churchill may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect the business and the trading price of the Post-Combination Company Ordinary A1 Shares.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Churchill’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Effective internal controls are necessary for Churchill to provide reliable financial reports and prevent fraud.
In connection with the restatement of Churchill’s previously issued audited balance sheet as of February 17, 2021 and Churchill’s financial statements for the quarters ended March 31, 2021 and June 30, 2021, Churchill previously identified a material weakness in its internal control over financial reporting, solely related to its accounting for complex financial instruments, as of December 31, 2021.

While Churchill’s previous material weakness has been remediated, if Churchill identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Churchill may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and Churchill’s stock price may decline as a result. Churchill cannot assure investors that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.
Past performance by Michael Klein and other members of Churchill’s management team or its strategic and operating partners may not be indicative of future performance of the Post-Combination Company.
Information regarding performance by, or businesses associated with, Michael Klein and other members of Churchill’s management team or Churchill’s strategic and operating partners is presented for informational purposes only. Any past experience or performance, including related to business combinations, of Michael Klein and other members of Churchill’s management team or Churchill’s strategic and operating partners is not a guarantee either: (1) that Churchill has successfully identified a suitable candidate for the initial business combination; or (2) of any results with respect to the initial business combination, including the Business Combination. You should not rely on the historical record and performance of Michael Klein and other members of Churchill’s management team or Churchill’s strategic and operating partners as indicative of the future performance of the Post-Combination Company or that the returns Post-Combination Company will, or are likely to, generate going forward.
The Waiving Underwriters were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with the Churchill IPO, yet each of the Waiving Underwriters waived its entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus.
Pursuant to the Underwriting Agreement, each of BofA and Goldman Sachs were entitled to $7,184,625 in deferred underwriting fees, and J.P. Morgan was entitled to $15,999,375 in deferred underwriting fees as consideration for services rendered to Churchill in connection with the Churchill IPO, which were to become payable upon consummation of the Business Combination. On November 1, 2023, November 6, 2023, and November 7, 2023, each of BofA, Goldman Sachs and J.P. Morgan, respectively, formally notified Churchill in writing that it waived its entitlement to the payment of any deferred underwriting fees in connection with the Business Combination. Each of the Waiving Underwriters also disclaimed any responsibility for this proxy statement/prospectus.
Following the Churchill IPO, neither Churchill nor CorpAcq have formally engaged the Waiving Underwriters to serve as an advisor in any capacity relating to an initial business combination. Although the Waiving Underwriters provided assistance in identifying, and obtaining information to evaluate, potential targets for an initial business combination, primarily during the period following the Churchill IPO 2021 and the first half of 2022, none of the Waiving Underwriters assisted in identifying or evaluating CorpAcq or the Business Combination. Except for the disclosure regarding the waiver of its deferred underwriting fees in connection with the Business Combination and the Waiving Underwriters’ respective notifications to Churchill that it would not act in any capacity in connection with the Business Combination, as applicable, none of the Waiving Underwriters were involved in the preparation of any disclosure that is included in this proxy statement/prospectus, including any analysis underlying such disclosure. None of the Waiving Underwriters have had any role in the Business Combination and each has affirmatively refused to act in, any office, capacity and/or relationship and disclaimed any responsibility for any portion of the registration statement of which this proxy statement/prospectus forms a part and any other registration statement to be filed by the parties or any of their respective affiliates in connection with the Business Combination. However, the deferred underwriting fees would have been paid (but for the waivers) in consideration of services rendered in connection with the Churchill IPO, and such services have already been rendered. The Waiving Underwriters received no additional consideration for the waiver of their entitlement to the deferred underwriting fees.
You should be aware that some investors may find the proposed Business Combination less attractive as a result of the receipt of waivers of the deferred underwriting fee. This may make it more difficult for

Churchill to complete the Business Combination. Additionally, none of the Waiving Underwriters have had any further communication with Churchill since its delivery of its respective waiver and has not otherwise confirmed whether it agrees with the disclosure made in this proxy statement/prospectus relating to its resignation and/or refusal to act in the Business Combination, as applicable. Therefore, there can be no assurances that the Waiving Underwriters agree with such disclosure, and no inference can be drawn to this effect.
If Churchill is deemed to be an investment company under the Investment Company Act, Churchill may be required to institute burdensome compliance requirements and Churchill’s activities may be restricted, which may make it difficult for Churchill to complete the Business Combination.
If Churchill is deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), Churchill’s activities may be restricted, including, without limitation, restrictions on the nature of Churchill’s investments, restrictions on the issuance of securities, and restrictions on the enforceability of agreements entered into by Churchill, each of which may make it difficult for Churchill to consummate the Business Combination. In addition, Churchill may have imposed upon Churchill burdensome requirements, including, without limitation, registration as an investment company with the SEC (which may be impractical and would require significant changes in, among other things, Churchill’s capital structure); adoption of a specific form of corporate structure; and reporting, record keeping, voting, proxy and disclosure requirements and compliance with other rules and regulations that Churchill is currently not subject to.
In order not to be regulated as an investment company under the Investment Company Act, unless Churchill can qualify for an exclusion, Churchill must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that Churchill’s activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of Churchill’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Churchill’s business is to identify and complete an initial business combination and thereafter to operate the post-transaction business or assets for the long term. Churchill does not plan to buy businesses or assets with a view to resale or profit from their resale. Churchill does not plan to buy unrelated businesses or assets or to be a passive investor.
It is possible that a claim could be made that Churchill has been operating as an unregistered investment company. If Churchill were deemed to be an investment company for purposes of the Investment Company Act, Churchill might be forced to abandon Churchill’s efforts to complete an initial business combination and instead be required to liquidate Churchill. If Churchill is required to be liquidated, Churchill’s investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of Churchill’s Class A Common Stock following such a transaction.
Churchill does not believe that its principal activities currently subject Churchill to the Investment Company Act. To this end, from the time beginning with the consummation of the Churchill IPO, the proceeds held in the Trust Account have been invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less, in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations or cash. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by subsequently holding all funds in the Trust Account in cash, which may include demand deposit accounts (as described in the following paragraph), and by having a business plan targeted at acquiring and growing businesses for the long-term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), Churchill does not believe it is an “investment company” within the meaning of the Investment Company Act.
The Churchill IPO was not intended for persons seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of Churchill’s primary business objective, which is an initial business combination; (ii) the redemption of any Churchill Class A Common Stock properly submitted in connection with a stockholder vote to amend the Churchill Charter to modify the substance or timing of Churchill’s obligation to provide for the redemption of Churchill’s Class A Common Stock in connection with an initial business combination or to redeem 100% of Churchill’s Class A Common Stock if Churchill does not consummate the Business Combination within the Completion Window; and (iii) absent an initial business combination, Churchill’s return of the funds held in the Trust Account to Churchill Public Stockholders as part of Churchill’s redemption of the Churchill Class A Common Stock. Because Churchill has invested only in permitted instruments, Churchill believes it is not an investment company. If Churchill were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which Churchill has not allotted funds and may hinder Churchill’s ability to consummate an initial business combination. If Churchill is unable to complete an initial business combination within the Completion Window, Churchill Public Stockholders may receive only approximately $10.00 per share on the liquidation of Trust Account. In certain circumstances, Churchill Public Stockholders may receive less than $10.00 per share on the redemption of their shares if Churchill are unable to complete the Business Combination within the Completion Window.
To mitigate the risk of Churchill being viewed as operating an unregistered investment company (including pursuant to the subjective test of Section 3(a)(1)(A) of the Investment Company Act), all funds in the Trust Account are held and will be held in cash (which may include demand deposit accounts) until the earlier of consummation of the Business Combination or liquidation. Furthermore, such cash (which may include demand deposit accounts) is held in bank accounts, which exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”). While Churchill has only placed the Trust Account deposits with JPMorgan Chase Bank N.A., only a small portion of the funds in the Trust Account will be guaranteed by the FDIC.
Churchill may be subject to a new 1% U.S. federal excise tax in connection with redemptions of Churchill’s Class A Common Stock.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is 1% of the fair market value of any shares repurchased by the repurchasing corporation during a taxable year, which may be potentially netted by the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. In addition, a number of exceptions apply to this excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, this excise tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax.
Because any such excise tax would be payable by Churchill and not by the redeeming holder, it could cause a reduction in the value of Churchill’s Class A Common Stock or cash available for distribution in a subsequent liquidation. Whether and to what extent Churchill would be subject to the excise tax in connection with an initial business combination will depend on a number of factors, including (i) the structure of the initial business combination, (ii) the fair market value of the redemptions and repurchases in connection with the initial business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the initial business combination (or any other equity issuances within the same taxable year of the initial business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. However, to mitigate this uncertainty, any funds held in the Trust Account prior to the termination of such account, including any interest thereon, will not be used to pay for any excise tax liabilities with respect to any redemptions of the Churchill Class A Common Stock, prior to or in connection with an extension of the Completion Window, an initial business combination or Churchill’s liquidation.

Risks Related to the Redemption
You must tender your shares of Churchill’s Class A Common Stock in order to validly exercise your redemption rights.
In connection with tendering your shares for redemption, you must elect either to physically tender your Churchill Class A Common Stock certificates to the Transfer Agent or to deliver your shares of Churchill Class A Common Stock to the Transfer Agent electronically using The Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) System, which election would likely be determined based on the manner in which you hold your shares of Churchill Class A Common Stock, in each case, by two business days prior to the Stockholder Special Meeting. The requirement for physical or electronic delivery by two business days prior to the Stockholder Special Meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination Proposal is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.
The Churchill Charter does not provide a specified maximum redemption threshold, except that Churchill will not redeem Churchill Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Merger Agreement provides that Churchill’s and CorpAcq’s respective obligations to Closing are conditioned on Churchill having at least $5,000,001 of net tangible assets remaining after the Churchill Stockholder Redemptions. As a result, Churchill may be able to consummate the Business Combination even though a substantial portion of Churchill Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, except for the Additional Subscription (if any), no agreements with respect to the private purchase of public shares by Churchill or the persons described above have been entered into with any such investor or holder. Churchill will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other Proposals (as described in this proxy statement/prospectus) at the Stockholder Special Meeting. For more information regarding the Additional Subscription, please see the section titled “— Certain Relationships and Related Person Transactions — Sponsor Agreement.”
In the event that the aggregate cash amounts that Churchill would be required to pay for all shares of Churchill Class A Common Stock that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Merger Agreement, exceeds the aggregate amount of cash available to Churchill, Churchill may not consummate the Business Combination or redeem any shares, and all shares of Churchill Class A Common Stock submitted for redemption will be returned to the holders thereof.
Churchill’s Public Stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
Each Churchill Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Churchill Class A Common Stock sold in the Churchill IPO unless such stockholder first obtains Churchill’s prior consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Churchill will require each Churchill Public Stockholder seeking to exercise redemption rights to certify to Churchill whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Churchill at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Churchill makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Churchill’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Churchill if you sell such excess shares in open market transactions.
Additionally, you will not receive redemption distributions with respect to such excess shares if Churchill consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the Churchill IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Churchill cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of shares of Churchill Class A Common Stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge Churchill’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, the ability of Churchill’s stockholders to vote all of their shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
Churchill can give no assurance as to the price at which a stockholder may be able to sell its Churchill Class A Common Stock in the future following the completion of the Business Combination.
Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Churchill’s share price, and may result in a lower value realized now than a stockholder of Churchill might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Post-Combination Company Ordinary A1 Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Stockholders of Churchill who wish to redeem their shares of Churchill Class A Common Stock for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares Churchill Class A Common Stock for a pro rata portion of the funds held in the Trust Account.
Stockholders electing to redeem their shares of Churchill Class A Common Stock will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated Closing. Please see the section titled “— Stockholder Special Meeting of Churchill Stockholders — Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.
If, despite Churchill’s compliance with the proxy rules, a stockholder fails to receive Churchill proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of Churchill Class A Common Stock. In addition, the proxy materials that Churchill is furnishing to holders of shares of Churchill Class A Common Stock in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem public shares of Churchill Class A Common Stock. In the event that a stockholder fails to comply with these procedures, its shares of Churchill Class A Common Stock may not be redeemed.

SPECIAL MEETING OF CHURCHILL STOCKHOLDERS
This proxy statement/prospectus is being provided to Churchill stockholders as part of a solicitation of proxies by the Churchill Board for use at the Stockholder Special Meeting to be held on [•], 2024, and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Stockholder Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
This proxy statement/prospectus is being first mailed on or about [•] 2024, to all stockholders of record of Churchill as of [•], 2024, the record date for the Stockholder Special Meeting. Stockholders of record who owned shares of Churchill Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Stockholder Special Meeting. On the record date, there were [•] shares of Churchill Common Stock outstanding.
At a separate special meeting of Churchill’s stockholders (the “Extension Special Meeting”) held on February 8, 2024, Churchill stockholders approved an amendment to the Churchill Charter to extend the date by which Churchill must consummate an initial business combination from February 17, 2024 to August 17, 2024 (or such earlier date as determined by the Churchill Board) (such amendment, the “Extension”). The purpose of the Extension is to allow Churchill additional time to complete the transactions contemplated by the Merger Agreement, the Sponsor Agreement and the other transaction agreements. In connection with the Extension Special Meeting, Churchill stockholders approved an amendment to the Churchill Charter to provide for the right of holders of Founder Shares to convert some or all of his, her or its Founder Shares into shares of Churchill Class A Common Stock on a one-to-one basis at any time at the election of the holder.
The amendment to the Churchill Charter providing for such amendments was filed with the Secretary of State of Delaware on February 9, 2024. As a result, the date by which Churchill must consummate an initial business combination was extended to August 17, 2024 (or such earlier date as determined by the Churchill Board). The Sponsor has not currently elected to convert any of its Founder Shares into Churchill Class A Common Stock. However, the Sponsor has informed Churchill that it may convert some or all of its Founder Shares into Churchill Class A Common Stock prior to the consummation of the Business Combination, subject to any required consent from CorpAcq.
Date, Time and Place
The Stockholder Special Meeting will be held on [•], 2024, at 10:00 am EST. It will be conducted via live webcast at the following address www.cstproxy.com/churchillcapitalvii/sm2024, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Stockholder Special Meeting by means of remote communication. Please have your Control Number, which can be found on your Churchill stockholder proxy card, to join the Stockholder Special Meeting. If you do not have a control number, please contact Continental Stock Transfer & Trust Company, the Transfer Agent.
Proposals at the Stockholder Special Meeting
At the Stockholder Special Meeting, Churchill stockholders will vote on the following proposals:
Business Combination Proposal — To consider and vote upon a proposal to adopt the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, and approve the Business Combination (the “Business Combination Proposal”) (Stockholder Proposal No. 1);
Governance Proposal — To consider and act upon, on a non-binding advisory basis, separate proposals with respect to certain governance provisions (including the ability for the Post-Combination Company to issue new shares, the Post-Combination Company Board composition and the rotation and removal of directors, to eliminate the ability of Post-Combination Company shareholders to vote by written consent, arrangements for Post-Combination Company shareholder meetings, the authorization of directors’ conflicts of interests, and the exclusive forum for the resolution of disputes) in the proposed articles of association of the Post-Combination Company, a form of which is attached hereto as Annex C, which will become the Post-Combination Company’s articles of association following the consummation of the Business

Combination, in accordance with the United States Securities and Exchange Commission requirements (the “Governance Proposal”) (Stockholder Proposal No. 2); and
Adjournment Proposal — To consider and vote upon a proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill stockholders and for such supplement or amendment to be promptly disseminated to the Churchill stockholders prior to the Stockholder Special Meeting; (ii) if, as of the time for which the Stockholder Special Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient shares of Churchill Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholder Special Meeting; or (iii) in order to solicit additional proxies from the Churchill stockholders for purposes of obtaining approval of the Business Combination Proposal (the “Adjournment Proposal”).
THE CHURCHILL BOARD UNANIMOUSLY (OF THOSE WHO VOTED) RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.
Voting Power; Record Date
As a stockholder of Churchill, you have a right to vote on certain matters affecting Churchill. The proposals that will be presented at the Stockholder Special Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Stockholder Special Meeting if you owned shares of Churchill Common Stock at the close of business on [•], 2024, which is the record date for the Stockholder Special Meeting. You are entitled to one vote for each share of Churchill Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [•] shares of Churchill Common Stock outstanding, of which [•] are Churchill Class A Common Stock and [•] are Founder Shares held by the Churchill Initial Stockholders.
Vote of the Churchill Initial Stockholders and Churchill’s Other Directors and Officers
Pursuant to the Sponsor Agreement, the Sponsor and each of the Insiders agreed to vote any of such Insider’s shares of Churchill Common Stock (other than those acquired in Open Market Purchases, if any) (i) in favor of the transactions that will be undertaken in connection with the Business Combination and all other Stockholder Proposals and (ii) against certain other matters. None of the Sponsor or Churchill’s directors or officers have purchased any shares of Churchill Common Stock during or after the Churchill IPO and, as of the date of this proxy statement/prospectus, other than as set forth in the Sponsor Agreement, neither Churchill nor the Sponsor or Churchill’s directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, the Sponsor owns approximately 37.7% of the issued and outstanding shares of Churchill Common Stock, including all of the Churchill Class B Common Stock, and will be able to vote all such shares at the Stockholder Special Meeting.
The Churchill Initial Stockholders have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Churchill fails to complete an initial business combination within the completion window. However, if the Churchill Initial Stockholders acquire Churchill Class A Common Stock after the Churchill IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Churchill Class A Common Stock if Churchill fails to complete an initial business combination within the completion window.
Quorum and Required Vote for Proposals for the Stockholder Special Meeting
A majority of the issued and outstanding shares of Churchill Common Stock entitled to vote as of the record date at the Stockholder Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Stockholder Special Meeting to constitute a quorum and in order to conduct business at the Stockholder Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum.
The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Churchill Common Stock entitled to vote thereon at the Stockholder Special Meeting. Because the Churchill Initial Stockholders have agreed to vote the shares of Churchill Common Stock they own (other than those acquired in Open Market Purchases, if any) in favor of the Business Combination Proposal. The Sponsor owns approximately 37.7% of the outstanding shares of Churchill Common Stock. Holders of approximately 20% of Churchill Class A Common Stock will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved. A Churchill stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have the same effect as a vote “AGAINST” the Business Combination Proposal.
The approval of the Governance Proposals requires the affirmative vote of at least a majority of the votes cast by holders of the outstanding shares of Churchill Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting. Accordingly, a Churchill stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals. The Churchill Initial Stockholders have agreed to vote the shares of Churchill Common Stock they own (other than those acquired in Open Market Purchases, if any) in favor of the Governance Proposals.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Churchill Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting. Accordingly, a Churchill stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal. The Churchill Initial Stockholders have agreed to vote the shares of Churchill Common Stock they own (other than those acquired in Open Market Purchases, if any) in favor of the Adjournment Proposal.in favor of the Business Combination Proposal for the Business Combination Proposal to be approved.
It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, Churchill will not consummate the Business Combination. If Churchill does not consummate the Business Combination, Churchill may fail to complete an initial business combination by August 17, 2024 (or such earlier date as determined by Churchill’s Board), in which case Churchill will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to Churchill Public Stockholders unless Churchill further amends the Churchill Charter (which requires the affirmative vote of 65% of all then-outstanding shares of Churchill Common Stock) and amend certain other agreements into which Churchill has entered to extend the life of Churchill.
Recommendation to Churchill Stockholders
The Churchill Board believes that approval of each of the Business Combination Proposal, the Governance Proposals and the Adjournment Proposal to be presented at the Stockholder Special Meeting is in the best interests of Churchill and its stockholders and unanimously (of those who voted) recommends that its stockholders vote “FOR” each of the proposals.
When considering the Churchill Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Warrant Amendment Proposal and the other proposals described in this proxy statement/prospectus, Churchill’s stockholders and warrant holders should keep in mind that the Sponsor and Churchill’s directors and officers have interests in such proposals that may be different from, or in addition to (and which may conflict with), the interests of Churchill stockholders and warrant holders generally. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Churchill stockholders and Churchill warrant holders that they approve the proposals to be presented to Churchill stockholders and Churchill warrant holders, respectively. Churchill stockholders and Churchill warrant holders should take these interests into account in deciding whether to approve the proposals set forth in this proxy statement/prospectus.
See the section titled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of the Churchill Initial Stockholders and Churchill’s Directors and Officers.”
Abstentions and Broker Non-Votes
Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Governance Proposals and the Adjournment Proposal, but a failure to vote or abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal. In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.
None of the proposals at the Stockholder Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Stockholder Special Meeting.
Voting Your Shares — Stockholders of Record
If you are a Churchill stockholder of record, you may vote by mail or you can attend the Stockholder Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your Churchill stockholder proxy card. Each share of Churchill Common Stock that you own in your name entitles you to [•] vote on each of the proposals for the Stockholder Special Meeting. Your one or more Churchill stockholder proxy cards show the number of shares of Churchill Common Stock that you own.
Voting by Mail.   You can vote your shares by completing, signing, dating and returning the enclosed Churchill stockholder proxy card in the postage-paid envelope provided. By signing the Churchill stockholder proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the Churchill stockholder proxy card to vote your shares at the Stockholder Special Meeting in the manner you indicate. You are encouraged to sign and return the Churchill stockholder proxy card even if you plan to attend the Stockholder Special Meeting so that your shares will be voted if you are unable to attend the Stockholder Special Meeting. If you receive more than one Churchill stockholder proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all Churchill stockholder proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Stockholder Special Meeting. If you sign and return the Churchill stockholder proxy card but do not give instructions on how to vote your shares, your shares of Churchill Common Stock will be voted as recommended by the Churchill Board. The Churchill Board recommends voting “FOR” the Business Combination Proposal, “FOR” each of the Governance Proposals and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by [•] on [•], 2024.
Voting via the Virtual Meeting Platform.   You can attend the Stockholder Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your Churchill stockholder proxy card. You can access the Stockholder Special Meeting by visiting the website www.cstproxy.com/churchillcapitalvii/sm2024. You will need your control number for access. If you are a Registered Holder and do not have a control number, please contact Continental Stock Transfer & Trust Company, the Transfer Agent. If you are a beneficial holder and do not have a control number, please contact your broker, bank or nominee. To attend and participate at the Stockholder Special Meeting, you can sign in with your control number as a Registered Holder or a beneficial owner who has registered with a legal proxy. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Churchill can be sure that the broker, bank or nominee has not already voted your shares of Churchill Common Stock.
Voting Your Shares — Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Stockholder Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Stockholder Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see the section titled “Special Meeting of Churchill Stockholders — Attending the Stockholder Special Meeting.”
Attending the Stockholder Special Meeting
Only Churchill stockholders on the record date or their legal proxyholders may attend and participate at the Stockholder Special Meeting. Please note that you will only be able to access the Stockholder Special Meeting by means of remote communication. Please have your Control Number, which can be found on your Churchill stockholder proxy card, to join the Stockholder Special Meeting. If you are a registered holder and do not have a control number, please contact Continental Stock Transfer & Trust Company, the Transfer Agent. If you are a beneficial holder and do not have a control number, please contact your broker, bank or nominee.
The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. You are encouraged to access the meeting prior to the start time. For further assistance, should you need it, please call [•].
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the Stockholder Special Meeting or at the Stockholder Special Meeting by doing any one of the following:
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you may send another Churchill stockholder proxy card with a later date;

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you may notify Churchill’s Secretary in writing to Churchill Capital Corp VII, 640 Fifth Avenue, 12th Floor, New York, NY 10019, before the Stockholder Special Meeting that you have revoked your proxy; or

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you may attend the Stockholder Special Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.

No Additional Matters
The Stockholder Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Governance Proposals and the Adjournment Proposal. Under Churchill’s current bylaws, other than procedural matters incident to the conduct of the Stockholder Special Meeting, no other matters may be considered at the Stockholder Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Stockholder Special Meeting.

Who Can Answer Your Questions about Voting
If you have any questions about how to vote or direct a vote in respect of your shares of Churchill Common Stock, you may call Morrow, Churchill’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400 or email CVII.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Churchill Charter, any holders of Churchill Class A Common Stock may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less Working Capital Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Churchill IPO (calculated as of two business days prior to the consummation of the Business Combination, less Working Capital Withdrawals and franchise and income taxes payable). For illustrative purposes, based on the balance of the Trust Account of $605.2 million as of February 9, 2024, the estimated per share redemption price would have been approximately $10.61.
In order to exercise your redemption rights, you must:
If you hold Churchill Public Units, separate the underlying Churchill Class A Common Stock and Churchill Public Warrants; prior to 5:00 P.M., Eastern Time on [•], 2024 (two business days before the Stockholder Special Meeting), tender your shares physically or electronically, identify to Churchill the beneficial holder of the shares being redeemed and submit a request in writing that Churchill redeems your Churchill Class A Common Stock for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at www.[•], and, for shares physically tendered (which must be submitted with accompanying documents), at the following address:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: SPAC Redemption Team
Email: spacredemptions@continentalstock.com
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identify to Churchill the beneficial holder of the Churchill Class A Common Stock being redeemed; and

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deliver your Churchill Class A Common Stock either physically or electronically through DTC’s ATOP system to the Transfer Agent at least two business days before the Stockholder Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Churchill Class A Common Stock as described above, your shares will not be redeemed.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Stockholder Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s ATOP system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Stockholder Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.
Holders of outstanding Churchill Public Units must separate the underlying Churchill Class A Common Stock and Churchill Public Warrants prior to exercising redemption rights with respect to the Churchill Class A Common Stock.

If you hold Churchill Public Units registered in your own name, you must deliver the certificate for such Churchill Public Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such Churchill Public Units into Churchill Class A Common Stock and Churchill Public Warrants. This must be completed far enough in advance to permit the mailing of the Churchill Class A Common Stock certificates back to you so that you may then exercise your redemption rights upon the separation of the Churchill Class A Common Stock from the Churchill Public Units.
If a broker, dealer, commercial bank, trust company or other nominee holds your Churchill Public Units, you must instruct such nominee to separate your Churchill Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of Churchill Public Units to be split and the nominee holding such Churchill Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Churchill Public Units and a deposit of an equal number of Churchill Class A Common Stock and Churchill Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Churchill Class A Common Stock from the Churchill Public Units.
While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Churchill Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights. Each redemption of shares of Churchill Class A Common Stock by the Churchill Public Stockholders will reduce the amount in the Trust Account, which had a balance of $605.2 million as of February 9, 2024. In addition, (x) in no event will Churchill redeem shares of Churchill Class A Common Stock in an amount that would result in Churchill’s failure to have net tangible assets equaling or exceeding $5,000,001 and (y) a Churchill Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Churchill Common Stock included in the Churchill Public Units sold in the Churchill IPO.
Any request to redeem Churchill Public Units, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of Churchill Public Units delivered their certificate in connection with an election of their redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, they may simply request that the Transfer Agent return the certificate (physically or electronically).
Prior to exercising redemption rights, stockholders should verify the market price of Churchill Class A Common Stock as they may receive higher proceeds from the sale of their Churchill Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Churchill cannot assure you that you will be able to sell your shares of Churchill Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Churchill Class A Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of Churchill Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Post-Combination Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and Churchill does not consummate an initial business combination by August 17, 2024 (or such earlier date as determined by Churchill’s Board), Churchill will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Churchill Public Stockholders and Churchill Warrants will expire worthless.
The Sponsor and Churchill’s directors and officers have agreed to waive their redemption rights with respect to their shares of Churchill Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As is customary in transactions of this type, the Sponsor and Churchill’s directors and officers did not receive any consideration for waiving their redemption rights. The Churchill Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any Founder Shares they may hold in connection with the consummation of the Closing. For illustrative purposes, based on the balance of the Trust Account of $605.2 million as of February 9, 2024, the estimated per share redemption price would have been approximately $10.61. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to Churchill to fund Working Capital Withdrawals and/or to pay its franchise and income taxes) in connection with the liquidation of the Trust Account, unless Churchill completes an alternative initial business combination prior to August 17, 2024 (or such earlier date as determined by Churchill’s Board) or Churchill further amends the Churchill Charter (which requires the affirmative vote of 65% of all then outstanding shares of Churchill Common Stock) and amend certain other agreements into which Churchill has entered to extend the life of Churchill.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of shares of Churchill Common Stock in connection with the Business Combination.
Proxy Solicitation Costs for the Stockholder Special Meeting
Churchill is soliciting proxies on behalf of the Churchill Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Churchill has engaged Morrow to assist in the solicitation of proxies for the Stockholder Special Meeting. Churchill and Churchill’s directors, officers and employees may also solicit proxies in person. Churchill will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
Churchill will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Churchill will pay Morrow a fee of $47,500.00, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Churchill’s proxy solicitor. Churchill will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Churchill stockholders. Churchill’s directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

CHURCHILL PUBLIC WARRANT HOLDER MEETING
This proxy statement/prospectus is being provided to Churchill Public Warrant holders as part of a solicitation of proxies by the Churchill Board for use at the Warrant Holder Meeting to be held on [•], 2024, and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Warrant Holder Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
This proxy statement/prospectus is being first mailed on or about [•], 2024 to all Churchill Public Warrant holders of record as of [•], 2024. The record date for the Warrant Holder Meeting is [•], 2024. Churchill Public Warrant holders of record who owned Churchill Public Warrants at the close of business on the record date are entitled to receive notice of, attend and vote at the Warrant Holder Meeting. As of the record date of the Warrant Holder Meeting, there were [•] outstanding Churchill Public Warrants.
Date, Time and Place
The Warrant Holder Meeting will be held on [•], 2024 at [•]. It will be conducted via live webcast at the following address www.cstproxy.com/churchillcapitalvii/whm2024, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Warrant Holder Meeting by means of remote communication. Please have your Control Number, which can be found on your Churchill warrant holder proxy card, to join the Warrant Holder Meeting. If you do not have a control number, please contact Continental Stock Transfer & Trust Company, the Transfer Agent.
Proposals at the Warrant Holder Meeting
At the Warrant Holder Meeting, holders of Churchill Public Warrants will vote on the following proposals:
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Warrant Amendment Proposal — To consider and vote upon a proposal to approve the Class C Warrant Amendment, as set forth in Annex G to this proxy statement prospectus (Warrant Holder Proposal No. 1); and

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Warrant Holder Adjournment Proposal — To consider and act upon a proposal to approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill warrant holders and for such supplement or amendment to be promptly disseminated to the Churchill warrant holders prior to the Warrant Holder Meeting; (ii) if, as of the time for which the Warrant Holder Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient Churchill Public Warrants represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Warrant Holder Meeting; or (ii) in order to solicit additional proxies from the Churchill warrant holders for purposes of obtaining approval of the Warrant Amendment Proposal (Warrant Holder Proposal No. 2).

THE CHURCHILL BOARD UNANIMOUSLY (OF THOSE WHO VOTED) RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.
Voting Power; Record Date
As a Churchill Public Warrant holder, you have a right to vote on certain matters affecting Churchill. The proposals that will be presented at the Warrant Holder Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Warrant Holder Meeting if you owned Churchill Public Warrants at the close of business on [•], 2024 which is the record date for the Warrant Holder Meeting. You are entitled to one vote for each Churchill Public Warrant that you owned as of the close of business on the record date. If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the warrants you beneficially own are properly counted. As of the record date of the Warrant Holder Meeting, there were [•] outstanding Churchill Public Warrants.

Vote of the Churchill Initial Stockholders and Churchill’s Other Directors and Officers
The Sponsor and Churchill’s directors and officers do not hold any Churchill Public Warrants and will thus not be entitled to vote at the Warrant Holder Meeting.
The Sponsor holds Churchill Private Placement Warrants and will execute a written consent approving the Class C Warrant Amendment, as required pursuant to the terms of the Existing Warrant Agreement.
Quorum and Required Vote for Proposals for the Warrant Holder Meeting
A majority of the Churchill Public Warrants outstanding and entitled to vote at the Warrant Holder Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Warrant Holder Meeting to constitute a quorum and in order to conduct business at the Warrant Holder Meeting.
The Warrant Amendment Proposal will be approved only if the holders of at least 50% of outstanding Churchill Public Warrants vote “FOR” the Warrant Amendment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.
The Warrant Holder Adjournment Proposal will be approved only if the holders of a majority of the votes cast by holders of Churchill Public Warrant present or represented by proxy and entitled to vote at the Warrant Holder Meeting vote “FOR” the Warrant Holder Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Warrant Holder Adjournment Proposal.
Recommendation to Churchill Public Warrant Holders
The Churchill Board believes that approval of each of the Warrant Amendment Proposal and the Warrant Holder Adjournment Proposal to be presented at the Warrant Holder Meeting is in the best interests of Churchill and its Churchill Public Warrant holders and unanimously (of those who voted) recommends that its Churchill Public Warrant holders vote “FOR” each of the proposals.
When you consider the recommendation of the Churchill Board in favor of approval of the Warrant Holder Proposal, you should keep in mind that the Churchill Initial Stockholders and certain other members of the Churchill Board and officers of Churchill have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a Churchill Public Warrant holder. Churchill Public Warrant holders should take these interests into account in deciding whether to approve the proposals presented at the Warrant Holder Meeting, including the Warrant Amendment Proposal.
Abstentions and Broker Non-Votes
Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Warrant Holder Adjournment Proposal, but a failure to vote or abstention will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. In general, if your Churchill Public Warrants are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your Churchill Public Warrants, your broker, bank or other nominee, in its sole discretion, may either leave your Churchill Public Warrants unvoted or vote your Churchill Public Warrants on routine matters, but not on any non-routine matters.
None of the proposals at the Warrant Holder Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your Churchill Public Warrants on any proposal to be voted on at the Warrant Holder Meeting.
Voting Your Warrants — Warrant Holders of Record
If you are a Churchill Public Warrant holder of record, you may vote by mail or you can attend the Warrant Holder Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your Churchill warrant holder proxy card. Each Churchill Public Warrant that you own in your name entitles you to one vote on each of the proposals for the Warrant Holder Meeting. Your one or more Churchill warrant holder proxy cards show the number of Churchill Public Warrants that you own.
Voting by Mail.   You can vote your Churchill Public Warrants by completing, signing, dating and returning the enclosed Churchill warrant holder proxy card in the postage-paid envelope provided. By signing the Churchill warrant holder proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the Churchill warrant holder proxy card to vote your Churchill Public Warrants at the Warrant Holder Meeting in the manner you indicate. You are encouraged to sign and return the Churchill warrant holder proxy card even if you plan to attend the Warrant Holder Meeting so that your Churchill Public Warrants will be voted if you are unable to attend the Warrant Holder Meeting. If you receive more than one Churchill warrant holder proxy card, it is an indication that your Churchill Public Warrants are held in multiple accounts. Please sign and return all Churchill warrant holder proxy cards to ensure that all of your Churchill Public Warrants are voted. If you hold your Churchill Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your Churchill Public Warrants are represented and voted at the Warrant Holder Meeting. If you sign and return the Churchill warrant holder proxy card but do not give instructions on how to vote your Churchill Public Warrants, your Churchill Public Warrants will be voted as recommended by the Churchill Board. The Churchill Board recommends voting “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holder Adjournment Proposal. Votes submitted by mail must be received by [•] on [•], 2024.
Voting via the Virtual Meeting Platform.   You can attend the Warrant Holder Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your Churchill warrant holder proxy card. You can access the Warrant Holder Meeting by visiting the website www.cstproxy.com/churchillcapitalvii/whm2024. You will need your control number for access. If you are a Registered Holder and do not have a control number, please contact Continental Stock Transfer & Trust Company, the Transfer Agent. If you are a beneficial holder and do not have a control number, please contact your broker, bank or nominee. To attend and participate at the Warrant Holder Meeting, you can sign in with your control number as a Registered Holder or a beneficial owner who has registered with a legal proxy. If you hold your Churchill Public Warrants in “street name,” which means your Churchill Public Warrants are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the Churchill Public Warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your Churchill Public Warrants with instructions on how to vote your Churchill Public Warrants. However, if your Churchill Public Warrants are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Churchill can be sure that the broker, bank or nominee has not already voted your Churchill Public Warrants.
Voting Your Warrants — Beneficial Owners
If your Churchill Public Warrants are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of Churchill Public Warrants held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the holder of record of your Churchill Public Warrants for purposes of voting at the Warrant Holder Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the Churchill Public Warrants in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Warrant Holder Meeting, you must get a proxy from the broker, bank or other nominee. Please see the section titled “Churchill Public Warrant Holder Meeting — Attending the Warrant Holder Meeting.”
Attending the Warrant Holder Meeting
Only Churchill Public Warrant holders on the record date or their legal proxyholders may attend and participate at the Warrant Holder Meeting. Please note that you will only be able to access the Warrant Holder Meeting by means of remote communication. Please have your Control Number, which can be found on your Churchill warrant holder proxy card, to join the Warrant Holder Meeting. If you are a registered holder and do not have a control number, please contact Continental Stock Transfer & Trust Company, the Transfer Agent. If you are a beneficial holder and do not have a control number, please contact your broker, bank or nominee.
The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. You are encouraged to access the meeting prior to the start time. For further assistance, should you need it, please call [•].
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the Warrant Holder Meeting or at the Warrant Holder Meeting by doing any one of the following:
•
you may send another Churchill warrant holder proxy card with a later date;

•
you may notify Churchill’s Secretary in writing to Churchill Capital Corp VII, 640 Fifth Avenue, 12th Floor, New York, NY 10019, before the Warrant Holder Meeting that you have revoked your proxy; or

•
you may attend the Warrant Holder Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.

Who Can Answer Your Questions about Voting
If you have any questions about how to vote or direct a vote in respect of your Churchill Public Warrants, you may call Morrow, Churchill’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400 or email CVII.info@investor.morrowsodali.com.
Redemption Rights
Holders of outstanding Churchill Public Warrants do not have redemption rights in connection with the Business Combination.
Proxy Solicitation Costs for Warrant Holder Meeting
Churchill is soliciting proxies on behalf of the Churchill Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Churchill has engaged Morrow to assist in the solicitation of proxies for the Warrant Holder Meeting. Churchill and Churchill’s directors, officers and employees may also solicit proxies in person. Churchill will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
Churchill will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Churchill will pay Morrow a fee of $47,500.00, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Churchill’s proxy solicitor. Churchill will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Churchill Public Warrant holders. Churchill’s directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION
General
On August 1, 2023, Churchill entered into the Merger Agreement with CorpAcq, PubCo, Merger Sub, and the Sellers. Concurrently with the entry into the Merger Agreement, the Churchill Initial Stockholders, Churchill and PubCo entered into the Sponsor Agreement. On September 19, 2023, BermudaCo became a party to the Merger Agreement. On December 26, 2023, Churchill, the CorpAcq Parties and the Sellers amended the Merger Agreement in connection with the Extension.
Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:
•
immediately prior to the Closing, (i) to the extent not already done, the Initial Shareholder shall cause PubCo to adopt the Post-Combination Articles, attached hereto as Annex C and to pass such other resolutions of PubCo as may be required in order to effect the Business Combination and (ii) each Seller shall, in exchange for its pro rata share of the Closing Seller Consideration, sell and transfer such Seller’s CorpAcq Ordinary Shares to PubCo in the CorpAcq Sale;

•
immediately following the consummation of the CorpAcq Sale, in connection and substantially concurrent with the Closing, and subject to the terms and conditions of the Sponsor Agreement:

•
in connection with the Founder Equity Retirement, the Sponsor will forfeit to Churchill for no consideration, the Retirement Founder Shares and 18,600,000 Churchill Private Placement Warrants, upon which such Retirement Founder Shares and Churchill Private Placement Warrants shall be retired, canceled and no longer outstanding;

•
in connection with the Founder Share Contribution, the Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo, and in exchange therefor, BermudaCo will (i) issue to the Sponsor an aggregate number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered prior to the Closing and (ii) create additional authorized share capital (or an agreed upon similar construct) equivalent to, or otherwise issue, additional BermudaCo Redeemable Shares attributable to the portion of the Delivered Capital Amount estimated to be delivered from and after the Closing;

•
concurrently with the Founder Share Contribution, in connection with the B Share Subscription, the Sponsor will subscribe for, and PubCo will issue to the Sponsor, a number of Post-Combination Company B Shares equal in number to the number of BermudaCo Redeemable Shares issued or to be issued to the Sponsor pursuant to the immediately preceding bullet point, registered in the name of the Sponsor (or its designees), at a subscription price of $0.000001 per Post-Combination Company B Share, against (and concurrently with) the payment of the B Share Subscription Amount;

•
immediately following the Founder Share Contribution and the B Share Subscription, at the Closing, at the Effective Time and by virtue of the Merger, the separate corporate existence of Merger Sub will cease and Churchill will become a subsidiary of PubCo;

•
at the Effective Time and by virtue of the Merger, and without any further action on the part of any party or the holders of any securities of Churchill, the following shall occur:

•
each share of Churchill Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be exchanged for, and the holders of such Churchill Class A Common Stock shall be entitled to receive for each share of such Churchill Class A Common Stock, one Post-Combination Company Ordinary A1 Share; and all such shares of Churchill Class A Common Stock so exchanged shall be converted into and become shares of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation and be held by PubCo as of immediately after the Merger;

•
each Founder Share (other than Excluded Shares, which are discussed further below) issued and outstanding immediately prior to the Effective Time and owned by BermudaCo shall be converted into and become one validly issued, fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation;
•
each share of common stock of Merger Sub shall be cancelled and shall cease to exist with no consideration payable in respect thereof;

•
each Excluded Share, being any share of (i) Churchill Class A Common Stock for which redemption rights have been exercised in connection with the Stockholder Special Meeting, (ii) Churchill Common Stock (if any), that, at the Effective Time, is held in the treasury of Churchill, and (iii) Churchill Common Stock (if any), that is owned by the CorpAcq Parties (other than the Founder Shares contributed to BermudaCo in the Founder Share Contribution) shall be cancelled and no consideration shall be paid or payable with respect thereto;

•
in the event that the Warrant Amendment Proposal is approved and a Valuation Report is obtained prior to the Effective Time, at the Effective Time (i) each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-1 Share and (ii) each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-2 Share; and

•
in the event that either the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, at the Effective Time, (i) each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one Post-Combination Company Private Placement Warrant, issued on terms substantially similar to the terms of the Churchill Private Placement Warrants and subject to the Warrant Amendment Agreement, and (ii) each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one Post-Combination Company Public Warrant entitling the holder thereof to acquire the same number of Post-Combination Company Ordinary A1 Shares as such holder was entitled to acquire of Churchill Common Stock pursuant to the terms of the Existing Warrant Agreement, which warrant shall be issued on terms substantially similar to the terms of the Churchill Public Warrants and subject to the Warrant Amendment Agreement.

•
at the Closing and immediately following the Effective Time, the Surviving Corporation shall pay or cause to be paid (including by the Trustee pursuant to the Trust Agreement) by wire transfer of immediately available funds, certain Trust Account payments, consisting of (i) the aggregate payments in connection with the Churchill Stockholder Redemptions and (ii) certain accrued and unpaid Churchill Transaction Expenses;

•
at the Closing and immediately following the payment of such Trust Account payments, the Surviving Corporation shall effect the Churchill Stock Repurchase, pursuant to which the Surviving Corporation shall repurchase all shares (other than one share or such other number as the parties may agree) of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation held by PubCo in exchange for an amount paid by the Surviving Corporation to PubCo in cash equal to the market value of the shares of Churchill Class A Common Stock so repurchased;

•
at the Closing and immediately following the Churchill Stock Repurchase and if necessary to ensure that PubCo has sufficient cash to satisfy its payment obligations pursuant to the Merger Agreement, or as otherwise agreed by the parties, make to PubCo, the I/C Company Interest Loan at PubCo’s request in an amount necessary to allow PubCo to pay all or any portion of (i) the Closing Seller Cash Consideration to the Sellers and the Drag Sellers, (ii) the CorpAcq Preferred Redemption Amount and (iii) CorpAcq Transaction Expenses;

•
at the Closing and immediately following the consummation of the I/C Company Interest Loan, if any, PubCo will pay and issue the Closing Seller Consideration, which is the total consideration to be paid to the Sellers and the Drag Sellers at Closing in exchange for the CorpAcq Sale and the Drag Along Sale, to the Sellers less the aggregate amounts thereof due to the Drag Sellers;

•
at the Closing and immediately following payment and issuance of the Closing Seller Consideration to the Sellers, the Surviving Corporation shall, at the sole election of CorpAcq, make the I/C CorpAcq Interest Loan at CorpAcq’s request and to the extent necessary to fund all or any portion of an amount equal to (i) $128,600,000 less the cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in capital raising transactions with any holders of shares of CorpAcq, or any affiliate thereof, and (ii) any remaining Available Cash Amount less transaction expenses, the CorpAcq Preferred Redemption Amount, the Closing Seller Cash Consideration and the amount in (i) above (if any), held by the Surviving Corporation at such time. Such funds will be used by the Post-Combination Company for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives;

•
at the Closing and immediately following the Churchill Stock Repurchase and PubCo’s receipt of the CorpAcq Preferred Redemption Amount, save as otherwise agreed between PubCo, CorpAcq and Churchill, PubCo shall effect the Intragroup Recapitalization and subscribe for additional shares in the capital of CorpAcq (whether by way of a share subscription at a premium, share subscription for deferred shares or otherwise) in an amount equal to the CorpAcq Preferred Redemption Amount, promptly following which CorpAcq shall, subject to applicable Laws, undertake a share capital reduction under applicable provisions of the UK Companies Act 2006 to procure that CorpAcq has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption;

•
within two business days following implementation of the Intragroup Recapitalization or otherwise procuring that CorpAcq has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption, CorpAcq shall implement the CorpAcq Preferred Redemption;

•
in connection with the Closing and promptly following the CorpAcq Preferred Redemption, CorpAcq and the Proposing Seller (as defined in the CorpAcq Articles) shall take such actions as may be required to exercise a Drag Along Sale (as defined in the CorpAcq Articles) to effect the Drag Along Sale, which shall result in (subject to stamping of the relevant transfer forms by HM Revenue & Customs) PubCo holding 100% of the outstanding equity interests in CorpAcq on the closing of the Drag Along Sale and CorpAcq shall seek to pay and issue the Closing Seller Consideration, which is the total consideration to be paid to the Sellers and the Drag Sellers at Closing in exchange for the CorpAcq Sale and the Drag Along Sale, to Drag Sellers less the amounts thereof already paid to the Sellers, such that the Drag Sellers transfer their CorpAcq Ordinary Shares on the same terms as the Sellers;

•
as soon as reasonably practicable after all the stock transfer forms effecting the CorpAcq Sale and Drag Along Sale have been duly stamped and PubCo has been written up in CorpAcq’s statutory books as a shareholder, (i) PubCo intends to transfer and contribute all the shares of CorpAcq and all the shares of the Surviving Corporation owned by PubCo, if any, to BermudaCo in exchange for ordinary shares of $0.01 each of BermudaCo and (ii) any excess cash received by the PubCo pursuant to the Churchill Stock Repurchase may be contributed to BermudaCo, which, in turn, may contribute such cash to CorpAcq.

Pursuant to the Merger Agreement, the parties to the Merger Agreement agreed to work in good faith to have a new credit facility in place prior to Closing. On January 19, 2024, CorpAcq entered into the 2024 Facilities to refinance the previous Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and the remaining available proceeds are expected to be used to support future acquisitions. The 2024 Facilities include a £200.0 million committed term loan facility and a £100.0 million committed acquisition facility. Up to $128.6 million of the 2024 Facilities (minus any portion of such amount that is actually utilized by CorpAcq to consummate an acquisition that has been previously approved or otherwise consented to by Churchill prior to Closing) will be deemed to constitute part of (1) the Delivered Capital Amount and (2) the Available Cash Amount. Other than such refinancing, there are currently no other planned capital raising transactions. As a result, other than funds in the Trust Account (net of any Churchill Stockholder Redemptions) and up to $128.6 million of the 2024 Facilities, there are currently no additional cash or cash equivalents anticipated to be delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries that would impact the calculation of Closing Seller Cash Consideration, the Closing Seller Share Consideration, the Earnout Shares, the Retirement Founder Shares or BermudaCo Redeemable Shares.
Although the Available Cash Amount will include any qualifying cash or cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries including in connection with any qualifying capital raising transactions, no such capital raising transactions are currently contemplated. As a result, the Available Cash Amount is anticipated to consist of the funds in the Trust Account (net of any Churchill Stockholder Redemptions). As of February 9, 2024, the balance of the Trust Account was approximately $605.2 million.
In connection with the Closing, the Available Cash Amount, including amounts in the Trust Account, will be applied as follows:
•
to pay certain Trust Account payments, consisting of (i) the aggregate payments in connection with the Churchill Stockholder Redemptions and (ii) accrued and unpaid Churchill Transaction Expenses;

•
to repurchase all shares (other than one share or such other number as the parties may agree) of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation held by the Post-Combination Company in exchange for an amount paid by the Surviving Corporation to the Post-Combination Company in cash equal to the market value of the shares of Churchill Class A Common Stock so repurchased in the Churchill Stock Repurchase. Such funds will be used by the Post-Combination Company in connection with the Closing Seller Cash Consideration, the CorpAcq Preferred Redemption Amount and for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives;

•
to make to the Post-Combination Company, the I/C Company Interest Loan, at the Post-Combination Company’s request in an amount necessary to allow the Post-Combination Company to pay all or any portion of (i) the Closing Seller Cash Consideration to the CorpAcq shareholders, (ii) CorpAcq Preferred Redemption Amount, and (iii) CorpAcq transaction expenses; and

•
to make to CorpAcq, the I/C CorpAcq Interest Loan at CorpAcq’s request and to the extent necessary to fund all or any portion of an amount equal to (i) $128,600,000 less the cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in capital raising transactions with any holders of shares of CorpAcq) and (ii) any remaining Available Cash Amount less transaction expenses, the CorpAcq Preferred Redemption Amount, the Closing Seller Cash Consideration and the amount in clause (i) (if any), held by the Surviving Corporation at such time. Such funds will be used by the Post-Combination Company for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives.

Impact of the Business Combination on Public Float
It is anticipated that, upon consummation of the Business Combination and assuming (1) the No Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:

(i)
Churchill Public Stockholders will have an economic interest of approximately 42.1% and a voting interest of approximately 37.1% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;

(ii)
The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 6.0% (or, when including the BermudaCo Series B-2 Shares, 11.9%) and voting interest of approximately 13.5% of the Post-Combination Company by virtue of its ownership of Founder Shares; and

(iii)
The CorpAcq Shareholders will have an economic interest of approximately 46.0% (or, including the Post-Combination Company Ordinary A2 Shares, 46.0%) and voting interest of approximately 49.4% of the Post-Combination Company.

It is anticipated that, upon consummation of the Business Combination and assuming (1) the $500 Million in Trust Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:

(i)
Churchill Public Stockholders will have an economic interest of approximately 35.0% and a voting interest of approximately 30.5% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;

(ii)
The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 5.5% (or, including the BermudaCo Series B-2 Shares, 11.0%) and voting interest of approximately 12.7% of the Post-Combination Company by virtue of its ownership of Founder Shares; and

(iii)
The CorpAcq Shareholders will have an economic interest of approximately 54.0% (or, including the Post-Combination Company Ordinary A2 Shares, 54.0%) and voting ownership interest of approximately 56.8% of the Post-Combination Company.

It is anticipated that, upon consummation of the Business Combination and assuming (1) the Contractual Maximum Redemption Scenario and (2) that the Post-Combination Company Ordinary A2 Shares, Post-Combination Company Ordinary A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares are not vested as of Closing, and excluding the impact of the Additional Dilution Sources:

(i)
Churchill Public Stockholders will have an economic interest of approximately 23.5% and a voting interest of approximately 20.3% of the Post-Combination Company by virtue of their ownership of Churchill Class A Common Stock;

(ii)
The Sponsor will have an economic interest (inclusive of its economic interests in BermudaCo) of approximately 5.2% (or, including the BermudaCo Series B-2 Shares, 10.4%) and voting interest of approximately 12.2% of the Post-Combination Company by virtue of its ownership of Founder Shares; and

(iii)
The CorpAcq Shareholders will have an economic interest of approximately 65.4% (or, including the Post-Combination Company Ordinary A2 Shares, 66.1%) and voting ownership interest of approximately 67.5% of the Post-Combination Company.

The following table illustrates varying levels of holdings of the common stock of the Post-Combination Company, assuming the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario. The following table is provided for illustrative purposes only and there can be no assurance that the Post-Combination Company’s securities will trade at the illustrative per share values set forth therein, regardless of the levels of redemption. Percentages may not sum due to rounding. Please see the section titled “Risks Related to Churchill and the Business Combination.”

Holders	No Redemption Scenario(1)	% of Total	$500 Million in Trust Redemption Scenario(2)	% of Total	Contractual Maximum Redemption Scenario(3)	% of Total
	(millions of shares, except as otherwise indicated)
Post-Combination Company Ordinary A1 Shares – Churchill Public Stockholders(4)	57.1	37.1%	47.1	30.5%	29.2	20.3%
Post-Combination Company Ordinary A1 Shares (Closing Seller Share Consideration) – CorpAcq Shareholders(5)	62.3	40.5%	72.8	47.1%	81.3	56.4%
Post-Combination Company Ordinary A2 Shares (Incremental Earnout Shares) – CorpAcq Shareholders(6)	0.0	0.0%	0.0	0.0%	1.0	0.7%
Post-Combination Company Ordinary A3 Shares (Base Earnout Shares) – CorpAcq Shareholders(7)	13.7	8.9%	14.9	9.6%	15.0	10.4%
Total Post-Combination Company Ordinary Shares – CorpAcq Shareholders(8)	76.0	49.4%	87.7	56.8%	97.3	67.5%
Total Post-Combination Company Ordinary Shares	133.0	86.5%	134.9	87.3%	126.5	87.8%
Exchangeable Units consisting of a BermudaCo Series B-1 Share and a Post-Combination Company B Share – Sponsor	8.1	5.2%	7.5	4.8%	6.4	4.5%
Exchangeable Units consisting of a BermudaCo Series B-2 Share and a Post-Combination Company B Share (Base Vesting Shares) – Sponsor(9)	8.1	5.2%	7.5	4.8%	6.4	4.5%
Exchangeable Units consisting of a BermudaCo Series B-3 Share and a Post-Combination Company B Share (Earn-Out Vesting Shares) – Sponsor(10)	4.7	3.1%	4.7	3.0%	4.7	3.3%
Total Exchangeable Units – Sponsor(11)	20.8	13.5%	19.6	12.7%	17.6	12.2%
Total Post-Combination Company Ordinary Shares and Post-Combination Company B Shares	153.9	100%	154.5	100.0%	144.1	100%
Additional Dilution Sources(12)(13)
Post-Combination Company Class C-1 Shares / Post-Combination Company Public Warrants(12)(13)	27.6	15.2%	27.6	15.2%	27.6	16.1%
Post-Combination Company Class C-2 Shares / Post-Combination Company Private Placement Warrants(12)(14)	29.0	17.2%	29.0	17.2%	29.0	18.3%
Total Post-Combination Company Class C Shares / Post-Combination Company Warrants	56.6	26.9%	56.6	26.8%	56.6	28.4%
Non Employee Plan(12)(14)	1.0	0.7%	1.0	0.7%	1.0	0.7%
Omnibus Incentive Plan(12)(16)	15.4	9.1%	15.5	9.1%	14.4	9.1%
Equity Plans(11)(15)	16.4	9.6%	16.5	9.6%	15.4	9.6%
Total Additional Dilution Sources(12)(18)	73.0	32.2%	73.1	32.1%	72.0	33.3%
Effective Outstanding Deferred Discount ($ in millions)(19)	17.9	1.2%	17.9	1.2%	17.9	1.2%

(1)
The No Redemption Scenario assumes (i) that no shares of Churchill Class A Common Stock are redeemed by Churchill Public Stockholders in connection with the Stockholder Special Meeting, (ii) Transaction Expenses of approximately $88.8 million estimated as of February 9, 2024, but excluding estimates of potential UK stamp tax charges in relation to the Post-Combination Company Ordinary A3 Shares (Base Earnout Shares) element of the consideration payable to the CorpAcq

Sellers for the transfer of their CorpAcq shares to the Company pursuant to the CorpAcq Sale, which will be calculated based on the value of such Post-Combination Company Ordinary A3 Shares as at the Closing (CorpAcq intends to obtain a valuation of such Post-Combination Company Ordinary A3 Shares as at the Closing) and (iii) that $128.6 million of the 2024 Facilities will constitute part of the Delivered Capital Amount and Available Cash Amount. Totals may differ due to rounding.

(2)
The $500 Million in Trust Redemption Scenario assumes that (i) approximately 9,918,954 shares of Churchill Class A Common Stock are redeemed by Churchill Public Stockholders, which, based on the amount of $605,195,566 in the Trust Account as of February 9, 2024, represents the number of shares of Churchill Class A Common Stock redeemed to result in remaining funds in the Trust Account of $500,000,000, (ii) Transaction Expenses of $88.8 million estimated as of February 9, 2024, but excluding estimates of potential UK stamp tax charges in relation to the Post-Combination Company Ordinary A3 Shares (Base Earnout Shares) element of the consideration payable to the CorpAcq Sellers for the transfer of their CorpAcq shares to the Company pursuant to the CorpAcq Sale, which will be calculated based on the value of such Post-Combination Company Ordinary A3 Shares as at the Closing (CorpAcq intends to obtain a valuation of such Post-Combination Company Ordinary A3 Shares as at the Closing) and (iii) $128.6 million of the 2024 Facilities will constitute part of the Delivered Capital Amount and Available Cash Amount.

(3)
The Contractual Maximum Redemption Scenario assumes (a) that approximately 27,814,789 shares of Churchill Class A Common Stock are redeemed by Churchill Public Stockholders, which, based on (i) the amount of $605,195,566 in the Trust Account as of February 9, 2024, (ii) Transaction Expenses of $88.8 million, estimated as of February 9, 2024, but excluding estimates of potential UK stamp tax charges in relation to the Post-Combination Company Ordinary A3 Shares (Base Earnout Shares) element of the consideration payable to the CorpAcq Sellers for the transfer of their CorpAcq shares to the Company pursuant to the CorpAcq Sale, which will be calculated based on the value of such Post-Combination Company Ordinary A3 Shares as at the Closing (CorpAcq intends to obtain a valuation of such Post-Combination Company Ordinary A3 Shares as at the Closing) and (iii) that $128.6 million of the 2024 Facilities constituting part of the Delivered Capital Amount and Available Cash Amount, represents the maximum amount of redemptions that would still enable Churchill to have sufficient cash to satisfy the Minimum Cash Condition and (b) no additional cash or cash equivalents are delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in connection with capital raising transactions consummated following the date of the Merger Agreement through and including the day that is 30 days following the Closing.

(4)
Represents Post-Combination Company Ordinary A1 Shares to be received by holders of Churchill Class A Common Stock by virtue of the Merger, and is dependent on the level of Churchill Stockholder Redemptions.

(5)
Represents Post-Combination Company Ordinary Shares to be received by CorpAcq Shareholders as part of the Closing Seller Share Consideration and as consideration for the sale of such holders’ CorpAcq Shares pursuant to the CorpAcq Sale or Drag Along Sale, as applicable, and are subject to adjustment based upon the Delivered Capital Adjustment Amount. See “The Merger Agreement — Consideration — Closing Seller Cash Consideration.”

(6)
Represents Post-Combination Company Ordinary A2 Shares to be issued within five days following the final calculation of the Delayed Financing Amount to CorpAcq Shareholders as Incremental Earnout Shares and as additional consideration for the sale of such holders’ CorpAcq Shares pursuant to the CorpAcq Sale or Drag Along Sale, as applicable, and the number of which are calculated based upon the Delivered Capital Adjustment Amount (see “The Merger Agreement — Earnout Shares”). The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A2 Shares will be entitled to vote such shares, and will be entitled to receive dividends and other distributions with respect to such shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such Post-Combination Company Ordinary A2 Shares (and will be forfeited if they do not vest).

(7)
Represents Post-Combination Company Ordinary A3 Shares to be issued at Closing and within five days following final calculation of the Delayed Financing Amount to CorpAcq Shareholders, in each case as part of the Base Earnout Shares and as additional consideration for the sale of such holders’ CorpAcq Shares pursuant to the CorpAcq Sale or Drag Along Sale, as applicable. The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A3 Shares will be entitled to vote such shares, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.

(8)
Represents total Post-Combination Company Ordinary Shares to be received by CorpAcq Shareholders.

(9)
The BermudaCo Series B-2 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Base Vesting Shares will be entitled to vote their Post-Combination Company Class B Shares, and will be entitled to receive dividends and other distributions with respect to BermudaCo Series B-2 Shares component to Base Vesting Shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such BermudaCo Series B-2 Shares (and will be forfeited if they do not vest).

(10)
The BermudaCo Series B-3 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Earn-Out Vesting Shares shall be entitled to vote their Post-Combination Company Class B Shares, but will not be entitled to receive any dividends or distributions with respect to unvested BermudaCo Series B-3 Shares.

(11)
Represents Exchangeable Units to be received by the Sponsor following consummation of the Founder Equity Retirement and in connection with the Founder Share Contribution, which are subject to adjustment based upon the Delivered Capital Adjustment Amount. See “Related Agreements —  Sponsor Agreement.”

(12)
The % of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of Post-Combination Company Ordinary A1 Shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the Contractual Maximum Redemption Scenario, the % of Total with respect to the Omnibus Incentive Plan would be calculated as follows: (a) 14.4 million divided by the sum of (b) (i) 144.1 million plus (ii) 14.4 million, resulting in 9.1%.

(13)
This row assumes the exercise of Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants, as applicable, to convertible for, or exercisable for, as applicable 27,600,000 Post-Combination Company Ordinary A1 Shares.

(14)
This row assumes the exercise of Post-Combination Company Class C-2 Shares or Post-Combination Company Private Placement Warrants, as applicable, to convertible for, or exercisable for, as applicable 29,000,000 Post-Combination Company Ordinary A1 Shares, and includes 15,000,000 Post-Combination Company Class C-2 Shares in respect of the Closing Seller Class C-2 Consideration.

(15)
This row assumes the issuance of all Post-Combination Company Ordinary A1 Shares reserved for issuance under the Non Employee Plan at Closing, the current maximum of which is anticipated to be approximately 1.0 million in each of the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and Contractual Maximum Redemption Scenario, in each case, assuming no Additional Shares are outstanding as of immediately after Closing, but excluding all Post-Combination Company Warrants and Post-Combination Company Class C Shares.

(16)
This row assumes the issuance of all Post-Combination Company Ordinary A1 Shares reserved for issuance under the Omnibus Incentive Plan at Closing, which is anticipated to be approximately 15.4 million, assuming each of the No Redemption Scenario and $500 Million in Trust Redemption Scenario and 14.4 million, assuming the Contractual Maximum Redemption Scenario, in each case assuming no Additional Shares are outstanding as of immediately after Closing, but excluding all Post-Combination Company Warrants and Post-Combination Company Class C Shares.

(17)
This row assumes the issuance of all Post-Combination Company Ordinary A1 Shares reserved for issuance under the Equity Plans at Closing, the current maximum of which is anticipated to be 16.4 million, assuming the No Redemption Scenario, 16.5 million, assuming the $500 Million in Trust Redemption Scenario and 15.4 million, assuming the Contractual Maximum Redemption Scenario, in each case assuming no Additional Shares are outstanding as of immediately after Closing, but excluding all Post-Combination Company Warrants and Post-Combination Company Class C Shares.

(18)
This row assumes the issuance of all Post-Combination Company Ordinary Shares in connection with each of the Additional Dilution Sources.

(19)
Reflects the outstanding deferred underwriting commissions of $17,931,375 incurred in connection with the Churchill IPO (after taking into account amounts waived by underwriters of the Churchill IPO as of the date of this proxy statement perspective) and is calculated as a percentage over: (a) Total Post-Combination Company Ordinary Shares and Post-Combination Company B Shares, multiplied by (b) $10.00. See section “The Business Combination  — Waiving Underwriters” and the risk factor entitled “The Waiving Underwriters were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with the Churchill IPO, yet each of the Waiving Underwriters waived its entitlement to such compensation and disclaimed any responsibility for this proxy statement/ prospectus” for more information.

Background of the Business Combination
Churchill is a blank check company formed as a corporation in Delaware on October 9, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Business Combination is the result of an extensive search for an initial business combination, whereby Churchill and its advisors evaluated approximately several dozen potential targets utilizing Churchill’s global network and the investing, operating and transaction experience of the Sponsor, Churchill’s management team, and members of the Churchill Board. The terms of the Business Combination are the result of arm’s-length negotiations between representatives of Churchill and representatives of CorpAcq over the course of approximately nine months. The following is a summary discussion of the background of these negotiations, the Merger Agreement and the Business Combination.
On February 17, 2021, Churchill completed the Churchill IPO. Prior to the consummation of the Churchill IPO, neither Churchill nor anyone on its behalf contacted any prospective target or held any substantive discussions, formal or otherwise, with respect to a transaction with Churchill. After the Churchill IPO, Churchill commenced an active search for prospective businesses and assets with which to consummate an initial business combination.
In evaluating potential targets with which to consummate an initial business combination, Churchill, together with the Sponsor and their respective advisors, surveyed the landscape of potential targets based on their knowledge of, and familiarity with, the M&A marketplace. In general, Churchill looked for targets that are of a size relevant to the public marketplace and positioned, operationally and financially, to be successful as a public company. Churchill further looked for those transactions that it believed, if entered into, would be well received by the public markets. In particular, Churchill generally sought to identify through its proprietary channels targets that (i) generate stable free cash-flow, (ii) would benefit uniquely from Churchill’s capabilities, (iii) have a committed and capable management team and (iv) have the potential to grow through further acquisition opportunities. Churchill also sought to identify targets that it believed would benefit from being a public company, particularly with respect to access to capital for both organic growth and for use in acquisitions. Churchill generally applied these criteria when evaluating potential targets.
Central to Churchill’s strategy was to originate an investment opportunity sourced through its proprietary channels. Churchill’s selection process leveraged the Sponsor’s international network of industry, venture capital sponsor, private equity sponsor, credit fund sponsor and lending community relationships as well as relationships with management teams of public and private companies, investment bankers, restructuring advisers, attorneys and accountants. Churchill deployed a proactive, thematic sourcing strategy with a focus on companies where it believed the combination of its operating experience, relationships, capital and capital markets expertise could be catalysts to transform a target and help accelerate the target’s growth and performance.

Following the Churchill IPO, Churchill engaged Archimedes Advisor Group LLC (“Archimedes”), which is an affiliate of Michael Klein (President and Chief Executive Officer of Churchill and Chairman of the Churchill Board) and Mark Klein (Director of Churchill), as a strategic advisor. Churchill engaged Archimedes as a result of its experience in transactions similar to the Business Combination and its familiarity with Churchill’s proprietary channels, including through Archimedes’ prior and ongoing engagement by special purpose acquisition companies (“SPACs”) in which Michael Klein and the other members of the Churchill Board have been, and are, actively engaged.
From the Churchill IPO until early 2023, representatives of Archimedes and the Sponsor contacted and were contacted by a number of individuals and entities with respect to business combination opportunities. In connection with evaluating such opportunities, Churchill executed non-disclosure agreements with, and representatives of Churchill and the Sponsor met and conducted discussions with, and commenced due diligence on, six potential target opportunities. Churchill did not enter into exclusivity, nor did Churchill agree to terms, with any of the potential targets (other than CorpAcq, as described below).
On October 19, 2022, a representative of NOVA Capital Management (“Nova”), a minority investor in CorpAcq and acting on behalf of CorpAcq, contacted Mr. Mark Klein in connection with exploring a potential transaction with CorpAcq. Mr. Mark Klein, who is also a Director of Churchill Capital Corp VI (“Churchill VI”), referred the opportunity to Mr. Michael Klein, who is President and Chief Executive Officer of Churchill VI, and representatives of Archimedes, which is also a strategic advisor to Churchill VI. Based on CorpAcq’s capital needs indicated by representatives of Nova at the time, Mr. Michael Klein and Archimedes determined to explore the opportunity on behalf of Churchill VI. On October 23, 2022, Churchill VI executed a joinder to the confidentiality agreement between Nova and CorpAcq.
From late October 2022 until mid-January 2023, representatives of Archimedes, acting on behalf of Churchill VI, commenced initial business diligence on CorpAcq, including a review of CorpAcq’s financials. Representatives of Archimedes also participated in a number of business diligence sessions with representatives of CorpAcq and performed additional due diligence on CorpAcq.
On January 20, 2023, representatives of Archimedes, acting on behalf of Churchill VI, participated in a call with representatives of Nova, acting on behalf of CorpAcq, including David Williamson (Director of CorpAcq and Founder, Chairman & Managing Partner of Nova), to discuss updates on the CorpAcq business. During the call, Archimedes indicated, based upon its preliminary due diligence and Archimedes’ review of a preliminary selected set of publicly traded companies, that a potential transaction with Churchill VI could value CorpAcq at an enterprise value in the range of 10 times CorpAcq’s 2022 Adjusted EBITDA as calculated based on CorpAcq’s performance for the full year ended December 31, 2022, treating any new acquisitions completed by CorpAcq following January 1, 2022 and prior to the time of calculation as acquired on January 1, 2022 (“CorpAcq 2022 Run Rate Adjusted EBITDA”). The parties did not negotiate the proposed enterprise value at this time.
On January 23, 2023, representatives of Archimedes and Mr. Klein held an introductory meeting with Simon Orange, Founder & Chairman of CorpAcq, Stuart Kissen, Head of Acquisitions of CorpAcq, and Mr. Williamson. No specific transaction terms were discussed at this time.
On January 24, 2023, representatives of Archimedes, acting on behalf of Churchill Capital Corp VI, and Mr. Klein met via videoconference with Messrs. Simon Orange, Stuart Kissen, David Williamson, David Martin, Chief Executive Officer of CorpAcq, Nicholas Cattell, Chief Financial Officer of CorpAcq, and other representatives of CorpAcq to further discuss the potential transaction. During such discussions, Churchill suggested an enterprise value of CorpAcq of 10 times CorpAcq 2022 Run Rate Adjusted EBITDA. The parties did not negotiate the proposed enterprise value at this time, but representatives of CorpAcq indicated they would consider such enterprise value. The parties additionally discussed CorpAcq’s required cash proceeds in connection with a potential transaction.
On January 27, 2023, members of the Churchill Board (each of whom is also a member of, and together constitute, the board of directors of Churchill VI) convened a joint meeting of the Churchill Board and the board of directors of Churchill VI via videoconference, which meeting was attended by representatives of certain of Churchill and Churchill VI’s advisors, including Archimedes, Weil, Gotshal &

Manges LLP (“Weil”), legal counsel to Churchill and Churchill VI, and Churchill’s management team. At the meeting, representatives of Archimedes presented to the boards certain potential business combination opportunities available to Churchill and certain other potential business combination opportunities available to Churchill VI, including CorpAcq. Representatives of Archimedes provided an overview of each potential target and the status of negotiations for key terms of potential transactions. At the conclusion of the meeting, representatives of Archimedes indicated they would continue to evaluate the potential business combination opportunities and the directors indicated their support.
On February 1, 2023, representatives of Archimedes, acting on behalf of Churchill VI, met in London with Messrs. Orange and Kissen and representatives of Nova, acting on behalf of CorpAcq. During the meeting, the parties discussed key terms of the potential transaction, including valuation, desired capital, post-closing ownership and governance expectations, and agreed to an enterprise value of CorpAcq of approximately £1.07 billion, reflecting approximately 10 times CorpAcq 2022 Run Rate Adjusted EBITDA and other key terms.
On February 2, 2023, representatives of Archimedes, acting on behalf of Churchill VI, attended on-site visits with Messrs. Stuart Kissen, David Martin, Nicholas Cattell and Stephen Scott (Chief Operating Officer, CorpAcq) and other members of CorpAcq management at CorpAcq’s headquarters in Altrincham, United Kingdom to conduct further diligence with the CorpAcq management team.
On February 4, 2023, members of the Churchill Board, acting in their capacity as directors of Churchill VI, met via videoconference at a meeting of the board of directors of Churchill VI. Representatives of Archimedes were also in attendance. At the meeting, the directors considered a potential transaction between Churchill VI and CorpAcq. The Archimedes team provided its perspectives on CorpAcq’s financial information, prospects as a public company, capital structure and anticipated future capital needs and the due diligence that Archimedes had conducted to date. The directors engaged in a discussion of the merits and potential challenges of CorpAcq as an initial business combination target, including the potential key terms of a transaction to be included in a potential non-binding letter of intent. During the meeting, Bonnie Jonas, a director of both Churchill and Churchill VI, noted a relationship that her spouse had with a company that was affiliated with private equity funds that were invested in CorpAcq.
On February 5, 2023, representatives of Archimedes, acting on behalf of Churchill VI, sent a draft proposal letter to CorpAcq, which included a draft non-binding letter of intent (the “February 5 Proposal”). The February 5 Proposal contemplated (i) an initial business combination between Churchill VI and CorpAcq in a transaction ascribing an enterprise value to CorpAcq of up to £1.07 billion, (ii) that the consideration to be paid to CorpAcq Shareholders in the potential transaction would consist of cash consideration and shares of the post-closing company (valued at $10.00 per share), (iii) a 180-day post-closing lock-up for CorpAcq’s shareholders, and a one year post-closing lock-up for both Churchill VI’s sponsor and members of CorpAcq’s management team, (iv) that up to 50% of the shares held by Churchill VI’s sponsor would be unvested at the closing and would revest to the extent the post-closing company’s per share trading price was at least $11.50 within five years from the closing of the Business Combination, and (v) that one director of the post-closing company be designated by Churchill VI’s sponsor, one director of the post-closing company be mutually designated by Churchill VI’s sponsor and CorpAcq, and the remaining directors designated by CorpAcq. The February 5 Proposal also included a mutual 60-day exclusivity period, subject to automatic 15-day extensions to the extent that the parties continued to negotiate the proposed transaction in good faith, to complete diligence on CorpAcq and to allow the parties to negotiate and finalize definitive documentation.
In early to mid-February 2023, representatives of Archimedes held a number of discussions with representatives of CorpAcq regarding the February 5 Proposal. During this period, Mr. Orange contacted Mr. Klein to request that Churchill, instead of Churchill VI, pursue a transaction with CorpAcq in light of Churchill’s greater trust account balance and CorpAcq’s greater capital need than as had initially been discussed in January. Also during this period, CorpAcq proposed that the Sponsor would forfeit approximately 50% of its shares and warrants in connection with the proposed transaction.
On February 16, 2023, members of the Churchill Board convened a joint meeting of the Churchill Board and the board of directors of Churchill VI via videoconference, which meeting was attended by representatives of certain of Churchill and Churchill VI’s advisors, including Archimedes and Weil, and

Churchill’s management team. During the meeting, Ms. Jonas noted her prior disclosure concerning her spouse’s relationship with a company that was affiliated with funds that were invested indirectly in CorpAcq. Representatives of Weil noted to the boards, as had been previously discussed in earlier board meetings, that the two-year anniversary of the Churchill IPO and the Churchill VI IPO would occur the next day on February 17, 2023, and reviewed with the boards several potential next steps in light of the obligation of each of Churchill and Churchill VI to liquidate in the event it chose not to enter into a definitive agreement or non-binding letter of agreement by February 17, 2023. At the meeting, representatives of Archimedes presented to the boards three potential business combination opportunities available to Churchill and Churchill VI, including CorpAcq. Mr. Klein also noted to the boards CorpAcq’s request to pursue an initial business combination with Churchill (rather than Churchill VI) in light of Churchill’s greater trust account balance and CorpAcq’s desired capital. Representatives of Weil reviewed with the boards their fiduciary duties in determining whether each of Churchill and Churchill VI should enter into a non-binding letter of intent (which would have the effect of extending the duration of the company by three months) or liquidate the company. A discussion then ensued among the boards and their advisors regarding the potential advantages and disadvantages of each potential business combination opportunity, including the potential benefits, risks, and opportunity costs that may be realized by Churchill, Churchill VI and their stockholders, respectively, in the event either company entered into a non-binding letter of intent (which would have the effect of automatically extending the duration of that company by three months) with one or more of the potential business combination opportunities or instead liquidated. As part of that discussion, the boards considered the capital needs of each potential business combination opportunity, the diligence conducted to date in connection with each opportunity, and the preliminary information reviewed in connection with each opportunity. Following discussion and deliberation, the boards determined to reconvene the meeting later that day.
Later on February 16, 2023, the joint meeting of the Churchill Board and the board of directors of Churchill VI was reconvened. Following further discussion and deliberation, the board of directors of Churchill VI determined it was in the best interests of Churchill VI and its stockholders to execute a non-binding letter of intent with one of the targets that had been presented as an opportunity for Churchill VI. Following the decision of the board of directors of Churchill VI, the Churchill Board determined it was in the best interests of Churchill and its stockholders to execute a non-binding letter of intent with CorpAcq on terms based on those that had been previously negotiated with Churchill VI. Following the meeting, representatives of Archimedes, acting on behalf of Churchill, confirmed to CorpAcq Churchill’s willingness to enter into a non-binding letter of intent based on that previously negotiated with Churchill VI.
Also on February 16, 2023, Churchill and CorpAcq executed a non-binding letter of intent with respect to an initial business combination between Churchill and CorpAcq (the “LOI”). The LOI reflected (i) a CorpAcq enterprise value of £1.07 billion, (ii) that the Sponsor would forfeit a number of Founder Shares and Churchill Private Placement Warrants in the range of 50% and to be mutually agreed by the Sponsor and CorpAcq, (iii) that 50% of the non-forfeited Founder Shares would be unvested at closing and subject to revesting to the extent the post-closing company’s per share trading price was at least $11.50 within five years from the closing of the Business Combination, (iv) that 50% of the Sponsor’s remaining Founder Shares and Churchill Private Placement Warrants would be subject to a lock-up for 12 months with the remaining 50% subject to a lock-up of 18 months, (v) that one director of the post-closing company be designated by the Sponsor, one director of the post-closing company be mutually designated by the Sponsor and CorpAcq, and the remaining directors be designated by CorpAcq and (vi) customary closing conditions, but did not include a requirement that closing would be conditioned upon a minimum balance of the Trust Account. The LOI also contemplated a mutual 60-day exclusivity period, subject to automatic 15-day extensions to the extent that the parties continued to negotiate the proposed transaction in good faith, to allow Churchill to complete its due diligence and to allow the parties to negotiate and finalize definitive documentation. Substantially concurrently with the execution of the LOI, Churchill and CorpAcq executed a confidentiality agreement, which did not contain a standstill provision.
On February 17, 2023, Churchill filed a form 8-K announcing the execution of the LOI but not naming CorpAcq. The form 8-K also noted that pursuant to Churchill’s amended and restated certificate of incorporation then in effect, Churchill would have until May 17, 2023 to complete an initial business combination.

Following execution of the LOI and non-disclosure agreement, Churchill and its advisors commenced in-depth business, financial and legal due diligence of CorpAcq, which continued through to execution of the Merger Agreement. Representatives of each party and their respective advisors acting at the direction of their respective clients, including Weil and Reed Smith LLP, legal counsel to CorpAcq (“Reed Smith”), held several initial calls in the weeks following execution of the LOI and non-disclosure agreement, including preliminary structuring discussions.
On March 27, 2023, the Churchill Board convened a meeting by videoconference, which meeting was attended by representatives of Archimedes, Weil, Wachtell, Lipton, Rosen & Katz (“WLRK”), legal counsel to independent members of the Churchill Board and Churchill’s management team. At the meeting, the Churchill Board considered proposed amendments to Churchill’s amended and restated certificate of incorporation (the “Extension Amendment”) to extend the date by which Churchill must consummate an initial business combination from May 17, 2023 to February 17, 2024 (or such earlier date as determined by the Churchill Board). The Extension Amendment was proposed to provide Churchill with additional time to complete due diligence, determine whether to enter into definitive agreements, and, if so, consummate a potential business combination with CorpAcq or, potentially, another target. Representatives of Archimedes provided the Churchill Board an update on Churchill’s discussions with CorpAcq, diligence findings to date and progress toward a potential transaction. Following discussion and consideration, each member of the Churchill Board expressed their support for the proposed Extension Amendment. Following the meeting on March 27, 2023, the Churchill Board executed a unanimous written consent approving the Extension Amendment, directing that the Extension Amendment be submitted to the Churchill stockholders for their adoption and recommending Churchill stockholders vote in favor of adopting the Extension Amendment.
On April 30, 2023, the Churchill Board (other than Mr. Schrager, as a result of scheduling constraints) met via videoconference, which meeting was attended by representatives of Archimedes, Weil, WLRK and Churchill’s management team. At the meeting, the Churchill Board was informed that Ms. Jonas had recently learned that she and her spouse held an investment in certain funds, one of which was invested indirectly in CorpAcq, and she would therefore abstain from all votes of the Churchill Board relating to CorpAcq, including the potential transaction with CorpAcq. Also at the meeting, representatives of Weil provided the Churchill Board an update on the upcoming Churchill stockholder meeting to vote on the proposed Extension Amendment. Representatives of Archimedes then provided an update on the potential transaction. Later during the meeting, Ms. Jonas abstained from a Churchill Board vote on certain resolutions previously circulated to the Churchill Board relating to the Extension Amendment. Such resolutions were subsequently approved by all members of the Churchill Board present at the meeting (other than Ms. Jonas, who abstained), who constituted a majority of the Churchill Board.
In early May 2023, Ms. Jonas was recused from further discussion or consideration of any business combination with CorpAcq.
On May 11, 2023, at a special meeting of the Churchill stockholders, Churchill stockholders approved the Extension Amendment. As a result, the date by which Churchill must consummate an initial business combination was extended to February 17, 2024 (or such earlier date as determined by the Churchill Board).
During the remainder of May 2023 and until the execution of the Merger Agreement, representatives of Churchill, Archimedes and Weil held numerous diligence sessions with CorpAcq and its advisors.
On June 8, 2023, representatives of Archimedes and Mr. Klein met via videoconference with Messrs. Orange and Kissen and other representatives of CorpAcq, at the request of CorpAcq. Given developments with CorpAcq’s business, including organic performance, completed acquisitions and changes to its pipeline of new acquisitions since the execution of the LOI, as well as updated expectations with respect to the timeline to closing of the potential transaction, CorpAcq proposed revised terms to the potential transaction, including that (i) CorpAcq’s enterprise value should be calculated based on 10 times CorpAcq’s Adjusted EBITDA as calculated based on CorpAcq’s expected performance for the full year ending December 31, 2023, treating any new acquisitions completed by CorpAcq following January 1, 2023 and prior to the time of calculation as acquired on January 1, 2023 (“CorpAcq 2023 Run Rate Adjusted EBITDA”) and inclusive of any new acquisitions completed by CorpAcq through the signing of the Merger Agreement, (ii) an increase to the number of Founder Shares and Churchill Private Placement Warrants proposed to be forfeited by the Sponsor due to the decrease in the amount in the Trust Account following the Extension Amendment and (iii) a minimum cash condition of $350 million.
On June 19, 2023, Mr. Klein met with Mr. Orange in Manchester, United Kingdom, to further discuss the potential transaction. At the meeting, Mr. Orange proposed a forward purchase commitment by the Sponsor of $50 million.
On June 23, 2023, Reed Smith sent a proposal to Weil reflecting in substantial part the terms proposed by CorpAcq earlier in the month (the “June 23 Proposal”). The June 23 Proposal proposed (i) a CorpAcq enterprise value to be calculated based on 10 times CorpAcq 2023 Run Rate Adjusted EBITDA and inclusive of any new acquisitions completed by CorpAcq through the closing, (ii) that cash consideration to holders of CorpAcq Ordinary Shares would be determined net of payment of transaction expenses, payment to holders of CorpAcq Preferred Shares as required under the CorpAcq Articles and a cash amount (to be mutually agreed) to the Post-Combination Company’s balance sheet, (iii) that the Sponsor would forfeit approximately 60% of its Founder Shares and Churchill Private Placement Warrants, subject to adjustment based on redemptions or new subscriptions, (iv) consistent with the LOI, that the Post-Combination Company shares received by the Sponsor in respect of 50% of its remaining Founder Shares (net of forfeitures) would be unvested and subject to revesting if the Post-Combination Company shares traded at or above $11.50 per share during the five years after the closing of the transaction, (v) a minimum cash condition of $350 million net of transaction expenses and (vi) a forward purchase commitment by the Sponsor of $50 million.
On June 25, 2023, Mr. Klein met with Mr. Kissen via telephone conference to discuss the June 23 Proposal. During that discussion, Messrs. Klein and Kissen discussed the terms of the potential transaction, including the revised enterprise value to be ascribed to CorpAcq. The parties also considered a potential reallocation to CorpAcq Shareholders of the equity in the Post-Combination Company associated with the Founder Shares and Churchill Private Placement warrants proposed to be forfeited by the Sponsor.
On June 27, 2023, Churchill circulated a revised proposal to CorpAcq setting forth certain of the terms discussed at the June 25 meeting (the “June 27 Proposal”). The June 27 Proposal proposed (i) a CorpAcq enterprise value of approximately £1.17 billion, calculated based on 10 times CorpAcq’s Adjusted EBITDA based on performance for the twelve-month period ended June 30, 2023, treating any new acquisitions completed by CorpAcq following June 30, 2022 and prior to the time of calculation as acquired on June 30, 2022, (ii) that the Sponsor would forfeit 15.7 million Founder Shares and 20.06 million Churchill Private Placement Warrants, (iii) that the Post-Combination Company would make a corresponding issuance to CorpAcq Shareholders of up to 25% of such forfeited Founder Shares, subject to adjustment based on capital delivered by Churchill at closing, (iv) that the Post-Combination Company would issue to CorpAcq Shareholders 7.8 million warrants, (v) that the Post-Combination Company would issue to the CorpAcq Shareholders an additional 5 million and 3 million shares based on the per share trading price of Post-Combination Company shares of $15.00 and $20.00, respectively and (vi) that Post-Combination Company shares received by the Sponsor in respect of 5 million Founder Shares would be unvested and subject to revesting if the Post-Combination Company shares traded at or above $15.00 per share during the five years after the closing of the transaction (in addition to the shares that would be subject to vesting based on a per-share trading price of Post-Combination Company shares of $11.50, to which the parties had conceptually agreed). Following the June 27 Proposal, the parties continued to discuss the calculation of the CorpAcq enterprise value and the proposed Sponsor forfeiture.
On June 30, 2023, CorpAcq circulated a revised proposal to Churchill (the “June 30 Proposal”). Among other things, the June 30 Proposal proposed (i) a CorpAcq enterprise value of approximately £1.25 billion, calculated based on 10 times CorpAcq 2023 Run Rate Adjusted EBITDA and inclusive of any new acquisitions completed by CorpAcq through the closing, (ii) that the Sponsor would forfeit up to 15.5 million Founder Shares and the Post-Combination Company would make a corresponding issuance to CorpAcq Shareholders of up to 15.5 million shares, in each case subject to reduction based on capital delivered by Churchill at closing and (iii) that the Sponsor would forfeit up to 19.2 million Churchill Private Placement Warrants, and the Post-Combination Company would make a corresponding issuance to CorpAcq Shareholders of up to 19.2 million warrants.

Following receipt of the June 30 Proposal, representatives of Churchill and CorpAcq met several times in early July 2023 to discuss the new proposed terms. At those meetings, the parties discussed the terms of the potential transaction, focusing on calculation of enterprise value and the terms of the proposed forfeiture by the Sponsor and corresponding issuance to CorpAcq Shareholders.
On July 11, 2023, CorpAcq circulated a revised proposal to Churchill reflecting discussions to date (the “July 11 Proposal”). Among other things, the July 11 Proposal proposed (i) a CorpAcq enterprise value of approximately £1.225 billion, calculated based on 10 times CorpAcq 2023 Run Rate Adjusted EBITDA and inclusive of any new acquisitions completed by CorpAcq through the signing of the Merger Agreement, (ii) that the Sponsor would forfeit up to 15.7 million Founder Shares and that the Post-Combination Company would make a corresponding issuance to CorpAcq Shareholders of up to 15 million shares (which would be issued in two tranches based on the per share trading price of Post-Combination Company shares of $15.00 and $20.00), in each case subject to positive or negative adjustment based on the amount of capital delivered by Churchill at the closing of the transaction and (iii) that the Sponsor would forfeit up to 20.1 million Churchill Private Placement Warrants, and the Post-Combination Company would issue CorpAcq Shareholders 15 million warrants.
Also on July 11, 2023, Reed Smith circulated a draft Merger Agreement to Weil. The circulated draft reflected terms consistent with the prior June 23 Proposal based on the understanding that the draft would later be updated to reflect the ongoing discussions between CorpAcq and Churchill.
On July 12, 2023, representatives of Churchill and CorpAcq met to discuss the July 11 Proposal. As part of that discussion, the parties discussed clarifications to the calculation of the enterprise value, the terms of the proposed forfeiture by the Sponsor, the adjustment mechanism to the forfeiture based on capital delivered by Churchill at the closing of the transaction and proposed a cap and collar with respect to such amounts.
On July 13, 2023, CorpAcq circulated a revised proposal to Churchill reflecting the prior day’s discussions (the “July 13 Proposal”). The July 13 Proposal proposed, among other things, that (i) the Sponsor would forfeit 15 million Founder Shares, and that the Post-Combination Company would make a corresponding issuance to CorpAcq Shareholders of 15 million shares (which would be issued in three tranches based on the per share trading price of Post-Combination Company shares of $10.00, $12.50 and $15.00 during the five years after the closing of the transaction), (ii) the Sponsor forfeiture and corresponding issuance to CorpAcq Shareholders would be subject to adjustment based on capital delivered by Churchill at the closing of the transaction, but subject to a cap and collar and (iii) the Post-Combination Company shares received by the Sponsor that would be unvested but subject to revesting if the Post-Combination Company shares traded at or above $15.00 per share during the five years after the closing of the transaction would apply in respect of 4.7 million shares.
On July 14, 2023, representatives of Churchill and CorpAcq met to discuss the terms of the July 13 Proposal. As part of that discussion, the parties further discussed the Sponsor forfeiture and corresponding issuance to CorpAcq and the adjustments thereto based on delivered capital by Churchill at the closing of the potential transaction, and agreed that (i) the Post-Combination Company would make an issuance to CorpAcq Shareholders in Post-Combination Company shares equal in value to the incremental amount additionally forfeited by the Sponsor on the basis of delivered capital (50% of which would be issued if the Post-Combination Company shares traded at or above $11.50 per share) and (ii) the Post-Combination Company would make an earnout issuance to CorpAcq Shareholders of 15 million shares if the Post-Combination Company shares traded at or above $15.00 per share.
On July 19, 2023, members of the Churchill Board convened a joint meeting of the Churchill Board and the board of directors of Churchill VI via videoconference, which meeting was attended by representatives of Archimedes, WLRK, Weil and Churchill’s management team. Also in attendance at various times during the meeting were representatives from four potential fairness opinion providers. Prior to the attendance of representatives of the four potential fairness opinion providers, Mr. Klein provided the Churchill Board (other than Ms. Jonas, who was recused) an update of the potential transaction with CorpAcq, including that meetings with potential investors would be occurring over the next several days, an update on the progress of legal and financial diligence conducted on CorpAcq to date, the status and key terms of the transaction documents and recent CorpAcq business developments. Because of her recusal,

Ms. Jonas did not attend the portions of the meeting relating to Mr. Klein’s update. Following the updates, Ms. Jonas rejoined the meeting and each of the potential fairness opinion providers joined the meeting, in turn, and presented to the boards on their qualifications and experience in providing fairness opinions. Each was then interviewed by the Churchill Board and the board of directors of Churchill VI. Following discussion and consideration by the Churchill Board of the qualifications and experience of each potential opinion provider, Ms. Jonas left the meeting again. The Churchill Board then expressed a preference for the Duff & Phelps Opinion Practice of Kroll LLC (“Duff & Phelps”), which was subsequently formally engaged by Churchill pursuant to an executed engagement letter dated July 22, 2023.
From July 19 through 21, 2023, representatives of Archimedes, Churchill and CorpAcq participated in meetings with potential investors and certain existing stockholders of Churchill in New York to discuss the CorpAcq business and the potential transaction. Each potential investor and stockholder of Churchill who attended agreed to be bound by certain confidentiality obligations.
On July 23, 2023, Weil circulated to Reed Smith a revised draft Merger Agreement and an initial draft of the Sponsor Agreement. The drafts reflected, among other things, (i) a CorpAcq equity value to be calculated based on £1.225 billion less net debt as of the signing date of the Merger Agreement, (ii) that cash consideration to CorpAcq Shareholders would be determined net of a minimum of £100 million (converted into US dollars) to the Post-Combination Company balance sheet, (iii) a minimum cash condition of $350 million, gross of transaction expenses, (iv) that the Sponsor would forfeit 14.7 million Founder Shares, subject to certain adjustments based on capital delivered to the Post-Combination Company prior to or at the closing, (v) that the Post-Combination Company would make an issuance to CorpAcq Shareholders in Post-Combination Company shares equal in value to the incremental amount additionally forfeited by the Sponsor on the basis of delivered capital (50% of which would be issued if the Post-Combination Company shares traded at or above $11.50 per share), (vi) that the Post-Combination Company would make an earnout issuance to CorpAcq Shareholders of 15 million shares if the Post-Combination Company shares traded at or above $15.00 per share, (vii) that Post-Combination Company shares received by the Sponsor in respect of 5 million Founder Shares would be unvested and subject to revesting if the Post-Combination Company shares traded at or above $15.00 per share and (viii) that the Sponsor would also forfeit 17.6 million Churchill Private Placement Warrants, and the Post-Combination Company would correspondingly issue to CorpAcq Shareholders 15 million warrants. The drafts also contemplated a potential subscription, at the option of the Sponsor, of up to $50 million in Post-Combination Company shares.
During the week of July 24, 2023, the parties continued to negotiate the terms of the transaction and exchange drafts of the Merger Agreement and Sponsor Agreement. In particular, the parties discussed, as reflected in drafts of the Merger Agreement and Sponsor Agreement exchanged between the parties during the week, (i) the calculation of the equity value to be ascribed to CorpAcq in the Merger Agreement, (ii) the minimum cash condition, including whether the condition should be determined net of transaction expenses and CorpAcq’s ability to terminate the Merger Agreement if the condition is not satisfied, (iii) the number of Founder Shares to be forfeited by the Sponsor, as well as any adjustment based on capital delivered to CorpAcq at the closing of the transaction (and the amount and terms of the corresponding issuance to CorpAcq Shareholders of such incremental adjustment), (iv) the types of capital delivered that would result in an adjustment to the Sponsor forfeiture, including a proposal to include capital delivered within 30 days following closing, (v) that Post-Combination Company shares received by the Sponsor that would be unvested but subject to revesting if the Post-Combination Company shares traded at or above $15.00 per share during the five years after the closing of the transaction would apply in respect of 4.7 million shares, (vi) that the Sponsor would forfeit 18.6 million Churchill Private Placement Warrants and (vii) that the Sponsor would subscribe for up to $50 million in Post-Combination Company shares to the extent the minimum cash condition would not be satisfied at closing.
On July 28, 2023, the Churchill Board (other than Ms. Jonas, who was recused) met via videoconference at a Churchill Board meeting, which meeting was attended by representatives of Archimedes, WLRK, Weil, certain advisors of Churchill and Churchill’s management team. During the meeting, Mr. Klein provided the Churchill Board an update on the potential transaction. Representatives of WLRK provided the Churchill Board with an overview of the director’s fiduciary duties with respect to the potential transaction and discussed and answered questions from the Churchill Board. Representatives of Weil then provided an overview of the key terms of the potential transaction, including timeline for execution of the Merger

Agreement and closing. Representatives of Archimedes updated the Churchill Board on the proposed timeline of the proposed transaction and the status of Churchill’s diligence process to date. In addition, the representatives of Archimedes reviewed with the Churchill Board the enterprise value as a multiple of estimated adjusted EBITDA for fiscal year 2023 of certain selected publicly traded European compounders (including Addtech AB, Beijer Alma AB, Diploma PLC, Lifco AB, and Indutrade AB) and certain selected publicly traded US diversified industrial companies (including APi Group Corporation, EMCOR Group, Inc. and Johnson Controls International plc) and noted to the Churchill Board that the consideration to paid to CorpAcq Shareholders in the proposed transaction generally valued CorpAcq at a discount to such selected companies with respect to CorpAcq’s total enterprise value as a multiple of estimated adjusted EBITDA for calendar year 2023. Representatives of certain advisors of Churchill presented to the Churchill Board the results of the financial, tax, human resource and cybersecurity diligence conducted, and the results of diligence with respect to CorpAcq’s business and operations, including CorpAcq’s future acquisition opportunities and potential growth strategies, the U.K. economic environment and perspectives of underlying market dynamics and of comparable companies.
On July 29, 2023, the Churchill Board (other than Mr. Schrager, as a result of scheduling constraint, and Ms. Jonas, who was recused) met via videoconference at a Churchill Board meeting, which meeting was attended by representatives of Archimedes, WLRK and Weil. During the meeting, Mr. Klein provided the Churchill Board an update on the potential transaction. Thereafter, representatives of Duff & Phelps reviewed its preliminary financial analysis of the proposed consideration with the Churchill Board. Representatives of Duff & Phelps received and answered several questions from the Churchill Board. Following the meeting later that day, Mr. Schrager met via videoconference with representatives of Duff & Phelps, Archimedes and Weil, during which Mr. Schrager was updated on the substance of the earlier Churchill Board meeting.
On July 30, 2023, the Churchill Board (other than Ms. Jonas, who was recused) met via videoconference at a Churchill Board meeting, which meeting was attended by representatives of Archimedes, WLRK, Weil and Churchill’s management team. Representatives of Weil provided an update on the potential transaction and discussed the status of the transaction documents. Mr. Klein and representatives of Archimedes then provided an overview of Churchill management’s due diligence and perspectives on CorpAcq and the potential transaction. Mr. Klein and representatives of Archimedes discussed and answered questions from the Churchill Board concerning several topics, including the Churchill management’s team financial diligence process, analysis of the industries in which CorpAcq operates and perspectives on the potential transaction, and Duff & Phelps’ financial analysis at the previous Churchill Board meeting. At the conclusion of the meeting, the Churchill Board (other than Ms. Jonas, who was recused) expressed its unanimous continued support for the potential transaction.
From July 30, 2023 and through early in the morning on August 1, 2023, representatives of Churchill and CorpAcq continued to discuss and negotiate the terms of the transaction. During this period Weil and Reed Smith exchanged drafts of the Merger Agreement and Sponsor Agreement, which agreements included that (i) the minimum cash condition would be calculated net of transaction expenses, (ii) capital raised from existing CorpAcq Shareholders or affiliates thereof would be excluded from the types of capital delivered to CorpAcq that would result in adjustment to the Sponsor forfeiture and (iii) the corresponding incremental earnout issuance to CorpAcq Shareholders in respect of adjustments to the Sponsor forfeiture would instead be issued in connection with the closing, but be unvested and subject to future revesting.
On the morning of August 1, 2023, the Churchill Board (other than Ms. Jonas, who was recused) met via videoconference at a Churchill Board meeting, which meeting was attended by representatives of Archimedes, WLRK, Weil, Duff & Phelps and Churchill’s management team. Representatives of Weil provided an update on the potential transaction. Representatives of Duff & Phelps then reviewed its financial analysis of the proposed consideration in the potential transaction. Following discussion and questions from the Churchill Board, representatives of Duff & Phelps rendered an oral opinion, confirmed by delivery of a written opinion dated August 1, 2023, to the Churchill Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the consideration to be received by holders of Churchill Class A Common Stock in connection with the Merger was fair, from a financial point of view, to such stockholders. Following discussion, upon a motion duly made and seconded, the Churchill Board (other than Ms. Jonas, who was recused) unanimously (i) authorized, approved, confirmed and adopted in all respects the Business Combination, including the Merger, and the Merger Agreement and other transaction agreements and the consummation of the Business Combination, including the Merger, (ii) determined and declared that the Merger Agreement and other transaction agreements and the consummation of the Business Combination, including the Merger, were advisable and in the best interests of Churchill and the Churchill stockholders, (iii) directed that the adoption of the Merger Agreement and the other Stockholder Proposals be submitted to Churchill stockholders for their consideration and approval at the Special Meeting and the Warrant Holder Proposals be submitted to the holders of Churchill Public Warrants for their consideration and approval at the Warrant Holder Meeting and (iv) recommended that Churchill stockholders vote to approve each of the Stockholder Proposals and the holders of Churchill Warrants vote to approve the Warrant Holder Proposals.
Shortly thereafter, the parties executed the Merger Agreement and the other related agreements. Promptly following the execution of such documentation, Churchill and CorpAcq announced the execution of the Merger Agreement and the Business Combination.
On December 15, 2023, the Churchill Board (other than Mr. Murphy and Mr. Schrager, each as a result of scheduling constraint and Ms. Jonas, who was recused) met via videoconference at a Churchill Board meeting, which meeting was attended by representatives of Archimedes, Weil and Churchill’s management team. At the meeting, the Churchill Board received an update on the status of the Business Combination and discussed a potential amendment to the Churchill Charter to extend the date by which Churchill must consummate an initial business combination from February 17, 2024 to August 17, 2024 (or such earlier date as determined by the Churchill Board) in order to allow Churchill additional time to complete the Business Combination (such amendment, the “Extension”). Following the meeting, Mr. Murphy and Mr. Schrager each received updates from representatives of Archimedes and Churchill management on the Churchill Board meeting.
On December 18, 2023, the Churchill Board (other than Ms. Jonas, who was recused) met via videoconference at a Churchill Board meeting, which meeting was attended by representatives of Archimedes, Weil and Churchill’s management team, At the meeting, the Churchill Board received further updates on the status of the Business Combination. Following discussion, the Churchill Board approved the Extension and an amendment to the Merger Agreement to reflect, among other things, effective upon the filing of the Extension with the Secretary of State of the State of Delaware, an amendment to extend the “Termination Date” (as defined in the Merger Agreement) from February 17, 2024 to August 17, 2024. On December 26, 2023, the parties executed the amendment to the Merger Agreement.
On January 23, 2024, Churchill announced its plans to transfer the listing of shares of Churchill Class A Common Stock, Churchill Public Units and Churchill Public Warrants from NYSE to the Nasdaq Global Market. The listing and trading of shares of Churchill Class A Common Stock, Churchill Public Units and Churchill Public Warrants on the NYSE ended at market close on February 2, 2024, and the trading began on the Nasdaq Global Market at market open on February 5, 2024 under the symbols “CVII,” “CVIIU” and “CVIIW,” respectively.
On February 8, 2024, Churchill stockholders approved an amendment to the Churchill Charter to extend the date by which Churchill must consummate an initial business combination from February 17, 2024 to August 17, 2024 (or such earlier date as determined by the Churchill Board) at a special meeting of Churchill stockholders (the “Extension Special Meeting”). In connection with the Extension Special Meeting, Churchill stockholders approved an amendment to the Churchill Charter to provide for the right of holders of Founder Shares to convert some or all of his, her or its Founder Shares into shares of Churchill Class A Common Stock on a one-to-one basis at any time at the election of the holder.
The amendment to the Churchill Charter providing for such amendments was filed with the Secretary of State of Delaware on February 9, 2024. As a result, the date by which Churchill must consummate an initial business combination was extended to August 17, 2024 (or such earlier date as determined by the Churchill Board). The Sponsor has not currently elected to convert any of its Founder Shares into Churchill Class A Common Stock. However, the Sponsor has informed Churchill that it may convert some or all of its Founder Shares into Churchill Class A Common Stock prior to the consummation of the Business Combination, subject to any required consent from CorpAcq.

Recommendation of the Churchill Board and Reasons for the Business Combination
In (i) authorizing, approving, confirming and adopting in all respects the Business Combination, including the Merger, and the Merger Agreement and the other transaction agreements and the consummation of the Business Combination, including the Merger, (ii) determining and declaring that the Merger Agreement and the other transaction agreements and the consummation of the Business Combination, including the Merger, were advisable and in the best interests of Churchill and the Churchill stockholders, (iii) directing that the adoption of the Merger Agreement and the other Stockholder Proposals be submitted to Churchill stockholders for their consideration and approval at the Stockholder Special Meeting and the Warrant Holder Proposals be submitted to the holders of Churchill Public Warrants for their consideration and approval at the Warrant Holder Meeting and (iv) recommending that Churchill stockholders vote to approve each of the Stockholder Proposals and the holders of Churchill Warrants vote to approve the Warrant Holder Proposals, the Churchill Board considered and evaluated a number of factors, including the factors discussed below. The Churchill Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Churchill Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Churchill Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The Churchill Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the other transaction agreements, including but not limited to the following material factors:
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Attractive Valuation.   The consideration to CorpAcq Shareholders values CorpAcq at a discount to certain comparable companies with respect to CorpAcq’s total enterprise value as a multiple of estimated Adjusted EBITDA for calendar year 2023.

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Reasonableness on Aggregate Consideration.   Following a review of the financial data provided to Churchill, including CorpAcq’s historical financial statements, and Churchill’s due diligence review of the CorpAcq business, the Churchill Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

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Track Record of Revenue Growth, Profitability and Cash Flow Generation.   CorpAcq has delivered meaningful financial returns and sustained value over several economic cycles with prudent financial leverage since its inception, including CorpAcq’s record of organic topline growth as calculated based on growth in revenue and subsidiary-level profits from subsidiaries that have been in CorpAcq’s portfolio for at least one year, and cash flow generation with a disciplined, low-risk acquisition strategy that has diversified and enhanced the CorpAcq platform.

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Diversified Portfolio Aligned with Favorable End-Markets and Risk Mitigation.   CorpAcq had a portfolio of 41 businesses as of the date of the Merger Agreement, which is anchored by stable, mature United Kingdom SMEs across multiple large industries. CorpAcq’s portfolio creates diversification and helps contribute to overall portfolio resilience through economic cycles. Many of CorpAcq’s businesses have a long, well-established history of operating successfully and are aligned with attractive industry trends in the United Kingdom with exposure to favorable end-markets, providing an opportunity for organic growth to outperform UK GDP.

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“Preferred Buyer” Status Driven by Management-Empowered Value Proposition.   CorpAcq offers an alternative equity avenue for founders of SMEs who want to remain involved in their companies and empowers existing management teams to accelerate business performance while maintaining their brand, identification, and legacy. This approach has allowed CorpAcq to become a “preferred buyer” for profitable, well-established, founder-led SMEs in the United Kingdom by maintaining autonomy within the business through a decentralized and scalable structure and holding the investment over a long-term horizon.

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Strong and Experienced Management Team.   CorpAcq has a highly qualified and long-tenured management team that has a demonstrated track record of success with its established M&A playbook and operating business model. The Churchill Board believes the leadership team brings together the necessary commercial knowledge, extensive networks and operational expertise to seek to drive successful acquisitions and achieve value creation.
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Attractive and Growing Acquisition Pipeline.   CorpAcq has a robust pool of opportunities in its core United Kingdom market where there is a large total addressable market of more than 90,000 companies in key sectors to CorpAcq, including residential and nonresidential construction, manufacturing, infrastructure, industrials, transportation and consumer. The Churchill Board believes the increased capital from the public markets and expertise from Churchill will provide CorpAcq the opportunity to scale its business model to target larger transactions and operate in new geographies over the medium-term.

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Compelling Profile for Compounding Returns for Investors.   CorpAcq’s focus and discipline to acquire stable and profitable businesses at attractive single-digit multiples of cash flow have led to strong returns on investment and historical double-digit net income growth, based on the compound annual growth rate of CorpAcq’s net income from 2019 to 2022, subject to adjustments for non-controlling interest (and based on UK GAAP). CorpAcq management anticipates that CorpAcq will have the capacity to deliver an annual dividend yield with a more flexible capital structure.

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Opinion of Duff & Phelps.   The financial analysis performed by and the opinion of Duff & Phelps, dated August 1, 2023, that, as of such date and subject to and based on the assumptions made, procedures followed, matters considered, and limitations of the review undertaken and qualifications contained in the opinion, the Churchill Class A Stockholder Consideration to be received by the holders of Churchill Class A Common Stock other than Excluded Shares in the Business Combination was fair, from a financial point of view, to such stockholders (taking into account the other transactions contemplated by the Merger Agreement and the Sponsor Agreement but without giving effect to any impact of the Business Combination on any particular stockholder other than in its capacity as a stockholder. See section “The Business Combination — Opinion of Duff & Phelps to Churchill Board.”

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Other Alternatives.   The Churchill Board believed, after a review of other initial business combination opportunities reasonably available to Churchill, that the proposed Business Combination represents the best potential alternative for Churchill based on its evaluation of CorpAcq, other potential acquisition targets and the alternative of liquidating.

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Due Diligence.   The Churchill Board took into account the results of its due diligence investigation of CorpAcq conducted by Churchill’s management team and its legal advisors.

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Stockholder Approval.   The Churchill Board considered the fact that, in connection with the Business Combination, Churchill stockholders have the option to (i) become shareholders of the Post-Combination Company, (ii) sell their shares of Churchill Class A Common Stock or (iii) redeem their shares of Churchill Class A Common Stock for the per share amount held in the Trust Account pursuant to the terms of the Churchill Charter.

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Negotiated Terms of the Merger Agreement and the Sponsor Agreement.   The Churchill Board considered the terms and conditions of the Merger Agreement, the Sponsor Agreement and the Business Combination, including each party’s representations, warranties and covenants, the conditions to each party’s obligation and the termination provisions as well as the strong commitments by CorpAcq, PubCo and Merger Sub and Churchill to complete the Business Combination.

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Governance of the Post-Combination Company.   The Churchill Board evaluated the governance profile of the Post-Combination Company that was agreed upon in connection with the negotiation of the Merger Agreement.

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Independent Director Role.   The Churchill Board is comprised of a majority of independent directors which comply with the Nasdaq Global Market listing standards. In connection with the Business Combination, the majority of Churchill independent directors, Andrew Frankle, Malcolm S. McDermid, Karen G. Mills, Stephen Murphy and Alan M. Schrager, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement. Churchill’s independent directors evaluated and unanimously (among those who voted) approved, as members of the Churchill Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.
The Churchill Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Macroeconomic Risks.   Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the Post-Combination Company’s revenues, as well as risks related to CorpAcq’s business, including its exposure to general economic conditions in the United Kingdom and the impact of Brexit and CorpAcq’s longer-term strategy to mitigate such risks.

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Benefits May Not Be Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Stockholder Vote.   The risk that Churchill’s stockholders may object to and challenge the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including to vote down the Stockholder Proposals at the Stockholder Special Meeting and the Warrant Holder Proposals at the Warrant Holder Meeting.

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Redemption Risk.   The risk that a significant number of Churchill stockholders may elect to redeem their Churchill Class A Common Stock prior to the consummation of the Business Combination pursuant to the Churchill Charter, which may potentially make the Business Combination more difficult to consummate.

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Closing Conditions.   The fact that the Closing is conditioned on the satisfaction of certain closing conditions that are not within Churchill’s control, including the fact that Closing is conditioned upon satisfaction (or waiver) of the Minimum Cash Condition, which requires that the Available Cash Amount, net of Transaction Expenses (and disregarding any Delayed Financing Amount), is no less than $350,000,000, and the fact that such minimum amount is a meaningful portion of the $605.2 million contained in the Trust Account as of February 9, 2024.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

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Fees and Expenses.   The fees and expenses associated with consummating the Business Combination (and the fact that the Minimum Cash Condition is net of Transaction Expenses).

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Liquidation of Churchill.   The risks and costs to Churchill if the Business Combination is not consummated, including the risk of diverting management focus and resources from other Businesses Combination opportunities, which could result in Churchill being unable to effect an initial business combination within the Completion Window and force Churchill to liquidate.

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Other Risks.   Various other risks associated with the Business Combination, the business of CorpAcq and ownership of the Post-Combination Company’s shares described under the section titled “Risk Factors.”

In addition to considering the factors described above, the Churchill Board also considered that:
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Interests of Certain Persons.   Some officers and directors of Churchill may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Churchill’s stockholders (see “The initial business combination — Interests of Certain Persons in the initial business combination”). Churchill’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously (of those who voted) approving, as members of the Churchill Board, the Merger Agreement and the Business Combination, including the Merger.

The Churchill Board concluded that the potential benefits it expected Churchill and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Churchill Board unanimously (among those who voted) determined that the Merger Agreement and the Business Combination, were advisable, fair to, and in the best interests of Churchill and its stockholders.
Opinion of Duff & Phelps to Churchill Board
Summary of Opinion
On July 22, 2023, Churchill retained Kroll, LLC, operating through its Duff & Phelps Opinions Practice (“Duff & Phelps”), to serve as an independent financial advisor to the Churchill Board, specifically to provide to the Churchill Board a fairness opinion in connection with the Business Combination. In selecting Duff & Phelps, the Churchill Board considered, among other things, the fact that Duff & Phelps is a global leader in providing fairness opinions to boards of directors and special committees. Duff & Phelps is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.
On July 29, 2023, Duff & Phelps presented its financial analysis to the Churchill Board with respect to the merger consideration to be issued and paid by Churchill in the Business Combination. On August 1, 2023, Duff & Phelps delivered its oral opinion to the Churchill Board, subsequently confirmed in a written opinion to the Churchill Board dated as of the same date (the “Opinion”), that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, and limitations of the review undertaken and qualifications contained in the Opinion, the Churchill Class A Stockholder Consideration to be received by the holders of Churchill Class A Common Stock other than Excluded Shares in the Business Combination was fair, from a financial point of view, to such stockholders (taking into account the other transactions contemplated by the Merger Agreement and the Sponsor Agreement but without giving effect to any impact of the Business Combination on any particular stockholder other than in its capacity as a stockholder).
The full text of the Opinion is attached to this proxy statement/prospectus as Annex L and is incorporated into this proxy statement/prospectus by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Churchill’s stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Duff & Phelps in connection with the Opinion, as well as other qualifications contained in the Opinion. Neither the Opinion nor the summary of the Opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Churchill Board, any Churchill stockholder, any Churchill advisor or any other person as to how to act or vote with respect to any matter relating to the Business Combination.
The Opinion was approved by Duff & Phelps’ fairness opinions committee. The Opinion was provided for the information of, and directed to, the Churchill Board and only addressed the fairness, from a financial point of view, to the holders of Churchill Class A Common Stock other than Excluded Shares of the Churchill Class A Stockholder Consideration to be received by such stockholders of Churchill in the Business Combination (taking into account the other transactions contemplated by the Merger Agreement and the Sponsor Agreement but without giving effect to any impact of the Business Combination on any particular stockholder other than in its capacity as a stockholder).
In connection with the Opinion, Duff & Phelps made such reviews, analyses and inquiries that Duff & Phelps deemed necessary and appropriate under the circumstances to enable Duff & Phelps to render the Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:
1.   Reviewed the following documents:

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Churchill’s prospectus on Form S-1 dated and filed with the SEC on January 11, 2021, as amended by Amendment No. 1 to Form S-1, dated February 8, 2021, as amended by Amendment No. 2 to Form S-1, dated February 9, 2021;

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audited financial statements on Form 10-K filed with the SEC for the years ended December 31, 2021 and December 31, 2022 and Churchill’s unaudited interim financial statements for the three months ended March 31, 2023 included in Churchill’s Form 10-Q filed with the SEC;

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audited financial statements for CorpAcq for the years ended December 31, 2018 through December 31, 2021;

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draft audited financial statements for CorpAcq for the year ended December 31, 2022;

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unaudited financial information for CorpAcq for the four months ended April 30, 2023, which CorpAcq’s management identified as being the most current financial statements available;

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other internal documents relating to the history, financial conditions and prospects, current and future operations, and probable future outlook of CorpAcq, including the financial projections for the year ending December 31, 2023, provided to Duff & Phelps by management of CorpAcq and approved for Duff & Phelps’ use by Churchill management (the “Management Projection”);

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a letter dated August 1, 2023 from the management of Churchill which made certain representations as to historical financial statements, financial projections and the underlying assumptions, other information and estimates and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for CorpAcq on a post-transaction basis;

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an investor presentation dated July 2023 as supplemented by additional information provided by management of CorpAcq and Churchill through the date hereof;

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documents related to the Business Combination, including drafts of the Merger Agreement and the Sponsor Agreement, each dated August 1, 2023;

2.   Discussed the information referred to above and the background and other elements of the Business Combination with CorpAcq management and Churchill management;
3.   Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of selected public companies that Duff & Phelps deemed relevant; and
4.   Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
In performing its analyses and rendering the Opinion with respect to the Business Combination, Duff & Phelps, with Churchill’s consent:
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Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including CorpAcq management and Churchill management, and did not independently verify such information;

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Relied upon the fact that the Churchill Board and Churchill have been advised by counsel as to all legal matters with respect to the Business Combination, including whether all procedures required by law to be taken in connection with the Business Combination have been duly, validly and timely taken;

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Assumed that any estimates, evaluations, forecasts, projections and any other forward-looking information furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of Churchill management and CorpAcq management, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

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Assumed that information supplied and representations made by CorpAcq management and Churchill management are substantially accurate regarding Churchill, CorpAcq and the Business Combination;

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Assumed that the representations and warranties made in the Merger Agreement and Sponsor Agreement are substantially accurate;

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Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

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Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Churchill or CorpAcq since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

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Assumed that all of the conditions required to implement the Business Combination will be satisfied and that the Business Combination will be completed in accordance with the Merger Agreement and Sponsor Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

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Assumed Churchill Warrants will be converted into economically equivalent securities in connection with the Business Combination;

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Assumed, at Churchill’s direction and for the purposes of Duff & Phelps’ analysis, a value of $10.20 per share of Churchill Class A Common Stock; and

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Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination will be obtained without any adverse effect on Churchill, CorpAcq, or the contemplated benefits expected to be derived in the Business Combination.

Duff & Phelps informed the Churchill Board that to the extent that any of the foregoing assumptions, representations or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Duff & Phelps also informed the Churchill Board that in its analysis and in connection with the preparation of the Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.
Duff & Phelps prepared the Opinion effective as of August 1, 2023. The Opinion was necessarily based upon market, economic, financial and other conditions as they existed as of such date and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after such date.
Duff & Phelps did not evaluate the solvency of Churchill or CorpAcq or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise), nor was Duff & Phelps furnished with any such appraisals. Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of Churchill or CorpAcq, or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from Churchill’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Business Combination, or (iii) advise the Churchill Board or any other party with respect to alternatives to the Business Combination.
In rendering the Opinion, Duff & Phelps was not expressing any opinion as to the market price or value of Churchill Common Stock or CorpAcq Ordinary Shares (or anything else) after the announcement or the consummation of the Business Combination. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of Churchill’s or CorpAcq’s creditworthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering the Opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of Churchill’s or CorpAcq’s officers, directors or employees, or any class of such persons, relative to the Churchill Class A Stockholder Consideration to be received by the holders of Churchill Class A Common Stock in the Business Combination, or with respect to the fairness of any such compensation.

The Opinion was furnished solely for the use and benefit of the Churchill Board in connection with its consideration of the Business Combination and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. The Opinion (i) does not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) does not address or express any view on any transaction or arrangement related to the Business Combination; (iii) is not a recommendation as to how the Churchill Board or any stockholder should vote or act with respect to any matters relating to the Business Combination, including without limitation, whether stockholders of Churchill should redeem their shares in connection with the Business Combination, or whether to proceed with the Business Combination or any related transaction; and (iv) does not indicate that the Churchill Class A Stockholder Consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the Churchill Class A Stockholder Consideration in the Business Combination is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion is limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and Churchill, dated July 22, 2023.
Summary of Financial Analysis
Set forth below is a summary of the material analysis performed by Duff & Phelps in connection with the delivery of the Opinion to the Churchill Board. This summary is qualified in its entirety by reference to the full text of the Opinion, attached to this proxy statement/prospectus as Annex L. While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation to the Churchill Board, it is not a comprehensive description of all analysis and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at the Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analysis and factors could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analysis to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analysis.
Discounted Cash Flow Analysis
The Discounted Cash Flow (“DCF”) Analysis is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate (the “DCF Analysis”). The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period, and all of the cash flows for the business after the end of the discrete projection period (the “Terminal Value”). The estimated cash flows for each of the years in the discrete projection period and the Terminal Value are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. Duff & Phelps was not provided any financial projections for CorpAcq other than the Management Projection for 2023. As a result, Duff & Phelps was unable to use a DCF analysis to derive a value indication.

Market Approach
The Market Approach is a valuation technique that provides an estimation of value by applying valuation multiples to financial metrics for the subject company. These valuation multiples are either observed or derived from (i) market prices of actively traded, public companies and publicly available historical financial information and consensus equity research analyst estimates of future financial performance or (ii) prices paid in actual mergers, acquisitions or other transactions. The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and such similar businesses.
Duff & Phelps selected ten publicly traded companies that it deemed relevant in its analysis (the “Selected Publicly Traded Companies”) based on their relative similarity, primarily in terms of business focus, revenue growth history and outlook, capital requirements and other characteristics to CorpAcq. The ten publicly traded companies are segmented into a Compounders group and an Industrials group. Duff & Phelps noted that none of the Selected Publicly Traded Companies are perfectly comparable to CorpAcq, and that Duff & Phelps did not have access to non-public information of any of the Selected Publicly Traded Companies. Accordingly, a complete valuation analysis of CorpAcq cannot rely solely upon a quantitative review of the Selected Publicly Traded Companies but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of CorpAcq. Additionally, Duff & Phelps did not identify any M&A transactions with targets it deemed comparable to CorpAcq; and therefore, did not employ a selected M&A transaction analysis as part of the Market Approach. Therefore, the Market Approach is subject to certain limitations.
The tables below summarize certain observed historical and projected financial performance and trading multiples of the Selected Publicly Traded Companies.
	Revenue Growth			EBITDA Growth			EBITDA Margin
	19 – 22 CAGR	2022	2023	19 – 22 CAGR	2022	2023	20 – 22 Avg	2022	LTM	2023
Compounders
Addtech AB (publ.)	16.8%	33.1%	16.9%	24.7%	36.4%	30.6%	12.9%	13.3%	14.1%	14.9%
Beijer Alma AB (publ)	8.3%	28.1%	16.8%	10.0%	13.2%	27.3%	17.5%	16.9%	16.4%	18.5%
Diploma PLC	23.0%	30.3%	20.4%	30.6%	34.9%	20.3%	23.5%	20.8%	27.9%	21.4%
Lifco AB (publ)	15.9%	23.3%	11.0%	22.1%	24.8%	19.2%	22.2%	22.9%	23.9%	24.5%
Indutrade AB (publ)	13.6%	24.4%	16.0%	19.5%	22.9%	25.9%	15.7%	16.1%	16.0%	17.5%
Mean	15.5%	27.8%	16.2%	21.4%	26.4%	24.7%	18.4%	18.0%	19.7%	19.4%
Median	15.9%	28.1%	16.8%	22.1%	24.8%	25.9%	17.5%	16.9%	16.4%	18.5%
Industrials
Donaldson Company, Inc.	5.1%	10.2%	2.4%	5.0%	12.3%	3.0%	17.1%	17.0%	17.7%	17.3%
Johnson Controls International plc	1.8%	5.4%	7.5%	3.7%	-14.9%	16.0%	14.6%	12.4%	14.7%	15.6%
Fortive Corporation	8.5%	10.9%	4.6%	16.8%	21.8%	11.3%	23.1%	25.6%	26.0%	27.2%
IDEX Corporation	8.4%	15.1%	5.8%	9.2%	15.5%	5.6%	27.3%	27.8%	27.7%	27.7%
Ingersoll Rand Inc.	43.1%	14.8%	12.2%	35.7%	22.7%	18.2%	21.8%	22.9%	23.5%	24.1%
Mean	13.4%	11.3%	6.5%	14.1%	11.5%	10.8%	20.8%	21.1%	21.9%	22.4%
Median	8.4%	10.9%	5.8%	9.2%	15.5%	11.3%	21.8%	22.9%	23.5%	24.1%
Mean – Aggregate	14.5%	19.6%	11.4%	17.7%	19.0%	17.3%	19.6%	19.6%	20.8%	20.9%
Median – Aggregate	11.1%	19.2%	11.6%	18.2%	22.3%	18.7%	19.6%	18.9%	20.6%	19.9%
CorpAcq	10.3%	14.3%	15.1%	14.3%	8.9%	18.2%	15.2%	15.6%	15.1%	16.0%

	EBITA Margin				EBITDA-CAPEX-△WC Margin
	20 – 22 Avg	2022	LTM	2023	2022	2023
Compounders
Addtech AB (publ.)	12.4%	12.9%	13.6%	14.5%	9.1%	12.9%
Beijer Alma AB (publ)	14.5%	14.4%	13.9%	15.9%	7.7%	11.4%
Diploma PLC	22.5%	19.7%	26.9%	20.4%	20.3%	16.9%
Lifco AB (publ)	20.9%	21.6%	22.6%	23.4%	20.0%	21.1%
Indutrade AB (publ)	14.4%	14.8%	14.8%	16.3%	10.2%	12.6%
Mean	17.0%	16.7%	18.3%	18.1%	13.5%	15.0%
Median	14.5%	14.8%	14.8%	16.3%	10.2%	12.9%
Industrials
Donaldson Company, Inc.	13.9%	14.3%	15.1%	14.5%	11.8%	14.2%
Johnson Controls International plc	11.1%	10.9%	13.1%	14.0%	12.2%	13.2%
Fortive Corporation	15.2%	24.2%	24.6%	25.8%	23.6%	25.5%
IDEX Corporation	23.6%	27.0%	26.1%	26.1%	24.2%	24.8%
Ingersoll Rand Inc.	13.1%	20.7%	22.2%	22.7%	19.8%	20.8%
Mean	15.4%	19.4%	20.2%	20.6%	18.3%	19.7%
Median	13.9%	20.7%	22.2%	22.7%	19.8%	20.8%
Mean – Aggregate	16.2%	18.1%	19.3%	19.4%	15.9%	17.3%
Median – Aggregate	14.5%	17.3%	18.6%	18.4%	16.0%	15.5%
CorpAcq	10.3%	10.9%	10.8%	11.6%	9.4%	10.0%

LTM = Latest Twelve Months; CAGR = Compounded Annual Growth Rate; EBITDA = Earnings Before Interest, Taxes, Depreciation, and Amortization; EBITA = Earnings Before Interest, Taxes and Amortization; CAPEX = Capital Expenditures; △WC = Change in Working Capital
Sources: S&P Capital IQ, SEC Filings, Annual and Interim Reports, CorpAcq financial statements and Management Projection.
Enterprise Value as a Multiple of
	LTM EBITDA	2023 EBITDA	LTM EBITA	2023 EBITA	2023 EBITDA- CapEx-△WC	LTM Revenue	2023 Revenue
Compounders
Addtech AB (publ.)	19.2x	17.4x	21.6x	19.5x	21.9x	2.94x	2.82x
Beijer Alma AB (publ)	12.7x	10.6x	16.1x	13.2x	18.4x	2.23x	2.11x
Diploma PLC	13.1x	15.5x	14.8x	18.2x	26.5x	3.98x	3.72x
Lifco AB (publ)	18.2x	17.2x	20.1x	18.8x	20.8x	4.54x	4.39x
Indutrade AB (publ)	17.4x	15.4x	20.6x	17.9x	23.2x	3.04x	2.92x
Mean	16.1x	15.2x	18.6x	17.5x	22.2x	3.35x	3.19x
Median	17.4x	15.5x	20.1x	18.2x	21.9x	3.04x	2.92x
Industrials
Donaldson Company, Inc.	13.4x	13.4x	15.7x	16.0x	2.1x	2.37x	2.32x
Johnson Controls International plc	14.7x	13.2x	16.4x	14.7x	14.2x	2.15x	2.05x
Fortive Corporation	19.5x	18.3x	20.6x	19.3x	7.7x	5.08x	4.98x

Enterprise Value as a Multiple of
	LTM EBITDA	2023 EBITDA	LTM EBITA	2023 EBITA	2023 EBITDA- CapEx-△WC	LTM Revenue	2023 Revenue
IDEX Corporation	19.7x	19.4x	20.9x	20.6x	4.6x	5.46x	5.40x
Ingersoll Rand Inc.	19.4x	17.7x	20.6x	18.8x	7.2x	4.57x	4.28x
Mean	17.3x	16.4x	18.8x	17.9x	7.1x	3.93x	3.80x
Median	19.4x	17.7x	20.6x	18.8x	7.2x	4.57x	4.28x
Mean – Aggregate	16.7x	15.8x	18.7x	17.7x	14.7x	3.64x	3.50x
Median – Aggregate	17.8x	16.4x	20.3x	18.5x	16.3x	3.51x	3.32x

LTM = Latest Twelve Months; EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization; EBITA = Earnings Before Interest, Taxes and Amortization; CAPEX = Capital Expenditures; △WC = change in working capital
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.
Duff & Phelps did not receive any financial forecasts or other financial projections for any period after 2023 from Churchill. Management of Churchill and CorpAcq provided general guidance on future operations and performance after 2023 of CorpAcq. Duff & Phelps selected a range of valuation multiples to apply to CorpAcq’s 2023 EBITDA and 2023 EBITDA less Capex less Change in WC in the Management Projection to obtain a range of current enterprise values for CorpAcq. Duff & Phelps analyzed 2019 through 2023 revenue and EBITDA growth in the Management Projection, 2020 through 2023 EBITDA margin and EBITA margin, and 2022 through 2023 EBITDA less Capex less Change in WC for the Selected Publicly Traded Companies and compared these metrics to the same metrics for CorpAcq, based on the Management Projection. Duff & Phelps used these comparisons and the multiples of enterprise value-to-2023 projected EBITDA for the Selected Publicly Traded Companies to select a 2023 EBITDA multiple range of 11.0x to 13.0x to apply to CorpAcq’s 2023 EBITDA as well as enterprise value-to-2023 projected EBITDA less Capex less Change in WC for the Selected Publicly Traded Companies to select a 2023 EBITDA less Capex less Change in WC multiple range of 19.0x to 22.0x to apply to CorpAcq’s 2023 EBITDA less Capex less Change in WC, resulting in an estimated current enterprise value range for CorpAcq. Duff & Phelps selected multiples that, in its judgment, reflected CorpAcq’s growth and margin outlook, capital requirements and other characteristics relative to the Selected Publicly Traded Companies.
Duff & Phelps estimated the range of enterprise value of CorpAcq to be £1,350 million to £1,580 million, based on the range indicated by the Market Approach. Duff & Phelps further estimated the range of total equity value of CorpAcq under two scenarios, a “No Redemptions” scenario and a “Minimum Cash” scenario.
Under the No Redemptions scenario, Duff & Phelps estimated the range of total equity value of CorpAcq by adding pro forma cash of £152 million (which assumes no redemptions) and subtracting the face value of pro forma debt of £363 million and the non-controlling interest of £78 million (based on estimates provided by Churchill) to the estimated enterprise value range of CorpAcq. The pro forma cash, pro forma debt, and non-controlling interest amounts were all provided by Churchill. After making these adjustments, the estimated total equity value range for CorpAcq was £1,061 million to £1,291 million (prior to any dilutive effects of Churchill Warrants, Vesting Shares and Earnout Shares). The total equity value range for CorpAcq was converted to US dollars at an exchange rate of 1.28, resulting in an estimated total equity value range for CorpAcq of $1,358 million to $1,652 million. Duff & Phelps utilized a Black Scholes model to calculate the theoretical value of Churchill Warrants, Vesting Shares and Earnout Shares. Duff & Phelps deducted the estimated range of the theoretical value of Churchill Warrants of $31 million to $115 million, the estimated range of the theoretical value of Vesting Shares with an $11.50 strike price of $62 million to $77 million and the estimated range of the theoretical value of Vesting Shares and Earnout Shares with a $15.00 strike price of $134 million to $184 million. After deducting the theoretical value of Churchill Warrants, Vesting Shares and Earnout Shares, the resulting common equity value range was $1,130 million to $1,277 million. The Churchill Public Stockholders pro forma ownership of 48% (assuming no redemptions, based on estimates provided by Churchill) results in equity value to Churchill Public Stockholders of $547 million to $618 million. Duff & Phelps noted in its presentation to the Churchill

Board that the Trust Account value pursuant to the terms of the Merger Agreement is $592 million (assuming no redemptions and a value of $10.20 per share of Churchill Common Stock), which is within the estimated total equity value range to Churchill Public Stockholders described above.
Under the Minimum Cash scenario, Duff & Phelps estimated the range of total equity value of CorpAcq by adding pro forma cash of £100 million (which assumes redemptions in an amount that results in the minimum cash amount to meet the Minimum Cash Condition) and subtracting the face value of pro forma debt of £363 million and the non-controlling interest of £78 million (based on estimates provided by Churchill) to the estimated enterprise value range of CorpAcq. The pro forma cash, pro forma debt, and non-controlling interest amounts were all provided by Churchill. After making these adjustments, the estimated total equity value range for CorpAcq was £1,009 million to £1,239 million (prior to any dilutive effects of Churchill Warrants, Vesting Shares and Earnout Shares). The total equity value range for CorpAcq was converted to US dollars at the exchange rate of 1.28, resulting in the estimated total equity value range for CorpAcq of $1,292 million to $1,586 million. Duff & Phelps utilized a Black Scholes model to calculate the theoretical value of Churchill Warrants, Vesting Shares and Earnout Shares. Duff & Phelps deducted the estimated range of the theoretical value of Churchill Warrants of $33 million to $119 million, the estimated range of the theoretical value of Vesting Shares with an $11.50 strike price of $63 million to $78 million and the estimated range of the theoretical value of Vesting Shares and Earnout Shares with a $15.00 strike price of $135 million to $186 million. After deducting the theoretical value of Churchill Warrants, Vesting Shares and Earnout Shares, the resulting common equity value range was $1,062 million to $1,204 million. The Churchill Public Stockholders pro forma ownership of 35% (assuming the Minimum Cash Scenario, based on estimates provided by Churchill) results in equity value to Churchill Public Stockholders of $373 million to $423 million. Duff & Phelps noted in its presentation to the Churchill Board that the Trust Account value pursuant to the terms of the Merger Agreement is $402 million (assuming the Minimum Cash scenario and a value of $10.20 per share of Churchill common stock), which is within the estimated total equity value range to Churchill Public Stockholders described above.
The Opinion was only one of the many factors considered by the Churchill Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Churchill Board.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of the Opinion to the Churchill Board, Churchill agreed to pay Duff & Phelps a fee of $850,000, of which a portion was payable upon signing of the engagement letter, a portion was due upon delivery of the Opinion, and $550,000 is payable upon consummation of the Business Combination. No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the Opinion.
Churchill has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and reasonable fees and expenses of outside counsel retained by Duff & Phelps in connection with the engagement. Churchill has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.
The terms of the fee arrangements with Duff & Phelps, which Churchill believes are customary in transactions of this nature, were negotiated at arm’s length, and the Churchill Board is aware of these fee arrangements.
Disclosure of Prior Relationships
During the two years prior to the delivery of the Opinion, Duff & Phelps previously provided financial advisory services to CorpAcq. For these prior engagements, Duff & Phelps received customary fees of less than $500,000, which account for less than 1% of Duff & Phelps’ revenue. During the two years prior to the delivery of the Opinion, Duff & Phelps did not provide financial advisory services to Churchill.
Certain Financial Projections Provided to Churchill Board
As a private company, CorpAcq does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of CorpAcq’s future performance, revenue, financial condition or other results. In connection with Churchill’s evaluation of CorpAcq, CorpAcq’s management prepared projections for the fiscal year ending December 31, 2023. The projections were requested by, and disclosed to, the Churchill Board for use as a component in its overall evaluation of CorpAcq. Additionally, the projections were reviewed and approved by Churchill and provided to Duff & Phelps by Churchill for its use in connection with its financial analyses and Opinion to the Churchill Board, as described in the section titled “The Business Combination — Opinion of Churchill’s Financial Advisor” and as set forth as Annex L to this proxy statement/prospectus.
The projections are included in this proxy statement/prospectus solely to provide Churchill stockholders access to information made available to the Churchill Board and Duff & Phelps in connection with the consideration by the Churchill Board of the Business Combination and the Opinion, respectively. This information is not fact and should not be relied upon as being indicative of future results, and readers of these projections are cautioned not to place undue reliance on the projections. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Furthermore, the projections do not take into account any circumstances or events occurring after the date they were finalized, which was approximately July 10, 2023.
The projections were prepared in good faith by CorpAcq management, and in the view of CorpAcq’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time the projections were provided to Churchill, and presented, to the best of CorpAcq’s management’s knowledge and belief, the expected future financial performance of CorpAcq. The projections were based on numerous variables and assumptions known to CorpAcq at the time of preparation. In particular, the financial projections were produced based upon the aggregation of individual annual budgets prepared by each subsidiary at the outset of the financial year, updated for five months actual performance for the period ended May 31, 2023, and further adjusted, by management, based upon the prevailing trading outlook for each subsidiary. Management considered the changes in estimates and assumptions including those for future sales, gross margins and operating costs. These annual budgets and trading outlooks are based upon, on average, 30-year trading histories and associated management experience in each business. In making adjustments to the annual budgets and trading outlooks, management applied assumptions and estimates on an individual subsidiary basis, including assumptions for customer behaviors and future sales, gross margins and operating costs (including any inflation) with respect to each individual subsidiary and reflecting the prevailing UK interest rate environment following the Bank of England Base Rate increase to 5% in June 2023. In addition, the financial projections included the pro rata impact of five acquisitions that CorpAcq had either closed or were under LOI and in advanced due diligence at that time based upon actual or expected completion, based upon financial forecast performance and projections completed during due diligence, which acquisitions were all subsequently completed. The financial projections were reconfirmed post review of the unaudited group accounts for the six months ended June 30, 2023. These variables and assumptions are inherently uncertain and many are beyond the control of CorpAcq, PubCo or Churchill. In preparing the projections, CorpAcq relied on a number of factors, including CorpAcq’s prior year’s performance and growth assumptions. The projections are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond PubCo or CorpAcq’s control. In preparing the forecasts, CorpAcq assumed modest growth rates since CorpAcq’s subsidiaries are predominantly mature businesses.
The projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections have been prepared solely by CorpAcq and have not been reviewed or verified by independent third parties. Information provided in the projections constitutes forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond CorpAcq’s, PubCo’s and Churchill’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “CorpAcq’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.”
The projections were prepared solely for internal use and were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants, IFRS or GAAP for preparation and presentation of projections. The projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, CorpAcq and PubCo. Neither Duff & Phelps, Marcum LLP, Churchill’s independent auditors and CorpAcq’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any involvement with, the projections. Further, to that end, the Marcum LLP reports included in this proxy statement/prospectus relate to CorpAcq’s, PubCo’s and Churchill’s previously issued financial statements, respectively. They do not extend to the projections and should not be read to do so. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that CorpAcq, PubCo, Churchill or their respective representatives considered or consider the projections to be a reliable prediction of future events.
Neither Churchill or CorpAcq nor any of their respective representatives has warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to the Churchill Board. Neither Churchill, CorpAcq nor any of Churchill’s or CorpAcq’s representatives has made or makes any representation to any person regarding the ultimate performance of the Post-Combination Company compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort.
The projections are not included in this proxy statement/prospectus in order to induce any Churchill stockholders or warrant holders to vote in favor of any of the proposals at the Stockholder Special Meeting or the Warrant Holder Meeting.
You are urged to review the financial statements of CorpAcq included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.
The projections include financial measures that are not prepared in accordance with GAAP or IFRS (“non-IFRS financial measures”), as supplemental measures to evaluate operational performance. While CorpAcq believes that non-IFRS financial measures provide useful supplemental information, there are limitations associated with the use of non-IFRS financial measures. Non-IFRS financial measures are not prepared in accordance with GAAP or IFRS, are not reported by all of CorpAcq’s competitors and may not be directly comparable to similarly titled measures of CorpAcq’s competitors. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP or IFRS. Financial measures included in the projections provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the projections was prepared, and therefore none have been provided in this proxy statement/prospectus. The definitions of the non-IFRS measures included in the projections may not align with those underlying the non-GAAP financial measures presented in “CorpAcq’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The key elements of the projections prepared by CorpAcq’s management are summarized below:
Year Ending December 31, 2023
(£ in millions)
Revenue	£739
Adjusted EBITDA(1)	£118
Adjusted EBITDA less Capital Expenditures less Change in Net Working Capital(2)	£74

(1)
Adjusted EBITDA represents profit/(loss) before tax expense, interest expense, depreciation and amortization, non-core capital raise costs, non-core legal and insurance costs, and subsidiary share-based compensation. Adjusted EBITDA is a non-IFRS financial measure.

(2)
Adjusted EBITDA less Capital Expenditures less Change in Net Working Capital represents Adjusted EBITDA after subtracting for capital expenditures and Net Working Capital. Net Working Capital is defined as total inventory and accounts receivable less accounts payable, accrual and deferred income, and income tax payable. Adjusted EBITDA less Capital Expenditures less Change in Net Working Capital is a non-IFRS financial measure.

Satisfaction of 80% Test
It is a requirement under the Churchill Charter that an initial business combination must occur with one or more operating businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed as permitted withdrawals and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial business combination. As of August 1, 2023, the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account was approximately $600.0 million (excluding up to $48.3 million of deferred underwriting commissions as of such date) and 80% thereof represents approximately $480.0 million. In reaching its conclusion on the 80% asset test, the Churchill Board used as a fair market value the $803.8 million equity value for CorpAcq, which was implied based on the terms of the Business Combination agreed to by the parties in negotiating the Merger Agreement.
The Churchill Board also considered qualitative factors such as CorpAcq’s business and financial condition and prospects, the experience and commitment of CorpAcq’s management team, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The Churchill Board determined that the consideration being paid in the Merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, Churchill and its stockholders and appropriately reflected CorpAcq’s value.
The Churchill Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of CorpAcq met the 80% requirement. Based on the fact that the $803.8 million fair market value of CorpAcq as described above is in excess of the threshold of approximately $480.0 million, representing 80% of the balance of the funds in the Trust Account (excluding net of amounts disbursed to management for working capital purposes, if applicable, taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions), the Churchill Board determined that the fair market value of CorpAcq was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.
Interests of Certain Persons in the Business Combination
Interests of the Churchill Initial Stockholders and Churchill’s Directors and Officers
In considering the recommendation of the Churchill Board to vote in favor of approval of the Business Combination Proposal and the other Proposals, Churchill stockholders and warrant holders should keep in mind that the Sponsor and the Insiders have interests in such Proposals that are different from, or in addition to, the interests of such holders generally. These interests include:

•
the fact that the Sponsor paid an aggregate nominal amount of $25,000 for 8,625,000 Founder Shares at approximately $0.003 per share (which, following stock dividends effected by Churchill on February 5 and February 11, 2021, resulted in 34,500,000 Founder Shares outstanding). If the Business Combination (or any other initial business combination) is not consummated by the end of the Completion Window, Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding shares of Churchill Class A Common Stock for cash and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, the 34,500,000 Founder Shares held by the Sponsor will become worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[•] based upon the closing price of $[•] per share of Churchill Class A Common Stock on Nasdaq Global Market on [•], 2024, the record date of the Stockholder Special Meeting;
•
the fact that the Sponsor will receive, in the Founder Equity Contribution and the B Share Subscription (and after forfeiture of the Retirement Founder Shares, which amount may be increased or decreased based upon the amount by which the Delivered Capital Amount is less than $592,000,000), the following Exchangeable Units:

	No Redemption Scenario	$500 Million in Trust Redemption Scenario	Contractual Maximum Redemption Scenario
	(millions of shares)
Exchangeable Units consisting of BermudaCo Series B-1 Share and Post-Combination Company B Share	8.1	7.5	6.4
Base Vesting Shares consisting of BermudaCo Series B-2 Share and Post-Combination Company B Share(1)	8.1	7.5	6.4
Earn-Out Vesting Shares consisting of BermudaCo Series B-3 Share and Post-Combination Company B Share(2)	4.7	4.7	4.7
Total Exchangeable Units	20.8	19.6	17.6

(1)
The BermudaCo Series B-2 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Base Vesting Shares will be entitled to vote their Post-Combination Company Class B Shares, and will be entitled to receive dividends and other distributions with respect to BermudaCo Series B-2 Shares component to Base Vesting Shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such BermudaCo Series B-2 Shares (and will be forfeited if they do not vest).

(2)
The BermudaCo Series B-3 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Earn-Out Vesting Shares shall be entitled to vote their Post-Combination Company Class B Shares, but will not be entitled to receive any dividends or distributions with respect to unvested BermudaCo Series B-3 Shares.

Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Churchill Units, the Sponsor and its affiliates may earn a significant positive rate of return on their investment from their Exchangeable Units even if the Post-Combination Company Ordinary A1 Shares trade significantly below the price initially paid for the Churchill Units in the Churchill IPO and Churchill Public Stockholders experience a negative rate of return following the Closing;

•
the fact that Sponsor purchased an aggregate of 32,600,000 Churchill Private Placement Warrants for $32,600,000 ($1.00 per Churchill Private Placement Warrant). In addition, after giving effect to the Sponsor’s forfeiture of 18,600,000 Churchill Private Placement Warrants in the Founder Equity Retirement pursuant to the Sponsor Agreement, the Sponsor would own an aggregate of 14,000,000 Private Placement Warrants following the consummation of the Business Combination. Such Private Placement Warrants have an aggregate market value of approximately [•], based on the closing price of [•] per share on the Nasdaq Global Market on [•], 2024, the record date for the Stockholder Special Meeting. Such Private Placement Warrants will, at the Closing, be converted into Post-Combination Company Class C-2 Shares or Post-Combination Company Private Placement Warrants, as applicable, with each exercisable for Post-Combination Company Ordinary A1 Shares on substantially similar terms as the Churchill Private Placement Warrants, but will become worthless if

Churchill does not consummate the Business Combination (or any other initial business combination) by the end of the Completion Window;
•
the fact that Michael Klein may be deemed to beneficially own the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor. Each of Andrew Frankle, Bonnie Jonas, Karen G. Mills, Stephen Murphy and Alan M. Schrager (each of whom is a director of Churchill) and Jay Taragin (Chief Financial Officer of Churchill), has an economic interest in the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor, but does not beneficially own any Churchill Common Stock. In addition, Mark Klein, a director of Churchill, may be deemed to have an indirect economic interest in the Founder Shares and Churchill Private Placement Warrants as a result of Suro Capital Corp. having a membership interest in the Sponsor. Mark Klein is the Chairman, President and Chief Executive Officer of Suro Capital Corp. The economic interest (or deemed economic interest) of these individuals in the Founder Shares and Churchill Private Placement Warrants held by the Sponsor is shown below:

Name of Person	Founder Shares	Private Placement Warrants
Andrew Frankle	146,100	138,500
Bonnie Jonas	292,100	277,000
Mark Klein	292,100	277,000
Karen G. Mills	389,500	369,300
Stephen Murphy	146,100	138,500
Alan M. Schrager	159,294	151,044
Jay Taragin	29,500	18,500

•
the fact that the Sponsor and the Insiders have agreed to vote their shares of Churchill Common Stock (other than those acquired in Open Market Purchases, if any) in favor of each of the other Stockholder Proposals and against certain other matters;

•
the fact that the Sponsor and the Insiders have agreed not to redeem any shares of Churchill Common Stock in connection with the Stockholder Special Meeting;

•
the fact that the Sponsor and the Insiders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Churchill fails to complete an initial business combination by the end of the Completion Window;

•
the fact that the Sponsor and the Insiders agreed to waive all adjustments to the conversion ratio set forth in the Churchill Charter with respect to the Founder Shares;

•
the fact that the Sponsor and each of the Insiders agreed that they shall not transfer (i) 50% of their respective (A) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) or (B) Post-Combination Company Warrants or Post-Combination Company Class C-2 Shares (or Post-Combination Company Ordinary A1 Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the 12-month anniversary of the Closing Date, or (ii) the remaining 50% of their respective (1) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) or (2) Post-Combination Company Warrants or Post-Combination Company Class C-2 Shares (or Post-Combination Company Ordinary A1 Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the 18-month anniversary of the Closing Date or, if later, the date such Exchangeable Units (to the extent unvested) vest pursuant to the terms of the Sponsor Agreement;

•
the continued right of the Sponsor to hold Exchangeable Units following the Business Combination, subject to certain time and performance-based vesting provisions as described under “Related Agreements — Sponsor Agreement” and the continued right of the Sponsor to hold Exchanged Shares to be issued upon exercise of the Exchange Rights;

•
the fact that if the Trust Account is liquidated, including in the event Churchill is unable to consummate the Business Combination (or any other initial business combination) by the end of the

Completion Window, the Sponsor has agreed to indemnify Churchill to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Churchill Class A Common Stock, or such lesser amount per share of the Churchill Class A Common Stock as is in the Trust Account on the date of the liquidation of the Trust Account, by the claims of prospective target businesses with which Churchill has entered into an acquisition agreement or by the claims of any third party (other than Churchill’s independent public accountants) for services rendered or products sold to Churchill, but only if such target business or third party has not executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable);
•
the continued indemnification of current directors and officers and the continuation of the current directors’ and officers’ liability insurance by maintaining in effect such directors’ and officers’ liability insurance for a period of six years from the Effective Time or obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”);

•
the fact that the Sponsor, the Insiders and their respective affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Churchill’s behalf, such as identifying and investigating possible business targets and business combinations. As of the date of this proxy statement/prospectus, such reimbursement is estimated to be approximately $[•] in the aggregate. However, if Churchill fails to consummate an initial business combination by the end of the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, Churchill may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed by end of the Completion Window;

•
the fact that the Sponsor and the Insiders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor would lose its entire investment);

•
the fact that the Sponsor (including its representatives and affiliates) and Churchill’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Churchill. Churchill’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Churchill, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Churchill’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Churchill, subject to applicable fiduciary duties under the General Corporation Law of the State of Delaware. Churchill’s certificate of incorporation provides that Churchill renounces any expectancy in any corporate opportunity offered to any director or officer of Churchill unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Churchill and such opportunity is one Churchill is legally and contractually permitted to undertake and such person is legally permitted to refer such opportunity to Churchill. Churchill is not aware of any such conflict or opportunity being presented to any founder, director or officer of Churchill nor does Churchill believe that the limitation of the application of the “corporate opportunity” doctrine in Churchill’s certificate of incorporation had any impact on its search for a potential business combination;

•
the fact that the Sponsor agreed to purchase, cause the purchase of (through one or more of its affiliates or third parties designated by it) or raise, on the Closing Date, securities (equity, debt or otherwise) of the Post-Combination Company for an aggregate purchase price equal to the amount necessary to satisfy the Minimum Cash Condition as of the Closing Date in the Additional Subscription, provided, that (i) the Additional Subscription shall in all cases be a maximum of $50,000,000 in the aggregate; (ii) the rights and preferences of the securities purchased pursuant to the Additional Subscription, and the other terms of the Additional Subscription, shall be as mutually agreed by the Sponsor and the Post-Combination Company; and (iii) the obligation of Sponsor to consummate the Additional Subscription shall be subject to (x) the satisfaction of the Minimum Cash Condition as of the Closing Date (taking into account the Additional Subscription), (y) the substantially concurrent consummation of the Closing and (z) the Sponsor and the Post-Combination Company mutually agreeing on terms of the securities;

•
the fact that the registration rights agreement of Churchill, dated February 11, 2021, will be amended and restated, and Churchill, the Sponsor and certain other parties (the “New Holders” and, together with the Sponsor, the “Registration Rights Holders”) will enter into the Registration Rights Agreement, which provides such Registration Rights Holders and their permitted transferees with registration rights in respect of certain Post-Combination Company Securities at the Closing;

•
the fact that, pursuant to the Merger Agreement, the Post-Combination Company Board will include one director to be selected by Churchill in its absolute and sole discretion and one director to be mutually agreed between Churchill and PubCo;

•
the fact that Churchill will reimburse the Sponsor for the fees and expenses it incurs in connection with an initial business combination;

•
the fact that Archimedes Advisor Group LLC, which is an affiliate of Messrs. Michael Klein and Mark Klein, will enter into a consulting agreement with CorpAcq to act as its consultant for five years following the Closing, for a consulting fee equal to 1% of CorpAcq’s annual EBITDA, subject to a minimum fee of £1,000,000 per year;

•
the fact that the Sponsor and Churchill’s officers and directors or their affiliates may, but are not obligated to, loan Churchill funds as may be required to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. If an initial business combination is consummated, Churchill would repay such loan amounts. If an initial business combination is not consummated, Churchill may not have the funds necessary to repay such loans;

•
the fact that Churchill entered into an Administrative Services Agreement pursuant to which it will pay an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support services. Upon completion of an initial business combination, Churchill will cease paying these monthly fees. In the event the consummation of an initial business combination closes on or before August 17, 2024, an affiliate of the Sponsor will be paid up to a total of $1,800,000 ($50,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses;

•
the fact that, in connection with Churchill’s two amendments to its certificate of incorporation extending the date by which Churchill must consummate an initial business combination, the Sponsor agreed to make deposits to the Trust Account in the amount of $1,000,000 per month and, in exchange, Churchill issued to Sponsor the Extension Promissory Note with a principal amount of up to $15,000,000; and

•
the fact that Bonnie Jonas, a director of Churchill who was recused from consideration of the Business Combination, and her spouse have an interest in a fund that is invested indirectly in CorpAcq.

In the aggregate, the Sponsor and its affiliates have approximately $392,600,000 at risk that depends upon the completion of an initial business combination. Specifically, $345,000,000 of such amount is the value of the Sponsor’s and its affiliates’ Founder Shares (assuming a value of $10.00 per share, the deemed value of the Post-Combination Company Ordinary A1 Shares in the Business Combination), $32,600,000 of such amount is the value of the Churchill Private Placement Warrants held by the Sponsor (based on the purchase price of $1.00 per Churchill Private Placement Warrant) and $15,000,000 is the maximum amount of the Extension Promissory Note. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of an initial business combination that may not benefit the Churchill Public Stockholders. As such, the Sponsor may be incentivized to complete an initial business combination with a less favorable target company or on terms less favorable to Churchill Public Stockholders rather than liquidate.
Churchill has amended the Churchill Charter to provide for the right of holders of Founder Shares to convert some or all of his, her or its Founder Shares into shares of Churchill Class A Common Stock on a one-to-one basis at any time at the election of the holder. The Sponsor has not currently elected to convert any of its Founder Shares into Churchill Class A Common Stock. However, the Sponsor may convert some or all of its Founder Shares into Churchill Class A Common Stock prior the consummation of the Business Combination, subject to any required consent from CorpAcq.
The personal and financial interests of Churchill’s officers and directors may have influenced their motivation in identifying and selecting CorpAcq and in completing an initial business combination with

CorpAcq, and may influence their operation of the Post-Combination Company following the Closing. These risks may become more acute as the end of the Completion Window nears.
The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, in reaching the determination that the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Churchill and its stockholders and warrant holders, and in recommending to the Churchill stockholders that they vote “FOR” the Proposals presented at the Stockholder Special Meeting.
Sources and Uses for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination:
Sources & Uses
No Redemption Scenario(1)(2)
Sources		Uses
Trust Account(1)	$605.2	Cash to Post-Combination Company	$128.6
CorpAcq Rollover(3)	$623.2	CorpAcq Preferred Redemption Amount(4)	$207.2
		Transaction Expenses(5)	$88.8
		Closing Seller Cash Consideration	$180.7
		CorpAcq Rollover(3)	$623.2
Total Sources	$1,228.4	Total Uses	$1,228.4

(1)
The No Redemption Scenario assumes that (i) no shares of Churchill Class A Common Stock are redeemed by Churchill Public Stockholders in connection with the Stockholder Special Meeting, and is based on the amount of $605,195,566 in the Trust Account as of February 9, 2024, and (ii) $128.6 million of the 2024 Facilities will constitute part of the Delivered Capital Amount and Available Cash Amount.

(2)
Totals may differ due to rounding.

(3)
Amount represents Closing Seller Share Consideration and Closing Seller Class C-2 Consideration.

(4)
Includes approximately $36 million to redeem CorpAcq Preferred Shares assuming a redemption date of December 31, 2023, which is calculated based on Minimum ROI to holders of CorpAcq Preferred Shares (as defined in the CorpAcq Articles). Assumes an exchange rate of U.S. $ to U.K. £ of 1.286:1.

(5)
Estimated as of February 9, 2024 but excluding estimates of potential UK stamp tax charges in relation to the Post-Combination Company Ordinary A3 Shares (Base Earnout Shares) element of the consideration payable to the CorpAcq Sellers for the transfer of their CorpAcq shares to the Company pursuant to the CorpAcq Sale, which will be calculated based on the value of such Post-Combination Company Ordinary A3 Shares as at the Closing (CorpAcq intends to obtain a valuation of such Post-Combination Company Ordinary A3 Shares as at the Closing).

Sources & Uses
$500 Million in Trust Redemption Scenario(1)(2)
Sources		Uses
Trust Account(1)	$500.0	Cash to Post-Combination Company	$128.6
CorpAcq Rollover(3)	$728.4	CorpAcq Preferred Redemption Amount(4)	$207.2
		Transaction Expenses(5)	$88.8
		Closing Seller Cash Consideration	$75.5
		CorpAcq Rollover(3)	$728.4
Total Sources	$1,228.4	Total Uses	$1,228.4

(1)
The $500 Million in Trust Redemption Scenario assumes that (i) approximately 9,918,954 shares of Churchill Class A Common Stock are redeemed by Churchill Public Stockholders, which, based on the amount of $605,195,566 in the Trust Account as of February 9, 2024, represents the number of shares of Churchill Class A Common Stock redeemed to result in remaining funds in the Trust Account of $500,000,000, and (ii) $128.6 million of the 2024 Facilities will constitute part of the Delivered Capital Amount and Available Cash Amount.

(2)
Totals may differ due to rounding.

(3)
Amount represents Closing Seller Share Consideration and Closing Seller Class C-2 Consideration.

(4)
Includes approximately $36 million to redeem CorpAcq Preferred Shares assuming a redemption date of December 31, 2023, which is calculated based on Minimum ROI to holders of CorpAcq Preferred Shares (as defined in the CorpAcq Articles). Assumes an exchange rate of U.S. $ to U.K. £ of 1.286:1.

(5)
Estimated as of February 9, 2024 but excluding estimates of potential UK stamp tax charges in relation to the Post-Combination Company Ordinary A3 Shares (Base Earnout Shares) element of the consideration payable to the CorpAcq Sellers for the transfer of their CorpAcq shares to the Company pursuant to the CorpAcq Sale, which will be calculated based on the value of such Post-Combination Company Ordinary A3 Shares as at the Closing (CorpAcq intends to obtain a valuation of such Post-Combination Company Ordinary A3 Shares as at the Closing).

Sources & Uses
Contractual Maximum Redemption Scenario(1)(2)
Sources		Uses
Trust Account(1)	$310.2	Cash to Post-Combination Company	$14.2
CorpAcq Rollover(3)	$813.4	CorpAcq Preferred Redemption Amount(4)	$207.2
		Transaction Expenses(5)	$88.8
		Closing Seller Cash Consideration	$0.0
		CorpAcq Rollover(3)	$813.4
Total Sources	$1,123.6	Total Uses	$1,123.6

(1)
The Contractual Maximum Redemption Scenario assumes that approximately 27,814,789 shares of Churchill Class A Common Stock are redeemed by Churchill Public Stockholders, which, based on (i) the amount of $605,195,566 in the Trust Account as of February 9, 2024 and (iii) $128.6 million of the 2024 Facilities constituting part of the Delivered Capital Amount and Available Cash Amount, represents the maximum amount of redemptions that would still enable Churchill to have sufficient cash to satisfy the Minimum Cash Condition.

(2)
Totals may differ due to rounding.

(3)
Amount represents Closing Seller Share Consideration and Closing Seller Class C-2 Consideration.

(4)
Includes approximately $36 million to redeem CorpAcq Preferred Shares assuming a redemption date of December 31, 2023, which is calculated based on Minimum ROI to holders of CorpAcq Preferred Shares (as defined in the CorpAcq Articles). Assumes an exchange rate of U.S. $ to U.K. £ of 1.286:1.

(5)
Estimated as of February 9, 2024 but excluding estimates of potential UK stamp tax charges in relation to the Post-Combination Company Ordinary A3 Shares (Base Earnout Shares) element of the consideration payable to the CorpAcq Sellers for the transfer of their CorpAcq shares to the Company pursuant to the CorpAcq Sale, which will be calculated based on the value of such Post-Combination Company Ordinary A3 Shares as at the Closing (CorpAcq intends to obtain a valuation of such Post-Combination Company Ordinary A3 Shares as at the Closing).

Certain Information Relating to Churchill and CorpAcq
Churchill Board and Executive Officers before the Business Combination
The following individuals currently serve as directors and executive officers of Churchill:
Name	Age	Title
Michael Klein	60	Chief Executive Officer, President and Chairman of the Board of Directors
Jay Taragin	57	Chief Financial Officer
Andrew Frankle	60	Director
Bonnie Jonas	54	Director
Mark Klein	61	Director
Malcolm S. McDermid	44	Director
Karen G. Mills	70	Director
Stephen Murphy	60	Director
Alan M. Schrager	55	Director
Post-Combination Company Board and Executive Officers
The following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:
Name	Age	Title
Simon Orange	56	Executive Chairman
David Martin	59	Chief Executive Officer and Director
Nicholas Cattell	49	Chief Financial Officer
Stephen Scott	45	Chief Operating Officer
Stuart Kissen	40	Head of Acquisitions and Director
Michael Klein	60	Director
Stephen Murphy	60	Director
For more information on the directors and management of the Post-Combination Company, please see the section titled “Management of the Post-Combination Company.”
Employment and Compensation Arrangements
Please see the section titled “Management of the Post-Combination Company.”
Indemnification and Insurance Obligations of the Post-Combination Company
Please see the section titled “Management of the Post-Combination Company.”
Listing of Securities
Listing of the Post-Combination Company Ordinary A1 Shares or the Post-Combination Company Class C-1 Shares on the Nasdaq Global Market
Neither the Post-Combination Company Ordinary A1 Shares nor the Post-Combination Company Class C-1 Shares are currently traded on a stock exchange. PubCo has applied to list the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time) on the Nasdaq Global Market under the symbols “CPGRA” and “CPGRB,” respectively (or “CPGRW” if the Post-Combination Company Warrants are listed), upon the Closing. PubCo cannot assure you that either the Post-Combination Company Ordinary A1

Shares or the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time) will be approved for listing or remain listed on the Nasdaq Global Market.
Transfer Agent of Post-Combination Company
The transfer agent for the Post-Combination Company is Computershare Trust Company, N.A. (“Computershare”). The address of Computershare is 150 Royall Street, Canton, MA 02021.
Delisting of Churchill Class A Common Stock and Deregistration of Churchill
Churchill Class A Common Stock, Churchill Public Units and Churchill Public Warrants are currently listed on Nasdaq Global Market under the symbols “CVII,” “CVIIU” and “CVIIW,” respectively. PubCo and Churchill anticipate that, following consummation of the Business Combination, the Churchill Class A Common Stock, Churchill Public Units and Churchill Public Warrants will be delisted from the Nasdaq Global Market, and Churchill will be deregistered under the Exchange Act.
Shares Eligible for Future Sale
There are certain restrictions on resales of PubCo’s securities. Please see the section titled “Shares Eligible for Future Sale.”
Comparison of Stockholders’ Rights
There are certain differences in the rights of Churchill stockholders and the holders of Post-Combination Company Securities after the Business Combination. Please see the section titled “Comparison of Stockholder Rights.”
Regulatory Matters
Certain acquisitions of Post-Combination Company Ordinary A1 Shares in connection with the Business Combination may require a premerger notification filing under the HSR Act. If a holder of Post-Combination Company Ordinary A1 Shares acquires enough Post-Combination Company Ordinary A1 Shares to cause its aggregate shareholdings to exceed the $111.4 million or current threshold provided for in the HSR Act and associated regulations, and if an exemption under the HSR Act or associated regulations does not apply, the Post-Combination Company and the holder will be required to make filings under the HSR Act and the holder will be required to pay the applicable filing fee. A filing requirement could delay the delivery of Post-Combination Company Ordinary A1 Shares to any shareholder or shareholders required to make such a filing until the waiting periods in the HSR Act have expired or been terminated. If a shareholder believes that its acquisitions may trigger a filing obligation under the HSR Act, it should consult with its legal advisor as to whether any such filing will be required or if an exemption may be available to it. Any filing required to be made under the HSR Act by a particular shareholder will not impact the ability of the parties to consummate the Business Combination.
UK Takeover Code
The UK Takeover Code contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the UK Takeover Code, if a person:
•
acquires an interest in shares of a company governed by the UK Takeover Code (a “UK Code Company”) that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the UK Code Company; or

•
who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% but does not hold shares carrying more than 50% of the voting rights in the UK Code Company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the UK Takeover Panel) to make a cash offer (or provide a cash alternative) for the UK Code Company’s outstanding shares at a price not less than the highest price paid for any interests for such UK Code Company’s shares by a person or its concert parties during the previous 12 months.
The Post-Combination Company is expected to be a UK Code Company following the Closing. There is risk, therefore, that the acquirer, or its concert parties, cannot acquire more Post-Combination Company Ordinary Shares without triggering a mandatory bid for the Post-Combination Company. It is however, a condition to Closing that confirmation is received from the UK Takeover Panel that none of the Business Combination will give rise to an obligation on any person to make a mandatory offer for the shares in the Post-Combination Company under Rule 9 of the UK Takeover Code.
FCA
Approval has been obtained from the UK Financial Conduct Authority (the “FCA”) in accordance with section 189(4)(a) of the Financial Services and Markets Act 2000, as may be amended (“FSMA”) granting approval to BermudaCo and to any other person who would be, at Closing, acquiring or increasing control in CorpAcq (as such terms are defined in FSMA and the FSMA (Controllers) (Exemption) Order 2009) (the “FCA Approval”).
For more information, see “The Merger Agreement — Conditions to Closing.”
NSIA
Under the National Security and Investment Act 2021 (“NSIA”), a mandatory notification is generally required if CorpAcq and/or related entities have activities in the UK that fall within pre-established sensitive sectors and certain change of control thresholds are met.
The UK activities and services of CorpAcq through its subsidiary Key Forensic Services Limited (“KFS”) can be classified under the mandatory sector of Critical Suppliers to the Government. KFS is a provider of a range of forensic testing services, including physical forensic services for road traffic toxicology, drugs, DNA, and firearms / ammunition testing to the prison and probation service as well as several police forces in England and Wales. Furthermore, the notification relates to the proposed indirect acquisition of the majority of the voting and economic rights within KFS by PubCo (through its direct subsidiary BermudaCo), thereby satisfying the trigger event thresholds. Hence, given the level of change of control and the UK activities of KFS, it is likely that the Business Combination will fall within scope of the NSIA Regulations and a mandatory notification will need to be submitted to the Secretary of State (SoS) for consideration.
PubCo is in the process of submitting a mandatory notification to the SoS and the expectation is that the notification will be completed as part of the closing of the Business Combination. It is possible that the SoS may further investigate or scrutinize the Business Combination and may require additional information as a result. In some circumstances the SoS may impose certain conditions and requirements to ensure protection of any sensitive information that KFS may have access to.
If the notification is rejected, it will need to be resubmitted which may delay completion of the Business Combination. In any event, a mandatory notification is advisable because the SoS may otherwise call-in the Business Combination for review, on its own accord, up to 5 years from the time the change of control trigger event takes place if the Business Combination is not notified. The SoS will then have 6 months to decide whether to investigate the Business Combination, thereby increasing the level of uncertainty. However, if the Business Combination is notified, the SoS has 30 working days to complete its initial assessment. Most transactions are generally approved at this stage.
Furthermore, completing a transaction, that is subject to mandatory notification, without approval may risk sanctions for both the Company as well as individuals. This includes a penalty of up to 5 per cent of group worldwide turnover or £10 million (whichever is higher) and/or imprisonment for individuals for up to five years.
Material Tax Consequences
For a detailed discussion of material U.S. federal income tax consequences of the Business Combination and a summary of material UK tax consequences, see the sections titled “Material U.S. Federal Income Tax Considerations” and “Material United Kingdom Tax Considerations” in this proxy statement/prospectus.

Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse capitalization in accordance with IFRS. Under this method of accounting, Churchill will be treated as the “acquired” company for financial reporting purposes. This determination was based on evaluation of the following facts and circumstances:

•
CorpAcq’s existing shareholders will have the greatest voting interest in the Post-Combination Company under the Contractual Maximum Redemption scenario with approximately 67.5% voting interest;

•
CorpAcq will have the largest single minority voting interest in the Post-Combination Company;

•
CorpAcq’s existing shareholders will elect the majority of the board of directors of PubCo;

•
CorpAcq’s existing senior management team will comprise the senior management of the Post-Combination Company;

•
CorpAcq’s existing operations will comprise the ongoing operations of the Post-Combination Company;

•
the Post-Combination Company will assume CorpAcq’s name; and

•
from an employee base and business operation standpoint, CorpAcq is the larger entity in terms of relative size.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of CorpAcq issuing shares for the net assets of Churchill, accompanied by a recapitalization. Since Churchill does not meet the definition of a business in accordance with IFRS 3, “Business Combinations,” the Business Combination is accounted for within the scope of IFRS 2, “Share-Based Payment.” The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess fair value of Post-Combination Company Ordinary Shares and other consideration issued to Churchill over the fair value of Churchill’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Closing will be deemed to be those of CorpAcq.
Foreign Private Issuer
As a “foreign private issuer,” PubCo is subject to different U.S. securities laws compared to domestic U.S. issuers. As long as the Post-Combination Company continues to qualify as a foreign private issuer under the Exchange Act, the Post-Combination Company will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo is not required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Further, PubCo is exempt from certain corporate governance requirements of the Nasdaq Global Market by virtue of being a foreign private issuer.
PubCo will rely on these accommodations in the Nasdaq Global Market corporate governance standards allow foreign private issuers, such as PubCo, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Global Market’s corporate governance requirements.
Redemption Rights
Pursuant to the Churchill Charter, a holder of shares of Churchill Class A Common Stock may demand that Churchill redeem such shares for cash if the Business Combination is consummated. Holders of Churchill Class A Common Stock will be entitled to receive cash for these shares only if they demand that Churchill redeem Churchill Class A Common Stock for cash no later than the second business day prior to the vote on the Business Combination Proposal by delivering their stock to Churchill’s transfer agent prior to the vote at the meeting. If the Business Combination is not completed, the shares of Churchill Class A Common Stock will not be redeemed. If a holder of Churchill Public Shares properly exercises their redemption rights and the Business Combination is consummated, Churchill will redeem such shares for cash in an amount equal to their pro rata portion of the funds held in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. As of the record date for the Stockholder Special Meeting, this would amount to approximately $[•] per share. In such case, such holder of Churchill Class A Common Stock will be exchanging their shares for cash and will no longer own such shares. Please see the section titled “Special Meeting of Churchill Stockholders — Redemption Rights” for more information on your redemption rights, the waiver of redemption rights by Sponsor and Churchill’s directors and officers, and the procedures to be followed if you wish to redeem your shares for cash.
Appraisal Rights
Appraisal rights or dissenters’ rights are not available to holders of shares of Churchill Common Stock in connection with the Business Combination.
Waiving Underwriters
Each of the Waiving Underwriters, BofA Securities, Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC have waived any claim to deferred underwriting fees payable pursuant to the Underwriting Agreement in connection with certain underwriting services performed in connection with the Churchill IPO, which would result in a total of $48,300,000 in deferred underwriting fees being payable upon the consummation of an initial Business Combination. As of the date of this proxy statement/prospectus, the Waiving Underwriters have waived any claim to deferred underwriting fees equal to a Waived Amount of $30,368,625 that would otherwise be payable pursuant to the Underwriting Agreement in connection with the Waiving Underwriter’s underwriting services in connection with the Churchill IPO.
Following the Churchill IPO, neither Churchill nor CorpAcq have formally engaged the Waiving Underwriters to serve as an advisor in any capacity relating to an initial business combination. Although the Waiving Underwriters provided assistance in identifying, and obtaining information to evaluate, potential targets for an initial business combination, primarily during the period following the Churchill IPO 2021 and the first half of 2022, none of the Waiving Underwriters assisted in identifying or evaluating CorpAcq or the Business Combination. None of the Waiving Underwriters was involved in the preparation of any materials received by the Churchill Board or management or the CorpAcq Board or management in connection with any evaluations of an initial business combination. None of the Waiving Underwriters produced any work product in relation to the Business Combination for which Churchill relied on their expertise. Additionally, none of the Waiving Underwriters was responsible for the preparation of any disclosure that is included in this proxy statement/prospectus, including any analysis underlying such disclosure and has not had a role in the Business Combination.
Each of the Waiving Underwriters has indicated to Churchill that they were no longer serving as underwriters in SPAC transactions, and none of the Waiving Underwriters participated in any role in the Business Combination. As a result, Churchill requested, and each of BofA Securities, Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC has delivered to Churchill, a waiver of its deferred underwriting fee (the “Underwriter Fee Waivers”) on November 1, 2023, November 6, 2023, and November 7, 2023, respectively. Pursuant to the Underwriter Fee Waivers, the Waiving Underwriters have each waived its entitlement to the entirety of the deferred underwriting fees owed to it in connection with the Churchill IPO, equaling the Waived Amount with respect to the Business Combination. Each of the Waiving

Underwriters has already rendered its services in connection with the Churchill IPO pursuant to the Underwriting Agreement to obtain its fee and is therefore waiving its right to part of the compensation to which it would otherwise be entitled. None of the Waiving Underwriters provided any additional detail regarding why they agreed to waive their respective underwriting fees. Churchill will not speculate about the reasons for the Waiving Underwriters’ delivery of the Underwriter Fee Waivers, and Churchill does not have any further information as to why the Waiving Underwriters provided the Underwriter Fee Waivers.
As of the date of this proxy statement/prospectus, Churchill is not aware of any disagreements between Churchill and any of the Waiving Underwriters with respect to the Waiving Underwriters’ resignations and/or refusal to act, as applicable. Additionally, none of the Waiving Underwriters has had any further communications with Churchill since its resignation and/or refusal to act, as applicable. At no time prior to or after the delivery of the Underwriter Fee Waivers, as applicable, did any of the Waiving Underwriters indicate that it had any specific concerns with the Business Combination and none of the Waiving Underwriters advised Churchill that it was in disagreement with the contents of this proxy statement/prospectus. You should be aware that some investors may find the proposed Business Combination less attractive as a result of the receipt of waivers of the deferred underwriting fee. This may make it more difficult for Churchill to complete the Business Combination. See the risk factor entitled “The Waiving Underwriters were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with the Churchill IPO, yet each of the Waiving Underwriters waived its entitlement to such compensation and disclaimed any responsibility for this proxy statement/ prospectus.”
Churchill continues to have customary obligations with respect to use of information and indemnification under the Underwriting Agreement. In particular, as is customary, certain provisions of the Underwriting Agreement survived the delivery of the Underwriter Fee Waivers. These provisions include Churchill’s obligation to indemnify and hold harmless each underwriter, the directors, officers, employees, affiliates and agents of each underwriters and each person who controls any underwriter within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject to under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement on Form S-1 filed in connection with the Churchill IPO or in any preliminary prospectus, prospectus, any “road show” as defined in Section 433(h) of the Securities Act or any Written Testing-the-Waters Communication (as defined in the Underwriting Agreement) or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred, subject in each case to customary exceptions.
In addition, the Underwriting Agreement described above contains a contribution provision that in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party for any reason, with each indemnifying party agreeing to contribute an amount proportional to reflect the relative benefits received by Churchill on the one hand and the underwriters on the other from an offering of securities pursuant to the Underwriting Agreement (or, if such allocation is not available for any reason, proportional to the relative benefits and relative fault of Churchill and the underwriters). The relative benefits received by Churchill on the one hand and the underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by Churchill when compared to the total underwriting discounts and commissions received by the underwriters, in connection with the Churchill IPO. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by Churchill on the one hand or the underwriters on the other and the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. There can be no assurance that Churchill would have sufficient funds to satisfy such indemnification claims or that after satisfying such indemnification claims, Churchill would have sufficient funds to satisfy the minimum cash condition in order to consummate the business combination under the Merger Agreement. See the Risk Factor entitled “There can be no assurance that Churchill will be able to consummate the Business Combination or another initial business combination within the Completion Window, in which case Churchill will cease all operations except for the purpose of winding up and would redeem Churchill Class A Common Stock and liquidate, in which case Churchill Public Stockholders would only receive approximately $10.00 per share, or less than such amount in certain circumstances.”
Investors may believe that when financial institutions, such as BofA Securities, Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, are named in a proxy statement/prospectus, the involvement of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institutions generally means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. Each of the Waiving Underwriters disclaim any responsibility for any of the disclosure in this proxy statement/prospectus. Accordingly, you should not place any reliance either on the participation of the Waiving Underwriters in the Churchill IPO prior to each of the Waiving Underwriters’ respective delivery of its Underwriter Fee Waivers or on the Waiving Underwriters decision not to participate in the Business Combination.

THE MERGER AGREEMENT
Churchill is asking Churchill’s stockholders to adopt the Merger Agreement and approve the Business Combination. Churchill stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. Please see the subsection titled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on the Business Combination Proposal because it is the primary legal document that governs the Business Combination.
In addition, Churchill is asking holders of Churchill Public Warrants to approve the Class C Warrant Amendment. Holders of Churchill Public Warrants should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the Class C Warrant Amendment. Please see the subsection titled “Related Agreements — Class C Warrant Amendment” for additional information and a summary of certain terms of the Class C Warrant Amendment.
Churchill may consummate the Business Combination only if the Business Combination Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of Churchill Common Stock entitled to vote thereon at the Stockholder Special Meeting, assuming a quorum is present. Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of outstanding Churchill Public Warrants. The Warrant Amendment Proposal is conditioned on the approval of the Business Combination Proposal, but the Business Combination Proposal is not conditioned on the Warrant Amendment Proposal. Accordingly, the Business Combination can be consummated even if the Warrant Amendment Proposal is not approved by holders of Churchill Public Warrants.
The Merger Agreement
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants of the parties given in the Merger Agreement are also modified in important part by the underlying disclosure schedules of CorpAcq (“CorpAcq Disclosure Schedules”) and Churchill (“Churchill Disclosure Schedules”, together the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.
General
On August 1, 2023, Churchill entered into the Merger Agreement with CorpAcq, PubCo, Merger Sub, and the Sellers. On September 19, 2023, BermudaCo became a party to the Merger Agreement. On December 26, 2023, Churchill, the CorpAcq Parties and the Sellers amended the Merger Agreement in connection with the Extension.
Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein, the parties will consummate the Business Combination, including the following transactions:
•
immediately prior to the Closing, (i) to the extent not already done, the Initial Shareholder shall exercise its voting rights to cause PubCo to adopt the Post-Combination Articles and to pass such other shareholder resolutions of PubCo as may be required in order to effect the Business Combination and (ii) each Seller shall, in exchange for its pro rata share of the Closing Seller Consideration, sell and transfer such Seller’s CorpAcq Ordinary Shares to PubCo in the CorpAcq Sale;

•
immediately following the consummation of the CorpAcq Sale, in connection and substantially concurrent with the Closing, and subject to the terms and conditions of the Sponsor Agreement:

•
in connection with the Founder Equity Retirement, the Sponsor will forfeit to Churchill for no consideration, the Retirement Founder Shares (as defined under “Related Agreements — Sponsor Agreement”) and 18,600,000 Churchill Private Placement Warrants, upon which such Retirement Founder Shares and Churchill Private Placement Warrants shall be retired, canceled and no longer outstanding;

•
in connection with the Founder Share Contribution, the Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo, and in exchange therefor, BermudaCo will (i) issue to the Sponsor a number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the Delivered Capital Amount other than the Delayed Financing Amount and (ii) create additional authorized share capital (or an agreed upon similar construct) equivalent to or otherwise issue, the number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the Delayed Financing Amount as estimated in the Churchill closing statement the “Estimated Delayed Financing Amount”);

•
concurrently with the Founder Share Contribution, in connection with the B Share Subscription, the Sponsor will subscribe for, and PubCo will issue to the Sponsor, a number of Post-Combination Company B Shares equal in number to the number of BermudaCo Redeemable Shares issued or to be issued to the Sponsor pursuant to the immediately preceding bullet point, registered in the name of the Sponsor (or its designees), at a subscription price of $0.000001 per Post-Combination Company B Share against (and concurrently with) the payment of the B Share Subscription Amount;

•
immediately following the Founder Share Contribution and the B Share Subscription, at the Closing, Merger Sub will merge with and into Churchill in the Merger, which shall be effective as of the Effective Time, being the filing of a certificate of merger, in a form mutually agreed between PubCo and Churchill, with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL or such later date as may be agreed in writing by PubCo and Churchill and specified in the certificate of merger, and pursuant to which the separate corporate existence of Merger Sub will cease and Churchill will become the Surviving Corporation and a subsidiary of PubCo;

•
at the Closing and immediately following the Effective Time, the Surviving Corporation shall pay or cause to be paid (including by the Trustee pursuant to the Trust Agreement) by wire transfer of immediately available funds, certain Trust Account payments, consisting of (i) the aggregate payments in connection with the Churchill Stockholder Redemptions in connection with the Stockholder Special Meeting and (ii) certain accrued and unpaid Churchill Transaction Expenses;

•
at the Closing and immediately following the payment of such Trust Account payments, the Surviving Corporation shall effect the Churchill Stock Repurchase, pursuant to which the Surviving Corporation shall repurchase all shares (other than one share or such other number as the parties may agree) of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation held by PubCo in exchange for an amount paid by the Surviving Corporation to PubCo in cash equal to the market value of the shares of Churchill Class A Common Stock so repurchased;

•
at the Closing and immediately following the Churchill Stock Repurchase and if necessary to ensure that PubCo has sufficient cash to satisfy its payment obligations pursuant to the Merger Agreement, or as otherwise agreed by the parties, make to PubCo, an interest bearing loan (the “I/C Company Interest Loan”) at PubCo’s request in an amount necessary to allow PubCo to pay all or any portion of (i) the Closing Seller Cash Consideration to the Sellers and the Drag Sellers, (ii) the CorpAcq Preferred Redemption Amount, and (iii) CorpAcq Transaction Expenses;

•
at the Closing and immediately following the consummation of the I/C Company Interest Loan, if any, PubCo will pay and issue the Closing Seller Consideration, which is the total consideration to be paid to the Sellers and the Drag Sellers at Closing in exchange for the CorpAcq Sale and the Drag Along Sale, to the Sellers less the aggregate amounts thereof due to the Drag Sellers;

•
at the Closing and immediately following payment and issuance of the Closing Seller Consideration to the Sellers, the Surviving Corporation shall, at the sole election of CorpAcq, make an interest bearing loan to CorpAcq to the extent necessary to fund all or any portion of an amount equal to (i) $128,600,000 (less cash and cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in connection with any capital raising transactions with any holders of shares of CorpAcq, or any affiliate thereof, if any (the aggregate of all such amounts, the “CorpAcq Holder Facilitated Financing Amount”)) and (ii) any cash or cash equivalents of Churchill and its subsidiaries plus the Churchill Facilitated Financing Amount less Transaction Expenses, the CorpAcq Preferred Redemption Amount, the Closing Seller Cash Consideration and the amount in (i) above (if any, held by the Surviving Corporation at such time) (the “I/C CorpAcq Interest Loan”). Such funds will be used by the Post-Combination Company for general corporate purposes, including to ensure there is sufficient cash on CorpAcq’s balance sheet to support its overall business strategy and acquisition objectives;
•
at the Closing and immediately following the Churchill Stock Repurchase and PubCo’s receipt of the CorpAcq Preferred Redemption Amount, save as otherwise agreed between PubCo, CorpAcq and Churchill, PubCo shall subscribe for additional shares in the capital of CorpAcq (whether by way of a share subscription at a premium, share subscription for deferred shares or otherwise) in an amount equal to the CorpAcq Preferred Redemption Amount, promptly following which CorpAcq shall, subject to applicable Laws, undertake a share capital reduction under applicable provisions of the UK Companies Act 2006 to procure that CorpAcq has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption (the “Intragroup Recapitalization”);

•
within two business days following implementation of the Intragroup Recapitalization or otherwise procuring that CorpAcq has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption, CorpAcq shall implement the CorpAcq Preferred Redemption;

•
promptly following the CorpAcq Preferred Redemption, CorpAcq and the Proposing Seller (as defined in the CorpAcq Articles) shall take such actions as may be required to consummate the Drag Along Sale and procure the transfer of the aggregate CorpAcq Ordinary Shares held by applicable CorpAcq shareholders which are not being transferred by the Sellers, pursuant to the CorpAcq Articles, which shall result in (subject to stamping of the relevant transfer forms by HM Revenue & Customs) PubCo holding 100% of the outstanding equity interests in CorpAcq on the closing of such transfer and CorpAcq shall seek to pay and issue the Closing Seller Consideration, which is the total consideration to be paid to the Sellers and the Drag Sellers at Closing in exchange for the CorpAcq Sale and the Drag Along Sale, to the holders of CorpAcq Ordinary Shares (other than any Seller who is required to transfer such shares to PubCo upon the implementation of the Drag Along Sale (“Drag Sellers”)) less the amounts thereof already paid to the Sellers, such that the Drag Sellers transfer their CorpAcq Ordinary Shares on the same terms as the Sellers;

•
as soon as reasonably practicable after all the stock transfer forms effecting the CorpAcq Sale and Drag Along Sale have been duly stamped and PubCo has been written up in CorpAcq’s statutory books as a shareholder, (i) PubCo intends to transfer and contribute all the shares of CorpAcq and all the shares of the Surviving Corporation owned by PubCo, if any, to BermudaCo in exchange for ordinary shares of $0.01 each of BermudaCo and (ii) any excess cash received by the PubCo pursuant to the Churchill Stock Repurchase may be contributed to BermudaCo, which, in turn, may contribute such cash to CorpAcq.

The Merger
At the Effective Time and by virtue of the Merger, and without any further action on the part of any party or the holders of any securities of Churchill, the following shall occur:
•
each share of Churchill Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, which are discussed further below) will be exchanged for, and the holders of such Churchill Class A Common Stock shall be entitled to receive for each share of such Churchill Class A Common Stock, one Post-Combination Company Ordinary A1 Share; and all such shares of Churchill Class A Common Stock so exchanged shall be converted into and become shares of Churchill Class A Common Stock, par value $0.001 per share, of the Surviving Corporation and be held by PubCo as of immediately after the Merger;

•
each share of Churchill Class B Common Stock (other than Excluded Shares, which are discussed further below) issued and outstanding immediately prior to the Effective Time and owned by BermudaCo shall be converted into and become one validly issued, fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation;

•
each share of common stock of Merger Sub shall be cancelled and shall cease to exist with no consideration payable in respect thereof;

•
each share of (i) Churchill Class A Common Stock for which redemption rights have been exercised in connection with the Stockholder Special Meeting, (ii) Churchill Common Stock (if any), that, at the Effective Time, is held in the treasury of Churchill, and (iii) Churchill Common Stock (if any), that is owned by the CorpAcq Parties (other than the shares of Churchill Class B Common Stock contributed to BermudaCo in the Founder Share Contribution (clauses (i) through (iii) together, the “Excluded Shares”) shall be cancelled and no consideration shall be paid or payable with respect thereto;

•
in the event that the Warrant Amendment Proposal is approved and an independent valuation report pursuant to section 593 of the UK Companies Act 2006 (confirming that the non-cash consideration to be received by PubCo for the issuance of Post-Combination Company Class C-1 Shares and the Post-Combination Company Class C-2 Shares (collectively, the “Post-Combination Company Class C Shares”, and such valuation report, the “Valuation Report”) is not less than the amount to be treated as having been paid up on the Post-Combination Company Class C Shares) is obtained prior to the Effective Time, at the Effective Time (i) each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-1 Share and (ii) each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-2 Share; and

•
in the event that either the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, at the Effective Time, (i) each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one warrant of the Post-Combination Company, issued on terms substantially similar to the terms of the Churchill Private Placement Warrants and subject to the Warrant Amendment Agreement (“Post-Combination Company Private Placement Warrants”), and (ii) each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one warrant of the Post-Combination Company entitling the holder thereof to acquire the same number of Post-Combination Company Ordinary A1 Shares as such holder was entitled to acquire of Churchill Common Stock pursuant to the terms of the Existing Warrant Agreement, which warrant shall be issued on terms substantially similar to the terms of the Churchill Public Warrants and subject to the Warrant Amendment Agreement (“Post-Combination Company Public Warrants”);

CorpAcq Sale
By entering into the Merger Agreement, PubCo made an offer to all the holders of the CorpAcq Ordinary Shares to purchase on the Closing Date, immediately prior to the Closing, all of their CorpAcq Ordinary A1 Shares in exchange for the Closing Seller Consideration pursuant to the CorpAcq Sale (such offer, the “CorpAcq Purchase Offer”), and in connection therewith, PubCo will amend and restate the articles of association of PubCo to be in the form of the Post-Combination Articles. The CorpAcq Sale in respect of each Seller will be consummated immediately prior to the Closing. The Drag Along Sale (if any), shall be consummated in connection with the Closing and promptly following the CorpAcq Preferred Redemption. After giving effect to both the CorpAcq Sale and the Drag Along Sale (if any), PubCo will hold 100% of the outstanding equity interests in CorpAcq (subject to stamping of the relevant transfer forms by HM Revenue & Customs).
Drag Along Sale
Orange UK Holdings Limited (“Orange UK”) is the holder of a majority of the class A ordinary shares of CorpAcq, par value £0.001 per share of CorpAcq (“CorpAcq Class A Ordinary Shares”) and, as a

result of the CorpAcq Purchase Offer, Orange UK has the ability to exercise certain drag along rights arising under the CorpAcq Articles and require each other shareholder of CorpAcq to transfer its respective shares in the capital of CorpAcq on the same terms in order to consummate a Drag Along Sale (as defined in the CorpAcq Articles) in connection with and to give effect to the Business Combination.
Pursuant to the Merger Agreement, each of CorpAcq and Orange UK will take such actions as may be required to exercise the drag along rights and consummate the Drag Along Sale in order to procure the transfer of any remaining CorpAcq Ordinary Shares to PubCo not otherwise held by the Sellers to ensure that PubCo acquires 100% of the CorpAcq Ordinary Shares (comprising 100% of the outstanding equity interests in CorpAcq), which will be consummated promptly following the CorpAcq Preferred Redemption.
Closing
The closing of the Business Combination (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the seventh Business Day) following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions described below under “— Conditions to Closing” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of such conditions at the Closing)) or at such other time, date and location as Churchill and CorpAcq may agree in writing.
Consideration
Subject to the terms and conditions of the Merger Agreement, the aggregate consideration to be paid to the Sellers and Drag Sellers at the Closing in exchange for the CorpAcq Sale and the Drag Along Sale (the “Closing Seller Consideration”) will be equal to the sum of (i) the Closing Seller Cash Consideration, (ii) the Closing Seller Share Consideration, (iii) 15,000,000 Post-Combination Company Class C-2 Shares and (iv) the Earnout Shares.
Closing Seller Cash Consideration
The “Closing Seller Cash Consideration” is an amount in U.S. Dollars equal to the sum of:
•
all available cash and cash equivalents of Churchill and its subsidiaries, including all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with Churchill Stockholder Redemptions), plus the Churchill Facilitated Financing Amount (defined below), if any, in each case calculated as of immediately prior to Closing (the “Available Cash Amount”) and without giving effect to the Delayed Financing Amount; minus

•
the aggregate amount of the Transaction Expenses (as defined in the Merger Agreement), minus

•
the CorpAcq Preferred Redemption Amount; minus

•
an amount equal to $128,600,000 minus the CorpAcq Holder Facilitated Financing Amount, if any; minus

•
99.99% of the amount by which the aggregate amounts of the preceding four bullet points exceeds $257,200,000 (or such lesser amount as indicated by CorpAcq in its sole discretion).

The “Churchill Facilitated Financing Amount” refers to the aggregate amount of cash or cash equivalents delivered or committed to Churchill, CorpAcq, PubCo or any of their respective subsidiaries in connection with any capital raising transactions (whether debt, equity or otherwise) consummated following the date of the Merger Agreement through and including the day that is 30 days following the Closing, to the extent:
•
such cash or cash equivalents are received or committed in exchange for the issuance of securities of PubCo, the Post-Combination Company or Churchill, as applicable, including amounts delivered pursuant to any Additional Subscription (if any) by the Sponsor of up to $50,000,000 pursuant to the terms of the Sponsor Agreement (see “Related Agreements — Sponsor Agreement — Additional Subscription”) or any other subscriptions for Post-Combination Company Ordinary Shares (or equity securities exchangeable for Post-Combination Company Ordinary Shares); or

•
such cash or cash equivalents are received as proceeds of one or more debt financing transactions or are committed to in connection with a debt facility, in any such case with an aggregate principal amount in excess of £200 million, in which case only the excess above £200 million shall be part of the Churchill Facilitated Financing Amount;

provided, that the Churchill Facilitated Financing Amount excludes any of the following (the “Excluded Financing”):
•
the CorpAcq Holder Facilitated Financing Amount;

•
cash or cash equivalents received from a debt financing transaction that is consummated between the date of the Merger Agreement and the Closing, but solely to the extent that such proceeds are actually utilized to consummate certain permitted acquisitions by CorpAcq pursuant to the Merger Agreement prior to Closing; or

•
cash or cash equivalents received in from a debt financing transaction entered into in the ordinary course of business by a subsidiary of CorpAcq, but solely to the extent that such proceeds are utilized by such subsidiary for the operations of such subsidiary and are not utilized for or distributed to CorpAcq or any other subsidiary of CorpAcq.

Closing Seller Share Consideration
The “Closing Seller Share Consideration” is number of Post-Combination Company Ordinary A1 Shares equal to:
•
a number of Post-Combination Company Ordinary A1 Shares (rounded down to the nearest whole share) equal to (i) $803,822,000, minus the Closing Seller Cash Consideration, divided by (ii) $10.00; and

•
if the amount (the “Delivered Capital Adjustment Amount”) calculated as (i) 12.5% multiplied by (ii) (1) the Delivered Capital Amount (as defined below), minus (2) $592,000,000, is a negative number, plus a number of Post-Combination Company Ordinary A1 Shares (rounded down to the nearest whole share) equal to (x) the absolute value of the Delivered Capital Adjustment Amount, divided by (y) $10.00, multiplied by (z) 50% the “Incremental Share Consideration”); provided that no Incremental Share Consideration shall be issued at Closing and, instead of a right to any additional Incremental Share Consideration at Closing, the Sellers shall have the contingent right to receive any remaining Incremental Share Consideration from the Post-Combination Company within five days following the final calculation of the Delayed Financing Amount.

The “Delivered Capital Amount” means, as may be adjusted as provided in the Sponsor Agreement (see “Related Agreements — Sponsor Agreement — Delivered Capital Amount Post-Closing Adjustment”):
•
If the Available Cash Amount, including and to the extent applicable, the Estimated Delayed Financing Amount (such amount, the “Preliminary Delivered Capital Amount”), is less than or equal to $592,000,000, an amount equal to the Preliminary Delivered Capital Amount; and

•
if the Preliminary Delivered Capital Amount is greater than $592,000,000 an amount equal to (i) the Preliminary Delivered Capital Amount minus (ii) the lesser of (1) the Preliminary Delivered Capital Amount minus $592,000,000 and (2) (A) the cash and cash equivalents held in the Trust Account immediately following the Churchill Stockholder Redemption in connection with the Stockholder Special Meeting minus (B) the number of shares of Churchill Class A Common Stock outstanding after giving effect to the Churchill Stockholder Redemptions in connection with the Stockholder Special Meeting multiplied by $10.00, provided, however, that the “Delivered Capital Amount” shall not be greater than $850,000,000 nor less than an amount equal to the Available Cash Amount minus Transaction Expenses.
Earnout Shares
In connection with the Closing, and as additional consideration for the sale of their CorpAcq shares pursuant to the CorpAcq Sale or Drag Along Sale (as applicable), PubCo shall issue or cause to be issued to each Seller and Drag Seller (in accordance with its respective pro rata share) who holds both: (i) one or more shares in CorpAcq immediately prior to the CorpAcq Sale, and (ii) one or more Post-Combination Company Ordinary Shares immediately following the Closing or, in the case of the Drag Sellers, one or more Post-Combination Company Ordinary Shares immediately following the consummation of the Drag Along Sale (“Eligible Earnout Party”), Post-Combination Company Ordinary A2 Shares and Post- Combination Company Ordinary A3 Shares as follows (“Earnout Shares”):
•
(i) if the Delivered Capital Adjustment Amount is a negative number, a number of Post-Combination Company Ordinary A2 Shares (rounded down to the nearest whole share) equal to (1) the absolute value of the Delivered Capital Adjustment Amount, divided by (2) $10.00, multiplied by (3) 50% or (ii) if the Delivered Capital Adjustment Amount is zero or a positive number, zero Post-Combination Company Ordinary A2 Shares (the “Incremental Earnout Shares”); and

•
(i) if the Delivered Capital Adjustment Amount is a negative number, an aggregate amount of Post-Combination Company Ordinary A3 Shares equal to 15,000,000 or (ii) if the Delivered Capital Adjustment Amount is not a negative number, an aggregate amount of Post-Combination Company Ordinary A3 Shares equal to 15,000,000 minus a number of shares (rounded down to the nearest whole share) equal to (1) the absolute value of the Delivered Capital Adjustment Amount, divided by (2) $10.00 and as may be adjusted pursuant the Sponsor Agreement (the “Base Earnout Shares”);

provided that no Incremental Earnout Shares shall be issued at Closing and only 11,000,000 Base Earnout Shares shall be issued at Closing and, instead of a right to any additional Incremental Earnout Shares or Base Earnout Shares at Closing, the Sellers shall have the contingent right to receive any remaining Incremental Earnout Shares or Base Earnout Shares, as applicable, from the Post-Combination Company within five days following the final calculation of the Delayed Financing Amount.
The Incremental Earnout Shares and the Base Earnout Shares will be issued as Post-Combination Company Ordinary A2 Shares and Post-Combination Company Ordinary A3 Shares, respectively.
The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A2 Shares will be entitled to vote such shares, and will be entitled to receive dividends and other distributions with respect to such shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such Post-Combination Company Ordinary A2 Shares (and will be forfeited if they do not vest).
The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of Post-Combination Company Ordinary A3 Shares will be entitled to vote such shares, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.
Seller Lockup
Under the Merger Agreement, each Seller or Eligible Earnout Party has agreed that they shall not transfer any Post-Combination Company Ordinary Shares or Post-Combination Company Class C-2 Shares held by such Eligible Earnout Party until (i) one year following the Closing Date, in the case of any Seller or Eligible Earnout Party that is a member of management of CorpAcq immediately prior to Closing or (ii) 180 days following the Closing Date in the case of all Sellers or Eligible Earnout Parties that are not a member of management of CorpAcq immediately prior to Closing (together, the “Seller Lockup Period”).
Notwithstanding the above, the Seller Lockup Period shall not apply to the transfer of any Post-Combination Company Ordinary Shares or Post-Combination Company Class C-2 Shares made in the following circumstances:
•
in acceptance of a general offer for the whole of the issued equity share capital of the Post-Combination Company (other than any equity share capital held by or committed to the offeror and/or persons acting in concert with the offeror) made in accordance with the UK Takeover Code or the provision of an irrevocable undertaking to accept such an offer;
•
pursuant to any compromise or arrangement under Part 26 of the UK Companies Act 2006, providing for the acquisition by any person (or group of persons acting in concert) of more than 50 per cent of the equity share capital of the Post-Combination Company and which compromise or arrangement has been sanctioned by the court;

•
pursuant to an order of a court of competent jurisdiction requiring such Post-Combination Company Ordinary Shares or Post-Combination Company Class C-2 Shares to be transferred or a consent order which has the same effect;

•
by the personal representatives of the transferor on and following their death;

•
pursuant to an offer by the Post-Combination Company to purchase its own Post-Combination Company Ordinary Shares or Post-Combination Company Class C-2 Shares which is made on identical terms to all holders of shares and otherwise complies with applicable laws;

•
to the spouse or civil partner of the transferor or the trustees of a trust under which no beneficial interest in the Post-Combination Company Ordinary Shares or Post-Combination Company Class C-2 Shares transferred exists or can arise except in favor of the relevant transferor and/or their spouse, civil partner or minor children;

•
by the transferor to any person which has the same ultimate legal and beneficial ownership as the transferor or to its officers or directors or, if the transferor is an individual, to any member of the transferor’s immediate family; or

•
certain arrangements to facilitate the sale of such number of their shares in the Post-Combination Company as may be necessary to enable them to fund taxes that arise in connection with Post-Combination Company Ordinary Shares.

Conditions to Closing
Conditions to Each Party’s Obligations
The respective obligations of each of the parties to the Merger Agreement to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (to the extent legally permitted) by CorpAcq and Churchill, as applicable:
•
the UK Financial Conduct Authority (the “FCA”) shall have granted unconditional approval in accordance with section 189(4)(a) of the Financial Services and Markets Act 2000, as may be amended (“FSMA”) to BermudaCo and to any other person who would be, at Closing, acquiring or increasing control in CorpAcq (as such terms are defined in FSMA and the FSMA (Controllers) (Exemption) Order 2009) or the assessment period by any interruption period (as such terms are defined under applicable law) in respect of the section 178 notice given in respect of completion of the Business Combination has expired without the FCA giving notice under section 189(4) FSMA (the “FCA Approval”);

•
confirmation shall have been received from the UK Takeover Panel that none of the Business Combination will give rise to an obligation on any person to make a mandatory offer for the shares in PubCo under Rule 9 of the UK Takeover Code;

•
no order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination shall have been in force;

•
Churchill shall have at least $5,000,001 of net tangible assets remaining after the Churchill Stockholder Redemption in connection with the Stockholder Special Meeting;

•
the Business Combination Proposal shall have been approved;

•
the Form F-4 shall have become effective in accordance with the Securities Act;

•
the Post-Combination Company Ordinary A1 Shares and Post-Combination Company Class C-1 Shares (or the Post-Combination Company Public Warrants, as applicable) shall have been issued in connection with the Business Combination having been approved for listing on the Nasdaq Capital Market, the Nasdaq Global Market or such other stock exchange as the CorpAcq Parties and Churchill may mutually agree prior to the Closing, subject only to official notice of issuance thereof;
•
the Post-Combination Company Board shall have been constituted as agreed; and

•
the applicable waiting period (and any extension thereof, or any applicable timing agreements, understandings or commitments) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) in connection with the Merger shall have expired or been terminated.

Additional Conditions to Churchill’s Obligations
The obligations of Churchill to consummate and effect the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) by Churchill:
•
(i) certain representations and warranties of Sellers and the CorpAcq Parties, as applicable, related to corporate organization, due authorization, capitalization, brokers, investment intent and accredited investors (“Specified Representations”) will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relate to an earlier date, in which case such representation and warranty will be true and correct on and as of such earlier date), (ii) certain representations and warrants of the CorpAcq Parties related to Material Adverse Effect and drag along rights will be true and correct in all respects as of the Closing Date (except to the extent that any such representation and warranty expressly relate to an earlier date, in which case such representation and warranty will be true and correct on and as of such earlier date) and (iii) certain representations and warranties of (x) Sellers contained in Section 12.18 (other than the Specified Representations) and (y) the CorpAcq Parties contained in Article V of the Merger Agreement (other than the absence of changes and Specified Representations) will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relate to an earlier date, in which case such representation and warranty will be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•
the covenants and agreements of Sellers and each CorpAcq Party contained in the Merger Agreement to be performed prior to the Closing will have been performed in all material respects;

•
the CorpAcq Sale will have been consummated and PubCo shall have adopted the Post-Combination Articles;

•
the CorpAcq Parties will have delivered to Churchill a certificate signed by an officer of CorpAcq, dated as of the Closing Date, certifying that the conditions specified in the first two bullets above are satisfied; and

•
the CorpAcq Parties will have delivered to Churchill the Sponsor Agreement, the BermudaCo Bye-laws, the Back to Back Share Issuance Agreement, and the Registration Rights Agreement.

Additional Conditions to CorpAcq Parties’ Obligations
The obligation of the CorpAcq Parties to consummate and effect the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by CorpAcq:
•
(i) each of the representations and warranties of Churchill in Article VI of the Merger Agreement (other than capitalization) will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relate to an earlier date, in which case such representation and warranty will be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on Churchill or materially delay or impair the ability of Churchill to perform its obligations under the Merger Agreement and (ii) the representations and warranties related to the capitalization of Churchill will be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);
•
the covenants and agreements of Churchill contained in the Merger Agreement to be performed as of or prior to the Closing will have been performed in all material respects;

•
the Available Cash Amount minus Transaction Expenses minus any Delayed Financing Amount, if applicable, will be no less than $350,000,000 (the “Minimum Cash Condition”);

•
Churchill will have delivered to CorpAcq a certificate, duly executed by an officer of Churchill, dated as of the Closing Date certifying that the conditions specified in the first three bullets above are satisfied;

•
Each of the covenants of each of the parties to the Sponsor Agreement to be performed as of or prior to the Closing will have been performed in all material aspects, and none of the parties thereto shall have threatened in writing (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that PubCo is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement; and

•
Churchill will have delivered to CorpAcq an executed copy of the Registration Rights Agreement.

Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of CorpAcq are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Consistent with the Merger Agreement, a “Material Adverse Effect” as used herein means, with respect to the CorpAcq Parties, a material adverse effect on the results of operations or financial condition of CorpAcq and each of its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of CorpAcq:
•
any change in applicable laws or GAAP or IFRS or any interpretation thereof,

•
any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally,

•
the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees,

•
any change generally affecting any of the industries or markets in which CorpAcq or the certain significant subsidiaries operate or the economy as a whole,

•
the compliance with the terms of the Merger Agreement or the taking of any action required or contemplated by the Merger Agreement or with the prior written consent of Churchill,

•
any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, act of God or other force majeure event,

•
any national or international political or social conditions in countries in which, or in the proximate geographic region of which, CorpAcq and certain significant subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or any internet or “cyber” attack or hacking, upon any person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel,
•
any failure of CorpAcq to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and

•
COVID-19 or any law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Merger Agreement or CorpAcq or certain of its significant subsidiaries’ compliance therewith;

provided that in the case of clauses (a), (b), (d), (f), (g) and (i) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on CorpAcq and its subsidiaries, taken as a whole.
Representations and Warranties
Under the Merger Agreement, the CorpAcq Parties made customary representations and warranties about it and its subsidiaries relating to:
•
corporate organization;

•
organizational documents and subsidiaries;

•
due authorization;

•
no conflict;

•
consents and requisite government approvals;

•
capitalization;

•
financial statements;

•
undisclosed liabilities;

•
litigation and proceedings;

•
compliance with laws;

•
material contracts;

•
CorpAcq benefit plans;

•
labor matters;

•
taxes;

•
insurance;

•
permits;

•
real property;

•
intellectual property and IT;

•
data privacy;

•
environmental matters;

•
absence of changes;

•
brokers’ fees;

•
related party transactions;

•
accuracy of information provided in this proxy statement/prospectus;

•
regulatory matters;

•
Investment Company Act;

•
the Drag Along Sale.

Under the Merger Agreement, Churchill made customary representations and warranties relating to:
•
corporate organization;

•
due authorization;

•
no conflict;

•
litigation and proceedings;

•
consents and requisite government approvals;

•
compliance with laws;

•
financial ability and trust account;

•
brokers’ fees;

•
SEC reports, financial statements, Sarbanes Oxley Act and undisclosed liabilities;

•
business activities;

•
employee benefit plans;

•
tax matters;

•
capitalization;

•
stock market listing;

•
the Sponsor Agreement;

•
related party transactions;

•
Investment Company Act;

•
accuracy of information provided in this proxy statement/prospectus.

Covenants of the Parties
Conduct of Businesses Prior to the Completion of the Business Combination
Prior to the Closing, except as disclosed on the CorpAcq Disclosure Schedules, permitted by the Merger Agreement or any other transaction document or consented to by Churchill, CorpAcq will, and will cause its subsidiaries to (i) use its commercially reasonable efforts to operate its business in the ordinary course of business and (ii) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses and establish reserves for uncollectible accounts in the ordinary course of business. Without limiting the generality of the foregoing, except as set forth on the CorpAcq Disclosure Schedules, contemplated by the Merger Agreement or any other transaction document, consented to by Churchill in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as required by law, the CorpAcq Parties will not, and CorpAcq will cause its subsidiaries not to, prior to the Closing:
•
change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of any CorpAcq Party, except as otherwise required by law;

•
make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) any dividends or distributions from any subsidiary of CorpAcq to CorpAcq or any other wholly owned subsidiaries of CorpAcq and (ii) dividends or distributions from CorpAcq to the holders of CorpAcq Preferred Shares required to be paid in accordance with the CorpAcq Articles as in effect on the date of the Merger Agreement;

•
(i) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than certain permitted liens) on any shares of capital stock or any other equity or voting securities of any CorpAcq Party or any of their subsidiaries or (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of CorpAcq Party or any of their subsidiaries, in each case of (i) and (ii), other than as contemplated by the Business Combination and issuances of equity in CorpAcq or any of its subsidiaries in connection with any acquisition of assets, equity interests or any business or other person or division thereof by CorpAcq or any subsidiary thereof, in each case as set forth on CorpAcq Disclosure Schedules, or otherwise consented to by Churchill in writing;

•
sell, assign, transfer, convey, lease, license or abandon, subject to or grant any lien (other than certain permitted liens) on, or otherwise dispose of, any material assets, rights or properties of any CorpAcq Party or any of their subsidiaries other than granting non-exclusive licenses, the sale or license of software, goods and services, or the sale or other disposition of information technology systems deemed by CorpAcq in its reasonable business judgment to be obsolete or no longer be material to the business of CorpAcq, in the ordinary course of business;

•
fail to (i) process any personal information in material compliance with all applicable privacy requirements and (ii) take all actions reasonably necessary to protect the privacy and confidentiality of, and to protect and secure, any personal information in the possession or control of, or processed by or on behalf of, CorpAcq or any of its subsidiaries;

•
(i) cancel or compromise any claim or indebtedness owed to CorpAcq or any of its subsidiaries, or (ii) settle any pending or threatened action, (A) if such settlement would require payment by CorpAcq in an amount greater than £1,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing;

•
directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof other than (i) any such acquisitions that do not exceed £25,000,000 individually or £50,000,000 in the aggregate, and (ii) any residual purchase obligations with respect to such acquisitions consummated prior to the date of the Merger Agreement;

•
make any loans or advance any money or other property to any person, except for (i) advances in the ordinary course of business to any current or former employee, officer, worker or independent contractor of CorpAcq or its subsidiaries (the “CorpAcq Employees”) for expenses, (ii) prepayments and deposits paid to suppliers of CorpAcq or any of its subsidiaries in the ordinary course of business and (iii) trade credit extended to customers of CorpAcq or any of its subsidiaries in the ordinary course of business;

•
redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of CorpAcq Party or any of their subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of CorpAcq Party or any of their subsidiaries, other than as contemplated by the Business Combination;

•
adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of any CorpAcq Party, other than as contemplated by the Business Combination;

•
except as required to enforce its rights under the Merger Agreement or in respect of the Business Combination, enter into, renew or amend in any material respect, any transaction or contract relating to CorpAcq Transaction Expenses if such entry, renewal or amendment would result in additional CorpAcq Transaction Expenses that, individually or in the aggregate, exceed £5,000,000;
•
make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of PubCo or any entity within CorpAcq, other than as may be required by applicable law, International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the UK, or regulatory guidelines;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CorpAcq Party or any of their subsidiaries (other than the Business Combination);

•
make, revoke or change any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, fail to pay any material tax as such tax becomes due and payable unless such tax is being contested in good faith, other than with respect to BermudaCo changing its residence for tax purposes, or take, any action that would, or would reasonably expected to, prevent or otherwise cause the Business Combination from qualifying for the Intended Tax Treatment;

•
directly or indirectly, incur, or modify in any material respect the terms of, any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness (other than (i) indebtedness under the any capital leases entered into in the ordinary course of business or (ii) indebtedness that is repaid at Closing);

•
except as otherwise required by law, the terms of any existing CorpAcq benefit plan set forth on the CorpAcq Disclosure Schedules as in effect on the date of the Merger Agreement or the terms of any contract with PubCo or any of its affiliates, (i) establish, adopt, enter into or materially amend any CorpAcq Benefit Plan providing for severance or termination benefits or payments or make any grant of severance or termination benefits or payments to any person other than in the ordinary course of business with respect to CorpAcq Employees with an annual base salary or annualized fee equal to or less than £250,000 (“Non-Management Employees”), (ii) increase the compensation or benefits of CorpAcq Employees, other than such increases in the ordinary course of business for Non-Management Employees, (iii) make any grant of any cash retention payment to any person, except in connection with the hiring (to the extent permitted by clause (iii) of this paragraph) of any employee or promotion of a CorpAcq Employee, (iv) except in the ordinary course of business, hire, or terminate the employment (other than for cause) of, any CorpAcq Employee who is not a Non-Management Employee or (v) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any CorpAcq Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a CorpAcq Benefit Plan if it were in existence as of the date of the Merger Agreement (other than any such plan providing for severance or termination benefits and except to the extent permitted to be established, adopted, entered into or amended in accordance with the Merger Agreement);

•
voluntarily fail to maintain in full force and effect material insurance policies covering CorpAcq and its subsidiaries and their respective properties (including the real property), assets and businesses in a form and amount consistent with past practices;

•
enter into any transaction with any person that, to the knowledge of the CorpAcq Parties, is an affiliate of any Seller (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are CorpAcq Employees);

•
enter into any agreement that materially restricts the ability of CorpAcq or its subsidiaries to engage or compete in any material line of business or in any geographic territory or enter into a new material line of business; or

•
enter into any agreement, or otherwise become obligated, to do any action prohibited under the foregoing.

Churchill has agreed to a more limited set of restrictions on its business prior to the effective time of the Merger. Specifically, prior to the Closing, except as disclosed on the Churchill Disclosure Schedules, contemplated by the Merger Agreement or any other transaction document or with the written consent of CorpAcq (which consent will not be unreasonably conditioned, withheld, delayed or denied), Churchill has agreed not to, and not permit any of its subsidiaries to:
•
change, modify or amend the Trust Agreement or the Churchill Charter and Churchill’s bylaws, in each case as amended and in effect on the date of the Merger Agreement (“Churchill Organizational Documents”);

•
(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Churchill; (B) split, combine or reclassify any capital stock of, or other equity interests in, Churchill; or (C) other than in connection with the Churchill Stockholder Redemption in connection with the Stockholder Special Meeting or as otherwise required by the Churchill Organizational Documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Churchill;

•
make, revoke or change any material tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, fail to pay any material tax as such tax becomes due and payable unless such tax is being contested in good faith, change its residence for tax purposes, or take any action that would, or would reasonably be expected to, prevent or otherwise cause the Business Combination from qualifying for the intended tax treatment under the Merger Agreement;

•
enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Churchill or the Sponsor (including (x) any director or officer of Churchill or the Sponsor or anyone related by blood, marriage or adoption to any such person and (y) any person with whom any director or officer of Churchill or the Sponsor has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater);

•
waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability;

•
except as otherwise required by law or the terms of any existing Churchill benefit plan (i) establish, enter into, adopt or materially amend any Churchill benefit plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Churchill benefit plan if it were in existence as of the date of the Merger Agreement, (ii) establish, adopt, enter into or materially amend any Churchill benefit plan providing for severance or termination benefits or payments or make any grant of severance or termination benefits or payments to any person, (iii) establish or increase the compensation or benefits of any directors, officers, employees or independent contractors of Churchill or its subsidiaries, (iv) make any grant of any cash retention payment to any person, or (v) hire any directors, officers, employees or independent contractors of Churchill or its subsidiaries, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or independent contractors;

•
acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or person or division thereof or otherwise acquire any assets;

•
adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

•
other than in respect of working capital loans with Sponsors or any Insiders, incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•
(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Churchill (including any preferred stock of Churchill) or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or (B) amend, modify or waive any of the terms or rights set forth in, any Churchill Warrants or the Existing Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, except for any amendment or modification in connection with the approval of the Warrant Amendment Proposal, including an amendment to provide for the Warrant Holder Meeting; or
•
authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

Efforts to Consummate
In connection with the Business Combination, each of the parties to the Merger Agreement agreed to (i) use reasonable best efforts to comply promptly but in no event later than ten business days after the date of the Merger Agreement with any required notification and reporting requirements of the HSR Act and (ii) cooperate and use their respective commercially reasonable efforts to consummate and make effective as promptly as practicable the Business Combination, including providing any notices to any person required in connection with the consummation of the Business Combination, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and governmental orders necessary to consummate the Business Combination. Provided that, in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any contract for the consummation of the Business Combination.
The CorpAcq Parties, Sponsor and the Insiders agreed that BermudaCo and PubCo and Sponsor and the Insiders, if required to obtain FCA Approval, shall make any such notification (the “Change of Control Notification”) to the UK Financial Conduct Authority as promptly as practicable (and in any event within 20 business days of the date of the Merger Agreement). If at any time CorpAcq Parties or the Sponsor and the Insiders become aware of any event, circumstance or condition that would be reasonably likely to prevent FCA Approval being satisfied, CorpAcq Parties shall promptly inform Churchill or, in the case of Sponsor or the Insiders, such persons shall promptly notify the CorpAcq Parties, and reasonably cooperate with them to address any such event, circumstance or condition.
Each of PubCo, CorpAcq and Churchill shall cooperate with one another and use their reasonable best efforts to prepare or otherwise procure the provision of any necessary documentation to effect promptly all necessary filings with any governmental authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any governmental authority necessary to consummate the Business Combination, including the FCA Approval.
If any objections are asserted with respect to the Business Combination under any applicable law or if any action is instituted by any governmental authority or any private party challenging any of the Business Combination as violative of any applicable law, each of the CorpAcq Parties, on the one hand, and Churchill, on the other hand, shall cooperate with one another in good faith and use their reasonable best efforts to take such action as reasonably necessary to overturn any regulatory action by any governmental authority to prevent or enjoin consummation of the Business Combination. Each of the CorpAcq Parties and Churchill shall use commercially reasonable efforts to obtain any authorization, consent or approval of a governmental authority necessary or advisable so as to enable the consummation of the Business Combination to occur as expeditiously as possible.
Prior to Closing, no party shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or person, or take any other action, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition, or the taking of any other action, could in any material respect (individually or in the aggregate): (i) impose any material delay in obtaining, or increase the risk of not obtaining, consents of a governmental authority necessary to consummate the Business Combination or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of a governmental authority seeking or entering a government order prohibiting the consummation of the Business Combination,

(iii) materially increase the risk of not being able to remove any such government order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Business Combination.
Stockholder Special Meeting and Warrant Holder Meeting
Churchill, CorpAcq and PubCo agreed to, as promptly as practicable following the time at which this proxy statement/prospectus is declared effective under the Securities Act and, in any event within 35 days of the effectiveness of this proxy statement/prospectus (“SEC Clearance Date”), (i) establish the record date for, duly call, give notice of, convene and hold the Stockholder Special Meeting and Warrant Holder Meeting, in each case, on a date no later than 35 days following the SEC Clearance Date and (ii) cause this proxy statement/prospectus to be disseminated to the Churchill stockholders and holders of Churchill Warrants.
Churchill agreed to use its reasonable best efforts to take all actions necessary (in its discretion or at the request of CorpAcq) to obtain the approval of the Stockholder Proposals at the Stockholder Special Meeting and the approval of the Warrant Amendment Proposal at the Warrant Holder Meeting, in each case as such meeting is adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable law for the purpose of seeking the approval of the proposals set forth in this proxy statement/prospectus. Churchill shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of PubCo, shall) postpone or adjourn the Stockholder Special Meeting or the Warrant Holder Meeting, as applicable, for a period of no longer than 20 days: (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith to be required by applicable law is disclosed to the Churchill stockholders and holders of Churchill Warrants and for such supplement or amendment to be promptly disseminated to the Churchill stockholders and holders of Churchill Warrants prior to the Stockholder Special Meeting or the Warrant Holder Meeting, as applicable; (ii) if, as of the time for which the Stockholder Special Meeting or the Warrant Holder Meeting is originally scheduled, there are insufficient shares of Churchill Common Stock or holders of Churchill Warrants represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholder Special Meeting or Warrant Holder Meeting; or (iii) in order to solicit additional proxies from the Churchill stockholders or the holders of Churchill Warrants for purposes of obtaining approval of the Business Combination Proposal or obtaining approval of the Warrant Amendment Proposal, respectfully; provided, that in the event of any such postponement or adjournment, the Stockholder Special Meeting or the Warrant Holder Meeting, as applicable, shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.
No Change of Churchill Recommendation
Except as permitted by the Merger Agreement, the Churchill Board may not change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendations of the Churchill Board to vote “FOR” (i) the Business Combination Proposal, (ii) each of the Governance Proposals, (ii) the Adjournment Proposal and (iv) the Warrant Amendment Proposal (“Churchill Board Recommendations”). Churchill agreed that its obligation to establish a record date for, duly call, give notice of, convene and hold the Stockholder Special Meeting for the purpose of seeking approval of the Stockholder Proposals and the Warrant Holder Meeting for the purpose of seeking approval of the Warrant Amendment Proposal may not be affected by any intervening event or circumstance, and Churchill agreed to establish a record date for, duly call, give notice of, convene and hold the Stockholder Special Meeting and the Warrant Holder Meeting, and submit for the approval of Churchill stockholders the Stockholder Proposals, and for the approval of the holders of Churchill Warrants, the approval of the Warrant Amendment Proposal, as applicable, regardless of any intervening event or circumstance.
Exclusive Dealing
Prior to the Closing, Sellers and CorpAcq Parties have agreed not to, and have agreed to cause their respective affiliates and representatives not to, directly or indirectly:
•
solicit or initiate any inquiry, indication of interest, proposal or offer from any third party relating to any (i) issuance, sale or transfer to or investment by a third party in any newly issued or currently outstanding equity interest in CorpAcq, (ii) sale or transfer of all of or a material portion of the assets of CorpAcq or certain significant subsidiaries of CorpAcq, to a third party, or (iii) merger or business combination between CorpAcq or certain significant subsidiaries, on the one hand, and a third party, on the other hand, other than (x) any acquisitions or, investments (including by way of merger or other business combination) pursued, conducted or consummated by any of CorpAcq or any of its subsidiaries in their ordinary course business activities, which such ordinary course business activities include investing in and acquiring operating companies, including any financing activities pursued, conducted or secured with respect to such ordinary course business activities, but excluding, any sale or divestitures (including by way of merger or other business combination) pursued, conducted or consummated by any of CorpAcq or any of its subsidiaries, (y) the issuance of securities of CorpAcq or any of its subsidiaries in connection with certain permitted acquisitions pursuant to the Merger Agreement or (z) any of the Business Combination (a “CorpAcq Competing Transaction”); and
•
participate in any discussions or negotiations with any third party regarding, or furnish or make available to such third party, as applicable, any information with respect to, a CorpAcq Competing Transaction; or

•
enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any third party, relating to a CorpAcq Competing Transaction.

Prior to the Closing, Churchill has agreed not to, and have agreed to cause its affiliates and representatives not to, directly or indirectly:
•
solicit or initiate any inquiry, indication of interest, proposal or offer from any third party relating to any business combination with any person other the CorpAcq Parties (a “Churchill Competing Transaction”);

•
participate in any discussions or negotiations with any third party regarding, or furnish or make available to such third party, as applicable, any information with respect to, a Churchill Competing Transaction; or

•
enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any third party, relating to a Churchill Competing Transaction.

Sellers, CorpAcq Parties and Churchill also agreed to, and agreed to cause their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to a CorpAcq Competing Transaction or a Churchill Competing Transaction, as applicable.
Indemnification and Insurance
PubCo agreed to indemnify and hold harmless present and former director, manager and officer of CorpAcq and Churchill and each of their respective subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, arising out of or pertaining to matters existing to occurring at or prior to the Effective Time, to the fullest extent permitted under applicable law.
PubCo agreed to cause each of CorpAcq and the Surviving Corporation to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of the Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law.
PubCo also agreed that it will, or will cause one or more of its subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by any of CorpAcq’s or any of its subsidiaries’ or Churchill’s directors’ and officers’ liability insurance policies for a period of six years after the Effective Time.

Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements to which the parties have agreed, including covenants related to:
•
the Sellers and each CorpAcq Party waiving past, present or future claims against and right to access the Trust Account or to collect from the Trust Account any monies that may be owed to them by Churchill or any of its affiliates for any reason whatsoever;

•
CorpAcq delivering audited and unaudited financial statements required to be included in this proxy statement/prospectus;

•
each of PubCo and CorpAcq using their best efforts to procure that the CorpAcq Preferred Redemption is undertaken as soon as possible following the Churchill Stock Repurchase and PubCo’s receipt of the CorpAcq Preferred Redemption Amount;

•
CorpAcq and its subsidiaries obtaining any consents or waivers necessary to approve the Business Combination as required under the terms of any contracts relating to the Alcentra Facility or any other indebtedness for borrowed money to which CorpAcq or its subsidiaries are a party as at the date of the Merger Agreement and the Closing Date;

•
PubCo undertaking to (and CorpAcq undertaking to cause PubCo to) seek confirmation prior to the Closing from the UK Takeover Panel that (i) the UK Takeover Code will not apply to the transfers pursuant to the CorpAcq Sale and, if applicable, the Drag Along Sale and (ii) none of the transactions contemplated by the Merger Agreement will give rise to an obligation on any person to make a mandatory offer for the shares in PubCo under Rule 9 of the UK Takeover Code;

•
PubCo entering into employment agreements with each of the executive officers of the Post-Combination Company (each Person serving as an officer of CorpAcq immediately prior to the Effective Time);

•
PubCo taking all actions necessary to cause certain agreements to be terminated;

•
CorpAcq taking such actions as may be required to exercise a Drag Along Sale (as defined in the CorpAcq Articles) to procure the transfer of the aggregate CorpAcq Ordinary Shares held by applicable CorpAcq shareholders which are not being transferred by the Sellers in accordance with the requirements under applicable law;

•
Churchill keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•
PubCo and Churchill agreeing to take all actions necessary to cause certain appointments to Post-Combination Company Board;

•
PubCo paying all transfer, documentary, stamp, registration or other similar taxes incurred in connection with the Business Combination;

•
CorpAcq Parties and Churchill will, and will cause their respective subsidiaries to, provide the other party and its representatives reasonable access, subject to certain specified restrictions and conditions, to its respective properties, books, records, contracts, commitments, tax returns, and appropriate officers and employees as the other party and its representatives may reasonably request for purposes of consummating the Business Combination;

•
all parties working in good faith to have a new credit facility in place immediately following the Closing on mutually agreeable terms;

•
Churchill using reasonable best efforts to ensure Churchill remains listed as a public company on the the Nasdaq Global Market;

•
confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby;

•
all parties executing further documents and performing further acts as reasonably necessary to give full effect to the Business Combination;

•
CorpAcq taking certain actions with respect to “disqualified individuals” (meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder), and, if required, submit to a vote of holders of the equity interests of the PubCo entitled to vote on certain matters;

•
PubCo taking certain actions with respect to the UK Takeover Code;

•
PubCo taking certain actions with respect to Section 16 of the Exchange Act;

•
the Post-Combination Company procuring that CorpAcq enter into a consulting agreement with Archimedes Advisor Group LLC, which is an affiliate of Messrs. Michael Klein and Mark Klein, CorpAcq to act as its consultant for five years following the Closing, for a consulting fee equal to 1% of CorpAcq’s annual EBITDA, subject to a minimum fee of £1,000,000 per year;

•
restrictions with respect to the issuance of equity interests in PubCo or the placement of any liens related to such equity interests;

•
restrictions on Churchill to permit amendments to the Sponsor Agreement; and

•
the Post-Combination Company procuring that CorpAcq enter into an agreement between PubCo and Simon Orange, Orange UK or an affiliate of Orange UK that will provide substantially the same economic rights as under existence with Orange UK and its sole shareholder (Simon Orange).

No Survival of Representations, Warranties and Covenants
None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and instead will terminate and expire upon the occurrence of the Effective Time (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained in the Merger Agreement that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing.
Omnibus Incentive Plan
Under the Merger Agreement, prior to the Closing, the PubCo Board will, subject to PubCo shareholder approval if required, adopt the CorpAcq Group Plc 2024 Omnibus Incentive Plan in the form attached as Annex D to this proxy statement/prospectus (the “Omnibus Incentive Plan”).
Termination
Mutual Termination Rights
The Merger Agreement may be terminated and the Business Combination abandoned:
•
by written consent of CorpAcq and Churchill;

•
by CorpAcq or Churchill, with the subsequent agreement of the other party, if the SEC has not declared the Form F-4 effective under the Securities Act on or prior to December 15, 2023;

•
by written notice from either CorpAcq or Churchill to the other if the Business Combination Proposal is not approved at the Stockholder Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that the right to terminate the Merger Agreement shall not be available to Churchill if, at the time of such termination, Churchill is in breach of certain obligations under the Merger Agreement with respect to the Stockholder Special Meeting.

CorpAcq Termination Rights
Prior to the Closing, the Merger Agreement may be terminated and the Business Combination abandoned:
•
fifteen business days following the Stockholder Special Meeting, but prior to the Closing, by written notice to Churchill from CorpAcq if the Churchill Stockholder Redemption results in the Minimum Cash Condition becoming incapable of being Satisfied at Closing;

•
by written notice to Churchill from CorpAcq if:

•
there is any breach of any representation, warranty, covenant or agreement on the part of Churchill, such that the conditions described in the first two bullet points under the heading “— Conditions to Closing of the Merger; Conditions to CorpAcq Parties’ Obligations” (“Terminating Churchill Breach”), except that, if any such Terminating Churchill Breach is curable by Churchill through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date CorpAcq provides written notice of such violation or breach and the Termination Date (as defined below) after receipt by Churchill of notice from CorpAcq of such Terminating Churchill Breach, but only as long as Churchill continues to exercise such reasonable best efforts to cure such Terminating Churchill Breach (the “Churchill Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Churchill Breach is not cured within Churchill Cure Period,

•
the Closing has not occurred on or before August 17, 2024 (such date, the “Termination Date”); or

•
the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation.

Notwithstanding the above, the right to terminate the Merger Agreement under the first two bullets above shall not be available if CorpAcq’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date.
Churchill Termination Rights
Prior to the Closing, the Merger Agreement may be terminated and the Business Combination abandoned:
•
by written notice to CorpAcq from Churchill if:

•
there is any breach of any representation, warranty, covenant or agreement on the part of CorpAcq, such that the conditions described in the first two bullet points under the heading “— Conditions to Closing of the Merger; Conditions to Churchill’s Obligations” would not be satisfied at the Closing (“Terminating CorpAcq Breach”) except that, if such Terminating CorpAcq Breach is curable by CorpAcq through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Churchill provides written notice of such violation or breach and the Termination Date) after receipt by CorpAcq of notice from Churchill of such Terminating CorpAcq Breach, but only as long as CorpAcq continues to use its reasonable best efforts to cure such Terminating CorpAcq Breach (the “CorpAcq Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating CorpAcq Breach is not cured within the CorpAcq Cure Period;

•
the Closing has not occurred on or before the Termination Date;

•
the audited financial statements (including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows), of CorpAcq as at and for the years ended December 31, 2022 and December 31, 2021, in each case, prepared in accordance with IFRS and Regulation S-X and audited in accordance with the auditing standards of the PCAOB, have not been delivered to Churchill in accordance with the Merger Agreement on or prior to September 30, 2023;

•
the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation.

Notwithstanding the above, the right to terminate the Merger Agreement under the first three bullets above shall not be available if Churchill’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date.

Effect of Termination
If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect, without any liability on the part of any of the parties or its respective affiliates, officers, directors, employees or stockholders, unless any party willfully breaches the Merger Agreement prior to such termination. However, the trust account claims waiver, confidentiality, publicity, effect of termination and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.
Amendments
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
Enforcement
The parties to the Merger Agreement agree that they will be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement or any other transaction document and to enforce specifically the terms of provisions thereof, without proof of damages, prior to valid termination of the Merger Agreement, this being in addition to any other remedy to which they are entitled under the Merger Agreement, Sponsor Agreement or any other transaction document.
Expenses
Except as otherwise provided in the Merger Agreement, each party will bear its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby if the Business Combination is not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, all Transaction Expenses shall be the responsibility of PubCo and shall be paid (or caused to be paid) by PubCo at or promptly after Closing.

RELATED AGREEMENTS
Sponsor Agreement
On August 1, 2023, in connection with the execution of the Merger Agreement, Churchill entered into the Sponsor Agreement, which amended and restated in its entirety that certain letter, dated February 11, 2021, from the Churchill Initial Stockholders. The following summary of material provisions of the Sponsor Agreement is qualified by reference to the complete text of the Sponsor Agreement, a copy of which is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the Sponsor Agreement in its entirety for a more complete description of the terms and conditions of the Sponsor Agreement.
Pursuant to the Sponsor Agreement, the Sponsor and each of the Insiders agreed (i) to vote any of such Insider’s shares of Churchill Common Stock (other than those acquired in Open Market Purchases) in favor of the Business Combination and all other Stockholder Proposals and against certain other matters; (ii) not to redeem any of such Insider’s shares of Churchill Common Stock in connection with the Churchill stockholder redemption; (iii) to take all actions to consummate the Merger, the Business Combination and the matters contemplated by the Merger Agreement and the Sponsor Agreement; (iv) not to enter into, modify or amend any contract that would contradict, limit, restrict or impair any party’s ability to perform or satisfy any obligation under the Sponsor Agreement or PubCo’s, BermudaCo’s, Churchill’s or Merger Sub’s ability to perform or satisfy any of its obligations under the Merger Agreement; and (v) to be bound to certain other obligations as described therein.
Founder Equity Retirement, Founder Share Contribution, B Share Subscription
Pursuant to the terms of the Sponsor Agreement, immediately following the CorpAcq Sale and in connection with the Closing, the following will occur in the following order:
•
the Founder Equity Retirement shall be consummated, pursuant to which Sponsor will forfeit the following securities, upon which such securities shall be retired, canceled and no longer outstanding:

•
a number of Founder Shares (the “Retirement Founder Shares”), equal to (i) 15,000,000 Founder Shares, and (ii) (1) if the Delivered Capital Adjustment Amount is a negative number, plus a number of shares equal to the absolute value of the Delivered Capital Adjustment Amount divided by $10.00 or (2) if the Delivered Capital Adjustment Amount is a positive number, minus a number of shares equal to the absolute value of the Delivered Capital Adjustment Amount divided by $10.00 (such amount referred to in this clause (2), the “Specified Sponsor Retained Share Amount”) and

•
18,600,000 Churchill Private Placement Warrants;

•
the Founder Share Contribution will be consummated, pursuant to which Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo, and in exchange therefor, BermudaCo will issue to Sponsor a number of BermudaCo Redeemable Shares equal to the number of shares of Churchill Class B Common Stock attributable to the Delivered Capital Amount other than the Estimated Delayed Financing Amount;

•
the B Share Subscription will be consummated, pursuant to which Sponsor will subscribe for a number of Post-Combination Company B Shares equal to the number of BermudaCo Redeemable Shares, against (and concurrently with) the payment of the B Share Subscription Amount; and

•
the BermudaCo Redeemable Shares and Post-Combination Company B Shares attributable to the Estimated Delayed Financing Amount will be restricted, pursuant to terms to be mutually agreed by Sponsor and PubCo, pending final determination of calculation of the Delivered Capital Amount and the Retirement Founder Shares.

Delivered Capital Amount Post-Closing Adjustment
On or prior to 40 days following the Closing Date, the Post-Combination Company and the Sponsor will agree on a statement setting forth (i) the final calculation of the Delayed Financing Amount as of 30 days following the Closing (or if such date is not a business day, the next succeeding business day) and, utilizing such number, the final calculations of the Delivered Capital Amount and the Delivered Capital Adjustment Amount and (ii) the total number of Retirement Founder Shares and the Specified Sponsor Retained Share Amount calculated on the basis of the final amounts provided for in clause (i) (such statement, the “Adjustment Statement”, and the number of Retirement Founder Shares set forth therein, the “Final Retirement Founder Shares”).
Promptly following the finalization of the Adjustment Statement, (i) if the number of the Final Retirement Founder Shares is greater than the number of Retirement Founder Shares calculated at Closing (the “Excess Shares”), then the Sponsor shall forfeit to BermudaCo and the Post-Combination Company the component parts of the restricted Exchangeable Units attributable to such Excess Shares to the extent already issued or, if not issued, they shall not be issued and (ii) if, to the extent not forfeited, any Exchangeable Units continue to either be held in escrow by BermudaCo and the Post-Combination Company, or held by the Sponsor as restricted Exchangeable Units, then such restricted Exchangeable Units shall be released to the Sponsor.
Additional Subscription
If the Minimum Cash Condition would not be satisfied as of the date the Closing would otherwise occur, the Sponsor agreed to purchase, cause the purchase (through one or more of its affiliates or third parties designated by it) or raise, on the Closing Date, securities of the Post-Combination Company for an aggregate purchase price equal to the amount necessary to satisfy the Minimum Cash Condition as of the Closing Date (such subscription, the “Additional Subscription”), subject to certain restrictions, including (i) the Additional Subscription shall in all cases be a maximum of $50,000,000 in the aggregate, (ii) the rights and preferences of the securities purchased pursuant to the Additional Subscription, and the other terms of the Additional Subscription, shall be as mutually agreed by the Sponsor and PubCo, and (iii) the obligation of Sponsor to consummate the Additional Subscription shall be subject to (x) the satisfaction of the Minimum Cash Condition as of the Closing Date (taking into account the Additional Subscription), (y) the substantially concurrent consummation of the Closing and (z) the Sponsor and PubCo mutually agreeing on the terms of the securities.
Earn-out Vesting; Dividends
The Exchangeable Units to be received by the Sponsor in connection with the Business Combination consist of:
•
a number of Exchangeable Units equal to (i) 50% multiplied by (ii) (1) the Exchangeable Units to be received by the Sponsor in connection with the Founder Share Contribution and the B Share Subscription minus (2) 4,697,750, each of which will consist of a Series B-2 share of BermudaCo (“BermudaCo Series B-2 Share”) together with a Post-Combination Company B Share (each such unit, a “Base Vesting Share”);

•
4,697,750 Exchangeable Units will consist of a Series B-3 share of BermudaCo (“BermudaCo Series B-3 Share”) together with a Post-Combination Company B Share (the “Earn-Out Vesting Shares,” and together with the Base Vesting Shares, the “Vesting Shares”); and

•
the remaining Exchangeable Units will consist of a Series B-1 share of BermudaCo (“BermudaCo Series B-1 Share”) together with a Post-Combination Company B Share.

The BermudaCo Series B-2 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Base Vesting Shares will be entitled to vote their Post-Combination Company Class B Shares, and will be entitled to receive dividends and other distributions with respect to BermudaCo Series B-2 Shares component to Base Vesting Shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such BermudaCo Series B-2 Shares (and will be forfeited if they do not vest).
The BermudaCo Series B-3 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Earn-Out Vesting Shares shall be entitled to vote their Post-Combination Company Class B Shares, but will not be entitled to receive any dividends or distributions with respect to unvested BermudaCo Series B-3 Shares.
Lock-Up
Pursuant to the Sponsor Agreement, in the event that the Closing occurs, the Sponsor and each Insider agrees that, subject to certain exceptions, it, he or she shall not transfer:
•
50% of its, his or her (i) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) or (ii) the Post-Combination Company Warrants or Post-Combination Company Class C Shares (or Post-Combination Company Ordinary A1 Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the twelve-month anniversary of the Closing Date;

•
the remaining 50% of such securities received pursuant to the Merger Agreement, until the 18-month anniversary of the Closing Date.

In addition, pursuant to the Sponsor Agreement, and subject to certain exceptions, the Sponsor shall not (and will cause its affiliates not to) transfer any unvested Vesting Shares prior to date such Vesting Shares become vested pursuant to the Sponsor Agreement.
BermudaCo Bye-laws
In connection with the Business Combination, the bylaws of BermudaCo will be amended and restated in substantially the form attached to this proxy statement/prospectus as Annex I (the “BermudaCo Bye- laws”). Pursuant to the BermudaCo Bye-laws, the authorized shares of BermudaCo will consist of (i) class A ordinary shares, which will be held immediately after Closing by the Post-Combination Company and (ii) BermudaCo Series B-1 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares (such series B-1, B-2 and B-3 ordinary shares, collectively, the “BermudaCo Redeemable Shares”), which will be held immediately after Closing by the Sponsor. The BermudaCo Series B-2 Shares will be unvested and subject to the vesting, forfeiture, dividend and distribution provisions applicable to Base Vesting Shares, in each case as set forth in the Sponsor Agreement. The BermudaCo Series B-3 Shares will be unvested as of the Closing and subject to the vesting, forfeiture, dividend and distribution provisions applicable to Earn-out Vesting Shares, in each case as set forth in the Sponsor Agreement. See “Related Agreements — Sponsor Agreement — Earn-out Vesting; Dividends.”
Pursuant to the BermudaCo Byelaws, the holder of BermudaCo Redeemable Shares will be entitled to cause BermudaCo to exchange BermudaCo Redeemable Shares that have vested in accordance with the Sponsor Agreement to be exchanged for, at the option of BermudaCo, (a) cash equal to the arithmetic average of the volume weighted average prices for a PubCo Ordinary A1 Share on the Nasdaq Global Market, or any other exchange or automated or electronic quotation system on which PubCo Ordinary A1 Shares trade, for each of the five consecutive full trading days ending on and including the last full trading day immediately prior to the applicable exchange date, or (b) Exchanged Shares, in each cash subject to appropriate and equitable adjustment (if any) for any stock splits, reverse splits, stock dividends or similar events affecting the Post-Combination Company Ordinary A1 Shares. In addition, BermudaCo shall have the right, at the request of the Post-Combination Company in connection with certain sale transactions, upon approval by the Post-Combination Company Board and upon approval by the requisite percentage of shareholders of the Post-Combination Company thereof, or upon certain other occurrences, to require the holders of BermudaCo Redeemable Shares that have vested or that will vest in connection with such sale transaction, to exchange such vested BermudaCo Redeemable Shares for, at the option of BermudaCo, cash or Exchanged Shares.
The BermudaCo Bye-laws permit the board of directors of BermudaCo (the “BermudaCo Board”) to make distributions to the Post-Combination Company, before making any dividends or distributions to BermudaCo shareholders (which are subject to the requirements described in the paragraph below), to allow the Post-Combination Company to pay certain (i) tax liabilities, (ii) operating and administrative costs, (iii) amounts payable by the Post-Combination Company in connection with indebtedness, interest, or dividends or distributions on equity securities of the Post-Combination Company or securities or instruments convertible or exercisable into such equity securities, (other than dividends or distributions on Post-Combination Company Ordinary Shares), (iv) judgments, settlements or other costs in respect of claims or litigation involving the Post-Combination Company, (v) fees and expenses related to any securities offering, investment or acquisition transaction authorized by the Post-Combination Company Board, (vi) other fees in connection with maintaining the existence of the Post-Combination Company, (vii) payments required to be made by the Post- Combination Company pursuant to the Merger Agreement or other agreements relating to the Business Combination and (viii) other debts, commitments, losses, expenses or obligations of any nature (other than dividends or distributions on Post-Combination Company Ordinary Shares).
In addition, the BermudaCo Board may cause BermudaCo to make distributions to BermudaCo shareholders, including to facilitate the Post-Combination Company’s payment of dividends on Post-Combination Company Ordinary Shares as calculated in accordance with the BermudaCo Bye-laws. Any such distributions to the holders of class A ordinary shares will be accompanied by a distribution to holders of BermudaCo Series B-1 Shares and BermudaCo Series B-2, equal to what such holders would have received if they held Post-Combination Company Ordinary A1 Shares; provided that any amounts otherwise distributable in respect of an unvested BermudaCo Series B-2 Share shall not be distributed to the holder thereof and shall instead be set aside and paid only upon the vesting of the Base Vesting Shares pursuant to the Sponsor Agreement. In the case of dividends or distributions on Post-Combination Company Ordinary A1 Shares not facilitated by distributions from BermudaCo to the Post-Combination Company, the BermudaCo Board must undertake all necessary actions to declare dividends or distributions on BermudaCo Series B-1 Shares and BermudaCo Series B-2 Shares (reflecting distributions on vested BermudaCo Redeemable Shares or unvested Base Vesting Shares, respectively), such that the holders thereof receive amounts equal to what such holders would have received if they held Post-Combination Company Ordinary A1 Shares; provided that any amounts otherwise distributable in respect of an unvested BermudaCo Series B-2 Share shall not be distributed to the holder thereof and shall instead be set aside and paid only upon the vesting of the Base Vesting Shares pursuant to the Sponsor Agreement. Holders of unvested BermudaCo Series B-3 Shares shall not be entitled to any dividends or other distributions with respect to such unvested BermudaCo Series B-3 Shares. BermudaCo shall not make any dividends or other distributions to the Post-Combination Company to facilitate any dividends or distributions on unvested Post-Combination Company Ordinary A3 Shares.
The foregoing summary of certain material provisions of the BermudaCo Bye-laws is qualified by reference to the complete text of the BermudaCo Bye-laws, a copy of which is attached as Annex I to this proxy statement/prospectus.
Back to Back Share Issuance Agreement
In the event that BermudaCo Redeemable Shares will be exchanged for Exchanged Shares pursuant to the BermudaCo Bye-laws, the Back to Back Share Issuance Agreement between BermudaCo and the Post-Combination Company obligates the Post-Combination Company to issue the Exchanged Shares to the exchanging holders of the BermudaCo Redeemable Shares upon notice from BermudaCo. The Back to Back Share Issuance Agreement obligates the Post-Combination Company to use reasonable best efforts to cause the Exchanged Shares to be listed on any securities exchange or inter-dealer quotation system on which the Post-Combination Company Ordinary A1 Shares are listed. The form of the Back to Back Share Issuance Agreement is attached to this proxy statement/prospectus as Annex J.
Class C Warrant Amendment
In the event that the Warrant Amendment Proposal is approved and the Valuation Report is obtained prior to the Effective Time, PubCo, Churchill and Continental Stock Transfer & Trust Company will enter into the Class C Warrant Amendment, a form of which is attached to this proxy statement/prospectus as Annex G. The Class C Warrant Amendment will amend the Existing Warrant Agreement to provide that, at the Effective Time, (i) each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-1 Share and (ii) each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Post-Combination Company Class C-2 Share, in the case, subject to the terms and conditions set forth therein.
Warrant Amendment Agreement
In the event that either the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, at the Effective Time, PubCo, Churchill and Continental Stock Transfer & Trust Company will enter into the Warrant Amendment Agreement, a form of which amendment is attached to this proxy statement/prospectus as Annex H. The Warrant Amendment Agreement will amend the Existing Warrant Agreement to provide that at the Effective Time, (i) each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one Post-Combination Company Private Placement Warrant, and (ii) each Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one Post-Combination Company Public Warrant, in each case, subject to the terms and conditions set forth therein.
Registration Rights Agreement
In connection with the Closing, that certain registration rights agreement of Churchill, dated February 11, 2021, will be amended and restated, and Churchill, the Sponsor and certain other parties thereto (the “New Holders” and, together with the Sponsor, the “Registration Rights Holders”) will enter into the registration rights agreement (the “Registration Rights Agreement”) with the Post-Combination Company.
Pursuant to the Registration Rights Agreement, the Post-Combination Company agrees that, as soon as practicable, but in any event within 15 business days and 45 calendar days, respectively, after the Closing, the Post-Combination Company will file registration statements to permit the public resale of all registrable securities held by the Registration Rights Holders under the Securities Act and use its best efforts to have the registration statements declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 75th business day (or the 135th business day if the registration statements are reviewed by the SEC) and (ii) the 5th business day after the date the Post-Combination Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statements will not be “reviewed” or will not be subject to further review following the Closing, in each case subject to the terms and conditions set forth therein. The Registration Rights Agreement provides for customary demand and piggyback registration rights.
Pursuant to the Registration Rights Agreement, the Registration Rights Holders have agreed, subject to Permitted Transfers (as defined in the Registration Rights Agreement) and with the exception of the Sponsor, Insiders (as defined in the Sponsor Agreement) and their Permitted Transferees who are subject to the restrictions on transfer of securities of PubCo under the Sponsor Agreement, not to transfer any Equity Security (as defined in the Registration Rights Agreement) of the Company during the period commencing on the Closing Date and ending on, (i) in the case of Earnout Shares (a) for holders who are members of management of CorpAcq immediately prior to the Closing, the later of one year following the Closing Date and the date such Equity Securities become vested under the Merger Agreement or Sponsor Agreement and (b) for holders who are not members of management of CorpAcq immediately prior to the Closing, the later of 180 days following the Closing Date and the date such Equity Securities become vested under the Merger Agreement or Sponsor Agreement, and (ii) in the case of non-Earnout Shares (x) for holders who are members of management of CorpAcq immediately prior to the Closing, one year following the Closing Date, and (y) for holders who are not members of management of CorpAcq immediately prior to the Closing, 180 days following the Closing Date.
The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, a form of which is attached hereto as Annex K.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section describes the material U.S. federal income tax considerations for beneficial owners of Churchill Class A Common Stock and Churchill Public Warrants (collectively, the “Churchill Securities”) (i) of electing to have their Churchill Class A Common Stock redeemed for cash if the Merger is completed, (ii) of the adoption of proposed amendments, (iii) of the Merger, and (iv) of the ownership and disposition of Post-Combination Company Securities acquired pursuant to the Merger. This discussion applies only to Churchill Securities and Post-Combination Company Securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including the Medicare contribution tax on net investment income, or holders who are subject to special rules, including:
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brokers or dealers;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•
banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•
insurance companies;

•
individual retirement and other tax-deferred accounts;

•
U.S. expatriates or former long-term residents of the United States;

•
persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Churchill Securities, or any class of Post-Combination Company Securities;

•
persons holding Churchill Securities or Post-Combination Company Securities as part of a straddle, hedging or conversion transaction, constructive/wash sale, or other arrangement involving more than one position;

•
partnership or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•
persons who are subject to special tax accounting rules under Section 451(b) of the Code;

•
persons that received Churchill Securities or Post-Combination Company Securities as compensation for services;

•
persons whose functional currency is not the U.S. dollar;

•
holders of Churchill Class B Common Stock; or

•
controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Churchill Securities or, after the completion of the Merger, Post-Combination Company Securities, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships for U.S. federal income tax purposes and the partners in such partnerships are urged to consult their tax advisers regarding the U.S. federal income tax consequences of the Merger and the ownership and disposition of Post-Combination Company Securities.
This discussion is based on the Code, its legislative history, existing and proposed Treasury Regulations promulgated under the Code, published guidance by the Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof, and does not take into account proposed changes in such tax laws. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws. The Post-Combination Company does not intend to seek any ruling from the IRS regarding the U.S. federal income consequences of the Merger or the other matters discussed below. There can be no assurance that the IRS will not challenge the conclusion reflected herein or that a court would not sustain any such challenge.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF CHURCHILL SECURITIES OR, AFTER THE COMPLETION OF THE MERGER, POST-COMBINATION COMPANY SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF POST-COMBINATION COMPANY SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF SUCH MATTERS ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS OR ANY APPLICABLE INCOME TAX TREATY.
U.S. Federal Income Tax Treatment of the Post-Combination Company
A corporation generally is considered to be a tax resident for U.S. federal income tax purposes in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, PubCo, which is incorporated under the laws of the U.K., would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex.
Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by one or more U.S. corporations (including through the acquisition of substantially all of the outstanding shares of a U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities (this test is referred herein as the “SBA Test”); and (iii) after the acquisition, the percentage of the shares of the non-U.S. acquiring corporation held by former shareholders of the acquired U.S. corporation(s) by reason of holding shares in the U.S. acquired corporation(s) (taking into account the receipt of the non-U.S. corporation’s shares in exchange for each U.S. corporation’s shares) as determined for purposes of Section 7874 of the Code is at least 80% (by either vote or value) (this test is referred to as the “80% ownership test” and the three-prong test described in clauses (i)  — (iii) above is referred to as the “Expatriation Test”).
For purposes of the Expatriation Test, an “expanded affiliated group” means a group of corporations where (i) the non-U.S. corporation owns stock representing more than 50% of the vote and value of at least one member of the expanded affiliated group, and (ii) stock representing more than 50% of the vote and value of each member is owned by other members of the group. For purposes of the SBA Test, an “expanded affiliated group” includes partnerships where one or more members of the expanded affiliated group own more than 50% (by vote and value) of the interests of the partnership. In addition, an expanded affiliated group will be treated as having “substantial business activities” in the relevant foreign country when compared to its total business activities if, in general, at least 25% of the expanded affiliated group’s employees (by number and compensation), asset value and gross income are based, located and derived, respectively, in the relevant foreign country. Specifically, (i) the number of “group employees” based in the relevant foreign country must be at least 25% of the total number of group employees on the applicable date, which is either the date of the closing of the transaction or the last day of the month immediately preceding the closing of the transaction (to be applied consistently for purposes of the SBA Test), (ii) the “employee compensation” incurred with respect to group employees based in the relevant foreign country must be at least 25% of the total employee compensation incurred with respect to all group employees during the testing period, which is the one-year period ending on the applicable date (as described in clause (i) above), (iii) the value of the

“group assets” (generally, tangible and real property used in the expanded affiliated group’s trade or business, including certain leases thereof) located in the relevant foreign country must be at least 25% of the total value of all group assets on the applicable date, and (iv) the “group income” (generally, gross income from unrelated customers) derived in the relevant foreign country must be at least 25% of the total group income during the testing period (as described in clause (ii) above).
Further, Section 7874 of the Code can limit the ability of U.S. corporations and their U.S. affiliates acquired by “surrogate foreign corporations” to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. These limitations will potentially apply if the Expatriation Test is not satisfied at the 80% standard but would be satisfied at the “60%” threshold, in which case the taxable income of the U.S. corporations (and any U.S. person considered to be related to the U.S. corporations pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporations’ properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporations’ properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain. In addition, if the Post-Combination Company were treated as a surrogate foreign corporation, dividends paid by the Post-Combination Company would not qualify for “qualified dividend income” treatment. Further, additional requirements are imposed on a U.S. corporation that has failed the SBA Test and met the 60% ownership test, including, but not limited to, that such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related non-U.S. person within the meaning of Section 59A of the Code. Additional adverse tax consequences may apply to a U.S. corporation that has failed the SBA Test.
A substantial proportion of the operations of CorpAcq occur in the U.K. and, following closing, a substantial proportion of the operations of the expanded affiliated group of the Post-Combination Company (which will include CorpAcq) will occur in the U.K. As a result, and based on the terms of the transactions and the anticipated level of business activities of the expanded affiliate group, both now, through closing and subsequently thereafter, the Post-Combination Company expects to satisfy the SBA Test and, therefore, the Post-Combination Company expects that it should not be treated as a U.S. corporation for U.S. federal income tax purposes or subject to any limitations under Section 7874 of the Code. Caution, however, should be taken that satisfaction of the SBA Test will not be finally determined until after the time of the Closing, which could result in a different application of the rules described above as a result of adverse changes to the relevant facts and circumstances or adverse rule changes.
If the Post-Combination Company were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax. However, if the Post-Combination Company were to be treated as a U.S. corporation for U.S. federal income tax purposes, dividend payments would generally constitute “qualified dividends” and be subject to tax at the rates accorded to long-term capital gains. Furthermore, even if the Post-Combination Company is not treated as a U.S. corporation, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that the Post-Combination Company failed to satisfy the SBA Test and met the 60% ownership test threshold. If it were determined that the Post-Combination Company is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, dividends by the Post-Combination Company would not qualify for “qualified dividend income” treatment, and U.S. affiliates of the Post-Combination Company could be subject to increased taxation under the inversion gain rules and certain other provisions of the Code  —  i.e., a surrogate foreign corporation may be subject to a 1% excise tax, as discussed further below.
The remainder of this discussion assumes that the Post-Combination Company will not be treated as a U.S. corporation for U.S. federal income tax purposes, that dividends of the Post-Combination Company could be eligible to be treated as “qualified dividends” (if all other requirements are satisfied), and that the U.S. subsidiaries of the Post-Combination Company will not be subject to the limitations and other rules under Section 7874 of the Code.
Post-Combination Company Class C Shares
In the event that the Warrant Amendment Proposal is approved, at the Effective Time each Churchill Warrant will be automatically cancelled and extinguished and converted into the right to receive one Post-Combination Company Class C Share. The U.S. federal income tax treatment of the Post-Combination Company Class C Shares is uncertain. It is possible that the Post-Combination Company Class C Shares could be treated as shares of the Post-Combination Company for U.S. federal income tax purposes, or could be treated as warrants exercisable for shares of the Post-Combination Company. Holders of Churchill Warrants should consult their tax advisors regarding the U.S. federal income tax considerations relating the exchange of Churchill Warrants for Post-Combination Company Class C Shares.
U.S. Holders
The section applies to you if you are a U.S. Holder. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Churchill Class A Common Stock that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of Churchill Class A Common Stock
In the event that a U.S. Holder of Churchill Class A Common Stock exercises its right to have its Churchill Class A Common Stock redeemed pursuant to the redemption provisions described in the Churchill Charter, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. Holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of Churchill Class A Common Stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder) relative to all of the Churchill Class A Common Stock both before and after the redemption and the Merger. The redemption of stock is generally expected to be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. Holder, results in a “complete termination” of the U.S. Holder’s interest in Churchill or is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained in further detail below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also any Churchill Class A Common Stock that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of Churchill’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Churchill Class A Common Stock (taking into account the Merger) must, among other requirements, be less than 80% of the percentage of Churchill’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either all the Churchill Class A Common Stock actually and constructively owned by the U.S. Holder are redeemed (taking into account the Merger) or all the Churchill Class A Common Stock actually owned by the U.S. Holder are redeemed (taking into account the Merger)

and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the Churchill Class A Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Churchill. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Churchill will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the adjusted tax basis of the Churchill Class A Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such Churchill Class A Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be taxed at reduced rates. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the Churchill Class A Common Stock may suspend the running of the applicable holding period for this purpose. If the running of the holding period is suspended, then non-corporate U.S. Holders may not be able to satisfy the one year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the Churchill Class A Common Stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in such holder’s Churchill Class A Common Stock generally will equal the cost of such shares. A U.S. Holder that purchased Churchill Public Units would have been required to allocate the cost between the shares of Churchill Class A Common Stock and the Churchill Warrants comprising the units based on their relative fair market values at the time of the purchase.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits of Churchill, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Churchill Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Churchill Class A Common Stock. After the application of the foregoing rules, any remaining adjusted tax basis of the U.S. Holder in the redeemed Churchill Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by such holder is completely redeemed.
Dividends deemed paid by Churchill to a U.S. Holder that is a taxable corporation are generally expected to qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends deemed paid by Churchill to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the rates accorded to long-term capital gains. As described above, it is unclear whether the redemption rights with respect to the Churchill Class A Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of a redemption.
The Merger
Neither the Post-Combination Company nor Churchill is expected to be subject to U.S. federal income tax as a result of the Merger. The Merger, taken together with certain related transactions, is expected to qualify as a transaction described under Section 351 of the Code. However, for the reasons described below, the exchange of Churchill Securities for Post-Combination Company Securities pursuant to the Merger is expected to be taxable for U.S. Holders pursuant to Section 367(a) of the Code.
Section 367(a) of the Code and the Treasury Regulations promulgated thereunder generally require a U.S. Holder of stock or securities in a U.S. corporation to recognize gain (but not loss) when such stock or securities are exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment, unless certain conditions are met. Generally, these conditions include: (i) the U.S. corporation complies with certain reporting requirements; (ii) not more than 50% of both the total voting power and the total value of the stock of the non-U.S. corporation is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations), computed by taking into account direct, indirect and constructive ownership; (iii) no more than 50% of each of the total voting power and the total value of the stock of the non-U.S. corporation is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are officers, directors or “five-percent target shareholders” of the U.S. corporation (as defined in the Treasury Regulations), computed by taking into account direct, indirect and constructive ownership; (iv) either (A) the U.S. Holder is not a “five-percent transferee shareholder” of the non-U.S. corporation (as defined in the Treasury Regulations) or (B) the U.S. Holder is a “five-percent transferee shareholder” of the non-U.S. corporation and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (v) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) the non-U.S. corporation or any qualified subsidiary of the non-U.S. corporation to be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the transfer and neither the transferors nor the non-U.S. corporation to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of the non-U.S. corporation to be at least equal to the fair market value of the U.S. corporation, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer.
It is currently expected that the Merger will not satisfy all of the conditions described above. As a result, the Merger is expected to be taxable to U.S. Holders of Churchill Securities. As a result, U.S. Holders are expected to recognize gain, if any, but not loss, in the Merger in an amount equal to the excess of (i) the sum of the fair market value of the Post-Combination Company Securities (and, in the case of a U.S. Holder of Churchill Warrants, the fair market value of the Post-Combination Company Class C Shares or Post-Combination Company Warrants depending on whether the Warrant Amendment Proposal is approved) received by such holder, over (ii) such holder’s adjusted tax basis in the Churchill Securities exchanged therefor. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. Holder’s holding period for the Churchill Securities exceeds one year at the time of the Merger. Long-term capital gains of non-corporate U.S. Holders (including individuals) are currently eligible for preferential U.S. federal income tax rates.
Distributions on Post-Combination Company Securities
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Post-Combination Company Securities generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received, but only to the extent that the distribution is paid out of the Post-Combination Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such holder’s Post-Combination Company Securities. Any remaining excess will be treated as gain realized on the sale or other disposition of Post-Combination Company Securities. Because the Post-Combination Company does not maintain, nor is it required to maintain, calculations of its earnings and profits under U.S. federal income tax principles, it is currently expected that any distributions generally will be reported to U.S. Holders as dividends. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.
With respect to non-corporate U.S. Holders, dividends will be taxed at the lower applicable long-term capital gains rate (see “— Sale, Exchange, Redemption or Other Taxable Disposition of Post-Combination Company Securities”) if the Post-Combination Company is eligible for benefits of a comprehensive income tax treaty with the United States or the Post-Combination Company Securities are readily tradable on an established securities market in the United States and certain other requirements are met, including that the Post-Combination Company is not classified as a passive foreign investment company during the taxable year in which the dividend is paid or the preceding taxable year. There can be no assurance that Post-Combination Company Securities will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their own tax advisors regarding the potential availability of the lower rate for any dividends paid with respect to Post-Combination Company Securities.
Sale, Exchange, Redemption or Other Taxable Disposition of Post-Combination Company Securities
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder is generally expected to recognize gain or loss on any sale, exchange, redemption (subject to the discussion below) or other taxable disposition of Post-Combination Company Securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Post-Combination Company Securities is generally expected to be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Post-Combination Company Securities generally will be treated as U.S. source gain or loss. In the case of a redemption of Post-Combination Company Securities, such redemption will be subject to Section 302 of the Code as described above under “—Redemption of Churchill Class A Common Stock.”
Exercise of Lapse of a Post-Combination Company Warrant
In the event that the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time and Churchill Warrants are exchanged for Post-Combination Company Warrants, and subject to the discussion below under “— Passive Foreign Investment Company Rules,” and except as discussed below with respect to the cashless exercise of a Post-Combination Company Warrant, a U.S. Holder generally will not recognize gain or loss upon the exercise of a Post-Combination Company Warrant for cash. A U.S. Holder’s adjusted tax basis in a Post-Combination Company Security received upon exercise of a Post-Combination Company Warrant generally should be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the Post-Combination Company Warrant exchanged therefore and (ii) the exercise price. The U.S. Holder’s holding period for a Post-Combination Company Security received upon exercise of a Post-Combination Company Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Post-Combination Company Warrant and will not include the period during which the U.S. Holder held the Post-Combination Company Warrant. If a Post-Combination Company Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Post-Combination Company Warrant.
The tax consequences of a cashless exercise of a Post-Combination Company Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Post-Combination Company Securities received would equal the holder’s basis in the Post-Combination Company Warrant exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Post-Combination Company Securities would be treated as commencing on the date of exercise of the warrants or the day following the date of exercise of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Post-Combination Company Securities would include the holding period of the Post-Combination Company Warrants exercised therefor.
It is also possible that a cashless exercise of a Post-Combination Company Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Post-Combination Company Warrant treated as surrendered to pay the exercise price of such warrant (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Post-Combination Company Warrants deemed surrendered and (ii) the U.S. Holder’s adjusted tax basis in the surrendered warrants. In this case, a U.S. Holder’s tax basis in the Post-Combination Company Securities received would equal the U.S. Holder’s adjusted tax basis in the Post-Combination Company Warrants exercised (meaning, the Post-Combination Company Warrants disposed of by the U.S. Holder in the cashless exercise, other than the surrendered warrants) and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Post-Combination Company Securities would commence on the date of exercise of the warrants or the day following the date of exercise of the warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be approved by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Post-Combination Company Warrants, if applicable.
Conversion of a Post-Combination Company Class C Share
In the event that the Warrant Amendment Proposal is approved, and the Post-Combination Company Class C Shares are not treated as stock for U.S. federal income tax purposes, the U.S. federal income tax treatment of the conversion of a Post-Combination Company Class C Share to a Post-Combination Company Post-Combination Company Security will generally be the same as the exercise of a Post-Combination Company Warrant, as described in the preceding section “— Exercise or Lapse of a Post-Combination Company Warrant”.
In the event that the Warrant Amendment Proposal is approved, and the Post-Combination Company Class C Shares are treated as stock for U.S. federal income tax purposes, the U.S. federal income tax treatment of the conversion of the Post-Combination Company Class C Shares to Post-Combination Company Securities is unclear. A U.S. Holder may be treated as in part exchanging the converted Post-Combination Company Class C Shares for Post-Combination Company Securities, and in part exercising such Post-Combination Company Class C Shares. In this case, a U.S. Holder generally is not expected to recognize gain or loss upon the conversion of a Post-Combination Company Class C Share to a Post-Combination Company Security and would generally bifurcate its holding period in the Post-Combination Company Securities received upon conversion of the Post-Combination Company Class C Shares, with a portion of the holding period of the Post-Combination Company Securities including the holding period of the Post-Combination Company Class C Shares converted thereto, and a portion of the holding period of the Post-Combination Company Class C Shares beginning on the date following the conversion. The ratio of such portions is expected to be equal to the ratio of the fair market value of the converted Post-Combination Company Class C Shares to the amount of the conversion price. A U.S. Holder’s adjusted tax basis in a Post-Combination Company Security received upon conversion of a Post-Combination Company Class C Share generally is expected to be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the Post-Combination Company Class C Share exchanged therefore and (ii) the conversion price. In the event that a Post-Combination Company Class C Share is not converted to a Post-Combination Company Security prior to the applicable expiration date (a “conversion expiration”), a U.S. Holder may be able to recognize a capital loss equal to such holder’s adjusted tax basis in such Post-Combination Company Class C Share.
Possible Constructive Distributions
The terms of each Post-Combination Company Warrant and Post-Combination Company Class C Share provide for an adjustment to the number of Post-Combination Company Securities for which a Post-Combination Company Warrant or Post-Combination Company Class C Share may be exercised or converted, or to the exercise or conversion price of such warrant or Post-Combination Company Class C Share in certain events, as discussed in the section entitled “Description of Post-Combination Company’s Securities — Post-Combination Company Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Post-Combination Company Warrant or Post-Combination Company Class C Share would, however, be treated as receiving a constructive distribution from the Post-Combination Company if, for example, the adjustment increases such holder’s proportionate interest in the Post-Combination Company’s assets or earnings and profits (e.g., through an increase in the number of the Post-Combination Company Securities that would be obtained upon exercise or conversion) as a result of a distribution of cash to the holders of Post-Combination Company Securities which is taxable to the U.S. Holders of such shares as described under “— Distributions on Post-Combination Company Securities” above. Such constructive distributions would be subject to tax as described under that section in the same manner as if the U.S. Holder received a cash distribution from the Post-Combination Company equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of Post-Combination Company Securities could be materially different from that described above if the Post-Combination Company is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such non-U.S. corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties and certain rents. The determination of whether a non-U.S. corporation is a PFIC is based upon the composition of such non-U.S. corporation’s income and assets (including, among others, generally, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock or interest in a partnership), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.
Based on the projected composition of the Post-Combination Company’s income and assets (including the income and assets of each subsidiary for which the Post-Combination Company owns, directly or indirectly, 25% or more (by value) of its stock or partnership interests following the Merger), the Post-Combination Company does not expect to be classified as a PFIC for its taxable year that includes the date of the Merger or, to the best of its current estimates, for subsequent taxable years. However, the application of the PFIC rules is subject to uncertainty as the composition of the Post-Combination Company’s income and assets (including the income and assets of its applicable subsidiaries following the Merger) may change in the future and, therefore, no assurances can be provided that the Post-Combination Company will not be a PFIC for the taxable year that includes the date of the Merger or in a future year, or that the IRS or a court will agree with the Post-Combination Company’s determination as to its PFIC status.
If, contrary to expectation, the Post-Combination Company were a PFIC for any taxable year during a U.S. Holder’s holding period for Post-Combination Company Securities and such holder does not make a valid QEF Election or Mark-to-Market Election (each as defined below), the U.S. Holder would be subject to special tax rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of its Post-Combination Company Securities, and (ii) any “excess distributions” it receives on its Post-Combination Company Securities (generally, any distributions in excess of 125% of the average of the annual distributions on Post-Combination Company Securities during the preceding three years or the U.S. Holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:
•
the gain or excess distribution will be allocated ratably over the period during which the U.S. Holder held its Post-Combination Company Securities;

•
the amount allocated to the current taxable year will be treated as ordinary income; and

•
the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In addition, if the Post-Combination Company were classified as a PFIC with respect to a U.S. Holder, to the extent any of the Post-Combination Company’s subsidiaries were also PFICs, the U.S. Holder might be deemed to own shares in any such lower-tier PFICs directly or indirectly owned by the Post-Combination

Company in that proportion which the Value of the Post-Combination Company Securities owned by the holder bears to the value of all of the Post-Combination Company’s outstanding securities, and the holder therefore might be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs deemed owned by the U.S. Holder.
Certain elections may be available to mitigate the adverse tax consequences of PFIC status described above. If a U.S. Holder was to elect to treat its interest in the Post-Combination Company as a “qualified electing fund” (the “QEF Election”) for the first year the holder were treated as holding such interest, then in lieu of the tax consequences described above, the holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of the Post-Combination Company, even if not distributed to the holder. A QEF Election must be made by a U.S. Holder on an entity-by-entity basis. However, a U.S. Holder may make a QEF Election with respect to its Post-Combination Company Securities, Post-Combination Company Class C Shares, or shares of any lower-tier PFICs (provided such securities constitute “stock” for U.S. federal income tax purposes) only if the Post-Combination Company furnished certain tax information to such holder annually, and there can be no assurance that such information will be provided.
In lieu of making a QEF Election, a U.S. Holder may make a “Mark-to-Market Election” with respect to its Post-Combination Company Securities. A U.S. Holder may make a Mark-to-Market Election if such shares are treated as “marketable stock.” The Post-Combination Company Securities generally will be treated as marketable stock if they are regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq Global Market, or on a qualified non-U.S. exchange or other market (within the meaning of the applicable Treasury regulations). For these purposes, the Post-Combination Company Securities generally will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. There can be no assurance that trading in the Post-Combination Company Securities will be sufficiently regular for the shares to qualify as marketable stock. In general, if a U.S. Holder were to make a timely and effective Mark-to-Market Election, the holder would include as ordinary income each year the excess, if any, of the fair market value of the holder’s Post-Combination Company Securities at the end of the taxable year over its adjusted basis in such Post-Combination Company Securities. Any gain recognized by the U.S. Holder on the sale or other disposition of Post-Combination Company Securities would be ordinary income, and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the Mark-to-Market Election and, thereafter, a capital loss. The Mark-to-Market Election is not expected to be available with respect to shares of any lower-tier PFIC.
Subject to certain exceptions, a U.S. person who owns an interest in a PFIC generally is required to file an annual report on IRS Form 8621, and the failure to file such report could result in the imposition of penalties on the U.S. person and the extension of the statute of limitations with respect to federal income tax returns filed by the U.S. person. U.S. Holders are urged to consult their tax advisers regarding the application of the PFIC rules, including the foregoing filing requirements and the advisability of making any available election under the PFIC rules, with respect to their ownership and disposition of Post-Combination Company Securities.
Additional Reporting Requirements
In addition, certain U.S. persons are required to report information relating to interests in “specified foreign financial assets” on IRS Form 8938. A U.S. Holder’s interest in Post-Combination Company Securities may be subject to such reporting, subject to certain exceptions (including an exception for Post-Combination Company Securities held in accounts maintained by certain financial institutions). The failure to report such information could result in the imposition of penalties on the U.S. Holder and the extension of the statute of limitations with respect to U.S. federal income tax returns filed by the U.S. Holder. U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of this reporting requirement on their ownership and disposition of Post-Combination Company Securities.
Non-U.S. Holders
The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a “non-U.S. holder” is a beneficial owner (other than a partnership or an entity or arrangement characterized as a partnership for U.S. federal income tax purposes) of Churchill Securities or Post-Combination Company Securities that is not a U.S. Holder, including a nonresident alien individual (other than certain former citizens and residents of the United States), a non-U.S. corporation, or a non-U.S. estate or trust.
This section generally does not apply to an individual who is present in the United States for 183 days or more in a taxable year. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of holding Churchill Securities or Post-Combination Company Securities.
Redemption of Churchill Class A Common Stock
The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Churchill Class A Common Stock pursuant to the redemption provisions described in the Churchill Charter, will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Churchill Class A Common Stock, as described under “— U.S. Holders — Redemption of Churchill Class A Common Stock,” above.
The consequences for a non-U.S. holder of recognizing gain in such a redemption would be the same as the consequences of recognizing gain on a sale or other disposition of Post-Combination Company Securities described below under the heading “— Non-U.S. Holders Generally.”
If the redemption does not qualify as a sale of stock under Section 302 of the Code, the portion of the redemption proceeds characterized as a distribution, which, to the extent of Churchill’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes is expected to be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, or (ii) such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable statute or income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds Churchill’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount is expected to be treated first as a non-taxable return of capital to the extent of the non-U.S. holder’s adjusted tax basis in its Churchill Class A Common Stock, and thereafter as gain realized, which is expected to be treated the same as a sale or other disposition of Post-Combination Company Securities described below under the heading “Non-U.S. Holders Generally.”
Dividends paid by Churchill to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally not expected to be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income is expected to be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, unless an applicable statute or income tax treaty provides otherwise. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
The Merger
The U.S. federal income tax consequences of the Merger to non-U.S. holders generally will correspond to the U.S. federal income tax consequences described under “— U.S. Holders — The Merger,” above, except that Section 367(a) of the Code will not apply to any non-U.S. holder.
Specifically, as the Merger, taken together with other transactions, is expected to qualify under Section 351 of the Code, non-U.S. holders should not recognize any gain or loss on their exchange of Churchill Class A Common Stock for Post-Combination Company Securities (and on account of an exchange of Churchill Warrants for Post-Combination Company Class C Shares to the extent the Post-Combination Company Class C Shares are treated as stock for U.S. federal income tax purposes). The aggregate adjusted tax basis of the Post-Combination Company Securities (and Post-Combination Company

Class C Shares if such shares are treated as stock) received by a non-U.S. holder in the Merger should be equal to the adjusted tax basis of the Churchill Class A Common Stock (and Churchill Warrants) surrendered in the Merger in exchange therefor. The holding period of the Post-Combination Company Securities (and Post-Combination Company Class C Shares) should include the holding period of the Churchill Class A Common Stock (and Churchill Warrants) surrendered in the Merger in exchange therefor.
To the extent the Post-Combination Company Class C Shares are not treated as stock for U.S. federal income tax purposes, or if the Merger results in a taxable exchange of Churchill securities (i.e., if Section 351 of the Code does not otherwise apply to the Merger), the consequences for a non-U.S. holder of recognizing gain in such a taxable exchange would be the same as the consequences of recognizing gain on a sale or other disposition of Post-Combination Company Securities described below under the heading “— Non-U.S. Holders Generally.”
Non-U.S. Holders Generally
Assuming that the Post-Combination Company is not treated as a U.S. corporation under the rules discussed above under “— U.S. Federal Income Tax Treatment of the Post-Combination Company”, a non-U.S. holder of Post-Combination Company Securities will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends (including constructive dividends) received on Post-Combination Company Securities or any gain recognized on a sale or other disposition of Post-Combination Company Securities (including, any distribution to the extent it exceeds the adjusted tax basis in the non-U.S. holder’s Post-Combination Company Securities) unless such dividend or gain (i) is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and (ii) if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.
Any such dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable statute or income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a corporate non-U.S. holder, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Post-Combination Company Warrant, or the lapse of a Post-Combination Company Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a Post-Combination Company Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences for a non-U.S. holder of recognizing gain in such a taxable exchange would be the same as the consequences of recognizing gain on a sale other disposition of Post-Combination Company Securities described in the preceding paragraphs above regarding a non-U.S. holder’s sale or other disposition of Post-Combination Company Securities.
The U.S. federal income tax treatment of a non-U.S. holder’s conversion of a Post-Combination Company Class C Share to a Post-Combination Company Security or conversion expiration of the holder’s Post-Combination Company Class C Share generally will correspond to the U.S. federal income tax treatment of the conversion or conversion expiration of a Post-Combination Company Class C Share held by a U.S. Holder, as described under “— U.S. Holders — Conversion of a Post-Combination Company Class C Share,” above.
FATCA
Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including a redemption of Churchill Class A Common Stock that is treated as a dividend) on the gross proceeds from a redemption treated as a sale, in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain non-U.S. holders generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. holders located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the possible implications of FATCA upon the redemption of their Churchill Class A Common Stock.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

MATERIAL UNITED KINGDOM TAX CONSIDERATIONS
The following is intended as a general guide only to current United Kingdom (“UK”) tax law and His Majesty’s Revenue and Customs (“HMRC”) published practice applying as at the date of this document (both of which are subject to change at any time, possibly with retrospective effect) relating to (i) the UK tax treatment of dividends paid by PubCo in respect of Post-Combination Company Ordinary Shares and Post-Combination Company Class C-1 Shares, (ii) the UK tax treatment of disposals by the holders of Post-Combination Company Ordinary Shares and Post-Combination Company Class C-1 Shares, (iii) the UK inheritance tax treatment of PubCo shares, and (iv) the UK stamp duty and stamp duty reserve tax (“SDRT”) treatment of the issue and transfers of Post-Combination Company Ordinary Shares and Post-Combination Company Class C-1 Shares. It does not constitute legal or tax advice and does not purport to be an analysis of any other UK tax considerations, and in particular does not address any UK tax implications of the issue, exercise, transfer, sale, disposal or cancellation of any warrants, unless expressly stated below.
Unless expressly stated otherwise, the comments set out below only apply to PubCo shareholders who are resident and, in the case of an individual, domiciled for tax purposes in (and only in) the UK, who hold their PubCo shares as an investment and who are the absolute beneficial owners thereof.
This summary does not address all possible aspects of UK taxation that may be relevant in light of the holder’s particular circumstances.
Certain categories of persons, including those falling outside the categories as described above, those carrying on certain financial activities, those subject to specific tax regimes or benefiting from certain reliefs or exemptions, those connected with PubCo, individuals to whom “split year” treatment applies and those for whom the PubCo shares are employment-related securities, may be subject to special rules and may incur liabilities to UK tax on a different basis to that described below. This summary does not apply to such persons and any general statements made in this disclosure do not take them into account.
IT IS RECOMMENDED THAT ALL HOLDERS OF POST-COMBINATION COMPANY ORDINARY SHARES AND POST-COMBINATION COMPANY CLASS C-1 SHARES OBTAIN THEIR OWN ADVICE AS TO THE CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF POST-COMBINATION COMPANY ORDINARY SHARES AND POST-COMBINATION COMPANY CLASS C-1 SHARES IN THEIR OWN SPECIFIC CIRCUMSTANCES FROM THEIR OWN TAX ADVISORS.
For Risk Factors related to UK tax that should be considered in connection with an investment in PubCo’s securities, see page 111 in the Risk Factors section.
Taxation of dividends
Withholding tax
Dividends paid by Post-Combination Company in respect of Post-Combination Company Ordinary Shares and Post-Combination Company Class C-1 Shares will not be subject to any withholding or deduction for or on account of UK income tax.
UK resident individual shareholders
A UK resident individual PubCo shareholder should not be subject to income tax on dividends received from PubCo if the total amount of dividend income received by them in the tax year (including any dividends from PubCo) does not exceed the current dividend allowance of £1,000 (the “Dividend Allowance”). Any dividend income in excess of the Dividend Allowance will be subject to income tax where it exceeds the personal allowance. In determining the income tax rate or rates applicable to such a UK resident PubCo shareholder’s taxable income, dividend income is treated as the highest part of such individual’s income. Dividend income that falls within the Dividend Allowance will count towards the basic or higher rate limits (as applicable) which may affect the rate of tax due on any dividend income in excess of the Dividend Allowance.

To the extent that a UK resident PubCo shareholder’s dividend income for the tax year exceeds the Dividend Allowance and, when treated as the highest part of such PubCo shareholder’s income, falls above such shareholder’s personal allowance but below the basic rate limit, such PubCo shareholder will be subject to tax on that dividend income at the dividend basic rate of 8.75%. To the extent that such dividend income falls above the basic rate limit but below the higher rate limit, such PubCo shareholder will be subject to tax on that dividend income at the dividend higher rate of 33.75%. To the extent that such dividend income falls above the higher rate limit, such PubCo shareholder will be subject to tax on that dividend income at the dividend additional rate of 39.35%.
UK resident corporate shareholders
A UK resident corporate PubCo shareholder who is within the charge to UK corporation tax, will be subject to corporation tax on the gross amount of dividends received from PubCo unless the dividends fall within an exempt class and certain other conditions are met. Each corporate PubCo shareholder’s position will depend on its own circumstances, although it would normally be expected that dividends paid by PubCo in respect of Post-Combination Company Ordinary Shares would fall within an exempt class. However, it should be noted that the exemptions are not comprehensive and are subject to anti-avoidance rules.
Non-UK resident shareholders
A non-UK resident PubCo shareholder holding their Post-Combination Company Ordinary Shares or Post-Combination Company Class C-1 Shares as an investment and not in connection with any trade, profession or vocation carried on through a branch, agency or permanent establishment in the UK will not be subject to UK tax in respect of any dividends paid by PubCo.
Taxation of disposals
UK resident individual shareholders
A disposal or deemed disposal of PubCo shares by an individual PubCo shareholder who is resident in the UK for tax purposes may, depending on the shareholder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount, being £6,000 for the current tax year), give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of capital gains.
The applicable tax rates for individual holders of PubCo shares realizing a gain on the disposal of such shares is 10% for basic rate taxpayers and 20% for higher and additional rate taxpayers.
UK resident corporate shareholders
A disposal or deemed disposal of PubCo shares by a corporate shareholder who is resident in the UK for tax purposes may, depending on the shareholder’s circumstances and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of chargeable gains. For corporate holders, any chargeable gain on the disposal of such shares will, generally, be subject to corporation tax at a rate of 25% for the financial year beginning on 1 April 2023.
Inheritance tax
The PubCo shares will be assets situated in the UK for the purposes of UK inheritance tax. A gift of such assets by, or the death of, an individual holder of such assets may (subject to certain exemptions and reliefs) give rise to a liability to UK inheritance tax even if the holder is neither domiciled in the UK nor deemed to be domiciled in the UK under certain rules relating to long residence or previous domicile. For UK inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit.
Special rules apply to close companies and to trustees of settlements who hold PubCo shares which may bring them within the charge to UK inheritance tax.

PubCo shareholders should consult an appropriate tax advisor if they make, or intend to make, a gift or transfer at less than market value of any PubCo shares or if they intend to hold any PubCo shares via a close company or through trust arrangements.
Stamp Duty and SDRT
The following statements apply to any holders of PubCo shares, irrespective of their residence or domicile.
Stamp duty and/or SDRT is imposed in the UK on certain transfers of chargeable securities (which include securities in companies incorporated in the UK) at a rate of 0.5% of the consideration paid for the transfer (rounded up to the nearest £5 in the case of stamp duty).
Special rules apply where PubCo shares are issued or transferred to, or to a nominee or agent for, either a person whose business is or includes (i) providing clearance services, such as the Depository Trust Company (‘‘DTC’’), or (ii) issuing depositary receipts. In such circumstances, SDRT and/or stamp duty may be charged at a rate of 1.5% with subsequent transfers wholly within the clearance service or depositary receipts system, which will take place in book entry form, then being free from SDRT and/or stamp duty provided that no written instrument of transfer is used to effect the transfer and such clearance service has not made an election under Section 97A of the UK Finance Act 1986 when different rates apply. As referred to on page [132] of the Risk Factors section, the UK government has announced that it intends to introduce legislation in the Finance Bill 2023-2024 to remove the 1.5% charge in certain circumstances. In the interim period, the Resolutions shall have statutory effect for any such transfers or issues from 1 January 2024 and so the issuance PubCo Shares into the DTC or a depositary receipts system on or after 1 January 2024 should not give rise to the 1.5% charge. In addition, to the extent that the transfer of PubCo shares into the DTC or a depositary receipts system on or after 1 January 2024 is treated as made in the course of an exempt capital-raising arrangement, such transfers should also not trigger the 1.5% charge.
No UK stamp duty or SDRT should be payable on a transfer of Post-Combination Company Ordinary Shares or Post-Combination Company Class C-1 Shares within the systems of DTC or a depositary receipts system provided that no written instrument of transfer is entered into in respect of such transfer and DTC does not make an election under Section 97A of the UK Finance Act 1986.
However, if any Post-Combination Company Ordinary Shares or Post-Combination Company Class C-1 Shares are withdrawn from the facilities of DTC or a depositary receipts system, a charge to stamp duty and/or SDRT will generally arise at 0.5% on a subsequent transfer of such shares or at 1.5% on a subsequent re-transfer of such shares into the facilities of DTC or any other depositary receipt system or clearance service (which has not made an election under Section 97A of the UK Finance Act 1986).
No stamp duty or SDRT should arise on any transfer of Post-Combination Company Ordinary Shares or Post-Combination Company Class C-1 Shares between a depositary receipts system and a clearance service such as the DTC.

INFORMATION RELATED TO CHURCHILL
General
Churchill was incorporated on October 9, 2020 for the purpose of effecting an initial business combination with one or more businesses. Churchill sought to do this by utilizing the networks and industry experience of both the Sponsor and the Churchill Board to identify and consummate an initial business combination with one or more businesses within or outside of the United States, although Churchill was not limited to a particular industry or sector. Prior to executing the Merger Agreement, Churchill’s efforts were limited to organizational activities, completion of the Churchill IPO and the evaluation of potential business combination targets.
Initial Public Offering and Simultaneous Private Placement
On February 17, 2021, Churchill consummated the Churchill IPO of 138,000,000 shares of Churchill Class A Common Stock, including 18,000,000 shares under the underwriters’ over-allotment option. The shares of Churchill Class A Common Stock were sold at an offering price of $10.00 per share, generating gross proceeds of $1,380,000,000.
Simultaneously with the consummation of the Churchill IPO, Churchill consummated the private placement of 32,600,000 warrants at a price of $1.00 per Churchill Private Placement Warrant, generating total proceeds of $32,600,000. Churchill incurred $73,525,223 of offering costs in connection with the Churchill IPO, comprised of $725,223 of deal costs, $24,500,000 of underwriters’ discount paid, and $48,300,000 of deferred underwriting commissions. As of the date of this proxy statement/prospectus, BofA Securities, Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC (collectively, the “Waiving Underwriters”) have waived any claim to deferred underwriting fees payable pursuant to that certain Underwriting Agreement, dated as of February 11, 2021, by and among Churchill and Citigroup Global Markets Inc., as representative of the underwriters (the “Underwriting Agreement”) in connection with certain underwriting services performed in connection with the Churchill IPO, which would result in a total of $48,300,000 in deferred underwriting fees being payable upon the consummation of an initial business combination. As of the date of this proxy statement/prospectus, the Waiving Underwriters have waived any claim to deferred underwriting fees equal to an amount of $30,368,625 (“Waived Amount”) that would otherwise be payable pursuant to the Underwriting Agreement in connection with the Waiving Underwriter’s underwriting services in connection with the Churchill IPO. After taking into account the Waived Amount, the total outstanding deferred underwriting fee payable by Churchill, should it complete an initial business combination, is equal to $17,931,375.
Following the consummation of the Churchill IPO, $1,380,000,000 was deposited into the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for the Churchill IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and Churchill’s redemption of 100% of the outstanding Churchill Class A Common Stock upon its failure to consummate an initial business combination within the Completion Window.
Fair Market Value of Target Business
Churchill’s initial business combination must occur with one or more operating businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed as permitted withdrawals and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial business combination. The Churchill Board determined that this test was met in connection with the Business Combination, as described in the section titled “The Business Combination — Satisfaction of the 80% Test.”
Stockholder Approval of an Initial Business Combination
Under the Churchill Charter, in connection with any proposed initial business combination, Churchill must seek stockholder approval of such initial business combination at a meeting called for such purpose at which Churchill Public Stockholders may seek to redeem their Churchill Class A Common Stock for cash, regardless of whether they vote “FOR” or “AGAINST” the proposed initial business combination, subject to the limitations described in the prospectus for the Churchill IPO. Accordingly, in connection with the Business Combination, Churchill Public Stockholders may seek to redeem their Churchill Class A Common Stock for cash in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Restrictions in Connection with Stockholder Meeting
The Churchill Initial Stockholders have each agreed to vote such Churchill Initial Stockholder’s shares of Churchill Common Stock (other than those acquired in Open Market Purchases, if any) (i) in favor of the Business Combination and all other Stockholder Proposals and (ii) against certain other matters.
Open Market Purchases
At any time prior to the Stockholder Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Churchill or Churchill Class A Common Stock, the Sponsor, Churchill and their respective directors, officers or advisors or any of their respective affiliates may (although they are under no obligation to do so) purchase shares of Churchill Class A Common Stock from Churchill Public Stockholders in privately negotiated transactions or Open Market Purchases. The Sponsor, Churchill and their respective directors, officers or advisors or any of their respective affiliates will only make Open Market Purchases to the extent the price per Churchill Class A Common Stock so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in this proxy statement/prospectus. In addition, the Sponsor, Churchill and their respective directors or officers and their affiliates will waive any redemption rights with respect to any shares of Churchill Class A Common Stock purchased in Open Market Purchases and will not vote any shares of Churchill Class A Common Stock purchased in Open Market Purchases in favor of the Business Combination Proposal.
As of the date of this proxy statement/prospectus, no such transactions have occurred nor are they planned to occur. However any such purchase arrangements might include, without limitation, that in the event shares are purchased in privately negotiated transactions from Churchill Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Similarly, the Sponsor, Churchill and their respective directors, officers or advisors or any of their respective affiliates may (although they are under no obligation to do so) enter into arrangements or contractual acknowledgements with Churchill stockholders, including to (i) confirm that such stockholder, although still the record holder of Churchill Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights or (ii) to protect such stockholders against potential loss in value of their shares, including the granting of put options and the transfer to such stockholders shares owned by the Sponsor for nominal value.
The purposes of such purchases and arrangements would be to reduce the number of shares of Churchill Class A Common Stock that may be redeemed in connection with the Stockholder Special Meeting, and increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met, and may, in the case of purchases, include a business decision to increase such purchaser’s ownership at an attractive price.
Redemption of Public Shares and Liquidation if no Initial Business Combination
The Churchill Charter provides that Churchill must complete an initial business combination within the Completion Window. At the special meeting of the Churchill stockholders held on May 11, 2023, Churchill stockholders approved an amendment to Churchill’s amended and restated certificate of incorporation to extend the date by which Churchill has to consummate a business combination from May 17, 2023 to February 17, 2024 (or such earlier date as determined by Churchill’s Board). At the Extension Special Meeting of the Churchill stockholders held on February 8, 2024, Churchill stockholders approved another amendment to Churchill’s amended and restated certificate of incorporation to extend the date by which Churchill has to consummate an initial business combination from February 17, 2024 to August 17, 2024 (or such earlier date as determined by the board of directors).The amendment to the Churchill Charter providing for such amendments was filed with the Secretary of State of Delaware on February 9, 2024. If Churchill is unable to complete an initial business combination within the Completion Window, Churchill will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Churchill Class A Common Stock, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares Churchill Class A Common Stock, which redemption will completely extinguish Churchill stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of Churchill’s remaining stockholders and the Churchill Board, dissolve and liquidate, subject in each case to Churchill’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Churchill Warrants, which will expire worthless if Churchill fails to complete an initial business combination within the Completion Window.
Pursuant to the Sponsor Agreement, the Churchill Initial Stockholders have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Churchill fails to complete an initial business combination within the Completion Window. However, if the Sponsor or any of Churchill’s officers and directors acquires Churchill Class A Common Stock after the Churchill IPO, it will be entitled to liquidating distributions from the Trust Account with respect to such Churchill Class A Common Stock if Churchill fails to complete an initial business combination within the Completion Window.
Churchill has amended the Churchill Charter to provide for the right of holders of Founder Shares to convert some or all of his, her or its Founder Shares into shares of Churchill Class A Common Stock on a one-to-one basis at any time at the election of the holder. The Sponsor has not currently elected to convert any of its Founder Shares into Churchill Class A Common Stock. However, the Sponsor may convert some or all of its Founder Shares into Churchill Class A Common Stock prior the consummation of the Business Combination, subject to any required consent from CorpAcq.
Pursuant to the Sponsor Agreement, the Churchill Initial Stockholders have agreed that they will not propose any amendment to the Churchill Charter to modify the substance or timing of Churchill’s obligation to provide for the redemption of the Churchill Class A Common Stock in connection with an initial business combination or to redeem 100% of the Churchill Class A Common Stock if Churchill does not complete an initial business combination within the Completion Window, unless Churchill provides the Churchill Public Stockholders with the opportunity to redeem their shares of Churchill Class A Common Stock upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals), divided by the number of then Churchill Class A Common Stock. However, Churchill may not redeem the Churchill Class A Common Stock in an amount that would cause Churchill’s net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 (so that Churchill does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement related to an initial business combination.
Churchill expects that all costs and expenses associated with implementing Churchill’s plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although Churchill cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Churchill’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes or make other permitted withdrawals, Churchill may request the trustee to release to Churchill an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If Churchill were to expend all of the net proceeds of the Churchill IPO and the sale of the Churchill Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any permitted withdrawals or expenses for the dissolution of the Trust Account, the per share redemption amount received by Churchill stockholders upon Churchill’s dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Churchill’s creditors which would have higher priority than the claims of the Churchill Public Stockholders. Churchill cannot assure you that the actual per share redemption amount received by Churchill stockholders will not be substantially less than $10.00 (see “Risk Factors — Risks Related to Churchill and the Business Combination”). Under Section 281(b) of the DGCL, Churchill’s plan of dissolution must provide for all claims against Churchill to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Churchill makes any distribution of Churchill’s remaining assets to Churchill’s Public Stockholders. While Churchill intends to pay such amounts, if any, Churchill cannot assure you that Churchill will have funds sufficient to pay or provide for all creditors’ claims.
Although Churchill seeks to have all vendors, service providers (other than Churchill’s independent registered auditors), prospective target businesses or other entities with which Churchill does business execute agreements with Churchill waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of Churchill Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Churchill’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, Churchill’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Churchill than any alternative. Examples of possible instances where Churchill may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Churchill is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Churchill and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Churchill if and to the extent any claims by a third party (other than Churchill’s independent registered public accounting firm) for services rendered or products sold to Churchill, or a prospective target business with which Churchill has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Churchill Class A Common Stock in the aggregate or (2) the actual amount per Churchill Class A Common Stock held in the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the funds held in the Trust Account (whether any such waiver is enforceable) and except as to any claims under Churchill’s indemnity of the underwriters of the Churchill IPO against certain liabilities, including liabilities under the Securities Act. Churchill has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Churchill and, therefore, the Sponsor may not be able to satisfy those obligations. Churchill has not asked the Sponsor to reserve for such obligations. Therefore, Churchill cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and redemptions could be reduced to less than $10.00 per Churchill Class A Common Stock. In such event, Churchill may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of the Churchill Class A Common Stock. None of Churchill’s officers will indemnify Churchill for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below: (1) $10.00 per Churchill Class A Common Stock in the aggregate or (2) the actual amount per Churchill Class A Common Stock held in the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Churchill’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Churchill currently expects that its independent directors would take legal action on Churchill’s behalf against the Sponsor to enforce its indemnification obligations to Churchill, it is possible that Churchill’s independent directors in exercising their business judgment may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely.

Accordingly, Churchill cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to Churchill and the Business Combination.”
Churchill will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Churchill’s independent registered public accounting firm), prospective target businesses or other entities with which Churchill does business execute agreements with Churchill waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Churchill’s indemnity of the underwriters of the Churchill IPO against certain liabilities, including liabilities under the Securities Act. As of September 30, 2023, Churchill had access to approximately $605.9 million in the Trust Account (or approximately $605.2 million as of February 9, 2024) with which to pay any such potential claims (including costs and expenses incurred in connection with Churchill’s liquidation, currently estimated to be no more than approximately $100,000). In the event that Churchill liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, Churchill stockholders who received funds from the Trust Account could be liable for claims made by creditors.
Under the DGCL, Churchill stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of Churchill’s Trust Account distributed to the Churchill Public Stockholders upon the redemption of the Churchill Class A Common Stock in the event Churchill does not complete an initial business combination within the Completion Window may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against Churchill, a 90-day period during which Churchill may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to Churchill stockholders, any liability of Churchill stockholders with respect to a liquidating distribution is limited to the lesser of such Churchill stockholder’s pro rata share of the claim or the amount distributed to the Churchill stockholder, and any liability of the Churchill stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of the Trust Account distributed to the Churchill Public Stockholders upon the redemption of the Churchill Class A Common Stock in the event Churchill does not complete an initial business combination within the Completion Window, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If Churchill is unable to complete an initial business combination within the Completion Window, Churchill will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Churchill Class A Common Stock, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Churchill Class A Common Stock, which redemption will completely extinguish Churchill Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of Churchill’s remaining stockholders and the Churchill Board, dissolve and liquidate, subject in each case to Churchill’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Churchill Warrants, which will expire worthless if Churchill fails to complete an initial business combination within such Completion Window. Accordingly, it is Churchill’s intention to redeem the Churchill Class A Common Stock as soon as reasonably possible following the expiration of the Completion Window and, therefore, Churchill does not intend to comply with those procedures. As such, the Churchill Public Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of the Churchill Public Stockholders may extend well beyond the third anniversary of such date.
Because Churchill will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Churchill to adopt a plan, based on facts known to Churchill at such time that will provide for

Churchill’s payment of all existing and pending claims or claims that may be potentially brought against Churchill within the subsequent ten years. However, because Churchill is a blank check company, rather than an operating company, and Churchill’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Churchill’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in Churchill’s underwriting agreement, Churchill seeks to have all vendors, service providers (other than Churchill’s independent registered public accounting firm), prospective target businesses or other entities with which Churchill does business execute agreements with Churchill waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.
As a result of this obligation, the claims that could be made against Churchill are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote.
Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below: (1) $10.00 per Churchill Class A Common Stock; or (2) the actual amount per Churchill Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in value of the trust assets, in each case net of permitted withdrawals and will not be liable as to any claims under Churchill’s indemnity of the underwriters of the Churchill IPO against certain liabilities, including liabilities under the Securities Act.
If Churchill files a bankruptcy petition or an involuntary bankruptcy petition is filed against Churchill that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Churchill’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Churchill’s Public Stockholders. To the extent any bankruptcy claims deplete the Trust Account, Churchill cannot assure you Churchill will be able to return $10.00 per share to the Churchill Public Stockholders. Additionally, if Churchill files a bankruptcy petition or an involuntary bankruptcy petition is filed against Churchill that is not dismissed, any distributions received by Churchill Public Stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by the Churchill Public Stockholders. Furthermore, the Churchill Board may be viewed as having breached its fiduciary duty to Churchill’s creditors and/or may have acted in bad faith, and thereby exposing itself and Churchill to claims of punitive damages, by paying Churchill stockholders from the Trust Account prior to addressing the claims of creditors. Churchill cannot assure you that claims will not be brought against Churchill for these reasons. See “Risk Factors — Risks Related to Churchill and the Business Combination.”
The Churchill Public Stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of the Churchill Class A Common Stock if Churchill does not complete an initial business combination within the Completion Window, if they redeem their respective shares of Churchill Class A Common Stock for cash in connection with a stockholder vote to amend the Churchill Charter to modify the substance and timing of Churchill’s obligation to redeem 100% of the Churchill Class A Common Stock or if they redeem their respective shares of Churchill Class A Common Stock for cash upon the completion of the initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event Churchill seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with an initial business combination alone will not result in a Churchill stockholder’s redeeming its Churchill Class A Common Stock to Churchill for an applicable pro rata share of the Trust Account. Such Churchill stockholder must have also exercised its redemption rights described above.
Facilities
Churchill currently maintains executive offices at 640 Fifth Avenue, 12th Floor, New York, NY 10019. The cost for this space is included in the $50,000 per month fee that Churchill pays an affiliate of the Sponsor for office space, administrative and support services. Churchill considers its current office space adequate for Churchill’s current operations.

Employees
Churchill currently has two officers and does not intend to have any full-time employees prior to the completion of an initial business combination. Members of Churchill’s management team are not obligated to devote any specific number of hours to Churchill’s matters but they intend to devote as much of their time as they deem necessary to Churchill’s affairs until Churchill has completed an initial business combination.
Management, Directors and Executive Officers
Churchill’s current directors and executive officers are as follows:
Name	Age	Title
Michael Klein	60	Chief Executive Officer, President and Chairman of the Board of Directors
Jay Taragin	57	Chief Financial Officer
Andrew Frankle	60	Director
Bonnie Jonas	54	Director
Mark Klein	61	Director
Malcolm S. McDermid	44	Director
Karen G. Mills	70	Director
Stephen Murphy	60	Director
Alan M. Schrager	55	Director
Michael Klein is Churchill’s Chief Executive Officer, President and the Chairman of the Churchill Board. Mr. Klein is also the Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp V, a blank check company whose sponsor is an affiliate of M. Klein Associates, Inc. (“MKA”), Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp VI, a blank check company whose sponsor is an affiliate of MKA and Chairman of the Board of Directors of AltC Acquisition Corp., a blank check company whose sponsor is an affiliate of MKA. Mr. Klein served as a Director of Credit Suisse Group AG and Credit Suisse AG from April 2018 to October 2022. Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed in 2018. Churchill Capital Corp merged with Clarivate Analytics in May 2019. Mr. Klein served as a member of the board of directors of Clarivate Plc from May 2019 until October 2020. Mr. Klein was the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp II, a blank check company formed in 2019. Churchill Capital Corp II merged with Skillsoft Corp. in June 2021, and Mr. Klein currently serves on the board of directors of Skillsoft Corp. Mr. Klein was also the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp III, a blank check company formed in 2019. Churchill Capital Corp III merged with MultiPlan, Inc. in October 2020, and Mr. Klein currently serves on the board of directors of MultiPlan, Inc. Mr. Klein was also the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp IV, a blank check company formed in 2020. Churchill Capital Corp IV merged with Lucid Group, Inc. in July 2021. Mr. Klein is the founder and managing partner of M. Klein and Company LLC (“MKC”), which he founded in 2012. MKC is a global strategic advisory firm that provides its clients a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi. Mr. Klein is a graduate of The Wharton School of the University of Pennsylvania, where he earned his Bachelors of Science in Economics with concentrations in finance and accounting. Mr. Klein was selected to serve on the Churchill Board due to his significant investment banking and advisory experience.

Jay Taragin is Churchill’s Chief Financial Officer since December 2020. Mr. Taragin is also the Chief Financial Officer of Churchill Capital Corp V since May 2020, Chief Financial Officer of Churchill Capital Corp VI since December 2020, Chief Financial Officer of AltC Acquisition Corp. since February 2021 and Chief Financial Officer of MKA which he joined in May 2019. He was previously the Chief Financial Officer of Churchill Capital Corp III and Churchill Capital Corp IV, until they completed their respective business combinations. Prior to joining MKA, Mr. Taragin served as the US Scotiabank Chief Financial Officer from 2013 to 2017. Prior to Scotiabank, Mr. Taragin held a Chief Operating and Financial Officer role from 2009 to 2012 at Fundcore Finance Group LLC and held a variety of senior finance and audit roles at Merrill Lynch & Company from 1993 to 2009. In addition, Mr. Taragin worked at Credit Suisse and PricewaterhouseCoopers as a senior auditor and accountant. Mr. Taragin is a CPA and holds a master’s degree in business administration from New York University Stern School of Business and a bachelor’s degree from Yeshiva University.
Andrew Frankle is a Director of Churchill and also a Director of Churchill Capital Corp VI. Mr. Frankle is also the Co- Founder and Managing Director of Rhodium Analytics Inc., a business services company providing financial analytics and research to financial institutions, investors and growing companies. In addition, he is the Founder and Managing Director of Eleven Capital Advisors LLC, a strategic advisor to professionally managed family offices, successful entrepreneurs and family-sponsored pools of capital. From 2016 to 2020, Mr. Frankle served as a Managing Director at Credit Suisse, providing investment banking and capital markets coverage for family offices. Previously, he was a Managing Director and Group Head of ICG Business Development at Citigroup Global Markets, Inc., where he focused on expanding financial products and services delivered to institutional clients. Mr. Frankle previously served as a Managing Director in Citigroup’s Media & Entertainment Group. Prior to Citigroup, Mr. Frankle was a Managing Director and the Head of US Media & Communications Investment Banking at Schroder & Co, Inc. Mr. Frankle began his career as a financial analyst and associate in the Corporate Finance Department at Wertheim Schroder & Co Incorporated. Mr. Frankle earned his M.B.A., with honors, from Harvard Business School and received his B.S. in Economics from The Wharton School at the University of Pennsylvania, graduating summa cum laude with the Robert J. Schweich Prize in Security Analysis. Mr. Frankle was selected to serve on the Churchill Board due to his significant financial and leadership experience.
Bonnie Jonas is a Director of Churchill and also a Director of Churchill Capital Corp VI. Ms. Jonas was previously a Director of Churchill Capital Corp III and Churchill Capital Corp IV, until they completed their respective business combinations. Ms. Jonas also serves on the board of directors for Turo Inc., a peer-to-peer car sharing marketplace. Ms. Jonas is a partner with the law firm Jonas & Moller LLP. She is the cofounder of Pallas Global Group, LLC (“Pallas Global”), a company that provides independent monitoring and consulting services to corporations and organizations. Prior to co-founding Pallas Global, Ms. Jonas served for 18 years as an Assistant United States Attorney in the U.S. Attorney’s Office for the Southern District of New York (the “SDNY”). Ms. Jonas’s most recent position with the SDNY was as Deputy Chief of the Criminal Division, from 2013 to 2016. She also served as the SDNY’s Financial Fraud Coordinator for President Obama’s Financial Fraud Enforcement Task Force and as Co-Chief of the General Crimes Unit. Ms. Jonas was an attorney with the law firm Paul, Weiss, Rifkind, Wharton & Garrison LLP and a law clerk for the Honorable Reena Raggi of the U.S. District Court in the Eastern District of New York. Earlier in her career, Ms. Jonas worked as a consultant at Peterson Consulting, where she evaluated settlement amounts in connection with pending asbestos litigation. Ms. Jonas is a graduate of the Wharton School at the University of Pennsylvania and Columbia Law School. Ms. Jonas also serves as a member of the Wharton Board of Advisors and the Board of Advisors of the Program on Corporate Compliance and Enforcement at NYU School of Law. Ms. Jonas was selected to serve on the Churchill Board due to her significant leadership and legal experience.
Mark Klein is a Director of Churchill and also a Director of Churchill Capital Corp V and Churchill Capital Corp VI. He was previously a Director of Churchill Capital Corp II, Churchill Capital Corp III and Churchill Capital Corp IV, until they completed their respective business combinations. He has served as Chairman of the Board of Directors of SuRo Capital Corp. (formerly Sutter Rock Capital, Corp.) since December 2020, its President since May 2018, its Chief Executive Officer since August 2017 and a Director since 2011. In addition, he served as a consultant to GSV Asset Management, LLC from 2012 to March 2019. Mr. Klein has also served as a Managing Member of MKA, an investment banking firm, since 2010. Additionally, he has been on the Board of Directors of Learneo (formerly Course Hero), an education technology company, since 2020. Mr. Klein has served as an investment adviser at B. Riley Wealth Management (formerly MK Capital Advisors, LLC), a wealth management firm and registered investment adviser and broker-dealer, from April 2012 to June 2019. Mr. Klein was a Director of National Holdings Corporation, an investment banking and asset management firm, from 2011 to 2014, where he served as Chief Executive Officer and Co-Chairman from March 2013 to December 2014. Mr. Klein is the brother of Michael Klein, Churchill’s Chief Executive Officer, President and the Chairman of the Churchill Board. Mr. Klein received a bachelor’s degree, with high distinction, in Business Administration from Emory University and an M.B.A. from the J. L. Kellogg Graduate School of Management at Northwestern University. Mr. Klein was selected to serve on the Churchill Board due to his significant financial and leadership experience.
Malcolm S. McDermid is a Director and also a Director of Churchill Capital Corp VI. He was previously a Director of Churchill Capital Corp, Churchill Capital Corp II, Churchill Capital Corp III and Churchill Capital Corp IV, until they completed their respective business combinations. Mr. McDermid is also a Managing Director with Emerson Collective, where he has led Emerson Collective’s venture capital investing efforts since August 2017. He was previously a Partner with Andreessen Horowitz, a venture capital firm based in Menlo Park, California from March 2013 to July 2017. Prior to Andreessen Horowitz, Mr. McDermid was a Director with Stifel Nicolaus, formerly Thomas Weisel Partners, a technology focused investment bank in San Francisco. He began his career at Citigroup as a financial analyst. Mr. McDermid received a Bachelor of Arts degree in Computer Science and Quantitative Economics from Tufts University and a Master of Arts in Law and Diplomacy from the Fletcher School at Tufts University. Mr. McDermid was selected to serve on the Churchill Board due to his significant financial and leadership experience.
Karen G. Mills is a Director and also a Director of Churchill Capital Corp V and Churchill Capital Corp VI. Ms. Mills was previously a Director of Churchill Capital Corp, Churchill Capital Corp II, Churchill Capital Corp III and Churchill Capital Corp IV, until they completed their respective business combinations. Ms. Mills currently serves on the board of directors of Skillsoft Corp. and served on the board of Clarivate Plc from May 2019 to January 2021. She is the Vice Chair of the National Bureau of Economic Research (NBER). Ms. Mills is also a member of the Harvard Corporation and a Senior Fellow at Harvard Business School since January 2014, focusing on economic policy, U.S. competitiveness, entrepreneurship and innovation. Ms. Mills was a member of President Barack Obama’s Cabinet, serving as the Administrator of the U.S. Small Business Administration from April 2009 to August 2013. Ms. Mills was also Vice Chair of the immigration services company Envoy Global from 2014 to 2021 and Chair of the Advisory Committee for the Private Capital Research Institute from 2017 to 2021. Ms. Mills has served as the President of MMP Group since October 1993, which invests in financial services, consumer products and technology-enabled solutions businesses. Ms. Mills holds an A.B. degree in Economics from Harvard University, Magna Cum Laude, and earned an M.B.A. from Harvard Business School. Ms. Mills was selected to serve on the Churchill Board due to her significant financial and leadership experience.
Stephen Murphy is a Director and also a Director of Churchill Capital Corp VI. Mr. Murphy is also the Co- Founder and Executive Chairman of Authentic Bespoke Limited, a boutique investment group, and serves on the boards of all of its wholly-owned subsidiaries. Mr. Murphy has significant past investment banking, principal investing, and direct entrepreneurial experience across a wide range of industries and is actively involved in a number of international businesses at board levels. Mr. Murphy most recently formed a new UK partnership, Merivel Capital Partners LLP, focused on capital advisory and fund raising for growth companies. Mr. Murphy is an angel investor in various technology companies which are pursuing “green” or sustainable solutions. Mr. Murphy serves as a director of various companies related to Qalaa Holdings SAE, which is involved in infrastructure investment in Egypt, including a US$4.7 billion oil refining complex (Orient Investment Properties). Mr. Murphy has also served principally as either a company director or chairman of various luxury goods companies in the UK and Ireland. Mr. Murphy was trained as a financial analyst in New York starting in 1985 and ultimately was made head of Salomon Brothers International’s M&A Group in London. As a Managing Director of Citigroup International, Mr. Murphy was involved in the evaluation and execution of private and public financings and capital raising. Mr. Murphy received an M.A. from University of Dublin Trinity College. Mr. Murphy was selected to serve on the Churchill Board due to his significant financial and leadership experience.
Alan M. Schrager is a Director and also a Director of Churchill Capital Corp V and Churchill Capital Corp VI, and has served on these boards since January 2022. He is Portfolio Manager & Senior Partner at

Oak Hill Advisors, L.P. (“OHA”), where he shares portfolio management responsibilities for a number of OHA’s portfolios. Mr. Schrager serves on various OHA committees, including the compliance, investment strategy, valuation and several fund investment committees. Previously, he had senior research responsibility for investments in private credit companies, software, industrials and gaming at OHA and served as a member of the board of directors of OHA Investment Corporation (“OHAI”), a specialty finance company previously managed by OHA, from June 2015 to December 2019, when OHAI merged with Portman Ridge Finance Corporation. Prior to joining OHA in early 2003, Mr. Schrager was a Managing Director of USBancorp Libra, where he was responsible for originating, evaluating and structuring private equity, mezzanine and debt transactions. He also held several positions at Primary Network, a data CLEC, including Chief Financial Officer and Interim Chief Executive Officer. He previously worked in the Leveraged Finance and High Yield Capital Markets group at UBS Securities, LLC. He currently serves on the boards of directors of Expro Group Holdings N.V. since October 2021, OHA Senior Private Lending Fund (U) LLC since November 2022, T. Rowe Price OHA Select Private Credit Fund since October 2022 and New Heights Youth, Inc. since April 2016. Mr. Schrager earned an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. from the University of Michigan. Mr. Schrager was selected to serve on the Churchill Board due to his significant financial and leadership experience.
Director Independence
The rules of the Nasdaq Global Market will require that a majority of the Churchill Board be independent. The Churchill Board has determined that each of Andrew Frankle, Bonnie Jonas, Malcolm S. McDermid, Karen G. Mills, Stephen Murphy and Alan M. Schrager is an independent director under applicable SEC, NYSE and the Nasdaq Global Market rules.
Number and Terms of Office of Officers and Directors
The Churchill Board consists of eight members. Holders of the Founder Shares have the right to elect all of Churchill’s directors prior to consummation of an initial business combination and holders of the Churchill Class A Common Stock do not have the right to vote on the election of directors during such time; provided, however, that with respect to the election of directors in connection with a meeting of the Churchill stockholders in which an initial business combination is submitted to the Churchill stockholders for approval, holders of the Churchill Class A Common Stock and holders of the Churchill Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors. These provisions of the Churchill Charter may only be amended if approved by a majority of the Churchill Class B Common Stock then outstanding. The Churchill Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of Churchill stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Malcolm S. McDermid and Karen G. Mills, will expire at the first annual meeting of Churchill stockholders. The term of office of the second class of directors, consisting of Mark Klein, Stephen Murphy and Alan M. Schrager, will expire at the second annual meeting of Churchill stockholders. The term of office of the third class of directors, consisting of Andrew Frankle, Bonnie Jonas and Michael Klein, will expire at the third annual meeting of Churchill stockholders. Churchill may not hold an annual meeting of Churchill stockholders until after the consummation of an initial business combination. Subject to any other special rights applicable to the Churchill stockholders, any vacancies on the Churchill Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the Churchill Board that includes any directors representing the Sponsor then on the Churchill Board, or by a majority of the holders of the Founder Shares.
Committees of the Board of Directors
The Churchill Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both Churchill’s audit committee and Churchill’s compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of the Nasdaq Global Market and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the Nasdaq Global Market require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the Churchill Board and has the composition and responsibilities described below. The charter of each committee is available on Churchill’s website.
Audit Committee
The members of Churchill’s audit committee are Andrew Frankle, Stephen Murphy and Alan M. Schrager, and Andrew Frankle serves as chairman of the audit committee. Each member of the audit committee is financially literate and the Churchill Board has determined that Andrew Frankle qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. Churchill has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
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assisting board oversight of (1) the integrity of financial statements, (2) compliance with legal and regulatory requirements, (3) independent auditor’s qualifications and independence, and (4) the performance of the internal audit function and independent auditors;

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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Churchill;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Churchill, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with Churchill in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss Churchill’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing Churchill’s specific disclosures under Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Churchill entering into such transaction; and

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reviewing with management, the independent auditors, and Churchill’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Churchill’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The audit committee is governed by a charter that complies with the rules of the Nasdaq Global Market.
Compensation Committee
The members of Churchill’s Compensation Committee are Andrew Frankle and Stephen Murphy, and Andrew Frankle serves as chairman of the compensation committee.
Churchill has adopted a compensation committee charter (“Committee Charter”), which details the purpose and responsibility of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to the Churchill Board with respect to (or approving, if such authority is so delegated by the Churchill Board) the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of Churchill’s other officers;

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reviewing executive compensation policies and plans;

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implementing and administering incentive compensation equity-based remuneration plans;

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assisting management in complying with proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Churchill’s officers and employees;

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producing a report on executive compensation to be included in Churchill’s annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Committee Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. The Committee Charter complies with the rules of the Nasdaq Global Market.
However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq Global Market and the SEC.
Nominating and Corporate Governance Committee
The members of Churchill’s nominating and corporate governance committee are Andrew Frankle and Stephen Murphy, and Stephen Murphy serves as chair of the nominating and corporate governance committee.
Churchill adopted a nominating and corporate governance committee charter (“Corporate Governance Charter”), which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Churchill Board, and recommending to the Churchill Board candidates for nomination for election at the annual meeting of Churchill stockholders or to fill vacancies on the Churchill Board;

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developing and recommending to the Churchill Board and overseeing implementation of Churchill’s corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the Churchill Board, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis Churchill’s overall corporate governance and recommending improvements as and when necessary.

The Corporate Governance Charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms. The Corporate Governance Charter complies with the rules of the Nasdaq Global Market.

Churchill has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Churchill Board considers educational background, diversity of professional experience, knowledge of Churchill’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Churchill’s stockholders. Prior to an initial business combination, holders of the Churchill Class A Common Stock will not have the right to recommend director candidates for nomination to the Churchill Board.
Compensation Committee Interlocks and Insider Participation
None of Churchill’s officers currently serves, and in the past year has not served, as a member of the Churchill Board or compensation committee of any entity that has one or more officers serving on the Churchill Board.
Code of Ethics
Churchill has adopted a Code of Ethics applicable to its directors, officers and employees.
You are able to review these documents on Churchill’s website at https://vii.churchillcapitalcorp.com/. Churchill intends to disclose any amendments to or waivers of certain provisions of Churchill’s Code of Ethics on such website promptly following the date of such amendment or waiver.
Legal Proceedings
There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Churchill, and Churchill has not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.
Periodic Reporting and Financial Information
Churchill’s units, Churchill Class A Common Stock and Churchill Warrants are registered under the Exchange Act and Churchill has reporting obligations, including the requirement that Churchill files annual, quarterly and current reports with the SEC. The SEC maintains an internet site at http://www.sec.gov that contains such reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In accordance with the requirements of the Exchange Act, Churchill’s annual reports contain financial statements audited and reported on by Churchill’s independent registered public accounting firm.
Churchill will provide its stockholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements may be required to be prepared in accordance with, or be reconciled to U.S. GAAP or International Financial Reporting Standards (‘‘IFRS’’) as issued by the International Accounting Standards Board (“IASB”), depending on the circumstances and the historical financial statements may be required to be audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). These financial statement requirements may limit the pool of potential target businesses Churchill may acquire because some targets may be unable to provide such financial statements in time for Churchill to disclose such financial statements in accordance with federal proxy rules and complete an initial business combination within the Completion Window. Churchill cannot assure you that any particular target business identified by Churchill as a potential business combination candidate will have financial statements prepared in accordance with U.S. GAAP or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, Churchill may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, Churchill does not believe that this limitation will be material.
As of December 31, 2022, Churchill is no longer an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012. As such, Churchill will no longer be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Churchill’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Churchill’s securities less attractive as a result, there may be a less active trading market for Churchill’s securities and the prices of Churchill’s securities may be more volatile.
As a large accelerated filer as of December 31, 2022, the Sarbanes-Oxley Act requires that management conduct an evaluation and provide an assessment of Churchill’s internal control over financial reporting (“ICFR”), and that Churchill’s ICFR be audited by an independent registered public accounting firm. Compliance with these requirements of the Sarbanes-Oxley Act may be particularly burdensome in connection with Churchill’s identification of a target company for an initial business combination because a target business with which Churchill seeks to complete an initial business combination may find it difficult to comply with the provisions of the Sarbanes-Oxley Act regarding the assessment of and attestation as to their ICFR. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination or may make it more difficult to reach agreement with such a target.
Churchill’s officers are appointed by the Churchill Board and serve at the discretion of the Churchill Board, rather than for specific terms of office. The Churchill Board is authorized to appoint persons to the offices set forth in Churchill’s bylaws as it deems appropriate. The bylaws provide that Churchill’s officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer, Assistant Treasurers and such other offices as may be determined by the Churchill Board.

CHURCHILL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Churchill is a blank check company formed under the laws of the State of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Churchill intends to effectuate an initial business combination using cash from the proceeds of the Churchill IPO and the sale of the Churchill Private Placement Warrants, capital stock, debt or a combination of cash, stock and debt.
Churchill expects to continue to incur significant costs in the pursuit of its acquisition plans. Churchill cannot assure you that Churchill’s plans to complete an initial business combination will be successful.
Results of Operations
Churchill has neither engaged in any operations nor generated any revenues to date. Churchill’s only activities through September 30, 2023 were organizational activities, those necessary to prepare for the Churchill IPO, described below, and identifying a target for its business combination. Churchill does not expect to generate any operating revenues until after the completion of its business combination. Churchill generates non-operating income in the form of interest income on marketable securities held in the Trust Account. Churchill incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended September 30, 2023, Churchill had net loss of $9,999,449, which consisted of change in fair value of warrant liabilities of $10,234,000, provision for income taxes of $4,129,929 and operating costs of $3,404,783, partially offset by interest earned on marketable securities held in the Trust Account of $7,769,263.
For the three months ended September 30, 2022, Churchill had net income of $17,292,376, which consisted of a change in fair value of warrant liabilities of $12,642,000, an unrealized gain on marketable securities held in the Trust Account of $156,620 and interest earned on marketable securities held in the Trust Account of $6,498,615, partially offset by provision for income taxes of $1,493,896 and operating costs of $510,963.
For the nine months ended September 30, 2023, Churchill had net income of $547,385, which consisted of interest earned on marketable securities held in the trust account of $32,215,266, partially offset by change in fair value of warrant liabilities of $15,652,000, provision for income taxes of $10,140,865 and operating costs of $5,875,016.
For the nine months ended September 30, 2022, Churchill had net income of $57,167,952, which consisted of a change in fair value of warrant liabilities of $52,098,000 and interest earned on marketable securities held in the Trust Account of $8,788,508, partially offset by operating costs of $1,781,168, provision for income taxes of $1,786,068 and an unrealized loss on marketable securities held in the Trust Account of $151,320.
For the three months ended June 30, 2023, Churchill had net income of $6,211,341, which consisted of interest earned on marketable securities held in the Trust Account of $11,855,977, offset by provision for income taxes of $3,087,466, change in fair value of warrant liabilities of $1,204,000 and operating costs of $1,353,170.
For the six months ended June 30, 2023, Churchill had net income of $10,546,834, which consisted of interest earned on marketable securities held in the Trust Account of $24,446,003, offset by provision for income taxes of $6,010,936, change in fair value of warrant liabilities of $5,418,000 and operating costs of $2,470,233.
For the three months ended June 30, 2022, Churchill had net income of $15,795,253, which consisted of a change in fair value of warrant liabilities of $15,050,000 and interest earned on marketable securities held in the Trust Account of $1,941,301, offset by operating costs of $555,701, provision for income taxes of $292,172 and an unrealized loss on marketable securities held in the Trust Account of $348,175.
For the six months ended June 30, 2022, Churchill had net income of $39,875,576, which consisted of a change in fair value of warrant liabilities of $39,456,000 and interest earned on marketable securities held in the Trust Account of $2,289,893, offset by operating costs of $1,270,205, provision for income taxes of $292,172 and an unrealized loss on marketable securities held in the Trust Account of $307,940.
For the period from October 9, 2020 (inception) through December 31, 2020, Churchill had net loss of $1,000, which consisted of formation and operating costs. For the year ended December 31, 2021. Churchill had a net loss of $4,328,128, which consisted of operating costs of $2,375,036, transactions costs related to warrant liabilities of $1,396,743, change in fair value of warrant liabilities of $878,000 and a provision for income taxes of $24,241, offset by interest earned on marketable securities held in the Trust Account of $324,382 and an unrealized gain on marketable securities held in the Trust Account of $21,510.
For the year ended December 31, 2022, Churchill had net income of $71,050,619, which consists of a change in fair value of warrant liabilities of $57,516,000, and interest earned on marketable securities held in the trust account of $20,048,815, partially offset by provision for income taxes of $4,168,793, an unrealized loss on marketable securities held in the Trust Account of $28,229, and operating costs of $2,317,174.
Liquidity, Capital Resources and Going Concern
On February 17, 2021, Churchill consummated the Churchill IPO of 138,000,000 Units at a price of $10.00 per Unit, which includes the full exercise by the underwriters of the over-allotment option, at $10.00 per Unit, generating gross proceeds of $1,380,000,000. Simultaneously with the closing of the Churchill IPO, Churchill consummated the sale of 32,600,000 Churchill Private Placement Warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $32,600,000.
Following the Churchill IPO, the exercise of the over-allotment option and the sale of the Churchill Private Placement Warrants, a total of $1,380,000,000 was placed in the Trust Account. Churchill incurred $73,525,233 in transaction costs, including $24,500,000 of underwriting fees, net of $3,100,000 reimbursed from the underwriters, $48,300,000 of deferred underwriting fees and $725,223 of other costs. As of the date of this proxy statement/prospectus, the Waiving Underwriters have waived any claim to deferred underwriting fees equal to an amount of $30,368,625 (“Waived Amount”) that would otherwise be payable pursuant to the Underwriting Agreement in connection with the Waiving Underwriter’s underwriting services in connection with the Churchill IPO. After taking into account the Waived Amount, the total outstanding deferred underwriting fee payable by Churchill, should it complete an initial business combination, is equal to $17,931,375.
As of September 30, 2023, Churchill had cash held in the Trust Account of $605,878,613. Interest income on the balance in the Trust Account may be used by Churchill to pay taxes and to pay working capital expenses subject to an annual limit of $1,000,000 (to the extent available). During the nine months ended September 30, 2023 and the year ended December 31, 2022, Churchill withdrew $13,043,086 and $379,000, respectively, from the Trust Account to pay franchise taxes and income taxes, $1,000,000 during both periods for working capital purposes and $816,281,045 and $0, respectively, in connection with redemptions.
For the nine months ended September 30, 2023, cash used in operating activities was $16,226,489. Net income of $547,385 was affected by a change in fair value of warrant liabilities of $15,652,000, interest earned on marketable securities held in the Trust Account of $32,215,266, and deferred tax provision of $836,312. Changes in operating assets and liabilities used $625,704 of cash for operating activities.
For the nine months ended September 30, 2022, cash used in operating activities was $945,988. Net income of $57,167,952 was affected by a change in fair value of warrant liabilities of $52,098,000, interest earned on marketable securities held in the Trust Account of $8,788,508, and unrealized loss on marketable securities held in the Trust Account of $151,320. Changes in operating assets and liabilities provided $2,621,248 of cash for operating activities.

As of June 30, 2023, Churchill had cash held in the Trust Account of $599,064,139. Interest income on the balance in the Trust Account may be used by us to pay taxes and to pay working capital expenses subject to an annual limit of $1,000,000 (to the extent available). During the three and six months ended June 30, 2023, Churchill withdrew $9,088,297 from the Trust Account to pay franchise taxes and income taxes, $1,000,000 for working capital purposes and $816,281,045 in connection with redemptions.
For the six months ended June 30, 2023, cash used in operating activities was $10,845,552. Net income of $10,546,834 was affected by a change in fair value of warrant liabilities of $5,418,000, interest earned on marketable securities held in the Trust Account of $24,446,003, and deferred tax provision of $836,312. Changes in operating assets and liabilities used $1,528,071 of cash for operating activities.
For the six months ended June 30, 2022, cash used in operating activities was $551,190. Net income of $39,875,576 was affected by a change in fair value of warrant liabilities of $39,456,000, interest earned on marketable securities held in the Trust Account of $2,289,893, and unrealized loss on marketable securities held in the Trust Account of $307,940. Changes in operating assets and liabilities provided $1,011,187 of cash for operating activities.
As of December 31, 2022, Churchill had cash and marketable securities held in the Trust Account of $1,398,987,478 (including $20,366,478 of interest income offset by permitted withdrawals of $1,379,000 and an unrealized loss on marketable securities of $28,229) consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by Churchill to pay taxes. Through December 31, 2022, Churchill withdrew $1,379,000 for working capital purposes and to pay income tax obligations.
For the year ended December 31, 2022, cash used in operating activities was $1,298,774. The net income of $71,050,619 was affected by the change in the value of the warrant liabilities of $57,516,000, interest earned on marketable securities held in the Trust Account of $20,048,815, unrealized gain on marketable securities held in the Trust Account of $28,229 and deferred tax provision of $836,312. Changes in operating assets and liabilities provided $4,350,881 of cash for operating activities.
For the year ended December 31, 2021, cash used in operating activities was $3,244,615. Net loss of $4,328,128 was affected by the change in the value of the warrant liabilities of $878,000, the portion of the offering costs allocable to the warrant liabilities of $1,396,743, interest earned on marketable securities held in the Trust Account of $324,382 and an unrealized gain on marketable securities held in the Trust Account of $21,510. Changes in operating assets and liabilities used $845,338 of cash for operating activities. For the year ended December 31, 2021, Churchill withdrew $0 for working capital and taxes.
For the period from October 9, 2020 (inception) through December 31, 2020, cash used in operating activities was $0. Net loss of $1,000 was offset by the changes in operating assets and liabilities.
In February 2023, Churchill instructed the trustee with respect to the Trust Account to redeem the marketable securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash. As a result, Churchill will continue to receive interest on the funds held in the Trust Account. Churchill intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the trust account (less deferred underwriting commissions and income taxes payable), to complete Churchill’s business combination. To the extent that Churchill’s capital stock or debt is used, in whole or in part, as consideration to complete Churchill’s business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Churchill’s growth strategies.
As of September 30, 2023, June 30, 2023 and December 31, 2022, Churchill had cash of $2,051,985, $3,478,133 and $4,235,388, respectively. Churchill intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.
To mitigate the risk of being viewed as operating an unregistered investment company (including pursuant to the subjective test of Section 3(a)(1)(A) of the Investment Company Act of 1940), all funds in the Trust Account are held and will be held in cash (which may include demand deposit accounts) until the earlier of consummation of an initial business combination or liquidation. As a result, Churchill will receive interest on the funds held in the Trust Account.
In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Churchill Initial Stockholders or their affiliates may, but are not obligated to, loan Churchill funds as may be required. If Churchill completes an initial business combination, Churchill would repay such loaned amounts. In the event that an initial business combination does not close, Churchill may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Churchill Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.
Additionally, to fund working capital Churchill has permitted withdrawals available up to an annual limit of $1,000,000. Churchill may withdraw additional funds to pay income tax and franchise tax obligations. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the Churchill IPO. As of September 30, 2023 and June 30, 2023, Churchill had made a full withdrawal for 2023 from the Trust Account of $1,000,000 for working capital purposes.
On May 16, 2023, the Sponsor agreed to make monthly deposits directly to the Trust Account of Churchill in the amount of $1,000,000 following the approval and implementation of the proposal voted upon by Churchill stockholders to extend the period of time in which Churchill must complete an initial business combination. Such contributions are made pursuant to a non-interest bearing, unsecured promissory note issued by Churchill to the Sponsor, which was amended on February 9, 2024 (the “Extension Promissory Note”). The Extension Promissory Note provides up to $15,000,000. Contributions are paid monthly beginning on May 17, 2023 until the earliest to occur of (i) August 15, 2024, (ii) the consummation of an initial business combination and (iii) if an initial business combination is not consummated, the date of liquidation of the Trust Account, as determined in the sole discretion of the Churchill Board. The Extension Promissory Note will mature on the earlier of (1) the date Churchill consummates an initial business combination and (2) the date that the winding up of Churchill is effective. As of January 31, 2024, the Extension Promissory Note had a balance of $9,000,000 with $6,000,000 available for withdrawal.
Churchill may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. Churchill’s officers, directors and Sponsor may, but are not obligated to, loan Churchill funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet Churchill’s working capital needs. Accordingly, Churchill may not be able to obtain additional financing. If Churchill is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. Churchill cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about Churchill’s ability to continue as a going concern through one year from the date of the unaudited condensed financial statements for the nine months ended September 30, 2023 if an initial business combination is not consummated. The unaudited condensed financial statements for the nine months ended September 30, 2023 do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Churchill be unable to continue as a going concern.
In connection with Churchill’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, Presentation of Financial Statements-Going Concern, Churchill has until August 17, 2024 (or such earlier date as determined by the board of directors to consummate an initial business combination). It is uncertain that Churchill will be able to consummate an initial business combination by August 17, 2024. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of Churchill. Management has determined that the potential mandatory liquidation and subsequent dissolution raises substantial doubt about Churchill’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Churchill be required to liquidate after the Completion Window or such earlier date as determined by the board of directors. Churchill intends to complete an initial business combination within the Completion Window.

Off-Balance Sheet Arrangements
Churchill has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023, June 30, 2023 and December 31, 2022, respectively. Churchill does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Churchill has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non- financial assets.
Contractual Obligations
Churchill agreed, commencing on February 11, 2021 through the earlier of Churchill’s consummation of an initial business combination and its liquidation, to pay an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support services.
Under the Underwriting Agreement, the underwriters are entitled to a deferred fee of $0.35 per unit, or $48,300,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that Churchill does not complete an initial business combination, subject to the terms of the Underwriting Agreement. As of the date of this proxy statement/prospectus, the Waived Amount is equal to $30,368,625 that would otherwise be payable pursuant to the Underwriting Agreement in connection with the Waiving Underwriter’s underwriting services in connection with the Churchill IPO. After taking into account the Waived Amount, the total outstanding deferred underwriting fee payable by Churchill, should it complete an initial business combination, is equal to $17,931,375.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Churchill has identified the following critical accounting policies:
Churchill Class A Common Stock Subject to Possible Redemption
Churchill accounts for Churchill Class A Common Stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Churchill Class A Common Stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Churchill’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Churchill Class A Common Stock features certain redemption rights that are considered to be outside of Churchill’s control and subject to occurrence of uncertain future events. Accordingly, Churchill Class A Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of Churchill’s condensed balance sheets.
Warrant Liabilities
Churchill accounts for the Churchill Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Churchill Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, Churchill classifies the Churchill Warrants as liabilities at their fair value and adjusts the Churchill Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in Churchill’s statements of operations. The Churchill Public Warrants and Churchill Private Placement Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation and a modified Black-Scholes model, respectively. For periods subsequent to the detachment of the

Churchill Public Warrants from the Churchill Public Units, the Churchill Public Warrant quoted market price was used as the fair value as of each relevant date.
Net Income Per Share of Churchill Common Stock
Churchill complies with accounting and disclosure requirements of Financial Accounting Standards Board ASC 260, “Earnings Per Share.” Net income per share of common stock is computed by dividing net income by the weighted average number of shares of Churchill Class A Common Stock outstanding during the period. Remeasurement associated with the redeemable shares of Churchill Class A Common Stock is excluded from net income per share of common stock as the redemption value approximates fair value.
Recent Accounting Standards
Churchill’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Churchill’s condensed financial statements.
Risks and Uncertainties
On November 20, 2023, Churchill received a demand letter from a putative stockholder alleging that the registration statement filed by CorpAcq Group Plc on Form F-4 with the United States Securities and Exchange Commission on November 17, 2023 contains misleading statements and/or omissions in violation of the federal securities laws and/or state fiduciary duty law. The stockholder demands that Churchill and CorpAcq disclose additional information and purports to reserve the right to file a complaint. The amount of loss exposure, if any, cannot be reasonably estimated at this time.

INFORMATION RELATED TO CORPACQ
Summary
CorpAcq is a corporate compounder with a proven track record of acquiring and supporting founder-led businesses. CorpAcq believes that it has cultivated a reputation as a “preferred buyer” for founder-led small and medium-sized enterprises (“SMEs”) based on its differentiated value proposition that aligns its interests with those of the founder-sellers. By retaining existing management to preserve entrepreneurial spirit and maintaining operational decision making within each subsidiary, CorpAcq focuses on investing for long-term performance. Through its systematic and disciplined approach to M&A, CorpAcq has acquired and built a diversified portfolio of well-established businesses in the UK. CorpAcq’s subsidiaries have strong asset bases, operate in industries with high barriers to entry, generate strong growth and free cash flow, and are led by experienced management teams who typically remain in-place after acquisition.
The CorpAcq portfolio consists of 42 subsidiaries across industrial and commercial end-markets. CorpAcq has a track record of unlocking business potential and long-term growth, through its decentralized operational approach. CorpAcq’s senior management seeks to develop close relationships with their subsidiaries’ management to support them with financial and strategic expertise, while allowing them to retain independence to continue to operate their business successfully.
CorpAcq’s approach to maintaining autonomy within its businesses and commitment to a long-term ownership horizon has enabled CorpAcq to purchase quality businesses at attractive valuations and generate strong returns on investment. CorpAcq’s management seeks to professionalize each business it acquires and offers a range of support functions, including Finance, Human Resources, Health and Safety and Group Purchasing, with the aim of driving long-term operational improvements and growth. CorpAcq’s acquisition strategy, supplemented by its current portfolio of mature and stable subsidiaries, creates an opportunity for investors to own a differentiated platform with a compelling combination of potential for earnings and cash flow growth, as well as strong risk-adjusted returns.
Recent Developments
Recent M&A Activity
Since January 1, 2023, CorpAcq has completed 5 acquisitions:
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On March 17, 2023 Qualitech Environment Services Limited (“Qualitech”), a subsidiary in which CorpAcq owns a 50.01% stake, acquired 100% of the issued share capital of Envirocleanse Limited (“Envirocleanse”), a water tank cleaning service provider for residential, commercial, and industrial customers. Envirocleanse was founded in 1998 and is headquartered in Sheffield, UK.

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On June 13, 2023, Hardroad Limited, a wholly-owned subsidiary of CorpAcq, acquired 100% of the issued share capital of Hamilton & Brydie Limited (“H&B”), a supplier of drydash aggregates, renders and garden aggregates, servicing the housebuilding, landscape and general construction industry across Scotland. H&B was founded in 1963 and is headquartered in Alloa, UK.

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On June 16, 2023, CorpAcq completed the acquisition of CA Lynton HoldCo Limited (“Lynton”), which specializes in the design, manufacture, refurbishment, and maintenance of all types of trailers, heavy goods vehicles (“HGVs”), motorized vehicles, and demountable units. Lynton was founded in 1986 and is headquartered in Glossop, UK.

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On July 28, 2023, CorpAcq completed the acquisition of Heritage Somerfield Holdings Limited (“Heritage”), a fabricator of PVC, composite doors and aluminum windows and doors. Heritage was founded in 1989 and is headquartered in Bolton, UK.

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On September 5, 2023, CorpAcq completed the acquisition of Carlisle Refrigeration (Holdings) Limited (“Carlisle”), a commercial and industrial refrigeration sales and service business. Carlisle was founded in 1973 and is headquartered in Carlisle, UK.

Merger Agreement
On August 1, 2023, CorpAcq entered into the Merger Agreement with, amongst others, PubCo, Merger Sub, Churchill and the Sellers. On September 19, 2023, BermudaCo became a party to the Merger

Agreement. On December 26, 2023, Churchill, the CorpAcq Parties and the Sellers amended the Merger Agreement in connection with the Extension.
Pursuant to the Merger Agreement, immediately prior to the Closing, each Seller shall, in exchange for its pro rata share of the Closing Seller Consideration, sell and transfer such Seller’s CorpAcq Ordinary Shares to PubCo, such that, following any required Drag Along Sale to procure the transfer of the aggregate CorpAcq Ordinary Shares held by applicable CorpAcq shareholders which are not being transferred by the Sellers, CorpAcq becomes a wholly-owned subsidiary of PubCo. At the Closing, Merger Sub will merge with and into Churchill, which shall be effective as of the filing of a certificate of merger, in a form mutually agreed between PubCo and Churchill, with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and pursuant to which the separate corporate existence of Merger Sub will cease and Churchill will become a wholly owned subsidiary of PubCo.
PubCo has applied to list the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved) on the Nasdaq Global Market under the symbols “CPGRA” and “CPGRB” respectively (or “CPGRW” if the Post-Combination Company Warrants are listed).
For more information on the Merger Agreement, see the section entitled “The Merger Agreement.”
CorpAcq’s Business
CorpAcq operates a compounder business model and, since inception in 2006, it has built a portfolio of 42 industrial and consumer SMEs by successfully executing acquisitions throughout the UK.
After initial equity raises upon formation, CorpAcq began acquiring businesses in 2006, with three of the current subsidiaries acquired between 2006 and 2010. In 2010, CorpAcq received additional funding from another equity raise, which supported the acquisition of two additional current subsidiaries between 2010 and 2012. In 2013, CorpAcq entered into the Alcentra Facility with Alcentra Limited and received over the course of several rounds a total of £200 million in proceeds. These proceeds supported an additional 29 acquisitions between 2013 and 2021. In connection with the March 2022 Reorganization, CorpAcq issued 102 million preference shares for £1 each and £3.2 million of Ordinary Shares. In 2023, CorpAcq issued a further £31 million worth of £1 preference shares. The additional funding from the Reorganization and 2023 preference share issuance supported the acquisition of an additional eight subsidiaries to date.
CorpAcq has a track record of delivering organic and M&A-driven growth. In 2022, CorpAcq generated £633 million of revenue and Adjusted EBITDA of £108 million. Strong, consistent, organic growth, demonstrated by Adjusted EBITDA organic growth, which is a non-GAAP measure, calculated as the aggregate growth of Adjusted EBITDA of subsidiaries that have been in the portfolio and consolidated for at least one year, represented 5.6% in 2022. CorpAcq has also acquired 23 subsidiaries since 2018, significantly scaling the business and delivering growth in total revenue and Adjusted EBITDA. From 2018 through 2022, on a UK GAAP basis, total revenue and Adjusted EBITDA increased at a compound annual growth rate in the mid-teens.
The subsidiaries acquired by CorpAcq are generally asset-rich businesses with operational track records of performance across different business and economic cycles. CorpAcq’s subsidiaries are well- established and have an average age of more than 30 years. CorpAcq’s business model is built upon a long-term holding period and an emphasis on retaining and empowering founders and existing management teams within its subsidiaries post-acquisition. CorpAcq aims to preserve the target management’s entrepreneurial spirit, while offering support and professionalization to each subsidiary’s back office operations to strengthen operational performance.
Reportable Segments
On an operating basis, CorpAcq considers each of its subsidiaries as individual businesses, operating independently and contributing to CorpAcq’s overall results. Accordingly, each subsidiary is managed as a standalone operating segment for the purposes of assessing performance. When an existing subsidiary directly acquires a business, the acquired business may not be considered a separate operating segment if the CODM does not regularly review revenue and adjusted EBITDA of the acquired business on a standalone basis. CorpAcq therefore considers its 42 subsidiaries 41 operating segments. For financial reporting purposes, consistent with the core principle of segment reporting, CorpAcq has aggregated its 41 operating segments into four reportable segments based on similarities including economic characteristics, nature of products and services, production processes, and customers.
CorpAcq’s four reportable segments include the following:
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Consumer Products: The consumer products segment focuses on business-to-consumer retailing of consumer products, including apparel.

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Industrial Products: The industrial products segment focuses on the manufacturing of industrial products and on the business to business (“B2B”) supply of industrial products.

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Industrial Services: The industrial services segment services B2B customers and focuses on providing labor resources for industrial projects and the lease and maintenance of industrial equipment.

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Other: The other segment is comprised of subsidiaries that focus on providing forensic services, recruiting services and other human capital services to B2B customers.

None of CorpAcq’s subsidiaries are considered to be material on an individual basis. However, CorpAcq has identified the top 10 subsidiaries by total Adjusted EBITDA and certain additional larger subsidiaries across the four reportable segments. Cotton Traders, of which CorpAcq owns 58.78%, is currently the only subsidiary that comprises more than 10% of the Company’s revenues or total Adjusted EBITDA. Cotton Traders is also the only subsidiary within CorpAcq’s Consumer Products segment. The table below presents additional information for certain of CorpAcq’s subsidiaries, all of which are either wholly-or majority-owned, across CorpAcq’s four reportable segments.
Segment	Company Name	Founded	Acquired	Business Description	Nature of Product/Services	Key Customer Sectors
Consumer Products	*Cotton Traders	1987	2018	Clothing retail	Cotton Traders is predominantly a UK direct and online clothing retailer with a small selection of physical stores.	General Public
Industrial Products	*FMG	2000	2016	Total engineering solutions to a wide range of industries
FMG is a total engineering solution from development to production of customer parts. It manufactures components for diverse customers using various different machining sources including computer numerical control (CNC) machines, grinders, laser cutting, welding, anodising and painting.
						Healthcare, manufacturing, and transportation companies
Industrial Products	Border Aggregates	1975	2019	Wholesale bulk and specialist aggregate supplier	Border Aggregates is a wholesale bulk and specialist aggregate supplier. It distributes its products through various company depots in the UK.	Construction/building product and decorative aggregate businesses, — mainly larger nationwide builder merchants
Industrial Products	Cwmtillery Glass	2000	2022	Manufacture of double-glazed sealed units	Cwmtillery Glass manufactures and supplies glass products. Its products are processed into bespoke sealed double glazed units, which are distributed to window and door manufacturers.	Repair, maintenance and improvement (RMI) construction companies, residential homebuilders, and commercial homebuilders
Industrial Services	*Carrylift	1988	2010	Sale of new and used forklift trucks	Carrylift distributes equipment from third parties to end customers. It typically maintains ownership and leases the equipment to end customers along with providing related maintenance.	Logistics, manufacturing, machine hire companies

Segment	Company Name	Founded	Acquired	Business Description	Nature of Product/Services	Key Customer Sectors
Industrial Services	*Hessle	1971	2011	Plant hire and access solutions	Hessle distributes equipment from third-parties to end customers and typically maintains ownership and leases the equipment to end customers and provides related maintenance.	Manufacturing, construction, machinery hire, chemicals, and mining and quarrying companies
Industrial Services	*Gray	1992	2015	Sale and hire of new and used material handling equipment	Gray distributes equipment from third-parties to end customers and typically maintains ownership and leases the equipment to end customers and provides related maintenance.	Engineering, logistics, and material handling businesses linked to the oil and gas industry
Industrial Services	*DGP	1968	2016	Forklift sales and hire specialists	DGP distributes equipment from third parties to end customers. It typically maintains ownership and leases the equipment to end customers along with providing related maintenance.	Timber, manufacturing, logistics, food and beverage, and construction companies
Industrial Services	*Campbell Plant Hire	1970	2016	Independent plant equipment and tool hire	Campbell Plant Hire distributes equipment from third parties to end customers. It typically maintains ownership and leases the equipment to end customers along with providing related maintenance.	Civil engineering, construction, and housebuilding companies as well as Public Entities like the Local Council
Industrial Services	*WPI	1994	2018	Civil engineering	WPI provides labor and other services for ground-working and surfacing on new build housing projects.	Predominantly large homebuilders in the private and social housing sectors
Industrial Services	*Qualitech	2011	2019	Industrial waste management services	Qualitech provides labor and other services for industrial projects including the recycling and disposal of both non-hazardous and hazardous waste and industrial cleaning.	Generally larger blue chip chemical and industrial companies
Industrial Services	*Plant Hire UK	2005	2019	Plant hire, sales and support	Plant Hire UK distributes equipment from third parties to end customers. It typically maintains ownership and leases the equipment to end customers along with providing related maintenance.	Predominantly large homebuilders in the private and social housing sectors
Other	Strategic Resources	1987	2015	Recruitment, placement and payroll services	Strategic Resources provides payroll and recruitment services.	Larger oil and gas companies
Other	KF Services	2018	2018	Forensic science solutions	KF services provides forensic testing services.	UK police forces

*
Indicates a subsidiary within the top 10 subsidiaries of CorpAcq in terms of Adjusted EBITDA during the 12 months ended December 31, 2022.

Performance Update for the Six Months ended June 30, 2023
The following table sets forth a summary of CorpAcq’s key metrics for the six months ended June 30, 2023, and June 30, 2022, and for the year ended December 31, 2022.

	Year ended December 31, 2022	Six months ended June 30,		Change
(in thousands, unless noted otherwise)		2023	2022
Revenue	£633,222	£341,555	£305,754	+11.8%
Adjusted EBITDA	£108,370	£60,570	£52,888	+14.5%
Adjusted EBITDA margin	17.1%	17.7%	17.3%	+0.4%
Adjusted EBITDA organic growth	5.6%	10.7%	—	—
CorpAcq has continued to deliver strong growth for the six months ended June 30, 2023. CorpAcq’s performance was supported by the robust organic growth of its subsidiaries, driven by CorpAcq’s continued focus on profitability and strength in operational management, and supplemented by ongoing execution of its disciplined acquisition strategy.
During the six months ended June 30, 2023, CorpAcq acquired three new businesses. Two additional acquisitions were completed after the June 30, 2023 reporting period. Going forward, these five acquisitions are expected to contribute to the strength in portfolio performance over the second half of 2023.
Since June 30, 2023, CorpAcq has maintained its year on year growth trajectory, and its financial performance remains in line with management’s expectations.
CorpAcq’s Competitive Strengths
CorpAcq believes that the following strengths are central to its business model and competitive position:
Diversified portfolio of stable and mature UK-based subsidiaries operating in resilient and attractive end-markets
CorpAcq’s diverse portfolio of 42 independent subsidiaries and each of their respective, stable and resilient, end-market exposures have established operational track records across different business and economic cycles.
The average age of the subsidiaries is more than 30 years and CorpAcq employs a sector-agnostic mentality focused on B2B industries, seeking to align its portfolio with positive industry trends in the UK, which are expected to continue to provide resilience and attractive growth rates.
CorpAcq’s subsidiaries serve diversified and large end-markets, including residential, non-residential, manufacturing, transportation, chemicals and consumer goods as well as the broader industrials landscape. During the fiscal year 2022 and the six months ended June 30, 2023, none of CorpAcq’s subsidiaries accounted for more than approximately 15% of CorpAcq’s Adjusted EBITDA. In addition, CorpAcq’s top 10 subsidiaries by Adjusted EBITDA in aggregate accounted for less than two thirds of total Adjusted EBITDA. As a result, CorpAcq’s portfolio is less exposed to concentration risk.
History of growth, and strong cash flow generation
CorpAcq’s buy-and-hold strategy has supported a track record of consistent growth, both organically and via acquisitions, while maintaining strong margins and delivering solid cash flow generation with the potential for capital returns going forward.
CorpAcq’s subsidiaries operate in stable, resilient end-markets, contributing to long-term organic growth. CorpAcq delivered Adjusted EBITDA organic growth of 5.6% in 2022 and Adjusted EBITDA margins of 17.8% and 17.1% in 2021 and 2022, respectively, and Adjusted EBITDA margins of 17.3% and 17.7% for the six months ended June 30, 2022 and 2023, respectively.
CorpAcq has a proven acquisition track record, having acquired 23 companies since 2018, including 5 since December 31, 2022. This has translated into revenue and Adjusted EBITDA growth for CorpAcq, culminating in 2022 revenues of £633 million and Adjusted EBITDA of £108 million.

Capex is monitored by CorpAcq and material growth investments are assessed to determine whether they position the relevant subsidiaries for strong growth and improve their respective competitive positions, further underpinning strong cash flow conversion.
“Preferred buyer” status compared to alternative bidders, driven by CorpAcq’s management-empowered value proposition and other key differentiators
CorpAcq’s approach to acquisitions is to act as a key enabler for continued growth by providing a differentiated value proposition in the market. The acquired subsidiaries’ operational decisions are kept at the subsidiary level to help preserve the entrepreneurial spirit and sense of ownership, which CorpAcq believes is an integral part of the post-acquisition success of each subsidiary. Additionally, CorpAcq works to ensure there is strong alignment with founders and their respective subsidiary, through the following key transaction parameters that differentiate CorpAcq from trade, private equity and other alternative bidders: (i) long-term holding period, (ii) low and prudent amount of leverage, maintaining financial flexibility, and (iii) autonomy on business decisions, especially as they relate to operations and relationships with employees and customers. The selling founders have the opportunity to monetize their holdings, with consideration usually structured as cash and deferred consideration, while preserving their legacy and continuing to operate their businesses.
Additionally, the acquired subsidiaries are able to benefit from CorpAcq’s infrastructure and dedicated resources, including CorpAcq’s commercial experience, portfolio knowledge and collaborative approach. Specific examples include new customer and end-markets introductions, cross-selling initiatives, growth capital expenditure plans, and management build-out and succession planning and implementation.
CorpAcq’s decentralized approach allows for efficient decision making at the subsidiary level and enables CorpAcq to build deep relationships of trust with founders. As such, CorpAcq believes it has established itself as a “preferred buyer” in the market, as has been demonstrated over the last 17 years as an acquirer and holder of 42 independent subsidiaries. CorpAcq believes the value and success of its strategy is evidenced by the fact that as of September 30, 2023, more than 95% of its subsidiaries had at least one member of the original underlying management team still in place in some capacity across CorpAcq’s portfolio post-acquisition and approximately 80% of owner managers retained at the time of acquisition were still actively engaged in some capacity in the business.
CorpAcq’s platform provides a high level of support for its subsidiaries and is a significant differentiator for CorpAcq as an acquirer. CorpAcq has established a strong reputation in the UK market, which allows CorpAcq to successfully acquire founder-led subsidiaries at attractive multiples. This model has enabled CorpAcq to grow its portfolio to 42 subsidiaries, which have benefited from CorpAcq’s ability to professionalize their operations, provide strategic support and leverage CorpAcq’s extensive network. When selecting CorpAcq as an acquirer, CorpAcq is well positioned based on the quality of its platform, the benefits of its decentralized model, and the operational advantages of having CorpAcq as an acquirer. CorpAcq believes these factors contribute to its “preferred buyer” position in the market.
Disciplined acquisition strategy
CorpAcq believes that its business model and success have been predicated on its disciplined and refined acquisition strategy. Although CorpAcq intends to remain sector agnostic, CorpAcq follows a robust target selection process with stringent financial return thresholds.
CorpAcq targets profitable and stable asset-rich target businesses with long operating histories, which have demonstrated their ability to perform through numerous market cycles. CorpAcq also looks to identify and retain management teams who are committed to the next phase of growth. Other qualitative factors CorpAcq assesses are the strength of the broader management team, barriers to entry and the overall competitive position of target businesses.
In the last decade, CorpAcq has acquired 36 subsidiaries across a variety of end-markets and size, including 8 subsidiaries acquired in 2018. CorpAcq has built and trained a dedicated team of professionals, supplemented by a network of local brokers, that source and perform diligence on target opportunities, which has historically allowed CorpAcq to generate a consistent cadence of high-quality and attractive acquisitions.

This methodical approach to M&A has resulted in highly attractive portfolio attributes, including 17.1% Adjusted EBITDA margin and 15.4% return on invested capital (“ROIC”) for fiscal year 2022, 17.7% Adjusted EBITDA margin for the six months ended June 30, 2023, and 15.8% ROIC for the twelve months ended June 30, 2023.
Extensive proprietary acquisition pipeline
CorpAcq estimates that there are over 90,000 opportunities in the UK that fit its strategy of acquiring diversified, asset-rich companies with strong cash generation. CorpAcq believes that it is well-positioned to successfully execute on its acquisition strategy due to CorpAcq’s established reputation and “preferred buyer” status, which provides access to off-market targets, either via referrals or other proprietary sourcing channels.
Although CorpAcq also uses professional services firms to identify transactions, the majority of its businesses come from proprietary internal sourcing channels and exclusive introductions. CorpAcq has already executed five transactions as of December 31, 2023, and CorpAcq is currently evaluating a further 28 pipeline opportunities, which collectively represent in excess of £125 million of EBITDA.
CorpAcq’s market reputation and attractive value proposition is expected to continue to play a key role in driving and growing its pipeline of opportunities, while CorpAcq continues to remain highly selective in assessing the subsidiaries it acquires to deliver strong shareholder returns.
Experienced management team with the support in place to continue CorpAcq’s growth trajectory
Led by its Founder and Chairman Simon Orange, CorpAcq has a highly qualified and long-tenured management team with deep experience in M&A, corporate finance, and business operations that has a demonstrated track record of success. CorpAcq’s Chief Executive Officer, David Martin, has been with CorpAcq for over 15 years and CorpAcq’s Chief Financial Officer, Nicholas Cattell, and CorpAcq’s Chief Operating Officer, Stephen Scott, have both been with CorpAcq for over 10 years. Additionally, CorpAcq’s Head of Acquisitions, Stuart Kissen, has been with CorpAcq since 2019, and has enhanced the breadth of experience of the senior management team. The leadership team has been instrumental in driving CorpAcq’s growth strategy and brings together the necessary commercial knowledge, extensive networks and operational expertise to seek to execute successful acquisitions and achieve value creation in the future.
CorpAcq’s Business Strategy
The key components of CorpAcq’s business strategy are to expand its portfolio and drive value creation.
Disciplined and established M&A strategy
CorpAcq seeks to employ a disciplined, low-risk strategy to acquire mature, stable and profitable founder-led SMEs with established operating track records. The subsidiaries that CorpAcq acquires have an average operating history of more than 30 years. CorpAcq has a stringent selection process to diligence potential targets, including assessment of senior management teams, sector trends and financial metrics. CorpAcq aims to acquire at least a combined £25 million EBITDA per annum, targeting businesses with EBITDA in the range of £1 million to £25 million, and average EBITDA margins of at least 15%.
Acquisition structures that lower risks and drive strong returns
CorpAcq seeks to achieve consistently attractive returns on its deployed capital partially through its acquisition structures. A key component of CorpAcq’s current acquisition parameters is the threshold to achieve a 20% cash returns target, which depends on its disciplined valuation approach and considered deal structures. As a result, transaction valuations and the cash generation ability of each target are assessed at an early stage as part of the diligence process. CorpAcq targets an attractive funding mix, which typically includes approximately 50% of cash from CorpAcq, approximately 25% of debt at the subsidiary level and approximately 25% deferred consideration. CorpAcq expects its cash returns metrics for each acquisition to increase over time, through a combination of strong organic EBITDA growth and tapering of the deferred consideration payments, which typically have a 4- or 5-year horizon for pay-out. Additionally, the Business Combination would offer the possibility to partially fund some of the acquisition price with Post-Combination Company Ordinary Shares, thereby significantly increasing the potential cash return of such acquisitions.
Strong dividend capacity driven by improved capital structure and cash flow generation
CorpAcq generated £633 million of revenue and Adjusted EBITDA of £108 million for the year ended December 31, 2022 and £342 million of revenue and Adjusted EBITDA of £61 million for the six months ended June 30, 2023. Combined with its consistent track record of growth, CorpAcq aims to provide regular dividend capacity, which is expected to grow with the portfolio. Furthermore, CorpAcq expects to obtain additional flexibility as it establishes a more attractive capital structure following completion of the Business Combination, and consequently it anticipates a reduction in its interest expense, which is intended to support future acquisition funding alongside a sustained dividend policy.
The Post-Combination Company expects to pay a dividend from its first year following the Business Combination and over the longer term, target a policy of at least a 50% payout ratio of free cash flow, defined as cash flow from operations less net capital expenditure. Cash flows through CorpAcq from its 42 subsidiaries, in each of which CorpAcq owns a controlling position. CorpAcq implements cash upstream through a combination of interest on and principal repayment of subordinated loans provided by CorpAcq to its subsidiaries, management fees for CorpAcq’s support of its subsidiaries, and dividends distributed by its subsidiaries. While the Post-Combination Company Board will decide whether to distribute a dividend to shareholders, the Post-Combination Company’s ability to pay out these proposed dividends is supported by CorpAcq’s historical performance and will be supported by the Post-Combination Company’s expected future performance.
For example, for the fiscal year ended December 31, 2021, CorpAcq generated free cash flow of £8.4 million, based on net cash flow from operating activities of £38.5 million less net capital expenditures of £30.1 million, which was comprised of (i) payments for non-rental property, plant and equipment of £(12.3) million, (ii) proceeds from sale of non-rental property, plant and equipment of £6.2 million, and recognition of lease right-of-use asset in exchange for lease liabilities of £23.9 million.
For the fiscal year ended December 31, 2022, CorpAcq generated free cash flow of £0.4 million, based on net cash flow from operating activities of £31.8 million less net capital expenditures of £31.4 million, which was comprised of (i) payments for non-rental property, plant and equipment of £(12.9) million, (ii) proceeds from sale of non-rental property, plant and equipment of £8.5 million, and recognition of lease right-of-use asset in exchange for lease liabilities of £27.0 million. Notably, in fiscal year 2022, net cash flow was negatively impacted by interest expenses related to the CorpAcq Preferred Shares, which had a balance of £102.0 million and incurs an annual interest rate of 15%. Importantly, if the reduction in interest expense based upon the CorpAcq Preferred Redemption is factored into the calculation for net cash flow for the fiscal year ended December 31, 2022 there would have been a reduction in interest expense, and increase in free cash flow, of £8.9m.
For the six months ended June 30, 2023, CorpAcq generated free cash flow of £(7.2) million, based on net cash flow from operating activities of £13.3 million less net capital expenditures of £20.5 million, which was comprised of (i) payments for non-rental property, plant and equipment of £(6.2) million, (ii) proceeds from sale of non-rental property, plant and equipment of £1.9 million, and (iii) recognition of lease right-of-use asset in exchange for lease liabilities of £16.1 million. For the six months ended June 30, 2023, net cash flow was negatively impacted by interest expenses related to the CorpAcq Preferred Shares, which had an opening balance during the period of £102.0 million and closing balance as at June 30, 2023 of £106.0 million and incurs an annual interest rate of 15%. Importantly, if the reduction in interest expense based upon the CorpAcq Preferred Redemption is factored into the calculation for net cash flow the six months ended June 30, 2023, there would have been a reduction in interest expense, and increase in free cash flow, of £7.6m.
With respect to its future performance, CorpAcq expects to benefit from a reduction in interest expense under the 2024 Facilities and the CorpAcq Preferred Redemption to increase free cash flow on a pro forma basis for the Post-Closing Company. Furthermore, as part of its ordinary course business CorpAcq pursues acquisitions with a 20% cash returns target, which CorpAcq expects will provide incremental cash flow to the Post-Combination Company that may be used to pay dividends to shareholders. CorpAcq believes that it is well-positioned to successfully execute on its acquisition strategy due to CorpAcq’s established reputation and “preferred buyer” status, which provides access to off-market targets, either via referrals or other proprietary sourcing channels. Additional information relating to CorpAcq’s historical performance and expected future performance can be found in the CorpAcq Financial Statements accompanying this proxy statement/prospectus.
CorpAcq’s management believes that targeting a policy of paying dividends from 50% of the amount of free cash flow will allow the Post Combination Company to continue CorpAcq’s growth trajectory, while providing a compelling total return story to investors. However, any determination of the Post-Combination Company to pay dividends, make loans, or otherwise provide or distribute funds to shareholders will be dependent on then-existing conditions, including the then-current dividend policy, Post-Combination Company’s financial condition, earnings, legal requirements, including limitations under English law, restrictions in contractual agreements that limit our ability to pay dividends to shareholders, and other factors that Post-Combination Company Board deems relevant. For example, pursuant to section 830 of the Companies Act 2006, before a company can lawfully make a distribution (including a dividend), it must ensure that it has sufficient distributable reserves that are justified by reference to relevant accounts. Moreover, pursuant to the 2024 Facilities, CorpAcq is restricted in making certain distributions. Dividend payments on preference shares are permitted and dividend payments on ordinary shares are permitted if certain criteria are met, including certain leverage requirements outlined in the 2024 Facilities. For more information on the material covenants in the 2024 Facilities see the section “— Acquisition Financings — Refinancing and 2024 Facilities” below. As such, any decision by the Post-Combination Company or its subsidiaries to make a distribution to their respective shareholders will be subject to the Post-Combination Company or its subsidiaries complying with then-existing statutory, regulatory, and contractual limitations to proceed with their respective distributions.
Retention of founders and management teams bolsters “preferred buyer” status
CorpAcq retains founders and management teams to maintain the entrepreneurial approach of the SMEs CorpAcq acquires. CorpAcq seeks to align its interests with those of the founder-sellers and allows them to continue to execute their successful business strategies post-acquisition within the support framework CorpAcq introduces. CorpAcq believes the value and success of its strategy is evidenced by the fact that as of September 30, 2023, more than 95% of its subsidiaries had at least one member of the original underlying management team still in place in some capacity across CorpAcq’s portfolio post-acquisition and approximately 80% of owner managers retained at the time of acquisition were still actively engaged in some capacity in the business.
Forming deep relationships with management and allowing independent businesses to execute their own strategy has driven CorpAcq’s “preferred buyer” status among SMEs, which in turn has enabled CorpAcq to identify and purchase assets for attractive multiples.
Driving organic growth across the CorpAcq portfolio
CorpAcq’s portfolio management strategy is focused on driving organic growth across its subsidiaries. CorpAcq facilitates cross-selling opportunities and both new customer and end-market introductions, driving revenue synergies across its different subsidiaries. CorpAcq also acts in a consulting capacity for its subsidiaries and helps guide their strategy, working alongside founders to help drive growth plans in line with their visions. Utilizing its deep commercial experience, portfolio knowledge, and CorpAcq best practices, CorpAcq seeks to achieve next-level growth and has established a strong track record of delivering organic top-line growth, profitability, and cash flow generation. This has been demonstrated by Adjusted EBITDA organic growth of 5.6% in 2022 and 10.7% during the first half of 2023.
Leveraging scale and CorpAcq best practices to professionalize its portfolio
CorpAcq seeks to deploy best practices across its portfolio, leveraging CorpAcq’s scale to professionalize its subsidiaries. CorpAcq has developed and continues to refine consistent reporting frameworks to ensure effective corporate governance. By providing back-office support to its subsidiaries, CorpAcq seeks to optimize operational capabilities across its portfolio.

Maintaining a diversified portfolio to mitigate risk
Anchored by stable, mature UK SMEs across multiple large industries, CorpAcq’s portfolio of 42 businesses creates diversification and helps contribute to overall portfolio resilience through economic cycles. The end markets CorpAcq serves are also large and diversified, further contributing to overall portfolio risk mitigation. CorpAcq intends to maintain its acquisition strategy and long-term investment horizon further expanding the diversification of the portfolio through the acquisition of subsidiaries.
Accelerating the next phase of growth
With the additional capital that could be available from public markets following the Business Combination, CorpAcq intends to accelerate the next phase of its growth. CorpAcq’s current focus remains in its core UK market, scaling CorpAcq’s compounder model via the continuation of its disciplined acquisition approach. Following the Business Combination, CorpAcq will have the flexibility to fund a portion of the acquisition consideration with the Post-Combination Company Ordinary Shares, enabling it to potentially target transactions of larger sizes, consequently accessing a larger pipeline of opportunities, while maintaining its disciplined approach to acquisitions. Over the longer term, CorpAcq believes that it has the opportunity to expand its model into complementary international markets such as the United States.
CorpAcq’s Operations
Organizational Overview
CorpAcq’s operations are organized across three departments: (i) operations, (ii) deal generation and acquisitions, and (iii) finance. CorpAcq’s verticals operate collectively, and due to its consolidated infrastructure, CorpAcq is able to provide the necessary support for its subsidiaries, while continuing to execute on CorpAcq’s successful acquisition strategy.
CorpAcq’s operations are led by Stephen Scott, CorpAcq’s Chief Operating Officer (“COO”) who manages a team of dedicated investment directors. The COO and investment directors provide support to CorpAcq’s subsidiaries across various matters, including strategic guidance, back-office administration, property and leasing, health and safety, and purchasing. CorpAcq drives growth initiatives across the subsidiaries, such as new customer and end-market introductions, supplier discount negotiations, cross-selling opportunities and growth capex plans, among others. The operations team also provides targeted support, as required, to CorpAcq’s various subsidiaries, utilizing CorpAcq’s deep commercial experience, portfolio knowledge, and best practices to seek to achieve growth.
CorpAcq’s Head of Acquisitions, Stuart Kissen, oversees the deal generation and acquisitions function. This team is responsible for all facets of the CorpAcq acquisition process, including the strategy, sourcing, negotiating, structuring and closing of a transaction. Although CorpAcq uses professional services firms to identify transactions, the majority of its acquisitions come from proprietary internal sourcing channels and exclusive introductions. CorpAcq’s access to off-market targets is driven by its established reputation and “preferred buyer” status.
CorpAcq’s finance function is led by the Chief Financial Officer (“CFO”), Nicholas Cattell, who has overall responsibility for both the financial and management reporting requirements of CorpAcq along with the management of key financial relationships. The CFO and his team of accountants provide support to CorpAcq’s subsidiaries across all areas of accounting and finance including reporting, audit, regulatory compliance, financial covenant compliance, financial risk management, corporate finance, budgeting and financial forecasting.

Simplified Organizational Structure
Professionalization Approach
Upon acquisition, CorpAcq implements a three-pronged strategy to align the operations of its subsidiaries with CorpAcq’s standards and to promote effective governance. CorpAcq allows the subsidiaries to operate independently while working together to realize the benefits of the CorpAcq platform and methodical operations approach.
CorpAcq begins the process by integrating the subsidiary’s finance department into CorpAcq to ensure CorpAcq has a uniform and clear view of the subsidiary’s finances. CorpAcq gains immediate access to an acquired subsidiary’s bank accounts and introduces the necessary CorpAcq reporting requirements. Establishing a consistent framework allows CorpAcq to align on goals and improvement areas with CorpAcq’s subsidiaries, while maintaining oversight and providing a clear understanding of the financial and accounting developments.
The second step is for CorpAcq to assign an investor-director to manage the relationship with the acquired business, with each investor-director managing and coordinating with multiple subsidiaries. The investor-directors report regularly to CorpAcq executives and ultimately to the CEO. Investor-directors are assigned to new acquisitions based on various factors, but primarily based on the potential chemistry between the target executive team and the investor-director. CorpAcq’s CEO and COO remain very involved with each of the subsidiaries after acquisition, with either one or both regularly attending the board meetings and monthly meetings for all 42 subsidiaries. In their specific roles, investor-directors take seats on the boards of subsidiaries and attend monthly meetings with the acquired business and act as the main point of contact between CorpAcq and the subsidiary.
CorpAcq believes this approach allows CorpAcq to obtain a good balance between providing oversight and support while allowing the business to operate autonomously and drive its operational decisions independently. In certain instances, the CorpAcq team may also help establish a board of directors for the subsidiary and other administrative functions. CorpAcq believes such initiatives empower the management teams as they are given increasing responsibilities in establishing the strategic direction of the acquired business. CorpAcq also works closely with the founders and senior management to develop succession plans, ensuring that businesses operate smoothly through any management transition and limiting “key man” risk.
Finally, CorpAcq focuses on professionalizing its subsidiaries through growth initiatives and optimization strategies. These initiatives range from administrative and health and safety support, to group purchasing power across the portfolio and new end-markets and company introductions within its portfolio. CorpAcq believes this supportive approach allows its subsidiaries to focus on the business operations, supplemented by the CorpAcq platform. CorpAcq is able to build and sustain relationships with founders and management teams and preserve their independent business models, while sharing best practices and

CorpAcq’s extensive commercial experience. This management-empowered proposition has proven to be attractive to founder-led SMEs and is evidenced by the fact that as of September 30, 2023, more than 95% of its subsidiaries had at least one member of the original underlying management team still in place in some capacity across CorpAcq’s portfolio post-acquisition and approximately 80% of owner managers retained at the time of acquisition were still actively engaged in some capacity in the business.
Acquisition Financings
Each acquisition is structured on an individual basis to suit the underlying business and vendor transaction requirements; however, our typical framework for acquisition financing combines three sources: approximately 50% is funded by cash from CorpAcq, approximately 25% by debt at the subsidiary level, typically in the form of asset based lending, and approximately 25% in the form of deferred consideration typically paid over a 4-5 year period and supported by the future cashflows from the acquired business.
On an ongoing basis each individual subsidiary primarily manages its own liquidity and typically funds its operations, including working capital needs, capital investments in manufacturing or rental plant and equipment, interest payments on debt, and lease payments, through cash generated from operations, and in certain cases, short- or long-term debt financing. CorpAcq expects each individual subsidiary to continue to fund its own operations in the future. At the CorpAcq level, other than initial equity raises upon formation, CorpAcq has historically financed its operations primarily through a combination of short- and long-term debt financing.
The majority of CorpAcq’s £421.5 million of debt as of June 30, 2023 is held at the CorpAcq level. CorpAcq-level debt is primarily comprised of a Facility Agreement with Alcentra Limited, which has been amended several times (as amended, the “Alcentra Facility”), as discussed further below, and liability-classified preference shares issued as part of the Reorganization, which as of June 30, 2023, CorpAcq recorded a balance of £106.4 million.
Alcentra Facility
On August 23, 2013, CorpAcq Limited entered into the £200 million Alcentra Facility, CorpAcq used the funds made available under the Alcentra Facility to finance its operations, including acquiring subsidiaries to add to its portfolio. The Alcentra Facility bore interest at a rate between 7% and 8% per annum, with £120 million due on June 15, 2024, and £80 million due on April 4, 2024. The Alcentra Facility was secured by way of a fixed and floating charge over the specific assets within CorpAcq. As of June 30, 2023, the balance due under the Alcentra Facility was £197.1 million. On January 19, 2024, CorpAcq entered into a new senior secured multi-tranche facility agreement with UBS AG London Branch (the “UBS Facility”) and multi-series note subscription agreement with various funds managed by Crestline Management, L.P. (the “Crestline Notes”, together with the UBS Facility, the “2024 Facilities”), as discussed further below.
There were two material financial covenants contained in the Alcentra Facility, both of which were measured as of the last day of each calendar quarter, the leverage covenant and the liquidity covenant:
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Leverage covenant:   The leverage covenant was calculated as a ratio of Covenant Net Debt to Covenant Adjusted EBITDA for each 12-month period ending on the last day of each calendar quarter. The ratio of Covenant Net Debt to Covenant Adjusted EBITDA was required to be below a certain ratio, where the ratio decreased each fiscal quarter, ranging from 5.11:1 on December 31, 2021 to 3.60:1 on March 31, 2025. Covenant Net Debt was governed by the Alcentra Facility, and was defined as the aggregate amount of borrowings, but (1) excluding any such obligations to any subsidiaries, (2) including the capitalized value of finance leases, and (3) deducting the aggregate amount of cash and cash equivalents held by any wholly owned subsidiary. Under the Alcentra Facility, Covenant EBITDA was defined as consolidated operating profit before taxes before deducting interest and similar fees, (2) taking into account any exceptional items, (3) deducting any acquisition costs, (4) taking into account any unrealized gains or losses on financial instruments or revaluation of other assets, and (5) taking into account pension items and after (1) adding back any amount attributable to the amortization, depreciation or impairment of assets and (2) excluding the charge to profit represented by the expensing of stock options. The calculation of Covenant Adjusted EBITDA was governed by the Facility Agreement, which differs from the Adjusted EBITDA measure discussed in the section “CorpAcq’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Information”. Under the Facility Agreement, Covenant Adjusted EBITDA was equal to Covenant EBITDA, as defined above, adjusted by any cost synergies, restructuring and cost savings that CorpAcq reasonably expects to achieve.
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Liquidity covenant:   The liquidity covenant assessed cash and cash equivalents within CorpAcq. The minimum liquidity covenant required CorpAcq to have a minimum of £10.0 million of readily available cash and cash equivalents, which were defined as liquid assets having a maturity of up to one year, of which a minimum of £5.0 million must be legally and beneficially held by CorpAcq Limited only.

CorpAcq has been in compliance with both the leverage covenant and the liquidity covenant since December 2021.
Refinancing and 2024 Facilities
On January 19, 2024, CorpAcq entered into a new senior secured multi-tranche facility agreement with UBS AG London Branch (the “UBS Facility”) and multi-series note subscription agreement with various funds managed by Crestline Management, L.P. (the “Crestline Notes”, together with the UBS Facility, the “2024 Facilities”) for up to £300.0 million. Proceeds from the 2024 Facilities were used to refinance CorpAcq’s previous Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and remaining available proceeds are expected to be used to support future acquisitions. The UBS Facility is split into Facility A, Facility B, and Facility C (each, as defined in the 2024 Facilities) of £50.0 million each. The Crestline Notes are split into Series A Notes, Series B Notes, and Series C Notes (each, as defined in the 2024 Facilities) of £50.0 million each. For more information on the 2024 Facilities, see the section “CorpAcq’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.
The 2024 Facilities are also subject to three financial covenants measured at the end of each calendar quarter as follows:
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Loan-to-value covenant:   The loan-to-value (LTV) covenant is calculated as a ratio of (a) the aggregate amount of the loans and notes outstanding under the 2024 Facilities less the cash balance pledged as security in blocked accounts to (b) the collateral value. This ratio shall not exceed 30%. Collateral value is specifically defined in the 2024 Facilities as the sum of CorpAcq’s interest in the Covenant Equity Value of all Eligible Operating Companies, after deducting the aggregate amount of any Eligible Operating Company debt not already taken into account in calculating the Eligible Operating Company’s Covenant Equity Value (excluding any intra-group loans). An Eligible Operating Company is defined in the 2024 Facilities as an operating Company that meets certain criteria, including meeting leverage and interest cover covenants similar to those described below that apply at the consolidated level. In addition, Eligible Operating Companies must be more than 50% owned by CorpAcq, meet certain requirements related to incorporation, jurisdictions, and industries, and cannot be in default of any debt or insolvent. Covenant Equity Value is defined in the 2024 Facilities as 1) Covenant Operating Company EBITDA multiplied by either 10 if the Business Combination is completed or 9 otherwise; less 2) Covenant Net Debt at the operating company level, which is defined below. Covenant Operating Company EBITDA is defined as the operating company’s profit (1) before taxation, (2) before deducting any management fees payable to CorpAcq, (3) not including any interest owed to the operating company (4) after adding back any amount attributable to the amortization or depreciation or impairment of assets of the operating company, (5) before taking into account any exceptional items (defined as any material items of an unusual or non-recurring nature which represent gains or losses), unrealized gains or losses on any financial instrument, any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 December 2022 and any pension items and (6) excluding the charge to profit represented by the expensing of stock options.

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Leverage covenant:   The leverage covenant is calculated as a ratio of Covenant Net Debt to Covenant Adjusted EBITDA. The ratio of Covenant Net Debt to Covenant Adjusted EBITDA shall not exceed 3.50:1. Covenant Net Debt is governed by the 2024 Facilities, and is defined as the aggregate amount of borrowings, including, in the case of finance leases only, their capitalized value, excluding any obligations under CorpAcq’s intra-group loans, portfolio company loans and subordinated loans and deducting the aggregate amount of cash and equivalent investments. Covenant EBTIDA is defined as the consolidated operating profit (1) before taxation, (2) excluding the results of discontinued operations, (3) before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalized by any portfolio company, (4) not including any accrued interest owed to any portfolio company, (5) after adding back any amount attributable to the amortization or depreciation or impairment of assets of portfolio companies, (6) before taking into account any exceptional items (defined as any material items of an unusual or non-recurring nature which represent gains or losses), unrealized gains or losses on any financial instrument, any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 December 2022 and any pension items and (7) excluding the charge to profit represented by the expensing of stock options. Covenant Adjusted EBITDA is Covenant EBITDA adjusted by (1) including operating profit before interest, tax, depreciation and amortization of a portfolio company (or attributable to a business or assets) for the part of the period prior to its becoming a portfolio company or prior to the acquisition of the business or assets and (2) excluding the operating profit before interest, tax, depreciation and amortization attributable to any portfolio company (or to any business or assets) disposed of during the period for the entire period. Covenant Adjusted EBITDA is governed by the 2024 Facilities, which differs from the Adjusted EBITDA measure discussed in the section “CorpAcq’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Information”.
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Interest cover covenant:   The interest cover covenant is calculated as a ratio of CorpAcq’s Covenant Operating Cash Flow to Covenant Net Finance Charges, each as defined in the 2024 Facilities. The interest cover ratio shall exceed 2.2:1. Covenant Operating Cash Flow is calculated as Covenant Adjusted EBITDA for that period after, adding (1) the decrease in the working capital for the period, (2) cash receipts during the period in respect of any Exceptional Items not already considered in Covenant Adjusted EBITDA, (3) dividends or other profit distributions received in cash during the period to the extent not already taken into accounting in determining Covenant Adjusted EBITDA, (4) any increase in provisions, other non-cash debits and other non-cash charges to the extent taken into account in establishing group Covenant Adjusted EBITDA and deducting (1) the amount of any increase in working capital for the period, (2) cash payments during the period in respect of any Exceptional Items not already considered in Covenant Adjusted EBITDA, (3) dividends paid during the period to minority shareholders to the extent not already deducted in determining Covenant Adjusted EBITDA, (4) any non-cash credits to the extent taken into account in established Covenant Adjusted EBITDA, and (5) any cash costs of pension items during the period to the extent not taken into account establishing Covenant Adjusted EBITDA. Exceptional items are defined by the 2024 Facilities as any material items of an unusual or non-recurring nature which represent gains or losses. Covenant Net Finance Charges are defined as, for any period, Finance Charges for the period after deducting any interest payable in that period to any portfolio company on any cash and cash equivalents. Finance Charges are defined by the 2024 Facilities as the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of borrowings paid or payable in cash or capitalized in the period.

Since execution of the 2024 Facilities, CorpAcq has been in compliance with all 2024 Facilities covenants. In addition, the 2024 Facilities require that at all times (1) there are not fewer than 25 Eligible Operating Companies (provided this number may be reduced down to 20 as a result of a merger of two Eligible Operating Companies), (2) there are not fewer than six Eligible Operating Companies that generate a minimum of £4.0 million of Covenant Operating Company EBITDA each, and (3) there are not fewer than 12 Eligible Portfolio Companies that generate a minimum of £2.0 million of Covenant Operating Company EBITDA each. In accordance with the 2024 Facilities, CorpAcq is restricted in making certain distributions.
Industry and Competition
CorpAcq’s operations are currently focused in the UK, where there is a large pool of potential acquisition targets. CorpAcq believes this pool of potential acquisition targets provides CorpAcq with sufficient headroom to continue its growth. There are currently more than 5.5 million private sector businesses in the UK, generating an aggregate turnover of approximately £4.2 trillion as of 2022. CorpAcq’s total addressable market is comprised of over 90,000 potential targets, which are aligned with CorpAcq’s existing focus sectors in the broader construction, manufacturing, industrials, oil and gas services, transport, and consumer end-markets. These resilient and essential end-markets are forecast to deliver attractive growth, underpinned by a supportive UK economy, which is expected to grow at a CAGR of 4.5% between 2022 and 2027 (Sources: UK Office of National Statistics and UK Department for Business and Trade). CorpAcq believes its subsidiaries are well-positioned to benefit from this market growth, as a result of their well-established positions in the market, high barriers to entry, and CorpAcq’s platform support.
Acquisitions are a fundamental part of CorpAcq’s business operations and growth strategy. CorpAcq believes that it has a differentiated value proposition to SMEs compared to alternative financial bidders, based on CorpAcq’s strong reputation in the market and its long-term holding period. CorpAcq does not believe it competes directly with industrial and strategic players where their value proposition is focused on taking operational control and integrating the acquired business, whereas CorpAcq preserves the autonomy of its subsidiaries. CorpAcq believes these key differentiating factors provide CorpAcq with competitive advantages leading to its “preferred buyer” status with targets compared to alternative bidders.
At the subsidiary level, many of CorpAcq’s subsidiaries operate in fragmented industries and face varying levels of competition depending on their regional and end-market exposure. Given the scale and focus of each of the 42 subsidiaries in its portfolio, CorpAcq’s direct competitors are typically other founder-operated businesses or SMEs. CorpAcq’s subsidiaries compete on a variety of factors such as technical capabilities, price, quality of products and services, flexibility, and reputation, among others. CorpAcq believes its subsidiaries have a strong competitive advantage in the industries and regions they operate in, as CorpAcq has a robust target selection process to identify market leaders with long operating track records and support their operations through targeted improvement initiatives.
Government Regulation and Environmental Matters
CorpAcq’s and its subsidiaries business activities are subject to laws and regulations in the ordinary course of business, which may include the need to obtain and comply with licenses, permits and reporting requirements, and are administered by various regulators, including, in the United Kingdom, the Financial Conduct Authority, the Health & Safety Executive, the Environment Agency and local authorities. Expenditures relating to ongoing implementation, compliance and risk management in respect of such regulations are made in the normal course of business and seek to ensure that CorpAcq and its subsidiaries continue to comply with all regulatory and environmental requirements.
CorpAcq does not currently expect that compliance with such laws and regulations will require CorpAcq or any of its subsidiaries to make material expenditures. CorpAcq believes that CorpAcq and each of its relevant subsidiaries have all required licenses to conduct their respective business activities and are each in substantial compliance with applicable regulatory requirements.
CorpAcq and its subsidiaries are also subject to data protection laws and regulations including the EU’s General Data Protection Regulation ((EU) 2016/679) (the “EU GDPR”), and as retained in the United Kingdom, the “UK GDPR”). The GDPR lays down the legal framework for data protection and privacy in the European Union and the United Kingdom, respectively. The UK GDPR is also supplemented by the Data Protection Act 2018. The EU GDPR and the UK GDPR implements stringent operational requirements for controllers of personal data, including, for example, disclosures about how personal information is to be used, limitations on retention of information, requirements pertaining to health and other sensitive data, cyber security requirements, mandatory data breach notification requirements and high standards for controllers to demonstrate that they have obtained a valid legal basis for processing personal data. The Privacy and Electronic Communications Regulations 2003 (SI 2003 No. 2426) (“PECR”) also apply in the United Kingdom and cover marketing communications with business and individual customers, and the use of cookies or similar technologies. Serious breaches of the data protection principles under the EU GDPR, the UK GDPR or the Data Protection Act 2018 may result in fines of up to €20 million/ £17.5 million under or up to 4% of the total worldwide annual turnover of the preceding financial year, if greater, and other administrative penalties including criminal liability.

The EU GDPR and the UK GDPR also confer a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for material and non-material damages resulting from an infringement of the EU GDPR and/or the UK GDPR. In addition, the EU GDPR and the UK GDPR includes restrictions on cross-border data transfers, including the United States. Failure to comply with the EU GDPR, the UK GDPR and related laws may lead to increased risk of private actions from data subjects and consumer not-for-profit organizations.
CorpAcq and its subsidiaries are subject to various labor and employment laws and regulations, including the National Minimum Wage Act 1998 and the Working Time Regulations 1998 that govern minimum wage requirements, working hours, overtime, health and safety and other employment-related matters.
CorpAcq and its subsidiaries are also subject to various environmental laws and regulations that may give rise to liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, liabilities can be imposed for cleanup of properties currently owned by CorpAcq and its subsidiaries, regardless of whether they directly caused the contamination or violated any law at the time of discharge or disposal. From time to time, CorpAcq and its subsidiaries may incur costs and obligations related to investigation and remedying of environmental issues including remediation.
CorpAcq’s and its subsidiaries’ contracts with customers may also impose liabilities on CorpAcq or its subsidiaries regarding environmental issues that arise through the performance of their services. It may also be necessary for CorpAcq or its subsidiaries to assume responsibility for environmental issues affecting land from a seller when purchasing additional properties.
Legal Proceedings
From time to time, CorpAcq and its subsidiaries are subject to negligence, construction defect, breach of contract, product liability, competition, intellectual property, employment, and other claims and legal proceedings in the ordinary course of business relating to the products and services CorpAcq and its subsidiaries offer. Other than as set forth below, neither CorpAcq nor any of its subsidiaries are party to any governmental, legal or arbitration proceedings (nor is CorpAcq aware of any such proceedings that are pending or threatened) that have had or may have a significant effect on its financial position or profitability.
HMRC Tax Enquiry
In November 2011, HMRC opened a tax enquiry into the Corporation Tax (“CT”) return for CorpAcq Limited for the period ended December 31, 2009 (the “Initial Enquiry”). The matter subject to the Initial Enquiry is the tax deductibility of consulting fees paid by CorpAcq Limited to SSO Consulting Limited (“SSO”), which is owned by CorpAcq’s Chairman of the Board, Simon Orange. Subsequently, HMRC opened additional enquiries into the amounts CorpAcq Limited deducted on its CT returns for consulting fees that SSO charged for the periods ending December 31, 2010, 2011, 2012, 2013, and 2014 (together with the Initial Enquiry, the “Tax Enquiries”). CorpAcq Limited maintains that it properly deducted the consulting fees paid to SSO. CorpAcq Limited has estimated its liability exposure with respect to the Tax Enquiries and has a current provision in its accounts for fiscal year ending December 31, 2022, in the amount of £3,400,000 related to the Tax Enquiries.
Properties
CorpAcq and its subsidiaries own CorpAcq’s corporate headquarters in Altrincham, England, and own and lease other facilities throughout the United Kingdom where CorpAcq and its subsidiaries conduct business. As of June 30, 2023, CorpAcq and its subsidiaries owned approximately 43 facilities and leased approximately 131 facilities, which include offices, warehouses, storage, laboratories and retail. CorpAcq believes that its existing facilities are sufficient for its current needs.
The below tables sets forth the sizes and uses of each of our material facilities and any major encumbrances thereon as of June 30, 2023.

Owned Properties
Location (All within United Kingdom)	Approx. Site Size (acres)	Approx. Building Size (sq m)	Owner	Occupier	Primary Use	Major Encumbrances
CorpAcq House, 1 Goose Green Altrincham, Cheshire, WA14 1DW	0.09	8,317	CorpAcq Properties Limited	CorpAcq Limited	Head office & corporate headquarters	Yes; encumbered with charges as security for all obligations under the Alcentra Facility
Unit 9, Shawcross Business Park, Dewsbury, West Yorkshire, WF12 7RF	1.86	1,902	CorpAcq Properties Limited	Gray Material Handling Limited	Head office for subsidiary & warehouse	Yes; encumbered with charges as security for all obligations under the Alcentra Facility
26 Woodneuk Road, Darnley Ind. Estate, Glasgow, G53 7RQ	1.91	1,611	CorpAcq Properties Limited	Douglas Gillespie Plant Limited	Head office for subsidiary & warehouse	Yes; encumbered with charges as security for all obligations under the Alcentra Facility
Scotland Road, Carnforth, Lancashire, LA5 9JZ	4.89	2,345	Hardroad Limited	Hardroad Limited	Head office for subsidiary & warehouse
Festival Drive Ebbw Vale, NP23 8XS	12.64	7,966	Cwmtillery Glass Centre Limited	Cwmtillery Glass Centre Limited	Head office for subsidiary & warehouse	Yes; encumbered with charges as security for obligations due to respective subsidiary’s lender
3 Peel Road, West Pimbo Industrial Estate, Skelmersdale, WN8 9PT	1.91	3,100	Carrylift Materials Handling Limited	Carrylift Materials Handling Limited	Head office for subsidiary & warehouse	Yes; encumbered with charges as security for all obligations under the Alcentra Facility
424-436 Haydock Industrial Estate, Haydock Lane, St Helens, WA11 9UJ	0.42	452	Qualitech Environmental Services Limited	Qualitech Environmental Services Limited	Head office for subsidiary & warehouse	Yes; encumbered with charges as security for obligations due to respective subsidiary’s lender
Royston Road, Deans Industrial Est, Livingston, West Lothian, EH54 8AH	2.75	4,906	Deans Engineering (Livingston) Limited	Deans Engineering (Livingston) Limited	Head office for subsidiary & warehouse
Leased Properties
Location (All within United Kingdom)	Approx. Site Size (acres)	Approx. Building Size (sq m)	Occupier	Primary Use
Site 11, Sherwood Park, Annesley, Nottingham, NG15 0DT	5.60	27,000	Cotton Traders Limited	Warehouse & fulfilment
Cotton Traders House, Atlantic Street, Broadheath, Altrincham, Cheshire, WA14 5GZ	0.19	758	Cotton Traders Limited	Head office for subsidiary
University of Warwick Science Park, Sir William	0.58	2,350	Key Forensic Services Limited	Head office for subsidiary & laboratory

Location (All within United Kingdom)	Approx. Site Size (acres)	Approx. Building Size (sq m)	Occupier	Primary Use
Lyons Road, Coventry, West Midlands, CV4 7EZ
Carrwood Road, Castleford, West Yorkshire, WF10 4PT	1.50	1,750	Hessle Plant Limited	Head office for subsidiary & warehouse
Migvie House, 23 North Silver Street, Aberdeen, AB10 1RJ	0.04	180	Strategic Resources European Recruitment Consultants Limited	Head office for subsidiary
17b-17c, Henderson Drive, Longman, Inverness, IV1 1TR	1.25	631	Campbell Plant Hire Limited	Head office for subsidiary & warehouse
Haydock Lane, Haydock, Merseyside, WA11 9UY	0.89	420	Plant Hire UK Limited	Head office for subsidiary & warehouse
W P I House, King Street Trading Estate, Middlewich, Cheshire, CW10 9LF	2.75	600	WPI Group Holdings Limited	Head office for subsidiary & warehouse
Human Capital
CorpAcq believes its employees are pivotal to the ongoing success of CorpAcq and prioritizes their health, well-being and safety. CorpAcq supports diversity across CorpAcq and is committed to all aspects of diversity including race, gender identity, sexual orientation, ability, backgrounds, and beliefs.
CorpAcq has sought to create and maintain an environment that is open, positive and rewarding. CorpAcq believes its transparent, highly autonomous and hard-working culture distinguishes it from its peers and is appreciated and embraced by employees. CorpAcq supports each of its subsidiaries’ unique human capital management style and works closely with them to retain that aspect whilst operating within the wider CorpAcq framework.
CorpAcq promotes effective engagement, communication and training across CorpAcq so that retention levels remain high, employees continue to develop their key skills and attributes and CorpAcq is able to attract and retain exceptional candidates to CorpAcq. Investment in CorpAcq’s employees is critical to the current and future success of CorpAcq.
As of September 30, 2023, CorpAcq and its subsidiaries had approximately 3,927 employees across CorpAcq. There are no recognized unions or collective bargaining agreements in place.

CORPACQ’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of CorpAcq Holdings Limited (together with its subsidiaries, “CorpAcq”) should be read together with CorpAcq’s Audited Annual Financial Statements as of December 31, 2022 and 2021 and January 1, 2021 and for the years ended December 31, 2022 and 2021, and the Unaudited Interim Financial Statements as of June 30, 2023 and 2022 and for the interim periods ended June 30, 2023 and 2022, and the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Information Related to CorpAcq” and CorpAcq’s pro forma financial information for the year ended December 31, 2022 and the interim period ended June 30, 2023. Please refer to the “Unaudited Pro Forma Condensed Combined Financial Information” section for more information. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of CorpAcq’s control. CorpAcq’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this filing. All financial information is presented in pound sterling. Certain total amounts may not sum due to rounding.
CorpAcq’s Business
CorpAcq is a corporate compounder with a proven track record of acquiring and supporting founder-led businesses. CorpAcq believes that it has cultivated a reputation as a “preferred buyer” for founder-led small and medium-sized enterprises (“SMEs”) based on its differentiated value proposition that aligns its interests with those of the founder-sellers. By retaining existing management, CorpAcq aims to preserve entrepreneurial spirit and operational decision making within each subsidiary, CorpAcq focuses on investing for long-term performance. Through its systematic and disciplined approach to mergers and acquisitions, CorpAcq has acquired and built a diversified portfolio of well-established businesses in the United Kingdom (the “UK”). The CorpAcq portfolio consists of 42 subsidiaries across industrial and commercial end-markets, including 5 businesses acquired during 2023. CorpAcq’s subsidiaries have strong asset bases, operate in industries with high barriers to entry, generate profitable and strong free cash flow, and are led by experienced management teams who typically remain in-place after acquisition.
CorpAcq seeks to employ a disciplined, low-risk strategy to acquire mature, stable and profitable founder-led SMEs with established operating track records. The subsidiaries that CorpAcq acquires have an average operating history of more than 30 years. CorpAcq has a stringent selection process to diligence potential targets, including assessment of senior management teams, sector trends and financial metrics. CorpAcq employs a sector-agnostic mentality focused on business-to-business (“B2B”) industries, seeking to align its portfolio with positive industry trends in the UK. CorpAcq aims to acquire at least a combined £25 million EBITDA per annum, targeting businesses with EBITDAs in the range of £1 million to £25 million, and average EBITDA margins of at least 15%. CorpAcq generally acquires companies with the intention of holding them for the long term, and typically compensates founder-sellers through a mix of cash and deferred consideration.
CorpAcq has a track record of unlocking business potential and long-term growth, through its decentralized operational approach. CorpAcq’s senior management seeks to develop close relationships with their subsidiaries’ management to support them with financial and strategic expertise, while allowing them to retain independence to continue to operate their business successfully. CorpAcq’s management seeks to professionalize each business it acquires and offers a range of support functions, including Finance, Human Resources, Health and Safety and Group Purchasing, with the aim of driving long-term operational improvements and growth. CorpAcq also facilitates cross-selling opportunities and both new customer and end market introductions across CorpAcq’s different subsidiaries.
CorpAcq believes the combination of CorpAcq’s intended long-term holding period and decentralized operational approach leads to its status as a “preferred buyer” in the market. Specifically, CorpAcq’s approach allows selling founders the opportunity to monetize their holdings, while preserving their legacy and continuing to operate their businesses. CorpAcq believes that it has a differentiated value proposition to

SMEs compared to other potential buyers who often focus on taking operational control, integrating the acquired business or monetizing the investment through future disposal. CorpAcq believes these key differentiating factors provide CorpAcq with competitive advantages leading to its “preferred buyer” status when compared to alternative financial bidders.
Segments
On an operating basis, CorpAcq considers each of its subsidiaries as individual businesses, operating independently and contributing to CorpAcq’s overall results. Accordingly, each subsidiary is managed as a standalone operating segment for the purposes of assessing performance. When an existing subsidiary directly acquires a business, the acquired business may not be considered a separate operating segment if the CODM does not regularly review revenue and adjusted EBITDA of the acquired business on a standalone basis. CorpAcq therefore considers its 42 subsidiaries 41 operating segments. For financial reporting purposes, CorpAcq has aggregated its 41 operating segments into four reportable segments based on similarities, including economic characteristics, nature of products and services, production processes, and customers.
CorpAcq’s four reportable segments include the following:
•
Consumer Products: The Consumer Products segment focuses on business-to-consumer retailing of consumer products, including apparel.

•
Industrial Products: The Industrial Products segment focuses on the manufacturing of industrial products and on B2B supply of industrial products.

•
Industrial Services: The Industrial Services segment services B2B customers and focuses on providing labor resources for industrial projects and the lease and maintenance of industrial equipment.

•
Other: The Other segment is comprised of subsidiaries that focus on providing forensic services, recruiting services and other human capital services to B2B customers.

As illustrated in the “Reportable Segment Profitability Discussion” section below, margins vary by segment. As a result, CorpAcq’s margins in a particular period may be impacted by the nature of subsidiaries acquired and differing trends between segments. However, CorpAcq’s diversification across subsidiaries, sectors and end-markets contributes to the mitigation of concentration risk within CorpAcq’s portfolio.
Key Metrics
The following table sets forth a summary of CorpAcq’s key metrics for the periods indicated:
(in thousands, except profit margin, Adjusted EBITDA margin, Adjusted EBITDA organic growth and ROIC)	Six months ended June 30,		Years ended December 31,
	2023	2022	2022	2021
Revenue	£341,555	£305,754	£633,222	£557,332
Net profit (loss)	£(465)	£2,659	£(1,588)	£5,051
Profit margin	-0.1%	0.9%	-0.3%	0.9%
Adjusted EBITDA	£60,570	£52,888	£108,370	£99,057
Adjusted EBITDA margin	17.7%	17.3%	17.1%	17.8%
Adjusted EBITDA organic growth	10.7%	n.m.	5.6%	n.m.
Return on Invested Capital (“ROIC”)(1)	15.8%	n.m.	15.4%	15.3%

(1)
ROIC is presented for the last twelve months ended June 30, 2023. Similar information is not available for the last twelve months ended June 30, 2022 and therefore is not presented.

Revenue and net profit (loss) are International Financial Reporting Standards (“IFRS”) measures, and profit margin is calculated as net profit (loss) divided by revenue. Adjusted EBITDA and ROIC are non-GAAP measures. Unless otherwise indicated, references to “GAAP” in this proxy statement/prospectus are to IFRS, as issued by the IASB. As a result, “non-GAAP measures” refer to measures that are not calculated in accordance with IFRS. Adjusted EBITDA margin, which is also a non-GAAP measure, is calculated as Adjusted EBITDA divided by revenue. Adjusted EBITDA organic growth, which is also a non- GAAP measure, is calculated as the aggregate growth of Adjusted EBITDA of CorpAcq’s subsidiaries that have been in the portfolio and consolidated in CorpAcq’s financial results for the entirety of the periods presented. Adjusted EBITDA organic growth is not presented for the year ended December 31, 2021 or the six months ended June 30, 2022 as CorpAcq adopted IFRS as of January 1, 2021 for the annual period ended December 31, 2021. See “Key Components of Sales and Expenses” and “Results of Operations” sections for further details on revenue and net profit (loss). See “Non-GAAP Information” for CorpAcq’s definition of and additional information about Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA organic growth, and ROIC, including reconciliations to their most directly comparable IFRS financial measure — net profit (loss).
Significant Events and Transactions
Reorganization
On March 1, 2022, CorpAcq Holdings Limited (and its subsidiaries, “CorpAcq”) acquired CorpAcq Limited (“CorpAcq Limited”) and its subsidiaries at such time and became the parent company of the group (the “Reorganization”). In order to fund the Reorganization, CorpAcq issued preference shares of £70.0 million to Goldman Sachs Asset Management’s Vintage Funds (“Vintage”), £2.0 million to Nova Capital Management (“Nova”), and £30 million to Orange UK Holdings Limited, totaling £102.0 million. CorpAcq also issued Ordinary Shares of £3.2 million. Included in the issuance of CorpAcq Ordinary Shares was the issuance of C ordinary shares of £0.001 each in the capital of CorpAcq and D ordinary shares of £0.001 each in the capital of CorpAcq to Nova and Vintage, respectively.
CorpAcq then acquired the share capital of CorpAcq Limited in a 20,000:1 share-for-share exchange and £90.0 million in cash consideration to prior shareholders, of which £30.0 million was exchanged for preference shares in CorpAcq by Orange UK Holdings Limited. In connection with the Reorganization, CorpAcq also incurred directly attributable incremental costs of £6.2 million, of which £2.4 million was allocated to the share-for-share exchange and expensed in “General and administrative expenses” in the Audited Annual Financial Statements, £0.1 million was allocated to the issuance of new Ordinary Shares and recognized in “share premium” in the statement of changes in equity and £3.7 million was allocated to the issuance of preference shares and recognized as an adjustment to the initial measurement of debt. The Reorganization did not change the economic substance of the shareholding structure and, as a result, the Audited Annual Financial Statements have been prepared comparatively as if CorpAcq had always been the parent company of CorpAcq Limited. See Note 1, Corporate information, Note 12, Financial assets and financial liabilities, and Note 22, Share-based payments to the Audited Annual Financial Statements for more details.
Acquisitions of CorpAcq Subsidiaries
Consistent with CorpAcq’s strategy of acquiring autonomous subsidiaries, CorpAcq made the following acquisitions during the years ended December 31, 2022, and December 31, 2021. The results of each of the acquired subsidiaries are included in CorpAcq’s consolidated results as of the acquisition date and collectively comprise 5% and 1% of total consolidated revenue for the years ended December 31, 2022, and December 31, 2021, respectively.
1)
On August 24, 2021, CorpAcq acquired the remaining 50% of the issued share capital of Redbridge Bury Limited (“Redbridge”), bringing CorpAcq’s total ownership to 100% of the issued share capital. Redbridge provides plumbing and heating contractor and is reported within CorpAcq’s Industrial Services reportable segment.

2)
On September 22, 2021, CorpAcq acquired 100% of the issued share capital of Central Power Limited (“Central Power”). Central Power provides labor for industrial high-voltage electrical equipment projects and is reported within CorpAcq’s Industrial Services reportable segment.

3)
On April 19, 2022, CorpAcq acquired 100% of the issued share capital of Cwmtillery Glass Centre (Holdings) Limited and subsidiaries (“Cwmtillery Glass”). Cwmtillery Glass Limited manufactures and supplies industrial glass products and is reported within CorpAcq’s Industrial Products reportable segment.
4)
On November 15, 2022, Qualitech Environment Services Limited (“Qualitech”), a subsidiary in which CorpAcq owns a 50.01% stake, acquired 51% of the issued share capital of Total Environmental Technology Limited (“Total Environmental”). Total Environmental provides labor for large industrial waste management projects and is reported within CorpAcq’s Industrial Services reportable segment.

5)
On November 30, 2022, CorpAcq acquired 100% of the issued share capital of Bereco Group Limited and subsidiaries (“Bereco”). Bereco Group Limited provides manufacturing of industrial windows and doors and is reported within CorpAcq’s Industrial Products reportable segment.

Since January 1, 2023, CorpAcq has completed the following 5 acquisitions:
1)
On March 17, 2023, Qualitech acquired 100% of the issued share capital of Envirocleanse Limited (“Envirocleanse”). Envirocleanse is a water tank cleaning service provider for residential, commercial, and industrial customers and is reported within CorpAcq’s Industrial Services reportable segment.

2)
On June 13, 2023, Hardroad Limited, a wholly-owned subsidiary of CorpAcq, acquired 100% of the issued share capital of Hamilton & Brydie Limited (“H&B”). H&B is a supplier of dry dash aggregates, renders and garden aggregates, servicing the housebuilding, landscape, and general construction and is reported within CorpAcq’s Industrial Products reportable segment.

3)
On June 16, 2023, CorpAcq acquired 80% of the issued share capital of CA Lynton HoldCo Limited (“Lynton”). Lynton specializes in the design, manufacture, refurbishment, and maintenance of all types of trailers, heavy goods vehicles (“HGVs”), motorized vehicles, and demountable units and is reported within CorpAcq’s Industrial Products reportable segment.

4)
On July 28, 2023, CorpAcq acquired 100% of the issued share capital of Heritage Somerfield Holdings Limited (“Heritage”). Heritage is a fabricator of PVC, composite doors and aluminum windows and doors and is reported within CorpAcq’s Industrial Products reportable segment.

5)
On September 5, 2023, CorpAcq acquired 100% of the issued share capital of Carlisle Refrigeration (Holdings) Limited (“Carlisle”). Carlisle is a leading commercial and industrial refrigeration sales and service business and is reported within CorpAcq’s Industrial Services reportable segment.

Pending Business Combination
On August 1, 2023, CorpAcq entered into the Merger Agreement. Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, each Seller shall, in exchange for its pro rata share of the Closing Seller Consideration, as defined in this proxy statement/prospectus, sell and transfer such Seller’s ordinary shares of £0.001 each in the capital of CorpAcq (the “CorpAcq Ordinary Shares”) to PubCo, such that, following any required Drag Along Sale, as defined in this proxy statement/prospectus, to procure the transfer of the aggregate CorpAcq Ordinary Shares held by applicable CorpAcq shareholders which are not being transferred by the Sellers, CorpAcq becomes a wholly-owned subsidiary of PubCo. At the Closing, Merger Sub will merge with and into Churchill, which shall be effective as of the filing of a certificate of merger, in a form mutually agreed between PubCo and Churchill, with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, and pursuant to which the separate corporate existence of Merger Sub will cease and Churchill will become a wholly-owned subsidiary of PubCo (together with the other transactions contemplated by the Merger Agreement and the other transaction agreements, the “Business Combination”). For more information on the Business Combination and the Merger Agreement, see “The Business Combination” and “The Merger Agreement” sections.
In connection with the Business Combination, CorpAcq will be deemed the accounting predecessor of the Post-Combination Company, which means that CorpAcq’s financial statements for previous periods will be disclosed in the Post-Combination Company’s future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, Churchill will be treated as the “acquired” company for financial statement reporting purposes. The Business Combination implies an estimated combined enterprise value of $1.6 billion and an estimated equity value of approximately $1.2 billion. The Business Combination is expected to provide a minimum of approximately $128.6 million of cash to CorpAcq’s balance sheet, after payment of approximately $88.8 million in transaction fees, approximately $207.2 million to redeem the outstanding CorpAcq Preference Shares, and $180.7 million to CorpAcq’s stockholders. The Closing Seller Cash Consideration will be funded by cash held in the Trust Account, which was approximately $605.2 million as of February 9, 2024 (assuming no redemptions) as well as the Churchill Financing Amount (as defined in the section titled “The Merger Agreement”), if any. The balance of the Seller Closing Consideration will consist of the Closing Seller Share Consideration, Post-Combination Company Class C-2 Shares and Earnout Shares (for further detail, see “The Merger Agreement — Consideration”).
In connection with the Business Combination, CorpAcq expects to recognize a listing fee expense related to the difference between the fair value of the consideration issued to the Churchill stockholders and the fair value of net assets acquired. See “Unaudited Pro Forma Condensed Combined Financial Information” section for more information.
As a consequence of the Business Combination, CorpAcq will become the successor to the Post-Combination Company, and CorpAcq will be required to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. CorpAcq expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, expenses related to compliance with public company reporting requirements, securities law compliance, and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Refinancing
On January 19, 2024, CorpAcq entered into a new senior secured multi-tranche facility agreement with UBS AG London Branch (the “UBS Facility”) and a multi-series note subscription agreement with various funds managed by Crestline Management, L.P. (the “Crestline Notes,” together with the UBS Facility, the “2024 Facilities”) for up to £300.0 million. On January 30, 2024, CorpAcq drew down £235.8 million on the 2024 Facilities. Proceeds from the 2024 Facilities were used, among other reasons, to refinance CorpAcq’s previous Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and the remaining available proceeds are expected to be used to support future acquisitions. This refinancing extended CorpAcq’s debt maturities from June 2024 to January 2028. Refer to the “Liquidity and Capital Resources” for further discussion.
Key Factors Affecting CorpAcq’s Results
CorpAcq’s financial position and results of operations depend to a significant extent on the following factors:
Ability to Complete Future Acquisitions
Acquisitions are a fundamental part of CorpAcq’s business operations and growth strategy. As a result, CorpAcq’s future success will be dependent upon its ability to continue completing acquisitions, which is impacted by its ability to both source and fund acquisitions. Although CorpAcq also uses professional services firms to identify transactions, the majority of its businesses come from proprietary internal sourcing channels and exclusive introductions.
While competition for suitable acquisition targets from industrial groups, private equity firms, trade buyers, and other alternative buyers may influence CorpAcq’s ability to acquire target companies at attractive multiples, CorpAcq believes that it has a differentiated value proposition to SMEs compared to alternative financial bidders, based on its reputation in the market and long-term holding period. CorpAcq does not believe it competes directly with industrial and strategic players where their value proposition is focused on taking operational control and integrating the acquired business, whereas CorpAcq preserves the autonomy of its subsidiaries. These key differentiating factors provide CorpAcq with competitive advantages leading to its “preferred buyer” status compared to alternative bidders.
CorpAcq’s historical and current focus is on its core UK market, scaling its compounder model via the continuation of its disciplined acquisition approach. Over the longer term, CorpAcq believes that it has the opportunity to expand its model into complementary international markets, such as the United States. CorpAcq believes these international markets represent a large, untapped growth opportunity for its business. Potential competition may exist as CorpAcq attempts to enter international markets. CorpAcq’s successful expansion into international markets will depend on its ability to effectively leverage relationships with its existing subsidiaries and the ability to acquire businesses in international markets. Should CorpAcq’s assumptions prove overly optimistic, CorpAcq may incur delays in its ability to expand its business to new markets. Such delays may also lead CorpAcq to make changes in its go-to-market plans, which could result in cost overruns, which could adversely impact margins and cash flows.
CorpAcq’s ability to complete future acquisitions is also dependent upon its ability to fund those acquisitions. Inflation and rising interest rates may impact CorpAcq’s ability to obtain favorable financing for acquisitions and therefore impact CorpAcq’s ability to complete future acquisitions. Refer to the “Liquidity and Capital Resources” and the “Quantitative and Qualitative Disclosures About Market Risk” sections for additional discussion on CorpAcq’s ability to fund future operations.
Ability to Retain Founders and Existing Management Teams
CorpAcq’s organic revenue and net profit growth is dependent upon performance of its existing subsidiaries. CorpAcq retains founders and management teams to maintain the entrepreneurial approach of the subsidiaries it acquires, contributing to the overall performance of its portfolio. CorpAcq has aligned interests with founder-sellers and allows them to continue to execute their successful business strategies post-acquisition within the support framework it introduces. CorpAcq believes the value and success of its strategy is evidenced by the fact that as of September 30, 2023, more than 95% of its subsidiaries had at least one member of the original underlying management team still in place in some capacity across CorpAcq’s portfolio post-acquisition and approximately 80% of owner managers retained at the time of acquisition were still actively engaged in some capacity in the business.
Forming deep relationships with management and allowing independent businesses to execute their own strategy has driven CorpAcq’s “preferred buyer” status among SMEs, which in turn has enabled it to identify and purchase assets for attractive multiples. Therefore, CorpAcq’s current and future success may depend on its ability to retain both founders and existing management teams of its subsidiaries and those of its future acquisitions.
Ability to Sustain Growth at Subsidiary Level
At the subsidiary level, many of CorpAcq’s subsidiaries operate in fragmented industries and face varying levels of competition depending on their regional and end-market exposure. Given the scale and focus of each of the 42 subsidiaries in its portfolio, CorpAcq’s direct competitors are typically other founder-operated businesses or SMEs. CorpAcq’s subsidiaries compete on a variety of factors such as technical capabilities, price, quality of products and services, flexibility, and reputation, among others. CorpAcq believes its subsidiaries have a strong competitive advantage in the industries and regions they operate in as CorpAcq has a robust target selection process to identify market leaders with long operating track records and support their operations through targeted improvement initiatives. CorpAcq’s current and future success will depend on its existing portfolio’s ability to sustain growth in the markets in which they operate.
In addition, the profit generated by subsidiaries in CorpAcq’s Consumer Products and Industrial Products segments is dependent upon the price of raw materials and other supply chain costs in order to manufacture and supply products to consumers and businesses. As a result, CorpAcq’s growth is dependent upon fluctuations in the price of raw materials and other factors which affect supply chain costs. Due to rising inflation in 2022 and 2023, some of CorpAcq’s subsidiaries have paid more for materials and consequently increased their prices for goods and services. If such subsidiaries are unable to pass any increases in their respective costs along to their customers, it could adversely affect their results. The success of CorpAcq’s subsidiaries’ businesses also depends, in part, on maintaining a strong sourcing and manufacturing platform and efficient distribution channels. For example, CorpAcq’s results have historically been negatively impacted by macroeconomic factors that disrupted the supply chain, including the COVID-19 pandemic and the Russian invasion of Ukraine.
The inability of any supplier of raw materials, independent contract manufacturer or third-party distributor to deliver or perform for CorpAcq’s subsidiaries in a timely or cost-effective manner could cause CorpAcq’s subsidiaries’ operating costs to increase and their profit margins to decrease, particularly in cases where a subsidiary’s products have a short shelf life. CorpAcq’s subsidiaries must also manage their third-party distribution, warehouse and transportation providers to ensure they are able to support the efficient distribution of their products to retailers. A disruption in transportation services could result in an inability to supply materials to CorpAcq’s subsidiaries’ (or their co-manufacturers’) facilities or finished products to CorpAcq’s subsidiaries’ distribution centers or their customers.
Rising interest rates may also impact CorpAcq’s subsidiaries’ results and ability to grow. Certain of CorpAcq’s subsidiaries have debt and lease obligations. As a result, increases in interest rates could negatively impact their results of operations. Refer to the “Liquidity and Capital Resources” and the “Quantitative and Qualitative Disclosures About Market Risk” sections for additional discussion on interest rates.
Ability to Navigate Seasonality at the Subsidiary Level
CorpAcq’s revenue and results of operations can be subject to seasonal and other variations. These variations are influenced by various factors, including weather, customer spending patterns, project schedules, holidays and timing, in particular, for large, non-recurring projects. In particular, with respect to CorpAcq’s subsidiaries that are in the construction industry, many of the construction projects that involve their services include significant portions of outdoor work in addition to the plumbing companies and industrial service companies. As a result, seasonal changes and adverse weather conditions can adversely affect CorpAcq’s business operations through declines in demand for its subsidiaries’ products and services and alterations and delays in applicable schedules. For example, adverse weather conditions such as extended rainy and cold weather in the winter period can reduce demand for CorpAcq’s products and reduce sales or render its contracting operations less efficient resulting in underutilization of crews and equipment and lower contract profitability. Since CorpAcq’s subsidiaries are located solely in the UK, major weather events such as storms, gales, floods and heavy snowfall across the UK could also adversely impact a substantial number of CorpAcq’s subsidiaries, which could affect CorpAcq’s revenues and profitability.
Furthermore, the industries CorpAcq serves can be cyclical in nature. Fluctuations in end-user demand within those industries, or in the supply of services within those industries, can affect demand for CorpAcq’s services. For example, CorpAcq’s historical results were negatively impacted by declines in end-user demand during the COVID-19 pandemic, particularly in its Consumer Products segment where retail stores were closed in the first quarter of 2021. Similarly, the COVID-19 pandemic caused delays in certain industrial projects, which negatively impacted CorpAcq’s results. In the future, CorpAcq’s business may be adversely affected by industry declines or by delays in new projects.
Key Components of Sales and Expenses
Revenue
CorpAcq primarily generates revenue from the sale of retail and industrial products, as well as the provision of industrial and other services.
Sales of retail products represent revenue from clothing retail operations within CorpAcq’s Consumer Products segment. Sales of industrial products primarily represents revenue from the sale of industrial products within CorpAcq’s Industrial Products segment, and to a lesser extent the sale of used property, plant and equipment previously leased by businesses within CorpAcq’s Industrial Services segment to customers (“rental property, plant and equipment”). Revenue from sales of retail products and industrial products is recognized at a point in time, either at shipment or upon delivery to the customer. Industrial services include maintenance and construction services within CorpAcq’s Industrial Services segment, such as plumbing installation, groundworks excavations, sewage works and installations, metal decking/foundation installations, and electrical installations. Industrial services also include the lease of property, plant and equipment to customers, also referred to as “plant hire.” Other services include professional services, such as recruiting. Revenue for industrial and other services is recognized over time as the services are completed.
CorpAcq expects continued growth in revenue primarily due to increased acquisition activity of new subsidiaries, as well as growth in its existing subsidiaries.
Costs of Sales
Cost of sales primarily includes the costs paid to manufacture or acquire the retail and industrial products CorpAcq’s businesses sell in the Consumer Products and Industrial Products segments, as well as the cost of the labor and materials utilized in providing industrial and other services in the Industrial Services and Other segments. Cost of sales also includes depreciation related to rental property, plant and equipment. When used rental property, plant and equipment is sold to third parties, the carrying amount of the property, plant and equipment is included in cost of sales.
CorpAcq expects cost of sales to increase in future periods, consistent with revenue, primarily due to increased acquisition activity of new subsidiaries, as well as growth in its existing subsidiaries.
Selling and Distribution Expenses
Selling and distribution expenses consist largely of marketing expenses, as well as costs to produce and ship catalogs, and costs to ship products to customers, which costs are primarily incurred by the Consumer Products segment. Selling and distribution expenses may increase if CorpAcq’s subsidiaries in the Consumer Products segment increase their selling and distribution activities or CorpAcq acquires additional subsidiaries in that segment.
General and Administrative Expenses
General and administrative expenses consist primarily of wages, depreciation and amortization (other than depreciation related to rental property, plant and equipment), and other general corporate expenses, including transaction costs, professional services fees, and insurance, among others.
CorpAcq expects its general and administrative expenses to further increase as its business continues to grow from acquisitions and organically through its existing subsidiaries. In addition, CorpAcq is reviewing the size of its general and administrative function to support its business and other costs associated with being a public company and expects to incur significant additional costs if the Business Combination is consummated.
Other Expenses, Net
Other expenses, net, primarily include gains and losses related to the disposals of property, plant, and equipment (other than disposals of rental property, plant and equipment) and government grants. Other expenses also include gains and losses that arise from the remeasurement of contingent consideration related to acquisitions and, to a lesser extent, the remeasurement of CorpAcq’s equity interest in a business acquired in stages.
Finance Expense
Finance expense includes interest expense incurred on interest-bearing loans and borrowings with CorpAcq’s lenders and related parties, as well as interest incurred on lease liabilities. Interest expense incurred on interest-bearing loans and borrowings includes dividends on liability-classified preference shares issued in connection with the Reorganization. CorpAcq expects interest expense incurred on interest-bearing loans and borrowings with CorpAcq’s lenders and related parties and lease liabilities to (a) decrease immediately after the Closing of the Business Combination, following the redemption of the preference shares, and (b) increase in future periods, primarily driven by growth through acquisition activity. In addition, CorpAcq has entered into warrant and put option agreements (puttable warrants) with third parties which can require CorpAcq to repurchase the shares issued upon exercise of such warrants, as well as put options with the non-controlling shareholders of certain subsidiaries and associates, which can require CorpAcq to purchase the remaining interest in those subsidiaries and associates. Finance expense includes interest incurred on puttable warrants and put options with the non-controlling shareholders, as well as gains or losses on the remeasurement of these instruments. The instruments are remeasured at each balance sheet date based on the CorpAcq’s best estimate of the redemption amount at that time, using the original discount rate. Discount rates between 8.5% and 10.5% have been used to discount these instruments.
Finance Income
Finance income represents interest received from interest-bearing loans and borrowings made to related parties, as well as interest earned by CorpAcq related to bank deposits.
Results of Operations
Comparison of Six Months Ended June 30, 2023 to Six Months Ended June 30, 2022
The following table sets forth a summary of CorpAcq’s consolidated results of operations for the periods indicated, and the changes between comparative periods.
	Six months ended June 30,
(in thousands, except for percentages)	2023	2022	£ Change	% Change
Revenue	£341,555	305,754	35,801	11.7%
Cost of sales	(214,015)	(193,605)	(20,410)	10.5%
Gross profit	£127,540	112,149	15,391	13.7%
Selling and distribution expenses	(18,321)	(17,374)	(947)	5.5%
General and administrative expenses	(73,522)	(65,891)	(7,631)	11.6%
Other expenses, net	(1,836)	(1,140)	(696)	61.1%
Operating profit	£33,861	27,744	6,117	22.0%
Finance expense	(31,256)	(22,679)	(8,577)	37.8%
Finance income	147	23	124	539.1%
Profit before income tax	£2,752	5,088	(2,336)	(45.9)%
Income tax expense	(3,217)	(2,429)	(788)	32.4%
Net profit (loss)	£(465)	2,659	(3,124)	(117.5)%
Revenue
Revenue increased by £35.8 million, or 11.7%, to £341.6 million in the six months ended June 30, 2023, from £305.8 million in the six months ended June 30, 2022, driven by an increase of £9.2 million from subsidiaries that were acquired in 2022 or 2023. The remaining increase of £26.6 million (74.4% of the total increase) resulted from organic growth across CorpAcq’s existing subsidiaries acquired prior to 2022. The following table sets forth a summary of CorpAcq’s consolidated revenues by reportable segment for the periods indicated and the changes between comparative periods.
	Six months ended June 30,
(in thousands, except for percentages)	2023	2022	£ Change	% Change
Consumer Products	£56,946	£54,233	£2,713	5.0%
Industrial Products	126,569	110,192	16,377	14.9%
Industrial Services	150,923	134,527	16,396	12.2%
Other	9,170	8,462	708	8.4%
Adjustments and Eliminations	(2,053)	(1,660)	(393)	23.7%
Total Revenue	£341,555	£305,754	£35,801	11.7%

Consumer Products Segment
Consumer Products revenue increased by £2.7 million, or 5.0%, to £56.9 million in the six months ended June 30, 2023, from £54.2 million in the six months ended June 30, 2022, primarily attributable to an increase of £2.0 million of online direct sales driven by the continued move to online shopping and increases to prices for products sold online, as well as an increase of £0.7 million related to an increase of prices for products sold in-store.
Industrial Products Segment
Industrial Products revenue increased by £16.4 million, or 14.9%, to £126.6 million in the six months ended June 30, 2023, from £110.2 million in the six months ended June 30, 2022, primarily driven by an increase of £9.2 million from subsidiaries that were acquired in 2022 or 2023. The remaining increase related to: (1) an increase of £5.8 million driven by three subsidiaries (Filtermech Plant Sales Limited, Richard Alan Engineering Company Limited, and Tarplett Generator Services Limited) resulting from increased sales of machinery and equipment; (2) an increase of £1.4 million resulting from new customer orders that resulted in larger projects for CaviTech Solutions Limited, when compared to the prior period; and (3) an increase of £1.3 million by Hardroad Limited as a result of its expanded product offerings and price increases for its products. The overall increase in Industrial Products segment revenue was partially offset by a decrease of £1.3 million by 2 Recycling Limited, which was due to falling commodity prices resulting from the stabilization of the commodity market following the initial impact of the Russian invasion of Ukraine.
Industrial Services Segment
Industrial Services revenue increased by £16.4 million, or 12.2%, to £150.9 million in the six months ended June 30, 2023, from £134.5 million in the six months ended June 30, 2022, primarily driven by a £4.8 million increase by Qualitech Environment Services Limited resulting primarily from new projects and expanded offerings following the acquisitions of Total Environmental and Envirocleanse in November of 2022 and March of 2023, respectively. The remaining increase related to: (1) an increase of £4.8 million by W. H. Good Limited resulting from new customers within its automation service offering; (2) an increase of £7.8 million resulting from three other subsidiaries (Caledonia Materials Handling Limited, Hessle FT Holdings Limited, and Plant Hire UK Limited), which was largely driven by increased plant sales due to increased hire rates and new customers; (3) an increase of £2.6 million by Central Power Limited resulting primarily from a combination of increased prices on high value materials used in installation and construction projects and new contracts; (4) an increase of £2.1 million by Metcalfe Plant Hire Limited due to several large contracts in its contracting division; and (5) various increases across CorpAcq’s other subsidiaries in this segment. The increases were partially offset by an £8.3 million decrease in revenue by WPI Civil Engineering Limited, which resulted from the downturn in the housing market as a result of increased mortgage rates during 2023.
Other Segment
Other Segment revenue increased by £0.7 million, or 8.4%, to £9.2 million in the six months ended June 30, 2023, from £8.5 million in the six months ended June 30, 2022, primarily driven by an increase of £0.8 million by KF Services related to the deferral of the start date of certain large projects until the end of 2022 and the beginning of 2023.
Cost of Sales
Cost of sales increased by £20.4 million, or 10.5%, to £214.0 million in the six months ended June 30, 2023, from £193.6 million in the six months ended June 30, 2022. Of the total £20.4 million increase, £5.4 million is attributable to subsidiaries that were acquired in 2022 or 2023. Overall, the increase in cost of sales was primarily driven by an increase in revenue, which increased by 11.7% year-over-year as discussed above. Cost of sales as a percentage of revenues remained consistent year-over-year, with cost of sales as a percentage of revenues of 62.7% in the six months ended June 30, 2023, and 63.3% in the six months ended June 30, 2022.

Selling and Distribution Expenses
Selling and distribution expenses increased by £0.9 million, or 5.5%, to £18.3 million in the six months ended June 30, 2023, from £17.4 million in the six months ended June 30, 2022, primarily driven by an increase of £1.2 million by Cotton Traders Limited related to increases in the number of catalogs distributed, as well as an increase in paper and printing costs for catalogs.
General and Administrative Expenses
General and administrative expenses increased by £7.6 million, or 11.6%, to £73.5 million in the six months ended June 30, 2023, from £65.9 million in the six months ended June 30, 2022. Of the total £7.6 million increase, £2.5 million is attributable to subsidiaries that were acquired in 2022 or 2023. The remaining increase was largely driven by a £1.2 million increase by Qualitech Environment Services Limited resulting primarily from the acquisitions of Total Environmental and Envirocleanse in November of 2022 and March of 2023, respectively. In addition, general and administrative expenses increased by £6.4 million across CorpAcq’s subsidiaries, including increases of £1.3 million and £1.0 million for Cotton Traders Limited and Adlington Welding Supplies Limited, respectively, as a result of rising energy and wage costs, largely driven by increases in the minimum wage in the UK. These increases in general and administrative expenses were partially offset by the impact of £2.4 million of transaction fees related to the Reorganization that occurred in 2022.
Other Expenses, Net
Other expenses, net increased by £0.7 million, or 61.1%, to £1.8 million in the six months ended June 30, 2023, from £1.1 million in the six months ended June 30, 2022, primarily driven by net losses related to the disposals of property, plant, and equipment. These losses were partially offset by an increase of £0.5 million at FMG related to the gain on sale of a property that occurred in the six months ended June 30, 2023.
Finance Expense
Finance expense increased by £8.6 million, or 37.8%, to £31.3 million in the six months ended June 30, 2023, from £22.7 million in the six months ended June 30, 2022, primarily due to (1) an increase of £2.6 million related to additional interest on liability-classified preference shares issued in connection with the Reorganization in March of 2022; (2) an increase of £6.1 million related to a period-over-period increase in interest-bearing loans and borrowings of £18.8 million as well as an increase in interest rates; (3) an increase of £1.3 million related to interest from lease liabilities and deferred consideration; partially offset by (4) a net decrease of £1.8 million related to reduced losses on fair value remeasurements of puttable warrants and put options with non-controlling shareholders.
Finance Income
Finance income increased by £0.1 million, or 539.1%, to £0.1 million in the six months ended June 30, 2023, primarily driven by an increase in interest income earned on a loan made by Cotton Traders Limited to a related party.
Income Tax Expense
Income tax expense increased by £0.8 million, or 32.4%, to £3.2 million in the six months ended June 30, 2023, from £2.4 million in the six months ended June 30, 2022. CorpAcq’s effective tax rate for the six months ended June 30, 2023 was 116.9%, compared to 47.7% for the six months ended June 30, 2022. The change in the effective tax rate was caused mainly by an increase in the non-deductible share-based compensation and additional non-deductible preference shares dividends recognized as finance expense.
Net profit (loss)
Net profit (loss) decreased by £3.1 million, or 117.5%, to a net loss of £0.5 million in the six months ended June 30, 2023 from a net profit of £2.6 million in the six months ended June 30, 2022.

Reportable Segment Profitability Discussion
Management regularly reviews Adjusted EBITDA in evaluating the performance of its segments. The below table includes Adjusted EBITDA by segment, consistent with information presented for financial reporting purposes under IFRS in Note 5, Segment information, to the Unaudited Interim Financial Statements:
	Period ended June 30,
(in thousands, except for percentages)	2023	2022	£ Change	% Change
Consumer Products	£7,866	£8,280	£(414)	(5.0)%
Industrial Products	20,721	15,930	4,791	30.1%
Industrial Services	34,659	31,636	3,023	9.6%
Other	1,496	678	818	120.6%
Adjustments, Eliminations, and Corporate Allocations(2)	(4,172)	(3,636)	(536)	14.7%
Total Adjusted EBITDA(1)	£60,570	£52,888	£7,682	14.5%

(1)
Total Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” below for CorpAcq’s definition of, and additional information about Adjusted EBITDA and for a reconciliation to net profit, the most directly comparable IFRS financial measure.

(2)
Adjustments, Eliminations, and Corporate Allocations include group-level expenses, such as group-level general and administrative expense and interest expense. Adjustments, Eliminations, and Corporate Allocations also include the elimination of intercompany amounts that are eliminated upon consolidation — primarily management fees paid by CorpAcq’s subsidiaries to CorpAcq.

Consumer Products Segment
Consumer Products Adjusted EBITDA decreased by £0.4 million, or 5.0%, to £7.9 million in the six months ended June 30, 2023, from £8.3 million in the six months ended June 30, 2022, primarily driven by an increase in selling and distribution expenses of £1.2 million, resulting from an increase in the number of catalogs distributed, as well as an increase in paper and printing costs for catalogs. This increase was partially offset by revenue increases slightly outpacing cost of sales increases.
Industrial Products Segment
Industrial Products Adjusted EBITDA increased by £4.8 million, or 30.1%, to £20.7 million in the six months ended June 30, 2023, from £15.9 million in the six months ended June 30, 2022. Acquisitions in 2022 or 2023 accounted for £2.3 million or 47.2% of the total increase in Industrial Products Adjusted EBITDA. The remaining increase in Adjusted EBITDA was largely driven by a £1.3 million increase at three subsidiaries (Filtermech Plant Sales Limited, Richard Alan Engineering Company Limited, and Tarplett Generator Services Limited) resulting from increased sales of machinery and equipment and a £0.9 million increase at FMG.
Industrial Services Segment
Industrial Services Adjusted EBITDA increased by £3.0 million, or 9.6%, to £34.7 million in the six months ended June 30, 2023 from £31.7 million in the six months ended June 30, 2022. The increase in Adjusted EBITDA was primarily driven by a £1.2 million increase at Qualitech Environment Services Limited from new projects and expanded offerings following the acquisitions of Total Environmental and Envirocleanse in November of 2022 and March of 2023, respectively, £0.9 million increase at Caledonia Materials Handling Limited from an increase in plant sales due to increased hire rates and new customers, and a £0.7 million increase at W H Good arising from new opportunities and new customers in the automation sector in which it operates. The remainder of the increase was driven by less significant Adjusted EBITDA increases across CorpAcq’s other subsidiaries in this segment. The overall increase was partially offset by a

£2.4 million decrease at WPI Civil Engineering Limited as a result of increased mortgage rates, which negatively impacted the house-building sector in which WPI operates.
Other Segment
Other Adjusted EBITDA increased by £0.8 million, or 120.6%, to £1.5 million in the six months ended June 30, 2023, from £0.7 million in the six months ended June 30, 2022 driven largely by a £0.8 increase at KF Services as a result of the commencement of contracts previously deferred.
Comparison of Year Ended December 31, 2022, to Year Ended December 31, 2021
The following table sets forth a summary of CorpAcq’s consolidated results of operations for the years indicated, and the changes between comparative years.
	Year ended December 31,
(in thousands, except for percentages)	2022	2021	£ Change	% Change
Revenue	£633,222	557,332	75,890	13.6%
Cost of sales	(404,685)	(356,015)	(48,670)	13.7%
Gross Profit	£228,537	201,317	27,220	13.5%
Selling and distribution expenses	(35,826)	(29,846)	(5,980)	20.0%
General and administrative expenses	(130,889)	(110,184)	(20,705)	18.8%
Other expenses, net	(2,005)	(1,320)	(685)	51.9%
Operating profit	£59,817	59,967	(150)	(0.3)%
Finance expense	(54,712)	(44,479)	(10,233)	23.0%
Finance income	290	187	103	55.1%
Profit before income tax	£5,395	15,675	(10,280)	(65.6)%
Income tax expense	(6,983)	(10,624)	3,641	(34.3)%
Net profit (loss)	£(1,588)	5,051	(6,639)	(131.4)%
Revenue
Revenue increased by £75.9 million in 2022, or 13.6%, to £633.2 million in 2022 from £557.3 million in 2021, driven by an increase of £28.3 million from subsidiaries that were acquired in 2021 or 2022. Of the total £75.9 million increase in revenue, the remaining £47.6 million (62.8% of the total increase), resulted from growth across CorpAcq’s existing subsidiaries acquired prior to 2021. The following table sets forth a summary of CorpAcq’s consolidated revenue by reportable segment for the years indicated, and the changes between comparative years.
	Year ended December 31,
(in thousands, except for percentages)	2022	2021	£ Change	% Change
Consumer Products	£111,444	£100,794	£10,650	10.6%
Industrial Products	225,256	192,405	32,851	17.1%
Industrial Services	283,197	250,504	32,693	13.1%
Other	17,171	17,125	46	0.3%
Adjustments and Eliminations	(3,846)	(3,496)	(350)	10.0%
Total Revenue	£633,222	£557,332	£75,890	13.6%
Consumer Products Segment
Consumer Products revenue increased by £10.7 million in 2022, or 10.6%, to £111.4 million in 2022 from £100.8 million in 2021, primarily attributable to an increase in online shopping, as well as a reopening of retail stores that were closed for portions of 2021 as a result of the COVID-19 pandemic.

Industrial Products Segment
Industrial Products revenue increased by £32.9 million in 2022, or 17.1%, to £225.3 million in 2022 from £192.4 million in 2021, primarily driven by an increase of £16.1 million from subsidiaries that were acquired in 2022. Other significant increases driving the change included (1) a £3.7 million increase due to increased sales of materials and increased selling prices by 2 Recycling Limited; (2) a £1.8 million increase due to a corresponding increase in the volume of sales of power equipment by Tarplett Generator Services Limited; (3) a £2.9 million increase due to new customers and more competitive glass pricing by Glasscraft Decorative Limited; (4) a £2.2 million increase due to stronger demand from new and recurring customers by Olympus Engineering (Holdings) Limited; and (5) a £1.8 million increase due to restrictions from COVID-19 being lifted on water projects by Richard Alan Engineering Company Limited. The remainder of the increase was driven by less significant revenue increases across CorpAcq’s other subsidiaries in this segment.
Industrial Services Segment
Industrial Services revenue increased by £32.7 million in 2022, or 13.1%, to £283.2 million in 2022 from £250.5 million in 2021, primarily driven by a £12.1 million increase due to subsidiaries that were acquired in 2021. Other significant increases driving the change included (1) a £2.9 million increase due to increased plant hire and plant sale activity by Adling Welding Services Limited; (2) a £2.9 million increase due to increased truck sales, increased hire activity, and price increases by Caledonia Materials Handling Limited; (3) a £2.4 million increase due to sales from two new clients by Metcalfe Plant Hire Limited; (4) a £1.6 million increase due to significant price increases by MSW (UK) Limited; and (5) an increase of £1.9 million due to a new large civil contract signed by WPI Civil Engineering Limited. The remainder of the increase was driven by less significant revenue increases across CorpAcq’s other subsidiaries.
Other Segment
Other Segment revenue remained flat in 2022, increasing only 0.3%, to £17.2 million in 2022 from £17.1 million in 2021. There were no significant changes in revenue at any of the individual subsidiaries in the Other segment.
Cost of Sales
Cost of sales increased by £48.7 million in 2022, or 13.7%, to £404.7 million in 2022 from £356.0 million in 2021. Of the total £48.7 million increase, £20.7 million is attributable to subsidiaries that were acquired in 2021 or 2022. Overall, the increase in cost of sales was primarily driven by an increase in revenue, which increased by 13.6% year-over-year as discussed above. Cost of sales as a percentage of revenue remained consistent year-over-year, with cost of sales as a percentage of revenue of 63.9% in both 2022 and 2021.
Selling and Distribution Expenses
Selling and distribution expenses increased by £6.0 million in 2022, or 20.0%, to £35.8 million in 2022 from £29.8 million in 2021, primarily driven by an increase of £4.0 million by Cotton Traders Limited related to an increase in the number of catalogs distributed, as well as an increase in paper and printing costs for catalogs.
General and Administrative Expenses
General and administrative expenses increased by £20.7 million in 2022, or 18.8%, to £130.9 million in 2022 from £110.2 million in 2021. The increase was primarily driven by an additional £4.5 million in general and administrative expenses from subsidiaries that were acquired in 2021 or 2022. The increase was also due to an increase in general and administrative expenses at CorpAcq, including (1) £2.4 million of transaction fees related to the Reorganization that occurred in 2022; (2) £0.7 million increase in salary expense for salary increases and new hires; and (3) £1.3 million of consulting expenses. Other significant increases driving the change included: (4) an increase of £2.3 million by Cotton Traders Limited related to an increase in the United Kingdom minimum wage; (5) an increase in overhead costs of £1.6 million by Olympus Engineering (Holdings) Limited; (6) an increase in additional salary and other compensation expenses of £0.8 million by Carrylift Materials Handling Limited; and (7) an increase of £0.8 million due to increased energy and vehicle costs by Glasscraft Decorative Limited.
Other Expenses, Net
Other expenses, net increased by £0.7 million in 2022, or 51.9%, to £2.0 million in 2022 from £1.3 million in 2021, primarily driven by £1.2 million of COVID-19-related grants for Cotton Traders Limited, which were received in 2021 and were not received in 2022, as well as other less significant increases across other subsidiaries, totaling £1.1 million. The increase in other expenses, net was partially offset by £1.6 million recognized in other expenses, net in 2021 that did not recur in 2022 related to the remeasurement of CorpAcq’s existing investment in RedBridge Bury Limited and purchase accounting upon CorpAcq’s acquisition of the remaining 50% of the issued share capital of RedBridge Bury Limited in August of 2021.
Finance Expense
Finance expense increased by £10.2 million in 2022, or 23.0%, to £54.7 million in 2022 from £44.5 million in 2021, primarily due to (1) an increase of £14.5 million related to interest on liability-classified preference shares issued in connection with the Reorganization in March of 2022; (2) an increase of £2.6 million related to a year-over-year increase in interest-bearing loans and borrowings of £121.7 million; (3) an increase of £2.1 million related to interest on puttable warrants and put options with non-controlling shareholders; offset by (4) a net decrease of £9.1 million related to reduced losses on fair value remeasurements of puttable warrants and put options with non-controlling shareholders.
Finance Income
Finance income increased by £0.1 million in 2022, or 55.1%, to £0.3 million in 2022 from £0.2 million in 2021, primarily driven by an increase in interest income earned on a loan made by Cotton Traders Limited to a related party, as well as an increase in interest earned across various bank accounts held by CorpAcq, consistent with the increase in cash year over year.
Income Tax Expense
Income tax expense decreased by £3.6 million in 2022, or 34.3%, to £7.0 million in 2022 from £10.6 million in 2021, primarily driven by a decrease in the impact of tax rate changes of £2.8 million. In 2021 the UK government enacted an increase in the domestic statutory income tax rate from 19% to 25% which resulted in a significant one-off charge to increase the value of deferred tax liabilities recorded on the balance sheet. Income tax expense also decreased £2.0 million due to a decrease in net profit (loss) taxed at the domestic statutory income tax rate.
Net Profit (Loss)
Net profit (loss) decreased by £6.6 million in 2022, or 131.4%, from a net profit of £5.1 million in 2021 to a net loss of £1.6 million in 2022, due to the reasons discussed above.
Reportable Segment Profitability Discussion
Management regularly reviews Adjusted EBITDA in evaluating the performance of its segments. The below table includes Adjusted EBITDA by segment, consistent with information presented for financial reporting purposes under IFRS in Note 5, Segment information, to the Audited Annual Financial Statements:
	Year ended December 31,
(in thousands, except for percentages)	2022	2021	£ Change	% Change
Consumer Products	£16,386	£15,817	£569	3.6%
Industrial Products	33,730	29,262	4,468	15.3%
Industrial Services	63,186	55,230	7,956	14.4%
Other	1,835	2,212	(377)	(17.0)%
Adjustments, Eliminations, and Corporate Allocations(2)	(6,767)	(3,464)	(3,303)	95.4%
Total Adjusted EBITDA(1)	£108,370	£99,057	£9,313	9.4%

(1)
Total Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” below for CorpAcq’s definition of, and additional information about Adjusted EBITDA and for a reconciliation to net profit (loss), the most directly comparable IFRS financial measure.

(2)
Adjustments, Eliminations, and Corporate Allocations include group-level expenses, such as group-level general and administrative expense and interest expense. Adjustments, Eliminations, and Corporate Allocations also include the elimination of intercompany amounts that are eliminated upon consolidation — primarily management fees paid by CorpAcq’s subsidiaries to CorpAcq.

Consumer Products Segment
Consumer Products Adjusted EBITDA increased by £0.6 million in 2022, or 3.6%, to £16.4 million in 2022 from £15.8 million in 2021, primarily driven by revenue slightly outpacing cost of sales. Cost of sales as a percentage of revenue for the Consumer Products segment decreased from 36.7% in 2021 to 35.6% in 2022 . The decrease in cost of sales as a percentage of revenue year over year was primarily driven by reductions in per-unit freight costs.
Industrial Products Segment
Industrial Products Adjusted EBITDA increased by £4.5 million in 2022, or 15.3%, to £33.7 million in 2022 from £29.3 million in 2021. Acquisitions in 2022 accounted for £4.2 million or 94.1% of the total increase in Industrial Products Adjusted EBITDA. The remaining increase in Adjusted EBITDA is due to revenue increases slightly outpacing cost increases at existing subsidiaries acquired prior to 2021, offset by increases in salaries and other compensation expenses and other overhead costs.
Industrial Services Segment
Industrial Services Adjusted EBITDA increased by £8.0 million in 2022, or 14.4%, to £63.2 million in 2022 from £55.2 million in 2021. Acquisitions in 2021 accounted for £2.6 million or 32.8% of the total increase in Industrial Services Adjusted EBITDA. The remaining increase in Adjusted EBITDA is related to an increase of £2.5 million at Qualitech Environment Services Limited resulting primarily from new projects and expanded offerings following the acquisition of Total Environmental in November of 2022 and an increase of £1.2 million at Carrylift Materials Handling Limited, which were partially offset by a decrease of £1.0 million at WPI Civil Engineering Limited as a result of less surfacing projects during 2022 and continued rising costs in the house-building industry. The remainder of the increase was driven by less significant Adjusted EBITDA increases across CorpAcq’s other subsidiaries in this segment.
Other Segment
Other Adjusted EBITDA decreased by £0.4 million in 2022, or 17.0%, to £1.8 million in 2022 from £2.2 million in 2021. The change in Adjusted EBITDA was primarily driven by a £0.6 million decrease at KF services. The overall decrease was partially offset by a £0.1 million increase at Strategic Resources.
Non-GAAP Information
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA organic growth, and ROIC are non-GAAP measures that CorpAcq uses to supplement its results presented in accordance with IFRS as issued by the IASB. CorpAcq regularly reviews Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA organic growth, and ROIC to evaluate its business, measure its performance, identify trends affecting its business, formulate financial projections, and make strategic decisions.
Adjusted EBITDA is defined as net profit (loss) before finance expense, finance income, income tax expense, depreciation and amortization, non-core capital raise costs related to the Reorganization, non-core professional fees related to the Reorganization, and share-based compensation. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by revenue. Adjusted EBITDA organic growth is calculated as the aggregate growth of Adjusted EBITDA of CorpAcq’s subsidiaries that have been in the portfolio and consolidated in CorpAcq’s financial results for the entirety of the periods presented. Adjusted EBITDA,

Adjusted EBITDA margin, and Adjusted EBITDA organic growth are used by the board of directors and management of CorpAcq as a key factor in determining the quality of its earnings. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted EBITDA organic growth are performance measures that CorpAcq believes are useful to investors and analysts because they help illustrate the underlying financial and business trends relating to CorpAcq’s core, recurring results of operations and also enhances comparability between periods.
ROIC is defined as adjusted net profit (loss) after tax divided by total invested capital. Adjusted net profit (loss) after tax is calculated by using net profit (loss), adjusting for amortization expense, share-based compensation, non-core capital raise costs related to the Reorganization, non-core professional fees related to the Reorganization, finance expense, finance income and income taxes. Total invested capital is calculated by taking total consolidated IFRS shareholders’ equity, plus long-term and short-term debt, less available cash and cash equivalents. CorpAcq believes ROIC is an indicator of how effective it is at achieving a return on its capital invested in acquisitions. A higher ROIC may reflect that CorpAcq is achieving a favorable return on its acquisitions, while a lower ROIC may reflect that there is opportunity to achieve additional return from CorpAcq’s acquisitions. ROIC does not necessarily correspond with changes in revenue. CorpAcq believes that changes in its total consolidated IFRS net profit are correlated with its total invested capital over the long term. As discussed above, CorpAcq expects to continue to make frequent acquisitions. As CorpAcq acquires more subsidiaries, both total invested capital and net profit are expected increase alongside anticipated growth of CorpAcq’s existing subsidiaries.
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA organic growth, and ROIC are not recognized measures under IFRS and are not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly-titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing CorpAcq’s non-GAAP measures to any similarly-titled measures used by other companies. These non-GAAP measures exclude certain items required by IFRS and should not be considered as alternatives to information reported in accordance with IFRS.
The tables below present CorpAcq’s Adjusted EBITDA, reconciled to its net profit (loss) for the periods indicated:
	Six Months Ended June 30,
(in thousands, except for profit margin, Adjusted EBTIDA margin, and Adjusted EBITDA organic growth)	2023	2022
Net profit (loss)	£(465)	£2,659
Adjusted for:
Finance expense	31,256	22,679
Finance income	(147)	(23)
Income tax expense	3,217	2,429
Depreciation and amortization	23,045	20,382
Non-core capital raise costs related to the Reorganization(1)	—	1,804
Non-core professional fees related to the Reorganization(2)	—	2,174
Share-based compensation	3,664	784
Adjusted EBITDA	£60,570	£52,888
Revenue	341,555	305,754
Profit margin	(0.1)%	0.9%
Adjusted EBITDA margin	17.7%	17.3%
Adjusted EBITDA organic growth	10.7%	n.m.

(1)
Non-core capital raise costs related to the Reorganization represents bonuses paid to employees in connection with the successful completion of the Reorganization that were considered outside CorpAcq’s normal course of operations given the non-recurring nature of the Reorganization.

(2)
Non-core professional fees related to the Reorganization primarily represent professional fees paid to third parties that advised CorpAcq on legal, accounting, and strategy matters on the Reorganization.

	Year ended December 31,
(in thousands, except for profit margin and adjusted EBITDA margin)	2022	2021
Net profit (loss)	£(1,588)	£5,051
Adjusted for:
Finance expense	54,712	44,479
Finance income	(290)	(187)
Income tax expense	6,983	10,624
Depreciation and amortization	42,635	38,276
Non-core capital raise costs related to the Reorganization(1)	1,804	—
Non-core professional fees related to the Reorganization(2)	2,174	—
Share-based compensation	1,940	814
Adjusted EBITDA	£108,370	£99,057
Revenue	633,222	557,332
Profit margin	(0.3)%	0.9%
Adjusted EBITDA margin	17.1%	17.8%
Adjusted EBITDA organic growth	5.6%	n.m.

(1)
Non-core capital raise costs related to the Reorganization represents bonuses paid to employees in connection with the successful completion of the Reorganization that were considered outside CorpAcq’s normal course of operations given the non-recurring nature of the Reorganization.

(2)
Non-core professional fees related to the Reorganization primarily represent professional fees paid to third parties that advised CorpAcq on legal, accounting, and strategy matters on the Reorganization.

The table below presents CorpAcq’s ROIC, reconciled to its net profit (loss) for the periods indicated:
	Twelve months ended
(in thousands, except ROIC)	June 30, 2023	December 31, 2022	December 31, 2021
Net profit (loss)	(4,712)	(1,588)	5,051
Adjusted for:
Amortization expense	4,861	4,623	3,898
Share-based compensation	4,820	1,940	814
Non-core capital raise costs related to the Reorganization	—	1,804	—
Non-core professional fees related to the Reorganization	—	2,174	—
Finance expense	63,289	54,712	44,479
Finance income	(414)	(290)	(187)
Income tax adjustment(1)	(7,326)	(7,389)	(3,532)
Adjusted net profit after tax	£60,519	£55,986	£50,523
Shareholders’ Equity	(95,026)	(96,717)	(10,406)
Adjusted for:
Long-term debt(2)	237,854	383,998	330,474
Short-term debt(3)	288,234	136,000	61,260
Cash and cash equivalents	(48,942)	(60,220)	(50,100)
Total invested capital	£382,120	£363,061	£331,228
Return on Invested Capital(4)	15.8%	15.4%	15.3%

(1)
The income tax adjustment is calculated using an adjusted effective tax rate for the twelve months ended December 31, 2022, and December 31, 2021, of 20.4% and 21.9%, respectively. The adjusted effective tax rate of 20% for the twelve months ended June 30, 2023 represents a blended adjusted effective tax rate for the periods included in the calculation. The adjusted effective tax rate is calculated based on CorpAcq’s effective tax rate, excluding the tax impact related to amortization, share-based compensation, interest on preference shares issued as part of the Reorganization, gains or losses related to written put option on non-controlling interests and puttable warrants, and, for 2021, the change in United Kingdom statutory tax rates from 19% to 25%. See Note 9, Income taxes, to the Audited Annual Financial Statements for more detail.

(2)
Long-term debt includes the non-current liability amounts related to interest-bearing loans and borrowings, deferred consideration, and CorpAcq’s gross obligation under put options from the Consolidated statement of financial position as of December 31, 2022, December 31, 2021, and June 30, 2023.

(3)
Short-term debt includes the current liability amounts related to loans payable to related parties, interest-bearing loans and borrowings, deferred consideration, and CorpAcq’s gross obligation under put options from the Consolidated statement of financial position as of December 31, 2022, December 31, 2021, and June 30, 2023.

(4)
ROIC is presented for the last twelve months ended June 30, 2023. Similar information is not available for the last twelve months ended June 30, 2022, and therefore is not presented.

Liquidity and Capital Resources
CorpAcq measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital and capital expenditures needs, contractual obligations, debt service, acquisitions, and other commitments with cash flows from operations and other sources of funding. Each individual subsidiary primarily manages its own liquidity and typically funds its operations, including working capital needs, capital investments in manufacturing or rental plant and equipment, interest payments on debt, and lease payments, through cash generated from operations, and in certain cases, short- or long-term debt financing. CorpAcq expects each individual subsidiary to continue to fund its own operations in the future. At the CorpAcq level, other than initial equity raises upon formation, CorpAcq has historically financed its operations primarily through a combination of short- and long-term debt financing. CorpAcq’s major uses of cash held at the CorpAcq level include principal and interest payments on debt, payment of income taxes, and purchases of additional subsidiaries.
The cash proceeds from the Business Combination are expected to provide a minimum of approximately £100 million of cash to CorpAcq’s balance sheet. CorpAcq primarily expects to use cash proceeds from the Business Combination to continue to grow its business through acquisitions of additional subsidiaries.
The table below summarizes the maturity profile of CorpAcq’s financial liabilities based on contractual undiscounted payments as of June 30, 2023.
As of June 30, 2023	On demand to 12 months	1 to 2 years	2 to 5 years	>5 years	Total
(in thousands)
Interest-bearing loans and borrowings	£249,412	121,676	74,791	134,100	579,979
Lease liabilities	26,522	17,279	23,197	8,953	75,951
Loans payable to related parties	7,125	—	—	—	7,125
Written put option on non-controlling interests and puttable warrants	75,414	17,924	1,372	—	94,710
Trade and other payables (as restated)(1)	109,457	—	—	—	109,457

(1)
Subsequent to the issuance of CorpAcq’s Unaudited Interim Financial Statements as of and for the six months ended June 30, 2023, we identified an error related to accrued expenses for inventory in-transit. See Note 1, Corporate information to the Unaudited Interim Financial Statements for additional information.

Interest-bearing Loans and Borrowings and Equity Issuances
The majority of CorpAcq’s £421.5 million of debt as of June 30, 2023 is held at the CorpAcq level. CorpAcq-level debt is primarily comprised of a £200.0 million Facility Agreement with Alcentra Limited (the “Alcentra Facility”) and liability-classified preference shares issued as part of the Reorganization, which had balances as of June 30, 2023 of £197.1 million and £106.4 million, respectively.
The Alcentra Facility was originally entered into on August 23, 2013 and has been amended several times. Of the £200.0 million Alcentra Facility, which bore interest at a rate between 7% and 8% per annum, £120.0 million was due on June 15, 2024, and £80.0 million was due on April 4, 2025. The loan was secured by way of a fixed and floating charge over the specific assets within CorpAcq. The Alcentra Facility was refinanced in January 2024. The refinancing is discussed in further detail below.
As of the beginning of 2021, the Alcentra Facility was subject to an interest covenant, leverage covenant, and a cashflow covenant. In the first quarter of 2021, CorpAcq breached the leverage covenant in the Alcentra Facility. CorpAcq received a waiver on the leverage covenant breach, and the related covenant was revised in a December 2021 amendment to the Alcentra Facility. Under the December 2021 amendment, the Alcentra Facility was subject to two financial covenants measured as of the last day of each calendar quarter as follows:
•
Leverage covenant:   The leverage covenant is calculated as a ratio of Covenant Net Debt to Covenant Adjusted EBITDA for each twelve-month period ending on the last day of each calendar quarter. The ratio of Covenant Net Debt to Covenant Adjusted EBITDA is required to be below a certain ratio, where the ratio decreases each fiscal quarter, ranging from 5.11:1 on December 31, 2021 to 3.60:1 on March 31, 2025. Covenant Net Debt is governed by the Alcentra Facility, and is defined as the aggregate amount of borrowings, but (1) excluding any such obligations to any subsidiaries, (2) including the capitalized value of finance leases, and (3) deducting the aggregate amount of cash and cash equivalents held by any wholly owned subsidiary. Under the Alcentra Facility, Covenant EBITDA is defined as consolidated operating profit before taxes before (1) deducting interest and similar fees, (2) taking into account any exceptional items, (3) deducting any acquisition costs, (4) taking into account any unrealized gains or losses on financial instruments or revaluation of other assets, and (5) taking into account pension items and after (1) adding back any amount attributable to the amortization, depreciation or impairment of assets and (2) excluding the charge to profit represented by the expensing of stock options. The calculation of Covenant Adjusted EBITDA is governed by the Alcentra Facility, which differs from the Adjusted EBITDA measure discussed above in the “Non-GAAP Information” section. Under the Alcentra Facility, Covenant Adjusted EBITDA is equal to Covenant EBITDA, as defined above, adjusted by any cost synergies, restructuring and cost savings that CorpAcq reasonably expects to achieve.

•
Liquidity covenant:   The liquidity covenant that assesses cash and cash equivalents within CorpAcq. The minimum liquidity covenant requires CorpAcq to have a minimum of £10.0 million of readily available cash and cash equivalents, which are defined as liquid assets having a maturity of up to one year, of which a minimum of £5.0 million must be legally and beneficially held by CorpAcq Limited only.

Subsequent to the December 2021 amendment, CorpAcq has been in compliance with the covenants of the Alcentra Facility.
In accordance with the Alcentra Facility, CorpAcq would have been required to make a balloon payment of £120.0 million on June 15, 2024. Based on CorpAcq’s other contractual commitments and cash forecasts, CorpAcq did not expect it would be able to make the balloon payment utilizing existing cash on hand and cash available from other undrawn bank facilities without refinancing the Alcentra Facility. As a result, CorpAcq’s Audited Annual Financial Statements indicate that there is material uncertainty that casts substantial doubt upon CorpAcq’s ability to continue as a going concern. The Audited Annual Financial Statements and Unaudited Interim Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.
Subsequent to the issuance of the Audited Annual Financial Statements, on January 19, 2024, CorpAcq entered into a new senior secured multi-tranche facility agreement with UBS AG London Branch (the “UBS Facility”) and a multi-series note subscription agreement with various funds managed by Crestline Management, L.P. (the “Crestline Notes,” together with the UBS Facility, the “2024 Facilities”) for up to a combined £300.0 million. On January 30, 2024, CorpAcq drew down £235.8 million on the 2024 Facilities. Proceeds from the 2024 Facilities were used, among other reasons, to refinance the previous Alcentra Facility, to discharge other financial indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited, and the remaining available proceeds are expected to be used to support future acquisitions. The terms of the UBS Facility and Crestline Notes are similar in nature. The UBS Facility is split into Facility A, Facility B, and Facility C (each, as defined in the 2024 Facilities) of £50.0 million each. The Crestline Notes are split into Series A Notes, Series B Notes, and Series C Notes (each, as defined in the 2024 Facilities) of £50.0 million each. In accordance with the 2024 Facilities, Facility A, Facility B, the Series A Notes, and the Series B Notes were fully drawn to extinguish the Alcentra Facility. Equal portions of Facility C and the Series C Notes are being partially drawn down to discharge other indebtedness of the group. The 2024 Facilities give CorpAcq the right to pay down up to £50.0 million of Facility B and up to £50.0 million of the Series B Notes with proceeds from the Business Combination. If CorpAcq exercises this right, CorpAcq may redraw on any undrawn portion of Facility B or the Series B Notes until the earlier of (i) 24 months after the closing date of the 2024 Facilities or (ii) 18 months after the Business Combination. Facility C and the Series C Notes are available for 24 months after the closing date with an option to extend up to £50.0 million of unused availability by an additional 18 months with consent of the lenders. The 2024 Facilities are collateralized by CorpAcq’s portfolio companies. The 2024 Facilities also include an uncommitted incremental £100.0 million facility. As a result of this refinancing, the Company expects to have sufficient liquidity to meet its obligations, working capital and capital expenditure requirements for at least one year.
The 2024 Facilities mature in January 2028, and bears interest at the higher of 1.5% or the Daily Sterling Overnight Index Average (SONIA) Rate, plus a margin between 5.25% and 6.5% depending on the Company’s Covenant Net Debt to Covenant EBITDA ratio and compliance with the 2024 Facilities, both of which are defined below. Interest is due on a quarterly basis, subject to certain limited exceptions, beginning on March 31, 2024. CorpAcq paid a £4.5 million upfront fee in connection with the 2024 Facilities in January 2024. The 2024 Facilities are also subject to a commitment fee of 1.5% per annum on committed but undrawn parts of the Facility B, the Series B Notes, Facility C, and the Series C Notes.
The 2024 Facilities are subject to three financial covenants measured at the end of each calendar quarter as follows:
•
Loan-to-value covenant:   The loan-to-value (LTV) covenant is calculated as a ratio of (a) the aggregate amount of the loans and notes outstanding under the 2024 Facilities less the cash balance pledged as security in blocked accounts to (b) the collateral value. This ratio shall not exceed 30%.

Collateral value is specifically defined in the 2024 Facilities as the sum of CorpAcq’s interest in the Covenant Equity Value of all Eligible Operating Companies, after deducting the aggregate amount of any Eligible Operating Company debt not already taken into account in calculating the Eligible Operating Company’s Covenant Equity Value (excluding any intra-group loans).
An Eligible Operating Company is defined in the 2024 Facilities as an operating Company that meets certain criteria, including meeting leverage and interest cover covenants similar to those described below that apply at the consolidated level. In addition, Eligible Operating Companies must be more than 50% owned by CorpAcq, meet certain requirements related to incorporation, jurisdictions, and industries, and cannot be in default of any debt or insolvent.
Covenant Equity Value is defined in the 2024 Facilities as 1) Covenant Operating Company EBITDA multiplied by either 10 if the Business Combination is completed or 9 otherwise; less 2) Covenant Net Debt at the operating company level, which is defined below.

Covenant Operating Company EBITDA is defined as the operating company’s profit (1) before taxation, (2) before deducting any management fees payable to CorpAcq, (3) not including any interest owed to the operating company (4) after adding back any amount attributable to the amortization or depreciation or impairment of assets of the operating company, (5) before taking into account any exceptional items (defined as any material items of an unusual or non-recurring nature which represent gains or losses), unrealized gains or losses on any financial instrument, any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 December 2022 and any pension items and (6) excluding the charge to profit represented by the expensing of stock options.
•
Leverage covenant:   The leverage covenant is calculated as a ratio of Covenant Net Debt to Covenant Adjusted EBITDA. The ratio of Covenant Net Debt to Covenant Adjusted EBITDA shall not exceed 3.50:1.

Covenant Net Debt is governed by the 2024 Facilities, and is defined as the aggregate amount of borrowings, including, in the case of finance leases only, their capitalized value, excluding any obligations under CorpAcq’s intra-group loans, portfolio company loans and subordinated loans and deducting the aggregate amount of cash and equivalent investments.
Covenant EBTIDA is defined as the consolidated operating profit (1) before taxation, (2) excluding the results of discontinued operations, (3) before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalized by any portfolio company, (4) not including any accrued interest owed to any portfolio company, (5) after adding back any amount attributable to the amortization or depreciation or impairment of assets of portfolio companies, (6) before taking into account any exceptional items (defined as any material items of an unusual or non-recurring nature which represent gains or losses ), unrealized gains or losses on any financial instrument, any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 December 2022 and any pension items and (7) excluding the charge to profit represented by the expensing of stock options.
Covenant Adjusted EBITDA is Covenant EBITDA adjusted by (1) including operating profit before interest, tax, depreciation and amortization of a portfolio company (or attributable to a business or assets) for the part of the period prior to its becoming a portfolio company or prior to the acquisition of the business or assets and (2) excluding the operating profit before interest, tax, depreciation and amortization attributable to any portfolio company (or to any business or assets) disposed of during the period for the entire period. Covenant Adjusted EBITDA is governed by the 2024 Facilities, which differs from the Adjusted EBITDA measure discussed in the section “— Non-GAAP Information”.
•
Interest cover covenant:   The interest cover covenant is calculated as a ratio of CorpAcq’s Covenant Operating Cash Flow to Covenant Net Finance Charges, each as defined in the 2024 Facilities. The interest cover ratio shall exceed 2.2:1.

Covenant Operating Cash Flow is calculated as Covenant Adjusted EBITDA for that period after, adding (1) the decrease in the working capital for the period, (2) cash receipts during the period in respect of any Exceptional Items not already considered in Covenant Adjusted EBITDA, (3) dividends or other profit distributions received in cash during the period to the extent not already taken into accounting in determining Covenant Adjusted EBITDA, (4) any increase in provisions, other non-cash debits and other non-cash charges to the extent taken into account in establishing group Covenant Adjusted EBITDA and deducting (1) the amount of any increase in working capital for the period, (2) cash payments during the period in respect of any Exceptional Items not already considered in Covenant Adjusted EBITDA, (3) dividends paid during the period to minority shareholders to the extent not already deducted in determining Covenant Adjusted EBITDA, (4) any non-cash credits to the extent taken into account in established Covenant Adjusted EBITDA, and (5) any cash costs of pension items during the period to the extent not taken into account establishing Covenant Adjusted EBITDA. Exceptional items are defined by the 2024 Facilities as any material items of an unusual or non-recurring nature which represent gains or losses.

Covenant Net Finance Charges are defined as, for any period, Finance Charges for the period after deducting any interest payable in that period to any portfolio company on any cash and cash equivalents. Finance Charges are defined by the 2024 Facilities as the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of borrowings paid or payable in cash or capitalized in the period.
Since execution of the 2024 Facilities, CorpAcq has been in compliance with all 2024 Facilities covenants. In addition, the 2024 Facilities require that at all times (1) there are not fewer than 25 Eligible Operating Companies (provided this number may be reduced down to 20 as a result of a merger of two Eligible Operating Companies), (2) there are not fewer than six Eligible Operating Companies that generate a minimum of £4.0 million of Covenant Operating Company EBITDA each, and (3) there are not fewer than 12 Eligible Portfolio Companies that generate a minimum of £2.0 million of Covenant Operating Company EBITDA each. In accordance with the 2024 Facilities, CorpAcq is restricted in making certain distributions. Dividend payments on preference shares, which are discussed further below, are permitted. Dividends to ordinary shareholders are permitted if certain criteria are met, including certain leverage requirements defined in the 2024 Facilities. Refer to the 2024 Facilities for additional details. The foregoing summary of the 2024 Facilities is not complete and is qualified in its entirety by the terms and conditions of such agreement, attached to the Registration Statement as Exhibits 10.31 and 10.32.
As part of the Reorganization, CorpAcq issued 102 million preference shares, for £1 each and £3.2 million of Ordinary Shares. The preference shares pay a fixed cumulative preferential quarterly dividend at an annual rate of 15%. After December 31, 2024, there are subsequent increases to the annual rate. The preference shares have a maturity date of 7 years and 6 months from issuance. The preference shares are subject to a funding agreement, under which the preference shareholders are required to subscribe for additional preference shares up to £30 million, plus any additional discretionary subscriptions, to support an acquisition that meets the following criteria: (1) the target has a total enterprise value below £20 million, (2) the purchase price is no more than five times the target’s EBITDA, and (3) the target falls within CorpAcq’s existing areas of operation (with the exception that CorpAcq may use 20% of the funding for acquisitions of targets outside of CorpAcq’s existing operations). In accordance with the funding agreement, CorpAcq issued an additional 3.0 million preference shares for £1 each in connection with the acquisition of Lynton. In the second half of 2023, CorpAcq issued an additional 28 million preference shares for £1 each. Proceeds from the issuances were primarily used to fund the Heritage and Carlisle acquisitions. The additional preference shares are subject to the same terms as the original preference shares issued in conjunction with the Reorganization.
CorpAcq’s remaining interest-bearing loans and borrowings consist of several smaller borrowings facilities from banks, which are at various terms and rates as shown in Note 12, Financial assets and financial liabilities, to the Audited Annual Financial Statements and Note 10, Financial assets and financial liabilities, to the Unaudited Interim Financial Statements. The debt at CorpAcq’s subsidiaries is subject to certain financial and liquidity covenants, which include certain restrictions related to the amount of cash that is allowed to be distributed to CorpAcq Limited or CorpAcq Holdings Limited. CorpAcq Holdings Limited was formed in October of 2021 and became the parent of CorpAcq Limited in connection with the Reorganization on March 1, 2022. CorpAcq has no material assets or operations.
CorpAcq was in compliance with all covenants or received waivers for any covenant breaches under its debt agreements during the periods presented. Maddox Bidco Limited, the ultimate holding company of WPI Civil Engineering Limited, WPI Construction & Remediation Limited and WPI Surfacing Limited (collectively, “WPI”), held debt subject to various financial covenants, including a leverage covenant. On June 30, 2021, when the balance of the debt was £23.8 million, WPI breached the leverage covenant as a result of the COVID-19 pandemic which negatively impacted the house-building sector in which WPI operates. WPI received a waiver on the leverage covenant breach, and the related covenant was revised to align with WPI’s anticipated results. Subsequent to the 2021 amendment, on June 30, 2023, when the balance of the debt was £22.5 million, WPI breached the leverage covenant as a result of a slowdown in the house-building industry caused by high mortgage rates and the increased cost of labor and materials. WPI received a waiver on the leverage covenant on September 18, 2023, and all financial covenants were removed from the agreement. As part of the amendment, the related debt was partially refinanced. On the same date, WPI repaid £7.0 million of the debt which was funded partially by new loans and partially by cash from WPI. The

WPI debt held by Maddox Bidco Limited was fully repaid in January 2024 using proceeds from the 2024 Facilities. As of June 30, 2023, CorpAcq had £31.7 million in undrawn bank facilities. As discussed above, in January 2024, CorpAcq refinanced its previous Alcentra Facility and entered into the 2024 Facilities. As of January 31, 2024, CorpAcq has drawn down £235.8 million on the 2024 Facilities, leaving £64.2 million undrawn on the 2024 Facilities.
Loans Payable to Related Parties
CorpAcq’s £7.1 million in outstanding balance payable to related parties at June 30, 2023 is primarily comprised of a £5.9 million balance due to SSO Consulting Limited, a company where Mr. Simon Orange has an 100% ownership interest and is a director. The amounts due to SSO Consulting Limited are related to outstanding consulting fees of £4.8 million and outstanding loan arrangement balances of £1.1 million including accrued interest. No interest is charged on the outstanding consulting fees and the balance is repayable on demand. The loan balance is subject to an interest rate of 5% per annum and is fully repayable on demand. The remaining amounts due to related parties are comprised of smaller amounts due to Orange Investments One Limited, trading as Dunham Consultancy, and others. See Note 24, Related parties, to the Audited Annual Financial Statements and Note 15, Related parties, to the Unaudited Interim Financial Statements for additional information on loans payable to related parties.
Puttable Warrants and Put Options on Non-controlling Interest
CorpAcq also entered into warrant and put option agreements (puttable warrants) with third parties which can require CorpAcq to repurchase the shares issued upon exercise of such warrants. The amount that will ultimately be paid in relation to these options is dependent on the future earnings of the related subsidiary. CorpAcq entered into put options with the non-controlling shareholders of certain subsidiaries and associates, which can require CorpAcq to purchase the remaining interest in those subsidiaries and associates. In June of 2023, CorpAcq paid £1.7 million to repurchase 20% of the interests in subsidiaries held by non-controlling shareholders related to the put options.
Other Contractual Payments
See Note 19, Trade and other payables and Note 20, Leases to the Audited Annual Financial Statements for additional information on other contractual payments. CorpAcq does not have any off-balance sheet arrangements.
Cash Flows
The following table summarizes CorpAcq’s cash flows for the periods indicated:
	Six Months Ended June 30,
(in thousands, except for percentages)	2023 (restated)	2022 (restated)	£ Change	% Change
Net cash provided by operating activities	£13,322	£13,584	£(262)	(1.9)%
Net cash used in investing activities	(12,020)	(12,730)	710	(5.6)%
Net cash used in or provided by financing activities	(12,580)	2,963	(15,543)	(524.6)%
Net increase (decrease) in cash and cash equivalents	(11,278)	3,817	(15,095)	(395.5)%
Cash and cash equivalents, beginning of period	60,220	50,100	10,120	20.2%
Cash and cash equivalents, end of period	48,942	53,917	(4,975)	(9.2)%
Cash Flows Provided by Operating Activities
Net cash provided by operating activities decreased by £0.3 million to £13.3 million for the six months ended June 30, 2023, from £13.6 million for the six months ended June 30, 2022.
The decrease was primarily driven by (1) £6.3 million of additional dividends on liability-classified preference shares paid during the six months ended June 30, 2023 compared to the six months ended

June 30, 2022; (2) an increase of £5.5 million of interest payments resulting from an increase in interest-bearing loans and borrowings of £18.8 million period- over-period, as well as an increase in interest rates; (3) a £3.6 million increase in spend on rental property, plant and equipment; and (4) a £1.0 million increase in taxes paid.
This decrease was offset by additional cash from operations of £10.4 million generated by new acquisitions and growth of CorpAcq’s existing subsidiaries for the six months ended June 30, 2023 compared to the six months ended June 30, 2022 and a £5.7 million increase in proceeds from the sale of rental property, plant and equipment.
Cash Flows Used in Investing Activities
Net cash used in investing activities decreased by £0.7 million to £12.0 million for the six months ended June 30, 2023, from £12.7 million for the six months ended June 30, 2022. The decrease in cash used in investing activities was primarily due to a decrease of £7.2 million in cash paid for the acquisition of subsidiaries. Cash paid, net of cash acquired, was £4.2 million for the acquisitions completed during the six months ended June 30, 2023, compared to cash paid, net of cash acquired of £11.4 million for the acquisitions completed during the six months ended June 30, 2022.
The decrease in cash used in investing activities was offset by a (1) £1.7 million increase in cash paid for non-rental property, plant and equipment; (2) a £3.1 million decrease in proceeds from the sale of non-rental property, plant and equipment; and (3) a £1.7 million payment made by CorpAcq to repurchase 20% of the interests in subsidiaries held by non-controlling shareholders related to put options in June of 2023.
Cash Flows Provided by (Used in) Financing Activities
Net cash used in financing activities was £12.6 million for the six months ended June 30, 2023, as compared to net cash provided by financing activities of £3.0 million for the six months ended June 30, 2022. The change to net cash provided by financing activities was largely driven by the Reorganization in March 2022, which resulted in a net increase in cash from financing during the period of £11.4 million. The change to net cash provided by financing activities was also driven by (1) an increase in the amount of loan and borrowing repayments of £2.7 million; (2) an increase in lease payments of £1.8 million period-over-over period; and (3) a decrease in net proceeds from the issuance of loans and borrowings of £2.6 million period-over-period. The impact of these items was partially offset by the impact of proceeds of £3.0 million for preference shares issued in June of 2023.
The following table summarizes CorpAcq’s cash flows for the periods indicated:
	Year ended December 31,
(in thousands, except for percentages)	2022	2021	£ Change	% Change
Net cash provided by operating activities	£31,821	£38,510	£(6,689)	(17.4)%
Net cash used in investing activities	(22,447)	(14,956)	(7,491)	50.1%
Net cash used in or provided by financing activities	746	(17,054)	17,800	(104.4)%
Increase in cash and cash equivalents	10,120	6,500	3,620	55.7%
Cash and cash equivalents, beginning of period	50,100	43,600	6,500	14.9%
Cash and cash equivalents, end of period	60,220	50,100	10,120	20.2%
Cash Flows Provided by Operating Activities
Net cash provided by operating activities declined by £6.7 million to £31.8 million for the year ended December 31, 2022, from £38.5 million for the year ended December 31, 2021.
This decrease was primarily driven by (1) £9.0 million of dividends on liability-classified preference shares paid during 2022; (2) an increase of £2.6 million of interest payments resulting from an increase in interest-bearing loans and borrowings of £121.7 million; (3) a £0.6 million increase in taxes paid; (4) additional spend of £5.5 million on rental property, plant and equipment; and (5) a decrease in proceeds from the sale of rental property, plant and equipment of £1.2 million. Additional cash from operations of £12.2 million was generated by new acquisitions and growth of CorpAcq’s existing subsidiaries in 2022 compared to 2021.
Cash Flows Used in Investing Activities
Net cash used in investing activities increased by £7.5 million to £22.4 million for the year ended December 31, 2022, from £15.0 million for the year ended December 31, 2021. The increase in cash used in investing activities was primarily due to an £11.8 million increase in cash paid for the acquisition of subsidiaries. Cash paid, net of cash acquired, was £14.6 million for the acquisitions completed in 2022, compared to cash paid, net of cash acquired of £2.8 million for the acquisitions completed in 2021.
Net cash used in investing activities also increased due to a decrease in the receipt of deferred consideration on past disposals of £0.6 million, and a decrease in the receipt of cash payments from related parties on loans receivable of £0.6 million. The increase in cash used in investing activities was partially offset by a decrease in the payments of deferred consideration on past acquisitions of £4.5 million and an increase in the proceeds from the sale of non-rental property, plant, and equipment of £2.3 million.
Cash Flows Provided by (Used in) Financing Activities
Net cash provided by financing activities was £0.7 million for the year ended December 31, 2022, as compared to net cash used in financing activities of £17.1 million for the year ended December 31, 2021. The change to net cash provided by financing activities was largely driven by the Reorganization in March 2022, which resulted in a net increase in cash from financing of £11.4 million. The change to net cash provided by financing activities was also driven by a decrease in the amount of loan and borrowing repayments of £22.3 million year-over-year, due to two large repayments on existing debt facilities that occurred in 2021. Other items that contributed to the change in net cash provided by financing activities relate to the receipt of £0.5 million in cash from related parties on new loans payable to related parties in 2022 and a £1.4 payment to a related party to settle a loan payable in 2021. The impact of these items was partially offset by an increase in lease payments of £5.6 million and a decrease in net proceeds from loans and borrowings of £12.6 million.
Critical Accounting Policies
CorpAcq’s Audited Annual Financial Statements and Unaudited Interim Financial Statements have been prepared in accordance with IFRS as issued by the IASB. Preparation of the financial statements requires CorpAcq to make judgments, estimates and assumptions that impact the reported amount of revenues and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. CorpAcq considers an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on its Audited Annual Financial Statements and Unaudited Interim Financial Statements. Certain of CorpAcq’s accounting policies require the application of significant judgement by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. CorpAcq’s actual results may differ from these estimates. See Note 2, Significant accounting policies, to the Audited Annual Financial Statements and Unaudited Interim Financial Statements for additional discussion on CorpAcq’s accounting policies.
Business Combinations and Consolidation
CorpAcq accounts for business combinations using the acquisition method. Acquisition-related costs are expensed as incurred and included in “General and administrative expenses.” If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in “Other expenses, net” in the Audited Annual Financial Statements and Unaudited Interim Financial Statements. Furthermore, CorpAcq applies the pooling of interest method when the acquisition of a business is a business combination under common control. When the pooling of interest method is applied, the assets and liabilities of all combining parties will be reflected at their predecessor carrying amounts.
CorpAcq’s determination of fair value of assets acquired and liabilities assumed at the acquisition date is based on the best information available in the circumstances and may incorporate assumptions and involve a significant degree of judgment. CorpAcq uses its best estimates and assumptions to accurately assign fair value to the tangible and identifiable intangible assets acquired and liabilities assumed at the acquisition date as well as the useful lives of those acquired intangible assets. Examples of critical estimates in valuing certain of the intangible assets it has acquired include, but are not limited to, future expected cash inflows and outflows, expected useful life, discount rates and income tax rates. CorpAcq’s estimates for future cash flows are based on historical data, various internal estimates and certain external sources, and are based on assumptions that are consistent with the plans and estimates it is using to manage the underlying assets acquired. CorpAcq estimates the useful lives of the intangible assets based on the expected period over which it anticipates generating economic benefit from the asset. CorpAcq bases its estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain. Unanticipated events and circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual result.
Consolidation of a subsidiary begins when CorpAcq obtains control over the subsidiary and ceases when CorpAcq loses control of the subsidiary. Control is achieved when CorpAcq is exposed, or has rights, to variable returns from its involvement with the investee and can affect those returns through its power over the investee. CorpAcq re-assesses whether it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. The assessment of control requires judgement and analysis on a structure-by-structure basis. Factors considered in this assessment include the entity’s legal organization, the entity’s capital structure and CorpAcq’s contractual involvement with and economic interest in the entity.
Goodwill
Goodwill is tested for impairment annually in the fourth quarter of each year and is tested between annual tests if an event occurs or circumstances change that would indicate the carry amount may be impaired. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a cash-generating unit.
For the purpose of impairment testing, goodwill has been allocated to each of CorpAcq’s cash-generating units (“CGUs”), or group of CGUs, that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units. CorpAcq determines impairment for goodwill by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill relates. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized.
The recoverable amount of the CGU is determined by calculating its value in use (“VIU”) using an income approach, based on the present value of estimated future cash flows. There are several estimates and assumptions used in determining the present value of future cash flows, estimates of future sales, gross margins, operating costs, income tax rates, capital expenditures, changes in working capital requirements, growth rates, and discount rates. Changes in these estimates and assumptions could materially affect the determination of recoverable amounts and goodwill impairment for each CGU. CorpAcq determined that a reasonable change in the discount rates will not cause the carrying value to exceed the recoverable amount for its significant CGUs. However, circumstances and events, which could potentially cause further impairment losses, are constantly monitored by CorpAcq. See Note 11, Intangible assets and goodwill, to the Audited Annual Financial Statements for additional discussion on goodwill impairment testing.
Revenue from Contracts with Customers
CorpAcq recognizes revenue when control of goods sold has been transferred and CorpAcq’s performance obligations to its customers have been satisfied. Additionally, CorpAcq measures revenue at an amount that reflects the consideration to which CorpAcq expects to be entitled in exchange for transferring goods or services to a customer.
For certain contracts with customers, revenue is recognized over time based on a percentage of costs incurred to date bears to total projected costs. Revenue recognized is dependent on various factors subject to CorpAcq’s judgment including the accuracy of estimates made at balance sheet date such as the engineering progress, likelihood of the achievement of milestones and cost estimates. CorpAcq considers that the methods chosen are reasonable depictions of its performance in transferring control of the goods or services promised to its customers. Progress in completing such contracts may significantly affect results.
Sales of Industrial and Retail Products
Sales of industrial products represent revenues from the sale of manufactured industrial products and plant. Sale of retail products represent revenues from clothing retail operations. Revenue is recognized at a point in time, as control is transferred to the to the customer either at shipment or upon delivery.
Clothing retail customers are provided a right to return a transferred product during the return period. Revenue and corresponding cost of sales are recognized for parts that are not expected to be returned. The expected returns are estimated based on historical sales and returns information. At the time of the initial sale, CorpAcq recognizes a return asset for the right to recover the goods returned by the customer within “Inventories” in the consolidated statement of financial position. This asset is initially measured at the former carrying amount of the inventory. At each reporting date, both the refund liability and the return asset are re-measured to record any revisions to the expected level of returns, as well as any decreases in the value of the returned products. Changes in CorpAcq’s estimates for returns could impact the amount of revenue and cost of sales recognized.
Construction, Maintenance, and Other Services
Revenue from construction services are primarily comprised of plumbing installation, groundworks excavations, sewage works and installations, metal decking/foundation installations, and electrical installations. Revenue is recognized over time because the services are completed on assets which are owned by the customer. Revenue from maintenance and other services is primarily comprised of promises to provide repairs, maintenance, and professional services to customers. Revenues are recognized over time because the customer simultaneously receives and consumes the benefits provided to them. For certain contracts with customers, judgement is required for measuring progress towards satisfaction of the related performance obligations. Revenue is usually measured based on a percentage that costs incurred to date bears to total projected costs, or based on invoicing or contract milestones, over the course of these performance obligations. CorpAcq considers that the methods chosen are reasonable depictions of its performance in transferring control of the goods or services promised to its customers. Progress in completing such contracts may significantly affect results.
Income Taxes
CorpAcq is subject to income taxes in the United Kingdom. Significant judgement is required in evaluating CorpAcq’s uncertain tax positions and determining its provision for income taxes. Although CorpAcq believes its reserves are reasonable, no assurance can be given that the outcome of these uncertainties will not be different from that which is reflected in CorpAcq’s reserves. Reserves are adjusted considering changing facts and circumstances, such as the closing of a tax examination. Resolution of these uncertainties in a manner inconsistent with CorpAcq’s expectations could have a material impact on CorpAcq’s financial condition and operating results.
Deferred tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in the period that includes the date of substantive enactment. Deferred tax liabilities are generally recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that temporary differences or taxable profits will be available against which deductible temporary differences can be utilized. The carrying amount of deferred tax assets is reviewed at each reporting period date and adjusted to reflect changes in the CorpAcq’s assessment that sufficient taxable profits will be available to allow all or part of the asset to be recovered.
CorpAcq evaluates uncertain positions where the tax judgement is subject to interpretation and remains to be agreed with the relevant tax authority. Provisions for uncertain income tax positions are made using judgement of the most likely tax expected to be paid or the expected value, based on a qualitative assessment of all relevant information. In assessing the appropriate provisions for uncertain items, CorpAcq considers progress made in discussions with tax authorities and expert advice on the likely outcome and recent developments in case law, legislation and guidance.
Leases
Under IFRS, CorpAcq applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets and recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying asset. CorpAcq determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. CorpAcq applies judgement in evaluating whether it is reasonably certain whether any options to renew or terminate the lease will be exercised. CorpAcq considers all relevant factors that create an economic incentive to exercise either the renewal or termination. After the commencement date, CorpAcq reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate which may include costs associated with terminating the lease or the availability of alternative assets.
In the event CorpAcq cannot readily determine the interest rate implicit in the lease, it uses its incremental borrowing rate (“IBR”) to measure lease liabilities. CorpAcq estimates the IBR using observable inputs, such as market interest rates, when available and is required to make to make certain entity-specific estimates, such as the subsidiary’s stand-alone credit rating.
Put Options on Noncontrolling Interest and Puttable Warrants
CorpAcq entered into put options with the non-controlling shareholders of certain subsidiaries and associates, which can require CorpAcq to purchase the remaining interest in those subsidiaries and associates. CorpAcq also entered into warrant and put option agreements (puttable warrants) with third parties which can require CorpAcq to repurchase the shares issued upon exercise of such warrants. The amount that will ultimately be paid in relation to these options is dependent on the future earnings of the related subsidiary.
Initial measurement of liabilities in respect of these written put options on non-controlling interest and puttable warrants involves judgement in determining the appropriate assumptions to be applied in the estimation of the gross redemption amount at inception. The assumptions principally relate to the future earnings of the business and the rate applied to discount the liability to present value. The future earnings of the applicable subsidiaries are estimated using different methodologies and consequently there is no one assumption that is individually material to the valuation. Discount rates between 8.5% and 10.5% have been used to discount these liabilities.
Recently Adopted and Issued Accounting Pronouncements
See Note 2, Significant accounting policies, to the Audited Annual Financial Statements and Unaudited Interim Financial Statements for recently adopted accounting pronouncements and recently issued accounting pronouncements that may have an impact on future results but that have not yet been adopted as of the date of the Audited Annual Financial Statements and Unaudited Interim Financial Statements.
Internal Control Over Financial Reporting
CorpAcq management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.
As a private company, CorpAcq is not required to evaluate internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404. As a result of becoming a public company, the Post-Combination Company will be required, pursuant to Section 404, to furnish a report by its management on, among other things, the effectiveness of its internal control over financial reporting for its annual report on Form 20-F. This assessment will need to include disclosures of any material weaknesses identified by the Post-Combination Company’s management in its internal control over financial reporting.
In the course of auditing the CorpAcq financial statements as of and for the years ended December 31, 2022 and 2021, CorpAcq and its independent registered public accounting firm identified material weaknesses in the internal control over financial reporting of CorpAcq, as well as other control deficiencies. CorpAcq’s management determined that as of June 30, 2023, and for the six month ended June 30, 2023 in the restated consolidated financial statements, those material weaknesses in the internal control over financial reporting continue to exist.
As of the years ended December 31, 2022 and 2021, and as of June 30, 2023 and for the six months ended June 30, 2023, the material weaknesses identified, at both the parent and subsidiary levels, relate to (i) inadequate design and implementation of internal controls as it relates to the assessment of proper accounting for customer contracts and revenue recognition, business combinations and other fair value measurements, the review of tax provisions and cash flow statement disclosures; (ii) lack of effective oversight over financial reporting, and internal control, including inadequate documentation of the control environment, as well as inadequate cut-off procedures related to inventory in transit; (iii) lack of adequate segregation of duties over key processes, including period end financial reporting and controls over record keeping and documentation around operational activities; (iv) lack of adequately designed information technology general controls and controls over the review of service organization reports over critical vendors for financial reporting.
CorpAcq is in the process of designing and implementing measures to improve its control environment and internal control over financial reporting. To remediate these material weaknesses, CorpAcq plans to take the following actions:
•
CorpAcq will seek to hire additional accounting and finance resources with appropriate technical accounting and reporting experience to execute key controls related to various financial reporting processes;

•
CorpAcq will seek to document, evaluate, remediate and test internal controls over financial reporting, including those that operate at a sufficient level of precision and frequency or that evidence the performance of the control; and

•
CorpAcq will seek to assess existing entity-level controls and information technology general controls and, as necessary, design and implement enhancements to such controls and processes.

CorpAcq and its independent registered public accounting firm were not required to, and did not, perform an evaluation of CorpAcq’s internal controls over financial reporting as of December 31, 2022, or any prior period in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, CorpAcq cannot assure that it has identified all, or that it will not in the future have additional, material weaknesses. Material weaknesses may still exist when the Post-Combination Company reports on the effectiveness of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of the Business Combination.
CorpAcq will monitor the effectiveness of internal control over financial reporting in the areas affected by the material weaknesses described above and will continue to perform additional procedures prescribed by management. Refer to the section “Risk Factors — Risks Related to the Post-Combination Company Public Securities” for more information on risks related to material weakness in CorpAcq’s internal controls.

Quantitative and Qualitative Disclosures About Market Risk
In addition to the risks inherent in its operations, CorpAcq is exposed to other market risks, such as interest rate risk, credit risk, foreign currency risk, and liquidity risk. Of these market risks, CorpAcq believes it is most significantly exposed to interest rate risk related to £421.5 million of CorpAcq’s outstanding debt balance as of June 30, 2023, which increased £4.5 million from the end of fiscal 2022. An unfavorable change in interest rates could adversely impact CorpAcq’s results. CorpAcq is not significantly exposed to foreign currency risk or credit risk, as it primarily transacts in a single currency — pound sterling — and does not have a significant concentration of receivables with a small number of customers. See Note 13, Financial risk management, to the Audited Annual Financial Statements and Note 11, Financial risk management, to the Unaudited Interim Financial Statements for additional discussion of CorpAcq’s market risks.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is to aid in the analysis of the financial aspects of the Business Combination and other events contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheets of Churchill and CorpAcq on a pro forma basis as if the Business Combination had been consummated on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 combines the historical statements of operations of Churchill and CorpAcq for such period on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements as of and for the six months ended June 30,2023 should be read in conjunction with, the following:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical unaudited financial statements of Churchill as of and for the six months ended June 30, 2023 and the related notes included elsewhere in this proxy statement/prospectus;

•
the historical unaudited financial statements of CorpAcq as of and for the six months ended June 30, 2023 (as restated) and the related notes included elsewhere in this proxy statement/prospectus. See Note 1 for the impact of the restatement on CorpAcq’s condensed consolidated statement of financial position as at June 30, 2023; and

•
the sections entitled “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “CorpAcq’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to Churchill and CorpAcq included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 should be read in conjunction with, the following:
•
the historical audited financial statements of Churchill for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of CorpAcq for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION AS OF JUNE 30, 2023
	Historical	Historical	Debt Refinancing		Transaction Accounting Adjustments (No Redemption Scenario) — GBP		Pro Forma Combined (No Redemption Scenario) — GBP	Transaction Accounting Adjustments (Contractual Maximum Redemption Scenario) — GBP		Pro Forma Combined (Contractual Maximum Redemption Scenario) — GBP
	CorpAcq Holding Limited — GBP (as restated)	Churchill Capital Corp VII (Historical) — GBP, As Converted
ASSETS
Non-current assets
Property, plant and equipment	£233,349	—	—		—		£233,349	—		£233,349
Goodwill	142,923	—	—		—		142,923	—		142,923
Other intangible assets	41,821	—	—		—		41,821	—		41,821
Deferred tax assets	1,693	—	—		—		1,693	—		1,693
Marketable securities held in Trust Account	—	474,429	—		(474,429)	A	—	—		—
Total non-current assets	419,786	474,429	—		(474,429)		419,786	—		419,786
Current assets
Loans receivable from related parties	2,793	—	—		—		2,793	—		2,793
Other current assets	3,330	—	—		—		3,330	—		3,330
Prepayments	14,977	470	1,359	M	(572)	B	16,234	—		16,234
Inventories	48,599	—	—		—		48,599	—		48,599
Trade receivables	93,932	—	—		—		93,932	—		93,932
Contract assets	10,015	—	—		—		10,015	—		10,015
Cash and cash equivalents	48,942	2,754	5,598	M	474,429	A	77,206	(233,617)	K	86,658
			—		(68,599)	B		143,069	G
			—		(143,069)	G		100,000	N
			—		(136,953)	I		—
			—		2,101	L		—
			—		(100,000)	N		—
			—		(7,997)	C		—
Total current assets	222,588	3,224	6,957		19,340		252,109	9,452		261,561
Total Assets	£642,374	£477,653	£6,957		£(455,089)		£671,895	£9,452		£681,347
LIABILITIES
Non-current liabilities
Interest-bearing loans and borrowings	£216,933	£—	£53,123	M	£(102,575)	I	£167,481	£97,930	N	£265,411
Lease liabilities	46,585	—	—		—		46,585	—		46,585
Other liabilities	1,543	—	—		—		1,543	—		1,543
Deferred consideration	4,826	—	—		—		4,826	—		4,826
Gross obligations under put options	16,095	—	—		—		16,095	—		16,095
Deferred tax liabilities	20,958	—	—		—		20,958	—		20,958
Deferred legal fee	—	21	—		—		21	—		21
Deferred underwriting fee payable	—	38,251	—		(38,251)	B	—	—		—
Total non-current liabilities	306,940	38,272	53,123		(140,826)		257,509	97,930		355,439
Current liabilities
Loans payable to related parties	7,125	—	—		—		7,125	—		7,125
Interest-bearing loans and borrowings, current portion	204,584	—	(42,048)	M	(3,845)	I	60,761	—		60,761
			—		(97,930)	N		—
Lease liabilities, current portion	24,755	—	—		—		24,755	—		24,755
Deferred consideration, current portion	2,273	—	—		—		2,273	—		2,273
Gross obligations under put options, current portion	74,252	—	—		—		74,252	—		74,252
Income taxes payable	2,645	1,517	—		—		4,162	—		4,162
Contract liabilities	5,369	—	—		—		5,369	—		5,369
Trade and other payables	109,457	—	—		—		109,457	—		109,457
Warrant liabilities	—	6,675	—		(2,062)	E	—	—		—
			—		(4,613)	F		—
Class C liability portion	—	—	—		9,356	F	14,048	(2,026)	F	12,022
			—		4,692	G		—
Earn out liability	—	—	—		8,110	E	17,651	(2,100)	E	17,335

	Historical	Historical	Debt Refinancing		Transaction Accounting Adjustments (No Redemption Scenario) — GBP		Pro Forma Combined (No Redemption Scenario) — GBP	Transaction Accounting Adjustments (Contractual Maximum Redemption Scenario) — GBP		Pro Forma Combined (Contractual Maximum Redemption Scenario) — GBP
	CorpAcq Holding Limited — GBP (as restated)	Churchill Capital Corp VII (Historical) — GBP, As Converted
			—		9,541	G		1,784	G
Accrued expenses	—	499	—		(163)	B	336	—		336
Excise tax liability	—	6,465	—		—		6,465	—		6,465
Extension Promissory Note – related party	—	1,584	—		—		1,584	—		1,584
Total current liabilities	430,460	16,740	(42,048)		(76,914)		328,238	(2,342)		325,896
Total Liabilities	737,400	55,012	11,075		(217,740)		585,747	95,588		681,335
Redeemable equity Class A common stock subject to possible redemption	—	473,432	—		(473,432)	C	—	—		—
Total Redeemable equity	—	473,432	—		(473,432)		—	—		—
EQUITY
Shareholder’s equity (deficit)
Issued capital	722	—	—		(722)	D	—	—		—
Class B common stock	—	2	—		(2)	E	—	—		—
Ordinary A1 Shares	—	—	—		45	C	94	(22)	K	87
			—		49	G		15	G
Class B shares	—	—	—		—		—	—		—
Class C-1 shares	—	—	—		2,186	F	2,186	—		2,186
Class C-2 shares	—	—	—		1,109	F	2,297	—		2,297
			—		1,188	G		—
Share premium	(70,247)	—	—		(16,699)	B	241,646	(233,595)	K	159,750
			—		465,390	C		3,378	B
			—		(47,970)	D		2,100	E
			—		(6,046)	E		2,026	F
			—		(8,038)	F		141,270	G
			—		(158,539)	G		3,919	H
			—		(7,774)	H		(994)	J
			—		(28,108)	I		—
			—		119,647	J		—
Other reserves	(1,037)	—	—		—		(1,037)	—		(1,037)
Accumulated deficit	(26,040)	(50,793)	(4,118)	M	(14,088)	B	(168,388)	(3,378)	B	(168,702)
			—		48,692	D		994	J
			—		(2,425)	I		2,070	N
			—		(119,647)	J		—
			—		2,101	L		—
			—		(2,070)	N		—
Total shareholder’s equity	(96,602)	(50,791)	(4,118)		228,309		76,798	(82,217)		(5,419)
Non-controlling interests	1,576	—	—		7,774	H	9,350	(3,919)	H	5,431
Total non-controlling interests	1,576	—	—		7,774		9,350	(3,919)		5,431
Total Equity	(95,026)	(50,791)	(4,118)		236,083		86,148	(86,136)		12
Total Liability, Redeemable Equity and Equity	£642,374	£477,653	£6,957		£(455,089)		£671,895	£9,452		£681,347

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED JUNE 30, 2023
	Historical	Historical	Debt Refinancing		Transaction Accounting Adjustments (No Redemption Scenario) — GBP		Pro Forma Combined (No Redemption Scenario) — GBP	Transaction Accounting Adjustments (Contractual Maximum Redemption Scenario) — GBP		Pro Forma Combined (Contractual Maximum Redemption Scenario) — GBP
	CorpAcq Holding Limited — GBP	Churchill Capital Corp VII (Historical) — GBP, As Converted
Revenue	£341,555	—	—		—		£341,555	—		£341,555
Cost of sales	214,015	—	—		—		214,015	—		214,015
Gross profit	127,540	—	—		—		127,540	—		127,540
Selling and distribution expenses	18,321	—	—		—		18,321	—		18,321
General and administrative expenses	73,522	—	—		500	II	74,022	—		74,022
Other expenses, net	1,836	—	—		—		1,836	—		1,836
Formation and operating costs	—	1,998	—		(243)	GG	1,755	—		1,755
Operating profit/(loss)	33,861	(1,998)	—		(257)		31,606	—		31,606
Change in fair value of Warrant Liabilities	—	(4,383)	—		4,383	EE	—	—		—
Interest earned on marketable securities held in Trust Account	—	19,778	—		(19,778)	BB	—	—		—
Unrealized gain (loss) on marketable securities held in Trust Account	—	—	—		—		—	—		—
Change in fair value of class C liability portion	—	—	—		(3,029)	EE	(3,029)	—		(3,029)
Finance expense	31,256	—	(5,908)	KK	(8,415)	CC	16,933	4,617	KK	21,550
Finance income	147	—	—		—		147	—		147
Profit/(loss) before income tax	2,752	13,397	5,908		(10,266)		11,791	(4,617)		7,174
Income tax expense	3,217	4,863	—		(3,532)	JJ	4,548	1,154	JJ	5,702
Profit/(loss) for the year	(465)	8,534	5,908		(6,734)		7,243	(5,771)		1,472
Non-controlling interests	535	—	—		459	DD	994	(378)	DD	616
Equity holders of the parent	£(1,000)	£8,534	£5,908		£(7,193)		£6,249	£(5,393)		£856
Weighted average ordinary shares – basic and diluted
Legacy Shares
Class A1 Shares	494,220,000	—	—		—		—	—		—
Class A2 Shares	222,293,413	—	—		—		—	—		—
Class D Shares	2	—	—		—		—	—		—
Class A Shares	—	118,448,373	—		—		—	—		—
Class B Shares	—	34,500,000	—		—		—	—		—
PubCo Ordinary shares	—	—	—		—	HH	119,381,112	—	HH	110,589,137
Earnings (loss) per share – basic and diluted
Legacy Shares	—	—	—		—		—	—		—
Class A1 Shares	(0.00)	—	—		—		—	—		—
Class A2 Shares	(0.00)	—	—		—		—	—		—
Class D Shares	(12,500)	—	—		—		—	—		—
Class A Shares	—	0.06	—		—		—	—		—
Class B Shares	—	0.06	—		—		—	—		—
PubCo Ordinary shares	—	—	—		—	HH	0.05	—	HH	0.01

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022
	Historical	Historical	Debt Refinancing		Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	CorpAcq Holding Limited (Historical) — GBP	Churchill Capital Corp VII (Historical) — GBP
Revenue	£633,222	—	—		—		£633,222	—		£633,222
Cost of sales	404,685	—	—		—		404,685	—		404,685
Gross profit	228,537	—	—		—		228,537	—		228,537
Selling and distribution expenses	35,826	—	—		—		35,826	—		35,826
General and administrative expenses	130,889	—	—		1,000	II	131,889	—		131,889
Other expenses, net	2,005	—	—		14,088	AA	138,321	3,378	AA	141,699
			—		122,228	FF		—
Formation and operating costs	—	1,818	—		(471)	GG	1,347	—		1,347
Operating profit/(loss)	59,817	(1,818)	—		(136,845)		(78,846)	(3,378)		(82,224)
Change in fair value of Warrant Liabilities	—	45,121	—		(45,121)	EE	—	—		—
Interest earned on marketable securities held in Trust Account	—	15,728	—		(15,728)	BB	—	—		—
Unrealized gain (loss) on marketable securities held in Trust Account	—	(22)	—		22	BB	—	—		—
Change in fair value of class C liability portion	—	—	—		31,180	EE	31,180	—		31,180
Finance expense	54,712	—	1,507	KK	(14,482)	CC	41,737	7,206	KK	48,943
Finance income	290	—	—		—		290	—		290
Profit/(loss) before income tax	5,395	59,009	(1,507)		(152,010)		(89,113)	(10,584)		(99,697)
Income tax expense	6,983	3,271	—		(4,441)	JJ	5,813	1,802	JJ	7,615
Profit/(loss) for the year	(1,588)	55,738	(1,507)		(147,569)		(94,926)	(12,386)		(107,312)
Non-controlling interests	982	—	—		(6,012)	DD	(5,030)	103	DD	(4,927)
Equity holders of the parent	£(2,570)	£55,738	£(1,507)		£(141,557)		£(89,896)	£(12,489)		£(102,385)
Weighted average ordinary shares – basic and diluted
Legacy Shares	263,286,667
Class A1 Shares	411,850,000
Class A2 Shares	181,531,667
Class D Shares	2
Class A Shares		138,000,000
Class B Shares		34,500,000
PubCo Ordinary shares						HH	119,381,112		HH	110,589,137
Earnings (loss) per share – basic and diluted
Legacy Shares	0.01
Class A1 Shares	(0.01)
Class A2 Shares	(0.01)
Class D Shares	(61,493)
Class A Shares		0.32
Class B Shares		0.32
PubCo Ordinary shares						HH	(0.75)		HH	(0.93)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.
Description of the Business Combination

On August 1, 2023, the parties executed the Merger Agreement, and on September 19, 2023, BermudaCo became party to the Merger Agreement. Pursuant to the Merger Agreement, (a) Merger Sub will merge with and into Churchill, with Churchill surviving and becoming a subsidiary of PubCo, and (b) as a result of the Merger, Churchill and CorpAcq each will become subsidiaries of PubCo, and PubCo will become a publicly-traded company. PubCo will further contribute all of its Churchill and CorpAcq shares to BermudaCo in exchange for BermudaCo equity interests and thus BermudaCo would own 100% of CorpAcq and Churchill, becoming their direct parent and consolidated subsidiary of PubCo.
The aforementioned parties entered into the Merger Agreement, which provides for, among other things, the following transactions:
(a)
Each CorpAcq Seller will sell and transfer 100% of their CorpAcq Ordinary Shares to PubCo in exchange for its pro rata share of the Closing Seller Consideration;

(b)
Upon consummation of the CorpAcq Sale, the Sponsor will forfeit to Churchill the Retirement Founder Shares and 18,600,000 Churchill Private Placement Warrants;

(c)
The Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo;

(d)
BermudaCo will issue to the Sponsor a number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the Delivered Capital Amount and create additional authorized share capital equal to the number of Founder Shares attributable to the Estimated Delayed Financing Amount;

(e)
PubCo will issue to the Sponsor a number of Post-Combination Company B Shares at an aggregate subscription price determined by CorpAcq and Churchill;

(f)
Each share of Churchill Class A Common Stock will be exchanged for one Post-Combination Company Ordinary A1 Share and such Churchill Class A Common Stock so exchanged will consequently be converted into shares of Class A Common Stock of the Surviving Corporation and be held by PubCo immediately after the Merger;

(g)
Each Founder Share owned by BermudaCo shall be converted into and become one validly issued, fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation;

(h)
Each share of common stock of Merger Sub shall be cancelled and shall cease to exist with no consideration payable on such cancellation;

(i)
Each share of (i) Churchill Class A Common Stock for which redemption rights have been exercised, (ii) Churchill Common Stock held in the treasury of Churchill, if any, and (iii) Churchill Common Stock owned the CorpAcq Parties, if any, shall be cancelled and no consideration shall be paid on such cancellation;

(j)
In the event of the approval of the Warrant Amendment Proposal and receipt of the Valuation Report prior to the Effective Time:

(i)
Each Churchill Public Warrant shall be automatically cancelled and extinguished, and the holder thereof shall receive one Post-Combination Company Class C-1 Share, and

(ii)
Each Churchill Private Placement Warrant shall be automatically cancelled and extinguished, and the holder thereof shall receive one Post-Combination Company Class C-2 Share.

(k)
In the event that either the Warrant Amendment Proposal is not approved, or the Valuation Report is not obtained prior to the Effective Time:

(i)
Each Churchill Private Placement Warrant that is outstanding shall be automatically cancelled and extinguished in consideration for the issue of one Post-Combination Company Private Placement Warrant and

(ii)
Each Churchill Public Warrant outstanding immediately prior to the effective time shall be automatically cancelled in consideration for the issue of one Post-Combination Company Public Warrant.

(l)
Within two business days following implementation of the Intragroup Recapitalization or otherwise procuring that CorpAcq has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption, CorpAcq shall implement the CorpAcq Preferred Redemption;

(m)
In connection with the Closing and promptly following the CorpAcq Preferred Redemption, CorpAcq shall effect the Drag Along Sale, which shall result in (subject to stamping of the relevant transfer forms by HM Revenue & Customs) PubCo holding 100% of the outstanding equity interests in CorpAcq on the closing of the Drag Along Sale and CorpAcq shall seek to pay and issue the Closing Seller Consideration to Drag Sellers less the amounts thereof already paid to the Sellers, such that the Drag Sellers transfer their CorpAcq Ordinary Shares on the same terms as the Sellers.

2.
Anticipated Accounting Treatment for the Business Combination and Debt Refinancing Transaction

The Business Combination will be accounted for as a reverse capitalization. Under this method of accounting, Churchill will be treated as the “acquired” company for financial reporting purposes. This determination was based on evaluation of the following facts and circumstances:

•
CorpAcq’s existing shareholders will have the greatest voting interest in the Post-Combination Company under the Contractual Maximum Redemption Scenario with approximately 67.5% voting interest;

•
CorpAcq’s existing shareholders will have the largest single minority voting interest in the Post- Combination Company;

•
CorpAcq’s existing shareholders will elect the majority of the PubCo Board;

•
CorpAcq’s existing senior management team will comprise the senior management of the Post- Combination Company;

•
The Post-Combination Company will continue the ongoing operations of CorpAcq;

•
The Post-Combination Company will assume CorpAcq’s name; and,

•
From an employee base and business operation standpoint, CorpAcq is the larger entity in terms of relative size.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of CorpAcq issuing shares for the net assets of Churchill, accompanied by a recapitalization. Since Churchill does not meet the definition of a business in accordance with IFRS 3, “Business Combinations,” the Business Combination is accounted for within the scope of IFRS 2, “Share-Based Payment.” The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess fair value of Post-Combination Company Ordinary Shares and other consideration issued to Churchill over the fair value of Churchill’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Closing will be deemed to be those of CorpAcq.
In January 2024, CorpAcq entered into a £200.0 million committed term loan facility and a £100.0 million committed acquisition facility, of which £234.3 million has been drawn. Proceeds from the loan were used to extinguish approximately £218.4 million of CorpAcq’s existing debt facilities and £4.1 million of related expenses. Accordingly, the financing has been presented in the pro forma financial information. The effect of the financing has been presented in the pro forma balance sheet as if the financing was entered into on June 30, 2023. This includes the cash proceeds received, transaction and financing costs incurred, the repayment of existing loans out of the financing proceeds, and the borrowing obligation incurred. For pro forma statement of operations purposes, the presentation has been prepared as if the financing was entered into on January 1, 2022. Additionally, it is assumed that £100 million of the drawn debt will be repaid with proceeds from the Business Combination in the No Redemption Scenario and that none of the £234.3 million drawn debt is repaid in the Contractual Maximum Redemption Scenario.
3.
Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X and are based on the Churchill historical financial statements and the CorpAcq historical financial statements, as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet as of June 30, 2023, assumes that the Business Combination occurred on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2022, the beginning of the earliest period presented.
CorpAcq management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Business Combination are based on certain currently available information and certain assumptions and methodologies that CorpAcq management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. CorpAcq management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The historical financial statements of CorpAcq have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of GBP. The historical financial statements of Churchill have been prepared in accordance with U.S. GAAP in its presentation currency of U.S. Dollars. For pro forma purposes, there were no material adjustments identified to convert the financial information of Churchill from U.S. GAAP to IFRS. The historical balance sheet and statement of operations of Churchill have been translated into GBP for purposes of having pro forma combined financial information at the closing rate on June 30, 2023 of US$1.00 to £0.792 and average rate during the six months ended June 30,2023 of US$1.00 to £0.809, respectively and for the purposes of pro forma combined statement of operations for the fiscal year ended December 31, 2022 translated using average rate during fiscal year 2022 of US$1.00 to £0.784.
The unaudited pro forma condensed combined financial statements have been prepared using the assumptions below with respect to the potential redemption into cash of shares of Churchill Class A Common Stock that are subject to redemption:

•
No Redemption Scenario:   This scenario assumes that no additional Churchill stockholders exercise their redemption rights with respect to their shares of Churchill Class A Common Stock upon consummation of the Business Combination. This scenario includes the redemption of 951,810 shares of Class A Common Stock on February 9, 2024 for cash at a redemption price of approximately $10.61 (or £8.40) per share for a total aggregate redemption amount of approximately $10 million.

•
Contractual Maximum Redemption Scenario:   This scenario assumes that 27,814,788 shares of Churchill Class A Common Stock are redeemed for an aggregate payment of $295.0 (or £233.6) million (based on the estimated per share redemption price of approximately $10.61 (or £8.40) per share), from the Trust Account, which represents the maximum number of shares that may be redeemed without causing the Minimum Cash Condition to not be satisfied, assuming $128.6 million of the 2024 Facilities will constitute part of the Delivered Capital Amount and Available Cash Amount (the “Contractual Maximum Redemption Scenario”). Assuming the Contractual Maximum Redemption Scenario the Minimum Cash Condition will be comprised of $350.0 (or £277.2) million and $128.6 (or £100) million qualifying CCVII Facilitated Financing Available Cash Amount less transaction expenses as set forth in the Merger Agreement). Available Cash Amount of $438.8 (or £347.5 million comprises all available cash and cash equivalents of Churchill and its subsidiaries, including all amounts in the Trust Account after giving effect to the Churchill Stockholder Redemptions.
The following summarizes the pro forma ownership, on a non-dilutive basis, of shares of the Post-Combination Company that have voting rights, excluding potential shares of common stock from dilutive securities, following the Business Combination, under the No Redemption Scenario and the Contractual Maximum Redemption Scenario:
	No Redemption Scenario		Contractual Maximum Redemption Scenario
	Shares	Voting %	Shares	Voting %
Post-Combination Company Ordinary Shares to be received by Churchill Public Stockholders:
Post-Combination Company Ordinary A1 Shares	57,064,261	37.1%	29,249,472	20.3%
Total Churchill Public shares	57,064,261	37.1%	29,249,472	20.3%
PubCo Sponsor shares:
Post-Combination Company Class B shares	20,840,533	13.5%	17,585,069	12.2%
Total Sponsor shares	20,840,533	13.5%	17,585,069	12.2%
Cumulative PubCo Stockholders	77,904,794	50.6%	46,834,541	32.5%
Existing CorpAcq owners interest in PubCo:
Post-Combination Company Ordinary A1 Shares	62,316,851	40.5%	81,339,665	56.4%
Post-Combination Company Ordinary A2 Shares(1)	—	0.0%	957,465	0.7%
Post-Combination Company Ordinary A3 Shares	13,659,467	8.9%	15,000,000	10.4%
Total CorpAcq owners shares	75,976,318	49.4%	97,297,131	67.5%
Total	153,881,112	100.0%	144,131,672	100.0%

1)
Includes 957,465 shares under the Contractual Maximum Redemption scenario to be issued in 30 days following the Closing.

The following summarizes the pro forma ownership of shares of the Post-Combination Company that have voting rights, on a fully diluted basis, assuming all dilutive securities are exercised and converted to economic shares of Post-Combination Company Ordinary A1 Shares on a one-for-one basis assuming no net settlement of shares upon exercise, following the Business Combination, under the No Redemption Scenario and Contractual Maximum Redemption scenario:
	No Redemption Scenario		Contractual Maximum Redemption Scenario
	Shares	Voting %	Shares	Voting %
Post-Combination Company Ordinary Shares to be received by Churchill Public Stockholders:
Post-Combination Company Ordinary A1 Shares	57,064,261	27.1%	29,249,472	14.6%
Post-Combination Company Class C-1 Shares(1)	27,600,000	13.1%	27,600,000	13.7%
Total Churchill Public shares	84,664,261	40.2%	56,849,472	28.3%
PubCo Sponsor shares:
Post-Combination Company Class B shares(2)	20,840,533	9.9%	17,585,069	8.8%
Post-Combination Company Class C-2 Shares(1)	14,000,000	6.7%	14,000,000	7.0%
Total Sponsor shares	34,840,533	16.6%	31,585,069	15.7%
Cumulative PubCo Stockholders	119,504,794	56.8%	88,434,541	44.1%
Existing CorpAcq owners interest in PubCo:
Post-Combination Company Ordinary A1 Shares(3)(4)	75,976,318	36.1%	97,297,131	48.5%
Post-Combination Company Class C-2 Shares(1)	15,000,000	7.1%	15,000,000	7.5%
Total CorpAcq owners shares	90,976,318	43.2%	112,297,131	55.9%
Total	210,481,112	100.0%	200,731,672	100.0%

1)
Considers the impact of Post-Combination Company Class C Shares as these will be converted to Post-Combination Company Ordinary A1 Shares for cash upon exercise of their conversion rights.

2)
Includes the impact of 4,697,750 Earnout Vesting Shares under both scenarios, to be issued at the Closing, the BermudaCo Series B-3 Share of which will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Also includes the impact of 8,071,391 Base Vesting Shares under the No Redemption Scenario and 6,443,660 shares under the Contractual Maximum Redemption Scenario, to be issued at the Closing, the BermudaCo Series B-2 Share of which will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement.

3)
Includes the right to receive Post-Combination Company Ordinary A2 Shares post final financial adjustments, equivalent to 957,465 shares under the Contractual Maximum Redemption Scenario, to be issued at or within five days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Agreement, and vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Merger Agreement.

4)
Includes 11,000,000 Post-Combination Company Ordinary A3 Shares, issued at Closing and an additional 2,659,467 Post-Combination Company Ordinary A3 Shares within five days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Agreement and in each case, will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Merger Agreement.

The following table summarizes the dilutive effect and the pro forma ownership of shares of the Post-Combination Company, and the effect of the per share value of Post-Combination Company Ordinary Shares held by PubCo stockholders, assuming all Class C Shares are exercised and all Ordinary A2 and Ordinary A3 shares vest and are converted to Post- Combination Company Ordinary A1 Shares on a one-for-one basis assuming no net settlement of shares upon exercise, following the Business Combination, under the No Redemption Scenario and Contractual Maximum Redemption Scenario. The potential dilution impact is calculated at a per share price of $15 (or £11.88), which represents the minimum price per share at which all dilutive securities are exercisable and can be converted to economic shares of Post-Combination Company Ordinary Shares.
	No Redemption Scenario			Contractual Maximum Redemption Scenario
	Number of Shares	Value per Share (Dollar)	Equity value (in thousands)	Number of Shares	Value per Share (Dollar)	Equity value (in thousands)
Base scenario(1)	141,111,971	$15.00	$2,116,680	132,990,262	$15.00	$1,994,854
Assuming all Post-Combination Company Sponsor Class B shares consideration are issued(2)	153,881,112	$13.76	$2,116,680	144,131,673	$13.84	$1,994,854
Assuming all Post-Combination Company Class C-1 Shares are converted(3)	168,711,971	$14.43	$2,434,080	160,590,262	$14.40	$2,312,254
Assuming all Post-Combination Company Class C-2 Shares are converted(4)	170,111,971	$14.40	$2,450,180	161,990,262	$14.37	$2,328,354
Assuming all Post-Combination Company Seller incremental share consideration, Sponsor Class B shares consideration, Class C-1 and C-2 shares are converted(5)	210,481,112	$13.15	$2,767,580	200,731,673	$13.18	$2,645,754

1)
Represents the number of pro forma shares of Post-Combination Company Ordinary A1, A2, A3 and vested Class B Shares, excluding potential shares of common stock from dilutive securities, following the Business combination, under the No Redemption Scenario and Contractual Maximum Redemption Scenario.

2)
Represents the Base Scenario plus vesting of 12,769,141 Sponsor Class B shares under the No Redemption Scenario and 11,141,410 shares under the Contractual Maximum Redemption Scenario.

3)
Represents the Base Scenario plus conversion of 27,600,000 Post-Combination Company Class C-1 Shares under both the No Redemption Scenario and the Contractual Maximum Redemption Scenario. The Class C-Shares are convertible to Post-Combination Company Ordinary A1 Shares either on cash basis on payment of $11.50 cash for each ordinary A1 share or cashless basis under certain circumstances. This scenario assumes that the Warrant Amendment Proposal is approved and Class C shares will be converted to Post-Combination Company Ordinary A1 Shares for cash upon exercise of their conversion rights. This will also increase the equity value of Post-Combination Company from $2.1 billion to $2.4 billion due to receipt of cash proceeds of $11.50 for each ordinary A1 share issued on such conversion.

4)
Represents the Base Scenario plus conversion of 29,000,000 Post-Combination Company Class C-2 Shares under both the No Redemption Scenario and the Contractual Maximum Redemption Scenario. The Class C-Shares are convertible to Post-Combination Company Ordinary A1 Shares either on cash basis on payment of $11.50 cash for each ordinary A1 share or cashless basis under certain circumstances. This scenario assumes that the Warrant Amendment Proposal is approved and Class C shares will be converted to Post-Combination Company Ordinary A1

Shares for cash upon exercise of their conversion rights. This will also increase the equity value of Post-Combination Company from $2.1 billion to $2.5 billion due to receipt of cash proceeds of $11.50 for each ordinary A1 share issued on such conversion.
5)
Represents the Base Scenario plus vesting of Churchill Class B Common Stock, and the exercise of Post-Combination Company Class C-1 and Post-Combination Company Class C-2 Shares in accordance with the terms described above.

4.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and Debt Refinancing has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and reflects the pro forma adjustments depicting the accounting for the Debt Refinancing (the “Financing Adjustments”) and the transaction (the “Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other effects of the Business Combination that have occurred or are reasonably expected to occur (the “Management’s Adjustments”). PubCo has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had PubCo filed consolidated income tax returns during the periods presented.
The unaudited pro forma condensed combined financial information reflects the approval of the Warrant Amendment Proposal and the receipt of a Valuation Report before the Effective Time, by showing the Post-Combination Company Class C Shares to be issued by the Post-Combination Company in exchange for the Churchill Public Warrants and Churchill Private Placement Warrants. Post-Combination Company Class C Shares will effectively maintain the same terms as the existing Churchill Public Warrants and Churchill Private Placement Warrants, resulting in similar economic benefits to the holder.
The pro forma basic diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of PubCo Ordinary Shares outstanding, assuming the Business Combination occurred on January 1, 2022.
Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:
A.
Reflects the reclassification of cash and cash equivalents held in the Trust Account that becomes available upon consummation of the Business Combination.

B.
Reflects the estimated transaction costs of £59.2 million, comprised of legal and professional fees incurred by CorpAcq and Churchill as part of the Business Combination. Out of the total estimated transaction costs, £1.1 million has been paid and £0.16 million was previously accrued. It also reflects the £38.3 million of estimated deferred underwriting commission settlement at Closing.

The transaction costs are reflected in the pro forma as follows:
(in thousands)	in GBP
Churchill estimated transaction costs(1)	(29,831)
CorpAcq transaction costs – equity allocation(2)	(14,002)
CorpAcq transaction costs – liability allocation(3)	(4,785)
Transaction costs not capitalized(4)	(9,303)
Accrued Churchill transaction costs(6)	(163)
Prepaid CorpAcq transaction costs(7)	572
Deferred underwriting fee paid(5)	(11,087)

(in thousands)	in GBP
Pro forma adjustment: Cash and cash equivalents	(68,599)
Deferred underwriting fee waived(5)	(27,164)
Deferred underwriting fee paid(5)	(11,087)
Pro forma adjustment: Deferred underwriting fee payable	(38,251)
Deferred underwriting fee waived(5)	27,164
Churchill estimated transaction costs(1)	(29,831)
CorpAcq transaction costs – equity allocation(2)	(14,002)
Pro forma adjustment: Share premium	16,669
CorpAcq transaction costs – liability allocation(3)	(4,785)
Transaction costs not capitalized(4)	(9,303)
Pro forma adjustment: Retained earnings (accumulated deficit)	(14,088)
Accrued Churchill transaction costs(6)	(163)
Pro forma adjustment: Accrued expense	(163)
Prepaid CorpAcq transaction costs(7)	(572)
Pro forma adjustment: Prepayments	(572)

(1)
This represents the estimated transaction costs of Churchill that are direct and incremental to the Business Combination.

(2)
This represents the estimated transaction costs of CorpAcq that has been capitalized as an allocation to share premium based on the proportion of the fair value of equity-classified instruments issued to the total fair value of both equity-classified instruments issued, pursuant to IFRS 2, and liability-classified instruments issued, pursuant to IAS 32.

(3)
This represents the estimated transaction costs of CorpAcq that has been expensed as an allocation to retained earnings (accumulated deficit) based on the proportion of the fair value of liability- classified instruments issued to the total fair value of both equity-classified instruments issued, pursuant to IFRS 2, and liability-classified instruments, issued pursuant to IAS 32.

(4)
This represents the estimated transaction costs that are not direct and incremental to the Business Combination.

(5)
This represents the estimated settlement pay out of 25% of the total deferred underwriting commission fee amounting to £11.1 million as a reduction of cash and cash equivalents and the estimated remaining balance of £27.2 million has been offset with a corresponding increase to share premium.

(6)
This represents payment of transaction costs accrued in the books of Churchill as of June 30, 2023.

(7)
This represents payment of transaction costs in the books as prepayments of CorpAcq as of June 30, 2023.

C.
Reflects the redemption of 951,810 shares of Class A Common Stock on February 9, 2024 for cash at a redemption price of approximately $10.61 (or £8.40) per share and the reclassification of the remaining 57 million shares of Churchill Class A Common Stock subject to possible redemption to permanent equity of PubCo under the No Redemption Scenario, as the redemption right is eliminated at the Closing.

D.
Reflects the elimination of following at the Closing to share premium as part of the recapitalization:

(1)
Historical issued capital of CorpAcq amounting to £0.7 million.

(2)
Retained earnings (accumulated deficit) of Churchill at closing amounting to £(48.7) million.

E.
Reflects the Sponsor’s related adjustment as part of the Business Combination as specified below:

a.
Forfeiture of 18,600,000 Churchill Private Placement Warrants held by the Sponsor having book value of £2.06 million for no consideration. Refer to Note G below for consideration in the form of Post-Combination Company Class C-2 Shares against extinguishment of remaining warrants.

b.
Forfeiture of 13,659,467 Founder Shares and transfer of remaining 20,840,533 Founder Shares held by the Sponsor to BermudaCo as part of the Business Combination of £0.002 million.

c.
Recognition of the Sponsor’s earnout liability at fair value of £8.1 million under the No Redemption Scenario and £6.0 million under the Contractual Maximum Redemption Scenario.

d.
Issuance of 8,071,391 Post-Combination Company B Shares to the Sponsor for subscription price of $0.000001 (or £0.00000079) per share.

F.
Reflects the reversal of remaining warrant liability with the assumption that approval of the Warrant Amendment Proposal will be received and hence Post-Combination Company Class C-1 Shares and Post- Combination Company Class C-2 Shares will be issued as replacement. Post-Combination Company Class C-1 Shares and Post- Combination Company Class C-2 Shares are issued as part of the considerations to acquire Churchill’s identifiable net assets and to obtain a stock exchange listing service. The portion of the shares issued to acquire identifiable net assets are liability classified pursuant to IAS 32 due to the existence of multiple settlement options. The liability-classified shares have been measured at fair value amounting to £9.4 million under the No Redemption Scenario and £7.3 million under the Contractual Maximum Redemption Scenario. The remaining portion of these shares are issued to acquire a stock exchange listing service and are equity classified pursuant to IFRS 2 because the arrangement is settled in equity and there is no liability to transfer cash or other assets to the provider of the listing services. The equity-classified shares have been recognized at par value amounting to £2.2 million for Post-Combination Company Class C-1 Shares and £1.1 million for Post-Combination Company Class C-2 Shares under both the scenarios.

(in thousands)	in GBP
Churchill historical warrant liability balance as of June 30, 2023(1)	6,675
Churchill Private Warrants forfeited(2)	(2,062)
Pro forma adjustment: Warrant liabilities	4,613
Post-Combination Company Class C-1 and C-2 shares deemed issued(3)	9,356
Pro forma adjustment: Class C liability portion	9,356
Post-Combination Company Class C-1 shares deemed issued(4)	2,186
Pro forma adjustment: Class C-1 shares	2,186
Post-Combination Company Class C-2 shares deemed issued(5)	1,109
Pro forma adjustment: Class C-2 shares	1,109
Post-Combination Company Class C-1 and C-2 shares deemed issued(3)	(9,356)
Post-Combination Company Class C-1 shares deemed issued(4)	(2,186)
Post-Combination Company Class C-2 shares deemed issued(5)	(1,109)
Churchill historical warrant liability balance as of June 30, 2023(1)	6,675
Churchill Private Warrants forfeited(2)	(2,062)
Pro forma adjustment: Share premium	(8,038)

(1)
This represents the warrant liability balance presented on the historical audited financial statements of Churchill as of June 30, 2023.

(2)
This represents the 18,600,000 of warrants forfeited at a fair value of £0.110873 per warrant as of June 30, 2023.

(3)
This represents the allocation of the fair value of Post-Combination Company Class C-1 Shares and Post- Combination Company Class C-2 Shares deemed to be issued based on the proportion of the fair value of equity and liability-classified instruments issued to the listing fee (computed by calculating the difference between the fair value of equity and liability-classified instruments issued, and the book value of Churchill net assets acquired).

(4)
This represents the 27,600,000 of Post-Combination Company Class C-1 Shares deemed to be issued at £0.07920 ($0.10) par value per share, in exchange for Churchill Public Warrants to Churchill stockholders.

(5)
This represents the 14,000,000 of Post-Combination Company Class C-2 Shares deemed to be issued at £0.07920 ($0.10) par value per share, in exchange for Churchill Private Warrants to Churchill stockholders.

G.
Reflects the Closing Seller Consideration, which consists of Post-Combination Company Ordinary A1 Shares, Post-Combination Company Class C-2 Shares, Post-Combination Company Ordinary A2 and A3 Shares (Earnout Shares) and cash consideration:

a.
Issuance of shares as part of the Closing Seller Share Consideration including:

i.
62,316,851 and 80,382,200 Post-Combination Company Ordinary A1 Shares under the No Redemption Scenario and the Contractual Maximum Redemption Scenario at par value.

ii.
Recognition of 957,465 Post-Combination Company Ordinary A2 Shares issued within five days following the final calculation of the Delayed Financing Amount to CorpAcq Shareholders as part of the Incremental Earnout Shares under the Contractual Maximum Redemption Scenario.

b.
Issuance of 15,000,000 Post-Combination Company Class C-2 Shares under both the No Redemption Scenario and the Contractual Maximum Redemption Scenarios.

c.
Recognition of Earnout Shares in the unaudited pro forma condensed combined statement of financial position as a financial liability measured at fair value, in accordance with the requirements of International Accounting Standard 32, as follows:

i.
13,659,467 Post-Combination Company Ordinary A3 shares (Base Earnout Shares) to be issued under the No Redemption Scenario and under 15,000,000 Contractual Maximum Redemption Scenario;

ii.
957,465 Post-Combination Company Ordinary A2 shares (Incremental Earnout Shares) amounting to £0.8 million under the Contractual Maximum Redemption Scenario to be issued in at or around Closing pursuant to the terms of the Sponsor Agreement.

Following table is a summary of the calculation of Closing Seller Cash Consideration payable to the Sellers, which is reflected as an adjustment to cash in the pro forma balance sheet:
		No Redemption Scenario	Contractual maximum redemption Scenario
a)	Closing Seller Share Consideration (i+ii)
(i)	No. of Post-Combination Company Ordinary A1 Shares issued at closing	62,316,851	80,382,200
	Par Value (GBP)	0.000792	0.000792
	Value of Post-Combination Company Ordinary A1 Shares issued	£49,352	£63,659
(ii)	No. of Incremental shares issued at closing	—	957,465
	Par Value (GBP)	0.000792	0.000792
	Value of Incremental shares issued	£—	£758
	Total value of Post-Combination Company Ordinary A1 Shares issued at Closing	£49,352	£64,417
b)	Closing Seller Post-Combination Company Class C-2 Share Consideration
	Number of Post-Combination Company Class C-2 Shares	15,000,000	15,000,000
	Par Value (GBP)	0.079195	0.0791950
	Fair Value (GBP)	0.31282025	0.3128203
	Value of Post-Combination Company Class C-2 shares issued (recognized as equity)	£1,187,925	£1,187,925
	Value of Post-Combination Company Class C-2 Shares issued (recognized as liability)	£4,692,304	£4,692,304
c)	Post-Combination Company Ordinary A2 Shares and A3 Shares
(i)	Post-Combination Company Ordinary A3 Shares	13,659,467	15,000,000
	Fair Value (GBP)	0.6985	0.6985
	Value of Post-Combination Company Ordinary A3 Shares	£9,541,137	£10,477,499
(ii)	Post-Combination Company Ordinary A2 Shares	—	957,465
	Fair Value (GBP)	0.8854	0.8854
	Value of Post-Combination Company Ordinary A2 Shares	£—	£847,740
	Total value of Post-Combination Company Ordinary A2 Shares and A3 Shares issued at Closing	£9,541,137	£11,325,239
Following table is a summary of the calculation of Closing Seller Cash Consideration payable to the Sellers, which is reflected as an adjustment to cash in the pro forma balance sheet:
(In thousands)	No Redemption Scenario	Contractual Maximum Redemption Scenario
Available Cash Amount(1)	$605,200	$438,800
less: CorpAcq & ChurchillI Transaction Expenses(1)	88,800	88,800
less: CorpAcq Preferred Redemption(2)	207,200	207,200
Balance Sheet Amount(3)	128,600	128,600
Closing Seller Preliminary Cash Consideration(4)	180,600	14,200
less: Deduction of 99.99% of the amount by which the Closing Seller Preliminary Cash Consideration exceeds 190,325,428 ($257,200,000)(4)	—	—
Less: Management discretionary amount to balance sheet(4)		14,200
Closing Seller Cash Consideration(4)	$180,600	—
Closing Seller Cash Consideration(4)	£143,069	—

1)
Refer to Section 1.1 of the Merger Agreement for the definitions of “CVII Transaction Expenses” and “CorpAcq Holdco Transaction Expenses” (each as defined in the Merger Agreement).

2)
In accordance with Sections 7.12(a) and (b) of the Merger Agreement.

3)
In accordance with Section 1.01 of the Merger Agreement.

4)
Refer to Section 1.1 of the Merger Agreement for the definitions of “Closing Seller Preliminary Cash Consideration” and “Closing Seller Cash Consideration” (each as defined in the Merger Agreement). Closing Seller Cash Consideration is at the discretion of CorpAcq to receive as a distribution or to receive shares instead of cash. Under the Contractual Maximum Redemption Scenario, CorpAcq anticipates contributing Closing Seller Cash Consideration to the balance sheet in the Contractual Maximum Redemption Scenario but reserves the right to make that election at the time of close.

H.
Represents the transaction accounting adjustments to record the noncontrolling interest, as a result of the Sponsor’s equity interests in BermudaCo to be issued at Closing, and the future Sponsor’s earnout converted at fair value:

a.
Under the No Redemption Scenario, the non-controlling interest amounts to £7.8 million, out of which £5.5 million represents the proportional share of noncontrolling interest percentage of 6% of the pro forma net assets of the Post-Combination Company, and £2.3 million is related to equity classified portion of Sponsor Earnouts Shares as per IFRS 2 as earnouts are for potential conversion. For the liability classified portion of the Sponsor earnouts pursuant to IAS 32, refer to Note F(3);

b.
Under the Contractual Maximum Redemption Scenario, the non-controlling interest amounts to £3.9 million, out of which a nominal amount is related to liability portion of preferred shares and computed as a noncontrolling interest percentage of 6% of the pro forma net assets of the Post-Combination Company, and £3.9 million is related to non-controlling interest as per IFRS 2 as earnouts are for potential conversion.

I.
Reflects the redemption and reversal of unamortized deferred debt issuance costs incurred on preferred shares.

(In thousands)	in GBP
Issuance of preferred shares from July 1, 2023 until Closing(1)	£28,000
Preference shares to be redeemed at Closing(2)	(133,000)
Premium on redemption(3)	(28,108)
Repayment of accrued interest	(3,845)
Pro forma adjustment: Cash and cash equivalents	(136,953)
Unamortized issuance costs and fair value adjustment as of June 30, 2023(4)	2,425
Issuance of preferred shares from January 1, 2023 until Closing(1)	28,000
Preference shares to be redeemed at Closing(2)	(133,000)
Pro forma adjustment: Interest-bearing loans and borrowings	(102,575)
Repayment of accrued interest	3,845
Pro forma adjustment: Interest-bearing loans and borrowings, current portion	3,845
Preference shares to be redeemed at Closing(2)	133,000
Redemption of Preferred shares(5)	(161,108)
Pro forma adjustment: Share premium	(28,108)
Historical preference shares(6)	102,575
Total Preference shares before adjusting issuance costs and accrued interest(7)	(105,000)
Pro forma adjustment: Retained earnings (accumulated deficit)	£(2,425)

(1)
This represents the value of CorpAcq Preferred Shares to be redeemed at Closing of £133 million less total CorpAcq Preferred Shares (before netting of issuance costs) of £105 million.

(2)
This represents the value of the current CorpAcq Preferred Shares outstanding to be redeemed at Closing.

(3)
This represents the cost to redeem CorpAcq Preferred Shares of £161 million less the value of the current CorpAcq Preferred Shares outstanding.

(4)
This represents the total CorpAcq Preferred Shares (before adjusting issuance costs and fair value adjustment) of £105 million less CorpAcq Preferred Shares of £102.6 million included in CorpAcq’s historical condensed combined financial statements as of June 30, 2023.

(5)
This represents the cost to redeem CorpAcq Preferred Shares.

(6)
This represents the CorpAcq Preferred Shares presented on CorpAcq’s historical consolidated statement of financial position as of June 30, 2023.

(7)
This represents the issuance of 105 million CorpAcq Preferred Shares of £1 each to Vintage Funds, Nova Capital Management, and Orange UK Holdings Limited as part of the reorganization as disclosed in CorpAcq’s historical CorpAcq Financial Statements as of and for the period ended June 30, 2023.

J.
Reflects the preliminary estimated listing service expense recognized, in accordance with IFRS 2. The difference in the estimated fair value of equity instruments (i.e., shares and warrants issued by PubCo) over the fair value of identifiable net assets of Churchill represents a service for listing of the PubCo shares and is accounted for as a share-based payment expense in accordance with IFRS 2. The cost of the listing service, which is a non-cash and non-recurring expense, is preliminarily estimated to be £119.6 million in the No Redemption Scenario and £118.7 million in the Contractual Maximum Redemption Scenario, based on the calculation presented in the table below using the preliminary fair valuation performed, which is reflected as a pro forma adjustment to retained earnings (accumulated deficit).

		Fair value per share (GBP)	No Redemption Scenario		Contractual Maximum Redemption Scenario
			Shares	GBP (thousands)	Shares	GBP (thousands)
Fair value of the Post-Combination Company Ordinary A1 shares issued(1)	(A)	7.92	57,064,261	451,920	29,249,473	231,641
Fair value of the Sponsor interests in BermudaCo(2)	(B)	7.92	8,071,391	63,921	6,443,660	51,031
Fair value of the Sponsor interests in BermudaCo – base vesting shares issued(3)	(C)	0.89	8,071,391	7,146	6,443,660	5,705
Fair value of the Sponsor interests in BermudaCo – earnout vesting shares issued(3)	(D)	0.70	4,697,750	3,281	4,697,750	3,281
Fair value of the Post-Combination Company Class C-1 shares issued(4)	(E)	0.28	27,600,000	7,650	27,600,000	7,650
Fair value of the Post-Combination Company Class C-2 shares issued(4)	(F)	0.31	14,000,000	4,380	14,000,000	4,380
I. Deemed fair value of shares issued by PubCo to Churchill shareholders	(A+B+C+D+E+F)			538,298		303,688
Churchill net assets as on June 30, 2023				422,642		422,642
Less: Churchill estimated transaction costs				(29,831)		(29,831)
Less: Effect of redemption of Churchill’s Class A common stock				(7,999)		(241,615)
Add: Churchill warrants liability exchanged for Post-Combination Company Class C shares				6,675		6,675
Add: Settlement of deferred underwriting commission				27,164		27,164
II. Adjusted pro forma net assets of Churchill				418,651		185,035
Difference – being IFRS 2 charge for listing services in GBP	(I-II)			£119,647		£118,653
Difference – being IFRS 2 charge for listing services in US$				$151,079		$149,824

(1)
This represents the fair value of Post-Combination Company Ordinary A1 Shares issued to the Churchill public stockholders at an estimated per share value of $10.00 (or £7.92). The value is preliminary and may materially change at the Closing. The final per share values will reflect the share price at Closing.

(2)
This represents the fair value of the non-controlling interests held by the Sponsor in BermudaCo that are redeemable into cash or Post-Combination Company Ordinary A1 Shares pursuant to the Exchange Right, issued to the Sponsor at an estimated per share value of $10.00 (or £7.92). The value is preliminary and may materially change at the Closing. The final per share values will be derived from the final per share values at Closing adjusted for the lack of voting rights.

(3)
This represents non-controlling interests in BermudaCo issuable to the Sponsor pursuant to the Sponsor Agreement. The BermudaCo Series B-2 Shares of the Base Vesting Shares will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement and fair value is estimated at a per share value of $1.118 (or £0.89). Whereas, the BermudaCo Series B-3 Share of the Earnout Vesting Shares will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement and fair value is estimated at a per share value of $0.882 (or

£0.70). The value is preliminary and may materially change at the Closing. The final per share values will be derived using a Monte Carlo valuation performed at Closing. Primary inputs within the valuation include the share price and implied volatility for traded public warrants.
(4)
This represents the Post-Combination Company Class C-1 Shares and Post-Combination Company Class C-2 Shares that is being issued to the Churchill Public Warrant holders and Churchill Private Placement Warrant holders at an estimated per share value of $0.35 (or £0.28) for Post-Combination Company Class C-1 Shares and $0.395 (or £0.31) for Post-Combination Company Class C-2 Shares. The value is preliminary and may materially change at the Closing. The final per share value of the Post-Combination Company Class C-1 Shares will be equal to the Churchill Public Warrant price immediately prior to the Closing. The final per share value of the Post-Combination Company Class C-2 Shares will be derived using a Monte Carlo valuation at Closing. Primary inputs within the valuation include the share price and implied volatility for traded Churchill Public Warrants.

K.
Reflects the Contractual Maximum Redemption of approximately 27,814,788 Post-Combination Company Ordinary Shares outstanding at a redemption price of $10.61 (£8.40) per share for $295.0 (£233.6) million held in trust, which is allocated to Post-Combination Company Ordinary Shares and share premium using $0.001 (or £0.0008) par value per share.

L.
Reflects the change to the Marketable securities held in Trust Account to reflect the balance in the Trust Account as of February 9, 2024.

M.
Reflects the impact of the 2024 Facilities Agreement entered into in January 2024. The No Redemption Scenario reflects the repayment of the Alcentra Facility and other loans close to the transaction date with financing proceeds received from the 2024 Facilities Agreement. The Contractual Maximum Redemption scenario assumes there is no intent to pay back the Facility B within one year. The financing adjustment give effect to:

•
Cash proceeds of £234.3 million from the 2024 Facilities Agreement offset by £6.2 million in financing fees and the £222.5 million repayment of existing debt. Of the £6.2 million in financing costs, £4.9 million of these costs are associated with the drawn amount of debt under the 2024 Facilities Agreement and recorded to Interest bearing loans and other borrowings. The remaining £1.4 million in financing fees are attributable to the undrawn portion of the 2024 Facilities and are classified on the balance sheet as a prepayment.

•
The 2024 Facilities Agreement increased CorpAcq’s debt by £229.4 million, which is net of the £234.3 million loan and the £4.9 million of unamortized issuance costs. The following table illustrates the change to CorpAcq’s interest-bearing loans and borrowings as a result of the Refinancing and repayment of the Alcentra Facility and other loans. As a result of the repayment, the Company recognized a loss on extinguishment of £4.1 million, which represents the write-off of deferred financing costs.

	In GBP	In GBP	In GBP
(in thousands)	Interest-bearing loans and borrowings, current portion	Interest-bearing loans and borrowings, long-term	Total Interest-bearing loans and borrowings
Issuance of new debt(1)	97,930	131,557	229,488
Repayment of existing loans	(139,978)	(78,435)	(218,413)
Total	(42,048)	53,122	11,075

(1)
Current and long-term classification is determined based on the expectation of payment of the Facility B. The classification presented in the table reflects the No Redemption scenario in which the CorpAcq expects to repay the Facility B at the close of the transaction. Under the Contractual Maximum Redemption Scenario, the total debt balance is classified as long-term based on the contractual term of the debt due to the assumption that the Company will not repay the debt within one year resulting in the current portion of the Interest-bearing loans and borrowings of £97.9 million to be presented as long-term borrowings.
N.
Reflects repayment of the £100 million drawn amount and acceleration of the £2.1 million of deferred financing costs since payment is assumed to occur upon the receipt of proceeds from the Business Combination under the No Redemption scenario. The repayment has been excluded under the Contractual Maximum Redemption Scenario.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 are as follows:
AA.
Reflects the total estimated transaction costs of CorpAcq to be incurred and expensed as a part of the Business Combination. Transaction costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed statement of operations. These are one-time expenses and therefore not expected to have a continuing impact on the combined results.

BB.
Reflects the elimination of Interest earned and Unrealized gain (loss) on marketable securities held in the Trust Account.

CC.
Reflects the removal of interest expense and amortization of deferred issuance costs associated with preferred shares redeemed as part of the Business Combination.

DD.
Reflects the recognition of net profit attributable to noncontrolling interest for the six months ended June 30, 2023 of £0.5 million under the No Redemption Scenario and decremental £0.38 million net profit attributable to noncontrolling interest under the Contractual Maximum Redemption Scenario and net loss for the year ended December 31, 2022 of £6.0 million under the No Redemption Scenario and a decremental net loss of £0.1 million under the Contractual Maximum Redemption Scenario as a result of the Sponsor’s equity interest in BermudaCo. The adjustment was determined by considering the proportionate share of the attributing income to the noncontrolling interest in the pro forma period.

EE.
Reflects the elimination of change in fair value of warrant liabilities forfeited by the Sponsor and reclass of remainder fair value change to change in fair value of Class C liability portion.

FF.
Reflects the IFRS 2 share-based compensation expenses for the deemed listing services received by the PubCo from Churchill, which is the difference between the fair value of the instruments issued by PubCo in excess of the net assets of Churchill that PubCo acquired, under the No Redemption Scenario and the Contractual Maximum Redemption Scenario. This expense represents a one-time cost to the pro forma statement of operations. See Note K above for further details.

GG.
Reflects the elimination of the PubCo administrative service fee paid to the Sponsor that will cease upon the Closing.

HH.
The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination was closed as of January 1, 2022. The pro forma loss per share is calculated based on pro forma net loss divided by the weighted average pro forma basic and diluted number of shares. The pro forma diluted loss per share does not consider the impact of securities other than Post-Combination Company Ordinary A1 Shares, as other securities would be out of the money. As such, pro forma basic and diluted per share are the same value.

II.
Reflects the minimum fee stipulated by the Consulting Agreement entered into with Archimedes Advisor Group LLC. This fee is the greater of 1% of annual EBITDA or £1.0 million. For the six months ended June 30, 2023, the achievement of greater than 1% of annual EBITDA would not be known and therefore the ratable portion of the £1.0 million fee would be recognized. For the year ended December 31, 2022, the calculation of pro forma EBITDA of 1% is less than the £1.0 million and therefore the minimum fee was used. Refer below for the calculation of pro forma EBITDA.

	Six months ended June 30, 2023
(in thousands)	CorpAcq Holding Limited	Churchill Capital Corp VII	Pro forma adjustments	Combined Pro forma
Profit/(loss) for the year	£(465)	8,534	(451)	7,618
Adjusted for:
Finance expense	31,256		(14,323)	16,933
Finance income	(147)	(19,778)	19,778	(147)
Income tax expense	3,217	4,863	(3,407)	4,673
Depreciation and amortization	23,045			23,045
Pro forma EBITDA	£56,906	(6,381)	1,597	52,122
One percent of EBITDA for the six months ended June 30, 2023 is £0.5 million. The amount recognized by management will be £1.0 million ratably until an amount greater than £1.0 million is deemed probable.
	Year ended December 31, 2022
(in thousands)	CorpAcq Holding Limited	Churchill Capital Corp VII	Pro forma adjustments	Combined Pro forma
Profit/(loss) for the year	£(1,588)	55,738	(148,326)	(94,176)
Adjusted for:
Finance expense	54,712		(12,975)	41,737
Finance income	(290)			(290)
Income tax expense	6,983	3,271	(4,191)	6,063
Depreciation and amortization	42,635			42,635
Pro forma EBITDA	£102,452	59,009	(165,492)	(4,031)
One percent of EBITDA for the year-ended December 31, 2022 is £0.04 million. As such, the amount recognized by management will result in the minimum fee of £1.0 million.
JJ.
Reflects the UK statutory tax rate of 25% applied to the pro forma adjustments which are expected to be taxable. The pro forma adjustments impacted by the statutory rate are II, GG, BB, and KK. Other pro forma adjustments above are not expected to give rise to a tax benefit or tax expense due to their non-deductible nature.

KK.
Reflects interest expense, commitment fees, and amortization of deferred assets in connection with the 2024 Facilities. Additionally, the adjustment reflects the elimination of previously recorded interest expense and the one-time loss on the extinguishment of debt from the existing facilities repaid with the proceeds from the refinancing.

(in thousands)	No Redemption Scenario		Maximum Redemption Scenario
	In GBP	In GBP	In GBP	In GBP
	Six months ended June 30, 2023	Year ended December 31, 2022	Six months ended June 30, 2023	Year ended December 31, 2022
Interest expense from New Facilities	8,773	17,641	13,390	26,917
Reversal of interest expense from extinguished debt	(14,681)	(22,322)	(14,681)	(22,322)
Loss on extinguishment of debt	—	6,188	—	4,118
Total	(5,908)	1,507	(1,291)	8,713

The borrowings interest rate is calculated based off the Sonia as of June 30, 2023 and an additional percentage based on CorpAcq’s leverage, which was assumed to between 2.5 and 3.0. The effective interest rate assumed for the pro forma was 11.36% under both a No Redemption and a Contractual Maximum Redemption Scenario.
A 1/8% variance on the effective interest rate on debt would change the interest expense by approximately £0.2 million for the six months ended June 30, 2023 and £0.3 million for the fiscal year ended December 31, 2022.

COMPARATIVE PER SHARE DATA
The following table sets forth the historical comparative share information Churchill and CorpAcq on a standalone basis and the unaudited pro forma combined per share data of PubCo after giving effect to the Business Combination, assuming that the Warrant Amendment Proposal passes and the two redemption scenarios as follows:

•
No Redemption Scenario:   This scenario assumes that no additional Churchill stockholders exercise their redemption rights with respect to their shares of Churchill Class A Common Stock upon consummation of the Business Combination. This scenario includes the redemption of 951,810 shares of Class A Common Stock on February 9, 2024 for cash at a redemption price of approximately $10.61 (or £8.40) per share for a total aggregate redemption amount of approximately $10 million.

•
Contractual Maximum Redemption Scenario:   This scenario assumes that 27,814,788 shares of Churchill Class A Common Stock are redeemed for an aggregate payment of $295 (or £233.6) million (based on the estimated per share redemption price of approximately $10.61 (or £8.40) per share), from the Trust Account, which represents the maximum number of shares that may be redeemed without causing the Minimum Cash Condition, to not be satisfied, assuming $128.6 million of the 2024 Facilities will constitute part of the Delivered Capital Amount and Available Cash Amount (the “Contractual Maximum Redemption Scenario”). Assuming the Contractual Maximum Redemption Scenario, the Minimum Cash Condition will be comprised of $350.0 (or £277.2) million and $128.6 (or £100) million qualifying CCVII Facilitated Financing of Available Cash Amount less transaction expenses as set forth in the Merger Agreement. Available Cash Amount of $438.8 (or £347.5) million comprises all available cash and cash equivalents of Churchill and its subsidiaries, including all amounts in the Trust Account after giving effect to the Churchill Stockholder Redemptions.

The historical financial statements of CorpAcq have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of GBP. The historical financial statements of Churchill have been prepared in accordance with U.S. GAAP in its presentation currency of U.S. Dollars.
The historical information should be read in conjunction with the historical financial statements of CorpAcq and Churchill included elsewhere in this proxy statement/prospectus. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.”
The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been if the companies had been combined during the periods presented, nor to project the combined company’s results of operations or earnings per share (“EPS”) for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of CorpAcq and Churchill would have been had the companies been combined during the period presented
The earnings per share have been calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.
Churchill Class B Common Stock, Post-Combination Company Class C-1 Shares, and Post- Combination Company Class C-2 Shares do not participate in dividends in the normal course and therefore are excluded from the computation of basic loss per share.

	Historical	Historical	Combined Pro Forma
	CorpAcq Holding Limited – GBP	Churchill Capital Corp VII – GBP	No Redemption Scenario	Contractual Maximum Redemption Scenario
For the year ended June 30, 2023
Book value per share(1)	(0.13)	(0.33)	0.72	0.00
Weighted average shares – basic and diluted
Class A1 Shares	494,220,000	—	—	—
Class A2 Shares	222,293,413	—	—	—
Class D Shares	2	—	—	—
Class A Shares	—	118,448,373	—	—
Class B Shares	—	34,500,000	—	—
PubCo Ordinary shares	—	—	119,381,112	110,589,137
Net earnings (loss) per share – basic and diluted
Class A1 Shares	(0.00)	—	—	—
Class A2 Shares	(0.00)	—	—	—
Class D Shares	(12,500)	—	—	—
Class A Shares	—	0.06	—	—
Class B Shares	—	0.06	—	—
PubCo Ordinary shares	—	—	0.05	0.01

(1)
Book value per share is calculated as (a) total shareholders’ equity (deficit) divided by (b) the total number of weighted-average shares outstanding. Combined pro forma book value per share under the No Redemption Scenario is calculated by dividing total shareholders’ equity of £86,148,000 by the total number of weighted-average shares outstanding of 119,381,112. Combined pro forma book value per share under the Contractual Maximum Redemption Scenario is calculated by dividing total shareholders’ equity of £12,000 by the total number of weighted-average shares outstanding of 110,589,137. No cash dividends were paid during the periods presented.

	Historical	Historical	Combined Pro Forma
	CorpAcq Holding Limited – GBP	Churchill Capital Corp VII – GBP	No Redemption Scenario	Contractual Maximum Redemption Scenario
For the year ended December 31, 2022
Book value per share(1)	(0.11)	(0.23)	—	—
Weighted average shares – basic and diluted
Legacy Shares	263,286,667	—	—	—
Class A1 Shares	411,850,000	—	—	—
Class A2 Shares	181,531,667	—	—	—
Class D Shares	2	—	—	—
Class A Shares	—	138,000,000	—	—
Class B Shares	—	34,500,000	—	—
PubCo Ordinary shares	—	—	119,381,112	110,589,137
Net earnings (loss) per share – basic and diluted
Legacy Shares	0.01	—	—	—
Class A1 Shares	(0.01)	—	—	—
Class A2 Shares	(0.01)	—	—	—
Class D Shares	(61,493)	—	—	—
Class A Shares	—	$0.32	—	—
Class B Shares	—	$0.32	—	—
PubCo Ordinary shares	—	—	(0.75)	(0.93)

(1)
Book value per share is calculated as (a) total shareholders’ equity (deficit) divided by (b) the total number of weighted-average shares outstanding. No cash dividends were paid during the periods presented.

Pro forma loss per share excludes equity instruments that would be anti-dilutive. Below is a summary of anti-dilutive instruments that were excluded from the calculation of pro forma loss per share for the six months ended June 30, 2023 and the year ended December 31, 2022.
	No Redemption Scenarios	Contractual Maximum Redemption Scenarios
Conversion of C-1 Ordinary Shares to Ordinary Shares	27,600,000	27,600,000
Conversion of C-2 Ordinary Shares to Ordinary Shares	29,000,000	29,000,000
Exchange of non-controlling interest for Ordinary Shares	8,071,391	6,443,660
The following instruments were excluded from pro forma loss per share for the six months ended June 30, 2023 and the year ended December 31, 2022 because the share price targets necessary for vesting was not met:
	No Redemption Scenarios	Contractual Maximum Redemption Scenarios
Base Vesting Shares	8,071,391	6,443,660
Earn-Out Vesting Shares	4,697,750	4,697,750
Base Earnout Shares	13,659,467	15,000,000
Incremental Earnout Shares	—	957,465

 MANAGEMENT OF THE POST-COMBINATION COMPANY
Management and Post-Combination Company Board
The following table provides information about those persons who are expected to serve as directors and executive officers of the Post-Combination Company. The address for each of the directors and executive officers is 1 Goose Green, Altrincham, Cheshire WA14 1DW, United Kingdom. For biographical information concerning the executive officers and non employee directors, see below:
Name	Age	Title
Simon Orange	56	Executive Chairman
David Martin	59	Chief Executive Officer and Director
Nicholas Cattell	49	Chief Financial Officer
Stephen Scott	45	Chief Operating Officer
Stuart Kissen	40	Head of Acquisitions and Director
Michael Klein	60	Director
Stephen Murphy	60	Director
Executive Officers
Simon Orange is the Founder and Chairman of CorpAcq and will serve as the Executive Chairman of the Post-Combination Company after the consummation of the Business Combination. Mr. Orange founded CorpAcq in August 2006 and has served as a member of the Board of Directors and as Chairman since May 2014. Mr. Orange is responsible for identifying and negotiating acquisitions in conjunction with CorpAcq’s corporate finance partners, as well as driving funding, strategic development and partnerships. In addition, Mr. Orange has served as director of CorpAcq Holdings Limited since October 2021, as well as director for a number of companies in the information technology, property, investments, sports and food industries, including, among others Orange Investments One Ltd since March 2014, Regency Glass Ltd since April 2016 and Manchester Sale Rugby Club Ltd since June 2016. Mr. Orange has over 20 years of experience in funding and managing businesses and has overseen the creation and growth of a number of ventures, some of which have been sold to companies trading on the NASDAQ and London Stock Exchange. Mr. Orange is also a founder investor and director of BOL Foods, a company supplying food products to major retailers. Prior to founding CorpAcq, Mr. Orange served as a financial advisor with Temple Court Independent Ltd from August 1991 to November 2000 and owned Dunham Consultancy from November 2000 to August 2006. Mr. Orange was selected to serve on the Post-Combination Company Board due to his due to his significant M&A, advisory and leadership experience.
David Martin is the Chief Executive Officer of CorpAcq and will serve as the Chief Executive Officer of the Post-Combination Company after the consummation of the Business Combination. Mr. Martin has more than three decades of leadership experience and has been extensively involved with the management and financial control of United Kingdom manufacturing businesses across numerous sectors. Mr. Martin has served as Chief Executive Officer of CorpAcq Limited since January 2011 and is responsible for leading all operational matters and actively participates in board meetings of the subsidiary businesses. Prior to his appointment as Chief Executive Officer, Mr. Martin served as Director of Finance of CorpAcq Limited since 2007 and has been a director of CorpAcq Holdings Limited since March 2022. Before joining CorpAcq, Mr. Martin held a number of key positions within Nestle UK Ltd, Frank Roberts & Sons Ltd, Volex PLC and GPT Ltd, a division of GEC U.K. where he had extensive involvement with the management and financial control of UK manufacturing businesses across numerous sectors. Mr. Martin holds a B.A. in Economics and an Associate Chartered Management Accountant certification. Mr. Martin was selected to serve on the Post-Combination Company Board due to his significant financial and leadership experience.
Nicholas Cattell is the Chief Financial Officer of CorpAcq and will serve as the Chief Financial Officer of the Post-Combination Company after the consummation of the Business Combination. Mr. Cattell has served as Chief Financial Officer of CorpAcq since May 2016 and is responsible for all of CorpAcq’s financing matters, including the financial and management reporting requirements of CorpAcq, as well as supervising the financial integration of new acquisitions. In addition, Mr. Cattell oversees CorpAcq’s annual budgeting and reforecasting processes and manages CorpAcq’s relationships with key funders. Prior to his appointment as Chief Financial Officer, Mr. Cattell served as Group Finance Director of CorpAcq from August 2013 to April 2016. Mr. Cattell also serves as director for the majority of CorpAcq’s holding companies. Mr. Cattell has extensive experience advising on a large number of private equity and private company M&A transactions across a broad range of sectors. Before joining CorpAcq, Mr. Cattell served as Director of TMG Corporate Finance LLP from January 2007 to July 2013, Associate Director of Zeus Capital from July 2005 to December 2006, Portfolio Manager of TMG Corporate Finance LLP from November 2000 to July 2005, and Senior Auditor at Arthur Anderson from September 1997 to November 2000. Mr. Cattell holds a BSc in Mathematics from the University of Warwick, United Kingdom, and is a Fellow Chartered Accountant.
Stephen Scott is the Chief Operating Officer of CorpAcq and will serve as the Chief Operating Officer of the Post-Combination Company after the consummation of the Business Combination. Mr. Scott has served as Chief Operating Officer of CorpAcq since May 2016 and is responsible for the integration and operational performance of CorpAcq’s subsidiary businesses. In addition, Mr. Scott leads CorpAcq’s team of non-executive directors and oversees the centralized support functions for the human resources, health and safety, and purchasing. Prior to his appointment as Chief Operations Officer, Mr. Scott served as Secretary and Group Operations Manager of CorpAcq from January 2012 to April 2016. Before joining CorpAcq, Mr. Scott held several leadership positions in family-owned businesses that operate in a variety of sectors, including Managing Director for PM Mailings Ltd from July 2006 to December 2012, Commercial Manager of Bluesworth Ltd. from July 2004 to July 2006, and General Manager of the Fastrac Group from August 2002 to June 2004. Mr. Scott holds a B.A. in Law from the University of Liverpool, United Kingdom.
Stuart Kissen is the Head of Acquisitions of CorpAcq and will serve as the Head of Acquisitions of the Post-Combination Company after the consummation of the Business Combination. Mr. Kissen has served as Head of Acquisitions of CorpAcq since September 2019 and is responsible for leading new business origination alongside structuring, negotiating, and executing acquisitions. In addition, Mr. Kissen has also served as director of CorpAcq Holdings Ltd. since August 2023. Mr. Kissen started his career as an analyst at Goldman Sachs International from July 2005 to May 2008. Before joining CorpAcq, Mr. Kissen was a sugar trader at Glencore Sugar Trading Ltd. from May 2008 to June 2017 and was promoted to head of sugar trading from June 2017 to March 2019. At Glencore, Mr. Kissen developed extensive commercial experience managing a global physical and paper trading book, as well as leading contract negotiations, alongside complementary M&A activities. Additionally, since April 2013, he has served as an arbitrator for Sugar Association of London, the foremost trade association for the international sugar trade. Mr. Kissen holds a B.A. in Economics and Business Management from the University of Newcastle Upon Tyne, United Kingdom. Mr. Kissen was selected to serve on the Post-Combination Company Board due to his knowledge of financial markets and M&A experience.
Non Employee Directors
Michael Klein is Churchill’s Chief Executive Officer, President and the Chairman of the Churchill Board and will be appointed to serve as a Director of the Post-Combination Company after the consummation of the Business Combination. Mr. Klein is also the Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp V, a blank check company whose sponsor is an affiliate of MKA, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp VI, a blank check company whose sponsor is an affiliate of MKA and Chief Executive Officer, President and Chairman of the Board of Directors of AltC Acquisition Corp., a blank check company whose sponsor is an affiliate of MKA. Mr. Klein served as a Director of Credit Suisse Group AG and Credit Suisse AG from April 2018 to October 2022. Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed in 2018. Churchill Capital Corp merged with Clarivate Analytics in May 2019. Mr. Klein served as a member of the board of directors of Clarivate Plc from May 2019 until October 2020. Mr. Klein was the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp II, a blank check company formed in 2019. Churchill Capital Corp II merged with Skillsoft Corp. in June 2021, and Mr. Klein currently serves on the board of directors of Skillsoft Corp. Mr. Klein was also the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp III, a blank check company formed in 2019. Churchill Capital Corp III merged with MultiPlan, Inc. in October 2020, and Mr. Klein currently serves on the board of directors of MultiPlan, Inc. Mr. Klein was also the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp IV, a blank check company formed in 2020. Churchill Capital Corp IV merged with Lucid Group, Inc. in July 2021. Mr. Klein is the founder and managing partner of M. Klein and Company LLC (“MKC”), which he founded in 2012. MKC is a global strategic advisory firm that provides its clients a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi. Mr. Klein is a graduate of The Wharton School of the University of Pennsylvania, where he earned his Bachelors of Science in Economics with concentrations in finance and accounting. Mr. Klein was selected to serve on the Post-Combination Company Board due to his significant investment banking, public market and advisory experience. Mr. Klein was selected to serve on the Post-Combination Company Board due to his significant investment banking and advisory experience.
Stephen Murphy is a Director of Churchill Capital Corp VI and of Churchill, and will be appointed to serve as a Director of the Post-Combination Company after the consummation of the Business Combination. Mr. Murphy is also the Co- Founder and Executive Chairman of Authentic Bespoke Limited, a boutique investment group, and serves on the boards of all of its wholly-owned subsidiaries. Mr. Murphy has significant past investment banking, principal investing, and direct entrepreneurial experience across a wide range of industries and is actively involved in a number of international businesses at board levels. Mr. Murphy most recently formed a new UK partnership, Merivel Capital Partners LLP, focused on capital advisory and fund raising for growth companies. Mr. Murphy is an angel investor in various technology companies which are pursuing “green” or sustainable solutions. Mr. Murphy serves as a director of various companies related to Qalaa Holdings SAE, which is involved in infrastructure investment in Egypt, including a US$4.7 billion oil refining complex (Orient Investment Properties). Mr. Murphy has also served principally as either a company director or chairman of various luxury goods companies in the UK and Ireland. Mr. Murphy was trained as a financial analyst in New York starting in 1985 and ultimately was made head of Salomon Brothers International’s M&A Group in London. As a Managing Director of Citigroup International, Mr. Murphy was involved in the evaluation and execution of private and public financings and capital raising. Mr. Murphy received an M.A. from University of Dublin Trinity College. Mr. Murphy was selected to serve on the Post-Combination Company Board due to his significant financial and leadership experience.
The following information concerning the management of the Post-Combination Company and the Post-Combination Company Board is based on the provisions of the Post-Combination Articles, attached as Annex C to this proxy statement/prospectus and which are expected to be in effect in such form as of the Closing. However, the Post-Combination Articles may be changed at any time prior to consummation of the Business Combination by mutual agreement of the parties to the Merger Agreement or after consummation of the Business Combination by amendment in accordance with their terms. If the Post-Combination Articles are amended, the below summary may cease to accurately reflect the Post-Combination Articles as so amended.
Foreign Private Issuer
As a “foreign private issuer,” PubCo is subject to different U.S. securities laws compared to domestic U.S. issuers. As long as the Post-Combination Company continues to qualify as a foreign private issuer under the Exchange Act, the Post-Combination Company will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, PubCo is not required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information. Further, PubCo is exempt from certain corporate governance requirements of the Nasdaq Global Market by virtue of being a foreign private issuer.
PubCo will rely on these accommodations in the Nasdaq Global Market corporate governance standards that allow foreign private issuers, such as PubCo, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Global Market’s corporate governance requirements.
Board of Directors
Board Structure and Composition
Following Closing, the initial directors will be divided into three classes of directors, designated as “Class I,” “Class II,” and “Class III.”
The term of office of directors serving in Class I, comprised of David Martin, will expire at the Post-Combination Company’s first annual general meeting. The term of office of directors serving in Class II, comprised of Stephen Murphy and Stuart Kissen, will expire at the Post-Combination Company’s second annual general meeting. The term of office of directors serving in Class III, comprised of Simon Orange and Michael Klein, will expire at the Post-Combination Company’s third annual general meeting. At each succeeding annual general meeting following the third annual general meeting following Closing, directors will be elected to serve for a term of three years to succeed the directors of the class whose terms expire at such annual general meeting.
Director Independence
The Nasdaq Global Market listing standards require that within one year of the listing of the Post-Combination Company Securities on the Nasdaq Global Market, the Post-Combination Company must have at least three independent directors and that a majority of the board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that in the opinion of the Post-Combination Company Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Upon the consummation of the Business Combination, the Post-Combination Company Board anticipates that Stephen Murphy will qualify as independent, as defined under the listing rules of the Nasdaq Global Market.
Election of Directors
The holders of the Post-Combination Company Ordinary Shares will have the right to elect the Post-Combination Company Board at a general meeting of shareholders by a simple majority of the votes validly cast. Subject to the requirements of the Post-Combination Articles, the Post-Combination Company Board may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the then-existing Post-Combination Company Board.
Service Contracts of Directors
The executive directors of the Post-Combination Company Board, being Simon Orange, David Martin and Stuart Kissen will enter into service agreements with the Post-Combination Company, effective from

Closing. The non-executive directors of the Post-Combination Company Board, being Michael Klein and Stephen Murphy will enter into letters of appointment with the Post-Combination Company, effective from Closing.
Committees of the Board of Directors
The Post-Combination Company Board will have three standing committees: an audit committee, a compensation committee and a nominating and governance committee. The appointments of the members of each committee by the PubCo Board will be effective on the date of the consummation of the Business Combination and the members of each committee will serve until their successors are elected and qualified, unless they are earlier removed or resign. Following the Business Combination, each committee will report to the Post-Combination Company Board as it deems appropriate and as the Post-Combination Company Board may request. The composition, duties and responsibilities of the standing committees are set forth below. In the future, the Post-Combination Company Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Audit Committee
The Post-Combination Company’s audit committee will consist of Stephen Murphy, Stuart Kissen and David Martin, with Stephen Murphy serving as the chair of the audit committee. The Post-Combination Company intends to appoint two additional independent directors to our audit committee to replace David Martin and Stuart Kissen within one year of the listing of pursuant to the Nasdaq Global Market phase-in provisions.
The Post-Combination Company’s audit committee, among other matters, will oversee (1) the Post-Combination Company’s financial reporting, auditing and internal control activities; (2) the integrity and audits of the Post-Combination Company’s financial statements; (3) the Post-Combination Company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the Post-Combination Company’s independent auditors; (5) the performance of the Post-Combination Company’s internal audit function and independent auditors; and (6) the Post-Combination Company’s overall risk exposure and management.
Duties of the audit committee will include the following:
•
annually review and assess the adequacy of the audit committee charter and review the performance of the audit committee;

•
be responsible for recommending the appointment, retention and termination of the Post-Combination Company’s independent auditors and determine the compensation of the Post-Combination Company’s independent auditors;

•
review the plans and results of the audit engagement with the independent auditors;

•
evaluate the qualifications, performance and independence of the Post-Combination Company’s independent auditors;

•
have authority to approve in advance all audit and non-audit services by the Post-Combination Company’s independent auditors, the scope and terms thereof and the fees therefor; review the adequacy of the Post-Combination Company’s internal accounting controls;

•
ensure the Post-Combination Company maintains a robust risk management function, including in respect of IT and cybersecurity risk management; and

•
meet at least quarterly with the Post-Combination Company’s chief financial officer and the Post-Combination Company’s independent auditors.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Each of the audit committee members meet the financial literacy requirements of the Nasdaq Global Market listing standards and Stephen Murphy qualifies as an “audit committee financial expert,” as defined in the rules of the SEC. The designation does not impose on the audit committee financial expert any duties, obligations or liabilities that are greater than those generally imposed on members of the Post-Combination Company’s audit committee and the Post-Combination Company Board.
The audit committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Global Market, and which will be available on the Post-Combination Company’s website upon the consummation of the Business Combination. All audit services to be provided to the Post-Combination Company and all permissible non-audit services, other than de minimis non-audit services, to be provided to the Post-Combination Company by the Post-Combination Company’s independent registered public accounting firm will be approved in advance by the audit committee.
Compensation Committee
The Post-Combination Company’s compensation committee will consist of Stephen Murphy, Simon Orange and Stuart Kissen, with Stephen Murphy serving as the chair of the compensation committee.
The compensation committee will have the sole authority to retain, and terminate, any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The compensation committee will, among other matters:
•
at the request of the Post-Combination Company Board, review and make recommendations to the Post-Combination Company Board relating to management succession planning;

•
administer, review and make recommendations to the Post-Combination Company Board, regarding the Post-Combination Company’s compensation plans;

•
review and approve the Post-Combination Company’s corporate goals and objectives with respect to compensation for executive officers and evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by the Post-Combination Company Board; and

•
provide oversight of management’s decisions regarding the performance, evaluation and compensation of other officers.

The Post-Combination Company will not be required to and, in reliance on home country practice, it does not intend to comply with the Nasdaq Global Market rules regarding having a compensation committee consisting entirely of independent directors. The compensation committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the Nasdaq Global Market listing standards, and will be available on the Post-Combination Company’s website upon the consummation of the Business Combination.
Nominating and Governance Committee
The Post-Combination Company’s nominating and governance committee will consist of Stephen Murphy, David Martin and Simon Orange, with Stephen Murphy serving as the chair of the nominating and governance committee. The nominating and governance committee will, among other matters:
•
select and recommend to the Post-Combination Company Board nominees for election by the shareholders or appointment by the Post-Combination Company Board;

•
annually review with the Post-Combination Company Board the composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity of the Post-Combination Company Board members;

•
make recommendations on the frequency and structure of board meetings and monitor the functioning of the committees of the Post-Combination Company Board;

•
develop and recommend to the Post-Combination Company Board a set of corporate governance guidelines applicable to the Post-Combination Company and periodically review such guidelines and recommend changes to the Post-Combination Company Board for approval as necessary; and

•
oversee the annual self-evaluation of the Post-Combination Company Board.

The Post-Combination Company will not be required to and, in reliance on home country practice, it does not intend to comply with the Nasdaq Global Market rules regarding having a nominating and corporate governance committee consisting entirely of independent directors. The nominating and corporate governance committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the Nasdaq Global Market listing standards and will be available on the Post-Combination Company’s website upon the consummation of the Business Combination.
Code of Conduct
The Post-Combination Company Board will adopt a code of conduct that establishes the standards of ethical conduct applicable to all of the Post-Combination Company’s directors, officers, employees, and, as applicable, consultants and contractors. The code addresses, among other things, competition and fair dealing, conflicts of interest, compliance with applicable governmental laws, rules and regulations, company assets, confidentiality requirements and the process for reporting violations of the code. Any waiver of the code with respect to any director or executive officer will be promptly disclosed and posted on the Post-Combination Company’s website. Amendments to the code will be promptly disclosed and posted on the Post-Combination Company’s website. The code will be available on the Post-Combination Company’s website upon the consummation of the Business Combination.
Historical Compensation of Key Management and Directors of CorpAcq
The aggregate amount of compensation, including cash, bonus awards, and pension benefits, that CorpAcq’s executive officers and directors (Mr. Simon Orange, Mr. David Martin, Mr. Nicholas Cattell, Mr. Stephen Scott, and Mr. Stuart Kissen) received for the year ended December 31, 2022 was approximately £4,351,730. The aggregate amount of compensation paid to CorpAcq’s directors and executive officers in fiscal year 2022 (ending December 31, 2022) consisted solely of base salary, transaction bonuses and discretionary bonuses, and the value of pension benefits for eligible participants (as described below).
The total annual bonuses received by Mr. Martin, Mr. Scott, Mr. Cattell, and Mr. Kissen from CorpAcq Limited amounted to £55,000 in December 2021 and £65,000 in December 2022. Mr. Scott, Mr. Cattell, and Mr. Kissen also each received a “one off” bonus in March 2022 from CorpAcq Limited following the acquisition of CorpAcq Limited by CorpAcq pursuant to a corporate reorganization, together receiving £899,955.
Health and Welfare and Retirement Benefits
CorpAcq Limited provides that Mr. Martin, Mr. Scott, Mr. Cattell, and Mr. Kissen are entitled to benefit from: (i) a private medical insurance scheme; and (ii) a life assurance scheme providing for four times their basic salary in cover.
Pension benefits for CorpAcq’s executive officers and directors are provided under a third-party-operated defined contribution pension scheme. The total pension savings built up are therefore held and administered separately from CorpAcq Limited, with CorpAcq Limited paying over its contributions to that third party.
The total pension contribution made by CorpAcq Limited in fiscal year 2022 in respect of CorpAcq’s executive officers and directors was £45,435. This consisted of contributions of £15,435 in respect of Mr. Martin, £10,000 in respect of Mr. Cattell, £10,000 in respect of Mr. Scott and £10,000 in respect of Mr. Kissen. No contributions were made in respect of Mr. Simon Orange.
Non-Executive Chairman Agreement
Mr. Simon Orange is party to a letter of appointment with CorpAcq, appointing him its non-executive Chairman. Pursuant to this agreement, Mr. Simon Orange receives an annual fee for his services and reimbursement of all reasonable expenses incurred in connection with the performance of his duties and is further entitled to be a member of CorpAcq’s or any of its subsidiaries or company group member’s private medical insurance scheme. Mr. Simon Orange is subject to obligations under his letter of appointment relating to confidentiality and, for a period of 12 months after the term of his service, is subject to restrictive covenants relating to non-competition, non-solicitation of suppliers, customers, potential customers, potential targets and employees, non-dealing with suppliers, customers, potential customers, potential targets and introducers, non-interference with suppliers and introducers, and non-employment or engagement of employees, in each case of CorpAcq or any of its subsidiaries or company group members.
Service Agreements
Messrs. Martin, Cattell, Scott, and Kissen are each party to a service agreement with CorpAcq Limited. Pursuant to such service agreements, each executive will receive an annual base salary and may receive a discretionary bonus. Additionally, CorpAcq Limited will reimburse the relevant executive for all reasonable out-of-pocket expenses incurred in the proper performance of his duties, subject to the production of receipts detailing such expenses, and provide such executive a company vehicle. CorpAcq Limited is responsible for payment of reasonable standing and running costs related to the company vehicle, and the executive is responsible for payment of all penalties incurred for traffic offences and parking fines.
Each executive is eligible to participate in collectively and contractually agreed pension and insurance benefit schemes. CorpAcq Limited provides pension contributions up to 5% of the individual’s base salary, per its pension scheme.
Messrs. Martin, Cattell, and Scott are each subject to obligations under their service agreements relating to assignment of intellectual property and confidentiality and are subject to restrictive covenants relating to non-solicitation of and non-dealing with customers or clients and non-solicitation or employment, engagement or appointment of employees for six months after termination of employment. The restrictive covenants are stated not to apply in the event of an unlawful termination of the service agreement by CorpAcq Limited.
Messrs. Martin, Cattell, and Scott’s respective service agreements may be terminated by CorpAcq Limited or the respective party, subject to a 6-month notice period. Mr. Kissen’s service agreement may be terminated by either CorpAcq Limited or Mr. Kissen, subject to a 3-month notice period.
Management Incentive Plan
A reasonable time prior to the Closing, CorpAcq intends for a management incentive plan (the “MIP”) to be put in place. The MIP is intended to replace a share incentive arrangement that was intended to be, but was not implemented prior to the Merger Agreement being signed.
Employees
CorpAcq Limited employed the following average number of individuals for each of the past three financial years: (i) in fiscal year 2020, 28 employees; (ii) in fiscal year 2021, 26 employees; and (iii) in fiscal year 2022, 28 employees.
There are no recognized or established trade unions, works councils or other representative bodies or collective agreements applicable to CorpAcq, and CorpAcq does not employ any individuals on temporary or zero-hour arrangements.
Pre-Closing related management incentive arrangements
CorpAcq intends to implement a management incentive plan (the “MIP”) for certain CorpAcq senior managers, directors and employees (the “MIP Participants”). The MIP is intended to replace a share incentive arrangement that was intended to be, but was not, implemented prior to the Merger Agreement being signed.
In connection with the MIP, CorpAcq Limited will establish an employee benefit trust in Jersey (the “EBT”) prior to the Closing for the benefit of CorpAcq’s employees and former employees (the “Beneficiaries”), which includes the MIP Participants. EBTs are commonly used in the UK as an arrangement via which a pool of shares is acquired and held and then used in connection with employee share incentive arrangements. The trustee of the EBT (the “Trustee”) is independent from CorpAcq. For UK tax reasons, certain CorpAcq employees who were originally intended to participate in the MIP cannot be Beneficiaries and so the Closing Seller Consideration those CorpAcq employees would have received had they held class B ordinary shares pre-Closing and been Sellers, shall be ultimately reallocated amongst the MIP Participants. Those CorpAcq non-participating employees will be incentivized separately.
Pre-Closing, the Trustee will subscribe for a certain number of class B ordinary shares in CorpAcq and will transfer such B ordinary shares to PubCo under the CorpAcq Sale. The Trustee will also execute a joinder to the Merger Agreement to join as a Seller prior to the Closing. Following the Closing, the Trustee will hold the Closing Seller Consideration it receives as a Seller, on trust for the benefit of the Beneficiaries, and the Post-Combination Company will grant stock options (the “MIP Options”) to the MIP Participants over an equivalent number and class of Post-Combination Company shares and rights to other Post-Combination Company shares that will be received by the Trustee at Closing or to which the Trustee will have a right to receive, in each case, as a Seller (the “MIP Option Shares”) so as ultimately to deliver to such employees the Post Combination Company shares they would have received if they had held B ordinary shares pre-Closing and been Sellers (save to the extent they are granted more shares under option as a result of receiving an allocation of some of those Post Combination Company shares which would otherwise have been for the non-participating employees). The MIP Options will be granted separately from the Equity Plans, but the exercise of such MIP Options shall not result in any additional issuance of Post-Combination Company Ordinary A1 Shares outside of the issuance of the Closing Seller Consideration. The MIP Options will not be exercisable before the Post-Combination Company Ordinary A1 Shares have been registered and, where applicable, any other vesting conditions have been satisfied. CorpAcq Limited will recommend to the Trustee to satisfy the exercise of such MIP Options post-Closing by the transfer of MIP Option Shares to the MIP Participants.
CorpAcq Limited also intends to recommend that the Trustee grant cash awards to the MIP Participants in aggregate in amounts equivalent to the Closing Seller Cash Consideration received by the Trustee at Closing and any dividends received by the Trustee on the MIP Option Shares post-Closing (the “MIP Cash Awards”). To the extent the Trustee makes MIP Cash Awards, the Trustee shall withhold, or shall arrange for the withholding of, amounts on account of UK income tax and UK employee National Insurance contributions and, to the extent that the Trustee withholds such amounts, pay those amounts to CorpAcq Limited so that CorpAcq Limited has been put in funds to account to HM Revenue & Customs for the income tax and employee National Insurance contributions which it is obliged to account for. Employer National Insurance contribution liabilities shall also arise in respect of any MIP Cash Awards at 13.8% of the gross amount paid, in addition to any apprenticeship levy (or any other similar costs) that arise for CorpAcq Limited in connection with the MIP Cash Awards.
Compensation Arrangements after the Business Combination
No determinations regarding the compensation arrangements that will govern following the Closing for executive officers have been made at this point and current compensation arrangements will remain in effect. To the extent that go-forward compensation arrangements are implemented prior to consummation of the Business Combination, further disclosure will be provided.
At the Closing PubCo intends to adopt the Omnibus Incentive Plan and the Non Employee Plan (together the “Equity Plans”, each as defined and described below). As of the date of this proxy statement/prospectus, PubCo has not decided on any issuances under either the Omnibus Incentive Plan or the Non Employee Plan, and therefore, is not including a new benefits table of the same.
Omnibus Incentive Plan
PubCo intends to adopt the CorpAcq Group Plc 2024 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), pursuant to which employees of the Post-Combination Company and the Post-Combination Company’s subsidiaries, including the Post-Combination Company’s executive officers, will be eligible to receive awards. The Omnibus Incentive Plan provides for the grant of awards in the form of stock options (“Options”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, other stock-based awards, cash awards and substitute awards intended to align the interests of participants with those of the Post-Combination Company’s shareholders.

The following description of the Omnibus Incentive Plan is qualified in its entirety by reference to the Omnibus Incentive Plan, a copy of which is included as Annex D of this proxy statement/prospectus.
Securities Offered
Subject to adjustment in the event of certain transactions or changes of capitalization described in the Omnibus Incentive Plan and assuming no Additional Shares are outstanding immediately following Closing, the maximum number of Post-Combination Company Ordinary A1 Shares that may be issued, pursuant to awards under the Omnibus Incentive Plan after it becomes effective is equal to 15.4 million assuming the No Redemption Scenario and 14.4 million, assuming the Contractual Maximum Redemption Scenario, and in each case, assuming no Additional Share. No more than 15.4 million, assuming the No Redemption Scenario and 14.4 million, assuming the Contractual Maximum Redemption Scenario, and in each case, assuming no Additional Shares, Post-Combination Company Ordinary A1 Shares under the Omnibus Incentive Plan may be issued pursuant to ISOs (subject to the overall limit of shares that may be used in the Omnibus Incentive Plan). Shares subject to an award that expires or is tendered in payment of an option, delivered or withheld to satisfy any tax withholding obligations, covered by a stock-settled SAR or other award that were not issued upon settlement, or shares subject to an award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares to which such award related (only to the extent of such cancellation, forfeiture or termination) will again be available for issuance or delivery pursuant to other awards under the Omnibus Incentive Plan. Any award settled in cash shall not be counted toward the maximum number of shares reserved for issuance under the Omnibus Incentive Plan.
Administration
The Omnibus Incentive Plan will be administered by the compensation committee of the Post-Combination Company Board that has been authorized to administer the Omnibus Incentive Plan (the “Compensation Committee”). The Compensation Committee has broad discretion (subject to the terms and conditions of the Omnibus Incentive Plan) to administer the Omnibus Incentive Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The Compensation Committee may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the Omnibus Incentive Plan.
Eligibility
Employees of the Post-Combination Company and its subsidiaries are eligible to receive awards under the Omnibus Incentive Plan.
Types of Awards
Options.   The Post-Combination Company may grant options to the Post-Combination Company’s employees and employees of its subsidiaries including pursuant to a ‘SAYE option scheme’ pursuant to Schedule 3 of the UK’s Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”), except that incentive stock options (“ISOs”) may only be granted to persons who are Post- Combination Company’s employees or employees of one of Post-Combination Company’s parents or subsidiaries, in accordance with Section 422 of the Code. For eligible employees located within the United States, the exercise price of an option cannot be less than 100% of the fair market value of a share on the date on which the option is granted.
SARs.   A SAR is the right to receive an amount (payable in cash and/or Post-Combination Company shares) equal to the excess of the fair market value of one Post-Combination Company share on the date of exercise or payment over the grant price of the SAR. For eligible employees located within the United States, the grant price of a SAR cannot be less than 100% of the fair market value of a Post-Combination Company share on the date on which the SAR is granted. The term of a SAR may not exceed ten years. SARs may be granted in connection with, or independent of, other awards. The Compensation Committee has the discretion to determine other terms and conditions of an SAR award.
Restricted Stock Awards.   A restricted stock award is a grant of Post-Combination Company shares subject to the restrictions on transferability and risk of forfeiture imposed by the Compensation Committee.

Unless otherwise determined by the Compensation Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a shareholder, including the right to vote the Post-Combination Company shares subject to the restricted stock award or to receive dividends on the Post-Combination Company shares subject to the restricted stock award during the applicable restriction period. Where the Compensation Committee determines that the holder of a restricted stock award may not receive dividends during the restriction period the holder must as a condition precedent to the award waive their entitlement to such dividends in such manner and form as the Compensation Committee shall determine and agree to enter into further dividend waivers as requested by the Compensation Committee. In such circumstances, the Compensation Committee may also determine that the holder shall be entitled to a dividend equivalent payment in respect of dividends paid and declared during the restriction period. The Compensation Committee must obtain UK tax advice prior to making any determination in relation to dividend rights of a UK tax resident holder.
Restricted Stock Units.   A RSU is a right to receive Post-Combination Company shares at the end of a specified period equal to the fair market value of one Post-Combination Company share on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Compensation Committee, and holders of RSUs are not entitled to rights as shareholders unless and until shares are delivered in settlement of such RSUs. The Compensation Committee may determine that a grant of RSUs will provide a participant a right to receive dividend equivalent rights, which entitles the participant to receive a payment with an equivalent value of any dividends paid on the underlying Post-Combination Company shares.
Performance Awards.   A performance award is an award that vests and/or becomes exercisable or distributable subject to the achievement of certain performance goals during a specified performance period, as established by the Compensation Committee. Performance awards may be granted alone or in addition to other awards under the Omnibus Incentive Plan.
Other Share-Based Awards.   Other share-based awards are awards denominated and payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Post-Combination Company shares. Shares may be granted for past services, in lieu of a cash bonus, salary, or other cash compensation and shall be calculated based on the fair market value of a share on its date of grant. The Compensation Committee shall determine the terms and conditions of such awards. Participants of share-based awards will not have any rights as a shareholder until such time that shares are delivered to the participant. Share awards pursuant to a ‘Share Incentive Plan’ under Schedule 2 of ITEPA may also be granted.
Substitute Awards.   Awards may be granted under the Omnibus Incentive Plan in connection with the acquisition, whether by purchase, amalgamation, merger, scheme of arrangement, consolidation, or other corporate transaction, of the business or assets of any corporation or other entity, in substitution for awards previously granted by such corporation or other entity or otherwise.
Certain Transactions
If any change is made to the Post-Combination Company’s capitalization, such as a share split, share combination, share dividend, exchange of stock or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding Post-Combination Company shares, appropriate and equitable adjustments will be made by the Compensation Committee to the maximum number and class of shares (provided under the Omnibus Incentive Plan and those subject to then outstanding awards), the exercise, base or purchase price for each share subject to outstanding awards, and any other value determinations or terms of shares that are affected by such event. The Compensation Committee will also have the discretion to make certain adjustments to awards in the event of a change in control (which includes a “scheme of arrangement” under the Companies Act 2006 enacted under the laws of England and Wales or under any other substantially equivalent local legislation), such as the assumption or substitution of outstanding awards, the purchase of any outstanding awards in cash based on the applicable change in control price, the ability for participants to exercise any outstanding stock options, SARs or other stock-based awards upon the change in control (and if not exercised such awards will be terminated), and the acceleration of vesting or exercisability of any outstanding awards.

Clawback
All awards granted under the Omnibus Incentive Plan are subject to reduction, cancelation or recoupment, including recoupment of any gains realized by the participant from the exercise, vesting, payment, settlement or other realization of income, if the participant is terminated for Cause or otherwise breaches any written clawback policy that the Post-Combination Company adopts and that the Post-Combination Company determines should apply to awards under the Omnibus Incentive Plan. Such clawback terms shall apply for two years (or such longer time specified in an agreement with a participant or policy applicable to the participant) following the participant receiving any income or other benefit in connection with an award.
Amendment and Termination
The Post-Combination Company Board or the Compensation Committee may amend or terminate any award, award agreement or the Omnibus Incentive Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be materially or adversely impaired without such participant’s consent. In addition, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Omnibus Incentive Plan will remain in effect for a period of 10 years (unless earlier terminated by the Post-Combination Company Board).
Non Employee Plan
Post-Combination Company intends to adopt the CorpAcq Group Plc 2024 Non Employee Incentive Plan (the “Non Employee Plan”), pursuant to which consultants and non employee directors of the Post-Combination Company and the Post-Combination Company’s subsidiaries will be eligible to receive awards. The Non Employee Plan provides for the grant of awards in the form of restricted stock units intended to align the interests of participants with those of the Post-Combination Company’s shareholders.
The following description of the Non Employee Plan is qualified in its entirety by reference to the Non Employee Plan, a copy of which is included as Annex E of this proxy statement/prospectus.
Securities Offered
Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Non Employee Plan, and assuming no Additional Shares are outstanding immediately following Closing, the maximum number of Post-Combination Company Ordinary A1 Shares that may be issued pursuant to awards under the Non Employee Plan after it becomes effective is equal to approximately 1.0 million in each of the No Redemption Scenario and the Contractual Maximum Redemption Scenario. Shares subject to an award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares to which such award related (only to the extent of such cancellation, forfeiture or termination) will again be available for issuance or delivery pursuant to other awards under the Non Employee Plan. Any award settled in cash shall not be counted toward the number of shares reserved for issuance under the Non Employee Plan.
Administration
The Non Employee Plan will be administered by the Compensation Committee. The Compensation Committee has broad discretion (subject to the terms and conditions of the Non Employee Plan) to administer the Non Employee Plan, including the power to determine the eligible individuals to whom awards will be granted, the number of awards to be granted and the terms and conditions of awards. The Compensation Committee may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the Non Employee Plan.
Eligibility
Consultants and non employee directors of the Post-Combination Company and its subsidiaries are eligible to receive awards under the Non Employee Plan.

Types of Awards
Restricted Stock Units.   A RSU is a right to receive Post-Combination Company shares at the end of a specified period equal to the fair market value of one Post-Combination Company shares on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Compensation Committee, and holders of RSUs are not entitled to rights as shareholders unless and until shares are delivered in settlement of such RSUs. The Compensation Committee may determine that a grant of RSUs will provide a participant a right to receive dividend equivalent rights, which entitles the participant to receive a payment with an equivalent value of any dividends paid on the underlying Post-Combination Company shares.
Certain Transactions
If any change is made to the Post-Combination Company’s capitalization, such as a stock split, stock combination, stock dividend, exchange of stock or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding Post-Combination Company shares, appropriate adjustments will be made by the Compensation Committee in the shares subject to an award under the Non Employee Plan. The Compensation Committee will also have the discretion to make certain adjustments to awards in the event of a change in control (which includes a “scheme of arrangement” under the Companies Act 2006 enacted under the laws of England and Wales or under any other substantially equivalent local legislation), such as the assumption or substitution of outstanding awards, the purchase of any outstanding awards in cash based on the applicable change in control price, and the acceleration of vesting or exercisability of any outstanding awards.
Clawback
All awards granted under the Non Employee Plan are subject to reduction, cancelation or recoupment, including recoupment of any gains realized by the participant from the exercise, vesting, payment, settlement or other realization of income, if the participant is terminated for Cause or otherwise breaches any written clawback policy that the Post-Combination Company adopts and that the Post-Combination Company determines should apply to awards under the Non Employee Plan. Such clawback terms shall apply for two years (or such longer time specified in an agreement with a participant or policy applicable to the participant) following the participant receiving any income or other benefit in connection with an award.
Amendment and Termination
The Post-Combination Company Board or the Compensation Committee may amend or terminate any award, award agreement or the Non Employee Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be impaired without such participant’s consent. In addition, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Non Employee Plan will remain in effect for a period of ten years (unless earlier terminated by the Post-Combination Company Board).

BENEFICIAL OWNERSHIP OF SECURITIES
Beneficial Ownership of Churchill Securities
The following table sets forth information regarding the beneficial ownership of Churchill Common Stock as of [•], 2024, by:
•
each person known by Churchill, based on publicly available information, to beneficially own more than 5% of the outstanding shares of Churchill Common Stock;

•
each of Churchill’s current executive officers and directors; and

•
all of Churchill’s current executive officers and directors as a group.

Unless otherwise indicated, Churchill believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Churchill Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus.
	Churchill Common Stock(1)
Name of Beneficial Owner	Number	Percentage
Executive Officers and Directors:
Churchill Sponsor VII LLC(2)	34,500,000	37.7%
Michael Klein(2)(3)	34,500,000	37.7%
Andrew Frankle(4)	—
Bonnie Jonas(4)	—	—
Mark Klein(4)(5)	—	—
Malcolm S. McDermid	—	—
Karen G. Mills(4)	—	—
Stephen Murphy(4)	—	—
Alan M. Schrager(4)	—	—
Jay Taragin	—	—
All directors and executive officers as a group (9 individuals)	34,500,000	37.7%
Five Percent or More Holders:
Atlas Merchant Capital LLC(6)	6,257,718	6.8%
Magnetar Financial(7)	8,306,005	9.1%

*
Less than one percent.

(1)
This table is based on 57,064,261 shares of Churchill Class A Common Stock and 34,500,000 shares of Churchill Class B Common Stock outstanding as of [•], 2024. Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Churchill believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 640 Fifth Avenue, 12th Floor, New York, NY 10019.

(2)
Interests shown consist solely of Founder Shares, a portion of which is subject to forfeiture and exchange for Exchangeable Units in connection with the Business Combination, pursuant to the Sponsor Agreement. See “Related Agreements — Sponsor Agreement — Founder Equity Retirement, Founder Share Contribution, B Share Subscription.”

(3)
Michael Klein is the controlling stockholder of M. Klein Associates, Inc., which is the managing member of the Sponsor. The shares beneficially owned by the Sponsor may also be deemed to be beneficially owned by Mr. Klein.

(4)
Each of Andrew Frankle, Bonnie Jonas, Karen G. Mills, Stephen Murphy and Alan M. Schrager (each of whom is a director of Churchill) and Jay Taragin (Chief Financial Officer of Churchill), has an economic interest in the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor, but does not beneficially own any Churchill Common Stock. In addition, Mark Klein, a director of Churchill, may be deemed to have an indirect economic interest in the Founder Shares and Churchill Private Placement Warrants as a result of Suro Capital Corp. having a membership interest in the Sponsor. Mark Klein is the Chairman, President and Chief Executive Officer of Suro Capital Corp. The economic interest (or deemed economic interest) of these individuals in the Founder Shares and Churchill Private Placement Warrants held by the Sponsor is shown below:

Name of Person	Founder Shares	Private Placement Warrants
Andrew Frankle	146,100	138,500
Bonnie Jonas	292,100	277,000
Mark Klein	292,100	277,000
Karen G. Mills	389,500	369,300
Stephen Murphy	146,100	138,500
Alan M. Schrager	159,294	151,044
Jay Taragin	29,500	18,500

(5)
Mark Klein is a non-controlling stockholder of M. Klein Associates, Inc., which is the managing member of the Sponsor.

(6)
According to a Form 3 filed on June 8, 2023 by Atlas Merchant Capital LLC (“Atlas”), the business address of Atlas is 477 Madison Avenue, 22nd Floor, New York, NY 10022. Atlas holds 6,257,718 shares of Churchill Class A Common Stock. The shares are held directly by Atlas Merchant Capital SPAC Fund I LP (the “Fund”). Atlas is a registered investment advisor and the investment manager of the Fund. Atlas Merchant Capital Holdings, Ltd. (“Holdings”) is the managing member of Atlas; Atlas Merchant Capital LP (“AMC Capital”) is the sole voting shareholder of Holdings; and Atlas Merchant Capital GP LLC (“AMC-GP”) is the general partner of AMC Capital. AMC SPAC Fund GP LP (the “General Partner”) is the general partner of the Fund and AMC SPAC Fund MGP LLC (“AMC SPAC MGP”) is the general partner of the General Partner. Robert E. Diamond and David I. Schamis are the sole members of AMC-GP and AMC SPAC MGP. Each of Atlas, Holdings, AMC Capital, AMC-GP, the General Partner, AMC SPAC MGP and Messrs. Diamond and Schamis may be deemed to indirectly beneficially own the shares directly held by the Fund, but each of such persons disclaims such beneficial ownership except to the extent of its or his pecuniary interest in the shares held by the Fund.

(7)
According to a Form 4 filed on January 18, 2024 by Magnetar Financial LLC (“Magnetar Financial”), a Delaware limited liability company, Magnetar Capital Partners LP (“Magnetar Capital Partners”), a Delaware limited partnership, Supernova Management LLC (“Supernova Management”), a Delaware limited liability company and Mr. David J. Snyderman (“Mr. Snyderman”), a United States citizen who serves as the manager of Supernova Management (collectively, the “Magnetar Parties”), the business address of such parties is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. The Magnetar Parties hold 8,306,206 shares of Churchill Class A Common Stock. The amount consists of (i) 4,370,467 shares of Churchill Class A Common Stock held for the account of Magnetar Constellation Master Fund, Ltd, a Cayman Islands exempted company; (ii) 668,301 shares of Churchill Class A Common Stock held for the account of account of Magnetar Lake Credit Fund LLC, a Delaware limited liability company; (iii) 1,750,306 shares of Churchill Class A Common Stock held for the account of Magnetar Structured Credit Fund, LP, a Delaware limited partnership; and (iv) 1,516,931 shares of Churchill Class A Common Stock held for the account of Magnetar Xing He Master Fund Ltd, a Cayman Islands exempted company (the holding entities referred to as, collectively, the “Magnetar Funds” hereafter). Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the shares of Churchill Class A Common Stock held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Snyderman.
Beneficial Ownership of Post-Combination Company Securities
The following table shows the beneficial ownership of Post-Combination Company Ordinary Shares and Exchangeable Units following the consummation of the Business Combination by:
•
each person known to PubCo who will beneficially own more than 5% of the Post-Combination Company Ordinary Shares and Exchangeable Units issued and outstanding immediately after the consummation of the Business Combination;

•
each person who will become an executive officer or a director of PubCo upon consummation of the Business Combination; and

•
all of the executive officers and directors of the PubCo as a group upon consummation of the Business Combination.

Unless otherwise indicated, PubCo believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Post-Combination Company Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Post- Combination Company Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Post-Combination Company Ordinary Shares which the holder has the right to acquire within 60 days of the date of this proxy statement/prospectus through the exercise of any option, warrant or any other right.
The expected beneficial ownership of Post-Combination Company Ordinary Shares and Exchangeable Units following the Business Combination, assuming the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario, is based on (i) an aggregate of approximately 153.9 million, 154.5 million and 144.1 million outstanding Post-Combination Company Ordinary Shares and Exchangeable Units, excluding the impact of Post-Combination Company Class C Shares and/or Post-Combination Company Warrants and (ii) an aggregate of approximately 210.5 million, 211.1 million and 200.7 million outstanding Post-Combination Company Ordinary Shares and Exchangeable Units, including the impact of Post-Combination Company Class C Shares and/or Post-Combination Company Warrants. See “The Business Combination — Impact of the Business Combination on Public Float.”
In each of the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario, the expected beneficial ownership percentages in the below table (i) assume that the Incremental Earnout Shares and the Base Earnout Shares vest within 60 days of the Closing Date and (ii) exclude the impact of the Post-Combination Company Ordinary A1 Shares that may be issued under the Equity Plans after they become effective at Closing.
Unless otherwise noted, the business address of each beneficial owner is 1 Goose Green, Altrincham, Cheshire WA14 1DW, United Kingdom.

	No Redemption Scenario
	Post-Combination Company Ordinary Shares		Exchangeable Units		Total Post-Combination Ordinary Shares and Exchangeable Units		Total Post-Combination Ordinary Shares and Exchangeable Units, assuming exercise of all Post-Combination Company Warrants and/or Post-Combination Company C Shares
Name of Beneficial Owner	Number (millions)	Percentage	Number (millions)	Percentage	Number (millions)	Percentage	Number (millions)	Percentage
Executive Officers and Directors:
Simon Orange(1)(2)	45.2	29.4%	—	—%	45.2	29.4%	54.1(3)	25.7%
David Martin(4)(5)	1.4	*%	—	—%	1.4	*%	1.6(6)	*%
Nicholas Cattell(5)	—	—%	—	—%	—	—%	—	—%
Stephen Scott(5)	—	—%	—	—%	—	—%	—	—%
Stuart Kissen(5)	—	—%	—	—%	—	—%	—	—%
Michael Klein(7)(8)	—	—%	20.8	13.5%	20.8	13.5%	34.8(9)	16.6%
Stephen Murphy(10)	—	—%	—	—%	—	—%	—	—%
All directors and executive officers as a group (7 individuals)	46.6	30.3%	20.8	13.5%	67.4	43.8%	90.6	43.1%
Five Percent or More Holders:
Churchill Sponsor VII LLC (and its affiliates)(7)	—	—%	20.8	13.5%	20.8	13.5%	34.8(9)	16.6%
Orange UK Holdings Limited(1)	45.2	29.4%	—	—%	45.2	29.4%	54.1(3)	25.7%

*
Less than one percent.

(1)
Consists of approximately (i) 37.1 million Post-Combination Company Ordinary A1 Shares and (ii) approximately 8.1 million Post-Combination Company Ordinary A3 Shares (defined in the Merger Agreement as the “Base Earnout Shares”). The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of the Post-Combination Company Ordinary A3 Shares will be entitled to vote such Post-Combination Company Ordinary A3 Shares, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.

(2)
Simon Orange is the controlling shareholder of Orange UK Holdings Limited. The shares owned by Orange UK Holdings Limited may also be deemed to be beneficially owned by Mr. Orange.

(3)
Consists of approximately 8.9 million Post-Combination Company Class C-2 Shares, which may be converted into Post-Combination Company Ordinary A1 Shares starting 30 days after Closing in accordance with the terms set forth in the Post-Combination Articles.

(4)
Consists of approximately (i) 1.1 million Post-Combination Company Ordinary A1 Shares and (ii) 0.2 million Post-Combination Company Ordinary A3 Shares (defined in the Merger Agreement as the “Base Earnout Shares”). The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement.

Holders of the Post-Combination Company Ordinary A3 Shares will be entitled to vote such Post-Combination Company Ordinary A3 Shares, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.
(5)
Such individual may be deemed to have a pecuniary interest in securities held by an employee benefit trust (the “EBT”), even though such individual is not the “beneficial owner,” as defined in the Exchange Act, of such securities. The EBT will beneficially own less than 5% of the outstanding securities of the Post-Combination Company, and as such the EBT is not included in this table.

(6)
Consists of approximately 0.3 million Post-Combination Company Class C-2 Shares, which may be converted into Post-Combination Company Ordinary A1 Shares starting 30 days after Closing in accordance with the terms set forth in the Post-Combination Articles.

(7)
Consists of approximately 8.1 million Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-1 Share, approximately 8.1 million Exchangeable Units consisting of a Post-Combination Company B Share and BermudaCo Series B-2 Share (Base Vesting Shares) and approximately 4.7 million Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-3 Share (Earn-Out Vesting Shares). The BermudaCo Series B-2 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Base Vesting Shares will be entitled to vote their Post-Combination Company Class B Shares, and will be entitled to receive dividends and other distributions with respect to BermudaCo Series B-2 Shares component to Base Vesting Shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such BermudaCo Series B-2 Shares (and will be forfeited if they do not vest). The BermudaCo Series B-3 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Earn-Out Vesting Shares shall be entitled to vote their Post-Combination Company Class B Shares, but will not be entitled to receive any dividends or distributions with respect to unvested BermudaCo Series B-3 Shares.

(8)
Michael Klein is the controlling stockholder of M. Klein Associates, Inc., which is the managing member of the Sponsor. The shares beneficially owned by the Sponsor may also be deemed to be beneficially owned by Mr. Klein.

(9)
Consists of 14 million Post-Combination Company Class C-2 Shares, which may be converted into Post-Combination Company Ordinary A1 Shares starting 30 days after Closing in accordance with the terms set forth in the Post-Combination Articles.

(10)
Stephen Murphy will have an economic interest in the Exchangeable Units and Post-Combination Company Class C-2 Shares owned by Sponsor as a result of his membership interest in the Sponsor, but will not beneficially own any Exchangeable Units or Post-Combination Company Class C-2 Shares. Such economic interest will include (i) approximately 34,181 Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-1 Share, (ii) approximately 34,181 Exchangeable Units consisting of a Post-Combination Company B Share and BermudaCo Series B-2 Share (Base Vesting Shares), (iii) approximately 19,894 Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-3 Share (Earn-Out Vesting Shares) and (iv) approximately 59,479 Post-Combination Company Class C-2 Shares.

	$500 Million in Trust Redemption Scenario
	Post-Combination Company Ordinary Shares		Exchangeable Units		Total Post-Combination Ordinary Shares and Exchangeable Units		Total Post-Combination Ordinary Shares and Exchangeable Units, assuming exercise of all Post-Combination Company Warrants and/or Post-Combination Company C Shares
Name of Beneficial Owner	Number (millions)	Percentage	Number (millions)	Percentage	Number (millions)	Percentage	Number (millions)	Percentage
Executive Officers and Directors:
Simon Orange(1)(2)	52.2	33.8%	—	—%	52.2	33.8%	61.1(3)	29.0%
David Martin(4)(5)	1.6	1.0%	—	—%	1.6	1.0%	1.8(6)	*%
Nicholas Cattell(4)	—	—%	—	—%	—	—%	—	—%
Stephen Scott(4)	—	—%	—	—%	—	—%	—	—%
Stuart Kissen(4)	—	—%	—	—%	—	—%	—	—%
Michael Klein(7)(8)	—	—%	19.6	12.7%	19.6	12.7%	33.6(9)	15.9%
Stephen Murphy(10)	—	—%	—	—%	—	—%	—	—%
All directors and executive officers as a group (7 individuals)	53.8	34.8%	19.6	12.7%	73.4	47.5%	96.6	45.8%
Five Percent or More Holders:
Churchill Sponsor VII LLC (and its affiliates)(7)	—	—%	19.6	12.7%	19.6	12.7%	33.6(9)	15.9%
Orange UK Holdings Limited(1)	52.2	33.8%	—	—%	52.2	33.8%	61.1(3)	29.0%

*
Less than one percent.

(1)
Consists of approximately (i) 43.3 million Post-Combination Company Ordinary A1 Shares and (ii) 8.9 million Post-Combination Company Ordinary A3 Shares (defined in the Merger Agreement as the “Base Earnout Shares”). The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of the Post-Combination Company Ordinary A2 Shares will be entitled to vote such Post-Combination Company Ordinary A2 Shares prior to vesting, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A2 Shares. The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of the Post-Combination Company Ordinary A3 Shares will be entitled to vote such Post-Combination Company Ordinary A3 Shares prior to vesting, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.

(2)
Simon Orange is the sole shareholder and a director of Orange UK Holdings Limited. The shares owned by Orange UK Holdings Limited may also be deemed to be beneficially owned by Mr. Orange or Mrs. Orange.

(3)
Consists of approximately 8.9 million Post-Combination Company Class C-2 Shares, which may be converted into Post-Combination Company Ordinary A1 Shares starting 30 days after Closing in accordance with the terms set forth in the Post-Combination Articles.

(4)
Consists of approximately (i) 1.3 million Post-Combination Company Ordinary A1 Shares, and (ii) 0.3 million Post-Combination Company Ordinary A3 Shares (defined in the Merger Agreement as the “Base Earnout Shares”). The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of the Post-Combination Company Ordinary A2 Shares will be entitled to vote such Post-Combination Company Ordinary A2 Shares prior to vesting, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A2 Shares. The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of the Post-Combination Company Ordinary A3 Shares will be entitled to vote such Post-Combination Company Ordinary A3 Shares prior to vesting, but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.

(5)
Such individual may be deemed to have a pecuniary interest in securities held by the EBT, even though such individual is not the “beneficial owner,” as defined in the Exchange Act, of such securities. The EBT will beneficially own less than 5% of the outstanding securities of the Post-Combination Company, and as such the EBT is not included in this table.

(6)
Consists of approximately 0.3 million Post-Combination Company Class C-2 Shares, which may be converted into Post-Combination Company Ordinary A1 Shares starting 30 days after Closing in accordance with the terms set forth in the Post-Combination Articles.

(7)
Consists of approximately 7.5 million Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-1 Share, approximately 7.5 million Exchangeable Units consisting of a Post-Combination Company B Share and BermudaCo Series B-2 Share (Base Vesting Shares) and approximately 4.7 million Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-3 Share (Earn-Out Vesting Shares). The BermudaCo Series B-2 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Base Vesting Shares will be entitled to vote their Post-Combination Company Class B Shares, and will be entitled to receive dividends and other distributions with respect to BermudaCo Series B-2 Shares component to Base Vesting Shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such BermudaCo Series B-2 Shares (and will be forfeited if they do not vest). The BermudaCo Series B-3 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Earn-Out Vesting Shares shall be entitled to vote their Post-Combination Company Class B Shares, but will not be entitled to receive any dividends or distributions with respect to unvested BermudaCo Series B-3 Shares.

(8)
Michael Klein is the controlling stockholder of M. Klein Associates, Inc., which is the managing member of the Sponsor. The shares beneficially owned by the Sponsor may also be deemed to be beneficially owned by Mr. Klein.

(9)
Consists of 14 million Post-Combination Company Class C-2 Shares, which may be converted into Post-Combination Company Ordinary A1 Shares starting 30 days after Closing in accordance with the terms set forth in the Post-Combination Articles.

(10)
Stephen Murphy will have an economic interest in the Exchangeable Units and Post-Combination Company Class C-2 Shares owned by Sponsor as a result of his membership interest in the Sponsor, but will not beneficially own any Exchangeable Units or Post-Combination Company Class C-2 Shares.

Such economic interest will include (i) approximately 31,555 Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-1 Share, (ii) approximately 31,555 Exchangeable Units consisting of a Post-Combination Company B Share and BermudaCo Series B-2 Share (Base Vesting Shares), (iii) approximately 19,894 Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-3 Share (Earn-Out Vesting Shares) and (iv) approximately 59,479 Post-Combination Company Class C-2 Shares.
	Contractual Maximum Redemption Scenario
	Post-Combination Company Ordinary Shares		Exchangeable Units		Total Post-Combination Ordinary Shares and Exchangeable Units		Total Post-Combination Ordinary Shares and Exchangeable Units, assuming exercise of all Post-Combination Company Warrants and/or Post-Combination Company C Shares
Name of Beneficial Owner	Number (millions)	Percentage	Number (millions)	Percentage	Number (millions)	Percentage	Number (millions)	Percentage
Executive Officers and Directors:
Simon Orange(1)(2)	57.9	40.2%	—	—%	57.9	40.2%	66.8(3)	33.3%
David Martin(4)(5)	1.7	1.2%	—	—%	1.7	1.2%	2.0(6)	1.0%
Nicholas Cattell(5)	—	—%	—	—%	—	—%	—	—%
Stephen Scott(5)	—	—%	—	—%	—	—%	—	—%
Stuart Kissen(5)	—	—%	—	—%	—	—%	—	—%
Michael Klein(7)(8)	—	—%	17.6	12.2%	17.6	12.2%	31.6(9)	15.7%
Stephen Murphy(10)	—	—%	—	—%	—	—%	—	—%
All directors and executive officers as a group (7 individuals) .	59.6	41.4%	17.6	12.2%	77.2	53.6%	100.4	50.0%
Five Percent or More Holders:
Churchill Sponsor VII LLC (and its affiliates)(7)	—	—%	17.6	12.2%	17.6	12.2%	31.6(9)	15.7%
Orange UK Holdings Limited(1)	57.9	40.2%	—	—%	57.9	40.2%	66.8(3)	33.3%

*
Less than one percent.

(1)
Consists of approximately (i) 48.4 million Post-Combination Company Ordinary A1 Shares, (ii) 0.6 million Post-Combination Company Ordinary A2 Shares (defined in the Merger Agreement as the “Incremental Earnout Shares”), and (iii) 8.9 million Post-Combination Company Ordinary A3 Shares (defined in the Merger Agreement as the “Base Earnout Shares”). The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of the Post-Combination Company Ordinary A2 Shares will be entitled to vote such Post-Combination Company Ordinary A2 Shares prior to vesting but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A2 Shares. The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement.

Holders of the Post-Combination Company Ordinary A3 Shares will be entitled to vote such Post-Combination Company Ordinary A3 prior to vesting but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.
(2)
Simon Orange is the controlling shareholder of Orange UK Holdings Limited. The shares owned by Orange UK Holdings Limited may also be deemed to be beneficially owned by Mr. Orange.

(3)
Consists of approximately 8.9 million Post-Combination Company Class C-2 Shares, which may be converted into Post-Combination Company Ordinary A1 Shares starting 30 days after Closing in accordance with the terms set forth in the Post-Combination Articles.

(4)
Consists of approximately (i) 1.5 million Post-Combination Company Ordinary A1 Shares, (ii) 0.02 million Post-Combination Company Ordinary A2 Shares (defined in the Merger Agreement as the “Incremental Earnout Shares”), and (iii) 0.3 million Post-Combination Company Ordinary A3 Shares (defined in the Merger Agreement as the “Base Earnout Shares”). The Post-Combination Company Ordinary A2 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of the Post-Combination Company Ordinary A2 Shares will be entitled to vote such Post-Combination Company Ordinary A2 Shares prior to vesting but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A2 Shares. The Post-Combination Company Ordinary A3 Shares will be unvested upon issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date or otherwise pursuant to the Merger Agreement. Holders of the Post-Combination Company Ordinary A3 Shares will be entitled to vote such Post-Combination Company Ordinary A3 Shares prior to vesting but will not be entitled to receive any dividends or distributions with respect to unvested Post-Combination Company Ordinary A3 Shares.

(5)
Such individual may be deemed to have a pecuniary interest in securities held by the EBT, even though such individual is not the “beneficial owner,” as defined in the Exchange Act, of such securities. The EBT will beneficially own less than 5% of the outstanding securities of the Post-Combination Company, and as such the EBT is not included in this table.

(6)
Consists of approximately 0.3 million Post-Combination Company Class C-2 Shares, which may be converted into Post-Combination Company Ordinary A1 Shares starting 30 days after Closing in accordance with the terms set forth in the Post-Combination Articles.

(7)
Consists of approximately 6.3 million Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-1 Share, approximately 6.3 million Exchangeable Units consisting of a Post-Combination Company B Share and BermudaCo Series B-2 Share (Base Vesting Shares) and approximately 4.7 million Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-3 Share (Earn-Out Vesting Shares). The BermudaCo Series B-2 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $11.50 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Base Vesting Shares will be entitled to vote their Post-Combination Company Class B Shares, and will be entitled to receive dividends and other distributions with respect to BermudaCo Series B-2 Shares component to Base Vesting Shares prior to vesting, but any such dividends and distributions will only be paid to such holders upon the vesting of such BermudaCo Series B-2 Shares (and will be forfeited if they do not vest). The BermudaCo Series B-3 Shares will be unvested at issuance and will vest at such time as the closing price per share of the Post-Combination Company Ordinary A1 Shares exceeds $15.00 for five trading days within any 180 consecutive trading day period on or before five years after the Closing Date, or otherwise pursuant to the Sponsor Agreement. Holders of Earn-Out Vesting Shares shall be entitled to vote their Post-Combination Company Class B Shares but will not be entitled to receive any dividends or distributions with respect to unvested BermudaCo Series B-3 Shares.

(8)
Michael Klein is the controlling stockholder of M. Klein Associates, Inc., which is the managing member of the Sponsor. The shares beneficially owned by the Sponsor may also be deemed to be beneficially owned by Mr. Klein.

(9)
Consists of 14 million Post-Combination Company Class C-2 Shares, which may be converted into Post-Combination Company Ordinary A1 Shares starting 30 days after Closing in accordance with the terms set forth in the Post-Combination Articles.

(10)
Stephen Murphy will have an economic interest in the Exchangeable Units and Post-Combination Company Class C-2 Shares owned by Sponsor as a result of his membership interest in the Sponsor, but will not beneficially own any Exchangeable Units or Post-Combination Company Class C-2 Shares. Such economic interest will include (i) approximately 27,287 Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-1 Share, (ii) approximately 27,287 Exchangeable Units consisting of a Post-Combination Company B Share and BermudaCo Series B-2 Share (Base Vesting Shares), (iii) approximately 19,894 Exchangeable Units consisting of a Post-Combination Company B Share and a BermudaCo Series B-3 Share (Earn-Out Vesting Shares) and (iv) approximately 59,479 Post-Combination Company Class C-2 Shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Churchill Relationships and Related Person Transactions
Founder Shares
In December 2020, the Sponsor purchased an aggregate of 8,625,000 Founder Shares for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. On February 5, 2021, Churchill effected a stock dividend with respect to the Founder Shares of 20,125,000 shares thereof. On February 11, 2021, Churchill effected a further stock dividend with respect to the Founder Shares of 5,750,000 shares thereof, resulting in 34,500,000 Founder Shares outstanding. The number of shares of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of Churchill Class A Common Stock and Founder Shares upon completion of the Churchill IPO.
Michael Klein may be deemed to beneficially own the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor. Each of Andrew Frankle, Bonnie Jonas, Karen G. Mills, Stephen Murphy and Alan M. Schrager (each of whom is a director of Churchill) and Jay Taragin (Chief Financial Officer of Churchill), has an economic interest in the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor, but does not beneficially own any Churchill Common Stock. Mark Klein, a director of Churchill, may be deemed to have an indirect economic interest in the Founder Shares as a result of Suro Capital Corp. having a membership interest in the Sponsor. Mr. Mark Klein is the Chairman, President and Chief Executive Officer of Suro Capital Corp.
Churchill Private Placement Warrants
The Sponsor also purchased an aggregate of 32,600,000 Churchill Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement that occurred concurrently with the closing of the Churchill IPO. As such, the Sponsor’s interest in the Churchill IPO was valued at $32,600,000, based on the number of Churchill Private Placement Warrants purchased. Each Churchill Private Placement Warrant entitles the holder thereof to purchase one share of Churchill Class A Common Stock at a price of $11.50 per share, subject to adjustment.
Michael Klein may be deemed to beneficially own the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor. Each of Andrew Frankle, Bonnie Jonas, Karen G. Mills, Stephen Murphy and Alan M. Schrager (each of whom is a director of Churchill) and Jay Taragin (Chief Financial Officer of Churchill), has an economic interest in the Founder Shares and Churchill Private Placement Warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor, but does not beneficially own any Churchill Common Stock. Mark Klein, a director of Churchill, may be deemed to have an indirect economic interest in the Founder Shares as a result of Suro Capital Corp. having a membership interest in the Sponsor. Mr. Mark Klein is the Chairman, President and Chief Executive Officer of Suro Capital Corp.
If Churchill does not complete an initial business combination by August 17, 2024 (or such earlier date as determined by the Churchill Board), the proceeds of the sale of the Churchill Private Placement Warrants will be used to fund the redemption of Churchill Class A Common Stock (subject to the requirements of applicable law) and the Churchill Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Churchill Private Placement Warrants.
Administrative Services Agreement
Churchill entered into an Administrative Services Agreement pursuant to which it pays an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support services. Upon completion of an initial business combination or its liquidation, Churchill will cease paying these monthly fees. In the event the consummation of an initial business combination closes on or before August 17, 2024, the affiliate of the Sponsor will be paid a total of up to $1,800,000 ($50,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.

Reimbursement of Expenses
The Sponsor, its officers and directors or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on Churchill’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Churchill’s audit committee reviews on a quarterly basis all payments that were made by Churchill to the Sponsor, its officers, directors or its or any of their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Churchill’s behalf.
Working Capital Loans
In order to finance transaction costs in connection with an initial business combination, the Sponsor, an affiliate of the Sponsor or Churchill’s officers and directors may, but none of them is obligated to, loan Churchill funds as may be required. If Churchill completes an initial business combination, Churchill would repay such loaned amounts out of the proceeds of the Trust Account. In the event that an initial business combination does not close, Churchill may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Churchill does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor or Churchill’s officers and directors, if any, as Churchill does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.
Sponsor Contribution
On May 16, 2023, in connection with Churchill’s amendment to its certificate of incorporation extending the date by which Churchill must consummate an initial business combination, the Sponsor agreed to make deposits to the Trust Account in the amount of $1,000,000 per month (each, a “Contribution” and collectively, the “Sponsor Contribution”) and, in exchange, Churchill issued to the Sponsor a non-interest bearing, unsecured promissory note with a principal amount of up to $9,000,000. On February 9, 2024, Churchill and the Sponsor entered into an amendment to such promissory note, pursuant to which the Sponsor has agreed to continue to make monthly Contributions up to an aggregate principal amount of $15,000,000 (as amended, the “Extension Promissory Note”).
Under the terms of the Extension Promissory Note, such Contributions will be paid monthly beginning May 17, 2023 and thereafter on the seventeenth day of each month (or if such seventeenth day is not a business day, on the business day immediately preceding such seventeenth day) until the earliest to occur of (i) August 15, 2024, (ii) the consummation of an initial business combination and (iii) if an initial business combination is not consummated, the date on which the Churchill Board determines, in its sole discretion, to liquidate the Trust Account. The Extension Promissory Note will mature on the earlier of (1) the date Churchill consummates an initial business combination and (2) the date that the winding up of Churchill is effective (such date, the “Maturity Date”). The Extension Promissory Note will not bear any interest, and will be repayable by Churchill to the Sponsor upon the Maturity Date. The Maturity Date may be accelerated upon the occurrence of an “Event of Default” (as defined in the Extension Promissory Note). Any outstanding principal under the Extension Promissory Note will be able to be prepaid at any time by Churchill, at its election and without penalty.
Consulting Agreement
Pursuant to the Merger Agreement, Archimedes, which is an affiliate of Mr. Michael Klein and Mr. Mark Klein, will enter into a consulting agreement with Post-Combination Company to act as its consultant following the Closing, and such consulting agreement shall continue for a period of five years following the Closing, and for a consulting fee equal to 1% of the Post-Combination Company’s annual EBITDA, subject to a minimum fee of £1,000,000. See “Interests of Certain Persons in the Business Combination.”

Related Party Notes
On December 30, 2020, the Sponsor agreed to loan Churchill an aggregate of up to $600,000 to cover expenses related to the Churchill IPO pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Churchill IPO. Churchill borrowed $375,000 under the Promissory Note and repaid the full outstanding balance on the Churchill IPO Closing Date. Borrowings under the Promissory Note are no longer available.
Sponsor Agreement
On August 1, 2023, in connection with the execution of the Merger Agreement, Churchill amended and restated in its entirety that certain letter, dated February 11, 2021, from the Sponsor and each Insider.
Pursuant to the Sponsor Agreement, the Sponsor and each of the Insiders agreed (i) to vote any of such Insider’s shares of Churchill Common Stock (other than those acquired in Open Market Purchases, if any) (a) in favor of the Business Combination and all other Stockholder Proposals and (b) against certain other matters; (ii) not to redeem any of such Insider’s shares of Churchill Common Stock in connection with the Churchill Stockholder Redemptions; (iii) to take all actions to consummate the Merger, the Business Combination and the matters contemplated by the Merger Agreement and the Sponsor Agreement; (iv) not to transfer (a) 50% of its, his or her (1) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) or (2) the Post-Combination Company Public Warrants and the Post-Combination Company Private Placement Warrants or Post-Combination Company Class C-2 Shares (or Post-Combination Company Ordinary A1 Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, for a period of 12 months after the Closing; and (b) the remaining 50% of such securities received pursuant to the Merger Agreement for a period of 18 months after the Closing; (v) not to enter into, modify or amend any contract that would contradict, limit, restrict or impair (a) any party’s ability to perform or satisfy any obligation under the Sponsor Agreement or (b) the ability of PubCo, BermudaCo, Churchill or Merger Sub to perform or satisfy any of their respective obligations under the Merger Agreement; and (vi) to be bound to certain other obligations as described therein. See the section titled “Related Agreements — Amended and Restated Sponsor Agreement.”
Registration Rights Agreement
In connection with the Closing, that certain registration rights agreement of Churchill, dated February 11, 2021, will be amended and restated, and Churchill and the Registration Rights Holders will enter into the Registration Rights Agreement with the Post-Combination Company.
Pursuant to the Registration Rights Agreement, the Post-Combination Company agrees that, as soon as practicable, but in any event within 15 business days and 45 calendar days, respectively, after the Closing, the Post-Combination Company will file registration statements to permit the public resale of all registered securities held by the Registration Rights Holders under the Securities Act and use its best efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 75th business day (or the 135th business day if the registration statements are reviewed by the SEC) following the filing deadline, in each case subject to the terms and conditions set forth therein. The Registration Rights Agreement provides for customary demand and piggyback registration rights.
Pursuant to the Registration Rights Agreement, the Registration Rights Holders have agreed, subject to Permitted Transfers (as defined in the Registration Rights Agreement) and with the exception of the Sponsor, Insiders (as defined in the Sponsor Agreement) and their Permitted Transferees who are subject to the restrictions on transfer of securities of PubCo under the Sponsor Agreement, not to transfer any Equity Security (as defined in the Registration Rights Agreement) of the Company during the period commencing on the Closing Date and ending on, (i) in the case of Earnout Shares (a) for holders who are members of management of CorpAcq immediately prior to the Closing, the later of one year following the Closing Date and the date such Equity Securities become vested under the Merger Agreement or Sponsor Agreement and (b) for holders who are not members of management of CorpAcq immediately prior to the Closing, the later of 180 days following the Closing Date and the date such Equity Securities become vested under the Merger Agreement or Sponsor Agreement, and (ii) in the case of non-Earnout Shares (x) for holders who are members of management of CorpAcq immediately prior to the Closing, one year following the Closing Date, and (y) for holders who are not members of management of CorpAcq immediately prior to the Closing, 180 days following the Closing Date.
The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, a form of which is attached hereto as Annex K.
CorpAcq Relationships and Related Person Transactions
ORAONE Consulting Agreement
On March 1, 2022, CorpAcq Limited entered into a Limited Company Consultancy Agreement with Orange Investments One Limited trading as Dunham Consultancy (“ORAONE”) to provide acquisition consulting services (the “ORAONE Agreement”). Simon Orange, the Chairman of the CorpAcq Board, is a director of, and has a 50% ownership interest in ORAONE, alongside his spouse, Karin Michelle Orange who holds the remaining 50% ownership interest and is also a director of ORAONE. During fiscal year 2022, the sum owed by CorpAcq to ORAONE relating to acquisition consulting fees was £2,391,666 (£1,775,000 of which was charged and paid and £616,666 of which was an accrual). As of September 30, 2023, CorpAcq has paid ORAONE £1,600,000 in acquisition consulting fees for 2023.
Under the Merger Agreement, PubCo has agreed to procure that CorpAcq enter into an agreement between PubCo and either Simon Orange, ORAONE, or an affiliate of ORAONE that will provide substantially the same economic rights to ORAONE and its 50% shareholder, Simon Orange, as currently in existence under the ORAONE Agreement.
CorpAcq Reorganization Investment Agreement
On December 23, 2021 CorpAcq entered into an Investment Agreement (the “Investment Agreement”) with Simon Orange, David Martin, Nicholas Cattell, Orange UK Holdings Limited (“Orange UK”), Nova Capital GP Investments XV LP (“Nova”), and PES Chasewater Holdings LP (“Chasewater”), PES Employee AB LLC (together with Orange UK, Nova, and Chasewater, the “Investors”), pursuant to which CorpAcq would acquire CorpAcq Limited (the “Reorganization”). In connection with the Reorganization, the Investors (with the exception of Orange UK) agreed to subscribe for CorpAcq Ordinary Shares to finance the Reorganization. Orange UK agreed to procure that the Minority Shareholders (as defined therein) would subscribe for CorpAcq Ordinary Shares. In addition, pursuant to the Investment Agreement, any consulting fees payable by CorpAcq or any of its subsidiary undertakings including CorpAcq Limited, to Simon Orange and/or Orange UK are capped at an annual £2,500,000 in aggregate per fiscal year. Simon Orange, the Chairman of the CorpAcq Board, owns and controls Orange UK, which purchased 30 million CorpAcq Preference Shares for £30 million in the Reorganization.
The foregoing summary of the Investment Agreement is not complete and is qualified in its entirety by the terms and conditions of such agreement, attached to the Registration Statement as Exhibit 2.3.
Stamford Lease
CorpAcq Properties Ltd. (“CorpAcq Properties”), a wholly-owned subsidiary of CorpAcq Finance Limited (“CorpAcq Finance”), owns the property in which CorpAcq’s headquarters are located, which includes a ground floor retail area which is occupied by Stamford New Road Limited (“Stamford”), of which Simon Orange, the Chairman of the CorpAcq Board, is a minority holder (7%), alongside his wife, Karin Michelle Orange (7%), Simon Orange and Karin Michelle Orange jointly hold shares (16%) and Simon Orange’s brother, Justin Orange holds 70%. Stamford and CorpAcq Properties entered to an arrangement, which commenced on October 20, 2017, whereby Stamford would occupy the ground floor retail area within CorpAcq’s headquarters from which it would run a café (the “Stamford Café”). CorpAcq Properties charges Stamford by way of a rolling monthly invoice, on an arm’s length basis, rent of £3,383.33 per month and a service charge of £2,500.00 per month. In fiscal years 2020, 2021, and 2022, Stamford paid CorpAcq Properties £38,683, £44,125, and £70,600, respectively, under this arrangement. As of September 30, 2023, Stamford paid CorpAcq Properties £52,950 for rent and service charges in 2023 pursuant to the arrangement.

In addition to rental fees, Stamford provides catering services to CorpAcq employees and guests, whereby CorpAcq uses the Stamford Café as an inhouse canteen. In the fiscal years 2020, 2021 and 2022, CorpAcq paid Stamford £8,769, £23,719 and £32,969 for these catering services. As of September 30, 2023, CorpAcq has paid Stamford £34,105 for these services.
The foregoing summary of the lease with Stamford is not complete and is qualified in its entirety by the terms and conditions of such agreement, attached to the Registration Statement as Exhibit 10.29.
MorCor Loan
On January 30, 2018, CorpAcq Limited entered into a Joint Venture Shareholders Agreement (“JV Agreement”) with Morson Group Limited (“Morson”) for the purpose of acquiring, leasing, chartering and/or operating an aircraft. Pursuant to the JV Agreement, CorpAcq Limited extended a loan to MorCor Limited (“MorCor”), the joint venture company, for £525,000 to purchase and operate a plane (the “MorCor Loan”). The MorCor Loan has no maturity date and bears interest at a rate of 2% per annum above the base rate from time to time of Barclays Bank PLC. CorpAcq Limited owns 49% of the equity interests of MorCor and Morson owns 51% of the equity interests of MorCor. Simon Orange is also a director of MorCor. The plane is used non-exclusively by CorpAcq for transport of key personnel of CorpAcq to acquisition meetings or visits to portfolio companies, as required. Pursuant to the JV Agreement, MorCor assesses quarterly usage between CorpAcq Limited and Morson and charges CorpAcq Limited, on an arm’s length basis, pro rata accordingly for such usage. In fiscal years 2020, 2021 and 2022, CorpAcq Limited paid MorCor £50,334, £79,445, and £36,440, respectively, in usage fees. In fiscal years 2020, 2021, and 2022, the amounts outstanding to MorCor were £39,412 for 2020, £1,070 for 2021 and £59,492 for 2022.
As of September 30, 2023, CorpAcq Limited has paid MorCor £70,228 in usage fees in 2023. In fiscal years 2020, 2021, and 2022, the amounts outstanding under the MorCor Loan were £475,000, £415,000, and £427,000, including accrued interest, respectively. In fiscal years 2020, 2021 and 2022, the MorCor Loan accrued interest of £10,570 in 2020, £9,968 in 2021, and £14,556 in 2022. As of September 30, 2023, there is an outstanding loan balance due from MorCor to CorpAcq Limited of £341,151.54, including £6,151.54 in accrued interest.
The foregoing summary of the JV Agreement is not complete and is qualified in its entirety by the terms and conditions of such agreement, attached to the Registration Statement as Exhibit 10.23.
Services Agreement and Promissory Notes with SSO Consulting Limited
On March 1, 2010, effective from April 6, 2009, CorpAcq Plc (now known as CorpAcq Limited), entered into a provision of services agreement with SSO Consulting Limited (“SSO”), which is owned by CorpAcq’s Chairman of the Board, Simon Orange (the “SSO Services Agreement”). Simon Orange is also a director of SSO. Pursuant to the SSO Services Agreement, SSO agrees to provide strategic and management advice to CorpAcq Plc in relation to the business of the CorpAcq. During the fiscal years ended December 31, 2020, 2021 and 2022, CorpAcq Limited did not pay any consulting fees to SSO. As of August 31, 2023, CorpAcq Limited has not paid any consulting fees to SSO for 2023.
The outstanding balances due to SSO for consulting fees pursuant to the SSO Service Agreement were £10.2 million as of December 31, 2020 and 2021 and £4.8 million as of December 31, 2022. Such amounts were reduced in connection with Orange UK’s investment in the Reorganization, because both SSO and Orange UK are owned and controlled by Simon Orange. As of September 30, 2023, CorpAcq owes SSO £4.8 million for consulting fees. Such outstanding amount is due and payable on demand.
In addition to the SSO Services Agreement, SSO agreed to loan CorpAcq Plc (now known as CorpAcq Limited) an aggregate amount of £700,000, pursuant to five promissory notes dated as of: (i) June 24, 2011, in the amount of £100,000; (ii) July 11, 2011, in the amount of £100,000, (iii) July 26, 2011, in the amount of £150,000, (iv) August 26, 2011, in the amount of £50,000, and (v) June 21, 2012, in the amount of £300,000, each of which bear interest at a rate of 5% per annum (collectively, the “SSO Loans”). The initial maturity date of the SSO Loans was June 24, 2012, July 11, 2012, July 26, 2012, August 26, 2012, June 21, 2013, respectively, but the parties agreed to extend such maturity date to on demand by mutual consent. The

SSO Loans are fully repayable on demand. During fiscal years 2020, 2021, and 2022, SSO did not extend any additional amounts to CorpAcq Limited pursuant to the SSO Services Agreement, but the SSO Loans accrued interest of £34,904 in 2020, £34,904 in 2021, and £34,904 in 2022. As of September 30, 2023, there is an outstanding loan balance due to SSO from CorpAcq Limited pursuant to the SSO Loans of £1,063,854 including £363,854 in accrued interest.
The foregoing summary of the SSO Services Agreement is not complete and is qualified in its entirety by the terms and conditions of such agreement, attached to the Registration Statement as Exhibit 10.25.
Facility Agreement with VeCapital Property Company Limited
On November 11, 2020, Cotton Traders Limited (“Cotton Traders”) entered into a Facility Agreement (the “Facility Agreement”) with VeCapital Property Company Limited, a property investment company (“VeCapital”). Cotton Traders is a wholly-owned subsidiary of Cotton Traders Holdings Limited, which is a wholly-owned subsidiary of Cotton Traders Group Finance Ltd (in which CorpAcq has a 55% ownership interest in via another group holding company). Simon Orange, the Chairman of the CorpAcq Board, has a 70% ownership interest in VeCapital and also serves as a director of VeCapital. Pursuant to the Facility Agreement, Cotton Traders loaned VeCapital £2,000,000, with such loan maturing on November 11, 2025 (the “VeCapital Loan”). The VeCapital Loan bears interest at a rate of a rate of 7% per annum and is repayable on demand, subject to a 2-month notice period. In fiscal years 2020, 2021, 2022, Cotton Traders recorded accrued interest on the VeCapital Loan in the amounts of £0, £157,000 and £165,000, respectively. As of September 30, 2023, Cotton Traders recorded an outstanding balance of £2,432,081 due pursuant to the VeCapital Loan, including £432,081 in accrued interest.
In connection with the Closing, VeCapital will repay amounts owed to Cotton Traders pursuant to the Facility Agreement, and Cotton Traders and VeCapital will terminate the Facility Agreement.
Sponsorship Agreement with Orange Racing
On February 1, 2020, CorpAcq Limited entered into a sponsorship agreement (the “Racing Sponsorship Agreement”) with Orange Racing Limited trading as Orange Racing Powered by JMH (“Orange Racing”), a company 100% owned and controlled by Simon Orange, the Chairman of the CorpAcq Board. Pursuant to the Racing Sponsorship Agreement, CorpAcq Limited became the title sponsor of Orange Racing for a 3-year period covering 2020, 2021 and 2022 and paid Orange Racing £200,000 plus VAT in sponsorship fees for each racing season. In fiscal year 2021 CorpAcq Limited paid a total of £600,000 to cover the entire agreement. The Racing Sponsorship Agreement terminated on October 30, 2022, in accordance with its terms. As of September 30, 2023, CorpAcq Limited has made no payments to Orange Racing in either fiscal year 2022 or 2023.
Payments from Regency Glass
Between January 1, 2021 and November 26, 2021, Regency Glass Limited, a manufacturer and supplier of insulated glazing units (“Regency Glass”), paid CorpAcq Limited £500,000 (in five equal installments of £100,000) and paid CorpAcq Finance £600,000 (in six equal installments of £100,000). Simon Orange, the Chairman of the CorpAcq Board, owns 50% of the equity interests of Regency Glass Holdings Limited (formerly known as FF Newco 1 Limited), a company registered in England (“Regency Holdings”), which owns 100% of the equity interests in Regency Glass. Simon Orange is also a director of Regency Glass. With respect to the payments, £500,000 was for repayment of a non-interest-bearing loan that CorpAcq Limited made to Regency Glass on February 20, 2015, as amended by the Amendment and Restatement Deed entered into by Regency Glass and CorpAcq Limited on April 29, 2016, and £600,000 was deferred consideration for the sale of Regency Glass by CorpAcq Finance to Regency Holdings pursuant to the Share Purchase Agreement dated April 29, 2016, among CorpAcq Finance and Regency Holdings. Regency Glass made no payments to either CorpAcq Limited or CorpAcq Finance in fiscal year 2022 and as of September 30, 2023, Regency Glass has made no payments to either CorpAcq Limited or CorpAcq Finance in fiscal year 2023.

Sponsorship Agreement with Manchester Sale Rugby Club Limited
CorpAcq Limited entered into a sponsorship agreement (the “Manchester Sponsorship Agreement”), with Manchester Sale Rugby Club Limited trading as Sale Sharks Rugby Club (“Manchester”) with a start date of September 1, 2019. Orange UK, an entity owned and controlled by Simon Orange, the Chairman of the CorpAcq Board, owns 75% of the equity interests in Sharks Holdings Ltd. (“Sharks”), which owns 100% of Manchester. Simon Orange and his spouse, Karin Michelle Orange, are also directors of Manchester. Pursuant to the Manchester Sponsorship Agreement, CorpAcq Limited agreed to pay Manchester a total of £150,000 plus VAT for team uniform advertising. CorpAcq Limited did not make any payments to Manchester in fiscal years 2020 or 2021, but did pay Manchester £150,000 in fiscal year 2022 to satisfy its obligations under the Manchester Sponsorship Agreement in full. The Manchester Sponsorship Agreement terminated on September 1, 2020, in accordance with its terms. As of September 30, 2023, CorpAcq Limited has not made any payments to Manchester in fiscal year 2023.
NIX Services Ltd. Brokerage Fee
On March 2, 2022, CorpAcq Limited paid a £210,000 brokerage fee to NIX Services Ltd. (“NIX”), of which Simon Orange, Chairman of the CorpAcq Board, owns 20% of the outstanding equity interests.
The brokerage fee was with respect to an insurance policy that NIX procured in connection with acquisition of CorpAcq Limited by CorpAcq in December 2021. As of September 30, 2023, CorpAcq Limited has not made any payments to NIX in fiscal year 2023.
Orange UK Loans
On October 30, 2019, December 23, 2019 and January 21, 2020 Orange UK extended loans to CorpAcq Limited in amounts of £1,650,000, £1,500,000 and £350,000, respectively, pursuant to three Deeds of Agreement between the parties (the “OUKH Loans”). The OUKH Loans had maturity dates of October 30, 2021, December 23, 2021, and January 21, 2022 and bore interest at a rate of 9%, 12% and 18% per annum, respectively, each with a provision for early termination charges. Simon Orange, Chairman of the CorpAcq Board, has a 100% ownership interest in Orange UK. Simon Orange and his wife, Karin Michelle Orange, are also directors of Orange UK. The capital element of each of the OUKH Loans was repaid on March 2, 2020, March 23, 2020 and March 24, 2020, respectively. The interest element of the OUKH Loans was repaid on February 3, 2021, February 12, 2021 and February 19, 2021. During fiscal years 2021, and 2022, Orange UK did not extend any additional amounts to CorpAcq Limited. Orange UK has not extended any loans to CorpAcq Limited in the fiscal year 2023.
In addition, CorpAcq extended £5.4 million in non-interest bearing loans to Manchester between May 2017 and February 2019 (the “Manchester Loans”). On April 4, 2019, Orange UK purchased Manchester from CorpAcq. CorpAcq agreed that Orange UK could repay the Manchester Loans from time to time, with no maturity date. As of December 31, 2020 and 2021, Orange UK owed CorpAcq Limited £5.4 million and £5.4 million, respectively. Such amount was assigned and set off in connection with Orange UK’s investment in the Reorganization because both SSO and Orange UK are owned and controlled by Simon Orange.
The foregoing summary of the OUKH Loans is not complete and is qualified in its entirety by the terms and conditions of the OUKH Loans attached to the Registration Statement as Exhibit 10.26, 10.27, and 10.28.
Plant Hire Lease
Plant Hire UK Limited, a wholly-owned subsidiary of Plant Hire and Sales Holdings Limited, which is wholly-owned by CorpAcq Finance (“Plant Hire”), rents property (“Plant Hire Property”) from Orange UK Property Investments Ltd. (“Orange Property”) pursuant to a lease agreement, dated October 23, 2020, by and between a third-party, SLA Property Company Limited (“SLA”), and Plant Hire (“Plant Hire Lease”). Pursuant to a purchase agreement by and between SLA and Orange Property, Orange Property purchased the Plant Hire Property from SLA and Orange Property assumed the Plant Hire Lease as of June 30, 2023. Orange UK owns 100% of the equity interests of Orange Property, which is 100% owned and controlled by Simon Orange, the Chairman of the CorpAcq Board. Simon Orange is also a director of both Orange UK. Pursuant to the Plant Hire Lease, Orange Property charges Plant Hire, on an arms’ length basis, rent of £50,000 per year, paid in four equal installments of £12,500 per fiscal quarter. Plant Hire did not pay Orange Property any amounts in rental fees during the fiscal years 2020, 2021, or 2022. As of September 30, 2023, Plant Hire has paid Orange Property £12,999.99 for rent charges in 2023 and £1,742.83 in insurance recharges pursuant to the Plant Hire Lease.
The foregoing summary of the Plant Hire Lease is not complete and is qualified in its entirety by the terms and conditions of such agreement, attached to the Registration Statement as Exhibit 10.30.
Service Agreement with Dominic Orange
Dominic Orange is a brother of Simon Orange, the Chairman of the CorpAcq Board. Pursuant to his service agreement with CorpAcq Limited, Dominic Orange serves as Group Purchasing Manager of CorpAcq Limited and receives an annual salary of £100,000. In addition, Dominic Orange is eligible to receive bonus payments at the discretion of CorpAcq Limited and is entitled to benefit from (i) a private medical insurance scheme, (ii) a life assurance scheme providing for four times his basic salary in cover, and (iii) pension benefits provided under a third-party-operated defined contribution pension scheme.
Post-Combination Company Relationships and Related Party Transactions
Continuing CorpAcq Agreements
In addition to the agreements below, with the exception of the ORAONE Agreement, the Management Agreement with NCM, and the Facility Agreement with VeCapital, which will be terminated in connection with the Closing, the agreements identified above under “— CorpAcq Relationships and Related Party Transactions” will continue to be in effect after Closing, in accordance with their terms.
Consulting Agreement
See the section above “— Churchill Relationships and Related Person Transactions” for a description of the Consulting Agreement.
Deed of Indemnity
It is proposed that each member of the Post-Combination Company Board will enter into a separate deed of indemnity with the Post-Combination Company (which will also be subject to the provisions of the Companies Act). The Companies Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.
Registration Rights Agreement
See the section above “— Churchill Relationships and Related Person Transactions” for a description of the Registration Rights Agreement.
Policy for Approval of Related Party Transactions
Effective upon the consummation of the Business Combination, the Post-Combination Company Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which the Post-Combination Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of the Post-Combination Company’s executive officers or one of the Post-Combination Company’s directors;

•
any person who is known by the Post-Combination Company to be the beneficial owner of more than 5% of the Post-Combination Company’s voting power;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Post-Combination Company’s voting power, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Post-Combination Company’s voting power; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Post-Combination Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

DESCRIPTION OF POST-COMBINATION COMPANY’S SECURITIES
Description of PubCo Share Capital and Post-Combination Articles
Introduction
Set forth below is a summary of certain information concerning PubCo’s share capital as well as a description of certain provisions of the Post-Combination Articles and relevant provisions of the U.K. Companies Act 2006 (the “Companies Act”). The summary below contains only material information concerning PubCo’s share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Post-Combination Articles to be in effect upon Closing and applicable English law.
On July 26, 2023, PubCo was incorporated as a public limited company under the laws of England and Wales as Polaris Pubco Plc (now known as CorpAcq Group Plc), with nominal assets and liabilities for the purpose of becoming the ultimate holding company for CorpAcq and consummating the Business Combination described herein. On October 11, 2023, Polaris Pubco Plc changed its name to CorpAcq Group Plc.
On incorporation, there were 50,000 ordinary shares of £1.00 each in the capital of PubCo issued to the Initial Subscriber. In preparation for Closing, PubCo underwent: (i) a redenomination to convert the currency of the ordinary shares from GBP to USD on a foreign exchange rate of $1.27 to every £1; and (ii) subsequently, a sub-division to sub-divide the 50,000 ordinary shares of $1.27 each into 63,500,000 ordinary shares of $0.001 each. Immediately following the Closing, the authorized share capital of PubCo will be an unlimited number of shares of any class. Based on the assumptions set out in the table on page 161 of this prospectus, PubCo’s share capital will be comprised of up to: (a) 227,549,465 Post-Combination Company Ordinary A1 Shares of nominal value $0.001 each; (b) up to 957,465 Post-Combination Company Ordinary A2 Shares of nominal value $0.001 each; (c) up to 15,000,000 Post-Combination Company Ordinary A3 Shares of nominal value $0.001 each; (d) if the Warrant Amendment Proposal is approved and the Valuation Report is obtained prior to the Effective Time, up to 27,600,000 Post-Combination Company Class C-1 Shares of nominal value $0.10 each; (e) up to 29,000,000 Post-Combination Company Class C-2 Shares of nominal value $0.10 each; and (f) up to 20,840,533 Post-Combination Company B Shares of nominal value $0.000001 each. In addition, deferred shares of nominal value $0.000001 each may be created upon conversion of Post-Combination Company B Shares without any requirement for further authorization (the “Deferred Shares”). In the event the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, (i) PubCo will assume up to 27,600,000 Post-Combination Company Public Warrants and up to 14,000,000 Post-Combination Company Private Placement Warrants pursuant to the Warrant Amendment Agreement and the number of issued Post-Combination Company Class C-1 Shares would be 0 and the number of Post-Combination Company Class C-2 Shares would be 15,000,000. The Post-Company Class C-2 Shares would be exercisable for one Post-Combination Company Ordinary A1 Share.
The directors of the Post-Combination Company are also expected to be authorized to allot, and for statutory pre-emption rights to be dis-applied, in respect of up to a further 50,000,000 Post-Combination Company Ordinary A1 Shares pursuant to a general authority resolution passed by the Initial Shareholder prior to Closing. It is intended that this general authority shall be used only in the event additional share issuances, that are not included in the above authorities, are required between Closing and the Post-Combination Company’s first annual general meeting.

Post-Combination Company Securities
Please see below the table setting out the key economic and control characteristics of the Post-Combination Company’s Securities:
Post-Combination Company Securities	Right to receive dividends or distribution	Right to distributions on a return of assets on liquidation or otherwise	Right to vote	Conversion/redemption rights
Post-Combination Company Ordinary A1 Shares Par value – $0.001 each	Yes	Yes	Yes	Not convertible nor redeemable
Post-Combination Company Ordinary A2 Shares Par value – $0.001 each	Yes (only if they are deemed to be Post-Combination Company Participating Ordinary Shares)
Yes
(only with respect to any catchup payment for accrued dividends or distributions to the extent such shares have vested or if they are deemed to be Post-Combination Company Participating Ordinary Shares)
Yes
Yes. The Post-Combination Company Ordinary A2 Shares shall be redeemed in full by the Company if, on or prior to the date that is 5 years following the Closing Date, the closing price of the Post-Combination Company Ordinary A1 Shares reported on the Nasdaq Global Market exceeds or equals $11.50 for 5 trading days within any 180-consecutive trading day period ending on the third trading day prior to the date on which notice of the redemption
In the event of a Sale, the Post-Combination Company Ordinary A2 Shares shall be redeemed in full by the Company provided that (i) the Sale occurs at least 5 years following the

Post-Combination Company Securities	Right to receive dividends or distribution	Right to distributions on a return of assets on liquidation or otherwise	Right to vote	Conversion/redemption rights

Closing Date and (ii) the price for each Post-Combination Company Ordinary Share paid or implied in such Sale is at least $11.50.
Immediately following redemption, the holder shall be issued Post-Combination Company Ordinary A1 Shares equal to the total number of Post-Combination Company Ordinary A2 Shares held immediately prior to such redemption at the price of $0.001 per Post-Combination Company Ordinary A1 Share.

Post-Combination Company Ordinary A3 Shares Par value – $0.001 each	Yes (only if they are deemed to be Post-Combination Company Participating Ordinary Shares)	Yes (only if they are deemed to be Post-Combination Company Participating Ordinary Shares)	Yes	The Post-Combination Company Ordinary A3 Shares shall be redeemed in full by the Company if, on or prior to the date that is 5 years following the Closing Date, the closing price of the Post-Combination Company Ordinary A1 Shares reported on the Nasdaq Global Market exceeds or

Post-Combination Company Securities	Right to receive dividends or distribution	Right to distributions on a return of assets on liquidation or otherwise	Right to vote	Conversion/redemption rights

equals $15.00 for 5 trading days within any 180-consecutive trading day period ending on the third trading day prior to the date on which notice of the redemption
In the event of a Sale, the Post-Combination Company Ordinary A3 Shares shall be redeemed in full by the Company provided that (i) the Sale occurs at least 5 years following the Closing Date and (ii) the price for each Post-Combination Company Ordinary Share paid or implied in such Sale is at least $15.00.
Immediately following redemption, the holder shall be issued Post-Combination Company Ordinary A1 Shares equal to the total number of Post-Combination Company Ordinary A3 Shares held immediately prior to such redemption at the price of $0.001 per

Post-Combination Company Securities	Right to receive dividends or distribution	Right to distributions on a return of assets on liquidation or otherwise	Right to vote	Conversion/redemption rights
Post-Combination Company Ordinary A1 Share.
Post-Combination Company B Shares Par value – $0.000001 each			Yes
in the event of an Exchange, the Post-Combination Company may (i) redeem all or some of the relevant Post-Combination Company B Shares on the Exchange Date (or on such other date as may be agreed between the Post-Combination Company and the holders of the relevant Post-Combination Company B Shares) or (ii)
convert each relevant Post-Combination Company B Share into one Deferred Shares on the Exchange Date

Post-Combination Company Class C-1 Shares Par value – $0.10 each		Yes	Only (i) at class meetings of the holders of Post-Combination Company Class C Shares, and (ii) at any general meeting of the Post-Combination Company at which a resolution in respect of the liquidation of the Post-Combination Company is proposed.	During the period commencing on the date that is 30 days after the Closing Date and terminating at 5.00 pm (NYC) on the date that is 5 years after the Closing Date (the ‘Conversion Period’), each holder of Post-Combination Company Class C Shares shall be entitled by notice

Post-Combination Company Securities	Right to receive dividends or distribution	Right to distributions on a return of assets on liquidation or otherwise	Right to vote	Conversion/redemption rights

to require the conversion into Post-Combination Company Ordinary A1 Shares upon payment to the Company of $11.50 per Post-Combination Company Ordinary A1 Share.
Post-Combination Company Class C-1 Shares may be redeemed, at the option of the Company, at any time during the Conversion Period, at the price of $0.01 per Post-Combination Company Class C-1 Share, provided that the closing price of the Post-Combination Company Ordinary A1 Shares reported has been at least $18.00 per share on each of 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

Post-Combination Company Securities	Right to receive dividends or distribution	Right to distributions on a return of assets on liquidation or otherwise	Right to vote	Conversion/redemption rights
Post-Combination Company Class C-2 Shares Par value – $0.10 each		Yes	Only (i) at class meetings of the holders of Post-Combination Company Class C Shares, and (ii) at any general meeting of the Post-Combination Company at which a resolution in respect of the liquidation of the Post-Combination Company is proposed.
During the Conversion Period, each holder of Post-Combination Company Class C Shares shall be entitled by notice to require the conversion into Post-Combination Company Ordinary A1 Shares upon payment to the Company of $11.50 per Post-Combination Company Ordinary A1 Share.
Each Post-Combination Company Class C-2 Share is convertible into one Post-Combination Company Class C-1 Share at any time at the option of the holder of such Post-Combination Company Class C-2 Share.
During the Conversion Period, each holder of Post-Combination Company Class C-2 Shares shall be entitled to require conversion into Post-Combination Company Ordinary A1 Shares on a cashless basis. The

Post-Combination Company Securities	Right to receive dividends or distribution	Right to distributions on a return of assets on liquidation or otherwise	Right to vote	Conversion/redemption rights
number of Post-Combination Company Ordinary A1 Shares into which the Post-Combination Company Class C-2 Shares will convert is equal to the quotient obtained by dividing: (i) the number of converting Post-Combination Company Class C-2 Shares multiplied by the specified conversion ratio and multiplied by the excess of the “Fair Market Value” over the conversion price; by (ii) the “Fair Market Value.
Deferred Shares Par value – $0.000001 each		Yes		Not convertible nor redeemable
Dividend Rights
Subject to the provisions of English law and any preferences that may apply to shares outstanding at the time, holders of outstanding Post-Combination Company Ordinary Shares are entitled to receive dividends out of assets legally available at the times and in the amounts as the Post-Combination Company Board may determine from time to time.
Any dividends (or other distribution) paid by PubCo shall be applied in accordance with the Post-Combination Articles among the holders of, firstly, if applicable, the Post-Combination Company Ordinary A2 Shares up to an aggregate fixed amount as would have been distributed by the Post-Combination Company to the holders of Post-Combination Company Ordinary A2 Shares, in the period commencing on the date of issue of such Post-Combination Company Ordinary A2 Shares and ending on the date of redemption of such Post-Combination Company Ordinary A2 Shares, as if such Post-Combination Company Ordinary A2 Shares were Post-Combination Company Ordinary A1 Shares during such period and were deemed to have been entitled to receive dividends, and secondly, Post-Combination Company Ordinary A1 Shares pro rata to the number of such shares respectively held by them. For the avoidance of doubt, the Post-Combination Company Ordinary A3 Shares, the Post-Combination Company Class C Shares, the Post-Combination Company B Shares and the Deferred Shares shall not entitle their holders to participate in any dividends or other distributions.

The Post-Combination Company Board may deduct from any dividend in respect of a share all such sums as may be due from him or her to the Post-Combination Company on account of calls or otherwise in relation to the shares of the Post-Combination Company. Sums so deducted can be used to pay amounts owing to the Post-Combination Company in respect of the shares. Any dividend unclaimed after a period of 12 years from the date such dividend was declared shall, if the Post-Combination Company Board so resolves, be forfeited and shall revert to the Post-Combination Company. In addition, the payment by the Post-Combination Company Board of any unclaimed dividend, interest or other sum payable on or in respect of shares into a separate account shall not constitute the Post-Combination Company as a trustee in respect thereof. For further information regarding the payment of dividends under English law, see “— Other English Law Considerations — Distributions & Dividends.”
Voting Rights
The Post-Combination Articles provide that each outstanding Post-Combination Company Ordinary A1 Share, Post-Combination Company Ordinary A2 Share, Post-Combination Company Ordinary A3 Share and Post-Combination Company B Share is entitled to one vote on all matters submitted to a vote of shareholders. Deferred Shares will carry no voting rights and shall not entitle their holders to receive notice of, to attend, to speak or to vote at any general meeting of the Post-Combination Company. Holders of Post-Combination Company Class C Shares are entitled to one vote (a) at all class meetings (as defined in Post-Combination Articles) of the holders of Post- Combination Company Class C Shares, and (b) at any general meeting of the Post- Combination Company at which a resolution in respect of the liquidation of the Post-Combination Company is proposed. Subject to any rights or restrictions attached to any shares on a poll every member present in person or by proxy shall have one vote for every share of which he is the holder. None of Post-Combination Company’s shareholders will be entitled to vote at any general meeting or at any separate class meeting in respect of any share unless all calls or other sums payable in respect of that share have been paid.
Preemptive Rights
There are no rights of preemption under the Post-Combination Articles in respect of transfers of issued shares. In certain circumstances, Post-Combination Company shareholders may have statutory preemption rights under the Companies Act in respect of the allotment of new shares. These statutory preemption rights would require the Post-Combination Company to offer new equity securities (which includes ordinary shares but excludes most forms of preferred shares) for allotment to existing ordinary shareholders on a pro rata basis before allotting them to other persons, unless shareholders dis-apply such rights by a special resolution for a period of not more than five years at a shareholders’ meeting. These preemption rights will be dis-applied in respect of Post-Combination Company Ordinary Shares and the Post-Combination Company intends to propose equivalent resolutions in the future once the initial period of dis-application has expired. In any circumstances where the preemption rights have not been dis-applied, the procedure for the exercise of such statutory preemption rights would be set out in the documentation by which such equity securities would be offered to Post-Combination Company shareholders.
Conversion or Redemption Rights
The Post-Combination Company Ordinary A1 Shares and Deferred Shares are neither convertible nor redeemable, provided that the Post-Combination Company Board has the right to issue additional classes of shares in PubCo (including redeemable shares) on such terms and conditions, and with such rights attached, as it may determine.
The Post-Combination Articles provide that, subject to the provisions of the Companies Act and in the event of an Exchange, the Post-Combination Company shall serve notice on the relevant holder(s) of the Post-Combination Company B Shares that it intends to (i) redeem all or some of the relevant Post-Combination Company B Shares on the Exchange Date (or on such other date as may be agreed between the Post-Combination Company and the holders of the relevant Post-Combination Company B Shares) or (ii) convert each relevant Post-Combination Company B Shares into one Deferred Shares on the Exchange Date.

In the event that the Warrant Amendment Proposal is approved prior to the Effective Time, pursuant to the Warrant Amendment Agreement, the Post-Combination Company Class C Shares will have substantially similar conversion and redemption features as the Post-Combination Company Warrants described below under “Description of PubCo’s Securities — Post-Combination Company Warrants.”
Liquidation Rights
On a return of assets on liquidation or otherwise, the assets of PubCo remaining after payment of its debts and liabilities and available for distribution to holders of Post-Combination Company Ordinary Shares, Post-Combination Company Class C Shares and Deferred Shares will be applied in the following manner and order of priority:
a)
first, if applicable, to the holders of the Post-Combination Company Ordinary A2 Shares an aggregate amount equal to such amount as would have been distributed by the Post-Combination Company to the holders of Post-Combination Company Ordinary A2 Shares, in the period commencing on the date of issue of such Post-Combination Company Ordinary A2 Shares and ending on the date of redemption of such Post-Combination Company Ordinary A2 Shares as if such Post-Combination Company Ordinary A2 Shares were Post-Combination Company Ordinary A1 Shares during such period and were deemed to have been entitled to receive dividends;

b)
second, to the holders of (i) the Post-Combination Company Participating Ordinary Shares pro rata to the number of Post-Combination Company Participating Ordinary Shares respectively held by them up to an amount of $1 million per Post-Combination Company Participating Ordinary Share; and (ii) the Post-Combination Company Class C Shares pari passu with the Post-Combination Company Ordinary A1 Shares on an as-converted basis pro rata to the number of Post-Combination Company Class C Shares respectively held by them up to an amount of $1 million per Post-Combination Company Class C Share;

c)
third, to the holders of the Deferred Shares an amount equal to the nominal value of the Deferred Shares;

d)
fourth, to the holders of (i) the Post-Combination Company Participating Ordinary Shares pro rata to the number of Post-Combination Company Participating Ordinary Shares respectively held by them; and (ii) the Post-Combination Company Class C Shares pari passu with the Post-Combination Company Ordinary A1 Shares on an as-converted basis pro rata to the number of Post-Combination Company Class C Shares respectively held by them.

The Post-Combination Company B Shares shall not entitle their holders to participate in a return of assets on liquidation or otherwise.
Variation of Rights
Subject to the Companies Act, the rights attached to any class of shares can be varied or abrogated either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the authority of a special resolution passed at a separate meeting of the holders of the relevant class of shares known as a class meeting.
Capital Calls
Subject to the Post-Combination Articles and the terms on which the Post-Combination Company shares are allotted, the Post-Combination Company Board has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to the Post- Combination Company as required by such notice the amount called on its shares. If a call remains unpaid after it has become due and payable, and the 14 clear days’ notice provided by the Post-Combination Company Board has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Post-Combination Company Board. All of the Post-Combination Company Securities to be registered pursuant to this proxy statement/prospectus will be credited as fully paid and therefore not subject to a capital call.

Transfer of Shares
Following Closing, the Post-Combination Company’s share register will be maintained by its proposed registrar, Continental Stock Transfer & Trust Company. Registration in this share register is determinative of share ownership. A shareholder who holds the Post-Combination Company’s shares through The Depository Trust Company (DTC) is not the holder of record of such shares. Instead, the depositary (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in PubCo’s official share register, as the depositary or other nominee will remain the record holder of such shares. The Post-Combination Company Board may, in its absolute discretion, decline to register a transfer (or renunciation of a renounceable letter of allotment):
a)
of a share that is not fully paid;

b)
of a share upon which PubCo has a lien;

c)
of a share that is not duly stamped (if required) or is duly certified or otherwise shown to the satisfaction of the Post-Combination Company Board to be exempt from stamp duty (if required);

d)
if it is not delivered for registration to the registered office of PubCo (or such other place as the Post-Combination Company Board may determine) accompanied by the certificate of the share to which it relates or such other evidence reasonably required by the directors to show the right of the transferor to make the transfer;

e)
of a default share where the holder has failed to provide the required details to PubCo under “— Other English Law Considerations — Disclosure of Interest in Shares,” subject to certain exceptions;

f)
in respect of more than one class of share; or

g)
where, in the case of a transfer to joint holders of a share, the number of joint holders to whom the share is to be transferred exceeds four.

If the Post-Combination Company Board refuses to register a transfer of a share it shall notify the transferee of the refusal and the reasons for it within two months after the date on which the transfer was lodged with PubCo or the instructions to the relevant system received.
Limitations on Ownership
Under English law and the Post-Combination Articles, there are no limitations on the right of non-residents of the United Kingdom or owners who are not citizens of the United Kingdom to hold or, other than the holders of Deferred Shares which do no confer voting rights on the relevant holders, vote the Post-Combination Company Ordinary Shares.
Post-Combination Articles and English Law Considerations
Directors
Number
The initial number of directors of PubCo shall be five (5) (the “Initial Directors”), and the number of directors shall not be less than two (excluding alternate directors) unless otherwise determined by the Post-Combination Company by ordinary resolution, from time to time. Directors may be appointed by any ordinary resolution of shareholders or by the Post-Combination Company Board, as described below under “— Appointment and Retirement of Directors.” Each director elected shall hold office until his or her successor is elected or until his or her earlier resignation or removal in accordance with the Post-Combination Articles.
Following Closing, the Initial Directors shall be divided into three classes of directors, designated as “Class I”, “Class II” and “Class III”, respectively (each a “Class” and, collectively, the “Classes”). The Post-Combination Company Board is authorized to assign members of the Post-Combination Company Board already in office to such Classes at the time the classification becomes effective. The Post-Combination Company Board is also authorized to assign any persons who take office as directors after the date the Post-Combination Articles are adopted to any such Class; provided, however, that the Classes are as close to equal size as possible. In the event of any increase in the number of directors, the additional directorships resulting from such increase shall be apportioned by the Post-Combination Company Board among the Classes of directors so as to maintain such Classes as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.
Appointment and Retirement of Directors
Subject to the requirements of the Post-Combination Articles (including director independence requirements), the Post-Combination Company may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the then-existing Post-Combination Company Board.
Subject to the requirements of the Post-Combination Articles (including director independence requirements), the Post-Combination Company Board also has power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the Post-Combination Company Board as then existing.
The term of office of directors serving in Class I will expire at PubCo’s first annual general meeting. The term of office of directors serving in Class II will expire at PubCo’s second annual general meeting. The term of office of directors serving in Class III will expire at PubCo’s third annual general meeting. At each succeeding annual general meeting following the third annual general meeting following Closing, directors shall be elected to serve for a term of three years to succeed the directors of the class whose terms expire at such annual general meeting.
Indemnity of Directors
Under the Post-Combination Articles, and subject to the provisions of the Companies Act, each member of the Post-Combination Company Board is entitled to be indemnified by the Post-Combination Company out of the assets of the Post-Combination Company against all costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. In addition, it is proposed that each member of the Post-Combination Company Board will enter into a separate deed of indemnity with the Post-Combination Company (which will also be subject to the provisions of the Companies Act). The Companies Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.
Shareholders’ Meetings
Each year, PubCo will hold an annual general meeting of shareholders in addition to any other meetings held in that year, and will specify the meeting as such in the notice convening it. The annual general meeting will be held at such time and place as the directors may appoint. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman, which appointment shall not be treated as part of the business of a meeting. The Post-Combination Articles provide that the necessary quorum at any general meeting of shareholders (or adjournment thereof) shall be at least two members (or proxies or corporate representatives), present in person or by proxy and entitled to attend and to vote on the business to be transacted, at such meeting.
Requisitioning Shareholder Meetings
Subject to certain conditions being satisfied, under the Companies Act shareholders holding at least 5% of the paid-up capital of PubCo carrying voting rights at general meetings can require the directors to call a general meeting and shareholders representing at least 5% of the total voting rights exercisable at an annual general meeting can require PubCo to give notice of a resolution to be proposed at that annual general meeting.

Other English Law Considerations
Mandatory Purchases and Acquisitions
Pursuant to sections 979 to 982 of the Companies Act, where a takeover offer has been made for PubCo and the offeror has, by virtue of acceptances of the offer, acquired or unconditionally contracted to acquire not less than 90% of the voting rights carried by the class of shares to which the offer relates, the offeror may give notice to the holder of any shares of that class to which the offer relates that the offeror has not acquired or unconditionally contracted to acquire that it desires to acquire those shares on the same terms as the takeover offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares.
Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner or if earlier, and the offer is not one to which the UK Takeover Code applies, within the period of six months beginning with the date of the offer. The squeeze out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to PubCo, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.
If a takeover is structured as a scheme of arrangement pursuant to Part 26 of the Companies Act, the scheme, and therefore takeover, would need to be approved by a majority in number representing 75% in value of the shareholders of each class of shareholders voting, whether in person or by proxy. If approved, the scheme, and therefore takeover, would be binding on 100% of the shareholders of the relevant class(es).
Sell Out
The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of PubCo’s shares or of any class or classes of PubCo’s shares. A holder of voting shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (1) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of all the voting shares in the company (in the case of an offer for all of PubCo’s shares) or of all the shares of that class and (2) not less than 90% of the voting rights in the company (in the case of an offer for all of PubCo’s shares) or of the voting rights carried by that class. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of the takeover offer or on such other terms as may be agreed.
U.K. City Code on Takeovers and Mergers
The U.K. City Code on Takeovers and Mergers (the “UK Takeover Code”) applies, among other things, (i) to an offer for a public company whose registered office is in the United Kingdom, the Channel Islands or the Isle of Man and whose securities are admitted to trading on a regulated market or a multilateral trading facility in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man, or (ii) if the company is a public company and is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”), to have its place of central management and control in the United Kingdom or the Channel Islands or the Isle of Man (in each case, a “UK Code Company”). This is known as the “residency test.” Under the UK Takeover Code, the Takeover Panel will determine whether the Post-Combination Company has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at various factors, including the structure of the Post-Combination Company Board, the functions of the directors, and where they are resident.
Upon completion of the Business Combination, the Post-Combination Company expects a majority of its Board to reside in the United Kingdom. Therefore, based upon its current and intended plans for its directors and management, for the purposes of the UK Takeover Code, the Post-Combination Company anticipates that the residency test will be met and that the Post-Combination Company will be considered to have its place of central management and control inside the United Kingdom, the Channel Islands or the Isle of Man. Therefore, the UK Takeover Code is expected to apply to the Post-Combination Company. It is possible that in the future changes in the Board’s composition, changes in the Takeover Panel’s interpretation of the UK Takeover Code, or other events may cause the UK Takeover Code not to apply to the Post-Combination Company.
If at the time of a takeover offer, the Takeover Panel determines that the residency test is satisfied and the Post-Combination Company has its place of central management and control in the United Kingdom, it would be subject to a number of rules and restrictions, including but not limited to the following: (i) the Post-Combination Company’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) the Post-Combination Company might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) the Post-Combination Company would be obliged to provide equality of information to all bona fide competing bidders.
The UK Takeover Code also contains certain rules in respect of mandatory offers for companies which are subject to its rules. Under Rule 9 of the UK Takeover Code, any person who acquires an interest in shares which, taken together with shares in which that person or any person acting in concert with that person is interested, carry 30% or more of the voting rights of a company which is subject to the UK Takeover Code is normally required to make an offer to all the remaining shareholders to acquire their shares.
Similarly, when any person, together with persons acting in concert with that person, is interested in shares which in the aggregate carry not less than 30% of the voting rights of such a company but does not hold shares carrying more than 50% of the voting rights of the company, an offer will normally be required if such person or any person acting in concert with that person acquires a further interest in shares which increases the percentage of shares carrying voting rights in which that person is interested.
An offer under Rule 9 must be made in cash at the highest price paid by the person required to make the offer, or any person acting in concert with such person, for any interest in shares of the company during the 12 months prior to the announcement of the offer.
It has been agreed with the UK Takeover Panel that the following persons are acting in concert in relation to CorpAcq Group Plc:
a)
Simon Orange and companies controlled by him (being as at the date of this document Orange UK Holdings Limited) and his close relatives (being as at the date of this document Dominic Orange, Justin Orange and Kathy Parums);

b)
the other executive directors of CorpAcq Holdings Limited being David Martin, Stephen Scott, Nicholas Cattell, Stuart Kissen and their close relatives; and

c)
the Trustee of the CorpAcq Limited Employee Benefit Trust (the “Trustee”),

(together the “CorpAcq Concert Party”).
Following admission to listing and assuming the issue of the maximum number of Earnout Shares, the members of the CorpAcq Concert Party will be interested in Post-Combination Company Ordinary Shares, representing the percentage voting rights of the Post-Combination Company, as indicated below:
Redemption Scenario	No. of Post-Combination Company Ordinary Shares on admission to listing	Percentage of Voting Rights of Post-Combination Company on admission to listing
No Redemption Scenario	53,238,290	34.6%
$500 Million in Trust Redemption Scenario	61,478,380	39.8%
Contractual Maximum Redemption Scenario	68,178,255	47.3%

Following admission to listing, the members of the CorpAcq Concert Party will also be interested in 15,000,000 Post-Combination Company Class C-2 Shares.
In addition, the maximum number of share awards and/or option awards to be held by members of the CorpAcq Concert Party in or over Post-Combination Company Ordinary A1 Shares and Post-Combination Company Class C-2 Shares under the Incentive Plans is currently expected to be 21,717,431.
Assuming (i) full vesting and conversion of the Earn-Out Shares; (ii) the conversion of all Post-Combination Company Class C-2 Shares directly or indirectly into Post-Combination Company Ordinary A1 Shares on a 1:1 basis, including any acquired under the Incentive Plans; (iii) all Post-Combination Company Ordinary A1 Shares available under the Incentive Plans are acquired only by those members of the CorpAcq Concert Party who are able to participate under those plans (which will not be the case in practice); and (iv) that no other person converts any convertible securities or exercises any options or any other right to acquire shares in the Post-Combination Company, the members of the CorpAcq Concert Party would be interested in Post-Combination Company Ordinary Shares, representing the percentage voting rights of the Post-Combination Company, as indicated below:
Redemption Scenario	No. of Post-Combination Company Ordinary Shares in the enlarged share capital	Percentage of Voting Rights of Post-Combination Company in the enlarged share capital
No Redemption Scenario	79,137,233	35.0%
$500 Million in Trust Redemption Scenario	87,437,383	38.6%
Contractual Maximum Redemption Scenario	93,102,254	43.3%
The table set out below assumes the No Redemption Scenario and shows the respective individual interests in Post-Combination Company Ordinary Shares of members of the CorpAcq Concert Party: (a) on admission to listing, and (b) assuming (i) the vesting and conversion of the Earnout Shares, (ii) the conversion of Post-Combination Company Class C-2 Shares directly or indirectly into Post-Combination Company Ordinary A1 Shares, including any acquired under the Incentive Plans, and (iii) all Post-Combination Company Ordinary A1 Shares available under the Incentive Plans are acquired by those members of the CorpAcq Concert Party who are able to participate under those plans.
No Redemption Scenario
Name	No. of Post- Combination Company Ordinary Shares on admission to listing(1)	Percentage of Post- Combination Company Ordinary Shares on admission to listing(1)	No. of Post- Combination Company Ordinary Shares in the enlarged voting rights(2)	Percentage of Post-Combination Company Ordinary Shares in the enlarged voting rights(2)
Orange UK Holdings Limited	45,211,485	29.4%	54,137,586	24.0%
Kathy Parums	1,824,038	1.2%	2,184,158	1.0%
David Martin(3)	1,365,298	0.9%	1,634,849	0.7%
Trustee of the CorpAcq Limited Employee Benefit Trust	4,837,468	3.1%		—
Awards assumed to be granted by CorpAcq Group Plc outside of the Equity Plans to eligible members of the CorpAcq Concert Party	—	—	5,792,529(4)	2.6%(4)
Awards to be granted under the Omnibus Incentive Plan to eligible members of the CorpAcq Concert Party	—	—	15,388,111(5)	6.8%(5)
TOTAL	53,238,290	34.6%	79,137,233	35.0%

(1)
Represents Post-Combination Company Ordinary Shares to be received by CorpAcq Shareholders as part of the Closing Seller Share Consideration and assumes that the maximum number of Earnout Shares are issued to all Sellers.

(2)
Assumes (i) full vesting and conversion of the Earn-Out Shares; (ii) the conversion of all Post-Combination Company Class C-2 Shares directly or indirectly into Post-Combination Company Ordinary A1 Shares on a 1:1 basis, including any acquired under the Incentive Plans; (iii) all Post-Combination Company Shares available under those Incentive Plans are acquired only by those members of the CorpAcq Concert Party who are able to participate under those plans (which will not be the case in practice and is included solely to illustrate the maximum interests of those members); and (iv) that no other person converts any convertible securities or exercises any options or any other right to acquire shares in the Post-Combination Company.

(3)
Includes the interests of David Martin’s wife and son.

(4)
The allocation of awards by CorpAcq Group Plc under this arrangement will not be known until post-admission to listing. The potential beneficiaries are employees of CorpAcq Limited and their relatives and dependants and include David Martin, Stephen Scott, Nicholas Cattell and Stuart Kissen but exclude Simon Orange and companies controlled by him and persons closely associated with him. The Trustee cannot, and will not, receive any awards under the arrangement. It is assumed for the purpose of this disclosure that all awards will be made to those members of the CorpAcq Concert Party who are eligible to participate in this arrangement (which will not be the case in practice and is included solely to illustrate the maximum interests of those members).

(5)
The Omnibus Incentive Plan is an incentive scheme pursuant to which various types of US style share incentive awards can be made. Its potential beneficiaries include David Martin, Stephen Scott, Nicholas Cattell, Stuart Kissen and Simon Orange. It is assumed for the purpose of this disclosure that all awards under the Omnibus Incentive Plan will be made to those members of the CorpAcq Concert Party (which will not be the case in practice and is included solely to illustrate the maximum interests of those members). Again, the Trustee cannot, and will not, receive any awards under this scheme.

The table set out below assumes the $500 Million in Trust Redemption Scenario and shows the respective individual interests in Post-Combination Company Ordinary Shares of members of the CorpAcq Concert Party: (a) on admission to listing, and (b) assuming (i) the vesting and conversion of the Earnout Shares, (ii) the conversion of Post-Combination Company Class C-2 Shares directly or indirectly into Post-Combination Company Ordinary A1 Shares, including any acquired under the Incentive Plans, and (iii) all Post-Combination Company Ordinary A1 Shares available under the Incentive Plans are acquired by those members of the CorpAcq Concert Party who are able to participate under those plans.
$500 Million in Trust Redemption Scenario
Name	No. of Post- Combination Company Ordinary Shares on admission to listing(1)	Percentage of Post-Combination Company Ordinary Shares on admission to listing(1)	No. of Post- Combination Company Ordinary Shares in the enlarged voting rights(2)	Percentage of Post-Combination Company Ordinary Shares in the enlarged voting rights(2)
Orange UK Holdings Limited	52,209,207	33.8%	61,135,307	27.0%
Kathy Parums	2,106,359	1.4%	2,466,478	1.1%
David Martin(3)	1,576,616	1.0%	1,846,166	0.8%
Trustee of the CorpAcq Limited Employee Benefit Trust	5,586,199	3.6%	—	—
Awards assumed to be granted by CorpAcq Group Plc outside of the Equity Plans to eligible members of the CorpAcq Concert Party	—	—	6,541,260(4)	2.9%(4)

Name	No. of Post- Combination Company Ordinary Shares on admission to listing(1)	Percentage of Post-Combination Company Ordinary Shares on admission to listing(1)	No. of Post- Combination Company Ordinary Shares in the enlarged voting rights(2)	Percentage of Post-Combination Company Ordinary Shares in the enlarged voting rights(2)
Awards to be granted under the Omnibus Incentive Plan to eligible members of the CorpAcq Concert Party	—	—	15,448,171(5)	6.8%(5)
TOTAL	61,478,380	39.8%	87,437,383	38.6%

(1)
Represents Post-Combination Company Ordinary Shares to be received by CorpAcq Shareholders as part of the Closing Seller Share Consideration and assumes that the maximum number of Earnout Shares are issued to all Sellers.

(2)
Assumes (i) full vesting and conversion of the Earn-Out Shares; (ii) the conversion of all Post-Combination Company Class C-2 Shares directly or indirectly into Post-Combination Company Ordinary A1 Shares on a 1:1 basis, including any acquired under the Incentive Plans; (iii) all Post-Combination Company Shares available under those Incentive Plans are acquired only by those members of the CorpAcq Concert Party who are able to participate under those plans (which will not be the case in practice and is included solely to illustrate the maximum interests of those members); and (iv) that no other person converts any convertible securities or exercises any options or any other right to acquire shares in the Post-Combination Company.

(3)
Includes the interests of David Martin’s wife and son.

(4)
The allocation of awards by CorpAcq Group Plc under this arrangement will not be known until post-admission to listing. The potential beneficiaries are employees of CorpAcq Limited and their relatives and dependants and include David Martin, Stephen Scott, Nicholas Cattell and Stuart Kissen but exclude Simon Orange and companies controlled by him and persons closely associated with him. The Trustee cannot, and will not, receive any awards under the arrangement. It is assumed for the purpose of this disclosure that all awards will be made to those members of the CorpAcq Concert Party who are eligible to participate in this arrangement (which will not be the case in practice and is included solely to illustrate the maximum interests of those members).

(5)
The Omnibus Incentive Plan is an incentive scheme pursuant to which various types of US style share incentive awards can be made. Its potential beneficiaries include David Martin, Stephen Scott, Nicholas Cattell, Stuart Kissen and Simon Orange. It is assumed for the purpose of this disclosure that all awards under the Omnibus Incentive Plan will be made to those members of the CorpAcq Concert Party (which will not be the case in practice and is included solely to illustrate the maximum interests of those members). Again, the Trustee cannot, and will not, receive any awards under this scheme.

The table set out below assumes the Contractual Maximum Redemption Scenario and shows the respective individual interests in Post-Combination Company Ordinary Shares of members of the CorpAcq Concert Party: (a) on admission to listing, and (b) assuming (i) the vesting and conversion of the Earnout Shares, (ii) the conversion of Post-Combination Company Class C-2 Shares directly or indirectly into Post-Combination Company Ordinary A1 Shares, including any acquired under the Incentive Plans, and (iii) all Post-Combination Company Ordinary A1 Shares available under the Incentive Plans are acquired by those members of the CorpAcq Concert Party who are able to participate under those plans.
Contractual Maximum Redemption Scenario
Name	No. of Post- Combination Company Ordinary Shares on admission to listing(1)	Percentage of Post-Combination Company Ordinary Shares on admission to listing(1)	No. of Post- Combination Company Ordinary Shares in the enlarged voting rights(2)	Percentage of Post-Combination Company Ordinary Shares in the enlarged voting rights(2)
Orange UK Holdings Limited	57,898,933	40.2%	66,825,034	31.1%
Kathy Parums	2,335,908	1.6%	2,696,028	1.3%

Name	No. of Post- Combination Company Ordinary Shares on admission to listing(1)	Percentage of Post-Combination Company Ordinary Shares on admission to listing(1)	No. of Post- Combination Company Ordinary Shares in the enlarged voting rights(2)	Percentage of Post-Combination Company Ordinary Shares in the enlarged voting rights(2)
David Martin(3)	1,748,434	1.2%	2,017,985	0.9%
Trustee of the CorpAcq Limited Employee Benefit Trust	6,194,979	4.3%	—	—
Awards assumed to be granted by CorpAcq Group Plc outside of the Equity Plans to eligible members of the CorpAcq Concert Party	—	—	7,150,040(4)	3.3%(4)
Awards to be granted under the Omnibus Incentive Plan to eligible members of the CorpAcq Concert Party	—	—	14,413,167(5)	6.7%(5)
TOTAL	68,178,255	47.3%	93,102,254	43.3%

(1)
Represents Post-Combination Company Ordinary Shares to be received by CorpAcq Shareholders as part of the Closing Seller Share Consideration and assumes that the maximum number of Earnout Shares are issued to all Sellers.

(2)
Assumes (i) full vesting and conversion of the Earn-Out Shares; (ii) the conversion of all Post-Combination Company Class C-2 Shares directly or indirectly into Post-Combination Company Ordinary A1 Shares on a 1:1 basis, including any acquired under the Incentive Plans; (iii) all Post-Combination Company Shares available under those Incentive Plans are acquired only by those members of the CorpAcq Concert Party who are able to participate under those plans (which will not be the case in practice and is included solely to illustrate the maximum interests of those members); and (iv) that no other person converts any convertible securities or exercises any options or any other right to acquire shares in the Post-Combination Company.

(3)
Includes the interests of David Martin’s wife and son.

(4)
The allocation of awards by CorpAcq Group Plc under this arrangement will not be known until post-admission to listing. The potential beneficiaries are employees of CorpAcq Limited and their relatives and dependants and include David Martin, Stephen Scott, Nicholas Cattell and Stuart Kissen but exclude Simon Orange and companies controlled by him and persons closely associated with him. The Trustee cannot, and will not, receive any awards under the arrangement. It is assumed for the purpose of this disclosure that all awards will be made to those members of the CorpAcq Concert Party who are eligible to participate in this arrangement (which will not be the case in practice and is included solely to illustrate the maximum interests of those members).

(5)
The Omnibus Incentive Plan is an incentive scheme pursuant to which various types of US style share incentive awards can be made. Its potential beneficiaries include David Martin, Stephen Scott, Nicholas Cattell, Stuart Kissen and Simon Orange. It is assumed for the purpose of this disclosure that all awards under the Omnibus Incentive Plan will be made to those members of the CorpAcq Concert Party (which will not be the case in practice and is included solely to illustrate the maximum interests of those members). Again, the Trustee cannot, and will not, receive any awards under this scheme.

Following admission and in each of the No Redemption Scenario, the $500 Million in Trust Redemption Scenario and the Contractual Maximum Redemption Scenario, the members of the CorpAcq Concert Party will be interested in shares carrying more than 30% of the voting rights of the Post-Combination Company but will not hold shares carrying more than 50% of the voting rights of the Post-Combination Company. For so long as they continue to be acting in concert, any increase in their aggregate interest in shares will be subject to the provisions of Rule 9.

The exercise by members of the CorpAcq Concert Party of options under the Incentive Plans, the acquisition of Post-Combination Company Ordinary A1 Shares under the Incentive Plans and the vesting and conversion of the Earn-Out Shares and the conversion of their Post-Combination Company Class C-2 Shares directly or indirectly into Post-Combination Company Ordinary A1 Shares would normally trigger an obligation for an offer to be made under Rule 9. However, the Panel has agreed to waive this obligation such that there will be no requirement for an offer to be made in respect of the exercise of such options, acquisition of such shares or conversion of such Post-Combination Company Class C-2 Shares.
Disclosure of Interest in Shares
Section 793 of the Companies Act gives PubCo the power to require persons whom PubCo knows have, or whom PubCo has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any of PubCo’s shares (the “default shares”), to disclose prescribed particulars of those shares. For this purpose, default shares includes any of PubCo’s shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice may result in restrictions being imposed on the default shares under the Post-Combination Articles (including suspension of voting rights and withholding of dividends), depending on the level of the relevant shareholding, and sanctions being imposed against the holder of the default shares as provided within the Companies Act.
Distributions & Dividends
Under English law, dividends and distributions may only be made from distributable profits. “Distributable profits” generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, duly made. This would include reserves created by way of a court-approved reduction of capital.
It is not sufficient that PubCo, as a public limited company, has distributable profits for the purpose of making a distribution. An additional capital maintenance requirement is imposed on PubCo to ensure that the net worth of PubCo is at least equal to the amount of its capital. A public limited company can only make a distribution:
a)
if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called-up share capital and undistributable reserves; and

b)
if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

Purchase of Own Shares
Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase. A limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Subject to the foregoing, because the Nasdaq Global Market is not a “recognized investment exchange” under the Companies Act, PubCo may purchase its fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of Post-Combination Company Ordinary Shares before the purchase takes place. Any authority will not be effective if any shareholder from whom PubCo proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.
Post-Combination Company Warrants
In the event that either the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, at the Effective Time, each (i) Churchill Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one Post-Combination Company Public Warrant, and (ii) each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one Post-Combination Company Private Placement Warrant. The Post-Combination Company Warrants will be governed by the terms and conditions of the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement, the “Amended Warrant Agreement”).
Post-Combination Company Public Warrants
Pursuant to the Amended Warrant Agreement, each whole Post-Combination Company Public Warrant entitles the registered holder to purchase one share of a Post-Combination Company Ordinary A1 Share at a price of $11.50 per whole share, subject to adjustment as discussed below, during the period commencing 30 days after the Closing and terminating at 5:00 p.m., New York City time on the earlier to occur of (x) the date that is five years after the Closing and (y) in the event that the Post-Combination Company elects to redeem all of the Post-Combination Company Public Warrants pursuant to the terms of the Amended Warrant Agreement, the date fixed by the Post-Combination Company for such redemption (the earlier of such dates, the “Expiration Date”). A Post-Combination Company Public Warrant holder may exercise its Post-Combination Company Public Warrants only for a whole number of shares of Post-Combination Company Ordinary Shares. This means only a whole Post-Combination Company Public Warrant may be exercised at a given time by a Post-Combination Company Public Warrant holder. No fractional Post-Combination Company Public Warrants will be issued and only whole Post-Combination Company Public Warrants will trade. Each Post-Combination Company Public Warrant not exercised on or before the Expiration Date will expire at 5:00 p.m. New York City time on the Expiration Date, or earlier upon redemption or liquidation.
The Post-Combination Company will not be obligated to deliver any Post-Combination Company Ordinary A1 Shares pursuant to the exercise of a Post-Combination Company Public Warrant and will have no obligation to settle such Post-Combination Company Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Post-Combination Company Ordinary Shares issuable upon exercise of the Post-Combination Company Public Warrants is then effective and a current prospectus relating to those Post-Combination Company Ordinary A1 Shares is available. No Post-Combination Company Public Warrant will be exercisable on a cash or cashless basis, and the Post-Combination Company will not be obligated to issue any shares to holders seeking to exercise their Post-Combination Company Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Post-Combination Company Public Warrant, the holder of such Post-Combination Company Public Warrant will not be entitled to exercise such Post-Combination Company Public Warrant and such Post-Combination Company Public Warrant may have no value and expire worthless.
The Post-Combination Company has agreed, as soon as practicable, but in no event later than 15 business days after the Closing, to use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Post-Combination Company Ordinary A1 Shares issuable upon exercise of the Post-Combination Company Warrants, and to maintain a current prospectus relating to those Post-Combination Company Ordinary A1 Shares until the Post-Combination Company Public Warrants expire or are redeemed.
Notwithstanding the above, if the Post-Combination Company Ordinary A1 Shares are at the time of any exercise of a Post-Combination Company Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Post-Combination Company may, at its option, require holders of Post-Combination Company Public Warrants who exercise their Post-Combination Company Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Post-Combination Company so elects, the Post-Combination Company will not be required to file or maintain in effect a registration statement, or if the Post-Combination Company does not so elect, the Post-Combination Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Post-Combination Company Private Placement Warrants
The Post-Combination Company Private Placement Warrants will be identical to the Post-Combination Company Public Warrants, except that so long as the Post-Combination Company Private Placement Warrants are held by the Sponsor or its permitted transferees, the Post-Combination Company Private Placement Warrants (i) may be exercised on a cashless basis, (ii) may not be transferred, assigned or sold until 30 days after the Closing (except, pursuant to certain limited exceptions) and (iii) may not be redeemed by the Post-Combination Company. If the Post-Combination Company Private Placement Warrants are transferred to persons other than the Sponsor or its permitted transferees, the Post-Combination Company Private Placement Warrants shall upon such transfer cease to be Post-Combination Company Private Placement Warrants and shall become Post-Combination Company Public Warrants and redeemable by the Post-Combination Company and exercisable by the holders on the same basis as the Post-Combination Company Public Warrants.
If the Sponsor or its permitted transferees elect to exercise the Post-Combination Company Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering their Post-Combination Company Private Placement Warrants for that number of Post-Combination Company Ordinary A1 Shares equal to the quotient obtained by dividing (x) the product of the number of Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Private Placement Warrants, multiplied by the excess of the “fair market value” (as described below) over the exercise price of the Post-Combination Company Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average closing price of the Post-Combination Company Ordinary A1 Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Warrant Agent.
Pursuant to the Sponsor Agreement, the Sponsor and each of the Insiders have agreed, among other matters, and subject to certain exceptions, not to transfer 50% of their Post-Combination Company Warrants for a period of 12 months after the Closing. See “Certain Relationships and Related Person Transactions — Churchill Relationships and Related Person Transactions — Sponsor Agreement” for a more detailed description of such restrictions.
Redemption of Post-Combination Company Warrants
Redemption of Post-Combination Company Warrants for cash. Once the Post-Combination Company Public Warrants become exercisable, the Post-Combination Company may call the Post-Combination Company Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Post-Combination Company Public Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each registered holder of the Post-Combination Company Public Warrants; and

•
if, and only if, the closing price of the Post-Combination Company Ordinary A1 Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Post-Combination Company sends the notice of redemption to the Post-Combination Company Warrant holders, and subject to certain conditions concerning an effective registration statement and prospectus or an applicable exemption from registration under the Securities Act.

If and when the Post-Combination Company Public Warrants become redeemable by the Post-Combination Company, the Post-Combination Company may exercise its redemption right even if the Post-Combination Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Post-Combination Company has established the last of the redemption criterion discussed above on the closing price to prevent a redemption call unless there is at the time of the call a significant premium to the Post-Combination Company Public Warrant exercise price. If the foregoing conditions are satisfied and the Post-Combination Company issues a notice of redemption of the Post-Combination Company Public Warrants, each Post-Combination Company Public Warrant holder will be entitled to exercise his, her or its Post-Combination Company Public Warrant prior to the scheduled redemption date. However, the price of the Post-Combination Company Ordinary A1 Shares may fall below the $18.00 redemption trigger price as well as the $11.50 Post-Combination Company Public Warrant exercise price after the redemption notice is issued.
The redemption rights of the Post-Combination Company described above shall apply to Post-Combination Company Private Placement Warrants only if at the time of the redemption such Post-Combination Company Private Placement Warrants are no longer held by the Sponsor or its permitted transferees, and provided that the above conditions for redemption are met and the holder of the Post-Combination Company Private Placement Warrant is given the opportunity to exercise such warrant prior to the redemption.
Redemption procedures and cashless exercise.   If the Post-Combination Company calls the Post-Combination Company Public Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Post-Combination Company Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Post-Combination Company Public Warrants on a “cashless basis,” its management will consider, among other factors, its cash position, the number of Post-Combination Company Public Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of Post-Combination Company Ordinary A1 Shares issuable upon the exercise of its Post-Combination Company Public Warrants. In such event, each holder would pay the exercise price by surrendering the Post-Combination Company Public Warrants for that number of Post-Combination Company Ordinary A1 Shares equal to the quotient obtained by dividing the product of the number of Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Public Warrants, multiplied by the excess of the “fair market value” (as described below) over the exercise price of the Post-Combination Company Public Warrants by (y) the fair market value. The “fair market value” shall mean the average closing price of the Post-Combination Company Ordinary A1 Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Post-Combination Company Public Warrants. If its management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Post-Combination Company Ordinary Shares to be received upon exercise of the Post-Combination Company Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Post-Combination Company Public Warrant redemption. The Post-Combination Company believes this feature is an attractive option to the Post-Combination Company if the Post-Combination Company does not need the cash from the exercise of the Post-Combination Company Public Warrants after the Business Combination. If the Post-Combination Company calls its Post-Combination Company Public Warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Post-Combination Company Private Placement Warrants for either cash or on a cashless basis using the same formula described above that other Post-Combination Company Public Warrant holders would have been required to use had all Post-Combination Company Public Warrant holders been required to exercise their Post-Combination Company Public Warrants on a cashless basis, as described in more detail below.
A holder of a Post-Combination Company Warrant may notify the Post-Combination Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Post-Combination Company Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Post-Combination Company Ordinary A1 Shares outstanding immediately after giving effect to such exercise.
Anti-dilution adjustments.   If the number of outstanding Post-Combination Company Ordinary A1 Shares is increased by a stock dividend payable in Post-Combination Company Ordinary A1 Shares, or by a split-up of Post-Combination Company Ordinary A1 Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Post-Combination Company Ordinary A1 Shares issuable on exercise of each Post-Combination Company Public Warrant will be increased in proportion to such increase in the outstanding Post-Combination Company Ordinary A1 Shares. A rights offering to holders of Post-Combination Company Ordinary A1 Shares entitling holders to purchase Post-Combination Company Ordinary A1 Shares at a price less than the fair market value will be deemed a stock dividend of a number of Post-Combination Company Ordinary A1 Shares equal to the product of (1) the number of Post-Combination Company Ordinary A1 Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Post-Combination Company Ordinary A1 Shares) multiplied by (2) one minus the quotient of (x) the price per share of Post-Combination Company Ordinary A1 Shares paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Post-Combination Company Ordinary A1 Shares, in determining the price payable for Post-Combination Company Ordinary A1 Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Post-Combination Company Ordinary A1 Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the Post-Combination Company Ordinary A1 Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if the Post-Combination Company, at any time while the Post-Combination Company Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Post-Combination Company Ordinary A1 Shares on account of such Post-Combination Company Ordinary Shares (or other shares of its capital stock into which the Post-Combination Company Public Warrants are convertible), other than (a) as described above or (b) in the case of certain extraordinary cash dividends or distributions, then the Post-Combination Company Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Post-Combination Company Ordinary Shares in respect of such event.
If the number of outstanding Post-Combination Company Ordinary A1 Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Post-Combination Company Ordinary A1 Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Post-Combination Company Ordinary A1 Shares issuable on exercise of each Post-Combination Company Public Warrant will be decreased in proportion to such decrease in outstanding Post-Combination Company Ordinary A1 Shares.
Whenever the number of Post-Combination Company Ordinary A1 Shares purchasable upon the exercise of the Post-Combination Company Public Warrants is adjusted, as described above, the Post-Combination Company Public Warrant exercise price will be adjusted by multiplying the Post-Combination Company Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Post-Combination Company Ordinary A1 Shares purchasable upon the exercise of the Post-Combination Company Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Post-Combination Company Ordinary A1 Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Post-Combination Company Ordinary A1 Shares (other than those described above or that solely affects the par value of such Post-Combination Company Ordinary Shares), or in the case of any merger or consolidation of the Post-Combination Company with or into another corporation (other than a consolidation or merger in which the Post-Combination Company is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding Post-Combination Company Ordinary A1 Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Post-Combination Company as an entirety or substantially as an entirety in connection with which the Post-Combination Company is dissolved, the holders of the Post-Combination Company Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Post-Combination Company Public Warrants and in lieu of the Post-Combination Company Ordinary A1 Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Post-Combination Company Public Warrants would have received if such holder had exercised their Post-Combination Company Public Warrants immediately prior to such event. However, if holders of Post-Combination Company Ordinary A1 Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Post-Combination Company Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Post-Combination Company Ordinary A1 Shares, the holder of a Post-Combination Company Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Post-Combination Company Public Warrant holder had exercised the Post-Combination Company Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Post-Combination Company Ordinary A1 Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Amended Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Post-Combination Company Ordinary A1 Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Post-Combination Company Public Warrant properly exercises the Post-Combination Company Public Warrant within thirty days following public disclosure of such transaction, the Post-Combination Company Public Warrant exercise price will be reduced as specified in the Amended Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Amended Warrant Agreement) of the Post-Combination Company Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Post-Combination Company Public Warrants when an extraordinary transaction occurs during the exercise period of the Post-Combination Company Public Warrants pursuant to which the holders of the Post-Combination Company Public Warrants otherwise do not receive the full potential value of the Post-Combination Company Public Warrants in order to determine and realize the option value component of the Post-Combination Company Public Warrant. This formula is to compensate the Post-Combination Company Public Warrant holder for the loss of the option value portion of the Post-Combination Company Public Warrant due to the requirement that the Post-Combination Company Public Warrant holder exercise the Post-Combination Company Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The Post-Combination Company Public Warrants will be issued in registered form and will be governed by the Amended Warrant Agreement. You should review a copy of the Existing Warrant Agreement and the Warrant Amendment Agreement, included as Annexes F and H, respectively, of this proxy statement/prospectus, for a more comprehensive description of the terms and conditions applicable to the Post-Combination Company Public Warrants. The Amended Warrant Agreement provides that the Post-Combination Company and the Warrant Agent may, and the Warrant Agreement shall, if the Post-Combination Company so directs in writing, amend the Amended Warrant Agreement without the consent of any registered holder of the Post-Combination Company Warrants for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision, or adding or changing any other provisions with respect to matters or questions arising under the Amended Warrant Agreement as the Post-Combination Company may deem necessary or desirable and that the Post-Combination Company deems shall not adversely affect the interest of such registered holders. All other modifications or amendments, including any modification or amendment to increase the warrant price or shorten the exercise period, shall require the vote or written consent of the registered holders of 50% of the number of the then outstanding Post-Combination Company Public Warrants and, solely with respect to any amendment to the terms of the Post-Combination Company Private Placement Warrants, 50% of the number of the then outstanding Post-Combination Company Private Placement Warrants. Notwithstanding the foregoing, the Post-Combination Company may, without the consent of registered holders, (i) lower the warrant price in its sole discretion at any time prior to the expiration date for a period of not less than 20 business days and (ii) extend the duration of the Post-Combination Company Warrants by delaying the Expiration Date; provided, in each case of (i) and (ii) that the Post-Combination Company shall provide at least 20 days prior written notice of such reduction of the warrant price or such extension to the registered holders of the Post-Combination Company Warrants and that any such reduction or extension shall be identical among all of the Post-Combination Company Warrants.
The Post-Combination Company Public Warrants may be exercised upon surrender of the Post-Combination Company Public Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Post-Combination Company Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable) and any and all applicable taxes due in connection with the exercise of the warrant, by certified or official bank check payable to the Post-Combination Company, for the number of Post-Combination Company Public Warrants being exercised. The Post-Combination Company Public Warrant holders do not have the rights or privileges of holders of Post-Combination Company Ordinary A1 Shares or any voting rights until they exercise their Post-Combination Company Public Warrants and receive Post-Combination Company Ordinary A1 Shares. After the issuance of Post-Combination Company Ordinary A1 Shares upon the exercise of the Post-Combination Company Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. See “Comparison of Stockholder Rights” for further information on the rights and privileges of holders of Post-Combination Company Ordinary A1 Shares.
Listing
PubCo has applied to list the Post-Combination Company Ordinary A1 Shares and the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time) on the Nasdaq Global Market under the symbols “CPGRA” and “CPGRB,” respectively (or “CPGRW” if the Post-Combination Company Warrants are listed), upon the Closing. PubCo cannot assure you that either the Post-Combination Company Ordinary Shares or the Post-Combination Company Class C-1 Shares (or the Post-Combination Company Warrants if the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time) will be approved for listing or remain listed on the Nasdaq Global Market.
Transfer Agent of Post-Combination Company
The transfer agent for the Post-Combination Company is Computershare Trust Company, N.A. (“Computershare”). The address of Computershare is 150 Royall Street, Canton, MA 02021.
Description of BermudaCo Redeemable Shares
Please see the section titled “Related Agreements — BermudaCo Bylaws” for additional information regarding the BermudaCo Redeemable Shares.

COMPARISON OF STOCKHOLDER RIGHTS
General
Churchill is incorporated under the laws of the State of Delaware and the rights of Churchill stockholders are governed by the laws of the State of Delaware, including the DGCL, the Churchill Charter and Churchill’s current bylaws. As a result of the Business Combination, Churchill stockholders who receive Post-Combination Company Ordinary A1 Shares will each become Post-Combination Company shareholders. The Post-Combination Company will be incorporated under the laws of the England and Wales and the rights of Post-Combination Company shareholders will be governed by the laws of the England and Wales and the Post-Combination Articles. Thus, following the Business Combination, the rights of Churchill stockholders who become Post-Combination Company shareholders will be governed by the laws of the England and Wales and will no longer be governed by the Churchill Charter or Churchill’s current bylaws and instead will be governed by the Post-Combination Articles.
Comparison of Stockholder Rights
Set forth below is a summary comparison of material differences between the rights of Churchill stockholders under the Churchill Charter and Churchill’s current bylaws (left column), and the rights of Post-Combination Company shareholders under the form of the Post-Combination Articles (right column), attached to this proxy statement/prospectus as Annex C. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of applicable law. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist.
	Churchill	Post-Combination Company
Authorized Capital	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Churchill is authorized to issue is 601,000,000 shares, consisting of (a) 600,000,000 shares of Churchill Common Stock, including (i) 500,000,000 shares of Churchill Class A Common Stock, and (ii) 100,000,000 shares of Churchill Class B Common Stock, and (b) 1,000,000 shares of Churchill preferred stock (the “Churchill Preferred Stock”).	There is no restriction on the number of shares of any class the Post-Combination Company may issue.
Rights of Preferred Stock	Subject to certain requirements relating to an initial business combination set forth in the Churchill Charter, the Churchill Board is expressly authorized to provide out of the unissued shares of Churchill Preferred Stock for one or more series of Churchill Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any	The Post-Combination Articles provide that the Post-Combination Company B Shares, the Post-Combination Ordinary A3 Shares, the Post-Combination Company Class C Shares and the Deferred Shares will not entitle any holder to preferred dividends or accruals.

	Churchill	Post-Combination Company
qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Churchill Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.
Voting Rights	Except as otherwise required by law or the Churchill Charter, the holders of shares of Churchill Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of Churchill Common Stock are entitled to vote.	The Post-Combination Articles provide that each outstanding Post-Combination Company Ordinary A1 Share, Post-Combination Company Ordinary A2 Share, Post-Combination Company Ordinary A3 Share and Post-Combination Company B Share is entitled to one vote on all matters submitted to a vote of shareholders. Deferred Shares will carry no voting rights and shall not entitle their holders to receive notice of, to attend, to speak or to vote at any general meeting of the Post-Combination Company. Holders of Post-Combination Company Class C Shares are entitled to one vote (a) at all class meetings (as defined in Post-Combination Articles) of the holders of Post-Combination Company Class C Shares, and (b) at any general meeting of the Post-Combination Company at which a resolution in respect of the liquidation of the Post-Combination Company is proposed. Subject to any rights or restrictions attached to any shares on a poll every member present in person or by proxy shall have one vote for every share of which he is the holder. None of Post-Combination Company’s shareholders will be entitled to vote at any general meeting or at any separate class meeting in respect of any share unless all calls or other sums payable in respect of that share have been paid.
Cumulative Voting	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Churchill Charter does not authorize	Holders of Post-Combination Company Ordinary A1 Shares, Post-Combination Company Ordinary A2 Shares and Post-Combination Company Ordinary A3 Shares will have no cumulative voting

	Churchill	Post-Combination Company
	cumulative voting.	rights. The holders of Post-Combination Company B Shares will have no cumulative voting rights.
Number of Directors	The Churchill Charter provides that the number of directors of Churchill, other than those who may be elected by the holders of one or more series of the Churchill Preferred Stock voting separately by class or series, shall be fixed exclusively by resolution of the Churchill Board. The Churchill Board is divided into three classes, as nearly equal in number as possible. Successors to the class of directors whose term expires at any annual meeting are elected for a three-year term, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	The initial number of directors of Pubco shall be five (5) (the “Initial Directors”), and the number of directors shall not be less than two (excluding alternative directors) unless otherwise determined by the Post- Combination Company by ordinary resolution, from time to time.
Election of Directors	Subject to the special rights of the holders of any series of Churchill Preferred Stock to elect directors, Churchill’s current bylaws require that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Pursuant to the Churchill Charter, prior to the closing of the initial business combination, the holders of Churchill Class B Common Stock, voting together as a single class, have the exclusive right to elect any director; provided, that with respect to the election of directors in connection with a meeting of the stockholders of Churchill in which a business combination is submitted to the stockholders of Churchill for approval, holders of Churchill Class A Common Stock and holders of Churchill Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors.
The Post-Combination Articles provide that, subject to the requirements of the Post-Combination Articles, the Post-Combination Company may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the then-existing Post-Combination Company Board.
The Post-Combination Company board also has power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the then-existing Post-Combination Company Board.

	Churchill	Post-Combination Company
Manner of Acting by Board	Churchill’s current bylaws provide that a majority of the Churchill Board shall constitute a quorum for the transaction of business at any meeting of the Churchill Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Churchill Board, except as may be otherwise specifically provided by applicable law, the Churchill Charter or Churchill’s current bylaws.	The Post-Combination Articles provide that a duly convened meeting of the Post-Combination Company Board at which a quorum is present shall be competent to exercise all or any of the authorities, powers, and discretions for the time being vested in or exercisable by the Post-Combination Company Board. Questions arising at any Post-Combination Company Board meeting shall be determined by a majority of votes. In the case of an equality of votes the chair of that meeting shall have a second or casting vote (unless he or she is not entitled to vote on the resolution in question).
Removal of Directors	The Churchill Charter provides that, subject to the special rights of the holders of any series of Churchill Preferred Stock to elect directors, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Churchill Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class.	In addition to any power of removal conferred by the Companies Act, the Post-Combination Articles provide that the Post-Combination Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Companies Act, remove a director before the expiry of his or her period of office (without prejudice to a claim for damages for breach of contract or otherwise).
Vacancies on Board	The Churchill Charter provides that, subject to the special rights of the holders of any series of Churchill Preferred Stock to elect directors, if any, newly created directorships resulting from an increase in the number of directors and any vacancies on the Churchill Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).	The Post-Combination Company Board also has power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the then-existing Post-Combination Company Board.
Business Proposals by Stockholders	Churchill’s current bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in Churchill’s notice of meeting (or any supplement thereto)	Subject to certain conditions, the Companies Act entitles shareholders representing at least 5% of the total voting rights exercisable at an annual general meeting to have the Post-Combination Company circulate and

	Churchill	Post-Combination Company
	given by or at the direction of the Churchill Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Churchill Board or (iii) otherwise properly brought before the annual meeting by any stockholder of Churchill (a) who is a stockholder of record entitled to vote at such annual meeting and (b) whose notice is timely. To be timely, a stockholder’s notice to Churchill with respect to such business must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Churchill.	give notice of a resolution which may be properly moved, and is intended to be moved, at the Post-Combination Company’s next annual general meeting.
Special Meetings of the Board	Churchill’s current bylaws provide that special meetings of the Churchill Board (a) may be called by the chairman of the Churchill Board or president and (b) shall be called by the chairman of the Churchill Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.	The Post-Combination Articles provide that a meeting of the Post-Combination Company Board may be called by any director of the Post-Combination Company. The secretary of the Post-Combination Company must call a meeting of the Post-Combination Company Board if asked to do so by a director of the Post-Combination Company.
Notice of Stockholder Meetings	Churchill’s current bylaws provide that written notice of each stockholders meeting stating the	The Post-Combination Articles provide that every notice calling a general meeting shall specify the place

	Churchill	Post-Combination Company
place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the permitted manners set forth in Churchill’s current bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by Churchill not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in Churchill’s notice of meeting (or any supplement thereto).
(including any satellite meeting place or places), date and time of the meeting. There shall appear with reasonable prominence in every such notice a statement that a member entitled to attend and vote is entitled to a proxy or (if he or she has more than one share) proxies to exercise all or any of his or her rights to attend, speak and vote and that a proxy need not be a member of the Post-Combination Company. Such notice shall also include the address of the website on which the information required by the Companies Act is published, state the procedures with which members must comply in order to be able to attend and vote at the meeting (including the date by which they must comply), provide details of any forms to be used for the appointment of a proxy and state that a member has the right to ask questions at the meeting in accordance with the Companies Act. In the case of an annual general meeting, the notice shall also specify the meeting as such.
The accidental omission to give notice of any meeting or to send an instrument of proxy (where this is intended to be sent out with the notice) to, or the non-receipt of either by, any person entitled to receive the same shall not invalidate the proceedings of that meeting.
The Post-Combination Articles provide that a general meeting shall be called by at least such minimum notice as is required or permitted by the Companies Act. Under the Companies Act, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting, and at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice.

Special Meetings of Stockholders	Churchill’s current bylaws provide that, subject to the rights of the	Under the Companies Act, subject to certain conditions being satisfied,

	Churchill	Post-Combination Company
	holders of any outstanding series of Churchill Preferred Stock and to the requirement of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Churchill Board, the chief executive officer, or the Churchill Board pursuant to a resolution adopted by a majority of the Churchill Board, and may not be called by any other person.	shareholders holding at least 5% of the paid-up capital of the Post-Combination Company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves (or any of them representing more than one half of the total voting rights of all of them) convene a general meeting.
Manner of Acting by Stockholders	Churchill’s current bylaws provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Churchill Charter, Churchill’s bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	The Post-Combination Articles provide that any resolution put to the vote at a general meeting shall be decided on a poll. At general meetings, resolutions shall be put to the vote by the chair of the meeting and there shall be no requirement for the resolution to be proposed or seconded by any person.
Stockholder Action Without Meeting	The Churchill Charter provides that, except as may be otherwise provided for or fixed relating to the rights of the holders of any outstanding series of Churchill Preferred Stock or Churchill Class B Common Stock, any action required or permitted to be taken by the stockholders of Churchill must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Churchill Class B Common Stock with respect to which action may be taken by written consent.	Any action required or permitted to be taken by the members of the Post-Combination Company must be effected by a duly called annual or special meeting of such members and may not be effected by written consent of the members.
Quorum	Board of Directors. A majority of the Churchill Board shall constitute a quorum for the transaction of business at any meeting of the Churchill Board, and the act of a majority of the directors present at	Board of Directors. The Post-Combination Articles provide that the quorum necessary for the transaction of business may be determined by the Post-Combination Company Board and until otherwise determined shall

	Churchill	Post-Combination Company

any meeting at which there is a quorum shall be the act of the Churchill Board, except as may be otherwise specifically provided by applicable law, the Churchill Charter or Churchill’s current bylaws.
Stockholders.   Except as otherwise provided by applicable law, the Churchill Charter, or Churchill’s current bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Churchill representing a majority of the voting power of all outstanding shares of capital stock of Churchill entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

be three persons, each being a director.
Stockholders.   The Post-Combination Articles provide that at least two members (including proxies or corporate representatives) who are present in person or by proxy and entitled to attend and to vote on the business to be transacted shall be a quorum for a general meeting for all purposes.

Anti-Takeover Provisions	The Churchill Charter limits the ability of stockholders to transact business outside of stockholder meetings. The Churchill Charter prohibits any “business combination,” including, but not limited to, mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority-owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) prior to such time, the Churchill Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of Churchill outstanding	The Post-Combination Articles limit the ability of members to transact business outside of a general meeting of members. However, the Post-Combination Articles do not contain provisions which are specifically intended to have the effect of delaying or preventing a change in control.

	Churchill	Post-Combination Company
at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the Churchill Board and the holders of at least two-thirds of Churchill’s outstanding voting stock, excluding shares held by the interested stockholder. Churchill is not subject to Section 203 of the DGCL.
Exclusive Forum Provisions	The Churchill Charter provides that, unless Churchill consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Churchill, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Churchill to Churchill or Churchill’s stockholders, (iii) any action asserting a claim against Churchill, its directors, officers or employees arising pursuant to any provision of the DGCL or Churchill’s current bylaws, or (iv) any action asserting a claim against Churchill, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, for which the Court of Chancery does not have subject matter jurisdiction, or any action arising under the
The Post-Combination Articles provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Courts of England and Wales will be the sole and exclusive forum for:
(a)
any derivative action or proceeding brought on behalf of the Post-Combination Company;

(b)
any action, including any action commenced by a member of the Post-Combination Company in its own name or on behalf of the Post-Combination Company, asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee of the Post-Combination Company (including but not limited to duties arising under the Companies Act);

(c)
any action arising out of or in connection with the Post-Combination Articles or otherwise in any way relating to the constitution or conduct of the Post-Combination Company; or

(d)
any action asserting a claim against the Post-Combination Company governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America).

	Churchill	Post-Combination Company

Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.
Although this exclusive forum provision provides that the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction over claims arising under the Securities Act, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Notwithstanding the foregoing, the provisions of the exclusive forum provision in the Churchill Charter will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

The Post-Combination Articles further provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the federal district courts of the United States District Court for the Southern District of New York will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, as amended or any successor legislation.
Nothing above will apply to any action brought to enforce a duty or liability created by the Exchange Act or any successor legislation.

Indemnification of Directors and Officers	The Churchill Charter provides that, to the fullest extent permitted by applicable law, Churchill shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Churchill or, while a	The Post-Combination Articles provide that, subject to the provisions of the Companies Act, each of the directors of the Post-Combination Company Board is entitled to be indemnified by the Post-Combination Company out of the assets of the Post-Combination Company against all costs, charges, losses, expenses and liabilities incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. The Companies Act

	Churchill	Post-Combination Company
	director or officer of Churchill, is or was serving at the request of Churchill as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses.	renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director. In addition, it is proposed that the Post-Combination Company Board will enter into separate deed of indemnity with the Post-Combination Company.
Limitation on Liability of Directors	The Churchill Charter provides that a director of Churchill shall not be personally liable to Churchill or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.	The Post-Combination Articles do not contain express limitation of liability provisions for the directors. Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the Post-Combination Company is void.
Corporate Opportunity/Conflicts of Interest	The Churchill Charter provides that to the fullest extent allowed by law (including without limitation Section 122(17) of the DGCL), the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Churchill or any of its officers or directors or any of their respective affiliates, and Churchill renounces any expectancy that any of the directors or officers of Churchill, or any of their respective affiliates, will offer any such corporate opportunity of which he or she may become aware to Churchill, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of Churchill only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of Churchill and such opportunity is one	The Post-Combination Articles provide that the Post-Combination Company Board may, in accordance with the requirements set out in the Post-Combination Articles, authorize any matter or situation proposed to them by any director which would, if not authorized, involve a director (an “Interested Director”) breaching his or her duty under the Companies Act to avoid conflicts of interest. A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to the Post-Combination Company for any remuneration, profit or other benefit which he or she derives from or in connection with a relationship involving a conflict of interest which has been authorized by the directors or by the Post-Combination Company in general

	Churchill	Post-Combination Company
	Churchill is legally and contractually permitted to undertake and would otherwise be reasonable for Churchill to pursue, and to the extent the director or officer is permitted to refer that opportunity to Churchill without violating any legal obligation.	meeting (subject in each case to any terms, limits or conditions attaching to that authorization) and no contract shall be liable to be avoided on such grounds.
Amendments to Charter/Articles of Association	The Churchill Charter provides that Churchill reserves the right at any time and from time to time to amend, alter, change or repeal any provision of the Churchill Charter as authorized by the laws of the State of Delaware. Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, subject to certain higher thresholds for amendments to provisions related to Churchill’s status as a blank check company.	There is no express amendment of articles provision in the Post-Combination Articles, however, under the Companies Act, the Post-Combination Company may only alter its articles of association by way of passing a special resolution of members in general meeting.
Amendments to Bylaws	The Churchill Charter provides that the Churchill Board shall have the power to adopt, amend, alter or repeal the bylaws. Churchill’s current bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Churchill required by applicable law or the Churchill Charter, the affirmative vote of the holders of a majority of the voting (except as otherwise provided in relevant sections of Churchill’s current bylaws) power of all outstanding shares of capital stock of Churchill entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Churchill’s current bylaws.	N/A
Liquidation	The Churchill Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of Churchill	The Post-Combination Articles provide that on a return of assets on liquidation or otherwise, the assets of the Post-Combination Company

Churchill	Post-Combination Company
Preferred Stock and certain provisions of the Churchill Charter, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Churchill, after payment or provision for payment of the debts and other liabilities of Churchill, the holders of shares of Churchill Common Stock shall be entitled to receive all the remaining assets of Churchill available for distribution to its stockholders, ratably in proportion to the number of shares of Churchill Class A Common Stock (on an as-converted basis with respect to the Churchill Class B Common Stock) held by them.
remaining after payment of its debts and liabilities and available for distribution to holders of Post-Combination Company Ordinary Shares, Post-Combination Company Class C Shares, Post-Combination Company B Shares and Deferred Shares will be applied in the following manner and order of priority:
1.
first, if applicable, to the holders of the Post-Combination Company Ordinary A2 Shares an aggregate amount equal to such amount as would have been distributed by the Post-Combination Company to the holders of Post-Combination Company Ordinary A2 Shares, in the period commencing on the date of issue of such Post-Combination Company Ordinary A2 Shares and ending on the date of redemption of such Post-Combination Company Ordinary A2 Shares as if such Post-Combination Company Ordinary A2 Shares were Post-Combination Company Ordinary Shares during such period and were deemed to have been entitled to receive dividends;

2.
second, to the holders of (i) the Post-Combination Company Participating Ordinary Shares pro rata to the number of Post-Combination Company Participating Ordinary Shares respectively held by them up to an amount of $1 million per Post-Combination Company Participating Ordinary Share; and (ii) the Post-Combination Company Class C Shares pari passu with the Post-Combination Company Ordinary A1 Shares on an as-converted basis pro rata to the number of Post-Combination Company Class C Shares respectively held by them up to an amount of $1 million per Post-Combination Company Class C Share;

	Churchill	Post-Combination Company

3.
third, to the holders of Deferred Shares an amount equal to the nominal value of the Deferred Shares; and

4.
fourth, to the holders of (i) the Post-Combination Company Participating Ordinary Shares pro rata to the number of Post-Combination Company Participating Ordinary Shares respectively held by them up to an amount of $1 million per Post-Combination Company Ordinary Share; and (ii) the Post-Combination Company Class C Shares pari passu with the Post-Combination Company Ordinary A1 Shares on an as-converted basis pro rata to the number of Post-Combination Company Class C Shares respectively held by them.

The Post-Combination Company B Shares shall not entitle their holders to participate in a return of assets on liquidation or otherwise.

Redemption Rights	The Churchill Charter provides that, until the earlier to occur of (i) the consummation of an initial business combination or (ii) the filing of an amendment to or amendment and restatement of the Churchill Charter, which (a) amendment or amendment and restatement (1) has been approved by the Churchill Board in connection with an initial business combination, and (2) has been adopted by the requisite vote of the stockholders at a meeting of the stockholders held to approve the initial business combination and (b) the initial business combination has been approved by the requisite vote of the stockholders, unless approved by the affirmative vote of the holders of at least 65% of the then outstanding shares of Churchill Common Stock, Churchill shall provide all holders of Churchill Common Stock with the opportunity to have their Churchill Common Stock redeemed (irrespective of
The Post-Combination Articles provide that, subject to the provisions of the Companies Act and in the event of an Exchange, the Post-Combination Company shall serve notice on the relevant holder(s) of the Post-Combination Company B Shares that it intends to (i) redeem all or some of the relevant Post-Combination B Shares on the Exchange Date (or on such other date as may be agreed between the Post-Combination Company and the holders of the relevant Post-Combination Company B Shares) or (ii) convert each relevant Post-Combination Company B Shares into one Deferred Share on the Exchange Date.
The Post-Combination Company Class C Shares will have substantially similar conversion and redemption features as the Post-Combination Company Warrants described below under “Description of the Post-Combination Company’s

Churchill	Post-Combination Company
whether they voted in favor or against the initial business combination) pursuant to, and subject to certain limitations set forth in, the Churchill Charter for cash equal to the applicable redemption price per share; provided, however, that Churchill will only redeem or repurchase Churchill Common Stock so long as (after such redemptions or repurchases) Churchill’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 either immediately prior to or upon consummation of an initial business combination, or any greater net tangible assets or cash requirement which may be contained in the agreement relating to an initial business combination.
Securities — Post-Combination Company Warrants.”
The Post-Combination Company Ordinary A2 Shares shall, subject to the provisions of the Companies Act, have a right of redemption if, on or prior to five (5) years after Closing the closing price of the Post-Combination Company Ordinary A1 Shares reported has been at least USD$11.50 per share (subject to adjustment) for 5 trading days within any consecutive 180-consecutive trading day period ending on the third trading day prior to the date on which notice of the redemption is given.
The Post-Combination Company Ordinary A3 Shares shall, subject to the provisions of the Companies Act, have a right of redemption if, on or prior to five (5) years after Closing the closing price of the Post-Combination Company Ordinary A1 Shares reported has been at least USD$15.00 per share (subject to adjustment) for 5 trading days within any consecutive 180-consecutive trading day period ending on the third trading day prior to the date on which notice of the redemption is given.

SHARES ELIGIBLE FOR FUTURE SALE
Upon the Closing, the directors of the Post-Combination Company will have been authorized pursuant to the Companies Act to allot: (i) up to 227,549,465 Post-Combination Company Ordinary A1 Shares, (ii) up to 957,465 Post-Combination Company Ordinary A2 Shares, (iii) up to 15,000,000 Post-Combination Company Ordinary A3 Shares, (iv) up to 20,840,533 Post-Combination Company B Shares, (v) up to 27,600,000 Post-Combination Company Class C-1 Shares (assuming the Warrant Amendment Proposal is approved), and (vi) up to 29,000,000 Post-Combination Company C-2 Shares (assuming the Warrant Amendment Proposal is approved). Based on the assumptions set out elsewhere in this proxy statement/prospectus and in the ‘No Redemption Scenario’, at the Closing (i) up to 119,381,113 Post-Combination Company Ordinary A1 Shares, (ii) 0 Post-Combination Company Ordinary A2 Shares, (iii) 13,659,467 Post-Combination Company Ordinary A3 Shares, (iv) 20,840,533 Post-Combination Company B Shares (included as part of the Exchangeable Units), (v) 27,600,000 Post-Combination Company Class C-1 Shares, (assuming the Warrant Amendment Proposal is approved) and (vi) 29,000,000 Post-Combination Company Class C-2 Shares (assuming the Warrant Amendment Proposal is approved) will be issued and outstanding. Based on the assumptions set out elsewhere in this proxy statement/prospectus and in the ‘No Redemption Scenario’, at the Closing, the following securities will be subject to certain lock up arrangements: (a) 62,316,852 Post-Combination Company Ordinary A1 Shares; (b) 13,659,467 Post-Combination Company Ordinary A3 Shares; (c) 20,840,533 Post-Combination Company B Shares (included as part of the Exchangeable Units); and (d) 29,000,000 Post-Combination Company Class C-2 Shares (assuming the Warrant Amendment Proposal is approved).
In addition, (a) assuming the Warrant Amendment Proposal is approved, up to 27,600,000 Post-Combination Company Class C-1 Shares will be issued and outstanding, each exercisable for one Post-Combination Company Ordinary A1 Share and up to 29,000,000 Post-Combination Company Class C-2 Shares will be issued and outstanding, each exercisable for one Post-Combination Company Ordinary A1 Share or (b) assuming the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time, up to 27,600,000 Post-Combination Company Public Warrants and up to 14,000,000 Post-Combination Company Private Placement Warrants will be issued and outstanding, each exercisable for one Post-Combination Company Ordinary A1 Share and the number of issued Post-Combination Company Class C-1 Shares would be 0 and the number of Post-Combination Company Class C-2 Shares would be 15,000,000. The Post-Combination Company Class C-2 Shares would be exercisable for one Post-Combination Company Ordinary A1 Share.
This proxy statement/prospectus does not, and is not intended to, serve as a registration statement or a continuous prospectus for purposes of the issuance or resale of the Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants upon conversion or exercise, as applicable. The Post-Combination Company does not intend to keep this proxy statement/prospectus as a current prospectus following the Closing. Pursuant to the Registration Rights Agreement, the Post-Combination Company intends to file a Form F-1 with the SEC following Closing to register the issuance and resale of the Post-Combination Company Ordinary A1 Shares underlying the Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants upon conversion or exercise, as applicable. If any registration statement for the registration of the issuance and resale of the Post- Combination Company Ordinary A1 Shares underlying the Post-Combination Company Class C-1 Shares or the Post-Combination Company Public Warrants upon conversion or exercise, as applicable, pursuant to the Securities Act has not been declared effective by the 60th business day following Closing, holders of Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants, as applicable, shall have the right, during the period beginning on the 61st business day after Closing and ending upon such registration statement being declared effective by the SEC, and during any other period when the Post-Combination Company shall fail to have maintained an effective registration statement covering the Post-Combination Company Ordinary A1 Shares issuable upon conversion of the Post-Combination Company Class C-1 Shares or exercise of the Post-Combination Company Public Warrants, as applicable, to convert such Post-Combination Company Class C-1 Shares or exercise such Post-Combination Company Public Warrants, as applicable, into Post-Combination Company Ordinary A1 Shares on a cashless basis. Please refer to the Post-Combination Articles and Warrant Amendment Agreement for a description of the rights of the Post-Combination Class C-1 Shares and the Post-Combination Company Warrants.

Lock-Up Agreements
Pursuant to the Registration Rights Agreement, the Registration Rights Holders have agreed, subject to Permitted Transfers (as defined in the Registration Rights Agreement) and with the exception of the Sponsor, Insiders (as defined in the Sponsor Agreement) and their Permitted Transferees who are subject to the restrictions on transfer of securities of the Post-Combination Company under the Sponsor Agreement, not to transfer any Equity Security (as defined in the Registration Rights Agreement) of the Company during the period commencing on the Closing Date and ending on, (i) in the case of Earnout Shares (a) for holders who are members of management of CorpAcq immediately prior to the Closing, the later of one year following the Closing Date and the date such Equity Securities become vested under the Merger Agreement or Sponsor Agreement and (b) for holders who are not members of management of CorpAcq immediately prior to the Closing, the later of 180 days following the Closing Date and the date such Equity Securities become vested under the Merger Agreement or Sponsor Agreement, and (ii) in the case of non-Earnout Shares (x) for holders who are members of management of CorpAcq immediately prior to the Closing, one year following the Closing Date, and (y) for holders who are not members of management of CorpAcq immediately prior to the Closing, 180 days following the Closing Date.
Rule 144
Pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Post-Combination Company Securities (including, in each case, any Post-Combination Company Ordinary Shares underlying such securities) for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of the Post-Combination Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Combination Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Post-Combination Company Securities (including, in each case, any Post-Combination Company Ordinary Shares underlying such securities) for at least six months but who are Post-Combination Company affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the then outstanding equity shares of the same class; or

•
the average weekly trading volume of the applicable Post-Combination Company Security of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales of Post-Combination Company Securities by affiliates of the Post-Combination Company in reliance on Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about the Post-Combination Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies, as such term is defined in Rule 12b-2 promulgated the Exchange Act) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•
at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Registration Rights
In connection with the Closing, the Registration Rights Holders will enter into the Registration Rights Agreement with the Post-Combination Company. Pursuant to the terms of the Registration Rights Agreement, the Post-Combination Company will be obligated to file registration statements to register the resale of certain securities of the Post-Combination Company. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, certain Registration Rights Holders may demand at any time or from time to time, that the Post-Combination Company file a registration statement on Form F-1, or any such other form of registration statement as is then available to effect a registration, or, if available, Form F-3, to register the securities of the Post-Combination Company. The Registration Rights Agreement also provides the Registration Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

PRICE RANGE OF SECURITIES AND DIVIDENDS
PubCo
Price Range of PubCo Securities
Historical market price information regarding shares of PubCo is not provided because there is no public market for shares of PubCo.
Dividend Policy
PubCo has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the consummation of the Business Combination.
Churchill
Price Range of Churchill’s Securities
On February 12, 2021, the Churchill Public Units, each of which consists of one share of Churchill Class A Common Stock and one-fifth of a Churchill Public Warrant, began trading on NYSE under the symbol “CVIIU”. On April 2, 2021, Churchill announced that holders of the Churchill Public Units could elect to separately trade the Churchill Class A Common Stock and the Churchill Public Warrants included in the Churchill Public Units commencing April 5, 2021. On April 5, 2021, the Churchill Public Warrants began trading on NYSE under the symbol “CVII WS”. On April 5, 2021, the Churchill Class A Common Stock began trading on NYSE under the symbol “CVII”. Each Churchill Public Warrant entitles the holder to purchase one share of Churchill Class A Common Stock at a price of $11.50 per share, subject to adjustment as described in Churchill’s final prospectus dated February 11, 2021 that was filed with the SEC on February 16, 2021. The listing and trading of shares of Churchill Class A Common Stock, Churchill Public Units and Churchill Public Warrants on the NYSE ended at market close on February 2, 2024, and trading of such securities began on the Nasdaq Global Market at market open on February 5, 2024 under the symbols “CVII,” “CVIIU” and “CVIIW,” respectively. Only whole Churchill Public Warrants will be issued on separation of the Churchill Public Units, and only whole Churchill Public Warrants may be traded and be exercised for Churchill Class A Common Stock. The Churchill Public Warrants will become exercisable 30 days after the consummation of the Business Combination. Churchill Public Warrants expire five years after the completion of an initial business combination or earlier upon redemption or liquidation. Upon the consummation of the Business Combination, the Churchill Public Units will automatically separate into Churchill Class A Common Stock and Churchill Public Warrants and will be converted into Post-Combination Company Class C-1 Shares or Post-Combination Company Public Warrants, as applicable. As a result, the Churchill Public Units, Churchill Class A Common Stock and Churchill Public Warrants will no longer trade and will be delisted from the Nasdaq Global Market.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Churchill Unit, Churchill Class A Common Stock and Churchill Public Warrant as reported on NYSE for the periods presented:
	Public Units (CVIIU)(1)		Public Shares (CVII)(2)		Public Warrants (CVII WS)(3)
	High	Low	High	Low	High	Low
Fiscal Year 2023:
Quarter ended December 31, 2023	$10.58	$10.48	$10.56	$10.46	$0.32	$0.09
Quarter ended September 30, 2023	$10.51	$10.33	$10.80	$10.32	$0.39	$0.13
Quarter ended June 30, 2023	$10.41	$10.13	$10.44	$10.14	$0.18	$0.09
Quarter ended March 31, 2023	$10.17	$9.98	$10.16	$9.99	$0.22	$0.05
Fiscal Year 2022:
Quarter ended December 31, 2022	$10.00	$9.86	$10.01	$9.85	$0.12	$0.02
Quarter ended September 30, 2022	$9.90	$9.82	$9.86	$9.78	$0.34	$0.14
Quarter ended June 30, 2022	$9.92	$9.80	$9.81	$9.75	$0.62	$0.34
Quarter ended March 31, 2022	$10.08	$9.83	$9.86	$9.71	$1.08	$0.40
Fiscal Year 2021:
Quarter ended December 31, 2021	$10.14	$9.93	$9.88	$9.74	$1.34	$0.90
Quarter ended September 30, 2021	$10.05	$9.85	$9.79	$9.68	$1.50	$0.90
Quarter ended June 30, 2021	$10.23	$9.98	$10.00	$9.74	$1.90	$1.07
Quarter ended March 31, 2021	N/A	N/A	N/A	N/A	N/A	N/A
Fiscal Year 2020:
Quarter ended December 31, 2020	N/A	N/A	N/A	N/A	N/A	N/A

(1)
Began trading on February 12, 2021.

(2)
Began trading on April 5, 2021.

(3)
Began trading on April 5, 2021.

On July 31, 2023, the trading date before the public announcement of the Business Combination, the Churchill Public Units, Churchill Class A Common Stock and Churchill Public Warrants closed at $10.38, $10.39 and $0.13, respectively.
Holders
On [•], 2024 there was one holder of record of the Churchill Public Units, one holder of record of Churchill’s separately traded Churchill Class A Common Stock, one holder of record of Churchill Class B Common Stock, and one holder of record of Churchill’s separately traded Churchill Public Warrants.
Dividend Policy
Churchill has not paid any cash dividends on the shares of Churchill Class A Common Stock to date and does not intend to pay cash dividends prior to the consummation of the Business Combination.
CorpAcq
Price Range of CorpAcq’s Securities
Historical market price information regarding shares of CorpAcq is not provided because there is no public market for shares of CorpAcq. In connection with the Business Combination, CorpAcq will become a wholly owned subsidiary of PubCo as a result of the CorpAcq Sale (and Drag Along Sale, if any).
Dividend Policy
CorpAcq has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the consummation of the Business Combination.

STOCKHOLDER PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Overview
Churchill is asking Churchill stockholders to adopt the Merger Agreement and approve the Business Combination. Churchill stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. See the sections titled “The Business Combination” and “Related Agreements” for additional information and a summary of certain terms of the Business Combination and the Merger Agreement. Churchill stockholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
The Resolution
“RESOLVED, that the Agreement and Plan of Merger, dated August 1, 2023 (as it may be amended from time to time, the “Merger Agreement”, in the form attached to the proxy statement/prospectus in respect of the meeting as Annex A-1 and Annex A-2), by and among Churchill Capital Corp VII, a Delaware corporation (“Churchill”), Polaris Pubco Plc (now known as CorpAcq Group Plc), a public limited company incorporated under the laws of England and Wales (“PubCo”), NorthSky Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo, CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (together with its subsidiaries, “CorpAcq”), Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly owned subsidiary of PubCo and the shareholders of CorpAcq set forth on the signature pages thereto or signatory to a joinder thereto be adopted, and Churchill’s entry into the same and the transactions contemplated by the Merger Agreement, the Sponsor Agreement and the other transaction documents contemplated thereby be approved in all respects.”
Consequences if the Business Combination Proposal is Not Approved
The Business Combination is conditioned on the approval of the Business Combination Proposal. If Churchill fails to obtain sufficient votes for the Business Combination Proposal, Churchill will not meet Churchill’s conditions to Closing and Churchill will not consummate the Business Combination.
Vote Required for Approval
The Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination) will be approved only if the holders of a majority of the outstanding shares of Churchill Common Stock entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.
The Churchill Initial Stockholders have agreed to vote their shares of Churchill Common Stock in favor of the Business Combination Proposal. As of the record date, the Sponsor and Churchill’s directors and officers own approximately 37.7% of the issued and outstanding shares of Churchill Common Stock. As a result, holders of approximately 20% of Churchill Common Stock will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY (OF THOSE WHO VOTED)
RECOMMENDS THAT CHURCHILL STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

STOCKHOLDER PROPOSAL NO. 2 — THE GOVERNANCE PROPOSALS
Overview
Churchill stockholders are being asked to vote on separate proposals with respect to certain governance provisions applicable to the Post-Combination Articles, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. Each of these amendments was negotiated as part of the Business Combination and, in the judgment of the PubCo Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, PubCo and Churchill intend that the Post-Combination Articles set forth on Annex C will take effect in connection with the Business Combination, assuming approval of the Business Combination Proposal. The Stockholder Proposals are presented separately in accordance with SEC guidance and will be voted upon on a non-binding advisory basis:
Proposal No. 2A: Authorized Share Capital
Description of Provision in Post-Combination Articles
The Post-Combination Company Articles do not expressly specify an authorized share capital. However, under the Companies Act, subject to limited exceptions, the directors of the Post-Combination Company must not allot shares, or grant rights to subscribe for, or to convert any security into shares, unless they have authority to do so under the Companies Act. Furthermore, subject to limited exceptions, statutory pre-emption rights must be observed on each allotment of ordinary shares, or the grant of rights to subscribe for or convert any securities into ordinary shares, for cash consideration unless the right has been dis-applied in accordance with the Companies Act.
From Closing, the directors of the Post-Combination Company are expected to be authorized to allot the following shares, and for statutory pre-emption rights to be dis-applied in respect of such allotments where relevant, pursuant to resolutions passed by the Initial Shareholder prior to Closing:

•
up to 227,549,465 Post-Combination Company Ordinary A1 Shares (which includes up to 20,840,533 Post-Combination Company Ordinary A1 Shares to be issued upon conversion or redemption of the Post-Combination Company B Shares pursuant to the exercise of the Exchange Right, 957,465 Post-Combination Company Ordinary A1 Shares to be issued upon redemption of the Post-Combination Company Ordinary A2 Shares, 15,000,000 Post-Combination Company Ordinary A1 Shares to be issued upon redemption of Post-Combination Company Ordinary A3 Shares, and 27,600,000 Post-Combination Company Ordinary A1 Shares to be issued upon conversion of the Post-Combination Company Class C-1 Shares or exercise of the Post-Combination Company Warrants (as applicable));

•
up to 957,465 Post-Combination Company Ordinary A2 Shares;

•
up to 15,000,000 Post-Combination Company Ordinary A3 Shares;

•
up to 20,840,533 Post-Combination Company B Shares;

•
up to 27,600,000 Post-Combination Company Class C-1 Shares; and

•
up to 29,000,000 Post-Combination Company Class C-2 Shares.

The directors of the Post-Combination Company are also expected to be authorized to allot, and for statutory pre-emption rights to be dis-applied, in respect of up to a further 50,000,000 Post-Combination Company Ordinary A1 Shares pursuant to a general authority resolution passed by the Initial Shareholder prior to Closing. It is intended that this general authority shall be used only in the event additional share issuances, that are not included in the above authorities, are required between Closing and the Post-Combination Company’s first annual general meeting.
The directors of the Post-Combination Company are also expected to be authorized to grant up to 27,600,000 Post-Combination Company Public Warrants and up to 14,000,000 Post-Combination Company Private Placement Warrants, in the event that the Warrant Amendment Proposal is not approved or the Valuation Report is not obtained prior to the Effective Time. If the Warrant Amendment Proposal is not

approved or the Valuation Report is not obtained prior to the Effective Time, the directors of the Post-Combination Company would reduce the number of issued Post-Company Class C-1 Shares to 0 and the number of Post-Company Class C-2 Shares to 15,000,000. The Post-Company Class C-2 Shares would be exercisable for one Post-Combination Company Ordinary A1 Share.
Reasons for Provision in Post-Combination Articles
The Post-Closing Articles provide for necessary share capital to effectuate the Business Combination, including the issuance of the Post-Combination Company Ordinary Shares that comprise the Closing Seller Share Consideration and issuances pursuant to the Equity Plans.
The increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of Post-Combination Company Securities if determined by the Post-Combination Company Board to be in the best interests of the Post-Combination Company, without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination, including pursuant to the Equity Plans, or otherwise in the ordinary course of business, the additional authorized shares of Post-Combination Company Shares would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.
The Post-Combination Company Board may issue additional shares at any time without further authorization from Post-Combination Company shareholders, except to the extent otherwise required by law or the Nasdaq Global Market rules and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The terms upon which any such securities may be issued will be determined by the Post-Combination Company Board. If approved, the additional Post-Combinational Company Securities will have rights as described in “Description of PubCo’s Securities.” Incidental effects of the increase in the outstanding number of Post-Combination Company Securities may include dilution of ownership and voting power of existing holders of the Post-Combination Company Securities. The Post-Combination Company could also use the increased number of Post-Combination Company Securities for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance shareholder value or (iii) not adversely affect the business or trading price of the Post-Combination Company Public Securities.
Proposal No. 2B: Classified Board
Description of Provision in Post-Combination Articles
The Post-Combination Articles provide that following the Closing, the Initial Directors will be divided into three classes of directors, designated as “Class I”, “Class II” and “Class III”, respectively (each a “Class”). The Post-Combination Company Board is authorized to assign members of the Post-Combination Company Board already in office to such classes at the time the classification becomes effective. The Post-Combination Board is also authorized to assign any persons who take office as directors after the Closing to any such Class; provided, however, that the Classes are as close to equal size as possible.
In the event of any increase in the number of directors, the additional directorships resulting from such increase shall be apportioned by the Post-Combination Company Board among the Classes of directors so as to maintain such Classes in as nearly equal size as possible. No decrease in the number of directors shall shorten the term of any incumbent director.
Each director shall serve until their successor is duly elected and qualified or until their earlier death, resignation, disqualification or removal.
Subject to the provisions of the Post-Combination Articles, a director shall remain a member of the class of directors to which he or she was assigned under the Post-Combination Articles.

The Post-Combination Articles also provide that:
•
At the first annual general meeting of the Post-Combination Company following Closing, each director in Class I shall retire from office but shall be eligible for re-appointment by ordinary resolution of the Post-Combination Company at such annual general meeting and, in each case, where such director is so re-appointed, they shall be entitled to serve until the third annual general meeting of the Post-Combination Company falling after the first annual general meeting, at which stage the director shall retire from office but shall be eligible for further re-appointment.

•
At the second annual general meeting of the Post-Combination Company following Closing, each director in Class II shall retire from office but shall be eligible for re-appointment by ordinary resolution of the Post-Combination Company at such annual general meeting and, in each case, where such director is so re-appointed, they shall be entitled to serve until the third annual general meeting of the Post-Combination Company falling after the second annual general meeting, at which stage the director shall retire from office but shall be eligible for further re-appointment.

•
At the third annual general meeting of the Post-Combination Company following Closing, each director in Class III shall retire from office but shall be eligible for re-appointment by ordinary resolution of the Post-Combination Company at such annual general meeting and, in each case, where such director is so re-appointed, they shall be entitled to serve until the third annual general meeting of the Post-Combination Company falling after the third annual general meeting, at which stage the director shall retire from office but shall be eligible for further re-appointment.

•
At each succeeding annual general meeting of the Post-Combination Company following the third annual general meeting of the Post-Combination Company following Closing, directors shall be elected to serve for a term of three years to success the directors of the Class whose terms expire at such annual general meeting.

Reasons for Provision in Post-Combination Articles
The PubCo Board has evaluated the merits of a classified board structure in light of its continuing commitment to accountability and high standards of corporate governance and determined that the classification of directors is in the best interests of shareholders. This amendment would create three separate classes of directors on the Post-Combination Company Board effective immediately upon the adoption of the Post-Combination Articles and the appointment of the Post-Combination Company Board.
As discussed elsewhere in this proxy statement/prospectus, the Post-Combination Company Board is expected to be composed of one director in Class I (expected to be David Martin), two directors in Class II (expected to be Stephen Murphy and Stuart Kissen) and two directors in Class III (expected to be Simon Orange and Michael Klein). The term of the initial Class I Directors will expire at the first annual general meeting, the term of the initial Class II Directors will expire at the second annual general meeting, and the term of the initial Class III Directors will expire at the third annual general meeting. At each succeeding annual general meeting following the third annual general meeting following Closing, members of the Post-Combination Company Board shall be elected to serve for a term of three years to succeed the directors of the class whose terms expire at such annual general meeting.
Proposal No. 2C: Restrictions on Removal of Directors
Description of Provision in Post-Combination Articles
The Post-Combination Articles provide that, in addition to any power of removal conferred by the means the Companies Act and, where the context requires, any other applicable statute from time to time in force concerning companies and affecting the Post-Combination Company, the Post-Combination Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Companies Act, remove a director before the expiry of his or her period of office (without prejudice to a claim for damages for breach of contract or otherwise) and may (subject to the Post-Combination Articles) by ordinary resolution appoint another person who is willing to act to be a director in his or her place.

Reasons for Provision in Post-Combination Articles
As a matter of good corporate governance and for the best interest of the Post-Combination Company, the Post-Combination Articles provide the majority shareholders with the right to remove a director if that director is underperforming or if he or she is at odds with the strategies that the majority of the Post-Combination Company’s management have adopted.
Proposal No. 2D: No Ability for Shareholders of Post-Combination Company to Vote by Written Consent
Description of Provision in Post-Combination Articles
The Post-Combination Articles do not contain any ability for shareholders of the Post-Combination Company to vote or approve resolutions by written consent.
Reasons for Provision in Post-Combination Articles
Pursuant to section 281(2) of the Companies Act, a company incorporated as a public limited company in England is not permitted to vote or approve resolutions by written consent.
Proposal No. 2E: Quorum for Shareholder Meetings
Description of Provision in Post-Combination Articles
The Post-Combination Articles provide that, no business shall be transacted at any general meeting of the Post-Combination Company unless a quorum is present. If a quorum is not present, a chair of the meeting can still be chosen and this will not be treated as part of the business of the meeting.
For a quorum to be present, at least two persons, being (i) proxies for any one or more member(s) entitled to attend and to vote on the business to be transacted and/or (ii) duly authorized representatives of a corporation which is/are a member(s) entitled to attend and to vote on the business to be transacted, shall be a quorum for a general meeting for all purposes.
Reasons for Provision in Post-Combination Articles
The purpose of the members’ quorum requirement in the Post-Combination Articles is to ensure that the members of the Post-Combination Company are adequately represented at a meeting where changes will be made to the Post-Combination Company.
Proposal No. 2F: Authorization of Directors’ Conflicts of Interest
Description of Provision in Post-Combination Articles
The Post-Combination Articles provide that the Post-Combination Company Board may, in accordance with the requirements set out in the Post-Combination Articles, authorize any matter or situation proposed to them by any director which would, if not authorized, involve a director (an “Interested Director”) breaching his or her duty under the Companies Act to avoid conflicts of interest.
A director seeking authorization in respect of a conflict of interest shall declare to the Post-Combination Company Board the nature and extent of his or her interest in a conflict of interest as soon as is reasonably practicable. The director shall provide the Post-Combination Company Board with such details of the matter as are necessary for the Post-Combination Company Board to decide how to address the conflict of interest together with such additional information as may be requested by the Post-Combination Company Board.
Any authorization by the Post-Combination Company Board under the Post-Combination Articles will be effective only if:
•
any requirement as to the quorum for consideration of the relevant matter is met without counting the Interested Director and any other interested director; and

•
the matter is agreed to without the Interested Director voting or would be agreed to if the Interested Director’s and any other interested director’s vote is not counted.

Any authorization of a conflict of interest under the Post-Combination Articles must be recorded in writing (but the authority shall be effective whether or not the terms are so recorded) and may (whether at the time of giving the authorization or subsequently):
•
extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter or situation so authorized;

•
provide that the Interested Director be excluded from the receipt of documents and information and the participation in discussions (whether at meetings of the directors or otherwise) related to the conflict of interest;

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impose upon the Interested Director such other terms for the purposes of dealing with the conflict of interest as the directors think fit;

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provide that, where the Interested Director obtains, or has obtained (through his or her involvement in the conflict of interest and otherwise than through the (Interested Director’s position as a director) information that is confidential to a third party, he or she will not be obliged to disclose that information to the Post-Combination Company, or to use it in relation to the Post-Combination Company’s affairs where to do so would amount to a breach of that confidence; and

•
permit the Interested Director to absent himself or herself from the discussion of matters relating to the conflict of interest at any meeting of the directors and be excused from reviewing papers prepared by, or for, the Directors to the extent they relate to such matters.

Where the directors authorize a conflict of interest, the Interested Director will be obliged to conduct himself or herself in accordance with any terms and conditions imposed by the directors in relation to the conflict of interest. The directors may revoke or vary such authorization at any time, but this will not affect anything done by the Interested Director, prior to such revocation or variation, in accordance with the terms of such authorization.
A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to the Post-Combination Company for any remuneration, profit or other benefit which he or she derives from or in connection with a relationship involving a conflict of interest which has been authorized by the directors or by the Post-Combination Company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorization) and no contract shall be liable to be avoided on such grounds.
Reasons for Provision in Post-Combination Articles
Under the Companies Act, it is a legal obligation for company directors to avoid conflicts of interest, and to follow specific pre-authorization procedures for any potential conflicts. Liability for this lies personally with each director, and not with the company. Such pre-authorization procedures include a board’s authorization of any matter or situation proposed to them by any director which would, if not authorized, result in a breach of the director’s duty to avoid conflicts of interest. In deciding whether to approve a conflict situation, directors must act in accordance with their general duties, including their duty to promote the success of the company. The purpose of this provision is to avoid conflicts of interest with directors.
Proposal No. 2G: Selection of the Courts of England and Wales as Exclusive Forum
Description of Provision in Post-Combination Articles
The Post-Combination Articles provide that, save in respect of any cause of action arising under the Securities Act or the Exchange Act, unless the Post-Combination Company by ordinary resolution consents to the selection of an alternative forum, the courts of England and Wales shall be the exclusive forum for the resolution of:
(a)
any derivative action or proceeding brought on behalf of the Post-Combination Company;

(b)
any action or proceeding asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee to the Post-Combination Company (including but not limited to duties arising under the Companies Act);

(c)
any action or proceeding asserting a claim arising out of any provision of the Companies Act or the Post-Combination Articles or otherwise in any way relating to the constitution or conduct of the Post-Combination Company; or

(d)
any action asserting a claim against the Post-Combination Company governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America).

Unless the Post-Combination Company by ordinary resolution consents to the selection of an alternative forum in the United States, the United States District Court for the Southern District of New York shall be exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
Any person or entity purchasing or otherwise acquiring any interest in the Post-Combination Company’s shares shall be deemed to have notice of and consented to such provisions of the Post-Combination Articles.
Reasons for Provision in Post-Combination Articles
Adopting the Courts of England and Wales as the exclusive forum for certain shareholder litigation is intended to assist the Post-Combination Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. CorpAcq believes that the Courts of England and Wales are best suited to address disputes involving such matters given that PubCo is incorporated in the England and Wales. This provides shareholders and the Post-Combination Company with more predictability regarding the outcome of intra-corporate disputes. Notwithstanding the foregoing, these provisions of the Post-Combination Articles will not apply to suits brought to enforce any liability or duty created by the Exchange Act or the Securities Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the Post-Combination Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Adopting the United States District Court for the Southern District of New York as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act is intended to assist the Post-Combination Company in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to assure consistent consideration of the issues, encourage consistent application of a relatively known body of case law and perceived level of expertise. PubCo believes that the United States District Court for the Southern District of New York is best suited to address disputes involving actions arising under the Securities Act or the Exchange Act given that the Securities Act and the Exchange Act are promulgated by the federal government. This provides shareholders and the Post-Combination Company with more predictability regarding the outcome of disputes arising under the Securities Act or the Exchange Act.
The Resolution
“RESOLVED, that, on a non-binding advisory basis, the following proposals with respect to the Post-Combination Articles that materially affects stockholder rights be approved and adopted:
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The Post-Combination Company Board be authorized to allot shares, free of statutory pre-emption rights where applicable, within the limits of the Allotment Authorities.

•
The Post-Combination Company Board be classified into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term.

•
The Post-Combination Company may, in addition to any power of removal conferred by the means the Companies Act, by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Companies Act, remove a director before the expiry of his or her period of office (without prejudice to a claim for damages for breach of contract or otherwise) and may (subject to the Post-Combination Articles) by ordinary resolution appoint another person who is willing to act to be a director in his or her place.

•
At least two persons, being (i) proxies for any one or more member(s) entitled to attend and to vote on the business to be transacted and/or (ii) duly authorized representatives of a corporation which is/are a member(s) entitled to attend and to vote on the business to be transacted shall be a quorum for a general meeting for all purposes.

•
The Post-Combination Company Board may, in accordance with the requirements set out in the Post-Combination Articles, authorize any matter or situation proposed to them by any director which would, if not authorized, involve an Interested Director breaching his or her duty under the Companies Act to avoid conflicts of interest.

•
The shareholders of the Post-Combination Company will not have the ability to vote or approve resolutions by written consent.

•
Save in respect of any cause of action arising under the Securities Act or the Exchange Act, unless the Post-Combination Company by ordinary resolution consents to the selection of an alternative forum, the courts of England and Wales shall be the exclusive forum for the resolution of: (a) any derivative action or proceeding brought on behalf of the Post-Combination Company; (b) any action or proceeding asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee to the Post-Combination Company (including but not limited to duties arising under the Companies Act); (c) any action or proceeding asserting a claim arising out of any provision of the Companies Act or the Post-Combination Articles or otherwise in any way relating to the constitution or conduct of the Post-Combination Company; or (d) any action or proceeding asserting a claim or otherwise related to the affairs of the Post-Combination Company. Unless the Post-Combination Company by ordinary resolution consents to the selection of an alternative forum in the United States, the United States District Court for the Southern District of New York shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Vote Required for Approval
The approval of the Governance Proposals requires the affirmative vote of at least a majority of the votes cast by holders of the outstanding shares of Churchill Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting. Accordingly, a Churchill stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals. The Churchill Initial Stockholders have agreed to vote the shares of Churchill Common Stock they own (other than those acquired in Open Market Purchases, if any) in favor of the Governance Proposals.
As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on Churchill, PubCo, the Churchill Board or the PubCo Board (including the Post-Combination Company Board). Accordingly, regardless of the outcome of the non-binding advisory vote, PubCo intends that the proposed Post-Combination Articles, set forth on Annex C and containing the provisions noted above, will take effect in connection with the Business Combination, assuming approval of the Business Combination Proposal.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY (OF THOSE WHO VOTED) RECOMMENDS THAT CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSALS.

STOCKHOLDER PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will permit Churchill to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill stockholders and for such supplement or amendment to be promptly disseminated to the Churchill stockholders prior to the Stockholder Special Meeting; (ii) if, as of the time for which the Stockholder Special Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient shares of Churchill Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholder Special Meeting; or (iii) in order to solicit additional proxies from the Churchill stockholders for purposes of obtaining approval of the Business Combination Proposal.
The Adjournment Proposal will only be presented to Churchill stockholders in the absence of a quorum, in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or to ensure a supplement or amendment to this proxy statement/prospectus is timely provided to Churchill stockholders.
The Resolution
“RESOLVED, that the adjournment of the Stockholder Special Meeting to a later date or dates be confirmed, ratified and approved.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Churchill stockholders, the Chairman of the Churchill Board will adjourn the Stockholder Special Meeting.
Vote Required for Approval
The Adjournment Proposal will be approved only if the holders of a majority of the votes cast by holders of the outstanding shares of Churchill Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Adjournment Proposal. The Churchill Initial Stockholders have agreed to vote the Founder Shares they own in favor of the Adjournment Proposal.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY RECOMMENDS THAT CHURCHILL
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

WARRANT HOLDER PROPOSAL NO. 1 — THE WARRANT AMENDMENT PROPOSAL
Overview
Churchill is asking Churchill Public Warrant holders to approve the Warrant Amendment Proposal to amend the Existing Warrant Agreement to, without any action on the part of any party or any other person, (i) automatically cancel and extinguish each Churchill Public Warrant that is outstanding immediately prior to the Effective Time, and issue the holder thereof with one Post-Combination Company Class C-1 Share and (ii) automatically cancel and extinguish each Churchill Private Placement Warrant that is outstanding immediately prior to the Effective Time and issue the holder thereof with one Post-Combination Company Class C-2 Share. A form of the Warrant Amendment Agreement is attached hereto as Annex G.
The Churchill Board believes it is in the best interests of Churchill and Churchill Public Warrant holders to automatically cancel and extinguish each of the (i) Churchill Public Warrants in consideration for one Post-Combination Company Class C-1 Share and (ii) Churchill Private Placement Warrants in consideration for one Post-Combination Company Class C-2 Share. In the event that the Churchill Public Warrant holders fail to approve the Warrant Amendment Proposal, the Post-Combination Company may be subject to additional expenses, as set out below.
Consequences if the Warrant Amendment Proposal is Not Approved
In the event the Warrant Amendment Proposal is not approved but the Business Combination Proposal is approved, the Existing Warrant Agreement will be amended by the Warrant Amendment Agreement, pursuant to which, among other things, each Churchill Public Warrant and each Churchill Private Placement Warrant will convert into the right to receive one Post-Combination Company Public Warrant and one Post-Combination Company Private Placement Warrant, respectively (together the “Post-Combination Company Warrants”), which will be exercisable for Post-Combination Company Ordinary A1 Shares and subject to substantially the same terms as were applicable to the Churchill Warrants under the Existing Warrant Agreement.
The Post-Combination Company Private Placement Warrants may constitute a derivative contract within the scope of the UK’s derivative contracts tax regime, which could give rise to tax charges for PubCo. To the extent that the grant of the Post-Combination Company Private Placement Warrants falls within the UK’s derivative contracts tax regime, any tax charges for PubCo will generally be derived from, and follow, their accounting treatment.
As regards any Post-Combination Company Public Warrants, and any Post-Combination Company Private Placement Warrants that do not fall within the scope of the UK’s derivative contracts tax regime, the grant of such Post-Combination Company Warrants may be regarded as a taxable disposal of an asset by Post-Combination Company for U.K. corporation tax purposes. The value of the consideration received by the Post-Combination Company in respect of the grant of the Post-Combination Company Warrants (being the issue of a certain number of shares of Churchill Class A Common Stock to be agreed by the Post-Combination Company and Churchill) should be equal to the market value of such shares of Churchill Class A Common Stock at the time that they are issued to the Post-Combination Company as consideration for the grant of the Post-Combination Company Warrants. There is a risk that the value of the consideration received (or deemed to be received) by the Post-Combination Company in respect of the grant of the Post-Combination Company Warrants for these purposes may be treated as equal to the market value of the Post-Combination Company Warrants as at the time that they are issued in circumstances where the grant of any such warrants is not considered to be on arms’ length terms. If any of the Post-Combination Company Warrants are subsequently exercised according to their terms in exchange for the grant of Post-Combination Company Ordinary A1 Shares, the grant and exercise of the Post-Combination Company Warrants are treated as a single transaction and it is expected that a proportion of such UK corporation tax charge (corresponding to the proportion that the number of the Post-Combination Company Warrants that are so exercised bears to the total number of such Post-Combination Company Warrants issued) should be set-off or refunded to Post-Combination Company.

The Resolution
“RESOLVED, that the Warrant Amendment be approved, ratified and confirmed in all respects.”
Vote Required for Approval
The Warrant Amendment Proposal will be approved only if the registered holders of at least fifty percent (50%) of the number of the then outstanding Churchill Public Warrants and fifty percent (50%) of the number of the then outstanding Churchill Private Placement Warrants vote “FOR” the Warrant Amendment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY RECOMMENDS THAT CHURCHILL PUBLIC WARRANT HOLDER VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

WARRANT HOLDER PROPOSAL NO. 2 — THE WARRANT HOLDER ADJOURNMENT PROPOSAL
Overview
The Warrant Holder Adjournment Proposal, if adopted, would allow the chairman of the Warrant Holder Meeting to adjourn the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from Churchill Warrant holders to approve the Warrant Amendment Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Churchill warrant holders. The Warrant Holder Adjournment Proposal will only be presented to Churchill Public Warrant holders in the absence of a quorum, in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Warrant Amendment Proposal or to ensure a supplement or amendment to this proxy statement/prospectus is timely provided to Churchill Warrant holders.
The Warrant Holder Adjournment Proposal, if adopted, will permit Churchill to adjourn the Warrant Holder Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Churchill Board has determined in good faith is required by applicable law to be disclosed to the Churchill warrant holders and for such supplement or amendment to be promptly disseminated to the Churchill Warrant holders prior to the Warrant Holder Meeting; (ii) if, as of the time for which the Warrant Holder Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient Churchill Public Warrants represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Warrant Holder Meeting; or (ii) in order to solicit additional proxies from the Churchill Warrant holders for purposes of obtaining approval of the Warrant Amendment Proposal.
The Resolution
“RESOLVED, that the adjournment of the Warrant Holder Meeting to a later date or dates be confirmed, ratified and approved.”
Consequences if the Adjournment Proposal is Not Approved
If the Warrant Holder Adjournment Proposal is not approved by Churchill Public Warrant holders, the Churchill Board may not be able to adjourn the Warrant Holder Meeting to a later date in the absence of a quorum, in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Warrant Amendment Proposal or to ensure a supplement or amendment to this proxy statement/prospectus is timely provided to Churchill Warrant holders.
Vote Required for Approval
The Warrant Holder Adjournment Proposal will be approved only if the holders of a [•] of the votes cast by holders of Churchill Public Warrant present or represented by proxy and entitled to vote at the Warrant Holder Meeting vote “FOR” the Warrant Holder Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Warrant Holder Adjournment Proposal.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY RECOMMENDS THAT CHURCHILL
PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE
WARRANT HOLDER ADJOURNMENT PROPOSAL.

ADDITIONAL INFORMATION
Legal Matters
The validity of the Post-Combination Company Ordinary A1 Shares, the Post-Combination Company Ordinary C Shares and certain matters related to the assumption of the Churchill Warrants by PubCo has been passed by Reed Smith LLP, as English law counsel of PubCo.
The validity of the Post-Combination Company Warrants under New York law will be passed on by Reed Smith LLP, as counsel to PubCo with respect to certain legal matters as to United States federal securities and New York State law.
Changes in Registrant’s Certifying Accountant
Dismissal of BDO and appointment of Marcum — May 2023
On May 1, 2023, CorpAcq informed BDO LLP (“BDO”) of its decision to replace BDO as its proposed independent registered public accounting firm to comply with SEC independence rules. The CorpAcq Board participated in and approved the decision to change CorpAcq’s proposed independent registered public accounting firm from BDO.
BDO informed the CorpAcq Board that during the independence evaluation procedures for compliance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States) (“PCAOB”), BDO had identified a non-audit service related to the fiscal years 2022 and 2021 to CorpAcq Limited (the predecessor of CorpAcq) that is not permissible under SEC independence rules, but was a permissible service in accordance with the ethical requirements that are relevant to the statutory audits of the financial statements in the United Kingdom, including the Financial Reporting Council’s Ethical Standard.
On May 1, 2023, following a competitive bidding process, the CorpAcq Board appointed Marcum LLP (“Marcum”) to replace BDO as proposed independent registered public accounting firm in the United States for each of the two years ended December 31, 2022. BDO remains CorpAcq’s statutory auditor in the United Kingdom.
Marcum has performed an audit of CorpAcq’s consolidated financial statements prepared in accordance with IFRS as issued by the International Accounting Standards Board as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, which are included at the end of the prospectus that forms a part of this registration statement, in accordance with the standards of the PCAOB. These consolidated financial statements do not constitute CorpAcq’s or CorpAcq Limited’s statutory accounts for either of the years presented.
BDO performed a statutory audit of CorpAcq Limited’s consolidated financial statements, prepared in accordance with Applicable law and United Kingdom Accounting Standards, including Financial Reporting Standard 102, The Financial Reporting Standard applicable in the UK and Republic of Ireland (“United Kingdom Generally Accepted Accounting Practice”) (“UK GAAP”) as of and for each of the years ended December 31, 2021 and 2020, in accordance with International Standards on Auditing (U.K.). These Statutory accounts of CorpAcq Limited for each of the years ended December 31, 2021 and 2020 have been filed with the Registrar of Companies in the United Kingdom. CorpAcq Limited and CorpAcq have not yet issued their statutory financial statements prepared in accordance with Applicable law and UK GAAP as of and for the period ended December 31, 2022, with those being filed with the Registrar of Companies when issued by the CorpAcq Board. Neither BDO’s report relating to the statutory audits, nor the historic financial statements prepared under applicable law and UK GAAP, are included or incorporated by reference in this registration statement on Form F-4.
BDO’s statutory audit reports, on the Statutory accounts of Corpacq Limited were prepared under applicable law and International Standards on Auditing (United Kingdom), included in the Annual Reports and Financial Statements of Corpacq Limited for each of the years ended December 31, 2021 and 2020 were unqualified and did not contain a statement under 498(2) or 498(3) of the United Kingdom Companies Act 2006. BDO’s statutory audit reports related to CorpAcq Limited did not contain an adverse opinion or a disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope or accounting principles, although BDO stated in its statutory audit reports that:
“This report is made solely to Parent Company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to Parent Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than Parent Company and Parent Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.”
In connection with the statutory audits performed by BDO under International Standards on Auditing (U.K.) of CorpAcq Limited’s financial statements, prepared under UK GAAP, as of and for each of the years ended December 31, 2021 and 2020, and the subsequent annual and interim period through May 1, 2023, there have been no disagreements with BDO on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of BDO would have caused BDO to make reference to such matter in its reports for such fiscal years.
We have requested that BDO furnish a letter addressed to the SEC stating whether BDO agrees with the above statements, and, if not, stating the respects in which it does not agree. Such letter is included as Exhibit 16.1 to this registration statement on Form F-4 of which this proxy statement/prospectus forms a part.
Dismissal of Marcum and appointment of BDO — November 2023
On November 20, 2023, CorpAcq informed Marcum of its decision to replace Marcum as its independent registered public accounting firm.
The audit reports of Marcum on CorpAcq’s consolidated financial statements prepared in accordance with IFRS as issued by the International Accounting Standards Board as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to audit scope or accounting principles, except for an explanatory paragraph regarding CorpAcq’s ability to continue as a going concern. During the years ended December 31, 2022 and December 31, 2021 and the subsequent interim period through November 20, 2023, there were no disagreements between CorpAcq and Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such years. During the years ended December 31, 2022, and December 31, 2021 and the subsequent interim period through November 20, 2023, there were no reportable events (as defined in paragraphs (a)(1)(v) of Item 16F of Form 20-F).
During the period from May 1, 2023 (Marcum’s appointment) to November 20, 2023, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), except that for the fiscal year ended December 31, 2022, based upon an evaluation of the effectiveness of the design and operation of CorpAcq’s disclosure controls and procedures, the Chief Executive Officer and Chief Financial Officer of CorpAcq concluded that its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective, due solely to the material weaknesses in CorpAcq’s internal control over financial reporting related to (i) inadequate design and implementation of internal controls as it relates to the assessment of proper accounting for customer contracts and revenue recognition, business combinations and other fair value measurements, the review of tax provisions and cash flow statement disclosures; (ii) lack of effective oversight over financial reporting, and internal control, including inadequate documentation of the control environment, as well as inadequate cut-off procedures related to inventory in transit; (iii) lack of adequate segregation of duties over key processes, including period end financial reporting and controls over record keeping and documentation around operational activities; (iv) lack of adequately designed information technology general controls and controls over the review of service organization reports over critical vendors for financial reporting. Based on the foregoing, it was determined that CorpAcq had material weaknesses relating to its internal controls over financial reporting, and such material weaknesses had not yet been remediated as of June 30, 2023.

CorpAcq delivered a copy of this disclosure to Marcum and requested that Marcum furnish it a letter addressed to the SEC stating whether Marcum agreed with the above statements. In Marcum’s letter to the SEC dated December 26, 2023, attached as Exhibit 16.2 to this registration statement on Form F-4 of which this proxy statement/prospectus forms a part, Marcum states that they agree with the statements above concerning their firm.
On December 1, 2023, CorpAcq approved the engagement of BDO as its independent registered public accounting firm for the year ended December 31, 2023.
During the period from May 1, 2023 to November 20, 2023, neither CorpAcq nor anyone on behalf of CorpAcq consulted with BDO regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither was a written report provided to us nor was oral advice provided to us that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions or a reportable event as described in Item 16F(a)(1)(v) of Form 20-F.
Experts
Marcum LLP, independent registered public accounting firm, has audited the financial statements of Churchill for the years ended December 31, 2022 and 2021 and the period from October 9, 2020 (inception) to December 31, 2020, included in this proxy statement/prospectus, as set forth in their report, which is included in this proxy statement/prospectus. Marcum LLP’s report includes an explanatory paragraph relating to Churchill’s ability to continue as a going concern. Marcum LLP has also audited the effectiveness of Churchill’s internal control over financial reporting as of December 31, 2022. The financial statements are included in reliance on Marcum LLP’s report for the years ended December 31, 2022 and 2021, and the period from October 9, 2020 (inception) to December 31, 2020, given on their authority as experts in accounting and auditing.
Marcum LLP, independent registered public accounting firm, has audited the consolidated financial statements of CorpAcq Holdings Limited, as of December 31, 2022 and 2021, and January 1, 2021, and for the years ended December 31, 2022 and 2021 included in this proxy statement/prospectus, as set forth in their report, which is included in this proxy statement/prospectus. Marcum LLP’s report includes an explanatory paragraph relating to CorpAcq Holdings Limited's ability to continue as a going concern. The consolidated financial statements are included in reliance on Marcum LLP’s report as of December 31, 2022 and 2021, and January 1, 2021, and for the years ended December 31, 2022 and 2021, given on their authority as experts in accounting and auditing.
Submission of Future Stockholder Proposals
The Churchill Board is not aware of any other matter that may be brought before the Stockholder Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Stockholder Special Meeting.
Churchill does not expect to hold a 2024 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. In accordance with the Nasdaq Global Market corporate governance requirements, Churchill is required to hold an annual meeting no later than one year after the first fiscal year end following Churchill’s listing on the Nasdaq Global Market. Under Section 211(b) of the DGCL, Churchill is however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with Churchill’s current bylaws, unless such election is made by written consent in lieu of such a meeting. Churchill may not hold an annual meeting of stockholders to elect new directors prior to the consummation of an initial business combination. If Churchill does not consummate another initial business combination by August 17, 2024 (or such earlier date as determined by Churchill’s Board), Churchill is required to begin the dissolution process provided for in the Churchill Charter, unless Churchill amends the Churchill Charter and certain other agreements into which it has entered to extend the life of Churchill. Churchill will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Householding
Unless Churchill has received contrary instructions, Churchill may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if Churchill believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Churchill’s expenses. However, if stockholders prefer to receive multiple sets of Churchill’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Churchill’s disclosure documents, the stockholders should follow these instructions:
•
If the shares are registered in the name of the stockholder, the stockholder should contact Churchill at Churchill’s offices at Churchill Capital Corp VII, 640 Fifth Avenue, 12th Floor New York, NY 10019, or by telephone at (212) 380-7500, to inform Churchill of his or her request; or

•
If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Transfer Agent; Warrant Agent and Registrar
The registrar and transfer agent for Churchill Common Stock and the warrant agent for Churchill’s Warrants is Continental Stock Transfer & Trust Company. Churchill has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except as a result of Continental Stock Transfer & Trust Company’s gross negligence, willful misconduct or bad faith.
Appraisal Rights
Appraisal rights are not available to holders of shares of Churchill Common Stock in connection with the Business Combination.
Where You Can Find Additional Information
Churchill files annual, quarterly and current reports, proxy statement and other information with the SEC required by the Exchange Act. Churchill’s public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of Churchill’s filings with the SEC (excluding exhibits) at no cost by contacting Churchill at the address and/or telephone number below.
If you would like additional copies of this proxy statement/prospectus or Churchill’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the Proposals to be presented at the Stockholder Special Meeting or Warrant Holder Meeting, you should contact Churchill at the following address and telephone number:
Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019
(212) 380-7500
Email: info@churchillcapitalcorp.com
You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Churchill’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: CVII.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your Churchill Common Stock or Churchill Warrants are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.
If you are a Churchill stockholder or Churchill Public Warrant holder and would like to request documents, please do so by [•], 2024, or five business days prior to the Stockholder Special Meeting and the Warrant Holder Meeting, in order to receive them before the Stockholder Special Meeting and the Warrant Holder Meeting. If you request any documents from Churchill, such documents will be mailed to you by first class mail, or another equally prompt means.
This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of PubCo in addition to being a proxy statement of Churchill for the Stockholder Special Meeting and Warrant Holder Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to Churchill has been supplied by Churchill, and all such information relating to PubCo has been supplied by PubCo. Information provided by either Churchill or PubCo does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Churchill for the Stockholder Special Meeting and the Warrant Holder Meeting. Churchill and PubCo not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Churchill, which is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX OF FINANCIAL STATEMENTS
Churchill Capital Corp VII
Audited Financial Statements — As of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 and for the period from October 9, 2020 (inception) through December 31, 2020
Page
Reports of Independent Registered Accounting Firm	F-2
Balance Sheets as of December 31, 2022 and 2021	F-6
Statements of Operations for the years ended December 31, 2022 and 2021 and for the period from October 9, 2020 (inception) through December 31, 2020	F-7
Statements of Changes In Stockholders’ Deficit for the years ended December 31, 2022 and 2021 and for the period from October 9, 2020 (inception) through December 31, 2020	F-8
Statements of Cash Flows for the years ended December 31, 2022 and 2021 and for the period from October 9, 2020 (inception) through December 31, 2020	F-9
Notes to Financial Statements	F-10
Unaudited Financial Statements — As of June 30, 2023 and for the three and six month periods ended June 30, 2023 and 2022
Unaudited Financial Statements — As of September 30, 2023 and for the three and nine month periods ended September 30, 2023 and 2022
CorpAcq Holdings Limited
Consolidated Financial Statements — As at December 31, 2022 and 2021 and January 1, 2021 for the years ended December 31, 2022 and 2021
Page
Report of Independent Registered Public Accounting Firm
Consolidated Statements of Profit or Loss for the Years Ended December 31, 2022 and 2021	F-71

Unaudited Financial Statements — For the six months ended June 30, 2023

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Churchill Capital Corp VII
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Churchill Capital Corp VII (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022 and for the period from October 9, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022 and for the period from October 9, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2022, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in 2013 and our report dated March 17, 2023, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s realization of its business plan is dependent upon its ability to complete a business combination on or before May 17, 2023, which is less than one year from the issuance date of the financial statements. If a business combination is not consummated by this date or an extension not obtained, there will be a mandatory liquidation and subsequent dissolution of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Houston, TX
March 17, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING
To the Stockholders and Board of Directors of
Churchill Capital Corp VII
Opinion on Internal Control over Financial Reporting
We have audited Churchill Capital Corp VII’s (the “Company”) internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the balance sheets as of December 31, 2022 and 2021 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows and the related notes for each of the two years in the period ended December 31, 2022 and for the period from October 9, 2020 (inception) through December 31, 2020 of the Company, and our report dated March 17, 2023 expressed an unqualified opinion on those financial statements.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Reports Regarding Internal Controls Over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that degree of compliance with the policies or procedures may deteriorate.
/s/ Marcum LLP
Marcum LLP
Houston, TX
March 17, 2023

CHURCHILL CAPITAL CORP VII
BALANCE SHEETS
	December 31,
	2022	2021
ASSETS
Current Assets
Cash	$4,235,388	$4,155,162
Prepaid expenses	161,941	1,123,588
Total current assets	4,397,329	5,278,750
Marketable securities held in Trust Account	1,398,987,478	1,380,345,892
TOTAL ASSETS	$1,403,384,807	$1,385,624,642
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$281,977	$255,009
Income taxes payable	3,332,481	24,241
Total current liabilities	3,614,458	279,250
Deferred tax liability	836,312	—
Deferred legal fee	54,026	—
Warrant liabilities	3,010,000	60,526,000
Deferred underwriting fee payable	48,300,000	48,300,000
TOTAL LIABILITIES	55,814,796	109,105,250
Commitments and Contingencies
Class A common stock subject to possible redemption, 138,000,000 shares at per share redemption value of approximately $10.11 and $10.00 as of December 31, 2022 and 2021, respectively	1,394,751,969	1,380,000,000
STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—	—
Class B common stock, $0.0001 par value; 100,000,000 shares authorized; 34,500,000 shares issued and outstanding as of December 31, 2022 and 2021	3,450	3,450
Additional paid-in capital	—	—
Accumulated deficit	(47,185,408)	(103,484,058)
TOTAL STOCKHOLDERS’ DEFICIT	(47,181,958)	(103,480,608)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,403,384,807	$1,385,624,642
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP VII
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2022	Year Ended December 31, 2021	Period from October 9, 2020 (Inception) through December 31, 2020
Formation and operating costs	$2,317,174	$2,375,036	$1,000
Loss from operations	(2,317,174)	(2,375,036)	(1,000)
Other income (expense):
Change in fair value of Warrant Liabilities	57,516,000	(878,000)	—
Transaction costs related to Private Placement and Public Warrants	—	(1,396,743)	—
Interest earned on marketable securities held in Trust Account	20,048,815	324,382	—
Unrealized gain (loss) on marketable securities held in Trust Account	(28,229)	21,510	—
Other income (expense), net	77,536,586	(1,928,851)	—
Income (loss) before provision for income taxes	75,219,412	(4,303,887)	(1,000)
Provision for income taxes	(4,168,793)	(24,241)	—
Net income (loss)	$71,050,619	$(4,328,128)	$(1,000)
Basic and diluted weighted average shares outstanding, Class A common stock	138,000,000	119,852,055	—
Basic and diluted net income (loss) per share, Class A common stock	$0.41	$(0.03)	$—
Basic and diluted weighted average shares outstanding, Class B common stock	34,500,000	33,908,219	34,500,000
Basic and diluted net income (loss) per share, Class B common stock	$0.41	$(0.03)	$—
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP VII
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2022 AND 2021 AND PERIOD FROM OCTOBER 9, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Debt	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – October 9, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	34,500,000	3,450	21,550	—	25,000
Net loss	—	—	—	—	—	(1,000)	(1,000)
Balance – December 31, 2020	—	—	34,500,000	3,450	21,550	(1,000)	24,000
Remeasurement adjustment on redeemable common stock	—	—	—	—	(21,550)	(99,154,930)	(99,176,480)
Net loss	—	—	—	—	—	(4,328,128)	(4,328,128)
Balance – December 31, 2021	—	—	34,500,000	3,450	—	(103,484,058)	(103,480,608)
Remeasurement adjustment on redeemable common stock	—	—	—	—	—	(14,751,969)	(14,751,969)
Net income	—	—	—	—	—	71,050,619	71,050,619
Balance – December 31, 2022	—	$—	34,500,000	$3,450	$—	$(47,185,408)	$(47,181,958)
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP VII
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2022	Year Ended December 31, 2021	Period from October 9, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$71,050,619	$(4,328,128)	$(1,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(20,048,815)	(324,382)	—
Unrealized loss (gain) on marketable securities held in Trust Account	28,229	(21,510)	—
Change in fair value of Warrant Liabilities	(57,516,000)	878,000	—
Transaction costs related to Private Placement and Public Warrants	—	1,396,743	—
Deferred tax provision	836,312	—	—
Changes in operating assets and liabilities:
Prepaid expenses	961,647	(1,123,588)	1,000
Accrued expenses	80,994	254,009	—
Income tax payable	3,308,240	24,241	—
Net cash used in operating activities	(1,298,774)	(3,244,615)	—
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(1,380,000,000)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	379,000	—	—
Cash withdrawn from Trust Account for working capital purposes	1,000,000	—	—
Net cash provided by (used in) investing activities	1,379,000	(1,380,000,000)	—
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	1,355,500,000	—
Proceeds from sale of Private Placements Warrants	—	32,600,000	—
Proceeds from promissory note – related party	—	375,000	—
Repayment of promissory note – related party	—	(375,000)	—
Payment of offering costs	—	(725,223)	—
Net cash provided by financing activities	—	1,387,374,777	25,000
Net Change in Cash	80,226	4,130,162	25,000
Cash – Beginning	4,155,162	25,000	—
Cash – Ending	$4,235,388	$4,155,162	$25,000
Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$—	$11,000
Remeasurement adjustment on redeemable common stock	$14,751,969	$—	$—
Deferred underwriting fee payable	$—	$48,300,000	$—
The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Churchill Capital Corp VII (the “Company”) was incorporated in Delaware on October 9, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage company and, as such, the Company is subject to all of the risks associated with early stage companies.
As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated the Initial Public Offering of 138,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including the issuance of 18,000,000 Units as a result of the underwriters’ full exercise of their over-allotment option further described in Note 3. The Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $1,380,000,000.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 32,600,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, to the Company’s sponsor, Churchill Sponsor VII LLC (the “Sponsor”), generating gross proceeds to the Company of $32,600,000.
Transaction costs amounted to $73,525,223 consisting of $24,500,000 of underwriting discount net of $3,100,000 reimbursed from the underwriters, $48,300,000 of deferred underwriting discount and $725,223 of other offering costs.
Following the closing of the Initial Public Offering on February 17, 2021, an amount of $1,380,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $1,000,000 and to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding net of amounts disbursed to management for working capital purposes, if applicable, taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares in connection with a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest, net of permitted withdrawals). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares acquired during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, public stockholders may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and the Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem one-hundred percent (100%) of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Initial Public Offering) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of the then outstanding

Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Public Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window. The Company has entered into a non-binding letter of intent that sets forth the preliminary terms and conditions of a potential business combination Business Combination with a private company that meets the Company’s investment criteria and principles and with which the Company has had discussions over an extended period of time. As a result, the Company now has until May 17, 2023 to complete a Business Combination.
The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the funds on deposit in the Trust Account remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00 in the Initial Public Offering.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds on deposit in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Company due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of December 31, 2022, the Company had cash of $4,235,388. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial stockholders or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, it would repay such loaned amounts. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the

Company’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.
Additionally, to fund working capital and tax liabilities the Company has permitted withdrawals available up to an annual limit of $1,000,000. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the Initial Public Offering. As of December 31, 2022, the Company had withdrawn from the Trust Account $379,000 to pay franchise and income taxes, and $1,000,000 for working capital purposes. As of December 31, 2021, the Company did not withdraw any trust interest for tax or working capital purposes.
The Company do not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the Company business prior to its Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because the Company becomes obligated to redeem a significant number of the Company’s Public Shares upon consummation of the Company’s Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.
In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, Presentation of Financial Statements-Going Concern, the Company had until February 17, 2023 to consummate a Business Combination. The Company has entered into a non-binding letter of intent that sets forth the preliminary terms and conditions of a potential business combination Business Combination with a private company that meets the Company’s investment criteria and principles and with which the Company has had discussions over an extended period of time. As a result, the Company now has until May 17, 2023 to complete a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension not obtained by the Sponsor, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the potential mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 17, 2023. The Company intends to complete a Business Combination before the mandatory liquidation date.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target business, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is generally 1% of any positive difference between the fair market value of any shares repurchased by the repurchasing corporation during a taxable year and the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. In addition, a number of exceptions apply to this excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, this excise tax.

On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of aspects of the excise tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change.
Because the application of this excise tax is not entirely clear, any redemption or other repurchase effected by the Company, in connection with a business combination, extension vote or otherwise, may be subject to this excise tax. Because any such excise tax would be payable by the Company and not by the redeeming holder, it could cause a reduction in the value of the Company’s Class A common stock or cash available for distribution in a subsequent liquidation. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination will depend on a number of factors, including (i) the structure of the business combination, (ii) the fair market value of the redemptions and repurchases in connection with the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or any other equity issuances within the same taxable year of the business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. Further, the application of the excise tax in respect of distributions pursuant to a liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations, and it is possible that the proceeds held in the trust account could be used to pay any excise tax owed by the Company in the event it is unable to complete a business combination in the required time and redeem 100% of the Company’s remaining Class A common stock in accordance with the Company’s Amended and Restated Certificate of Incorporation, in which case the amount that would otherwise be received by the Company’s public stockholders in connection with the Company’s liquidation would be reduced.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Marketable Securities Held in Trust Account
As of December 31, 2022, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. During the year ended December 31, 2022, the Company had withdrawn from the Trust Account $379,000 to pay franchise and income taxes, and $1,000,000 for working capital purposes. No amounts were withdrawn during the year ended December 31, 2021. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are shown in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.
As of December 31, 2022 and 2021, the Class A common stock reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$1,380,000,000
Less:
Proceeds Allocated to Public Warrants	(27,048,000)
Class A common stock issuance costs	(72,128,480)
Plus:
Remeasurement of carrying value to redemption value	99,176,480
Class A common stock subject to possible redemption as of December 31, 2021	$1,380,000,000
Plus:
Remeasurement of carrying value to redemption value	14,751,969
Class A common stock subject to possible redemption as of December 31, 2022	$1,394,751,969
Warrant Liabilities
The Company accounts for the Public Warrants (as defined in Note 4) and the Private placement Warrants (collectively, the “Warrants”) in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The Public Warrants and Private Placement Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation and a modified Black-Scholes model, respectively. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2022 and December 31, 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was 5.6%, (0.6)% and 0.0% year ended December 31, 2022, 2021 and 2020, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2022 and 2021, due to changes in fair value in warrant liability and the valuation allowance on the deferred tax assets.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs amounted to $73,525,223, of which $72,128,480 were charged to stockholders’ deficit upon the completion of the Initial Public Offering and $1,396,743 were expensed to the statements of operations.
Net Income (Loss) Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. Remeasurement associated with the redeemable shares of Class A common stock is excluded from net income per common share as the redemption value approximates fair value.
The calculation of diluted net income (loss) per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement to purchase an aggregate of 60,200,000 shares of common stock in the calculation of diluted net income (loss) per common share, since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2022, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could potentially be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	Year Ended December 31, 2022		Year Ended December 31, 2021		Period from October 9, 2020 (Inception) through December 31, 2020
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (income) loss per common share
Numerator:
Allocation of net income (loss)	$56,840,495	$14,210,124	$(3,373,661)	$(954,467)	$—	(1,000)
Denominator:
Basic and diluted weighted average shares outstanding	138,000,000	34,500,000	119,852,055	33,908,219	—	34,500,000
Basic and diluted net income (loss) per common share	$0.41	$0.41	$(0.03)	$(0.03)	—	—
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the Company’s derivative instruments (see Note 10).
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 138,000,000 Units, at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their option to purchase an additional 18,000,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased in a private placement an aggregate of 32,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $32,600,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination

Window, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants (see Note 8).
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In December 2020, the Sponsor purchased 8,625,000 shares of the Company’s Class B common stock for an aggregate of $25,000 (the “Founder Shares” or, individually, a “Founder Share”). On February 5, 2021, the Company effected a 20,125,000 stock dividend. Additionally, on February 11, 2021, the Company effected a 5,750,000 stock dividend, resulting in the Company’s initial stockholders holding an aggregate of 34,500,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares included an aggregate of up to 4,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, twenty percent (20%) of the Company’s issued and outstanding common stock after the completion of the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one (1) year after the completion of a Business Combination and (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one-hundred fifty (150) days after a Business Combination, the Founder Shares will be released from the lock-up.
Administrative Services Agreement
The Company entered into an agreement, commencing on February 11, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, pursuant to which the Company will pay an affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support services. For the year ended December 31, 2022 and 2021, the Company incurred and paid $600,000 and $519,643 of such fees. There were no such fees for the period from October 9, 2020 (Inception) through December 31, 2020.
Advisory Fee
The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions. There were no fees incurred for the year ended December 31, 2022 or 2021 or for the period from October 9, 2020 (Inception) through December 31, 2020.
Promissory Note — Related Party
On December 30, 2020, the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. As of December 31, 2022 and December 31, 2021, there was no outstanding balance under the Promissory Note. The borrowings outstanding under the Promissory Note in the amount of $375,000 were repaid upon the consummation of the Initial Public Offering on February 17, 2021. Borrowings under the Promissory Note are no longer available.

Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. These warrants would be identical to the Private Placement Warrants. No Working Capital Loans were outstanding as of December 31, 2022 and December 31, 2021.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders of these securities have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statement.
Underwriter’s Agreement
The Company granted the underwriters a forty-five (45)-day option from the date of Initial Public Offering to purchase up to 18,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriters’ election to fully exercise the over-allotment option, the underwriters purchased an additional 18,000,000 Units, at a price of $10.00 per Unit. The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $27,600,000 in the aggregate, payable upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $48,300,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.
Due Diligence
As of December 31, 2022 and 2021, the Company, upon the consummation of an initial Business Combination, will be required to pay due diligence fees in the amount of $1,575,000. There were no such fees for the period from October 9, 2020 (Inception) through December 31, 2020.
Legal Fees
As of December 31, 2022, the Company, upon the consummation of an initial Business Combination will be required to pay legal fees in the amount of $54,026. For the year ended December 31, 2022, the Company recorded $9,634 of such fees. For the year ended December 31, 2021, the Company recorded $30,854 of such fees. These fees are reflected on the Company’s balance sheets in accrued expenses and on the statements of operations in operating costs. There were no such fees for the period from October 9, 2020 (Inception) through December 31, 2020.
NOTE 7. STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued and outstanding.
Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 138,000,000 shares of Class A common stock issued and outstanding, including Class A common stock subject to possible redemption which are presented as temporary equity.
Class B Common Stock — The Company is authorized to issue 100,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 34,500,000 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.
NOTE 8. WARRANT LIABILITIES
As of December 31, 2022 and December 31, 2021, there were 27,600,000 Public Warrants outstanding. The Public Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Public Warrants will become exercisable on the later of (a) thirty (30) days after the completion of a Business Combination or (b) twelve (12) months from the closing of the Initial Public Offering. The Public Warrants will expire five (5) years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants and to maintain a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares of Class A common stock under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than thirty (30) days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any twenty (20) trading days within a thirty (30)-trading day period ending on the third business day prior to the notice of redemption to the Public Warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the Warrants.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
As of December 31, 2022 and December 31, 2021, there were 32,600,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until thirty (30) days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX
The Company’s net deferred tax assets (liability) as of December 31, 2022, 2021 and 2020 are as follows:
	December 31, 2022	December 31, 2021	December 31, 2020
Deferred tax assets (liability)
Net operating loss carryforward	$—	$—	$—
Startup/Organization Expenses	897,204	456,842	—
Unrealized gain on marketable securities	(836,312)	(6,481)	—
Net deferred tax assets (liability)	60,892	450,361	—
Valuation Allowance	(897,204)	(450,361)	—
Deferred tax liability	$(836,312)	$—	$—
The income tax provision for the year ended December 31, 2022 and 2021 and for the period from October 9, 2020 (Inception) through December 31, 2020 consists of the following:
	December 31, 2022	December 31, 2021	For the Period From October 9, 2020 (Inception) Through December 31, 2020
Federal
Current	$3,332,481	$24,241	$—
Deferred	389,469	(450,361)	—
State and Local
Current	—	—	—
Deferred	—	—	—
Change in valuation allowance	446,843	450,361	—
Income tax provision	$4,168,793	$24,241	$—
As of December 31, 2022. 2021, and 2020, the Company had no of U.S. federal net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, 2021 and for the period from October 9, 2020 (Inception) through December 31, 2020 the change in the valuation allowance was $446,843, $450,361 and $0, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate as of December 31, 2022, 2021 and 2020 is as follows:
	December 31, 2022	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%	—%
Transaction costs warrants	0.0%	(6.8)%	—%
Change in fair value of warrant liabilities	(16.0)%	(4.3)%	—%
Valuation allowance	0.6%	(10.5)%	—%
Income tax provision	5.6%	(0.6)%	—%
NOTE 10. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

Description	Level	December 31, 2022	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$1,398,987,478	1	$1,380,345,892
Liabilities:
Warrant liability – Public Warrants	1	1,380,000	1	27,600,000
Warrant liability – Private Placement Warrants	2	1,630,000	3	32,926,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are measured at fair value at inception and on a recurring basis, with changes in fair value recorded in the statements of operations.
The Public and Private Warrants were valued as of February 17, 2021 using a Monte Carlo simulation model and a Modified Black Scholes model, respectively, which are considered to be Level 3 fair value measurements. The Monte Carlo simulation and the Modified Black-Scholes models’ primary unobservable input utilized in determining the fair value of the Public and Private Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was 80%, which was estimated based on the observed success rates of business combinations for special purpose acquisition companies. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CVII.WS. For subsequent measurements of the Private Warrants after detachment, a Modified Black Scholes Option Pricing model was used. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility was implied from the Company’s own Public Warrant pricing. Other key assumptions used in connection with the Modified Black Scholes model were expected life, risk free rate, and dividend yield, which were based on market conditions, management assumptions, and terms of the warrant agreement.
At issuance, the estimated fair value of the Private Placement Warrants and the estimated fair value of the Public Warrants was determined by a Monte Carlo simulation. As of December 31, 2022, the Private Placement Warrants are being valued using the associated observable market of the Public Warrants, which is considered to be a Level 2 measurement. As of December 31, 2021, the estimated fair value of the Private Placement Warrants was determined using a modified Black-Scholes model. The following are the significant inputs used in determining fair value:
As of December 31, 2021
Exercise price	$11.50
Stock price	$9.83
Volatility	14.9%
Probability of completing an initial business combination	—%
Term	5.29
Risk-free rate	1.35%
Dividend yield	0.0%
For the valuation as of December 31, 2021, probability of completing a Business Combination was not a significant input. This assumption is embedded in the volatility percentage. For periods prior to the warrants detachment, this was considered a significant input.
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Public Warrants	Private Placement Warrants	Warrant Liabilities
Warrant liabilities at February 17, 2021 (Initial Public Offering)	$—	$—	$—
Issuance of Public and Private Warrants	27,048,000	32,600,000	59,648,000
Change in fair value of warrant liabilities	11,316,000	326,000	11,642,000
Transfer to Level 1	(38,364,000)	—	(38,364,000)
Fair value as of December 31, 2021	—	32,926,000	32,926,000
Change in fair value of warrant liabilities	—	(28,362,000)	(28,362,000)
Transfer to Level 2	—	(4,564,000)	(4,564,000)
Fair value as of December 31, 2022	$—	$—	$—
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Private Placement Warrants transferred from a Level 3 to a Level 2 during the year ended December 31, 2022 was $4,564,000. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement at the time of transfer during the year ended December 31, 2021 was $38,364,000.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than the below, that would have required adjustment or disclosure in the financial statements.

On February 17, 2023 the Company entered into a non-binding letter of intent that sets forth the preliminary terms and conditions of a potential business combination with a private company that meets the Company’s investment criteria and principles and with which the Company has had discussions over an extended period of time. As a result, the Company now has until May 17, 2023 to complete a Business Combination. If the Company is unable to complete a Business Combination by such date (or such later date as may be approved by the Company’s stockholders at a meeting called for such purpose at which the Company’s stockholders will be given the opportunity to have their public shares be redeemed for a pro rata portion of the funds in the Company’s trust account), the Company will then liquidate. No assurances can be made that the Company will successfully negotiate and enter into a definitive agreement for a Business Combination.

CHURCHILL CAPITAL CORP VII
CONDENSED BALANCE SHEETS
	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$3,478,133	$4,235,388
Prepaid expenses	593,163	161,941
Total current assets	4,071,296	4,397,329
Cash and marketable securities held in Trust Account	599,064,139	1,398,987,478
TOTAL ASSETS	$603,135,435	$1,403,384,807
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$628,577	$281,977
Income taxes payable	1,915,939	3,332,481
Excise tax liability	8,162,810	—
Extension Promissory Note – related party	2,000,000	—
Total current liabilities	12,707,326	3,614,458
Deferred tax liability	—	836,312
Deferred legal fee	27,119	54,026
Warrant liabilities	8,428,000	3,010,000
Deferred underwriting fee payable	48,300,000	48,300,000
TOTAL LIABILITIES	69,462,445	55,814,796
COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption, 58,016,071 and 138,000,000 shares at redemption value of approximately $10.30 and $10.11 as of June 30, 2023 and December 31, 2022, respectively	597,806,324	1,394,751,969
Stockholders’ deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding	—	—
Class B common stock, $0.0001 par value; 100,000,000 shares authorized; 34,500,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022	3,450	3,450
Additional paid-in capital	—	—
Accumulated deficit	(64,136,784)	(47,185,408)
TOTAL STOCKHOLDERS’ DEFICIT	(64,133,334)	(47,181,958)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$603,135,435	$1,403,384,807
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP VII
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating costs	$1,353,170	$555,701	$2,470,233	$1,270,205
Loss from operations	(1,353,170)	(555,701)	(2,470,233)	(1,270,205)
Other income (expense):
Change in fair value of Warrant Liabilities	(1,204,000)	15,050,000	(5,418,000)	39,456,000
Interest earned on marketable securities held in Trust Account	11,855,977	1,941,301	24,446,003	2,289,893
Unrealized loss on marketable securities held in Trust Account	—	(348,175)	—	(307,940)
Other income, net	10,651,977	16,643,126	19,028,003	41,437,953
Income before provision for income taxes	9,298,807	16,087,425	16,557,770	40,167,748
Provision for income taxes	(3,087,466)	(292,172)	(6,010,936)	(292,172)
Net income	$6,211,341	$15,795,253	$10,546,834	$39,875,576
Basic and diluted weighted average shares outstanding, Class A common stock	98,896,746	138,000,000	118,448,373	138,000,000
Basic and diluted net income per share, Class A common stock	$0.05	$0.09	$0.07	$0.23
Basic and diluted weighted average shares outstanding, Class B common stock	34,500,000	34,500,000	34,500,000	34,500,000
Basic and diluted net income per share, Class B common stock	$0.05	$0.09	$0.07	$0.23
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP VII
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	—	$—	34,500,000	$3,450	$—	$(47,185,408)	$(47,181,958)
Remeasurement adjustment on redeemable common stock	—	—	—	—	—	(8,615,803)	(8,615,803)
Net income	—	—	—	—	—	4,335,493	4,335,493
Balance – March 31, 2023	—	—	34,500,000	3,450	—	(51,465,718)	(51,462,268)
Remeasurement adjustment on redeemable common stock	—	—	—	—	—	(10,719,597)	(10,719,597)
Excise tax imposed on common stock redemptions	—	—	—	—	—	(8,162,810)	(8,162,810)
Net income	—	—	—	—	—	6,211,341	6,211,341
Balance – June 30, 2023	—	$—	34,500,000	$3,450	$—	$(64,136,784)	$(64,133,334)
THREE AND SIX MONTHS ENDED JUNE 30, 2022
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	34,500,000	$3,450	$—	$(103,484,058)	$(103,480,608)
Net income	—	—	—	—	—	24,080,323	24,080,323
Balance – March 31, 2022	—	—	34,500,000	3,450	$—	(79,403,735)	(79,400,285)
Remeasurement adjustment on redeemable common stock	—	—	—	—	—	(697,207)	(697,207)
Net income	—	—	—	—	—	15,795,253	15,795,253
Balance – June 30, 2022	—	$—	34,500,000	$3,450	$—	$(64,305,689)	$(64,302,239)
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP VII
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$10,546,834	$39,875,576
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on funds held in Trust Account	(24,446,003)	(2,289,893)
Unrealized loss on marketable securities held in Trust Account	—	307,940
Change in fair value of Warrant Liabilities	5,418,000	(39,456,000)
Deferred tax provision	(836,312)	—
Changes in operating assets and liabilities:
Prepaid expenses	(431,222)	433,323
Accrued expenses	319,693	309,933
Income taxes payable	(1,416,542)	267,931
Net cash used in operating activities	(10,845,552)	(551,190)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(2,000,000)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	9,088,297	—
Cash withdrawn from Trust Account for working capital purposes	1,000,000	—
Cash withdrawn from Trust Account in connection with redemption	816,281,045	—
Net cash provided by investing activities	824,369,342	—
Cash Flows from Financing Activities:
Proceeds from Extension Promissory Note – related party	2,000,000	—
Redemptions of common stock	(816,281,045)	—
Net cash used in financing activities	(814,281,045)	—
Net Change in Cash	(757,255)	(551,190)
Cash – Beginning	4,235,388	4,155,162
Cash – Ending	$3,478,133	$3,603,972
Supplemental cash flow information:
Cash paid for income taxes	$8,263,790	$26,204
Non-Cash investing and financing activities:
Remeasurement adjustment on redeemable common stock	$19,335,400	$697,207
Excise tax liability accrued for common stock redemptions	$8,162,810	—
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023
(UNAUDITED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Churchill Capital Corp VII (the “Company”) was incorporated in Delaware on October 9, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage company and, as such, the Company is subject to all of the risks associated with early stage companies.
As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated the Initial Public Offering of 138,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including the issuance of 18,000,000 Units as a result of the underwriters’ full exercise of their over-allotment option further described in Note 3. The Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $1,380,000,000.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 32,600,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, to the Company’s sponsor, Churchill Sponsor VII LLC (the “Sponsor”), generating gross proceeds to the Company of $32,600,000.
Transaction costs amounted to $73,525,223 consisting of $24,500,000 of underwriting discount net of $3,100,000 reimbursed from the underwriters, $48,300,000 of deferred underwriting discount and $725,223 of other offering costs.
Following the closing of the Initial Public Offering on February 17, 2021, an amount of $1,380,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $1,000,000 and to pay its tax obligations.
To mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act of 1940, as amended), on February 17, 2023, the 24-month anniversary of the closing date of the Company’s registration statement relating to the IPO, the Company instructed the trustee with respect to the trust account, to liquidate the U.S. government securities or money market funds held in the trust account and thereafter to hold all funds in the Trust Account in cash (which may include demand deposit accounts) until the earlier of consummation of the Company’s business combination or liquidation. Furthermore, such cash is held in bank accounts, which exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”). While the Company has only placed its Trust Account deposits with

JPMorgan Chase Bank N.A., only a small portion of the funds in its Trust Account will be guaranteed by the FDIC. Following such liquidation, the Company may receive minimal interest, if any, on the funds held in the trust account, which would reduce the dollar amount the Company’s public stockholders would receive upon any redemption or liquidation of the Company.
On May 11, 2023, the stockholders of the Company approved a proposal to adopt an amendment, which is described in more detail in the definitive proxy statement of the Company filed with the SEC on May 16, 2023, to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate a Business Combination from May 17, 2023 to February 17, 2024 (or such earlier date as determined by the Company’s board of directors) (the “Charter Amendment”). The Charter Amendment was filed with the Secretary of State of the State of Delaware and 79,983,929 shares of Class A Common Stock were redeemed, resulting in the payment of $816,281,045 from the Trust Account.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding net of amounts disbursed to management for working capital purposes, if applicable, taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares in connection with a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest, net of permitted withdrawals). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares acquired during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, public stockholders may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and the Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem one-hundred percent (100%) of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
On August 1, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Polaris Pubco Plc (now known as CorpAcq Group Plc), a public limited company incorporated under the laws of England and Wales (“Pubco”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (together with its subsidiaries, “CorpAcq”) and certain shareholders of CorpAcq.
Following a stockholder vote on May 11, 2023, the Amended and Restated Certificate of Incorporation was amended to extend the window the Company had to complete a Business Combination from May 17, 2023 to February 17, 2024 or such earlier date as determined by the board of directors. If the Company is unable to complete a Business Combination by February 17, 2024 (or within any extended date that may be approved pursuant to a stockholder vote to extend the date by which the Company must complete its initial business combination (an “extension vote”) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Public Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the funds on deposit in the Trust Account remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00 in the Initial Public Offering.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds on deposit in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Company due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of June 30, 2023, the Company had cash of $3,478,133. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination. During the six months ended June 30, 2023, the Company withdrew $826,369,342 from the Trust Account to pay tax obligations, fund working capital requirements and redemptions.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial stockholders or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, it would repay such loaned amounts. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.
Additionally, to fund working capital the Company has permitted withdrawals available up to an annual limit of $1,000,000. The Company may withdraw additional funds to pay income tax and franchise tax obligations. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the Initial Public Offering. As of June 30, 2023, the Company has made a full withdrawal for 2023 of $1,000,000.
On May 16, 2023, the Sponsor agreed to make monthly deposits directly to the Trust Account of the Company in the amount of $1,000,000 following the approval and implementation of the Extension Amendment Proposal. Such contributions are made pursuant to a non-interest bearing, unsecured promissory note (the “Extension Promissory Note”) issued by the Company to the Sponsor. The Extension Promissory Note provides up to $9,000,000. Contributions are paid monthly beginning on May 17, 2023 until the earliest to occur of (i) the consummation of the Business Combination, (ii) February 15, 2024 and (iii) if a Business Combination is not consummated, the date of liquidation of the Trust Account, as determined in the sole discretion of the Company’s board of directors. The Extension Promissory Note will mature on the earlier of (1) the date the Company consummates a Business Combination and (2) the date that the winding up of the Company is effective. As of June 30, 2023, the Extension Promissory Note had a balance of $2,000,000 with $7,000,000 available for withdrawal.
The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these unaudited condensed financial statements if a Business Combination is not consummated. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, Presentation of Financial Statements-Going Concern, the Company has until February 17, 2024 or such earlier date as determined by the board of directors to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension not obtained by the Sponsor, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the potential mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2024 or such earlier date as determined by the board of directors. The Company intends to complete a Business Combination by February 17, 2024.
Risks and Uncertainties
The Company continues to evaluate the impact of increases in inflation and rising interest rates, financial market instability, including the recent bank failures, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the conflict in Ukraine and the surrounding region. The Company has concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on the Company’s financial position, results of operations and/or ability to complete an initial Business Combination, the Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s business and its ability to complete an initial Business Combination.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is 1% of the fair market value of any shares repurchased by the repurchasing corporation during a taxable year, which may be potentially netted by the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. In addition, a number of exceptions apply to this excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, this excise tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax.
Any such excise tax would be payable by the Company and not by the redeeming holder, it could cause a reduction in the value of the Company’s Class A common stock, cash available with which to effectuate a business combination or cash available for distribution in a subsequent liquidation. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination will depend on a number of factors, including (i) the structure of the business combination, (ii) the fair market value of the redemptions and repurchases in connection with the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or any other equity issuances within the same taxable year of the business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 17, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ended December 31, 2023 or for any future periods.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.
Marketable Securities Held in the Trust Account
As of June 30, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in cash and U.S. Treasury Bills, respectively. During the six months ended June 30, 2023, the Company withdrew an amount of $826,369,342 to pay franchise and income tax obligations, working capital purposes and redemptions. During the year ended December 31, 2022, the Company withdrew from the Trust Account $379,000 to pay franchise and income taxes and $1,000,000 for working capital purposes paid from the Trust Account. As of June 30, 2023, all trust account funds were held as cash in a demand deposit account that accrues interest monthly. As of December 31, 2022, all of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are shown in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

On May 11, 2023, the stockholders of the Company approved a proposal to adopt an amendment, which is described in more detail in the definitive proxy statement of the Company filed with the SEC on May 16, 2023, to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a Business Combination from May 17, 2023 to February 17, 2024 (or such earlier date as determined by the Company’s board of directors) (the “Charter Amendment”). The Charter Amendment was filed with the Secretary of State of the State of Delaware and 79,983,929 shares of Class A Common Stock were redeemed, resulting in the payment of $816,281,045 from the Trust Account.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.
As of June 30, 2023 and December 31, 2022, the Class A common stock reflected in the condensed balance sheets are reconciled in the following table:
Gross proceeds	$1,380,000,000
Less:
Proceeds allocated to Public Warrants	(27,048,000)
Class A common stock issuance costs	(72,128,480)
Plus:
Remeasurement of carrying value to redemption value	99,176,480
Class A common stock subject to possible redemption as of December 31, 2021	1,380,000,000
Plus:
Remeasurement of carrying value to redemption value	14,751,969
Class A common stock subject to possible redemption as of December 31, 2022	1,394,751,969
Less:
Redemptions	(816,281,045)
Plus:
Remeasurement of carrying value to redemption value	19,335,400
Class A common stock subject to possible redemption as of June 30, 2023	$597,806,324
Warrant Liabilities
The Company accounts for the Public Warrants (as defined in Note 4) and the Private placement Warrants (collectively, the “Warrants”) in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the

Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The Public Warrants and Private Placement Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation and a modified Black-Scholes model, respectively. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was 33.20% and 1.82% for the three months ended June 30, 2023 and 2022, respectively, and 36.30% and 0.73% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023 and 2022, due to changes in fair value of warrant liability and the valuation allowance on the deferred tax assets.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs amounted to $73,525,223, of which $72,128,480 were charged to stockholders’ deficit upon the completion of the Initial Public Offering and $1,396,743 were expensed to the condensed statements of operations.
Net Income per Share of Common Stock
Net income per share of common stock is computed by dividing net income by the weighted average number of common stock outstanding for the period. Remeasurement associated with the redeemable shares of Class A common stock is excluded from net income per share of common stock as the redemption value approximates fair value.
The calculation of diluted net income per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement to purchase an aggregate of 60,200,000 shares of common stock in the calculation of diluted net income per share of common stock, since the exercise of the warrants is contingent upon the occurrence of future events. As of June 30, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could potentially be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net income per share of common stock is the same as basic net income per share of common stock for the periods presented.
The following table reflects the calculation of basic and diluted net income per share of common stock (in dollars, except per share amounts):
	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income per share of common stock
Numerator:
Allocation of net income	$4,604,921	$1,606,420	$12,636,202	$3,159,051	$8,167,824	$2,379,010	$31,900,461	$7,975,115
Denominator:
Basic and diluted weighted average shares outstanding	98,896,746	34,500,000	138,000,000	34,500,000	118,448,373	34,500,000	138,000,000	34,500,000
Basic and diluted net income per share of common stock	$0.05	$0.05	$0.09	$0.09	$0.07	$0.07	$0.23	$0.23
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, exceeds the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the Company’s derivative instruments (see Note 9).
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 138,000,000 Units, at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their option to purchase an additional 18,000,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased in a private placement an aggregate of 32,600,000 Private Placement Warrants at a price of $1.00 per Private Placement

Warrant, for an aggregate purchase price of $32,600,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants (see Note 8).
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In December 2020, the Sponsor purchased 8,625,000 shares of the Company’s Class B common stock for an aggregate of $25,000 (the “Founder Shares” or, individually, a “Founder Share”). On February 5, 2021, the Company effected a 20,125,000 stock dividend. Additionally, on February 11, 2021, the Company effected a 5,750,000 stock dividend, resulting in the Company’s initial stockholders holding an aggregate of 34,500,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares included an aggregate of up to 4,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, twenty percent (20%) of the Company’s issued and outstanding common stock after the completion of the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one (1) year after the completion of a Business Combination and (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one-hundred fifty (150) days after a Business Combination, the Founder Shares will be released from the lock-up.
Administrative Services Agreement
The Company entered into an agreement, commencing on February 11, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, pursuant to which the Company pays an affiliate of the Sponsor a total of $50,000 per month for office space and administrative and support services. For the three and six months ended June 30, 2023, the Company incurred and paid $150,000 and $300,000 of such fees, respectively. For the three and six months ended June 30, 2022, the Company incurred and paid $150,000 and $300,000 of such fees, respectively.
Advisory Fee
The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions. There were no fees incurred for the three and six months ended June 30, 2023 and 2022.
Promissory Note — Related Party
On December 30, 2020, the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. As of June 30, 2023 and December 31, 2022, there is no outstanding balance under the Promissory Note. The borrowings outstanding under the Promissory Note in the amount of $375,000 were repaid upon the consummation of the Initial Public Offering on February 17, 2021. Borrowings under the Promissory Note are no longer available.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. These warrants would be identical to the Private Placement Warrants. No Working Capital Loans were outstanding as of June 30, 2023 and December 31, 2022.
Extension Promissory Note — Related Party
On May 16, 2023, the Sponsor agreed to make monthly deposits directly to the Trust Account of the Company in the amount of $1,000,000 following the approval and implementation of the Extension Amendment Proposal. Such contributions are made pursuant to the Extension Promissory Note issued by the Company to the Sponsor. The Extension Promissory Note provides up to $9,000,000. Contributions are paid monthly beginning on May 17, 2023 until the earliest to occur of (i) the consummation of the Business Combination, (ii) February 15, 2024 and (iii) if a Business Combination is not consummated, the date of liquidation of the Trust Account, as determined in the sole discretion of the Company’s board of directors. The Extension Promissory Note will mature on the earlier of (1) the date the Company consummates a Business Combination and (2) the date that the winding up of the Company is effective. As of June 30, 2023, the Extension Promissory Note had a balance of $2,000,000 with $7,000,000 available for withdrawal.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Merger Agreement
On August 1, 2023, the Company entered into the Merger Agreement by and among the Company, Pubco, Merger Sub, CorpAcq and certain shareholders of CorpAcq, as fully disclosed in a Current Report on Form 8-K filed with the SEC on August 7, 2023. Pursuant to the Merger Agreement, the parties thereto intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company, with the Company being the surviving entity in the merger.
Registration Rights
Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders of these securities have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statement.
Underwriting Agreement
The Company granted the underwriters a forty-five (45)-day option from the date of Initial Public Offering to purchase up to 18,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriters’ election to fully exercise the over-allotment option, the underwriters purchased an additional 18,000,000 Units, at a price of $10.00 per Unit. The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $27,600,000 in the aggregate, payable upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $48,300,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.
Excise Tax
In connection with the vote to approve the Charter Amendment, holders of 79,983,929 shares of Class A Common Stock properly exercised their right to redeem their shares of Class A Common Stock for an aggregate redemption amount of $816,281,045. As such, the Company has recorded a 1% excise tax liability in the amount of $8,162,810 on the condensed balance sheets as of June 30, 2023. The liability does not impact the condensed statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available. This excise tax liability can be offset within the same taxable year, which will be evaluated and adjusted in the period in which the issuances occur.
Due Diligence and Legal Fees
As of June 30, 2023, the Company, contingent upon the consummation of an initial Business Combination, will be required to pay due diligence and legal fees in the amount of $4,625,881. These contingent fees are not reflected in the Company’s financial statements.
Legal Fees
As of June 30, 2023, the Company, upon the consummation of an initial Business Combination will be required to pay legal fees in the amount of $27,119. For the three and six months ended June 30, 2023, the Company recorded an expense of $0 and a reduction of $26,907 of such fees, respectively. For the three and six months ended June 30, 2022, the Company recorded $0 of such fees, respectively. These fees are reflected on the Company’s condensed balance sheets in deferred legal fees.
NOTE 7. STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 58,016,071 and 138,000,000 shares of Class A common stock issued and outstanding, respectively, including Class A common stock subject to possible redemption which are presented as temporary equity.
Class B Common Stock — The Company is authorized to issue 100,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 34,500,000 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.
NOTE 8. WARRANT LIABILITIES
As of June 30, 2023 and December 31, 2022, there were 27,600,000 Public Warrants outstanding. The Public Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Public Warrants will become exercisable on the later of (a) thirty (30) days after the completion of a Business Combination or (b) twelve (12) months from the closing of the Initial Public Offering. The Public Warrants will expire five (5) years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants and to maintain a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares of Class A common stock under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than thirty (30) days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any twenty (20) trading days within a thirty (30)-trading day period ending on the third business day prior to the notice of redemption to the Public Warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the Warrants.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
As of June 30, 2023 and December 31, 2022, there were 32,600,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until thirty (30) days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2023	Level	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$—	1	$1,398,987,478
Liabilities:
Warrant liability – Public Warrants	1	3,864,000	1	1,380,000
Warrant liability – Private Placement Warrants	2	4,564,000	2	1,630,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are measured at fair value at inception and on a recurring basis, with changes in fair value recorded in the condensed statements of operations.
The Public and Private Placement Warrants were valued as of February 17, 2021 using a Monte Carlo simulation model and a Modified Black Scholes model, respectively, which are considered to be a Level 3 fair value measurement. The Monte Carlo simulation and the Modified Black-Scholes models’ primary unobservable input utilized in determining the fair value of the Public and Private Placement Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was 80%, which was estimated based on the observed success rates of business combinations for special purpose acquisition companies. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CVII.WS. For subsequent measurements of the Private Placement Warrants after detachment, a Modified Black Scholes Option Pricing model was used. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility was implied from the Company’s own Public Warrant pricing. Other key assumptions used in connection with the Modified Black Scholes model were expected life, risk free rate, and dividend yield, which were based on market conditions, management assumptions, and terms of the warrant agreement.
At issuance, the estimated fair value of the Private Placement Warrants and the estimated fair value of the Public Warrants was determined by a Monte Carlo simulation. As of September 30, 2022, the Private Placement Warrants were transferred to a Level 2 fair value measurement, as the Private Placement Warrants are being valued using the associated observable market of the Public Warrants.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Private Placement Warrants transferred from a Level 3 to a Level 2 fair value measurement during the year ended December 31, 2022 was $4,564,000. There were no transfers during the three and six months ended June 30, 2023.
NOTE 10. SUBSEQUENT EVENTS
The Company’s management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
Merger Agreement
On July 17, 2023, the Company borrowed $1,000,000 in connection with the Extension Promissory Note entered into on May 16, 2023 and deposited $1,000,000 into the Trust Account in connection with the extension amendment entered into on May 16, 2023. As of this filing the Extension Promissory Note had a balance of $3,000,000 with $6,000,000 available for withdrawal.
On July 22, 2023, the Company entered into an agreement with an advisor to provide a fairness opinion on the perspective Business Combination as described below. Fees for the engagement will be

$850,000, with a non-refundable retainer of $50,000 payable upon execution of this Agreement, $250,000 payable upon Duff & Phelps informing the Company that it is prepared to deliver the Opinion, and $550,000 payable upon closing of the Initial Business Combination. No portion of these fees is refundable or contingent upon the conclusion reached in the opinion.
On August 1, 2023, the Company entered into the Merger Agreement by and among the Company, Pubco, Merger Sub, CorpAcq and certain shareholders of CorpAcq. Pursuant to the Merger Agreement, the parties thereto intend to enter into a business combination transaction pursuant to which certain shareholders of CorpAcq will contribute their interests in CorpAcq to Pubco and Merger Sub will merge with and into the Company, with the Company being the surviving entity in the merger.
The proposed merger is expected to be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions summarized below.
The total consideration to be paid to the shareholders of CorpAcq will be equal to the sum of:
•
an amount in U.S. Dollars (the “Closing Seller Cash Consideration”) equal to the sum of (a) all available cash and cash equivalents of the Company and its subsidiaries, including all amounts in the trust account of the Company (after reduction for the aggregate amount of payments required to be made in connection with the CCVII Stockholder Redemption (defined in the Merger Agreement)), plus the CCVII Facilitated Financing Amount (as defined in the Merger Agreement), if any, in each case calculated as of immediately prior to closing and without giving effect to the Delayed Financing Amount (as defined in the Merger Agreement) minus (b) the aggregate amount of the CorpAcq Transaction Expenses and CCVII Transaction Expenses (each, as defined in the Merger Agreement), minus (c) an amount in cash equal to the amount required to fully redeem all of the preferred shares of CorpAcq outstanding immediately prior to closing, minus (d) an amount equal to $128,600,000 minus the CorpAcq Holder Facilitated Financing Amount (defined in the Merger Agreement), if any (clauses (a)  – (d), collectively, the “Closing Seller Preliminary Cash Consideration”), minus (e) 99.99% of the amount by which the Closing Seller Preliminary Cash Consideration exceeds $257,200,000 (or such lesser amount as indicated by CorpAcq); plus

•
a number of ordinary shares of Pubco (“Pubco Ordinary Shares”) equal to (a) a number of shares (rounded down to the nearest whole share) equal to (i) $803,822,000, minus the Closing Seller Cash Consideration, divided by (ii) $10.00, and (b) if the “Delivered Capital Adjustment Amount” (defined in the Sponsor Agreement to be an amount equal to (x) 12.5% multiplied by (y) (1) the Delivered Capital Amount (as defined in the Merger Agreement), minus (2) $592,000,000), is a negative number, plus a number of Pubco Ordinary Shares (rounded down to the nearest whole share) (the “Incremental Share Consideration”) equal to (i) the absolute value of the Delivered Capital Adjustment Amount (as defined in the Merger Agreement), divided by (ii) $10.00, multiplied by (iii) 50%; plus

•
15,000,000 class C-2 ordinary shares in Pubco, which shall have terms substantially equivalent to those set forth on Exhibit A of the Merger Agreement; plus

•
the Pubco Ordinary Shares which constitute: (a) a number of Pubco Ordinary Shares equal to the Incremental Share Consideration (the “Incremental Earnout Shares”) and (b) an aggregate amount of Pubco Ordinary Shares equal to (i) 15,000,000 minus (ii) the Specified Sponsor Retained Share Amount (as defined in the Sponsor Agreement) and as may be adjusted pursuant the Sponsor Agreement (the “Base Earnout Shares”); provided that no Incremental Earnout Shares shall be issued at Closing and only 11,000,000 Base Earnout Shares shall be issued at Closing and, instead of a right to any additional Incremental Earnout Shares or Base Earnout Shares at Closing, the shareholders of CorpAcq party to the Merger Agreement shall have the contingent right to receive any remaining Incremental Earnout Shares or Base Earnout Shares, as applicable, from the Pubco within five (5) days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Agreement. The Incremental Earnout Shares and the Base Earnout Shares will be unvested upon issuance and will be subject to the same vesting and forfeiture provisions and voting and dividend rights as are described below in respect of the Sponsor’s Base Vesting Shares and Earn-Out Vesting Shares, respectively. Upon vesting and prior to redemption in exchange for Post-Combination Company Ordinary A1 Shares, the Incremental Earn Out Shares shall be entitled to receive an additional catchup payment such that each holder receives an amount that would have been paid out on those shares since issue as if they had the same economic rights as the Post-Combination Company Ordinary A1 Shares during that period.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.
Sponsor Agreement
In connection with the execution of the Merger Agreement, the Company amended and restated in its entirety that certain letter, dated February 11, 2021, from the Sponsor and each of the individuals party thereto, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) to the Company (the “Support Agreement”), pursuant to which among other things, each of the Sponsor and the Insiders agreed (i) to vote any of such Insider’s shares of common stock (1) in favor of the approval and adoption of the Merger Agreement and approval of the related transactions and all other CCVII Stockholder Matters (as defined in the Sponsor Agreement) and (2) against certain other matters, (ii) not to redeem any of such Insider’s shares of common stock in connection with the CCVII Stockholder Redemption, (iii) to take all actions to consummate the Merger, the other Transactions and the matters contemplated by the Merger Agreement and the Sponsor Agreement and be bound by and comply with Sections 9.04 (Exclusivity) and 9.06 (Confidentiality; Publicity) of the Merger Agreement, (iv) not to enter into, modify or amend any contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any affiliate of any such person (other than the Company or any of its subsidiaries), on the one hand, and the Company or any of its subsidiaries, on the other hand, that would contradict, limit, restrict or impair (1) any party’s ability to perform or satisfy any obligation under the Sponsor Agreement or (2) Pubco’s, Bermuda Co’s, the Company’s or Merger Sub’s ability to perform or satisfy any of its obligations under the Merger Agreement, and (v) to be bound to certain other obligations as described therein.

CHURCHILL CAPITAL CORP VII
CONDENSED BALANCE SHEETS
	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash	$2,051,985	$4,235,388
Prepaid expenses	365,414	161,941
Total current assets	2,417,399	4,397,329
Cash and marketable securities held in Trust Account	605,878,613	1,398,987,478
TOTAL ASSETS	$608,296,012	$1,403,384,807
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$2,379,463	$281,977
Income taxes payable	2,091,079	3,332,481
Excise tax liability	8,162,810	—
Extension Promissory Note – related party	5,000,000	—
Total current liabilities	17,633,352	3,614,458
Deferred tax liability	—	836,312
Deferred legal fee	27,119	54,026
Warrant liabilities	18,662,000	3,010,000
Deferred underwriting fee payable	48,300,000	48,300,000
TOTAL LIABILITIES	84,622,471	55,814,796
COMMITMENTS AND CONTINGENCIES
Class A common stock subject to possible redemption, 58,016,071 and 138,000,000 shares at redemption value of approximately $10.42 and $10.11 as of September 30, 2023 and December 31, 2022, respectively	604,395,658	1,394,751,969
Stockholders’ deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding	—	—
Class B common stock, $0.0001 par value; 100,000,000 shares authorized; 34,500,000 shares issued and outstanding as of September 30, 2023 and December 31, 2022	3,450	3,450
Additional paid-in capital	—	—
Accumulated deficit	(80,725,567)	(47,185,408)
TOTAL STOCKHOLDERS’ DEFICIT	(80,722,117)	(47,181,958)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$608,296,012	$1,403,384,807
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP VII
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Operating costs	$3,404,783	$510,963	$5,875,016	$1,781,168
Loss from operations	(3,404,783)	(510,963)	(5,875,016)	(1,781,168)
Other income (expense):
Change in fair value of Warrant Liabilities	(10,234,000)	12,642,000	(15,652,000)	52,098,000
Interest earned on marketable securities held in Trust Account	7,769,263	6,498,615	32,215,266	8,788,508
Unrealized gain (loss) on marketable securities held in Trust Account	—	156,620	—	(151,320)
Other income (expense), net	(2,464,737)	19,297,235	16,563,266	60,735,188
(Loss) income before provision for income taxes	(5,869,520)	18,786,272	10,688,250	58,954,020
Provision for income taxes	(4,129,929)	(1,493,896)	(10,140,865)	(1,786,068)
Net (loss) income	$(9,999,449)	$17,292,376	$547,385	$57,167,952
Basic and diluted weighted average shares outstanding, Class A common stock	58,016,071	138,000,000	98,008,036	138,000,000
Basic and diluted net (loss) income per share, Class A common stock	$(0.11)	$0.10	$0.00	$0.33
Basic and diluted weighted average shares outstanding, Class B common stock	34,500,000	34,500,000	34,500,000	34,500,000
Basic and diluted net (loss) income per share, Class B common stock	$(0.11)	$0.10	$0.00	$0.33
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP VII
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	—	$—	34,500,000	$3,450	$—	$(47,185,408)	$(47,181,958)
Remeasurement adjustment on redeemable common stock	—	—	—	—	—	(8,615,803)	(8,615,803)
Net income	—	—	—	—	—	4,335,493	4,335,493
Balance – March 31, 2023	—	—	34,500,000	3,450	—	(51,465,718)	(51,462,268)
Remeasurement adjustment on redeemable common stock	—	—	—	—	—	(10,719,597)	(10,719,597)
Excise tax imposed on common stock redemptions	—	—	—	—	—	(8,162,810)	(8,162,810)
Net income	—	—	—	—	—	6,211,341	6,211,341
Balance – June 30, 2023	—	—	34,500,000	3,450	—	(64,136,784)	(64,133,334)
Remeasurement adjustment on redeemable common stock	—	—	—	—	—	(6,589,334)	(6,589,334)
Net loss	—	—	—	—	—	(9,999,449)	(9,999,449)
Balance – September 30, 2023	—	$—	34,500,000	$3,450	$—	$(80,725,567)	$(80,722,117)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	34,500,000	$3,450	$—	$(103,484,058)	$(103,480,608)
Net income	—	—	—	—	—	24,080,323	24,080,323
Balance – March 31, 2022	—	—	34,500,000	3,450	—	(79,403,735)	(79,400,285)
Remeasurement adjustment on redeemable common stock	—	—	—	—	—	(697,207)	(697,207)
Net income	—	—	—	—	—	15,795,253	15,795,253
Balance – June 30, 2022	—	—	34,500,000	3,450	—	(64,305,689)	(64,302,239)
Remeasurement adjustment on redeemable common stock	—	—	—	—	—	(5,111,339)	(5,111,339)
Net income	—	—	—	—	—	17,292,376	17,292,376
Balance – September 30, 2022	—	$—	34,500,000	$3,450	$—	$(52,124,652)	$(52,121,202)
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP VII
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$547,385	$57,167,952
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on funds held in Trust Account	(32,215,266)	(8,788,508)
Unrealized loss on marketable securities held in Trust Account	—	151,320
Change in fair value of Warrant Liabilities	15,652,000	(52,098,000)
Deferred tax provision	(836,312)	—
Changes in operating assets and liabilities:
Prepaid expenses	(203,473)	697,485
Accrued expenses	2,070,579	161,936
Income taxes payable	(1,241,402)	1,761,827
Net cash used in operating activities	(16,226,489)	(945,988)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(5,000,000)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	13,043,086	—
Cash withdrawn from Trust Account for working capital purposes	1,000,000	—
Cash withdrawn from Trust Account in connection with redemption	816,281,045	—
Net cash provided by investing activities	825,324,131	—
Cash Flows from Financing Activities:
Proceeds from Extension Promissory Note – related party	5,000,000	—
Redemptions of common stock	(816,281,045)	—
Net cash used in financing activities	(811,281,045)	—
Net Change in Cash	(2,183,403)	(945,988)
Cash – Beginning	4,235,388	4,155,162
Cash – Ending	$2,051,985	$3,209,174
Supplemental cash flow information:
Cash paid for income taxes	$12,217,493	$26,204
Non-Cash investing and financing activities:
Remeasurement adjustment on redeemable common stock	$25,924,734	$5,808,546
Excise tax liability accrued for common stock redemptions	$8,162,810	$—
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Churchill Capital Corp VII (the “Company”) was incorporated in Delaware on October 9, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage company and, as such, the Company is subject to all of the risks associated with early stage companies.
As of September 30, 2023, the Company had not commenced any operations. All activity through September 30, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination and completing its initial business combination with CorpAcq Group Plc. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated the Initial Public Offering of 138,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including the issuance of 18,000,000 Units as a result of the underwriters’ full exercise of their over-allotment option further described in Note 3. The Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $1,380,000,000.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 32,600,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, to the Company’s sponsor, Churchill Sponsor VII LLC (the “Sponsor”), generating gross proceeds to the Company of $32,600,000.
Transaction costs amounted to $73,525,223 consisting of $24,500,000 of underwriting discount net of $3,100,000 reimbursed from the underwriters, $48,300,000 of deferred underwriting discount and $725,223 of other offering costs.
Following the closing of the Initial Public Offering on February 17, 2021, an amount of $1,380,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $1,000,000 and to pay its tax obligations.
To mitigate the risk of the Company being viewed as operating an unregistered investment company (including pursuant to the subjective test of Section 3(a)(1)(A) of the Investment Company Act), all funds in the trust account are held and will be held in cash (which may include demand deposit accounts) until the earlier of consummation of our initial business combination or liquidation. Furthermore, such cash (which may include demand deposit accounts) is held in bank accounts, which exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”). While we have only placed our trust account deposits with JPMorgan Chase Bank N.A., only a small portion of the funds in our trust account will be guaranteed by the FDIC.

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
On May 11, 2023, the stockholders of the Company approved a proposal to adopt an amendment, which is described in more detail in the definitive proxy statement of the Company filed with the SEC on May 16, 2023, to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a Business Combination from May 17, 2023 to February 17, 2024 (or such earlier date as determined by the Company’s board of directors) (the “Charter Amendment”). The Charter Amendment was filed with the Secretary of State of the State of Delaware on May 16, 2023 and 79,983,929 shares of Class A Common Stock were redeemed, resulting in the payment of $816,281,045 from the Trust Account.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding net of amounts disbursed to management for working capital purposes, if applicable, taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares in connection with a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest, net of permitted withdrawals). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares acquired during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, public stockholders may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and the Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem one-hundred percent (100%) of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
On August 1, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Polaris Pubco Plc (now known as CorpAcq Group Plc), a public limited company incorporated under the laws of England and Wales (“Pubco”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (“CorpAcq”) and certain shareholders of CorpAcq (see Note 6).
Following a stockholder vote on May 11, 2023, the Amended and Restated Certificate of Incorporation was amended to extend the window the Company had to complete a Business Combination from May 17, 2023 to February 17, 2024 or such earlier date as determined by the board of directors. If the Company is unable to complete a Business Combination by February 17, 2024 (or within any extended date that may be approved pursuant to a stockholder vote to extend the date by which we must complete our initial business combination (an “extension vote”)) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Public Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
share value of the funds on deposit in the Trust Account remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00 in the Initial Public Offering.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds on deposit in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Company due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of September 30, 2023, we had cash of $2,051,985. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination. During the nine months ended September 30, 2023, the Company withdrew $830,324,131 from the Trust Account to pay tax obligations, fund working capital requirements and redemptions.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.
Additionally, to fund working capital the Company has permitted withdrawals available up to an annual limit of $1,000,000. The Company may withdraw additional funds to pay income tax and franchise tax obligations. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the Initial Public Offering. As of September 30, 2023, the Company has made a full withdrawal for 2023 of $1,000,000.
On May 16, 2023, the Sponsor agreed to make monthly deposits directly to the Trust Account of the Company in the amount of $1,000,000 following the approval and implementation of the Extension Amendment Proposal. Such contributions are made pursuant to a non-interest bearing, unsecured promissory note (the “Extension Promissory Note”) issued by the Company to the Sponsor. The Extension Promissory Note provides up to $9,000,000. Contributions are paid monthly beginning on May 17, 2023 until the earliest to occur of (i) the consummation of the Business Combination, (ii) February 15, 2024 and (iii) if a Business Combination is not consummated, the date of liquidation of the Trust Account, as determined in the

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
sole discretion of our board of directors. The Extension Promissory Note will mature on the earlier of (1) the date we consummate a Business Combination and (2) the date that the winding up of the Company is effective. As of September 30, 2023, the Extension Promissory Note had a balance of $5,000,000 with $4,000,000 available for withdrawal.
The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these unaudited condensed financial statements if a Business Combination is not consummated. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, Presentation of Financial Statements-Going Concern, the Company has until February 17, 2024 or such earlier date as determined by the board of directors to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension not obtained by the Sponsor, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the potential mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2024 or such earlier date as determined by the board of directors. The Company intends to complete a Business Combination by February 17, 2024.
Risks and Uncertainties
We continue to evaluate the impact of increases in inflation and rising interest rates, financial market instability, including the recent bank failures, the potential government shutdown, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the wars in Ukraine and the surrounding region and between Israel and Hamas. We have concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on our financial position, results of operations and/or ability to complete an initial Business Combination, we cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is 1% of the fair market value of any shares repurchased by the repurchasing corporation during a taxable year, which may be potentially netted by the fair market value of certain new

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
stock issuances by the repurchasing corporation during the same taxable year. In addition, a number of exceptions apply to this excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, this excise tax.
On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax.
Because any such excise tax would be payable by us and not by the redeeming holder, it could cause a reduction in the value of our Class A common stock, cash available with which to effectuate a business combination or cash available for distribution in a subsequent liquidation. Whether and to what extent we would be subject to the excise tax in connection with a business combination will depend on a number of factors, including (i) the structure of the business combination, (ii) the fair market value of the redemptions and repurchases in connection with the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or any other equity issuances within the same taxable year of the business combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. However, to mitigate this uncertainty, funds held in the trust account will not be used to pay for excise tax liabilities with respect to redemptions of the Class A common stock in connection with an extension of the completion window, a business combination or our liquidation.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 17, 2023. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ended December 31, 2023 or for any future periods.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022.
Cash and Marketable Securities Held in the Trust Account
As of September 30, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in cash and U.S. Treasury Bills, respectively. During the nine months ended September 30, 2023, the Company withdrew an amount of $830,324,131 to pay franchise and income tax obligations, working capital purposes and redemptions. During the year ended December 31, 2022, the Company withdrew from the Trust Account $379,000 to pay franchise and income taxes and $1,000,000 for working capital purposes paid from the Trust Account. As of September 30, 2023, all trust account funds were held as cash in a demand deposit account that accrues interest monthly. As of December 31, 2022, all of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are shown in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
On May 11, 2023, the stockholders of the Company approved a proposal to adopt an amendment, which is described in more detail in the definitive proxy statement of the Company filed with the SEC on May 16, 2023, to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a Business Combination from May 17, 2023 to February 17, 2024 (or such earlier date as determined by the Company’s board of directors) (the “Charter Amendment”). The Charter Amendment was filed with the Secretary of State of the State of Delaware and 79,983,929 shares of Class A Common Stock were redeemed, resulting in the payment of $816,281,045 from the Trust Account.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
period. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.
As of September 30, 2023 and December 31, 2022, the Class A common stock reflected in the condensed balance sheets are reconciled in the following table:
Gross proceeds	$1,380,000,000
Less:
Proceeds allocated to Public Warrants	(27,048,000)
Class A common stock issuance costs	(72,128,480)
Plus:
Remeasurement of carrying value to redemption value	99,176,480
Class A common stock subject to possible redemption as of December 31, 2021	1,380,000,000
Plus:
Remeasurement of carrying value to redemption value	14,751,969
Class A common stock subject to possible redemption as of December 31, 2022	1,394,751,969
Less:
Redemptions	(816,281,045)
Plus:
Remeasurement of carrying value to redemption value	25,924,734
Class A common stock subject to possible redemption as of September 30, 2023	$604,395,658
Warrant Liabilities
The Company accounts for the Public Warrants (as defined in Note 4) and the Private placement Warrants (collectively, the “Warrants”) in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Public Warrants and Private Placement Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation and a modified Black-Scholes model, respectively. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was (70.36)% and 7.95% for the three months ended September 30, 2023 and 2022, respectively, and 94.88% and 3.03% for the nine months ended September 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
tax rate of 21% for the three and nine months ended September 30, 2023 and 2022, due to changes in fair value of warrant liability and the valuation allowance on the deferred tax assets.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs amounted to $73,525,223, of which $72,128,480 were charged to stockholders’ deficit upon the completion of the Initial Public Offering and $1,396,743 were expensed to the condensed statements of operations.
Net (Loss) Income per Share of Common Stock
Net (loss) income per share of common stock is computed by dividing net (loss) income by the weighted average number of common stock outstanding for the period. Remeasurement associated with the redeemable shares of Class A common stock is excluded from net (loss) income per share of common stock as the redemption value approximates fair value.
The calculation of diluted net (loss) income per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement to purchase an aggregate of 60,200,000 shares of common stock in the calculation of diluted net (loss) income per share of common stock, since the exercise of the warrants is contingent upon the occurrence of future events. As of September 30, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could potentially be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net (loss) income per share of common stock is the same as basic net (loss) income per share of common stock for the periods presented.
The following table reflects the calculation of basic and diluted net (loss) income per share of common stock (in dollars, except per share amounts):

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share of common stock
Numerator:
Allocation of net (loss) income	$(6,270,573)	$(3,728,876)	$13,833,901	$3,458,475	$404,867	$142,518	$45,734,362	$11,433,590
Denominator:
Basic and diluted weighted average shares outstanding	58,016,071	34,500,000	138,000,000	34,500,000	98,008,036	34,500,000	138,000,000	34,500,000
Basic and diluted net (loss) income per share of common stock	$(0.11)	$(0.11)	$0.10	$0.10	$0.00	$0.00	$0.33	$0.33
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, exceeds the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the Company’s derivative instruments (see Note 9).
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 138,000,000 Units, at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their option to purchase an additional 18,000,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased in a private placement an aggregate of 32,600,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $32,600,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants (see Note 8).

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In December 2020, the Sponsor purchased 8,625,000 shares of the Company’s Class B common stock for an aggregate of $25,000 (the “Founder Shares” or, individually, a “Founder Share”). On February 5, 2021, the Company effected a 20,125,000 stock dividend. Additionally, on February 11, 2021, the Company effected a 5,750,000 stock dividend, resulting in our initial stockholders holding an aggregate of 34,500,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares included an aggregate of up to 4,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, twenty percent (20%) of the Company’s issued and outstanding common stock after the completion of the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one (1) year after the completion of a Business Combination and (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one-hundred fifty (150) days after a Business Combination, the Founder Shares will be released from the lock-up.
Administrative Services Agreement
The Company entered into an agreement, commencing on February 11, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, pursuant to which the Company pays an affiliate of the Sponsor a total of $50,000 per month for office space and administrative and support services. For the three and nine months ended September 30, 2023, the Company incurred and paid $150,000 and $450,000 of such fees, respectively. For the three and nine months ended September 30, 2022, the Company incurred and paid $150,000 and $450,000 of such fees, respectively.
Advisory Fee
The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions. There were no fees incurred for the three and nine months ended September 30, 2023 and 2022.
Promissory Note — Related Party
On December 30, 2020, the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. As of September 30, 2023 and December 31, 2022, there is no outstanding balance under the Promissory Note. The borrowings outstanding under the Promissory Note in the amount of $375,000 were repaid upon the consummation of the Initial Public Offering on February 17, 2021. Borrowings under the Promissory Note are no longer available.

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. These warrants would be identical to the Private Placement Warrants. No Working Capital Loans were outstanding as of September 30, 2023 and December 31, 2022.
Extension Promissory Note — Related Party
On May 16, 2023, the Sponsor agreed to make monthly deposits directly to the Trust Account of the Company in the amount of $1,000,000 following the approval and implementation of the Extension Amendment Proposal. Such contributions are made pursuant to the Extension Promissory Note issued by the Company to the Sponsor. The Extension Promissory Note provides up to $9,000,000. Contributions are paid monthly beginning on May 17, 2023 until the earliest to occur of (i) the consummation of the Business Combination, (ii) February 15, 2024 and (iii) if a Business Combination is not consummated, the date of liquidation of the Trust Account, as determined in the sole discretion of our board of directors. The Extension Promissory Note will mature on the earlier of (1) the date we consummate a Business Combination and (2) the date that the winding up of the Company is effective. As of September 30, 2023, the Extension Promissory Note had a balance of $5,000,000 with $4,000,000 available for withdrawal.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Merger Agreement
On August 1, 2023, the Company entered into the Merger Agreement by and among the Company, Pubco, Merger Sub, CorpAcq and certain shareholders of CorpAcq. Pursuant to the Merger Agreement, the parties thereto intend to enter into a business combination transaction pursuant to which certain shareholders of CorpAcq will contribute their interests in CorpAcq to Pubco and Merger Sub will merge with and into the Company, with the Company being the surviving entity in the merger.
The proposed merger is expected to be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions summarized below.
The total consideration to be paid to the shareholders of CorpAcq will be equal to the sum of:
•
an amount in U.S. Dollars (the “Closing Seller Cash Consideration”) equal to the sum of (a) all available cash and cash equivalents of the Company and its subsidiaries, including all amounts in the trust account of the Company (after reduction for the aggregate amount of payments required to be made in connection with the CCVII Stockholder Redemption (defined in the Merger Agreement)), plus the CCVII Facilitated Financing Amount (as defined in the Merger Agreement), if any, in each case calculated as of immediately prior to closing and without giving effect to the Delayed Financing Amount (as defined in the Merger Agreement) minus (b) the aggregate amount of the CorpAcq Transaction Expenses and CCVII Transaction Expenses (each, as defined in the Merger Agreement), minus (c) an amount in cash equal to the amount required to fully redeem all of the

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
preferred shares of CorpAcq outstanding immediately prior to closing, minus (d) an amount equal to $128,600,000 minus the CorpAcq Holder Facilitated Financing Amount (defined in the Merger Agreement), if any (clauses (a)  – (d), collectively, the “Closing Seller Preliminary Cash Consideration”), minus (e) 99.99% of the amount by which the Closing Seller Preliminary Cash Consideration exceeds $257,200,000 (or such lesser amount as indicated by CorpAcq); plus
•
a number of ordinary shares of Pubco (“Pubco Ordinary Shares”) equal to (a) a number of shares (rounded down to the nearest whole share) equal to (i) $803,822,000, minus the Closing Seller Cash Consideration, divided by (ii) $10.00, and (b) if the “Delivered Capital Adjustment Amount” (defined in the Sponsor Agreement to be an amount equal to (x) 12.5% multiplied by (y) (1) the Delivered Capital Amount (as defined in the Merger Agreement), minus (2) $592,000,000), is a negative number, plus a number of Pubco Ordinary Shares (rounded down to the nearest whole share) (the “Incremental Share Consideration”) equal to (i) the absolute value of the Delivered Capital Adjustment Amount (as defined in the Merger Agreement), divided by (ii) $10.00, multiplied by (iii) 50%; plus

•
15,000,000 class C-2 ordinary shares in Pubco, which shall have terms substantially equivalent to those set forth on Exhibit A of the Merger Agreement; plus

•
the Pubco Ordinary Shares which constitute: (a) a number of Pubco Ordinary Shares equal to the Incremental Share Consideration (the “Incremental Earnout Shares”) and (b) an aggregate amount of Pubco Ordinary Shares equal to (i) 15,000,000 minus (ii) the Specified Sponsor Retained Share Amount (as defined in the Sponsor Agreement) and as may be adjusted pursuant the Sponsor Agreement (the “Base Earnout Shares”); provided that no Incremental Earnout Shares shall be issued at Closing and only 11,000,000 Base Earnout Shares shall be issued at Closing and, instead of a right to any additional Incremental Earnout Shares or Base Earnout Shares at Closing, the shareholders of CorpAcq party to the Merger Agreement shall have the contingent right to receive any remaining Incremental Earnout Shares or Base Earnout Shares, as applicable, from the Pubco within five (5) days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Agreement. The Incremental Earnout Shares and the Base Earnout Shares will be unvested upon issuance and will be subject to the same vesting and forfeiture provisions and voting and dividend rights as are described below in respect of the Sponsor’s Base Vesting Shares and Earn-Out Vesting Shares, respectively. Upon vesting and prior to redemption in exchange for Post-Combination Company Ordinary A1 Shares, the Incremental Earn Out Shares shall be entitled to receive an additional catchup payment such that each holder receives an amount that would have been paid out on those shares since issue as if they had the same economic rights as the Post-Combination Company Ordinary A1 Shares during that period.

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.
Sponsor Agreement
In connection with the execution of the Merger Agreement, the Company amended and restated in its entirety that certain letter, dated February 11, 2021, from the Sponsor and each of the individuals party thereto, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) to the Company (the “Support Agreement”), pursuant to which among other things, each of the Sponsor and the Insiders agreed (i) to vote any of such Insider’s shares of common stock (1) in favor of the approval and adoption of the Merger Agreement and approval of the related transactions and all other CCVII Stockholder Matters (as defined in the Sponsor Agreement) and (2) against certain other matters, (ii) not to redeem any of such Insider’s shares of common stock in connection with the CCVII Stockholder Redemption, (iii) to take all actions to consummate the Merger, the other Transactions and the matters contemplated by the Merger Agreement and the Sponsor Agreement

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
and be bound by and comply with Sections 9.04 (Exclusivity) and 9.06 (Confidentiality; Publicity) of the Merger Agreement, (iv) not to enter into, modify or amend any contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any affiliate of any such person (other than the Company or any of its subsidiaries), on the one hand, and the Company or any of its subsidiaries, on the other hand, that would contradict, limit, restrict or impair (1) any party’s ability to perform or satisfy any obligation under the Sponsor Agreement or (2) Pubco’s, Bermuda Co’s, the Company’s or Merger Sub’s ability to perform or satisfy any of its obligations under the Merger Agreement, and (v) to be bound to certain other obligations as described therein.
Registration Rights
Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders of these securities have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statement.
Underwriting Agreement
The Company granted the underwriters a forty-five (45)-day option from the date of Initial Public Offering to purchase up to 18,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriters’ election to fully exercise the over-allotment option, the underwriters purchased an additional 18,000,000 Units, at a price of $10.00 per Unit. The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $27,600,000 in the aggregate, payable upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $48,300,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement.
Excise Tax
In connection with the vote to approve the Charter Amendment, holders of 79,983,929 shares of Class A Common Stock properly exercised their right to redeem their shares of Class A Common Stock for an aggregate redemption amount of $816,281,045. As such, the Company has recorded a 1% excise tax liability in the amount of $8,162,810 on the condensed balance sheets as of September 30, 2023. The liability does not impact the condensed statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available. This excise tax liability can be offset within the same taxable year which will be evaluated and adjusted in the period in which the issuances occur.
Due Diligence and Legal Fees
As of September 30, 2023, the Company, contingent upon the consummation of an initial Business Combination, will be required to pay due diligence and legal fees in the amount of $10,257,805. These contingent fees are not reflected in the Company’s financial statements.

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Legal Fees
As of September 30, 2023, the Company, upon the consummation of an initial Business Combination will be required to pay legal fees in the amount of $27,119. For the three and nine months ended September 30, 2023, the Company recorded an expense of $0 and a reduction of $26,907 of such fees, respectively. For the three and nine months ended September 30, 2022, the Company recorded $0 and $9,634 of such fees, respectively. These fees are reflected on the Company’s condensed balance sheets in deferred legal fees.
Fairness Opinion
On July 22, 2023, the Company entered into an agreement with an advisor to provide a fairness opinion on the perspective Business Combination as described above. Fees for the engagement will be $850,000, with a non-refundable retainer of $50,000 payable upon execution of this Agreement, $250,000 payable upon the advisor informing the Company that it is prepared to deliver the Opinion, and $550,000 payable upon closing of the Initial Business Combination. As of September 30, 2023, the Company has paid the $50,000 retainer, received the report, and paid the $250,000. As of September 30, 2023, $550,000 is due upon the completion of a Business Combination and is included within the $10,257,805 of contingent fees and not reflected in the Company’s financial statements.
NOTE 7. STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 58,016,071 and 138,000,000 shares of Class A common stock issued and outstanding, respectively, including Class A common stock subject to possible redemption which are presented as temporary equity.
Class B Common Stock — The Company is authorized to issue 100,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 34,500,000 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.
NOTE 8. WARRANT LIABILITIES
As of September 30, 2023 and December 31, 2022, there were 27,600,000 Public Warrants outstanding. The Public Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Public Warrants will become exercisable on the later of (a) thirty (30) days after the completion of a Business Combination or (b) twelve (12) months from the closing of the Initial Public Offering. The Public Warrants will expire five (5) years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants and to maintain a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares of Class A common stock under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than thirty (30) days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any twenty (20) trading days within a thirty (30)-trading day period ending on the third business day prior to the notice of redemption to the Public Warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the Warrants.

If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
As of September 30, 2023 and December 31, 2022, there were 32,600,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until thirty (30) days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	September 30, 2023	Level	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$—	1	$1,398,987,478
Liabilities:
Warrant liability – Public Warrants	1	8,556,000	1	1,380,000
Warrant liability – Private Placement Warrants	2	10,106,000	2	1,630,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are measured at fair value at inception and on a recurring basis, with changes in fair value recorded in the condensed statements of operations.
The Public and Private Placement Warrants were valued as of February 17, 2021 using a Monte Carlo simulation model and a Modified Black Scholes model, respectively, which are considered to be a Level 3 fair value measurement. The Monte Carlo simulation and the Modified Black-Scholes models’ primary unobservable input utilized in determining the fair value of the Public and Private Placement Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was 80%, which was estimated based on the observed success rates of business combinations for special purpose acquisition companies. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CVII.WS. For subsequent measurements of the Private Placement Warrants after detachment, a Modified Black Scholes Option Pricing model was used. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility was implied from the Company’s own Public Warrant pricing. Other key assumptions used in connection with the Modified Black Scholes model were expected life, risk free rate, and dividend yield, which were based on market conditions, management assumptions, and terms of the warrant agreement.
At issuance, the estimated fair value of the Private Placement Warrants and the estimated fair value of the Public Warrants was determined by a Monte Carlo simulation. As of September 30, 2022, the Private Placement Warrants were transferred to a Level 2 fair value measurement, as the Private Placement Warrants are being valued using the associated observable market of the Public Warrants.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Private Placement Warrants transferred from a Level 3 to a Level 2 fair value measurement during the year ended December 31, 2022 was $4,564,000. There were no transfers during the three and nine months ended September 30, 2023.
NOTE 10. SUBSEQUENT EVENTS
The Company’s management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
On October 17, 2023, the Company borrowed $1,000,000 in connection with the Extension Promissory Note entered into on May 16, 2023 and deposited $1,000,000 into the Trust Account in connection with the

CHURCHILL CAPITAL CORP VII
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
extension amendment entered into on May 16, 2023. As of this filing the Extension Promissory Note had a balance of $6,000,000 with $3,000,000 available for withdrawal.
In November 2023, the Company received letters from BofA Securities, Inc. (“BofA”), Goldman Sachs & Co. LLC (“Goldman Sachs”), and J.P. Morgan Securities LLC (“J.P. Morgan”), waiving their rights to their portion of the deferred underwriting fee. In aggregate, the underwriting fees waived total approximately $30.4 million dollars.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
CorpAcq Holdings Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of CorpAcq Holdings Limited and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, and January 1, 2021, the related consolidated statements of profit or loss, other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and January 1, 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Explanatory Paragraph — Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has substantial debt outstanding with a balloon payment due in 2024, which the Company does not expect it will be able to make utilizing cash on hand and cash available from other undrawn bank facilities without refinancing the debt instrument. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor through 2023.
Melville, NY
November 16, 2023

CONSOLIDATED FINANCIAL STATEMENTS OF CORPACQ HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF PROFIT OR LOSS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
	Notes	2022	2021
		£’000s	£’000s
Revenue	4	633,222	557,332
Cost of sales	7	(404,685)	(356,015)
Gross profit		228,537	201,317
Selling and distribution expenses	7	(35,826)	(29,846)
General and administrative expenses	7	(130,889)	(110,184)
Other expenses, net	7	(2,005)	(1,320)
Operating profit		59,817	59,967
Finance expense	8	(54,712)	(44,479)
Finance income		290	187
Profit before income tax		5,395	15,675
Income tax expense	9	(6,983)	(10,624)
Net (loss)/profit		(1,588)	5,051
Attributable to:
Equity holders of the parent		(2,570)	4,711
Non-controlling interests		982	340
Earnings/(loss) per share	17
Basic and diluted, per share net (loss)/profit attributable to ordinary equity holders of the parent (in £’s)
Legacy Shares		0.01	0.00
Class A1 Shares		(0.01)	n/a
Class A2 Shares		(0.01)	n/a
Class D Shares		(61,492.74)	n/a
The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED FINANCIAL STATEMENTS OF CORPACQ HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
	Notes	2022	2021
		£’000s	£’000s
Net (loss)/profit		(1,588)	5,051
Items that may be reclassified to profit or loss in subsequent periods:
Change in the fair value of cash flow hedging instruments		(659)	1,671
Total tax on components of other comprehensive income/(loss)		165	(346)
Other comprehensive (loss)/income for the year, net of tax		(494)	1,325
Total comprehensive (loss)/income for the year, net of tax		(2,082)	6,376
Attributable to:
Equity holders of the parent		(3,064)	6,036
Non-controlling interests		982	340
The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED FINANCIAL STATEMENTS OF CORPACQ HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS AT DECEMBER 31, 2022 AND 2021 AND JANUARY 1, 2021
	Notes	December 31, 2022	December 31, 2021	January 1, 2021
		£’000s	£’000s	£’000s
Non-current assets
Property, plant and equipment	10	219,367	194,453	182,856
Goodwill	11	141,743	135,489	133,938
Other intangible assets	11	42,382	35,059	35,569
Investment in joint venture		—	—	3,024
Deferred tax assets	9	1,693	1,955	1,568
Total non-current assets		405,185	366,956	356,955
Current assets
Loans receivable from related parties	24	2,749	7,967	8,386
Other current assets		4,269	3,262	3,620
Prepayments		9,802	9,169	5,443
Inventories	14	49,017	42,709	34,609
Trade receivables	15	80,669	71,726	63,131
Contract assets	14	8,406	6,923	5,135
Cash and cash equivalents		60,220	50,100	43,600
Total current assets		215,132	191,856	163,924
TOTAL ASSETS		620,317	558,812	520,879
Non-current liabilities
Interest-bearing loans and borrowings	12	354,596	249,270	239,378
Lease liabilities	20	42,163	41,889	43,242
Other liabilities		1,851	1,941	1,164
Deferred consideration	12	3,764	2,884	4,468
Gross obligations under put options	12	25,638	78,320	60,527
Deferred tax liabilities	9	20,839	16,208	12,013
Total non-current liabilities		448,851	390,512	360,792
Current liabilities
Loans payable to related parties	24	6,513	11,398	14,473
Interest-bearing loans and borrowings	12	62,404	46,040	48,430
Lease liabilities	20	24,354	20,711	14,491
Deferred consideration	12	3,439	3,132	7,190
Gross obligations under put options	12	63,644	690	802
Income taxes payable		2,879	3,118	3,285
Contract liabilities	4	5,235	4,481	3,834
Trade and other payables	19	99,715	89,136	84,468
Total current liabilities		268,183	178,706	176,973
TOTAL LIABILITIES		717,034	569,218	537,765
Equity
Issued capital	16	715	79	79
Share premium		(78,320)	6,336	6,336
Other reserves		(151)	343	(982)
Accumulated deficit		(25,040)	(22,470)	(27,205)
Equity attributable to equity holders of the parent		(102,796)	(15,712)	(21,772)
Non-controlling interests	18	6,079	5,306	4,886
Total equity		(96,717)	(10,406)	(16,886)
TOTAL LIABILITIES AND EQUITY		620,317	558,812	520,879
The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED FINANCIAL STATEMENTS OF CORPACQ HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
	Notes	Issued capital	Share premium	Other reserves	Accumulated deficit	Equity attributable to equity holders of the parent	Non- controlling interests	Total equity
		£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
As at January 1, 2021		79	6,336	(982)	(27,205)	(21,772)	4,886	(16,886)
Net profit		—	—	—	4,711	4,711	340	5,051
Other comprehensive income for the year		—	—	1,325	—	1,325	—	1,325
Total comprehensive income for the year		—	—	1,325	4,711	6,036	340	6,376
Dividends paid to non-controlling interests		—	—	—	—	—	(100)	(100)
Disposal of subsidiary		—	—	—	—	—	204	204
Acquisition of non-controlling interest		—	—	—	24	24	(24)	—
As at December 31, 2021		79	6,336	343	(22,470)	(15,712)	5,306	(10,406)
Net loss		—	—	—	(2,570)	(2,570)	982	(1,588)
Other comprehensive loss for the year		—	—	(494)	—	(494)	—	(494)
Total comprehensive loss for the year		—	—	(494)	(2,570)	(3,064)	982	(2,082)
Corporate reorganization	1	633	(86,323)	—	—	(85,690)	—	(85,690)
New shares issued for cash		3	334	—	—	337	—	337
Dividends paid to non-controlling interests		—	—	—	—	—	(120)	(120)
Share-based payment expense	22	—	1,333	—	—	1,333	—	1,333
Non-controlling interest on business combinations	6	—	—	—	—	—	(89)	(89)
As at December 31, 2022		715	(78,320)	(151)	(25,040)	(102,796)	6,079	(96,717)
The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED FINANCIAL STATEMENTS OF CORPACQ HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
	Notes	2022	2021
		£’000s	£’000s
Cash generated from operations
Net (loss)/profit		(1,588)	5,051
Adjustments for non-cash items:
Income tax expense	9	6,983	10,624
Depreciation expense	10	38,012	34,378
Gain on disposal of rental property, plant and equipment		(3,262)	(4,011)
Gain on disposal of non-rental property, plant and equipment		(693)	(899)
Amortization expense	11	4,623	3,898
Interest accrued on interest-bearing loans and borrowings	8,12	40,112	23,017
Interest accrued on lease liabilities	8,12	2,487	2,085
Interest expense on gross obligations under put options	8	8,082	5,936
(Gain)/Loss on remeasurement of gross obligations under put options	8	2,608	11,745
Loss on remeasurement of NCI at step acquisition		—	2,129
Gain on bargain purchase		—	(496)
Share-based payment expense	7	1,940	814
Other non-cash income, net		(264)	(25)
Movements in working capital:
Increase in trade receivables		(6,360)	(8,145)
Increase in inventories		(6,207)	(8,034)
Increase in prepayments		(633)	(3,726)
Increase in other current assets		(1,475)	(500)
Increase in trade and other payables and other liabilities		6,363	4,667
Cash flow from operating activities
Payments for rental property, plant and equipment		(35,293)	(29,753)
Proceeds from sale of rental property, plant and equipment		17,957	19,158
Income tax paid		(8,769)	(8,145)
Interest paid		(32,802)	(21,258)
Net cash flows provided by operating activities		31,821	38,510
Investing activities
Payments for non-rental property, plant and equipment		(12,864)	(12,300)
Proceeds from sale of non-rental property, plant and equipment		8,460	6,168
Acquisition of subsidiaries, net of cash acquired	6	(14,648)	(2,808)
Payments of deferred consideration on past acquisitions		(2,978)	(7,491)
Receipt of deferred consideration on past disposals		—	600
Disposal of a subsidiary		—	299
Receipt of loans receivable from related parties		—	576
Acquisition of non-controlling interest		(417)	—
Net cash flows used in investing activities		(22,447)	(14,956)
Financing activities
Distributions on corporate reorganizations	1	(60,000)	—
Issuance of shares, net of transaction costs		4,647	—
Dividends paid to non-controlling interests		(120)	(100)
Lease payments	20	(24,948)	(19,394)
Proceeds from loans and borrowings	12	86,422	25,078
Repayment of loans and borrowings	12	(10,562)	(32,907)
Net proceeds on short-term borrowing facilities	12	4,832	11,621
Issuance of related parties’ loans payable		475	—
Loans paid by related parties		—	(1,352)
Net cash flows provided by/ (used in) financing activities		746	(17,054)
Increase in cash and cash equivalents		10,120	6,500
Cash and cash equivalents at the beginning of the year		50,100	43,600
Cash and cash equivalents at the end of the year		60,220	50,100
Supplemental disclosure of non-cash information
Recognition of lease right-of-use asset in exchange for lease liabilities		26,950	23,929
Distribution on corporate reorganization in preference shares		30,000	—
Net settlement of related parties’ balances		5,395	1,995
The accompanying notes are an integral part of these Consolidated Financial Statements.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
1. Corporate information
CorpAcq Holdings Limited (the Company and together with its subsidiaries, CorpAcq) is a private company incorporated in England and Wales under the Companies Act 2006 and limited by shares. The registered office is located at CorpAcq House, 1 Goose Green, Altrincham, Cheshire, WA14 1DW. The Company was incorporated on October 20, 2021, with the designed purpose of becoming the ultimate parent company of CorpAcq Limited, through a reorganization of entities under common control (the Reorganization).
The Group is principally engaged in the business of clothing retail, general construction and civil engineering services, sales, hire and servicing of plant and machinery, industrial goods manufacture, and other professional services.
The list of relevant subsidiaries and associates is presented in note 23.
These Consolidated Financial Statements were authorized for issue on November 16, 2023 by the Board of Directors.
Corporate Reorganization
On March 1, 2022, CorpAcq Holdings Limited was inserted at the top of an existing group (CorpAcq Limited). This Reorganization included the following:
•
In order to fund the Reorganization, CorpAcq Holdings Limited issued preference shares of £70.0 million to Goldman Sachs Asset Management’s Vintage Funds and associated investors (“Vintage”), £2.0 million to Nova Capital Management (“Nova”) and £30 million to Orange UK Holdings Limited totaling £102.0 million (see note 12) and issued ordinary shares of £3.2 million. Included in the issuance of ordinary shares was the issuance of C and D ordinary shares to Nova and Vintage, respectively. The C ordinary shares issued to Nova are subject to provisions treated as share-based payments (see note 22) and the D ordinary shares issued to Vintage were recognized at their initial fair value in “Share premium” in the consolidated statements of changes in equity;

•
CorpAcq Holdings Limited then acquired the share capital of CorpAcq Limited in a 20,000:1 share-for-share exchange and £90.0 million in cash consideration to prior shareholders, of which £30.0 million was exchanged for preference shares in the Company by Orange UK Holdings Limited. In connection with the Reorganization, CorpAcq also incurred directly attributable incremental costs of £6.2 million, of which £2.4 million was allocated to the share-for-share exchange and expensed in “General and administrative expenses” in the consolidated statements of profit or loss, £0.1 million was allocated to the issuance of new ordinary shares and recognized in “Share premium” in the consolidated statements of changes in equity and £3.7 million was allocated to the issuance of preference shares and recognized as an adjustment to the initial measurement of debt.

Given that the transfer of shares prior to and subsequent to the restructuring does not change the economic substance of the shareholding structure to CorpAcq’s Consolidated Financial Statements, these Consolidated Financial Statements have been prepared comparatively, using the carrying amounts from the Consolidated Financial Statements of CorpAcq Limited, as if CorpAcq Holdings Limited had always been the Parent Company of CorpAcq Limited for all periods presented (a continuation of the existing group).
Under the Reorganization, the number of shares outstanding was increased without an increase in resources. Therefore, the number of shares outstanding before the Reorganization has been adjusted for the change in shares as if the issuance had occurred at the beginning of the earliest period presented. All share and per share information presented herein has been retrospectively adjusted to give effect to the culmination of the Reorganization and the issuance of shares on incorporation of CorpAcq Holdings Limited.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
2. Significant accounting policies
This section provides an overview of the significant accounting policies adopted in the preparation of these Consolidated Financial Statements. These policies have been consistently applied to all periods presented, unless otherwise stated.
2.1. Basis of preparation
The consolidated financial statements of CorpAcq have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). For all periods up to and including the year ended December 31, 2021, CorpAcq has historically prepared its consolidated financial statements in accordance with the Financial Reporting Standard applicable in the United Kingdom and Republic of Ireland (“FRS 102”). These consolidated financial statements for the year ended December 31, 2022 are the first CorpAcq has prepared in accordance with IFRS. Refer to Note 2.3 for information on how CorpAcq adopted IFRS. The accounting principles set out below, unless stated otherwise, have been applied consistently for all periods presented in the consolidated financial statements.
These consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated.
The consolidated financial statements are presented in pound sterling, which is also the parent company’s functional currency, and all values are rounded to the nearest thousand (£’000s), except when otherwise indicated. For each entity, CorpAcq determines the functional currency and items included in the financial statements of each entity are measured using that functional currency.
2.2. Going concern and capital management
The accompanying consolidated financial statements of CorpAcq have been prepared assuming CorpAcq will continue as a going concern. In assessing the going concern position of CorpAcq, management has considered CorpAcq’s current performance, forecasts and prospects of CorpAcq, which considered the impact of the COVID-19 pandemic, the conflict in Ukraine and the uncertainty within the current economic environment using information available to the date of issue of these consolidated financial statements. Management have also considered CorpAcq’s liquidity, cash flows and compliance with debt covenants as part of this assessment.
CorpAcq manages and monitors liquidity regularly ensuring it is adequate and sufficient. Total available financing as at December 31, 2022 stood at £85.56 million (2021: £72.44 million), comprising of £60.2 million (2021: £50.1 million) in available cash balances and £25.36 million (2021: £22.34 million) in undrawn bank facilities.
CorpAcq calculates financial covenants on a calendar quarterly basis in relation to its loans. Management project compliance with these financial covenants for the period of at least 12 months from the date of issuance of these consolidated financial statements.
CorpAcq is required to make a balloon payment of £120.0 million on June 15, 2024, in accordance with CorpAcq’s £200.0 million facility agreement (the Facility), as described in note 12. Based on CorpAcq’s forecasts, CorpAcq does not expect it will be able to make the balloon payment utilizing cash on hand and cash available from other undrawn bank facilities without refinancing the Facility. As a result, there is material uncertainty that cast substantial doubt upon CorpAcq’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
CorpAcq is currently negotiating the refinancing of the Facility and expects to complete the refinancing of the Facility prior to the Proposed Business Combination (as described in Note 25). CorpAcq expects cash proceeds from the Proposed Business Combination will fund a minimum of £100 million of cash. CorpAcq

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
primarily expects to use cash proceeds from the Proposed Business Combination to continue to grow its business through acquisitions of additional subsidiaries. However, CorpAcq expects that these cash proceeds could contribute to provide sufficient liquidity to enable CorpAcq to make the balloon payment if CorpAcq was not able to refinance the Facility.
2.3. First-time adoption of IFRS
These consolidated financial statements are the first CorpAcq has prepared in accordance with IFRS. For periods up to and including the year ended December 31, 2021, CorpAcq prepared its consolidated financial statements in accordance with Financial Reporting Standard applicable in the United Kingdom and Republic of Ireland (UK GAAP, FRS 102 or Local GAAP).
Accordingly, CorpAcq has prepared consolidated financial statements that comply with IFRS applicable as at December 31, 2022, together with the comparative period data for the year ended December 31, 2021. In preparing the consolidated financial statements, CorpAcq’s consolidated opening statement of financial position was prepared as at January 1, 2021, CorpAcq’s date of transition to IFRS. This note explains the principal adjustments made by CorpAcq in restating its Local GAAP consolidated financial statements, including the consolidated statement of financial position as at January 1, 2021 and the consolidated financial statements as at, and for, the year ended December 31, 2021.
Exemptions applied
IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS. CorpAcq has applied the following exemptions:
•
IFRS 3 Business Combinations has not been applied to either acquisitions of subsidiaries that are considered businesses under IFRS or acquisitions of interests in associates and joint ventures, that occurred before January 1, 2021. Use of this exemption means that the Local GAAP carrying amounts of assets and liabilities, that are required to be recognized under IFRS, are their deemed cost at the date of the acquisition. After the date of the acquisition, measurement is in accordance with IFRS. CorpAcq did not recognize any assets or liabilities that were not recognized under Local GAAP or exclude any previously recognized amounts as a result of IFRS recognition requirements, except for financial liabilities for put options issued to minority interest shareholders of acquirees, which were adjusted for against retained earnings/(accumulated deficit);

•
IFRS 1 requires that the Local GAAP carrying amount of goodwill must be used in the opening IFRS statement of financial position (apart from adjustments for goodwill impairment and recognition or derecognition of intangible assets). In accordance with IFRS 1, CorpAcq has tested goodwill for impairment at the date of transition to IFRS. There was no impairment recognized on goodwill as at January 1, 2021;

•
For cash-settled share-based payment transactions, CorpAcq has not applied IFRS 2 to liabilities that were settled before January 1, 2021;

•
CorpAcq assessed all contracts existing at January 1, 2021 to determine whether a contract contains a lease based upon the conditions in place as at January 1, 2021;

•
Lease liabilities are measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate at January 1, 2021. Right-of-use assets are measured at the amount equal to the lease liabilities, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the statement of financial position immediately before January 1, 2021. The lease payments associated with leases for which the lease term ends within 12 months of the date of transition to IFRS and leases for which the underlying asset is of low value have been recognized as an expense on either a straight-line basis over the lease term or another systematic basis. CorpAcq has also adopted the following practical expedients at the date of transition to IFRS: (a) applied a single discount rate to a portfolio of leases with reasonably similar characteristics (for

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
example, a similar remaining lease term for a similar class of underlying asset in a similar economic environment), (b) excluded initial direct costs from the measurement of the right-of-use asset at the date of transition to IFRS, and (c) used hindsight in determining the lease term if the contract contains options to extend or terminate the lease;
•
IFRS 1 allows a first-time adopter not to restate contracts with customers that were completed before the earliest period presented. A completed contract is a contract for which the entity has transferred all the goods or services identified in accordance with Local GAAP;

•
CorpAcq has considered Local GAAP carrying values as deemed cost for investments in joint ventures.

The estimates in accordance with IFRS as at January 1, 2021 and as at December 31, 2021 are consistent with those made for the same dates in accordance with UK GAAP (after adjustments to reflect any differences in accounting policies) and reflect conditions existing at those dates.
CorpAcq reconciliation of equity as at January 1, 2021 (date of transition to IFRS):
	UK GAAP	UK GAAP error correction	IFRS reclassification and remeasurements	Ref	IFRS as at January 1, 2021
	£’000s	£’000s	£’000s		£’000s
Non-current assets
Property, plant and equipment	140,192	—	42,664	B	182,856
Goodwill	137,265	(3,643)	316	A, C	133,938
Other intangible assets	33,888	1,681	—	A	35,569
Investment in joint venture	3,024	—	—		3,024
Deferred tax assets	1,568	—	—		1,568
Total non-current assets	315,937	(1,962)	42,980		356,955
Current assets
Loans receivable from related parties	8,386	—	—		8,386
Other current assets	3,620	—	—		3,620
Prepayments	5,443	—	—		5,443
Inventories	34,609	—	—		34,609
Trade receivables	66,228	—	(3,097)	D	63,131
Contract assets	2,038	—	3,097	D	5,135
Cash and cash equivalents	43,600	—	—		43,600
Total current assets	163,924	—	—		163,924
TOTAL ASSETS	479,861	(1,962)	42,980		520,879
Non-current liabilities
Interest-bearing loans and borrowings	239,378	—	—		239,378
Lease liabilities	8,334	—	34,908	B	43,242
Other liabilities	1,164	—	—		1,164
Deferred consideration	4,468	—	—		4,468
Gross obligations under put options	—	—	60,527	E	60,527
Deferred tax liabilities	11,694	319	—	G	12,013
Total non-current liabilities	265,038	319	95,435		360,792
Current liabilities
Loans payable to related parties	14,473	—	—		14,473
Interest-bearing loans and borrowings	48,430	—	—		48,430
Lease liabilities	6,322	—	8,169	B	14,491

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
	UK GAAP	UK GAAP error correction	IFRS reclassification and remeasurements	Ref	IFRS as at January 1, 2021
	£’000s	£’000s	£’000s		£’000s
Deferred consideration	7,190	—	—		7,190
Gross obligations under put options	—	—	802	E	802
Income taxes payable	3,285	—	—		3,285
Contract liabilities	3,834	—	—		3,834
Trade and other payables	84,468	—	—		84,468
Total current liabilities	168,002	—	8,971		176,973
TOTAL LIABILITIES	433,040	319	104,406		537,765
Equity
Issued capital	79	—	—		79
Share premium	6,336	—	—		6,336
Other reserves	5,080	—	(6,062)	E	(982)
Retained earnings/(Accumulated deficit)	17	(2,282)	(24,940)	A, C, E	(27,205)
Equity attributable to equity holders of the parent	11,512	(2,282)	(31,002)		(21,772)
Non-controlling interests	35,309	—	(30,423)	E	4,886
TOTAL EQUITY	46,821	(2,282)	(61,425)		(16,886)

CorpAcq reconciliation of equity as at December 31, 2021:
	UK GAAP	UK GAAP error correction	IFRS reclassification and remeasurement	Ref	IFRS as at December 31, 2021
	£’000s	£’000s	£’000s		£’000s
Non-current assets
Property, plant and equipment	150,840	—	43,613	B	194,453
Goodwill	134,851	(3,643)	4,281	A, C	135,489
Other intangible assets	30,891	855	3,313	A, C	35,059
Deferred tax assets	1,955	—	—		1,955
Total non-current assets	318,537	(2,788)	51,207		366,956
Current assets
Loans receivable from related parties	7,967	—	—		7,967
Other current assets	3,262	—	—		3,262
Prepayments	9,169	—	—		9,169
Inventories	42,709	—	—		42,709
Trade receivables	75,402	—	(3,676)	D	71,726
Contract assets	3,247	—	3,676	D	6,923
Cash and cash equivalents	50,100	—	—		50,100
Total current assets	191,856	—	—		191,856
TOTAL ASSETS	510,393	(2,788)	51,207		558,812
Non-current liabilities
Interest-bearing loans and borrowings	249,270	—	—		249,270
Lease liabilities	11,020	—	30,869	B	41,889
Other liabilities	1,941	—	—		1,941
Deferred consideration	2,884	—	—		2,884
Gross obligations under put options	—	—	78,320	E	78,320
Deferred tax liabilities	15,026	214	968	G	16,208

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
	UK GAAP	UK GAAP error correction	IFRS reclassification and remeasurement	Ref	IFRS as at December 31, 2021
	£’000s	£’000s	£’000s		£’000s
Total non-current liabilities	280,141	214	110,157		390,512
Current liabilities
Loans payable to related parties	11,398	—	—		11,398
Interest-bearing loans and borrowings	46,040	—	—		46,040
Lease liabilities	7,927	—	12,784	B	20,711
Deferred consideration	3,132	—	—		3,132
Gross obligations under put options	—	—	690	E	690
Income taxes payable	3,118	—	—		3,118
Contract liabilities	4,481	—	—		4,481
Trade and other payables	89,136	—	—		89,136
Total current liabilities	165,232	—	13,474		178,706
TOTAL LIABILITIES	445,373	214	123,631		569,218
Equity
Issued capital	79	—	—		79
Share premium	6,336	—	—		6,336
Other reserves	5,998	—	(5,655)	E	343
Retained earnings/(Accumulated deficit)	14,065	(3,002)	(33,533)	A, B, C, E, G	(22,470)
Equity attributable to equity holders of the parent	26,478	(3,002)	(39,188)		(15,712)
Non-controlling interests	38,542	—	(33,236)	E	5,306
TOTAL EQUITY	65,020	(3,002)	(72,424)		(10,406)

CorpAcq reconciliation of consolidated income for the year ended December 31, 2021:
	UK GAAP	UK GAAP error correction	IFRS reclassification and remeasurement	Ref	IFRS for the year ended December 31, 2021
	£’000s	£’000s	£’000s		£’000s
Revenue	561,429	—	(4,097)	F	557,332
Cost of sales	(361,458)	—	5,443	B, F	(356,015)
Gross profit	199,971	—	1,346		201,317
Selling and distribution expenses	(29,846)	—	—		(29,846)
General and administrative expenses	(120,116)	(826)	10,758	A, B, C	(110,184)
Other expenses, net	2,969	—	(4,289)	C, F	(1,320)
Operating profit	52,978	(826)	7,815		59,967
Finance expense	(25,542)	—	(18,937)	B, E	(44,479)
Finance income	187	—	—		187
Profit before income tax	27,623	(826)	(11,122)		15,675
Income tax expense	(10,608)	106	(122)	G	(10,624)
Net profit	17,015	(720)	(11,244)		5,051
Attributable to:
Equity holders of the parent	14,558	(720)	(9,127)		4,711
Non-controlling interests	2,457	—	(2,117)		340

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
CorpAcq reconciliation of consolidated other comprehensive income for the year ended December 31, 2021:
	UK GAAP	UK GAAP error correction	IFRS reclassification and remeasurement	Ref	IFRS for the year ended December 31, 2021
	£’000s	£’000s	£’000s		£’000s
Net profit	17,015	(720)	(11,244)		5,051
Items that may be reclassified to profit or loss in subsequent periods:
Acquisition of remaining 50% of joint venture	(435)	—	435	C	—
Change in the fair value of cash flow hedging instruments	1,671	—	—		1,671
Total tax on components of other comprehensive income	(346)	—	—		(346)
Total other comprehensive income that may be reclassified to profit or loss in subsequent periods	890	—	435		1,325
Items that will not be reclassified to profit or loss in subsequent periods:		—
Revaluation of property, plant and equipment	190	—	(190)		—
Total other comprehensive income that will not be reclassified to profit or loss in subsequent periods	190	—	(190)		—
Other comprehensive income for the year, net of tax	1,080	—	245		1,325
Total comprehensive income for the year, net of tax	18,095	(720)	(10,999)		6,376
Attributable to:
Equity holders of the parent	15,042	(720)	(8,286)		6,036
Non-controlling interests	3,053	—	(2,713)		340
References to the reconciliation of equity as at January 1, 2021, December 31, 2021 and total comprehensive income for the year ended December 31, 2021 are as follows:
Local GAAP error correction
A. Goodwill and business combinations
Identification of intangible assets on business combinations
In preparing these consolidated financial statements, CorpAcq identified an error with respect to intangible assets. Under UK GAAP, CorpAcq did not recognize intangible assets separately from goodwill for various business combinations. At the date of transition to IFRS, this resulted in a decrease of £3,643 in “Goodwill” recognized as at both January 1, 2021 and December 31, 2021, an increase of £1,681 and £855 in “Other intangible assets” and a decrease of £2,282 and £3,002 in “Retained earnings/(Accumulated deficit)”

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
recognized in the consolidated statements of financial position as at January 1, 2021 and December 31, 2021, respectively. Amortization of these intangible assets for an amount of £826 was recognized in “General and administrative expenses” in the consolidated statements of profit or loss for the year ended December 31, 2021.
IFRS reclassification and remeasurement
B. Leases
Under UK GAAP, a lease is classified as a finance lease or an operating lease. Operating lease payments are recognized as an operating expense in the consolidated statements of profit or loss on a straight-line basis over the lease term. Under IFRS, CorpAcq applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets and recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying asset. At the date of transition to IFRS, CorpAcq applied the transitional provision and measured lease liabilities at the present value of the remaining lease payments, discounted using CorpAcq’s incremental borrowing rate at the date of transition to IFRS. Right-of-use assets were measured at an amount equal to the lease liabilities. As a result, CorpAcq recognized non-current “Lease liabilities” of £34,908 and £30,869 as at January 1, 2021 and December 31, 2021, respectively, current “Lease liabilities” of £8,169 and £12,784 as at January 1, 2021 and December 31, 2021, respectively, and right-of-use assets (included in “Property, plant and equipment”) of £43,076 and £44,216 as at January 1, 2021 and December 31, 2021, respectively, in the consolidated statements of financial position.
In the consolidated statements of profit or loss, the rental expenses related to operating leases are replaced by depreciation expenses of right-of-use assets and interest expenses on lease liabilities. In the consolidated statements of profit or loss for the year ended December 31, 2021, the rental expense of £9,631 is reversed, which resulted in a decrease of “General and administrative expenses” for the same amount. Additionally, depreciation expenses increased by £7,874, of which £6,602 is included in “General and administrative expenses” and £1,272 is included in “Cost of sales”. Interest on lease liabilities increased by £1,071 which is included in “Finance expense” for the year ended December 31, 2021. “Cost of sales” also increased by £143 due to the carrying amount of right-of-use assets which were sold to third parties following the early exercise of certain purchase options. The impact of the recognition of right-of-use assets and lease liabilities resulted in a net increase of CorpAcq’s “Profit before income tax” of £563.
C. Goodwill and business combinations
Amortization of goodwill
Under UK GAAP amortization of the goodwill recognized on business combinations before the date of transition to IFRS was recognized in profit or loss on a straight-line basis over the estimated useful live of goodwill. Under IFRS, after initial recognition, goodwill is measured at cost less any accumulated impairment losses at a level that reflects the way an entity manages its operations. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of CorpAcq’s cash-generating units that are expected to benefit from the combination and annually tested for impairment.
As a result, amortization of goodwill in the consolidated statements of profit or loss for the year ended December 31, 2021 was reduced by £8,301, with a corresponding increase in “Goodwill”.
Negative goodwill
In accordance with UK GAAP, CorpAcq recognized negative goodwill which arose on CorpAcq’s business combinations. In order to comply with IFRS, CorpAcq derecognized the carrying amount of these at the transition date as an increase in “Retained earnings/(Accumulated deficit)” of £316.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Capitalization of transaction costs on Business Combinations
Under UK GAAP, CorpAcq had recognized transaction costs on business combinations held during 2021 as part of the consideration paid for the acquisition of the controlling interest in the subsidiary. Under IFRS, transaction costs must be expensed as incurred, resulting in a reduction in “Goodwill” of £473 and a corresponding increase in “General and administrative expenses” in the consolidated statements of profit or loss for the year ended December 31, 2021.
Step acquisition of subsidiary previously held as Joint Venture
Under UK GAAP, the cost of a business combination achieved in stages should be measured at the aggregate of fair values of assets given, liabilities assumed, and equity instruments issued at each stage of transaction plus any directly attributable costs.
Under IFRS, existing interest held immediately before control is achieved is remeasured at fair value with the resulting gain or loss recognized in profit or loss. Fair value of the existing equity interest is used in computing goodwill. Additionally, any results previously recognized through other comprehensive income shall be reclassified to profit or loss immediately before control is achieved.
As a result, “Goodwill” of £1,225 was derecognized from the consolidated statements of financial position as at December 31, 2021, with a corresponding increase in “Retained earnings/(Accumulated deficit)” of £435 and the recognition of a loss on the remeasurement of previously held interest of £1,634, within “Other expenses, net” in the period ended thereof.
Identification of intangible assets on business combinations
Under UK GAAP, intangible assets acquired in a business combination are only recognized separately from goodwill when all the following criteria is met: (a) meets the recognition criteria (i.e., it is probable that the expected future economic benefits attributable to the asset will flow, and that the fair value of the intangible asset can be measured reliably); (b) arises from contractual or legal rights; and (c) is separable (i.e., capable of being separated or divided from the entity and sold, transferred, licensed, rented or exchanged either individually or together with a related contract, asset or liability).
IFRS 3, in contrast, requires identifiable assets that meet either the separable or contractual-legal criterion to be recognized separately from goodwill. In addition, the probability and the reliable measurement criterion is always considered to be satisfied for intangible assets in a business combination.
As a result, additional “Other intangible assets” of £3,388 were recognized in the consolidated statements of financial position as at December 31, 2021, with a corresponding decrease in goodwill. Amortization of these intangible assets for the amount of £75 was recognized in “General and administrative expenses” in the consolidated statements of profit or loss for the year ended December 31, 2021.
D. Contract assets
Under UK GAAP, CorpAcq classified receivables related to construction retention arrangements within Trade debtors in the consolidated statements of financial position. These balances refer to a common business practice within construction entities that allows customers to retain a portion of the invoiced amounts to provide them with an additional guarantee that the delivery of services will follow the agreed specifications and quality standards.
Considering the receipt of those balances are not only subject to the passage of time, but also to the performance of the services provided, retentions were classified as “Contract assets” in the consolidated statements of financial position under IFRS, resulting in an increase to “Contract assets” for the amount of £3,097 and £3,676 as at January 1, 2021 and December 31, 2021, respectively, and a corresponding decrease in “Trade receivables.”

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
E. Gross obligations under put options
UK GAAP does not provide guidance in accounting for written put options on non-controlling interests in a business combination. Under IFRS, a written put option on a non-controlling interest gives rise to a financial liability measured at the present value of the redemption amount, instead of recognizing a non-controlling interest. Subsequently the financial liability is measured at amortized cost in accordance with IFRS 9, with subsequent revisions to the expected redemption amount payable as well as the unwinding of the discount related to the measurement of the present value of the financial liability recognized in the consolidated statements of profit or loss.
CorpAcq issued warrants to certain third-party lenders for the issuance of shares in various subsidiaries. The warrants include buy-back or put option provisions which allow the holder to require CorpAcq to repurchase the warrants, or shares issued if the warrants are already exercised. Under UK GAAP, CorpAcq initially accounted for the warrants as equity instruments. Under IFRS the warrants also meet the definition of written put options on non-controlling interests and are recognized in the same manner as above.
CorpAcq recognized an increase in non-current “Gross obligations under put options” of £60,527 and £78,320, current “Gross obligations under put options” of £802 and £690, a decrease in “Retained earnings/(Accumulated deficit)” of £25,708 and £22,995, a decrease in “Non-controlling interests” of £30,423 and £33,136 and a decrease in the “Other reserves” of £5,198 as at January 1, 2021 and December 31, 2021, respectively. During the year ended December 31, 2021, “Finance expense” of £17,681 was recognized on the remeasurement of the financial liabilities.
F. Revenue
Disposals of rental property and equipment
Under UK GAAP, CorpAcq classified the gains or losses from the disposals of rental property and equipment, on a net basis, in the consolidated statements of profit or loss within “Other expenses, net”. This accounting treatment was based on the nature of such transactions, as disposals of fixed assets.
Under IFRS, CorpAcq separately recognizes the revenues and costs of disposals of rental property and equipment (i.e., on a gross basis) in the consolidated statements of profit or loss, because the disposals of such assets are derived from one of the revenue-producing activities of CorpAcq. Therefore, “Revenue”, and “Cost of sales” increased by £12,434 and £9,662, respectively, and “Other expenses, net” decreased by £2,762 for the year ended December 31, 2021.
Revenue for which CorpAcq acts as an agent
Under UK GAAP, CorpAcq determined that it was acting as a principal under certain of its revenue agreements.
Under IFRS, CorpAcq determined that it was acting as an agent under these agreements and therefore records only the amounts related to services it controls as revenue. As a result, management reduced “Revenue” and “Cost of sales” by £16,521 for the year end December 31, 2021.
G. Deferred taxes
The transitional adjustments resulted in various temporary differences. According to the accounting policies in note 2.5, CorpAcq recognized the tax effects of such differences, when applicable. Deferred tax adjustments are recognized in the consolidated statements of profit or loss except to the extent that the deferred tax arises from an adjustment which is recognized outside the consolidated profit or loss, either in goodwill, other comprehensive income or directly in equity.
Consolidated statements of cash flows
Under UK GAAP, CorpAcq started the reconciliation for operating cash flows using the operating profit for the year. Under IFRS, CorpAcq started the reconciliation for operating cash flows using net (loss)/profit.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
The presentation of the consolidated statements of cash flows of CorpAcq is further adjusted for the application of IFRS 16 Leases. Under UK GAAP, a lease is classified as a finance lease or an operating lease. Cash flows arising from operating lease payments are classified as operating activities. Under IFRS, CorpAcq applies a single recognition and measurement approach for all leases and recognizes lease liabilities. Cash flows arising from payments of the principal portion of lease liabilities are classified as financing activities. Therefore, net cash flows from operating activities increased by £19,394 and net cash flows from financing activities decreased by the same amount for the year ended December 31, 2021.
Under UK GAAP, CorpAcq classified the cash flows from the additions and disposals of rental property and equipment as cash flows from investing activities in the consolidated statements of cash flows based on the nature of such transactions, as additions and disposals of fixed assets. Under IFRS, CorpAcq classifies the cash flows from the additions and disposals of rental property and equipment as cash flows from operating activities in the consolidated statements of cash flows, because the additions and disposals of such assets are derived from the principal revenue-producing activities of CorpAcq.
As a result of the transition to IFRS, the presentation in the consolidated statements of cash flows for the year ended December 31, 2021, changed as follows, from UK GAAP to IFRS, respectively. Net cash flows provided by operating activities changed from £42,625 to £38,510. Net cash flows used in investing activities changed from £23,330 to £14,956. Net cash flows used in financing activities changed from £12,795 to £17,054.
2.4. Basis of consolidation
Control is achieved when CorpAcq is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.
CorpAcq re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when CorpAcq obtains control over the subsidiary and ceases when CorpAcq loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date CorpAcq gains control until the date CorpAcq ceases to control the subsidiary.
Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent of CorpAcq and non-controlling interests. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with CorpAcq’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of CorpAcq are eliminated in full on consolidation.
A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.
If CorpAcq loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognized in consolidated statements of profit or loss. Any investment retained is recognized at fair value.
2.5. Summary of other significant accounting policies
a. Business combinations
Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, CorpAcq elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Where an option exists to acquire a further interest in the

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
shares of a subsidiary, a financial liability is recognized at the transaction date. These liabilities are measured at acquisition at the present value of the expected amount payable on exercise, and subsequently measured at amortized cost. If these options expire unexercised, the financial liability is derecognized with the corresponding credit recognized directly in equity.
Acquisition-related costs are expensed as incurred and included in “General and administrative expenses”.
If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in “Other expenses, net” in the consolidated statements of profit or loss.
CorpAcq also applies the pooling of interest method when the acquisition of a business is a business combination under common control. When the pooling of interest method is applied, the assets and liabilities of all combining parties will be reflected at their predecessor carrying amounts.
CorpAcq determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organized workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.
When CorpAcq acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.
Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability, is measured at fair value with the changes in fair value recognized in “Other expenses, net” in the consolidated statements of profit or loss.
b. Revenue from contracts with customers
Revenue is recognized when control of goods sold has been transferred and CorpAcq’s performance obligations to its customers have been satisfied. Revenue is measured at an amount that reflects the consideration to which CorpAcq expects to be entitled in exchange for transferring goods or services to a customer.
CorpAcq receives advance payments from customers for sales, for a length of time that generally does not exceed 12 months. CorpAcq applies the practical expedient for short-term advances received from customers. That is, the promised amount of consideration is not adjusted for the effects of a significant financing component if the period between the transfer of the promised good or service and the payment is one year or less.
For all sales, no significant uncertainty exists surrounding the purchaser’s obligation to pay. CorpAcq records revenue net of appropriate allowances for credit losses and anticipated returns as required. Fixed payment schedules generally exist for all sales, but payment terms may vary by subsidiary, market and product line. The average credit term is 30 to 60 days upon completion of the related performance obligation.
CorpAcq also enters into contracts with multiple performance obligations. For these contracts, CorpAcq allocates revenue to the distinct goods and services in the contract on a relative standalone selling price basis.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
To the extent that CorpAcq sells the good or service separately in the same market, the standalone selling price is the observable price at which CorpAcq sells the good or service separately.
CorpAcq has generally concluded that it is the principal in its revenue arrangements because it typically controls the goods or services before transferring them to the customer. Where CorpAcq acts as an agent, it recognizes revenue at the net amount that is retained for these arrangements.
CorpAcq typically provides warranties for general repairs of defects that existed at the time of sale, as required by law. These assurance-type warranties are accounted for as warranty provisions. Refer to the accounting policy on provisions in note 2.5.n.
Sales of industrial and retail products
Sales of industrial products represent revenues from the sale of manufactured industrial products and plant. Sale of retail products represent revenues from clothing retail operations.
Transfer of control, and thus related revenue recognition, generally correspond to when the products are made available to the customer. Therefore, CorpAcq recognizes revenue at a point in time, when control is transferred which is either at shipment or upon delivery to the customer.
CorpAcq provides its clothing retail customers with a right to return a transferred product. Revenue and corresponding cost of sales are recognized for goods that are not expected to be returned. The expected returns are estimated based on an analysis of historical experience. The portion of revenue (and corresponding cost of sales) related to goods that are expected to be returned is recognized at the end of the return period. The amount received or receivable that is expected to be returned is recognized as a refund liability, within “Other liabilities” in the consolidated statements of financial position, representing the obligation to return the customer’s consideration.
At the time of the initial sale, CorpAcq recognizes a return asset for the right to recover the goods returned by the customer within “Inventories” in the consolidated statements of financial position. This asset is initially measured at the former carrying amount of the inventory. At each reporting date, both the refund liability and the return asset are re-measured to record any revisions to the expected level of returns, as well as any decreases in the value of the returned products.
Construction services
Revenues from construction services are primarily comprised of plumbing installation, groundworks excavations, sewage works and installations, metal decking/foundation installations, and electrical installations.
Revenues are recognized over time because the services are completed on assets which are owned by the customer. Revenue is estimated considering the nature of the service that CorpAcq has promised to transfer to the customer using the input method based on costs incurred, or output method where the method faithfully depicts CorpAcq’s performance towards complete satisfaction of the performance obligations. Amounts invoiced to customers for which CorpAcq receives consideration before the performance obligation is satisfied are recognized within “Contract liabilities” in the consolidated statements of financial position.
Maintenance and other services
Revenues from services are primarily comprised of promises to provide repairs, maintenance, and professional services to customers. Revenues are recognized over time because the customer simultaneously receives and consumes the benefits provided to them. CorpAcq recognizes revenue at the amount of consideration to which they have a right to invoice as there is a direct relationship between the invoices and the value to the customer of each service that CorpAcq transfers to the customer.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Contract balances
Trade Receivables
A receivable is recognized if an amount of consideration, that is unconditional, is due from the customer (i.e., only the passage of time is required before payment of the consideration is due).
Contract liabilities
A contract liability is recognized if a payment is received from a customer before CorpAcq has transferred control of the goods or services to the customer. Contract liabilities are recognized as revenue when CorpAcq satisfies the performance obligation of the contract.
Contract assets
A contract asset is recognized for revenue recognized for services rendered by CorpAcq that exceed the payment received to date. Contract assets are subject to an impairment assessment, refer to the accounting policies in section 2.5.j.
c. Government grants
Government grant income is recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset.
The benefit of a government loan at a below-market rate of interest is also treated for accounting purposes as a government grant. The benefit of the below-market rate of interest is measured as the difference between the initial carrying amount of the loan (fair value plus transaction costs) and the proceeds received, and it is accounted for in accordance with the policies used for the recognition of government grants.
CorpAcq has received government grants for furloughed employees, which has been recognized as income over the periods that the related costs are expensed in the consolidated statements of profit or loss as “Other expenses, net”.
d. Income Taxes
Current income tax
Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where CorpAcq operates and generate taxable income.
Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. CorpAcq measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty.
Deferred tax
Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Deferred tax liabilities are recognized for all taxable temporary differences, except:
•
When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:
•
When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

•
In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.
Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in OCI or directly in equity.
Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognized subsequently if new information about facts and circumstances change. The adjustment is either treated as a reduction in goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or recognized in the consolidated statements of profit or loss.
CorpAcq offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered
e. Dividends
The Company recognizes a liability to pay a dividend when the distribution is authorized, and the distribution is no longer at the discretion of the Company. A distribution is authorized when it is approved by the shareholders. A corresponding amount is recognized directly in equity.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
f. Property, plant and equipment
Property, plant and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses. Depreciation is charged to the consolidated statements of profit or loss over the assets’ estimated useful lives in the expense category that is consistent with the function of the asset.
Depreciation rates are as follows (land is not depreciated):
Buildings	2% – 33% straight-line basis
Leasehold improvement	2% – 25% reducing balance or straight-line basis or over the lease term
Plant and machinery	9.37% – 50% reducing balance or straight-line basis
Fixtures and equipment	10% – 50% reducing balance or straight-line basis
Motor Vehicle	16.67% – 50% reducing balance or straight-line basis
An item of property, plant and equipment is derecognized upon disposal, with gains or losses included in the consolidated statements of profit or loss as “Other expenses, net”.
The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.
g. Leases
CorpAcq assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
Group as a lessee
CorpAcq applies a single recognition and measurement approach for all leases, except for short-term leases (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option) and leases of low value assets (i.e., assets with a value less than £5,000). Lease payments on short-term leases and leases of low value assets are recognized as an expense on a straight-line basis over the lease term.
CorpAcq recognizes lease liabilities representing obligations to make lease payments and right-of-use assets representing the right to use the underlying assets.
Right-of-use assets
CorpAcq recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received.
Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets. If ownership of the leased asset transfers to CorpAcq at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.
Right-of-use assets are presented in “Property, plant and equipment” in the consolidated statements of financial position. Depreciation of right-of-use assets is recognized within the consolidated statements of profit or loss in the expense category that is consistent with the function of the asset.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Lease liabilities
At the commencement date of the lease, CorpAcq recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by CorpAcq and payments of penalties for terminating the lease, if the lease term reflects CorpAcq exercising the option to terminate.
CorpAcq determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, less any periods covered by an option to terminate the lease, if it is reasonably certain to be exercised. CorpAcq applies judgement in evaluating whether it is reasonably certain to exercise an option to extend. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, CorpAcq reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew.
In calculating the present value of lease payments, CorpAcq uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.
The carrying amount of lease liabilities is remeasured for any modifications of the lease or a change in the assessment of an option to purchase the underlying asset, option to renew the contract or option to early terminate the contract.
The accrual of interest on lease liabilities is recognized within “Finance expense” in the consolidated statements of profit or loss.
Group as a lessor
A substantial portion of CorpAcq’s lessor contracts are classified as operating leases, thus leasing revenue is generally recognized linearly over the term of the lease or based on usage, if applicable under the terms of the contract.
Lease contracts where CorpAcq acts as a lessor, can be classified as either an operating lease or finance lease. Leases where a significant portion of the risks and rewards are retained by the lessor are classified as operating leases. Leases that transfer substantially all the risks and rewards incidental to ownership of an underlying asset to the lessee are classified as finance leases.
Where CorpAcq is the lessor in an operating lease, income from operating leases is recognized over the term of the lease on a straight-line basis. Leased assets include equipment leased to retail customers by CorpAcq’s leasing companies.
When leased assets are no longer leased and become held for sale, CorpAcq reclassifies their carrying amount to “Inventories”.
h. Intangible assets and goodwill
Goodwill
Goodwill arises on the acquisition of businesses and represents the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the identifiable net assets acquired. If the total consideration transferred, non-controlling interest recognized and previously held interest measured at

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
fair value is less than the fair value of the net assets of the subsidiary acquired, in the case of a bargain purchase price, the difference is recognized directly in consolidated statements of profit or loss.
After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Refer to note 2.5.l for further accounting policies on impairment testing.
Other intangible assets
Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.
Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Amortization expense and any impairment charges are recognized in the consolidated statements of profit or loss in the expense category that is consistent with the function of the intangible assets.
The estimated useful lives for assets classes are:
Brands	5% – 33% straight line basis
Customer-related intangibles	10% – 13% straight-line basis
Supplier relationships	9% straight-line basis
i. Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or, in the absence of a principal market, in the most advantageous market for the asset or liability.
CorpAcq uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:
•
Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•
Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•
Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the consolidated financial statements at fair value on a recurring basis, CorpAcq determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
j. Financial instruments
A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Financial assets
Initial recognition and measurement
Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through OCI, or fair value through profit or loss. CorpAcq has no financial assets measured at fair value through OCI.
The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and CorpAcq’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which CorpAcq has applied the practical expedient, CorpAcq initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which CorpAcq has applied the practical expedient are measured at the transaction price.
For a financial asset to be classified and measured at amortized cost, the instrument needs to give rise to cash flows that are solely payments of principal and interest (“SPPI”) on the principal amount outstanding. Financial assets with cash flows that do not meet these criteria are classified and measured at fair value through profit or loss.
CorpAcq’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows.
Subsequent measurement
Financial assets at amortized cost are subsequently measured using the effective interest rate (EIR) method and are subject to impairment. Gains and losses are recognized in consolidated statements of profit or loss when the asset is derecognized, modified or impaired.
Financial assets at fair value through profit or loss are carried in the consolidated statements of financial position at fair value with net changes in fair value recognized in the consolidated statements of profit or loss.
Refer to note 12 for the classification of CorpAcq’s financial assets.
Derecognition
A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from CorpAcq’s consolidated statements of financial position) when:
•
The rights to receive cash flows from the asset have expired, or

•
CorpAcq has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) CorpAcq has transferred substantially all the risks and rewards of the asset, or (b) CorpAcq has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset

When CorpAcq has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, CorpAcq continues to recognize the transferred asset to the extent

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
of its continuing involvement and also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that CorpAcq has retained.
Impairment of financial assets
CorpAcq assesses at each reporting date whether there is any evidence that a financial asset or a group of financial assets is or will be impaired. CorpAcq assesses impairment for its trade receivables and contract assets using the lifetime expected credit loss (ECL) model. The ECL on these financial assets are estimated using a provision matrix based on CorpAcq’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.
CorpAcq applies a low credit risk approach to loans receivable from related parties and cash and cash equivalents. CorpAcq uses a 12-month ECL and does not assess whether a significant increase in credit risk has occurred at the reporting date.
The expected credit loss allowance for each type of financial asset is deducted from the gross carrying amount of the assets through the use of an allowance account. Impairment losses are recognized in the consolidated statements of profit or loss.
Financial liabilities
Initial recognition and measurement
Financial liabilities are recognized initially at fair value and, in the case of items measured at amortized cost, net of directly attributable transaction costs.
Subsequent measurement
For purposes of subsequent measurement, financial liabilities are classified in two categories:
•
Financial liabilities at amortized cost

•
Financial liabilities at fair value through profit or loss

CorpAcq primarily records its financial liabilities at amortized cost, mainly interest-bearing loans and borrowings. After initial recognition, these are subsequently measured at amortized cost using the EIR method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance expense in the consolidated statements of profit or loss.
Financial liabilities at fair value through profit or loss include derivative financial instruments entered into by CorpAcq. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.
Derecognition
A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statements of profit or loss.
Derivative financial instruments and hedge accounting
Derivatives are financial instruments that derive their value from an underlying price or index. A derivative instrument gives one party a contractual right to exchange financial assets and financial liabilities

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
with another party under conditions that are potentially favorable or financial liabilities with another party under conditions that are potentially unfavorable. Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period.
When a derivative financial instrument is designated as a hedge of the exposure to variability in future cash flows or highly probable forecasted transactions, the effective portion of the gain or loss on the hedging instrument is recognized in the consolidated statements of other comprehensive income in “Change in the fair value of cash flow hedging instruments”, while any ineffective portion is recognized immediately in the consolidated statements of profit or loss. The cash flow hedge reserve is adjusted to the lower of the cumulative gain or loss on the hedging instrument and the cumulative change in fair value of the hedged item.
CorpAcq uses forward currency contracts as hedges of its exposure to foreign currency risk in forecast transactions and firm commitments, for its exposure to volatility of exchange rates. The ineffective portion is recognized in finance income or expense.
k. Inventories
Inventories are valued at the lower of cost and net realizable value. Cost comprises direct materials, and where applicable, direct labor and those overhead costs that have been incurred in bringing the inventories to its present location and condition. Cost is allocated using the first-in/first-out method.
Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. If the carrying value exceeds the net realizable value, a write down is recognized in the consolidated statements of profit or loss.
l. Impairment of non-financial assets
Goodwill
Goodwill is tested for impairment at least annually or when circumstances indicate that the carrying value may be impaired. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of CorpAcq’s cash-generating units (“CGUs”), or group of CGUs, that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.
Impairment is determined for goodwill by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill relates. When the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.
Non-financial assets other than goodwill
CorpAcq assesses at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, CorpAcq estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.
Impairment losses are recognized in the consolidated statements of profit or loss in expense categories consistent with the function of the impaired asset.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognized impairment losses no longer exist or have decreased. If such indication exists, CorpAcq estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statements of profit or loss.
m. Cash and cash equivalents
Cash and short-term deposits in the consolidated statements of financial position comprise cash at banks and on hand and short-term highly liquid deposits with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.
n. Provisions
Provisions are recognized when CorpAcq has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.
o. Employee benefits
A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.
CorpAcq also incurs costs for defined contributions plans as per local regulations. CorpAcq has no further payment obligations once the contributions have been paid. The contributions are accounted for as defined contribution plans and the contributions are recognized as employee benefit expenses when they are due.
p. Share-based payments
Equity-settled transactions
CorpAcq’s equity-settled share-based payment transactions are with parties other than employees (non-employees). The cost of equity-settled transactions with non employees is measured by reference to the fair value of the equity instruments granted, measured at the dates the counterparty renders the services, using an appropriate valuation method. That cost is recognized in “General and administrative expenses” in the consolidated statements of profit or loss, together with a corresponding increase in equity (“Share premium”), over the period in which the services are fulfilled. Service conditions are not taken into account when determining the fair value of awards, but the likelihood of the conditions being met is assessed as part of CorpAcq’s best estimate of the number of instruments that will ultimately vest.
Cash-settled transactions
A liability is recognized for the fair value of cash-settled transactions. The fair value is measured initially and at each reporting date up to and including the settlement date, with changes in fair value recognized in “General and administrative expenses” in the consolidated statements of profit or loss. The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. The fair value is determined using an option pricing model.
Service and non-market performance conditions are not taken into account when determining the fair value of awards, but the likelihood of the conditions being met is assessed as part of CorpAcq’s best estimate of the number of instruments that will ultimately vest.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
2.6. Standards issued but not yet effective
The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of CorpAcq’s consolidated financial statements are disclosed below. CorpAcq intends to adopt these new and amended standards and interpretations when they become effective but does not expect them to have a material effect on CorpAcq’s consolidated financial statements.
•
Amendments to IAS 1 and IFRS Practice Statement 2: Classification of Liabilities as Current or Non-current (effective date January 1, 2024) and Disclosure of Accounting Policies (effective date January 1, 2023).

•
Amendments to IAS 8: Definition of Accounting Estimates (effective date January 1, 2023).

•
Amendments to IAS 12: Deferred Tax related to Assets and Liabilities arising from a Single Transaction (effective date January 1, 2023) and

•
Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (effective date to be confirmed).

3. Significant accounting judgements, estimates and assumptions
The preparation of Group consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Judgments and estimates are continually evaluated along with other factors, including expectations of future events, that are believed to be reasonable under the circumstances. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.
Included below are the areas that management believe require judgments, estimates and assumptions which have the most significant effect on the amounts recognized in the consolidated financial statements.
3.1. Judgments
Determining the lease term of leases with renewal and termination options
CorpAcq determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.
CorpAcq applies judgement in evaluating whether it is reasonably certain whether any options to renew or terminate leases in which it is the lessee will be exercised. That is, CorpAcq considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, CorpAcq reassesses the lease term and whether there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate (e.g., costs associated with terminating the lease, availability of alternative assets).
Measuring progress towards complete satisfaction of a performance obligation
For certain contracts with customers, judgement is required for measuring progress towards satisfaction of the related performance obligations. Revenue is usually measured based on a percentage that costs incurred to date bears to total projected costs, or based on invoicing or contract milestones, over the course of these performance obligations. CorpAcq considers that the methods chosen are reasonable depictions of its performance in transferring control of the goods or services promised to its customers. Progress in completing such contracts may significantly affect results.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
3.2. Estimates and assumptions
Measurement of gross obligations under put options
CorpAcq entered into put options with the non-controlling shareholders of certain subsidiaries and associates, which can require CorpAcq to purchase the remaining interest in those subsidiaries and associates. CorpAcq also entered into warrant and put option agreements (puttable warrants) with third parties which can require CorpAcq to repurchase the shares issued upon exercise of such warrants. The amount that these options can ultimately be redeemed for is dependent on the future earnings of the related subsidiary.
Measurement of liabilities in respect of these gross obligations under put options involves judgement in determining the appropriate assumptions to be applied in the estimation of the gross redemption amount at inception. The assumptions principally relate to the future earnings of the business, used to estimate the ultimate amount the options can be redeemed for, and the rate applied to discount the liability to its present value. The future earnings of the applicable subsidiaries are estimated using different methodologies and consequently there is no one assumption that is individually material to the valuation. The liabilities are remeasured at each balance sheet date based on CorpAcq’s best estimate of the redemption amount at that time, using the original discount rate. Discount rates between 8.5% and 10.5% have been used to discount these liabilities.
Leases — Estimating the incremental borrowing rate
CorpAcq cannot readily determine the interest rate implicit in the lease, therefore, it uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that CorpAcq would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what CorpAcq ‘would have to pay’, which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease. CorpAcq estimates the IBR using observable inputs (such as market interest rates) when available and is required to make certain entity-specific estimates (such as the subsidiary’s stand-alone credit rating).
Valuation of intangible assets other than goodwill acquired in business combinations
Customer-related intangibles have arisen on the acquisitions of Bereco, Cwmtillery and Central Power. Those have been valued by management, based on the net cash flows of each acquired entity derived from historical customer data, discounted to present value over the period of the useful economic life associated with the Customer-related intangibles. More details on the significant assumptions used when measuring these assets are included in note 6, with the respective carrying values presented in note 11.
Impairment of goodwill
CorpAcq is required to test, on an annual basis, whether goodwill has suffered any impairment
The recoverable amount is determined by comparing the carrying amount of goodwill with the recoverable amount of the CGUs, or group of CGUs, to which it is allocated. The use of this method requires the estimation of future cash flows and the choice of a discount rate in order to calculate the present value of the cash flows. Such estimates are based on management’s experience of the business, but actual outcomes may vary. More details including carrying values and allocation of goodwill to CGU’s are included in note 11.
4. Revenue
CorpAcq’s revenue is substantially generated through transactions held in the United Kingdom (2022: 97.9%, 2021: 97.4%). Revenue is attributed to the country where the customer is located.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Set out below is the disaggregation of CorpAcq’s revenue:
Type of goods or service:	Relevant segments	2022	2021
		£’000s	£’000s
Sales of goods
Sale of industrial products	Industrial Products & Industrial Services(1)	284,180	248,779
Sale of retail products	Consumer Products	111,444	100,794
Construction contracts	Industrial Services	102,423	88,444
Maintenance and other services	Industrial Services and Other	88,981	79,496
Total revenue from contracts with customers		587,028	517,513
Plant hire (leasing) income	Industrial Services	46,194	39,819
Total revenue		633,222	557,332

(1)
Certain individual portfolio businesses in the Industrial Services segment that primarily lease and service industrial equipment also periodically sell products — primarily used equipment. While these businesses primarily focus on the lease and service of industrial equipment, the businesses sell used equipment that has surpassed its optimum lease period.

CorpAcq’s contract assets and liabilities are short term in nature and £4,481 and £3,834 of revenues recognized for the years ended December 31, 2022 and 2021, respectively, were included in contract liabilities at the beginning of the year.
As at December 31, 2022 and 2021, the aggregate amount of the transaction price allocated to remaining performance obligations (unsatisfied or partially unsatisfied) were £66,718 and £55,863, respectively, of which approximately half are expected to be recognized within one year and substantially all within four years. CorpAcq applies practical expedients to exclude from this disclosure contracts that have an original expected duration of one year or less, or that are related to contracts with revenues recognized under the right to invoice method.
5. Segment information
An operating segment is defined as a component of an entity that may earn revenues and incur expenses, and whose financial information is available, held separately, and evaluated regularly by the chief operating decision maker (“CODM”). In the case of CorpAcq, the Chief Executive Officer is responsible for allocating resources and assessing the performance of CorpAcq and is therefore the CODM.
CorpAcq regularly acquires UK-based businesses to hold within its portfolio. Upon acquisition, CorpAcq typically retains each portfolio business’ existing management team to continue to operate the business largely autonomously. CorpAcq does not organize the portfolio businesses or manage its business based on types of products or services, industry, or geography. The CEO regularly reviews revenue and adjusted EBITDA information for each individual portfolio business. As a result, CorpAcq has determined that each individual portfolio business represents a separate operating segment, consistent with the core principle of segment reporting. When an existing portfolio business directly acquires a business, the acquired business may not be considered a separate operating segment if the CODM does not regularly review revenue and adjusted EBTIDA of the acquired business on a standalone basis.
For financial statement reporting purposes, CorpAcq aggregates operating segments that meet the aggregation criteria. The judgments made by management in applying the aggregation criteria are based on the similarity of economic characteristics of these operating segments — including adjusted EBITDA and other relevant measures- as well as qualitative factors including (a) the nature of the products or services, (b) the nature of the production process, and (c) the type of customer, among other factors. CorpAcq’s individual portfolio businesses primarily engage in providing industrial products or services to businesses

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
across several industries. The individual portfolio businesses have historically operated primarily in the UK with limited international or global footprints.
CorpAcq has separately reported the Consumer Products operating segment, which generates revenue from business-to-consumer retailing of consumer products, including apparel, as it does not meet the criteria to be aggregated with other operating segments. Additionally, CorpAcq has aggregated certain operating segments into two additional reportable segments, Industrial Products and Industrial Services.
The Industrial Products reportable segment is comprised of businesses that generate revenue from the manufacturing of industrial products and on business-to-business supply of industrial products. The Industrial Services reportable segment is comprised of businesses that generate revenue by servicing business-to-business customers and focus on providing labor resources for industrial projects, including construction services, and the lease and maintenance of industrial equipment. Certain businesses within Industrial Services that primarily lease and service industrial equipment also periodically sell products — primarily used equipment that has surpassed the optimum lease period.
Management exercised judgment in determining that these businesses meet the criteria to be aggregated with other operating segments into a single Industrial Services reportable segment. Management views the primary activities of these businesses as the maintenance of industrial equipment, whether that equipment is leased by the business or owned outright, and believes its customers also consider the outputs similarly. Additionally, the product sales made by these businesses are considered ancillary sales of used equipment that have surpassed their optimum lease period. These qualitative factors, as well as similar economic characteristics between businesses with lease operations and sales of used rental equipment as compared to other industrial services operating segments, qualify these operating segments to be collectively aggregated as a single Industrial Services reportable segment.
All other operating segments that (a) do not meet the aggregation criteria and (b) are not required to be reported separately are collectively reported as part of Other reportable segment. Accordingly, CorpAcq has four reportable segments: Consumer Products, Industrial Products, Industrial Services, and Other.
Inter-segment revenues are eliminated upon consolidation and reflected in the ‘Adjustments, eliminations, & corporate allocations’ column.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Year ended December 31, 2022	Consumer Products	Industrial Products	Industrial Services	Other	Total segment	Adjustment, eliminations, & corporate allocations	Total consolidated
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Revenue
External customers	111,444	224,879	279,684	17,160	633,167	55	633,222
Inter-segment	—	377	3,513	11	3,901	(3,901)	—
Total revenue	111,444	225,256	283,197	17,171	637,068	(3,846)	633,222
Cost of sales	(39,710)	(162,448)	(196,449)	(9,979)	(408,586)	3,901	(404,685)
Selling and distribution expenses	(31,555)	(2)	(4,269)	—	(35,826)	—	(35,826)
General and administrative expenses	(30,656)	(41,798)	(50,692)	(6,871)	(130,017)	(872)	(130,889)
Other expenses, net	—	312	(2,463)	129	(2,022)	17	(2,005)
Add backs:
Depreciation	4,613	6,587	25,332	1,069	37,601	411	38,012
Amortization	1,143	2,131	1,345	16	4,635	(12)	4,623
Management fees(1)	500	3,692	7,185	300	11,677	(11,677)	—
Share-based payment expense	607	—	—	—	607	1,333	1,940
Non-core capital raise costs	—	—	—	—	—	1,804	1,804
Non-core professional fees	—	—	—	—	—	2,174	2,174
Segment adjusted EBITDA	16,386	33,730	63,186	1,835	115,137	(6,767)	108,370
Year ended December 31, 2021	Consumer Products	Industrial Products	Industrial Services	Other	Total segment	Adjustment, eliminations, & corporate allocations	Total consolidated
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Revenue
External customers	100,794	191,834	247,611	17,061	557,300	32	557,332
Inter-segment	—	571	2,893	64	3,528	(3,528)	—
Total revenue	100,794	192,405	250,504	17,125	560,828	(3,496)	557,332
Cost of sales	(37,017)	(139,021)	(173,687)	(9,817)	(359,542)	3,527	(356,015)
Selling and distribution expenses	(27,573)	(2)	(2,271)	—	(29,846)	—	(29,846)
General and administrative expenses	(28,509)	(34,947)	(46,820)	(6,781)	(117,057)	6,873	(110,184)
Other expenses, net	1,237	773	(3,948)	352	(1,586)	266	(1,320)
Add backs:
Depreciation	4,428	5,360	23,168	1,017	33,973	405	34,378
Amortization	1,143	1,379	1,372	16	3,910	(12)	3,898
Management fees(1)	500	3,315	6,912	300	11,027	(11,027)	—
Share-based payment expense	814	—	—	—	814	—	814
Segment adjusted EBITDA	15,817	29,262	55,230	2,212	102,521	(3,464)	99,057

(1)
Management fees are fixed amounts charged by CorpAcq Limited to its subsidiaries for general corporate services.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Reconciliation of profit before income tax
	2022	2021
	£’000s	£’000s
Segment adjusted EBITDA
Consumer Products	16,386	15,817
Industrial Products	33,730	29,262
Industrial Services	63,186	55,230
Other	1,835	2,212
Adjustments, eliminations, & corporate allocations	(6,767)	(3,464)
Total segment adjusted EBITDA	108,370	99,057
Share-based payment expense	(1,940)	(814)
Non-core capital raise costs(i)	(1,804)	—
Non-core professional fees(ii)	(2,174)	—
Depreciation and amortization	(42,635)	(38,276)
Finance income	290	187
Finance expense	(54,712)	(44,479)
Profit before income tax	5,395	15,675

(i)
Non-core capital raise costs related to the Reorganization represents bonuses paid to employees in connection with the successful completion of the Reorganization that were considered outside CorpAcq’s normal course of operations.

(ii)
Non-core professional fees related to the Reorganization primarily represent professional fees paid to third parties that advised CorpAcq on legal, accounting, and strategy matters on the Reorganization.

All CorpAcq’s non-current assets are located in the United Kingdom.
6. Business combinations and acquisition of non-controlling interests
Year ended December 31, 2022
During the year ended December 31, 2022, CorpAcq made the following acquisitions:
•
On April 19, 2022, CorpAcq acquired 100% of the issued share capital of Cwmtillery Glass Centre (Holdings) Limited and subsidiaries. The acquiree is one of the UK’s largest manufacturers and distributors of Insulating Glass Units (“IGU’s”).

•
On November 15, 2022, Qualitech Environment Services Limited (a subsidiary in which CorpAcq owns a 50.01% stake) acquired 51% of the issued share capital of Total Environment Technology Limited. Although CorpAcq effectively owns 25.5% of the acquiree, considering that CorpAcq controls its Qualitech Environment Services Limited, the transaction was treated as a business combination. The acquiree provides a comprehensive service in waste management and related areas of industrial activity and complements existing units of CorpAcq’s waste management business.

•
On November 30, 2022, CorpAcq acquired 100% of the issued share capital of Bereco Group Limited and subsidiaries. The acquiree offers high-quality bespoke timber windows and timber doors, supplied and/or installed, crafted from sustainably sourced softwood and hardwood.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
The aggregate fair values of the identifiable assets and liabilities assumed as at the date of acquisition were:
Total acquisitions
£’000s
Property, plant and equipment	10,281
Other intangible assets
Brands	1,493
Customer-related intangibles(i)	9,281
Supplier relationship	1,172
Cash and cash equivalents	11,179
Trade receivables	4,066
Inventories	101
Trade and other payables	(2,461)
Deferred tax liabilities	(3,996)
Lease liabilities	(1,915)
Interest-bearing loans and borrowings	(1,201)
Taxation and other payables	(2,609)
Provisions	(1,621)
Total identifiable net assets at fair value	23,770

(i)
customer-related intangibles using a multi-period excess earnings model (“MEEM”). The significant assumptions were: (i) growth attributable to existing customers of 55 – 100%; (ii) 15% of attrition; (iii) a discount rate of 18 – 20%; and (iv) useful life of 8 – 9 years.

The gross amount of trade receivables is consistent with fair value, and it is expected that the full contractual amounts can be collected.
The total purchase consideration and goodwill arising on these acquisitions were:
Total purchase consideration transferred	Total acquisitions
£’000s
Cash paid	25,827
Deferred consideration payable(i)	4,286
Non-Controlling interest measured at proportionate share of the acquiree’s identifiable net assets	(89)
Total identifiable net assets at fair value	(23,770)
Total goodwill arising on acquisitions	£6,254

(i)
includes contingent consideration of £2,075 estimated based on the forecasted results of the related business(es) acquired, as at the acquisition date. Contingent consideration payable relates to a percentage of results relative to pre-defined performance targets for the five financial periods post completion.

The goodwill arising from the acquisitions consists largely of the synergies and economies of scale expected from combining the operations of CorpAcq and the acquired entities. No goodwill recognized is expected to be deductible for income tax purposes.
The total net cash outflow on acquisitions of £14,648 was comprised of £25,827 cash paid net of £11,179 cash acquired.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
From the date of acquisition, the acquired entities contributed £16,835 to revenue and £2,285 to profit before income tax of CorpAcq. If the combinations had taken place at the beginning of 2022, CorpAcq’s revenue would have been £649,335 and CorpAcq’s profit before income tax would have been £7,611.
Transaction costs of £572 were expensed and are included in “General and administrative expenses.”
The acquisition accounting for the acquisitions remains provisional for up to one year from the acquisition date. Therefore, the amounts presented may change if new information is obtained relating to the conditions that existed at the acquisition date.
Year ended December 31, 2021
During the year ended December 31, 2021, CorpAcq made the following acquisitions:
•
On September 22, 2021, CorpAcq Limited acquired 100% of the issued share capital of Central Power Limited and subsidiaries. The acquiree is a high voltage power engineering company, specializing in the design and construction of electrical power infrastructure.

•
On August 24, 2021, CorpAcq Limited acquired 50% of the issued share capital of Redbridge Bury Limited. CorpAcq Limited had previously acquired 50% of the issued share capital of Redbridge Bury Limited in 2016 as an investment in a joint venture, and the remeasurement of previously held share capital to fair value at acquisition date resulted in a loss of £2,129, recognized as “Other expenses, net” in the consolidated statements of profit or loss. After the acquisition, CorpAcq Limited owns 100% of Redbridge Bury Limited and subsidiaries. The company acquired provides plumbing installation and maintenance contractors.

The aggregate fair values of the identifiable assets and liabilities assumed of these acquisition as at the date of acquisition were:
Total acquisitions
£’000s
Property, plant and equipment	596
Other intangible assets
Brands	380
Customer-related intangibles(i)	3,008
Inventories	71
Trade receivables	2,847
Cash and cash equivalents	3,308
Deferred tax liabilities	(890)
Lease liabilities	(376)
Interest-bearing loans and borrowings	(384)
Trade and other payables	(2,963)
Total identifiable net assets at fair value	5,597

(i)
customer-related intangibles using a multi-period excess earnings model (“MEEM”). The significant assumptions were: (i) growth attributable to existing customers of 75%; (ii) 12.5% of attrition; (iii) a discount rate of 19%; and (iv) useful life of 10 years.

The gross amount of trade receivables is consistent with their fair values, and it is expected that the full contractual amounts can be collected.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
The total purchase consideration and goodwill arising on these acquisitions were:
Total purchase consideration transferred	Total acquisitions
£’000s
Cash paid	6,116
Deferred consideration payable	2,008
Previously held interest at fair value	(121)
Settlement of pre-existing intercompany balance	(998)
Total identifiable net assets at fair value	(5,597)
Total goodwill arising on acquisitions	£1,904
Total bargain purchase arising on acquisitions	£(496)
The goodwill arising from the acquisitions consists largely of the synergies and economies of scale expected from combining the operations of CorpAcq and the acquired entities. No goodwill is expected to be deductible for income tax purposes. The bargain purchase arising on acquisitions is recognized as a gain in the consolidated statements of profit or loss.
The total net cash outflow on acquisitions of £2,808 was comprised of £6,116 cash paid net of £3,308 cash acquired.
From the date of acquisition, the businesses acquired contributed £5,121 to revenue and a decrease of £165 to profit before income tax of CorpAcq. If the combinations had taken place at the beginning of 2021, CorpAcq’s revenue would have been £565,290 and CorpAcq’s profit before income tax would have been £16,409.
Transaction costs of £499 were expensed and are included in “General and administrative expenses.”
7. Operating profit
Operating profit is derived after charging/(crediting) the following:
	2022	2021
	£’000s	£’000s
Costs of inventories recognized as expense	256,619	224,606
Wages and salaries	124,842	111,561
Distribution cost	35,440	29,846
Professional and consultancy fees	25,670	19,614
Costs of rental property, plant and equipment recognized as expense	12,616	9,662
Social security costs	12,092	10,208
Post-employment benefits	4,441	3,987
Waste disposal	4,087	3,740
Depreciation	38,012	34,378
Amortization of intangible assets	4,623	3,898
Expected credit losses of trade receivables and contract assets	233	209
Expenses relating to short-term and low value leases	204	2,714
Cash settled share-based payment expense	607	814
Equity settled share-based payment expense	1,333	—
Government grants	(85)	(2,075)

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
	2022	2021
	£’000s	£’000s
Net gain on disposal of property, plant and equipment	(693)	(899)
Net foreign exchange differences	(223)	14
Other expenses	53,587	45,088
Total	573,405	497,365

8. Finance expense
	2022	2021
	£’000s	£’000s
Interest on interest-bearing loans and borrowings	40,112	23,017
Interest on lease liabilities	2,487	2,085
Interest expense on loans from related parties	35	122
Interest expense on gross obligations under put options	8,082	5,936
Loss on remeasurement of gross obligations under put options	2,608	11,745
Invoice discounting	1,258	999
Other charges	130	575
Total finance expense	54,712	44,479
9. Income taxes
The major components of income tax expense for the years ended December 31, 2022 and 2021 are:
Consolidated profit or loss	2022	2021
	£’000s	£’000s
Income tax:
Current income tax charge	6,674	8,293
Prior year tax adjustment	(753)	(332)
Deferred tax:
Relating to origination and reversal of temporary differences	365	2,415
Prior year tax adjustment	697	248
Income tax expense reported in the consolidated statements of profit or loss	6,983	10,624
Consolidated other comprehensive income	2022	2021
	£’000s	£’000s
Deferred tax related to items recognized in the consolidated statements of other comprehensive income during in the year:
Net gain/(loss) on cash flow hedges	165	(346)
A reconciliation of tax expense to accounting profit multiplied by domestic tax rate for 2022 and 2021 is provided below:
	2022	2021
	£’000s	£’000s
Accounting profit before income tax	5,395	15,675
At domestic statutory income tax rate of 19%	1,025	2,978
Impact of tax rate changes	122	2,957
Income not taxable	(223)	(6)

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
	2022	2021
	£’000s	£’000s
Adjustment in respect of prior periods	(56)	(84)
Rollover relief	66	22
Losses in group undertaking prior to administration	74	213
Non-deductible expense for tax purposes	6,346	4,591
Other	(371)	(47)
At the effective income tax rate of 129% and 68%, respectively	6,983	10,624

Deferred tax relates to the following:
	Consolidated statements of financial position			Consolidated statements of profit or loss
	December 31, 2022	December 31, 2021	January 1, 2021	2022	2021
	£’000s	£’000s	£’000s	£’000s	£’000s
Accelerated capital allowance	(13,336)	(7,589)	(4,818)	(1,219)	(1,378)
Non trading timing difference	(6,974)	(7,731)	(6,443)	757	(1,288)
Short term timing difference	875	1,002	762	(127)	240
Losses	289	65	54	224	11
Deferred tax expense				(365)	(2,415)
Net deferred tax liabilities	(19,146)	(14,253)	(10,445)
Deferred tax balances reflected in the consolidated statements of financial position are as follows:
	December 31, 2022	December 31, 2021	January 1, 2021
	£’000s	£’000s	£’000s
Deferred tax assets	1,693	1,955	1,568
Deferred tax liabilities	(20,839)	(16,208)	(12,013)
Deferred tax assets/liabilities, net	(19,146)	(14,253)	(10,445)
A reconciliation of deferred tax assets/liabilities, net, is provided below:
	2022	2021
	£’000s	£’000s
As at January 1,	(14,253)	(10,445)
Tax expense in consolidated statements of profit or loss	(365)	(2,415)
Tax benefit/(expense) in consolidated statements of changes in equity	165	(346)
Acquisitions	(3,996)	(890)
Disposals	—	91
Adjustment in respect of prior years	(697)	(248)
As at December 31,	(19,146)	(14,253)
There is no expiry date on timing differences or tax credits.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
10. Property, plant and equipment
	Non-rental property, plant and equipment
	Land and buildings	Leasehold improvement	Plant and machinery	Fixtures and equipment	Forklift and motor vehicles	Other	Subtotal	Rental property, plant and equipment	Total
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Cost
As at January 1, 2021	45,087	3,060	73,490	16,403	25,926	21,723	185,689	133,716	319,405
Additions/modification	3,178	771	13,860	1,923	4,757	(3,117)	21,372	44,609	65,981
Acquisition of subsidiary	333	—	123	17	121	2	596	—	596
Disposal of subsidiary	—	—	(267)	(44)	(204)	—	(515)	—	(515)
Disposals	(1,131)	(214)	(6,847)	(3,783)	(2,071)	—	(14,046)	(24,085)	(38,131)
As at December 31, 2021	47,467	3,617	80,359	14,516	28,529	18,608	193,096	154,240	347,336
Additions	2,013	149	9,685	2,842	9,295	848	24,832	50,275	75,107
Acquisition of subsidiary	3,888	—	5,611	92	677	13	10,281	—	10,281
Transfers	—	—	704	513	530	—	1,747	(1,747)	—
Disposals	—	(225)	(8,568)	(76)	(2,603)	—	(11,472)	(22,970)	(34,442)
As at December 31, 2022	53,368	3,541	87,791	17,887	36,428	19,469	218,484	179,798	398,282
Accumulated depreciation
As at January 1, 2021	(4,593)	(720)	(52,443)	(11,390)	(14,211)	—	(83,357)	(53,192)	(136,549)
Depreciation charge for the year	(2,304)	(210)	(4,945)	(1,986)	(4,335)	(3,688)	(17,468)	(16,910)	(34,378)
Acquisition of subsidiary	—	—	154	22	153	—	329	—	329
Disposals	9	214	3,202	3,765	1,587	—	8,777	8,938	17,715
As at December 31, 2021	(6,888)	(716)	(54,032)	(9,589)	(16,806)	(3,688)	(91,719)	(61,164)	(152,883)
Depreciation charge for the year	(2,707)	(219)	(6,181)	(2,124)	(5,111)	(2,797)	(19,139)	(18,873)	(38,012)
Transfer	—	—	(357)	(306)	(279)	—	(942)	942	—
Disposals	—	225	1,434	68	1,978	—	3,705	8,275	11,980
As at December 31, 2022	(9,595)	(710)	(59,136)	(11,951)	(20,218)	(6,485)	(108,095)	(70,820)	(178,915)
Net carrying value
As at December 31, 2022	43,773	2,831	28,655	5,936	16,210	12,984	110,389	108,978	219,367
As at December 31, 2021	40,579	2,901	26,327	4,927	11,723	14,920	101,377	93,076	194,453
As at January 1, 2021	40,494	2,340	21,047	5,013	11,715	21,723	102,332	80,524	182,856
Included above are right-of-use assets held under lease agreements with a net book value of £76,005 (December 31, 2021: £69,358; January 1, 2021: £63,065). Further Information relating to leases are disclosed in note 20.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
11. Intangible assets and goodwill
	Goodwill	Brands	Customer-related intangibles	Supplier relationships	Total intangible assets
	£’000s	£’000s	£’000s	£’000s	£’000s
Cost
As at January 1, 2021	133,938	31,224	18,862	—	184,024
Acquisition of a subsidiary	1,904	380	3,008	—	5,292
Disposal	(353)	—	—	—	(353)
As at December 31, 2021	135,489	31,604	21,870	—	188,963
Acquisition of a subsidiary	6,254	1,493	9,281	1,172	18,200
As at December 31, 2022	141,743	33,097	31,151	1,172	207,163
Accumulated amortization
As at January 1, 2021	—	(3,411)	(11,106)	—	(14,517)
Amortization charge for the year	—	(2,148)	(1,750)	—	(3,898)
As at December 31, 2021	—	(5,559)	(12,856)	—	(18,415)
Amortization charge for the year	—	(2,446)	(2,149)	(28)	(4,623)
As at December 31, 2022	—	(8,005)	(15,005)	(28)	(23,038)
Net carrying value
As at December 31, 2022	141,743	25,092	16,146	1,144	184,125
As at December 31, 2021	135,489	26,045	9,014	—	170,548
As at January 1, 2021	133,938	27,813	7,756	—	169,507
The brands have an average estimated remaining useful life of 10 years (2021: 12 years).
The Customer-related intangibles have an average estimated remaining useful life of 8 years (2021: 5 years)
The supplier relationship has an average estimated remaining useful life of 11 years (2021: nil)
Goodwill impairment testing
Goodwill impairment testing is performed at the cash generating unit (“CGU”) level, comparing its recoverable amount to its carrying amount to determine if there is an impairment loss.
For impairment testing, goodwill acquired through business combinations is allocated to each CGU (or group of CGUs). CorpAcq determined that its CGUs are each individual portfolio business, which is consistent with its operating segments. CorpAcq’s significant CGUs and the carrying amount of goodwill allocated to each is as follows:
	December 31, 2022	December 31, 2021	January 1, 2021
	£’000s	£’000s	£’000s
WPI	28,490	28,490	28,490
Cotton Traders	25,726	25,726	25,726
W H Good	10,084	10,084	10,084
MSW	8,718	8,718	8,718
FMG	8,067	8,067	8,067
Plant Hire	5,383	5,383	5,383
Total	86,468	86,468	86,468
As a percentage of the total goodwill balance	61%	64%	65%

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
The aggregate amount of goodwill allocated to CGUs to which an insignificant amount of goodwill is allocated at December 31 2022 was £55,674 (2021: £49,021, 1 January 2021: £47,470).
The results of the impairment tests performed as at December 31, 2022 and 2021 and as at January 1, 2021 did not result in an impairment loss.
The recoverable amount of each CGU is determined by calculating its value in use (“VIU”). The VIU is calculated by estimating the CGU’s future cash generated from operations, capital expenditures required to maintain its assets, and changes in working capital requirements over a five-year period. A terminal value, which represents the value in the last year of the projection period of all subsequent cash flows into perpetuity, is included at the end of this period to reflect the remaining value that each CGU is expected to generate. These estimated future cash flows and the terminal value are then discounted using the weighted average cost of capital (“WACC”).
The estimates and budget data to which the above-mentioned parameters have been applied are those determined by management based on past performance and expectations of developments in the markets in which CorpAcq operates. The growth rate used in determining the terminal value was 3% for each period an impairment test was performed.
The WACC used to discount the cash flows reflects the current market assessment of the time value of money for the period being considered and the risks specific to the CGU under consideration. The increase in the WACC in 2022 compared to 2021 is primarily the result of central banks raising interest rates in several regions where CorpAcq operates, which has increased the risk-free rate.
The WACCs used to discount the cash flows of CorpAcq’s significant CGUs are as follows:
	December 31, 2022	December 31, 2021	January 1, 2021
Pre-tax Discount Rate
WPI	16.5%	14.5%	14.0%
Cotton Traders	18.5%	15.0%	13.0%
W H Good	16.0%	13.5%	13.0%
MSW	18.0%	15.0%	13.5%
FMG	18.0%	14.5%	14.0%
Plant Hire	12.5%	12.0%	10.5%
The methodology and assumptions used to calculate the recoverable value of the CGUs to which an insignificant amount of goodwill is allocated are consistent with those used for the significant CGUs.
CorpAcq did not identify any reasonably possible changes in key assumptions which would cause any of its CGUs carrying amounts to exceed its recoverable amount. Circumstances and events, which could potentially cause impairment losses, are constantly monitored by CorpAcq.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
12. Financial assets and financial liabilities
Financial assets
	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
	£’000s	£’000s	£’000s
Financial assets at fair value
Cash flow hedging instruments	—	468	—
Other financial assets at amortized cost
Deferred consideration receivable(i)	—	—	600
Debt instruments at amortized cost
Trade receivables	80,669	71,726	63,131
Loans receivable from related parties	2,749	7,967	8,386
Cash and cash equivalents	60,220	50,100	43,600
Total financial assets (current)	143,638	130,261	115,717

(i)
The deferred consideration receivable is due from Regency Glass Limited, a related party. Refer to note 24 for details

Financial liabilities
Interest-bearing loans and borrowings
	Interest	Maturities between	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
	(% p.a.)		£’000s	£’000s	£’000s
Facility agreement(i)	7% – 8% over base	06/15/2024 and 04/05/2025	196,073	197,048	196,142
Preference shares(ii)	15%, which increases by 1% annually beginning January 1, 2024	09/01/2029	102,633	—	—
Bonds	11%	06/08/2024	22,128	21,796	20,544
Facility agreement	10% – 11%	07/10/2023 and 11/01/2024	11,837	11,415	12,989
Term loans	2.15% – 5.5% over base or 10% – 11%	07/10/2023 and 03/02/2029	29,588	13,194	2,775
Invoice financing	2% – 2.98% over base	06/22/2021 and 4/20/2027, or within one year of the balance sheet date	15,228	11,957	9,348

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
	Interest	Maturities between	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
	(% p.a.)		£’000s	£’000s	£’000s
Revolving inventory facilities	2.15% – 3.75% over base	06/22/2021 and 04/20/2027, or within one year of the balance sheet date	24,754	26,147	35,043
Mortgages	1.45% – 3.95% over base	04/07/2024 and 04/19/2042	9,884	7,769	7,618
CBILS	4.8% – 5% over base or 11.9% – 15%	09/01/2025 and 04/20/2027	4,375	5,484	2,849
Other Loans	5%	On demand	500	500	500
Total			417,000	295,310	287,808
Current			62,404	46,040	48,430
Non-current			354,596	249,270	239,378

(i)
CorpAcq has a facility agreement with notional of £200,000, of which £120,000 is due on June 15, 2024 and £80,000 on April 4, 2025. The loans are secured by way of a fixed and floating charge over the specific assets within CorpAcq. Interest is charged on the loans at a rate of between 7% and 8% per annum. The outstanding balances are presented net of deal fees of £3,927 (2021: £2,952; 2020: £3,859).

(ii)
As part of the Reorganization, disclosed in note 1, CorpAcq issued 102,000,000 Preference Shares, for £1 each to Vintage, Nova and Orange UK Holdings Limited for £70,000, £2,000 and £30,000, respectively. The preference shares are redeemable at the Company’s discretion at any time, and mandatorily redeemable upon certain events and at the maturity date of 7 years and 6 months from issue. The preference shares initially incur a fixed cumulative preferential quarterly dividend at an annual rate of 15%, with subsequent increases to the annual rate after December 31, 2024. If the shares are redeemed prior to maturity, the redemption amount is the outstanding principal plus the higher of (i) cumulative paid or unpaid dividends, and (ii) between 25% and 40% of the principal amount. The outstanding balance is presented net of deal fees of £3,650.

The issuance of preference shares to Vintage was in conjunction with the issuance of two D ordinary shares. The total fair value of the preference shares and D ordinary shares issued to Vintage exceeded the consideration received in exchange for them. As the fair value of the instruments issued is not evidenced by Level 1 inputs, the difference between the consideration received and the fair value of the preference shares and D ordinary shares issued to Vintage is recorded as an adjustment to the carrying value of the preference shares and recognized through the effective interest rate method. The outstanding balance at December 31, 2022 is presented net of the remaining unamortized fair value difference of £1,092.
CorpAcq’s remaining interest-bearing loans and borrowings consists of several smaller borrowings facilities from banks, which are at various terms and rates as stated above.
CorpAcq pledges trade receivables assets as collateral to secure payables under the invoice financing arrangements. These transactions are conducted under terms that are usual and customary to standard contracts. The carrying amounts of assets pledged as collateral as at December 31, 2022 were £35,894 (2021: £32,811; 2020: £34,136).

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Debt covenants
The Facility is subject to two financial covenants, whereby, as of the last day of the calendar quarter, CorpAcq is required to meet certain leverage and liquidity financial covenants. The first is a leverage covenant that is calculated as a ratio of Covenant Net Debt to Covenant Adjusted EBITDA for each twelve-month period ending on the last day of each calendar quarter. The calculations of Covenant Net Debt and Covenant Adjusted EBITDA are governed by the facility agreement and differ from amounts presented in the consolidated financial statements. The second is a minimum liquidity covenant that assesses cash and cash equivalents within CorpAcq.
The debt at CorpAcq’s portfolio companies is subject to certain financial and liquidity covenants, which include certain restrictions related to the amount of cash that is allowed to be distributed to CorpAcq.
CorpAcq Limited was in compliance with all covenants or received waivers for any covenant breaches under its debt agreements during fiscal 2022 and 2021. Specifically, CorpAcq Limited received a waiver on a covenant breach for the first quarter of 2021 on the Facility, and the related covenant was revised in an amendment to the Facility.
In addition, CorpAcq’s subsidiaries were in compliance with all covenants or received waivers for any covenant breaches under their respective debt agreements during fiscal years 2022 and 2021. Maddox Bidco Limited, a subsidiary of the Company and the ultimate holding company of WPI Civil Engineering Limited, WPI Construction & Remediation Limited and WPI Surfacing Limited (collectively, “WPI”), holds debt subject to various financial covenants, including a leverage covenant. On June 30, 2021, when the balance of the debt was £23.8 million, WPI breached the leverage covenant as result of the COVID-19 pandemic which negatively impacted the house-building sector in which WPI operates. WPI received a waiver on the leverage covenant breach, and the related covenant was revised for the measurement period ending December 31 2021 to align with WPI’s anticipated results. Subsequent to the amendment, WPI has been in compliance with all covenants measured during fiscal years 2022 and 2021.
Other financial liabilities
	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
	£’000s	£’000s	£’000s
Financial liabilities at fair value
Cash flow hedging instruments	191	—	1,203
Deferred consideration payable (contingent)	2,134	—	—
Total financial instruments at fair value	2,325	—	1,203
Other financial liabilities at amortized cost
Gross obligations under put options (note 3.2)	89,282	79,010	61,329
Deferred consideration payable (fixed)	5,069	6,016	11,658
Loans payable to related parties	6,513	11,398	14,473
Total other financial liabilities at amortized cost	100,864	96,424	87,460
Total current	73,787	15,221	23,668
Total non-current	29,402	81,203	64,995

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Changes in liabilities arising from financing activities
	Interest-bearing loans and borrowings	Lease liabilities
	£’000s	£’000s
As at January 1, 2021	287,808	57,733
Additions	25,078	23,929
Interest accrual	23,017	2,085
Repayment of principal	(32,907)	(16,738)
Purchase of assets	—	(2,656)
Interest paid	(19,173)	(2,085)
Business acquired	384	376
Business disposed	(518)	(44)
Net proceeds from short-term borrowing facilities	11,621	—
As at December 31, 2021	295,310	62,600
Additions	116,422	26,950
Interest accrual	40,112	2,487
Repayment of principal	(10,562)	(21,036)
Purchase of assets	—	(3,912)
Interest paid	(30,315)	(2,487)
Business acquired	1,201	1,915
Net proceeds from short-term borrowing facilities	4,832	—
As at December 31, 2022	417,000	66,517
Fair value measurement
The following table provides the carrying amounts and the fair values, as well as the fair value measurement hierarchy, of CorpAcq’s financial assets and liabilities.
	Fair value measurement using
As at December 31, 2022	Carrying amount	Level 1	Level 2	Level 3
	£’000s	£’000s	£’000s	£’000s
Liabilities measured at fair value:
Deferred consideration payable (contingent)	2,134	—	—	2,134
Cash flow hedging instruments	191	—	191	—
Liabilities at amortized cost:
Gross obligations under put options	89,282	—	—	88,068
Interest-bearing loans and borrowings	417,000	—	417,000	—

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
	Fair value measurement using
As at December 31, 2021	Carrying amount	Level 1	Level 2	Level 3
	£’000s	£’000s	£’000s	£’000s
Assets measured at fair value
Cash flow hedging instruments	468	—	468	—
Liabilities at amortized cost:
Gross obligations under put options	79,010	—	—	77,526
Interest-bearing loans and borrowings	295,310	—	295,310	—
	Fair value measurement using
As at January 1, 2021	Carrying amount	Level 1	Level 2	Level 3
	£’000s	£’000s	£’000s	£’000s
Liabilities measured at fair value:
Cash flow hedging instruments	1,203	—	1,203	—
Liabilities at amortized cost:
Gross obligations under put options	61,329	—	—	61,329
Interest-bearing loans and borrowings	287,808	—	287,808	—
The level 2 fair values are estimated by discounting contractual future cash flows using rates currently available for debt of similar terms and remaining maturities. The level 3 fair values of the gross obligations under put options are estimated at each balance sheet date based on CorpAcq’s best estimate of the redemption amount at that time (as described in Note 3.2), using a market discount rate at the measurement date.
CorpAcq assessed that the fair values of all other financial assets and liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.
Cash flow hedging instruments
Foreign exchange forward contracts are designated as hedging instruments in cash flow hedges.
Forward foreign currency contracts are valued using quoted forward exchange rates and yield curves derived from quoted interest rates matching maturities of the contracts.
Losses of £659 (2021: profits of £1,671) were recognized in the consolidated statements of other comprehensive income. There was no hedge ineffectiveness in the period.
13. Financial risk management
CorpAcq’s operations are exposed to financial risks. Management aim to manage the risks in CorpAcq through an established monthly management review meeting with each of the businesses. The objective of CorpAcq’s financial management is to manage the financial risk at acceptable levels. A comprehensive financial reporting pack is circulated within each business on a monthly basis for each of the acquired businesses. Corporate governance reviews are undertaken on an annual basis with each of the businesses and are undertaken by members of CorpAcq’s management with responsibilities for legal and financial affairs.
Capital Management
CorpAcq’s objectives, when managing capital, are to safeguard CorpAcq’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure in order to minimize the cost of capital. If financing is required, management will consider whether debt or equity financing is more appropriate and proceed accordingly.
CorpAcq is exposed to interest rate risk, foreign currency risk, credit risk and liquidity risk. CorpAcq’s senior management oversees the management of these risks. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Interest rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. CorpAcq’s exposure to the risk of changes in market interest rates relates primarily to CorpAcq’s long-term debt obligations with floating interest rates. CorpAcq manages its interest rate risk by having a balanced portfolio of fixed and variable rate loans and borrowings.
The sensitivity analysis considered the historical volatility of short-term interest rates applicable in the United Kingdom and CorpAcq determined that it was reasonably possible that a change of 100 basis points could be experienced in the near term. A hypothetical 100 basis points increase in interest rates would have impacted “Finance expense” by £3.1 million and £2.8 million for the years ended December 31, 2022 and 2021, respectively.
Foreign currency risk
Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. CorpAcq’s exposure to the risk of changes in foreign exchange rates relates primarily to CorpAcq’s operating activities (when revenue or expense is denominated in a foreign currency).
Management do not consider that CorpAcq is significantly exposed to the financial risks of changes in foreign currency exchange rates as there are minimal transactions in foreign currency across CorpAcq. Any risk in fluctuations in exchange rates is mitigated by forward currency contracts. CorpAcq manages its foreign currency risk by hedging transactions that are expected to occur.
Credit risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. CorpAcq is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, and other financial instruments.
Customer credit risk is managed by each business unit subject to CorpAcq’s established policy, procedures and control relating to customer credit risk management. CorpAcq has no significant concentration of credit risk since the exposure is spread over a large number of customers.
Liquidity risk
Liquidity risk is the risk that CorpAcq will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. CorpAcq’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank overdrafts, bank loans and lease contracts.
In order to maintain liquidity to ensure that sufficient funds are available for ongoing operations and future developments, CorpAcq uses a combination of longer-term and short-term debt finance.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
The table below summarizes the maturity profile of CorpAcq’s financial liabilities based on contractual undiscounted payments:
As at December 31, 2022	On demand to 12 months	1 to 2 years	2 to 5 years	>5 years	Total
	£’000s	£’000s	£’000s	£’000s	£’000s
Interest-bearing loans and borrowings	99,144	192,293	157,744	140,804	589,985
Lease liabilities	24,405	17,140	19,681	9,261	70,487
Loans payable to related parties	6,513	—	—	—	6,513
Deferred consideration payable	3,440	1,312	3,595	—	8,347
Gross obligations under put options	64,367	26,458	3,358	—	94,183
Trade and other payables	99,715	—	—	—	99,715
As at December 31, 2021	On demand to 12 months	1 to 2 years	2 to 5 years	>5 years	Total
	£’000s	£’000s	£’000s	£’000s	£’000s
Interest-bearing loans and borrowings	65,980	29,279	257,356	2,959	355,574
Lease liabilities	17,486	16,606	18,682	10,472	63,246
Loans payable to related parties	11,398	—	—	—	11,398
Deferred consideration payable	3,126	1,929	1,200	—	6,255
Gross obligations under put options	690	63,650	27,265	—	91,605
Trade and other payables	89,136	—	—	—	89,136
As at January 1, 2021	On demand to 12 months	1 to 2 years	2 to 5 years	>5 years	Total
	£’000s	£’000s	£’000s	£’000s	£’000s
Interest-bearing loans and borrowings	66,461	20,406	281,310	372	368,549
Lease liabilities	14,721	15,677	19,717	12,487	62,602
Loans payable to related parties	14,473	—	—	—	14,473
Deferred consideration payable	7,183	3,217	1,580	—	11,980
Gross obligations under put options	802	—	76,734	—	77,536
Trade and other payables	84,468	—	—	—	84,468
The timing of contractual undiscounted cash flows of the gross obligations under put options is based on the earliest date the holder can exercise the options. The amount of cash flow is CorpAcq’s estimate of the exercise price at the time of the earliest exercise date, based on management’s forecasts at the period end. The exercise price is based on the subsidiary business’ financial performance prior to maturity, multiplied by a multiple specified in the contract, or the fair value of the underlying holdings as determined by a third party. There is no requirement for the holder to exercise the option at that time, and any actual cash flow will be based on actual results and as such differ from this expectation.
14. Inventories
	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
	£’000s	£’000s	£’000s
Raw materials	7,859	7,064	6,120
Work in progress	2,693	1,623	1,529
Finished goods	38,465	34,022	26,960
Total	49,017	42,709	34,609

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
15. Trade and other receivables
	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
	£’000s	£’000s	£’000s
Receivables from Contract with customers	78,762	69,964	62,020
Receivables from leasing contracts	3,323	3,193	2,961
Total receivables from third party customers	82,085	73,157	64,981
Contract assets	8,406	6,923	5,135
Subtotal	90,491	80,080	70,116
Allowance for expected credit losses	(1,416)	(1,431)	(1,850)
Total	89,075	78,649	68,266
The aging of CorpAcq’s trade receivables are as follows:
	Days past due
As at December 31, 2022	Contract assets	0 – 30 days	31 – 60 days	61 – 90 days	91 – 365 days	> 1 year	Total
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Expected credit loss rate	0.0%	0.2%	0.6%	1.4%	11.2%	70.3%	1.6%
Estimated total gross carrying amount at default	8,406	43,323	25,161	6,741	6,338	522	90,491
Expected credit loss	—	(85)	(159)	(96)	(709)	(367)	(1,416)
	Days past due
As at December 31, 2021	Contract assets	0 – 30 days	31 – 60 days	61 – 90 days	91 – 365 days	> 1 year	Total
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Expected credit loss rate	0.0%	0.2%	0.3%	1.4%	21.4%	100.0%	1.8%
Estimated total gross carrying amount at default	6,923	39,751	22,304	6,248	4,647	207	80,080
Expected credit loss	—	(81)	(61)	(88)	(994)	(207)	(1,431)
	Days past due
As at January 1, 2021	Contract assets	0 – 30 days	31 – 60 days	61 – 90 days	91 – 365 days	> 1 year	Total
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Expected credit loss rate	0.0%	0.0%	0.3%	1.4%	29.3%	100.0%	2.6%
Estimated total gross carrying amount at default	5,135	34,832	20,087	4,932	4,854	276	70,116
Expected credit loss	—	(13)	(66)	(71)	(1,424)	(276)	(1,850)

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Set out below is the movement in the allowance for expected credit losses of trade receivables and contract assets:
	2022	2021
	£’000s	£’000s
As at January 1,	(1,431)	(1,850)
Provision for expected credit losses	(233)	(209)
Write off	248	628
As at December 31,	(1,416)	(1,431)
16. Issued capital
Subsequent to the Reorganization disclosed in note 1, the fully paid-up share capital of the Company as at December 31, 2022 was £715, consisting of 715,101,002 ordinary shares with a nominal value of £0.001. Prior to that, the fully paid-up share capital of the Company as at December 31, 2021 and as at January 1, 2021 was £79, consisting of 79,362 ordinary shares with a nominal value of £1.
The number of ordinary shares disclosed below has been retrospectively adjusted to reflect the Reorganization, resulting in a total number of ordinary shares outstanding as follows:
	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
Ordinary “A” shares	—	50,060	50,060
Ordinary “A1” shares	494,220,000	10,475	10,475
Ordinary “A2” shares	220,880,000	—	—
Ordinary “B” shares	—	15,000	15,000
Ordinary “C” shares	1,000	3,451	3,451
Ordinary “D” shares	2	—	—
Ordinary “E” shares	—	376	376
Total as previously reported	715,101,002	79,362	79,362
Retrospective application of capital reorganization	—	1,587,160,638	1,587,160,638
Total as adjusted to reflect the Reorganization	715,101,002	1,587,240,000	1,587,240,000
Prior to the Reorganization, the classes of shares ranked pari passu to one another, except that Class A shares granted one vote per share and Class E shares did not hold any distribution rights. Subsequent to the Reorganization, the terms of the classes of shares issued and fully paid as at December 31, 2022 are summarized below:
•
Class A1 shares grant one vote per share and rights to dividends after considering the amounts distributed to Class C and D shareholders.

•
Class A2, rank pari passu in all respects to Class A shares, except that they accrue no voting rights.

•
Class B shares shall accrue no rights to vote and have no rights to dividends up to the distribution of the aggregate cumulative of £200.0 million. For distributions in excess of this amount, the same dividends rights in A1 and A2 applies.

•
Class C shares shall accrue no rights to vote and have no rights to dividends up to the distribution of the aggregate cumulative of £200.0 million. For distributions in excess of this amount, C shares provides rights to 7% of future distributions, adjusted for the proportion of shares vested (refer to note 22).

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
•
Class D shares shall accrue no rights to vote and rights to 2.5% of all distributions, unless it is a distribution of equity proceeds from the sale or IPO of the Company, in which case the dividend is reduced to 1% for the portion of any distributions of equity proceeds in excess of £700 million.

No dividend was declared and paid during the years ended December 31, 2022 and 2021.
17. Earnings/(loss) per share (EPS)
Basic EPS is calculated by dividing the net (loss)/profit attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.
Diluted EPS is calculated by dividing the net (loss)/profit attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.
Basic and diluted earnings per share is computed using the two-class method. The classes of shares prior to the Reorganization (legacy shares) will presented as outstanding in 2021 and weighted for the relative portion of 2022 that they were outstanding, while the classes of shares subsequent to the Reorganization will be presented prospectively for the portion of 2022 that they were outstanding.
The allocation of earnings between each class of shares is based on their respective economic rights to the undistributed earnings of CorpAcq as disclosed in note 16.
The following table reflects the income and share data used in the basic and diluted EPS calculations:
	Year ended December 31, 2022	Year ended December 31, 2021
	£’000	£’000
Numerator:
Profit/(loss) for the year attributable to equity holders – Basic and diluted	(2,570)	4,711
Amounts allocated to legacy shares	1,530	4,711
Amounts allocated to Class A1 Shares	(2,774)	—
Amounts allocated to Class A2 Shares	(1,223)	—
Amounts allocated to Class D Shares	(103)	—
Denominator:
Basic and diluted weighted average ordinary shares	856,668,336	1,579,720,000
Legacy Shares(1)	263,286,667	1,579,720,000
Class A1 Shares(2)	411,850,000	—
Class A2 Shares(2)	181,531,667	—
Class D Shares(2)	2	—
	£	£
Earnings/(loss) per share attributable to equity holders:
Basic and diluted earnings per share
Legacy Shares	0.01	0.00
Class A1 Shares	(0.01)	n/a
Class A2 Shares	(0.01)	n/a
Class D Shares	(61,492.74)	n/a

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements

(1)
Weighted average for the period pre-Reorganization, as described in note 1

(2)
Weighted average for the period post-Reorganization, as described in note 1

Class C shares (post-Reorganization) and Class E shares (pre-Reorganization) were excluded from the computation of basic and diluted earnings per share as they are not entitled to earnings attributable to CorpAcq and therefore are not participating securities.
The potential shares issued through certain share-based compensation schemes at one of CorpAcq’s subsidiaries were considered to be anti-dilutive for the years ended December 31, 2022 and 2021.
There are no other outstanding financial instruments or agreements convertible into potentially dilutive common shares in the reporting years.
18. Non-controlling interests
Non-controlling interests are material in one subsidiary of CorpAcq, namely “Caledonia Materials Handling”. The summarized financial information for this entity is provided below based on amounts before inter-company eliminations.
	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
	£’000s	£’000s	£’000s
Summarized consolidated statements of financial position
Non-current assets	40,837	39,433	40,167
Current assets	13,046	12,445	8,577
Non-current liabilities	(17,178)	(14,093)	(4,062)
Current liabilities	(14,296)	(18,609)	(27,854)
Total equity	(17,748)	(14,840)	(12,732)
Non-controlling interests	(4,661)	(4,336)	(4,096)
	Year ended December 31, 2022	Year ended December 31, 2021
	£’000s	£’000s
Summarized consolidated statements of profit or loss
Revenue from contracts with customers	29,424	26,488
Net profit	3,254	2,427
Total comprehensive income	3,254	2,427
Attributable to non-controlling interests	325	243
	Year ended December 31, 2022	Year ended December 31, 2021
	£’000s	£’000s
Summarized consolidated statements of cashflows
Operating activities	7,958	7,537
Investing activities	1,064	10,144
Financing activities	(8,904)	(14,670)
Net increase in cash and cash equivalents	118	3,011

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
19. Trade and other payables
	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
	£’000s	£’000s	£’000s
Trade payables	61,550	51,671	45,082
Accruals	9,565	10,121	6,753
Provisions	6,359	7,174	5,201
Wages and bonuses	2,869	2,400	1,987
Other taxes and social security	15,024	14,154	21,565
Cash settled share-based payments	667	—	—
Cash flow hedging instruments	191	—	1,203
Other creditors	3,490	3,616	2,677
Total	99,715	89,136	84,468
Trade payables and other payables are non-interest bearing and are normally settled in 30 to 90 days.
20. Leases
Group as a lessee
CorpAcq has lease contracts for various items of property, plant and equipment used in its operations. The movement of these asset balances is disclosed in note 12. The movements during the year and the maturity analysis of lease liabilities are disclosed in note 12 and note 13, respectively. The following are the amounts recognized in the consolidated statements of profit or loss:
	2022	2021
	£’000s	£’000s
Depreciation expense of right-of-use assets	(7,841)	(7,874)
Interest expense on lease liabilities	(2,487)	(2,085)
Expense relating to leases of short-term and low-value assets (included in “General and administrative expenses”)	(204)	(2,159)
Total amount recognized in the consolidated statements of profit or loss	(10,532)	(12,118)
Group as a lessor
CorpAcq has entered into operating leases of certain plants, machinery and forklifts. These leases have terms of between 1 day and 8 years. Rental income recognized by CorpAcq for the years ended December 31, 2022 and 2021 were £46,194 and £39,819, respectively.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Future minimum rentals receivable under non-cancellable operating leases as at December 31, 2022 and 2021 are as follows:
	2022	2021
	£’000s	£’000s
Within one year	10,009	8,826
Between 1 and 2 years	8,463	6,986
Between 2 and 3 years	6,081	5,256
Between 3 and 4 years	4,179	3,114
Between 4 and 5 years	1,701	1,437
More than 5 years	571	477
Total	31,004	26,096
21. Pensions and other post-employment benefit plans
CorpAcq’s member companies operate insured defined contribution pension schemes for the benefit of employees. The assets of the schemes are held separately from those of CorpAcq in independently administered funds. The total expense charged to the consolidated statements of profit or loss for the years ended December 31, 2022 and 2021 were £4,441 and £3,987, respectively, representing contributions payable by the companies to the funds.
22. Share-based payments
Equity-settled transactions
CorpAcq issued 1,000 C Ordinary Shares on March 1, 2022 in exchange for services provided and to be provided by a non employee. 25% of the shares vest immediately, and an incremental 75% vest over a three-year period on a linear interpolation basis. The shares will be fully vested on March 1, 2025. Management determined that the fair value of the services received cannot be estimated reliably as the services are bespoke in nature. CorpAcq therefore measured the services by reference to the fair value of the equity instruments granted. The fair value of the shares that vested immediately was recognized as an expense for services provided to date. The shares that vest over the three-year period are recorded as an expense over that period based on the fair value of the shares at the time services are rendered.
The fair value per share was calculated using a market multiples approach to determine the equity value of CorpAcq, after which a Monte Carlo simulation was performed to estimate the fair value attributable to the C Ordinary Shares, considering the capital structure of CorpAcq and distribution rights of each class of ordinary shares. The number of shares for which the fair value is recognized as an expense is based on the number of shares which vest in that period.
The inputs to the market multiple valuation and Monte Carlo simulation throughout the year were as follows:
December 31, 2022
Assumption
EV/EBITDA Multiple	5.0x – 7.9x
Weighted average fair value per share at the measurement date	£3,245
Units vested in period	634
Time to Exit	2.75 – 3.50 years
Dividend yield	3% – 5%
Volatility	30% – 40%
Risk-free rate	0.85% – 4.34%

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
The charge recognized in the consolidated statements of profit or loss for the year ended December 31, 2022 was £1,333.
Cash-settled transactions
A subsidiary operates a share-based compensation plan, under which certain employees have been granted options over D ordinary shares and E ordinary shares in the subsidiary. The share options are treated as a cash settled scheme and are recognized as a liability.
At each balance sheet date, CorpAcq revises its estimates of the number of share incentives that are expected to vest and revises the fair value estimate. The impact of the revision of original estimates, if any, is recognized within “General and administrative expenses” in the consolidated statements of profit or loss with a corresponding adjustment to “Other liabilities” in the consolidated statements of financial position, over the remaining vesting period.
No share-based awards have vested in the year. The charge recognized in the consolidated statements of profit or loss for the year ended December 31, 2022 is £607 (2021: £814). The carrying amount of the liability relating to share-based payment at December 31, 2022 is £2,417 (£1,810 as at December 31, 2021 and £996 as at January 1, 2021).
23. Subsidiaries
As at December 31, 2022 CorpAcq includes 128 subsidiaries. The table below includes the Company’s principal subsidiaries determined as either contributing to a relevant portion of CorpAcq assets or revenues as at December 31, 2022. For all other subsidiaries, the assets and revenues did not exceed 5%, and the aggregate did not exceed 20% of CorpAcq’s consolidated assets or revenues for the year ended December 31, 2022:
				% of equity interest
Name	Principal activities	Country of incorporation	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
Metcalfe Plant Hire Limited	General construction and civil Engineering	England and Wales	100%	100%	100%
Filtermech Plant Sales Limited	Sales of plant and machinery	England and Wales	90%	90%	90%
Carrylift Materials Handling Limited	Sale and hire of forklift trucks	England and Wales	100%	100%	100%
Hessle Plant Limited	Sale and hire of forklift trucks	England and Wales	100%	100%	100%
Douglas Gillespie Plant Limited	Sale and hire of forklift trucks	Scotland	90%	90%	90%
G.M. Leitch Limited	Sale and hire of forklift trucks	Scotland	90%	90%	90%
A&S Forklift Services Limited	Sale and hire of forklift trucks	Scotland	90%	90%	90%
Gray Forklift Services Limited	Sale and hire of forklift trucks	Scotland	90%	90%	90%
Gray Material Handling (Inverness) Limited	Sale and hire of forklift trucks	Scotland	90%	90%	90%
Strategic Resources European Recruitment Consultants Limited	Recruitment agency	Scotland	100%	100%	100%
Livingston Precision (Engineering) Limited	Precision engineering	Scotland	100%	100%	100%
Deans Engineering (Livingston) Limited	Precision engineering	Scotland	100%	100%	100%

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
				% of equity interest
Name	Principal activities	Country of incorporation	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
Flexible Surface Technology Limited	Treatment and coating of metals	Scotland	100%	100%	100%
Supaglaze Limited	Production of windows and composite doors	England and Wales	90%	90%	90%
Supaglaze Properties Limited	Property	England and Wales	100%	100%	100%
Key Forensic Services Limited	Forensic Services	England and Wales	80%	80%	84%
MSW (UK) Limited	Specialist construction activities	England and Wales	100%	100%	100%
Scaffolding Access Solutions Limited	Scaffold erection	England and Wales	49%	49%	49%
Yilmaz UK Limited	Wholesale of machine tools	England and Wales	75%	75%	75%
AM Recruitment (Huddersfield) Ltd	Recruitment	England and Wales	100%	100%	70%
Pumps and Gearboxes Limited	Wholesale of machine tools	England and Wales	75%	75%	75%
Richard Alan Engineering Company Limited	Various engineering	England and Wales	100%	100%	100%
Cotton Traders Limited	Clothing retail	England and Wales	55%	55%	55%
WPI Construction & Remediation Limited	Civil Engineering	England and Wales	75%	75%	75%
WPI Civil Engineering Limited	Civil Engineering	England and Wales	75%	75%	75%
WPI Surfacing Limited	Construction of roads and Motorways	England and Wales	75%	75%	75%
2 Recycling Limited	Recycling Services	England and Wales	50%	50%	50%
Qualitech Environmental Services Limited	Collection of hazardous waste	England and Wales	50%	50%	50%
Ferrous Protection Limited	Treatment and coating of metals	England and Wales	25%	25%	25%
W H Good Limited	Electrical installation	England and Wales	67%	67%	67%
W H Good Automation Limited	Electrical installation	England and Wales	67%	67%	67%
Plant Hire UK Limited	Hire of civil engineering Machinery	England and Wales	100%	100%	100%
Plant Sales Direct Limited	Sale of civil engineering Machinery	England and Wales	100%	100%	100%
Builders Supply (North West) Limited	Sale of building materials	England and Wales	100%	100%	100%
Lloyds Spar Quarries (Mold) Limited	Sale of building materials	England and Wales	100%	100%	100%
Peakdale Quarry Products Limited	Sale of building materials	England and Wales	100%	100%	100%
Cwmtillery Glass Centre Limited	Manufacture and distribution of insulating glass units	England and Wales	100%	0%	0%

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
24. Related Parties
Both prior to and subsequent to the Reorganization, the ultimate controlling party is considered to be Orange UK Holdings Limited, which holds 85% and 99% of voting share capital, respectively.
The following table provides the total amount of transactions that have been entered into with related parties for the relevant financial year:
	As at December 31, 2022	As at December 31, 2021	As at January 1, 2021
	£’000s	£’000s	£’000s
Loans receivable from related parties
Orange UK Holdings Limited(i)	—	5,395	5,411
VE Capital Property Company Limited(ii)	2,322	2,157	2,000
Regency Glass Limited(iii)	—	—	500
MorCor Limited(iv)	427	415	475
Total	2,749	7,967	8,386
Loans payable to related parties
SSO Consulting Limited(v)	5,857	11,217	11,181
Brownbridge Limited (note 6)	—	—	1,758
Orange Investments One Limited(vi)	617	—	600
Orange UK Holdings Limited	—	—	447
Other	39	181	487
Total	6,513	11,398	14,473

(i)
No interest was charged on the balance, and it was repayable on demand. The balance was fully settled in exchange for the cancellation of loans payable to SSO Consulting Limited during the year ended December 31, 2022.

(ii)
The loan due from VeCapital Property Company Limited, a company where Simon Orange is the majority shareholder and a director, was an investment from Cotton Traders Limited. The balance is subject to an interest rate of 7% and is repayable on demand subject to a two-month notice period. CorpAcq accrued interest revenues with VeCapital Property Company Limited for the year ended December 31, 2022 of £165 (2021: £157).

(iii)
Loan outstanding to CorpAcq from Regency Glass Limited, a company where Simon Orange has a 50% ownership interest and is a director, and fully settled during the year ended December 31, 2021. In addition to the above, CorpAcq also had deferred consideration receivable of £600 at January 1, 2021, which is included in “Deferred consideration receivable” (see Note 12). This amount was also fully settled during the year ended December 31, 2021.

(iv)
The loan due from MorCor Limited was to provide funding to MorCor Limited, a company where CorpAcq has a 49% ownership interest and Simon Orange is a director. Balances are subject to interest rate of 2% above base rates and are payable on demand. During the year ended December 31, 2022, the MorCor Loan accrued interest of £15 (2021: £10).

(v)
The balances due to SSO Consulting Limited, a company where Simon Orange has a 100% ownership interest and is a director, are related to outstanding consulting fees of £4,801 as at December 31, 2022 (December 31, 2021 and January 1, 2021: £10,214) and an outstanding loan arrangement balances of £1,056 as at December 31, 2022 (December 31, 2021: £1,003; January 1, 2021: £968). No interest is charged on the outstanding consulting fees and the balance is repayable on demand. The loan balance is subject to an interest rate of 5% per annum and is fully repayable on demand. CorpAcq incurred

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
interest expenses over the loan arrangement with SSO Consulting Limited of £35 for the year ended December 31, 2022 (2021: £35)
(vi)
The loan is due to Orange Investments One Limited, a company where Simon Orange has a 50% ownership interest in and is a director alongside his spouse who holds the remaining 50% ownership interest and is also a director. Orange Investments One Limited charged fees for the provision of consultancy work performed by Simon Orange to CorpAcq for the year ended December 31, 2022 of £2,392 (2021: £1,160).

In addition to the above, On March 1, 2022, CorpAcq has incurred in £210,000 in brokerage fees to NIX Services Ltd. (“NIX”), an entity of which Simon Orange, Chairman of the CorpAcq Board, owns 20% of the outstanding equity interests. The brokerage fee was with respect to an insurance policy that NIX procured in connection with Corporate Reorganization as discussed in Note 1.
Compensation of key management personnel of CorpAcq
	2022	2021
	£’000s	£’000s
Short-term employee benefits	4,050	1,719
Post-employment pension and medical benefits	35	25
Total compensation paid to key management personnel	4,085	1,744
The amounts disclosed in the table are the amounts recognized as an expense during the reporting period related to key management personnel.
25. Events after the reporting period
Businesses Acquired
After the reporting period ended December 31, 2022, CorpAcq made the following acquisitions:
•
On March 17, 2023, Qualitech Environment Services Limited (a subsidiary in which CorpAcq owns a 50.01% stake) acquired 100% of the issued share capital of Envirocleanse Limited, a water tank cleaning service provider for residential, commercial, and industrial customers.

•
On June 13, 2023, Hardroad Limited, a wholly-owned subsidiary of CorpAcq, acquired 100% of the issued share capital of Hamilton & Brydie Limited. The acquiree is the largest processor of washed dry dash in Scotland.

•
On June 16, 2023, CorpAcq acquired 80% of the issued share capital of CA Lynton HoldCo Limited. The acquiree is a specialist builder of trailers, demountables and bodies on chassis cabs. The 20% of the issued share capital retained by the sellers is subject to written put options, which will be accounted as described in note 3.2.

•
On July 28, 2023, CorpAcq acquired 100% of the issued share capital of Heritage Somerfield Holdings Limited. The acquiree is engaged in the fabrication of PVC, composite doors and aluminum windows and doors.

•
On September 5, 2023, CorpAcq acquired 100% of the issued share capital of Carlisle Refrigeration (Holdings) Limited. The acquiree is engaged in the sale, servicing and installation of temperature control equipment for transport and commercial customers.

Given the proximity of the date of approval of these financial statements and the date of the acquisition of Heritage Somerfield Holdings Limited and Carlisle Refrigeration Holdings Limited, management have not completed the purchase price allocation exercise for these two acquisitions, as required under IFRS 3. The

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
total consideration paid for these acquisitions is approximately £46.0 million (£39.7 million in cash, and £6.3 million in fixed deferred consideration).
The table below shows the aggregate preliminary fair values of the identifiable assets and liabilities assumed as at the date of acquisition of the remaining business combinations mentioned above.
Total acquisitions
£’000s
Property, plant and equipment	5,033
Other intangible assets
Brands	344
Customer-related intangibles(i)	1,623
Cash and cash equivalents	3,178
Trade receivables	2,447
Inventories	1,819
Trade and other payables	(1,289)
Deferred taxes liabilities	(710)
Lease liabilities	(2,888)
Taxation and other payables	(127)
Provisions	(910)
Total identifiable net assets at fair value	8,520

(i)
customer-related intangibles using a multi-period excess earnings model (“MEEM”). The significant assumptions were: (i) growth attributable to existing customers of 100%; (ii) 15% of attrition; (iii) a discount rate of 27%; and (iv) useful life of 6 – 8 years.

The gross amount of trade receivables is consistent with fair value, and it is expected that the full contractual amounts can be collected.
The total purchase consideration transferred and resulting goodwill for the acquisitions included above were:
Total purchase consideration transferred	Total acquisitions
£’000s
Cash paid	7,329
Non-cash consideration pledged	645
Deferred consideration payable	865
Gross obligations under put options	734
Non-controlling interest measured at proportionate share of the acquiree’s identifiable net assets	128
Total goodwill arising on acquisitions	£1,181
The goodwill arising from the acquisitions consists largely of the synergies and economies of scale expected from combining the operations of CorpAcq and the acquired entities. No goodwill is expected to be deductible for income tax purposes.
The acquisition accounting for the above business combinations remains provisional for up to one year from the acquisition date and may change if new information is obtained relating to the conditions that existed at the acquisition date.

Consolidated financial statements of CorpAcq Holdings Limited
Notes to the consolidated financial statements
Acquisition of minority interests in Caledonia Materials Handling
On March 7, 2023, CorpAcq increased its shareholding in Caledonia Materials Handling Limited (“Caledonia”) from 90% to 100% following a series of transactions with Caledonia non-controlling shareholder to exchange the total of its ownership in Caledonia for 7,190,120 Ordinary A2 shares in CorpAcq Holdings Limited.
Considering the proportion of the equity held by non-controlling interests has changed, CorpAcq will adjust the carrying amounts of the controlling and non-controlling interests to reflect the changes in the relative interests in Caledonia directly in equity, with non-controlling interests balances of £7 and £4,716 being reclassified to Issued Capital and Share Premium, respectively.
Leverage covenant breach in WPI
On June 30, 2023, when the balance of the debt was £22.5 million, WPI breached a leverage covenant as a result of a slowdown in the house-building industry caused by high mortgage rates and the increased cost of labor and materials.
WPI received a waiver on the leverage covenant on September 18, 2023, and all financial covenants were removed from the agreement. As part of the amendment, the related debt was partially refinanced. On the same date, WPI repaid £7.0 million of the debt which was funded partially by new loans and partially by cash.
Proposed Business Combination
On August 1, 2023, CorpAcq entered into a definitive agreement and plan of merger with Churchill Capital Corp VII (Churchill), a special purpose acquisition company. Churchill is a blank check company incorporated in Delaware and was formed to acquire one or more operating businesses through a business combination. Upon closing of the transaction, the combined company will operate as CorpAcq Group Plc and intends to list on the Nasdaq Global Market.
The transaction, which has been approved by the Board of Directors of CorpAcq and Churchill, is expected to close early 2024 and is subject to approval by Churchill’s shareholders, Churchill having available cash at closing of at least $350 million net of transaction fees and other customary closing conditions.

Interim condensed consolidated financial statements of
CorpAcq Holdings Limited
Interim condensed consolidated statements of profit or loss
for the six months ended June 30, 2023 and 2022 (unaudited)
	Notes	Six months ended June 30, 2023	Six months ended June 30, 2022
		£’000s	£’000s
Revenue	4	341,555	305,754
Cost of sales	7	(214,015)	(193,605)
Gross profit		127,540	112,149
Selling and distribution expenses	7	(18,321)	(17,374)
General and administrative expenses	7	(73,522)	(65,891)
Other expenses, net	7	(1,836)	(1,140)
Operating profit		33,861	27,744
Finance expense		(31,256)	(22,679)
Finance income		147	23
Profit before income tax		2,752	5,088
Income tax expense	8	(3,217)	(2,429)
Net (loss)/profit		(465)	2,659
Attributable to:
Equity holders of the parent		(1,000)	2,202
Non-controlling interests		535	457
(Loss)/earnings per share	13
Basic and diluted, per share net (loss)/profit attributable to ordinary equity holders of the parent (in £’s)
Legacy Shares		n/a	0.00
Class A1 Shares		(0.00)	0.00
Class A2 Shares		(0.00)	0.00
Class D Shares		(12,500.00)	12,609.08
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim condensed consolidated financial statements of
CorpAcq Holdings Limited
Interim condensed consolidated statements of other comprehensive income for the six months ended June 30, 2023 and 2022 (unaudited)
	Notes	Six months ended June 30, 2023	Six months ended June 30, 2022
		£’000s	£’000s
Net (loss)/profit		(465)	2,659
Items that may be reclassified to profit or loss in subsequent periods:
Change in the fair value of cash flow hedging instruments		(1,181)	1,232
Total tax on components of other comprehensive income/(loss)		295	(308)
Other comprehensive (loss)/income for period, net of tax		(886)	924
Total comprehensive (loss)/income for the period, net of tax		(1,351)	3,583
Attributable to:
Equity holders of the parent		(1,886)	3,126
Non-controlling interests		535	457
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim condensed consolidated financial statements of
CorpAcq Holdings Limited
Interim condensed consolidated statements of financial position as at June 30, 2023 (unaudited) and December 31, 2022
	Notes	June 30, 2023	December 31, 2022
		(Restated) £’000s	£’000s
Non-current assets
Property, plant and equipment	9	233,349	219,367
Goodwill		142,923	141,743
Other intangible assets		41,821	42,382
Deferred tax assets		1,693	1,693
Total non-current assets		419,786	405,185
Current assets
Loans receivable from related parties	15	2,793	2,749
Other current assets		3,330	4,269
Prepayments		14,977	9,802
Inventories		48,599	49,017
Trade receivables		93,932	80,669
Contract assets		10,015	8,406
Cash and cash equivalents		48,942	60,220
Total current assets		222,588	215,132
TOTAL ASSETS		642,374	620,317
Non-current liabilities
Interest-bearing loans and borrowings	10	216,933	354,596
Lease liabilities	10	46,585	42,163
Other liabilities		1,543	1,851
Deferred consideration	10	4,826	3,764
Gross obligations under put options	10	16,095	25,638
Deferred tax liabilities		20,958	20,839
Total non-current liabilities		306,940	448,851
Current liabilities
Loans payable to related parties	15	7,125	6,513
Interest-bearing loans and borrowings	10	204,584	62,404
Lease liabilities	10	24,755	24,354
Deferred consideration	10	2,273	3,439
Gross obligations under put options	10	74,252	63,644
Income taxes payable		2,645	2,879
Contract liabilities		5,369	5,235
Trade and other payables		109,457	99,715
Total current liabilities		430,460	268,183
TOTAL LIABILITIES		737,400	717,034
Equity
Issued capital	12	722	715
Share premium		(70,247)	(78,320)
Other reserves		(1,037)	(151)
Accumulated deficit		(26,040)	(25,040)
Equity attributable to equity holders of the parent		(96,602)	(102,796)
Non-controlling interests		1,576	6,079
Total equity		(95,026)	(96,717)
TOTAL LIABILITIES AND EQUITY		642,374	620,317
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim condensed consolidated financial statements of
CorpAcq Holdings Limited
Interim condensed consolidated statements of changes in equity for the six months ended June 30, 2023 and 2022 (unaudited)
	Notes	Issued capital	Share premium	Other reserves	Accumulated deficit	Equity attributable to equity holders of the parent	Non- controlling interests	Total equity
		£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
As at January 1, 2022		79	6,336	343	(22,470)	(15,712)	5,306	(10,406)
Net profit		—	—	—	2,202	2,202	457	2,659
Other comprehensive income for the period		—	—	924	—	924	—	924
Total comprehensive income for the period		—	—	924	2,202	3,126	457	3,583
Corporate reorganization
New shares issued for cash		633	(86,323)	—	—	(85,690)	—	(85,690)
Dividends paid to non-controlling interests		—	—	—	—	—	(120)	(120)
Share-based payment expense	14	—	327	—	—	327	—	327
As at June 30, 2022 (unaudited)		712	(79,660)	1,267	(20,268)	(97,949)	5,643	(92,306)
As at January 1, 2023		715	(78,320)	(151)	(25,040)	(102,796)	6,079	(96,717)
Net loss		—	—	—	(1,000)	(1,000)	535	(465)
Other comprehensive loss for the period				(886)	—	(886)	—	(886)
Total comprehensive loss for the period		—	—	(886)	(1,000)	(1,886)	535	(1,351)
Acquisition of non-controlling interest	6	7	4,716	—	—	4,723	(4,996)	(273)
Dividends paid to non-controlling interests		—	—	—	—	—	(170)	(170)
Share-based payment expense	14	—	3,357	—	—	3,357	—	3,357
Non-controlling interest on business combinations	6	—	—	—	—	—	128	128
As at June 30, 2023 (unaudited)		722	(70,247)	(1,037)	(26,040)	(96,602)	1,576	(95,026)
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim condensed consolidated financial statements of
CorpAcq Holdings Limited
Interim condensed consolidated statements of cash flows
for the six months ended June 30, 2023 and 2022 (unaudited)
	Notes	Six months ended June 30, 2023	Six months ended June 30, 2022
		(restated) £’000s	(restated) £’000s
Cash generated from operations
Net profit		(465)	2,659
Adjustments for non-cash items:
Income tax expense	8	3,217	2,429
Depreciation expense	7	20,518	18,093
Gain on disposal of rental property, plant and equipment		(2,484)	(1,277)
Gain on disposal of non-rental property, plant and equipment	7	(588)	(883)
Amortization expense	7	2,527	2,289
Unwinding of discounted deferred consideration		787	22
Interest accrued on interest-bearing loans and borrowings	10	25,688	16,936
Interest accrued on lease liabilities	10	1,567	1,218
Interest expense on gross obligations under put options		4,312	3,832
(Gain)/Loss on remeasurement of gross obligations under put options		(2,273)	28
Share-based payment expense	7	3,664	784
Other non-cash (expense)/income, net		(76)	71
Movements in working capital:
Increase in trade receivables		(12,425)	(15,256)
Decrease/(increase) in inventories		2,237	(2,509)
Increase in prepayments		(5,175)	(5,363)
Decrease/(increase) in other current assets		939	(1,289)
Increase in trade and other payables and other liabilities		5,801	15,556
Cash flow from by operating activities
Payments for rental property, plant and equipment		(21,191)	(17,618)
Proceeds from sale of rental property, plant and equipment		14,612	8,943
Income tax paid		(3,973)	(2,981)
Interest paid		(23,897)	(12,100)
Net cash flows provided by operating activities		13,322	13,584
Investing activities
Payments for non-rental property, plant and equipment		(6,232)	(4,540)
Proceeds from sale of non-rental property, plant and equipment		1,870	5,006
Acquisition of subsidiaries, net of cash acquired	6	(4,151)	(11,377)
Payments of deferred consideration on past acquisitions		(1,756)	(1,819)
Receipt of loans receivable from related parties		(44)	—
Acquisition of non-controlling interest		(1,707)	—
Net cash flows used in investing activities		(12,020)	(12,730)
Financing activities
Distributions on corporate reorganizations	1	—	(60,000)
Issuance of shares, net of transaction costs		—	4,310
Distributions to non-controlling interests		(170)	(120)
Lease payments	10	(14,417)	(12,573)
Proceeds from loans and borrowings	10	4,453	68,932
Repayment of loans and borrowings	10	(6,904)	(4,221)
Net proceeds on short-term borrowing facilities	10	3,863	6,136
Issuance of related parties’ loans payable		645	499
Loans paid by related parties		(50)	—
Net cash flows (used in)/provided by financing activities		(12,580)	2,963
Increase in cash and cash equivalents		(11,278)	3,817
Cash and cash equivalents at the beginning of the period		60,220	50,100
Cash and cash equivalents at the end of the period		48,942	53,917
Supplemental disclosure of non-cash information
Recognition of lease right-of-use asset in exchange for lease liabilities	10	16,099	13,475
Distribution on corporate reorganization in preference shares	1	—	30,000
Acquisition of non-controlling interest through share-for-share	6	4,723	—
Net settlement of related parties’ balances		—	5,395
The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim condensed consolidated financial statements of
CorpAcq Holdings Limited
Notes to the interim condensed consolidated financial statements
1. Corporate information
CorpAcq Holdings Limited (the Company and together with its subsidiaries, CorpAcq) is a private company incorporated in England and Wales under the Companies Act 2006 and limited by shares. The registered office is located at CorpAcq House,1 Goose Green, Altrincham, Cheshire, WA14 1DW. The Company was incorporated on October 20, 2021, with the designed purpose of becoming the ultimate parent company of CorpAcq Limited, through a reorganization of entities under common control (the Reorganization).
CorpAcq is principally engaged in the business of clothing retail, general construction and civil engineering services, sales, hire and servicing of plant and machinery, industrial goods manufacture, and other professional services.
These interim condensed consolidated financial statements were authorized for issue on November 16, 2023 by the Board of Directors, except for the restatement effects presented below and Note 16 as to which the date is February 20, 2024.
Corporate Reorganization
On March 1, 2022, CorpAcq Holdings Limited was inserted at the top of an existing group (CorpAcq Limited). This Reorganization included the following:
—
In order to fund the Reorganization, CorpAcq Holdings Limited issued preference shares of £70.0 million to Goldman Sachs Asset Management’s Vintage Funds and associated investors (Vintage), £2.0 million to Nova Capital Management (Nova) and £30 million to Orange UK Holdings Limited totaling £102.0 million (see note 12) and issued ordinary shares of £3.2 million. Included in the issuance of ordinary shares was the issuance of C and D ordinary shares to Nova and Vintage, respectively. The C ordinary shares issued to Nova are subject to provisions treated as share-based payments (see note 22) and the D ordinary shares issued to Vintage were recognized at their initial fair value in “Share premium” in the consolidated statements of changes in equity;

—
CorpAcq Holdings Limited then acquired the share capital of CorpAcq Limited in a 20,000:1 share-for-share exchange and £90.0 million in cash consideration to prior shareholders, of which £30.0 million was exchanged for preference shares in the Company by Orange UK Holdings Limited. In connection with the Reorganization, the CorpAcq also incurred directly attributable incremental costs of £6.2 million, of which £2.4 million was allocated to the share-for-share exchange and expensed in “General and administrative expenses” in the consolidated statements of profit or loss, £0.1 million was allocated to the issuance of new ordinary shares and recognized in “Share premium” in the consolidated statements of changes in equity and £3.7 million was allocated to the issuance of preference shares and recognized as an adjustment to the initial measurement of debt.

Given that the transfer of shares prior to and subsequent to the restructuring does not change the economic substance of the shareholding structure to CorpAcq’s consolidated financial statements, these consolidated financial statements have been prepared comparatively, using the carrying amounts from the consolidated financial statements of CorpAcq Limited, as if CorpAcq Holdings Limited had always been the Parent Company of CorpAcq Limited for all periods presented (a continuation of the existing group).
Under the Reorganization, the number of shares outstanding was increased without an increase in resources. Therefore, the number of shares outstanding before the Reorganization has been adjusted for the change in shares as if the issuance had occurred at the beginning of the earliest period presented. All share and per share information presented herein has been retrospectively adjusted to give effect to the culmination of the Reorganization and the issuance of shares on incorporation of CorpAcq Holdings Limited.

Restatement of previously issued financial statements
Subsequent to the issuance of CorpAcq’s interim condensed consolidated financial statements as of and for the six months ended June 30, 2023, management identified the following errors: (i) inventory in-transit which had not been properly accrued and recorded at June 30, 2023 and 2022, and (ii) an incorrect recognition of certain payments related to rental property, plant and equipment within investing activities instead of within operating activities in the interim condensed consolidated statement of cash flows for the six months ended June 30, 2023.
Inventory in Transit
The interim condensed consolidated statement of financial position as at June 30, 2023 has been restated to correct this error, which resulted in an increase of £4.8 million in Inventories (to £48,599 from £43,752 as previously reported) and Trade and other payables (to £109,457 from £104,610 as previously reported).
The error had no impact on total cash flows or net cash flows from operating, investing or financing activities, as previously presented in the consolidated statements of cash flows for the six months ended June 30, 2023 and 2022. However, adjustments are reflected to correct movements in working capital. For the six months ended June 30, 2023, movements in inventories changed from a decrease of £7,084 as previously reported, to a decrease of £2,237 and movements in trade and other payables and other liabilities changed from an increase of £954, as previously reported, to an increase of £5,801. For the six months ended June 30, 2022, movements in inventories changed from a decrease of £2,533, as previously reported, to an increase of £2,509 and movements in trade and other payables and other liabilities changed from an increase of £10,514, as previously reported, to an increase of £15,556.
The error has no other effects on periods prior to June 30, 2023 and no impact on the Company’s total equity, or statements of profit or loss.
Recognition of cash flows
The interim condensed consolidated statement of cash flows for the six months ended June 30, 2023 has been restated to correct this error, which resulted in the overstatement of net cash flows provided by operating activities by £4,423 and the overstatement of net cash flows used in investing activities by the same amount. As a result, “Payments for rental property, plant and equipment” included within “Net cash flows from operating activities” changed from £16,768 as previously reported, to £21,191, and net cash flows provided by operating activities changed from £17,745 as previously reported, to £13,322 and “Payments for non-rental property, plant and equipment” included within “Net cash flows used in investing activities” changed from £10,655, as previously reported, to £6,232, and net cash flows used in investing activities changed from £16,443 as previously reported, to £12,020.
The error has no other effects on periods prior to June 30, 2023 and no impact on the Company’s statements of financial position, profit or loss or changes in equity for any period presented.
2. Significant accounting policies
This section provides an overview of the significant accounting policies adopted in the preparation of these interim condensed consolidated financial statements. These policies have been consistently applied to all periods presented, unless otherwise stated.
2.1. Basis of preparation
These interim condensed consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting and have not been audited. The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with CorpAcq’s annual consolidated financial statements, and their respective notes, as at and for the year ended December 31, 2022.

The accounting policies and methods of computation are consistent with the audited consolidated financial statements for the year ended December 31, 2022, unless stated otherwise. The results of the periods are not necessarily indicative of the results for the full year.
2.2. Going concern and capital management
The accompanying interim condensed consolidated financial statements of CorpAcq have been prepared assuming CorpAcq will continue as a going concern. In assessing the going concern position of CorpAcq, management has considered CorpAcq’s current performance, forecasts and prospects of CorpAcq, which considered the impact of the uncertainty within the current economic environment using information available to the date of issue of these consolidated financial statements. Management have also considered CorpAcq’s liquidity, cash flows and compliance with debt covenants as part of this assessment.
CorpAcq manages and monitors liquidity regularly ensuring it is adequate and sufficient. Total available financing as at June 30, 2023 stood at £80.6 million (December 2022: £89.0 million), comprising of £48.9 million (December 2022: £60.2 million) in available cash balances and £31.7 million (December 2022: £28.8 million) in undrawn bank facilities.
CorpAcq calculates financial covenants on a calendar quarterly basis in relation to its loans. Management project compliance with these financial covenants for the period of at least 12 months from the date of issuance of these interim condensed consolidated financial statements.
CorpAcq is required to make a balloon payment of £120.0 million on June 15, 2024, in accordance with CorpAcq’s £200.0 million facility agreement (the Facility), as described in note 12 on CorpAcq’s consolidated financial statements for the year ended December 31, 2022. Based on CorpAcq’s forecasts, CorpAcq does not expect it will be able to make the balloon payment utilizing cash on hand and cash available from other undrawn bank facilities without refinancing the Facility. As a result, there is material uncertainty that cast substantial doubt upon CorpAcq’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
CorpAcq is currently negotiating the refinancing of the Facility and expects to complete the refinancing of the Facility prior to the Proposed Business Combination (as described in Note 16 ). CorpAcq expects cash proceeds from the Proposed Business Combination will fund a minimum of £100 million of cash. CorpAcq primarily expects to use cash proceeds from the Proposed Business Combination to continue to grow its business through acquisitions of additional subsidiaries. However, CorpAcq expects that these cash proceeds could contribute to provide sufficient liquidity to enable CorpAcq to make the balloon payment if CorpAcq is not able to refinance the Facility.
2.3. New standards, interpretations and amendments adopted by CorpAcq
There are no new accounting standards, interpretations or amendments, which have become effective from January 1, 2023, that have a significant impact on CorpAcq’s interim condensed consolidated financial statements. CorpAcq has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.
3. Significant accounting judgements, estimates and assumptions
The preparation of CorpAcq’s interim condensed consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Judgments and estimates are continually evaluated along with other factors, including expectations of future events, that are believed to be reasonable under the circumstances. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.
In preparing these interim condensed consolidated financial statements, the significant judgements made by management in applying CorpAcq’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements for the year ended December 31, 2022.

4. Revenue
CorpAcq’s revenue is substantially generated through transactions held in the United Kingdom. Revenue is attributed to the country where the customer is located.
Set out below is the disaggregation of CorpAcq’s revenue for the six months ended June 30, 2023 and 2022:
Type of goods or service:	Relevant segments	Six months ended June 30, 2023	Six months ended June 30, 2022
		£’000s	£’000s
Sales of goods
Sale of industrial products	Industrial Products & Industrial Services(1)	159,891	136,129
Sale of retail products	Consumer Products	56,946	54,233
Construction contracts	Industrial Services	46,110	52,100
Maintenance and other services	Industrial Services and Other	52,528	39,556
Total revenue from contracts with customers		315,475	282,018
Plant hire (leasing) income	Industrial Services	26,080	23,736
Total revenue		341,555	305,754

(1)
Certain individual portfolio businesses in the Industrial Services segment that primarily lease and service industrial equipment also periodically sell products — primarily used equipment. While these businesses primarily focus on the lease and service of industrial equipment, the businesses sell used equipment that has surpassed its optimum lease period.

5. Segment information
An operating segment is defined as a component of an entity that may earn revenues and incur expenses, and whose financial information is available, held separately, and evaluated regularly by the chief operating decision maker (CODM). In the case of CorpAcq, the Chief Executive Officer is responsible for allocating resources and assessing the performance of CorpAcq and is therefore the CODM.
CorpAcq regularly acquires UK-based businesses to hold within its portfolio. Upon acquisition, CorpAcq typically retains each portfolio business’ existing management team to continue to operate the business largely autonomously. CorpAcq does not organize the portfolio businesses or manage its business based on types of products or services, industry, or geography. The CEO regularly reviews revenue and adjusted EBITDA information for each individual portfolio business. As a result, CorpAcq has determined that each individual portfolio business represents a separate operating segment, consistent with the core principle of segment reporting. When an existing portfolio business directly acquires a business, the acquired business may not be considered a separate operating segment if the CODM does not regularly review revenue and adjusted EBTIDA of the acquired business on a standalone basis.
For financial statement reporting purposes, CorpAcq aggregates operating segments that meet the aggregation criteria. The judgments made by management in applying the aggregation criteria are based on the similarity of economic characteristics of these operating segments — including adjusted EBITDA and other relevant measures — as well as qualitative factors including (a) the nature of the products or services, (b) the nature of the production process, and (c) the type of customer, among other factors. CorpAcq’s individual portfolio businesses primarily engage in providing industrial products or services to businesses across several industries. The individual portfolio businesses have historically operated primarily in the UK with limited international or global footprints.
CorpAcq has separately reported the Consumer Products operating segment, which generates revenue from business-to-consumer retailing of consumer products, including apparel, as it does not meet the criteria to be aggregated with other operating segments.

Additionally, CorpAcq has aggregated certain operating segments into two additional reportable segments, Industrial Products and Industrial Services.
The Industrial Products reportable segment is comprised of businesses that generate revenue from the manufacturing of industrial products and on business-to-business supply of industrial products.
The Industrial Services reportable segment is comprised of businesses that generate revenue by servicing business-to-business customers and focus on providing labor resources for industrial projects, including construction services, and the lease and maintenance of industrial equipment. Certain businesses within Industrial Services that primarily lease and service industrial equipment also periodically sell products — primarily used equipment that has surpassed the optimum lease period. Management exercised judgment in determining that these businesses meet the criteria to be aggregated with other operating segments into a single Industrial Services reportable segment. Management views the primary activities of these businesses as the maintenance of industrial equipment, whether that equipment is leased by the business or owned outright, and believes its customers also consider the outputs similarly. Additionally, the product sales made by these businesses are considered ancillary sales of used equipment that have surpassed their optimum lease period. These qualitative factors, as well as similar economic characteristics between businesses with lease operations and sales of used rental equipment as compared to other industrial services operating segments, qualify these operating segments to be collectively aggregated as a single Industrial Services reportable segment.
All other operating segments that (a) do not meet the aggregation criteria and (b) are not required to be reported separately are collectively reported as part of Other reportable segment. Accordingly, CorpAcq has four reportable segments: Consumer Products, Industrial Products, Industrial Services, and Other.
Inter-segment revenues are eliminated upon consolidation and reflected in the ‘Adjustments, eliminations, & corporate allocations’ column.
Six months ended June 30, 2023	Consumer Products	Industrial Products	Industrial Services	Other	Total segment	Adjustment, eliminations, & corporate allocations	Total consolidated
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Revenue
External customers	56,946	126,313	149,100	9,170	341,529	26	341,555
Inter-segment	—	256	1,823	—	2,079	(2,079)	—
Total revenue	56,946	126,569	150,923	9,170	343,608	(2,053)	341,555
Cost of sales	(19,934)	(87,991)	(103,146)	(5,021)	(216,092)	2,077	(214,015)
Selling and distribution expenses	(16,603)	(1)	(1,717)	—	(18,321)	—	(18,321)
General and administrative expenses	(16,052)	(25,350)	(27,093)	(3,376)	(71,871)	(1,651)	(73,522)
Other expenses, net	—	478	(2,373)	20	(1,875)	39	(1,836)
Add backs:
Depreciation	2,380	3,552	13,857	545	20,334	184	20,518
Amortization	572	1,339	615	8	2,534	(7)	2,527
Management fees(1)	250	2,125	3,593	150	6,118	(6,118)	—
Share-based payment expense	307	—	—	—	307	3,357	3,664
Segment adjusted EBITDA	7,866	20,721	34,659	1,496	64,742	(4,172)	60,570
Six months ended June 30, 2022	Consumer Products	Industrial Products	Industrial Services	Other	Total segment	Adjustment, eliminations, & corporate allocations	Total consolidated
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Revenue
External customers	54,233	110,124	132,908	8,462	305,727	27	305,754
Inter-segment	—	68	1,619	—	1,687	(1,687)	—
Total revenue	54,233	110,192	134,527	8,462	307,414	(1,660)	305,754
Cost of sales	(19,389)	(79,056)	(91,723)	(5,124)	(195,292)	1,687	(193,605)

Six months ended June 30, 2022	Consumer Products	Industrial Products	Industrial Services	Other	Total segment	Adjustment, eliminations, & corporate allocations	Total consolidated
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Selling and distribution expenses	(15,363)	(1)	(2,010)	—	(17,374)	—	(17,374)
General and administrative expenses	(14,754)	(20,944)	(24,391)	(3,444)	(63,533)	(2,358)	(65,891)
Other expenses, net	—	(12)	(1,157)	98	(1,071)	(69)	(1,140)
Add backs:
Depreciation	2,274	2,983	12,101	528	17,886	207	18,093
Amortization	572	1,020	696	8	2,296	(7)	2,289
Management fees(1)	250	1,748	3,593	150	5,741	(5,741)	—
Share-based payment expense	457	—	—	—	457	327	784
Non-core capital raise costs	—	—	—	—	—	1,804	1,804
Non-core professional fees	—	—	—	—	—	2,174	2,174
Segment adjusted EBITDA	8,280	15,930	31,636	678	56,524	(3,636)	52,888

(1)
Management fees are fixed amounts charged by CorpAcq Limited to its subsidiaries for general corporate services.

Reconciliation of profit before income tax
	Six months ended June 30, 2023	Six months ended June 30, 2022
	£’000s	£’000s
Segment adjusted EBITDA
Consumer Products	7,866	8,280
Industrial Products	20,721	15,930
Industrial Services	34,659	31,636
Other	1,496	678
Adjustments, eliminations, & corporate allocations	(4,172)	(3,636)
Total segment adjusted EBITDA	60,570	52,888
Share-based payment expense	(3,664)	(784)
Non-core capital raise costs(i)	—	(1,804)
Non-core professional fees(ii)	—	(2,174)
Depreciation and amortization	(23,045)	(20,382)
Finance income	147	23
Finance expense	(31,256)	(22,679)
Profit before income tax	2,752	5,088

(i)
Non-core capital raise costs related to the Reorganization represents bonuses paid to employees in connection with the successful completion of the Reorganization that were considered outside CorpAcq’s normal course of operations.

(ii)
Non-core professional fees related to the Reorganization primarily represent professional fees paid to third parties that advised CorpAcq on legal, accounting, and strategy matters on the Reorganization.

All CorpAcq’s non-current assets are located in the United Kingdom.
6. Business combinations and acquisition of non-controlling interests
Businesses Acquired
During the six months ended June 30, 2023, CorpAcq made the following acquisitions:

•
On March 17, 2023, Qualitech Environment Services Limited (a subsidiary in which CorpAcq owns a 50.01% stake) acquired acquired 100% of the issued share capital of Envirocleanse Limited, a water tank cleaning service provider for residential, commercial, and industrial customers.

•
On June 13, 2023, Hardroad Limited, a wholly-owned subsidiary of CorpAcq, acquired 100% of the issued share capital of Hamilton & Brydie Limited. The acquiree is the largest processor of washed dry dash in Scotland.

•
On June 16, 2023, CorpAcq acquired 80% of the issued share capital of CA Lynton HoldCo Limited. The acquiree is a specialist builder of trailers, demountables and bodies on chassis cabs.

The aggregate fair values of the identifiable assets and liabilities assumed as at the date of acquisition were:
Total acquisitions
£’000s
Property, plant and equipment	5,033
Other intangible assets
Brands	344
Customer-related intangibles(i)	1,623
Cash and cash equivalents	3,178
Trade receivables	2,447
Inventories	1,819
Trade and other payables	(1,289)
Deferred tax liabilities	(710)
Lease liabilities	(2,888)
Taxation and other payables	(127)
Provisions	(910)
Total identifiable net assets at fair value	8,520

(iii)
customer-related intangibles using a multi-period excess earnings model (MEEM). The significant assumptions were: (i) growth attributable to existing customers of 100%; (ii) 15% of attrition; (iii) a discount rate of 27%; and (iv) useful life of 6-8 years.

The gross amount of trade receivables is consistent with fair value, and it is expected that the full contractual amounts can be collected.
The total purchase consideration and goodwill arising on these acquisitions were:
Total purchase consideration transferred	Total acquisitions
£’000s
Cash paid	7,329
Non-cash consideration pledged	645
Deferred consideration payable	865
Gross obligations under put options	734
Non-Controlling interest measured at proportionate share of the acquiree’s identifiable net assets	128
Total identifiable net assets at fair value	(8,520)
Total goodwill arising on acquisitions	£1,181
The goodwill consists largely of the synergies and economies of scale expected from combining the operations of CorpAcq and the acquired entities. No goodwill recognized is expected to be deductible for income tax purposes.

The total net cash outflow on acquisitions of £4,151 was comprised of £7,329 cash paid net of £3,178 cash acquired.
From the date of acquisition, the acquired entities contributed £707 to revenue and £10 to profit before income tax of CorpAcq. If the combinations had taken place at the beginning of 2023, CorpAcq’s revenue would have been £347,728 and CorpAcq’s profit before income tax would have been £3,509.
Transaction costs of £644 were expensed and are included in “General and administrative expenses.”
The acquisition accounting for the acquisitions remains provisional for up to one year from the acquisition date. Therefore, the amounts presented may change if new information is obtained relating to the conditions that existed at the acquisition date.
Acquisition of minority interests in Caledonia Materials Handling
On March, 7 2023, CorpAcq increased its shareholding in Caledonia Materials Handling Limited (“Caledonia”) from 90% to 100% following a series of transactions with Caledonia non-controlling shareholder to exchange the total of its ownership in Caledonia for 7,190,120 Ordinary A2 shares in CorpAcq Holdings Limited.
Considering the proportion of the equity held by non-controlling interests has changed, the carrying amounts of the controlling and non-controlling interests to reflect the changes in the relative interests in Caledonia directly in equity, with non-controlling interests balances of £7 and £4,716 being reclassified to Issued Capital and Share Premium, respectively.
7. Operating profit
Operating profit is derived after charging/(crediting) the following for the six months ended June 30, 2023 and 2022:
	Six months ended June 30, 2023	Six months ended June 30, 2022
	£’000s	£’000s
Costs of inventories recognized as expense	147,169	130,509
Wages and salaries	72,297	69,101
Distribution cost	18,321	17,374
Professional and consultancy fees	15,297	12,020
Costs of rental property, plant and equipment recognized as expense	5,160	3,648
Waste disposal	2,720	1,916
Depreciation	20,518	18,093
Amortization of intangible assets	2,527	2,289
Cash settled share-based payment expense	307	457
Equity settled share-based payment expense	3,357	327
Net gain on disposal of property, plant and equipment	(588)	(883)
Other expenses	20,609	23,159
Total	307,694	278,010

8. Income taxes
The major components of income tax expense for the six months ended June 30, 2023 and 2022 are:
Interim condensed consolidated profit or loss	Six months ended June 30, 2023	Six months ended June 30, 2022
	£’000s	£’000s
Income tax:
Current income tax charge	3,517	2,586
Prior year tax adjustment	(98)	(14)
Deferred tax:
Relating to origination and reversal of temporary differences	(300)	(157)
Prior year tax adjustment	98	14
Income tax expense reported in the consolidated statements of profit or loss	3,217	2,429
Income tax expense is recognized at an amount determined by multiplying the profit before tax for the interim reporting period by management’s best estimate of the weighted-average annual income tax rate expected for the full financial year, adjusted for the tax effect of certain items recognized in full in the interim period. As such, the effective tax rate in the interim financial statements may differ from management’s estimate of the effective tax rate for the annual financial statements.
The Entity’s consolidated effective tax rate for the six months ended June 30, 2023 was 116.9 percent (six months ended June 30, 2022 was 47.7 percent). The change in effective tax rate was caused mainly by an increase in the non-deductible share-based remuneration and additional non-deductible preference shares dividends recognized as interest expenses.
9. Property, plant and equipment
	Non-rental property, plant and equipment
	Land and buildings	Leasehold improvement	Plant and machinery	Fixtures and equipment	Forklift and motor vehicles	Other	Subtotal	Rental property, plant and equipment	Total
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Cost
As at January 1, 2022	47,467	3,617	80,359	14,516	28,529	18,608	193,096	154,240	347,336
Additions / modifications	1,072	92	3,539	1,104	4,354	126	10,287	25,346	35,633
Acquisition of subsidiary	3,041	—	4,186	60	289	—	7,576	—	7,576
Transfers	—	—	704	—	—	—	704	(704)	—
Disposals	—	(214)	(4,188)	(3)	(1,217)	—	(5,622)	(12,377)	(17,999)
As at June 30, 2022	51,580	3,495	84,600	15,677	31,955	18,734	206,041	166,505	372,546
Accumulated depreciation
As at January 1, 2022	(6,888)	(716)	(54,032)	(9,589)	(16,806)	(3,688)	(91,719)	(61,164)	(152,883)
Depreciation charge for the period	(1,282)	(109)	(2,871)	(1,021)	(2,419)	(1,368)	(9,070)	(9,023)	(18,093)
Transfers	—	—	(357)	—	—	—	(357)	357	—
Disposals	—	214	365	1	919	—	1,499	4,711	6,210
As at June 30, 2022	(8,170)	(611)	(56,895)	(10,609)	(18,306)	(5,056)	(99,647)	(65,119)	(164,766)
Cost
As at January 1, 2023	53,368	3,541	87,791	17,887	36,428	19,469	218,484	179,798	398,282

	Non-rental property, plant and equipment
	Land and buildings	Leasehold improvement	Plant and machinery	Fixtures and equipment	Forklift and motor vehicles	Other	Subtotal	Rental property, plant and equipment	Total
	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s	£’000s
Additions / modifications	454	125	4,737	1,545	4,040	(2)	10,899	32,623	43,522
Acquisition of subsidiary	4,068	—	445	6	514	—	5,033	—	5,033
Disposals	(1,346)	—	(1,401)	(1)	(1,658)	—	(4,406)	(17,586)	(21,992)
As at June 30, 2023	56,544	3,666	91,572	19,437	39,324	19,467	230,010	194,835	424,845
Accumulated depreciation
As at January 1, 2023	(9,595)	(710)	(59,136)	(11,951)	(20,218)	(6,485)	(108,095)	(70,820)	(178,915)
Depreciation charge for the period	(1,410)	(106)	(3,269)	(1,103)	(2,705)	(1,448)	(10,041)	(10,477)	(20,518)
Disposals	280	—	939	1	1,259	—	2,479	5,458	7,937
As at June 30, 2023	(10,725)	(816)	(61,466)	(13,053)	(21,664)	(7,933)	(115,657)	(75,839)	(191,496)
Net carrying value
As at June 30, 2022	43,410	2,884	27,705	5,068	13,649	13,678	106,394	101,386	207,780
As at June 30, 2023	45,819	2,850	30,106	6,384	17,660	11,534	114,353	118,996	233,349

10. Financial assets and financial liabilities
Financial liabilities
Interest-bearing loans and borrowings
	Interest	Maturities between	As at June 30, 2023	As at December 31, 2022
	(% p.a.)		£’000s	£’000s
Facility agreement	7% – 8% over base	06/15/2024 and 04/05/2025	197,060	196,073
Preference shares	15%, which increases by 1% annually beginning January 1, 2024	09/01/2029	106,420	102,633
Bonds	11%	06/08/2024	22,531	22,128
Facility agreement	10% – 11%	07/10/2023 and 11/01/2024	11,577	11,837
Term loans	2.15% – 5.5% over base or 10% – 11%	07/10/2023 and 03/02/2029	28,289	29,588
Invoice financing	2% – 2.98% over base	02/22/2023 and 04/20/2027, or within one year of the balance sheet date	17,478	15,228

	Interest	Maturities between	As at June 30, 2023	As at December 31, 2022
	(% p.a.)		£’000s	£’000s
Revolving inventory facilities	2.15% – 3.75% over base	02/22/2023 and 04/20/2027, or within one year of the balance sheet date	24,223	24,754
Mortgages	1.45% – 3.95% over base	04/07/2024 and 04/19/2042	9,553	9,884
CBILS	4.8% – 5% over base or 11.9% – 15%	09/01/2025 and 04/20/2027	3,828	4,375
Other Loans	5%	On demand	558	500
Total			421,517	417,000
Current (note 2.2)			204,584	62,404
Non-current			216,933	354,596

Debt covenants
The Facility is subject to two financial covenants, whereby, as of the last day of the calendar quarter, CorpAcq is required to meet certain leverage and liquidity financial covenants. The first is a leverage covenant that is calculated as a ratio of Covenant Net Debt to Covenant Adjusted EBITDA for each twelve-month period ending on the last day of each calendar quarter. The calculations of Covenant Net Debt and Covenant Adjusted EBITDA are governed by the facility agreement and differ from amounts presented in the consolidated financial statements. The second is a minimum liquidity covenant that assesses cash and cash equivalents within CorpAcq.
The debt at CorpAcq’s portfolio companies is subject to certain financial and liquidity covenants, which include certain restrictions related to the amount of cash that is allowed to be distributed to CorpAcq.
As at June 30, 2023, WPI was in breach with a leverage covenant as a result of a slowdown in the house-building industry caused by high mortgage rates and the increased cost of labor and materials. The carrying amount of WPI debt as at that date was £22.5 million, fully recognized in current liabilities. CorpAcq was in compliance with all other covenants under its debt agreements as at June 30, 2023 and December 31, 2022.
Other financial liabilities
	As at June 30, 2023	As at December 31, 2022
	£’000s	£’000s
Financial liabilities at fair value
Deferred consideration payable (contingent)	2,943	2,134
Cash flow hedging instruments	1,372	191
Total financial instruments at fair value	4,315	2,325
Other financial liabilities at amortized cost
Gross obligations under put options	90,347	89,282
Deferred consideration payable (fixed)	4,156	5,069
Loans payable to related parties	7,125	6,513
Total other financial liabilities at amortized cost	101,628	100,864
Total current	85,022	73,787

	As at June 30, 2023	As at December 31, 2022
	£’000s	£’000s
Total non- current	20,921	29,402

Changes in liabilities arising from financing activities
	Interest-bearing loans and borrowings	Lease liabilities
	£’000s	£’000s
As at January 1, 2023	417,000	66,517
Additions	4,453	16,099
Interest accrual	25,688	1,567
Repayment of principal	(6,904)	(13,469)
Purchase of assets	—	(948)
Interest paid	(22,583)	(1,314)
Business acquired	—	2,888
Net proceeds from short-term borrowing facilities	3,863	—
As at June 30, 2023	421,517	71,340
Fair value measurement
The following table provides the carrying amounts and the fair values, as well as the fair value measurement hierarchy, of CorpAcq’s financial assets and liabilities.
		Fair value measurement using
As at June 30, 2023	Carrying amount	Level 1	Level 2	Level 3
	£’000s	£’000s	£’000s	£’000s
Liabilities measured at fair value:
Deferred consideration payable (contingent)	2,943	—	—	2,943
Cash flow hedging instruments	1,372	—	1,372	—
Liabilities at amortized cost:
Gross obligations under put options	90,347	—	—	90,024
Interest-bearing loans and borrowings	421,517	—	421,517	—
		Fair value measurement using
As at December 31, 2022	Carrying amount	Level 1	Level 2	Level 3
	£’000s	£’000s	£’000s	£’000s
Liabilities measured at fair value
Deferred consideration payable (contingent)	2,134	—	—	2,134
Cash flow hedging instruments	191	—	191	—
Liabilities at amortized cost:
Gross obligations under put options	89,282	—	—	88,068
Interest-bearing loans and borrowings	417,000	—	417,000	—
CorpAcq assessed that the fair values of all other financial assets and liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.
There were no changes in the CorpAcq’s valuation processes, valuation techniques, and types of inputs used in the fair value measurements during the period.

11. Financial risk management
CorpAcq’s operations are exposed to financial risks including market risk (interest rate risk and foreign currency risk), credit risk and liquidity risk. Management aim to manage the risks in CorpAcq through an established monthly management review meeting with each of the businesses. The objective of CorpAcq’s financial management is to manage the financial risk at acceptable levels. The interim condensed consolidated financial statements do not include all financial risk management information and disclosures required in annual financial statements and should be read in conjunction with CorpAcq’s annual financial statements for the year ended December 31, 2022.
There have been no changes in any risk management policies since December 31, 2022.
12. Issued capital
Subsequent to the Reorganization disclosed in note 1, the fully paid-up share capital of the Company as at June 30, 2023 was £722 (December 31, 2022: £715), consisting of 722,291,122 (December 31, 2022: 715,101,002) ordinary shares with a nominal value of £0.001. Issued capital as at June 30, 2023 and December 31, 2022 was as follows:
	As at June 30, 2023	As at December 31, 2022
Ordinary “A1” shares	494,220,000	494,220,000
Ordinary “A2” shares	228,070,120	220,880,000
Ordinary “C” shares	1,000	1,000
Ordinary “D” shares	2	2
Total	722,291,122	715,101,002
On March, 7 2023, CorpAcq entered into a share-for-share exchange with a non-controlling shareholder to acquire 10% of Caledonia as described in note 6.
No dividend was declared and paid during the six months ended June 30, 2023.
13. (Loss)/earnings per share (EPS)
The following table reflects the income and share data used in the basic and diluted EPS calculations:
	Six months ended June 30, 2023	Six months ended June 30, 2022
	£’000	£’000
Numerator:
(Loss)/profit for the period attributable to equity holders – Basic and diluted	(1,000)	2,202
Amounts allocated to legacy shares	n/a	1,530
Amounts allocated to Class A1 Shares	(673)	455
Amounts allocated to Class A2 Shares	(302)	200
Amounts allocated to Class D Shares	(25)	17
Denominator:
Basic and diluted weighted average ordinary shares	716,513,415	1,001,053,334
Legacy Shares	n/a	526,573,333
Class A1 Shares	494,220,000	329,480,000
Class A2 Shares	222,293,413	145,000,000
Class D Shares	2	1

	Six months ended June 30, 2023	Six months ended June 30, 2022
	£	£
Loss per share attributable to equity holders:
Basic and diluted earnings per share
Legacy Shares	n/a	0.00
Class A1 Shares	(0.00)	0.00
Class A2 Shares	(0.00)	0.00
Class D Shares	(12,500.00)	12,609.08
There are no other outstanding financial instruments or agreements convertible into potentially dilutive common shares in the reporting years.
14. Share-based payments
Equity-settled transactions
The charge recognized in the interim condensed consolidated statements of profit or loss for the six months ended June 30, 2023 and 2022 was £3,357 and £327 respectively. The following table lists the inputs to the market multiple valuation and Monte Carlo simulation used for the six months ended June 30, 2023 and 2022:
	Six months ended June 30, 2023	Six months ended June 30, 2022
Assumption
EV/EBITDA Multiple	8x – 10.3x	5.4x – 6.1x
Weighted average fair value per share at the measurement date	£30,033	£977
Units vested in period	144	402
Time to Exit	0.50 – 0.75 years	3.25 – 3.50 years
Dividend yield	3% – 5%	3% – 5%
Volatility	30% – 40%	30% – 40%
Risk-free rate	3.90% – 5.45%	0.85% – 1.86%
Cash-settled transactions
No share options have vested or been exercised in the period. The charge recognized in the interim condensed consolidated statements of profit or loss for the six months ended June 30, 2023 and 2022 was £307 and £457 respectively. The carrying amount of the liability relating to share-based payment as at June 30, 2023 was £2,724 (£2,417 as at December 31, 2022).
15. Related Parties
The following table provides the total amount of transactions that have been entered into with related parties:
	As at June 30, 2023	As at December 31, 2022
	£’000s	£’000s
Loans receivable from related parties
VE Capital Property(i)	2,407	2,322
MorCor Limited(ii)	386	427
Total	2,793	2,749

	As at June 30, 2023	As at December 31, 2022
	£’000s	£’000s
Loans payable to related parties
SSO Consulting Limited(iii)	5,874	5,857
Orange Investments One Limited(iv)	1,250	617
Other	1	39
Total	7,125	6,513

(i)
The loan due from VE Capital Property Company Limited was an investment from Cotton Traders Limited. The balance is subject to an interest rate of 7% and is repayable on demand at two-month notice. Mr. S Orange is the majority shareholder and a director of VE Capital Property Company Limited. CorpAcq has accrued interest revenues with VE Capital during the six months periods ended June 30, 2023 and 2022 of £85.

(ii)
The loan due from MorCor Limited was to provide funding to MorCor Limited, a company where CorpAcq has a 49% ownership interest and Mr. S Orange is a director. Balances are subject to interest rate of 2% above base rates and are payable on demand. During the period ended June 30, 2023 the MorCor Loan accrued interest of £6 (June 30, 2022: £3)

(iii)
Balances due to SSO Consulting Limited are related to outstanding consulting fees in the amount of £4,801 (£4,801 as at December 31, 2022) and a £700 principal loan arrangement in the amount of £1,055 (£1,056 as at December 31, 2022). No interest is charged on the outstanding consulting fees and the balance is repayable on demand. The loan balance is subject to an interest rate of 5% per annum and is fully repayable on demand. Mr S Orange is a director of SSO Consulting Limited. The company incurred interest expenses with SSO Consulting Limited during the six months ended June 30, 2023 and 2022 of £17.

(iv)
Mr S Orange is a director of Orange Investments One Limited which made management charges for the provision of consultancy work performed by Mr S Orange to CorpAcq Limited in the six months ended June 30, 2023 of £1,258 (£1,202 for the six months ended June 30, 2022).

16. Events after the reporting period
Business acquired
After the interim period ended June 30, 2023, CorpAcq made the following acquisitions:
•
On July 28, 2023, CorpAcq acquired 100% of the issued share capital of Heritage Somerfield Holdings Limited. The acquiree is engaged in the fabrication of PVC, composite doors and aluminum windows and doors.

•
On September 5, 2023, CorpAcq acquired 100% of the issued share capital of Carlisle Refrigeration (Holdings) Limited. The acquiree is engaged in the sale, servicing and installation of temperature control equipment for transport and commercial customers.

Given the proximity of the date of approval of these financial statements and the date of the acquisition of Heritage Somerfield Holdings Limited and Carlisle Refrigeration Holdings Limited, management have not completed the purchase price allocation exercise for these two acquisitions, as required under IFRS 3. The total consideration paid for these acquisitions is approximately £46.0 million (£39.7 million in cash, and £6.3 million in fixed deferred consideration).
Leverage covenant breach in WPI
On September 18, 2023, WPI received a waiver on the leverage covenant breach described in note 10, and all financial covenants were removed from the agreement. As part of the amendment, the related debt was partially refinanced. On the same date, WPI repaid £7.0 million of the debt which was funded partially by new loans and partially by cash.

Proposed Business Combination
On August 1, 2023, CorpAcq entered into a definitive agreement and plan of merger with Churchill Capital Corp VII (Churchill), a special purpose acquisition company. Churchill is a blank check company incorporated in Delaware and was formed to acquire one or more operating businesses through a business combination. Upon closing of the transaction, the combined company will operate as CorpAcq Group Plc and intends to list on the Nasdaq Global Market.
The transaction, which has been approved by the Board of Directors of CorpAcq and Churchill, is expected to close early 2024 and is subject to approval by Churchill’s shareholders, Churchill having available cash at closing of at least $350 million net of transaction fees and other customary closing conditions.
Issuance of Preference Shares
During the period between July 23, 2023 and August 14, 2023, CorpAcq issued an additional £28 million under its existing preference shares debt facility, subject to the same provisions as described in Note 12 to CorpAcq’s annual financial statements for the year ended December 31, 2022. Proceeds from the issuances were primarily used to fund acquisitions in the current year.
Facility Agreement Refinancing
On January 19, 2024, CorpAcq entered into a new senior secured multi-tranche facility agreement with UBS AG London Branch (the ‘‘UBS Facility’’) and a multi-series note subscription agreement with various funds managed by Crestline Management, L.P. (the “Crestline Notes”, together with the UBS Facility, the “2024 Financing Agreements”) for up to a combined £300.0 million. Proceeds from the 2024 Financing Agreements were used to refinance CorpAcq’s existing £200.0 million Alcentra Facility, to discharge other indebtedness of the group, including redeeming financial indebtedness outstanding in relation to bonds issued by Maddox Bidco Limited. The remaining available proceeds are expected to be used to support future acquisitions. The 2024 Facility Agreements give CorpAcq the right to pay down up to £100.0 million with proceeds from the Proposed Business Combination. If CorpAcq exercises this right, CorpAcq may redraw on any undrawn portion until the earlier of (i) 24 months after the closing date of the 2024 Financing Agreements or (ii) 18 months after the Business Combination. Undrawn amounts are available for 24 months after the closing date with an option to extend up to £50.0 million of unused availability by an additional 18 months with consent of the lenders. The 2024 Financing Agreements are collateralized by CorpAcq’s portfolio companies.
The 2024 Financing Agreements mature in January 2028, and bears interest at the higher of 1.5% or the Daily Sterling Overnight Index Average (SONIA) Rate, plus a margin between 5.25% and 6.5% depending on the Company’s Net Debt to EBITDA ratio, as defined in the 2024 Financing Agreements. Interest is due on a quarterly basis, beginning on March 31, 2024. CorpAcq paid a £4.5 million upfront fee in connection with the 2024 Financing Agreements in January 2024. The 2024 Financing Agreements are also subject to a commitment fee of 1.5% per annum on committed but undrawn parts of the certain tranches.
The 2024 Financing Agreements are subject to three financial covenants which requires that the amount drawn under the 2024 Financing Agreements does not exceed 30% of the value of eligible portfolio companies, and that certain leverage and interest cover ratios are met. Under the 2024 Financing Agreements, CorpAcq is restricted in making certain distributions. Dividend payments on preference shares are permitted, and dividends to ordinary shareholders are permitted if certain criteria are met, including certain leverage requirements.
On January 30, 2024, an amount of £235.8 million was drawn down from these facilities.
Settlement of interest-bearing loans and gross obligations under put options
Using the aforementioned proceeds and other cash reserves of the group, CorpAcq has made additional disbursements to:

•
On January 30, 2024, CorpAcq settled the outstanding balances related to the Alcentra Facility, for a total amount of £200 million.

•
On January 30, 2024, £18.3 million was used to repay TH Opus S.à r.l, being £16.2 million in the redemption of the remaining bonds in WPI, including accrued interest up to the redemption date, and £2.1 million for the exercise of put options over non-controlling interest in Maddox Newco Limited and included within Gross obligations under put options. The remaining £7 million in bonds were previously settled in September, as noted above.

•
On February 1, 2024, an amount of £1,635 was used to surrender all put options over non-controlling interests in Cavitech Solutions Limited, as held by Prefequity Private Capital I (Jersey) GP Limited and Prefequity LLP, and included within Gross obligations under put options.

Annex A-1
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
CHURCHILL CAPITAL CORP VII,
POLARIS PUBCO PLC,
NORTHSKY MERGER SUB, INC.,
SELLERS (as listed in the signature pages hereto),
and
CORPACQ HOLDINGS LIMITED
dated as of
August 1, 2023

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 1, 2023, by and among Churchill Capital Corp VII, a Delaware corporation (“CCVII”), Polaris Pubco Plc, a public limited company incorporated under the laws of England and Wales (the “Company”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (“CorpAcq Holdco”) and the shareholders of CorpAcq Holdco set forth on the signature pages hereto or signatory to a joinder to this Agreement executed pursuant to Section 9.07 prior to Closing (the “Sellers”). CCVII, the Company, Merger Sub, BermudaCo (as defined below in the Recitals), CorpAcq Holdco and the Sellers are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, CCVII is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;
WHEREAS, the Company is recently incorporated and wholly owned by the Initial Shareholder as of the date of this Agreement, and was formed for the purpose of the Transactions, including to act as the publicly traded holding company for CorpAcq Holdco and its Subsidiaries (and their businesses) after the Closing;
WHEREAS, after the date of this Agreement and prior to the Closing Date, the Company shall cause an exempted company limited by shares incorporated under the laws of Bermuda (“BermudaCo”) to be incorporated, which will become a direct, wholly owned subsidiary of the Company, and to execute a joinder to this Agreement pursuant to Section 9.07;
WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of the Company, and was formed for the sole purpose of the Merger;
WHEREAS, by entering into this Agreement, the Company has made an offer to all the holders of CorpAcq Holdco Ordinary Shares to purchase on the Closing Date, immediately prior to the Closing and in accordance with the terms and conditions set out herein, all of their CorpAcq Holdco Ordinary Shares, in each case free and clear of all Liens, in exchange for the Closing Seller Consideration (the transfer of the CorpAcq Holdco Ordinary Shares held by the Sellers comprising the “CorpAcq Sale”), and in connection therewith, the Company shall amend and restate the articles of association of the Company to be in the form to be mutually agreed by CCVII and the Company (the “Company Amended Articles”), with such CorpAcq Sale in respect of each Seller to be consummated prior to the consummation of the Founder Equity Retirement;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, CCVII and the Sponsor Persons have entered into the Sponsor Agreement, pursuant to which, immediately following the CorpAcq Sale, and in connection and substantially concurrent with the Closing, and subject to the terms and conditions thereof, the Founder has agreed to (a) immediately prior to the Founder Share Contribution and Special Voting Share Subscription, surrender to CCVII the Closing Retiring Securities (as defined therein), (the “Founder Equity Retirement”), (b) immediately following the Founder Equity Retirement, transfer and contribute its shares of CCVII Class B Common Stock to BermudaCo in exchange for an equivalent number BermudaCo Redeemable Shares (such contribution and exchange, the “Founder Share Contribution”), (c) subscribe for the Special Voting Shares of the Company for a nominal amount to be determined by CorpAcq Holdco and CCVII (the “Special Voting Share Subscription”) and (d) subject the Vesting Shares (as defined therein) to vesting requirements as set forth therein, with such Founder Equity Retirement, Founder Share Contribution and Special Voting Share Subscription to be consummated prior to the consummation of the Merger;
WHEREAS, at the Closing and immediately following the Founder Share Contribution and Special Voting Share Subscription, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, Merger Sub will merge with and into CCVII (the “Merger”), with CCVII being the surviving corporation of

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the Merger (CCVII, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”), such Merger to be consummated prior to the payment of the CCVII Trust Account Payments;
WHEREAS, at the Closing and immediately following the Effective Time, the Surviving Corporation shall pay or cause to be paid (including by the Trustee pursuant to the Trust Agreement) by wire transfer of immediately available funds (a) all accrued and unpaid CCVII Transaction Expenses and (b) to former CCVII Stockholders in connection with the CCVII Stockholder Redemption, the CCVII Redemption Payment (such payments in clauses (a) through (b) collectively, the “CCVII Trust Account Payments”);
WHEREAS, at the Closing and immediately following the CCVII Trust Account Payments, the Surviving Corporation shall repurchase all shares (other than one share) of the CCVII Class A Common Stock then owned by the Company from the Company for an amount equal to the market value of the shares of Class A Common Stock so repurchased (the “CCVII Stock Repurchase”), such CCVII Stock Repurchase to be consummated prior to the consummation of the I/C Company Interest Loan, if made;
WHEREAS, at the Closing and immediately following the CCVII Stock Repurchase, the Surviving Corporation shall, if necessary to ensure that the Company has sufficient cash to satisfy its payment obligations pursuant to this Agreement or as otherwise agreed by the Parties, make an interest bearing loan to the Company at the Company’s request in an amount necessary to allow the Company to pay all or any portion of (i) the Closing Seller Cash Consideration to the Sellers and the Drag Sellers, (ii) the CorpAcq Preferred Redemption Amount, and (iii) CorpAcq Holdco Transaction Expenses (the “I/C Company Interest Loan”), in accordance with a loan agreement to be executed by the Company and the Surviving Corporation in a form reasonably acceptable to CCVII and the Company;
WHEREAS, at the Closing and immediately following the consummation of the I/C Company Interest Loan, if any, the Company will pay and issue the Closing Seller Consideration to the Sellers less the Pro Rata Share due to the Drag Sellers in the aggregate, such payment and issuance to be made prior to the consummation of the I/C CorpAcq Interest Loan;
WHEREAS, at the Closing and immediately following the payment and issuance of the Closing Seller Consideration, the Surviving Corporation may make an interest bearing loan to CorpAcq Holdco at CorpAcq Holdco’s request, in accordance with applicable Laws and a loan agreement to be executed by CorpAcq Holdco and the Surviving Corporation, in a form reasonably acceptable to CCVII and the Company, in an amount equal to (i) the Balance Sheet Amount, plus (ii) the Excess Balance Sheet Amount (if any, held by the Surviving Corporation at such time) (the “I/C CorpAcq Interest Loan”);
WHEREAS, as soon as possible following the CCVII Stock Repurchase and the Company’s receipt of the CorpAcq Preferred Redemption Amount, the Company and CorpAcq Holdco shall seek to implement the Intragroup Recapitalization;
WHEREAS, within two Business Days following implementation of the Intragroup Recapitalization or otherwise procuring that CorpAcq Holdco has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption, CorpAcq Holdco shall implement the CorpAcq Preferred Redemption;
WHEREAS, promptly following the CorpAcq Preferred Redemption, CorpAcq Holdco and the Proposing Seller (as defined in the CorpAcq Articles) shall implement the Drag Along Sale and shall seek to pay and issue the Closing Seller Consideration to the Drag Sellers less the Pro-Rata Share already paid to the Sellers;
WHEREAS, as soon as reasonably practicable after all the stock transfer forms effecting the CorpAcq Sale and the Drag-Along Sale have been duly stamped and the Company has been written up in CorpAcq Holdco’s statutory books as a shareholder, the Company intends to transfer its entire shareholdings in each of the Surviving Corporation and CorpAcq Holdco to BermudaCo in exchange for BermudaCo Shares (the “Company Contribution”);
WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its shareholder, and declared it advisable to enter into this Agreement and each of the Transactions, including the Merger, in accordance with applicable Law, and (ii) approved this

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Agreement and each of the Transactions, including the Merger in accordance with applicable Law, as applicable, on the terms and subject to the conditions of this Agreement;
WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its stockholder and declared it advisable to enter into this Agreement and each of the Transactions, including the Merger in accordance with the DGCL, and (ii) approved this Agreement and each of the Transactions, including the Merger in accordance with the DGCL, as applicable, on the terms and subject to the conditions of this Agreement;
WHEREAS, the Company, in its capacity as the sole stockholder of Merger Sub, has adopted a resolution by written consent adopting this Agreement, and approving the Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Merger Sub Stockholder Approval”);
WHEREAS, at a meeting duly called and held on or prior to the execution and delivery of this Agreement, the board of directors of CCVII has unanimously (of those present and voting) (i) determined that it is in the best interests of CCVII and the CCVII Stockholders, and declared it advisable to enter into this Agreement providing for the Merger, in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger, in accordance with the DGCL, (iii) adopted a resolution recommending (x) this Agreement and the CCVII Stockholder Matters be approved and adopted by the CCVII Stockholders and (y) the holders of CCVII Public Warrants vote in favor of the Requisite CCVII Warrantholder Approval, and (iv) directed that this Agreement be submitted to the CCVII Stockholders for their adoption (the “CCVII Board Recommendation”);
WHEREAS, in connection and concurrently with the Closing, certain Sellers, the Company and Founder will enter into a Registration Rights Agreement in form and substance mutually agreeable to the parties thereto (the “Registration Rights Agreement”);
WHEREAS, in the event that the Requisite CCVII Warrantholders Approval is not obtained, in connection and concurrently with the Closing, the Company, CCVII and the warrant agent party thereto will enter into a Warrant Agreement, with respect to the Company Warrants, in the form to be mutually agreed between the Parties (the “Company Warrant Agreement”), which will specify, among other things, the terms upon which a holder of Company Warrants may exercise each Company Warrant to acquire the same number of Company Ordinary Shares as such holder was entitled to acquire of CCVII Common Stock pursuant to the terms of the CCVII Warrant Agreement;
WHEREAS, in connection and concurrently with the Closing, Founder, the Company and BermudaCo will enter into the BermudaCo Limited Company Agreement, which will set forth, among other things, the terms upon which a holder of BermudaCo Redeemable Shares, together with an equal number of Special Voting Shares (each BermudaCo Redeemable Share together with a Special Voting Share, an “Exchangeable Unit”) is entitled to cause BermudaCo to redeem such BermudaCo Redeemable Shares in exchange for, at the option of the BermudaCo, cash or Company Ordinary Shares; and
WHEREAS, in connection and concurrently with the Closing, the Company and BermudaCo will enter into a back-to-back agreement to be mutually agreed by the parties (the “Back to Back Share Issuance Agreement”), pursuant to which the Company shall, if so directed by BermudaCo, issue Company Ordinary Shares to the Founder upon the redemption of BermudaCo Redeemable Shares for consideration (if any) as described in the Back to Back Share Issuance Agreement.
NOW, THEREFORE, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.01.   Definitions.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“280G Approval” has the meaning specified in Section 7.07.
“Action” means any claim, action, suit, assessment, charge, complaint, grievance, inquiry, investigation, notice of violation or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

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“Additional Equity Amount” has the meaning specified in the definition of CCVII Facilitated Financing Amount.
“Additional Founder Subscription” has the meaning specified in the Sponsor Agreement.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, except in the case of (a) the Company and its Subsidiaries, no portfolio company (as such term is commonly understood in the private equity industry) of any shareholder of CorpAcq Holdco or any of their respective Affiliates shall be considered an Affiliate of the Company or any of its Subsidiaries and (y) CCVII, no portfolio company (as such term is commonly understood in the private equity industry) of any shareholder of CCVII, the Founder or any of their respective Affiliates shall be considered an Affiliate of CCVII.
“Agreement” has the meaning specified in the preamble hereto.
“Alcentra Credit Agreement” means the facilities agreement originally dated 23 August 2013 (as amended on 1 April 2014 and 4 April 2014 and as amended and restated on 20 February 2015, 22 June 2015, 16 June 2017, 13 April 2018, 4 April 2019, 3 September 2019 and 23 December 2021 and further as amended or restated from time to time) between, inter alia, CorpAcq Holdco as Parent, CorpAcq Limited as Borrower and Aether Financial Services UK Limited and Agent and Security Agent (each term as defined therein).
“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery, tax evasion (or the facilitation thereof), or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, the UK Criminal Finances Act 2017, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to fraud or money laundering.
“Antitrust Law” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other applicable U.S. or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Audited Financial Statements” has the meaning specified in Section 5.08(a).
“Available Cash Amount” means, as of immediately prior to Closing, (a) all available Cash and Cash Equivalents of CCVII and its Subsidiaries, including all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the CCVII Stockholder Redemption), plus (b) the CCVII Facilitated Financing Amount (if any).
“Back to Back Share Issuance Agreement” has the meaning specified in the recitals hereto.
“Balance Sheet Amount” means an amount equal to $128,600,000 minus the CorpAcq Holder Facilitated Financing Amount (if any).
“Base Earnout Shares” means an aggregate amount of Company Ordinary Shares equal to (a) 15,000,000 minus (b) the Specified Sponsor Retained Share Amount (as defined in the Sponsor Agreement and as may be adjusted pursuant to paragraph 5 therein); provided that only 11,000,000 Base Earnout Shares shall be issued at Closing and, instead of a right to any additional Base Earnout Shares at Closing, the Sellers shall have the contingent right to receive any remaining Base Earnout Shares from the Company within five (5) days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Letter.

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“Base Vesting Shares” has the meaning set forth in the Sponsor Agreement.
“BermudaCo” has the meaning specified in the preamble hereto.
“BermudaCo Limited Company Agreement” means the amended and restated limited company agreement in respect of BermudaCo in form and substance mutually agreeable to CCVII and CorpAcq Holdco.
“BermudaCo Redeemable Shares” means the ordinary shares of BermudaCo redeemable on the terms and conditions set forth in the BermudaCo Limited Company Agreement.
“BermudaCo Shares” means the ordinary shares of $0.01 each of BermudaCo.
“Business Combination” has the meaning ascribed to such term in the CCVII Organizational Documents.
“Business Combination Proposal” has the meaning specified in Section 9.03(a)(i).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the City of London, England are authorized or required by Law to close.
“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits) of such Person.
“CCVII” has the meaning specified in the preamble hereto.
“CCVII Benefit Plan” has the meaning specified in Section 6.11.
“CCVII Board Recommendation” has the meaning specified in the recitals hereto.
“CCVII Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of CCVII.
“CCVII Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of CCVII.
“CCVII Closing Statement” has the meaning specified in Section 4.02(a).
“CCVII Common Stock” means CCVII Class A Common Stock and CCVII Class B Common Stock.
“CCVII Cure Period” has the meaning specified in Section 11.01(c).
“CCVII Facilitated Financing Amount” means the aggregate amount of Cash or Cash Equivalents delivered or committed to CCVII, CorpAcq Holdco, the Company or any of their respective Subsidiaries in connection with any capital raising transactions (whether debt, equity or otherwise) consummated following the date of this Agreement through and including the day that is thirty days following the Closing, unless such day is not a Business Day, in which case the next succeeding Business Day (including, for the avoidance of doubt, in connection with the consummation of the Transactions) to the extent (i) such Cash or Cash Equivalents are received or committed in exchange for the issuance or future issuance of securities of the Company or CCVII, as applicable, including amounts delivered pursuant to the Additional Founder Subscription (if any) or any other subscriptions for Company Ordinary Shares (or equity securities exchangeable for Company Ordinary Shares) (collectively, the “Additional Equity Amount”) or (ii) such Cash or Cash Equivalents are received as proceeds of one or more debt financing transactions or are committed to in connection with a debt facility, in any such case with an aggregate principal amount in excess of £200 million (any such transaction, a “Debt Refinancing Transaction”, and the total amount of such proceeds, the “Debt Refinancing Amount”), in which case only the excess above £200 million shall be part of the CCVII Facilitated Financing Amount (such excess amount described in this clause (ii), the “Incremental Debt Refinancing Amount”); provided, that Cash or Cash Equivalents received (A) in a capital raising transaction with any holders of CorpAcq Holdco Ordinary Shares, or any Affiliate thereof (the aggregate of all such amounts, the “CorpAcq Holder Facilitated Financing Amount”), (B) from a debt financing transaction that is consummated between the date of this Agreement and the Closing, but solely to the extent that such proceeds are actually utilized to consummate an Interim Period Acquisition prior to Closing or

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(C) from a debt financing transaction entered into in the ordinary course of business by a Subsidiary of CorpAcq Holdco, but solely to the extent that such proceeds are utilized by such Subsidiary for the operations of such Subsidiary and are not utilized for or distributed to CorpAcq Holdco or any other Subsidiary of CorpAcq Holdco, in each case shall not be included in the calculation of CCVII Facilitated Financing Amount (together with the CorpAcq Holder Facilitated Financing, the “Excluded Financing”). Any Additional Equity Amount or Incremental Debt Refinancing Amount that is received by or committed to the Company, CCVII, CorpAcq Holdco or any of their respective Subsidiaries following the Closing but prior to 11:59 p.m. NYC time on the date that is thirty days following the Closing (or if such date is not a Business Day, the next succeeding Business Day) (the “Financing Calculation Date”), in each case other than any Excluded Financing or any proceeds from a facility or other commitment in existence as of the Closing and already included in the calculation of CCVII Facilitated Financing, is collectively referred to herein as the “Delayed Financing Amount”.
“CCVII Organizational Documents” means the Amended and Restated Certificate of Incorporation of CCVII, filed with the Secretary of State of the State of Delaware on February 12, 2021, as amended and in effect on the date hereof and CCVII’s bylaws, as amended and in effect on the date hereof.
“CCVII Preferred Stock” has the meaning specified in Section 6.13(a).
“CCVII Private Placement Warrants” means the warrants held by the Founder, that entitle the holder thereof to purchase one share of CCVII Class A Common Stock at a price of $11.50 per share, pursuant to the CCVII Warrant Agreement, and sold to the Founder concurrent to CCVII’s initial public offering.
“CCVII Public Warrant” means a warrant that entitles the holder thereof to purchase one share of CCVII Class A Common Stock at a price of $11.50 per share, pursuant to the CCVII Warrant Agreement, and sold as part of CCVII’s initial public offering.
“CCVII Redemption Payment” has the meaning specified in Section 4.02(a).
“CCVII Representations” means the representations and warranties of CCVII expressly and specifically set forth in Article VI of this Agreement, as qualified by the CCVII Schedules.
“CCVII Schedules” means the disclosure schedules of CCVII.
“CCVII Stock Repurchase” has the meaning specified in the recitals hereto.
“CCVII Stockholder Matters” has the meaning specified in Section 9.03(a)(i).
“CCVII Stockholder Redemption” has the meaning specified in Section 9.03(a)(i).
“CCVII Stockholders” means the holders of shares of CCVII Common Stock.
“CCVII Transaction Expenses” has the meaning specified in Section 4.01(b).
“CCVII Trust Account Payments” has the meaning specified in the recitals hereto.
“CCVII Warrant Agreement” means that certain Warrant Agreement, dated as of February 11, 2021, between CCVII and Continental Stock Transfer & Trust Company, a New York corporation.
“CCVII Warrantholders Meeting” means a meeting of the holders of CCVII Warrants to be held for the purpose of approving the Requisite CCVII Warrantholder Approval.
“CCVII Warrants” means, collectively, the CCVII Public Warrants and the CCVII Private Placement Warrants.
“Certificate of Merger” has the meaning specified in Section 2.04(a).
“Change of Control Notification” has the meaning specified in Section 9.01(b).
“Closing” has the meaning specified in Section 2.02.
“Closing Date” has the meaning specified in Section 2.02.

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“Closing Filings” has the meaning specified in Section 9.08(c).
“Closing Press Release” has the meaning specified in Section 9.08(c).
“Closing Seller Cash Consideration” means an amount in U.S. Dollars equal to the sum of (i) the Closing Seller Preliminary Cash Consideration (calculated without giving effect to the Delayed Financing Amount), minus (ii) 99.99% of the amount by which Closing Seller Preliminary Cash Consideration exceeds $257,200,000; or such lesser amount as indicated by CorpAcq Holdco in its sole discretion to CCVII at least two Business Days prior to the Closing.
“Closing Seller Preliminary Cash Consideration” means an amount in U.S. Dollars equal to the sum of (i) the Available Cash Amount, minus (ii) the Transaction Expenses, minus (iii) the CorpAcq Preferred Redemption Amount, minus (iv) the Balance Sheet Amount.
“Closing Seller Class C-2 Consideration” means 15,000,000 of Company Class C-2 Shares.
“Closing Seller Consideration” has the meaning specified in Section 3.01(a).
“Closing Seller Share Consideration” means a number of Company Ordinary Shares equal to (a) a number of shares (rounded down to the nearest whole share) equal to (i) (1) the CorpAcq Equity Value, minus (2) the Closing Seller Cash Consideration divided by (ii) $10.00, and (b) if the Delivered Capital Adjustment Amount is a negative number, plus the Incremental Share Consideration.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble hereto.
“Company Amended Articles” has the meaning specified in the recitals hereto.
“Company Class C Shares” means, together, the Company Class C-1 Shares and the Company Class C-2 Shares.
“Company Class C-1 Shares” means class C-1 ordinary shares in the Company, which shall have terms substantially equivalent to those set forth on Exhibit A.
“Company Class C-2 Shares” means class C-2 ordinary shares in the Company, which shall have terms substantially equivalent to those set forth on Exhibit A.
“Company Contribution” has the meaning specified in the Recitals hereto.
“Company Ordinary Shares” means the ordinary shares, par value $0.001 of the Company.
“Company Private Placement Warrants” means warrants of the Company issued pursuant to the Company Warrant Agreement on terms substantially similar to the terms of the CCVII Private Placement Warrants with respect to CCVII Common Stock, pursuant to the terms of the CCVII Warrant Agreement.
“Company Public Warrants” means warrants of the Company issued pursuant to the Company Warrant Agreement entitling the holder thereof to acquire the same number of Company Ordinary Shares as such holder was entitled to acquire of CCVII Common Stock pursuant to the terms of the CCVII Warrant Agreement, and pursuant to the Company Warrant Agreement.
“Company Refinancing” has the meaning specified in Section 8.03.
“Company Warrant Agreement” has the meaning specified in the recitals hereto.
“Company Warrants” means, collectively, the Company Public Warrants and the Company Private Placement Warrants.
“Competing Transaction” means, (a) with respect to CorpAcq Holdco, any (i) issuance, sale or transfer to or investment by a third party in any newly issued or currently outstanding equity interest in CorpAcq Holdco, (ii) sale or transfer of all of or a material portion of the assets of the CorpAcq Group or any Significant Subsidiary of CorpAcq Holdco, to a third party, or (iii) merger or business combination between CorpAcq Holdco or any of its Significant Subsidiaries, on the one hand, and a third party, on the other

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hand and (b) with respect to CCVII, any Business Combination with any Person other the CorpAcq Parties; provided, that with respect to CorpAcq Holdco, “Competing Transaction” shall not include (A) any acquisitions or, investments (including by way of merger or other business combination) pursued, conducted or consummated by any of CorpAcq Holdco or any of its Subsidiaries in their ordinary course business activities, which such ordinary course business activities include investing in and acquiring operating companies, including any financing activities pursued, conducted or secured with respect to such ordinary course business activities, but excluding, any sale or divestitures (including by way of merger or other business combination) pursued, conducted or consummated by any of CorpAcq Holdco or any of its Subsidiaries, (B) the issuance of securities of CorpAcq Holdco or any of its Subsidiaries in connection with any Permitted Acquisition or (C) any of the Transactions.
“Confidentiality Agreement” has the meaning specified in Section 12.09.
“Contracts” means any legally binding contracts, agreements, arrangements, understandings, subcontracts, leases, purchase orders, bonds, notes, indentures, mortgages, debt instruments, licenses or other instruments or obligations of any kind.
“CorpAcq Articles” means each of (a) the articles of association of CorpAcq Holdco dated July 17, 2023 and which are current and effective as of the date hereof, and (b) the certificate of incorporation of CorpAcq Holdco dated October 20, 2021.
“CorpAcq Benefit Plan” has the meaning specified in Section 5.13(a).
“CorpAcq Cure Period” has the meaning specified in Section 11.01(b).
“CorpAcq Employees” has the meaning specified in Section 5.13(a).
“CorpAcq Equity Value” means $803,822,000.
“CorpAcq Group” means CorpAcq Holdco and each of its Subsidiaries, taken as a whole.
“CorpAcq Holdco” has the meaning specified in the preamble hereto.
“CorpAcq Holdco Management Incentive Plan” means the management incentive arrangement under which certain senior employees and directors of CorpAcq Holdco and its Subsidiaries acquired and hold CorpAcq Holdco Ordinary Shares.
“CorpAcq Holdco Ordinary Shares” means the ordinary shares of £0.001 each in the capital of CorpAcq Holdco, consisting of A1 ordinary shares, A2 ordinary shares, B ordinary shares, C ordinary shares and D ordinary shares.
“CorpAcq Holdco Preferred Shares” means the preferred shares of £1.00 each in the capital of CorpAcq Holdco.
“CorpAcq Holdco Securities” has the meaning specified in Section 5.06(b).
“CorpAcq Holdco Shares” means all issued and outstanding equity interests in the capital of CorpAcq Holdco immediately prior to the Closing.
“CorpAcq Holdco Transaction Expenses” has the meaning specified in Section 4.01(a).
“CorpAcq Parties” means CorpAcq Holdco, the Company, Merger Sub and, from and after its entry into a joinder to this Agreement, BermudaCo.
“CorpAcq Preferred Redemption” has the meaning specified in Section 7.12(b).
“CorpAcq Preferred Redemption Amount” means an amount in cash equal to the amount required to fully redeem all CorpAcq Holdco Preferred Shares outstanding immediately prior to the Closing in connection with the CorpAcq Sale, in each case in accordance with the CorpAcq Articles.
“CorpAcq Representations” means the representations and warranties of the CorpAcq Parties, expressly and specifically set forth in Article V of this Agreement, as qualified by the CorpAcq Schedules.

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For the avoidance of doubt, (a) the CorpAcq Representations are solely made by CorpAcq Holdco and, solely for the purposes of Section 5.01, Section 5.03, Section 5.04, Section 5.05, Section 5.06 and Section 5.23 the Company, Merger Sub and BermudaCo and (b) it is understood and agreed that the omissions of any matter on the CorpAcq Schedules with respect to a period of time prior to a Subsidiary of CorpAcq becoming a Subsidiary of CorpAcq and about which CorpAcq has no knowledge shall be deemed to not constitute fraud.
“CorpAcq Sale” has the meaning specified in the recitals hereto.
“CorpAcq Schedules” means the disclosure schedules of CorpAcq Holdco and its Subsidiaries.
“Counsel” has the meaning specified in Section 12.17.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“D&O Tail” has the meaning specified in Section 8.01(b).
“Delayed Financing Amount” has the meaning specified in the definition of CCVII Facilitated Financing Amount.
“Delivered Capital Adjustment Amount” has the meaning set forth in the Sponsor Agreement.
“DGCL” has the meaning specified in the recitals hereto.
“Drag Along” means the requirement of each Minority Shareholder (as defined in the CorpAcq Articles) to take certain actions in connection with and to give effect to the Drag Along Sale and comply with the requirements of article 52 of the CorpAcq Articles.
“Drag Along Sale” means the transfer of the aggregate CorpAcq Holdco Ordinary Shares held by each Minority Shareholder (as defined in the CorpAcq Articles) as further contemplated in this Agreement and implemented pursuant to article 52 of the CorpAcq Articles, and which shall result in the Company, as the Proposed Purchaser (as defined in the CorpAcq Articles), holding 100% of the CorpAcq Holdco Ordinary Shares (comprising 100% of the outstanding equity interests in CorpAcq Holdco) on closing of such Drag Along Sale.
“Drag Sellers” means any holder of CorpAcq Holdco Ordinary Shares who is not a Seller and who is required to transfer such CorpAcq Holdco Ordinary Shares to the Company upon implementation of the Drag Along Sale.
“Earnout Shares” has the meaning specified in Section 3.04.
“Effective Time” has the meaning specified in Section 2.04(a).
“Eligible Earnout Parties” means all Sellers and Drag Sellers who hold both: (i) one or more CorpAcq Holdco Shares immediately prior to the CorpAcq Sale, and (ii) one or more Company Ordinary Shares immediately following the Closing or, in the case of the Drag Sellers, one or more Company Ordinary Shares immediately following the consummation of the Drag Along Sale.
“Employment Tax” means income tax and employee National Insurance contributions (or any equivalent taxes, charges or levies in any jurisdiction).
“Enforceability Exceptions” has the meaning specified in Section 5.03.
“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the management, handling, use, storage, emission, disposal,

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discharge, transportation, release or threatened release of or exposure to Hazardous Materials, each as in effect on and as interpreted as of or before the date hereof.
“ERISA” has the meaning specified in Section 5.14(a).
“Estimated Delayed Financing Amount” has the meaning specified in Section 4.02(a).
“Excess Balance Sheet Amount” means (a) to the extent a positive number, an amount equal to (i) the Available Cash Amount, minus (ii) Transaction Expenses, minus (iii) the CorpAcq Preferred Redemption Amount, minus (iv) the Closing Seller Cash Consideration, minus (vi) the Balance Sheet Amount or (b) to the extent clause (a) would be a negative number, zero.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchangeable Unit” has the meaning specified in the Recitals.
“Excluded Financing” has the meaning specified in the definition of CCVII Facilitated Financing Amount.
“Excluded Share” means, without duplication, each share of (i) CCVII Class A Common Stock for which redemption rights have been exercised in connection with the CCVII Stockholder Redemption, (ii) CCVII Common Stock (if any), that, at the Effective Time, is held in the treasury of CCVII, and (iii) CCVII Common Stock (if any), that is owned by the CorpAcq Parties (other than the shares of CCVII Class B Common Stock contributed to BermudaCo in the Founder Share Contribution).
“Extension Promissory Note” means a non-interest bearing promissory note issued by CCVII to the Founder on May 16, 2023 in exchange for additional Founder contributions to the Trust Account and in the aggregate amount of such additional Founder contributions.
“FCA” means the UK Financial Conduct Authority and any successor authority thereto.
“FCA Approval” has the meaning specified in Section 10.01(a).
“FCA Regulated Entities” means the following entities: Carrylift Materials Handling Limited (FRN: 712745), Douglas Gillespie Plant Limited (FRN: 741736), Hessle Plant Limited (FRN: 673313), Metcalfe Plant Hire Limited (FRN: 729336), Filtermech Plant Sales Limited (FRN: 655330).
“Financing Calculation Date” has the meaning specified in the definition of CCVII Facilitated Financing Amount.
“Financial Statements” has the meaning specified in Section 5.08(a).
“Foreign Investment Law” means any applicable Laws, including any state, national or multi-jurisdictional Laws that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests.
“Form F-4” means the registration statement on Form F-4 of the Company with respect to the registration of the Company Ordinary Shares to be issued in connection with the Transactions.
“Founder” means Churchill Sponsor VII LLC.
“Founder Equity Retirement” has the meaning specified in the recitals hereto.
“Founder Share Contribution” has the meaning specified in the recitals hereto.
“FSMA” means the Financial Services and Markets Act 2000 (as amended and supplemented from time to time).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

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“Governmental Filings” has the meaning specified in Section 5.05.
“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality thereof, or for or on behalf of any public international organization.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the date hereof, as well as petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, pesticides and per- and polyfluoroalkyl substances.
“HMRC” means HM Revenue & Customs.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“I/C Company Interest Loan” has the meaning specified in the recitals hereto.
“I/C CorpAcq Interest Loan” has the meaning specified in the recitals hereto.
“I/C Loan Agreement” means the loan agreement between CCVII and CorpAcq Holdco in respect of the I/C CorpAcq Interest Loan or the loan agreement between CCVII and the Company in respect of the I/C Company Interest Loan, as the context requires.
“I/C Loans” means the I/C CorpAcq Interest Loan and the I/C Company Interest Loan, collectively.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the UK.
“Incremental Debt Refinancing Amount” has the meaning specified in the definition of CCVII Facilitated Financing Amount.
“Incremental Earnout Shares” means a number of Company Ordinary Shares equal to the Incremental Share Consideration; provided that no Incremental Earnout Shares shall be issued at Closing and, instead, the Sellers shall have the contingent right to receive the Incremental Earnout Shares, if any, from the Company within five (5) days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Letter.
“Incremental Share Consideration” means (a) if the Delivered Capital Adjustment Amount is a negative number, a number of Company Ordinary Shares (rounded down to the nearest whole share) equal to (i) the absolute value of the Delivered Capital Adjustment Amount, divided by (ii) $10.00, multiplied by (iii) 50% or (b) if the Delivered Capital Adjustment Amount is zero or a positive number, zero Company Ordinary Shares; provided that no Incremental Share Consideration shall be issued at Closing and, instead, the Sellers shall have the contingent right to receive the Incremental Share Consideration, if any, from the Company within five (5) days following the final calculation of the Delayed Financing Amount pursuant to the Sponsor Letter.
“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (d) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (e) all obligations as lessee that are required to be capitalized in accordance with UK GAAP, GAAP or IFRS, as

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applicable, (f) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) in the case of CorpAcq Holdco or its Subsidiaries, including, but not limited to, all indebtedness incurred by CorpAcq Holdco or its Subsidiaries (as applicable) under or pursuant to the Alcentra Credit Agreement (including all unpaid interest and all amounts due and payable thereunder), to the extent not repaid on or before the Closing Date, (j) in the case of CorpAcq Holdco or its Subsidiaries, including, but not limited to, all indebtedness evidenced by or pursuant to any letters of credit to the extent drawn upon, hedging facilities or working capital lines of credit incurred by CorpAcq Holdco or its Subsidiaries (including all unpaid interest and all amounts due and payable thereunder), to the extent not repaid on or prior to the Closing Date and (k) all obligations of the type referred to in clauses (a)  – (j) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.
“Indemnitee Affiliate” has the meaning specified in Section 8.01(c).
“Initial Shareholder” means the Person set forth on Schedule 1.01(a) of the CorpAcq Schedules.
“Insolvency Event” means in relation to CorpAcq Group:
(a)
any resolution is passed, meeting is commenced, petition or application presented or order made for the winding up, dissolution or administration of that company, a moratorium is declared in relation any indebtedness of that company, or an administrator is appointed to that company;

(b)
any composition, compromise, assignment or arrangement is made with any of its creditors;

(c)
the appointment of any liquidator, receiver, administrator, administrative receiver, compulsory manager, trustee, supervisor, nominee, custodian or other similar officer in respect of that company or the whole or any part of its business or assets which are material to CorpAcq Group, or any event that has taken place or is likely to take place as a consequence of which such an appointment might be made; or

(d)
any analogous procedure or step is taken in any jurisdiction.

“Intellectual Property” means any and all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (a) patents and patent applications and inventions, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names, and (e) trade secrets and confidential information, and (f) industrial design rights, in each case, whether registered or unregistered and including applications for the registration or grant of any such rights and any and all forms of protection having equivalent or similar effect anywhere in the world, to the extent protectable by applicable Law.
“Intended Tax Treatment” has the meaning set forth in Section 9.05(b).
“Interim Period” has the meaning specified in Section 7.01.
“Interim Period Acquisition” means a Permitted Acquisition or an acquisition described in Section 7.01(g)
“Intragroup Recapitalization” has the meaning specified in Section 7.12(a).
“IT Systems” means all information technology, computer systems, servers, networks, databases, network equipment, websites, software, hardware and equipment used to process, store, maintain or operate

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data, information, functions, and other information technology systems, owned, licensed, leased or controlled by CorpAcq Holdco or any of its Significant Subsidiaries.
“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.
“Key Employee” means the CorpAcq Employees set forth on Schedule 1.01(b) of the CorpAcq Schedules.
“Key Employee Contract” means an employment Contract, individual consulting Contract or letter of appointment between CorpAcq Holdco, CorpAcq Limited or a Significant Subsidiary and a Key Employee.
“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order or other legal requirement, in each case, of any Governmental Authority, including common law.
“Leased Real Property” means all real property leased by CorpAcq Holdco or its Subsidiaries.
“Leases” has the meaning specified in Section 5.19.
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, covenant, right of way, restriction, license, option, right of first refusal, security interest or other encumbrance of any kind.
“Material Adverse Effect” means, with respect to CorpAcq Holdco and each of its Subsidiaries, a material adverse effect on the results of operations or financial condition of CorpAcq Group or, with respect to any other CorpAcq Party, a material adverse effect on the ability of such CorpAcq Party to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which such CorpAcq Party is a party, as applicable; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of CorpAcq Group: (a) any change in applicable Laws or GAAP or IFRS or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which CorpAcq Holdco or the Significant Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of CCVII (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, CorpAcq Holdco and the Significant Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or any internet or “cyber” attack or hacking, upon any Person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of CorpAcq Group to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such

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change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or CorpAcq Holdco or any of its Significant Subsidiaries’ compliance therewith; provided that in the case of clauses (a), (b), (d), (f), (g) and (i) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on CorpAcq Group.
“Material Contracts” has the meaning specified in Section 5.13(a).
“Material Customer” means a top 10 customer of a Significant Subsidiary based on revenue from such customer during the calendar year ended December 31, 2022.
“Material Supplier” means a top 10 supplier of a Significant Subsidiary based on payments to such supplier during the calendar year ended December 31, 2022.
“Merger” has the meaning specified in the recitals hereto.
“Merger Sub” has the meaning specified in the preamble hereto.
“Merger Sub Stockholder Approval” has the meaning specified in the recitals hereto.
“Multiemployer Plan” has the meaning specified in Section 5.14(g).
“NYSE” means the New York Stock Exchange.
“Omnibus Incentive Plan” has the meaning specified in Section 7.06.
“Outstanding CCVII Class A Shares” has the meaning specified in Section 4.02(a).
“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by CorpAcq Holdco or any of its Subsidiaries.
“Owned Real Property” means all real property owned by CorpAcq Holdco or its Subsidiaries.
“Party” has the meaning specified in the preamble hereto.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permits” has the meaning specified in Section 5.12(a).
“Permitted Acquisition” means any acquisition of assets, equity interests or any business or other Person or division thereof by CorpAcq Holdco or any Subsidiary thereof, in each case as set forth on Schedule 1.01(c) of the CorpAcq Schedules, or otherwise consented to by CCVII in writing pursuant to Section 7.01.
“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP or IFRS, as applicable, (d) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record and (ii) do not, individually or in the aggregate, adversely impair the continued use, occupancy or operation of the Real Property to which they relate, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens securing any Indebtedness of CorpAcq Holdco and its Subsidiaries and (g) Liens described on Schedule 1.01(d) of the CorpAcq Schedules.

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“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data,” “PII” or “personally identifiable information”) provided by applicable Law and applicable privacy policies, notices or contracts of CorpAcq Holdco or any of its Subsidiaries, information in any form or media that identifies, relates to, describes, or is reasonably capable of being associated with, or could reasonably be linked (directly or indirectly) with an individual person or household (including any current, prospective or former customer, end user or employee).
“Policies” has the meaning specified in Section 5.17.
“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to Processing of Personal Information, including but not limited to the Federal Trade Commission Act, California Consumer Privacy Act as amended by the California Privacy Rights Act (together, the CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA), General Data Protection Regulation 2016/679/EU (GDPR), the Data Protection Act 2018 and any and all applicable Laws relating to breach notification, the use of biometric identifiers or marketing in connection with Personal Information.
“Privacy Requirements” means all applicable Privacy Laws and all of CorpAcq Holdco’s and any of its Subsidiaries’ policies, notices and contractual obligations relating to the Processing of Personal Information.
“Privileged Communications” has the meaning specified in Section 12.17.
“Pro Rata Share” means, (a) with respect to the Seller Cash Consideration or Closing Seller Share Consideration, for each Seller and Drag Seller and in respect of each class of CorpAcq Holdco Shares held by them, after applying the provisions of article 39.2 of the CorpAcq Articles, a percentage determined by dividing (i) the total number of CorpAcq Holdco Shares of such class held by such Seller or Drag Seller as of immediately prior to the consummation of the CorpAcq Sale or the Drag Along Sale (as applicable) by (ii) the total number of CorpAcq Holdco Shares of such class as of immediately prior to the consummation of the CorpAcq Sale, (b) with respect to the Closing Seller Class C-2 Consideration, for each Seller and Drag Seller, a percentage determined by dividing (i) the total number of Company Ordinary Shares held by such Seller or Drag Seller as of immediately following the Closing or the Drag Along Sale (as applicable) by (ii) the total number of Company Ordinary Shares held by all Sellers as of immediately following the Closing, together with all Company Ordinary Shares to be held by all Drag Sellers once the Drag Along Sale has been implemented and (c) with respect to the Earnout Shares, for each Eligible Earnout Party, a percentage determined by dividing (i) the total number of Company Ordinary Shares held by such Eligible Earnout Party as of immediately following the Closing or the Drag Along Sale (as applicable) by (ii) the total number of Company Ordinary Shares held by Eligible Earnout Holders as of immediately following the Closing or the Drag Along Sale (as applicable).
“Processing” means the receipt, collection, recording, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), adaption or alteration, disposal, destruction, erasure, dissemination, disclosure or transfer (including cross-border) of any data, including Personal Information.
“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form F-4, including (i) the proxy statement of CCVII to be used for the Special Meeting to approve the CCVII Stockholder Matters (which shall also provide the CCVII Stockholders with the opportunity to redeem their shares of CCVII Class A Common Stock in conjunction with a stockholder vote on the Business Combination), (ii) a prospectus with respect to the Company Ordinary Shares to be offered and issued to the CCVII Stockholders, (iii) the proxy statement of CCVII to be used for the CCVII Warrantholders Meeting to obtain the Requisite CCVII Warrantholder Approval, and (iv) a prospectus with respect to the Company Class C-1 Shares to be offered and issued to the holders of CCVII Public Warrants, in all cases in accordance with and as required by the CCVII Organizational Documents, applicable Law, and the rules and regulations of the NYSE.

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“Real Property” has the meaning specified in Section 5.19(a).
“Registration Rights Agreement” has the meaning specified in the recitals hereto.
“Representative” means, as to any Person, any of the Affiliates or any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders or consultants of such Person or its Affiliates.
“Required Financials” has the meaning specified in Section 7.04(a).
“Requisite CCVII Warrantholder Approval” means the vote or written consent of the registered holders of at least fifty percent (50%) of the number of the then outstanding CCVII Public Warrants and fifty percent (50%) of the number of the then outstanding CCVII Private Placement Warrants to amend the CCVII Warrant Agreement to permit the conversion or exchange of CCVII Public Warrants for Company Class C-1 Shares and the CCVII Private Placement Warrants for Company Class C-2 Shares at the Effective Time as set forth in Section 3.03.
“Schedules” means the CorpAcq Schedules and the CCVII Schedules.
“SEC” means the United States Securities and Exchange Commission.
“SEC Clearance Date” has the meaning specified in Section 9.03(a)(iii).
“SEC Reports” has the meaning specified in Section 6.09(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Sellers” has the meaning specified in the preamble hereto.
“Sellers Closing Statement” has the meaning specified in Section 4.02(b).
“Significant Subsidiary” means any (a) direct or indirect Subsidiary of CorpAcq Holdco with EBITDA exceeding £4 million for fiscal year 2022 (or, if such Subsidiary was not a Subsidiary during the entire fiscal year of 2022, then £4 million for the portion of fiscal year 2022 during which such Subsidiary was a Subsidiary of CorpAcq Holdco) and (b) each of the Metcalfe Plant Hire Limited Subsidiaries, Adlington Welding Supplies Limited, Supaglaze Limited, CorpAcq Properties Limited and M.S.W. UK Limited.
“Signing Filing” has the meaning specified in Section 9.06(c).
“Signing Press Release” has the meaning specified in Section 9.06(c).
“Special Meeting” means a meeting of the holders of CCVII Common Stock to be held for the purpose of approving the CCVII Stockholder Matters.
“Special Voting Share Subscription” has the meaning specified in the recitals hereto.
“Special Voting Shares” means the special voting shares of the Company, nominal value $0.000001 per share, as provided for in the Company Amended Articles.
“Specified Representations” has the meaning specified in Section 10.02(a)(i).
“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Founder, CCVII, the Company and certain other parties thereto, as amended, restated, modified or supplemented from time to time.
“Sponsor Persons” means the Founder and any Insiders (as defined in the Sponsor Agreement).
“Stock Exchange” means the NYSE or such other stock exchange as the CorpAcq Parties and CCVII may mutually agree prior to the Closing.

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“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Surviving Corporation” has the meaning specified in the recitals hereto.
“Surviving Provisions” has the meaning specified in Section 11.02.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, corporation tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, imposts, levies, contributions (including national insurance contributions and social security contributions), value added (including VAT), estimated, customs duties, and sales or use tax, or other tax, together with any interest, penalty, surcharge, fine, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.
“Tax Return” means any return, report, statement, refund, claim, declaration, surrender, disclaimer, notice, consent, computations, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating CCVII Breach” has the meaning specified in Section 11.01(c).
“Terminating CorpAcq Breach” has the meaning specified in Section 11.01(b).
“Termination Date” has the meaning specified in Section 11.01(b).
“Transaction Agreements” means this Agreement, the Company Amended Articles, the Sponsor Agreement, the BermudaCo Limited Company Agreement, the Back to Back Share Issuance Agreement, the I/C Loan Agreements (if executed), the Registration Rights Agreement, the Company Warrant Agreement and all the agreements, documents, instruments and certificates, in each case, entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transaction Expenses” means the aggregate amount of the CorpAcq Holdco Transaction Expenses and CCVII Transaction Expenses.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the CorpAcq Sale, the Drag Along Sale, the Founder Equity Retirement, the Founder Share Contribution, the Special Voting Share Subscription, the CCVII Trust Account Payments, the CCVII Stock Repurchase, the payment of the Closing Seller Consideration, the I/C Loans, the Intragroup Recapitalization, the CorpAcq Preferred Redemption and the Company Contribution.
“Transfer” means the, direct or indirect, voluntary or involuntary, (a transfer, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, loan, grant of any option to purchase, distribution or otherwise dispose of, or agreement to do any of the foregoing, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b) above.
“Transfer Taxes” has the meaning specified in Section 9.05(a).
“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

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“Trust Account” has the meaning specified in Section 6.07(a).
“Trust Agreement” has the meaning specified in Section 6.07(a).
“Trustee” has the meaning specified in Section 6.07(a).
“UK” means the United Kingdom.
“UK GAAP” means generally accepted accounting principles of the UK, consistently applied.
“UK Takeover Code” mean the City Code on Takeovers and Mergers.
“Valuation Report” has the meaning specified in Section 3.03(a).
“VAT” means any: (a) tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the UK, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto); and (b) other tax of a similar nature (including sales tax, use tax, consumption tax and goods and services tax), whether imposed in the UK or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere.
“Waived 280G Benefits” has the meaning specified in Section 7.07.
Section 1.02.   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).
(b)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of CorpAcq Holdco’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, actions taken in light of COVID-19).
(c)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(d)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(e)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(f)   References to “$” or “dollar” or “US$” shall be references to United States dollars and references to “£” or “sterling” or “pounds” or “GBP$” shall be references to the UK pound sterling. Amounts shall be converted from United States dollars to U.K. pounds sterling (and vice versa) based on the 5-day VWAP of the exchange rate as published on Bloomberg ending on the Business Day prior to such conversion.
(g)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(h)   Unless context otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.
(i)   The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred

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to has been provided no later than 9:00 a.m. on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by CorpAcq Holdco in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.
Section 1.03.   Knowledge.   As used herein, the phrase “to the knowledge”, “within the knowledge of” or other such terms shall mean the actual knowledge after reasonable inquiry of direct reports with operational responsibility for the fact or matter in question (including investment directors of any operating businesses, portfolio companies or subsidiaries of CorpAcq Holdco or CCVII (as applicable), in the case of the CorpAcq Parties, the Persons set forth on Schedule 1.03 of the CorpAcq Schedules and, in the case of CCVII, the Persons set forth on Schedule 1.03 of the CCVII Schedules.
Section 1.04.   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding shares of CCVII Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or there shall have been any breach of this Agreement by CCVII through any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event resulting in a change in outstanding shares of CCVII Common Stock, then any number, value (including dollar or sterling value) or amount contained herein which is based upon the number of shares of CCVII Common Stock, will be appropriately adjusted to provide to the Sellers or the holders of CCVII Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit the CorpAcq Parties or CCVII and its subsidiaries to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
ARTICLE II
CORPACQ SALE; CLOSING
Section 2.01.   CorpAcq Sale.
(a)   Share for Share Exchange.   On the Closing Date, immediately prior to the Closing (i) to the extent not already done, the Initial Shareholder shall cause the Company to adopt the Company Amended Articles and to pass such other resolutions of the Company as may be required in order to effect the Transactions; and (ii) each Seller shall, in exchange for its Pro Rata Share of the Closing Seller Consideration to be settled in accordance with Section 3.01, effect the CorpAcq Sale and sell and transfer such Seller’s CorpAcq Holdco Ordinary Shares to the Company and, accordingly, in connection therewith each Seller shall deliver or cause to be delivered to the Company duly executed transfers in favor of the Company and the relevant share certificates (or indemnities in the agreed terms for any lost certificates).
(b)   Company Attorney Right.   Each Seller appoints (with effect from closing of the CorpAcq Sale) the Company as his or her lawful attorney to act in his or her name and on his or her behalf to execute and deliver all deeds and documents and to do all acts and things and exercise all rights which the Company would be entitled to execute, deliver, do and exercise if the Company was registered as the holder of relevant CorpAcq Ordinary Shares. The appointment of the Company as each of the Sellers’ attorney shall be effective as of the closing of the CorpAcq Sale and shall terminate on the Company being entered into the register of members as the holder of the shares transferred under Section 2.01(a).
(c)   Transactions Attorney Right.   With effect from the date of this Agreement, each Seller appoints the directors of the Company and the directors of CorpAcq Holdco (acting individually or collectively) as his or her lawful attorney to act in his or her name and act on his or her behalf to receive, sign, execute, deal with and deliver such documents as may be required or necessary to give effect to the Transactions to which such Seller is a party and to do all things including, without limitation, to attend, speak and vote at all general meetings of the Company, to waive statutory or constitutional periods of notice of any general meeting or of any separate or class meeting of the holders of any shares or interest in the Company or CorpAcq Holdco (as the case may be), to requisition a general meeting and to sign any written resolutions in respect of the Company or Compaq Holdco (as the case may be), including resolutions to amend constitutional documents and vary provisions in respect of the transfer of shares, which any such attorney

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may consider necessary or expedient in respect of the Transactions and the documents relating thereto. Each attorney appointed under this Section 2.01(c) shall have the power to agree the form and content of, negotiate, vary or approve, execute, deliver and/or sign in the appointing Seller’s name or otherwise on the appointing Seller’s behalf any document or deed (including the Company Amended Articles, the BermudaCo Limited Company Agreement, the Back to Back Share Issuance Agreement, the I/C Loan Agreements (if executed), the Registration Rights Agreement, and the Company Warrant Agreement as applicable and any other Transaction Agreements contemplated herein) and to do all other acts or things as may be necessary to give effect to the Transactions. Each Seller undertakes to ratify whatever the respective attorneys may lawfully do pursuant to this Section 2.01(c) and this attorney appointment shall be irrevocable before the earlier of (i) termination of this Agreement (ii) the date being 90 Business Days following Closing and (iii) the second anniversary of the date of this Agreement.
Section 2.02.   Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the seventh Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as CCVII and CorpAcq Holdco may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
Section 2.03.   Founder Equity Retirement; Founder Contributions; Special Voting Share Subscription. Immediately following the consummation of the CorpAcq Sale, in connection and substantially concurrent with the Closing, and subject to the terms and conditions of the Sponsor Agreement, Founder, CCVII, BermudaCo and the Company, as applicable, shall consummate (a) the Founder Equity Retirement, (b) the Founder Share Contribution and (c) the Special Voting Share Subscription.
Section 2.04.   The Merger.
(a)   Effective Time.   Immediately following the Founder Share Contribution and the Special Voting Share Subscription, at the Closing and on the terms and subject to the conditions set forth herein, CCVII and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in a form mutually agreed by the Company and CCVII (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and CCVII and specified in the Certificate of Merger, being the “Effective Time”), and pursuant to which Merger Sub shall be merged with and into CCVII, following which the separate corporate existence of Merger Sub shall cease and CCVII shall continue as the Surviving Corporation after the Merger.
(b)   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.
(c)   Governing Documents; Directors and Officers.   At the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of CCVII, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time, respectively, except that the name of the Surviving Corporation shall be “Churchill Capital Corp VII”. At the Effective Time, the board of directors and officers of Merger Sub shall be the board of directors and officers of the Surviving Corporation, unless otherwise agreed by the Parties.
Section 2.05.   CCVII Trust Account Payments.   At the Closing and immediately following the Effective Time, the Surviving Corporation shall pay or cause to be paid (including by the Trustee pursuant

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to the Trust Agreement) by wire transfer of immediately available funds, the CCVII Trust Account Payments, consisting of (a) the CCVII Redemption Payment in connection with the CCVII Stockholder Redemption to the applicable former CCVII Stockholders and (b) all accrued and unpaid CCVII Transaction Expenses.
Section 2.06.   CCVII Stock Repurchase.   At the Closing and immediately following the payment of the CCVII Trust Account Payments, the Surviving Corporation shall effect the CCVII Stock Repurchase, pursuant to which the Surviving Corporation shall repurchase all shares (other than one share or such other number as the Parties may agree) of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation held by the Company in exchange for an amount paid by the Surviving Corporation to the Company in cash equal to the market value of the shares of Class A Common Stock so repurchased.
Section 2.07.   I/C Loans.
(a)   At the Closing and immediately following the CCVII Stock Repurchase and in connection with the payment of the implementation of the Intragroup Recapitalization, Closing Seller Cash Consideration pursuant to Section 3.01(b) and the payment of any accrued and unpaid CorpAcq Holdco Transaction Expenses, the Surviving Corporation shall, if necessary to ensure that the Company has sufficient cash to satisfy its payment obligations pursuant to this Agreement, or as otherwise agreed by the Parties, make the I/C Company Interest Loan to the Company in an amount necessary to allow the Company to pay all or any portion of (i) the Closing Seller Cash Consideration to the Sellers and the Drag Sellers, (ii) the CorpAcq Preferred Redemption Amount and (iii) the CorpAcq Holdco Transaction Expenses (to the extent applicable). At the Closing and immediately following payment and issuance of the Closing Seller Consideration, the Surviving Corporation shall, at the sole election of CorpAcq Holdco, make the I/C CorpAcq Interest Loan to CorpAcq Holdco to the extent necessary to fund all or any portion of (i) the Balance Sheet Amount, plus (ii) the Excess Balance Sheet Amount (if any, held by the Surviving Corporation at such time).
Section 2.08.   Company Contribution.   As soon as reasonably practicable after all the stock transfer forms effecting the CorpAcq Sale have been duly stamped and the Company has been written up in CorpAcq Holdco’s statutory books as a shareholder, (i) the Company intends to transfer and contribute all the shares of CorpAcq Holdco and all the shares of the Surviving Corporation owned by the Company, if any, to BermudaCo in exchange for BermudaCo Shares and (ii) any excess cash received by the Company pursuant to Section 2.06 may be contributed to BermudaCo, which, in turn, may contribute such cash to CorpAcq Holdco.
Section 2.09.   Further Assurances.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CorpAcq Holdco, CCVII, Merger Sub and BermudaCo, the applicable directors, officers, members and managers of CorpAcq Holdco, CCVII, Merger Sub and BermudaCo (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE III
CONSIDERATION; EFFECTS OF THE TRANSACTIONS
Section 3.01.   Closing Seller Consideration.
(a)   The total consideration to be paid to the Sellers and the Drag Sellers (as applicable) at the Closing in consideration for the CorpAcq Sale and the Drag Along Sale shall equal the sum of (i) the Closing Seller Cash Consideration, plus (ii) the Closing Seller Share Consideration, plus (iii) the Closing Seller Class C-2 Consideration, plus (iv) the Earnout Shares in accordance with Section 3.04 (such amounts in clauses (i) through (iv) collectively, the “Closing Seller Consideration”).
(b)   At Closing, and immediately following the CCVII Stock Repurchase and the I/C Company Interest Loan, the Company shall (i) pay, or cause to be paid, by wire transfer of same day funds to such account or accounts (as each Seller shall designate in writing not less than two Business Days prior to the Closing), such Seller’s portion of the Closing Seller Cash Consideration, (ii) issue to each Seller (1) such number of fully paid Company Ordinary Shares equal to such Seller’s portion of the Closing Seller Share Consideration, (2) such number of fully paid Company Class C-2 Shares equal to such Seller’s portion of

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the Closing Seller Class C-2 Consideration, and (3) such number of Earnout Shares equal to such Seller’s portion of the Earnout Shares, in each case in accordance with the Sellers’ Pro Rata Share set forth on the Sellers Closing Statement, and (iii) pay, or cause to be paid, by wire transfer of same day funds to such account or accounts (as the Company shall designate in writing not less than two Business Days prior to the Closing), the CorpAcq Preferred Redemption Amount in order to procure the payment and settlement of the CorpAcq Preferred Redemption Amount due to the holders of the CorpAcq Holdco Preferred Shares in accordance with the remaining terms of this Agreement. Each Seller that is a CorpAcq Employee and that is a UK tax resident (or is otherwise subject to tax under the laws of the UK) shall enter into an election under 431(1) of ITEPA jointly with their employer company in respect of their acquisition of Company Ordinary Shares, Company Class C-2 Shares and Earnout Shares, and CorpAcq Holdco shall procure that the relevant employer company shall enter such election, in each case within 14 days of acquisition. In the case of any Closing Seller Cash Consideration payable to the Drag Sellers or otherwise attributable to the CorpAcq Holdco Ordinary Shares held by the Drag Sellers, the Company shall retain each Drag Seller’s portion of the Closing Seller Cash Consideration until: (A) the Drag Along Sale has been consummated, (B) the Closing Seller Cash Consideration is due and payable to such Drag Seller in accordance with the CorpAcq Articles and (C) the Company has received account details in writing for such Drag Seller. Following consummation of the Drag Along Sale, the Company shall issue to each Drag Seller (1) such number of fully paid Company Ordinary Shares equal to such Drag Seller’s portion of the Closing Seller Share Consideration, (2) such number of fully paid Company Class C-2 Shares equal to such Drag Seller’s portion of the Closing Seller Class C-2 Consideration, and (3) such number of fully paid Earnout Shares equal to such Drag Seller’s portion of such Earnout Shares, in each case in accordance with the Sellers’ Pro Rata Share set forth on the Sellers Closing Statement.
Section 3.02.   Common Stock; Common Stock of Merger Sub.   On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of CCVII, the following shall occur:
(a)   Each share of CCVII Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be exchanged for, and the holders of such CCVII Class A Common Stock shall be entitled to receive for each share of such CCVII Class A Common Stock, one Company Ordinary Share. From and after the Effective Time, the holders of shares of CCVII Class A Common Stock prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law. All such shares of CCVII Class A Common Stock so exchanged shall be converted into and become shares of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation and be held by the Company as of immediately after the Merger.
(b)   Each share of CCVII Class B Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time and owned by BermudaCo shall be converted into and become one validly issued, fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation.
(c)   Each issued and outstanding share of common stock of Merger Sub shall be cancelled and shall cease to exist by virtue of the Merger. For the avoidance of doubt, no consideration shall be provided in relation to the cancellation of Merger Sub stock.
(d)   Each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.
Section 3.03.   CCVII Warrants.   On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and depending on receipt of the Requisite CCVII Warrantholder Approval, the following shall occur:
(a)   With Receipt of Requisite CCVII Warrantholder Approval.   In the event that the Requisite CCVII Warrantholder Approval and a valuation report pursuant to section 593 of the UK Companies Act 2006 in respect of the consideration to be received by the Company for the issue of the Company Class C Shares (the “Valuation Report”) are obtained prior to the Effective Time, at the Effective Time, without any action on the part of any Party or any other Person, (i) each CCVII Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Company Class C-1 Share and (ii) each CCVII Private Placement Warrant that is

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outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one Company Class C-2 Share. In consideration of the Company issuing Company Class C-1 Shares and Company Class C-2 Shares to the holders of CCVII Warrants, CCVII shall issue to the Company a certain number of shares of CCVII Class A Common Stock to be agreed by the Company and CCVII.
(b)   Without Receipt of Requisite CCVII Warrantholder Approval.   In the event that either the Requisite CCVII Warrantholder Approval or the Valuation Report is not obtained prior to the Effective Time, at the Effective Time, without any action on the part of any Party or any other Person,
(i)   each CCVII Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issue of one Company Private Placement Warrant. In consideration of the Company issuing such Company Private Placement Warrants, CCVII shall issue to the Company a certain number of shares of CCVII Class A Common Stock to be agreed by the Company and CCVII; and
(ii)   each CCVII Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive a Company Public Warrant in consideration for the issue of one Company Private Placement Warrant. In consideration of the Company issuing such Company Public Warrant, CCVII shall issue to the Company a certain number of shares of CCVII Class A Common Stock to be agreed by the Company and CCVII.
From and after the Effective Time, the holders of CCVII Warrants prior to the Effective Time shall cease to have any rights with respect to such warrants except as otherwise provided for herein or under applicable Law.
Section 3.04.   Earnout.
(a)   At the Closing, and as additional consideration for the sale of their CorpAcq Holdco Shares pursuant to the CorpAcq Sale or the Drag Along Sale (as applicable), the Company shall issue or cause to be issued to each Eligible Earnout Party (in accordance with its respective Pro Rata Share), Company Ordinary Shares as follows and upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements.
(i)   The Incremental Earnout Shares shall be unvested and shall be subject to the same vesting and forfeiture provisions and voting and dividend rights applicable to the Base Vesting Shares in Sections 6(b), 6(c), and 6(f) of the Sponsor Agreement, applied mutatis mutandis.
(ii)   The Base Earnout Shares (together with the Incremental Earnout Shares, the “Earnout Shares”) shall be unvested and shall be subject to the same vesting and forfeiture provisions and voting and dividend rights applicable to the Earn-Out Vesting Shares in Sections 6(b), 6(c), and 6(f) of the Sponsor Agreement, applied mutatis mutandis. No Seller or Drag Seller shall be entitled to any dividends or other distributions with respect to the Base Earnout Shares prior to their vesting, and each hereby agrees to forfeit to the Company any such dividends or distributions.
Section 3.05.   Fractional Shares.   No fractional Company Ordinary Shares shall be issued in connection with issuance of the Earnout Shares and the number of Company Ordinary Shares to be issued to each holder in respect of the CCVII Class A Common Stock, or to each Eligible Earnout Party in respect of the Earnout Shares, will be rounded down to the nearest whole share.
Section 3.06.   Withholding Rights.   Notwithstanding anything in this Agreement to the contrary, CCVII, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law including in relation to the CorpAcq Holdco Management Incentive Plan; provided, that if the Company or any of its Affiliates, or any party acting on their behalf determines that any payment to any Seller or any CorpAcq Party hereunder is subject to deduction or withholding, then the applicable payor of such amount shall (a) provide notice to CorpAcq Holdco or such other applicable CorpAcq Party as soon as reasonably practicable after such determination and (b) cooperate with CorpAcq Holdco or such other

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applicable CorpAcq Party to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be remitted to the applicable Governmental Authority. Any Seller shall be entitled to enter into arrangements to the satisfaction of the Company and CCVII (the precise terms and conditions of which shall be agreed between the parties in good faith as soon as reasonably practicable following the execution of this Agreement) to facilitate the sale of such number of their shares in the Company as may be necessary to enable them to fund: (i) any Employment Tax liabilities that arise in connection with any CorpAcq Holdco Ordinary Shares acquired and/or held by them and/or any party’s obligation to deduct or withhold such Employment Tax; and/or (ii) any capital gains tax liabilities arising on the sale of their CorpAcq Holdco Ordinary Shares to the Company; and/or (iii) the payment of any call on any CorpAcq Holdco Ordinary Shares they have acquired pursuant to the CorpAcq Holdco Management Incentive Plan; and/or any (iv) Tax that arises in connection with Company shares (the “Sell to Cover Arrangement”). Any lock-in or similar arrangements in relation to the Company’s shares shall be amended to reflect any such Sell to Cover Arrangement.
Section 3.07.   Seller and Eligible Earnout Party Lockup.   Subject to Section 3.08, each Seller or Eligible Earnout Party agrees that he or she shall not Transfer any Company Ordinary Shares or Company Class C-2 Shares held by such Seller (including Company Ordinary Shares or Company Class C-2 Shares received in respect of such Seller’s Pro Rata Portion of the Closing Seller Share Consideration, the Closing Seller Class C-2 Consideration or Earnout Shares) until (i) one year following the Closing Date, in the case of any Seller or Eligible Earnout Party that is a member of management of CorpAcq Holdco immediately prior to Closing or (ii) 180 days following the Closing Date in the case of all Sellers or Eligible Earnout Parties that are not is a members of management of CorpAcq Holdco immediately prior to Closing.
Section 3.08.   Lockup Exceptions.   The lockup provisions in Section 3.07 shall not apply to the transfer of any Company Ordinary Shares or Company Class C-2 Shares made in the following circumstances: (i) in acceptance of a general offer for the whole of the issued equity share capital of the Company (other than any equity share capital held by or committed to the offeror and/or persons acting in concert with the offeror) made in accordance with the UK Takeover Code or the provision of an irrevocable undertaking to accept such an offer; (ii) pursuant to any compromise or arrangement under Part 26 of the UK Companies Act 2006, providing for the acquisition by any person (or group of persons acting in concert) of more than 50 per cent of the equity share capital of the Company and which compromise or arrangement has been sanctioned by the court; (iii) pursuant to an order of a court of competent jurisdiction requiring such Company Ordinary Shares or Company Class C-2 Shares to be transferred or a consent order which has the same effect; (iv) by the personal representatives of the transferor on and following his death; (v) pursuant to an offer by the Company to purchase its own Company Ordinary Shares or Company Class C-2 Shares which is made on identical terms to all holders of shares and otherwise complies with applicable Laws; (vii) to the spouse or civil partner of the transferor or the trustees of a trust under which no beneficial interest in the Company Ordinary Shares or Company Class C-2 Shares transferred exists or can arise except in favor of the relevant transferor and/or his spouse, civil partner or minor children; (viii) by the transferor to any person which has the same ultimate legal and beneficial ownership as the transferor or to its officers or directors or, if the transferor is an individual, to any member of the transferor’s immediate family; or (ix) in accordance with the Sell to Cover Arrangement.
ARTICLE IV
CLOSING STATEMENT
Section 4.01.   Expense Amounts.
(a)   No sooner than five or later than three Business Days prior to the Closing Date, CorpAcq Holdco shall provide to CCVII a written report setting forth a list of the following fees, costs and expenses incurred by or on behalf of the CorpAcq Parties (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, the performance and compliance with all Transaction Agreements and conditions contained herein or therein to be performed or complied with at or before Closing, and the consummation of the Transactions, (together with written invoices and wire transfer instructions for the payment thereof),

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whether paid or unpaid prior to Closing and including: (i) the fees, costs, expenses and disbursements of outside counsel, accountants, advisors and consultants to CorpAcq Parties (including its direct and indirect equityholders), (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to CorpAcq Holdco, (iii) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of CorpAcq Holdco, in each case, incurred in connection with the Transactions, (iv) any Transfer Taxes incurred, imposed, attributable to, or otherwise in connection with (A) the CorpAcq Sale, including any Transfer Taxes imposed or arising in connection with the issuance of securities in consideration for that transaction (and including, for the avoidance of doubt, any Transfer Taxes imposed or arising in connection with the issuance of depositary receipts in relation to those securities or the entry of such securities to a depositary or clearance service), (B) the issuance or delivery of securities to holders of CCVII Common Stock or CCVII Warrants or (C) the transfer, conversion or exercise of rights under such securities pursuant to, or contemplated by, or required to give effect to this Agreement, (v) any UK corporation tax imposed on the Company pursuant to section 144 of the Taxation of Chargeable Gains Act 1992 in connection with the granting of any Company Warrants issued in connection for the cancellation and extinguishment of CCVII Warrants pursuant to Section 3.03(b) to the extent accrued as of the Closing, and (vi) any US withholding Taxes imposed in connection with the CCVII Stock Repurchase to the extent accrued as of the Closing (collectively, the “CorpAcq Holdco Transaction Expenses”).
(b)   No sooner than five or later than three Business Days prior to the Closing Date, CCVII shall provide to CorpAcq Holdco a written report setting forth a list of the following fees, costs and expenses incurred by or on behalf of CCVII in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, (together with written invoices and wire transfer instructions for the payment thereof), whether paid or unpaid prior to Closing and including (i) the fees, costs, expenses and disbursements of outside counsel, accountants, advisors and consultants to CCVII (including its direct and indirect equityholders), (ii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to CCVII, (iii) the placement fee set forth on Schedule 4.01(b)(ii) of the CCVII Schedules, (iv) any premiums, fees, disbursements or expenses incurred in connection with any rep and warranty insurance policy and any tail insurance policy for the directors’ and officers’ liability insurance of CCVII, in each case, incurred in connection with the Transactions, (v) the repayment amount of the Extension Promissory Note, (vi) any deferred underwriting commissions relating to the initial public offering of CCVII, (vii) working capital loans from any Sponsor Persons to the extent not repaid, in either case, on or before the Closing, and (viii) any excise Taxes payable pursuant to Section 4501 of the Code due and payable by CCVII (or the Company pursuant to the terms of this Agreement) (collectively, the “CCVII Transaction Expenses”).
Section 4.02.   Closing Statements.
(a)   At least two Business Days prior to the Special Meeting and in any event not earlier than the time that holders of CCVII Class A Common Stock may no longer elect redemption or withdraw such election, in accordance with the CCVII Stockholder Redemption, CCVII shall prepare and deliver to CorpAcq Holdco a statement (the “CCVII Closing Statement”) setting forth in good faith: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the CCVII Stockholder Redemption); (ii) the aggregate amount of all payments required to be made in connection with the CCVII Stockholder Redemption (the “CCVII Redemption Payment”); (iii) the Available Cash Amount resulting therefrom; (iv) the number of shares of CCVII Class A Common Stock to be outstanding as of the Closing after giving effect to the CCVII Stockholder Redemption (the “Outstanding CCVII Class A Shares”) and confirmation that no CCVII Preferred Stock is outstanding; and (v) the Delayed Financing Amount (the “Estimated Delayed Financing Amount”). The CCVII Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the CCVII Closing Statement until the Closing, CCVII shall (x) provide the Company and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of CCVII and its Subsidiaries and to senior management personnel of CCVII and its Subsidiaries, in each case, to the extent reasonably requested by the Company or any of its Representatives in connection with their review of the CCVII Closing Statement, (y) cooperate with the Company and its Representatives

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in connection with their review of the CCVII Closing Statement and the components thereof and (z) consider in good faith any comments to the CCVII Closing Statement provided by the Company prior to the Closing Date.
(b)   At least two Business Days prior to the Closing, CorpAcq Holdco shall prepare and deliver to CCVII a statement (the “Sellers Closing Statement”) setting forth in good faith its calculation of, as of the Closing Date: (a) the CorpAcq Preferred Redemption Amount, (b) the aggregate number of CorpAcq Holdco Preferred Shares, (c) CorpAcq Holdco’s calculation of each Seller’s Pro Rata Share of the Closing Seller Cash Consideration, Closing Seller Share Consideration and Closing Seller C-1 Consideration, (d) the CCVII Facilitated Financing Amount and (e) the CorpAcq Holder Facilitated Financing Amount, in each case, including reasonable supporting detail therefor. The Sellers Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Sellers Closing Statement until the Closing, CorpAcq Holdco shall (x) cooperate with and provide CCVII and its Representatives all information reasonably requested by CCVII or any of its Representatives and within any CorpAcq Party or its Representatives’ possession or control in connection with CCVII’s review of the Sellers Closing Statement, (y) cooperate with CCVII and its Representatives in connection with their review of the Sellers Closing Statement and the components thereof and (z) consider in good faith any comments to the Sellers Closing Statement provided by CCVII prior to the Closing Date and CCVII shall revise such Sellers Closing Statement to incorporate any changes CorpAcq Holdco reasonably determines are necessary or appropriate given such comments.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE CORPACQ PARTIES
Except as set forth in the CorpAcq Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the CorpAcq Parties hereby jointly and severally represent and warrant to CCVII as follows:
Section 5.01.   Corporate Organization of CorpAcq Parties.
(a)   CorpAcq Holdco has been duly incorporated, is validly existing as a private limited company and is in good standing (or has the equivalent status under the laws of England and Wales). CorpAcq Holdco has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the CorpAcq Group. The copies of the organizational documents of CorpAcq Holdco, as in effect on the date hereof and made available by CorpAcq Holdco to CCVII (i) are true, correct and complete and (ii) are in full force and effect, and CorpAcq Holdco is not in violation of any of the provisions of its organizational documents. All material returns, resolutions and other documents required by the 2006 Act and other legislation to be delivered to the Registrar of Companies in respect of CorpAcq Holdco have been duly and properly prepared and delivered.
(b)   Each of the Company and Merger Sub has been and, as of the time it becomes a CorpAcq Party, BermudaCo will be, duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). The copies of the organizational documents of each of the Company and Merger Sub, as in effect on the date hereof and made available to CCVII (i) are true, correct and complete and (ii) are in full force and effect, and each of the Company and Merger Sub is not in violation of any of the provisions of its organizational documents. The copies of the organizational documents of BermudaCo, as in effect on the date BermudaCo becomes a CorpAcq Party, that will be made available to CCVII (i) will be true, correct and complete and (ii) will be in full force and effect, and BermudaCo will not be in violation of any of the provisions of its organizational documents. All material returns, resolutions and other documents required by the 2006 Act and other legislation to be delivered to the Registrar of

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Companies in respect of the Company have been duly and properly prepared and delivered. Each of the Company and Merger Sub was formed, and BermudaCo is being formed, solely for the purpose of engaging in the Transactions, has not (and BermudaCo as of the date it becomes a CorpAcq party will not have) conducted any business prior to the date it becomes a party to this Agreement and has no (and BermudaCo as of the date it becomes a CorpAcq Party will have no) assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other Transactions and such Transaction Agreements, as applicable.
(c)   No Insolvency Event has occurred in relation to any CorpAcq Party.
Section 5.02.   Organizational Documents and Subsidiaries.   Schedule 5.02 of the CorpAcq Schedules sets forth the Subsidiaries of CorpAcq Holdco as of the date hereof. Each Subsidiary has been duly formed or organized, is validly existing under the laws of their jurisdiction of incorporation or organization and the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be, except where failure to be so duly formed or organized or validly licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to the CorpAcq Group. The copies of the organizational documents of each of the Subsidiaries of CorpAcq Holdco, as in effect on the date hereof and made available by CorpAcq Holdco to CCVII (i) are true, correct and complete and (ii) are in full force and effect, and each Subsidiary is not in violation of any of the provisions of its organizational documents, except for such violations as would not, individually or in the aggregate, reasonably be expected to be material to the CorpAcq Group. All material returns, resolutions and other documents required by the 2006 Act and other legislation to be delivered to the Registrar of Companies in respect of each Subsidiary have been duly and properly prepared and delivered. No Insolvency Event has occurred in relation to CorpAcq Holdco’s Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material to the CorpAcq Group.
Section 5.03.   Due Authorization.   Each CorpAcq Party has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly authorized by the board of directors or equivalent governing body of the applicable CorpAcq Party and the Company has delivered on or before the date hereof the Merger Sub Stockholder Approval, and no other corporate proceeding on the part of any CorpAcq Party is necessary to authorize this Agreement or such Transaction Agreements. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each CorpAcq Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of each CorpAcq Party, enforceable against such CorpAcq Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
Section 5.04.   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which any CorpAcq Party is party by such CorpAcq Party and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under, the certificate of incorporation, bylaws or other organizational documents of any CorpAcq Party, including the CorpAcq Articles, (b) violate any provision of, or result in the breach of or default by any CorpAcq Party under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of CorpAcq Holdco or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such

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violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (x) in the case of clause (b) above, for such violations, breaches or defaults that would not, individually or in the aggregate, be material to CorpAcq Group and (y) in the case of clauses (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.05.   Governmental Authorities; Consents.   Assuming the truth and completeness of the CCVII Representations, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, “Governmental Filings”) is required on the part of any CorpAcq Party with respect to such CorpAcq Party’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (a) applicable requirements of any applicable Antitrust Laws or applicable Foreign Investment Laws, (b) FCA Approval, (c) filings under applicable Securities Laws, (d) filings with and approvals of the Stock Exchange, (e) approval of the UK Takeover Panel, (f) obtaining a section 593 valuation report pursuant to the UK Companies Act 2006, (g) applicable requirements of the HSR Act, and (h) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to CorpAcq Group.
Section 5.06.   Capitalization of CorpAcq Parties.
(a)   Schedule 5.06 of the CorpAcq Schedules sets forth, as of the date hereof, the number and class of issued, allotted and to the extent applicable outstanding equity interests (including all shares, warrants, preference shares, options and other such equity instruments) of each CorpAcq Party, the registered owners thereof and the number and class of shares held by each such registered owner; provided, that such information sets forth for BermudaCo is provided as of the date it becomes a CorpAcq Party. The issued shares in the capital of each of the CorpAcq Parties have been (or, in the case of BermudaCo, will be) duly authorized and validly issued and are fully paid, or credited as fully paid, and to the extent applicable, nonassessable.
(b)   There are no outstanding (i) securities of any CorpAcq Party or their Subsidiaries convertible into or exchangeable for ownership interests in any CorpAcq Party, (ii) obligations, options, warrants or other rights, commitments, agreements or arrangements to acquire from any CorpAcq Party, or other obligations or commitments of any CorpAcq Party to issue, sell, create or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any CorpAcq Party or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any CorpAcq Party (the items in clauses (i) through (iii) collectively, the “CorpAcq Holdco Securities”). Except as set forth in the organizational documents of the CorpAcq Parties or the Transaction Documents, there are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any CorpAcq Party or their Subsidiaries is a party or by which any such Person is bound with respect to the voting or transfer of any shares of capital stock of any CorpAcq Party or (y) obligations, arrangements, agreements or commitments of any CorpAcq Party to repurchase, redeem or otherwise acquire any of CorpAcq Holdco Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) or any agreements or resolutions to carry out any transaction having the effect of a reduction of capital, profits or reserves in any other Person.
Section 5.07.   Capitalization of Subsidiaries.
(a)   The issued equity interests (including all shares, warrants, preference shares, options and other such equity instruments) in the capital of CorpAcq Holdco’s Subsidiaries have been duly authorized and validly issued and are fully paid, or credited as fully paid, and nonassessable. All of the outstanding ownership interests in each Subsidiary of CorpAcq Holdco other than the shares of certain Subsidiaries of CorpAcq Holdco held by third parties as set forth on Schedule 5.07 of the CorpAcq Schedules are owned by CorpAcq Holdco, directly or indirectly, legally and beneficially, free and clear of any Liens (other than the restrictions under applicable Securities Laws and Liens securing obligations under any CorpAcq financing agreement)

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and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.
(b)   There are no outstanding (i) securities of any of CorpAcq Holdco’s Subsidiaries convertible into or exchangeable for ownership interests in any of CorpAcq Holdco’s Subsidiaries, (ii) obligations, options, warrants or other rights, commitments, agreements or arrangements to acquire from any of CorpAcq Holdco’s Subsidiaries, or other obligations or commitments of any of CorpAcq Holdco’s Subsidiaries to issue, sell, create or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any of CorpAcq Holdco’s Subsidiaries or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any of CorpAcq Holdco’s Subsidiaries (the items in clauses (i) through (iii) collectively, the “CorpAcq Holdco Subsidiary Securities”). Other than as set forth in the organizational documents of CorpAcq Holdco or any of its Subsidiaries, there are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any CorpAcq Party or their Subsidiaries is a party or by which any such Person is bound with respect to the voting or transfer of any shares of capital stock of CorpAcq Holdco’s Subsidiaries or (y) obligations, arrangements, agreements or commitments of any CorpAcq Party or their Subsidiaries to repurchase, redeem or otherwise acquire any of CorpAcq Holdco Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) or any agreements or resolutions to carry out any transaction having the effect of a reduction of capital, profits or reserves in any other Person.
(c)   Except for the CorpAcq Holdco Subsidiary Securities, CorpAcq Holdco does not own any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person and does not have, and has not agreed to acquire, any interest in any body corporate other than the Subsidiaries. No shares of capital stock are held in treasury by any Subsidiary of CorpAcq Holdco. Neither CorpAcq Holdco nor any of its Subsidiaries (i) owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person, (ii) has any agreement or commitment to purchase any such interest (excluding, for the avoidance of doubt, in connection with the Transaction Agreements and the Transactions) or (iii) has agreed nor is obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof, any future investment in or capital contribution to any other entity.
Section 5.08.   Financial Statements.
(a)   Attached as Schedule 5.08 of the CorpAcq Schedules are true, accurate and complete copies of (i) the audited consolidated balance sheet of CorpAcq Limited as at December 31, 2021, and the related audited consolidated statements of income and comprehensive income, profit and loss, changes in equity and cash flows for the period then ended, together with the auditor’s report thereon (the “Audited Financial Statements”) and (ii) the draft unaudited consolidated balance sheet of CorpAcq Limited, as at December 31, 2022 and the related draft unaudited consolidated statements of income and comprehensive income, profit and loss, changes in equity and cash flows for the period then ended (together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements, if audited, present a true and fair view of, or, if unaudited, present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with UK GAAP consistently applied in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).
(b)   The Required Financials, when delivered following the date of this Agreement in accordance with Section 7.04(a), (A) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (B) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the CorpAcq Group, as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit

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adjustments (none of which is expected to be, individually or in the aggregate, material)), (C) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and shall contain an unqualified report of the CorpAcq Group’s auditors and (D) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, in effect as of the applicable date of such delivery (including Regulation S-X or Regulation S-K, as applicable).
(c)   CorpAcq Holdco and each Significant Subsidiary individually maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with UK GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)   Since January 1, 2021, CorpAcq Holdco has not been made aware in writing of (i) any “significant deficiency” in the internal controls over financial reporting of CorpAcq Holdco or any of its Subsidiaries, (ii) any “material weakness” in the internal controls over financial reporting of CorpAcq Holdco or any of its Subsidiaries, (iii) any fraud that involves the management or other employees who have a role in the preparation of financial statements or the internal controls utilized by CorpAcq Holdco or any of its Subsidiaries or (iv) any allegation, assertion or claim that CorpAcq Holdco or any of its Subsidiaries has engaged in any material questionable accounting or auditing practices which violate applicable Law.
Section 5.09.   Undisclosed Liabilities.   As of the date of this Agreement, neither CorpAcq Holdco nor any of its Subsidiaries has any material Liability, debt or obligation required to be reflected or reserved for on a balance sheet prepared in accordance with UK GAAP, except for Liabilities and obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) arising under this Agreement or the performance by CorpAcq Holdco of its obligations hereunder, including transaction or (c) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.10.   Litigation and Proceedings.   Except for Actions under any Tax Law (which are the subject of Section 5.16), there are no pending or, to the knowledge of the CorpAcq Parties, threatened in writing Actions against (a) CorpAcq Holdco or any of its Subsidiaries, any of their respective officers or directors (in their capacity as such) or any of their respective properties, rights or assets that constitutes or otherwise gives rise to a Material Adverse Effect or (b) any of the foregoing in such capacity in a criminal proceeding. There is no Governmental Order imposed upon or, to the knowledge of the CorpAcq Parties, threatened in writing Actions against CorpAcq Holdco or any of its Subsidiaries or any of their properties, rights, assets or businesses that would, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon CorpAcq Holdco or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2021 through the date of this Agreement, there have been no proceedings by CorpAcq Holdco or any of its Subsidiaries pending against any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.11.   Compliance with Laws.
(a)   Except as would not reasonably be expected to be, individually or in the aggregate, material to the CorpAcq Group, since (i) January 1, 2021, CorpAcq Holdco and its Subsidiaries have been in compliance with all applicable Laws and Governmental Orders, (ii) January 1, 2021, CorpAcq Holdco and its Subsidiaries hold all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, (iii) (A) January 1, 2022, neither CorpAcq Holdco nor any of its Significant Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) that remains unresolved and (B) to the knowledge of the CorpAcq Parties, no assertion or Action of any violation of any Law, Governmental Order or Permit by CorpAcq Holdco or any of its Subsidiaries is currently threatened against CorpAcq Holdco or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims

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adjustments by such providers in the ordinary course of business), and (iv) no investigation or review by any Governmental Authority with respect to CorpAcq Holdco is pending or, to the knowledge of the CorpAcq Parties, threatened and no such investigations have been conducted by any Governmental Authority.
(b)   CorpAcq Holdco and its Subsidiaries and, to the knowledge of the CorpAcq Parties, any Person acting for or on behalf of CorpAcq Holdco or its Subsidiaries currently comply in all material respects with and have, since January 1, 2021, complied in all material respects with, all applicable Anti-Corruption Laws or Anti-Money Laundering Laws. Since January 1, 2021, (i) there has been no action taken by CorpAcq Holdco, its Subsidiaries, nor, to the knowledge of the CorpAcq Parties, any of their respective officers, directors, managers or employees, in each case, acting on behalf of CorpAcq Holdco or its Subsidiaries, in violation of any applicable Anti-Corruption Law or Anti-Money Laundering Law, (ii) neither CorpAcq Holdco nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or, to the knowledge of the CorpAcq Parties, subjected to any investigation by a Governmental Authority for a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, and (iii) neither CorpAcq Holdco nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law (other than with respect to the submission by CorpAcq Holdco or one of its Subsidiaries of fraudulent activity reports to a Governmental Authority in connection with alleged or potential violations of Anti-Corruption Law or Anti-Money Laundering Law by customers of CorpAcq Holdco or one of its Subsidiaries). Since January 1, 2022, neither CorpAcq Holdco nor its Significant Subsidiaries has received any written notice or citation, or to the knowledge of the CorpAcq Parties, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.
(c)   None of CorpAcq Holdco, its Subsidiaries, nor, to the knowledge of the CorpAcq Parties, any of their respective officers, directors, managers, or employees, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (ii) since January 1, 2021, has knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, including Russia, the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has materially violated any Laws relating to economic sanctions since January 1, 2021.
Section 5.12.   Contracts; No Defaults.
(a)   Schedule 5.12(a) of the CorpAcq Schedules contains a true and complete listing of all Contracts (other than purchase orders providing for consideration of less than £500,000) described in clauses (i) through (xvi) of this Section 5.12(a) to which, as of the date hereof, CorpAcq Holdco or any of its Significant Subsidiaries (or, with respect to Section 5.12(a)(ii), any of its Subsidiaries) is a party (together with all material amendments, waivers or other changes thereto) other than CorpAcq Benefit Plans (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been made available to CCVII.
(i)   Each Contract that relates to (x) a Material Customer of a Significant Subsidiary or (y) a Material Supplier of a Significant Subsidiary;
(ii)   Each Contract that to the knowledge of the CorpAcq Parties involved aggregate payments or consideration furnished by or to CorpAcq Holdco or by or to any of its Subsidiaries of more than £2,000,000 in the calendar year ended December 31, 2022;
(iii)   Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Subsidiary or the disposition of any Person that, if not for such disposition, would reasonably likely be a Subsidiary of CorpAcq Holdco or any of its Subsidiaries, in each case, consummated since January 1, 2022;

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(iv)   Each lease, rental or occupancy agreement, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of £1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;
(v)   Each Contract requiring CorpAcq Holdco or its Subsidiaries to guarantee the Liabilities of any Person (other than an entity within the CorpAcq Group) or pursuant to which any Person (other than an entity within the CorpAcq Group) has guaranteed the Liabilities of any entity within the CorpAcq Group, in each case in excess of £1,000,000;
(vi)   Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of CorpAcq Holdco) that is material to the business of CorpAcq Holdco and its Significant Subsidiaries, taken as a whole;
(vii)   Each material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, any other Contract the performance of which requires either (A) annual payments to or from CorpAcq Holdco or any of its Significant Subsidiaries in excess of £1,000,000 or (B) aggregate payments to or from CorpAcq Holdco or any of its Significant Subsidiaries in excess of £1,000,000 over the term of the agreement and, in each case, that is not terminable by the CorpAcq Holdco or any of its Significant Subsidiaries without penalty upon less than 60 days’ prior written notice;
(viii)   Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of £1,000,000 in the aggregate;
(ix)   Each Contract expressly prohibiting or restricting in any material respect the ability of CorpAcq Holdco or its Subsidiaries to engage in any business, to sell or distribute any products, to operate in any geographical area or to compete with any Person; provided that non-solicitation obligations with respect to employees, consultants or service providers of a third party shall not be deemed to prohibit or restrict competition for purposes of this Section;
(x)   Each license or other agreement with respect to any item of Intellectual Property that is material to CorpAcq Group (excluding licenses granted to CorpAcq Holdco or its Subsidiaries for commercially available “off-the-shelf” software, or non-exclusive licenses granted in the ordinary course of business);
(xi)   Each Contract with a Governmental Authority involving annual payments in excess of £1,000,000;
(xii)   Each Contract which may be terminated by the relevant counterparty as a result of one or more of the Transactions, which if so terminated, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(xiii)   Each settlement, conciliation or similar Contract (A) the performance of which would be reasonably expected to involve any payments in excess of £1,000,000 after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes or is reasonably expected to impose, at any time in the future, any material non-monetary obligations on CorpAcq Holdco or any of its Subsidiaries (or any CorpAcq Party or any of its Affiliates after the Closing);
(xiv)   Each employee collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association;
(xv)   Each sales commission or brokerage Contract that involves annual payments in excess of £250,000 or is not cancellable on thirty (30) calendar days’ notice or less without payment or penalty;
(xvi)   Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement or Contract for or relating (1) to Indebtedness for borrowed money of CorpAcq Holdco or any of its Subsidiaries, in each case in excess of £1,000,000 or (2) to the placing of a Lien (other than a Permitted Lien) on any material assets or properties valued in excess of £1,000,000 of CorpAcq Holdco or any of its Subsidiaries;

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(xvii)   Any Contract that is a currency or interest hedging arrangement;
(xviii)   Any Contract under which CorpAcq Holdco or any of its Subsidiaries has agreed to purchase or sell goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis and the payments to or by CorpAcq Holdco or any such Subsidiary thereunder exceeded £1,000,000 during the year ended December 31, 2022;
(xix)   Any Contract involving any Subsidiary, which has either been terminated or discharged by frustration, nor has the performance of any obligation thereunder been suspended or otherwise materially varied, in each case for a reason associated with COVID-19;
(xx)   Any Contract relating to any pending acquisition or disposition of any Real Property; and
(xxi)   Any Contract relating to a commitment to enter into agreement of the type described in clauses (i) through (xxii) of this Section 5.13(a).
(b)   Except for any Contract that has expired or will expire pursuant to its terms prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of CorpAcq Holdco or one of its Subsidiaries party thereto and, to the knowledge of the CorpAcq Parties, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not reasonably be expected to be, individually or in the aggregate a Material Adverse Effect, (w) none of CorpAcq Holdco, any of its Subsidiaries or, to the knowledge of the CorpAcq Parties, any other party thereto is or is alleged to be in material breach of or material default under any Material Contract, (x) neither CorpAcq Holdco nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any Material Contract, (y) to the knowledge of the CorpAcq Parties, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any Material Contract that is currently a Material Customer or Material Supplier to CorpAcq Holdco or any of its Subsidiaries has to the knowledge of the CorpAcq Parties, threatened in writing to cancel or terminate its business with, CorpAcq Holdco or any of its Subsidiaries.
Section 5.13.   CorpAcq Benefit Plans.
(a)   Schedule 5.13(a) of the CorpAcq Schedules sets forth a true and complete list of each material CorpAcq Benefit Plan. For purposes of this Agreement, “CorpAcq Benefit Plan” means any retirement, pension, supplemental retirement, stock purchase, stock option, phantom stock or option, employee stock ownership, equity, equity-based, severance, settlement, employment, appointment, individual consulting, retention, “stay,” transaction, change-in-control, tax gross-up, fringe benefit, collective bargaining, bonus, cash incentive, deferred compensation, employee loan health, welfare, retiree medical or life insurance, educational, employee assistance, paid time off and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, officer, worker or independent contractor of CorpAcq Holdco or its Subsidiaries (the “CorpAcq Employees”) (or any beneficiary or dependent thereof) has any present or future right (contingent or otherwise) to benefits and which are contributed to, sponsored by or maintained by (or required to be contributed to, sponsored by or maintained by) CorpAcq Holdco or any of its Subsidiaries or (ii) CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries has any direct or indirect present or future liability (contingent or otherwise). No CorpAcq Benefit Plan is maintained for the benefit of CorpAcq Employees who reside or work in the United States or is otherwise governed by the Laws of the United States; provided, that with respect to employment or individual consulting agreements or letters of appointment constituting CorpAcq Benefit Plans, only the Key Employee Contracts shall be listed on Schedule 5.13(a).
(b)   With respect to each material CorpAcq Benefit Plan, CorpAcq Holdco has delivered or made available to CCVII copies of current material documentation relating to each such plan, including any trust agreement or other funding instrument relating to such plan, and any material correspondence with relevant Governmental Authorities (including relevant tax authorities) in relation to such plan.

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(c)   CorpAcq Holdco has delivered or made available to CCVII particulars of the role title, date of commencement of employment or engagement, employment-related benefits and remuneration (including salary, fee, and share incentive, share option, profit sharing, bonus, commission or other incentive arrangements) applicable to each current employee, officer, worker, consultant, director or independent contractor of CorpAcq Holdco, CorpAcq Limited or the Significant Subsidiaries.
(d)   Except as would not reasonably be expected to be material to the CorpAcq Group: (i) each CorpAcq Benefit Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and all applicable Laws, (ii) all contributions required to be made with respect to any CorpAcq Benefit Plan on or before the date hereof have been timely made and all obligations in respect of each CorpAcq Benefit Plan as of the date hereof have been accrued and reflected in the Financial Statements to the extent required by UK GAAP; and (iii) each CorpAcq Benefit Plan that is intended to qualify for favorable Tax treatment does so qualify and all relevant and necessary applications, declarations and approvals in respect of the same have been made or obtained (as applicable), and nothing has occurred and no condition exists that would reasonably be expected to adversely affect the qualification of such CorpAcq Benefit Plan.
(e)   (i) To the knowledge of the CorpAcq Parties, each CorpAcq Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and no event has occurred since the date of the most recent approval or application therefore relating to any such plan that would reasonably be expected to adversely affect any such approval or good standing; (ii) no CorpAcq Benefit Plan has unfunded liabilities, that as of the Closing Date, will not be fully offset by insurance; and (iii) each CorpAcq Benefit Plan required by applicable Laws to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with all applicable Laws, in each of the foregoing cases except as would be expected to have, individually or in the aggregate, a Material Adverse Effect, and any liability that is not fully funded has been fully and fairly disclosed in the Financial Statements to the extent required by UK GAAP.
(f)   Neither CorpAcq Holdco, CorpAcq Limited nor any of the Significant Subsidiaries has incurred any material current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for CorpAcq Employees, except as may be required pursuant to applicable Law.
(g)   No CorpAcq Benefit Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded Liabilities.
(h)   Neither the execution and delivery of this Agreement by CorpAcq Holdco nor the consummation of the Transactions will (i) result in the acceleration, vesting or creation of any rights of any CorpAcq Employee to payments or benefits or increases in any payments or benefits or any loan forgiveness under any CorpAcq Benefit Plan or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any CorpAcq Employee. Neither CorpAcq Holdco, CorpAcq Limited nor any of the Significant Subsidiaries is under any contractual obligation to materially increase the rates of remuneration of or make any material bonus or incentive or other similar payment to any CorpAcq Employee at any future date.
(i)   No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any CorpAcq Employee who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.
(j)   To the knowledge of the CorpAcq Parties, no CorpAcq Employee transferred to CorpAcq Holdco or any of its Subsidiaries under the UK’s Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as applicable) who, prior to such transfer, was entitled to early retirement benefits under a defined benefit pension scheme. No CorpAcq Employee who is entitled to a gross basic annual salary or annualized fee of in excess of £250,000 has given notice of termination of their contract of employment or engagement or is under notice of termination. There are no CorpAcq Employees employed

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or engaged under contracts which cannot be terminated on six months’ notice or less without payment of compensation (other than any statutory rights to payments of compensation, wages, commission, holiday pay and pension). No offer of employment or engagement has been made by CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries where the individual’s gross basic annual salary or annualized fees would exceed £250,000 and that has (i) not yet been accepted, or (ii) been accepted but the employment or engagement has not yet started.
(k)   Each current CorpAcq Employee that is subject to tax in the UK that acquired securities issued by CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries executed a valid election under section 431(1) of ITEPA within the required timeframe in respect of those securities. CorpAcq Holdco, CorpAcq Limited and each of the Significant Subsidiaries has complied in full with any securities, regulatory and exchange control laws in each jurisdiction in which securities or a right in respect of securities has been granted to any current CorpAcq Employee.
(l)   No relevant step (within the meaning of Part 7A of ITEPA) has been taken in pursuance of, or in connection with, arrangements concerned with the provision of rewards or recognition or loans in connection with the current, former or prospective employment of any CorpAcq Employee. There are no loans outstanding between CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries (as lender) and any CorpAcq Employee (as borrower). There are no trusts or other arrangements in place, whether funded, established or settled by CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries under, pursuant to or otherwise in respect of which, any CorpAcq Employee (or any associated person (within the meaning of section 421C of ITEPA) of such CorpAcq Employee) may obtain a benefit in any form.
Section 5.14.   Labor Matters.
(a)   Neither CorpAcq Holdco nor any of its Subsidiaries is a party to, currently negotiating, or obligated to negotiate any collective bargaining agreement or other agreement with a trade union, works council or other labor organization. To the knowledge of the CorpAcq Parties, (i) none of the CorpAcq Employees are represented by any trade union, works council or other labor organization with respect to their employment with CorpAcq Holdco or any of its Subsidiaries, and (ii) as of the date of this Agreement, there are no activities or proceedings of any trade union, works council or other labor organization to organize any of the CorpAcq Employees and no trade union, works council or other labor organization has made a pending demand for recognition or establishment. Since January 1, 2021 there has been no material labor dispute or strike, material slowdown, material concerted refusal to work overtime, or material work stoppage against CorpAcq Holdco, CorpAcq Limited or any of the Significant Subsidiaries, in each case, pending or threatened.
(b)   Except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, each of CorpAcq Holdco, CorpAcq Limited and the Significant Subsidiaries (i) is in compliance in all material respects with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, redundancies, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees, workers and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance and (ii) since January 1, 2021, has not experienced any actual or, to the knowledge of the CorpAcq Parties, threatened arbitrations, grievances, material labor or employment-related claims, disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against CorpAcq Holdco, CorpAcq Limited or the Significant Subsidiaries.
(c)   Except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, CorpAcq Holdco, CorpAcq Limited and the Significant Subsidiaries are not materially delinquent in payments to any CorpAcq Employees for any services or amounts required to be reimbursed or otherwise paid excluding any accrued amounts that are yet to be paid in accordance with regular payment dates and the terms of the relevant CorpAcq Benefit Plan.
(d)   Within the period of one year preceding the date of this Agreement, neither CorpAcq Holdco or any of its Significant Subsidiaries has given or has been required to give notice of any redundancies to the

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UK Secretary of State, and as at the date of this Agreement, neither CorpAcq Holdco, CorpAcq Limited nor any of the Significant Subsidiaries anticipates giving, or being required to give, such notice. Neither CorpAcq Holdco, CorpAcq Limited nor any of the Significant Subsidiaries are a party to, bound by, or proposing to introduce any redundancy payment scheme in addition to statutory redundancy pay.
(e)   Since January 1, 2021, neither CorpAcq Holdco, CorpAcq Limited nor the Significant Subsidiaries have incurred, or would reasonably be expected to incur, any material Liability arising from employment discrimination or sexual harassment allegations of, or against, any Key Employee.
Section 5.15.   Taxes.   Except as would not constitute a Material Adverse Effect:
(a)   All Tax Returns required by Law to be filed by CorpAcq Holdco and each Significant Subsidiary have been duly filed within the applicable time limits and those Tax Returns were, and remain, true and accurate in all material respects, and are not the subject of any dispute with any Governmental Authority.
(b)   All amounts of Taxes due and owing by CorpAcq Holdco and each Significant Subsidiary have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith.
(c)   CorpAcq Holdco and each Significant Subsidiary has (i) withheld and deducted all amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts to the appropriate Governmental Authority and (iii) complied in all respects with applicable Law with respect to Tax withholding.
(d)   Neither CorpAcq Holdco nor any Significant Subsidiary is engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. Neither CorpAcq Holdco nor any Significant Subsidiary has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to an amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of CorpAcq Holdco and any Significant Subsidiary, no such claims have been communicated in writing that remain unresolved. No written claim has been made by any Governmental Authority in a jurisdiction where neither CorpAcq Holdco nor any Significant Subsidiary files a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There is no outstanding agreement extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any CorpAcq Party or any Significant Subsidiary and no written request for any such waiver or extension is currently pending.
(e)   There are no Liens with respect to Taxes on any of the assets of CorpAcq Holdco or any Significant Subsidiary, other than Permitted Liens.
(f)   Neither CorpAcq Holdco nor any Significant Subsidiary has any liability for the Taxes of any Person (other than CorpAcq Holdco or any of its respective subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).
(g)   Neither CorpAcq Holdco nor any Significant Subsidiary is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(h)   Neither CorpAcq Holdco nor any Significant Subsidiary is a party to any agreement or contract relating to the sharing, allocation or indemnification of Taxes (excluding customary commercial agreements entered into in the ordinary course of business the principal subject of which is not Taxes).
(i)   To the knowledge of CorpAcq Holdco, (i) there are no facts or any reason that would reasonably be expected to cause the Company to be treated, as a result of the Transactions, as (A) a resident of the United States for U.S. federal Tax purposes or (B) a “surrogate foreign corporation” within the meaning of

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Section 7874(a)(2)(B) of the Code, or (ii) after consummation of the Transactions, the “expanded affiliated group” (as defined in Section 7874(c)(i) of the Code and the Treasury Regulations thereunder) which includes the Company has “substantial business activities in the foreign country in which, or under the law of which, the Company is organized or created, when compared to the total business activities of such expanded affiliated group” (with the meaning of Section 7874(a)(2)(B)(iii) of the Code and the Treasury Regulations thereunder).
(j)   Neither CorpAcq Holdco nor any of its Significant Subsidiaries (since the time of acquisition of such Significant Subsidiary) (i) is a Tax resident in a country other than the country in which it is organized, (ii) is and has been treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization or incorporation, (iii) is and has been subject to Tax or required to file Tax Returns in a jurisdiction outside of its country of organization, or (iv) is and has been a member of an affiliated, consolidated, combined, unitary or similar group for any Tax purposes (other than solely with other CorpAcq Parties and/or any of their respective Subsidiaries).
(k)   Neither CorpAcq Holdco nor any of its Significant Subsidiaries is aware of any fact, plan, circumstance, or reason which action, failure to act, plan or circumstance would reasonably be expected to cause or prevent the Transactions from qualifying for the Intended Tax Treatment.
(l)   No written rulings, clearances or similar agreements have been entered into with or issued by any Governmental Authority with respect to CorpAcq Holdco or any Significant Subsidiary which agreement, clearance or ruling would be effective after the Closing Date and would reasonably be expected to have a material effect on the Tax liability of CorpAcq Holdco or any Significant Subsidiary after the Closing Date.
(m)   Neither CorpAcq Holdco nor any Significant Subsidiary has entered into any arrangement or transaction (or series of arrangements or transactions) prior to the date of this Agreement: (i) the main purpose, or one of the main purposes, of which was the avoidance of Taxation on the part of any of them; or (ii) in respect of which disclosure was made, or is being made, under the UK Disclosure of Tax Avoidance Schemes regime, Council Directive 2018/822/EU, The International Tax Enforcement (Disclosable Arrangements) Regulations 2023 (SI 2023/38), or under Schedule 11A of the Value Added Tax Act 1994 or any regulations made under that part or that schedule or any similar rules or regime in a jurisdiction outside the UK, other than in connection with the Transactions.
(n)   Neither CorpAcq Holdco nor any Significant Subsidiary has committed an offence under Part 3 of the Criminal Finances Act 2017 or any similar Laws in any other jurisdiction, and each of CorpAcq Holdco and any Significant Subsidiary has instituted and maintained procedures that are designed to prevent its employees, agents and services providers from causing any of them to commit an offence under any such Law.
(o)   CorpAcq Holdco and each Significant Subsidiary is duly registered and is a taxable person for the purposes of VAT. Neither CorpAcq Holdco nor any of the Significant Subsidiaries has at any time been a member of a group for the purposes of VAT (other than a group registration all of the other members of which were CorpAcq Holdco and/or Significant Subsidiaries).
(p)   There is no instrument (which, for the avoidance of doubt, does not include any instrument entered into in connection with any of the Transactions) to which CorpAcq Holdco or any Significant Subsidiary is a party and which is necessary to establish such entity’s rights or title to or interest in any asset, which is or could become liable to any stamp duty, stamp duty reserve Tax or stamp duty land Tax (or any similar duty or Tax in a jurisdiction within or outside the UK) which has not been duly stamped (if required) or in respect of which the relevant duty or Tax together with any related interest and penalties (as applicable) has not been paid.
(q)   The consummation of the Transactions will not result in any degrouping or claw back Taxes arising to CorpAcq Holdco or any of its respective subsidiaries under UK Tax Law.
(r)   Other than Section 5.09, this Section 5.15 provides the sole and exclusive representations and warranties of the CorpAcq Parties in respect of Tax matters.

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Section 5.16.   Insurance.   As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to be material to CorpAcq Group, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, CorpAcq Holdco or any of its Significant Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither CorpAcq Holdco nor any of its Significant Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of CorpAcq Holdco or any of its Significant Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.
Section 5.17.   Permits.   Each of CorpAcq Holdco and its Significant Subsidiaries has and since January 1, 2021 has had all Permits that are required to own, lease or operate its properties (including all Real Property) and assets and to conduct its business and except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to CorpAcq Group (“Material Permits”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the CorpAcq Group, the operation of the business of CorpAcq Holdco and its Significant Subsidiaries is currently and since January 1, 2021 has been in material compliance with all such Material Permits. Except as would not reasonably be expected to be, individually or in the aggregate, material to the CorpAcq Group (a) each Material Permit is in full force and effect in accordance with its terms (except to the extent a Material Permit was permitted to lapse or expire in the ordinary course of business or due to changes in the applicable business), (b) no unresolved written notice of any violation, revocation, cancellation or termination of any Material Permit has been received by the Company and its Significant Subsidiaries, (c) to the knowledge of the CorpAcq Parties, none of the Material Permits upon their expiration in the ordinary course of business will not be renewed upon terms and conditions substantially similar to such Material Permit’s existing terms and conditions, and (d) there are no pending or, to the knowledge of the CorpAcq Parties, threatened, Actions that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit.
Section 5.18.   Real Property.
(a)   Schedule 5.18 of the CorpAcq Schedules contains a true, correct and complete list, as of the date of this Agreement, of all Owned Real Property and all Leased Real Property (together the “Real Property”) including, the address and identity of the owner, lessee or current occupant (as applicable) and each title number (except in cases where the land is not registered or a title number is not available at HM Land Registry) of each Owned Real Property and Leased Real Property. The Real Property comprises all of the land and premises in respect of which CorpAcq Holdco or its Subsidiaries has any estate, interest, right or liability (whether actual, contingent, secondary or otherwise). CorpAcq Holdco has made available to CCVII true, correct and complete copies of the material Contracts pursuant to which CorpAcq Holdco or any of its Significant Subsidiaries lease, license, or otherwise use or occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). CorpAcq Holdco or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and exclusive, undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Except for any Permitted Liens (i) there are no contractual or legal restrictions that prevent CorpAcq Holdco or its Significant Subsidiaries from using any Real Property for its current use (which remains in accordance with any stipulations or restrictions that such Real Property is subject to).
(b)   With respect to each Lease, except as would not, individually or in the aggregate, reasonably be expected to be have a Material Adverse Effect, (i) such Lease is valid, binding and enforceable in accordance with its terms and conditions and in full force and effect against CorpAcq Holdco or one of its Significant Subsidiaries and, to CorpAcq Holdco’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) neither CorpAcq Holdco nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases; and (iii) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material breach or default by CorpAcq Holdco or one of its Subsidiaries or, to CorpAcq Holdco’s knowledge, the other party thereto. CorpAcq Holdco has not received any written notice that all or any portion of Real Property is subject to any pending or threatened Governmental Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority, or similar legal proceedings.

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(c)   Except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, neither CorpAcq Holdco nor any of its Significant Subsidiaries is obligated under, nor is party to, any option, right of ownership or use, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Real Property or any portion thereof or interest therein, or lease or sublease or otherwise granted to any third party the right to use, operate or occupy any Real Property.
(d)   CorpAcq Holdco or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of CorpAcq Group as owned by CorpAcq Holdco or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.19.   Intellectual Property and IT.   Except as would not, individually or in the aggregate, reasonably be expected to be material to CorpAcq Holdco and its Significant Subsidiaries, taken as a whole:
(a)   Schedule 5.19(a) of the CorpAcq Schedules lists each item of material Owned Intellectual Property as of the date of this Agreement and that is the subject of an application or registration with any Governmental Authority and material to CorpAcq Holdco and its Significant Subsidiaries. Each item of Intellectual Property required to be listed on Schedule 5.19(a) of the CorpAcq Schedules is subsisting and, if registered or issued, to the knowledge of the CorpAcq Parties, valid and enforceable. CorpAcq Holdco or one of its Significant Subsidiaries (i) solely and exclusively owns all material Owned Intellectual Property, and (ii) to the knowledge of the CorpAcq Parties, has the right to use all other material Intellectual Property used by CorpAcq Holdco or any of its Significant Subsidiaries in the operation of the business of CorpAcq Holdco and its Significant Subsidiaries as presently conducted (the “Licensed Intellectual Property”), in each case of (i) and (ii) free and clear of all Liens (except Permitted Liens). To the knowledge of the CorpAcq Parties, the Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) constitute all of the material Intellectual Property reasonably necessary for the conduct and operation of the business of CorpAcq Holdco and its Significant Subsidiaries as currently conducted (provided that the foregoing and the first sentence of clause (d) below shall not be construed to be a representation as to the non-infringement, misappropriation, or other violation of any third-party Intellectual Property).
(b)   (i) To the knowledge of the CorpAcq Parties, as of the date of this Agreement, the conduct and operation of the business of CorpAcq Holdco and its Significant Subsidiaries is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect, and have not, since January 1, 2022 infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person in any material respect, (ii) to the knowledge of the CorpAcq Parties, as of the date of this Agreement, no third party is currently infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in any material respect, and no third party has, since January 1, 2021 infringed upon, misappropriated or otherwise violated any Owned Intellectual Property in any material respect, and (iii) to the knowledge of the CorpAcq Parties, as of the date of this Agreement, CorpAcq Holdco and its Significant Subsidiaries have not received from any Person at any time after January 1, 2022 any written notice (x) that CorpAcq Holdco or any of its Significant Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect, or (y) challenging the ownership, use, validity or enforceability of any material Owned Intellectual Property in any material respect.
(c)   To the knowledge of the CorpAcq Parties, (x) CorpAcq Holdco and its Significant Subsidiaries take commercially reasonable actions and measures to protect and maintain the confidentiality of all trade secrets included in the Owned Intellectual Property that is material to the business of CorpAcq Holdco and its Significant Subsidiaries taken as a whole and the security, confidentiality (as applicable), continuous operation and integrity of their IT Systems, and (y) CorpAcq Holdco and its Significant Subsidiaries have not disclosed or authorized or consented to the disclosure of any trade secret that is material to the business of CorpAcq Holdco and its Significant Subsidiaries to any Person (including any former or current employee, contractor, or consultant of CorpAcq Holdco or its Significant Subsidiaries) other than (i) pursuant to a valid and enforceable written agreement adequately restricting the disclosure and use of such trade secret or (ii) to a Person who otherwise has a duty to protect such trade secret, and to the knowledge of the CorpAcq Parties, no such Person is in violation of any such agreement or has otherwise misappropriated any such material trade secret.

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(d)   Each officer, employee, contractor or consultant who has been or is currently involved in the development of any material Intellectual Property for or on behalf of CorpAcq Holdco and its Significant Subsidiaries has been engaged on terms under which the relevant Intellectual Property either (i) vests in, or is assigned to, CorpAcq Holdco or its Significant Subsidiaries (as applicable, and which assignment is valid under applicable Law); or (ii) is licensed to CorpAcq Holdco or its Significant Subsidiaries on terms reasonably necessary and sufficient for the conduct and operation of the business of CorpAcq Holdco and its Significant Subsidiaries as currently conducted.
(e)   CorpAcq Holdco or one of its Significant Subsidiaries owns or has a valid right to use all material IT Systems used in connection with the business as currently conducted, and to the knowledge of the CorpAcq Parties, there are no current disputes or legal proceedings that is material to CorpAcq Group taken as a whole involving CorpAcq Holdco or any of its Significant Subsidiaries relating to the IT Systems. Except as would not reasonably be expected to have a Material Adverse Effect, each material item of the IT Systems used by CorpAcq Holdco and its Significant Subsidiaries (i) functions properly in all material respects in accordance with all material specifications and has been maintained to a reasonable standard, (ii) is free from any material defect, and (iii) has not suffered any material failure, interruption, breakdown or disruption in the past twelve (12) months that has not been materially remediated.
Section 5.20.   Data Privacy.
(a)   Except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, CorpAcq Holdco and its Significant Subsidiaries and, to the knowledge of the CorpAcq Parties, any Person acting for or on behalf of CorpAcq Holdco or its Significant Subsidiaries, currently comply in material respect with and have, at all times since January 1, 2021, complied in material respect with all Privacy Requirements. Since January 1, 2021, CorpAcq Holdco and its Significant Subsidiaries have implemented and maintained adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. CorpAcq Holdco and its Significant Subsidiaries have not, at all times since January 1, 2021, received any notice (including notice from third parties acting on its behalf) of any claims, charges, investigations or regulatory inquiries related to or alleging the violation of any Privacy Requirements. To the knowledge of the CorpAcq Parties, there are no facts or circumstances that could form the basis of any such claim, charge, investigation or regulatory inquiry.
(b)   CorpAcq Holdco and its Significant Subsidiaries have implemented and, since January 1, 2021, maintained reasonable and appropriate administrative, physical, technical and organizational safeguards, consistent in material respect with applicable Privacy Laws, to protect the IT Systems and all Personal Information and other confidential data in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. CorpAcq Holdco and its Significant Subsidiaries have taken reasonable steps to require contractually that any third party with access to Personal Information collected by or on behalf of CorpAcq Holdco or any of its Significant Subsidiaries has implemented and maintained the same. CorpAcq Holdco and its Significant Subsidiaries have resolved or remediated any material privacy or data security issues or vulnerabilities identified.
(c)   Except as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect, since January 1, 2021, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of or any other adverse events or incidents related to any Personal Information (i) in the possession or control of CorpAcq Holdco or any of its Significant Subsidiaries or (ii) Processed by or on behalf of CorpAcq Holdco or any of its Significant Subsidiaries. CorpAcq Holdco and its Significant Subsidiaries have not provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Personal Information.
Section 5.21.   Environmental Matters.   Other than Section 5.09, 5.12 and 5.16, this Section 5.21 provides the sole and exclusive representations and warranties of CorpAcq Holdco in respect of environmental matters, including any and all matters arising under Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to CorpAcq Group:
(a)   CorpAcq Holdco and its Significant Subsidiaries are, and since January 1, 2021 have been, in material compliance with all Environmental Laws, which compliance includes obtaining, maintaining and

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complying with all Permits required under Environmental Laws, including to own, lease or operate its properties and assets, to conduct its business and to construct any buildings on the Owned Real Property, except for any non-compliance (including any failure to obtain, maintain and comply with Permits) that would not reasonably be expected to be, individually or in the aggregate, material to the CorpAcq Group;
(b)   CorpAcq Holdco and its Significant Subsidiaries currently hold, and since January 1, 2021 have held, all material Permits required under Environmental Laws to permit CorpAcq Holdco and its Significant Subsidiaries to operate their assets and to conduct the business of CorpAcq Holdco and its Significant Subsidiaries; and
(c)   There are no Actions pending against or, to the knowledge of the CorpAcq Parties, threatened against CorpAcq Holdco or any of its Significant Subsidiaries alleging any noncompliance with, violations of or liability under any Environmental Law or any noncompliance, violations or liability concerning any Hazardous Materials;
(d)   Neither CorpAcq Holdco nor any of its Significant Subsidiaries has received any unresolved written notice of any violations of, or liabilities arising under, Environmental Laws, or alleging liability from exposure to Hazardous Materials, except for such notices that would not reasonably be expected to be, individually or in the aggregate, material to CorpAcq Group;
(e)   Neither CorpAcq Holdco nor any of its Significant Subsidiaries has received written notice of any release of Hazardous Materials by CorpAcq Holdco or any of its Significant Subsidiaries, or by any other Person, at any Real Property currently owned or operated (including as a lease) by CorpAcq Holdco or any of its Significant Subsidiaries that is reasonably likely to result in CorpAcq Holdco or any of its Significant Subsidiaries incurring any liability or obligations under Environmental Laws.
Section 5.22.   Absence of Changes.
(a)   Since December 31, 2022, no Material Adverse Effect has occurred.
(b)   Since December 31, 2022, except (i) for any COVID-19 Measures and (ii) in connection with the Transactions, through and including the date of this Agreement, CorpAcq Group has carried on their respective businesses and portfolio companies and operated their properties (including all Real Property) in all material respects in the ordinary course of business.
(c)   Since December 31, 2022, except (i) for any actions taken in response to COVID-19 Measures and (ii) in connection with the Transactions, neither CorpAcq Holdco nor any of its Significant Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of CCVII pursuant to Section 7.01.
Section 5.23.   Brokers’ Fees.   No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by CorpAcq Holdco, any of its Subsidiaries, any of their Affiliates or any other CorpAcq Party.
Section 5.24.   Related Party Transactions.   There are no Contracts between CorpAcq Holdco or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of CorpAcq Holdco or, to CorpAcq Holdco’s knowledge, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b), and any loans made by CorpAcq Holdco or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to CorpAcq Benefit Plans.
Section 5.25.   Proxy Statement.   None of the information relating to CorpAcq Holdco or its Subsidiaries or any other CorpAcq Party supplied or to be supplied by a CorpAcq Party, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the CCVII

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Stockholders and the holders of CCVII Warrants, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.26.   Regulatory Matters.
(a)   Each of the FCA Regulated Entities has obtained all licenses required and all such licenses are valid and subsisting, none of the FCA Regulated Entities is in breach of any licenses and, to the knowledge of the CorpAcq Parties, no circumstances exist which may result in any such license being suspended, cancelled revoked, modified or not renewed, in whole or in part.
(b)   Since the later of January 1, 2021 or the date upon which such FCA Regulated Entity became a member of the CorpAcq Group, each of the FCA Regulated Entities (i) has conducted its business in all material respects in accordance with, and has complied in all material respects with, all Laws, rules and regulations of the relevant jurisdictions having authority over the conduct of its business, and (ii) has not received written notice that it is in default under any license.
(c)   Each of the FCA Regulated Entities has at all times since January 1, 2021 complied with its material regulatory reporting and filing obligations in accordance with the requirements of any applicable regulator.
(d)   Each of the FCA Regulated Entities has in place policies and procedures, and where required has taken appropriate technical and organizational measures (including the provision of adequate training of relevant employees), designed to ensure its compliance with applicable anti-money laundering and terrorist financing Laws and Anti-Corruption Laws.
(e)   There are not pending, or in existence, any investigations or enquiries by, or on behalf of the FCA or any other court, regulatory body or governmental body in respect of the affairs of any of the FCA Regulated Entities or the CorpAcq Group’s business and all necessary notifications to the foregoing regulatory bodies have been made (to the extent required).
(f)   So far as required by applicable Law, each of the FCA Regulated Entities has, and has had for the three years prior to the date of this Agreement, sufficient regulatory capital to satisfy the regulatory requirements of the FCA or any other regulatory body or government body applicable to it from time to time.
(g)   Each person who, by virtue of their carrying out a particular function or having a particular role for or on behalf of any the FCA Regulated Entities, is required to be approved for such purpose by the FCA or any regulatory body or governmental body, is so approved.
(h)   During the past twelve months, none of the FCA Regulated Entities has received material customer complaints in writing concerning their products or services.
Section 5.27.   Investment Company.   No CorpAcq Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.28.   Drag Along.   Orange UK Holdings Limited, being a Seller, is the holder of a majority of the Class A Ordinary Shares (as defined in the CorpAcq Articles) and, as a result of the Company’s offer to purchase the aggregate CorpAcq Holdco Ordinary Shares from the holders of the CorpAcq Holdco Ordinary Shares pursuant to this Agreement, Orange UK Holdings Limited has the ability to exercise the Drag Along in respect of CorpAcq Holdco in its capacity as the “Proposing Seller” (as such term is defined in the CorpAcq Articles) in order to consummate a Drag Along Sale pursuant to article 52 of the CorpAcq Articles.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF CCVII
Except as set forth in the CCVII Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by CCVII prior to the

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date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.12 (Tax Matters); and Section 6.13 (Capitalization)), CCVII represents and warrants to each of the CorpAcq Parties and Sellers as follows:
Section 6.01.   Corporate Organization.   CCVII is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of CCVII previously delivered by CCVII to the CorpAcq Parties are true, correct and complete and are in effect as of the date of this Agreement. CCVII is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. CCVII is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CCVII to enter into this Agreement or consummate the Transactions.
Section 6.02.   Due Authorization.
(a)   CCVII has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the CCVII Stockholder Matters by CCVII Stockholders and the Requisite CCVII Warrantholders Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of CCVII and, except for approval of the CCVII Stockholder Matters by CCVII Stockholders and the Requisite CCVII Warrantholders Approval, no other corporate or equivalent proceeding on the part of CCVII is necessary to authorize this Agreement or such Transaction Agreements or CCVII’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which CCVII will be party, duly and validly executed and delivered by CCVII and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which CCVII will be party, will constitute a legal, valid and binding obligation of CCVII, enforceable against CCVII in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of CCVII’s capital stock necessary in connection with the entry into this Agreement by CCVII, the consummation of the Transactions, including the Closing and the approval of the CCVII Stockholder Matters are as set forth on Schedule 6.02(b) of the CCVII Schedules. Each CCVII Stockholder is entitled to vote at the Special Meeting and is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to CCVII is applicable to any of the Transactions.
(c)   At a meeting duly called and held prior to the execution and delivery of this Agreement, the board of directors of CCVII has unanimously (of those present and voting): (i) determined that this Agreement and the Transactions are fair to and in the best interests of the CCVII Stockholders; (ii) determined that the fair market value of CorpAcq Holdco is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) made the CCVII Board Recommendation.
Section 6.03.   No Conflict.   The execution, delivery and performance of this Agreement and any Transaction Agreement to which CCVII is a party by CCVII and, upon receipt of approval of the CCVII Stockholder Matters by the CCVII Stockholders, the consummation of the Transactions do not and will not

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(a) conflict with or violate any provision of, or result in the breach of the CCVII Organizational Documents or any organizational documents of any Subsidiaries of CCVII, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to CCVII, any Subsidiaries of CCVII or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which CCVII or any Subsidiaries of CCVII is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of CCVII or any Subsidiaries of CCVII, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of CCVII to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of CCVII is a party, as applicable.
Section 6.04.   Litigation and Proceedings.   As of the date of this Agreement, there are no pending or, to the knowledge of CCVII, threatened, Actions and, to the knowledge of CCVII, there are no pending or threatened investigations, in each case, against CCVII, or otherwise affecting CCVII or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CCVII to enter into and perform its obligations under this Agreement or any Transaction Agreement to which any of CCVII is a party, as applicable. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon CCVII which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CCVII to enter into and perform its obligations under this Agreement or any Transaction Agreement to which CCVII is a party, as applicable.
Section 6.05.   Governmental Authorities; Consents.   No Governmental Filing is required on the part of CCVII with respect to the execution or delivery of this Agreement by CCVII or any Transaction Agreement to which CCVII is a party, as applicable, or the consummation of the Transactions, except for (a) applicable requirements of any applicable Antitrust Laws or applicable Foreign Investment Laws, (b) approval of the CCVII Stockholder Matters, (c) filings under applicable Securities Laws, (d) filings with and approvals of the Stock Exchange and (e) the filing of the Certificate of Merger in accordance with the DGCL.
Section 6.06.   Compliance with Laws.
(a)   Except as would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CCVII to enter into and perform its obligations under this Agreement or any Transaction Agreement to which CCVII is a party, as applicable, (i) CCVII is, and since its formation has been, in compliance with all applicable Laws and Governmental Orders, (ii) CCVII holds, and since its formation has held, all Permits necessary for the lawful conduct of the business, (iii) since its formation CCVII has not received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), (iv) to the knowledge of CCVII, no assertion or Action of any violation of any Law, Governmental Order or Permit by CCVII is currently threatened in writing against CCVII and (v) as of the date hereof, no investigation or review by any Governmental Authority with respect to CCVII is pending or, to the knowledge of CCVII, threatened in writing, and no such investigations have been conducted by any Governmental Authority since CCVII’s formation.
(b)   Since its formation, and except as would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CCVII to enter into and perform its obligations under this Agreement or any Transaction Agreement to which CCVII is a party, as applicable, (i) there has been no action taken by CCVII, or, to the knowledge of CCVII, any officer, director, manager, employee, agent or representative of CCVII, in each case, acting on behalf of CCVII, in violation of any applicable Anti-Corruption Law, (ii) CCVII has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws,

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(iii) CCVII has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) CCVII has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.
Section 6.07.   Financial Ability; Trust Account.
(a)   As of the date hereof, there is at least $600,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York limited purpose trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 11, 2021 by and between CCVII and the Trustee on file with the SEC Reports of CCVII as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, CCVII Organizational Documents and CCVII’s final prospectus dated February 11, 2021. Amounts in the Trust Account are invested in United States Government securities, cash (including demand deposit accounts) or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. CCVII has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since June 1, 2023, CCVII has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of CCVII to dissolve or liquidate pursuant to the CCVII Organizational Documents shall terminate, and, as of the Effective Time, CCVII shall have no obligation whatsoever pursuant to the CCVII Organizational Documents to dissolve and liquidate the assets of CCVII by reason of the consummation of the Transactions. To CCVII’s knowledge, as of the date hereof, following the Effective Time, no stockholder of CCVII shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of CCVII Class A Common Stock for redemption pursuant to the CCVII Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of CCVII and, to the knowledge of CCVII, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of CCVII, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than CCVII Stockholders who shall have elected to redeem their shares of CCVII Class A Common Stock pursuant to the CCVII Stockholder Redemption or the underwriters of CCVII’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.
(b)   As of the date hereof, assuming the accuracy of the CorpAcq Representations and the compliance by Sellers and the CorpAcq Parties with their respective obligations hereunder, to the knowledge of CCVII, there is no reason to believe any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to CCVII on the Closing Date.
(c)   As of the date hereof, CCVII does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
Section 6.08.   Brokers’ Fees.   No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by CCVII or any of its Affiliates, including the Founder.
Section 6.09.   SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.
(a)   CCVII has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 17, 2021 (collectively, as they have

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been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of CCVII as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. CCVII has not had any material off-balance sheet arrangements that are not disclosed in the SEC Reports.
(b)   CCVII has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to CCVII is made known to CCVII’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To CCVII’s knowledge, such disclosure controls and procedures are effective in timely alerting CCVII’s principal executive officer and principal financial officer to material information required to be included in CCVII’s periodic reports required under the Exchange Act.
(c)   CCVII has established and maintained a system of internal controls. To CCVII’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of CCVII’s financial reporting and the preparation of CCVII’s financial statements for external purposes in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by CCVII to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of CCVII. CCVII has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither CCVII (including any employee thereof) nor CCVII’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by CCVII, (ii) any fraud, whether or not material, that involves CCVII’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by CCVII or (iii) any claim or allegation regarding any of the foregoing.
(f)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 6.10.   Business Activities.
(a)   Since its incorporation, CCVII has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the CCVII Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon CCVII or to which CCVII is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of CCVII or any acquisition of property by CCVII or the conduct of business by CCVII as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of CCVII to enter into and perform its obligations under this Agreement.
(b)   CCVII does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents, neither CCVII nor any of its Subsidiaries has any interests, rights, obligations or Liabilities with respect to, or is party to, bound by or has its assets or

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property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Since December 31, 2022, there has been no liability, debt or obligation against CCVII or its Subsidiaries, except for Liabilities and obligations (i) reflected or reserved for on CCVII’s consolidated balance sheet as of March 31, 2023 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to CCVII and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of CCVII’s consolidated balance sheet as of March 31, 2023 in the ordinary course of the operation of business of CCVII and its Subsidiaries (other than any such Liabilities as are not and would not be, in the aggregate, material to CCVII and its Subsidiaries, taken as a whole), or (iii) incurred in connection with or contemplated by this Agreement or the Transactions.
(d)   Except for the Transaction Agreements, CCVII is, and at no time has been, party to any Contract with any other Person that would require payments by CCVII in excess of $50,000 monthly, $10,000,000 in the aggregate with respect to any individual Contract or more than $15,000,000 in the aggregate when taken together with all other Contracts.
Section 6.11.   Employee Benefit Plans.   Neither CCVII nor any of its Subsidiaries maintains, contributes to, or could reasonably be expected to have any obligation or liability (contingent or otherwise) under any “employee benefit plan” as defined in Section 3(3) of ERISA (including Multiemployer Plans), or any retirement, pension, supplemental retirement, stock purchase, stock option, phantom stock or option, employee stock ownership, equity, equity-based, severance, separation, termination, employment, individual consulting, retention, “stay,” transaction, change-in-control, tax gross up, fringe benefit, collective bargaining, bonus, cash incentive, deferred compensation, employee loan, health, welfare, retiree medical or life insurance, educational, employee assistance, paid time off and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (each an “CCVII Benefit Plan”) and neither the execution and delivery of this Agreement by CCVII nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration or creation of any rights of any current or former employee, officer, director or consultant of CCVII or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any current or former employee, officer, director, worker, consultant or independent contractor of CCVII or its Subsidiaries. No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of CCVII or any Subsidiary of CCVII who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.
Section 6.12.   Tax Matters.
(a)   All Tax Returns required by Law to be filed by CCVII have been duly filed within the applicable time limits and those Tax Returns were, and remain, true and accurate in all material respects, and are not the subject of any dispute with any Governmental Authority.
(b)   All amounts of Taxes due and owing by CCVII have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith.
(c)   CCVII has (i) withheld and deducted all amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts to the appropriate Governmental Authority and (iii) complied in all respects with applicable Law with respect to Tax withholding.
(d)   CCVII has not engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. CCVII has not received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to an amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of CCVII, no such claims have been communicated in writing that remain unresolved. No written claim has

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been made by any Governmental Authority in a jurisdiction where CCVII does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There is no outstanding agreement extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of CCVII and no written request for any such waiver or extension is currently pending.
(e)   CCVII has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(f)   There are no Liens with respect to Taxes on any of the assets of CCVII, other than Permitted Liens.
(g)   CCVII has no liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).
(h)   CCVII is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(i)   CCVII is not a party to any agreement or contract relating to the sharing, allocation or indemnification of Taxes (excluding customary commercial agreements entered into in the ordinary course of business the principal subject of which is not Taxes).
(j)   To the knowledge of CCVII, (i) there are no facts or any reason that would reasonably be expected to cause the Company to be treated, as a result of the Transactions, as (A) a resident of the United States for U.S. federal Tax purposes or (B) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or (ii) after consummation of the Transactions, the “expanded affiliated group” (as defined in Section 7874(c)(i) of the Code and the Treasury Regulations thereunder) which includes the Company has “substantial business activities in the foreign country in which, or under the law of which, the Company is organized or created, when compared to the total business activities of such expanded affiliated group” (with the meaning of Section 7874(a)(2)(B)(iii) of the Code and the Treasury Regulations thereunder).
(k)   CCVII (i) is not a Tax resident in a country other than the country in which it is organized, (ii) is not and has not been treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization or incorporation, (iii) is not and has not been subject to Tax or required to file Tax Returns in a jurisdiction outside of its country of organization, or (iv) is not and has not been a member of an affiliated, consolidated, combined, unitary or similar group for any Tax purposes.
(l)   CCVII is not aware of any fact, plan, circumstance, or reason which action, failure to act, plan or circumstance would reasonably be expected to cause or prevent the Transactions from qualifying for the Intended Tax Treatment.
(m)   No written rulings, clearances or similar agreements have been entered into with or issued by any Governmental Authority with respect to CCVII which agreement, clearance or ruling would be effective after the Closing Date and would reasonably be expected to have a material effect on the Tax liability of CCVII after the Closing Date.
Section 6.13.   Capitalization.
(a)   The authorized capital stock of CCVII consists of 601,000,000 shares, consisting of (i) 500,000,000 shares of CCVII Class A Common Stock, (ii) 100,000,000 shares of CCVII Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“CCVII Preferred Stock”), of which (A) 58,016,071 shares of CCVII Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 34,500,000 shares of CCVII Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of CCVII Preferred Stock are issued and outstanding as of the date of this Agreement. As of immediately prior to the Closing, the aggregate number of shares of CCVII Class B Common Stock and

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shares of CCVII Class A Common Stock held by the Founder shall equal 34,500,000 shares of CCVII Common Stock. CCVII (x) has issued 32,600,000 CCVII Private Placement Warrants that entitle the Founder to purchase CCVII Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the CCVII Warrant Agreement, (y) may issue up to an additional 1,500,000 warrants in CCVII that will entitle the Founder to purchase CCVII Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement and (z) has issued 27,600,000 Non-Founder CCVII Warrants that entitle the holder to purchase CCVII Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the CCVII Warrant Agreement.
(b)   All of the issued and outstanding shares of CCVII Common Stock and CCVII Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain CCVII Common Stock held by the Founder. Except for this Agreement and the CCVII Warrants, as of the date hereof, there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of CCVII Common Stock or the equity interests of CCVII, or any other Contracts to which CCVII is a party or by which CCVII is bound obligating CCVII to issue or sell any shares of capital stock of, other equity interests in or debt securities of, CCVII, and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in CCVII. Except as disclosed in the SEC Reports, the CCVII Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of CCVII to repurchase, redeem or otherwise acquire any securities or equity interests of CCVII. There are no outstanding bonds, debentures, notes or other indebtedness of CCVII having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the CCVII Stockholders may vote. Except as disclosed in the SEC Reports, CCVII is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to CCVII Common Stock or any other equity interests of CCVII. CCVII does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
(c)   No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of CCVII representing 35% or more of the combined voting power of the issued and outstanding securities of CCVII.
Section 6.14.   NYSE Stock Market Listing.   The issued and outstanding units of CCVII, each such unit comprised of one share of CCVII Class A Common Stock and one-fifth of one CCVII Public Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CVII.U”. The issued and outstanding shares of CCVII Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CVII”. The issued and outstanding CCVII Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CVII WS”. CCVII is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of CCVII, threatened against CCVII by the NYSE or the SEC with respect to any intention by such entity to deregister the units of CCVII, CCVII Class A Common Stock or CCVII Public Warrants or terminate the listing of units of CCVII, CCVII Class A Common Stock or CCVII Public Warrants on the NYSE. None of CCVII or its Affiliates has taken any action in an attempt to terminate the registration of the units of CCVII, CCVII Class A Common Stock or CCVII Public Warrants under the Exchange Act except as contemplated by this Agreement. CCVII has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the units of CCVII, CCVII Class A Common Stock or CCVII Public Warrants from the NYSE or the SEC.

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Section 6.15.   Sponsor Agreement.   CCVII has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by CCVII. The Sponsor Agreement is a legal, valid and binding obligation of CCVII and, to the knowledge of CCVII, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of CCVII under any material term or condition of the Sponsor Agreement.
Section 6.16.   Related Party Transactions.   There are no transactions, Contracts, side letters, arrangements or understandings between CCVII, on the one hand, and any director, officer, employee, stockholder or Affiliate of CCVII.
Section 6.17.   Investment Company Act.   CCVII is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 6.18.   Proxy Statement.   None of the information relating to CCVII supplied or to be supplied by CCVII, or by any other Person acting on behalf of CCVII, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the CCVII Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE VII
COVENANTS OF CORPACQ PARTIES
Section 7.01.   Conduct of Business.   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), CorpAcq Holdco shall, and shall cause its Subsidiaries to, except as permitted by this Agreement or the other Transaction Agreements, set forth on Section 7.01 of the CorpAcq Schedules or consented to by CCVII (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (a) use its commercially reasonable efforts to operate its business in the ordinary course of business and (b) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses and establish reserves for uncollectible accounts in the ordinary course of business. Without limiting the generality of the foregoing, except as permitted by this Agreement or the other Transaction Agreements, as set forth on Schedule 7.01 of the CorpAcq Schedules, as consented to by CCVII in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the CorpAcq Parties shall not, and CorpAcq Holdco shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:
(a)   change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of any CorpAcq Party, except as otherwise required by Law;
(b)   make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) any dividends or distributions from any Subsidiary of CorpAcq Holdco to CorpAcq Holdco or any other wholly owned Subsidiaries of CorpAcq Holdco and (ii) dividends or distributions from CorpAcq Holdco to the holders of CorpAcq Holdco Preferred Shares required to be paid in accordance with the CorpAcq Articles as in effect on the date hereof;
(c)   (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of any CorpAcq Party or any of their Subsidiaries or (ii) issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of CorpAcq Party or any of their Subsidiaries, in each case of (i) and (ii), other than as contemplated

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by the Transactions and issuances of equity in CorpAcq Holdco or any of its Subsidiaries in connection with any Permitted Acquisition;
(d)   sell, assign, transfer, convey, lease, license or abandon, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of any CorpAcq Party or any of their Subsidiaries other than granting non-exclusive licenses, the sale or license of software, goods and services, or the sale or other disposition of IT Systems deemed by CorpAcq Holdco in its reasonable business judgment to be obsolete or no longer be material to the business of CorpAcq Group, in the ordinary course of business;
(e)   fail to (i) Process any Personal Information in material compliance with all applicable Privacy Requirements and (ii) take all actions reasonably necessary to protect the privacy and confidentiality of, and to protect and secure, any Personal Information in the possession or control of, or Processed by or on behalf of, CorpAcq Holdco or any of its Subsidiaries;
(f)   (i) cancel or compromise any claim or Indebtedness owed to CorpAcq Holdco or any of its Subsidiaries, or (ii) settle any pending or threatened Action, (A) if such settlement would require payment by CorpAcq Holdco in an amount greater than £1,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;
(g)   directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than (i) any such acquisitions that do not exceed £25,000,000 individually or £50,000,000 in the aggregate, and (ii) any residual purchase obligations with respect to such acquisitions consummated prior to the date of this Agreement;
(h)   make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to CorpAcq Employees for expenses, (ii) prepayments and deposits paid to suppliers of CorpAcq Holdco or any of its Subsidiaries in the ordinary course of business and (iii) trade credit extended to customers of CorpAcq Holdco or any of its Subsidiaries in the ordinary course of business;
(i)   redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of CorpAcq Party or any of their Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of CorpAcq Party or any of their Subsidiaries, other than as contemplated by the Transactions;
(j)   adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of any CorpAcq Party, other than as contemplated by the Transactions;
(k)   except as required to enforce its rights under this Agreement or in respect of the Transaction, enter into, renew or amend in any material respect, any transaction or Contract relating to CorpAcq Holdco Transaction Expenses if such entry, renewal or amendment would result in additional CorpAcq Holdco Transaction Expenses that, individually or in the aggregate, exceed £5,000,000;
(l)   make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, Liabilities or results of operations of the Company or any entity within the CorpAcq Group, other than as may be required by applicable Law, IFRS or regulatory guidelines;
(m)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CorpAcq Party or any of their Subsidiaries (other than the Transactions);
(n)   make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, fail to pay any material Tax as such Tax

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becomes due and payable unless such Tax is being contested in good faith, other than with respect to BermudaCo change its residence for Tax purposes, or take, any action that would, or would reasonably expected to, prevent or otherwise cause the Transactions from qualifying for the Intended Tax Treatment;
(o)   directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than (i) Indebtedness under the any capital leases entered into in the ordinary course of business or (ii) Indebtedness that is repaid at Closing);
(p)   except as otherwise required by Law, the terms of any existing CorpAcq Benefit Plan set forth on Schedule 5.13(a) of the CorpAcq Schedules as in effect on the date hereof or the terms of any Contract with the Company or any of its Affiliates, (i) establish, adopt, enter into or materially amend any CorpAcq Benefit Plan providing for severance or termination benefits or payments or make any grant of severance or termination benefits or payments to any person other than in the ordinary course of business with respect to CorpAcq Employees with an annual base salary or annualized fee equal to or less than £250,000 (“Non-Management Employees”), (ii) increase the compensation or benefits of CorpAcq Employees, other than such increases in the ordinary course of business for Non-Management Employees, (iii) make any grant of any cash retention payment to any Person, except in connection with the hiring (to the extent permitted by clause (iii) of this paragraph) of any employee or promotion of a CorpAcq Employee, (iv) except in the ordinary course of business, hire, or terminate the employment (other than for cause) of, any CorpAcq Employee who is not a Non-Management Employee or (v) except in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any CorpAcq Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a CorpAcq Benefit Plan if it were in existence as of the date of this Agreement (other than any such plan providing for severance or termination benefits and except to the extent permitted to be established, adopted, entered into or amended in accordance with Section 7.01(p));
(q)   voluntarily fail to maintain in full force and effect material insurance policies covering CorpAcq Holdco and its Subsidiaries and their respective properties (including the Real Property), assets and businesses in a form and amount consistent with past practices;
(r)   enter into any transaction with any Person that, to the knowledge of the CorpAcq Parties, is an Affiliate of any Seller (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are CorpAcq Employees);
(s)   enter into any agreement that materially restricts the ability of CorpAcq Holdco or its Subsidiaries to engage or compete in any material line of business or in any geographic territory or enter into a new material line of business; or
(t)   enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.
Section 7.02.   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to CorpAcq Holdco or any of its Subsidiaries by third parties that may be in CorpAcq Holdco’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of CorpAcq Holdco would result in the loss of attorney-client privilege or other privilege from disclosure (provided, however, that in the case of clauses (y) and (z), the CorpAcq Parties shall give notice to CCVII of the fact that it is withholding such information or documents and thereafter shall reasonably cooperate with CCVII to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (y) and (z)), the CorpAcq Parties shall, and shall cause their respective Subsidiaries to, afford to CCVII and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of CorpAcq Holdco and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of it’s the CorpAcq Parties and their Subsidiaries, in each case, as CCVII and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that

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CCVII shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by CCVII and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.
Section 7.03.   No Claim Against the Trust Account.   The Sellers and each CorpAcq Party acknowledges that CCVII is a blank check company with the power and privileges to effect a business combination, and that CCVII has established the Trust Account described in its SEC Reports, CCVII Organizational Documents, and the Trust Agreement for the benefit of CCVII’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Sellers and each CorpAcq Party further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by February 17, 2024 or such later date as approved by the CCVII Stockholders, CCVII will be obligated to return to the CCVII Stockholders the amounts being held in the Trust Account. Accordingly, the Sellers and each CorpAcq Party hereby waive any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by CCVII or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever including for any Willful Breach of this Agreement; provided, that nothing herein shall serve to limit or prohibit the Company’s, CorpAcq Holdco’s, Sellers’ or Sellers’ direct or indirect equityholders’ right to pursue a claim against CCVII or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.03 shall survive the termination of this Agreement for any reason.
Section 7.04.   Proxy Solicitation; Other Actions.
(a)   CorpAcq Holdco agrees to provide (in relation to the CorpAcq Group), in connection with the initial filing of the Proxy Statement/Prospectus with the SEC, (i) as promptly as reasonably practicable and in any event no later than September 30, 2023 (subject to an additional seven-day extension if reasonably requested by CorpAcq Holdco to discuss in good faith prior to CCVII exercising its termination right pursuant to Section 11.01(b)), audited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of CorpAcq Holdco as at and for the years ended December 31, 2021 and December 31, 2022, in each case, prepared in accordance with IFRS and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “Required Financials”) and (ii) as promptly as reasonably practicable and in any event ten (10) Business Days prior to the filing of any amendment to the Proxy Statement/Prospectus with the SEC, unaudited financial statements, including a consolidated balance sheet as at June 30, 2023 and consolidated statements of income, shareholders’ equity and cash flows, of CorpAcq Holdco as at and for the six months ended on June 30, 2023 and June 30, 2022, prepared in accordance with IFRS and Regulation S-X. Within 135 days after the end of each 6-month fiscal period subsequent to June 30, 2023 or year subsequent to June 30, 2023 (or each fiscal quarter required in connection with the delivery of customary comfort by CorpAcq Group’s auditors in connection with the Transactions) that ends prior to the Special Meeting, CorpAcq Holdco further agrees, as applicable, to provide (x) audited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of CorpAcq Holdco for any fiscal year subsequent to December 31, 2022 and (y) unaudited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of CorpAcq Holdco for each fiscal quarter beginning after June 30, 2023, in each case prepared in accordance with IFRS and Regulation S-X. Prior to November 15, 2023, CorpAcq Holdco agrees to provide unaudited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of CorpAcq Holdco for the nine-month period ending September 30, 2023, in each case prepared in accordance with IFRS and Regulation S-X, including the relevant comparison financials for the same period in the prior year. CorpAcq Holdco shall be available to, and CorpAcq Holdco and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, CCVII and its Representatives in connection with (A) the drafting of the Proxy Statement/Prospectus and (B) responding in a timely manner

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to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, CorpAcq Holdco shall reasonably cooperate with CCVII and the Company in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
(b)   From and after the date on which the Proxy Statement/Prospectus is mailed to the CCVII Stockholders, CorpAcq Holdco will give CCVII prompt written notice of any action taken or not taken by CorpAcq Holdco or its Subsidiaries or of any development regarding CorpAcq Holdco or its Subsidiaries, in any such case which is known by CorpAcq Holdco, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur and be known by CorpAcq Holdco, CCVII and CorpAcq Holdco shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by CCVII pursuant to this Section 7.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the CorpAcq Schedules.
Section 7.05.   Consents.   Prior to the Closing Date, CorpAcq Holdco shall, and shall cause each of its Subsidiaries to, obtain any consents or waivers necessary to approve the Transactions as required under the terms of any Contracts relating to the Alcentra Credit Agreement or any other Indebtedness for borrowed money to which CorpAcq Holdco or its Subsidiaries are a party as at the date of this Agreement and the Closing Date.
Section 7.06.   Omnibus Incentive Plan.   Prior to the Closing, the board of directors of the Company shall, subject to Company shareholder approval if required, adopt the Company 2023 Omnibus Incentive Plan on the terms to be mutually agreed by the Company and CCVII (the “Omnibus Incentive Plan”); provided, that the minimum amount of the equity securities reserved for issuance under the Omnibus Incentive Plan shall be no less than 10% of the outstanding Company Ordinary Shares. The Omnibus Incentive Plan shall provide for the reservation for issuance of a number of Company Ordinary Shares as set forth in the Omnibus Incentive Plan, subject to annual increases as provided therein.
Section 7.07.   Section 280G.   To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) with respect to CorpAcq Holdco or any Subsidiary of CorpAcq Holdco could receive any payments or benefits that would reasonably be expected to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, CorpAcq Holdco will (a) no later than three (3) Business Days prior to the Closing Date, obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (b) no later than one (1) Business Day prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, CorpAcq Holdco shall provide any analyses and drafts of such waivers, disclosure and approval materials to CCVII for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed) no later than ten (10) days prior to soliciting such waivers. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits shall not be made or provided. To the extent applicable, prior to the Closing Date, CorpAcq Holdco shall deliver to CCVII evidence reasonably acceptable to CCVII that a vote of holders of the equity interests of CorpAcq Holdco was solicited in accordance with the foregoing provisions of this Section 7.07 and that either (i) the requisite number of votes of holders of the equity interests of CorpAcq Holdco was

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obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a result, no Waived 280G Benefits shall be made or provided.
Section 7.08.   UK Takeover Code.   The Company undertakes that it shall, and CorpAcq Holdco undertakes to cause the Company to, seek confirmation prior to the Closing from the UK Takeover Panel that (a) the UK Takeover Code will not apply to the transfers pursuant to the CorpAcq Sale and, if applicable, the Drag Along Sale; and (b) that none of the transactions contemplated by the Transaction Agreements will give rise to an obligation on any person to make a mandatory offer for the shares in the Company under Rule 9 of the UK Takeover Code.
Section 7.09.   Section 16 Matters.   Prior to the Effective Time, the Company shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of CCVII Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CCVII to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 7.10.   Additional Closing Matters.   At the Closing, the Company will enter into the agreement contemplated by Schedule 7.10 of the CorpAcq Schedules.
Section 7.11.   The Company.   Except (a) as permitted by this Agreement or the other Transaction Agreements, (b) as set forth on Schedule 7.11 of the CorpAcq Schedules, (c) as consented to by CCVII in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or (d) as required by Law, the Initial Shareholder shall not, during the Interim Period, (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or (ii) permit or procure the issue or grant any options, warrants, restricted stock units, performance stock units or other rights to purchase or obtain any shares of capital stock or any other equity, equity-based or voting securities of the Company.
Section 7.12.   CorpAcq Preferred Redemption.
(a)   Intragroup Recapitalization.   Except as otherwise agreed in writing prior to the Closing between the Company, CorpAcq Holdco and CCVII, promptly following the CCVII Stock Repurchase and the Company’s receipt of the CorpAcq Preferred Redemption Amount pursuant to Section 2.06 and Section 2.07 (to the extent applicable), in satisfaction of the Company’s and CorpAcq Holdco’s obligation under article 35.5 of the CorpAcq Articles, the Company shall subscribe for additional shares in the capital of CorpAcq Holdco (whether by way of share subscription at a premium, share subscription for deferred shares or otherwise) in an amount equal to the CorpAcq Preferred Redemption Amount, promptly following which CorpAcq Holdco shall, subject to applicable Laws, undertake a share capital reduction under Chapter 10 of Part 17 of the UK Companies Act 2006 to procure that CorpAcq Holdco has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption (the steps set out in this Section 7.12(a) or such others as may be agreed between the Company, CorpAcq Holdco and CCVII to procure that CorpAcq Holdco has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption being the “Intragroup Recapitalization”) and for such purposes, the Company and CorpAcq Holdco shall enter into such documents as may be reasonably required to implement the Intragroup Recapitalization and/or otherwise required to procure the implementation of the CorpAcq Preferred Redemption as soon as reasonably possible following Closing including, in the case of the Company, the approval and execution of any shareholder resolutions of CorpAcq Holdco.
(b)   Payment of CorpAcq Preferred Redemption Amount.   As soon as possible and in any event within two Business Days following implementation of the Intragroup Recapitalization, CorpAcq Holdco shall proceed to pay an amount equal to the CorpAcq Preferred Redemption Amount to the holders of the CorpAcq Holdco Preferred Shares in accordance with the CorpAcq Articles (the “CorpAcq Preferred Redemption”).
(c)   Further Assurance.   Each of the Company, CorpAcq and Orange UK Holdings Limited shall, acting reasonably and in good faith, negotiate and seek to implement any alternate steps required to procure that CorpAcq Holdco has sufficient distributable reserves to undertake the CorpAcq Preferred Redemption

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or otherwise to procure the transfer of the total CorpAcq Holdco Preferred Shares to the Company as may be necessary in the event that the Intragroup Recapitalization cannot be implemented in accordance with applicable Laws.
(d)   Execution of the CorpAcq Preferred Redemption.   Each of the Company and CorpAcq Holdco shall use their best efforts to procure that the CorpAcq Preferred Redemption is undertaken as soon as possible following the CCVII Stock Repurchase and the Company’s receipt of the CorpAcq Preferred Redemption Amount.
Section 7.13.   Drag Along.   Each of CorpAcq Holdco and the Proposing Seller (as defined in the CorpAcq Articles) shall take such actions as may be required to exercise the Drag Along in accordance with the requirements under applicable Law and as set forth in the CorpAcq Articles to procure the transfer of any remaining CorpAcq Holdco Shares to the Company not otherwise held by the Sellers, including by serving the Compulsory Purchase Notice (as defined in the CorpAcq Articles) on each Minority Shareholder (as defined in the CorpAcq Articles) such that the Drag Along Sale is consummated promptly following the CorpAcq Preferred Redemption.
Section 7.14.   Termination of Certain Agreements.   On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 7.14 of the CorpAcq Schedules to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
Section 7.15.   Additional Closing Matters.   At the Closing, the Company will enter into the agreement contemplated by Schedule 7.15 of the CorpAcq Schedules.
ARTICLE VIII
COVENANTS OF CCVII
Section 8.01.   Indemnification and Insurance.
(a)   From and after the Effective Time, the Company agrees that (to the maximum extent permitted by the applicable laws of England and Wales) it shall indemnify and hold harmless each present and former director, manager and officer of CorpAcq Holdco and CCVII and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that CorpAcq Holdco, CCVII or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall cause each of CorpAcq Holdco and the Surviving Corporation to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)   For a period of six years from the Effective Time, the Company shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by any of CorpAcq Holdco’s or any of its Subsidiaries’ or CCVII’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to CCVII or its Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by CorpAcq Holdco or any of its Subsidiaries or CCVII for such insurance policy for the year ended December 31, 2022;

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provided, however, that CCVII, CorpAcq Holdco or the Company may, in the alternative, cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”), except that in no event shall the Company or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by CorpAcq Holdco, CCVII, the Company and its Subsidiaries, as applicable, for such current insurance.
(c)   CCVII and CorpAcq Holdco hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of CCVII, CorpAcq Holdco and their respective Subsidiaries hereunder. The Parties hereby agree (i) that CCVII, CorpAcq Holdco and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the indemnified Persons under this Section 8.01 are secondary), (ii) that CCVII, CorpAcq Holdco and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by CCVII’s, CorpAcq Holdco’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.01 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.
(d)   Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the Company, the Surviving Corporation and all successors and assigns of the Company and the Surviving Corporation. In the event that the Company, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.01.
Section 8.02.   Conduct of CCVII During the Interim Period.
(a)   During the Interim Period, except as set forth on Schedule 8.02 of the CCVII Schedules or as contemplated by this Agreement or the other Transaction Agreements or as consented to by CorpAcq Holdco in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), CCVII shall not and shall not permit any of its Subsidiaries to:
(i)   change, modify or amend the Trust Agreement or the CCVII Organizational Documents;
(ii)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, CCVII; (B) split, combine or reclassify any capital stock of, or other equity interests in, CCVII; or (C) other than in connection with the CCVII Stockholder Redemption or as otherwise required by CCVII’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CCVII;
(iii)   make, revoke or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, fail to pay any material Tax as such Tax becomes due and payable unless such Tax is being contested in good faith, change its residence for Tax purposes, or take any action that would, or would reasonably expected to, prevent or otherwise cause the Transactions from qualifying for the Intended Tax Treatment;

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(iv)   enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of CCVII or the Founder (including, for the avoidance of doubt, (x) any Director or Officer of CCVII or the Founder or anyone related by blood, marriage or adoption to any such person and (y) any Person with whom any Director or Officer of CCVII or the Founder has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater);
(v)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(vi)   except as otherwise required by Law or the terms of any existing CCVII Benefit Plan (i) establish, enter into, adopt or materially amend any CCVII Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a CCVII Benefit Plan if it were in existence as of the date of this Agreement, (ii) establish, adopt, enter into or materially amend any CCVII Benefit Plan providing for severance or termination benefits or payments or make any grant of severance or termination benefits or payments to any Person, (iii) establish or increase the compensation or benefits of any directors, officers, employees or independent contractors of CCVII or its Subsidiaries, (iv) make any grant of any cash retention payment to any Person, or (v) hire any directors, officers, employees or independent contractors of CCVII or its Subsidiaries, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or independent contractors;
(vii)   acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;
(viii)   adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;
(ix)   other than in respect of working capital loans with any Sponsor Persons, incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;
(x)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, CCVII (including any CCVII Preferred Stock) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or (B) amend, modify or waive any of the terms or rights set forth in, any CCVII Warrant or the CCVII Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, except for any amendment or modification in connection with the CCVII Warrantholder Approval, including an amendment to provide for the CCVII Warrantholders Meeting; or
(xi)   authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.
(b)   During the Interim Period, CCVII shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, CCVII Organizational Documents, the Trust Agreement and all other agreements or Contracts to which CCVII or its Subsidiaries may be a party.
Section 8.03.   Credit Facility.   The Parties agree to work in good faith to have a new credit facility in place immediately following Closing (any such financing, the “Company Refinancing”). Such Company Refinancing shall be for the benefit of the Company or CorpAcq Holdco and its Subsidiaries and established on reasonable and mutually agreeable terms.
Section 8.04.   Certain Transaction Agreements.   CCVII shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Sponsor Agreement. CCVII shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants

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applicable to CCVII in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, CCVII shall give CorpAcq Holdco, prompt (and, in any event within one Business Day) written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to CCVII, and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.
Section 8.05.   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to CCVII or its Subsidiaries by third parties that may be in CCVII’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of CCVII would result in the loss of attorney-client privilege or other privilege from disclosure, CCVII shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of CCVII and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of CCVII that are in the possession of CCVII, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.
Section 8.06.   CCVII Stock Exchange Listing.   During the Interim Period, CCVII shall use reasonable best efforts to ensure CCVII remains listed as a public company on, and for shares of CCVII Class A Common Stock and CCVII Warrants to remain listed on, the Stock Exchange.
Section 8.07.   CCVII Public Filings.   During the Interim Period, CCVII will keep current and timely file or furnish (or obtain extensions in respect thereof and file or furnish within the applicable grace period) all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under the Securities Act and the Exchange Act.
ARTICLE IX
JOINT COVENANTS
Section 9.01.   Regulatory Approvals.
(a)   In connection with the Transactions, each of the Parties shall (and, to the extent required, shall cause its Affiliates to) undertake reasonable best efforts to comply promptly but in no event later than ten (10) Business Days after the date hereof with any required notification and reporting requirements of the HSR Act. Each of the Parties shall, subject to giving CorpAcq Holdco and CCVII prior reasonable notice and an opportunity to consult on any third party communications or applications in advance of circulation or submission (to the extent permissible under applicable Laws), cooperate and use their respective commercially reasonable efforts to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions (including the FCA Approval and approval of the UK Takeover Panel) and any necessary approvals required under applicable Antitrust Laws; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Proxy Statement/Prospectus, potential filing fees payable pursuant to Antitrust Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions). Subject to appropriate confidentiality protections and applicable Antitrust Laws, each Party shall promptly furnish to the Company, CorpAcq Holdco and CCVII such necessary information and reasonable assistance as the Company, CorpAcq Holdco and CCVII may reasonably request in connection with the foregoing.

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(b)   The CorpAcq Parties and the Sponsor Persons agree that BermudaCo and the Company and the Sponsor Persons, if required to obtain FCA Approval, shall make any such notification (the “Change of Control Notification”) to the FCA as promptly as practicable (and in any event within 20 Business Days of the date of this Agreement). If at any time CorpAcq Parties or the Sponsor Persons become aware of any event, circumstance or condition that would be reasonably likely to prevent FCA Approval being satisfied, CorpAcq Parties shall promptly inform CCVII or, in the case of the Sponsor Persons, the Sponsor Persons shall promptly the CorpAcq Parties, and reasonably cooperate with them to address any such event, circumstance or condition.
(c)   Each of the Company, CorpAcq Holdco and CCVII shall cooperate with one another and use their reasonable best efforts to prepare or otherwise procure the provision of any necessary documentation (including furnishing all information (i) required under any applicable Antitrust Laws or other applicable Laws, (ii) requested by a Governmental Authority pursuant to applicable Antitrust Laws, or (iii) requested by the FCA as part of the FCA Approval applications) to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions, including the FCA Approval. Except with respect to the FCA Approval, each Party shall provide to the Company and CorpAcq Holdco (in the case of CCVII) or CCVII (in the case of any Seller or CorpAcq Party) copies of all correspondence between it (or its advisors) and any Governmental Authority relating to the Transactions or any of the matters described in this Section 9.01. Except with respect to the FCA Approval, each Party shall promptly inform the Company and CorpAcq Holdco (in the case of CCVII) or CCVII (in the case of any Seller or CorpAcq Party) of any substantive oral communication with, and provide copies of any written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. Except with respect to the FCA Approval, no Party shall independently participate in any substantive meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the Company and CorpAcq Holdco (in the case of CCVII) or CCVII (in the case of any Seller or CorpAcq Party) prior notice of the substantive meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. In the event a Party is prohibited from participating in or attending any meeting or substantive conference call, the participating Party shall keep the Company and CorpAcq Holdco (in the case of CCVII) or CCVII (in the case of any Seller or CorpAcq Party) promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, each CorpAcq Party, on one hand, and CCVII, on the other hand will consult and cooperate with the other, and consider in good faith the views of the other so as to mutually agree on any strategies and decisions in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any such Party relating to proceedings under Antitrust Laws or other applicable Laws. Any documents or other materials provided pursuant to this Section 9.01(c) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of CorpAcq Holdco or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 9.01 as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Without limiting the generality of the undertakings pursuant to this Section 9.01, each Party shall use reasonable best efforts to provide or cause to be provided (including, with respect to the FCA Approval, the Company, any Sponsor Person and BermudaCo to the extent that such approval is required by such Person) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such Party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification that may be required with any Governmental Authority as promptly as reasonably practicable and advisable after the date hereof, and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such Party that may be made (including under Antitrust Law regarding any preacquisition notifications for the purpose of competition reviews). Each Party shall supply as promptly as practicable and advisable any additional information and documentary

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material that may be requested by any Governmental Authority and furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority. In furtherance and not in limitation of the foregoing, each Party shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority. With respect to the FCA Approval only, each Party in respect of which FCA Approval is required shall keep the Company, CorpAcq Holdco and CCVII informed of any substantive or written communication with the FCA in connection with the FCA Approval.
(d)   If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the CorpAcq Parties, on the one hand, and CCVII, on the other hand, shall cooperate with one another in good faith and use their reasonable best efforts to take such action as reasonably necessary to overturn any regulatory Action by any Governmental Authority to prevent or enjoin consummation of this Agreement (and the Transactions); provided, however, that any decision by the CorpAcq Parties or CCVII to litigate in connection with such matters must be mutually agreed by such Parties.
(e)   Each of the CorpAcq Parties and CCVII shall use commercially reasonable efforts to obtain any authorization, consent or approval of a Governmental Authority (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date). Notwithstanding anything to the contrary, portfolio companies managed by Affiliates of CCVII are under no obligation to undertake any actions in this Section 9.01(e), and CCVII is under no obligation to cause such portfolio companies to undertake any actions in this Section 9.01(e).
(f)   During the Interim Period, no Party shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, or take any other action, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition, or the taking of any other action, could in any material respect (individually or in the aggregate): (i) impose any material delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Transactions, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.
Section 9.02.   Support of Transaction.   Without limiting any covenant contained in ARTICLE VII or ARTICLE VIII, including the obligations of CorpAcq Holdco and CCVII with respect to the notifications, filings, reaffirmations and applications described in Section 9.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.02, CCVII and the CorpAcq Parties shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of CCVII, CorpAcq Holdco, or their respective Affiliates are required to obtain in order to consummate the Transactions, provided that, CorpAcq Holdco and the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or CorpAcq Holdco or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by CorpAcq Holdco and CCVII, and (b) use reasonable best efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in ARTICLE X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall CCVII, CorpAcq Holdco, the Company, Merger Sub or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which CorpAcq Holdco or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

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Section 9.03.   Preparation of Form F-4 and Proxy Statement/Prospectus; CCVII Special Meeting; Requisite CCVII Warrantholder Approval.
(a)   Proxy Statement/Prospectus.
(i)   As promptly as practicable following the execution and delivery of this Agreement (and in any event on or prior to the later of (i) the tenth Business Day following the delivery of the financial statements pursuant to the first sentence of Section 7.04(a) and (ii) September 15, 2023), CCVII, CorpAcq Holdco and the Company shall use reasonable best efforts to prepare, and the Company shall file with the SEC, the Form F-4 in connection with the registration under the Securities Act of the Company Ordinary Shares, Company Public Warrants and Company Class C-1 Shares to be issued under this Agreement, which Form F-4 will also contain the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the following:
(1)   the Special Meeting with respect to, among other things: (A) providing the CCVII Stockholders with the opportunity to redeem shares of CCVII Class A Common Stock by tendering such shares for redemption (but accounting for any valid withdrawals thereof) in connection with the Special Meeting and accordance with the CCVII Organizational Documents and Trust Agreement (the “CCVII Stockholder Redemption”); and (B) soliciting proxies from holders of CCVII Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) a proposal to adopt this Agreement and approve the Transactions (the “Business Combination Proposal”), (2) a proposal to adjourn the Special Meeting (x) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of CCVII has determined in good faith is required by applicable Law to be disclosed to the CCVII Stockholders and for such supplement or amendment to be promptly disseminated to the CCVII Stockholders prior to the Special Meeting; (y) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of CCVII Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (z) in order to solicit additional proxies from the CCVII Stockholders for purposes of obtaining approval of the Business Combination Proposal and (3) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (collectively, the “CCVII Stockholder Matters”). Without the prior written consent of CorpAcq Holdco, the CCVII Stockholder Matters shall be the only matters (other than procedural matters) which CCVII shall propose to be acted on by the CCVII Stockholders at the Special Meeting, as adjourned or postponed; and
(2)   the CCVII Warrantholders Meeting with respect to, among other things, soliciting proxies from the holders of CCVII Public Warrants to vote at the CCVII Warrantholders Meeting, as adjourned or postponed, to obtain the Requisite CCVII Warrantholder Approval.
Each of CCVII, CorpAcq Holdco and the Company shall use its reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-4 effective as long as is necessary to consummate the Transactions. Each of CCVII, on the one hand, and the CorpAcq Parties, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form F-4 and the Proxy Statement/Prospectus
(ii)   Each of CCVII, CorpAcq Holdco and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus and any amendment to the Form F-4 and the Proxy Statement/Prospectus filed in response thereto. If CCVII, CorpAcq Holdco or the Company becomes aware that any information contained in the Form F-4 and the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 and the Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (x) such Party shall promptly inform the other Parties and (y) CCVII, on the one hand, and CorpAcq Holdco and the Company, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an

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amendment or supplement to the Form F-4 and the Proxy Statement/Prospectus. CCVII and the CorpAcq Parties shall use reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the CCVII Stockholders and holders of CCVII Public Warrants, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the CCVII Organizational Documents. Each of CCVII and the CorpAcq Parties shall provide the other with copies of any written comments, and shall inform the other of any oral comments, that such Party receives from the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(iii)   Promptly after the Form F-4 is declared effective under the Securities Act (such date, the “SEC Clearance Date”), CCVII shall file the Proxy Statement forming part of the Proxy Statement/Prospectus on Schedule 14A in accordance with the rules and regulations of the Exchange Act and the Company shall file the Prospectus forming part of the Proxy Statement/Prospectus and any supplement thereto pursuant to Rule 424. CCVII, CorpAcq Holdco and the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a Special Meeting and the CCVII Warrantholders Meeting, in each case, on a date no later than 35 days following the SEC Clearance Date (subject to Section 9.03(b)), and (ii) cause the Proxy Statement/Prospectus to be disseminated to the CCVII Stockholders and holders of CCVII Public Warrants in compliance with applicable Law.
(b)   CCVII Special Meeting and CCVII Warrantholders Meeting.   CCVII shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of CorpAcq Holdco) to obtain the approval of the CCVII Stockholder Matters at the Special Meeting and the Requisite CCVII Warrantholder Approval from the holders of CCVII Warrants at the CCVII Warrantholders Meeting, in each case as such meeting is adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the CCVII Stockholder Matters and the Requisite CCVII Warrantholder Approval. CCVII shall include the CCVII Board Recommendation in the Proxy Statement. The board of directors of CCVII shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the CCVII Board Recommendation for any reason. CCVII agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the CCVII Stockholder Matters and the CCVII Warrantholders Meeting for the purpose of seeking the Requisite CCVII Warrantholder Approval shall not be affected by any intervening event or circumstance, and CCVII agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and the CCVII Warrantholders Meeting, and submit for the approval of its stockholders the CCVII Stockholder Matters, and for the approval of the holders of CCVII Warrants, the matters relating to the Requisite CCVII Warrantholder Approval, as applicable, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, CCVII shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting or the CCVII Warrantholders Meeting, as applicable, for a period of no longer than 20 days: (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of CCVII has determined in good faith to be required by applicable Law is disclosed to the CCVII Stockholders and holders of CCVII Warrants and for such supplement or amendment to be promptly disseminated to the CCVII Stockholders and holders of CCVII Warrants prior to the Special Meeting or CCVII Warrantholders Meeting, as applicable; (ii) if, as of the time for which the Special Meeting or the CCVII Warrantholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of CCVII Common Stock or holders of CCVII Warrants represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from the CCVII Stockholders or the holders of CCVII Warrants for purposes of obtaining approval of the Business Combination Proposal or obtaining the Requisite CCVII Warrantholder Approval, respectfully; provided, that in the event of any such postponement or adjournment, the Special Meeting or the CCVII Warrantholders

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Meeting, as applicable, shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.
Section 9.04.   Exclusivity.
(a)   During the Interim Period, neither Sellers nor any CorpAcq Party shall, or permit any of their respective Affiliates or Representatives to, whether directly or indirectly, solicit or initiate any inquiry, indication of interest, proposal or offer from any third party relating to a Competing Transaction, participate in any discussions or negotiations with any third party regarding, or furnish or make available to such third party, as applicable, any information with respect to, a Competing Transaction, other than make such third party, aware of the provisions of this Section 9.04(a) or enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any third party, relating to a Competing Transaction. Each Seller and CorpAcq Holdco shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to a Competing Transaction.
(b)   During the Interim Period, CCVII shall not, and shall not permit any of its Affiliates or Representatives to, whether directly or indirectly, solicit or initiate any inquiry, indication of interest, proposal or offer from any third party relating to a Competing Transaction, participate in any discussions or negotiations with any third party regarding, or furnish or make available to such third party, as applicable, any information with respect to, a Competing Transaction, other than make such third party, aware of the provisions of this Section 9.04(b) or enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any third party, relating to a Competing Transaction. Each of CCVII and Founder shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to a Competing Transaction.
Section 9.05.   Tax Matters.
(a)   Transfer Taxes.   The Company shall pay all transfer, documentary, stamp, registration or other similar Taxes, together with any related interest, penalty, surcharge, fine, addition to tax or additional amount imposed with respect thereto by a Governmental Authority (collectively, the “Transfer Taxes”) incurred in connection with the Transactions and file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. The Parties shall cooperate in good faith to consider any bona fide structures to eliminate or reduce any such Transfer Taxes, with no Party being obligated to enter into any such arrangements. All such Transfer Taxes shall be paid by the Company; provided, however, that notwithstanding anything to the contrary herein, the Parties may choose to fund such Transfer Taxes in a manner mutually agreed by the Parties.
(b)   For U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows U.S. federal income tax treatment), each of the Parties intends that (i) the Company not be treated as (A) a resident of the United States for U.S. federal Tax purpose or (B) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and (ii) after the consummation of the Transactions, the “expanded affiliated group” (as defined in Section 7874(c)(i) of the Code and the Treasury Regulations thereunder) which includes the Company has “substantial business activities in the foreign country in which, or under the law of which, the Company is organized or created and for which the Company is a tax resident, when compared to the total business activities of such expanded affiliated group” (with the meaning of Section 7874(a)(2)(B)(iii) of the Code and the Treasury Regulations thereunder) (the “Intended Tax Treatment”). No Party shall take any Tax position on any Tax Return, in any audit or proceeding before any Governmental Authority, in any report made for Tax, or otherwise the Intended Tax Treatment as provided in this Section 9.05(b), unless otherwise required by a final “determination” that is final (within the meaning of Section 1313(a) of the Code of any similar provision of local, state, or non-U.S. Law). In the event that any Governmental Authority disputes the Tax treatment set forth in this Section 9.05(b), the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with this Section 9.05(b).

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(c)   Each of the Parties shall cooperate with one another and their respective Tax advisors in connection with the issuance to CCVII, the Company, or CorpAcq Holdco of any opinion relating to the U.S. Tax consequences of the Transactions, and shall provide and deliver, to the extent reasonably requested by any such Party, any relevant Tax counsel certificates (dated as of the necessary date and signed by an officer of the Parties or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such Tax counsel to render any such opinion. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the U.S. Tax consequences of or related to the Transactions, the Parties shall agree to use their reasonable best efforts to cause its respective Tax counsel to provide any such opinion, as reasonably determined by such Parties, subject to customary assumptions and limitations. For the avoidance of doubt, none of the foregoing opinions or any other opinions regarding the Intended Tax Treatment to be or that may be delivered by counsel to any Party shall be a condition to Closing or to the consummation of the Transactions.
(d)   In the event that accounting and valuation advice is received in relation to (i) the BermudaCo Redeemable Shares governed by the BermudaCo Limited Company Agreement and/or (ii) the Special Voting Shares and/or (iii) the arrangements governed by the Back to Back Share Issuance Agreement, which any of the parties reasonably determines delivers an outcome which is inefficient for Tax purposes, the parties shall reasonably cooperate in good faith with each other to agree an alternative structure to achieve the same, or substantially the same, goals as set out in those arrangements and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to achieve the same.
Section 9.06.   Confidentiality; Publicity.
(a)   CCVII acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.
(b)   None of CCVII, the Sellers, the CorpAcq Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of CorpAcq Holdco or CCVII, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case CCVII or CorpAcq Holdco, as applicable, shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect any Party’s obligations pursuant to Section 9.03.
(c)   The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of CCVII and CorpAcq Holdco prior to the execution of this Agreement, and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, CCVII shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable Securities Laws, which CorpAcq Holdco shall have the opportunity to review and comment upon prior to filing and CCVII shall consider such comments in good faith. CorpAcq Holdco, on the one hand, and CCVII, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) a

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press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), CCVII shall file a current report on Form 8-K and the Company shall file a current report on Form 6-K (collectively, the “Closing Filings”) with the Closing Press Release and a description of the Closing as required by the applicable Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filings, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 9.07.   Post-Closing Cooperation; Further Assurances.
(a)   Following the Closing, each Party shall, at the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and Liabilities contemplated by this Agreement and the Transactions.
(b)   As soon as possible following the execution of this Agreement, CorpAcq Holdco will (x) cause BermudaCo to, (y) use reasonable best efforts (which, for the avoidance of doubt, shall not require CorpAcq Holdco to pay or give anything of value to or on behalf of such Person) to procure that any holder of CorpAcq Holdco Ordinary Shares that is not a party to this Agreement shall, in the case of each of clauses (x) and (y), become a party to this Agreement, in the case of clause (y) above, as a Seller, by executing and delivering a joinder to this Agreement in form and substance to be mutually agreed by CorpAcq Holdco and CCVII, and (z) will use reasonable best efforts to procure that all of the holders of CorpAcq Holdco Preferred Shares consent in writing to the transactions contemplated by the CorpAcq Preferred Redemption on the terms set forth in this Agreement, including in exchange for consideration in the aggregate amount of the CorpAcq Preferred Redemption Amount.
(c)   The Parties will cooperate prior to the Closing to draft mutually acceptable agreements required to implement the Transactions, including the Company Amended Articles, the BermudaCo Limited Company Agreement, the Back to Back Share Issuance Agreement, the I/C Loan Agreements (if executed), the Registration Rights Agreement, and the Company Warrant Agreement, in general conformity with the transaction structure presentation set forth on Schedule 9.07 of CorpAcq Schedule, with any modifications thereto to be mutually agreed. The Company may adopt amendments to the organizational documents of Merger Sub and/or BermudaCo prior to the Closing, the form and substance of which is subject to the mutual agreement of CCVII; in such event, any representations and warranties with respect to organizational documents that are “brought down” at Closing under ARTICLE X for such Person will be deemed to be with respect to such amended organizational documents. The Company Amended Articles shall provide for an authorized share capital amount in excess of the Company’s issued share capital as at Closing, with the intent that such excess authorized share capital will be available for issuance to fund future acquisition transactions by the Company or any direct or indirect Subsidiary (including Subsidiaries as of the Closing and those incorporated or otherwise acquired in the future).
(d)   CorpAcq, the Company and CCVII agree to work in good faith to consummate a bona fide capital raising transaction on market terms for the issuance by CCVII or the Company of securities in connection with the Closing.
Section 9.08.   Company Board of Directors; Officers.   Each of the Company and CCVII shall take, or cause to be taken, the actions set forth in this Section 9.08 prior to the Closing:
(a)   (i) CCVII shall cause each Person serving and not continuing as a member of the board of directors of CCVII to resign from such position, effective upon the Effective Time and (ii) the Company shall cause each Person serving and not continuing as a member of the board of directors of the Company to resign from such position, effective upon the Effective Time, and (iii) the Company shall elect or otherwise cause the Persons designated on Schedule 9.08 of the CorpAcq Schedules to comprise the entire board of directors of the Company, effective upon the Effective Time; provided, that the board of directors as so constituted shall comply with the applicable rules concerning director independence required by the SEC and the rules and listing standards of the Stock Exchange and any other Laws or requirements of a

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Governmental Authority applicable to members of the board of directors of the Company. The board of directors of the Company will serve for staggered terms, with the length of the term for each individual director to be mutually agreed by the Company and CCVII prior to the Closing.
(b)   (i) CCVII shall cause each Person serving and not continuing as an officer of CCVII to resign from such position, effective upon the Effective Time, (ii) the Company shall cause each Person serving and not continuing as an officer of the Company to resign from such position, effective upon the Effective Time and (iii) Orange UK Holdings Limited and the Company shall appoint or otherwise cause to be appointed each Person serving as an officer of CorpAcq Holdco immediately prior to the Effective Time as a corresponding officer of the Company with similar responsibilities and duties, effective upon the Effective Time (the “Executive Officers”).
(c)   Each of the Company and CCVII shall cause such Persons to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 9.08(a) does not satisfy any requirement of a Governmental Authority to serve as a director, then (x) there shall be no obligation to appoint such individual pursuant to Section 9.08(a) and (y) the Company or CCVII, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.
Section 9.09.   Employment Agreements.   The Company shall take commercially reasonable efforts to enter into employment agreements with each of the Executive Officers, on terms consistent with market terms for such arrangements between CorpAcq Holdco or its Subsidiary and each such Executive Officer, in the form and on the terms mutually agreed by CCVII and the Company.
ARTICLE X
CONDITIONS TO OBLIGATIONS
Section 10.01.   Conditions to Obligations of All Parties.   The obligations of the Sellers, the CorpAcq Parties and CCVII to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by CorpAcq Holdco and CCVII:
(a)   FCA Approval.   (i) The FCA granting unconditional approval in writing in accordance with section 189(4)(a) of FSMA, to BermudaCo and to any other person who would be, at Closing, acquiring or increasing control in CorpAcq Holdco, as such terms are defined in FSMA and the FSMA (Controllers) (Exemption) Order 2009; or (ii) the assessment period (as defined in section 189(1) FSMA and as extended (including after the date of this Agreement) by any interruption period (as defined in section 190(2) FSMA)) in respect of the section 178 notice (as defined in section 178(3) FSMA) given in respect of completion of the proposed Transaction has expired without the FCA giving notice under section 189(4) FSMA (“FCA Approval”).
(b)   UK Takeover Panel.   Confirmation having been received from the UK Takeover Panel that none of the transactions contemplated by the Transaction Agreements will give rise to an obligation on any person to make a mandatory offer for the shares in the Company under Rule 9 of the UK Takeover Code.
(c)   No Prohibition.   There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.
(d)   Net Tangible Assets.   CCVII shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the CCVII Stockholder Redemption.
(e)   CCVII Stockholder Approval.   The Business Combination Proposal shall have been approved by the requisite vote of the CCVII Stockholders.

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(f)   Form F-4.   The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.
(g)   Stock Exchange Listing.   The Company Ordinary Shares and Company Public Warrants to be issued in connection with the Transactions shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.
(h)   Board of Directors.   The board of directors of the Company shall be constituted with the Persons designated in accordance with Section 9.08.
(i)   HSR Approval.   Any applicable waiting period(s) under the HSR Act in connection with the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.
Section 10.02.   Additional Conditions to Obligations of CCVII.   The obligations of CCVII to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CCVII:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of Sellers and the CorpAcq Parties, as applicable, contained in Section 5.01 (Corporation Organization of CorpAcq Parties), Section 5.03 (Due Authorization), Section 5.06 (Capitalization of CorpAcq Parties), Section 5.23 (Brokers), Section 12.18(a) (Corporate Organization), Section 12.18(b)(Due Authorization), Section 12.18(d) (Ownership of CorpAcq Holdco Ordinary Shares), Section 12.18(d) (Investment Intent; No Broker) and Section 12.18(e) (Accredited Investors) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of the CorpAcq Parties contained in Section 5.22(a) (No Material Adverse Effect) and Section 5.28 (Drag Along) shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(iii)   Each of the representations and warranties of (x) the CorpAcq Parties contained in Article V (other than the applicable Specified Representations and the representations and warranties contained in Section 5.22(a)), and (y) Sellers contained in Section 12.18 (other than the applicable Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b)   Agreements and Covenants.   The covenants and agreements of Sellers and each CorpAcq Party in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   CorpAcq Sale; Company Amended Articles.   The CorpAcq Sale shall have been consummated such that the Company shall hold all issued and outstanding CorpAcq Holdco Shares previously owned by Sellers, and the Company shall have adopted the Company Amended Articles.
(d)   Officer’s Certificate.   Sellers and the CorpAcq Parties shall have delivered to CCVII a certificate signed by an officer of CorpAcq Holdco, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

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(e)   Closing Deliverables.   The CorpAcq Parties party thereto shall have delivered to CCVII an executed copy of the Sponsor Agreement, the BermudaCo Limited Company Agreement, the Back to Back Share Issuance Agreement, and the Registration Rights Agreement to which they are party.
Section 10.03.   Additional Conditions to the Obligations of the CorpAcq Parties.   The obligation of the CorpAcq Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CorpAcq Holdco:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of CCVII contained in Article VI (other than the representations and warranties of CCVII contained in Section 6.13(a) (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse impact on CCVII or prevent or materially delay or impair the ability of CCVII to perform its obligations under this Agreement or to consummate the Transactions.
(ii)   The representations and warranties of CCVII contained in Section 6.13(a) (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date).
(b)   Agreements and Covenants.   The covenants and agreements of CCVII in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Available Cash Amount.   The sum of (i) the Available Cash Amount minus (ii) Transaction Expenses minus (iii) any Delayed Financing Amount, if applicable, shall be no less than $350,000,000.
(d)   Officer’s Certificate.   CCVII shall have delivered to CorpAcq Holdco a certificate signed by an officer of CCVII, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.
(e)   Sponsor Agreement.   Each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto shall have threatened in writing (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.
(f)   Closing Deliverables.   CCVII shall have delivered to CorpAcq Holdco an executed copy of the Registration Rights Agreement.
Section 10.04.   Frustration of Conditions.   Neither CCVII nor any of the CorpAcq Parties may rely on the failure of any condition set forth in this ARTICLE X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the conditions of the other Party to be satisfied, as required by Section 9.02.
ARTICLE XI
TERMINATION/EFFECTIVENESS
Section 11.01.   Termination.   This Agreement may only be terminated and the Transactions abandoned:
(a)   by written consent of CorpAcq Holdco and CCVII;

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(b)   prior to the Closing, by written notice to CorpAcq Holdco from CCVII if (i) there is any breach of any representation, warranty, covenant or agreement on the part of CorpAcq Holdco set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating CorpAcq Breach”), except that, if such Terminating CorpAcq Breach is curable by CorpAcq Holdco through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date CCVII provides written notice of such violation or breach and the Termination Date) after receipt by CorpAcq Holdco of notice from CCVII of such Terminating CorpAcq Breach, but only as long as CorpAcq Holdco continues to use its reasonable best efforts to cure such Terminating CorpAcq Breach (the “CorpAcq Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating CorpAcq Breach is not cured within the CorpAcq Cure Period, (ii) the Closing has not occurred on or before February 17, 2024 (the “Termination Date”), (iii) the Required Financials have not been delivered to CCVII in accordance with Section 7.04(a) on or prior to September 30, 2023; or (iv) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under clauses (i), (ii), or (iii) shall not be available if CCVII’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(c)   prior to the Closing, by written notice to CCVII from CorpAcq Holdco if (i) there is any breach of any representation, warranty, covenant or agreement on the part of CCVII set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating CCVII Breach”), except that, if any such Terminating CCVII Breach is curable by CCVII through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date CorpAcq Holdco provides written notice of such violation or breach and the Termination Date) after receipt by CCVII of notice from CorpAcq Holdco of such Terminating CCVII Breach, but only as long as CCVII continues to exercise such reasonable best efforts to cure such Terminating CCVII Breach (the “CCVII Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating CCVII Breach is not cured within CCVII Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under clauses (i) or (ii) shall not be available if CorpAcq Holdco’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(d)   by written notice from either CorpAcq Holdco or CCVII to the other if the Business Combination Proposal is not approved at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to CCVII if, at the time of such termination, CCVII is in breach of Section 9.03;
(e)   fifteen Business Days following the Special Meeting, but prior to the Closing, by written notice to CCVII from CorpAcq Holdco if the CCVII Stockholder Redemption results in the condition set forth in Section 10.03(c) becoming incapable of being satisfied at the Closing; or
(f)   by written notice from either CorpAcq Holdco or CCVII to the other, and subsequent agreement by CCVII or CorpAcq Holdco, respectively, if the SEC Clearance Date has not occurred on or prior to December 15, 2023.
Section 11.02.   Effect of Termination.   Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of Section 7.03 (No Claim Against the Trust Account),

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Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and ARTICLE XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.01.   Waiver.   Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
Section 12.02.   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)
If to CCVII, or to:

Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, New York 10019
Attn:
Jay Taragin

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:
Michael J. Aiello
Matthew J. Gilroy
Amanda Fenster

E-mail:
michael.aiello@weil.com
matthew.gilroy@weil.com
amanda.fenster@weil.com

(b)
If to any of the CorpAcq Parties or the Surviving Corporation to:
1 Goose Grn
Altrincham WA14 1DW
United Kingdom

Attn:
Simon Orange

with a copy (which shall not constitute notice) to:
Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attn:
Jennifer W. Cheng
Susan K. Nieto

E-mail:
JCheng@reedsmith.com
SNieto@reedsmith.com

or to such other address or addresses as the Parties may from time to time designate in writing.

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Section 12.03.   Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.
Section 12.04.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of CorpAcq Holdco, the Company and CCVII (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15, (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17 and (d) each of the directors of the Company and CorpAcq HoldCo are intended third-party beneficiaries of, and may (individually or collectively) enforce, Section 2.01(c).
Section 12.05.   Expenses.   Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, all Transaction Expenses shall be the responsibility of the Company and shall be paid (or caused to be paid) by the Company at or promptly after Closing and, in the case of any excise Taxes payable pursuant to Section 4501 of the Code, the Company shall pay (or shall make available any cash otherwise required by CCVII to pay) any such excise Taxes when due and payable pursuant to applicable law.
Section 12.06.   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 12.07.   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 12.08.   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
Section 12.09.   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Non-Disclosure Agreement, dated as of February 16, 2023, by and between CorpAcq Holdco and CCVII (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.
Section 12.10.   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which

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makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.
Section 12.11.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 12.12.   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.13.   Enforcement.   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, CCVII acknowledges and agrees that any CorpAcq Party may, without breach of this Agreement, with respect to any Transaction Agreement to which such CorpAcq Party is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.
Section 12.14.   Non-Recourse.   Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by

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such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any CorpAcq Party or CCVII under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights of any party to any Transaction Agreement.
Section 12.15.   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing (including, for the avoidance of doubt Section 9.05(b)) and (b) this ARTICLE XII.
Section 12.16.   Acknowledgements.
(a)   Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the CorpAcq Representations constitute the sole and exclusive representations and warranties of the CorpAcq Parties; (iii) CCVII Representations constitute the sole and exclusive representations and warranties of CCVII; (iv) except for the CorpAcq Representations and CCVII Representations, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the CorpAcq Representations and the CCVII Representations. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, CCVII understands and agrees that any assets, properties and business of CorpAcq Holdco and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the CorpAcq Representations or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever.
(b)   Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and

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any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in ARTICLE V or ARTICLE VI (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.
Section 12.17.   Provisions Respecting Representation of CorpAcq Holdco.   Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Reed Smith LLP (“Counsel”) may serve as counsel to Sellers, on the one hand, and CorpAcq Holdco and CorpAcq Holdco’s Subsidiaries (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Sellers, CorpAcq Holdco, or any of CorpAcq Holdco Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing Sellers, CorpAcq Holdco or any of CorpAcq Holdco’s Subsidiaries in connection with the transactions contemplated by this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by the Sellers on behalf of the Seller Group. As to any privileged attorney-client communications between Counsel and Sellers or CorpAcq Holdco, CorpAcq Holdco or Counsel and any of CorpAcq Holdco’s Subsidiaries in connection with the transactions contemplated by this Agreement prior to the Closing Date (collectively, the “Privileged Communications”), CCVII, the Sellers, CorpAcq Holdco and each of CorpAcq Holdco’s Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Merger and the other transactions contemplated by this Agreement are consummated, all Privileged Communications related to such transactions will become the property of (and be controlled by) the Sellers or their direct or indirect equityholders, and none of CCVII, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that CCVII is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, CCVII shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided that CCVII shall promptly notify the Sellers in writing (prior to the disclosure by CCVII of any Privileged Communications to the extent practicable) so that the Sellers can seek a protective order, at its sole cost and expense, and CCVII agrees to use commercially reasonable efforts to assist therewith.

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Section 12.18.   Representations and Warranties relating to Sellers.   Each Seller, severally and not jointly, with respect to itself and not with respect to any other Seller, hereby represents and warrants to CCVII as follows:
(a)   Corporate Organization.   To the extent that such Seller is an organization, such Seller is duly formed and is validly existing and in good standing under the Laws of the jurisdiction of its formation. To the extent that such Seller is a natural person, such Seller is of full legal age and capacity in the jurisdiction of his or her residence.
(b)   Due Authorization.   Such Seller has all requisite entity power and authority to or will otherwise do so prior to the execution and delivery of this Agreement and each Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder to the consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been or otherwise will be prior to consummation duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of such Seller and no other corporate or equivalent proceeding on the part of such Seller is necessary or will otherwise be necessary prior to execution to authorize this Agreement or such Transaction Agreements or Seller’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Seller will be party, duly and validly executed and delivered by such Seller and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Seller will be party, will constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.
(c)   No Conflict.   Neither the execution and delivery of this Agreement or any other agreement or instrument in connection herewith by such Seller, nor the receipt of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration hereunder, will (i) if such Seller is an organization, violate, conflict with or result in a default (with or without notice or lapse of time, or both) under the organizational documents of such Seller, (ii) violate, conflict with or result in a default (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any agreement, lease or other instrument or obligation to which such Seller is a party or by which any of such Seller’s assets (including the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration, when received) are bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and are in full force and effect, or (iii) violate any Law, order, writ, injunction or decree applicable to such Seller or any of such Seller’s assets (including the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration, when received).
(d)   Ownership of CorpAcq Holdco Ordinary Shares.   Such Seller is the record and beneficial owner of, and has good and valid title to, its respective CorpAcq Holdco Ordinary Shares, free and clear of all Liens (other than restrictions on transfer arising pursuant to applicable federal and state Laws). At the Closing, the Company will acquire good, valid and marketable title to such Seller’s CorpAcq Holdco Ordinary Shares, free and clear of all Liens (other than restrictions on transfer arising pursuant to applicable Laws).
(e)   Investment Intent; No Broker.   Such Seller is acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration for such Seller’s account, for investment and not with a view to the sale or distribution thereof, nor with any present intention of distributing or selling the same. Such Seller has not retained any finder, broker, agent, financial advisor, Purchaser Representative (as defined in Rule 501(h) of Regulation D of the Securities Act) or other intermediary in connection with the transactions contemplated by this Agreement, and agrees to indemnify (severally and not jointly with the other Sellers) and hold harmless the Company from any liability for any compensation to any such intermediary retained by the Seller and the fees and expenses of defending against such liability or alleged liability.
(f)   Suitability.   Each Seller acknowledges that it can bear the economic risk of its investment in the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration. Each Seller became aware of this offering of the Closing Seller Share Consideration and Closing Seller Class C-2

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Consideration solely by means of direct contact from CorpAcq Holdco as a result of a pre-existing substantive relationship. Each Seller acknowledges that the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration (i) were not offered to it by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, or directed selling efforts (within the meaning of Regulation S promulgated under the Securities Act (“Regulation S”)) and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(g)   Each Seller is either a U.S. investor or non-U.S. investor and:
(i)   if a U.S. investor, (i) is an “accredited investor” (within the meaning of Rule 501 under the Securities Act), (ii) is acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration only for its own account and not for the account of others, or if Seller is subscribing for the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration as a fiduciary or agent for one or more investor accounts, each owner of such account is an “accredited investor” (as defined above) and such Seller has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act and Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations in the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration to such person or to any third person, with respect to any of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration. Seller is not an entity formed for the specific purpose of acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration.
(ii)   if a non-U.S. investor, understands that the sale of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration is made pursuant to and in reliance upon Regulation S. The Seller is not a U.S. Person (as defined in Regulation S), and it is acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration in an offshore transaction in reliance on Regulation S. The Seller understands and agrees that the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein. Seller is not an entity formed for the specific purpose of acquiring the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration.
(h)   No Registration.   Each Seller understands that neither the offer nor sale of the Closing Seller Share Consideration or Closing Seller Class C-2 Consideration has been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration to be received by each Seller in the Transactions will subject to substantial restrictions on transfer, that all of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration received by the Sellers will be characterized as “restricted securities” under U.S. federal securities Laws, and that, under such Laws and applicable regulations, the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder. Such Seller understands that no federal or state agency has passed upon this investment or the Company, nor has any such agency made any finding or determination of fairness of this investment.
(i)   Receipt of Information.   Such Seller is not subscribing for the Closing Seller Share Consideration or Closing Seller Class C-2 Consideration as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to such Seller in connection with investments in securities generally. Such Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration and has had full access to such other information concerning the Company and CorpAcq Holdco and their respective subsidiaries as such Seller has requested. Such Seller’s knowledge and experience in financial and business matters is such

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that Seller is capable of evaluating the merits and risk of the investment in the Closing Seller Share Consideration or Closing Seller Class C-2 Consideration. Such Seller has carefully reviewed the terms and provisions of this Agreement, and has evaluated the restrictions and obligations contained herein and therein. In furtherance of the foregoing, such Seller represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of CorpAcq Holdco or any of its affiliates or as to the desirability or value of an investment in the Company has been made to such Seller by or on behalf of the Company, any of its affiliates or any of its or their representatives and (ii) such Seller has relied upon such Seller’s own independent appraisal and investigation, and the advice of such Seller’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company.
(j)   Access to Counsel; Tax and Other Advice.   Such Seller acknowledges that (i) neither Weil, Gotshal & Manges LLP nor Reed Smith LLP is acting as counsel to such Seller in connection with the negotiation and execution of this Agreement, and (ii) such Seller has been advised by counsel satisfactory to him, her, or it with respect to this Agreement and the transactions contemplated hereby. Such Seller has had the opportunity to consult with his own tax and other advisors with respect to the consequences to such Seller of the acquisition, receipt or ownership of the Closing Seller Share Consideration and Closing Seller Class C-2 Consideration, including the tax consequences under federal, state, foreign, local and other income tax Laws of the United States or any other country and the possible effects of changes in such tax Laws. Such Seller acknowledges that none of the Company, its subsidiaries, affiliates, successors, beneficiaries, heirs and assigns and its and their past and present members, partners, directors, officers, employees, and agents (including their attorneys) makes or has made any representations or warranties to such Seller regarding the consequences to such Seller of the acquisition, receipt or ownership of the Closing Seller Share Consideration or Closing Seller Class C-2 Consideration or the consequences of the transactions contemplated by this Agreement, as applicable, including the tax consequences under federal, state, foreign, local and other tax Laws of the United States or any other country and the possible effects of changes in such tax Laws.
[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
CHURCHILL CAPITAL CORP VII
By:
/s/ Jay Taragin

Name: Jay Taragin
Title:  Chief Financial Officer
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
CORPACQ HOLDINGS LIMITED
By:
/s/ Nicholas James Cattell

Name: Nicholas James Cattell
Title:  Director
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
For and on behalf of POLARIS PUBCO PLC
By:
/s/ Nicholas James Cattell

Name: Nicholas James Cattell
Title:  Director
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
NORTHSKY MERGER SUB, INC.
By:
/s/ Terrence Fairfield

Name: Terrence Fairfield
Title:  President
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
SELLERS:
ORANGE UK HOLDINGS LIMITED
By:
/s/ Graham Young

Name: Graham Young
Title:  Director
By:
/s/ Simon Orange

Name: Simon Orange
Title:  Director
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
SELLERS:
SAPAR GROUP LLC
By:
/s/ Adam Sager

Name: Adam Sager
Title:  Member
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
SELLERS:
By:
/s/ David Martin

Name: David Martin
By:
/s/ Hele Davies

Name: Helen Davies
By:
/s/ John Griffin

Name: John Griffin
By:
/s/ Jon Hewitt

Name: Jon Hewitt
By:
/s/ Kathy Parums

Name: Kathy Parums
By:
/s/ Lee Teste

Name: Lee Teste
By:
/s/ Phill Millward

Name: Phill Millward
By:
/s/ Leon Milns

Name: Leon Milns
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
SELLERS:
By:
/s/ Felix Milns

Name: Felix Milns
By:
/s/ Gordon Leitch

Name: Gordon Leitch
By:
/s/ Nicholas Cattell

Name: Nicholas Cattell
By:
/s/ Stephen Scott

Name: Stephen Scott
By:
/s/ Simon Orange

Name: Simon Orange
By:
/s/ Stuart Kissen

Name: Stuart Kissen
By:
/s/ Graham Young

Name: Graham Young
By:
/s/ Benjamin Hancock

Name: Benjamin Hancock
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
SELLERS:
By:
/s/ Dominic Orange

Name: Dominic Orange
By:
/s/ Karyn Martin

Name: Karyn Martin
By:
/s/ Joshua Martin

Name: Joshua Martin
By:
/s/ Paul Baird

Name: Paul Baird
By:
/s/ Amee Craske

Name: Amee Craske
By:
/s/ Susan Wild

Name: Susan Wild
By:
/s/ Dawn Young

Name: Dawn Young
By:
/s/ Owen Hyland

Name: Owen Hyland
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
SELLERS:
By:
/s/ Paul Middlehurst

Name: Paul Middlehurst
By:
/s/ Callum Richardson

Name: Callum Richardson
By:
/s/ Catherine Trinick

Name: Catherine Trinick
By:
/s/ Sean Billington

Name: Sean Billington
By:
/s/ Peter Tratalos

Name: Peter Tratalos
By:
/s/ Brian Docherty

Name: Brian Docherty
[Signature Page to Merger Agreement]

Exhibit A
Terms of Company Class C-1 Shares and Company Class C-2 Shares
This is a summary of the Class C ordinary shares of the Company (as defined below) to be issued to the Sellers and the Drag Sellers as part of the Closing Seller Consideration, and to the holders of the CCVII Private Placement Warrants and, if the Requisite CCVII Warrantholder Approval is obtained, to the holders of CCVII Public Warrants in exchange for the CCVII Warrants on the Closing Date.
Issuer:   Polaris Pubco plc, a public company limited by shares incorporated under the laws of England and Wales (the “Company”).
Securities:   Class C-1 ordinary shares of the Company with respect to the Sellers and the holders of CCVII Public Warrants. Class C-2 ordinary shares of the Company with respect to the holders of CCVII Private Placement Warrants.
Voting Rights:   One (1) vote per share.
Dividend Rights:   None.
Rights in Liquidation:   In a liquidation, each holder of a Class C ordinary share of the Company will be entitled to the then as-converted value of such share (for the avoidance of doubt, less the conversion price of $11.50 per share).
Conversion Rights:   Each Class C ordinary share of the Company will be convertible into one (1) Class A ordinary share of the Company upon payment of $11.50 per share. Each Class C-2 ordinary share of the Company will be convertible into one Class C-1 ordinary share of the Company (a) at any time at the option of the holder thereof or (b) upon transfer to any person who is not a Permitted Transferee (as defined under the existing warrant agreement governing the CCVII Warrants). The conversion provisions will otherwise mirror the applicable provisions of the CCVII Warrants with respect to exercise of the warrants, subject to necessary changes under applicable law.
Redemption Rights:   The redemption rights will mirror the applicable provisions of the CCVII Warrants.
Other Terms:   The other terms of the Class C-1 ordinary shares of the Company will mirror the terms of the CCVII Public Warrants, subject to necessary changes under applicable law. The other terms of the Class C-2 ordinary shares of the Company will mirror the terms of the CCVII Private Warrants, subject to necessary changes under applicable law.
Listing:   The Class C-1 ordinary shares of the Company will be listed on the same securities exchange as the Class A ordinary shares of the Company.

Annex A-2
Execution Version
CONSENT AND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS CONSENT AND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of December 26, 2023, by and among Churchill Capital Corp VII, a Delaware corporation (“CCVII”), CorpAcq Group Plc (f/k/a Polaris Pubco Plc), a public limited company incorporated under the laws of England and Wales (the “Company”), Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“BermudaCo”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (“CorpAcq Holdco”) and each shareholder of CorpAcq Holdco set forth on the signature pages hereto (being all shareholders who have entered into the Merger Agreement as of the date hereof (as defined below), including by way of a signatory to a joinder to the Merger Agreement (as defined below) executed pursuant to Section 9.07 of the Merger Agreement (as defined below)) prior to Closing pursuant to which each such shareholder of CorpAcq Holdco also adheres to the terms of this Amendment (the “Sellers”), and amends that certain Agreement and Plan of Merger, dated as of August 1, 2023 (the “Merger Agreement”), by and among CCVII, the Company, BermudaCo, Merger Sub, CorpAcq Holdco and the Sellers. Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the Merger Agreement.
RECITALS
WHEREAS, pursuant to Section 8.02 of the Merger Agreement and subject to the exceptions set forth therein, CCVII shall not and shall not permit any of its Subsidiaries to, among other things (a) change, modify or amend the Trust Agreement or the CCVII Organizational Documents, (b) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of or other equity interests in, CCVII, (c) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CCVII, (d) other than in respect of working capital loans with any Sponsor Persons, incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or (e) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions;
WHEREAS, in connection with the Transactions, CCVII intends to seek the requisite approval from the CCVII Stockholders of an amendment to the Amended and Restated Certificate of Incorporation of CCVII, as amended by that certain Amendment to the Amended and Restated Certificate of Incorporation dated as of May 16, 2023 (as it may be amended from time to time, including by the CCVII Charter Amendment (as defined below), the “CCVII Charter”) to (a) extend the date by which CCVII must consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”) from February 17, 2024 to August 17, 2024 (or such earlier date as determined by the board of directors of CCVII) (such amendment, the “Extension Amendment”) and (b) provide for the right of holders of CCVII Class B Common Stock to convert some or all of his, her or its shares of CCVII Class B Common Stock into shares of CCVII Class A Common Stock on a one-to-one basis at any time at the election of holder of such shares of CCVII Class B Common Stock (such amendment, the “Founder Share Amendment”, and together with the Extension Amendment, the “CCVII Charter Amendment”);
WHEREAS, promptly following receipt of the requisite approval from the CCVII Stockholders, CCVII intends to file the CCVII Charter Amendment with the Secretary of State of the State of Delaware, and concurrently therewith, CCVII and the Founder may amend that certain non-interest bearing, unsecured promissory note issued by CCVII to the Founder in connection with the Charter Amendment (the “Promissory Note Amendment”);
WHEREAS, pursuant to Section 8.06 of the Merger Agreement, during the Interim Period, CCVII shall use reasonable best efforts to ensure CCVII remains listed as a public company on, and for shares of CCVII Class A Common Stock and CCVII Warrants to remain listed on, the Stock Exchange;

A-2-1

WHEREAS, pursuant to Section 12.10 of the Merger Agreement, the Merger Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement;
WHEREAS, pursuant to Section 2.01(b) of the Merger Agreement, each Seller has agreed to appoint (with effect from closing of the CorpAcq Sale) the Company as his or her lawful attorney to act in his or her name and on his or her behalf to execute and deliver all deeds and documents and to do all acts and things and exercise all rights which the Company would be entitled to execute, deliver, do and exercise if the Company was registered as the holder of relevant CorpAcq Ordinary Shares;
WHEREAS, pursuant to Section 2.01(c) of the Merger Agreement, each Seller agreed to appoint the directors of the Company and the directors of CorpAcq Holdco (acting individually or collectively) as his, her or its lawful attorney to act in his, her or its name and act on his, her or its behalf to receive, sign, execute, deal with and deliver such documents as may be required or necessary to give effect to the Transactions to which such Seller is a party and to do all things which any such attorney may consider necessary or expedient in respect of the Transactions and the documents relating thereto, and each attorney appointed thereunder shall have the power to agree the form and content of, negotiate, vary or approve, execute, deliver and/or sign in the appointing Seller’s name or otherwise on the appointing Seller’s behalf any document or deed and to do all other acts or things as may be necessary to give effect to the Transactions including, without limitation, this Amendment and any subsequent amendment made to the Merger Agreement;
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and in the Merger Agreement, the Parties agree as follows:
1.
Consent

(a)   Pursuant to Section 8.02 of the Merger Agreement, CorpAcq Holdco hereby consents to the following actions: (i) the filing of a proxy statement with respect to a meeting of the CCVII Stockholders to be held for the purpose of approving the CCVII Charter Amendment, and, if necessary, the adjournment thereof (the “Extension Special Meeting”); (ii) the establishment of any record date for, calling, giving notice of, convening, holding and adjourning, the Extension Special Meeting; (iii) the solicitation of proxies and votes in favor of the CCVII Charter Amendment, and, if necessary, the adjournment of the Extension Special Meeting, (iv) providing CCVII Stockholders with the opportunity to redeem their shares of CCVII Class A Common Stock upon the approval by the requisite CCVII Stockholders of the Extension Amendment, in accordance with the CCVII Charter; (v) the filing of the CCVII Charter Amendment (or any part thereof) with the Secretary of State of the State of Delaware; (vi) the entry into the Promissory Note Amendment and (vii) any and all incidental and customary actions in furtherance of the foregoing.
(b)   For the avoidance of doubt, in accordance with Section 8.02(a) of the Merger Agreement, following the effectiveness of the CCVII Charter Amendment (to the extent it contains the Founder Share Amendment), CCVII shall not convert or reclassify any shares of CCVII Class B Common Stock into CCVII Class A Common Stock in connection with any proposed conversion of shares of CCVII Class B Common Stock at the election of the holder thereof, in accordance with the Founder Share Amendment, without the prior written consent of CorpAcq Holdco (which consent shall not be unreasonably conditioned, withheld, delayed or denied, so long as any such conversion of CCVII Class B Common Stock into CCVII Class A Common Stock shall not (i) substantively impact the treatment of such shares in the Transactions or (ii) adversely impact the rights of CorpAcq Holdco’s existing shareholders, CorpAcq Holdco, NorthSky Merger Sub, Inc., Polaris Bermuda Limited or the Company). In connection with receipt of such written consent from CorpAcq, the CorpAcq Parties and CCVII shall cooperate in good faith to make appropriate amendments to the applicable terms of the Merger Agreement, Sponsor Agreement and other Transaction Agreements to reflect any conversion of CCVII Class B Common Stock into CCVII Class A Common Stock.
2.
Stock Exchange.   The CorpAcq Parties and CCVII hereby mutually agree that the Nasdaq Global Select Market, Nasdaq Global Market and Nasdaq Capital Market shall each be deemed a “Stock Exchange” under the Merger Agreement, and consistent with Section 8.06 of the Merger Agreement, during the Interim Period, CCVII may apply to list, and may list of the shares of CCVII Class A Common Stock and the CCVII Warrants on such Stock Exchanges.

A-2-2

3.
Amendments to the Merger Agreement.   Effective upon the filing of the CCVII Charter Amendment (or any part thereof) with the Secretary of State of the State of Delaware, the Merger Agreement shall be amended and restated as follows:

(a)   The following definitions set forth in Article I of the Merger Agreement shall be deleted in its entirety and replaced as follows:
“CCVII Organizational Documents” means the Amended and Restated Certificate of Incorporation of CCVII, filed with the Secretary of State of the State of Delaware on February 12, 2021 and CCVII’s bylaws, as each may be amended from time to time.
(b)   Section 11.01(b)(ii) of the Merger Agreement shall be deleted in its entirety and replaced as follows:
“(ii) the Closing has not occurred on or before August 17, 2024 (the “Termination Date”),”
4.
Agreement to existing attorney rights.   With immediate effect, the Parties irrevocably and unconditionally restate and agree to the terms of Sections 2.01(b) and 2.01(c) of the Merger Agreement in full in accordance with the terms set out therein and for such purpose, each Seller confirms that those sections of the Merger Agreement and this Amendment are intended to be approved by way of deed as required under English law.

5.
Effect of Amendment.   This Amendment shall be effective as of the date first written above. For the avoidance of any doubt, all references: (a) in the Merger Agreement to “this Agreement” and (b) to the Merger Agreement in any other Transaction Agreements, agreements, exhibits and schedules will, in each case, be deemed to be references to the Merger Agreement as amended by this Amendment. Except as amended hereby, the Merger Agreement will continue in full force and effect and shall be otherwise unaffected hereby. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.
Incorporation by Reference.   Sections 1.02 (Construction), Section 12.06 (Governing Law), Section 12.07 (Captions; Counterparts), Section 12.12 (Jurisdiction) and Section 12.13 (Enforcement) of the Merger Agreement are incorporated herein and shall apply to this Amendment mutatis mutandis.

[Signature pages follow]

A-2-3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.
CHURCHILL CAPITAL CORP VII
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.
CORPACQ HOLDINGS LIMITED
By:
/s/ Nicholas Cattell

Name:
Nicholas Cattell

Title:
Director

By:
/s/ Stephen Scott

Name:
Stephen Scott

Title:
Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.
CORPACQ GROUP PLC
By:
/s/ Nicholas Cattell

Name:
Nicholas Cattell

Title:
Director

By:
/s/ Stephen Scott

Name:
Stephen Scott

Title:
Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.
POLARIS BERMUDA LIMITED
By:
/s/ Stuart Kissen

Name:
Stuart Kissen

Title:
Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.
NORTHSKY MERGER SUB, INC.
By:
/s/ Carrie Tillman

Name:
Carrie Tillman

Title:
President and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.
ORANGE UK HOLDINGS LIMITED
By:
/s/ Graham Young

Name:
Graham Young

Title:
Director

By:
/s/ Simon Orange

Name:
Simon Orange

Title:
Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.
SAPAR GROUP LLC
By:
/s/ Adam Sagar

Name:
Adam Sagar

Title:
Member

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.
SELLERS:
/s/ David Martin

Name:
David Martin

/s/ Helen Davis

Name:
Helen Davis

/s/ John Griffin

Name:
John Griffin

/s/ Jon Hewitt

Name:
Jon Hewitt

/s/ Kathy Parums

Name:
Kathy Parums

/s/ Lee Teste

Name:
Lee Teste

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above as a deed.
SELLERS:
/s/ Phill Millward

Name:
Phill Millward

/s/ Leon Milns

Name:
Leon Milns

/s/ Felix Milns

Name:
Felix Milns

/s/ Gordon Leitch

Name:
Gordon Leitch

Annex B
Execution Version
August 1, 2023
Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019
(212) 380-7500
CorpAcq Holdings Ltd
1 Goose Grn
Altrincham WA14 1DW
United Kingdom
Re:   Sponsor Agreement
Ladies and Gentlemen:
This letter (this “Sponsor Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Churchill Capital Corp VII, a Delaware corporation (“CCVII”), Polaris Pubco Plc, a public limited company incorporated under the laws of England and Wales (the “Company”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (“CorpAcq Holdco”) and the shareholders of CorpAcq Holdco party thereto (the “Sellers”), and hereby amends and restates in its entirety that certain letter, dated February 11, 2021, from Churchill Sponsor VII LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of CCVII’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) to CCVII (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 15. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As promptly as practicable following the date hereof, the Company shall cause an exempted company limited by shares incorporated under the laws of Bermuda (“BermudaCo”) to execute a joinder to this Agreement pursuant to Section 9.07 of the Merger Agreement. References herein to “BermudaCo” shall be deemed made only once BermudaCo executes such a joinder.
In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Sponsor Agreement, and intending to be legally bound, Sponsor and each of the Insiders hereby severally (and not jointly and severally) agree with CCVII and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:
1.   Support of Transaction.
(a)   The Sponsor and each Insider hereby agrees with CCVII:
(i)   that, at any duly called meeting of the stockholders of CCVII (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of CCVII requested by CCVII’s board of directors or undertaken as contemplated by the Transactions, the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of CCVII Common Stock to be counted as present thereat for purposes of establishing a quorum, and shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her shares of CCVII Common Stock (1) in favor of the approval and adoption of the Merger Agreement and approval of the Transactions and all other CCVII Stockholder Matters (and any actions required in furtherance thereof) and (2) against any (v) action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of CCVII contained in the Merger Agreement, (w) any proposal in opposition of approval of the Merger Agreement or in competition or inconsistent with the Merger Agreement or the Transactions, (x) any arrangement, merger, amalgamation, consolidation, combination, sale of substantial assets, reorganization, recapitalization, liquidation, dissolution or other change in CCVII’s corporate structure or business, (y) any other action or proposal involving CCVII or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions or (z) any change in the present dividend policy, capitalization, business, management or board of directors of CCVII or any amendment of the Certificate of Incorporation, including any change to the voting rights of any class of capital stock of CCVII, in each case except (A) as contemplated by clause (2) above or (B) to the extent expressly contemplated by the Merger Agreement;
(ii)   not to redeem, elect to redeem or tender or submit any shares of CCVII Common Stock owned by it, him or her for redemption, including in connection with stockholder approval of the Transactions or in connection with any vote to amend the Certificate of Incorporation; and
(iii)   not to commit or agree to take any action inconsistent with any of the foregoing.
The obligations of the Sponsor and the Insiders specified in this paragraph 1(a) shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by CCVII’s board of directors.
(b)   During the Interim Period, the Sponsor and each Insider:
(i)   shall (1) take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger, the other Transactions and the matters contemplated by the Merger Agreement and this Sponsor Agreement on the terms and subject to the conditions set forth therein and (2) be bound by and comply with Sections 9.04 (Exclusivity) and 9.06 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Person were a signatory to the Merger Agreement with respect to such provisions.
(ii)   agrees not to enter into, modify or amend any Contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than CCVII or any of its Subsidiaries), on the one hand, and CCVII or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (1) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (2) the Company’s, BermudaCo’s, CCVII’s or Merger Sub’s ability to perform or satisfy any of its obligations under the Merger Agreement.
2.   Redemption; Trust Account Matters.
(a)   The Sponsor and each Insider hereby agrees with CCVII that in the event that CCVII fails to consummate a Business Combination by the Completion Window (as defined in the Certificate of Incorporation), the Sponsor and each Insider shall take all reasonable steps to cause CCVII to:
(i)   cease all operations except for the purpose of winding up;
(ii)   as promptly as reasonably possible but not more than ten (10) Business Days thereafter subject to lawfully available funds therefor, redeem 100% of the CCVII Class A Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of amounts withdrawn to fund CCVII’s working capital requirements, subject to an annual limit of $1,000,000, and/or to pay CCVII’s taxes (“Permitted Withdrawals”) and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and
(iii)   as promptly as reasonably possible following such redemption, subject to the approval of CCVII’s remaining stockholders and CCVII’s board of directors, dissolve and liquidate, subject in each case to CCVII’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law.

(b)   The Sponsor and each Insider agrees to not propose any amendment to the Certificate of Incorporation that would modify the substance or timing of CCVII’s obligation to redeem 100% of the Offering Shares if CCVII does not complete a Business Combination within the required time period set forth in the Certificate of Incorporation or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless CCVII provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of Permitted Withdrawals), divided by the number of then outstanding Offering Shares.
(c)   The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of CCVII as a result of any liquidation of CCVII with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of CCVII Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by CCVII to purchase shares of CCVII Common Stock (although the Sponsor, the Insiders and their respective Affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares they hold if CCVII fails to consummate a Business Combination by the Completion Window or in connection with a stockholder vote to approve an amendment to the Certificate of Incorporation to modify the substance or timing of CCVII’s obligation to redeem 100% of the Offering Shares if CCVII does not complete a Business Combination within the time period set forth in the Completion Window or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity).
3.   Indemnification.   In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor or any Insider) agrees to indemnify and hold harmless CCVII against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which CCVII may become subject as a result of any claim by (a) any third party for services rendered or products sold to CCVII or (b) any prospective target business with which CCVII has entered into a letter of intent, confidentiality or other similar agreement for a Business Combination (a “Target”); provided, however, that such indemnification of CCVII by the Sponsor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share or (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets less Permitted Withdrawals, (y) shall not apply to any claims by a third party (including a Target) that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under CCVII’s indemnity of Citigroup Global Markets Inc. (the “Representative”) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to CCVII if, within fifteen (15) days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies CCVII in writing that it shall undertake such defense. For the avoidance of doubt, none of CCVII’s officers or directors will indemnify CCVII for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
4.   Founder Equity Retirement, Founder Share Contribution, Special Voting Share Subscription.
(a)   Immediately following the CorpAcq Sale, and in connection and substantially concurrently with the Closing, immediately prior to the Founder Share Contribution and Special Voting Share Subscription, and subject to the terms and conditions of this Sponsor Agreement, Sponsor shall forfeit to CCVII for no consideration (i) the Retirement Founder Shares and (ii) 18,600,000 Private Placement Warrants (such aggregate Founder Shares and Private Placement Warrants to be forfeited in clauses (i) and (ii) collectively, the “Closing Retiring Securities”), upon which the Closing Retiring Securities shall be retired, canceled and no longer outstanding (such forfeiture, retirement and cancelation, the “Founder Equity Retirement”).
(b)   In connection and substantially concurrently with the Closing, immediately following the Founder Equity Retirement and subject to the terms and conditions of this Sponsor Agreement:
(i)   Sponsor will transfer and contribute its remaining Founder Shares to BermudaCo, and in exchange therefor, BermudaCo will (A) issue to Sponsor a number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the Delivered Capital Amount other than the Estimated Delayed Financing Amount, which, together with an equal number of Special Voting Shares (collectively, an “Exchangeable Unit”), shall entitle the holder thereof to cause BermudaCo to redeem such BermudaCo Redeemable Shares in exchange for, at the option of BermudaCo, cash or Exchanged Shares pursuant to the BermudaCo Limited Company Agreement and the Back to Back Share Issuance Agreement (such right, the “Exchange Right”, and such contribution and exchange, the “Founder Share Contribution”) and (B) create additional authorized share capital (or an agreed upon similar construct) which shall be pre-approved for issue upon final determination of the Adjustment Statement which is equivalent to or otherwise issue, in either case pursuant to terms to be mutually agreed by Sponsor and the Company, the number of BermudaCo Redeemable Shares equal to the number of Founder Shares attributable to the Estimated Delayed Financing Amount and, to the extent issued as of the Founder Share Contribution, such rights attaching to those issued BermudaCo Redeemable Shares shall not be exercisable until determination of the Adjustment Statement; and
(ii)   Concurrently with the Founder Share Contribution, Sponsor will subscribe for, and the Company will issue to Sponsor, a number of Special Voting Shares of the Company equal in number to the number of BermudaCo Redeemable Shares issued both to Sponsor pursuant to paragraph 4(b)(i)(A) and issued or to be issued pursuant to paragraph 4(b)(i)(B), at an aggregate subscription price to be determined by CorpAcq Holdco and CCVII (such amount the “Special Voting Share Subscription Amount” and such subscription, the “Special Voting Share Subscription”), registered in the name of Sponsor (or its designees), against (and concurrently with) the payment of the Special Voting Share Subscription Amount to be paid, by wire transfer of same day funds to such account or accounts (as the Company shall designate in writing not less than two (2) Business Days prior to the Closing); provided, that, the number of Special Voting Shares associated with the Founder Shares attributable to the Estimated Delayed Financing Amount shall either be issued or otherwise sufficient authorised share capital shall be pre-approved for issue upon final determination of the Adjustment Statement, pursuant to terms to be mutually agreed by Sponsor and the Company (such shares, together with the BermudaCo Redeemable Shares issued or otherwise to be issued, the “Restricted Exchangeable Units”). While the Company and BermudaCo hold the Restricted Exchangeable Units pursuant to this paragraph 4 pending final determination of the Adjustment Statement, such units shall be deemed to be owned by the Sponsor.
(c)   In the event the condition set forth in Section 10.03(c) of the Merger Agreement (the “Minimum Cash Condition”) would not be satisfied as of the date that the Closing would otherwise occur, then the Sponsor agrees to purchase, cause the purchase (through one or more of its affiliates or third parties designated by it) or raise, on the Closing Date securities (equity, debt or otherwise) of the Company for an aggregate purchase price equal to the amount necessary to satisfy the Minimum Cash Condition as of the Closing Date (such subscription, the “Additional Subscription”), provided, that (i) the Additional Subscription shall in all cases be a maximum of $50,000,000 in the aggregate; (ii) the rights and preferences of the securities purchased pursuant to the Additional Subscription, and the other terms of the Additional Subscription, shall be as mutually agreed by the Sponsor and the Company; and (iii) the obligation of Sponsor to consummate the Additional Subscription under this paragraph 4(c) shall be subject to (x) the satisfaction of the Minimum Cash Condition as of the Closing Date (taking into account the Additional Subscription), (y) the substantially concurrent consummation of the Closing and (z) the Sponsor and the Company mutually agreeable terms of the securities. For the avoidance of doubt, the Additional Subscription, to the extent funded pursuant to the terms hereof, shall be deemed to be included in the “Available Cash Amount” as of the Closing Date. The obligation of the Sponsor under this paragraph 4(c) will terminate automatically and immediately upon the valid termination of the Merger Agreement pursuant to its terms. For the purposes of this paragraph 4(c), “Sponsor” shall, as applicable, refer to the Sponsor or any affiliate or third party designated by the Sponsor that actually funds the Additional Subscription.
(d)   The conditions of the Sponsor to consummate, or cause to be consummated, the Founder Share Contribution, Special Voting Share Subscription Agreement and the Additional Subscription are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Sponsor:
(i)   Each of the representations and warranties of the Company and BermudaCo contained in paragraph 11, shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, (1) has not had, and would not reasonably be expected to have, a material adverse impact on the Company or BermudaCo, or prevent or (2) has not, and would not reasonably be expected to, materially delay or impair the ability of the Company or BermudaCo to perform its obligations under this Sponsor Agreement or to consummate the Transactions.
(ii)   The covenants and agreements of the Company and BermudaCo in this Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(iii)   The Valuation Report being obtained in respect of the issue of shares in the Company in consideration for the cancellation of Private Placement Warrants and/or Public Warrants.
(e)   Immediately following the Founder Share Contribution and Special Voting Share Subscription, at the Effective Time, by virtue of the Merger and pursuant to the Merger Agreement:
(i)   Each of the Founder Shares will be owned by BermudaCo and will be converted into and become one validly issued, fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation in accordance with Section 3.02 of the Merger Agreement; and
(ii)   Each Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into either one Company Class C-2 Share in accordance with Section 3.03(a) of the Merger Agreement or one Company Private Placement Warrant in accordance with Section 3.03(b) of the Merger Agreement, as applicable.
5.   Delivered Capital Amount Post-Closing Adjustment
(a)   On or prior to the date that is forty days following the Closing Date, the Company and the Sponsor shall agree on a statement setting forth (i) the final calculation of the Delayed Financing Amount as of the Financing Calculation Date and, utilizing such number, the final calculations of the Delivered Capital Amount and the Delivered Capital Adjustment Amount and (ii) the total number of Retirement Founder Shares and the Specified Sponsor Retained Share Amount calculated on the basis of the final amounts provided for in clause (i) (such statement, the “Adjustment Statement”, and the number of Retirement Founder Shares set forth therein, the “Final Retirement Founder Shares”).
(b)   Promptly following the finalization of the Adjustment Statement, (i) if the number of the Final Retirement Founder Shares is greater than the number of Retirement Founder Shares calculated at Closing (the “Excess Shares”), then (A) the Sponsor shall forfeit to BermudaCo and the Company the component parts of the Restricted Exchangeable Units attributable to such Excess Shares to the extent already issued or, if not issued, they shall not be issued and (ii) if, to the extent not forfeited pursuant to paragraph 5(b)(i)(A), any Exchangeable Units continue to either be held in escrow by BermudaCo and the Company, or held by the Sponsor as Restricted Exchangeable Units, then such Restricted Exchangeable Units shall be released to the Sponsor, in each case, free of all restrictions provided in paragraph 4(b).

(c)   It is understood and agreed that it is the intention of the Parties that the total securities released to the Sponsor pursuant to this paragraph 5, when combined with the securities released to the Sponsor on the Closing Date, are intended to be equal to the securities that would have been released to the Sponsor on the Closing Date if the total value of the CCVII Facilitated Financing Amount was known at the Closing.
6.   Vesting Provisions.
(a)   As of the Closing, the Vesting Shares shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in paragraph 6(b). The Sponsor shall not (and will cause its Affiliates not to) Transfer any unvested Vesting Shares prior to the later of (x) the expiration of the Founder Shares Lock-Up Period and (y) the date such Vesting Shares become vested pursuant to paragraph 6(b). Certificates or book entries representing the Vesting Shares shall bear a legend referencing that they are unvested and subject to forfeiture pursuant to the provisions of this Sponsor Agreement.
(b)   Vesting Schedule.   The Vesting Shares shall vest as follows:
(i)   The Base Vesting Shares shall vest at such time as a Stock Price Level equal to $11.50 is achieved on or before the date that is five (5) years after the Closing Date the (“Base Vesting Period”).
(ii)   The Earn-Out Vesting Shares shall vest at such time as a Stock Price Level equal to $15.00 is achieved on or before the date that is five (5) years after the Closing Date (the “Earn-Out Vesting Period” and together with the Base Vesting Period, the “Vesting Periods”).
Vesting Shares that do not vest in accordance with this paragraph 6(b) on or before the date that is five (5) years after the Closing Date will be forfeited immediately following the expiration of the applicable Vesting Period for no consideration and immediately cancelled.
(c)   Acceleration of Vesting upon a Sale.   In the event of a Sale prior to the expiration of any Vesting Period, the vesting of unvested Vesting Shares that were not previously forfeited pursuant to paragraph 6(b) shall be accelerated or the unvested Vesting Shares will be forfeited, as follows:
(i)   With respect to the unvested Vesting Shares that were not previously forfeited and are eligible to vest pursuant to paragraph 6(b)(i), (1) such Vesting Shares will fully vest as of immediately prior to the closing of such Sale only if the per share price of the Company Ordinary Shares (or Exchangeable Units) paid or implied in such Sale equals or exceeds the Base Vesting Price and (2) no portion of such Vesting Shares will vest in connection with such Sale if the per share price of the Company Ordinary Shares (or Exchangeable Units) paid or implied in such Sale is less than the Base Vesting Price.
(ii)   With respect to the unvested Vesting Shares that were not previously forfeited and are eligible to vest pursuant to paragraph 6(b)(ii), (1) such Vesting Shares will fully vest as of immediately prior to the closing of such Sale only if the per share price of the Company Ordinary Shares (or Exchangeable Units) paid or implied in such Sale equals or exceeds $15.00 and (2) no portion of such Vesting Shares will vest in connection with such Sale if the per share price of the Company Ordinary Shares (or Exchangeable Units) paid or implied in such Sale is less than $15.00.
(iii)   For purposes of this paragraph 6(c)(iii), “Sale” means following the Closing Date, (1) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of the Company with or into any other corporation or other entity) in which the equity securities of the Company, its successor or the surviving entity of such business combination or other transaction are not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or listed or quoted for trading on a national securities exchange, (2) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets to a third party that is not an Affiliate of the Sponsor (or a group of third parties that are not Affiliates of the Sponsor) or (3) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of the Company (it being understood for the purposes of this clause (3), a bona fide equity financing shall not be considered a “Sale”). Notwithstanding the foregoing, a Sale shall not include any such transaction effected by the issuance of equity securities by the Company, other than a negotiated issuance (or series of issuances) to an independent third party with the intent of affecting a change in control of the Company. For the avoidance of doubt, following a transaction or business combination that is not a “Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions of paragraph 14 shall apply, including to performance vesting criteria.
(d)   References in paragraph 5 or this paragraph 6 to Restricted Exchangeable Units or Vesting Shares being “forfeited” shall mean, in respect of Special Voting Shares that constitute such “forfeited” Restricted Exchangeable Units or Vesting Shares, the automatic conversion thereof into non-voting, valueless, deferred shares or otherwise redeemed for nominal consideration, at the Company’s option.
(e)   Tax Reporting.   For all Tax purposes, the Parties agree that the intended tax treatment of the Vesting of the Vesting Shares is a nontaxable event to the holder of the Vesting Shares (the “Intended Tax Treatment”). The parties and their respective affiliates, as applicable, shall (i) file or cause to be filed all tax returns in a matter consistent with the Intended Tax Treatment and (ii) not take any position for tax purposes that is inconsistent with the Intended Tax Treatment, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, or any similar or corresponding provision of state, local or non-U.S. law.
(f)   Dividends
(i)   Holders of any Base Vesting Shares subject to the vesting provisions of this paragraph 6 shall be entitled to vote any such shares, and shall be entitled to receive dividends and other distributions with respect to such shares prior to vesting; provided, that any dividends and other distributions with respect to unvested Base Vesting Shares shall be set aside and shall only be paid to such holders upon the vesting of such Base Vesting Shares (if at all). For the avoidance of doubt, if any Base Vesting Shares are subsequently forfeited pursuant to paragraph 6(b), such dividends and other distributions that were set aside on the portion of such forfeited Base Vesting Shares, if any, shall revert and become the property of the applicable distributor of any such dividends and other distributions.
(ii)   Holders of any Earn-out Vesting Shares subject to the vesting provisions of this paragraph 6 shall be entitled to vote any such shares prior to vesting, but hereby agree to forfeit to the Company (or any other distributing entity) any dividends and other distributions with respect to such shares prior to vesting.
(g)   For the avoidance of doubt, it is acknowledged and agreed that (i) any Founder Shares, Exchangeable Units (or Exchanged Shares issued or issuable upon exercise of the Exchange Right) that are not included within the definition of “Vesting Shares” shall not be subject to the provisions of paragraph 6 and (ii) any Company Class C-1 Shares, Company Class C-2 Shares or Company Warrants or Company Ordinary Shares issued or issuable upon the exercise thereof shall not be subject to the provisions of paragraph 6.
7.   Lock-Up.
(a)   In the event that the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees that it, he or she shall not Transfer (i) any Founder Shares (or shares of CCVII Class A Common Stock issuable upon conversion thereof) until the earlier of (A) one (1) year after the closing of a Business Combination or (B) subsequent to the closing of such Business Combination, (x) if the closing price of the CCVII Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of such Business Combination or (y) the date on which CCVII completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of CCVII’s stockholders having the right to exchange their shares of CCVII Common Stock for cash, securities or other property (the “Founder Shares Lock-Up Period”) and (ii) any Private Placement Warrants (or shares of CCVII Common Stock issued or issuable upon the exercise of the Private Placement Warrants) until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”).
(b)   In the event that the Closing does occur, the Sponsor and each Insider agrees that it, he or she shall not Transfer (it being understood and agreed that Vesting Shares will additionally be subject to restrictions on Transfer pursuant to paragraph 6(a)):
(i)   50% of its, his or her (1) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) received pursuant to paragraph 4(b) or (2) Company Warrants or Company Class C Shares (or Company Ordinary Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the twelve-month anniversary of the Closing Date.
(ii)   the remaining 50% of its, his or her (1) Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Rights related thereto) received pursuant to paragraph 4(b) or (2) Company Warrants or Company Class C Shares (or Company Ordinary Shares issuable upon the exercise thereof) received pursuant to the Merger Agreement, until the 18-month anniversary of the Closing Date (clauses (i) and (ii), together with the Founder Shares Lock-Up Period and the Private Placement Warrants Lock-Up Period, the “Lock-Up Period”).
(c)   Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b), but subject to the provisions set forth in paragraph 6(b), during the period commencing on the date hereof and ending on the earlier of (x) the expiration of the Lock-up Periods and (y) the date of any valid termination of the Merger Agreement, the following Transfers of Founder Shares or Private Placement Warrants (or shares of CCVII Class A Common Stock issuable upon conversion or exercise thereof), Exchangeable Units (or the Exchanged Shares issued or issuable upon exercise of the Exchange Right), Company Warrants or Company Class C Shares (or Company Ordinary Shares issuable upon the exercise thereof), that are held by the Sponsor or any of its permitted transferees (that have complied with this paragraph 7(c)), are permitted: (i) to CCVII’s officers or directors, any affiliates or family members of any of CCVII’s officers or directors, any members of the Sponsor or such members’ respective members, any Insider or Sponsor or any affiliates thereof; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of CCVII’s liquidation prior to the completion of a Business Combination; (vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (viii) in the event of CCVII’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of CCVII’s public stockholders having the right to exchange their shares of CCVII Common Stock for cash, securities or other property, subsequent to the completion of a Business Combination; (ix) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (viii) above; (x) following the Closing, as may be permitted by the board of Directors of the Company in its sole discretion to satisfy the tax obligations or liabilities of any stockholders of CCVII Common Stock who are subject to any Lock-Up Period; provided, however, that in the case of clauses (i) through (v) and (ix), each such permitted transferee must sign a joinder hereto confirming such permitted transferee’s agreement with CCVII to be bound by the transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions); and provided further that nothing in this agreement shall restrict the Sponsor or any of its permitted transferees from (a) accepting a general takeover offer for the Company’s shares (or voting in favor of a scheme of arrangement to effect a takeover offer for the Company’s shares) or (b) agreeing to accept a general takeover offer for the Company’s shares (or to vote in favor of a scheme of arrangement to effect a takeover offer for the Company’s shares) either before or after its announcement.
8.   Waiver of Conversion Ratio Adjustment.
(a)   (i) Section 4.3(b)(i) of the Certificate of Incorporation provides that each Founder Share shall automatically convert into one share of CCVII Common Stock (the “Initial Conversion Ratio”) at the time of the Business Combination, and (ii) Section 4.3(b)(ii) of the Certificate of Incorporation provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of CCVII Common Stock are issued in excess of the amounts offered in CCVII’s initial public offering of securities such that the Sponsor and the Insiders, along with any other holders of Founder Shares, shall continue to own 25% of the issued and outstanding shares of CCVII Common Stock after giving effect to such issuance.
(b)   As of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably and unconditionally relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Certificate of Incorporation to receive shares of CCVII Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion the existing Founder Shares held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment, and, as a result, the Founder Shares shall convert into shares of CCVII Class A Common Stock (or such equivalent security) at Closing on a one-for-one basis.
9.   CCVII Liabilities.   Except as disclosed on Schedule 6.08 (Brokers’ Fees) of the CCVII Schedules, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of CCVII, shall receive from CCVII any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of a Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the Business Combination and each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by CCVII or the Company or any of its Subsidiaries from and after the Closing: (i) repayment of the Extension Promissory Note; (ii) payment to an affiliate of the Sponsor for office space and related support services for a total of $50,000 per month; (iii) reimbursements for any reasonable out-of-pocket expenses relating to identifying, investigating and consummating a Business Combination; (iv) repayment of loans, if any, and on such terms as to be determined by CCVII from time to time, made by the Sponsor or certain of CCVII’s officers and directors to finance transaction costs in connection with an intended Business Combination, provided, that, if CCVII does not consummate a Business Combination, a portion of the working capital held outside the Trust Account may be used by CCVII to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment.
10.   Representations and Warranties of Sponsor and Insiders.   Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to CCVII, the Company and BermudaCo as follows:
(a)   Such Person: (i) has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked; (ii) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; (iii) has never been convicted of, or pleaded guilty to, any crime (1) involving fraud, (2) relating to any financial transaction or handling of funds of another person, or (3) pertaining to any dealings in any securities and the Insider is not currently a defendant in any such criminal proceeding;
(b)   (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder and, as applicable, to serve as an officer and/or a director on the board of directors of CCVII; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors and (vii) such Person has not entered into any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder;
(c)   Except as otherwise described in this Sponsor Agreement, such Person has the direct or indirect interest in all of its, his or her CCVII Common Stock, Founder Shares and Private Placement Warrants, which are held through the Sponsor, the Sponsor has good title to all such Founder Shares and Private Placement Warrants and any CCVII Common Stock held by the Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act)) affecting any such securities, other than pursuant to (i) this Sponsor Agreement, (ii) the Certificate of Incorporation, (iii) the Merger Agreement, or (iv) any applicable securities laws;
(d)   The Founder Shares and Private Placement Warrants listed on Annex A are the only equity securities in CCVII (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of CCVII) owned of record or beneficially by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Warrants and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.
11.   Representations and Warranties of the Company and BermudaCo.   Each of the Company and BermudaCo hereby represents and warrants (severally and not jointly as to itself only) to the Sponsor and each Insider as follows:
(a)   Such Person has been duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). The copies of the organizational documents of such Person, as in effect on the date hereof and made available pursuant to the Merger Agreement (i) are true, correct and complete and (ii) are in full force and effect, and such Person is not in violation of any of the provisions of its organizational documents. All material returns, resolutions and other documents required by the 2006 Act and other legislation to be delivered to the Registrar of Companies in respect of the Company have been duly and properly prepared and delivered. Such Person was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Sponsor Agreement and any Transaction Agreement to which it is a party, as applicable, and the other Transactions and such Transaction Agreements, as applicable.
(b)   Such Person has the requisite corporate power and authority to execute and deliver this Sponsor Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in paragraph 11(d)) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Sponsor Agreement and such other Transaction Agreements and the consummation of the Transactions have been duly authorized by the board of directors or equivalent governing body of the such Person and the Company has delivered the Merger Sub Stockholder Approval, and no other corporate proceeding on the part of such Person is necessary to authorize this Sponsor Agreement or such Transaction Agreements, except the Valuation Report. This Sponsor Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by such Person and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Sponsor Agreement constitutes, and each other Transaction Agreement will constitute, a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
(c)   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in paragraph 11(d), the execution, delivery and performance of this Sponsor Agreement and each other Transaction Agreement to which such Person is party by such Person and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under, the certificate of incorporation, bylaws or other organizational documents of such Person, (b) violate any provision of, or result in the breach of or default by such Person under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any material contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of such Person, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, (x) in the case of clauses (b), (c), (d), (e) and (f) above, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to, individually or in the aggregate, have a material adverse impact on the Company or BermudaCo, or prevent or materially delay or impair the ability of the Company or BermudaCo to perform its obligations under this Sponsor Agreement or to consummate the Transactions.
(d)   No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any CorpAcq Party with respect to such CorpAcq Party’s execution, delivery and performance of this Sponsor Agreement and the consummation of the Transactions, except for (a) applicable requirements of any applicable Antitrust Laws or applicable Foreign Investment Laws, (b) FCA Approval and (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to, individually or in the aggregate, have a material adverse impact on the Company or BermudaCo, or prevent or materially delay or impair the ability of the Company or BermudaCo to perform its obligations under this Sponsor Agreement or to consummate the Transactions.
(e)   Except for fees described on Schedule 5.23 of the CorpAcq Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company or BermudaCo.
12.   Termination.   This Sponsor Agreement shall terminate on the earlier of (a) the latest of (i) the expiration of each applicable Lock-Up Period and (ii) the vesting in full and delivery of all Vesting Shares, and (b) the liquidation of CCVII; provided, however, that paragraph 3 shall survive such liquidation for a period of six (6) years; provided, further, that no such termination shall relieve the Sponsor, any Insider or CCVII from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination.
13.   Specific Performance.   The Sponsor and each Insider hereby agrees and acknowledges that: (a) the Representative, CCVII and, prior to any valid termination of the Merger Agreement, the Company and BermudaCo would be irreparably injured in the event of a breach by such Sponsor or an Insider of any of its, his or her obligations under paragraphs 1, 2, 3, 4, 6, 7 or 8, as applicable, of this Sponsor Agreement (with respect to the Representative, only such provisions as were contained in the Prior Letter Agreement) (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.
14.   Equitable Adjustments.   If, and as often as, there are any changes in CCVII, the CCVII Common Stock, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to CCVII, CCVII’s successor or the surviving entity of such transaction, the CCVII Common Stock, the Founder Shares or the Private Placement Warrants, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 6.
15.   Certain Definitions.   As used herein, the following terms shall have the respective meanings set forth below:
(a)   “Additional Cash Amount” means an amount equal to (a) the Cash and Cash Equivalents held in the Trust Account immediately following the CCVII Stockholder Redemption, minus (b) the Paid-in Cash Amount.
(b)   “Base Vesting Shares” shall mean a number of Exchangeable Units equal to (i) 50% multiplied by (ii) (1) the Exchangeable Units to be received by the Sponsor for its Founder Shares pursuant to paragraph 4(b) (including, for the avoidance of doubt, any Restricted Exchangeable Units received by the Sponsor pursuant to paragraph 5) minus (2) the number of Earn-Out Vesting Shares.
(c)   “BermudaCo Redeemable Shares” means the ordinary shares of BermudaCo redeemable on the terms and conditions set forth in the BermudaCo Limited Company Agreement.
(d)   “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.
(e)   “CCVII Common Stock” shall mean, collectively, the Founder Shares and the CCVII Class A Common Stock.
(f)   “CCVII Class A Common Stock” shall mean Class A common stock, par value $0.0001 per share of CCVII.
(g)   “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of CCVII, as may be in effect from time to time.
(h)   “Deducted Additional Cash Amount” means an amount equal to the lesser of (i) the Preliminary Delivered Capital Amount minus $592,000,000, and (ii) the Additional Cash Amount.
(i)   “Delivered Capital Amount” shall mean (i) if the Preliminary Delivered Capital Amount is less than or equal to $592,000,000, an amount equal to the Preliminary Delivered Capital Amount, and

(ii) if the Preliminary Delivered Capital Amount is greater than $592,000,000 an amount equal to the Preliminary Delivered Capital Amount minus the Deducted Additional Cash Amount, in each case, as adjusted pursuant to paragraph 5; provided, however, that the “Delivered Capital Amount” shall not be greater than $850,000,000 nor less than an amount equal to the Available Cash Amount minus Transaction Expenses.
(j)   “Delivered Capital Adjustment Amount” shall mean, an amount equal to (i) 12.5% multiplied by (ii) (1) the Delivered Capital Amount, minus (2) $592,000,000. For the avoidance of doubt, the Delivered Capital Adjustment Amount may be a negative number.
(k)   “Earn-Out Vesting Shares” shall mean 4,697,750 Exchangeable Units.
(l)   “Exchanged Shares” shall mean Company Ordinary Shares to be exchanged for an Exchangeable Unit pursuant to the BermudaCo Limited Company Agreement and the Back to Back Share Issuance Agreement.
(m)   “Financing Calculation Date” has the meaning ascribed to such term in the Merger Agreement.
(n)   “Founder Shares” shall mean Class B common stock, par value $0.0001 per share of CCVII.
(o)   “Paid-in Cash Amount” means an amount equal to the Outstanding CCVII Class A Shares multiplied by ten (10).
(p)   “Preliminary Delivered Capital Amount” equals (i) all available Cash and Cash Equivalents of CCVII and its Subsidiaries, including all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the CCVII Stockholder Redemption) plus (ii) the CCVII Facilitated Financing Amount, if any, including, for the avoidance of doubt and to the extent applicable, the Estimated Delayed Financing Amount.
(q)   “Private Placement Warrants” shall mean the warrants to purchase up to 32,600,000 shares of CCVII Common Stock owned by the Sponsor as of the date hereof.
(r)   “Public Offering” shall mean the underwritten initial public offering of 138,000,000 of CCVII’s units (the “Units”), each comprised of one share of CCVII Common Stock and one-fifth of one CCVII Warrant.
(s)   “Public Stockholders” shall mean the holders of securities issued in the Public Offering.
(t)   “Restricted Exchangeable Units” shall have the meaning set forth in Section 4(b)(ii).
(u)   “Retirement Founder Shares” shall mean a number of Founder Shares equal to (a) 15,000,000 shares, and (b) (i) if the Delivered Capital Adjustment Amount is a negative number, plus a number of shares (rounded down to the nearest whole share) equal to (1) the absolute value of the Delivered Capital Adjustment Amount, divided by (2) $10.00 or (ii) if the Delivered Capital Adjustment Amount is a positive number, minus a number of shares (rounded down to the nearest whole share) equal to (1) the absolute value of the Delivered Capital Adjustment Amount, divided by (2) $10.00 (such amount referred to in this clause (ii), the “Specified Sponsor Retained Share Amount”).
(v)   “Special Voting Shares” means the special voting shares of the Company, nominal value $0.000001 per share, as provided for in the Company Amended Articles.
(w)   “Stock Price Level” shall be considered achieved only when the closing price per share of Company Ordinary Shares on the New York Stock Exchange, or such other securities exchange where the Company Ordinary Shares are primarily listed or quoted, equals or exceeds the applicable threshold for 5 trading days within any 180-consecutive trading day period.
(x)   “Transfer” shall mean the, direct or indirect, voluntary or involuntary, (i) transfer, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, loan, grant of any option to purchase, distribution or otherwise dispose of, or agreement to do any of the foregoing, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii) above.
(y)   “Trust Account” shall mean the trust fund into which the net proceeds of the sale of the Units in the Public Offering and the private placement were deposited.
(z)   “Valuation Report” shall mean the valuation report required pursuant to section 593 of the Companies Act 2006.
(aa)   ”Vesting Shares” shall mean (i) the Base Vesting Shares plus (ii) the Earn-Out Vesting Shares.
16.   Miscellaneous.
(a)   This Sponsor Agreement and the other agreements referenced herein (including the Merger Agreement) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto, the Company and BermudaCo, it being acknowledged and agreed that the Company or BermudaCo’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.
(b)   Except as otherwise provided herein, no party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and the Company and BermudaCo (except that, following any valid termination of the Merger Agreement, no consent from the Company or BermudaCo shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on CCVII, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.
(c)   Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of CCVII, the Sponsor and the Insiders (and, prior to any valid termination of the Merger Agreement, the Company and BermudaCo) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything to the contrary herein, upon the valid termination of the Merger Agreement, each of the Company and BermudaCo shall no longer be a party to this Sponsor Agreement and shall have no right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof; provided, however, that (i) no such termination of the Merger Agreement shall relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination, including insofar as the Company or BermudaCo may have one or more claims against any other party hereto in respect of any such breaches and (ii) this Section 16 shall survive the termination of this Sponsor Agreement solely to the extent relating to any such claim by the Company or BermudaCo.
(d)   This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(e)   This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
(f)   This Sponsor Agreement, and all claims or causes of action (each, an “Action”) based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(g)   Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or email transmission to the receiving party’s address or email address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to CCVII, the Company or BermudaCo at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 12.02 (Notices) of the Merger Agreement.
(h)   Construction.
(i)   Unless the context of this Sponsor Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Sponsor Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).
(ii)   Unless the context of this Sponsor Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(iii)   Unless the context of this Sponsor Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(iv)   The language used in this Sponsor Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(v)   References to “$” or “dollar” or “US$” shall be references to United States dollars and references to “£” or “sterling” or “pounds” “GBP$” shall be references to the United Kingdom pound sterling. Amounts shall be converted from United States dollars to U.K. pounds sterling (and vice versa) based on the 5-day VWAP of the exchange rate as published on Bloomberg ending on the Business Day prior to such conversion.
(vi)   Whenever this Sponsor Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
17.   Further Assurances.   Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
[Signature Page Follows]

Sincerely,
SPONSOR:
CHURCHILL SPONSOR VII LLC
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Chief Financial Officer

[Signature Page to AR Sponsor Agreement]

INSIDERS:
By:
/s/ Michael Klein

Name:
Michael Klein

Address:
c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:
/s/ Andrew Frankle

Name:
Andrew Frankle

Address:
c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:
/s/ Bonnie Jonas

Name:
Bonnie Jonas

Address:
c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:
/s/ Mark Klein

Name:
Mark Klein

Address:
c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:
/s/ Malcolm S. McDermid

Name:
Malcolm S. McDermid

Address:
c/o Churchill Capital Corp VII 640 Fifth Avenue, 12th Floor
New York, NY 10019

[Signature Page to AR Sponsor Agreement]

By:
/s/ Karen G. Mills

Name:
Karen G. Mills

Address:
c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:
/s/ Stephen Murphy

Name:
Stephen Murphy

Address:
c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:
/s/ Alan M. Schrager

Name:
Alan M. Schrager

Address:
c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

By:
/s/ Jay Taragin

Name:
Jay Taragin

Address:
c/o Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019

[Signature Page to AR Sponsor Agreement]

Acknowledged and Agreed:
CHURCHILL CAPITAL CORP VII
By:
/s/ Jay Taragin

Name:
Jay Taragin

Title:
Chief Financial Officer

[Signature Page to AR Sponsor Agreement]

Acknowledged and Agreed:
Polaris Pubco Plc
By:
/s/ Nicholas James Cattell

Name:
Nicholas James Cattell

Title:
Director

[Signature Page to AR Sponsor Agreement]

Annex A
	Founder Shares	Private Placement Warrants
Sponsor	34,500,000	32,600,000
Michael Klein*	—	—
Andrew Frankle**	—	—
Bonnie Jonas**	—	—
Mark Klein	—	—
Malcolm S. McDermid	—	—
Karen G. Mills**	—	—
Stephen Murphy**	—	—
Alan M. Schrager**	—	—
Jay Taragin	—	—

*
Michael Klein may be deemed to beneficially own the Founder Shares and Private Placement Warrants owned by Churchill Sponsor VII LLC.

**
Andrew Frankle, Bonnie Jonas, Karen G. Mills, Stephen Murphy and Alan M. Schrager, all of whom are directors, each has an economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her ownership of membership interests in the Sponsor, but does not beneficially own any Founder Shares or Private Placement Warrants. Ms. Jonas was recused from board consideration of this transaction and executes this document in her capacity as an investor only and not in her capacity as a director.

Annex A

Annex C
COMPANY NO. 15030617
CORPACQ GROUP PLC
ARTICLES OF ASSOCIATION
(AS ADOPTED BY SPECIAL RESOLUTION ON [•] 2024)
THE COMPANIES ACT 2006
PUBLIC COMPANY LIMITED BY SHARES
Reed Smith LLP The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London r e e d s m i t h . c o m

CONTENTS
ARTICLE

C-i

C-ii

C-iii

C-iv

No: 15030617
The Companies Act 2006

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
OF
CORPACQ GROUP PLC
(Adopted by special resolution on [•] 2024)

1
EXCLUSION OF MODEL ARTICLES (AND ANY OTHER PRESCRIBED REGULATIONS)

No regulations or articles set out in any statute, or in any statutory instrument or other subordinate legislation made under any statute, concerning companies (including the regulations in the Companies (Model Articles) Regulations 2008 (SI 2008/3229)) shall apply as the articles of the Company. The following shall be the articles of association of the Company.
2
INTERPRETATION

2.1
In these Articles, unless the context otherwise requires:

‘A2 Redemption Money’ has the meaning given to it in Article 12.4(a);
‘A3 Redemption Money’ has the meaning given to it in Article 12.4(b);
‘Act’ means the Companies Act 2006;
‘address’ includes any number or address used for the purposes of sending or receiving documents or information by electronic means;
‘Applicable Event’ has the meaning given to it in Article 13.21;
‘Articles’ means these articles of association as altered from time to time and ‘Article’ shall be construed accordingly;
‘BermudaCo’ means Polaris Bermuda Limited;
‘BermudaCo Bye-laws’ means the bye-laws of BermudaCo adopted on [•] 2024 as amended from time to time;
‘BermudaCo Class A Shares’ means class A shares in the capital of BermudaCo;
‘BermudaCo Class B Shares’ means class B shares in the capital of BermudaCo;
‘Board’ means the board of Directors for the time being of the Company or the Directors present or deemed to be present at a duly convened quorate meeting of the Directors;
‘Business Combination’ means the merger of a wholly-owned subsidiary of the Company with and into the SPAC, which SPAC shall survive, pursuant to the Business Combination Agreement;
‘Business Combination Agreement’ means that certain merger agreement dated 1 August 2023, by and among the Company, SPAC, NorthSky Merger Sub, Inc., a Delaware corporation, CorpAcq

Holdings Limited, a private limited company incorporated under the laws of England and Wales, BermudaCo and the Sellers, as it may be amended from time to time;
‘Business Day’ means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the City of London, England are authorised or required to close;
‘certificated shares’ means a share which is not an uncertificated share and references in these Articles to a share being held in certificated form shall be construed accordingly;
‘Catchup Payment’ means an aggregate amount equal to such amount as would have been distributed by the Company to the holders of Ordinary A2 Shares, in the period commencing on the date of issue of such Ordinary A2 Shares and ending on the date of redemption of such Ordinary A2 Shares pursuant to Article 12.4, if such Ordinary A2 Shares had been Ordinary A1 Shares during such period and as such would have been entitled to receive dividends pursuant to Article 7.3, assuming that the Company’s reserves available for distribution during such period were increased by a corresponding amount;
‘Class B Attributable Amount’ means, with respect to any Company Funded Dividend, the aggregate amount that would be payable on the Class B Shares (other than any such Class B Shares that are components of Class B Paired Interests with Unvested Class B-3 Shares) if such Class B Shares participated rateably with the Ordinary A1 Shares in such Company Funded Dividend;
‘Class B Paired Interest’ has the meaning given in the BermudaCo Bye-Laws;
‘Class B Share’ means a class B redeemable convertible share of USD 0.000001 each in the share capital of the Company which is designated as a Class B Share and having the rights provided for in these Articles;
‘Class C Shares’ means Class C-1 Shares and Class C-2 Shares;
‘Class C-1 Share’ means a class C-1 share of USD 0.10 each in the share capital of the Company which is designated as a Class C-1 Share and having the rights provided for in these Articles;
‘Class C-2 Share’ means a class C-2 share of USD 0.10 each in the share capital of the Company which is designated as a Class C-2 Share and having the rights provided for in these Articles;
‘clear days’ in relation to a period of notice means that period excluding the day when the notice is served or deemed to be served and the day for which it is given or on which it is to take effect;
‘Closing Date’ means the closing date as defined in the Business Combination Agreement;
‘Companies Acts’ means the Act, the Companies Act 1985 and, where the context requires, every other applicable statute from time to time in force concerning companies and affecting the Company;
‘Company’ means CorpAcq Group Plc;
‘Company Funded Dividend’ has the meaning given to it in Article 7.4;
‘Conversion Notice’ means the Class C Share conversion notice as set out in Annex A;
‘Conversion Price’ means USD 11.50 per Class C Share;
‘Conversion Ratio’ means one Ordinary A1 Share, subject to adjustment in accordance with these Articles;
‘Date of Adoption’ means the date of adoption of these Articles;
‘Depository’ means any depositary, custodian or nominee approved by the Board that holds legal title to shares in the capital of the Company for the purposes of facilitating beneficial ownership of such shares by other persons;
‘Deferred Share’ means deferred shares of USD 0.000001 each in the capital of the Company having the rights and restrictions set out in these Articles;

‘Director’ means a director for the time being of the Company;
‘electronic communication’ means a communication sent, transmitted, conveyed and received by wire, by radio, by optical means, by electronic means or by other electromagnetic means in any form through any medium;
‘electronic facility’ includes website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of attendance at or participation in (or both attendance at and participation in) a general meeting determined by the Board pursuant to Article 53;
‘electronic form’ has the meaning given to it in section 1168 of the Act;
‘electronic means’ has the meaning given to it in section 1168 of the Act;
‘electronic meeting’ means a general meeting held and conducted wholly and exclusively by virtual attendance and participation by members and/or proxies by means of electronic facilities;
‘Exchange’ has the meaning given to it in the BermudaCo Bye-laws;
‘Exchange Act’ means the U.S. Securities Exchange Act of 1934;
‘Exchange Date’ has the meaning given to it in the BermudaCo Bye-laws;
‘Extraordinary Dividend’ has the meaning given in Article 13.18(b);
‘FSMA’ means the Financial Services and Markets Act 2000;
‘Interested Director’ has the meaning given to it in Article 122.1;
‘Mandatory Exchange’ has the meaning given to it in the BermudaCo Bye-laws;
‘Mandatory Exchange Request’ has the meaning given to it in the BermudaCo Bye-laws;
‘member’ means a member of the Company, or where the context requires, a member of the Board or of any committee;
‘Nasdaq’ means the Nasdaq Global Market Stock Exchange;
‘Notice of Exchange’ has the meaning given to it in the BermudaCo Bye-laws;
‘Office’ means the registered office from time to time of the Company;
‘Ordinary A1 Shares’ means an ordinary A1 share of USD 0.001 each in the share capital of the Company which is designated as an Ordinary A1 Share and having the rights provided for in these Articles (and for the avoidance of doubt, excludes Ordinary A2 Shares, Ordinary A3 Shares, Class B Shares and Class C Shares);
‘Ordinary A2 Shares’ means an ordinary A2 share of USD 0.001 each in the share capital of the Company which is designated as an Ordinary A2 Share and having the rights provided for in these Articles (and for the avoidance of doubt, excludes Ordinary A1 Shares, Ordinary A3 Shares, Class B Shares and Class C Shares);
‘Ordinary A3 Shares’ means an ordinary A3 share of USD 0.001 each in the share capital of the Company which is designated as an Ordinary A3 Share and having the rights provided for in these Articles (and for the avoidance of doubt, excludes Ordinary A1 Shares, Ordinary A2 Shares, Class B Shares and Class C Shares);
‘Ordinary Cash Dividend’ has the meaning given in Article 13.18(b);
‘Ordinary Shares’ means Ordinary A1 Shares, Ordinary A2 Shares and Ordinary A3 Shares;
‘paid up’ means paid up or credited as paid up;

‘participating class’ means a class of shares title to which is permitted by the Operator to be transferred by means of a relevant system;
‘Participating Ordinary Shares’ means (i) Ordinary A1 Shares; (ii) Ordinary A2 Shares to the extent that a relevant Redemption Trigger Event has occurred but such Ordinary A2 Shares have not yet been redeemed pursuant to Article 12; and (iii) Ordinary A3 Shares to the extent that a Redemption Trigger Event has occurred but such Ordinary A3 Shares have not yet been redeemed pursuant to Article 12;
‘Permitted Transfer’ means in relation to a transfer of the Company’s shares:
(a)
to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor or such member’s members, or any affiliates of the Sponsor;

(b)
in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c)
in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual;

(d)
in the case of an individual, pursuant to a qualified domestic relations order;

(e)
by private sales or transfers made in connection with the completion of the Business Combination at prices no greater than the price at which the Class C-2 Shares were originally purchased;

(f)
by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;

(g)
in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property subsequent to the Closing Date;

(h)
to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under limbs (a) to (g) above; or

(i)
by the trustee of an employee benefit trust established by CorpAcq Limited to any beneficiary of the trust.

(each such transferee being a “Permitted Transferee”);
‘Redemption Trigger Event’ has the meaning given to it in Article 12.4;
‘Register’ means the register of members of the Company to be maintained under the Act or as the case may be any overseas branch register maintained under Article 109;
‘Relevant Interest’ has the meaning given to it in Article 123.4;
‘relevant system’ means a computer-based system which allows units of securities without written instruments to be transferred and endorsed pursuant to the uncertificated securities rules;
‘Sale’ means:
(a)
a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of the Company with or into any other company or other entity) in which the equity securities of the Company, its successor or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange;

(b)
a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets to a third party that is not an affiliate of the Sponsor (or a group of third parties that are not affiliates of the Sponsor); or

(c)
the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Ordinary Shares and/or Class B Shares if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding Ordinary Shares and Class B Shares (it being understood for the purposes of this paragraph (c), a bona fide equity financing shall not be considered a “Sale”), and, for the avoidance of doubt, a Sale shall not include any such transaction effected by the issuance of equity securities by the Company, other than a negotiated issuance (or series of issuances) to an independent third party with the intent of effecting a change in control of the Company;
‘Sale Redemption Date’ has the meaning given to it in Article 12.6;
‘Scheme of Arrangement’ means a scheme of arrangement pursuant to Part 26 of the Act;
‘Seal’ means the common seal of the Company or, where the context allows, any official seal kept by the Company under section 50 of the Act;
‘Secretary’ means the secretary of the Company for the time being;
‘Securities Act’ means the U.S. Securities Act of 1933;
‘Sellers’ means the shareholders of CorpAcq Holdings Limited set forth on the signature pages to the Business Combination Agreement or signatory to a joinder thereto;
‘share’ means an Ordinary A1 Share, an Ordinary A2 Share, an Ordinary A3 Share, a Class B Share, a Class C-1 Share, a Class C-2 Share, a Deferred Share or any other share in the capital of the Company from time to time;
‘shareholder’ or ‘member’ or ‘holder’ means a duly registered holder of share(s) from time to time;
‘SPAC’ means Churchill Capital Corp VII, a Delaware corporation;
‘Sponsor’ means Churchill Sponsor VII LLC, a Delaware limited liability company;
‘Takeover Offer’ means a takeover offer within the meaning of Part 26 of the Act;
‘Transfer Agent’ means any person appointed from time to time by the Company as transfer agent for the purposes of these Articles;
‘uncertificated securities rules’ means the Uncertificated Securities Regulations 2001 (SI 2001/3755) as amended or replaced from time to time and any subordinate legislation or rules made under them for the time being in force, and any other provision of the Companies Acts relating to the holding, evidencing of title to, or transfer of uncertificated shares and any legislation, rules or other arrangements made under or by virtue of such provision;
‘uncertificated share’ means a share of a class which is at the relevant time a participating class, title to which is recorded on the Register as being held in uncertificated form and references in these Articles to a share being held in uncertificated form shall be construed accordingly;
‘United States’ means the United States of America, its territories, its possessions and all areas subject to its jurisdiction;
‘Unvested Class B-3 Share’ has the meaning given in the BermudaCo Bye-laws; and
‘USD’ means the lawful currency of the United States.

2.2
Headings shall not affect the interpretation of these Articles.

2.3
Unless the context otherwise requires, a ‘person’ includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

2.4
Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

2.5
A reference to one gender shall include a reference to the other genders.

2.6
A reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time, and shall include all subordinate legislation or regulations made from time to time under that legislation or legislative provision.

2.7
Any words or expressions defined in the Act in force when these Articles or any part of these Articles are adopted shall (if not inconsistent with the subject or context in which they appear) have the same meaning in these Articles or that part, save that ‘company’ shall include any company, corporation or other body corporate, wherever and however incorporated or established.

2.8
A reference to a document ‘being signed’ or to ‘signature’ includes references to its being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified by the Companies Acts.

2.9
A reference to ‘writing’ or ‘written’ includes references to any method of representing or reproducing words in a legible and non-transitory form whether sent or supplied in electronic form or otherwise.

2.10
A reference to documents or information ‘being sent or supplied by or to’ a company (including the Company) shall be construed in accordance with section 1148(3) of the Act.

2.11
A reference to a ‘meeting’:

(a)
shall mean a meeting convened and held in any manner permitted by these Articles, including a general meeting at which some or all of those entitled to be present attend and participate by means of electronic facility or facilities, and such persons shall be deemed to be present at that meeting for all purposes of the Act and these Articles, and ‘attend’, ‘participate’, ‘attending’, ‘participating’, ‘attendance’ and ‘participation’ shall be construed accordingly; and

(b)
shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

2.12
References to a person’s ‘participation’ in the business of a general meeting include as relevant the right (including, in the case of a corporation, through a duly appointed representative) to speak, vote, be represented by a proxy and have access in hard copy or electronic form to all documents which are required by the Companies Acts or these Articles to be made available at the meeting, and ‘participate’ and ‘participating’ in the business of a general meeting shall be construed accordingly.

2.13
A reference to a ‘website’ shall include any location, domain or address at which documents or information in electronic form can be accessed by electronic means whether via a web browser, dedicated application or otherwise.

2.14
The word “including” shall mean “including without limitation.”

2.15
Nothing in these Articles precludes the holding and conducting of a general meeting in such a way that persons who are not present together at the same place or places may by electronic means attend and participate in it.

3
FORM OF RESOLUTION

Subject to the Companies Acts, where anything can be done by passing an ordinary resolution, this can also be done by passing a special resolution.

4
LIMITED LIABILITY

The liability of the members of the Company is limited to the amount, if any, unpaid on the shares in the Company held by them.
5
CHANGE OF NAME

The Company may change its name by resolution of the Board.
6
SHARES

6.1
The share capital of the Company on the Date of Adoption is divided into Ordinary A1 Shares, Ordinary A2 Shares, Ordinary A3 Shares, Class B Shares, Class C-1 Shares, Class C-2 Shares and Deferred Shares.

6.2
The Board may issue warrants to subscribe for any class of fully paid shares or securities of the Company on such terms and conditions as the Board may from time to time determine. No fraction of any share shall be allotted on exercise of the subscription rights. Subject to the conditions on which the warrants are issued from time to time, holders of share warrants have the same rights and privileges as they would if their names had been included in the register as holders of the shares represented by their warrants. The Company must not in any way be bound by or recognise any interest in a share represented by a share warrant other than the absolute right of the holder of that warrant to that warrant.

6.3
No person shall become a member until his name shall have been entered into the Register.

7
RIGHT TO RETURN OF ASSETS AND DISTRIBUTIONS

7.1
On a return of assets on liquidation or otherwise, after compliance by the Company with its obligations under Article 7.4 (to the extent applicable), the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of shares shall be applied in the following manner and order of priority:

(a)
first, the Catchup Payment (if and to the extent that any Catchup Payment shall have become payable pursuant to Article 12.9 but remains unpaid) to the holders of the Ordinary A2 Shares pro rata to the number of Ordinary A2 Shares held by them;

(b)
second:

i.
to the holders of the Participating Ordinary Shares pro rata to the number of Participating Ordinary Shares held by them up to an amount of USD 1 million per Participating Ordinary Share; and

ii.
to the holders of the Class C Shares pari passu with Ordinary A1 Shares on an as-converted basis less the Conversion Price pro rata to the number of Class C Shares respectively held by them up to an amount of USD 1 million per Class C Share;

(c)
third, to the holders of Deferred Shares an amount equal to the nominal value of the Deferred Shares; and

(d)
fourth:

i.
to the holders of Participating Ordinary Shares pro rata to the number of Participating Ordinary Shares respectively held by them;

ii.
to the holders of the Class C Shares pari passu with Ordinary A1 Shares on an as-converted basis pro rata to the number of Class C Shares respectively held by them.

7.2
For the avoidance of doubt, the Ordinary A3 Shares (save to the extent that they are Participating Ordinary Shares) and the Class B Shares shall not entitle their holders to participate in a return of assets on liquidation or otherwise and, for the avoidance of doubt, the Ordinary A2 Shares shall only be entitled to any Catchup Payment to the extent provided in Article 7.1(a) and to participate in a return of assets on liquidation or otherwise to the extent that they are Participating Ordinary Shares.
7.3
Subject to Articles 7.4 and 12.9, any dividends or other distributions paid by the Company (excluding a return of assets on liquidation or otherwise to which Article 7.1 applies) shall be applied among the holders of Participating Ordinary Shares, pro rata to the number of such shares respectively held by them. For the avoidance of doubt, other than as set out in this Article 7 and in Article 12.9, the Ordinary A2 Shares, Ordinary A3 Shares, the Class B Shares, the Class C Shares and the Deferred Shares shall not entitle their holders to participate in any dividends or other distributions.

7.4
Subject to the provisions of the Companies Acts, in the event that the Company declares a dividend or makes a distribution pursuant to Article 7.1 or Article 7.3 and such dividend or distribution is not facilitated or funded in whole by a distribution by BermudaCo to the Company (such dividends or distributions, a “Company Funded Dividend”), the Company will ensure that an amount equal to the Class B Attributable Amount is contributed to BermudaCo by way of a share subscription at such time as will enable BermudaCo to comply with its obligations regarding the payment of dividends or distributions on the BermudaCo Class B Shares, as set out in the BermudaCo Bye-Laws.

8
RIGHTS AND REDEMPTION OR CONVERSION OF CLASS B SHARES

8.1
The Class B Shares carry a right to vote, and shall entitle their holders to receive notice of, to attend, to speak or to vote at any general meeting of the Company.

8.2
Subject to the provisions of the Companies Acts, in the event of an Exchange (including a Mandatory Exchange), the Company shall serve notice, no later than two Business Days prior to the Exchange Date, on the holders of the Class B Shares that are components of Class B Paired Interests with a BermudaCo Class B Share that is the subject of such Exchange (such Class B Shares, the “Relevant Class B Shares”), that:

(a)
it intends to redeem all or some of the Relevant Class B Shares on the Exchange Date (or on such other date as may be agreed between the Company and the holders of the Relevant Class B Shares); and/or

(b)
it intends to convert all or some of the Relevant Class B Shares, with each such Class B Share being converted into one (1) Deferred Share on the Exchange Date (or on such other date as may be agreed between the Company and the holders of the Relevant Class B Shares).

A notice given under this Article 8.2 may be withdrawn or amended in the event that the corresponding Notice of Exchange or Mandatory Exchange Request is withdrawn or amended in accordance with the BermudaCo Bye-laws.
8.3
If any Relevant Class B Shares are to be redeemed under this Article, upon the intended date of such redemption, each holder of the Relevant Class B Shares shall be bound to deliver to the Company at the Office the certificates for such of the Relevant Class B Shares as are held by it. Upon such delivery, the Company shall redeem the Relevant Class B Shares and shall pay to (or to the order of) such holder the nominal value of the Relevant Class B Shares. If any holder of Relevant Class B Shares whose shares are liable to be redeemed under this paragraph shall fail or refuse to deliver up the certificate for its Relevant Class B Shares, the Company may retain the redemption moneys until delivery up of the certificate or an indemnity in respect thereof satisfactory to the Company and shall within seven days thereafter pay the redemption moneys to (or to the order of) such holder. The receipt of the registered holder for the time being of any Relevant Class B Shares or, in the case of registered holders, the receipt of any of them for the moneys payable on redemption thereof shall constitute an absolute discharge in respect thereof.

8.4
If any Relevant Class B Shares are to be converted into Deferred Shares under this Article, such conversion shall be effected by means of the re-designation of each Relevant Class B Share as a Deferred Share or by such other method as may be approved by the Board. Such conversion shall become effective forthwith upon entries being made in the Register to record the re-designation of the Relevant Class B Shares as Deferred Shares.

9
RIGHTS OF DEFERRED SHARES

9.1
The Deferred Shares shall carry no voting rights, and shall not entitle their holders to receive notice of, to attend, to speak or to vote at any general meeting of the Company. Unless the Board determines otherwise, a holder of Deferred Shares shall not be entitled to receive a certificate for such shares.

9.2
On a return of assets on liquidation or otherwise, the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of Deferred Shares shall be applied in the manner and order of priority as set out in Article 7.1.

9.3
The special resolution of the Company adopting these Articles shall be deemed to confer irrevocable authority on the Company, at any time and from time to time, to do all or any of the following without obtaining the sanction and/or consent of the holder(s) of the Deferred Shares (or any of them):

(a)
to appoint any person to execute on behalf of any holder of Deferred Shares a transfer of all or any of its/his Deferred Shares and/or an agreement to transfer the same to such person(s) as the Company may determine and without making any payment to the holder thereof; and

(b)
i.
to purchase and/or cancel any Deferred Shares (in accordance with the Companies Acts) without obtaining the consent of the holder(s) of those Shares and without making any payment to the holder(s) thereof; and

ii.
for the purposes of any such purchase and/or cancellation, to appoint any person to execute a contract for the sale of any such Shares to the Company on behalf of any holder of Deferred Shares,

any pending such transfer, purchase and/or cancellation, to retain the certificate(s) (if any) for such Shares.
10
ORDINARY SHARES

10.1
The Company shall use good faith efforts to maintain on an ongoing basis a one-to-one ratio between:

(a)
the number of issued BermudaCo Class A Shares held by the Company; and

(b)
the number of issued Ordinary Shares, disregarding, for purposes of maintaining such one-to-one ratio, (A) treasury shares of the Company or (B) restricted Ordinary A1 Shares issued pursuant to any option, stock, unit, stock unit, appreciation right, phantom equity or other equity or equity-based compensation plan, program, agreement or arrangement, in each case now or hereafter adopted by the Company, that are not entitled to dividends or distributions pursuant to the terms thereof or any award or similar agreement relating thereto (clauses (A) and (B), collectively, the “Disregarded Shares”).

10.2
In order to give effect to Article 10.1, in the event the Company issues, transfers or delivers from treasury, repurchases, redeems or effects a reclassification, subdivision (including a subdivision effected by the Company declaring and paying a dividend of such Ordinary Shares on issued Ordinary Shares), combination or cancellation of issued Ordinary Shares (other than Disregarded Shares), then subject to Bye-law 54 of the BermudaCo Bye-laws, the Company shall, to the extent reasonably practicable, take all necessary actions (including as applicable, by the issuance to the Company of

BermudaCo Class A Shares, for payment of appropriate consideration by the Company redeeming BermudaCo Class A Shares held by the Company or causing BermudaCo to effect a reclassification, subdivision, combination or cancellation of issued BermudaCo Class A Shares or other appropriate action), all without further act, vote, approval or consent of any person to the fullest extent permitted by applicable law, such that, after giving effect to all such issuances, transfers or deliveries, repurchases, redemptions, reclassifications, subdivisions, combinations or cancellations the number of issued BermudaCo Class A Shares owned by the Company shall equal, on a one-to-one basis, the number of issued Ordinary Shares (other than Disregarded Shares).
10.3
The Company shall take all necessary action, including in connection with any action taken pursuant to Bye-law 53 of the BermudaCo Bye-laws, to maintain on an ongoing basis a one-to-one ratio between Class B Shares and BermudaCo Class B Shares (including, as applicable, by the issuance to Holders of Class B Shares for payment of appropriate consideration from the Holders, redeeming Class B Shares held by Holders or effecting a reclassification, subdivision, combination or cancellation of issued Class B Shares, or other appropriate action), all without further act, vote, approval or consent of any person to the fullest extent permitted by applicable law; provided, that such action (if any) shall, to the greatest extent reasonably possible, put the Holders in the same economic position as they were prior to such action.

11
RIGHTS OF ORDINARY A1 SHARES

11.1
On a return of assets on liquidation or otherwise, the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of Ordinary A1 Shares shall be applied in the manner and order of priority as set out in Article 7.1.

11.2
Any dividend shall be paid to the holders of Ordinary A1 Shares in the manner and order of priority as set out in Article 7.3.

11.3
Ordinary A1 Shares shall confer on each holder of Ordinary A1 Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company in accordance with these Articles.

12
RIGHTS AND REDEMPTION OF ORDINARY A2 SHARES AND ORDINARY A3 SHARES

Return of capital
12.1
On a return of assets on liquidation or otherwise, the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of Ordinary A2 Shares and Ordinary A3 Shares (to the extent they constitute Participating Ordinary Shares) shall be applied in the manner and order of priority as set out in Article 7.1.

Voting
12.2
Ordinary A2 Shares shall confer on each holder of Ordinary A2 Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company in accordance with these Articles.

12.3
Ordinary A3 Shares shall confer on each holder of Ordinary A3 Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company in accordance with these Articles.

Compulsory redemption
12.4
Not less than all of the outstanding Ordinary A2 Shares or the Ordinary A3 Shares (as applicable) shall, subject to the provisions of the Companies Acts, be redeemed by the Company in the following circumstances (each a “Redemption Trigger Event”):

(a)
Ordinary A2 Shares shall be redeemed in full by the Company, at the office of the Company, upon notice to the holders of Ordinary A2 Shares, as described in Article 12.5, at the price of

USD 0.001 per Ordinary A2 Share (the “A2 Redemption Money”) if, on or prior to the date that is five (5) years after the Closing Date the closing price of the Ordinary A1 Shares reported on Nasdaq, or such other securities exchange where the Ordinary A1 Shares are primarily listed or quoted equals or exceeds USD11.50 for 5 trading days within any 180-consecutive trading day period (subject to adjustment in compliance with Articles 13.18 to 13.21 (inclusive)) ending on the third trading day prior to the date on which notice of the redemption is given or
(b)
Ordinary A3 Shares shall be redeemed in full by the Company, at the office of the Company, upon notice to the holders of Ordinary A3 Shares, as described in Article 12.5, at the price of USD 0.001 per Ordinary A3 Share (the “A3 Redemption Money”) if, on or prior to the date that is five (5) years after the Closing Date the closing price of the Ordinary A1 Shares reported on Nasdaq, or such other securities exchange where the Ordinary A1 Shares are primarily listed or quoted equals or exceeds USD15.00 for 5 trading days within any 180-consecutive trading day period (subject to adjustment in compliance with Articles 13.18 to 13.21 (inclusive)), ending on the third trading day prior to the date on which notice of the redemption is given; or

(c)
in the event of a Sale, Ordinary A2 Shares shall be redeemed in full by the Company, at the office of the Company, as described in Article 12.6, at the price of the A2 Redemption Money, provided that (i) the Sale Redemption Date is on or prior to the date that is five (5) years after the Closing Date, and (ii) the price for each Ordinary Share (including the Ordinary A2 Shares and Ordinary A3 Shares, provided that the inclusion of such shares does not reduce the price of each Ordinary Share below the relevant redemption threshold for the relevant class of share prescribed by this Article 12) paid or implied in such Sale is at least USD11.50 per Ordinary Share; or

(d)
in the event of a Sale, Ordinary A3 Shares shall be redeemed in full by the Company, at the office of the Company, as described in Article 12.6, at the price of the A3 Redemption Money, provided that (i) the Sale Redemption Date is on or prior to the date that is five (5) years after the Closing Date, and (ii) the price for each Ordinary Share (including the Ordinary A2 Shares and Ordinary A3 Shares, provided that the inclusion of such shares does not reduce the price of each Ordinary Share below the relevant redemption threshold for the relevant class of share prescribed by this Article 12) paid or implied in such Sale is at least USD15.00 per Ordinary Share.

12.5
Upon the occurrence of a Redemption Trigger Event pursuant to Article 12.4(a) or Article 12.4(b) (as applicable), subject to the provisions of the Companies Acts and Article 12.10, the date for the redemption shall be the date being ten (10) Business Days following the relevant Redemption Trigger Event (the “Ordinary A2/A3 Redemption Date”). Notice of the occurrence of the relevant Redemption Trigger Event pursuant to Article 12.4(a) or Article 12.4(b) (as applicable) shall be mailed by first class mail, postage prepaid, by the Company within five (5) Business Days following such Redemption Trigger Event to the holders of the Ordinary A2 Shares or Ordinary A3 Shares (as applicable) to be redeemed at their last addresses as they shall appear on the Register, such notice of redemption to include:

(a)
confirmation of the number of Ordinary A2 Shares and/or Ordinary A3 Shares to be redeemed;

(b)
the Ordinary A2 and/or Ordinary A3 Redemption Date;

(c)
the total amount of the redemption proceeds; and

(d)
the total number of Ordinary A1 Shares to be subscribed for in accordance with Article 12.8.

12.6
Upon the occurrence of a Redemption Trigger Event pursuant to Article 12.4(c) or Article 12.4(d) (as applicable), subject to the provisions of the Companies Acts and Article 12.10, the date for the redemption shall be the date of closing of the Sale (the “Sale Redemption Date”) with redemption to occur automatically immediately prior to closing of the Sale, in each case without the need for any action on the part of the Board, the Company or the holders of Ordinary A2 Shares and/or Ordinary A3 Shares.
12.7
Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder received such notice.

12.8
Immediately following redemption of any Ordinary A2 Shares or Ordinary A3 Shares following the occurrence of a Redemption Trigger Event in accordance with Article 12.5 or Article 12.6, each holder of such Ordinary A2 Shares and/or Ordinary A3 Shares shall be deemed to irrevocably and automatically instruct the Company to immediately apply the A2 Redemption Money and/or the A3 Redemption Money (as applicable) to subscribe for an amount of Ordinary A1 Shares equal to the total number of Ordinary A2 Shares and/or Ordinary A3 Shares (as applicable) held immediately prior to such redemption at the price of USD 0.001 per Ordinary A1 Share and to instruct the registrar of the Company to update the Register accordingly.

12.9
Subject to the provisions of the Companies Acts the Catchup Payment (if any) shall be distributed in full by the Company to the holders of Ordinary A2 Shares, pro rata to the number of Ordinary A2 Shares respectively held by them, immediately prior to redemption of the Ordinary A2 Shares pursuant to Article 12.5 or Article 12.6 (as applicable).

12.10
If, on any Ordinary A2/A3 Redemption Date or on the Sale Redemption Date (as applicable), the Ordinary A2 Shares or the Ordinary A3 Shares (as applicable) cannot lawfully be redeemed in full or any Catchup Payment cannot be distributed in full due to an insufficiency of distributable reserves, the Company shall to the extent legally permissible use its best efforts to create appropriate distributable reserves, whether by reduction of capital or otherwise, to give effect to the provisions of Article 12.5 or Article 12.6 (as applicable) and Article 12.9 as promptly as possible following the Ordinary A2/A3 Redemption Date or Sale Redemption Date (as applicable).

12.11
Subject to the provisions of the Companies Acts, on the day immediately following (i) the date that is five (5) years after the Closing Date or, if earlier (ii) the date of completion of a Sale (the “Forfeiture Date”), or on the first later date on which the Company may lawfully do so, the Company shall redeem any Ordinary A2 Shares or Ordinary A3 Shares which remain in issue and in respect of which a Redemption Trigger Event has not occurred for an aggregate price of $0.01 for all Ordinary A2 Shares and $0.01 for all Ordinary A3 Shares payable in cash on redemption. From the Forfeiture Date and pending such redemption, the Ordinary A2 Shares and the Ordinary A3 Shares shall cease to carry any rights to vote at a general meeting of the Company. In the event the Company does not have sufficient distributable reserves to redeem the Ordinary A2 Shares and the Ordinary A3 Shares, each Ordinary A2 Share and Ordinary A3 Share shall convert into 1,000 Deferred Shares.

13
RIGHTS AND CONVERSION OF CLASS C SHARES

Return of capital
13.1
On a return of assets on liquidation or otherwise, the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of Class C Shares shall be applied in the manner and order of priority as set out in Article 7.2.

Voting
13.2
Class C Shares shall confer on each holder of Class C Shares the right to receive notice of and to attend, speak and vote (a) at all class meetings (as defined in Article 18.1) of the holders of Class C Shares, and (b) at any general meeting of the Company at which a resolution in respect of the liquidation of the Company is proposed.

Rights
13.3
Class C-1 Shares and Class C-2 Shares shall have the same rights, preferences, privileges and restrictions, except that the Class C-2 Shares:

(a)
may be converted on a cashless basis in accordance with Article 13.7; and

(b)
shall not be redeemable by the Company pursuant to Article 13.24.

Conversion of Class C-2 Shares into Class C-1 Shares
13.4
Each Class C-2 Share is convertible into one (1) Class C-1 Share at any time at the option of the holder of such Class C-2 Share. The right to convert such Class C-2 Share into a Class C-1 Share shall be exercisable by the holder of the Class C-2 Share (or its securities broker or intermediary) delivering a written notice to the Transfer Agent that such holder elects to convert a specified number of Class C-2 Shares into Class C-1 Shares. In no event shall Class C-1 Shares be convertible into Class C-2 Shares. Each Class C-2 Share is also convertible into one (1) Class C-1 Share in accordance with Article 13.28 if any Class C-2 Share is transferred to any person other than Permitted Transferees of the Sponsor or the Sellers, as applicable.

13.5
Any conversion of Class C-2 Shares into Class C-1 Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class C-2 Share as a Class C-1 Share or by such other method as may be approved by the Board. Such conversion shall become effective forthwith upon entries being made in the Register to record the re-designation of the relevant Class C-2 Shares as Class C-1 Shares. The Company shall complete the conversion as soon as reasonably practicable, and in any event within 5 Business Days, after (a) the conversion notice is delivered by the holder of the Class C-2 Shares (or its securities broker or intermediary) to the Transfer Agent; or (b) in the case of the transfer of any Class C-2 Share to any person other than Permitted Transferees of the Sponsor or the Sellers, as applicable, the date of such transfer.

Conversion for cash
13.6
During the Conversion Period, each holder of Class C Shares shall be entitled by notice to the Transfer Agent (a “Conversion Notice” (as set out in Annex A)) to require the conversion into Ordinary A1 Shares upon payment to the Company of USD 11.50 per Ordinary A1 Share (subject to the adjustments set out in Articles 13.18 to 13.22 (inclusive) and the last sentence of this Article 13.6) (“Conversion Price”) of any or all of the relevant Class C Shares held by them at any time, and those Class C Shares shall convert automatically and with immediate effect on the later of (a) delivery of such notice and (b) payment in full of the aggregate Conversion Price and any and all applicable taxes due in connection with the conversion of the Class C Shares into the Ordinary A1 Shares in lawful money of the United States, in good certified check or good bank draft payable to the Company or by wire (the “Cash Conversion Date”). If the relevant Conversion Notice does not specify the time on the Cash Conversion Date that the relevant conversion shall occur, the conversion shall take place immediately upon the occurrence of the Cash Conversion Date.

Cashless conversion of Class C-2 Shares
13.7
Without prejudice to Article 13.6, and subject to Article 13.28, during the Conversion Period, each holder of Class C-2 Shares shall be entitled by notice to the Transfer Agent (a “Cashless Conversion Notice”) to require the conversion into Ordinary A1 Shares of any or all of the relevant Class C-2 Shares held by them at any time on a cashless basis, and those Class C-2 Shares shall convert automatically and with immediate effect on delivery of such Cashless Conversion Notice (the “Cashless Conversion Date”). The number of Ordinary A1 Shares into which Class C-2 Shares will convert is equal to the quotient obtained by dividing:

(a)
the number of converting Class C-2 Shares multiplied by the Conversion Ratio and multiplied by the excess of the “Fair Market Value” over the Conversion Price; by

(b)
the “Fair Market Value”.

Solely for purposes of this Article 13.7, the “Fair Market Value” shall mean the average closing price of the Ordinary A1 Share for the ten (10) trading days ending on the third trading day prior to the date on which the Cashless Conversion Notice is sent to the Transfer Agent.

Conversion mechanism
13.8
The conversion of Class C Shares into Ordinary A1 Shares by a holder pursuant to any provision of these Articles shall automatically be effected (without the need for any resolution of shareholders or action on the part of the Board) by:

(a)
the consolidation of the Class C Shares to be converted and held by that holder into a single unclassified share; and

(b)
the subdivision into, and re-designation of, such share into the relevant number of Ordinary A1 Shares (rounded down to the nearest whole number) with the balance being subdivided and converted into Deferred Shares.

Cashless conversion of Class C Shares in certain circumstances
13.9
The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the Closing Date, it shall use its best efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Securities Act, of the Ordinary A1 Shares arising on conversion of the Class C Shares. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto for so long as any Class C Shares remain outstanding. If any registration statement for the registration of the Ordinary A1 Shares arising upon the conversion of the Class C Shares pursuant to the Securities Act has not been declared effective by the 60th Business Day following the Closing Date, holders of the Class C Shares shall have the right, during the period beginning on the 61st Business Day after the Closing Date and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Ordinary A1 Shares arising upon conversion of the Class C Shares, to convert such Class C Shares into Ordinary A1 Shares on a cashless basis. The number of Ordinary A1 Shares into which the relevant Class C Shares will convert is equal to the quotient obtained by dividing:

(a)
the number of converting Class C Shares, multiplied by the Conversion Ratio and multiplied by the excess of the “Fair Market Value” over the Conversion Price; by

(b)
the “Fair Market Value”.

Solely for purposes of this Article 13.9, “Fair Market Value” shall mean the average closing price of the Ordinary A1 Shares for the ten (10) trading days ending on the third trading day prior to the date that notice of conversion is sent to the Transfer Agent from the holder of such Class C Shares (or its securities broker or intermediary). In connection with the conversion of a Class C-1 Share pursuant to this Article 13.9, the Company shall, upon request, provide the Transfer Agent with an opinion of counsel for the Company (which shall be an outside law firm satisfactory to the Transfer Agent with securities law experience) stating that:
(a)
the conversion of the Class C-1 Shares pursuant to this Article 13.9 on a cashless basis is not required to be registered under the Securities Act; and

(b)
the Ordinary A1 Shares arising upon such conversion shall be freely tradable under United States federal securities laws by anyone who is not (and has not been during the preceding three months) an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend.

Except as provided in Article 13.10, for the avoidance of doubt, unless and until all of the Class C Shares have been converted, redeemed or expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Article 13.9.

13.10
If the Ordinary A1 Shares are at the time of any conversion of a Class C Share not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act (or any successor statute), the Company may, at its option require holders of Class C-1 Shares who convert Class C-1 Shares to convert such Class C-1 Shares on a “cashless basis” in accordance with Article 13.9 and the Securities Act (or any successor statute); and

(a)
in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary A1 Shares arising upon conversion of the Class C-1 Shares; or

(b)
if the Company does not so elect, the Company shall use its best efforts to register or qualify for sale the Ordinary A1 Shares arising upon conversion of the Class C-1 Shares under the blue sky laws of the state of residence of the converting holder of Class C-1 Shares to the extent an exemption is not available.

No conversion unless certain securities laws obligations are satisfied
13.11
Notwithstanding any other provision of these Articles, the Company shall not be obligated to deliver any Ordinary A1 Shares pursuant to the conversion of Class C Shares and shall have no obligation to settle such Class C Shares conversion unless a registration statement under the Securities Act with respect to the Ordinary A1 Shares arising on conversion of the Class C-1 Shares is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations:

(a)
to, as soon as practicable, but in no event later than fifteen (15) Business Days after the Closing Date, use its best efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Securities Act, of the Ordinary A1 Shares arising upon conversion of the Class C Shares; and

(b)
as set out in Article 13.9,

(“Registration Condition One”). In addition, no Class C Share shall be convertible unless any Ordinary A1 Share arising upon such Class C Share conversion has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Class C Shares (“Registration Condition Two”).
Ordinary A1 Shares to be fully paid
13.12
All Ordinary A1 Shares re-designated upon the proper conversion of Class C Shares in accordance with these Articles shall be credited as fully paid.

Conversion Price reduction
13.13
The Company in its sole discretion may lower the Conversion Price at any time prior to the Expiration Date for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to the holders of Class C Shares and, provided further that any such reduction shall be identical among all of the Class C Shares.

Conversion Period and expiry
13.14
A Class C Share may be converted only during the period (the “Conversion Period”) commencing on the date that is thirty (30) days after the Closing Date, and terminating at 5:00 p.m., New York City time on the earlier to occur of:

(a)
the date that is five (5) years after the Closing Date; and

(b)
other than with respect to the Class C-2 Shares, the Redemption Date (as fixed by the Company pursuant to Article 13.26),

(the “Expiration Date”),

provided, however, that the conversion of any Class C Share shall be subject to the satisfaction of the conditions set out in Article 13.9 with respect to an effective registration statement.
Except with respect to the right to receive the Redemption Price (as defined in Article 13.24) (other than with respect to a Class C-2 Share in the case of a redemption pursuant to Article 11.26) in the event of a redemption pursuant to Article 13.24, each Class C Share (other than a Class C-2 Share in the case of a redemption pursuant to Article 13.26) not converted on or before the Expiration Date shall automatically convert into Deferred Shares of the same aggregate nominal value at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may delay the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to holders of the Class C Shares and, provided further that any such extension shall be identical in duration among all the Class C Shares.
Maximum holdings
13.15
A holder of a Class C Share may notify the Company in writing in the event it elects to be subject to the provisions contained in this Article 13.15; however, no holder of a Class C Share shall be subject to this Article unless he, she or it makes such election. If the election is made by a holder, the Company shall not effect the conversion of the holder’s Class C Shares into Ordinary A1 Shares, and such holder shall not have the right to convert such Class C Shares into Ordinary A1 Shares, to the extent that after giving effect to such conversion, such person (together with such person’s affiliates), to the Company’s actual knowledge (without further investigation or inquiry), would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the Ordinary A1 Shares outstanding immediately after giving effect to such conversion.

13.16
For purposes of Article 13.15, the aggregate number of Ordinary A1 Shares beneficially owned by such person and its affiliates shall include the number of Ordinary A1 Shares arising upon conversion of the Class C Shares with respect to which the determination under the second sentence of Article 13.15 is being made, but shall exclude Ordinary A1 Shares that would arise upon:

(a)
conversion of the remaining, unconverted portion of the Class C Shares beneficially owned by such person and its affiliates; and

(b)
exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including any convertible notes or convertible preferred securities or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.

Except as set forth in this Article 13.16, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of the Class C Shares, in determining the number of issued and outstanding Ordinary A1 Shares, the holder may rely on the number of issued and outstanding Ordinary A1 Shares as reflected in:
(a)
the Company’s most recent annual report, quarterly report, current report or other public filing with the Securities and Exchange Commission as the case may be;

(b)
a more recent public announcement by the Company; or

(c)
any other notice by the Company setting forth the number of Ordinary A1 Shares issued and outstanding.

For any reason at any time, upon the written request of the holder of the Class C Shares, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary A1 Shares then outstanding. In any case, the number of outstanding Ordinary A1 Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Ordinary A1 Shares was reported. By written notice to the Transfer Agent, the holder of a Class C Share may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Transfer Agent.
Entry in Register and certificates
13.17
The Company shall, on the relevant Cash Conversion Date or Cashless Conversion Date, as applicable, enter the holder of the converted Class C Shares on the Register as the holder of the appropriate number of Ordinary A1 Shares, subject to the relevant holder delivering its certificate(s) (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the relevant Class C Shares so converted in accordance with these Articles, provided that a failure by such holder to do so shall not prejudice or delay the conversion of the relevant Class C Shares into Ordinary A1 Shares. The Company shall within 5 Business Days of the Conversion Date forward to such holder by post to his address shown in the Register (or such other address as the holder may specify by notice to the Transfer Agent), free of charge, a definitive certificate for the number of Ordinary A1 Shares to which he, she or it is entitled, and if such holder’s Class C Share shall not have been converted in full, a balancing certificate in respect of the Class C Shares that have not been converted.

Adjustments
13.18
(a)
If the number of outstanding Ordinary A1 Shares is increased by a scrip dividend payable in Ordinary A1 Shares, or by a subdivision of Ordinary A1 Shares or other similar event, then, on the effective date of such scrip dividend, subdivision or similar event, the Conversion Ratio shall be increased in proportion to such increase in the outstanding Ordinary A1 Shares. A rights offering to holders of the Ordinary A1 Shares entitling holders to purchase shares of Ordinary A1 Shares at a price less than the “Fair Market Value” shall be deemed a scrip dividend of a number of Ordinary A1 Shares equal to the product of:

i.
the number of Ordinary A1 Shares actually issued in such rights offering (or issuable under any other equity securities issued in such rights offering that are convertible into or exercisable for the Ordinary A1 Shares), multiplied by one (1) minus the quotient of:

A.
the price per share of Ordinary A1 Shares paid in such rights offering; divided by

B.
the “Fair Market Value”.

For purposes of this Article 13.18(a) (i) if the rights offering is for securities convertible into or exercisable for Ordinary A1 Shares, in determining the price payable for Ordinary A1 Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Ordinary A1 Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary A1 Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
(b)
If the Company, at any time while the Class C Shares are in issue, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary A1 Shares on account of such Ordinary A1 Shares (or other shares into which the Class C Shares are convertible), other than:

ii.
as described in Article 13.18(a); or

iii.
Ordinary Cash Dividends (as defined below),

(such dividend or distribution being an “Extraordinary Dividend”) then the Conversion Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend,

by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Ordinary A1 Share in respect of such Extraordinary Dividend. For purposes of this Article 13.18(b), “Ordinary Cash Dividend” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary A1 Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Article and excluding cash dividends or cash distributions that resulted in an adjustment to the Conversion Price or to the number of shares of Ordinary A1 Shares arising on conversion of each Class C Share) does not exceed $0.50.
13.19
If the number of outstanding Ordinary A1 Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary A1 Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the Conversion Ratio shall be decreased in proportion to such decrease in outstanding Ordinary A1 Shares.

13.20
Whenever the Conversion Ratio is adjusted, as provided in Articles 13.18(a) and 13.19, the Conversion Price shall be adjusted (to the nearest cent) by multiplying such Conversion Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the Conversion Ratio immediately prior to such adjustment, and (y) the Conversion Ratio immediately thereafter.

13.21
In case of any:

(a)
reclassification or reorganization of the outstanding Ordinary A1 Shares (other than a change under Articles 13.18 or 13.19) or that solely affects the nominal value of Ordinary A1 Shares;

(b)
merger or consolidation of the Company with or into another entity or conversion of the Company into another type of entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganisation of the outstanding Shares); or

(c)
sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved,

the holders of the Class C Shares shall thereafter have the right to purchase and receive, in lieu of the Ordinary A1 Shares into which such Class C Shares would convert pursuant to Article 13.6, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Class C Shares would have received if such holder had converted his, her or its Class C Share(s) immediately prior to such event (the “Alternative Issuance”), provided that:
(d)
if the holders of the Ordinary A1 Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Class C Share shall become convertible shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary A1 Shares in such consolidation or merger that affirmatively make such election; and

(e)
if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary A1 Shares under circumstances in which, upon completion of such tender or exchange offer, the maker, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding Ordinary A1 Shares, the holder of a Class C Share shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Class C Share holder had converted the Class C Shares prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary A1 Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in Articles 13.18 to 13.20 (inclusive) and this Article; provided, further, that if less than 70% of the consideration receivable by the holders of the Ordinary A1 Shares in the applicable event described in this Article 13.21 (“Applicable Event”) is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the holder properly converts the Class C Shares within thirty (30) days following the public disclosure of the consummation of such Applicable Event by the Company pursuant to a current report on Form 8-K filed with the Securities and Exchange Commission, the Conversion Price shall be reduced by an amount (in dollars) equal to the difference, if positive, of (i) the Conversion Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Class C Share Value (as defined below) (which amount determined under this sub-paragraph (ii) shall not be less than zero). The “Black-Scholes Class C Share Value” means the value of a Class C Share immediately prior to the consummation of the Applicable Event in this Article based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. For purposes of calculating such amount, (1) Articles 13.24 to 13.28 shall be taken into account, (2) the price of each Ordinary A1 Share shall be the volume weighted average price of the Ordinary A1 Share as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the Applicable Event, (3) the assumed volatility shall be the 90 day volatility as of the trading day immediately prior to the day of the announcement of the Applicable Event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining time the Class C Shares are not converted. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary A1 Share consists exclusively of cash, the amount of such cash per share of Ordinary A1 Share, and (ii) in all other cases, the volume weighted average price of the Ordinary A1 Share as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the Applicable Event.
If any reclassification or reorganization also results in a change in shares of Ordinary A1 Shares covered by Article 13.18(a), then such adjustment shall be made pursuant to Articles 13.18(a), 13.19 or 13.20 and this Article. The provisions of this Article shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Conversion Price be reduced to less than the nominal value per share re-designated upon conversion of the Class C Shares.
13.22
Upon every adjustment of the Conversion Price or the Conversion Ratio, the Company shall give written notice thereof to the holders of Class C Shares, which notice shall state the Conversion Price and Conversion Ratio resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Articles 13.18 to 13.21 (inclusive), the Company shall give written notice of the occurrence of such event to each holder of Class C Shares, at the last address set forth for such holder in the register of members of the Company, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

13.23
Notwithstanding the provisions of Articles 13.18 to 13.21 (inclusive):

(a)
no adjustment to the Conversion Ratio shall be required until cumulative adjustments amount to 1% or more of the Conversion Ratio; and

(b)
any such adjustments that are not made are carried forward and taken into account in any subsequent adjustment,

provided that all such carried forward adjustments shall be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the Conversion Ratio and (ii) on the Conversion Date in respect of any Class C Share.
Compulsory redemption or conversion
13.24
Subject to Article 13.28, not less than all of the outstanding Class C Shares may be redeemed, at the option of the Company, at any time during the Conversion Period, at the office of the Company, upon notice to the holders of the Class C Shares, as described in Article 13.26, at the price of USD 0.01 per Class C Share (the “Redemption Price”), provided that the closing price of the Ordinary A1 Shares reported has been at least USD18.00 per share (subject to adjustment in compliance with Articles 13.18 to 13.21 (inclusive)), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that (i) there is an effective registration statement covering the Ordinary A1 Shares arising upon conversion of the Class C Shares, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Article 13.26) or (ii) the Company has given notice requiring conversion of the Class C Shares to Ordinary A1 Shares pursuant to Article 13.25 and such conversion is exempt from registration under the Securities Act.

13.25
Subject to Article 13.28, the Company, at any time during the Conversion Period upon notice to the holders of the Class C Shares, as described in Article 13.26, may require the holders of Class C Shares to convert all of the outstanding Class C Shares into Ordinary A1 Shares, provided that the closing price of the Ordinary A1 Shares reported has been at least USD18.00 per share (subject to adjustment in compliance with Articles 13.18 to 13.21 (inclusive)), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the conversion is given and provided that such conversion is exempt from registration under the Securities Act. The number of Ordinary A1 Shares into which the converting Class C Shares will convert is equal to the quotient obtained by dividing:

(a)
the product of the number of Class C Shares converting, multiplied by the Conversion Ratio, and multiplied by excess of the “Fair Market Value” over the Conversion Price; by

(b)
the “Fair Market Value”.

Solely for purposes of this Article 13.25, the “Fair Market Value” shall mean the average closing price of the Ordinary A1 Share for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Class C Shares.
13.26
In the event that the Company elects to redeem all of the Class C Shares pursuant to Article 13.24 or to require compulsory conversion of the Class C Shares pursuant to Article 13.25, the Company shall fix a date for the redemption or conversion (the “Redemption Date”). Notice of redemption or conversion shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the holders of the Class C Shares to be redeemed or converted at their last addresses as they shall appear on the Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder received such notice.

13.27
The Class C Shares may be converted, for cash in accordance with Article 13.6 (or on a “cashless basis” in accordance with Article 13.25) at any time after notice of redemption shall have been given by the Company pursuant to Article 13.26 and prior to the Redemption Date. In the event that the Company determines to require all holders of Class C Shares to convert their Class C Shares on a “cashless basis” pursuant to Article 13.25, the notice of redemption shall contain the information necessary to calculate the number of Ordinary A1 Shares to be received upon conversion of the

Class C Shares, including the Fair Market Value (as such term is defined Article 13.25) in such case. On and after the Redemption Date, the holder of the Class C Shares shall have no further rights except to receive the Redemption Price.
13.28
The redemption rights provided in Article 13.24 and the conversion rights provided in Article 13.25 shall not apply to the Class C-2 Shares. However, Class C-2 Shares that are transferred to persons other than Permitted Transferees of the Sponsor or the Sellers, as applicable, shall upon such transfer cease to be Class C-2 Shares and shall become Class C-1 Shares in accordance with Article 13.5, and thereafter the redemption rights provided in Article 13.24 and the conversion rights provided in Article 13.25 shall apply.

13.29
The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company in respect of the re-designation or delivery of Ordinary A1 Shares upon the conversion of the Class C Shares, but the Company shall not be obligated to pay any transfer taxes in respect of the Class C Shares or such Ordinary A1 Shares. The holders of Class C Shares shall not have any duty or obligation to take any action that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

14
POWER TO ATTACH RIGHTS TO SHARES

14.1
Subject to the Companies Acts and to any rights, privileges or restrictions attached to existing shares, any share may be issued with or have attached to it such rights, privileges and restrictions as the Company may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the Board may determine.

14.2
Shares may be issued with a preferential or qualified right to dividends and in the distribution of assets of the Company and with or without any special voting rights.

15
ALLOTMENT OF SHARES AND PRE-EMPTION

15.1
Subject to the Companies Acts, these Articles and to any relevant authority of the Company in general meeting required by the Act, the Board may offer, allot (with or without conferring rights of renunciation), allocate, grant options over or otherwise deal with or dispose of shares or grant rights to subscribe for or convert any security into shares to such persons, at such times and upon such terms as the Board may decide. No share may be issued at a discount to nominal value.

15.2
The Board may, at any time after the allotment of any share but before any person has been entered in the Register, recognise a renunciation by the allottee in favour of some other person and accord to the allottee of a share a right to effect such renunciation and/or allow the rights to be represented to be one or more participating securities, in each case subject to such terms and conditions as the Board may think fit to impose.

15.3
Under and in accordance with section 551 of the Act, the Directors shall be generally and unconditionally authorised to exercise for each prescribed period all the powers of the Company to allot shares up to an aggregate nominal amount equal to the Section 551 Amount (as defined below).

15.4
Under and within the terms of the said authority or otherwise in accordance with section 570 of the Act, the Directors shall be empowered during each prescribed period to allot equity securities (as defined by the Act) wholly for cash:

(a)
in connection with a rights issue; and

(b)
otherwise than in connection with a rights issue up to an aggregate nominal amount equal to the Section 561 Amount.

15.5
During each prescribed period the Company and its Directors by such authority and power may make offers or agreements which would or might require equity securities or other securities to be allotted after the expiry of such period.

15.6
For the purposes of this Article 15:

(a)
‘rights issue’ means an offer of equity securities (as defined by the Act) open for acceptance for a period fixed by the Board to holders of equity securities on the Register on a fixed record date in proportion to their respective holdings of such securities or in accordance with the rights attached to them but subject to such exclusions or other arrangements as the Board may deem necessary or expedient with regard to treasury shares, fractional entitlements or legal or practical problems under the laws of any territory or under the requirements of any recognised regulatory body or stock exchange in any territory;

(b)
‘prescribed period’ means any period (not exceeding five years on any occasion) for which the authority, in the case of Article 15.3, is conferred or renewed by ordinary or special resolution stating the Section 551 Amount and in the case of Article 15.4 is conferred or renewed by special resolution stating the Section 561 Amount;

(c)
‘Section 551 Amount’ means for any prescribed period, the amount stated in the relevant ordinary or special resolution;

(d)
‘Section 561 Amount’ means for any prescribed period, the amount stated in the relevant special resolution; and

(e)
the ‘nominal amount’ of any securities shall be taken to be, in the case of rights to subscribe for or to convert any securities into shares of the Company, the nominal amount of such shares which may be allotted pursuant to such rights.

16
REDEEMABLE SHARES

Subject to the Companies Acts and to any rights attaching to existing shares, any share (except an Ordinary A1 Share) may be issued which can be redeemed or is liable to be redeemed at the option of the Company or the holder. The Board may determine the terms, conditions and manner of redemption of any redeemable shares which are issued. Such terms and conditions shall apply to the relevant shares as if the same were set out in these Articles.
17
PARI PASSU ISSUES

If new shares are created or issued which rank equally with any other existing shares, the rights of the existing shares will not be regarded as changed or abrogated unless the terms of the existing shares expressly say otherwise.
18
VARIATION OF RIGHTS

18.1
Subject to the Companies Acts, the rights attached to any class of shares can be varied or abrogated either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued share of that class (excluding any shares of that class held as treasury shares) or with the authority of a special resolution passed at a separate meeting of the holders of the relevant class of shares known as a ‘class meeting’.

18.2
The provisions of this Article will apply to any variation or abrogation of rights of shares forming part of a class. Each part of the class which is being treated differently is treated as a separate class in applying this Article. For the avoidance of doubt, on any variation or abrogation of rights of any of the Ordinary Shares, all holders of the Ordinary A1 Shares, Ordinary A2 Shares and/or Ordinary A3 Shares shall each be treated as a separate class in applying this Article.

18.3
All the provisions in these Articles as to general meetings shall apply, with any necessary modifications, to every class meeting except that:

(a)
the quorum at every such meeting shall not be less than two persons holding or representing by proxy at least one-third of the nominal amount paid up on the issued shares of the class (excluding any shares of that class held as treasury shares); and

(b)
if at any adjourned meeting of such holders such quorum as set out above is not present, at least one person holding shares of the class who is present in person or by proxy shall be a quorum.

18.4
The Board may convene a class meeting whenever it thinks fit and whether or not the business to be transacted involves a variation or abrogation of class rights.

19
PAYMENT OF COMMISSION

The Company may in connection with the issue of any shares or the sale for cash of treasury shares exercise all powers of paying commission and brokerage conferred or permitted by the Companies Acts. Any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or other securities or the grant of an option to call for an allotment of shares or any combination of such methods.
20
TRUSTS NOT RECOGNISED

Except as otherwise expressly provided by these Articles, required by law or as ordered by a court of competent jurisdiction, the Company shall not recognise any person as holding any share on any trust, and the Company shall not be bound by or required in any way to recognise (even when having notice of it) any equitable, contingent, future, partial or other claim to or interest in any share other than an absolute right of the holder of the whole of the share.
21
UNCERTIFICATED SHARES

21.1
Under and subject to the uncertificated securities rules, the Board may permit title to shares of any class to be evidenced otherwise than by certificate and title to shares of such a class to be transferred by means of a relevant system and may make arrangements for a class of shares (if all shares of that class are in all respects identical) to become a participating class. Title to shares of a particular class may only be evidenced otherwise than by a certificate where that class of shares is at the relevant time a participating class. The Board may also, subject to compliance with the uncertificated securities rules, determine at any time that title to any class of shares may from a date specified by the Board no longer be evidenced otherwise than by a certificate or that title to such a class shall cease to be transferred by means of any particular relevant system.

21.2
In relation to a class of shares which is a participating class and for so long as it remains a participating class, no provision of these Articles shall apply or have effect to the extent that it is inconsistent in any respect with:

(a)
the holding of shares of that class in uncertificated form;

(b)
the transfer of title to shares of that class by means of a relevant system; or

(c)
any provision of the uncertificated securities rules;

and, without prejudice to the generality of this Article, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering up by the Operator, so long as that is permitted or required by the uncertificated securities rules, of an Operator register of securities in respect of that class of shares in uncertificated form.
21.3
Shares of a class which is at the relevant time a participating class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the uncertificated securities rules.

21.4
If, under these Articles or the Companies Acts, the Company is entitled to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over an uncertificated share, then, subject to these Articles and the Companies Acts, such entitlement shall include the right of the Board to:

(a)
require the holder of the uncertificated share by notice in writing to change that share from uncertificated to certificated form within such period as may be specified in the notice and keep it as a certificated share for as long as the Board requires;

(b)
appoint any person to take such other steps, by instruction given by means of a relevant system or otherwise, in the name of the holder of such share as may be required to effect the transfer of such share and such steps shall be as effective as if they had been taken by the registered holder of that share; and

(c)
take such other action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of that share.

21.5
Unless the Board determines otherwise, shares which a member holds in uncertificated form shall be treated as separate holdings from any shares which that member holds in certificated form but a class of shares shall not be treated as two classes simply because some shares of that class are held in certificated form and others in uncertificated form.

21.6
Unless the Board determines otherwise or the uncertificated securities rules require otherwise, any shares issued or created out of or in respect of any uncertificated shares shall be uncertificated shares and any shares issued or created out of or in respect of any certificated shares shall be certificated shares.

21.7
The Company shall be entitled to assume that the entries on any record of securities maintained by it in accordance with the uncertificated securities rules and regularly reconciled with the relevant Operator register of securities are a complete and accurate reproduction of the particulars entered in the Operator register of securities and shall accordingly not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in reliance on such assumption. Any provision of these Articles which requires or envisages that action will be taken in reliance on information contained in the Register shall be construed to permit that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

22
SHARE CERTIFICATES

22.1
Every person (except a person to whom the Company is not by law required to issue a certificate) whose name is entered in the Register as a holder of any certificated shares shall be entitled, without charge, to receive within the time limits prescribed by the Companies Acts (unless the terms of issue prescribe otherwise) one certificate for all of the shares of that class registered in his or her name.

22.2
The Company shall not be bound to issue more than one certificate in respect of shares held jointly by two or more persons. Delivery of a certificate to the person first named in the Register shall be sufficient delivery to all joint holders.

22.3
Where a member has transferred part only of the shares comprised in a certificate, the member shall be entitled without charge to a certificate for the balance of such shares to the extent that the balance is to be held in certificated form. Where a member receives more shares of any class, the member shall be entitled without charge to a certificate for the extra shares of that class to the extent that the balance is to be held in certificated form.

22.4
A share certificate may be issued under Seal (by affixing the Seal to or printing the Seal or a representation of it on the certificate) or signed by at least two Directors or by at least one Director and the Secretary or by at least one Director in the presence of a witness who attests the signature. Such certificate shall specify the number and class of the shares in respect of which it is issued and the amount or respective amounts paid up on it. The Board may be resolution decide, either generally or in any particular case or cases, that any signatures on any share certificates need not be autographic but may be applied to the certificates by some mechanical or other means or may be printed on them or that the certificates need not be signed by any person.

22.5
Every share certificate sent in accordance with these Articles will be sent at the risk of the member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

23
REPLACEMENT CERTIFICATES

23.1
Any two or more certificates representing shares of any one class held by any member may at the request of the member be cancelled and a single new certificate for such shares issued in lieu without charge on surrender of the original certificates for cancellation.

23.2
Any certificate representing shares of any one class held by any member may at the request of the member be cancelled and two or more certificates for such shares may be issued instead.

23.3
If a share certificate is defaced, worn out or said to be stolen, lost or destroyed, it may be replaced on such terms as to evidence and indemnity as the Board may decide and, where it is defaced or worn out, after delivery of the old certificate to the Company.

23.4
The Board may require the payment of any exceptional out-of-pocket expenses of the Company incurred in connection with the issue of any certificates under this Article. In the case of shares held jointly by several persons, any such request as is mentioned in this Article may be made by any one of the joint holders.

24
LIEN ON SHARES NOT FULLY PAID

The Company shall have a first and paramount lien on every share, not being a fully paid share, for all amounts payable to the Company (whether presently or not) in respect of that share. The Company’s lien over a share takes priority over any third party’s interest in that share, and extends to any dividend or other money payable by the Company in respect of that share (and, if the lien is enforced and the share is sold by the Company, the proceeds of sale of that share). The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Article.
25
ENFORCEMENT OF LIEN BY SALE

The Company may sell, in such manner as the Board may decide, any share over which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after a notice has been served on the holder of the share or the person who is entitled by transmission to the share, demanding payment and stating that if the notice is not complied with the share may be sold. For giving effect to the sale, in the case of a certificated share, the Board may authorise some person to sign an instrument of transfer of the share sold to, or in accordance with the directions, of the buyer. In the case of an uncertificated share, the Board may require the Operator to convert the share into certificated form and after such conversion, authorise any person to sign the instrument of transfer of the share to effect the sale of the share. The buyer shall not be bound to see to the application of the purchase money, nor shall the buyer’s title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.
26
APPLICATION OF PROCEEDS OF SALE

26.1
The net proceeds of any sale of shares subject to any lien, after payment of the costs, shall be applied:

(a)
first, in or towards satisfaction of so much of the amount due to the Company or of the liability or engagement (as the case may be) as is presently payable or is liable to be presently fulfilled or discharged; and

(b)
second, any residue shall be paid to the person who was entitled to the share at the time of the sale but only after the certificate for the shares sold has been surrendered to the company for cancellation, or an indemnity in a form reasonably satisfactory to the directors has been given for any lost certificates, and subject to a like lien for debts or liabilities not presently payable as existed on the share prior to the sale.

27
CALLS

27.1
Subject to these Articles and the terms on which the shares are allotted, the Board may from time to time make calls on the members in respect of any monies unpaid on their shares (whether in respect of nominal value or premium) and not payable on a date fixed by or in accordance with the terms of issue.

27.2
The Company may make arrangements on the issue of shares for a difference between the holders of such shares in the amount of calls to be paid and the time of payment of such calls.

27.3
Each member shall (subject to the Company serving upon him or her at least 14 clear days’ notice specifying when and where payment is to be made and whether or not by instalments) pay to the Company as required by the notice the amount called on such member’s shares.

27.4
A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

27.5
A call may be revoked or postponed, in whole or in part, as the Board may decide.

27.6
Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which the call is required to be paid.

28
LIABILITY OF JOINT HOLDERS

The joint holders of a share shall be jointly and severally liable to pay all calls and payments in respect of the share.
29
INTEREST ON CALLS

If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay all expenses that have been incurred by the Company by reason of such non-payment together with interest on the amount unpaid from the day it is due and payable to the time of actual payment at such rate (not exceeding the Bank of England base rate by more than five percentage points) as the Board may decide. The Board may waive payment of the interest or the expenses in whole or in part.
30
POWER TO DIFFERENTIATE

On or before the issue of shares, the Board may decide that allottees or holders of shares can be called on to pay different amounts or that they can be called on at different times.
31
PAYMENT OF CALLS IN ADVANCE

The Board may, if it thinks fit, receive from any member willing to advance the same, all or any part of the monies uncalled and unpaid on the shares held by him or her. Such payment in advance of calls shall, to the extent of the payment, extinguish the liability on the shares on which it is made. The Company may pay interest on the money paid in advance, or so much of it as exceeds the amount for the time being called upon the shares in respect of which such advance has been made, at such rate as the Board may decide. The Board may at any time repay the amount so advanced by giving at least three months’ notice in writing to such member of its intention to do so, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced.
32
NOTICE IF CALL OR INSTALMENT NOT PAID

If any member fails to pay the whole of any call (or any instalment of any call) by the date when payment is due, the Board may at any time give notice in writing to such member (or to any person entitled to the shares by transmission), requiring payment of the amount unpaid (and any accrued interest and any expenses incurred by the Company by reason of such non-payment) by a date not less than 14 clear days from the date of the notice. The notice shall name the place where the payment is to be made and state that, if the notice is not complied with, the shares in respect of which such call was made will be liable to be forfeited.

33
FORFEITURE FOR NON-COMPLIANCE

If the notice referred to in Article 32 is not complied with, any share for which it was given may be forfeited, by resolution of the Board to that effect, at any time before the payment required by the notice has been made. Such forfeiture shall include all dividends declared or other monies payable in respect of the forfeited shares and not paid before the forfeiture.
34
NOTICE AFTER FORFEITURE

When any share has been forfeited, notice of the forfeiture shall be served on the holder of the share or the person entitled to such share by transmission (as the case may be) before forfeiture. An entry of such notice having been given and of the forfeiture and the date of forfeiture shall immediately be made in the Register in respect of such share. However, no forfeiture shall be invalidated by any omission to give such notice or to make such entry in the Register.
35
FORFEITURE MAY BE ANNULLED

The Board may annul the forfeiture of a share, at any time before any forfeited share has been cancelled or sold, re-allotted or otherwise disposed of, on the terms that payment shall be made of all calls and interest due on it and all expenses incurred in respect of the share and on such further terms (if any) as the Board shall see fit.
36
SURRENDER

The Board may accept the surrender of any share liable to be forfeited and, in any event, references in these Articles to forfeiture shall include surrender.
37
SALE OF FORFEITED SHARES

37.1
A forfeited share shall become the property of the Company.

37.2
Subject to the Companies Acts, any such share may be sold, re-allotted or otherwise disposed of, on such terms and in such manner as the Board thinks fit.

37.3
The Board may, for the purposes of the disposal, authorise some person to transfer the share in question and may enter the name of the transferee in respect of the transferred share in the Register even if no share certificate is lodged and may issue a new certificate to the transferee. An instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or the person entitled by transmission to, the share. The Company may receive the consideration (if any) given for the share on its disposal.

38
EFFECT OF FORFEITURE

A shareholder whose shares have been forfeited shall cease to be a member in respect of such forfeited shares and shall surrender the certificate for such shares to the Company for cancellation. Such shareholder shall remain liable to pay to the Company all sums which at the date of forfeiture were presently payable by him or her to the Company in respect of such shares with interest (not exceeding the Bank of England base rate by two percentage points) from the date of the forfeiture to the date of payment. The Directors may waive payment of interest wholly or in part and may enforce payment, without any reduction or allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.
39
EVIDENCE OF FORFEITURE

A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share. The person to whom the share is transferred or sold shall not be bound to see to the application of the purchase money or other consideration (if any), nor shall his or her title to the share be affected by any act, omission or irregularity relating to or connected with the proceedings in reference to the forfeiture or disposal of the share.

40
FORM OF TRANSFER

40.1
Subject to these Articles:

(a)
each member may transfer all or any of his or her shares which are in certificated form by instrument of transfer in writing in any usual form or in any form approved by the Board. Such instrument shall be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid up) by or on behalf of the transferee. All instruments of transfer, when registered, may be retained by the Company; and

(b)
each member may transfer all or any of his or her shares which are in uncertificated form by means of a relevant system in such manner provided for, and subject as provided in, the uncertificated securities rules. No provision of these Articles shall apply in respect of an uncertificated share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the share to be transferred.

40.2
The transferor of a share shall be deemed to remain the holder of the share concerned until the name of the transferee is entered in the Register in respect of it.

40.3
The directors are authorised to establish such clearing and settlement procedures for the shares of the Company as they deem fit from time to time.

41
RIGHT TO REFUSE REGISTRATION OF TRANSFER

41.1
The Board may, in its absolute discretion, refuse to register any transfer of a share in certificated form (or renunciation of a renounceable letter of allotment) unless:

(a)
it is for a share which is fully paid up;

(b)
it is for a share upon which the Company has no lien;

(c)
it is only for one class of share;

(d)
it is in favour of a single transferee or no more than four joint transferees;

(e)
it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the Board to be exempt from stamp duty (if this is required); and

(f)
it is delivered for registration to the Office (or such other place as the Board may determine), accompanied (except in the case of a transfer by a person to whom the Company is not required by law to issue a certificate and to whom a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the Board may reasonably require to prove the title of the transferor (or person renouncing) and the due execution of the transfer or renunciation by him or her or, if the transfer or renunciation is executed by some other person on his or her behalf, the authority of that person to do so.

41.2
The Board shall not refuse to register any transfer or renunciation of partly paid shares which are admitted to trading on Nasdaq, or for which certificated or uncertificated depositary instruments representing such shares are admitted to, trading on Nasdaq on the grounds that they are partly paid shares in circumstances where such refusal would prevent dealings in such shares from taking place on an open and proper basis.

41.3
Transfers of shares will not be registered in the circumstances referred to in Article 78.

41.4
The Board may refuse to register a transfer of uncertificated shares in any circumstances that are allowed or required by the uncertificated securities rules and the relevant system.

41.5
No transfer of any Class B Share(s) will be registered unless, simultaneously with such transfer, the transferor transfers to the transferee the same number of BermudaCo Class B Shares.

42
NOTICE OF REFUSAL TO REGISTER A TRANSFER

If the Board refuses to register a transfer of a share it shall notify the transferee of the refusal and the reasons for it within two months after the date on which the transfer was lodged with the Company or the instructions to the relevant system received. Any instrument of transfer which the Board refuses to register shall be returned to the person depositing it (except if there is suspected or actual fraud). All instruments of transfer which are registered may be retained by the Company.
43
NO FEES ON REGISTRATION

No fee shall be charged for registration of a transfer or other document or instruction relating to or affecting the title to any share or for making any other entry in the Register.
44
OTHER POWERS IN RELATION TO TRANSFERS

44.1
Nothing in these Articles shall prevent the Board:

(a)
from recognising a renunciation of the allotment of any share by the allottee in favour of another person; or

(b)
(if empowered to do so by these Articles) from authorising any person to execute an instrument of transfer of a share and from authorising any person to transfer that share in accordance with any procedures implemented under Article 25.

45
TRANSMISSION OF SHARES ON DEATH

If a member dies, the survivors or survivor (where the member was a joint holder), and his or her executors or administrators (where the member was a sole or the only survivor of joint holders), shall be the only persons recognised by the Company as having any title to his or her shares. Nothing in these Articles shall release the estate of a deceased member from any liability for any share which has been solely or jointly held by such member.
46
ELECTION OF PERSON ENTITLED BY TRANSMISSION

46.1
Any person becoming entitled to a share because of the death or bankruptcy of a member, or otherwise by operation of law, may (on such evidence as to his or her title being produced as the Board may require) elect either to become registered as a member or to have some person nominated by him or her registered as a member. If such person elects to become registered himself or herself, he or she shall notify the Company to that effect. If such person elects to have some other person registered, he or she shall execute an instrument of transfer of such share to that person. All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer (as the case may be) as if it were an instrument of transfer executed by the member and his or her death, bankruptcy or other event had not occurred. Where the entitlement of a person to a share because of the death or bankruptcy of a member or otherwise by operation of law is proved to the satisfaction of the Board, the Board shall within 30 days after proof cause the entitlement of that person to be noted in the Register.

46.2
A person entitled by transmission to a share in uncertificated form who elects to have some other person registered shall either:

(a)
procure that instructions are given by means of the relevant system to effect transfer of such uncertificated share to that person; or

(b)
change the uncertificated share to certificated form and execute an instrument of transfer of that certificated share to that person.

47
RIGHTS ON TRANSMISSION

Where a person becomes entitled to a share because of the death or bankruptcy of any member, or otherwise by operation of law, the rights of the holder in relation to such share shall cease. However, the person so entitled may give a good discharge for any dividends and other monies payable in respect of it and shall have the same rights to which he or she would be entitled if the holder of the share, except that he or she shall not be entitled to receive notice of, or to attend or vote at, any meeting of the Company or a separate meeting of the holders of any class of shares of the Company before being registered as the holder of the share. The Board may at any time give notice requiring any such person to elect either to be registered himself or herself or to transfer the share. If the notice is not complied with within 30 days, the Board may withhold payment of all dividends and the other monies payable in respect of such share until the requirements of the notice have been complied with.
48
DESTRUCTION OF DOCUMENTS

48.1
The Company may destroy any:

(a)
instrument of transfer, after six years from the date on which it is registered;

(b)
dividend mandate or any variation or cancellation of a dividend mandate or any notification of change of name or address, after two years from the date on which it is recorded;

(c)
share certificate, after one year from the date on which it is cancelled;

(d)
instrument of proxy which has been used for the purpose of a poll at any time after one year has elapsed from the date of use;

(e)
instrument of proxy which has not been used for the purpose of a poll at any time after a period of one month has elapsed from the end of the meeting to which the instrument of proxy relates; or

(f)
other document for which any entry in the Register is made, after six years from the date on which an entry was first made in the Register in respect of it,

provided that the Company may destroy any such type of document at a date earlier than that authorised by this Article if a copy of such document is made and retained (whether electronically, by microfilm, by digital imaging or by other similar means) until the expiration of the period applicable to the destruction of the original of such document.
48.2
It shall be conclusively presumed in favour of the Company that every:

(a)
entry in the Register purporting to have been made on the basis of a document so destroyed was duly and properly made;

(b)
instrument of transfer so destroyed was duly registered;

(c)
share certificate so destroyed was duly cancelled; and

(d)
other document so destroyed had been properly dealt with under its terms and was valid and effective according to the particulars in the records of the Company.

48.3
This Article shall only apply to the destruction of a document in good faith and without notice of any claim (regardless of the parties to it) to which the document might be relevant. Nothing in this Article shall be construed as imposing any liability on the Company in respect of the destruction of any such document other than as provided for in this Article which would not attach to the Company in the absence of this Article. References in this Article to the destruction of any document include references to the disposal of it in any manner.

48.4
References in this Article to instruments of transfer shall include, in relation to uncertificated shares, instructions and/or notifications made in accordance with the relevant system relating to the transfer of such shares.

49
SUB-DIVISION

Any resolution authorising the Company to sub-divide its shares or any of them may determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage or be subject to any restriction as compared with the others.
50
FRACTIONS

If any shares are consolidated or consolidated and then divided, the Board has power to deal with any fractions of shares which result. If the Board decides to sell any shares representing fractions, it may make such arrangements as it thinks fit for such sale and distribute the net proceeds of sale among members in proportion to their fractional entitlements. The Board may arrange for any shares representing fractions to be entered in the Register as certificated shares if it considers that this makes it easier to sell them. The Board may sell those shares to anyone, including (subject to applicable law) the Company, and may authorise any person to transfer or deliver the shares to the buyer or in accordance with the buyer’s instructions. The Board shall not be bound to see to the application of the purchase money, nor shall the buyer’s title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale. The Board may alternatively in each case where the number of shares held by any holder is not an exact multiple of the number of shares to be consolidated into a single share, issue to each such holder credited as fully paid by way of capitalisation the minimum number of shares required to round up his or her holding to such a multiple (such issue being deemed to have been effected immediately prior to the related consolidation); and the amount required to pay up such shares shall be appropriated at the Board’s discretion from any of the sums standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve) or to the credit of profit and loss account and capitalised by applying the same in paying up such shares.
51
ANNUAL GENERAL MEETINGS

An annual general meeting shall be held once a year, at such time (consistent with the terms of the Companies Acts) and place, including via electronic facility or facilities, as may be determined by the Board in accordance with the requirements of the Companies Acts.
52
CONVENING OF GENERAL MEETINGS

52.1
The Board may, whenever it thinks fit, and shall on requisition in accordance with the Companies Acts, proceed to convene a general meeting.

52.2
The Board may make whatever arrangements it considers fit to allow those entitled to do so to attend and participate in any general meeting.

52.3
The Board shall determine in relation to each general meeting the means of attendance at and participation in the meeting, including whether the persons entitled to attend and participate in the meeting shall be enabled to do so:

(a)
by means of electronic facility or facilities pursuant to Article 53 (and for the avoidance of doubt, the Board shall be under no obligation to offer or provide such facility or facilities, whatever the circumstances); and/or

(b)
by simultaneous attendance and participation at a satellite meeting place or places pursuant to Article 55.7.

52.4
A general meeting may be held at two or more places using any technology that enables members who are not together at the same place to listen, speak and vote at such meeting. Specifically, a general meeting may be held as a physical meeting, a hybrid meeting or an electronic meeting, as may be determined by the Directors in their absolute discretion.

52.5
Two or more persons who may not be in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

52.6
A person is able to participate in a meeting if that person’s circumstances are such that if he or she has (or were to have) rights in relation to the meeting, he or she is (or would be) able to exercise them.

52.7
In determining whether persons are attending or participating in a meeting, other than at a physical place or places, it is immaterial where any of them are or how they are able to communicate with each other.

52.8
A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

52.9
A person is able to exercise the right to vote at a general meeting when:

(a)
that person is able to vote, during the meeting (or, in the case of a poll, within the time period specified by the chair of the meeting) on resolutions put to the vote at the meeting; and

(b)
that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

52.10
If, at any general meeting at which members are entitled to participate by means of electronic facility or facilities determined by the Board pursuant to Article 53, any document is required to be on display or to be available for inspection at the meeting (whether prior to or for the duration of the meeting or both), the Company shall ensure that it is available in electronic form to persons entitled to inspect it for at least the required period of time, and this will be deemed to satisfy any such requirement.

53
SIMULTANEOUS ATTENDANCE AND PARTICIPATION BY ELECTRONIC FACILITIES

53.1
Without prejudice to Article 55.7, the Board may resolve to enable persons entitled to attend and participate in a general meeting to do so partly or wholly by attendance and participation by means of electronic facility or facilities, and may determine the means, or all different means, of attendance and participation used in relation to the general meeting. The members present in person or by proxy by means of an electronic facility or facilities (as so determined by the Board) shall be counted in the quorum for, and be entitled to participate in, the general meeting in question. That meeting shall be duly constituted and its proceedings valid if the chair is satisfied that adequate facilities are available throughout the meeting to ensure that members attending the meeting by all means (including the means of an electronic facility or facilities) are able to:

(a)
participate in the business for which the meeting has been convened;

(b)
hear all persons who exercise the right to speak at the meeting; and

(c)
be heard by all other persons attending and participating in the meeting.

54
NOTICE OF GENERAL MEETINGS

A general meeting shall be called by at least such minimum notice as is required or permitted by the Companies Acts. The period of notice shall in either case be exclusive of the day on which it is served or deemed to be served and of the day on which the meeting is to be held and shall be given to all members other than those who are not entitled to receive such notices from the Company. The Company may give such notice by any means or combination of means permitted by the Companies Acts.
55
CONTENTS OF NOTICE OF GENERAL MEETINGS

55.1
Subject to the provisions of the Companies Acts, every notice calling a general meeting shall include all information required to be included by the Act, applicable securities laws, including US securities laws, the Nasdaq rules or the rules of any other stock exchange or quotation system on which any shares of the Company (and/or depositary instruments over such shares) are then listed or quoted and, further, shall specify:

(a)
whether the meeting shall be a physical and/or electronic general meeting;

(b)
for physical general meetings, the time, date and place of the meeting (including any satellite meeting place or places arranged pursuant to Article 55.7, which shall be identified as such in the notice);

(c)
for electronic general meetings, the time, date and electronic platform for the meeting, which electronic platforms may vary from time to time and from meeting to meeting as the Board, in its sole discretion, sees fit; and

(d)
with reasonable prominence in every such notice a statement that a member entitled to attend and vote is entitled to a proxy or (if he or she has more than one share) proxies to exercise all or any of his or her rights to attend, speak and vote and that a proxy need not be a member of the Company. Such notice shall also include the address of the website on which the information required by the Act is published, state the procedures with which members must comply in order to be able to attend and vote at the meeting (including the date by which they must comply), provide details of any forms to be used for the appointment of a proxy and state that a member has the right to ask questions at the meeting in accordance with the Act.
55.2
The notice shall specify the general nature of the business to be transacted at the meeting and shall set out the text of all resolutions to be considered by the meeting and shall state in each case whether it is proposed as an ordinary resolution or as a special resolution.

55.3
In the case of an annual general meeting, the notice shall also specify the meeting as such.

55.4
If pursuant to Article 53 the Board determines that a general meeting shall be held partly or wholly by means of electronic facility or facilities, the notice shall:

(a)
include a statement to that effect;

(b)
specify the means, or all different means, of attendance and participation thereat, and any access, identification and security arrangements determined pursuant to Article 65; and

(c)
state how it is proposed that persons attending or participating in the meeting electronically should communicate with each other during the meeting.

55.5
The notice shall specify such arrangements as have at that time been made for the purpose of Article 55.7 or Article 66.

55.6
For the purposes of determining which persons are entitled to attend or vote at a meeting and how many votes a person may cast, the Company may specify in the notice of meeting a time, not more than 48 hours before the time fixed for the meeting (not taking into account non-working days) by which a person must be entered in the Register in order to have the right to attend or vote at the meeting or appoint a proxy to do so.

55.7
Without prejudice to Article 53, the Board may resolve to enable persons entitled to attend and participate in a general meeting to do so by simultaneous attendance and participation at a satellite meeting place or places anywhere in the world. The members present in person or by proxy at satellite meeting places shall be counted in the quorum for, and entitled to participate in, the general meeting in question, and the meeting shall be duly constituted and its proceedings valid if the chair is satisfied that adequate facilities are available throughout the meeting to ensure that members attending at all the meeting places are able to:

(a)
participate in the business for which the meeting has been convened;

(b)
hear all persons who exercise the right to speak (whether by the use of microphones, loudspeakers, audio-visual communications equipment or other means of communication) in the principal meeting place and any satellite meeting place; and

(c)
be heard by all other persons so present,

and the meeting shall be deemed to take place at the place where the chair of the meeting presides (the principal meeting place, with any other location where that meeting takes place being referred in these Articles as a satellite meeting). The chair shall be present at, and the meeting shall be deemed to take place at, the principal meeting place and the powers of the chair shall apply equally to each satellite meeting place, including his or her power to adjourn the meeting as referred to in Article 62.
55.8
If the general meeting is to be a hybrid meeting or an electronic meeting, the notice shall include a statement to that effect and with details of the electronic facilities for attendance and participation at the meeting or where such details will be made available by the Company prior to the meeting. Unless otherwise specified in the notice of meeting or determined by the chair of the meeting, a general meeting is deemed to take place at the place where the chair of the meeting is at the time of the meeting.

56
OMISSION TO GIVE NOTICE AND NON-RECEIPT OF NOTICE

The accidental omission to give notice of any meeting or to send an instrument of proxy (where this is intended to be sent out with the notice) to, or the non-receipt of either by, any person entitled to receive the same shall not invalidate the proceedings of that meeting.
57
POSTPONEMENT OF GENERAL MEETING

If, after the sending of the notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Board, in its absolute discretion, considers that it is impracticable or unreasonable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting (including a satellite meeting to which Article 55.7 applies) and/or by means of the electronic facility or facilities specified in the notice, it may postpone the general meeting to another date, time and/or place (or in the case of a general meeting to be held at a principal meeting place and one or more satellite meeting places, to such other places) and/or change the electronic facility or facilities. If such a decision is made, the Board may then change the place (or any of the places in the case of a general meeting to which Article 55.7 applies) and/or the electronic facility or facilities and/or postpone the date and/or time again if it considers that it is reasonable to do so. No new notice of the general meeting need be sent but the Board shall take reasonable steps to ensure that notice of the change of date, time, place (or places, in the case of a general meeting to which Article 55.7 applies) of and/or electronic facility or facilities for the postponed meeting appear at the original time and at the original place (or places, in the case of a general meeting to which Article 55.7 applies) and/or on the original electronic facility or facilities. When a general meeting is so postponed, notice of the date, time and place (or places in the case of a meeting to which Article 55.7 applies), including any electronic facility if applicable, of the postponed meeting shall be given in such manner as the Board may, in its absolute discretion, determine. No business shall be transacted at any postponed meeting other than business which might properly have been transacted at the meeting had it not been postponed. Notice of the business to be transacted at such postponed meeting shall not be required. If a general meeting is postponed in accordance with this Article 57, the appointment of a proxy will be valid if it is delivered and received as required by these Articles not less than 48 hours before the time appointed for holding the postponed meeting. When calculating the 48 hour period mentioned in this Article, the Directors can decide not to take account of any part of a day that is not a working day.
58
QUORUM AT GENERAL MEETING

No business shall be transacted at any general meeting unless a quorum is present. If a quorum is not present a chair of the meeting can still be chosen and this will not be treated as part of the business of the meeting. At least two persons, being (i) proxies for any one or more member(s) entitled to attend and to vote on the business to be transacted and/or (ii) duly authorised representatives of a corporation which is/are a member(s) entitled to attend and to vote on the business to be transacted shall be a quorum for a general meeting for all purposes.
59
PROCEDURE IF QUORUM NOT PRESENT

If a quorum is not present within 15 minutes (or such longer interval as the chair in his or her absolute discretion thinks fit) from the time appointed for holding a general meeting, or if a quorum ceases to be present during a meeting, the meeting shall be dissolved if convened on the requisition of members. In any other case, the meeting shall stand adjourned to such day (not being less than ten clear days after the date of the original meeting), and at such time and place or places, with such means of attendance and participation (including partly or wholly by means of electronic facility or facilities), as the chair (or, in default, the Board) may determine. If at such adjourned meeting a quorum is not present within 15 minutes from the time appointed for holding the meeting, one person entitled to vote on the business to be transacted, being a member or a proxy for a member or a duly authorised representative of a corporation which is a member, shall be a quorum and any notice of an adjourned meeting shall state this.

60
CHAIR OF GENERAL MEETING

60.1
The chair of the Board shall preside at every general meeting of the Company. If there is no such chair or if at any meeting he or she shall not be present within five minutes after the time appointed for holding the meeting, or shall be unwilling to act as chair, the deputy chair (if any) of the Board shall, if present and willing to act, preside at such meeting. If more than one deputy chair is present they shall agree amongst themselves who is to take the chair or, if they cannot agree, the deputy chair who has been in office as a director the longest shall take the chair.

60.2
If no chair or deputy chair shall be so present and willing to act, the Directors present shall choose one of their number to act or, if there be only one Director present, he or she shall be chair if willing to act. If there be no Director present and willing to act, the members present and entitled to vote shall choose one of their number to be chair of the meeting. Nothing in these Articles shall restrict or exclude any of the powers or rights of a chair of a meeting which are given by law.

61
ENTITLEMENT TO ATTEND, SPEAK AND PARTICIPATE

61.1
A Director (and any other person invited by the chair to do so) may attend and speak at any general meeting and at any separate meeting of the holders of any class of shares of the Company, whether or not also a member.

61.2
All persons seeking to attend and participate in a general meeting by way of electronic facility or facilities shall be responsible for maintaining adequate facilities to enable them to do so. Subject only to the requirement for the chair to adjourn a general meeting in accordance with the provisions of Article 62.2, any inability of a person or persons to attend or participate in a general meeting by way of electronic facility or facilities shall not invalidate the proceedings of that meeting.

61.3
Nothing in these Articles authorises or allows a general meeting to be held exclusively on an electronic basis.

62
ADJOURNMENTS

62.1
The chair may, with the consent of a meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn any meeting from time to time (or indefinitely) and from place to place (or, in the case of a meeting held at a principal meeting place and one or more satellite meeting places, such other places) and/or from such electronic facility or facilities for attendance and participation to such other electronic facility or facilities as the meeting shall determine. However, without prejudice to any other power which the chair may have under these Articles (including the power to adjourn a meeting conferred by Article 62.2) or at common law, the chair may, without the need for the consent of the meeting and before or after it has started and irrespective of whether a quorum is present, interrupt or adjourn any meeting from time to time (or indefinitely) and from place to place (or places in the case of a meeting to which Article 55.7 applies) or from electronic facility to electronic facility, or for an indefinite period, if of the opinion that it has become necessary to do so in order:

(a)
to secure the proper and orderly conduct of the meeting; or

(b)
to give all persons entitled to do so a reasonable opportunity of attending, speaking and voting at the meeting; or

(c)
to ensure that the business of the meeting is properly disposed of.

62.2
If it appears to the chair that the facilities at the principal meeting place or any satellite meeting place or an electronic facility or facilities or security at any general meeting have become inadequate for the purposes referred to in Articles 53 or 55.7, or are otherwise not sufficient to allow the meeting to be conducted substantially in accordance with the provisions set out in the notice of meeting, then the chair shall, without the consent of the meeting, interrupt or adjourn the general meeting.

62.3
All business conducted at a meeting up to the time of any adjournment shall, subject to Article 62.4, be valid.

62.4
The chair may specify that only the business conducted at the meeting up to a point in time which is earlier than the time of the adjournment is valid, if in his or her opinion, to do so would be more appropriate.

63
NOTICE OF ADJOURNMENT

Any adjournment pursuant to Article 62 may, subject to the Act, be for such time and with such means of attendance and participation (including at such place or places and/or by means of such electronic facility or facilities) as the chair (or, in default, the Board) may in his, her or its absolute discretion determine, notwithstanding that by reason of the adjournment some members may be unable to attend and participate in the adjourned meeting. Whenever a meeting is adjourned for 14 days or more or indefinitely, at least seven clear days’ notice, specifying the day, the time and the place or places of the adjourned meeting and the means of attendance and participation (including by means of electronic facility or facilities if applicable) as the chair (or, in default, the Board) may in his or her absolute discretion determine, and the general nature of the business to be transacted, shall be given in the same manner as in the case of the original meeting. Save as aforesaid and subject to the Act, no member shall be entitled to any notice of an adjournment or of the business to be transacted at any adjourned meeting.
64
BUSINESS OF ADJOURNED MEETING

No business shall be transacted at any adjourned meeting other than the business which might properly have been transacted at the meeting from which the adjournment took place.
65
ACCOMMODATION OF MEMBERS, SECURITY ARRANGEMENTS AND ORDERLY CONDUCT AT GENERAL MEETINGS

65.1
The Board may, for the purpose of controlling the level of attendance or ensuring the safety of those attending at any place specified for the holding of a general meeting, ensuring the security of the meeting and ensuring the future orderly conduct of the meeting, from time to time make such arrangements as it shall in its absolute discretion consider to be appropriate and may from time to time vary any such arrangements or make new arrangements therefor. Any decision made under this Article 65.1 shall be final and the entitlement of any member or proxy to attend a general meeting at such place (or places, in the case of a meeting to which Article 55.7 applies) shall be subject to any such arrangements as may be for the time being approved by the Board.

65.2
The Board may direct that any person wishing to attend any general meeting held at a physical place should provide evidence of identity and submit to such searches, health and safety or other security arrangements or restrictions (including restrictions in items of personal property to be taken into the meeting) as the Board shall consider appropriate in the circumstances.

65.3
If a general meeting is held wholly or partly by means of an electronic facility or facilities pursuant to Article 53, the Board and the chair may make any arrangement and impose any requirement or restriction that is:

(a)
necessary to ensure the identification of those taking part by means of such electronic facility or facilities and the security of the electronic communication; and

(b)
in its or his or her view, proportionate to those objectives.

In this respect, the Board may authorise any voting application, system or facility for attendance and participation as it sees fit.
65.4
The Board shall be entitled in its absolute discretion to authorise one or more persons (including the Directors, the company secretary or the chair) to refuse physical or electronic entry to, or eject (physically or electronically) from, any meeting any person who fails to provide such evidence of identity or to submit to such searches or to otherwise comply with such health and safety or security arrangements or restrictions as are required pursuant to this Article, or who causes the meeting to become disorderly.

65.5
Subject to the Act (and without prejudice to any other powers vested in the chair of a meeting) when conducting a general meeting, the chair may make whatever arrangement and take such action or give such directions as he or she considers, in his or her absolute discretion, to be appropriate or conducive to promote the orderly conduct of the meeting, to promote the conduct of the business laid down in the notice of the meeting with reasonable despatch and to maintain good order. The chair’s decision on points of order, matters of procedure or on matters arising incidentally from the business of the meeting shall be final and conclusive, as shall his or her determination as to whether any point or matter is of such a nature.

66
OVERFLOW MEETING ROOMS

66.1
The Board may, in accordance with this Article, make arrangements for members and proxies who are entitled to attend and participate in a general meeting, but who cannot be seated in the main meeting room where the chair will be, to attend and take part in a general meeting in an overflow room or rooms. Any overflow room will have appropriate links to the main room and will enable audio-visual communication between the meeting rooms throughout the meeting. The Board will decide how to divide members and proxies between the main room and the overflow room. If an overflow room is used, the meeting will be treated as being held and taking place in the main meeting room and the meeting will consist of all the members and proxies who are attending both in the main meeting room and the overflow room.

66.2
Details of any arrangements for overflow rooms will be set out in the notice of the meeting but failure to do so will not invalidate the meeting.

67
AMENDMENT TO RESOLUTIONS

67.1
If an amendment to any resolution under consideration is proposed but is ruled out of order by the chair of the meeting in good faith, any error in such ruling shall not invalidate the proceedings on the original resolution.

67.2
In the case of a resolution duly proposed as a special resolution, no amendment to it (other than an amendment to correct a patent error) may in any event be considered or voted on. In the case of a resolution duly proposed as an ordinary resolution no amendment to it (other than an amendment to correct a patent error) may be considered or voted on unless either at least 48 hours prior to the time appointed for holding the meeting or adjourned meeting at which such ordinary resolution is to be proposed, notice in writing of the terms of the amendment and intention to move the same has been lodged at the Office or received in electronic form at the electronic address at which the Company has or is deemed to have agreed to receive it or the chair of the meeting in his or her absolute discretion decides that it may be considered or voted on.

68
MEMBERS’ RESOLUTIONS

68.1
Members of the Company shall have the rights provided by the Companies Acts to have the Company circulate and give notice of a resolution which may be properly moved, and is intended to be moved, at the Company’s next annual general meeting.

68.2
Expenses of complying with these rights shall be borne in accordance with the Companies Acts.

69
METHOD OF VOTING

69.1
Any resolution put to the vote at a general meeting shall be decided on a poll.

69.2
At general meetings, resolutions shall be put to the vote by the chair of the meeting and there shall be no requirement for the resolution to be proposed or seconded by any person.

70
OBJECTION TO ERROR IN VOTING

No objection shall be raised to the qualification of any voter or to the counting of, or failure to count, any vote, except at the meeting or adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chair of the meeting and shall only vitiate the decision of the meeting on any resolution if the chair decides that the same is of sufficient magnitude to vitiate the resolution or may otherwise have affected the decision of the meeting. The decision of the chair of the meeting on such matters shall be final and conclusive.
71
PROCEDURE ON A POLL

71.1
Any poll duly demanded on the election of a chair or on any question of adjournment shall be taken immediately. A poll duly demanded on any other matter shall be taken in such manner (including the use of ballot, voting papers, tickets or electronic means or any combination thereof) and at such time and place, not more than 30 days from the date of the meeting or adjourned meeting at which the poll was demanded, and by such means of attendance and participation (including at such place or places and/or by means of such electronic facility or facilities) as the chair shall direct. The chair may appoint scrutineers who need not be members. It is not necessary to give notice of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case, at least seven clear days’ notice shall be given specifying the time, date and place at the which the poll shall be taken. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

71.2
On a poll, votes may be given in person or by proxy. Members entitled to more than one vote need not, if they vote, use all their votes or cast all the votes they use in the same way.

72
VOTES OF MEMBERS

72.1
Subject to the Companies Acts, to any special terms as to voting on which any shares may have been issued or may for the time being be held and to any suspension or abrogation of voting rights under these Articles, every member holding Ordinary A1 Shares present in person or by proxy shall have one (1) vote for each Ordinary A1 Share it holds.

72.2
Subject to the Companies Acts, to any special terms as to voting on which any shares may have been issued or may for the time being be held and to any suspension or abrogation of voting rights under these Articles, every member holding Ordinary A2 Shares present in person or by proxy shall have one (1) vote for each Ordinary A2 Share it holds.

72.3
Subject to the Companies Acts, to any special terms as to voting on which any shares may have been issued or may for the time being be held and to any suspension or abrogation of voting rights under these Articles, every member holding Ordinary A3 Shares present in person or by proxy shall have one (1) vote for each Ordinary A3 Share it holds.

72.4
Subject to the Companies Acts, to any special terms as to voting on which any shares may have been issued or may for the time being be held and to any suspension or abrogation of voting rights under these Articles, every member holding Class B Shares present in person or by proxy shall have one (1) vote for each Class B Share it holds.

72.5
Subject to the Companies Acts, to any special terms as to voting on which any shares may have been issued or may for the time being be held and to any suspension or abrogation of voting rights under these Articles, every member holding Class C Shares present in person or by proxy shall, (a) at all class meetings (as defined in Article 18.1) of the holders of Class C Shares, and (b) at any general meeting of the Company at which a resolution in respect of the liquidation of the Company is proposed, have one (1) vote for each Class C Share it holds.

72.6
In any class meeting of: (a) the members holding Ordinary Shares, each Ordinary Share shall be considered as carrying the same number of votes as the other Ordinary Shares; (b) the members holding Class B Shares, each Class B Share shall be considered as carrying the same number of votes as the other Class B Shares; or (c) the members holding Class C Shares, each Class C Share shall be considered as carrying the same number of votes as the other Class C Shares.

72.7
If two or more persons are joint holders of a share, then in voting on any question the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names of the holders stand in the Register.
72.8
Where in England or elsewhere a receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Board may in its absolute discretion, upon or subject to production of such evidence of the appointment as the Board may require, permit such receiver or other person on behalf of such member to vote in person, on a show of hands or on a poll, by proxy on behalf of such member at any general meeting or to exercise any other right conferred by membership in relation to meetings of the Company. Evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote shall be deposited at the Office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, at least 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and, in default, the right to vote shall not be exercisable.

72.9
In the case of equality of votes whether on a show of hands or on a poll, the chair of the meeting at which the show of hands takes place or at which the poll is demanded shall not be entitled to a casting vote.

73
NO RIGHT TO VOTE WHERE SUMS OVERDUE ON SHARES

73.1
No member may vote at a general meeting (or any separate meeting of the holders of any class of shares), either in person or by proxy, or to exercise any other right or privilege as a member in respect of a share held by him or her unless:

(a)
all calls or other sums presently due and payable by him or her in respect of that share whether alone or jointly with any other person together with interest and expenses (if any) have been paid to the Company; or

(b)
the Board determines otherwise.

74
VOTING BY PROXY

74.1
In the case of a proxy relating to shares in the capital of the Company held in the name of a Depositary, the appointment of a proxy shall be in a form or manner of communication approved by the Board, which may include a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary.

74.2
Subject to Article 74.3, an instrument appointing a proxy shall be in writing in any usual form (or in another form approved by the Board) signed by the appointor or an authorised person on behalf of the appointor or, if the appointor is a corporation, under its seal or signed by an authorised officer or attorney or other person authorised to sign.

74.3
Subject to the Companies Acts, the Board may accept the appointment of a proxy received by electronic means on such terms and subject to such conditions as it considers fit. The appointment of a proxy received by electronic means shall not be subject to the requirements of Article 74.1.

74.4
For the purposes of Articles 74.1 and 74.3, the Board may require such reasonable evidence it considers necessary to determine:

(a)
the identity of the member and the proxy; and

(b)
where the proxy is appointed by a person acting on behalf of the member, the authority of that person to make the appointment.

74.5
A member may appoint another person as proxy to exercise all or any of his or her rights to attend and to speak and to vote (both on a show of hands and on a poll) on a resolution or amendment of a resolution, or on other business arising, at a meeting or meetings of the Company. Unless the contrary is stated in it, the appointment of a proxy shall be deemed to confer authority to exercise all such rights, as the proxy thinks fit.

74.6
A proxy need not be a member.

74.7
A member may appoint more than one proxy in relation to a meeting, provided that each proxy is appointed to exercise the rights attached to different shares held by the member. When two or more valid but differing appointments of proxy are delivered or received for the same share for use at the same meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

74.8
The appointment of a proxy does not prevent a member attending and voting in person at the meeting or an adjournment of the meeting or on a poll.

74.9
The appointment of a proxy shall (unless the contrary is stated in it) be valid for an adjournment of the meeting as well as for the meeting or meetings to which it relates. The appointment of a proxy shall be valid for 12 months from the date of execution or, in the case of an appointment of proxy delivered by electronic means, for 12 months from the date of delivery unless otherwise specified by the Board.

74.10
Subject to the Companies Acts, the Company may send or make available a form of appointment of proxy to all or none of the persons entitled to receive notice of and to vote at a meeting. If sent or made available by the Company, the form shall provide for three-way voting on all resolutions (other than procedural resolutions) set out in the notice of meeting (but the failure to do so shall not invalidate the appointment of a proxy or the proceedings at the meeting).

75
RECEIPT OF PROXY

75.1
An instrument appointing a proxy and any reasonable evidence required by the Board in accordance with Article 66.3 shall:

(a)
subject to Articles 75.1(c) and 75.1(d), in the case of an instrument of proxy in hard copy form, be delivered to the Office, or another place in the United Kingdom specified in the notice convening the meeting or in the form of appointment of proxy or other accompanying document sent by the Company in relation to the meeting (a ‘proxy notification address’) not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(b)
subject to Articles 75.1(c) and 75.1(d), in the case of an appointment of a proxy delivered by electronic means, where the Company has given an electronic address (a ‘proxy notification electronic address’):

(i)
in the notice calling the meeting;

(ii)
in an instrument of proxy sent out by the Company in relation to the meeting;

(iii)
in an invitation to appoint a proxy issued by the Company in relation to the meeting; or

(iv)
on a website maintained by or on behalf of the Company on which any information relating to the meeting is required by the Act to be kept,

be received at such proxy notification electronic address not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;
(c)
in the case of a poll taken more than 48 hours after it is demanded, be delivered at a proxy notification address or received at a proxy notification electronic address not less than 24 hours before the time appointed for the holding of the adjourned meeting or the taking of the poll; or

(d)
in the case of a poll which is not taken at the meeting at which it is demanded but is taken 48 hours or less after it is demanded, or in the case of an adjourned meeting to be held 48 hours or less after the time fixed for holding the original meeting:

(i)
be delivered at a proxy notification address or received at a proxy notification electronic address in accordance with Articles 75.1(a) or (b);

(ii)
be received by the chair of the meeting or the Secretary or any Director at the meeting at which the poll is demanded or, as the case may be, at the original meeting; or

(iii)
be delivered at a proxy notification address or received at a proxy notification electronic address by such time as the chair of the meeting may direct at the meeting at which the poll is demanded.

In calculating the periods in this Article, no account shall be taken of any part of a day that is not a working day.
75.2
The Board may decide, either generally or in any particular case, to treat a proxy appointment as valid notwithstanding that the appointment or any of the information required under Article 74.4 has not been received in accordance with the requirements of this Article.

75.3
Subject to Article 75.2, if the proxy appointment and any of the information required under Article 74.4 is not received in the manner set out in Article 75.1, the appointee shall not be entitled to vote in respect of the shares in question.

75.4
Without limiting the foregoing, in relation to any uncertificated shares, the Board may from time to time:

(a)
permit appointments of a proxy by means of a communication sent in electronic form in the form of an uncertificated proxy instruction; and

(b)
permit supplements to, or amendments or revocations of, any such uncertificated proxy instruction by the same means.

The Board may in addition prescribe the method of determining the time at which any such uncertificated proxy instruction is to be treated as received by the Company or a participant acting on its behalf. The Board may treat any such uncertificated proxy instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.
76
REVOCATION OF PROXY

A vote given or poll demanded by a proxy shall be valid in the event of the death or mental disorder of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, or the transfer of the share for which the instrument of proxy is given, unless notice in writing of such death, mental disorder, revocation or transfer shall have been received by the Company at the Office, or at such other place or address as has been appointed for the deposit of instruments of proxy, no later than the last time at which an appointment of a proxy should have been received in order for it to be valid for use at the meeting or on the holding of the poll at which the vote was given or the poll taken.
77
CORPORATE REPRESENTATIVES

77.1
A corporation (whether or not a company within the meaning of the Act) which is a member may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative (or, as the case may be, representatives) at any meeting of the Company or at any separate meeting of the holders of any class of shares.

77.2
Any person so authorised shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation’s holdings to which the authority relates) as the corporation could exercise if it were an individual member.

77.3
The corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present at it, and all references to attendance, participation and voting in person shall be construed accordingly.

77.4
A Director, the Secretary or some person authorised for the purpose by the Secretary may require the representative to produce a certified copy of the resolution so authorising him or her or such other evidence of his or her authority reasonably satisfactory to them before permitting him or her to exercise his or her powers.

77.5
A vote given or a poll demanded by a corporate representative shall be valid notwithstanding that the representative is no longer authorised to represent the member unless notice in writing of the revocation of appointment shall have been received by the Company at such place or address and by such time as is specified in Article 76 for the revocation of the appointment of a proxy.

78
FAILURE TO DISCLOSE INTERESTS IN SHARES

78.1
If a member, or any other person appearing to be interested in shares held by that member, has been issued with a notice under section 793 of the Act (‘section 793 notice’) and has failed in relation to any shares (‘default shares’, which expression includes any shares issued after the date of such notice in right of those shares) to give the Company the information required by the section 793 notice within the prescribed period from the service of the notice, the following sanctions shall apply unless the Board determines otherwise:

(a)
the member shall not be entitled in respect of the default shares to be present or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll or to exercise any other right conferred by membership in relation to any such meeting or poll; and

(b)
where the default shares represent at least 0.25 per cent in nominal value of the issued shares of their class (calculated exclusive of any shares held as treasury shares):

(i)
any dividend or other money payable for such shares shall be withheld by the Company, which shall not have any obligation to pay interest on it, and the member shall not be entitled to elect, pursuant to Article 135, to receive shares instead of that dividend; and

(ii)
no transfer, other than an excepted transfer, of any shares held by the member shall be registered unless the member himself or herself is not in default of supplying the required information and the member proves to the satisfaction of the Board that no person in default of supplying such information is interested in any of the shares that are the subject of the transfer.

78.2
For the purposes of ensuring paragraph (b)(ii) of Article 78.1 can apply to all shares held by the member, the Company may in accordance with the uncertificated securities rules, issue a written notification to the Operator requiring conversion into certificated form of any share held by the member in uncertificated form.

78.3
Where the sanctions under Article 78.1 apply in relation to any shares, they shall cease to have effect (and any dividends withheld under Article 78.1(b) shall become payable):

(a)
if the shares are transferred by means of an excepted transfer but only in respect of the shares transferred; or

(b)
at the end of the period of seven days (or such shorter period as the Board may determine) following receipt by the Company of the information required by the section 793 notice and the Board being fully satisfied that such information is full and complete.

78.4
Where, on the basis of information obtained from a member in respect of any share held by him or her, the Company issues a section 793 notice to any other person, it shall at the same time send a copy of the notice to the member, but the accidental omission to do so, or the non-receipt by the member of the copy, shall not invalidate or otherwise affect the application of Article 78.1.

78.5
For the purposes of this Article:

(a)
a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is, or may be, so interested, or if the Company (after taking account of any information obtained from the member or, pursuant to a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is, or may be, so interested;

(b)
‘interested’ shall be construed as it is for the purpose of section 793 of the Act;

(c)
reference to a person having failed to give the Company the information required by a notice, or being in default as regards supplying such information, includes reference:

(i)
to the person’s having failed or refused to give all or any part of it; and

(ii)
to the person’s having given information which he or she knows to be false in a material particular or having recklessly given information which is false in a material particular;

(d)
prescribed period means 14 days;

(e)
‘excepted transfer’ means, in relation to any shares held by a member:

(i)
a transfer by way of or pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the Act) or pursuant to a compromise or arrangement between the Company and its creditors or any class of them or between the Company and its members or any class of them under Part 26 or Part 26A of the Act;

(ii)
a transfer in consequence of a sale made through a recognised investment exchange (as defined in section 285 of the FSMA) or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded; or

(iii)
a transfer which is shown to the satisfaction of the Board to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member and with any other person appearing to be interested in the shares.

78.6
Nothing contained in this Article shall be taken to limit the powers of the Company under section 794 of the Act.

78.7
For the purposes of this Article 76:

(a)
where any person appearing to be interested in any shares has been served with a section 793 notice and such shares are held by a Depositary, the provisions of this Article 76 shall be deemed to apply only to those shares held by the Depositary in which such person appears to be interested and not (so far as that person’s apparent interest is concerned) to any other shares held by the Depositary in which such person does not have an interest and references to default shares shall be construed accordingly;

(b)
where the shareholder on whom a section 793 notice has been served is a Depositary, the obligations of the Depositary (acting solely in the Depositary’s capacity as such) shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by the Depositary and the provision of such information shall be at the Company’s cost.

79
POWER OF SALE OF SHARES OF UNTRACED MEMBERS

79.1
The Company shall be entitled to sell at the best price reasonably obtainable any share of a member, or any share to which a person is entitled by transmission, if and provided that:

(a)
during the period of 12 years before the date of sending of the notice referred to in Article 79.1(b) no cheque, order or warrant in respect of such share sent by the Company through the post in a pre-paid envelope addressed to the member or to the person entitled by transmission to the share, at his or her address on the Register or other last known address given by the member or person to which cheques, orders or warrants in respect of such share are to be sent has been cashed and the Company has received no communications in respect of such share from such member or person entitled, provided that during such period of 12 years the Company has paid at least three cash dividends (whether interim or final) and no such dividend has been claimed by the person entitled to it;

(b)
on or after expiry of the said period of 12 years, the Company has given notice of its intention to sell such share by sending a notice to the member or person entitled by transmission to the share at his or her address on the Register or other last known address given by the member or person entitled by transmission to the share and before sending such a notice to the member or other person entitled by transmission, the Company must have used reasonable efforts to trace the member or other person entitled, engaging, if considered appropriate, a professional asset reunification company or other tracing agent and/or giving notice of its intention to sell the share by advertisement in a national newspaper and in a newspaper circulating in the area of the address of the member or person entitled by transmission to the share shown in the Register;
(c)
during the further period of three months following the date of such notice and prior to the exercise of the power of sale the Company has not received any communication in respect of such share from the member or person entitled by transmission; and

(d)
the Company has given notice to Nasdaq of its intention to make such sale, if shares of the class concerned, or certificated or uncertificated depositary instruments over such shares, are listed on Nasdaq, or to any other recognised stock exchange on which the shares are listed.

79.2
To give effect to any sale of shares under this Article, the Board may authorise some person to transfer the shares in question and may enter the name of the transferee in respect of the transferred shares in the Register even if no share certificate has been lodged for such shares and may issue a new certificate to the transferee. An instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or the person entitled by transmission to, the shares. The buyer shall not be bound to see to the application of the purchase monies, nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale. If the shares are in uncertificated form, in accordance with the uncertificated securities rules, the Board may issue a written notification to the Operator requiring the conversion of the share to certificated form.

79.3
If during the period of 12 years referred to in Article 79.1, or during any period ending on the date when all the requirements of Articles 79.1(a) to 79.1(d) have been satisfied, any additional shares have been issued in respect of those held at the beginning of, or previously so issued during, any such period and all the requirements of Articles 79.1(b) to 79.1(d) have been satisfied in regard to such additional shares, the Company shall also be entitled to sell the additional shares.

80
APPLICATION OF PROCEEDS OF SALE OF SHARES OF UNTRACED MEMBERS

The Company shall account to the member or other person entitled to the share for the net proceeds of a sale under Article 79 by carrying all monies relating to such sale to a separate account. The Company shall be deemed to be a debtor to, and not a trustee for, such member or other person in respect of such monies. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments as the Board may think fit. No interest shall be payable to such member or other person in respect of such monies and the Company shall not have to account for any money earned on them.
81
NUMBER OF DIRECTORS

81.1
Unless otherwise determined by the Company by ordinary resolution, the number of Directors (other than any alternate Directors) shall be at least two but shall not be subject to any maximum number.

81.2
Following the Closing Date, the Initial Directors shall be divided into three classes of Directors, designated as “Class I”, “Class II” and “Class III”, respectively (each a “Class”). The Board is authorised to assign members of the Board already in office to such classes at the time the classification becomes effective. The Board is also authorised to assign any persons who take office as Directors after such time to any such Cass; provided, however, that the Classes are as close to equal size as possible.

81.3
In the event of any increase in the number of Directors, the additional directorships resulting from such increase shall be apportioned by the Board among the Classes of Directors so as to maintain such Classes in as nearly equal size as possible. No decrease in the number of Directors shall shorten the term of any incumbent Director.
81.4
Notwithstanding the foregoing provisions, each Director shall serve until their successor is duly elected and qualified or until their earlier retirement, death, resignation, disqualification or removal.

82
POWER OF COMPANY TO APPOINT DIRECTORS

Subject to these Articles and the Companies Acts, the Company may by ordinary resolution appoint a person who is willing to act to be a Director, either to fill a vacancy or as an addition to the existing Board but the total number of Directors shall not exceed any maximum number fixed in accordance with these Articles.
83
POWER OF BOARD TO APPOINT DIRECTORS

Subject to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board but the total number of Directors shall not exceed any maximum number fixed in accordance with these Articles.
84
ELIGIBILITY OF NEW DIRECTORS

84.1
No person, other than a retiring Director (by rotation or otherwise), shall be appointed or re-appointed a Director at any general meeting unless:

(a)
he or she is recommended by the Board; or

(b)
at least seven but not more than 42 clear days before the date appointed for the meeting the Company has received notice from a member (other than the person proposed) entitled to vote at the meeting of intention to propose a resolution for the appointment or re-appointment of that person, stating the particulars which would, if he or she were so appointed or re-appointed, be required to be included in the Company’s register of directors and a notice executed by that person of his or her willingness to be appointed or re-appointed, is lodged at the Office.

84.2
A Director need not be a member of the Company.

85
RETIREMENT OF DIRECTORS

85.1
At the first Annual General Meeting of the Company following the Closing Date, each Director in Class I shall retire from office but shall be eligible for re-appointment by ordinary resolution of the Company at such Annual General Meeting and, in each case, where such Director is so re-appointed, they shall be entitled to serve until the third Annual General Meeting of the Company falling after the first Annual General Meeting, at which stage the Director shall retire from office but shall be eligible for further re-appointment.

85.2
At the second Annual General Meeting of the Company following the Closing Date, each Director in Class II shall retire from office but shall be eligible for re-appointment by ordinary resolution of the Company at such Annual General Meeting and, in each case, where such Director is so re-appointed, they shall be entitled to serve until the third Annual General Meeting of the Company falling after the second Annual General Meeting, at which stage the Director shall retire from office but shall be eligible for further re-appointment.

85.3
At the third Annual General Meeting of the Company following the Closing Date, each Director in Class III shall retire from office but shall be eligible for re-appointment by ordinary resolution of the Company at such Annual General Meeting and, in each case, where such Director is so re-appointed, they shall be entitled to serve until the third Annual General Meeting of the Company falling after the third Annual General Meeting, at which stage the Director shall retire from office but shall be eligible for further re-appointment.

85.4
At each succeeding Annual General Meeting of the Company following the third Annual General Meeting of the Company following the Closing Date, Directors shall be elected to serve for a term of three years to success the Directors of the class whose terms expire at such Annual General Meeting.

85.5
Subject to the provisions of these Articles, a Director shall remain a member of the class of directors to which he or she was assigned in accordance with Article 81.2.

86
DEEMED RE-APPOINTMENT

86.1
A Director who retires at an annual general meeting shall (unless he or she is removed from office or his or her office is vacated in accordance with these Articles) retain office until the close of the meeting at which he or she retires or (if earlier) when a resolution is passed at that meeting not to fill the vacancy or to elect another person in his or her place or the resolution to re-appoint him or her is put to the meeting and lost.

86.2
If the Company, at any meeting at which a Director retires in accordance with these Articles does not fill the office vacated by such Director, the retiring Director, if willing to act, shall be deemed to be re-appointed unless at that meeting a resolution is passed not to fill the vacancy or elect another person in his or her place or unless the resolution to re-appoint him or her is put to the meeting and lost. Accordingly, a retiring Director who is re-appointed or deemed to have been re-appointed will continue in office without a break.

87
PROCEDURE IF INSUFFICIENT DIRECTORS APPOINTED

87.1
If:

(a)
at the annual general meeting in any year any resolution or resolutions for the appointment or re-appointment of the persons eligible for appointment or re-appointment as Directors are put to the meeting and lost; and

(b)
at the end of that meeting the number of Directors is fewer than any minimum number of Directors required under Article 81,

all retiring Directors who stood for re-appointment at that meeting (‘Retiring Directors’) shall be deemed to have been re-appointed as Directors and shall remain in office but the Retiring Directors may only act for the purpose of filling vacancies, convening general meetings of the Company and performing such duties as are essential to maintain the Company as a going concern, and not for any other purpose.
87.2
The Retiring Directors shall convene a general meeting as soon as reasonably practicable following the meeting referred to in Article 87.1 and they shall retire from office at that meeting. If at the end of any meeting convened under this Article the number of Directors is fewer than any minimum number of Directors required under Article 81, the provisions of this Article shall also apply to that meeting.

88
REMOVAL OF DIRECTORS

In addition to any power of removal conferred by the Companies Acts, the Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Act, remove a director before the expiry of his or her period of office (without prejudice to a claim for damages for breach of contract or otherwise) and may (subject to these Articles) by ordinary resolution appoint another person who is willing to act to be a director in his or her place.

89
VACATION OF OFFICE BY DIRECTOR

89.1
Without prejudice to the provisions for retirement (by rotation or otherwise) contained in these Articles, the office of a Director shall be vacated if:

(a)
the Director resigns by notice in writing delivered to the Secretary at the Office or at an address specified by the Company for the purposes of communication by electronic means or tendered at a Board meeting;

(b)
the Director offers to resign by notice in writing delivered to the Secretary at the Office or at an address specified by the Company for the purposes of communication by electronic means or tendered at a Board meeting and the Board resolves to accept such offer;

(c)
the Director is requested to resign by all of the other Directors by notice in writing addressed to him or her at his or her address as shown in the register of Directors (without prejudice to any claim for damages which the Director may have for breach of any contract between him or her and the Company);

(d)
the Director ceases to be a Director by virtue of any provision of the Companies Acts, is removed from office pursuant to these Articles or the Act or becomes prohibited by law from being a Director;

(e)
the Director becomes bankrupt or makes an arrangement or composition with his or her creditors generally;

(f)
a registered medical practitioner who is treating the Director gives a written opinion to the Company stating he or she has become physically or mentally incapable of acting as a director and may remain so for more than three months, or is or has been suffering from mental or physical ill health and the Board resolves that his or her office be vacated; or

(g)
the Director is absent (whether or not any alternate Director appointed by the Director attends), without the permission of the Board, from Board meetings for six consecutive months and a notice is served on the Director personally, or at his or her residential address provided to the Company under section 165 of the Act signed by all the other Directors stating that he or she shall cease to be a Director with immediate effect (and such notice may consist of several copies each signed by one or more Directors).

89.2
If the office of a Director is vacated for any reason, he or she shall cease to be a member of any committee or sub-committee of the Board.

90
RESOLUTION AS TO VACANCY CONCLUSIVE

A resolution of the Board declaring a Director to have vacated office under the terms of Article 89 shall be conclusive as to the fact and ground of vacation stated in the resolution.
91
APPOINTMENT OF ALTERNATE DIRECTORS

91.1
Each Director may appoint any person (including another Director) to be his or her alternate and may at his or her discretion remove an alternate Director so appointed. Any appointment or removal of an alternate Director must be by written notice delivered to the Office or at an address specified by the Company for the purposes of communication by electronic means or tendered at a Board meeting or in any other manner approved by the Board. The appointment requires the approval of the Board unless it has been previously approved or the appointee is another Director.

91.2
An alternate Director must provide the particulars, and sign any form for public filing required by the Companies Acts relating to his or her appointment.

92
ALTERNATE DIRECTORS’ PARTICIPATION IN BOARD MEETINGS

92.1
Every alternate Director is (subject to his or her giving to the Company an address at which notices may be served on him or her (and, if applicable, an address in relation to which electronic communications may be received)) entitled to receive notice of all meetings of the Board and all committees of the Board of which his or her appointor is a member and, in the appointor’s absence, to attend and vote at such meetings and to exercise all the powers, rights, duties and authorities of the appointor. Each person acting as an alternate Director shall have a separate vote at Board meetings for each Director for whom that person acts as alternate Director in addition to his or her own vote if also a Director, but shall count as only one for the purpose of determining whether a quorum is present.
92.2
Signature by an alternate Director of any resolution in writing of the Board or a committee of the Board will, unless the notice of appointment provides otherwise, be as effective as signature by his or her appointor.

93
ALTERNATE DIRECTOR RESPONSIBLE FOR OWN ACTS

Each person acting as an alternate Director will be an officer of the Company, will alone be responsible to the Company for his or her own acts and defaults and will not be deemed to be the agent of the Director appointing them.
94
INTERESTS OF ALTERNATE DIRECTOR

An alternate Director is entitled to contract and be interested in and benefit from contracts or arrangements with the Company, to be repaid expenses and to be indemnified to the same extent as if he or she were a Director. However, no alternate Director is entitled to receive from the Company any fees for his or her services as alternate, except such part (if any) of the fee payable to the alternate’s appointor as such appointor may by written notice to the Company direct.
95
REVOCATION OF ALTERNATE DIRECTOR

95.1
An alternate Director will cease to be an alternate Director:

(a)
if the alternate’s appointor revokes his or her appointment; or

(b)
if the alternate resigns his or her office by notice in writing to the Company; or

(c)
if the alternate’s appointor ceases for any reason to be a Director, provided that if any Director retires but is re-appointed or deemed to be re-appointed at the same meeting, any valid appointment of an alternate Director which was in force immediately before his or her retirement shall remain in force; or

(d)
if any event happens in relation to the alternate which, if the alternate were a Director otherwise appointed, would cause him or her to vacate office.

96
DIRECTORS’ FEES

Each of the Directors may be paid a fee at such rate as may from time to time be decided by ordinary resolution of the Company. Any fees payable under this Article shall be distinct from any salary, remuneration or other amounts payable to a Director under any other provisions of these Articles and shall accrue from day to day.
97
EXPENSES

Each Director may be paid reasonable travelling, hotel and other expenses properly incurred by him or her in or about the performance of their duties as Director, including any expenses incurred in attending meetings of the Board or any committee of the Board or general meetings or separate meetings of the holders of any class of shares or debentures of the Company. Subject to the Act, the Directors shall have the power to make arrangements to provide a Director with funds to meet expenditure incurred or to be incurred by him or her for the purposes of the Company or for the purpose of enabling him or her to perform his or her duties as an officer of the Company or to enable him or her to avoid incurring any such expenditure.

98
ADDITIONAL REMUNERATION

If by arrangement with the Board any Director shall perform or render any special duties or services outside his or her ordinary duties as a Director and not in his or her capacity as a holder of employment or executive office, he or she may be paid such reasonable additional remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine.
99
REMUNERATION OF EXECUTIVE DIRECTORS

The salary or remuneration of any Director appointed to hold any employment or executive office in accordance with these Articles may be either a fixed sum of money, or may altogether or in part be governed by business done or profits made or otherwise determined by the Board, and may be in addition to or instead of any fee payable to him or her for serving as a Director under these Articles.
100
PENSIONS AND OTHER BENEFITS

100.1
The Board may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (whether by insurance or otherwise) for any person who is or has at any time been a Director or employee of:

(a)
the Company;

(b)
any company which is or was a holding company or a subsidiary undertaking of the Company;

(c)
any company which is or was allied to or associated with the Company or a subsidiary undertaking or holding company of the Company; or

(d)
a predecessor in business of the Company or of any holding company or subsidiary undertaking of the Company,

and, in each case, for any member of his or her family (including a spouse or former spouse or civil partner or former civil partner) and any person who is or was dependent on him or her.
100.2
The Board may establish, maintain, subscribe and contribute to any scheme, institution, association, club, trust or fund and pay premiums and, subject to the Companies Acts, lend money or make payments to, guarantee or give an indemnity in respect of, or give any financial or other assistance in connection with any of the matters set out in Article 100.1 above. The Board may procure any of such matters to be done by the Company either alone or in conjunction with any other person. Any Director or former Director shall be entitled to receive and retain for his or her own benefit any pension or other benefit provided under this Article and shall not have to account for it to the Company. The receipt of any such benefit will not disqualify any person from being or becoming a Director of the Company.

101
POWERS OF THE BOARD

101.1
Subject to the Companies Acts, these Articles and to any directions given by special resolution of the Company, the business of the Company will be managed by the Board, which may exercise all the powers of the Company, whether relating to the management of the business or not.

101.2
No alteration of these Articles and no such direction given by the Company shall invalidate any prior act of the Board which would have been valid if such alteration had not been made or such direction had not been given. Provisions contained elsewhere in these Articles as to any specific power of the Board shall not be deemed to limit the general powers given by this Article.

102
POWERS OF DIRECTORS IF LESS THAN MINIMUM NUMBER

If the number of Directors is less than the minimum prescribed in Article 81 or decided by the Company by ordinary resolution, the remaining Director or Directors may act only for the purposes of appointing an additional Director or Directors to make up that minimum or convening a general meeting of the Company for the purpose of making such appointment. If no Director or Directors is or are able or willing to act, any member may convene a general meeting for the purpose of appointing Directors. An additional Director appointed in this way holds office (subject to these Articles) only until the dissolution of the next annual general meeting after his or her appointment unless reappointed during the annual general meeting.
103
POWERS OF EXECUTIVE DIRECTORS

103.1
The Board or any committee authorised by the Board may:

(a)
delegate or entrust to and confer on any Director holding executive office (including a Chief Executive or Managing Director) such of its powers, authorities and discretions (with power to sub-delegate) for such time, on such terms and subject to such conditions as it thinks fit; and

(b)
revoke, withdraw, alter or vary all or any of such powers.

104
DELEGATION TO COMMITTEES

104.1
The Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) for such time on such terms and subject to such conditions as it thinks fit to any committee consisting of one or more Directors and (if thought fit) one or more other persons provided that:

(a)
a majority of the members of a committee shall be Directors; and

(b)
no resolution of a committee shall be effective unless a majority of those present when it is passed are Directors or alternate Directors.

104.2
The Board may confer such powers either collaterally with, or to the exclusion of and in substitution for, all or any of the powers of the Board in that respect and may revoke, withdraw, alter or vary any such powers and discharge any such committee in whole or in part. Insofar as any power, authority or discretion is so delegated, any reference in these Articles to the exercise by the Board of such power, authority or discretion shall be construed as if it were a reference to the exercise of such power, authority or discretion by such committee.

105
LOCAL MANAGEMENT

105.1
The Board may establish any local or divisional boards or agencies for managing any of the affairs of the Company in any specified locality, either in the United Kingdom or elsewhere, and appoint any persons to be members of such local or divisional board, or any managers or agents, and may fix their remuneration.

105.2
The Board may delegate to any local or divisional board, manager or agent so appointed any of its powers, authorities and discretions (with power to sub-delegate) and may authorise the members of any such local or divisional board, or any of them, to fill any vacancies and to act notwithstanding vacancies. Any such appointment or delegation under this Article may be made, on such terms conditions as the Board may think fit. The Board may confer such powers either collaterally with, or to the exclusion of and in substitution for, all or any of the powers of the Board in that respect and may revoke, withdraw, alter or vary all or any of such powers.

105.3
Subject to any terms and conditions expressly imposed by the Board, the proceedings of any local or divisional board or agency with two or more members shall be governed by such of these Articles as regulate the proceedings of the Board, so far as they are capable of applying.

106
ATTORNEYS AND AGENTS

The Board may, by power of attorney or otherwise, appoint any person or persons to be the agent or attorney of the Company, or otherwise to act on behalf of the Company, and may delegate to any such person or persons any of its powers, authorities and discretions (with power to sub-delegate), in each case for such purposes and for such time, on such terms (including as to remuneration) and conditions as it thinks fit. The Board may confer such powers either collaterally with, or to the exclusion of and in substitution for, all or any of the powers of the Board in that respect and may revoke, withdraw, alter or vary any of such powers.
107
EXERCISE OF VOTING POWER

The Board may exercise or cause to be exercised the voting power conferred by the shares in any other company held or owned by the Company, or any power of appointment to be exercised by the Company, in such manner as it thinks fit (including the exercise of the voting power or power of appointment in favour of the appointment of any Director as a director or other officer or employee of such company or in favour of the payment of remuneration to the directors, officers or employees of such company).
108
PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS

The Board may, by resolution, sanction the exercise of the power to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiary undertakings, in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking, but any such resolution shall not be sufficient for payments to or for the benefit of directors, former directors or shadow directors.
109
OVERSEAS REGISTERS

Subject to the Companies Acts, the Company may keep an overseas, local or other register and the Board may make and vary such regulations as it thinks fit respecting the keeping of any such register.
110
BORROWING POWERS

110.1
Subject to these Articles and the Companies Acts, the Board may exercise all the powers of the Company to:

(a)
borrow money;

(b)
indemnify and guarantee;

(c)
mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company;

(d)
create and issue debentures and other securities; and

(e)
give security either outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

111
BOARD MEETINGS

111.1
The Board may decide when and where to have meetings and how they will be conducted. They may also adjourn meetings.

111.2
A Board meeting may be called by any Director. The Secretary must call a Board meeting if asked to do so by a Director.

112
NOTICE OF BOARD MEETINGS

112.1
Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to the Director personally or by word of mouth or given in writing or by electronic means to the Director at his or her last known address or any other address given by him or her to the Company for that purpose.

112.2
A Director may waive the requirement that notice be given to him or her of any Board meeting, either prospectively or retrospectively and any retrospective waiver shall not affect the validity of the meeting or of any business conducted at the meeting.

113
QUORUM

113.1
The quorum necessary for the transaction of business may be determined by the Board and until otherwise determined shall be three persons, each being a Director or an alternate Director. A duly convened meeting of the Board at which a quorum is present shall be competent to exercise all or any of the authorities, powers, and discretions for the time being vested in or exercisable by the Board.

113.2
If a Director ceases to be a director at a Board meeting, he or she can continue to be present and to act as a director and be counted in the quorum until the end of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

114
CHAIR

114.1
The Board may appoint one or more of its body as chair or joint chair and one or more of its body as deputy chair of its meetings and may determine the period for which he or she is or they are to hold office and may at any time remove him, her or them from office.

114.2
If no such chair or deputy chair is elected, or if at any meeting neither a chair nor a deputy chair is present within ten minutes of the time appointed for holding the same, the Directors present shall choose one of their number to be chair of such meeting. In the event two or more joint chairs or, in the absence of a chair, two or more deputy chairs being present, the joint chair or deputy chair to act as chair of the meeting shall be decided by those Directors present.

115
VOTING

Questions arising at any Board meeting shall be determined by a majority of votes. In the case of an equality of votes the chair of that meeting shall have a second or casting vote (unless he or she is not entitled to vote on the resolution in question).
116
PARTICIPATION BY TELEPHONE OR OTHER FORM OF COMMUNICATION

116.1
Any Director or his or her alternate may validly participate in a meeting of the Board or a committee of the Board through the medium of conference telephone or any other form of communications equipment (whether in use when these Articles are adopted or developed subsequently), provided that all persons participating in the meeting are able to hear and speak to each other throughout such meeting.

116.2
A person so participating by telephone or other communication equipment shall be deemed to be present in person at the meeting and shall be counted in a quorum and entitled to vote. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no group which is larger than any other group, where the chair of the meeting then is.

116.3
A resolution passed at any meeting held in the above manner, and signed by the chair of the meeting, shall be as valid and effectual as if it had been passed at a meeting of the Board (or committee, as the case may be) duly convened and held.

117
RESOLUTION IN WRITING

117.1
A resolution in writing signed or confirmed electronically by all the Directors for the time being entitled to receive notice of a Board meeting and to vote on the resolution and not being less than a quorum (or by all the members of a committee of the Board for the time being entitled to receive notice of such committee meeting and to vote on the resolution and not being less than a quorum of that committee), shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board (or committee, as the case may be).

117.2
Such a resolution may consist of several documents or electronic communications in the same form each signed or authenticated by one or more of the Directors or members of the relevant committee.

118
PROCEEDINGS OF COMMITTEES

All committees of the Board shall, in the exercise of the powers delegated to them and in the transaction of business, conform with any mode of proceedings and regulations which the Board may prescribe and subject to this shall be governed by such of these Articles as regulate the proceedings of the Board as are capable of applying.
119
MINUTES OF PROCEEDINGS

119.1
The Board shall keep minutes of all shareholder meetings, all Board meetings and meetings of committees of the Board. The minutes must include the names of the Directors present.

119.2
Any such minutes, if purporting to be signed by the chair of the meeting at which the proceedings were held or by the chair of the next meeting or the Secretary, shall be evidence of the matters stated in such minutes without any further proof.

120
VALIDITY OF PROCEEDINGS

All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director, alternate Director or member of a committee shall be valid even if it is discovered afterwards that there was some defect in the appointment of any person or persons acting, or that they or any of them were or was disqualified from holding office or not entitled to vote, or had in any way vacated office.
121
TRANSACTIONS OR OTHER ARRANGEMENTS WITH THE COMPANY

121.1
Subject to the Companies Acts and provided he or she has declared the nature and extent of his or her interest in accordance with the requirements of the Act, a Director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company may:

(a)
be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)
act by himself or herself or through his or her firm in a professional capacity for the Company (otherwise than as auditor) and he or her, or his or her firm, shall be entitled to remuneration for professional services as if he or she were not a Director;

(c)
be or become a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested; and

(d)
hold any office or place of profit with the Company (except as auditor) in conjunction with his or her office of Director for such period and upon such terms, including as to remuneration as the Board may decide.

121.2
A Director shall not, save as he or she may otherwise agree, be accountable to the Company for any benefit which he or she derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of duty under section 176 of the Act.

122
AUTHORISATION OF DIRECTORS’ CONFLICTS OF INTEREST

122.1
The Board may, in accordance with the requirements set out in this Article, authorise any matter or situation proposed to them by any Director which would, if not authorised, involve a Director (an ‘Interested Director’) breaching his or her duty under the Act to avoid conflicts of interest.

122.2
A Director seeking authorisation in respect of a conflict of interest shall declare to the Board the nature and extent of his or her interest in a conflict of interest as soon as is reasonably practicable.

The Director shall provide the Board with such details of the matter as are necessary for the Board to decide how to address the conflict of interest together with such additional information as may be requested by the Board.
122.3
Any authorisation under this Article will be effective only if:

(a)
any requirement as to the quorum for consideration of the relevant matter is met without counting the Interested Director and any other interested Director; and

(b)
the matter is agreed to without the Interested Director voting or would be agreed to if the Interested Director’s and any other interested Director’s vote is not counted.

122.4
Any authorisation of a conflict of interest under this Article must be recorded in writing (but the authority shall be effective whether or not the terms are so recorded) and may (whether at the time of giving the authorisation or subsequently):

(a)
extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter or situation so authorised;

(b)
provide that the Interested Director be excluded from the receipt of documents and information and the participation in discussions (whether at meetings of the Directors or otherwise) related to the conflict of interest;

(c)
impose upon the Interested Director such other terms for the purposes of dealing with the conflict of interest as the Directors think fit;

(d)
provide that, where the Interested Director obtains, or has obtained (through his or her involvement in the conflict of interest and otherwise than through the interested Director’s position as a Director) information that is confidential to a third party, he or she will not be obliged to disclose that information to the Company, or to use it in relation to the Company’s affairs where to do so would amount to a breach of that confidence; and

(e)
permit the Interested Director to absent himself or herself from the discussion of matters relating to the conflict of interest at any meeting of the Directors and be excused from reviewing papers prepared by, or for, the Directors to the extent they relate to such matters.

122.5
Where the Directors authorise a conflict of interest, the Interested Director will be obliged to conduct himself or herself in accordance with any terms and conditions imposed by the Directors in relation to the conflict of interest.

122.6
The Directors may revoke or vary such authorisation at any time, but this will not affect anything done by the Interested Director, prior to such revocation or variation, in accordance with the terms of such authorisation.

122.7
A Director is not required, by reason of being a Director (or because of the fiduciary relationship established by reason of being a director), to account to the Company for any remuneration, profit or other benefit which he or she derives from or in connection with a relationship involving a conflict of interest which has been authorised by the directors or by the Company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds.

123
DIRECTORS’ PERMITTED INTERESTS

123.1
A Director shall not vote or be counted in the quorum on any resolution relating to any transaction or arrangement with the Company in which the Director has an interest and which may reasonably be regarded as likely to give rise to a conflict of interest but may vote (and be counted in the quorum) on the following:

(a)
any security, guarantee or indemnity for any money or any liability which the Director, or any other person, has lent or obligations the Director or any other person has undertaken at the request, or for the benefit, of the Company or any of its subsidiary undertakings;

(b)
any security, guarantee or indemnity to any other person for a debt or obligation which is owed by the Company or any of its subsidiary undertakings, to that other person if the Director has taken responsibility for some or all of that debt or obligation. The Director can take this responsibility by giving a guarantee, indemnity or security;

(c)
a proposal or contract relating to an offer of any shares or debentures or other securities for subscription or purchase by the Company or any of its subsidiary undertakings, if the Director takes part because he or she is a holder of shares, debentures or other securities, or if he or she takes part in the underwriting or sub-underwriting of the offer;

(d)
any arrangement for the benefit of employees of the Company or any of its subsidiary undertakings which only gives him or her benefits which are also generally given to employees to whom the arrangement relates;

(e)
any arrangement involving any other company if the Director (together with any person connected with the Director) has an interest of any kind in that company (including an interest by holding any position in that company or by being a shareholder of that company). This does not apply if he or she knows that he has a Relevant Interest.

(f)
a contract relating to insurance which the Company may buy or renew for the benefit of the Directors or a group of people which includes Directors; and

(g)
a contract relating to a pension, superannuation or similar scheme or a retirement, death, disability benefits scheme or employees’ share scheme which gives the Director benefits which are also generally given to the employees to whom the scheme relates.

123.2
A Director cannot vote or be counted in the quorum on a resolution relating to the Director’s own appointment or the settlement or variation of the terms of his or her appointment to an office or place of profit with the Company or any other company in which the Company has an interest.

123.3
Where the Directors are considering proposals about the appointment, or the settlement or variation of the terms or the termination of the appointment of two or more Directors to other offices or places of profit with the Company or any company in which the Company has an interest, a separate resolution may be put in relation to each Director and in that case each of the Directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution unless it concerns his or her own appointment or the settlement or variation of the terms or the termination of his or her own appointment or the appointment of another director to an office or place of profit with a company in which the Company has an interest and the Director seeking to vote or be counted in the quorum has a Relevant Interest in it.

123.4
A company shall be deemed to be one in which the Director has a ‘Relevant Interest’ if and so long as (but only if and so long as) the Director is to his or her knowledge (either directly or indirectly) the holder of or beneficially interested in 1 per cent or more of any class of the equity share capital of that company (calculated exclusive of any shares of that class in that company held as treasury shares) or of the voting rights available to members of that company. In relation to an alternate Director, an interest of his or her appointor shall be treated as an interest of the alternate Director without prejudice to any interest which the alternate Director has otherwise. Where a company in which a Director has a Relevant Interest is interested in a contract, the Director also shall be deemed interested in that contract.

123.5
If a question arises at a Board meeting about whether a Director (other than the chair of the meeting) has an interest which is likely to give rise to a conflict of interest, or whether he or she can vote or be counted in the quorum, and the Director does not agree to abstain from voting on the issue or not to be counted in the quorum, the question must be referred to the chair of the meeting. The chair’s ruling about the relevant Director is final and conclusive, unless the nature and extent of the Director’s interests have not been fairly disclosed to the Directors. If the question arises about the chair of the meeting, the question must be directed to the Directors. The chair cannot vote on the question but can be counted in the quorum. The Directors’ resolution about the chair is final and conclusive, unless the nature and extent of the chair’s interests have not been fairly disclosed to the Directors.
124
GENERAL

124.1
For the purposes of Articles 121 to 123 inclusive (which shall apply equally to alternate Directors):

(a)
an interest of a person who is connected (which word shall have the meaning given to it by section 252 of the Act) with a Director shall be treated as an interest of the Director;

(b)
a contract includes references to any proposed contract and to any transaction or arrangement or proposed transaction or arrangement whether or not constituting a contract; and

(c)
a conflict of interest includes a conflict of interest and duty and a conflict of duties.

124.2
Subject to the Companies Acts, the Company may by ordinary resolution suspend or relax the provisions of Articles 121 to 123 to any extent or ratify any contract not properly authorised by reason of a contravention of any of the provisions of Articles 121 to 123.

125
POWER TO AUTHENTICATE DOCUMENTS

Any Director, the Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies or extracts as true copies or extracts. Where any books, records, documents or accounts are not at the Office, the local manager or other officer of the Company who has their custody shall be deemed to be a person appointed by the Board for this purpose. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting.
126
USE OF SEALS

126.1
The Board shall provide for the safe custody of the Seal. A Seal shall not be used without the authority of the Board or of a committee of the Board so authorised.

126.2
Subject as otherwise provided in these Articles, every document which is sealed using the Seal must be signed by two authorised persons or one authorised person in the presence of a witness who attests the signature. An authorised person for this purpose is any Director, the Secretary or any other person authorised by the Directors for the purpose of signing documents to which the Seal is applied.

126.3
A Seal kept by the Company under section 50 of the Act shall be used only for sealing securities issued by the Company and documents creating or evidencing securities so issued. Any such securities or documents sealed with such Seal shall not require to be signed unless the Board decides otherwise or the law otherwise requires.

126.4
The Board may decide who will sign an instrument to which a Seal is affixed (or in the case of a share certificate, on which the Seal may be printed) either generally or in relation to a particular instrument or type of instrument and may also determine either generally or in a particular case that a signature may be dispensed with or affixed by mechanical means.

127
DECLARATION OF DIVIDENDS

Subject to the Act and these Articles, the Company may by ordinary resolution declare dividends to be paid to members according to their respective rights and interests in the profits of the Company. However, no dividend shall exceed the amount recommended by the Board.

128
INTERIM DIVIDENDS

Subject to the Act, the Board may declare and pay such interim dividends (including any dividend at a fixed rate) as appears to the Board to be justified by the profits of the Company available for distribution. If the Board acts in good faith, it shall not incur any liability to the holders of shares for any loss that they may suffer by the lawful payment of any interim dividend on any other class of shares ranking with or after those shares.
129
CALCULATION AND CURRENCY OF DIVIDENDS

129.1
Except as provided otherwise by the rights attached to shares, all dividends:

(a)
shall be declared and paid accordingly to the amounts paid up (otherwise than in advance of calls) on the shares on which the dividend is paid;

(b)
shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms that it shall rank for dividend as from a particular date, it shall rank for dividend accordingly; and

(c)
may be declared or paid in any currency. The Board may decide the rate of exchange for any currency conversions that may be required and how any costs involved are to be met.

130
AMOUNTS DUE ON SHARES CAN BE DEDUCTED FROM DIVIDENDS

The Board may deduct from any dividend or other money payable to any person on or in respect of a share all such sums as may be due from him or her to the Company on account of calls or otherwise in relation to the shares of the Company. Sums so deducted can be used to pay amounts owing to the Company in respect of the shares.
131
DIVIDENDS NOT IN CASH

131.1
The Board may, by ordinary resolution of the Company direct, or in the case of an interim dividend may without the authority of an ordinary resolution direct, that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid up shares or debentures of the Company or any other company, or in any one or more of such ways. Where any difficulty arises regarding such distribution, the Board may settle it as it thinks fit. In particular, the Board may:

(a)
issue fractional certificates (or ignore fractions);

(b)
fix the value for distribution of such assets or any part of them and determine that cash payments may be made to any members on the footing of the values so fixed, in order to adjust the rights of members; and

(c)
vest any such assets in trustees on trust for the person entitled to the dividend.

132
NO INTEREST ON DIVIDENDS

Unless otherwise provided by the rights attached to the share, no dividend or other monies payable by the Company or in respect of a share shall bear interest as against the Company.
133
METHOD OF PAYMENT

133.1
The Company may pay any dividend, interest or other sum payable in respect of a share in cash or by direct debit, bank transfer, cheque, dividend warrant, or money order or by any other method, including by electronic means, as the Board may consider appropriate. For uncertificated shares, any payment may be made by means of the relevant system (subject always to the facilities and requirements of the relevant system) and such payment may be made by the Company or any person on its behalf by sending an instruction to the operator of the relevant system to credit the cash memorandum account of the holder or joint holders of such shares or, if permitted by the Company, of such person as the holder or joint holders may in writing direct.

133.2
The Company may send such payment by post or other delivery service (or by such means offered by the Company as the member or person entitled to it may agree in writing) to the registered address of the member or person entitled to it (or, if two or more persons are holders of the share or are jointly entitled to it because of the death or bankruptcy of the member or otherwise by operation of law, to the registered address of such of those persons as is first named in the Register) or to such person and such address as such member or person may direct in writing.

133.3
Every cheque, warrant, order or other form of payment is sent at the risk of the person entitled to the money represented by it, shall be made payable to the person or persons entitled, or to such other person as the person or persons entitled may direct in writing. Payment of the cheque, warrant, order or other form of payment (including transmission of funds through a bank transfer or other funds transfer system or by such other electronic means as permitted by these Articles or in accordance with the facilities and requirements of the relevant system concerned) shall be good discharge to the Company. If any such cheque, warrant, order or other form of payment has or shall be alleged to have been lost, stolen or destroyed the Company shall not be responsible.

133.4
Any joint holder or other person jointly entitled to a share may give an effective receipt for any dividend or other monies payable in respect of such share.

133.5
If a holder (or joint holder) does not specify an address, or does not specify an account or such other details and in each case that information is necessary in order to make a payment of a dividend, interest or other sum by the means by which in accordance with this Article the Board have decided that a payment is to be made or by which the holder (or joint holder) has validly elected to receive payment or the payment cannot be made by the Company using the details provided by the holder (or joint holders), the dividend, interest or other sum shall be treated as unclaimed for the purposes of these Articles.

133.6
The Board may, at its discretion, make provisions to enable any member as the Board shall determine to receive duly declared dividends in a currency or currencies other than sterling. For the purposes of the calculation of the amount receivable in respect of any dividend, the rate of exchange to be used to determine the foreign currency equivalent of any sum payable as a dividend shall be such rate or rates and the payment shall be on such terms and conditions as the Board may in its absolute discretion determine.

134
UNCASHED DIVIDENDS

If cheques, warrants or orders for dividends or other sums payable in respect of a share sent by the Company to the person entitled to them are returned to the Company or left uncashed on two consecutive occasions or, following one occasion, reasonable enquires have failed to establish any new address to be used for the purpose, the Company does not have to send any dividends or other monies payable in respect of that share due to that person until he or she notifies the Company of an address to be used for the purpose.
135
UNCLAIMED DIVIDENDS

All dividends, interest or other sums payable and unclaimed for 12 months after having become payable may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The Company shall not be a trustee in respect of such unclaimed dividends and will not be liable to pay interest on it. All dividends that remain unclaimed for 12 years after they were first declared or became due for payment shall (if the Board so resolves) be forfeited and shall cease to remain owing by the Company.
136
SCRIP DIVIDENDS

136.1
Subject to the Act, the Board may, by ordinary resolution of the Company and subject to such terms and conditions as the Board may determine, offer to any holders of Ordinary A1 Shares (excluding any member holding shares as treasury shares) the right to elect to receive Ordinary A1 Shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of any dividend specified by the ordinary resolution. The following provisions shall apply:
(a)
the said resolution may specify a particular dividend, or may specify all or any dividends declared within a specified period or periods but such period may not end later than the third anniversary of the date of the meeting at which the ordinary resolution is passed;

(b)
the entitlement of each holder of Ordinary A1 Shares to new Ordinary A1 Shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder would have received by way of dividend. For this purpose ‘relevant value’ shall be calculated by reference to the average of the middle market quotations for the Ordinary A1 Shares, certificated or uncertificated depositary instruments in respect of such shares, on Nasdaq (or any other publication of a recognised investment exchange showing quotations for the Company’s Ordinary A1 Shares), for the day on which the Ordinary A1 Shares are first quoted “ex” the relevant dividend and the four subsequent dealing days, or in such other manner as the Board may determine on such basis as it considers to be fair and reasonable. A certificate or report by the Company’s auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount;

(c)
no fractions of a share shall be allotted. The Board may make such provisions as it thinks fit for any fractional entitlements including provisions where, in whole or in part, the benefit accrues to the Company and/or under which fractional entitlements are accrued and/or retained and in each case accumulated on behalf of any member and such accruals or retentions are applied to the allotment by way of bonus to or cash subscription on behalf of any member of fully paid Ordinary A1 Shares and/or provisions where cash payments may be made to members in respect of their fractional entitlements;

(d)
the Board shall, after determining the basis of allotment, notify the holders of Ordinary A1 Shares in writing of the right of election offered to them, and specify the procedure to be followed and place at which, and the latest time by which, elections must be lodged in order to be effective. No such notice need to be given to holders of Ordinary A1 Shares who have previously given election mandates in accordance with this Article and whose mandates have not been revoked. The accidental omission to give notice of any right of election to, or the non-receipt (even if the Company becomes aware of such non-receipt) of any such notice by, any holder of Ordinary A1 Shares entitled to the same shall neither invalidate any offer of an election nor give rise to any claim, suit or action;

(e)
the Board shall not proceed with any election unless the Company has sufficient reserves or funds that may be capitalised, and the Board has authority to allot sufficient shares, to give effect to it after the basis of the allotment is determined;

(f)
the Board may exclude from any offer or make other arrangements in relation to any holders of Ordinary A1 Shares where the Board considers that the making of the offer to them or in respect of such shares would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them or in respect of such shares;

(g)
the Board may establish or vary a procedure for election mandates in respect of future rights of election and may determine that every duly effected election in respect of any Ordinary A1 Shares shall be binding on every successor in title to the holder;

(h)
the dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary A1 Shares in respect of which an election has been duly made (‘elected ordinary shares’) and instead additional Ordinary A1 Shares shall be allotted to the holders of the elected Ordinary A1 Shares on the basis of allotment determined as stated above. For such purpose the Board may capitalise, out of any amount for the time being standing to the credit of any reserve or fund (including any share premium account or capital redemption reserve) or of any of the profits which could otherwise have been applied in paying dividends in cash as the Board may determine, a sum equal to the aggregate nominal amount of the additional Ordinary A1 Shares to be allotted on such basis and apply it in paying up in full the appropriate number of unissued Ordinary A1 Shares for allotment and distribution to the holders of the elected Ordinary A1 Shares on such basis. The Board may do all acts and things considered necessary or expedient to give effect to any such capitalisation;
(i)
the Board may decide how any costs relating to the new shares available in place of a cash dividend will be met, including to deduct an amount from the entitlement of a holder of Ordinary A1 Shares under this Article;

(j)
the additional Ordinary A1 Shares so allotted shall rank pari passu in all respects with each other and with the fully paid Ordinary A1 Shares in issue on the record date for the dividend in respect of which the right of election has been offered, except that they will not rank for any dividend or other distribution or other entitlement which has been declared, paid or made by reference to such record date; and

(k)
the Board may terminate, suspend, or amend any offer of the right to elect to receive Ordinary A1 Shares in lieu of any cash dividend at any time and generally may implement any scrip dividend scheme on such terms and conditions as the Board may determine and take such other action as the Board may deem necessary or desirable in respect of any such scheme.

137
CAPITALISATION OF RESERVES

137.1
The Board may, with the authority of an ordinary resolution of the Company:

(a)
subject as provided in this Article, resolve to capitalise any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company which is available for distribution or standing to the credit of the share premium account or capital redemption reserve or other undistributable reserve;

(b)
appropriate the sum resolved to be capitalised to the members in proportion to the nominal amounts of the shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the shares were fully paid and the sum were then distributable and were distributed by way of dividend and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to that sum, and allot the shares or debentures credited as fully paid to those members or as they may direct, in those proportions, or partly in one way and partly in the other, provided that:

(i)
the share premium account, the capital redemption reserve, any other undistributable reserve and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up in full shares to be allotted to members credited as fully paid;

(ii)
the Company will also be entitled to participate in the relevant distribution in relation to any shares of the relevant class held by it as treasury shares and the proportionate entitlement of the relevant class of members to the distribution will be calculated accordingly; and

(iii)
in a case where any sum is applied in paying amounts for the time being unpaid on any shares of the Company or in paying up in full debentures of the Company, the amount of the net assets of the Company at that time is not less than the aggregate of the called up share capital of the Company and its undistributable reserves as shown in the latest audited accounts of the Company or such other accounts as may be relevant and would not be reduced below that aggregate by the payment of it;

(c)
resolve that any shares so allotted to any member in respect of a holding by him or her of any partly paid shares shall, so long as such shares remain partly paid, rank for dividends only to the extent that such partly paid shares rank for dividends;

(d)
make such provision by the issue of fractional certificates (or by ignoring fractions or by accruing the benefit of it to the Company rather than to the members concerned) or by payment in cash or otherwise as it thinks fit in the case of shares or debentures becoming distributable in fractions;

(e)
authorise any person to enter on behalf of such members concerned into an agreement with the Company providing for either:

(i)
the allotment to them respectively, credited as fully paid up, of any shares or debentures to which they may be entitled on such capitalisation; or

(ii)
the payment up by the Company on behalf of such members by the application of their respective proportions of the reserves or profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares,

(any agreement made under such authority being effective and binding on all such members); and
(f)
generally do all acts and things required to give effect to such resolution.

138
RECORD DATES

138.1
Notwithstanding any other provision of these Articles but without prejudice to the rights attached to any shares and subject always to the Act, the Company or the Board may by resolution specify any date (‘record date’) as the date at the close of business (or such other time as the Board may determine) on which persons registered as the holders of shares or other securities shall be entitled to receipt of any dividend, distribution, interest, allotment, issue, notice, information, document or circular. Such record date may be before, on or after the date on which the dividend, distribution, interest, allotment, issue, notice, information, document or circular is declared, made, paid, given, or served.

138.2
In the absence of a record date being fixed, entitlement to any dividend, distribution, interest, allotment, issue, notice, information, document or circular shall be determined by reference to the date on which the dividend is declared, the distribution, allotment or issue is made or the notice, information, document or circular made, given or served.

139
INSPECTION OF RECORDS

No member (other than a Director) shall have any right to inspect any accounting record or other document of the Company unless he or she is authorised to do so by law, by order of a court of competent jurisdiction, by the Board or by ordinary resolution of the Company.
140
ACCOUNT TO BE SENT TO MEMBERS

140.1
Subject to the provisions of the Companies Acts, in respect of each financial year, a copy of the Company’s annual reports and accounts shall be sent or supplied to:

(a)
every member (whether or not entitled to receive notices of general meetings);

(b)
every holder of debentures (whether or not entitled to receive notice of general meetings);

(c)
every other person who is entitle to receive notice of general meetings;

not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Act.
140.2
This Article does not require copies of the documents to which it applies to be sent or supplied to:

(a)
a member or holder of debentures of whose address the Company is unaware; or

(b)
more than one of the joint holders of shares or debentures.

140.3
The Board may determine that persons entitled to receive a copy of the Company’s annual reports and accounts are those persons entered on the Register at the close of business (or such time as the Board may decide) on a day determined by the Board, provided that the day determined by the Board may not be more than 21 days before the day that the relevant copies are being sent.

140.4
Where permitted by the Act, a strategic report with supplementary material in the form and containing the information prescribed by the Act may be sent or supplied to a person so electing in place of the documents required to be sent or supplied by Article 140.1.

141
SERVICE OF NOTICES

141.1
The Company can send, deliver or serve any notice or other document, including a share certificate, to or on a member:

(a)
personally;

(b)
by sending it through the postal system addressed to the member at the member’s registered address or by leaving it at that address addressed to the member;

(c)
through a relevant system, where the notice or document relates to uncertificated shares;

(d)
where appropriate, by sending or supplying it in electronic form to an address notified by the member to the Company for that purpose;

(e)
where appropriate, by making it available on a website and notifying the member of its availability in accordance with this Article; or

(f)
by any other means authorised in writing by the member.

141.2
In the case of joint holders of a share:

(a)
service, sending or supply of any notice, document or other information on or to one of the joint holders shall for all purposes be deemed a sufficient service on, sending or supplying to all the joint holders; and

(b)
anything to be agreed or specified in relation to any notice, document or other information to be served on, sent or supplied to them may be agreed or specified by any one of the joint holders and the agreement or specification of the first named in the Register shall be accepted to the exclusion of that of the other joint holders.

141.3
Where a member (or, in the case of a joint holders, the person first named in the Register) has a registered address outside the United Kingdom but has notified the Company of an address within the United Kingdom at which notices, documents or other information may be given to him or her or has given to the Company an address for the purposes of communications by electronic means at which notices, documents or other information may be served, sent or supplied to him or her, the member shall be entitled to have notices served, sent or supplied to him or her at such address or, where applicable, the Company may make them available on a website and notify the holder of that address. Otherwise no such member shall be entitled to receive any notice, document or other information from the Company.

141.4
If on three consecutive occasions any notice, document or other information has been sent to any member at the member’s registered address or the member’s address for the service of notices (by electronic means or otherwise) but has been returned undelivered, such member shall not be entitled to receive notices, documents or other information from the Company until he or she shall have communicated with the Company and supplied in writing a new registered address or address within the United Kingdom for the service of notices or has informed the Company of an address for the service of notices and the sending or supply of documents and other information in electronic form. For these purposes, any notice, document or other information served, sent or supplied by post shall be treated as returned undelivered if the notice, document or other information is served, sent or supplied back to the Company (or its agents) and a notice, document or other information served, sent or supplied in electronic form shall be treated as returned undelivered if the Company (or its agents) receives notification that the notice, document or other information was not delivered to the address to which it was served, sent or supplied.
141.5
The Company may at any time and in its sole discretion choose to serve, send or supply notices, documents or other information in hard copy form alone to some or all of the members.

142
NOTICE ON PERSON ENTITLED BY TRANSMISSION

The Company may give notice to the person entitled to a share because of the death or bankruptcy of a member or otherwise by operation of law, by sending or delivering it in any manner authorised by these Articles for the giving of notice to a member, addressed to that person by name, or by the title of representative of the deceased or trustee of the bankrupt or representative by operation of law or by any like description, at the address (if any) within the United Kingdom supplied for the purpose by the person claimed to be so entitled or to which notices may be sent in electronic form. Until such an address has been so supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy or operation of law had not occurred.
143
RECORD DATE FOR SERVICE

Any notice, document or other information may be served, sent or supplied by the Company by reference to the Register as it stands at any time not more than 15 days before the date of service, sending or supplying. No change in the register after that time shall invalidate that service, sending or supply. Where any notice, document or other information is served on, sent or supplied to any person in respect of a share in accordance with these Articles, no person deriving any title or interest in that share shall be entitled to any further service, sending or supplying of that notice, document or other information.
144
EVIDENCE OF SERVICE

144.1
Any notice, document or other information, addressed to a member at the member’s registered address or address for service in the United Kingdom shall, if served, sent or supplied by first class post, be deemed to have been served or delivered on the day after the day when it was put in the post (or, where second class post is employed, on the second day after the day when it was put in the post). Proof that an envelope containing the notice, document or other information was properly addressed and put into the post as a prepaid letter shall be conclusive evidence that the notice was given.

144.2
Any notice, document or other information not served, sent or supplied by post but delivered or left at a registered address or address for service in the United Kingdom (other than an address for the purposes of communications by electronic means) shall be deemed to have been served or delivered on the day on which it was so delivered or left.

144.3
Any notice, document or other information, if served, sent or supplied by electronic means shall be deemed to have been received on the day on which the electronic communication was sent by or on behalf of the Company notwithstanding that the Company subsequently sends a hard copy of such notice, document or other information by post. Any notice, document or other information made available on a website shall be deemed to have been received on the day on which the notice, document or other information was first made available on the website or, if later, when a notice of availability is received or deemed to have been received pursuant to this Article. Proof that the notice, document or other information was properly addressed shall be conclusive evidence that the notice by electronic means was given.

144.4
Any notice, document or other information served, sent or supplied by the Company by means of a relevant system shall be deemed to have been received when the Company or any sponsoring system-participant acting on its behalf sends the issuer-instruction relating to the notice, document or other information.

144.5
Any notice, document or other information served, sent or supplied by the Company by any other means authorised in writing by the member concerned shall be deemed to have been received when the Company has carried out the action it has been authorised to take for that purpose.

145
NOTICE WHEN POST NOT AVAILABLE

If at any time by reason of the suspension, interruption or curtailment of postal services within the United Kingdom the Company is unable effectively to convene a general meeting by notices sent through the post, the Company need only give notice of a general meeting to those members with whom the Company can communicate by electronic means and who have provided the Company with an address for this purpose. The Company shall also advertise the notice in at least one national newspaper published in the United Kingdom and make it available on its website from the date of such advertisement until the conclusion of the meeting or any adjournment of it. In any such case the Company shall send confirmatory copies of the notice by post to those members to whom notice cannot be given by electronic means if, at least seven days prior to the meeting, the posting of notices to addresses throughout the United Kingdom again becomes practicable.
146
INDEMNITY AND INSURANCE

146.1
In this Article:

(a)
companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate;

(b)
a ‘relevant officer’ means any Director or other officer or former director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Act), but excluding in each case any person engaged by the Company (or associated company) as auditor (whether or not he or she is also a director or other officer), to the extent he or she acts in his or her capacity as auditor); and

(c)
‘relevant loss’ means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers (including any negligence, default, breach of duty or breach of trust) in relation to the Company, any associated company or any pension fund or employees’ share scheme of the Company or associated company.

146.2
Subject to Article 146, but without prejudice to any indemnity to which a relevant officer is otherwise entitled:

(a)
each relevant officer shall be indemnified out of the Company’s assets against all relevant loss and in relation to the Company’s (or any associated company’s) activities as trustee of an occupational pension scheme (as defined in section 235(6) of the Act), including any liability incurred by the officer in defending any civil or criminal proceedings, in which judgment is given in the officer’s favour or in which the officer is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on the officer’s part or in connection with any application in which the court grants the officer, in his or her capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company’s (or any associated company’s) affairs; and

(b)
the Company may provide any relevant officer with funds to meet expenditure incurred or to be incurred by him or her in connection with any proceedings or application referred to in Article 146.2(a) and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.

146.3
This Article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Acts or by any other provision of law.

146.4
The Directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant officer in respect of any relevant loss.

147
WINDING UP

147.1
If the Company is wound up, the liquidator may, with the authority of a special resolution and any other authority required by law, divide among the members in specie the whole or any part of the assets of the Company. This applies whether the assets shall consist of property of one kind or different kinds. For this purpose, the liquidator may set such value as the liquidator considers fair on any asset or assets and may determine how to divide it between the members or different classes of members. The liquidator may, with the authority of a special resolution and any other authority required by the law, transfer all or any part of the assets to trustees on such trusts for the benefit of members as the liquidator decides. Where the liquidator divides or transfers any assets in pursuance of the powers in this Article, no member shall be required to accept any asset in respect of which there is a liability.

147.2
Article 147.1 is without prejudice to any right or power that the liquidator may have, in the absence of the rights expressly conferred by Article 147.1, to divide or transfer the assets in specie as contemplated in Article 147.1 without a special resolution.

148
EXCLUSIVE JURISDICTION

148.1
Save in respect of any cause of action arising under the Securities Act or the Exchange Act, unless the Company by ordinary resolution consents to the selection of an alternative forum, the courts of England and Wales shall be the exclusive forum for the resolution of:

(a)
any derivative action or proceeding brought on behalf of the Company;

(b)
any action or proceeding asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee to the Company (including but not limited to duties arising under the Companies Acts);

(c)
any action or proceeding asserting a claim arising out of any provision of the Companies Acts or these Articles or otherwise in any way relating to the constitution or conduct of the Company; or

(d)
any action or proceeding asserting a claim or otherwise related to the affairs of the Company.

148.2
Unless the Company by ordinary resolution consents to the selection of an alternative forum in the United States, the United States District Court for the Southern District of New York shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

148.3
Any person or entity purchasing or otherwise acquiring any interest in the Company’s shares shall be deemed to have notice of and consented to the provisions of this Article 148.

ANNEX A
Conversion Notice
The undersigned hereby irrevocably elects to exercise the right, represented by the articles of association of CorpAcq Group Plc (the “Articles”), to convert Class C Shares into Ordinary A1 Shares and herewith tenders payment for such Ordinary A1 Shares to the order of the Company in the amount of $[•] in accordance with the terms hereof. The undersigned requests that a share certificate for such Ordinary A1 Shares be issued in its name at [address] and that such certificate be delivered to [•] whose address is [•]. If said number of Ordinary A1 Shares is less than all of the Ordinary A1 Shares convertible hereunder, the undersigned requests that a new share certificate representing the remaining balance of such Class C Shares in its name be delivered to [•].
In the event that the Company has served notice on the holders of the Class C Shares pursuant to Article 13.25 requiring conversion of all the outstanding Class C Shares into Ordinary A1 Shares, the number of Ordinary A1 Shares that Class C Shares convert into shall be determined in accordance with Article 13.25.
In the event that the Class C Share is a Class C-2 Share that is to be converted on a “cashless” basis pursuant to Article 13.7, the number of Ordinary A1 Shares that the Class C Shares convert into shall be determined in accordance with Article 13.7.
In the event that the Class C Share is to be converted on a “cashless” basis pursuant to Article 13.9, the number of Ordinary A1 Shares that the Class C Shares convert into shall be determined in accordance with Article 13.9.
In the event that the Class C Shares may be converted, to the extent allowed by the Articles, through cashless conversion: (i) the number of Ordinary A1 Shares that the Class C Shares are convertible into would be determined in accordance with the relevant section of the Articles which allows for such cashless conversion and (ii) the holder hereof shall complete the following: the undersigned hereby irrevocably elects to exercise the right, represented by the Class C Shares, through the cashless conversion provisions of the Articles, to receive Ordinary A1 Shares. If said number of shares is less than all of the Ordinary A1 Shares receivable hereunder (after giving effect to the cashless conversion), the undersigned requests that a new share certificate representing the remaining balance of such Class C Shares be issued in its name and that such share certificate be delivered to [•] whose address is [•].
Date: …………………………….
…………………………………. (Signature)
…………………………………. (Address)
…………………………………..
………………………………….

Annex D
THE CORPACQ GROUP PLC 2024 OMNIBUS INCENTIVE PLAN
1.   Purpose.   The purpose of the CorpAcq Group Plc 2024 Omnibus Incentive Plan is to further align the interests of eligible participants with those of the Company’s shareholders by providing incentive compensation opportunities tied to the performance of the Company and its Shares. The Plan is intended to advance the interests of the Company and increase shareholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent. The Plan is intended to be an employees’ share scheme within the meaning of the Companies Act and is established for encouraging or facilitating the holding of Shares by employees or former employees of the Company and its Subsidiaries.
2.   Definitions.   Capitalized terms used and not otherwise defined herein shall have the meanings set forth below:
“A2 Shares” means the fully paid ordinary A2 shares in the capital of the Company.
“A3 Shares” means the fully paid ordinary A3 shares in the capital of the Company.
“Affiliate” means any other Person that directly or indirectly controls, is controlled by, or is under common control with the Company, provided that such Person is a “subsidiary” or “holding company” within the meaning of Section 1159 of the Companies Act. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, appointing a majority of the board of directors, by contract, or otherwise.
“Award” means a Share Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit, or Share-Based Award granted under the Plan.
“Award Agreement” means a notice, certificate or an agreement entered into between the Company and a Participant or provided by (or on behalf of) the Company to a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Section 14.2 hereof.
“BermudaCo” means Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda.
“BermudaCo Series B-1 Shares” means the series B-1 ordinary shares, par value $0.000001 per share of BermudaCo.
“BermudaCo Series B-2 Shares” means the series B-2 ordinary shares, par value $0.000001 per share of BermudaCo.
“BermudaCo Series B-3 Shares” means the series B-2 ordinary shares, par value $0.000001 per share of BermudaCo.
“Board” means the Board of Directors of the Company.
“Cause” has the meaning set forth in Section 12.2 hereof.
“Change in Control” has the meaning set forth in Section 11.4 hereof.
“Code” means the US Internal Revenue Code of 1986, as amended.
“Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of no fewer than two members of the Board who are appointed by the Board to administer the Plan or (iii) the Board, as determined by the Board provided, however, that for the purpose of Section 11, it shall mean the Committee as comprised immediately prior to the occurrence of the Change in Control.
“Companies Act” means the Companies Act 2006 enacted under the laws of England and Wales.

“Company” means CorpAcq Group Plc, a public limited company incorporated under the laws of England and Wales with company number 15030617, and its successors by operation of law.
“Company Articles” means the articles of association of the Company in effect.
“Date of Grant” means the date on which an Award under the Plan is granted by the Company.
“Disability” has the meaning set forth in the UK Equality Act 2010 and a Disability shall be deemed to occur at the time of the determination by the Committee of the Disability (or as otherwise prescribed by the UK Equality Act 2010).
“Dividend Equivalent” means a benefit, the gross amount of which is calculated by reference to dividends paid on Shares (but shall not mean a dividend or a right to a dividend paid or to be paid by any entity).
“Effective Date” has the meaning set forth in Section 15.1 hereof.
“Eligible Person” means any Person who is a bona fide employee of the Company or any of its Subsidiaries.
“Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Fair Market Value” means, as applied to a specific date, the price of a Share that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on any established stock exchange or national market system including without limitation, NASDAQ and the National Market System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the closing price of a Share on the date as of which Fair Market Value is to be determined, or if Shares are not publicly traded on such date, as of the most recent date on which Shares were publicly traded. Notwithstanding the foregoing, if the Share is not traded on any established stock exchange or national market system, the Fair Market Value means the price of a Share as established by the Committee.
“Group” has the meaning set forth in Section 421 the UK Financial Services and Markets Act 2006 and “Group Company” shall be construed accordingly.
“HMRC” means HM Revenue & Customs.
“Incentive Stock Option” means an option to acquire Shares granted under the Plan or any subplan thereto that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.
“Incremental Share Consideration” means (a) if the Delivered Capital Adjustment Amount (as defined in the Sponsor Agreement) is a negative number, a number of Shares (rounded down to the nearest whole share) equal to (i) the absolute value of the Delivered Capital Adjustment Amount, divided by (ii) $10.00, multiplied by 50% or (b) if the Delivered Capital Adjustment Amount is zero or a positive number, zero Shares; provided that no Incremental Share Consideration shall be issued at Closing and, instead, the Sellers shall have the contingent right to receive the Incremental Share Consideration, if any, from the Company within five (5) days following the final calculation of the Delayed Financing Amount (as defined in the Merger Agreement) pursuant to the Sponsor Agreement.
“ITEPA” means the UK Income Tax (Earnings and Pensions) Act 2003.
“Merger Agreement” means the Agreement and Plan of Merger, executed as of August 1, 2023, by and among the Company, Sellers, and certain other parties thereto.
“NASDAQ” means the Nasdaq Global Market.
“NIC Election” means an election for the purposes of and in accordance with paragraph 3B of Schedule 1 to the UK Social Security Contributions and Benefits Act 1992.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.
“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity. All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act) of Persons.
“Personal Representative” means the personal representative(s) of a Participant (being either the executors of his or her will or if he or she dies intestate the duly appointed administrators of his or her estate) who have provided evidence to the satisfaction of the Committee of their appointment as such.
“Plan” means the CorpAcq Group Plc 2024 Omnibus Incentive Plan as set forth herein, effective as of the Effective Date and as may be amended from time to time, as provided herein, and includes any sub-plan or appendix that may be created and approved by the Board from time to time.
“Restricted Share Award” means a grant of Shares or an interest in Shares to an Eligible Person under Section 8 hereof subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.
“Restricted Share Unit” means a contractual right granted to an Eligible Person under Section 9 hereof to receive a number of Shares at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.
“SAYE Arrangement” means an SAYE arrangement under Schedule 3 of ITEPA, implemented by the Company on such terms as it shall see fit.
“Scheme of Arrangement” means a scheme of arrangement under Sections 899 to 900 of the Companies Act or if under any other substantially equivalent local legislation, under which a court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or the local substantial equivalent of such compromise or arrangement.
“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Sellers” means CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (“CorpAcq Holdco”) and the relevant shareholders of CorpAcq Holdco as set forth in the Merger Agreement.
“Service” means a Participant’s employment (including as a director) with the Company or any Subsidiary.
“Share Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the excess of the Fair Market Value of a Share over the base price per share of the right, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
“Share-Based Award” means (i) a grant of Shares or any award that is valued by reference to Shares to an Eligible Person under Section 10 hereof, or (ii) a grant of Shares to an Eligible Person, under Section 10 hereof, pursuant to a SIP Arrangement.
“Share Option” means (i) a contractual right granted to an Eligible Person under Section 6 hereof to subscribe for or otherwise acquire Shares at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement, and (ii) any right to subscribe for or acquire Shares pursuant to any SAYE Arrangement.
“Shares” means fully paid ordinary A1 shares of USD 0.001 each in the share capital of the Company having the rights provided for in the Company Articles (and for the avoidance of doubt, excludes A2 Shares, A3 Shares, Class B Shares (as defined in the Company Articles) and Class C Shares (as defined in the Company Articles)).

“SIP Arrangement” means a SIP arrangement under Schedule 2 of ITEPA, implemented by the Company on such terms as it shall see fit.
“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Founder, CCVII, the Company and certain other parties thereto, as amended, restated, modified or supplemented from time to time.
“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, provided, however, that such entity is a Group Company.
“Treasury Regulations” means regulations promulgated by the United States Treasury Department.
“Trustee” means the trustee of an employee benefit trust established by the Company or any Subsidiary from time to time.
“United Kingdom Person” means a Person who is resident for tax purposes in the United Kingdom or is otherwise subject to tax under the laws of the United Kingdom.
“United States Person” means a Person who is resident for tax purposes in the United States of America, a citizen of the United States of America or is otherwise subject to tax under the laws of the United States of America.
3.   Administration.
3.1   Committee Members.   The Plan shall be administered by the Committee. To the extent deemed necessary by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by NASDAQ or other principal exchange on which the Shares are then listed and (ii) a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The Board may exercise all powers of the Committee hereunder and may directly administer the Plan. Neither the Company nor any member of the Board or Committee shall be liable for any action or determination made in good faith by the Board or Committee with respect to the Plan or any Award thereunder.
3.2   Committee Authority.   The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan, (ii) prescribe the restrictions, terms and conditions of all Awards and Shares issued under the Plan, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (vii) make all determinations it deems necessary or appropriate for the administration of the Plan, (viii) decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, (ix) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, (x) accelerate the vesting or, to the extent applicable, exercisability of any Award at any time (including, but not limited to, upon a Change in Control or upon termination of Service of a Participant under certain circumstances (including, without limitation, upon retirement)) and (xi) adopt such procedures, modifications or subplans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or provide services outside of the United Kingdom, or to obtain or maintain favorable tax, securities, exchange control or regulatory treatment for any Person. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such Persons are similarly situated, and among Awards or portions of Awards, whether or not such Awards are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, any institutional investor or corporate governance guidelines (or similar) that apply to the Company from time to time (including on a voluntary basis), the recommendations or advice of any officer or employee of the Company or board of directors of a Subsidiary or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
3.3   Delegation of Authority.   The Committee shall have the right, from time to time, to delegate in writing to one or more officers or directors of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to applicable law or such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act. The Committee shall also be permitted to delegate, to any appropriate officer, director or employee of the Company, responsibility for performing certain administrative functions under the Plan. In the event that the Committee’s authority is delegated to officers, directors or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.
4.   Shares Subject to the Plan.
4.1   Number of Shares Reserved.   Subject to adjustment as provided in Section 4.2 Section 4.3 hereof, the total number of Shares that are available for issuance under the Plan (the “Share Reserve”) shall equal. 10% of the sum of (A) the Shares in issue immediately after Closing, (B) the Shares comprising the Incremental Share Consideration, if any, (C) any A2 Shares (to the extent not redeemed for Shares), (D) any Shares issued following redemption of vested A2 Shares, (E) any vested A3 Shares (to the extent not redeemed for Shares), (F) any Shares issued following redemption of vested A3 Shares, (G) the number of Shares that would have been issued immediately after and in connection with the Closing (the “Relevant Time”) had the BermudaCo Series B-1 Shares been converted into such shares immediately prior to the Relevant Time, (H) the number of Shares that would be issued in exchange for any vested BermudaCo Series B-2 Shares or vested BermudaCo Series B-3 Shares if such exchange were to occur immediately following such vesting, and (I) any other shares in the Company outstanding as of the Relevant Time, but only to the extent that such shares are convertible, exercisable or redeemable into Shares (“Additional Shares”), save for Class B Shares (as defined in the Company Articles) and Class C Shares (as defined in the Company Articles). Consequently, the maximum number of Shares that may be issued under the Plan is [15,448,171] (which assumes vesting of all A2 Shares, A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares). Each Share subject to an Award shall reduce the Share Reserve by one share.
4.2   Share Replenishment.   Following the Effective Date, to the extent that an Award granted under this Plan is canceled, expired, repurchased, forfeited, surrendered, exchanged for cash, settled in cash or by delivery of fewer Shares than the number underlying the Award, or otherwise terminated without delivery of the Shares to the Participant under the Plan, the unissued Shares will (i) not be deemed to have been delivered under the Plan, and (ii) be available for future Awards under the Plan. Shares that are (x) withheld from any Share Option or Share Appreciation Right in payment of the exercise, base or purchase price or taxes relating to such an Award, or (y) repurchased by the Company on the open market with the proceeds of an Option, will be deemed to have been delivered under the Plan and will not be available for future Awards under the Plan. The satisfaction of a Dividend Equivalent in cash in conjunction with any outstanding Award shall not count against the Share Reserve.
4.3   Adjustments.   If there shall occur any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, share dividend, extraordinary cash dividend, share split, reverse share split or other distribution with respect to the Shares or any amalgamation, merger, scheme of arrangement, reorganization, consolidation, combination, spin-off or other corporate event or transaction or any other change affecting the Shares (other than regular cash dividends to shareholders of the Company), the Committee shall, in the manner and to the extent it considers appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and class of Shares or other securities provided in Section 4.1 hereof, (ii) the number and class of Shares, units or other securities or rights subject to then outstanding Awards, (iii) the exercise, base or purchase price for each share or unit or other security or right subject to then outstanding Awards, (iv) other value determinations applicable to the Plan and/or outstanding Awards, and/or (v) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, any such adjustments shall, to the extent deemed necessary or appropriate by the Committee, be made in a manner consistent with the requirements of Section 409A of the Code or any other applicable tax laws.
5.   Eligibility and Awards.
5.1   Designation of Participants.   Any Eligible Person may be selected by the Committee to receive an Award and become a Participant. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of Shares or units subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such Person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to such Participant in any other year. For the avoidance of doubt, any person who is not an Eligible Person (including, without limitation, Persons who are consultants or Non Employee Directors of the Company or any of its Subsidiaries) may not receive an Award under the Plan.
5.2   Determination of Awards.   The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.
5.3   Award Agreements.   Each Award granted to an Eligible Person shall be represented by an Award Agreement. The terms of the Award, as determined by the Committee, will be set forth in the applicable Award Agreements as described in Section 14.2 hereof.
5.4   Cash Settlement.   The Committee may (i) grant a Share Appreciation Right or a Restricted Share Unit that can only ever be settled in cash or (ii) at any time following the Date of Grant, resolve to settle all or part of a Share Appreciation Right or a Restricted Share Unit in cash, in either case based upon the Fair Market Value of a Share at the relevant time.
6.   Share Options.
6.1   Grant of Share Options.   A Share Option may be granted to any Eligible Person selected by the Committee. All Share Options granted under the Plan to a United States Person are intended to comply with or be exempt from the requirements of Section 409A of the Code, to the extent applicable. Without limiting the generality of the foregoing, the Committee may, in its discretion, provide for the grant of Incentive Stock Options, intended to meet the applicable requirements under the Code, to a United States Person on such basis as it considers appropriate. The aggregate number of Share Options that may be issued or used with respect to any Incentive Stock Option shall not exceed [15,448,171] Share Options (subject to any increase or decrease pursuant to Section 4.1 hereof).
6.2   Exercise Price.   The exercise price per share of a Share Option shall be such price as is determined by the Committee in its discretion and may be zero; provided, however, that (unless otherwise determined by the Committee) the exercise price per share of a Share Option granted under the Plan to a United States Person shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant (other than a Share Option substituted or assumed under Section 14.10).
6.3   Vesting of Share Options.   The Committee shall, in its discretion, prescribe in an Award Agreement the time or times at which or the conditions upon which, a Share Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Share Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. Except as otherwise determined by the Committee, if the vesting requirements of a Share Option are not satisfied, the Award shall be forfeited.
6.4   Term of Share Options.   The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Share Option may be exercised; provided, however, that the maximum term of a Share Option shall be ten (10) years from the Date of Grant. The Committee may provide that a Share Option will cease to be exercisable upon or at the end of a specified time period following a termination of Service for any reason as set forth in the Award Agreement or otherwise. A Share Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Subject to compliance with the provisions of this Section 6 (and for Share Options granted to or held by a United States Person, Section 409A of the Code), the Committee may extend at any time the period in which a Share Option may be exercised, but not beyond ten (10) years from the Date of Grant.
6.5   Share Option Exercise.   Subject to such terms and conditions as specified in an Award Agreement (including applicable vesting requirements), a Share Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable tax and other charges. Payment of the exercise price and applicable tax and other charges may be made: (i) in cash or by cash equivalent acceptable to the Committee, or, (ii) to the extent permitted by the Committee in its sole discretion in an Award Agreement or otherwise (A) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price and applicable tax and other charges (B) by a combination of the methods described above or (C) by such other method as may be approved by the Committee. In accordance with Section 14.10 hereof, and in addition to and at the time of payment of the exercise price, the Participant shall pay to the Company, or, if applicable, the Company shall retain, the full amount of any and all tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.
6.6   Limited Transferability of Share Options.   All Share Options shall be nontransferable except upon the Participant’s death to the Participant’s Personal Representative.
6.7   Repricing Prohibited.   Subject to the adjustment provisions contained in Section 4.3 hereof and other than in connection with a Change in Control, without the prior approval of the Company’s shareholders, neither the Committee nor the Board shall cancel a Share Option when the exercise price per share exceeds the Fair Market Value of one Share in exchange for cash or another Award or cause the cancellation, substitution or amendment of a Share Option that would have the effect of reducing the exercise price of such a Share Option previously granted under the Plan or otherwise approve any modification to such a Share Option, that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by NASDAQ or other principal exchange on which the Share is then listed.
6.8   Dividend Equivalent Rights.   Dividends shall not be paid with respect to Share Options. Dividend Equivalent rights may be granted with respect to the Shares subject to a Share Option to the extent permitted by the Committee and set forth in the applicable Award Agreement; provided that any Dividend Equivalent rights granted shall be subject to the same vesting terms as the related Share Option and for Share Options granted to or held by a United States Person, subject to the requirements of Section 409A of the Code.
6.9   No Rights as Shareholder.   The Participant shall not have any rights as a shareholder with respect to the Shares underlying a Share Option until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement.
6.10   SAYE Arrangement.   Notwithstanding any other provision in Section 6 hereof, the Committee may, in its absolute and sole discretion, specify, prescribe or require such other terms or arrangements as it deems necessary or desirable as part of granting Share Options under an SAYE Arrangement.
7.   Share Appreciation Rights.
7.1   Grant of Share Appreciation Rights.   Share Appreciation Rights may be granted to any Eligible Person selected by the Committee. Share Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant, or that provides for the automatic exercise or payment of the right upon a specified date or event. Share Appreciation Rights shall be non-transferable, except upon the Participant’s death to the Participant’s Personal Representative. All Share Appreciation Rights granted under the Plan to a United States Person are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code, to the extent applicable.
7.2   Base Price.   The base price per share of a Share Appreciation Right shall be such price as is determined by the Committee in its discretion and may be zero; provided, however, that the base price per share for a Share Appreciation Right granted under the Plan to a United States Person shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant (other than with respect to a Share Appreciation Right substituted or assumed under Section 14.10).
7.3   Vesting of Share Appreciation Rights.   The Committee shall in its discretion provide in an Award Agreement the time or times at which or the conditions upon which, a Share Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Share Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. Except as otherwise determined by the Committee, if the vesting requirements of a Share Appreciation Right are not satisfied, the Award shall be forfeited.
7.4   Terms of Share Appreciation Rights.   A Share Appreciation Right will be exercisable or payable at such time or times as determined by the Committee; provided, however, that the maximum term of a Share Appreciation Right shall be ten (10) years from the Date of Grant. Subject to compliance with the provisions of this Section 7.2 (and for Share Appreciation Rights granted to or held by a United States Person, Section 409A of the Code), the Committee may extend at any time the period in which a Share Appreciation Right may be exercised, but not beyond ten (10) years from the Date of Grant. A Share Appreciation Right may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason.
7.5   Payment of Share Appreciation Rights.   A Share Appreciation Right will entitle the holder, upon exercise or other payment of the Share Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a Share on the date of exercise or payment of the Share Appreciation Right over the base price of such Share Appreciation Right, by (ii) the number of shares as to which such Share Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in Shares valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of Shares and cash, subject to applicable tax requirements, provided, however, for United Kingdom Persons, if the Committee intends the Participant to be responsible for any employer’s Class 1 National Insurance contributions that arises in connection with the Share Appreciation Right, the Committee must specify on or before the grant of the relevant Share Appreciate Right that payment in respect of that Share Appreciate Right may be made only in Shares and may not be made in cash.
7.6   Repricing Prohibited.   Subject to the adjustment provisions contained in Section 4.3 hereof and other than in connection with a Change in Control, without the prior approval of the Company’s shareholders, neither the Committee nor the Board shall cancel a Share Appreciation Right when the base price per share exceeds the Fair Market Value of one Share in exchange for cash or another Award or cause the cancellation, substitution or amendment of a Share Appreciation Right that would have the effect of reducing the base price of such a Share Appreciation Right previously granted under the Plan or otherwise approve any modification to such Share Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by NASDAQ or other principal exchange on which the Share is then listed.
7.7   Dividend Equivalent Rights.   Dividends shall not be paid with respect to Share Appreciation Rights. Dividend Equivalent rights may be granted with respect to the Shares subject to Share Appreciation Right to the extent permitted by the Committee and set forth in the applicable Award Agreement; provided that any Dividend Equivalent rights granted shall be subject to the same vesting terms as the related Share Appreciation Right and for Share Appreciation Rights granted to or held by a United States Person, subject to the requirements of Section 409A of the Code.

7.8   No Rights as Shareholder.   The Participant shall not have any rights as a shareholder with respect to the shares underlying a Share Appreciation Right unless and until such time as shares or Shares are delivered to the Participant pursuant to the terms of the Award Agreement.
8.   Restricted Share Awards.
8.1   Grant of Restricted Share Awards.   A Restricted Share Award may be granted to any Eligible Person selected by the Committee. A Restricted Share Award may be granted on the basis that beneficial ownership of the Shares is shared between the Participant and a Trustee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Share Award.
8.2   Vesting Requirements.   The restrictions imposed on shares granted under a Restricted Share Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Share Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Share Award are not satisfied, the Award shall be surrendered and the Shares subject to the Award shall be returned to the Person who made the Award (or otherwise transferred at their direction).
8.3   Transfer Restrictions.   Unless otherwise provided for in the Award Agreement, Shares subject to any Restricted Share Award may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, except that in the event of the Participant’s death the Participant’s Restricted Share Award shall pass to the Participant’s Personal Representative. Failure to satisfy any applicable restrictions shall result in the shares subject to the Restricted Share Award being surrendered and returned to the Person who made the Award (or otherwise transferred at their direction). The Committee may require in an Award Agreement that certificates (if any) representing the shares subject to a Restricted Share Award bear a legend making appropriate reference to the restrictions imposed, and that certificates (if any) representing the shares subject to or sold under a Restricted Share Award will remain in the physical custody of a nominee or an escrow holder until all restrictions are removed or have expired.
8.4   Rights as Shareholder.   Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a shareholder with respect to the Shares subject to a Restricted Share Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Share Award is granted. The Committee shall determine and set forth in a Participant’s Award Agreement whether or not a Participant holding a Restricted Share Award granted hereunder shall have the right to exercise voting rights with respect to the period during which the Restricted Share Award is subject to surrender (the “Restriction Period”), or shall have the right to receive dividends on the Restricted Share Award during the Restriction Period (and, if so, on what terms). To the extent that the Committee determines that the Participant shall not be entitled to receive dividends on the Restricted Share Award during the Restriction Period: (i) the Participant shall, as a condition precedent to the grant of the Restricted Share Award, waive their entitlement to such dividends in such manner and form as the Committee shall determine and agree to enter into further dividend waivers as requested by the Committee; and (ii) the Committee may determine that the Participant shall be entitled to receive a Dividend Equivalent payment after the end of the Restriction Period in respect of any dividends declared and paid during the Restriction Period in respect of the Shares subject to the Restricted Share Award that have vested. The Committee shall obtain UK tax advice prior to making any determination as to whether a UK tax resident Participant is entitled to receive dividends on their Restricted Share Award.
8.5   Tax Elections.
(a)   United Kingdom Persons.   If a Participant is a United Kingdom Person, the Participant shall enter into an election with his employing company pursuant to Section 431(1) of ITEPA (or any similar election prescribed by HMRC) no later than fourteen (14) days following the Date of Grant or such shorter or longer period as the relevant legislation or HMRC may require.
(b)   United States Persons.   If a Participant is a United States Person and makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Share Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Share Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.
9.   Restricted Share Units.
9.1   Grant of Restricted Share Units.   A Restricted Share Unit may be granted to any Eligible Person selected by the Committee. Each Restricted Share Unit shall represent the right to receive one Share, subject to such restrictions and conditions as the Committee shall determine. Restricted Share Units shall be non-transferable, except upon the Participant’s death to the Participant’s Personal Representative.
9.2   Vesting of Restricted Share Units.   The Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Share Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Share Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Share Unit Award are not satisfied, the Award shall be forfeited.
9.3   Satisfaction of Restricted Share Units.   The satisfaction of Restricted Share Unit shall be by way of the delivery to the Participant of Shares at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award, subject to applicable tax requirements.
9.4   Dividend Equivalent Rights.   Dividends shall not be paid with respect to Restricted Share Units. Dividend Equivalent rights may be granted with respect to the Shares subject to Restricted Share Units to the extent permitted by the Committee and set forth in the applicable Award Agreement; provided that any Dividend Equivalent rights granted shall be subject to the same vesting terms as the related Restricted Share Units.
9.5   No Rights as Shareholder.   The Participant shall not have any rights as a shareholder with respect to the shares subject to a Restricted Share Unit until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement.
10.   Share-Based Awards.
10.1   Grant of Share-Based Awards.   A Share-Based Award may be granted to any Eligible Person selected by the Committee. A Share-Based Award may be granted for past Services, in lieu of a cash bonus, salary or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee, and shall be based upon or calculated by reference to the Fair Market Value of a Share on the Date of Grant. The Committee shall determine the terms and conditions of such Awards, and such Awards may be made without vesting requirements. In addition, the Committee may, in connection with any Share-Based Award, require the payment of a specified purchase price.
10.2   Rights as Shareholder.   The Participant shall not have any rights as a shareholder with respect to the shares subject to a Share-Based Award, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto, until such time as Shares, if any, are delivered to the Participant pursuant to the terms of the Award Agreement.
10.3   SIP Arrangement.   Notwithstanding any other provision in Section 10 hereof, the Committee may, in its absolute and sole discretion, specify, prescribe or require such other terms or arrangements as it deems necessary or desirable as part of granting a Share-Based Award pursuant to a SIP Arrangement.
11.   Change in Control.
11.1   Effect on Awards.   Upon the occurrence of a Change in Control, all outstanding Awards shall either be (a) continued or assumed by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent (with such continuation or assumption including conversion into the right to receive securities, cash or a combination of both), or (b) substituted by the surviving company or corporation or its parent for awards (with such substitution including conversion into the right to receive securities, cash or a combination of both), with substantially similar terms for outstanding Awards with appropriate adjustments to the type of consideration payable upon settlement of the Awards or other relevant factors, and with any applicable performance conditions deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, in each case as determined by the Committee (with the Award remaining subject only to time vesting), unless otherwise determined by the Committee or provided in an Award Agreement.
11.2   Certain Adjustments.   Notwithstanding Section 11.1, to the extent that outstanding Awards are not continued, assumed or substituted pursuant to Section 11.1 upon the occurrence of a Change in Control, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof):
(a)   acceleration of exercisability, vesting and/or payment of outstanding Awards immediately prior to the occurrence of such event or upon or following such event;
(b)   upon written notice, providing that any outstanding Share Options and Share Appreciation Rights are exercisable during a period of time immediately prior to the scheduled consummation of the event or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Share Options and Share Appreciation Rights shall terminate to the extent not so exercised within the relevant period; and
(c)   cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, Shares, other property or any combination thereof) as determined in the sole discretion of the Committee; provided, however, that, in the case of Share Options and Share Appreciation Rights or similar Awards, the fair value may equal the excess, if any, of the value or amount of the consideration to be paid in the Change in Control transaction to holders of Shares (or, if no such consideration is paid, Fair Market Value of the Shares) over the aggregate exercise or base price, as applicable, with respect to such Awards or portion thereof being cancelled, or if there is no such excess, zero; provided, further, that if any payments or other consideration are deferred and/or contingent as a result of escrows, earn outs, holdbacks or any other contingencies, payments under this provision may be made on substantially the same terms and conditions applicable to, and only to the extent actually paid to, the holders of Shares in connection with the Change in Control.
11.3   Definition of Change in Control.   Unless otherwise defined in an Award Agreement or other written agreement approved by the Committee, “Change in Control” means, and shall occur, if:
(a)   any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company (including a Trustee), or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;
(b)   during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section, or a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(c)   the consummation of an amalgamation, merger, or consolidation of the Company with any other company or corporation or a Scheme of Arrangement involving any other company or corporation, other than an amalgamation, merger, consolidation, or Scheme of Arrangement which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such amalgamation, merger, consolidation, or Scheme of Arrangement; provided, however, that an amalgamation, merger, consolidation, or Scheme of Arrangement effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in (a) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or
(d)   the consummation of the sale or disposition by the Company, as approved by the shareholders of the Company, of all or substantially all of the Company’s assets other than (i) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale or disposition or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the shareholders of the Company.
Notwithstanding the foregoing, in respect of Awards granted to a United States Person, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
12.   Forfeiture and Surrender Events.
12.1   General.   The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award are subject to reduction, cancellation, forfeiture, surrender or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of Service for Cause, violation of laws, regulations or material Company policies, breach of noncompetition, non-solicitation, confidentiality or other restrictive covenants that may apply to the Participant, application of a Company clawback policy relating to financial restatement, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company.
12.2   Termination for Cause.
(a)   Treatment of Awards.   Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination of Service for Cause or (2) after termination, the Participant engages in conduct that violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture, surrender and/or recoupment, as provided in Section 12.3 below. The Committee shall have the power to determine whether the Participant has been terminated for Cause, the date upon which such termination for Cause occurs, whether the Participant engaged in an act or omission which would have warranted termination of Service for Cause or engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary. Any such determination shall be final, conclusive and binding upon all Persons. In addition, if the Committee shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s Service for Cause or violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, the Company may suspend the Participant’s rights to exercise any Share Option or Share Appreciation Right, receive any payment or vest in any right with respect to any Award pending a determination by the Committee of whether an act or omission could constitute the basis for a termination for Cause as provided in this Section 12.2.
(b)   Definition of Cause.   “Cause” means with respect to a Participant’s termination of Service, the following: (a) in the case where there is no employment agreement, change in control agreement or similar agreement in effect between the Company or a Subsidiary and the Participant (or where there is such an agreement but it does not define “cause” (or words of like import, which shall include but not be limited to “gross misconduct” or “summary dismissal”)), termination due to a Participant’s: (1) failure to substantially perform Participant’s duties or obey lawful directives that continues after receipt of written notice from the Company and a 10-day opportunity to cure; (2) gross misconduct or gross negligence in the performance of Participant’s duties; (3) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (4) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude (or in each case, an equivalent crime in any jurisdiction); (5) material breach or violation of any agreement with the Company or a Subsidiary, any restrictive covenant (or similar) applicable to the Participant, or any Company policy (including, without limitation, with respect to harassment); or (6) other conduct, acts or omissions that, in the good faith judgment of the Committee, are likely to materially injure the reputation, business or a business relationship of the Company or any of its Affiliates; or (b) in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct” or “summary dismissal”), “cause” as defined under such agreement. Any voluntary termination of Service by the Participant in anticipation of an involuntary termination of the Participant’s Service for Cause shall be deemed to be a termination for Cause.
12.3   Right of Recapture.
(a)   General.   If at any time within two years (or such longer time specified in an Award Agreement or other agreement with a Participant or policy applicable to the Participant) after the date on which a Participant exercises a Share Option or Share Appreciation Right or on which a Share-Based Award, Restricted Share Award or Restricted Share Unit vests, is settled in shares or otherwise becomes payable, or on which any income or other benefit is otherwise realized or property is received by a Participant in connection with an Award, (i) a Participant’s Service is terminated for Cause, or (ii) the Committee determines in its reasonable discretion that the Participant is subject to any repayment or recoupment of benefits pursuant to the Company’s compensation recovery, “malus”, “clawback” or similar policy, as may be in effect from time to time (“Clawback Policy”), then, at the sole discretion of the Committee, any gain realized by the Participant from the exercise, vesting, payment, settlement or other realization of income or receipt of property by the Participant in connection with an Award, shall be repaid by the Participant to the Company upon notice from the Company, subject to applicable law. Such gain shall be determined as of the date or dates on which the gain is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a Share, or otherwise in accordance with any Clawback Policy.
(b)   Accounting Restatement.   If a Participant receives compensation pursuant to an Award under the Plan based on financial statements, results or other similar data that was misstated and/or are subsequently restated in a way that would decrease the value of such compensation, the Participant will, to the extent not otherwise prohibited by law, upon the written request of the Company, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) any Clawback Policy to which such Participant is subject and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 954 of the US Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations, requirements adopted thereunder by the Securities and Exchange Commission, any national securities exchange on which the Company’s equity securities may be listed and/or any rules, regulations, requirements and/or guidelines that apply to the Company or the Participant from time to time (the “Policy”). By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy, whenever adopted, shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture, surrender and/or repayment pursuant to the terms of the Policy.
(c)   No Right to Compensation.   By accepting an Award, the Participant irrevocably agrees that, for the purposes of the UK Employment Rights Act 1996 and/or otherwise, they shall be bound by any action taken in relation to their Award under this Section 12.3 and shall have no right or entitlement whatsoever to any compensation in respect thereof.

12.4   Forfeiture/Surrender.   For greater certainty, unless otherwise determined by the Committee, and without limiting the generality of any section of this Plan, any reduction, cancellation, forfeiture, surrender, or recoupment from a Participant (a “Surrendering Participant”) of any Shares issued to such Surrendering Participant in connection with an Award (each such occurrence, a “Surrender”) shall take effect as a surrender by such Participant of such Shares for nil consideration as a matter of the Companies Act and the Company Articles such that upon the occurrence of a Surrender, the Surrendering Participant will, without any further action, confirmation, or acknowledgment required from such Surrendering Participant and effective automatically upon the occurrence of any Surrender, be deemed to have surrendered to the Company each Share subject to Surrender for nil consideration and such Share shall be treated as cancelled on Surrender and the amount of the Company’s issued share capital shall be diminished by the nominal par value of those shares accordingly but the Surrender shall not reduce the amount of the Company’s authorized share capital.
13.   Transfer, Leave of Absence, Date of Termination Etc.   For purposes of the Plan, except as otherwise determined by the Committee: (i) the following events shall not be deemed a termination of Service: (1) a transfer to the service of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or (2) an approved leave of absence for military service or sickness, a leave of absence where the employee’s right to re-employment is protected either by a statute or by contract or under the policy pursuant to which the leave of absence was granted, a leave of absence for any other purpose approved by the Company or if the Committee otherwise so provides in writing; and (ii) the date on which a Participant’s Service with the Company or any Subsidiary shall be deemed to have terminated shall be (1) if the Participant’s Service is terminated by the Company or a Subsidiary with notice, the final day of the applicable notice period or (2) in any other circumstance, the date on which the termination takes effect or, if earlier, the date on which notice of the termination is served.
14.   General Provisions.
14.1   Status of Plan.   The Committee may authorize the creation of trusts or other arrangements to facilitate the grant or holding of an Award, to meet the Company’s obligations to deliver Shares or make payments with respect to Awards.
14.2   Award Agreement.   An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of Shares or other amounts or securities subject to the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement also may set forth the effect on an Award of a Change in Control and/or a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and also may set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of, or failure to renounce, the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and policies of the Company in effect from time to time. Unless otherwise expressly stated in the Award Agreement, in the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.
14.3   No Assignment or Transfer.   Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Upon any attempt by the Participant to take any such action, the Award shall automatically become null and void and of no further force and effect. Notwithstanding the foregoing, in the event of the death of a Participant, any Award held by such Participant may be transferred to and held by their Personal Representative.
14.4   Employment Rights.   Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason or no reason at any time. The rights and obligations of any individual under the terms of his or her office or employment with the Company or any Subsidiary shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his or her office or employment for any reason whatsoever (whether or not such termination is wrongful or unfair and however such termination is caused) insofar as those rights arise or may arise from his or her ceasing to have rights under an Award as a result of such termination. Without limiting the generality of the foregoing, no Participant shall have any right to compensation or damages on account of any loss in respect of Awards or the Plan where such loss arises (or is claimed to arise) in whole or in part from any company ceasing to be a Subsidiary or the transfer of any business from a Subsidiary to any person that is not a Subsidiary.
14.5   Rights as Shareholder.   A Participant shall have no rights as a holder of Shares with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.3 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for dividend payments or Dividend Equivalent rights. The Committee may determine in its discretion the manner of delivery of Shares to be issued under the Plan, which may be by delivery of share certificates, electronic account entry into new or existing accounts, delivery to a nominee on behalf of the Participant or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the share certificates (if any) be held in escrow by the Company for any Shares or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions. Should the Shares be represented by book or electronic account entry rather than a certificate, unless otherwise required by law, the Committee may take such steps to restrict transfer of the Shares as the Committee considers necessary or advisable (including, but not limited to, delivery of the shares to a nominee on behalf of the Participant).
14.6   Trading Policy and Other Restrictions.   Transactions involving Awards under the Plan shall be subject to the Company’s insider trading and Regulation FD policy and other restrictions, terms and conditions, to the extent established by the Committee or by applicable law, including any other applicable policies set by the Committee, from time to time.
14.7   Section 409A Compliance.   To the extent applicable, it is intended that the Plan and all Awards granted to United States Persons hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment, transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six (6) months plus one (1) day following the date of the Participant’s termination of Service or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A). For the purposes of Section 409A of the Code, a Participant’s right to receive any installment payments pursuant to this Plan or any Award granted hereunder shall be treated as a right to receive a series of separate and distinct payments. For the avoidance of doubt, each applicable tranche of Shares subject to vesting under any Award shall be considered a right to receive a series of separate and distinct payments. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

14.8   Section 457A Compliance.   In the event any Award is subject to Section 457A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A of the Code, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A of the Code, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant. To the extent that an Award constitutes deferred compensation subject to Section 457A of the Code, such Award will be subject to taxation in accordance with Section 457A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 457A of the Code or any damages for failing to comply with Section 457A of the Code.
14.9   Securities Law Compliance.   No Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed (i) by any applicable securities laws (including United Kingdom, United States Federal and state securities laws and any other applicable laws, rules and regulations), (ii) by any regulatory agencies having jurisdiction, (iii) by the Companies Act, (iv) the Company Articles and (v) by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the delivery of Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any action that the Company determines is necessary or advisable to meet such requirements. The Committee may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such Shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the Shares are being acquired solely for investment purposes and without any current intention to sell or distribute such shares.
14.10   Substitution or Assumption of Awards in Corporate Transactions.   The Committee may grant Awards under the Plan in connection with the acquisition, whether by purchase, amalgamation, merger, Scheme of Arrangement, consolidation or other corporate transaction, of the business or assets of any corporation or other entity, in substitution for awards previously granted by such corporation or other entity or otherwise. The Committee may also assume any previously granted awards of a former employee or a current employee, director, consultant or other service provider of another corporation or entity that becomes an Eligible Person by reason of any such corporate transaction. The terms and conditions of the substituted or assumed awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary or desirable for such purpose. To the extent permitted by applicable law and the listing requirements of NASDAQ or other exchange or securities market on which the Shares are listed, any such substituted or assumed awards shall not reduce the Share Reserve.
14.11   Tax.
(a)   The Participant shall be responsible for payment of any tax, social security or similar charges required by law to be paid or withheld from or that otherwise arises in connection an Award or an amount paid in satisfaction of an Award. Any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in such tax, social security or similar charge arising. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include (without limitation) permitting the Participant to elect to satisfy the withholding obligation by (i) tendering Shares to the Company, (ii) subject to Section 16 of the Securities Act, an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the withholding amount, or (iii) any other arrangement satisfactory to the Company, in each case with such Shares or proceeds having a value up to the maximum statutory tax (and if application social security, or similar) rates in the applicable jurisdiction or as the Committee may approve in its discretion (provided that such withholding does not result in adverse tax or accounting consequences for the Company or any Subsidiary), or similar charge required to be paid or withheld. The Company shall have the power and the right to require a Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any Shares deliverable under an Award to satisfy such withholding obligation.

(b)   Without limiting the generality of Section 14.11(a): (i) the Committee may determine that, where an Award under the Plan would otherwise be satisfied by the delivery of Shares to the Participant, that the Participant shall instead receive a combination of cash and Shares, where the amount of cash is sufficient to pay any tax, social security or similar charge that arises in connection with the Award; and (ii) by accepting an Award, the Participant irrevocably authorizes the Company to sell or procure the sale of sufficient Shares on their behalf to ensure that the obligations of the Participant set forth under Section 14.11(a) above are complied with.
(c)   Notwithstanding any other term of the Plan, the Company shall not have any obligation to issue or transfer shares, procure the issue or transfer of shares, or deliver cash, to a Participant under or in connection with an Award granted under the Plan unless the Committee is satisfied in its absolute discretion that such Participant: (i) has (or will) comply with the obligations of the Participant set forth under Section 14.11(a) above; (ii) if the Participant is a United Kingdom Person and is required by the Committee to do so, has entered into an election with their employing company pursuant to Section 431(1) of ITEPA (or any substantially similar election in the form prescribed by HMRC) no later than fourteen (14) days following the date of acquisition of shares (or other securities) or such shorter or longer period as the relevant legislation or HMRC may require; or (iii) if the Participant is a United Kingdom Person and is required by the Committee to do so, had made an NIC Election with their employer, or has otherwise indemnified the Company and/or any Subsidiary in respect of any employer’s Class 1 National Insurance that arises in connection with an Award, where legally able and requested to do so.
14.12   Unfunded Plan.   The adoption of the Plan and any reservation of Shares or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Shares pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
14.13   Other Compensation and Benefit Plans.   The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.
14.14   Plan Binding on Transferees.   The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.
14.15   Severability.   If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
14.16   Governing Law.   The Plan, all Awards and all Award Agreements, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to the Plan, any Award or Award Agreement, or the negotiation, execution or performance of any such documents or matter related thereto (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with the Plan, any Award or Award Agreement, or as an inducement to enter into any Award Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations and repose, but without regard to any borrowing statute that would result in the application of the statute of limitations or repose of any other jurisdiction.
14.17   No Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
14.18   No Guarantees Regarding Tax Treatment.   Neither the Company nor the Committee make any guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan.
14.19   Data Protection.
(a)   United Kingdom Persons:   For the purpose of operating the Plan, the Company will collect and process information relating to each Participant who is a United Kingdom Person in accordance with the privacy notice which is available on request from the Company’s Human Resources department.
(b)   United States Persons:   By participating in the Plan, each Participant who is a United States Person consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and any third party administrators of any data of a professional or personal nature for the purposes of administering the Plan and in connection with such Participant’s status as a shareholder of the Company upon the issuance of any Shares pursuant to an Award.
14.20   Subplans.   To comply with the laws in countries other than the United Kingdom or the United States of America in which the Company or any of its Subsidiaries or Affiliates operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Participants in any jurisdiction to comply with applicable local laws, (ii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals and (iii) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 14.20 by the Committee shall be attached to this Plan document as appendices. Without limiting the generality of the foregoing, the Committee may establish (i) a subplan that provides for a tax-advantaged company share option plan pursuant to Schedule 4 of ITEPA or (ii) a subplan that provides for the grant of Incentive Stock Options intended to meet the applicable requirements under the Code, on such basis as it considers appropriate.
14.21   Renunciation.   Any Person to whom an Award is granted may by notice in writing to the Committee within thirty (30) days after the Date of Grant (or such shorter period of which they may be notified by the Committee) renounce their rights thereunder in whole (and in such case the Award shall be deemed never to have been granted hereunder), or in part (and in such case the Award shall be deemed to have been granted only as to the balance).
14.22   Newly issued shares.   Notwithstanding any other provision of the Plan to the contrary, if any Share to be delivered under the Plan will be newly issued, the amount to be paid to the Company in connection with the issue of such Share shall not be less than the nominal value of a Share at that time.
15.   Term; Amendment and Termination; Shareholder Approval.
15.1   Term.   The Board has adopted this plan and the Plan shall be effective as of the date of its approval by the shareholders of the Company within 12 months of the adoption (the “Effective Date”). Subject to Section 15.2 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date.
15.2   Amendment and Termination.   The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided, however, that no amendment, modification, suspension or termination of the Plan shall materially and adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Board may seek the approval of any amendment, modification, suspension or termination by the Company’s shareholders to the extent it deems necessary in its discretion for purposes of compliance with Section 422 of the Code or for any other purpose, and shall seek such approval to the extent it deems necessary in its discretion to comply with applicable law or listing requirements of NASDAQ or other exchange or securities market. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable in its discretion to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.
16.   Interpretation
16.1   Any reference in the Plan to a law, act, regulation, statute or a statutory provision (a “Law”) is a reference to such Law as it as amended, extended or re-enacted from time to time (and shall include all subordinate law, regulation or legislation made from time to time thereunder) and any reference in the Plan to a Law preceded by ‘UK’ is a reference to a Law of the United Kingdom and any reference in the Plan to a Law preceded by ‘US’ shall be a reference to a Law of the United States of America.
16.2   Unless the Committee determines otherwise, a reference in the Plan to ‘in writing’ or ‘written’ includes by way of email.
16.3   Unless the context otherwise requires, references to one gender shall include a reference to the other genders and words in the singular shall include the plural and vice versa.

Annex E
THE CORPACQ GROUP PLC 2024 NON EMPLOYEE EQUITY INCENTIVE PLAN
1.   Purpose.   The purpose of the CorpAcq Group Plc 2024 Non Employee Equity Incentive Plan is to further align the interests of eligible participants with those of the Company’s shareholders by providing incentive compensation opportunities in Shares. The Plan is intended to advance the interests of the Company and increase shareholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.
2.   Definitions.   Capitalized terms used and not otherwise defined herein shall have the meanings set forth below:
“A2 Shares” means an ordinary A2 share of USD 0.001 each in the share capital of the Company having the rights provided for in the Company Articles (and for the avoidance of doubt, excludes Shares, A3 Shares, Class B Shares and Class C Shares).
“A3 Shares” means an ordinary A3 share of USD 0.001 each in the share capital of the Company having the rights provided for in the Company Articles (and for the avoidance of doubt, excludes Shares, A2 Shares, Class B Shares and Class C Shares).
“Affiliate” means any other Person that directly or indirectly controls, is controlled by, or is under common control with the Company, provided that such Person is a “subsidiary” or “holding company” within the meaning of Section 1159 of the Companies Act. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, appointing a majority of the board of directors, by contract, or otherwise.
“Award” means a Restricted Share Unit granted under the Plan.
“Award Agreement” means a notice, certificate or an agreement entered into between the Company and a Participant or provided by (or on behalf of) the Company to a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Section 14.2 hereof.
“BermudaCo” means Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda.
“BermudaCo Series B-1 Shares” means the series B-1 ordinary shares, par value $0.000001 per share of BermudaCo.
“BermudaCo Series B-2 Shares” means the series B-2 ordinary shares, par value $0.000001 per share of BermudaCo.
“BermudaCo Series B-3 Shares” means the series B-3 ordinary shares, par value $0.000001 per share of BermudaCo.
“Board” means the Board of Directors of the Company.
“Cause” has the meaning set forth in Section 8.2 hereof.
“Change in Control” has the meaning set forth in Section 7.4 hereof.
“Code” means the US Internal Revenue Code of 1986, as amended.
“Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of no fewer than two members of the Board who are appointed by the Board to administer the Plan or (iii) the Board, as determined by the Board provided, however, that for the purpose of Section 7, it shall mean the Committee as comprised immediately prior to the occurrence of the Change in Control.
“Companies Act” means the Companies Act 2006 enacted under the laws of England and Wales.

“Company” means CorpAcq Group Plc, a public limited company incorporated under the laws of England and Wales with company number 15030617, and its successors by operation of law.
“Company Articles” means the articles of association of the Company in effect.
“Date of Grant” means the date on which an Award under the Plan is granted by the Company.
“Disability” has the meaning set forth in the UK Equality Act 2010 and a Disability shall be deemed to occur at the time of the determination by the Committee of the Disability (or as otherwise prescribed by the UK Equality Act 2010).
“Dividend Equivalent” means a benefit, the gross amount of which is calculated by reference to dividends paid on Shares (but shall not mean a dividend or a right to a dividend paid or to be paid by any entity).
“Effective Date” has the meaning set forth in Section 10.1 hereof.
“Eligible Person” means any Person who is (i) a bona fide contractor of, or consultant to, the Company or any of its Subsidiaries, or (ii) is a Non Employee Director.
“Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Fair Market Value” means, as applied to a specific date, the price of a Share that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on any established stock exchange or national market system including without limitation, NASDAQ and the National Market System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the closing price of a Share on the date as of which Fair Market Value is to be determined, or if Shares are not publicly traded on such date, as of the most recent date on which Shares were publicly traded. Notwithstanding the foregoing, if the Share is not traded on any established stock exchange or national market system, the Fair Market Value means the price of a Share as established by the Committee.
“Group” has the meaning set forth in Section 421 the UK Financial Services and Markets Act 2006 and “Group Company” shall be construed accordingly.
“HMRC” means HM Revenue & Customs.
“Incremental Share Consideration” means (a) if the Delivered Capital Adjustment Amount (as defined in the Sponsor Agreement) is a negative number, a number of Shares (rounded down to the nearest whole share) equal to (i) the absolute value of the Delivered Capital Adjustment Amount, divided by (ii) $10.00, multiplied by 50% or (b) if the Delivered Capital Adjustment Amount is zero or a positive number, zero Shares; provided that no Incremental Share Consideration shall be issued at Closing and, instead, the Sellers shall have the contingent right to receive the Incremental Share Consideration, if any, from the Company within five (5) days following the final calculation of the Delayed Financing Amount (as defined in the Merger Agreement) pursuant to the Sponsor Agreement.
“ITEPA” means the UK Income Tax (Earnings and Pensions) Act 2003.
“Merger Agreement” means the Agreement and Plan of Merger, executed as of August 1, 2023, by and among the Company, Sellers, and certain other parties thereto.
“NASDAQ” means the Nasdaq Global Market.
“NIC Election” means an election for the purposes of and in accordance with paragraph 3B of Schedule 1 to the UK Social Security Contributions and Benefits Act 1992.
“Non Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries;

“Outstanding Director Plan Shares” means the total number of Shares that are subject to an Award, together with any Shares that have been delivered (or deemed delivered) under the CorpAcq Group Plc 2023 Non Employee Equity Incentive Plan.
“Outstanding Plan Shares” means the total number of Shares that are subject to an Award, together with any Shares that have been delivered (or deemed delivered) under the Plan.
“Participant” means any Eligible Person who holds an outstanding Award under the Plan.
“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity. All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act) of Persons.
“Personal Representative” means the personal representative(s) of a Participant (being either the executors of his or her will or if he or she dies intestate the duly appointed administrators of his or her estate) who have provided evidence to the satisfaction of the Committee of their appointment as such.
“Plan” means the CorpAcq Group Plc 2024 Non Employee Equity Incentive Plan as set forth herein, effective as of the Effective Date and as may be amended from time to time, as provided herein, and includes any sub-plan or appendix that may be created and approved by the Board from time to time.
“Restricted Share Unit” means a contractual right granted to an Eligible Person under Section 6 hereof to receive a number of Shares at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.
“Scheme of Arrangement” means a scheme of arrangement under Sections 899 to 900 of the Companies Act or if under any other substantially equivalent local legislation, under which a court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or the local substantial equivalent of such compromise or arrangement.
“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Sellers” means CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales (“CorpAcq Holdco”) and the relevant shareholders of CorpAcq Holdco as set forth in the Merger Agreement.
“Service” means a Participant’s service with the Company or any Subsidiary.
“Shares” means fully paid ordinary A1 shares of USD 0.001 each in the share capital of the Company having the rights provided for in the Company Articles (and for the avoidance of doubt, excludes A2 Shares, A3 Shares, Class B Shares (as defined in the Company Articles) and Class C Shares (as defined in the Company Articles)).
“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated August 1, 2023, by and among the Churchill Sponsor VII LLC, Churchill Capital Corp VII, the Company and certain other parties thereto, as it may be amended from time to time.
“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, provided, however, that such entity is a Group Company.
“Treasury Regulations” means regulations promulgated by the United States Treasury Department.
“United Kingdom Person” means a Person who is resident for tax purposes in the United Kingdom or is otherwise subject to tax under the laws of the United Kingdom.

“United States Person” means a Person who is resident for tax purposes in the United States of America, a citizen of the United States of America or is otherwise subject to tax under the laws of the United States of America.
3.   Administration.
3.1   Committee Members.   The Plan shall be administered by the Committee. To the extent deemed necessary by the Board, each Committee member shall satisfy the requirements for (i) an “independent director” under rules adopted by NASDAQ or other principal exchange on which the Shares are then listed and (ii) a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The Board may exercise all powers of the Committee hereunder and may directly administer the Plan. Neither the Company nor any member of the Board or Committee shall be liable for any action or determination made in good faith by the Board or Committee with respect to the Plan or any Award thereunder.
3.2   Committee Authority.   The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan, (ii) prescribe the restrictions, terms and conditions of all Awards and Shares issued under the Plan, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (vii) make all determinations it deems necessary or appropriate for the administration of the Plan, (viii) decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, (ix) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, (x) accelerate the vesting or, to the extent applicable, exercisability of any Award at any time (including, but not limited to, upon a Change in Control or upon termination of Service of a Participant under certain circumstances) and (xi) adopt such procedures, modifications or subplans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or provide services outside of the United Kingdom, or to obtain or maintain favorable tax, securities, exchange control or regulatory treatment for any Person. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such Persons are similarly situated, and among Awards or portions of Awards, whether or not such Awards are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, any institutional investor or corporate governance guidelines (or similar) that apply to the Company from time to time (including on a voluntary basis), the recommendations or advice of any officer or employee of the Company or board of directors of a Subsidiary or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
3.3   Delegation of Authority.   The Committee shall have the right, from time to time, to delegate in writing to one or more officers or directors of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to applicable law or such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act. The Committee shall also be permitted to delegate, to any appropriate officer, director or employee of the Company, responsibility for performing certain administrative functions under the Plan. In the event that the Committee’s authority is delegated to officers, directors or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

4.   Shares Subject to the Plan.
4.1   Number of Shares Reserved.   Subject to adjustment as provided in Section 4.2 Section 4.3 hereof, the total number of Shares that are available for issuance under the Plan (the “Share Reserve”) shall equal 0.66% of the sum of (A) the Shares in issue immediately after Closing, (B) the Shares comprising the Incremental Share Consideration, if any, (C) any A2 Shares (to the extent not redeemed for Shares), (D) any Shares issued following redemption of vested A2 Shares, (E) any vested A3 Shares (to the extent not redeemed for Shares), (F) any Shares issued following redemption of vested A3 Shares, (G) the number of Shares that would have been issued immediately after and in connection with the Closing (the “Relevant Time”) had the BermudaCo Series B-1 Shares been converted into such shares immediately prior to the Relevant Time, (H) the number of Shares that would be issued in exchange for any vested BermudaCo Series B-2 Shares or vested BermudaCo Series B-3 Shares if such exchange were to occur immediately following such vesting, and (I) any other shares in the Company outstanding as of the Relevant Time, but only to the extent that such shares are convertible, exercisable or redeemable into Shares (“Additional Shares”), save for Class B Shares (as defined in the Company Articles) and Class C Shares (as defined in the Company Articles). Consequently, the maximum number of Shares that may be issued under the Plan is 1 million (which assumes vesting of all A2 Shares, A3 Shares, BermudaCo Series B-2 Shares and BermudaCo Series B-3 Shares). Each Share subject to an Award shall reduce the Share Reserve by one share.
4.2   Share Replenishment.   Following the Effective Date, to the extent that an Award granted under this Plan is canceled, expired, repurchased, forfeited, surrendered, exchanged for cash, settled in cash or by delivery of fewer Shares than the number underlying the Award, or otherwise terminated without delivery of the Shares to the Participant under the Plan, the unissued Shares will (i) not be deemed to have been delivered under the Plan, and (ii) be available for future Awards under the Plan. The satisfaction of a Dividend Equivalent in cash in conjunction with any outstanding Award shall not count against the Share Reserve.
4.3   Adjustments.   If there shall occur any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, share dividend, extraordinary cash dividend, share split, reverse share split or other distribution with respect to the Shares or any amalgamation, merger, scheme of arrangement, reorganization, consolidation, combination, spin-off or other corporate event or transaction or any other change affecting the Shares (other than regular cash dividends to shareholders of the Company), the Committee shall, in the manner and to the extent it considers appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and class of Shares or other securities provided in Section 4.1 hereof, (ii) the number and class of Shares, units or other securities or rights subject to then outstanding Awards, (iii) the exercise, base or purchase price for each share or unit or other security or right subject to then outstanding Awards, (iv) other value determinations applicable to the Plan and/or outstanding Awards, and/or (v) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, any such adjustments shall, to the extent deemed necessary or appropriate by the Committee, be made in a manner consistent with the requirements of Section 409A of the Code or any other applicable tax laws.
4.4   Awards Granted to Non Employee Directors.   The Committee shall: (i) prior to the grant of any Awards under the Plan to Non Employee Directors, take professional advice in connection with imposing a cap on the USD quantum of compensation that may be awarded to Non Employee Directors under the Plan and the amount and terms of any such cap; and (ii) act reasonably and in good faith in connection with such advice.
5.   Eligibility and Awards.
5.1   Designation of Participants.   Any Eligible Person may be selected by the Committee to receive an Award and become a Participant. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the number of units subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such Person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to such Participant in any other year.

5.2   Determination of Awards.   The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.
5.3   Award Agreements.   Each Award granted to an Eligible Person shall be represented by an Award Agreement. The terms of the Award, as determined by the Committee, will be set forth in the applicable Award Agreements as described in Section 9.2 hereof.
5.4   Cash Settlement.   The Committee may (i) grant a Restricted Share Unit that can only ever be settled in cash or (ii) at any time following the Date of Grant, resolve to settle all or part of a Restricted Share Unit in cash, in either case based upon the Fair Market Value of a Share at the relevant time.
6.   Restricted Share Units.
6.1   Grant of Restricted Share Units.   A Restricted Share Unit may be granted to any Eligible Person selected by the Committee. Each Restricted Share Unit shall represent the right to receive one Share, subject to such restrictions and conditions as the Committee shall determine. Restricted Share Units shall be non-transferable, except upon the Participant’s death to the Participant’s Personal Representative.
6.2   Vesting of Restricted Share Units.   The Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Share Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Share Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Share Unit Award are not satisfied, the Award shall be forfeited.
6.3   Satisfaction of Restricted Share Units.   The satisfaction of Restricted Share Unit shall be by way of the delivery to the Participant of Shares at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award, subject to applicable tax requirements.
6.4   Dividend Equivalent Rights.   Dividends shall not be paid with respect to Restricted Share Units. Dividend Equivalent rights may be granted with respect to the Shares subject to Restricted Share Units to the extent permitted by the Committee and set forth in the applicable Award Agreement; provided that any Dividend Equivalent rights granted shall be subject to the same vesting terms as the related Restricted Share Units.
6.5   No Rights as Shareholder.   The Participant shall not have any rights as a shareholder with respect to the shares subject to a Restricted Share Unit until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement.
7.   Change in Control.
7.1   Effect on Awards.   Upon the occurrence of a Change in Control, all outstanding Awards shall either be (a) continued or assumed by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent (with such continuation or assumption including conversion into the right to receive securities, cash or a combination of both), or (b) substituted by the surviving company or corporation or its parent for awards (with such substitution including conversion into the right to receive securities, cash or a combination of both), with substantially similar terms for outstanding Awards with appropriate adjustments to the type of consideration payable upon settlement of the Awards or other relevant factors, and with any applicable performance conditions deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, in each case as determined by the Committee (with the Award remaining subject only to time vesting), unless otherwise determined by the Committee or provided in an Award Agreement.
7.2   Certain Adjustments.   Notwithstanding Section 7.1, to the extent that outstanding Awards are not continued, assumed or substituted pursuant to Section 7.1 upon the occurrence of a Change in Control, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof):

(a)   acceleration of exercisability, vesting and/or payment of outstanding Awards immediately prior to the occurrence of such event or upon or following such event; and
(b)   cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, Shares, other property or any combination thereof) as determined in the sole discretion of the Committee; provided, however, that if any payments or other consideration are deferred and/or contingent as a result of escrows, earn outs, holdbacks or any other contingencies, payments under this provision may be made on substantially the same terms and conditions applicable to, and only to the extent actually paid to, the holders of Shares in connection with the Change in Control.
7.3   Definition of Change in Control.   Unless otherwise defined in an Award Agreement or other written agreement approved by the Committee, “Change in Control” means, and shall occur, if:
(a)   any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;
(b)   during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section, or a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(c)   the consummation of an amalgamation, merger, or consolidation of the Company with any other company or corporation or a Scheme of Arrangement involving any other company or corporation, other than an amalgamation, merger, consolidation, or Scheme of Arrangement which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such amalgamation, merger, consolidation, or Scheme of Arrangement; provided, however, that an amalgamation, merger, consolidation, or Scheme of Arrangement effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in (a) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or
(d)   the consummation of the sale or disposition by the Company, as approved by the shareholders of the Company, of all or substantially all of the Company’s assets other than (i) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale or disposition or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the shareholders of the Company.
Notwithstanding the foregoing, in respect of Awards granted to a United States Person, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.

8.   Forfeiture and Surrender Events.
8.1   General.   The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award are subject to reduction, cancellation, forfeiture, surrender or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of Service for Cause, violation of laws, regulations or material Company policies, breach of noncompetition, non-solicitation, confidentiality or other restrictive covenants that may apply to the Participant, application of a Company clawback policy relating to financial restatement, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company.
8.2   Termination for Cause.
(a)   Treatment of Awards.   Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination of Service for Cause or (2) after termination, the Participant engages in conduct that violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture, surrender and/or recoupment, as provided in Section 8.3 below. The Committee shall have the power to determine whether the Participant has been terminated for Cause, the date upon which such termination for Cause occurs, whether the Participant engaged in an act or omission which would have warranted termination of Service for Cause or engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary. Any such determination shall be final, conclusive and binding upon all Persons. In addition, if the Committee shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s Service for Cause or violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, the Company may suspend the Participant’s rights to receive any payment or vest in any right with respect to any Award pending a determination by the Committee of whether an act or omission could constitute the basis for a termination for Cause as provided in this Section 8.2.
(b)   Definition of Cause.   “Cause” means with respect to: (i) a Participant’s termination of Service as a Non Employee Director, an act or failure to act that constitutes cause for removal as director under applicable law, and (ii) a Participant’s termination of Service in all other cases, the following: (a) in the case where there is no agreement in effect between the Company or a Subsidiary and the Participant (or where there is such an agreement but it does not define “cause” (or words of like import, which shall include but not be limited to “gross misconduct” or “summary dismissal”)), termination due to a Participant’s: (1) failure to substantially perform Participant’s duties or obey lawful directives that continues after receipt of written notice from the Company and a 10-day opportunity to cure; (2) gross misconduct or gross negligence in the performance of Participant’s duties; (3) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (4) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude (or in each case, an equivalent crime in any jurisdiction); (5) material breach or violation of any agreement with the Company or a Subsidiary, any restrictive covenant (or similar) applicable to the Participant, or any Company policy (including, without limitation, with respect to harassment); or (6) other conduct, acts or omissions that, in the good faith judgment of the Committee, are likely to materially injure the reputation, business or a business relationship of the Company or any of its Affiliates; or (b) in the case where there is an agreement in effect between the Company or a Subsidiary and the Participant that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct” or “summary dismissal”), “cause” as defined under such agreement. Any voluntary termination of Service by the Participant in anticipation of an involuntary termination of the Participant’s Service for Cause shall be deemed to be a termination for Cause.

8.3   Right of Recapture.
(a)   General.   If at any time within two years (or such longer time specified in an Award Agreement or other agreement with a Participant or policy applicable to the Participant) after the date on which a Restricted Share Unit vests, is settled in shares or otherwise becomes payable, or on which any income or other benefit is otherwise realized or property is received by a Participant in connection with an Award, (i) a Participant’s Service is terminated for Cause, or (ii) the Committee determines in its reasonable discretion that the Participant is subject to any repayment or recoupment of benefits pursuant to the Company’s compensation recovery, “malus”, “clawback” or similar policy, as may be in effect from time to time (“Clawback Policy”), then, at the sole discretion of the Committee, any gain realized by the Participant from the exercise, vesting, payment, settlement or other realization of income or receipt of property by the Participant in connection with an Award, shall be repaid by the Participant to the Company upon notice from the Company, subject to applicable law. Such gain shall be determined as of the date or dates on which the gain is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a Share, or otherwise in accordance with any Clawback Policy.
(b)   Accounting Restatement.   If a Participant receives compensation pursuant to an Award under the Plan based on financial statements, results or other similar data that was misstated and/or are subsequently restated in a way that would decrease the value of such compensation, the Participant will, to the extent not otherwise prohibited by law, upon the written request of the Company, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) any Clawback Policy to which such Participant is subject and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 954 of the US Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations, requirements adopted thereunder by the Securities and Exchange Commission, any national securities exchange on which the Company’s equity securities may be listed and/or any rules, regulations, requirements and/or guidelines that apply to the Company or the Participant from time to time (the “Policy”). By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy, whenever adopted, shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture, surrender and/or repayment pursuant to the terms of the Policy.
(c)   No Right to Compensation.   By accepting an Award, the Participant irrevocably agrees that, for the purposes of the UK Employment Rights Act 1996 to the extent applicable and/or otherwise, they shall be bound by any action taken in relation to their Award under this Section 8.3 and shall have no right or entitlement whatsoever to any compensation in respect thereof.
8.4   Forfeiture/Surrender.   For greater certainty, unless otherwise determined by the Committee, and without limiting the generality of any section of this Plan, any reduction, cancellation, forfeiture, surrender, or recoupment from a Participant (a “Surrendering Participant”) of any Shares issued to such Surrendering Participant in connection with an Award (each such occurrence, a “Surrender”) shall take effect as a surrender by such Participant of such Shares for nil consideration as a matter of the Companies Act and the Company Articles such that upon the occurrence of a Surrender, the Surrendering Participant will, without any further action, confirmation, or acknowledgment required from such Surrendering Participant and effective automatically upon the occurrence of any Surrender, be deemed to have surrendered to the Company each Share subject to Surrender for nil consideration and such Share shall be treated as cancelled on Surrender and the amount of the Company’s issued share capital shall be diminished by the nominal par value of those shares accordingly but the Surrender shall not reduce the amount of the Company’s authorized share capital.
9.   General Provisions.
9.1   Status of Plan.   The Committee may authorize the creation of trusts or other arrangements to facilitate the grant or holding of an Award, to meet the Company’s obligations to deliver Shares or make payments with respect to Awards.
9.2   Award Agreement.   An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of Shares or other amounts or securities subject to the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement also may set forth the effect on an Award of a Change in Control and/or a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and also may set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of, or failure to renounce, the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and policies of the Company in effect from time to time. Unless otherwise expressly stated in the Award Agreement, in the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.
9.3   No Assignment or Transfer.   Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Upon any attempt by the Participant to take any such action, the Award shall automatically become null and void and of no further force and effect. Notwithstanding the foregoing, in the event of the death of a Participant, any Award held by such Participant may be transferred to and held by their Personal Representative.
9.4   Independent Contractor Status.   Nothing in the Plan, in the grant of any Award or in any Award Agreement shall (i) be interpreted or construed as creating or establishing the relationship of employer and employee between the Participant and a Group Company, or (ii) confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the service relationship of an Eligible Person or a Participant for any reason or no reason at any time. The rights and obligations of any individual under the terms of his or her office or service with the Company or any Subsidiary shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his or her office or service for any reason whatsoever insofar as those rights arise or may arise from his or her ceasing to have rights under an Award as a result of such termination. Without limiting the generality of the foregoing, no Participant shall have any right to compensation or damages on account of any loss in respect of Awards or the Plan where such loss arises (or is claimed to arise) in whole or in part from any company ceasing to be a Subsidiary or the transfer of any business from a Subsidiary to any person that is not a Subsidiary.
9.5   Rights as Shareholder.   A Participant shall have no rights as a holder of Shares with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.3 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for dividend payments or Dividend Equivalent rights. The Committee may determine in its discretion the manner of delivery of Shares to be issued under the Plan, which may be by delivery of share certificates, electronic account entry into new or existing accounts, delivery to a nominee on behalf of the Participant or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the share certificates (if any) be held in escrow by the Company for any Shares or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions. Should the Shares be represented by book or electronic account entry rather than a certificate, unless otherwise required by law, the Committee may take such steps to restrict transfer of the Shares as the Committee considers necessary or advisable (including, but not limited to, delivery of the shares to a nominee on behalf of the Participant).
9.6   Trading Policy and Other Restrictions.   Transactions involving Awards under the Plan shall be subject to the Company’s insider trading and Regulation FD policy and other restrictions, terms and conditions, to the extent established by the Committee or by applicable law, including any other applicable policies set by the Committee, from time to time.

9.7   Section 409A Compliance.   To the extent applicable, it is intended that the Plan and all Awards granted to United States Persons hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment, transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six (6) months plus one (1) day following the date of the Participant’s termination of Service or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A). For the purposes of Section 409A of the Code, a Participant’s right to receive any installment payments pursuant to this Plan or any Award granted hereunder shall be treated as a right to receive a series of separate and distinct payments. For the avoidance of doubt, each applicable tranche of Shares subject to vesting under any Award shall be considered a right to receive a series of separate and distinct payments. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
9.8   Section 457A Compliance.   In the event any Award is subject to Section 457A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A of the Code, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A of the Code, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant. To the extent that an Award constitutes deferred compensation subject to Section 457A of the Code, such Award will be subject to taxation in accordance with Section 457A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 457A of the Code or any damages for failing to comply with Section 457A of the Code.
9.9   Securities Law Compliance.   No Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed (i) by any applicable securities laws (including United Kingdom, United States Federal and state securities laws and any other applicable laws, rules and regulations), (ii) by any regulatory agencies having jurisdiction, (iii) by the Companies Act, (iv) the Company Articles and (v) by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the delivery of Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any action that the Company determines is necessary or advisable to meet such requirements. The Committee may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such Shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the Shares are being acquired solely for investment purposes and without any current intention to sell or distribute such shares.
9.10   Substitution or Assumption of Awards in Corporate Transactions.   The Committee may grant Awards under the Plan in connection with the acquisition, whether by purchase, amalgamation, merger, Scheme of Arrangement, consolidation or other corporate transaction, of the business or assets of any corporation or other entity, in substitution for awards previously granted by such corporation or other entity or otherwise. The Committee may also assume any previously granted awards of a former employee or a current employee, director, consultant or other service provider of another corporation or entity that becomes an Eligible Person by reason of any such corporate transaction. The terms and conditions of the substituted or assumed awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary or desirable for such purpose. To the extent permitted by applicable law and the listing requirements of NASDAQ or other exchange or securities market on which the Shares are listed, any such substituted or assumed awards shall not reduce the Share Reserve.
9.11   Tax.
(a)   The Participant shall be responsible for payment of any tax, social security or similar charges required by law to be paid or withheld from or that otherwise arises in connection an Award or an amount paid in satisfaction of an Award, save as otherwise required under applicable law. Save where it is the obligation of the person making the payment, any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in such tax, social security or similar charge arising. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include (without limitation) permitting the Participant to elect to satisfy the withholding obligation by (i) tendering Shares to the Company, (ii) subject to Section 16 of the Securities Act, an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the withholding amount, or (iii) any other arrangement satisfactory to the Company, in each case with such Shares or proceeds having a value up to the maximum statutory tax (and if application social security, or similar) rates in the applicable jurisdiction or as the Committee may approve in its discretion (provided that such withholding does not result in adverse tax or accounting consequences for the Company or any Subsidiary), or similar charge required to be paid or withheld. The Company shall have the power and the right to require a Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any Shares deliverable under an Award to satisfy such withholding obligation.
(b)   Without limiting the generality of Section 9.11(a): (i) the Committee may determine that, where an Award under the Plan would otherwise be satisfied by the delivery of Shares to the Participant, that the Participant shall instead receive a combination of cash and Shares, where the amount of cash is sufficient to pay any tax, social security or similar charge that arises in connection with the Award; and (ii) by accepting an Award, the Participant irrevocably authorizes the Company to sell or procure the sale of sufficient Shares on their behalf to ensure that the obligations of the Participant set forth under Section 9.11(a) above are complied with.
(c)   Notwithstanding any other term of the Plan, the Company shall not have any obligation to issue or transfer shares, procure the issue or transfer of shares, or deliver cash, to a Participant under or in connection with an Award granted under the Plan unless the Committee is satisfied in its absolute discretion that such Participant: (i) has (or will) comply with the obligations of the Participant set forth under Section 9.11(a) above; (ii) if the Participant is a Non Employee Director and a United Kingdom Person and is required by the Committee to do so, has entered into an election with their employing company pursuant to Section 431(1) of ITEPA (or any substantially similar election in the form prescribed by HMRC) no later than fourteen (14) days following the date of acquisition of shares (or other securities) or such shorter or longer period as the relevant legislation or HMRC may require; or (iii) if the Participant is a Non Employee Director and a United Kingdom Person and is required by the Committee to do so, had made an NIC Election with their employer, or has otherwise indemnified the Company and/or any Subsidiary in respect of any employer’s Class 1 National Insurance that arises in connection with an Award, where legally able and requested to do so.
9.12   Unfunded Plan.   The adoption of the Plan and any reservation of Shares or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Shares pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
9.13   Other Compensation and Benefit Plans.   The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.
9.14   Plan Binding on Transferees.   The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries.
9.15   Severability.   If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
9.16   Governing Law.   The Plan, all Awards and all Award Agreements, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to the Plan, any Award or Award Agreement, or the negotiation, execution or performance of any such documents or matter related thereto (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with the Plan, any Award or Award Agreement, or as an inducement to enter into any Award Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations and repose, but without regard to any borrowing statute that would result in the application of the statute of limitations or repose of any other jurisdiction.
9.17   No Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
9.18   No Guarantees Regarding Tax Treatment.   Neither the Company nor the Committee make any guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan.
9.19   Data Protection.
(a)   United Kingdom Persons:   For the purpose of operating the Plan, the Company will collect and process information relating to each Participant who is a United Kingdom Person in accordance with the privacy notice which is available on request from the Company’s Human Resources department.
(b)   United States Persons:   By participating in the Plan, each Participant who is a United States Person consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and any third party administrators of any data of a professional or personal nature for the purposes of administering the Plan and in connection with such Participant’s status as a shareholder of the Company upon the issuance of any Shares pursuant to an Award.
9.20   Subplans.   To comply with the laws in countries other than the United Kingdom or the United States of America in which the Company or any of its Subsidiaries or Affiliates operates or has Non-Employee Directors or consultants, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Participants in any jurisdiction to comply with applicable local laws, (ii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals and

(iii) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 9.20 by the Committee shall be attached to this Plan document as appendices.
9.21   Renunciation.   Any Person to whom an Award is granted may by notice in writing to the Committee within thirty (30) days after the Date of Grant (or such shorter period of which they may be notified by the Committee) renounce their rights thereunder in whole (and in such case the Award shall be deemed never to have been granted hereunder), or in part (and in such case the Award shall be deemed to have been granted only as to the balance).
9.22   Newly issued shares.   Notwithstanding any other provision of the Plan to the contrary, if any Share to be delivered under the Plan will be newly issued, the amount to be paid to the Company in connection with the issue of such Share shall not be less than the nominal value of a Share at that time.
10.   Term; Amendment and Termination; Shareholder Approval.
10.1   Term.   The Board has adopted this plan and the Plan shall be effective as of the date of its approval by the shareholders of the Company within 12 months of the adoption (the “Effective Date”). Subject to Section 10.2 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date.
10.2   Amendment and Termination.   The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided, however, that no amendment, modification, suspension or termination of the Plan shall materially and adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Board may seek the approval of any amendment, modification, suspension or termination by the Company’s shareholders to the extent it deems necessary in its discretion for purposes of compliance with Section 422 of the Code or for any other purpose, and shall seek such approval to the extent it deems necessary in its discretion to comply with applicable law or listing requirements of NASDAQ or other exchange or securities market. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable in its discretion to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.
11.   Interpretation
11.1   Any reference in the Plan to a law, act, regulation, statute or a statutory provision (a “Law”) is a reference to such Law as it as amended, extended or re-enacted from time to time (and shall include all subordinate law, regulation or legislation made from time to time thereunder) and any reference in the Plan to a Law preceded by ‘UK’ is a reference to a Law of the United Kingdom and any reference in the Plan to a Law preceded by ‘US’ shall be a reference to a Law of the United States of America.
11.2   Unless the Committee determines otherwise, a reference in the Plan to ‘in writing’ or ‘written’ includes by way of email.
11.3   Unless the context otherwise requires, references to one gender shall include a reference to the other genders and words in the singular shall include the plural and vice versa.

ANNEX F-1
CHURCHILL CAPITAL CORP VII
and
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
WARRANT AGREEMENT
Dated as of February 11, 2021
THIS WARRANT AGREEMENT (this “Agreement”), dated as of February 11, 2021 is by and between Churchill Capital Corp VII, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).
WHEREAS, on February 11, 2021 the Company entered into that certain Private Placement Warrants Purchase Agreement, with Churchill Sponsor VII LLC, a Delaware limited liability company (“Sponsor”), pursuant to which Sponsor will purchase an aggregate of up to 32,600,000 warrants (including up to 3,600,000 warrants subject to the Over-allotment Option (as defined below)) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option) (as defined below), if applicable), bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and
WHEREAS, in order to finance the Company’s transaction costs in connection with an intended Business Combination, the Sponsor or affiliates of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 may be convertible into up to an additional 1,500,000 Private Placement Warrants of the post Business Combination entity at a price of $1.00 per warrant;
WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-fifth of one redeemable Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 27,600,000 warrants (including up to 3,600,000 warrants subject to the Over-allotment Option (as defined below)) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per whole share, subject to adjustment as described herein. Only whole warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant;
WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-252006 and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the shares of Common Stock included in the Units;
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

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NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.   Appointment of Warrant Agent.   The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement.
2.   Warrants.
2.1   Form of Warrant.   Each Warrant shall initially be issued in registered form only. Warrants may be represented by one or more physical definitive certificates or by book entry.
2.2   Effect of Countersignature.   If a physical definitive certificate is issued, unless and until countersigned by the Warrant Agent, either by manual or facsimile signature, pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3   Registration.
2.3.1   Warrant Register.   The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Public Warrants shall initially be represented by one or more book entry certificates deposited with the Depository and registered in the name of a nominee of the Depositary (as defined below). Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each book-entry certificate or (ii) institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).
If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A.
The physical definitive certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.3.2   Registered Holder.   Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical definitive certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.4   Detachability of Warrants.   The shares of Common Stock and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day other than a Saturday, Sunday or federal holiday on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Citigroup

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Global Markets Inc. but in no event shall the shares of Common Stock and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a current report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Form 8-K, and a second or amended current report on Form 8-K to provide updated financial information to reflect the exercise of the Underwriters’ Over-allotment option, if the Over-allotment option is exercised following the initial filing of such current report on Form 8-K and (B) the Company issues a press release and files with the Commission a Current Report on Form 8-K announcing when such separate trading shall begin.
2.5   Fractional Warrants.   The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one share of Common Stock and one-fifth of one Public Warrant. If, upon the detachment of Public Warrants from the Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.
2.6   Private Placement Warrants.   The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below), and (iii) shall not be redeemable by the Company; provided, however, that in the case of (ii), the Private Placement Warrants and any shares of Common Stock issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:
(a)   to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;
(b)   in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;
(c)   in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual;
(d)   in the case of an individual, transfers pursuant to a qualified domestic relations order;
(e)   transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased;
(f)   transfers in the event of the Company’s liquidation prior to the completion of an initial Business Combination;
(g)   transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;
(h)   in the event of the Company’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s public stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the initial Business Combination; and
(i)   to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (h) above; provided, however, that in the case of clauses (a) through (e) and (i), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

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3.   Terms and Exercise of Warrants.
3.1   Warrant Price.   Each Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share described in the prior sentence at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.
3.2   Duration of Warrants.   A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction, involving the Company and one or more businesses (a “Business Combination”), and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and (B) terminating at 5:00 p.m., New York City time on the earlier to occur of: (w) the date that is five (5) years after the date on which the Company completes its initial Business Combination, (x) the liquidation of the Company in accordance with the Company’s certificate of incorporation, as amended from time to time, if the Company fails to consummate a Business Combination, and (y) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Sponsor Warrant in the event of a redemption) not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants, and, provided further that any such extension shall be identical in duration among all the Warrants.
3.3   Exercise of Warrants.
3.3.1   Payment.   Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by surrendering it at the office of the Warrant Agent or at the office of its successor as Warrant Agent, together with (i) an election to purchase form, duly executed, electing to exercise such Warrant; and (ii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:
(a)   in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent or by wire;
(b)   in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(b)) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

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(c)   with respect to any Private Placement Warrant, so long as such Sponsor Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this subsection 3.3.1(c), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or
(d)   as provided in Section 7.4 hereof.
The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.
3.3.2   Issuance of Shares of Common Stock on Exercise.   As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a book-entry Warrant are exercised, a notation shall be made to the records maintained by the Depositary, its nominee to each book-entry Warrant, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a (a) registration statement under the Securities Act covering the issuance of the Common Stock underlying the Public Warrants is then effective and (b) a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. Subject to Section 4.6 of this Agreement, a Registered Holder of Public Warrants may exercise its Public Warrants only for a whole number of shares of Common Stock. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Subsection 3.3.1(b) and Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.
3.3.3   Valid Issuance.   All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.
3.3.4   Date of Issuance.   Each person in whose name any book entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book entry system of the Warrant Agent are closed, such person shall

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be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book entry system are open.
3.3.5   Maximum Percentage.   A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not affect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of issued and outstanding Common Stock, the holder may rely on the number of issued and outstanding Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Common Stock issued and outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.   Adjustments.
4.1   Stock Dividends.
4.1.1   Split-Ups.   If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price

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payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
4.1.2   Extraordinary Dividends.   If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the shares of Common Stock included in the Units sold in the Offering if the Company does not complete the Business Combination within the period set forth in the Company’s amended and restated certificate of incorporation or with respect to any other material provisions relating to stockholders’ rights or pre-Business Combination activity, or (e) in connection with the redemption of shares of Common Stock included in the Units sold in the Offering upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).
4.2   Aggregation of Shares.   If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
4.3   Adjustments in Warrant Price.   Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
4.4   Replacement of Securities upon Reorganization, etc.   In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another type of entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation

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or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference, if positive, of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below) (which amount determined under this clause (ii) shall not be less than zero). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results

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in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.
4.5   Notices of Changes in Warrant.   Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; provided, however, that no adjustment to the number of shares of Common Stock issuable upon exercise of a Warrant shall be required until cumulative adjustments amount to 1% or more of the number of shares of Common Stock issuable upon exercise of a Warrant as last adjusted; provided, further, that any such adjustments that are not made are carried forward and taken into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of shares of Common Stock issuable upon exercise of a Warrant and (ii) on the exercise date of any Warrant. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4 in connection with which an adjustment is made to the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.6   No Fractional Shares.   Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.
4.7   Form of Warrant.   The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
4.8   Other Events.   In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.8(ii) as a result of any issuance of securities in connection with a Business Combination or (ii) solely as a result of an adjustment to the conversion ratio of the Company’s Class B common stock, $0.0001 par value per share, into Common Stock. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
5.   Transfer and Exchange of Warrants.
5.1   Registration of Transfer.   The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer,

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in the case of certificated warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2   Procedure for Surrender of Warrants.   Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer and thereupon the Warrant Agent shall issue in exchange therefore one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
5.3   Fractional Warrants.   The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant, except as part of the Units.
5.4   Service Charges.   No service charge shall be made for any exchange or registration of transfer of Warrants.
5.5   Warrant Execution and Countersignature.   The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
5.6   Transfer of Warrants.   Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.
6.   Redemption.
6.1   Redemption of Warrants.   Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the closing price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days, within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1 and such cashless exercise is exempt from registration under the Securities Act.
6.2   Date Fixed for, and Notice of, Redemption.   In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such 30-day period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

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6.3   Exercise After Notice of Redemption.   The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.
6.4   Exclusion of Private Placement Warrants.   The Company agrees that the redemption rights provided in Section 6.1 shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees under subsection 2.6), the Company may redeem the Private Placement Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.1. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement.
7.   Other Provisions Relating to Rights of Holders of Warrants.
7.1   No Rights as Stockholder.   A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
7.2   Lost, Stolen, Mutilated, or Destroyed Warrants.   If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed, and countersigned by the Warrant Agent. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone. Warrant Agent may, at its option, countersign replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.
7.3   Reservation of Shares of Common Stock.   The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
7.4   Registration of Shares of Common Stock; Cashless Exercise at Company’s Option.
7.4.1   Registration of Shares of Common Stock.   The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an

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effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date that notice of exercise is sent to the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not (and has not been during the preceding three months) an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.
7.4.2   Cashless Exercise at Company’s Option.   If the shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in subsection 7.4.1 and (i) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary or (ii) if the Company does not so elect, the Company agrees to use its best efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.
8.   Concerning the Warrant Agent and Other Matters.
8.1   Payment of Taxes.   The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.
8.2   Resignation, Consolidation, or Merger of Warrant Agent.
8.2.1   Appointment of Successor Warrant Agent.   The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of ninety (90) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be authorized under

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applicable laws to exercise the powers of a transfer agent and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.
8.2.2   Notice of Successor Warrant Agent.   In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Company’s transfer agent for the shares of Common Stock not later than the effective date of any such appointment.
8.2.3   Merger or Consolidation of Warrant Agent.   Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3   Fees and Expenses of Warrant Agent.
8.3.1   Remuneration.   The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2   Further Assurances.   The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4   Liability of Warrant Agent.
8.4.1   Reliance on Company Statement.   Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, the President or the Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
8.4.2   Indemnity.   The Warrant Agent shall be liable hereunder only for its own, or its representatives’, gross negligence, willful misconduct, bad faith or material breach of this Agreement. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s, or its representatives’, gross negligence, willful misconduct, bad faith or material breach of this Agreement.
8.4.3   Exclusions.   The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of

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Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.
8.5   Acceptance of Agency.   The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.
8.6   Waiver.   The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9.   Miscellaneous Provisions.
9.1   Successors.   All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2   Notices.   Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Churchill Capital Corp VII
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention: Jay Taragin
with a copy to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Alexander Lynch
           Barbra Broudy
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

F-1-14

in each case, with copy to:
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Joel L. Rubinstein
Email: joel.rubinstein@whitecase.com
9.3   Applicable Law.   The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement may be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall not be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
9.4   Compliance and Confidentiality.   The Warrant Agent shall perform its duties under this Agreement in compliance with all applicable laws and keep confidential all information relating to this Agreement and, except as required by applicable law, shall not use such information for any purpose other than the performance of the Warrant Agent’s obligations under this Agreement.
9.5   Persons Having Rights under this Agreement.   Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
9.6   Examination of the Warrant Agreement.   A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.
9.7   Counterparts; Electronic Signatures.   This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
9.8   Effect of Headings.   The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
9.9   Amendments.   This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, 50% of the number of then outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

F-1-15

9.10   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
Exhibit A   Form of Warrant Certificate
Exhibit B Legend — Private Placement Warrants

F-1-16

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
CHURCHILL CAPITAL CORP VII
By:	/s/ Jay Taragin Name: Jay Taragin
Title: Chief Financial Officer
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	/s/ Isaac Kagan Name: Isaac Kagan
Title: Vice President
[SIGNATURE PAGE TO WARRANT AGREEMENT]

F-1-17

EXHIBIT A
Form of Warrant Certificate
[FACE]
Number
Warrants
THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR
TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE
WARRANT AGREEMENT DESCRIBED BELOW
Churchill Capital Corp VII
Incorporated Under the Laws of the State of Delaware
CUSIP [•]
Warrant Certificate
This Warrant Certificate certifies that                 , or registered assigns, is the registered holder of           warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Churchill Capital Corp VII, a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
[Form of Warrant]

F-1-18

The initial Warrant Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become null and void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.
This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.
CHURCHILL CAPITAL CORP VII
By:	Name: Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	Name: Title:
[Form of Warrant]

F-1-19

[Form of Warrant Certificate]
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of February 11, 2021 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (or successor warrant agent) (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the designated office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third-party charges imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

F-1-20

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Churchill Capital Corp VII (the “Company”) in the amount of $       in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of            , whose address is             and that such shares of Common Stock be delivered to             whose address is            . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of            , whose address is            , and that such Warrant Certificate be delivered to            , whose address is            .
In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.1 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.
In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of            , whose address is            , and that such Warrant Certificate be delivered to            , whose address is            .
Date:	(Signature)
(Address)

F-1-21

(Tax Identification Number)
Signature Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT, OF 1934, AS AMENDED).

F-1-22

EXHIBIT B
LEGEND
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENTS BY AND AMONG CHURCHILL CAPITAL CORP VII (THE “COMPANY”), CHURCHILL SPONSOR VII LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.
SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

F-1-23

ANNEX F-2
AMENDMENT TO WARRANT AGREEMENT
THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), dated as of November 16, 2023, is by and between Churchill Capital Corp VII, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).
RECITALS
WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 11, 2021 (the “Existing Warrant Agreement”);
WHEREAS, capitalized terms used herein but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Existing Warrant Agreement;
WHEREAS, on August 1, 2023, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among the Company, Polaris Pubco Plc, a public limited company incorporated under the laws of England and Wales (“Pubco”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales, and certain other parties thereto;
WHEREAS, as contemplated by the Merger Agreement, the Company plans to hold a meeting of the holders of the Public Warrants for the purpose of soliciting the consent of such holders required by the Existing Warrant Agreement to amend the Existing Warrant Agreement to provide that, at the Effective Time (as defined in the Merger Agreement), without any action on the part of any party or any other person, (i) each Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall be issued one class C-1 ordinary share in Pubco (with the terms of such shares being substantially equivalent to those specified in the form of the Articles of Association of Pubco included in the Registration Statement on Form F-4, No. [ ] filed by Pubco with the Commission, as amended from time to time (the “Post-Closing Articles”)); and (ii) each Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall be issued one class C-2 ordinary share in Pubco (with the terms of such shares substantially equivalent to those specified in the Post-Closing Articles) (the “Warrant Amendment Proposal”);
WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders;
WHEREAS, the Company and the Warrant Agent desire to amend the Existing Warrant Agreement to provide for a procedure for a meeting of the Registered Holders of the Public Warrants, pursuant to which such Registered Holders may consent to the Warrant Amendment Proposal;
WHEREAS, the Company has deemed that such an amendment is necessary and desirable to facilitate the ability of the Registered Holders to approve or reject the Warrant Amendment Proposal and shall not adversely affect the interest of the Registered Holders; and
WHEREAS, all acts and things have been done and performed which are necessary to authorize the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

F-2-1

AGREEMENT
1.   AMENDMENT.   The Company and the Warrant Agent hereby amend the Existing Warrant Agreement to (i) amend and restate Section 9.9 and (ii) add new Sections 9.11 and 9.12 immediately following Section 9.10 thereof, which shall read as follows:
“9.9.   Amendments.   The Company and the Warrant Agent may, and the Warrant Agent shall, if the Company so directs in writing, amend this Agreement, without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the Company may deem necessary or desirable and that the Company deems shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, 50% of the number of the then outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.”
“9.11.   Meetings of Registered Holders of Public Warrants with respect to the Warrant Amendment Proposal.
(a)   Purpose for Which Meetings May Be Called.   A meeting of Registered Holders of Public Warrants may be called by the Company at any time and from time to time pursuant to this Section 9.11 to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other act to be made, given or taken by such Registered Holders in connection with the Warrant Amendment Proposal. “Warrant Amendment Proposal” means the solicitation of the holders of Public Warrants contemplated by the Merger Agreement to amend this Agreement such that, at the Effective Time, without any action on the part of any party or any other person, (i) each Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall be issued one class C-1 ordinary share in Pubco (with terms of such shares substantially equivalent to those specified in the Post-Closing Articles); and (ii) each Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall be issued one class C-2 ordinary share in Pubco (with terms of such shares substantially equivalent to those specified in the Post-Closing Articles).
(b)   Call, Notice and Place of Meetings.   The Company may at any time call a meeting of Registered Holders of Public Warrants for any purpose specified in Section 9.11 (a), to be held at such time and at such place as the Company shall determine. Notice of each meeting of Registered Holders of Public Warrants setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting shall be given to each Registered Holder entitled to vote thereat at least 10 days prior to the date of such meeting.
(c)   Persons Entitled to Vote at Meetings.
(i)   The Company shall set a record date with respect to each meeting of Registered Holders of Public Warrants.
(ii)   To be entitled to vote at any meeting of Registered Holders of Public Warrants, a person shall be (1) a Registered Holder of one or more Public Warrants as of the record date set by the Company pursuant to Section 9.11(c)(i) or (2) a person appointed by an instrument in writing as proxy for any such Registered Holder by such Registered Holder.
(iii)   Any decision made or action taken at any meeting of Registered Holders of Public Warrants duly held in accordance with this Section 9.11 shall be binding on all Registered Holders of Public Warrants, whether or not such Registered Holders were present or represented at such meeting.

F-2-2

(d)   Determination of Voting Rights. At any meeting of Registered Holders of Public Warrants for any purpose specified in Section 9.11(a), each Registered Holder of a Public Warrant or proxy shall be entitled to one vote for each Public Warrant held or represented by such Registered Holder.
(e)   Quorum/Action. A majority of the Public Warrants outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for a meeting or duly reconvened meeting of Registered Holders of Public Warrants. If a quorum shall not be present or represented by proxy at any meeting of Registered Holders of Public Warrants, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in this Section 9.11(e) until a quorum shall attend. The Registered Holders present or represented by proxy at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Registered Holders to leave less than a quorum.
(f)   Adjournments. Any meeting of Registered Holders of Public Warrants may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which Registered Holders of Public Warrants may be deemed to be present in person or represented by proxy and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Registered Holders of record entitled to vote at the meeting may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each Registered Holder of record entitled to vote at the meeting. If after the adjournment a new record date for Registered Holders entitled to vote is fixed for the adjourned meeting, the Company shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.11(c)(i), and shall give notice of the adjourned meeting to each Registered Holder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.”
“9.12.   Written Consent of Registered Holders of Private Placement Warrants with respect to the Warrant Amendment Proposal.
(a)   Persons Entitled to Act by Written Consent.
(i)   The Company shall set a record date with respect to Registered Holders of Private Placement Warrants entitled to act by written consent in connection with the Warrant Amendment Proposal.
(ii)   To be entitled to act by written consent with respect to the Warrant Amendment Proposal, a person shall be (1) a Registered Holder of one or more Private Placement Warrants as of the record date set by the Company pursuant to Section 9.12(a)(i) or (2) a person appointed by an instrument in writing as proxy for any such Registered Holder by such Registered Holder.
(iii)   Any decision made or action taken by written consent duly executed in accordance with this 9.12 and Section 9.9 shall be binding on all Registered Holders of Private Placement Warrants, whether or not such Registered Holders executed a written consent.
(b)   Determination of Voting Rights.   At any action by written consent of Registered Holders of Private Placement Warrants for any purpose specified in Section 9.12(a), each Registered Holder of a Private Placement Warrant or proxy shall be entitled to one vote for each Private Placement Warrant held or represented by such Registered Holder.”
2.   MISCELLANEOUS PROVISIONS.
2.1   Terms incorporated from Existing Warrant Agreement.   Section 9.3 (Applicable Law), Section 9.5 (Persons Having rights under this Agreement), Section 9.7 (Counterparts; Electronic Signatures), Section 9.8 (Effect of Headings), Section 9.9 (Amendments) as amended herein, and Section 9.10 (Severability) of the Existing Warrant Agreement shall be deemed to be included herein

F-2-3

mutatis mutandis together with definitions of defined terms appearing in such provisions so that the parties shall be entitled to exercise the rights and enforce the conditions as stated therein as if such terms and conditions had been stated herein.
2.2   Entire Agreement.   This Amendment and the Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Remainder of page intentionally left blank.]

F-2-4

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.
CHURCHILL CAPITAL CORP VII
By:	/s/ Jay Taragin Name: Jay Taragin Title: Chief Financial Officer
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	/s/ Erica Young Name: Erica Young Title: Vice President
[Signature Page to Amendment to Warrant Agreement]

F-2-5

ANNEX G
SECOND AMENDMENT TO WARRANT AGREEMENT
THIS SECOND AMENDMENT TO WARRANT AGREEMENT dated as of [  ], 202[•], is by and between Churchill Capital Corp VII, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).
WHEREAS, the Company and Warrant Agent are parties to that certain Warrant Agreement dated as of February 11, 2021, as amended by that certain Amendment to Warrant Agreement dated as of November 16, 2023 (collectively, the “Existing Warrant Agreement”);
WHEREAS, on August 1, 2023, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among the Company, Polaris Pubco Plc, a public limited company incorporated under the laws of England and Wales (“Pubco”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales, and certain other parties thereto;
WHEREAS, the Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, the Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger and a subsidiary of Pubco, on the terms and subject to the conditions in the Merger Agreement (the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements, collectively the “Transactions”);
WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement, without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company may deem necessary or desirable and that the Company deems shall not adversely affect the interest of the Registered Holders and all other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants (the “Requisite Public Warrantholder Approval”) and, solely with respect to any amendment to the terms of the Private Placement Warrants, 50% of the number of then outstanding Private Placement Warrants (the “Requisite Private Placement Warrantholder Approval”);
WHEREAS, (i) the Requisite Public Warrantholder Approval has been received pursuant to the meeting of holders of Public Warrants held on [•], (ii) the Requisite Private Placement Warrantholder Approval has been received pursuant that certain written consent, dated [•], by Churchill Sponsor VII LLC, and (iii) the Valuation Report (as defined in the Merger Agreement) has been obtained;
WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) and subject to the terms and conditions of the Merger Agreement, without any action on the part of any party or any other person, (i) each Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one class C-1 share in Pubco (“C-1 Share”) and (ii) each Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall receive one class C-2 share in Pubco (“C-2 Share”);
WHEREAS, the terms of the C-1 Shares and C-2 Shares, including the terms upon which they are convertible into Ordinary A1 Shares (as defined in the Pubco Articles), shall be governed by the Articles of Association of Pubco attached hereto as Exhibit A, or as may be amended following the Effective Time in accordance with the provisions thereto or under applicable law (“Pubco Articles”) and the C-2 Shares shall bear the legends set forth in Exhibit B;
WHEREAS, the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, following the Effective Time and the issuance of the C-1 Shares and the C-2 Shares in connection with the Transactions, the Existing Warrant Agreement shall terminate and be of no further force and effect; and
WHEREAS, all acts and things have been done and performed which are necessary to authorize the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
AGREEMENT
1.   DEFINITIONS.   Capitalized terms use herein and not otherwise defined herein shall have the meanings ascribed to them in the Existing Warrant Agreement.
2.   AMENDMENT.   The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as follows, effective as of the Effective Time:
(a)   Section 4.9.   A new Section 4.9 is hereby added immediately following Section 4.8 of the Existing Warrant Agreement, which shall read as follows:
“4.9. Cancellation of Warrants and Issuance of C-1 Shares and C-2 Shares in Connection with the Transactions.
4.9.1   Notwithstanding any provision contained in this Agreement to the contrary (including Section 4.4), immediately prior to the Effective Time, and subject to the terms and conditions of the Merger Agreement (i) each Public Warrant that is outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be automatically cancelled and extinguished and the holder thereof shall be issued one C-1 Share, and (ii) each Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and the holder thereof shall be issued one C-2 Share; and
4.9.2   The terms of the C-1 Shares and C-2 Shares, including the terms upon which they are convertible into Ordinary A1 Shares (as defined in the Pubco Articles), shall be governed by the Pubco Articles.”
(b)
Section 9.2.   Section 9.2 of the Existing Warrant Agreement is hereby amended as follows:

“(a) the phrase “an internationally recognized” shall be inserted in front of every reference to “private courier service”, and (b) the following delivery address for Pubco shall be added:
“Corpacq House
1 Goose Grn
Altrincham WA14 1DW
United Kingdom
with a copy (which shall not constitute notice) to:
Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attn:
Jennifer W. Cheng
Susan K. Nieto

E-mail:
JCheng@reedsmith.com
SNieto@reedsmith.com”

(c)   Section 9.13.   A new Section 9.13 is hereby added immediately following Section 9.12 of the Existing Warrant Agreement, which shall read as follows:

“Section 9.13. Termination. Immediately following the Effective Time, this Agreement shall terminate and be of no further force or effect.”
(d)   Section 9.14.   A new Section 9.14 is hereby added immediately following Section 9.13 of the Existing Warrant Agreement, which shall read as follows:
“Exhibit A and Exhibit B to the Existing Warrant Agreement shall be deleted and replaced with Exhibit A and Exhibit B to this Agreement.”
3.   MISCELLANEOUS PROVISIONS.
3.1   Terms incorporated from Existing Warrant Agreement.   Section 9.3 (Applicable Law), Section 9.5 (Persons Having rights under this Agreement), Section 9.7 (Counterparts; Electronic Signatures), Section 9.8 (Effect of Headings), Section 9.9 (Amendments), and Section 9.10 (Severability) of the Existing Warrant Agreement shall be deemed to be included herein mutatis mutandis together with definitions of defined terms appearing in such provisions so that the parties shall be entitled to exercise the rights and enforce the conditions as stated therein as if such terms and conditions had been stated herein.
3.2   Entire Agreement.   This Amendment and the Existing Warrant Agreement, as modified by this Amendment and other such amendments from time to time, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
3.3   Effective Time.   Each of the parties hereto acknowledges and agrees that the effectiveness of this Amendment shall be expressly subject to the consummation of the transactions contemplated by the Merger Agreement and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.
CHURCHILL CAPITAL CORP VII
By:	Name: Jay Taragin Title: Chief Financial Officer
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	Name: Title:
[Signature Page to Second Amendment to Warrant Agreement]

EXHIBIT A
PUBCO ARTICLES

EXHIBIT B
LEGEND
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER APPLICABLE TO THE HOLDER OF SUCH SECURITIES, IN EACH CASE DESCRIBED IN THE SPONSOR AGREEMENT BY AND AMONG CHURCHILL CAPITAL CORP VII (“CHURCHILL”), POLARIS PUBCO PLC (“PUBCO”) AND THE OTHER PARTIES THERETO OR IN THE AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT BY AND AMONG PUBCO, CHURCHILL, CHURCHILL SPONSOR VII LLC, AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE HEREOF EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN THE PUBCO ARTICLES), WHO AGREES IN WRITING WITH PUBCO TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.
SECURITIES EVIDENCED BY THIS CERTIFICATE AND ORDINARY A1 SHARES OF PUBCO ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT EXECUTED BY PUBCO.

ANNEX H
FORM OF COMPANY WARRANT ASSIGNMENT, ASSUMPTION AND
AMENDMENT AGREEMENT
THIS WARRANT AGREEMENT (this “Agreement”), dated as of [    ], 202[•], is by and between Churchill Capital Corp VII, a Delaware corporation (“CCVII”), Polaris Pubco PLC, a public limited company incorporated under the laws of England and Wales (the “Company”) and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).
RECITALS
WHEREAS, CCVII and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 11, 2022, as amended by that certain Amendment to Warrant Agreement, by and between CCVII and the Warrant Agent, dated as of November 16, 2023 (the “Existing Warrant Agreement”);
WHEREAS, capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement;
WHEREAS, pursuant to the Existing Warrant Agreement, CCVII issued (a) 32,600,000 warrants to Churchill Sponsor VII LLC, a Delaware limited liability company (the “Sponsor” and such warrants, collectively, the “Private Placement Warrants”), to purchase shares of CCVII’s Class A common stock, par value $0.0001 per share (the “Common Stock”) simultaneously with the closing of CCVII’s initial public offering (the “Offering”), and (b) 27,600,000 warrants to public investors in the Offering (collectively, the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) to purchase shares of Common Stock, with each Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, subject to adjustment as described in the Existing Warrant Agreement. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant;
WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;
WHEREAS, on August 1, 2023, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among CCVII, the Company, NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Company (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales, and certain other parties thereto;
WHEREAS, the Merger Agreement provides, among other things, that (a) on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into CCVII (the “Merger”), with CCVII being the surviving corporation, on the terms and subject to the conditions in the Merger Agreement, (b) in the event that either the Requisite CCVII Warrantholder Approval (as defined in the Merger Agreement) or the Valuation Report (as defined in the Merger Agreement) is not obtained prior to the Effective Time (as defined in the Merger Agreement), at the Effective Time, without any action on the part of any party or any other person, each (x) Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issuance of one warrant of the Company issued on terms consistent with the Private Placement Warrants (the “Company Private Placement Warrants”), and (y) Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and in consideration for the issuance of one warrant of the Company issued pursuant to the terms of this Agreement, and on terms consistent with the Public Warrants (the “Company Public Warrants”, together with the Company Private Placement Warrants, the “Company Warrants”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement and (c) from and after the Effective Time, the holders of Warrants prior to the Effective Time shall cease to have any rights with respect to such Warrants except as otherwise provided for herein or under applicable Law (as defined in the Merger Agreement);
WHEREAS, the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, CCVII desires to assign all of its right, title and interest in the Existing Warrant Agreement to the Company and the Company wishes to accept such assignment; and
WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that CCVII and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as CCVII may deem necessary or desirable and that CCVII deems shall not adversely affect the interest of the Registered Holders.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
AGREEMENT
1.1   DEFINITIONS.   Capitalized terms use herein and not otherwise defined herein shall have the meanings ascribed to them in the Existing Warrant Agreement.
2.   ASSIGNMENT AND ASSUMPTION; CONSENT.
2.1   Assignment and Assumption.   CCVII hereby assigns to the Company all of CCVII’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of CCVII’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time. Effective as of the Effective Time, the Warrants shall be deemed cancelled and be of no further force and effect, and shall be immediately replaced by the Company Warrants.
2.2   Consent.   The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by CCVII to the Company pursuant to Section 2.1 above effective as of the Effective Time, the assumption of the Existing Warrant Agreement by the Company from CCVII pursuant to Section 2.1 above effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.
3.   AMENDMENT OF EXISTING WARRANT AGREEMENT.   CCVII AND THE WARRANT AGENT HEREBY AMEND THE EXISTING WARRANT AGREEMENT AS PROVIDED IN THIS SECTION 3, EFFECTIVE AS OF THE EFFECTIVE TIME, AND ACKNOWLEDGE AND AGREE THAT THE AMENDMENTS TO THE EXISTING WARRANT AGREEMENT SET FORTH IN THIS SECTION 3 ARE NECESSARY OR DESIRABLE AND THAT SUCH AMENDMENTS DO NOT ADVERSELY AFFECT THE INTERESTS OF THE REGISTERED HOLDERS:
(a)   Preamble.   The preamble of the Existing Warrant Agreement is hereby amended by deleting “Churchill Capital Corp VII, a Delaware corporation” and replacing it with “Polaris Pubco PLC, a public limited company incorporated under the laws of England and Wales”.
(b)   Recitals.   The recitals of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:
WHEREAS, on February 11, 2021 Churchill Capital Corp VII, a Delaware corporation (“CCVII”), entered into that certain Private Placement Warrants Purchase Agreement, with Churchill Sponsor VII LLC, a Delaware limited liability company (“Sponsor”), pursuant to which Sponsor purchased 32,600,000 warrants simultaneously with the closing of the Offering (as defined below), bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant;
WHEREAS, CCVII consummated an initial public offering (the “Offering”) of units of CCVII’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-fifth of one redeemable Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver 27,600,000 warrants to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of CCVII, par value $0.0001 per share (“Common Stock”), for $11.50 per whole share, subject to adjustment as described herein. Only whole warrants are exercisable. A holder of the Public Warrants is not be able to exercise any fraction of a Warrant;
WHEREAS, CCVII has filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-252006 and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the shares of Common Stock included in the Units;
WHEREAS, on August 1, 2023, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among CCVII, the Company, NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales, and certain other parties thereto; pursuant to which, among other things, Merger Sub will be merged with and into CCVII (the “Merger”) with CCVII being the surviving corporation of the Merger and a subsidiary of the Company, on the terms and subject to the conditions in the Merger Agreement (the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements, collectively the “Transactions”);
WHEREAS, pursuant to the Merger Agreement and Section 4.4 of this Agreement, effective as of the Effective Time, (i) each Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issuance of one Company Private Placement Warrant and (ii) each Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished in consideration for the issuance of one Company Public Warrant;
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Company Warrants;
WHEREAS, in connection with the consummation of the Transactions, the Warrants shall be cancelled and be of no further force and effect, and shall be immediately replaced by the Company Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the Company Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Company Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Company Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”
(c)   References to Common Stock and Stockholders.   (a) All references to “Common Stock” or “shares of Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) other than references thereto in the recitals shall be amended to reference “Ordinary A1 Shares”, which shall be defined as the “ordinary A1 shares of the Company, par value $0.001”; (b) all references to “stockholder” or “stockholders” in the Existing Warrant Agreement (including all Exhibits thereto), other than references thereto in the recitals shall be amended to reference “shareholder” or “shareholders”; and (c) all references to the purchase or purchaser(s) of shares of Common Stock shall be construed as references to the subscription of, or subscribers of, Ordinary A1 Shares, as the context requires.
(d)   References to Warrants, etc.   (a) All references to “Warrants” in the Existing Warrant Agreement (including (i) all Exhibits thereto, and (ii) all provisions of the Existing Warrant Agreement amended by this Agreement), other than references thereto in the recitals shall be amended to “Company Warrants”, (b) all references to “Private Placement Warrants” and “Sponsor Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) other than references thereto in the recitals shall be amended to “Company Private Placement Warrants”, and (c) all references to “Public Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) other than references thereto in the recitals shall be amended to “Company Public Warrants”.
(e)   References to initial Business Combinations, etc.   All references to “the completion by the Company of an initial Business Combination,” “the consummation of a Business Combination,” “the closing of its initial Business Combination” or any similar phrases shall be amended to refer to “the Closing.”
(f)   Detachability of Company Warrants.   Section 2.4 and Section 5.6 of the Existing Warrant Agreement are hereby deleted and replaced with the following: “[INTENTIONALLY OMITTED]”
(g)   Fractional Company Warrants.
(i)   Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:
“The Company shall not issue fractional Company Warrants.”
(ii)   Section 5.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:
“The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a Company Warrant.”
(h)   Duration of Company Warrants.
(i)   Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:
“A Company Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the Closing (as defined in the Merger Agreement), and (B) terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date of the Closing and (y) other than with respect to the Company Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Company Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Company Private Placement Warrant) in the event of a redemption (as set forth in Section 6 hereof), each Company Warrant (other than a Company Private Placement Warrant in the event of a redemption) not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Company Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Company Warrants, and, provided further that any such extension shall be identical in duration among all the Company Warrants.”
(i)   Cashless Exercise.   Section 3.3.1 of the Existing Warrant Agreement is hereby amended by deleting the “.” at the end of clause (d) and adding the following additional provision in a new paragraph below clause (d): “; provided, that any “cashless exercise” pursuant to this Agreement, including pursuant to Section 3.3.1(b) and Section 7.4, shall be subject to and conditioned upon the Company’s ability to comply with applicable law.”

(j)   Issuance of Ordinary A1 Shares on Exercise.   Section 3.3.2 of the Existing Warrant Agreement shall be amended by deleting “, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit” in the fifth sentence of such section.
(k)   Extraordinary Dividends.   Section 4.1.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:
4.1.2   Dividends.   If the Company, at any time while the Company Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Ordinary A1 Shares on account of such Ordinary A1 Shares (or other shares of the Company’s capital stock into which the Company Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary A1 Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary A1 Shares issuable on exercise of each Warrant) does not exceed $0.50 (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Ordinary A1 Share in respect of such Extraordinary Dividend.
(l)   Replacement of Securities upon Reorganization, etc.   The following phrase in clause (ii) of the proviso in Section 4.4 is hereby deleted: “(other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s second amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval)”.
(m)   Notices.   Section 9.2 of the Existing Warrant Agreement is hereby amended as follows:
“(a) the phrase “an internationally recognized” shall be inserted in front of every reference to “private courier service”, and (b) the delivery address of the Company shall be changed to the following:
Corpacq House
1 Goose Grn
Altrincham WA14 1DW
United Kingdom
with a copy (which shall not constitute notice) to:
Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attn:
Jennifer W. Cheng
Susan K. Nieto

E-mail:
JCheng@reedsmith.com
SNieto@reedsmith.com”

(n)   Currency.   A new Section 9.11 is hereby inserted as follows:
“Currency.   Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”
(o)   Business Day.   A new Section 9.12 is hereby inserted as follows:
“Business Day.   For purposes of this Agreement, “Business Day” means a day other than (a) a Saturday or Sunday or (b) any other day on which banks located in (x) New York, New York or (x) London, England are required or authorized by law to be closed for business.”

(p)   Stamp Taxes.   A new Section 9.13 is hereby inserted as follows:
“Stamp Taxes.   Subject always to compliance with applicable laws, including sections 677 to 683 of the UK Companies Act 2006, CCVII will pay, and will jointly indemnify and hold harmless any Company Warrant holder against:
(a)   any United Kingdom stamp duty or similar United Kingdom taxes, including any related interest, penalties, surcharges, fines or amounts in respect of such tax (whether pursuant to a law, contract or otherwise), imposed or arising in respect of any instrument effecting (i) the creation, issuance or delivery of the Company Warrants (including the issuance or transfer of any Company Warrants to, or to a nominee or agent for, either a person whose business is or includes issuing depositary receipts or a person providing a clearance service) or (ii) the conversion or exercise of such Company Warrants (including the issuance of any shares and the issuance or transfer of any shares to, or to a nominee or agent for, either a person whose business is or includes issuing depositary receipts or a person providing a clearance service) pursuant to this Agreement, provided that the presentation for stamping (or to HM Revenue & Customs) of such instrument is (aa) required by law or by HM Revenue & Customs, or (bb) required for the purposes of the Company Warrant holder enforcing any right under such instrument or establishing title to any asset evidenced by such instrument; and
(b)   any United Kingdom stamp duty reserve tax or similar United Kingdom taxes, including any related interest, penalties, surcharges, fines or amounts in respect of such tax (whether pursuant to a law, contract or otherwise) imposed or arising in connection with (i) the creation, issuance or delivery of the Company Warrants pursuant to this Agreement (including the issuance or transfer of any Company Warrants to, or to a nominee or agent for, either a person whose business is or includes issuing depositary receipts or a person providing a clearance service), or (ii) the conversion or exercise of such Company Warrants (including the issuance of any shares and the issuance or transfer of any shares to, or to a nominee or agent for, either a person whose business is or includes issuing depositary receipts or a person providing a clearance service) in accordance with the terms of this Agreement.”
(q)   Warrant Certificate.   Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.
(r)   Legend.   The legend in Exhibit B to the Existing Warrant Agreement is hereby deleted and replaced with the following:
“THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSACTION IS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE SPONSOR AGREEMENT, ENTERED INTO AS OF AUGUST 1, 2023, BY AND AMONG CHURCHILL SPONSOR VII LLC (THE “SPONSOR”), CHURCHILL CAPITAL CORP VII (“CCVII”), POLARIS PUBCO PLC (the “COMPANY”), AND CERTAIN OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH CCVII COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.
SECURITIES EVIDENCED BY THIS CERTIFICATE OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES ARE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT DATED AS OF [•], BY AND AMONG THE SPONSOR, THE COMPANY, CCVII AND THE OTHER PARTIES THERETO.”

4.   MISCELLANEOUS PROVISIONS.
4.1   Effectiveness of Agreement.   Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the consummation of the Transactions and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.
4.2   Terms incorporated from Existing Warrant Agreement.   Section 9.3 (Applicable Law), Section 9.5 (Persons Having rights under this Agreement), Section 9.6 (Examination of the Warrant Agreement), Section 9.7 (Counterparts; Electronic Signatures), Section 9.8 (Effect of Headings), Section 9.9 (Amendments), and Section 9.10 (Severability) of the Existing Warrant Agreement shall be deemed to be included herein mutatis mutandis together with definitions of defined terms appearing in such provisions so that the parties shall be entitled to exercise the rights and enforce the conditions as stated therein as if such terms and conditions had been stated herein.
4.3   Entire Agreement.   This Agreement and the Existing Warrant Agreement, as modified by this Agreement and other such amendments from time to time, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.
CHURCHILL CAPITAL CORP VII
By:	Name: Title:
POLARIS PUBCO PLC
By:	Name: Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY AS WARRANT AGENT
By:	Name: Title:
[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

EXHIBIT A
FORM OF WARRANT CERTIFICATE
See attached.

[FACE]
Number
Company Warrants
THIS COMPANY WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
POLARIS PUBCO PLC
Organized Under the Laws of England and Wales
CUSIP [•]
Warrant Certificate
This Warrant Certificate certifies that [•], or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Company Warrants” and each, a “Company Warrant”) to subscribe for ordinary A1 shares (“Ordinary A1 Shares”) of Polaris Pubco PLC, a public limited company organized under the laws of England and Wales (the “Company”). Each Company Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary A1 Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each Company Warrant is initially exercisable for one fully paid and non-assessable Ordinary A1 Share. The number of Ordinary A1 Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
The initial Exercise Price per Ordinary A1 Share for any Warrant is equal to $11.50 per Ordinary A1 Share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.
This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

Polaris Pubco PLC
By:	Name: Title:
Continental Stock Transfer & Trust Company as Warrant Agent
By:	Name: Title:

Form of Warrant Certificate
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Company Warrants entitling the holder on exercise to receive Ordinary A1 Shares (which shall be defined as the “ordinary A1 shares of the Company, par value $0.001”) and are issued or to be issued pursuant to Warrant Agreement dated as of February 11, 2021, as amended from time to time (including as amended, assigned by CCVII and assumed by Company on [•] (the “Warrant Agreement”)), duly executed and delivered by the Company and CCVII to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (or successor warrant agent) (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Company Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Company Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Company Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to subscribe set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office of the Warrant Agent. In the event that upon any exercise of Company Warrants evidenced hereby the number of Company Warrants exercised shall be less than the total number of Company Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Company Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Company Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Ordinary A1 Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary A1 Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary A1 Shares issuable upon exercise of the Company Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Company Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary A1 Shares, the Company shall, upon exercise, round down to the nearest whole number of Ordinary A1 Shares to be issued to the holder of the Company Warrant.
Warrant Certificates, when surrendered at the designated office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Company Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Company Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third-party charges imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Company Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Subscribe
(To Be Executed Upon Exercise of Company Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Ordinary A1 Shares and herewith tenders payment for such Ordinary A1 Shares to the order of Polaris Pubco PLC (the “Company”) in the amount of $       in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary A1 Shares be registered in the name of            , whose address is             and that such Ordinary A1 Shares be delivered to             whose address is            . If said number of Ordinary A1 Shares is less than all of the Ordinary A1 Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary A1 Shares be registered in the name of            , whose address is       , and that such Warrant Certificate be delivered to            , whose address is            .
In the event that the Company Warrant has been called for redemption by the Company pursuant to Section 6.1 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of Ordinary A1 Shares that this Company Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.
In the event that the Company Warrant is a Company Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary A1 Shares that this Company Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.
In the event that the Company Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary A1 Shares that this Company Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.
In the event that the Company Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary A1 Shares that this Company Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following:
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary A1 Shares. If said number of Ordinary A1 Shares is less than all of the Ordinary A1 Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary A1 Shares be registered in the name of            , whose address is            , and that such Warrant Certificate be delivered to            , whose address is            .
Date:	(Signature)
(Address)
(Tax Identification Number)
Signature Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT, OF 1934, AS AMENDED).

ANNEX I
AMENDED AND RESTATED BYE-LAWS
OF
POLARIS BERMUDA LIMITED

DEFINITIONS
1.
In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated [•], by and among PubCo, CCVII, Sponsor, and the other parties thereto, as it may be amended from time to time.
“Alternate Director” means an alternate director appointed in accordance with these Bye-laws.
“Auditor” includes a company, individual or partnership.
“Back to Back Agreement” means the Back to Back Share Issuance Agreement by and between PubCo and the Company, dated [•], as it may be amended from time to time.
“Board” means the board of Directors (including a sole Director) appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Companies Act and these Bye-laws or the Director(s) present at a meeting of Director(s) at which there is a quorum.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Bermuda, or the City of London, England are authorised or required by law to close.
“Bye-law Change” has the meaning given to it in Bye-law 176.
“Bye-laws” means these bye-laws adopted by the Company on [•] as from time to time amended.
“Cash Exchange” has the meaning given to it in Bye-law 14.
“Cash Exchange Payment” means an amount in U.S. dollars equal to the product of (a) the applicable number of Class B Shares, multiplied by (b) the Class B Shares Exchange Price.
“CCVII” means Churchill Capital Corp VII, a Delaware corporation.
“Class A Shares” means the class A ordinary shares of the Company of par value $0.000001 per share, as may from time to time be issued by the Company.
“Class B Attributable Amount” means, with respect to any PubCo Funded Dividend, the aggregate amount that would be payable to PubCo Class B Shares (other than any such PubCo Class B Shares that are components of Class B Paired Interests with Unvested Series B-3 Shares) if such PubCo Class B Shares participated rateably with the PubCo Ordinary A1 Shares in such PubCo Funded Dividend.
“Class B Paired Interests” means one Class B Share, together with one PubCo Class B Share, such that the number of Class B Shares and PubCo Class B Shares shall be on a one-to-one basis, which shall be subject to the restrictions on transfer and the vesting, forfeiture, dividend and distribution provisions applicable to Exchangeable Units (as defined in the Sponsor Agreement) and components thereof as set forth (as applicable) in these Bye-laws, the PubCo Articles and the Sponsor Agreement.
“Class B Shares” means, collectively, the Series B-1 Shares, the Series B-2 Shares and the Series B-3 Shares.
“Class B Shares Exchange Price” means, with respect to any Cash Exchange, the arithmetic average of the volume weighted average prices for a PubCo Ordinary Share (or any class of stock into which it has been converted) on the NASDAQ, or any other exchange or automated or electronic quotation system on which PubCo Ordinary A1 Shares trade, as reported by Bloomberg, L.P., or its successor, for each of the five consecutive full trading days ending on and including the last full trading day immediately prior to the applicable Exchange Date, subject to appropriate and equitable adjustment (if any) for any stock splits, reverse splits, stock dividends or similar events affecting the PubCo Ordinary A1 Shares as determined by PubCo in good faith. If the PubCo Ordinary A1 Shares no longer trade on the NASDAQ or any other securities exchange or automated or electronic quotation system as of any particular date, then PubCo (through a majority of its independent directors (within the meaning of the rules of the NASDAQ)) shall determine the Class B Shares Exchange Price in good faith.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Companies Act” means the Companies Act 1981 (as amended) of Bermuda.
“Company” means the company incorporated in Bermuda under the name of Polaris Bermuda Limited on 1 August 2023 for which these Bye-laws are approved and confirmed.
“Contract” means a written agreement, instrument or other writing which creates or affects rights or obligations.
“CorpAcq Holdco” means CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales.
“Director” means a director of the Company for the time being and shall include an Alternate Director.
“Disregarded Shares” means (A) treasury shares of PubCo or (B) restricted PubCo Ordinary A1 Shares issued pursuant to any option, stock, unit, stock unit, appreciation right, phantom equity or other equity or equity-based compensation plan, program, agreement or arrangement, in each case now or hereafter adopted by PubCo, that are not entitled to dividends or distributions pursuant to the terms thereof or any award or similar agreement relating thereto.
“Exchange” has the meaning given to it in Bye-law 14.
“Exchange Act” means the means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.
“Exchange Agent” has the meaning given to it in Bye-law 18.
“Exchange Date” means the date that is set forth in the Notice of Exchange or Mandatory Exchange Request, as applicable, or if no date is specified therein, as promptly as reasonably practicable following delivery of a Notice of Exchange or Mandatory Exchange Request, but in any event, no less than [five] Business Days after delivery of a Notice of Exchange to the Company (in the case of a Notice of Exchange) and no less than [five] Business Days after delivery of a Mandatory Exchange Request by the Company (in the case of a Mandatory Exchange Request).
“Exchange Eligibility Date” has the meaning set forth in Bye-law 13.
“Exchange Eligible Class B Shares” means Class B Shares following the Exchange Eligibility Date applicable to such Class B Shares.
“Exchange Rate” means the number of PubCo Ordinary A1 Shares for which one Exchange Eligible Class B Share is entitled to be exchanged pursuant to a Share Exchange. On the date of these Bye-laws, the Exchange Rate shall be one, subject to adjustment pursuant to Bye-law 26.
“Exchanging Holder” means a Holder effecting an Exchange.
“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.
“Holder” means any Person registered in the Register of Shareholders as the holder of Class B Shares, other than PubCo.
“indemnitee” has the meaning given to it in Bye-law 140.

“Insider” means each member of CCVII’s board of directors or management team who is defined as an “Insider” in the Sponsor Agreement and party thereto.
“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.
“Mandatory Exchange” has the meaning given to it in Bye-law 21.
“Mandatory Exchange Request” has the meaning given to it in Bye-law 21.
“Merger Agreement” means the Agreement and Plan of Merger by and among CCVII, PubCo, NorthSky Merger Sub, Inc., a Delaware corporation and Subsidiary of PubCo, CorpAcq Holdco, and certain other parties thereto, dated August 1, 2023, as it may be amended from time to time.
“NASDAQ” means the Nasdaq Global Market.
“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act.
“notice” means written notice as further provided in these Bye-laws unless otherwise specifically stated.
“Notice of Exchange” has the meaning given to it in Bye-law 18.
“Officer” means any person appointed by the Board to hold an office in the Company.
“Outstanding” means, with respect to shares, all shares that are issued by the Company and reflected on the Company’s books and records as of the date of determination.
“Partnership Audit Provisions” means Title XI, Section 1101, of the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law).
“Partnership Representative” has the meaning given to it in Bye-law 183.
“Person” shall be construed broadly and shall include, an individual (including a “person” as defined in Section 13(d)(3) of the Exchange Act), a partnership, a corporation, a limited liability partnership, an investment fund, a limited liability company, a company, an association, a joint stock company, a trust, a joint venture, syndicate, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“proceedings” has the meaning given to it in Bye-law 140.
“Percentage Interest” means, as of any date of determination, (i) as to any Class B Shares held by a Holder, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing (w) the number of such Class B Shares held by that Holder (other than any Unvested Series B-3 Shares) by (x) the Total Base, and (ii) as to the Class A Shares held by PubCo, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing (y) the number of issued PubCo Ordinary Shares (other than any Unvested PubCo Ordinary A3 Shares) by (z) the Total Base.
“Permitted Transfer” means the exceptions to restrictions on transfer set forth in Section 7(c) of the Sponsor Agreement, subject to the terms and conditions of the Sponsor Agreement.
“PubCo” means CorpAcq Group Plc, a public limited company registered in England and Wales with company number 15030617.
“PubCo Articles” means the articles of association of PubCo, as amended from time to time.
“PubCo Ordinary A1 Shares” means ordinary A1 shares of PubCo of US$0.001 each in the share capital of PubCo, as may from time to time be issued by PubCo.

“PubCo Ordinary A2 Shares” means ordinary A2 shares of PubCo of US$0.001 each in the share capital of PubCo, as may from time to time be issued by PubCo, which shall be subject to the vesting, forfeiture, dividend and distribution provisions applicable to Incremental Earnout Shares (as defined in the Merger Agreement), in each case as set forth in the PubCo Articles.
“PubCo Ordinary A3 Shares” means ordinary A3 shares of PubCo of US$0.001 each in the share capital of PubCo, as may from time to time be issued by PubCo, which shall be subject to the vesting, forfeiture, dividend and distribution provisions applicable to Base Earnout Shares (as defined in the Merger Agreement), in each case as set forth in the PubCo Articles.
“PubCo Class B Shares” means the class B redeemable (by PubCo) convertible shares of US$0.000001 each in the share capital of PubCo, as may from time to time be issued by PubCo.
“PubCo Class C Shares” means the class C-1 shares of US$0.10 each in the share capital of PubCo and the class C-2 shares of US$0.10 each in the share capital of PubCo, as may from time to time be issued by PubCo.
“PubCo Deferred Shares” means the deferred shares of US$0.000001 each in the share capital of PubCo.
“PubCo Funded Dividend” has the meaning set forth in Bye-Law 56(c)(i).
“PubCo Ordinary Shares” means the PubCo Ordinary A1 Shares, PubCo Ordinary A2 Shares, and the PubCo Ordinary A3 Shares.
“PubCo Shares” means PubCo Ordinary Shares, PubCo Class B shares, PubCo Class C Shares and PubCo Deferred Shares.
“Register of Directors and Officers” means the register of directors and officers of the Company.
“Register of Shareholders” means the register of members of the Company.
“Registered Office” shall be at such place in Bermuda as the Board shall from time to time appoint.
“Resident Representative” means any person appointed to act as resident representative and includes any deputy or assistant resident representative.
“Resolution” means a resolution of the Shareholders entitled to vote and holding a majority of the issued shares of the Company entitled to vote or, where required, of a separate class or separate classes of Shareholders, adopted either in a general meeting or by written resolution, in accordance with the provisions of these Bye-laws.
“Sale” has the meaning set forth in the Sponsor Agreement.
“Scheme of Arrangement” means a scheme of arrangement pursuant to Part 26 of the UK Companies Act.
“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.
“Secretary” means the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary.
“Series B-1 Shares” means the series B-1 ordinary shares of the Company of par value $0.000001 per share, as may from time to time be issued by the Company.
“Series B-2 Shares” means the series B-2 ordinary shares of the Company of par value $0.000001 per share, as may from time to time be issued by the Company, which shall be subject to the vesting, forfeiture, dividend and distribution provisions applicable to Base Vesting Shares (as defined in the Sponsor Agreement), in each case as set forth in the Sponsor Agreement.

“Series B-3 Shares” means the series B-3 ordinary shares of the Company of par value $0.000001 per share, as may from time to time be issued by the Company, which shall be subject to the vesting, forfeiture, dividend and distribution provisions applicable to Earn-out Vesting Shares (as defined in the Sponsor Agreement), in each case as set forth in the Sponsor Agreement.
“Share Exchange” has the meaning given to it in Bye-law 14.
“Shareholder” means the person registered in the Register of Shareholders as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Shareholders as one of such joint holders or all of such persons, as the context so requires.
“shares” means shares in the capital of the Company of whatever class.
“Sponsor” means Churchill Sponsor VII LLC, a Delaware limited liability company.
“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated August 1, 2023, by and among the Sponsor, CCVII, PubCo and certain other parties thereto, as it may be amended from time to time.
“Takeover Offer” means a takeover offer within the meaning of Part 28 of the UK Companies Act.
“Tax Distribution” has the meaning set forth Bye-law 56.
“Total Base” at any time means the total of the Outstanding Class B Shares (other than any Unvested Series B-3 Shares) plus the number of PubCo Ordinary Shares (other than any Unvested PubCo Ordinary A3 Shares) issued as at that time.
“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.
“Treasury Share” means a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.
“UK” means the United Kingdom of Great Britain and Northern Ireland.
“UK Companies Act” means the UK Companies Act 2006 as may be amended or replaced from time to time
“Unvested Series B-2 Shares” means all Series B-2 Shares until such time as the vesting criteria applicable to Base Vesting Shares (as defined in the Sponsor Agreement) set forth to the Sponsor Agreement has been satisfied, including in connection with a Sale.
“Unvested Series B-3 Shares” means all Series B-3 Shares until such time as the vesting criteria applicable to Earn-out Vesting Shares (as defined in the Sponsor Agreement) set forth to the Sponsor Agreement has been satisfied, including in connection with a Sale.
“Unvested PubCo Ordinary A2 Shares” means all PubCo Ordinary A2 Shares until such time as a Redemption Trigger Event (as defined in the PubCo Articles) applicable to such shares as set forth in the PubCo Articles has occurred, including in connection with a Sale.
“Unvested PubCo Ordinary A3 Shares” means all PubCo Ordinary A3 Shares until such time as a Redemption Trigger Event (as defined in the PubCo Articles) applicable to such shares as set forth in the PubCo Articles has occurred, including in connection with a Sale.
2.
In these Bye-laws, where not inconsistent with the context:

(a)
words denoting the plural number include the singular number and vice versa;

(b)
words denoting the masculine gender include the feminine and neuter genders;

(c)
the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)
any reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(e)
the word “including” shall mean “including without limitation;

(f)
the word “or” shall be disjunctive but not exclusive;

(g)
unless the context of these Bye-laws otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;

(h)
the word “or” shall be disjunctive but not exclusive; and

(i)
unless otherwise provided herein, words or expressions defined in the Companies Act shall bear the same meaning in these Bye-laws.

3.
In these Bye-laws expressions referring to “writing” or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

4.
Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

POWER TO ISSUE SHARES
5.
Subject to Bye-laws 51 through 55, the Board is expressly authorised (and the Board is hereby authorized to exercise such power from time to time without a Resolution) to provide, by way of resolution of the Board, for the issuance of all or any shares, including preference shares in one or more series, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then issued) and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in these bye-laws or resolutions adopted by the Board providing for the issuance of such series.

6.
Subject to the Companies Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

POWER OF THE COMPANY TO PURCHASE ITS OWN SHARES
7.
The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Companies Act on such terms as the Board shall think fit, subject always to these Bye-laws.

8.
The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Companies Act and shares so purchased by the Company under this Bye-law shall be treated as cancelled and the amount of the Company’s issued share capital shall be reduced by the nominal value of those shares accordingly but the purchase of shares under this Bye-law 8 shall not be taken as reducing the amount of the Company’s authorised share capital.

RIGHTS ATTACHING TO SHARES
9.
The share capital shall be divided into Class A Shares and Class B Shares, each of a single class.

10.
The holders of Class A Shares, subject to these Bye-laws shall:

(a)
be entitled to one vote per share;

(b)
be entitled to such dividends as the Board may from time to time declare, which shall be distributed in the order of priority and in accordance with Bye-law 56;

(c)
in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company, which shall be distributed in the order of priority and in accordance with Bye-law 56; and

(d)
shall generally be entitled to enjoy all of the rights attaching to shares.

11.
The holders of Class B Shares, subject to these Bye-laws and the vesting, forfeiture, dividend and distribution provisions set forth in the Sponsor Agreement, shall:

(a)
be entitled to non-voting shares;

(b)
be entitled to such dividends as the Board may from time to time declare, which shall be distributed in the order of priority and in accordance with Bye-law 56; and

(c)
in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company, which shall be distributed in the order of priority and in accordance with Bye-law 56; provided, that:

(i)
the Unvested Series B-2 Shares will only vest and participate under this Bye-law 11(c) if upon the applicable event the price per share of the PubCo Ordinary A1 Shares paid or implied in connection with such event equals or exceeds $11.50; and

(ii)
the Unvested Series B-3 Shares will only vest and participate under this Bye-law 11(c) if upon such event contemplated by this Bye-law 11(c) the price per share of the PubCo Ordinary A1 Shares paid or implied in connection with such event equals or exceeds $15.00.

12.
All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Companies Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

EXCHANGE
13.
A Class B Share shall not be eligible for an Exchange until after the date that is (x) with respect to an Exchange other than a Mandatory Exchange, the later of the dates set forth in Byelaws 13(a) through (c), and(y), with respect to a Mandatory Exchange, the applicable date of the Mandatory Exchange of such Class B Share pursuant to Byelaws 21 through 23 (such date under clauses (x) or (y) being the “Exchange Eligibility Date” of such Class B Share):

(a)
in the case of any proposed Exchange (other than in connection with a Permitted Transfer or Mandatory Exchange) the date of expiration of the restrictions on the transfer of the Class B Paired Interest to which such Class B Share is component, as set forth in the Sponsor Agreement (it being understood that the Exchange Eligibility Date of any Class B Share proposed to be Exchanged for purposes of a Permitted Transfer shall be the later of the dates set forth in Bye-laws 13(b) and 13(c));

(b)
in the case of an Unvested Series B-2 Share or an Unvested Series B-3 Share, the date when such Unvested Series B-2 Share or Unvested Series B-3 Share becomes vested pursuant to the Sponsor Agreement; and

(c)
(if applicable) the date on which all of the shares of CorpAcq Holdco are contributed by PubCo to the Company.

14.
Each Holder shall be entitled, upon the terms and subject to the conditions of these Bye-laws, to cause the exchange of all or any portion of the Exchange Eligible Class B Shares held by such Holder

(any such occurrence, or any Mandatory Exchange, an “Exchange”). In any Exchange, the Company shall deliver, or cause to be delivered, to the Holder of Exchange Eligible Class B Shares subject to Exchange (or, in the case of a Share Exchange, to other Person(s) whose name or names in which PubCo Ordinary A1 Shares are to be issued as set forth in the Notice of Exchange in accordance with these Bye-laws), at the option of the Board:
(a)
a Cash Exchange Payment by the Company (a “Cash Exchange”); or

(b)
a number of PubCo Ordinary A1 Shares equal to the product of the number of Exchange Eligible Class B Shares subject to the Exchange multiplied by the Exchange Rate (a “Share Exchange”).

15.
When Exchange Eligible Class B Shares are Exchanged:

(a)
such Exchange Eligible Class B Shares shall be deemed transferred from the Exchanging Holder to the Company and the Secretary shall amend, update or amend and restate the Register of Shareholders to reflect such change, all without further act, vote, approval or consent of the Board, Shareholders or any other Person notwithstanding any other provision to the contrary in these Bye-laws or, to the fullest extent permitted by applicable Law, including the Companies Act;

(b)
with respect to a Cash Exchange, as promptly as practicable on or after (but not later than [five] Business Days after) the Exchange Date, the Company shall deliver or cause to be delivered to the Holder, a Cash Exchange Payment; and

(c)
with respect to a Share Exchange, as promptly as practicable on or after (but not later than [five] Business Days after) the Exchange Date the Company shall procure that PubCo issue to the Exchanging Holder (or other Person(s) whose name or names in which the PubCo Ordinary A1 Shares are to be issued as set forth in the Notice of Exchange)) a number of PubCo Ordinary A1 Shares equal to the product of the number of Exchange Eligible Class B Shares subject to the Exchange multiplied by the Exchange Rate. To the extent the PubCo Ordinary A1 Shares are settled through the facilities of The Depository Trust Company, the Company shall procure that PubCo issue the PubCo Ordinary A1 Shares to be issued to such Holder upon such Share Exchange (or other Person(s) whose name or names in which the PubCo Ordinary A1 Shares are to be issued as set forth in the Notice of Exchange), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Holder.

16.
As required by the Code and the Treasury Regulations or other applicable Law, the Company, the Board, the holders of the Class A Shares, the holders of the Class B Shares, and any other Person that is bound by these Bye-laws shall, to the extent legally permissible, report any Exchange consummated under these Bye-laws, the PubCo Articles and the Back to Back Agreement as a taxable sale of the Class B Shares by a Holder for U.S. tax purposes, and no such Person shall take a contrary position on any income tax return or amendment thereof unless an alternate position is permitted under the Code and Treasury Regulations or otherwise required by law.

17.
Notwithstanding anything to the contrary in these Bye-laws or the Back to Back Agreement, if the Board reasonably determines that additional restrictions on the Class B Shares or procedures on any Share Exchange are necessary so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code, the Company may impose such additional restrictions or procedures as the Board reasonably determines to be so necessary.

NOTICE OF EXCHANGE
18.
A Holder may exercise the right to effect an Exchange by delivering a written notice of exchange substantially in the form of Exhibit A hereto (the “Notice of Exchange”), duly executed by such Holder or such Holder’s duly authorized attorney, to the Company at its address set forth in the Register of Shareholders during normal business hours, or if any agent for the Exchange is duly appointed by the Company and acting (the “Exchange Agent”), to the office of the Exchange Agent during normal business hours, together with certificates, if any, evidencing the Class B Shares subject to Exchange.

19.
A Notice of Exchange may specify that the Exchange is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of any PubCo Ordinary A1 Shares into which the Class B Shares would be Exchangeable (in the case of a Share Exchange), or contingent (including as to timing) upon the closing of an announced merger, amalgamation, consolidation or other transaction or event in which the PubCo Ordinary A1 Shares (in the case of a Share Exchange) would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided, that any such contingency or requirements may not advance the Exchange Date and are subject in all respects to the Board’s right to elect for a Cash Exchange. For the avoidance of doubt, (a) a Holder may participate in a Sale to the extent such Holder’s Class B Shares have vested pursuant to the Sponsor Agreement by delivery of a Notice of Exchange (which Notice of Exchange shall be effective immediately prior to the consummation of such Sale and shall be contingent upon such Sale and not be effective if such Sale is not consummated) and (b) in no event shall the Holders of Class B Shares be entitled to receive in such Sale aggregate consideration for each Class B Share that is greater than the consideration payable in respect of each share of PubCo Ordinary A1 Shares in connection with a Sale.

20.
Notwithstanding anything in these Bye-laws to the contrary, a Holder may withdraw or amend a Notice of Exchange, in whole or in part, at any time prior to 5:00 p.m. London time, on the date that is five Business Days immediately preceding the Exchange Date (or any such later time as may be required by applicable Law) by delivery of a written notice of withdrawal to the Company or the Exchange Agent, as applicable, specifying (a) the number of withdrawn Exchange Eligible Class B Shares, (b) the number of Exchange Eligible Class B Shares as to which the Notice of Exchange remains in effect, if any, and (c) if the Holder so determines, a new Exchange Date to be mutually agreed by the Holder and the Company or any other new or revised information permitted to be set forth in the Notice of Exchange.

MANDATORY EXCHANGE
21.
If, at any time, (a) the board of directors of PubCo, and the holders of 90% of the voting power of the shareholders of PubCo entitled to vote thereon, approve a Sale (other than a Takeover Offer or Scheme of Arrangement), (b) in the case of a Sale that is a Takeover Offer, the offeror becomes entitled to give notice to the holders of PubCo Ordinary A1 Shares pursuant to section 979 of the UK Companies Act or (c) in the case of a Sale that is a Scheme of Arrangement, such Scheme of Arrangement is sanctioned by the court, all or any number of Class B Shares specified by the Company shall be subject to automatic exchange (a “Mandatory Exchange”) at the Company’s written request to the Holders thereof no later than five Business Days (a “Mandatory Exchange Request”) prior to such Mandatory Exchange. A Mandatory Exchange Request in respect of a Scheme of Arrangement may specify that the Mandatory Exchange is conditional upon the sanction of such Scheme of Arrangement by the court.

22.
With respect to a Mandatory Exchange, any Unvested Series B-2 Share or Unvested Series B-3 Share that is eligible to vest and satisfy the vesting requirements in connection with such Sale pursuant to the Sponsor Agreement shall be subject to the Mandatory Exchange.

23.
With respect to a Mandatory Exchange, any Unvested Series B-2 Share or Unvested Series B-3 Share that is ineligible to vest or does not satisfy the vesting requirements in connection with such Sale (pursuant to the Sponsor Agreement) shall not be subject to the Mandatory Exchange, and, as applicable, shall be forfeited by the Holder and repurchased by the Company at an amount to be determined by the Board in their sole discretion in accordance with Bye-laws 7 and 8.

COMPANY NOTICE
24.
The Company shall provide notice to PubCo as soon as reasonably practicable, but in any event not less than five Business Days prior to the Exchange Date, of (a), in the case of an Exchange other than a Mandatory Exchange, the receipt of a Notice of Exchange, and (b) in the case of a Mandatory Exchange, the Company’s submission of a Mandatory Exchange Request.

25.
No later than two Business Days prior to the Exchange Date, the Company shall provide notice to each of (a) PubCo and (b) the Exchanging Holder of its intention to consummate an Exchange through either a Cash Exchange Payment or a Share Exchange.

EXCHANGE RATE ADJUSTMENT
26.
The Exchange Rate shall be adjusted accordingly (but shall not be adjusted if the applicable adjustment is addressed via adjustment to the number of Class B Shares pursuant to Bye-laws 51-55 or otherwise) if there is: any subdivision (by any share or share split, share or share dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share or share split, reclassification, reorganization, recapitalization or otherwise) of the PubCo Ordinary A1 Shares. Subject to the terms of the Sponsor Agreement, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the PubCo Ordinary A1 Shares, as a class, are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction, in each case in which the PubCo Ordinary A1 Shares, as a class, are converted or changed into another security, securities or other property, this Bye-law 26 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. These Bye-laws shall apply to, mutatis mutandis, and all references to “Class B Paired Interests” shall be deemed, subject to the terms of the Sponsor Agreement, to include, any security, securities or other property of PubCo or the Company which may be issued in respect of, in exchange for or in substitution of PubCo Class B Shares or Class B Shares, as applicable, by reason of share or share split, reverse share or share split, share or share dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, amalgamation, exchange (other than an Exchange) or other transaction.

CALL ON SHARES
27.
The Board may make such calls as it thinks fit upon the Shareholders in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Shareholders and, if a call is not paid on or before the day appointed for payment thereof, the Shareholder may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the Company’s actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

28.
The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

29.
The Company may accept from any Shareholder the whole or a part of the amount remaining unpaid on any shares held by such Shareholder, although no part of that amount has been called up.

SHARE CERTIFICATES
30.
Every Shareholder shall be entitled to a certificate under the common seal of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Shareholder and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by electronic or mechanical means.

31.
The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted or transferred.

32.
The holder of any shares of the Company shall immediately notify the Company of any loss, destruction or mutilation of the certificate therefor, and the Board may, in its discretion, cause to be issued to such holder a new certificate or certificates for such shares, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board may, in its discretion, require the owner of the lost or destroyed certificate or their legal representative to give the Company a bond in such sum and with such surety or sureties as it may direct to indemnify the Company against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

FRACTIONAL SHARES
33.
The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTER OF SHAREHOLDERS
34.
The Board shall cause to be kept in one or more books a Register of Shareholders and shall enter therein the particulars required by the Companies Act.

35.
The Register of Shareholders shall be open to inspection without charge at the Registered Office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of Shareholders may, after notice has been given in accordance with the Companies Act, be closed for any time or times not exceeding in the whole thirty days in each year. The Register of Shareholders shall not be brought into the United Kingdom.

REGISTERED HOLDER ABSOLUTE OWNER
36.
The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

TRANSFER OF REGISTERED SHARES
37.
An instrument of transfer shall be in such form as the Board may accept; provided that any transfer of a Class B Share may only be made as part of a transfer of a Class B Paired Interest.

38.
Unless otherwise agreed by the Board, such instrument of transfer shall be signed by or on behalf of the transferor and transferee; provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Shareholders.

39.
The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share. If the Board refuses to register a transfer of any share, the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

40.
The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates (if such a certificate has been issued in accordance with Bye-law 30) and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

41.
The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained.

42.
The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Shareholder may transfer any such share to the executors or administrators of such deceased Shareholder.

43.
Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

TRANSMISSION OF REGISTERED SHARES
44.
In the case of the death of a Shareholder, the survivor or survivors where the deceased Shareholder was a joint holder, and the legal personal representatives of the deceased Shareholder where the deceased Shareholder was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Shareholder’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Shareholder with other persons. Subject to the Companies Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Shareholder or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Shareholder.

45.
Any person becoming entitled to a share in consequence of the death or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in such form as the Board may accept.

46.
On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Shareholder.

47.
Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

POWER TO ALTER CAPITAL
48.
The Company may, if authorised by resolution of the Board and subject to Bye-laws 51 through 55, divide, consolidate and subdivide its share capital in any manner permitted by the Companies Act.

49.
The Company may, if authorised by Resolution and subject to Bye-laws 51 through 55, increase, change the currency of denomination of, reduce, cancel, diminish or otherwise alter its share capital in any manner permitted by the Companies Act.

50.
Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may, subject to Bye-laws 51 through 55, deal with or resolve the same in such manner as it thinks fit.

51.
The Company shall use good faith efforts to maintain on an ongoing basis a one-to-one ratio between:

(a)
the number of issued PubCo Ordinary Shares, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares; and

(b)
the number of issued Class A Shares held by PubCo.

52.
In order to give effect to Bye-law 51, in the event PubCo issues, transfers or delivers from treasury, repurchases, redeems or effects a reclassification, subdivision (including a subdivision effected by

PubCo declaring and paying a dividend of such PubCo Ordinary Shares on issued PubCo Ordinary Shares), combination or cancellation of issued PubCo Ordinary Shares (other than Disregarded Shares), then subject to Bye-law 54, the Company shall, to the extent reasonably practicable, take all necessary actions (including, as applicable, by the issuance to PubCo of Class A Shares, for payment of appropriate consideration from PubCo, redeeming Class A Shares held by PubCo or effecting a reclassification, subdivision, combination or cancellation of issued Class A Shares or other appropriate action), all without further act, vote, approval or consent of any person to the fullest extent permitted by applicable law, such that, after giving effect to all such issuances, transfers or deliveries, repurchases, redemptions, reclassifications, subdivisions, combinations or cancellations the number of issued Class A Shares owned by PubCo shall equal, on a one-to-one basis, the number of issued PubCo Ordinary Shares (other than Disregarded Shares).
53.
(a)
In the event that:

(i)
the Company issues, transfers or delivers from treasury, repurchases, redeems or effects a reclassification, subdivision (including a subdivision effected by the Company declaring and paying a dividend of such Class A Shares on issued Class A Shares), combination or cancellation of issued Class A Shares, in each case, other than any such action to maintain the one-to-one ratio contemplated by Bye-laws 51 and 52, the Company shall take all necessary actions to make proportionate adjustments to the Class B Shares (including, as applicable, by the issuance to Holders of Class B Shares for payment of appropriate consideration from the Holders, redeeming Class B Shares held by Holders or effecting a reclassification, subdivision, combination or cancellation of issued Class B Shares, or other appropriate action), all without further act, vote, approval or consent of any person to the fullest extent permitted by applicable law; provided, that such changes or adjustments (if any) shall, to the greatest extent reasonably possible, put the Holders in the same economic position as they were prior to such action and not be duplicative of one or more other adjustments or changes; or

(ii)
PubCo issues, transfers or delivers from treasury, repurchases, redeems or effects a reclassification, subdivision (including a subdivision effected by PubCo declaring and paying a dividend of such PubCo Ordinary Shares on issued PubCo Ordinary Shares), combination or cancellation of issued PubCo Ordinary Shares (other than Disregarded Shares), in each case, other than any such action to maintain the one-to-one ratio contemplated by Bye-laws 51 and 52, then subject to Bye-laws 53(b) and 54, the Company shall, to the extent reasonably practicable, take all necessary actions to make proportionate adjustments to the Class B Shares (including, as applicable, by the issuance to Holders of Class B Shares for payment of appropriate consideration from the Holders, redeeming Class B Shares held by Holders or effecting a reclassification, subdivision, combination or cancellation of issued Class B Shares, or other appropriate action), all without further act, vote, approval or consent of any person to the fullest extent permitted by applicable law such that, to the greatest extent reasonably possible, Holders are provided the same treatment with respect to their Class B Shares as received by the PubCo Ordinary A1 Shares in issue immediately prior to such event; provided, that such changes or adjustments (if any) shall, to the greatest extent reasonably possible, put the Holders in the same economic position as they were prior to such action and not be duplicative of one or more other adjustments or changes.

(b)
To the extent an event referred to in Bye-law 53(a)(ii) occurs where the Holders would have had a voluntary choice to participate in or be subject to such event if such Holders held PubCo Ordinary A1 Shares instead of Class B Shares (excluding Unvested Series B-2 Shares and Unvested Series B-3 Shares) from the date of adoption of these Bye-laws, the Company shall make such adjustments to a Holders’ Class B Shares as referred to in Bye-law 53(a)(ii) by reference to whether such Holder confirms in writing to the Company (within any timeframe specified by the Company) that they would have chosen to participate; provided, that before the Company takes any such action or is obligated to take any such action contemplated under this

Bye-law 53(b), the Board shall consider whether such action(s) would negatively affect PubCo and the Company from remaining in a group for any relevant UK tax purposes and will have discretion not to take such action where it would so negatively affect PubCo and the Company remaining in a group for UK tax purposes.
54.
In circumstances where PubCo (a) owns 75% or more of the issued share capital of the Company, (b) is entitled to 75% or more of the Company’s profits available for distribution, and (c) is entitled to 75% or more of the Company’s assets available for distribution on a winding up, then:

(a)
before the Company issues any Class B Shares or any further Class B Shares, the Board shall consider whether additional Class A Shares should be issued to PubCo and update the Register of Members prior to the issue of any such Class B Shares so as to ensure that PubCo and the Company remain in a group for any relevant UK tax purposes. To the extent that the Board decides that an issue of additional Class A Shares to PubCo is required for such purposes the Company shall issue to PubCo a sufficient number of additional Class A Shares in order to ensure that any relevant UK tax grouping is maintained after the issue of any proposed Class B Shares and it shall ensure that any additional Class A Shares so issued to PubCo are also updated in the Register of Members prior to any issue of such Class B Shares; and

(b)
before the Company repurchases, redeems, or otherwise reduces any substantial number of issued Class A Shares, the Board shall consider whether such action(s) would negatively affect PubCo and the Company from remaining in a group for any relevant UK tax purposes.

55.
With respect to Bye-laws 26, 51-54 and the definitions of “Percentage Interests” and “Total Base”, it is intended that adjustments be made (as applicable) and appropriate actions taken such that notwithstanding one or more occurrences contemplated by Bye-laws 51-54 (or similar occurrence(s)) the Holders of Class B Shares are not in a better or worse position than such Holders would have been in had such Holders held PubCo A1 Ordinary shares instead of Class B Shares from and after Closing.

DIVIDENDS; DISTRIBUTIONS
56.
The Board shall cause distributions to be made by the Company to the Shareholders only in accordance with this Bye-law 56:

(a)
The Board may, in its sole discretion, from time to time cause cash (and, for the avoidance of doubt, only cash) distributions to be made by the Company to PubCo in its capacity as holder of Class A Shares (which distributions shall be made without any corresponding distributions to the Holders of Class B Shares) in such amounts as required for PubCo to pay:

(i)
any tax liabilities of PubCo (including any tax liabilities of PubCo resulting from allocations of taxable income related to the receipt of amounts pursuant to this Bye-law 56(a) to the extent that the expenditure giving rise to the payment hereunder is not a deductible expense for the purposes of determining any income tax owed by PubCo);

(ii)
any operating, administrative and other similar costs incurred by PubCo (including (A) fees and expenses related to any audit of PubCo, (B) fees or other charges of PubCo related to the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of PubCo, (C) fees and expenses incurred by PubCo related to public or investor relations, (D) fees payable to the directors of PubCo, (E) indemnification obligations of PubCo owing to directors, officers, employees or other persons under the PubCo articles, charter, by-laws or other constating documents or pursuant to written agreements with any such person, (F) obligations of PubCo in respect of director and officer insurance (including premiums therefor), and (G) payments pursuant to any legal, tax, accounting and other professional fees and expenses incurred by PubCo);

(iii)
except for distributions used to pay or facilitate dividends or distributions on the PubCo Ordinary Shares, any payments for or on or in connection with (or costs, fees, or expenses relating to) (A) the redemption, repurchase or other acquisition of any PubCo Shares or other instruments exercisable or convertible into PubCo securities for cash, (B) any obligations or liabilities on or with respect to the repayment of indebtedness or interest on indebtedness, (C) the payment of dividends or distributions on or with respect to, or obligations or liabilities on or with respect to, PubCo equity securities (other than any dividends or distributions on or with respect to the PubCo Ordinary Shares) or securities or instruments convertible or exercisable into such equity securities (or similar instruments or securities) or (D) other liabilities or obligations of PubCo similar to those set forth in this Bye-law 56(a)(iii);
(iv)
any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCo;

(v)
fees and expenses (including any underwriters commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of PubCo, including any payments required to be made by PubCo pursuant to the terms of the A&R Registration Rights Agreement;

(vi)
other fees and expenses in connection with the maintenance of the existence of PubCo (including any costs or expenses associated with being a public company listed on a National Securities Exchange and compliance with applicable Laws or the requirements of a Governmental Authority);

(vii)
any payments required to be made by PubCo pursuant to the (a) terms of the Merger Agreement, the Sponsor Agreement or the Back to Back Agreement, or (b) transactions or related agreements contemplated by the Merger Agreement, the Sponsor Agreement or Back to Back Agreement; and

(viii)
with respect to PubCo, except for distributions used to pay or facilitate dividends or distributions on the PubCo Ordinary Shares: any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

For the avoidance of doubt, distributions made under this Bye-law 56(a) may not be used to pay or facilitate dividends or distributions on the PubCo Ordinary Shares and must be used solely for one of the express purposes set forth pursuant to this Bye-law 56(a).
(b)
After making any distributions pursuant to Bye-law 56(a), but subject to Bye-law 56(c), the Board may, in its sole discretion, from time to time in such amounts as it shall determine, cause distributions to be made by the Company to the Shareholders pro rata in accordance with their Percentage Interests; provided that any amounts otherwise distributable in respect of an Unvested Series B-2 Share shall not be distributed to the Holder thereof and shall instead be set aside and paid only upon the vesting thereof pursuant to the Sponsor Agreement.

(c)
Notwithstanding anything in these Bye-laws to the contrary and, to the fullest extent permitted by applicable Law:

(i)
in the event that PubCo makes any cash dividends or distributions to holders of PubCo Ordinary A1 Shares (other than Disregarded Shares) that is not facilitated or funded in whole by a distribution by the Company to PubCo (such dividends or distributions, a “PubCo

Funded Dividend”) (it being understood that, pursuant to the PubCo Articles, any such PubCo Funded Dividend will be accompanied by a contribution by PubCo to the Company of the Class B Attributable Amount by way of a share subscription), the Board shall undertake all necessary actions to declare, and ensure the Company pays or distributes, a dividend or distribution to the Holders of Class B Shares (other than any Unvested Series B-3 Shares) equal to what such Holders would have received if they instead held PubCo Ordinary A1 Shares and participated in such PubCo Funded Dividend; provided that any amounts otherwise distributable in respect of an Unvested Series B-2 Share shall not be distributed to the Holder thereof and shall instead be set aside and paid only upon the vesting thereof pursuant to the Sponsor Agreement; and
(ii)
if the Series B-2 Shares do not vest pursuant to the Sponsor Agreement prior to the date that is five years after the Closing Date (as defined in the Merger Agreement), then any amounts set aside pursuant to this Bye-law 56 shall, at such time, immediately and automatically become the property of the Company. For the avoidance of doubt, unless and until vesting thereof pursuant to the Sponsor Agreement, Holders of Unvested Series B-3 Shares shall not be entitled to any dividends or other distributions with respect to such Unvested Series B-3 Shares. For the avoidance of doubt, the Company shall not make any dividends or other distributions to PubCo to facilitate any dividends or distributions on Unvested PubCo Ordinary A3 Shares unless and until such time as a Redemption Trigger Event (as defined in the PubCo Articles) applicable to such shares as set forth in the PubCo Articles has occurred;

provided, that the Board may, in its sole and absolute discretion, make a distribution to a Shareholder (a “Tax Distribution”), designed to assist such Shareholder in satisfying its tax liability arising from allocations of income, expense, gain, loss, credit and deduction of the Company. Any Tax Distribution shall be considered an advance against the next distribution (or distributions, as the case may be) payable to the recipient Shareholder and shall reduce such Shareholder’s distributions pursuant to Bye-law 56(a), Bye-law 56(b) and Bye-law 56(c)(i) (not including any Tax Distributions made pursuant to this Bye-law 56(c)).
57.
The Board may, subject to these Bye-laws and in accordance with the Companies Act, declare a dividend or a distribution (in cash or in specie) out of contributed surplus to be paid, or distributed, to the Shareholders; provided, any such dividend or distribution shall be in accordance with Bye-law 56.

58.
The Board may fix any date as the record date for determining the Shareholders entitled to receive any dividend.

59.
Unless otherwise specified in the terms and conditions of issue of the relevant class of shares, no unpaid dividend or distribution shall bear interest as against the Company.

60.
Notwithstanding any provision to the contrary contained in these Bye-laws, the Company shall not make a dividend or other distribution to the Shareholders on account of their interests in the Company if such dividend or other distribution would violate applicable law.

POWER TO SET ASIDE PROFITS
61.
The Board may, before declaring a dividend or distribution, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or distributions or for any other purpose.

METHOD OF PAYMENT
62.
Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Shareholder at such Shareholder’s address in the Register of Shareholders, or to such person and to such address as the holder may in writing direct, or by transfer to such account as the Shareholder may direct in writing.

63.
In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Shareholders, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

64.
The Board may deduct from the dividends or distributions payable to any Shareholder all moneys due from such Shareholder to the Company on account of calls or otherwise.

CAPITALISATION
65.
The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Shareholders.

66.
The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Shareholders who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

ANNUAL GENERAL MEETINGS
67.
Subject to any election made by the Company in accordance with the Companies Act to dispense with the requirement to hold annual general meetings, the Company shall hold an annual general meeting in each year (other than the year of incorporation) at such place, being in the United Kingdom, date and hour as shall be fixed by the Board.

SPECIAL GENERAL MEETINGS
68.
The Board may convene a special general meeting whenever in their judgement such a meeting is necessary to be held at such place, being in the United Kingdom, date and hour as fixed by the Board.

REQUISITIONED GENERAL MEETINGS
69.
On the requisition of Shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, the Board shall forthwith proceed to convene a special general meeting and the provisions of the Companies Act shall apply.

NOTICE
70.
At least five days’ notice of an annual general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the place, being in the United Kingdom, date and hour at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

71.
At least five days’ notice of a special general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the date, time, place, being in the United Kingdom, and the general nature of the business to be considered at the meeting.

72.
The Board may fix any date as the record date for determining the Shareholders entitled to receive notice of and to vote at any general meeting.

73.
A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

74.
The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

GIVING NOTICE AND ACCESS
75.
A notice may be given by the Company to a Shareholder:

(a)
by delivering it to such Shareholder in person; or

(b)
by sending it by letter mail or courier to such Shareholder’s address in the Register of Shareholders; or

(c)
by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Shareholder to the Company for such purpose; or

(d)
by delivering it in accordance with the provisions of the Companies Act pertaining to the delivery of electronic records by publication on a website.

76.
Any notice required to be given to a Shareholder shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Shareholders and notice so given shall be sufficient notice to all the holders of such shares.

77.
Any notice (save for one delivered in accordance with Bye-law 75(d)) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier, or transmitted by electronic means.

78.
In the case of information or documents delivered in accordance with Bye-law 75(d), service shall be deemed to have occurred when the requirements of the Companies Act in that regard have been met.

POSTPONEMENT OF GENERAL MEETING
79.
The Secretary may postpone any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to the Shareholders before the time for such meeting. Fresh notice of the date, time and place, being in the United Kingdom, for the postponed meeting shall be given to each Shareholder in accordance with these Bye-laws.

ELECTRONIC PARTICIPATION IN MEETINGS
80.
Shareholders may participate in any general meeting by such telephone, videoconference, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

QUORUM AT GENERAL MEETINGS
81.
Subject to Bye-law 176, at any general meeting one or more persons present in person and representing in person or by proxy at least 50.01% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Shareholder, one Shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time. The withdrawal of Shareholders from any general meeting to leave less than a quorum shall result in the loss of a quorum.

82.
If within half an hour of the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bye-laws.
CHAIR TO PRESIDE AT GENERAL MEETINGS
83.
Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the chair, if there be one, and if not the President, if there be one, shall act as chair at all general meetings at which such person is present. In their absence a chair shall be appointed or elected by those present at the meeting and entitled to vote. In all such cases the person acting or appointed or elected as chair must be resident in the United Kingdom for tax purposes.

VOTING ON RESOLUTIONS
84.
Subject to the Companies Act and these Bye-laws, including Bye-law 176, any question proposed for the consideration of the Shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes, the proposed Resolution shall fail.

85.
No Shareholder shall be entitled to vote at a general meeting unless such Shareholder has paid all the calls on all shares held by such Shareholder.

86.
At any general meeting a proposed Resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Shareholder present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising their hand.

87.
In the event that a Shareholder participates in a general meeting by telephone, videoconference, electronic or other communication facilities or means, the chair of the meeting shall direct the manner in which such Shareholder may cast their vote on a show of hands.

88.
At any general meeting if an amendment is proposed to any proposed Resolution under consideration and the chair of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive Resolution shall not be invalidated by any error in such ruling.

89.
At any general meeting a declaration by the chair of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

POWER TO DEMAND A VOTE ON A POLL
90.
Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)
the chair of such meeting; or

(b)
at least three Shareholders present in person or represented by proxy; or

(c)
any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Shareholders having the right to vote at such meeting; or

(d)
any Shareholder or Shareholders present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

91.
Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Shareholders are present by telephone, video, electronic or other communication facilities or means, in such manner as the chair of the meeting may direct and the result of such poll shall be deemed to be the Resolution of the meeting at which the poll was demanded and shall replace any previous Resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all their votes or cast all the votes they use in the same way.

92.
A poll demanded for the purpose of electing a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chair (or acting chair) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

93.
Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record their vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, videoconference, electronic or other communication facilities or means shall cast their vote in such manner as the chair shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Shareholders or proxy holders appointed by the chair for the purpose and the result of the poll shall be declared by the chair.

VOTING BY JOINT HOLDERS OF SHARES
94.
In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders.

INSTRUMENT OF PROXY
95.
An instrument appointing a proxy shall be in writing in such form as the chair of the meeting shall accept.

96.
The instrument appointing a proxy must be received by the Company at the Registered Office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the instrument appointing a proxy proposes to vote, and an instrument appointing a proxy which is not received in the manner so prescribed shall be invalid.

97.
A Shareholder who is the holder of two or more shares may appoint more than one proxy to represent such Shareholder and vote on such Shareholder’s behalf in respect of different shares.

98.
The decision of the chair of any general meeting as to the validity of any appointment of a proxy shall be final.

REPRESENTATION OF CORPORATE SHAREHOLDER
99.
A corporation which is a Shareholder may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of a corporation which such person represents as that corporation could exercise if it were an individual Shareholder, and that Shareholder shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

100.
Notwithstanding the foregoing, the chair of the meeting may accept such assurances as they think fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Shareholder.

ADJOURNMENT OF GENERAL MEETING
101.
The chair of a general meeting may, with the consent of the Shareholders at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place, being in the United Kingdom, and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bye-laws.

WRITTEN RESOLUTIONS
102.
Subject to these Bye-laws, anything which may be done by Resolution of the Company in a general meeting or by Resolution of a meeting of any class of the Shareholders may, without a meeting, be done by written Resolution in accordance with this Bye-law.

103.
Notice of a proposed written Resolution shall be given, and a copy of the proposed written Resolution shall be circulated to all Shareholders who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Shareholder does not invalidate the passing of a written Resolution.

104.
A written Resolution is passed when it is signed by (or, in the case of a Shareholder that is a corporation, on behalf of), the Shareholders who at the date that the notice is given represent such majority of votes as would be required if the proposed Resolution was voted on at a meeting of Shareholders at which all Shareholders entitled to attend and vote thereat were present and voting.

105.
A written Resolution may be signed in any number of counterparts.

106.
A written Resolution made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Shareholders, as the case may be, and any reference in any Bye-law to a meeting at which a Resolution is passed or to Shareholders voting in favour of a Resolution shall be construed accordingly.

107.
A written Resolution made in accordance with this Bye-law shall constitute minutes for the purposes of the Companies Act.

108.
This Bye-law shall not apply to:

(a)
a resolution passed to remove an Auditor from office before the expiration of such Auditor’s term of office; or

(b)
a resolution passed for the purpose of removing a Director before the expiration of such Director’s term of office.

109.
For the purposes of this Bye-law, the effective date of the Resolution is the date when the Resolution is signed by (or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Companies Act, on behalf of) the last Shareholder whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a Resolution is, in relation to a Resolution made in accordance with this Bye-law, a reference to such date.

DIRECTORS’ ATTENDANCE AT GENERAL MEETINGS
110.
The Directors shall be entitled to receive notice of, attend, and be heard at any general meeting. Any Director attending a general meeting by telephone, videoconference, electronic or other communication facilities or means in accordance with Bye-law 80 must be physically present in the United Kingdom when doing so.

ELECTION OF DIRECTORS
111.
The Board of Directors shall be elected or appointed in the first place at the statutory meeting of the Company and thereafter, except in the case of a casual vacancy, at the annual general meeting or at any special general meeting called for that purpose.

112.
At any general meeting, the Shareholders may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

NUMBER OF DIRECTORS
113.
The Board shall consist of three Directors or such number in excess thereof as the Shareholders may determine. Where not all Directors are resident in the United Kingdom for tax purposes, a majority of Directors must be so resident.

TERM OF OFFICE OF DIRECTORS
114.
Directors shall hold office for such term as the Shareholders may determine or, in the absence of such determination, until the earlier of the next annual general meeting; when their successors are elected or appointed; or their office is otherwise vacated pursuant to Bye-law 117 or otherwise.

REMOVAL OF DIRECTORS
115.
Subject to any provision to the contrary in these Bye-laws, the Shareholders entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director no fewer than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal subject always to complying with Bye-law 110.

116.
If a Director is removed from the Board under this Bye-law, the Shareholders may fill the vacancy at the meeting at which such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

VACANCY IN THE OFFICE OF DIRECTOR
117.
The office of Director shall be vacated if the Director:

(a)
is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)
is or becomes bankrupt or insolvent;

(c)
is or becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that such Director’s office is vacated, or dies;

(d)
becomes resident outside the United Kingdom for tax purposes and as a result, but for the provisions of this Bye-law, more than a minority of the Directors are resident outside the United Kingdom for tax purposes; or

(e)
resigns their office by notice to the Company which need not be in writing.

ALTERNATE DIRECTORS
118.
At any general meeting, the Shareholders may elect a person or persons to act as a Director in the alternative to any one or more Directors or may authorise the Board to appoint such Alternate Directors.

119.
Unless the Shareholders otherwise resolve, any Director may appoint a person or persons to act as a Director as alternate to such Director by notice deposited with the Secretary.

120.
Only a person who is resident in the United Kingdom for tax purposes may be appointed as an Alternate Director, unless the Director for whom such person is elected or appointed in the alternative is also resident outside the United Kingdom for tax purposes. For the avoidance of doubt, Alternate Directors for this purpose are classed as resident for tax purposes in their own jurisdiction and not deemed to be resident for tax purposes in the jurisdiction of the Director whose alternate they are.

121.
Subject to Bye-law 120, any person elected or appointed pursuant to Bye-laws 118 or 119 shall have all the rights and powers of the Director or Directors for whom such person is elected or appointed in the alternative, provided that such person shall not be counted more than once in determining whether or not a quorum is present.

122.
Subject to Bye-law 120, an Alternate Director shall be entitled to receive notice of all Board meetings and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

123.
An Alternate Director’s office shall terminate:

(a)
in the case of an Alternate Director elected by the Shareholders:

(i)
on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to the Director for whom they were elected to act in the alternative, would result in the termination of that Director; or

(ii)
if the Director for whom they were elected to act in the alternative ceases for any reason to be a Director, provided that the Alternate Director removed in these circumstances may be re-appointed by the Board as an alternate to the person appointed to fill the vacancy, subject to Bye-law 120; or

(iii)
if and when the Alternate Director ceases to be resident in the United Kingdom for tax purposes, unless the Director for whom such person is elected or appointed in the alternative, is and is permitted under these Bye-laws to be resident outside the United Kingdom for tax purposes; and

(b)
in the case of an Alternate Director appointed by a Director:

(i)
on the occurrence in relation to the Director of any event which, if it occurred in relation to their appointor, would result in the termination of the appointor’s directorship; or

(ii)
when the Alternate Director’s appointor revokes the appointment by notice in writing to the Company specifying when the appointment is to terminate;

(iii)
if and when the Alternate Director ceases to be resident in the United Kingdom for tax purposes, unless the Director for whom such person is elected or appointed in the alternative, is and is permitted under these Bye-laws to be resident outside the United Kingdom for tax purposes; or

(iv)
if the Alternate Director’s appointor ceases for any reason to be a Director.

DIRECTORS TO MANAGE BUSINESS
124.
The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Companies Act or by these Bye-laws, required to be exercised by the Company in general meeting.

POWERS OF THE BOARD OF DIRECTORS
125.
The Board may:

(a)
appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)
exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)
appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)
appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)
by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)
procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)
delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable;

(h)
delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)
present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)
in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)
authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

126.
Persons to whom the Directors have delegated their authority or to whom such persons have sub-delegated their authority or to whom any such sub-delegates (or their sub-delegates) have further sub-delegated their authority and so on (including pursuant to Bye-laws 125(c), 125(d), 125(e), 125(g), 125(h), 125(k) and 129):

(a)
must be a person resident in the United Kingdom for tax purposes; and

(b)
must exercise any powers, duties, discretions or functions conferred on it or them (as appropriate) pursuant to this Bye-law in the United Kingdom whether in meetings or otherwise.

127.
The appointment of any such attorney, representative, delegate or member of a committee shall automatically terminate if the person ceases to be resident in the United Kingdom for tax purposes.

REGISTER OF DIRECTORS AND OFFICERS
128.
The Secretary shall establish and maintain a Register of the Directors and Officers of the Company as required by the Companies Act. The Register of the Directors and Officers shall be open to inspection without charge at the Registered Office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of the Directors and Officers may, after notice has been given in accordance with the Companies Act, be closed for any time or times not exceeding in the whole thirty days in each year.

APPOINTMENT OF OFFICERS
129.
The Board may appoint such officers (who may or may not be Directors) as the Board may determine. All Officers must be resident in the United Kingdom for tax purposes.

APPOINTMENT OF SECRETARY AND RESIDENT REPRESENTATIVE
130.
The Secretary and Resident Representative, if necessary, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary so appointed may be removed by the Board.

DUTIES OF OFFICERS
131.
The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time and Bye-laws 126 and 127 shall apply accordingly.

DUTIES OF THE SECRETARY
132.
The duties of the Secretary shall be those prescribed by the Companies Act together with such other duties as shall from time to time be prescribed by the Board.

REMUNERATION OF OFFICERS
133.
The Officers shall receive such remuneration as the Board may determine.

CONFLICTS OF INTEREST
134.
Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

135.
A Director who is directly or indirectly interested in a Contract or proposed Contract or arrangement with the Company shall declare the nature of such interest as required by the Companies Act.

136.
A transaction entered into by the Company in respect of which a Director is interested is voidable by the Company unless the Director discloses their interest to the Board at the earliest opportunity, unless the transaction or proposed transaction: (a) is between the Director and the Company; and (b) is entered into on the ordinary course of the Company’s business and on usual terms and conditions.

137.
Following a declaration being made pursuant to this Bye-law, a Director may vote in respect of any Contract or proposed Contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting and no such Contract or proposed Contract or arrangement shall be void or voidable by reason only that the Director who made the declaration voted on it or was counted in the quorum of the relevant meeting and such Director shall not be liable to account to the Company for any profit realised thereby.

138.
Subject to the Companies Act and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that they are a director or officer or have an interest in any business entity and is to be regarded as interested in any transaction or arrangement made with that business entity shall be sufficient declaration of interest in relation to any transaction or arrangement so made.

INDEMNIFICATION AND EXCULPATION OF DIRECTORS AND OFFICERS
139.
To the fullest extent permitted by the Companies Act, a Director of the Company shall not be liable to the Company or its Shareholders for breach of fiduciary duty as a Director.

140.
Without limitation of any right conferred by Bye-law 139, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a Director, Officer or Resident Representative of the Company, or is or was serving at the request of the Company as a Director, Officer, Resident Representative, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity while serving as a Director, Officer, Resident Representative, employee or agent or in any other capacity while serving as a Director, Officer, Resident Representative, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorised by the Companies Act (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, Officer or Resident Representative and shall inure to the benefit of the indemnitee’s heirs, testators, intestates, executors and administrators; provided, however, except as provided in Bye-law 141 with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) initiated by such indemnitee was authorised by the Board. The right to indemnification conferred in this Bye-law 140 shall be a contract right and shall include the right to be paid by the Company, the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Companies Act requires, an advancement of expenses incurred by an indemnitee in their capacity as a Director, Officer or Resident Representative shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Bye-law or otherwise.

141.
If a claim under Bye-law 140 is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of any undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Companies Act. Neither the failure of the Company (including the Board, independent legal counsel, or the Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Company, nor an actual determination by the Company (including the Board, independent legal counsel or the Shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Bye-law or otherwise shall be on the Company.
142.
The rights to indemnification and to the advancement of expenses conferred in Bye-law 140 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company, agreement, vote of Shareholders or disinterested directors or otherwise.

143.
The Company may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a Director, Officer, Resident Representative, employee or agent of the Company or any person who is or was serving at the request of the Company as a Director, Officer, Resident Representative, employer or agent of another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Companies Act.

BOARD MEETINGS
144.
The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the chair, president or other Director chairing the meeting shall have a second or casting vote. Any purported decision or resolution reached or passed by the Directors at any meeting which is held outside the United Kingdom or at any meeting at which more than a minority of the Directors participating or voting are resident outside the United Kingdom for tax purposes shall be invalid and of no effect.

NOTICE OF BOARD MEETINGS
145.
A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director orally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

LOCATION OF BOARD MEETINGS & ELECTRONIC PARTICIPATION IN MEETINGS
146.
Meetings of the Directors or a committee to which the Directors have delegated authority under Bye-law 125 shall be held in the United Kingdom and no meetings of Directors or committees shall be held outside the United Kingdom. Any decision or resolution purported to be reached or passed by the Directors or any committee at any meeting which is held outside the United Kingdom shall be invalid and of no effect.

147.
Subject to these Bye-laws and in particular Bye-laws 146 and 148, Directors may participate in any meeting by such telephonic, videoconference, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

148.
A Director may not participate in or vote at a meeting if they are physically present outside the United Kingdom at the time of such meeting and any decision or resolution purported to be reached or passed in contravention of this Bye-law shall be invalid and of no effect.

REPRESENTATION OF CORPORATE DIRECTOR
149.
No body corporate shall be appointed as a Director.

QUORUM AT BOARD MEETINGS
150.
Subject to Bye-law 151, the quorum necessary for the transaction of business at a meeting of the Board shall be the presence of 2 Directors where:

(a)
all Directors are resident in the United Kingdom for tax purposes, where the number of Directors present is 2; or

(b)
at least a majority of Directors are resident in the United Kingdom for tax purposes, where the number of Directors present is more than 2.

151.
If there is only one Director for the time being in office, the quorum shall be the presence of one Director who is resident in the United Kingdom for tax purposes.

BOARD TO CONTINUE IN THE EVENT OF VACANCY
152.
The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below 2, the continuing Director may act for the purpose of (i) summoning a general meeting or a board meeting; or (ii) filling any vacancy in its number. Any other decision or resolution purported to be reached or passed by the Director at any meeting in these circumstances shall be invalid and of no effect.

CHAIR TO PRESIDE
153.
Unless otherwise agreed by a majority of the Directors attending, the chair, if there be one, and if not, the president, if there be one, shall act as chair at all meetings of the Board at which such person is present. In their absence, a chair shall be appointed or elected by the Directors present at the meeting and in all such cases the person acting, appointed or elected as chair must be resident in the United Kingdom for tax purposes.

WRITTEN RESOLUTIONS
154.
Decisions of the Directors shall be taken at a meeting of the Board in accordance with these Bye-laws and shall not be taken in the form of a written resolution.

VALIDITY OF PRIOR ACTS OF THE BOARD
155.
No regulation or alteration to these Bye-laws made by the Company in a general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

MINUTES
156.
The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)
of all elections and appointments of Officers;

(b)
of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)
of all resolutions and proceedings of general meetings of the Shareholders, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

PLACE WHERE CORPORATE RECORDS KEPT
157.
Minutes prepared in accordance with the Companies Act and these Bye-laws shall be kept by the Secretary at the Registered Office of the Company and a copy of such minutes shall be kept in the United Kingdom at a place determined by the Directors.

FORM AND USE OF SEAL
158.
The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use only in the United Kingdom.

159.
A seal may, but need not, be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (a) any Director; (b) any Officer; (c) the Secretary; or (d) any person authorised by the Board for that purpose.

160.
A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

BOOKS OF ACCOUNT
161.
The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)
all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)
all sales and purchases of goods by the Company; and

(c)
all assets and liabilities of the Company.

162.
Such records of account shall be kept at the Registered Office of the Company, or subject to the Companies Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

FINANCIAL YEAR END
163.
The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31 December in each year.

ANNUAL AUDIT
164.
Subject to any waiver of the requirement to appoint an auditor pursuant to the Companies Act, the accounts of the Company shall be audited at least once in every year.

APPOINTMENT OF AUDITOR
165.
Subject to any waiver of the requirement to appoint an auditor pursuant to the Companies Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Shareholders shall be appointed by them as Auditor of the accounts of the Company.

166.
The Auditor may be a Shareholder but no Director, Officer or employee of the Company shall, during their continuance in office, be eligible to act as an Auditor of the Company.

REMUNERATION OF AUDITOR
167.
Save in the case of an Auditor appointed pursuant to Bye-law 174, the remuneration of the Auditor shall be fixed by the Company in a general meeting or in such manner as the Shareholders may determine. In the case of an Auditor appointed pursuant to Bye-law 174, the remuneration of the Auditor shall be fixed by the Board.

DUTIES OF AUDITOR
168.
Subject to any waiver of the requirement to appoint an auditor pursuant to the Companies Act, the financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

169.
The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Companies Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

CHANGE TO THE COMPANY’S AUDITORS
170.
No change to the Company’s Auditors may be made save in accordance with the Companies Act and until the same has been approved by a unanimous resolution of the Board and by a Resolution.

ACCESS TO RECORDS
171.
The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

FINANCIAL STATEMENTS
172.
Subject to any waiver of the requirement to lay accounts pursuant to the Companies Act, financial statements as required by the Companies Act shall be laid before the Shareholders in a general meeting. A written Resolution made in accordance with Bye-law 102 receiving, accepting, adopting, approving or otherwise acknowledging financial statements shall be deemed to be the laying of such statements before the Shareholders in a general meeting.

DISTRIBUTION OF AUDITOR’S REPORT
173.
The report of the Auditor shall be submitted to the Shareholders in a general meeting.

VACANCY IN THE OFFICE OF AUDITOR
174.
The Board may fill any casual vacancy in the office of the Auditor.

WINDING-UP
175.
If the Company shall be wound up the liquidator may, with the sanction of a Resolution, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Shareholders as the liquidator shall think fit, but so that no Shareholder shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO BYE-LAWS
176.
No Bye-law may be rescinded, altered or amended and no new Bye-law (any such action, a “Bye-law Change”) may be made save in accordance with the Companies Act and until the same has been approved by the Board and by a Resolution; provided however, that no Bye-law Change may be effected to the extent that such Bye-law change would have an adverse impact on the Holders, unless Holders holding a majority of Class B Shares at a separate general meeting approve such Bye-law Change or Holders holding majority of Class B Shares approve such Bye-law Change through a written consent. The provisions of these Bye-laws as to general meetings shall apply mutatis mutandis to any such separate general meeting; provided that the necessary quorum shall be one person at least holding or representing by proxy not less than one Class A Share and at least a majority of the Holders, and that any holder of shares of any class present in person or by proxy may demand a poll.

CHANGES TO THE MEMORANDUM OF ASSOCIATION
177.
No alteration or amendment to the Memorandum of Association may be made save in accordance with the Companies Act and until same has been approved by the Board and by a Resolution.

MERGER AND AMALGAMATION
178.
The Company may merge or amalgamate in accordance with the Companies Act.

DISCONTINUANCE
179.
The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Companies Act.

TAX MATTERS
180.
The Company shall maintain “capital accounts” for each Shareholder in accordance with U.S. tax principles as applied to the maintenance of capital accounts and solely for U.S. tax purposes. Each item of income, gain, loss or deduction of the Company (determined in accordance with U.S. tax principles) shall be allocated among the capital accounts of the Shareholders with respect to each fiscal year in a manner such that, after such allocations have been made, the balance of each Shareholder’s capital account (which may be a positive, negative or zero balance) will equal the amount that would be distributed to such Shareholder if the Company were to wind up and distribute its assets at the close of such fiscal year. The Company shall make allocations for U.S. federal, state and local income and non-U.S. tax purposes as may be necessary to maintain substantial economic effect, or to ensure that such allocations are in accordance with the Percentage Interests of the Shareholders in the Company, in each case, within the meaning of the Code and any regulations thereunder. All tax and accounting matters not specifically and expressly provided for in these Bye-laws shall be determined by the Board in its discretion (including, but not limited to, any election under Section 754 of the Code). To the extent there is an adjustment by a taxing authority to any item of income, gain, loss, deduction or credit of the Company (or an adjustment to any Shareholder’s distributive share thereof), the Board may reallocate the adjusted items among each Shareholder or former Shareholder (as determined by the Board) in accordance with the final resolution of such audit adjustment.

181.
This Bye-law shall be deemed to contain a “minimum gain chargeback” within the meaning of Treasury Regulations Section 1.704-2(b)(2) and a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

182.
For U.S. federal, state and local and non-U.S. income tax purposes, each item of income, gain, loss deduction and credit of the Company shall be allocated among the Shareholders as nearly as possible in the same manner as the corresponding item of income, expense, gain or loss is allocated pursuant to the other provisions of this Bye-law, provided that the Board may adjust such allocations as long as such allocations have substantial economic effect or are in accordance with the interests of the Shareholders in the Company, in each case within the meaning of the Code and Treasury Regulations. All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of these Bye-laws shall be determined in the sole and absolute discretion of the Board.

183.
The Company and Shareholders intend to treat, and the Company shall take no position inconsistent with treating, the Company as a partnership solely for U.S. federal, U.S. state and U.S. local tax purposes. The Board, the Shareholders and the Company shall take all actions to cause the Company to be treated as a partnership solely for U.S. federal, U.S. state and U.S. local tax purposes, including the filing of an election under Treasury Regulations Section 301.7701-3 and U.S. Internal Revenue Service Form 8832 and shall refrain from taking any actions contrary to such treatment. The Board shall designate a person to act as the “partnership representative” pursuant to the Partnership Audit Provisions (the “Partnership Representative”) and such Person shall have the power to exercise any and all rights that it is or may be entitled to exercise in that capacity. The Partnership Representative shall have the exclusive right to represent the Company in respect of any tax proceedings. The Shareholders shall cooperate as reasonably requested by the Partnership Representative in connection with any election or decision made by the Partnership Representative acting in that capacity (including by filing amended tax returns and providing information requested). The Company shall be a body corporate and a company for U.K. tax purposes and, notwithstanding the other provisions of this Bye-law or any other provision in these Bye-laws, the Company shall be entitled to treat itself as such, and file on this basis, for UK tax purposes.

184.
The Board shall cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company is tax resident, owns property, business or makes supplies.

Exhibit A
Notice of Exchange
[LETTERHEAD OF HOLDER]
[Polaris PubCo Plc (“PubCo”)]
[•]
Polaris Bermuda Limited (“Company”)
[•]
Re:
Exchange Pursuant to the Bye-laws of Polaris Bermuda Limited dated as of                   202[4] (the “Bye-laws”)

Reference is hereby made to the Bye-laws. Capitalized terms used but not defined herein shall have the meanings given to them in the Bye-laws. The undersigned Holder hereby provides this Notice of Exchange pursuant to Bye-law 18 of the Bye-laws to effect the Exchange of the following Class B Shares:
Number of Class B Shares to be Exchanged:
The shares of PubCo Ordinary A1 Shares to be issued (if any) upon consummation of the Exchange shall be issued to:                  .
The Holder hereby represents and warrants that: (a) the Holder has all requisite power and authority to execute, deliver and perform under this Notice of Exchange and no consent, approval, authorization, registration or notice of any third party or governmental authority is required by the Holder in connection with this Notice of Exchange or the Exchange; (b) this Notice of Exchange has been duly executed and delivered by the Holder and constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws effecting creditors’ rights generally and subject, as to enforceability, to general principals of equity; and (c) the Holder is the sole owner of record and beneficially of the Class B Paired Interests to which the Class B Shares described above are component, free and clear of any mortgage, pledge, hypothecation, easement, security interest, charge, claim, license, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party, or any agreement to create any of the foregoing.
The Holder hereby constitutes and appoints each officer and director of PubCo and the Company with full power of substitution, as the Holder’s true and lawful agent and attorney-in-fact, with full power and authority, in the Holder’s name, place and stead, to the same extent and with the same effect as the Holder would or could do under applicable Law to (a) effect the Exchange, (b) effect the surrender, assignment, delivery, or other requisite action(as applicable) with respect to the Class B Paired Interests and each component thereof described above and (c) effect the delivery (as applicable) of the Cash Exchange Payment or the PubCo Ordinary A1 Shares to be issued in connection with a Share Exchange. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of the Holder.
IN WITNESS WHEREOF, the undersigned Holder has duly executed and delivered this Notice of Exchange as of the day and year first above written.
[HOLDER]
By:
	Name:	[•]
	Title:	[•]
	Address:	[•]

Annex J
FORM OF BACK TO BACK SHARE ISSUANCE AGREEMENT
This BACK TO BACK SHARE ISSUANCE AGREEMENT, dated as of            , 202[4] (this “Agreement”), is entered into by and between Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“BermudaCo”), and CorpAcq Group Plc, a public limited company incorporated under the laws of England and Wales (“PubCo”).
WHEREAS, on August 1, 2023, an Agreement and Plan of Merger (such agreement, as may be amended from time to time, the “Merger Agreement”) was entered into by and among PubCo, Churchill Capital Corp VII, a Delaware corporation (“CCVII”), NorthSky Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of PubCo (“Merger Sub”), CorpAcq Holdings Limited, a private limited company incorporated under the laws of England and Wales, and certain other parties thereto;
WHEREAS, the Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into CCVII (the “Merger”), with CCVII being the surviving corporation of the Merger (the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements, the “Transactions”, and the Merger Agreement and such related agreements (as the same may be amended from time to time), the “Transaction Agreements”);
WHEREAS, on August 1, 2023, an Amended and Restated Sponsor Agreement (such agreement as may be amended from time to time, the “Sponsor Agreement”) was entered into by and among PubCo, CCVII, Churchill Sponsor VII LLC, a Delaware limited liability company (“Sponsor”) and certain other parties thereto;
WHEREAS, in connection with the Transactions and substantially concurrent with the Closing (as such term is defined in the Merger Agreement), immediately following the Founder Equity Retirement (as defined in the Merger Agreement), Sponsor will, pursuant to the Sponsor Agreement, (i) transfer and contribute its shares of CCVII Class B Common Stock (as defined in the Merger Agreement) to BermudaCo in exchange for an equivalent number of Class B Shares (the “BermudaCo Class B Shares”), exchangeable on terms and conditions set forth in the Amended and Restated Bye-laws of BermudaCo (the “BermudaCo Bye-laws”) and (ii) subscribe for the same number of Class B ordinary shares of PubCo, nominal value $0.000001 per share (the “PubCo Class B Shares”), as provided for in the PubCo Articles (as defined herein);
WHEREAS, each BermudaCo Class B Share shall be issued and remain outstanding on a one-to-one basis with a PubCo Class B Share (each such BermudaCo Class B Share together with a corresponding PubCo Class B Share, a “Class B Paired Interest”) until all such BermudaCo Class B Shares have been Exchanged or are no longer subject to Exchange in accordance with the BermudaCo Bye-laws;
WHEREAS, upon the terms and subject to the conditions set forth in BermudaCo Bye-laws, each Holder shall be entitled to cause BermudaCo to exchange all or a portion of the BermudaCo Class B Shares that are Exchange Eligible Class B Shares in exchange for the delivery to such Holder, at the option of BermudaCo, of (i) cash or (ii) PubCo Ordinary A1 Shares;
WHEREAS, upon the terms and subject to the conditions set forth in BermudaCo Bye-laws, pursuant to a Mandatory Exchange, the Holders will be obligated to exchange their Exchange Eligible BermudaCo Class B Shares in exchange for the delivery to the Holders thereof, at the option of BermudaCo, of (i) cash or (ii) PubCo Ordinary A1 Shares;
WHEREAS, pursuant to this Agreement, PubCo and BermudaCo desire to agree that, upon BermudaCo’s written request in connection with a Share Exchange, PubCo will issue PubCo Ordinary A1

Shares to the Holder of such BermudaCo Class B Shares (or other Person(s) whose name or names in which the PubCo Ordinary A1 Shares are to be issued as set forth in the Notice of Exchange in accordance with the BermudaCo Bye-laws);
NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1   Defined Terms.
(a)   ”BermudaCo Bye-laws” has the meaning set forth in the Recitals.
(b)   ”BermudaCo Class B Share” has the meaning set forth in the Recitals.
(c)   ”Exchanging Holder” means a Holder effecting an Exchange pursuant to the BermudaCo Bye-laws.
(d)   ”Holder” means any Person registered in the Register of Shareholders as the holder of BermudaCo Class B Shares, other than PubCo.
(e)   ”Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.
(f)   ”Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.
(g)   ”PubCo Articles” means the Articles of Association of PubCo, adopted as of the date hereof and as the same may be amended or otherwise restated from time to time.
(h)   ”Securities Act” means the Securities Act of 1933, as amended.
(i)   Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the BermudaCo Bye-laws.
Section 1.2   Interpretation. For the purposes of this Agreement, except to the extent that the context otherwise requires:
(a)   Whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”.
(b)   The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
(c)   References to a Person are also to its permitted successors and assigns.
(d)   Headings used in this Agreement are for convenience only and are not to be used or relied upon in the construction hereof.
(e)   All references in this Agreement to dollar amounts shall be deemed to mean United States dollars unless specifically indicated otherwise.
ARTICLE II
EXCHANGES
Section 2.1   Notice of Exchange.
(a)   BermudaCo shall provide written notice to PubCo as soon as reasonably practicable, but in any event not less than five Business Days prior to the Exchange Date, of (i), in the case of a Share Exchange other than a Mandatory Exchange, the receipt of a Notice of Exchange, and (ii) in the case of a Mandatory Exchange, BermudaCo’s submission of a Mandatory Exchange Request.
(b)   No later than [two] Business Days prior to the Exchange Date, BermudaCo shall provide written notice to each of (i) PubCo and (ii) the Exchanging Holder of its intention to consummate an Exchange through either a Cash Exchange or a Share Exchange.
Section 2.2   Exchanges.
(a)   In the case of a Share Exchange, after receiving a notice as described in Section 2.1(b) and as promptly as practicable on or after (but not later than [five] Business Days after) the Exchange Date, PubCo shall issue, at the direction of BermudaCo, to the Exchanging Holder (or other Person(s) whose name or names in which the PubCo Ordinary A1 Shares are to be issued as set forth in the Notice of Exchange in accordance with the BermudaCo Bye-laws) the number of PubCo Ordinary A1 Shares that are to be issued upon such Share Exchange. To the extent the PubCo Ordinary A1 Shares are settled through the facilities of The Depository Trust Company, PubCo shall, upon the written instruction of an Exchanging Holder, issue the PubCo Ordinary A1 Shares to be issued to such Holder upon such Share Exchange (or other Person(s) whose name or names in which the PubCo Ordinary A1 Shares are to be issued), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Holder.
(b)   In connection with a Share Exchange, (A) PubCo shall issue a number of PubCo Ordinary A1 Shares to be issued upon such Share Exchange in accordance with Section 2.2(a) and in accordance with the BermudaCo Bye-laws and (B) BermudaCo shall (i) make a payment in cash to PubCo of $0.001 per PubCo Ordinary A1 Share, or (ii) at the joint election of PubCo and BermudaCo, provide an equivalent amount in such other form of consideration that qualifies as “cash consideration” for the purposes of Section 583 of the UK Companies Act 2006.
Section 2.3   PubCo Ordinary A1 Shares to be Issued in a Share Exchange
(a)   PubCo represents and warrants to BermudaCo:
(i)   all shareholder approvals for the issue of the maximum number of PubCo Ordinary A1 Shares to be delivered in any Share Exchange in respect of all issued and outstanding BermudaCo Class B Shares have been obtained; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of a Share Exchange by delivery of PubCo Ordinary A1 Shares that are held in the treasury of PubCo.
(ii)   all PubCo Ordinary A1 Shares issued upon a Share Exchange will, upon issuance thereof, be validly issued and fully paid.
(b)   If the offer and sale of the PubCo Ordinary A1 Shares issued upon a Share Exchange has not been registered under the Securities Act, such PubCo Ordinary A1 Shares shall bear a legend in substantially the following form:
THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR (II) THE ISSUER OF THE SECURITIES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE SECURITIES ACT.
(c)   If any of (i) the offer and sale of the PubCo Ordinary A1 Shares has been registered under the Securities Act, (ii) all of the applicable conditions of Rule 144 promulgated under the Securities Act are met, or (iii) the legend set forth above in (b) otherwise ceases to be applicable, PubCo, upon the written request of the holder of the PubCo Ordinary A1 Shares issued in the Share Exchange, shall promptly provide such holder or its respective transferees (following receipt of such information in such holder’s possession as PubCo may reasonably request in connection with the removal of any such legend), without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry shares) for securities of like tenor not bearing the provisions of the legend set forth above in (b) with respect to which the restriction has terminated.
(d)   If the PubCo Ordinary A1 Shares are listed on a securities exchange or inter-dealer quotation system, PubCo shall use its reasonable best efforts to cause all PubCo Ordinary A1 Shares issued to a Holder upon a Share Exchange to be listed on the same securities exchange or traded on such inter-dealer quotation system at the time of such issuance.
Section 2.4   Expenses on Exchange. BermudaCo shall bear all expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange other than, for the avoidance of doubt, any taxes on any profits, income or gains arising in connection with any Exchange that are the liability of the Holder.
ARTICLE III
OTHER COVENANTS
Section 3.1   Changes to PubCo Ordinary A1 Shares. If PubCo subdivides, reduces, consolidates, combines or otherwise changes the then outstanding PubCo Ordinary A1 Shares into a different number of PubCo Ordinary A1 Shares, or reclassifies or otherwise changes the PubCo Ordinary A1 Shares or effects an amalgamation, merger, reorganization or other transaction affecting PubCo Ordinary A1 Shares, then in each case, PubCo and BermudaCo shall cooperate with each other to cause a substantially economically equivalent number of PubCo Ordinary A1 Shares (or other equivalent resulting securities following any such transaction) to be available to satisfy any request of BermudaCo made under this Agreement to issue PubCo Ordinary A1 Shares to a Holder in furtherance of any Share Exchange.
Section 3.2   Further Assurances. PubCo will take or cause to be taken all actions and do or cause to be done all things reasonably necessary or desirable to enable and permit BermudaCo, in accordance with applicable Law, to perform its obligations arising under the terms of the BermudaCo Bye-laws and this Agreement, including as applicable, issuing PubCo Ordinary A1 Shares to the Holder in accordance with the terms and conditions of this Agreement and the BermudaCo Bye-laws to facilitate any Share Exchange.
ARTICLE IV
TAX MATTERS
Section 4.1   Tax Treatment. As required by the Code and the Treasury Regulations or other applicable Law, BermudaCo, PubCo, the board of BermudaCo, and the board of PubCo shall, to the extent legally permissible, report any Exchange consummated under this Agreement, the BermudaCo Bye-laws and the PubCo Articles as a taxable sale of the BermudaCo Class B Shares by a Holder for U.S. tax purposes, and no such Person shall take a contrary position on any income tax return or amendment thereof unless an alternate position is permitted under the Code and Treasury Regulations or otherwise required by law. Notwithstanding anything to the contrary in this Agreement, the BermudaCo Bye-laws or the PubCo Articles, if the board of BermudaCo reasonably determines that additional restrictions on BermudaCo Class B Shares or procedures on any Share Exchange are necessary so that BermudaCo is not treated as a “publicly traded partnership” under Section 7704 of the Code, BermudaCo may impose such additional restrictions and/or procedures as the board of BermudaCo reasonably determines to be so necessary.
Section 4.2   Withholding. If BermudaCo or PubCo shall be required to withhold any amounts by reason of any federal, state, local or non-U.S. foreign tax rules or regulations in respect of any Exchange, each of BermudaCo and PubCo (as the case may be) shall be entitled to take such lawful action as it deems appropriate in order to ensure compliance with such withholding requirements. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement and the BermudaCo Bye-laws as having been paid (or delivered) to the applicable Holder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.1   Representations and Warranties of PubCo. PubCo hereby represents and warrants to BermudaCo that (i) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby are within its corporate or similar powers and have been duly authorized by all necessary corporate or similar action and (ii) this Agreement constitutes PubCo’s valid and binding agreement.
Section 5.2   Representations and Warranties of BermudaCo. BermudaCo hereby represents and warrants to PubCo that (i) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby are within its corporate or similar powers and have been duly authorized by all necessary corporate or similar action and (ii) this Agreement constitutes BermudaCo’s valid and binding agreement.
ARTICLE VI
MISCELLANEOUS
Section 6.1   Term. This Agreement shall come into force and be effective on the date hereof and shall terminate and be of no further force or effect at such time as no Class B Paired Interests are held by any Holder, or such later time as the parties hereto shall mutually agree.
Section 6.2   Further Assurances. PubCo and BermudaCo shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to consummate and make effective the agreements and transactions contemplated by this Agreement. Each party shall promptly notify the other of the occurrence of any events affecting the subject matter of this Agreement.
Section 6.3   Amendment. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and signed by each party to this Agreement.
Section 6.4   Assignment; No Third Party Beneficiaries. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. The provisions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 6.5   Governing Law. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach thereof (whether in contract, in tort or otherwise) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the Laws of another jurisdiction, either as to substance or procedure.
Section 6.6   Consent to Jurisdiction. Any proceeding relating to any dispute regarding this Agreement shall be brought solely and exclusively in the Delaware Chancery Court or the United States District Court for the District of Delaware (each, a “Delaware Court”). Each of BermudaCo and PubCo hereby agrees that a final judgment (subject to any appeals therefrom) in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on judgment or in any other manner provided by law. Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts in respect of any proceeding relating to any dispute regarding this Agreement. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in the Delaware Courts, and any claim that any such proceeding brought in the Delaware Courts has been brought in an inconvenient forum.
Section 6.7   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

Section 6.8   Severability. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.
Section 6.9   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by e-mail, telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)   If to PubCo:
CorpAcq Group Plc

Attention:
Facsimile:
with a copy (which shall not constitute notice) to:
[Reed Smith]
Attention: [•]
Email: [•]
and
(b)   If to BermudaCo:

Attention:
Facsimile:
with a copy (which shall not constitute notice) to:
[•]
Attention: [•]
E-mail: [•]
Section 6.10   No Waiver. The terms and provisions hereof may not be waived except by an instrument signed by or on behalf of the party waiving compliance. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or demand such compliance.
Section 6.11   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 6.12   Specific Performance. Each of PubCo and BermudaCo acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement, in any court of competent jurisdiction, in addition to any other remedy to which it may be entitled, at law or in equity.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
CORPACQ GROUP PLC
By: Name: Title:
POLARIS BERMUDA LIMITED
By: Name: Title:
[Signature Page to Back to Back Share Issuance Agreement]

Annex K
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of            , 202[•] by and among Polaris Pubco Plc, a public limited company incorporated under the laws of England and Wales (the “Company”), Churchill Capital Corp VII, a Delaware corporation (“CCVII”), Churchill Sponsor VII LLC, a Delaware limited liability company (the “Sponsor”), and the persons identified on Schedule A and signatory hereto (together with Sponsor and their respective Permitted Transferees, Affiliates, successors and permitted assigns who hereafter becomes a party to this Agreement pursuant to Section , collectively, the “Investors” and, each individually, an “Investor”).
WHEREAS, Sponsor and CCVII previously entered into the Registration Rights Agreement, dated as of February 11, 2021 (the “Original Agreement”); and
WHEREAS, the Original Agreement may be amended with the consent of CCVII and the holders of a majority of the Registrable Securities (as defined in the Original Agreement), and the parties to the Original Agreement representing a majority of the Registrable Securities (as defined in the Original Agreement) now desire to enter into this Agreement to amend and restate the Original Agreement in its entirety as more fully set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties hereto agree as follows:
1.   Defined Terms.   As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any specified Person, (a) such Person’s principal or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person or such Person’s principal including without limitation any general partner, managing partner, managing member, officer or director of such Person or such Person’s principal, (b) any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person or such Person’s principal, or (c) an Affiliated Fund.
“Affiliated Fund” means a fund, account or entity (including, without limitation, any mutual fund, pension fund, pooled investment vehicle) managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, or advised by the same investment advisor registered under the Investment Advisers Act of 1940, as amended.
“Agreement” has the meaning set forth in the preamble.
“Board” means the board of directors (or any successor governing body) of the Company.
“Closing” has the meaning ascribed to such term in the Merger Agreement.
“Closing Date” means the date of this Agreement.
“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.
“Company” has the meaning set forth in the preamble and includes the Company’s successors by merger, amalgamation, acquisition, reorganization or otherwise.
“Company Articles” means the articles of association of the Company, dated [•].
“Company Ordinary A Shares” means the Company Ordinary A1 Shares, Company Ordinary A2 Shares, and Company Ordinary A3 Shares.
“Company Ordinary A1 Shares” means the ordinary A1 shares of $0.001 each in the share capital of the Company which are designated as ordinary A1 shares and having the rights provided for in the Company Articles.

“Company Ordinary A2 Shares” means the ordinary A2 shares of $0.001 each in the share capital of the Company which are designated as ordinary A2 shares and having the rights provided for in the Company Articles.
“Company Ordinary A3 Shares” means ordinary A3 shares of $0.001 each in the share capital of the Company which are designated as ordinary A3 shares and having the rights provided for in the Company Articles.
“Company Class C Shares” means the Company Class C-1 Shares and Company Class C-2 Shares.
“Company Class C-1 Shares” means the class C-1 shares of $ 0.10 each in the share capital of the Company which are designated as class C-1 shares and having the rights provided for in the Company Articles;
“Company Class C-2 Shares” means the class C-2 shares of $ 0.10 each in the share capital of the Company which are designated as class C-2 shares and having the rights provided for in the Company Articles.
[“Company Warrants” has the meaning set forth in the Merger Agreement.]
“Controlling Person” has the meaning set forth in Section 5(g).
“Demanding Holder” has the meaning set forth in Section 2(d).
“Demand Registration” has the meaning set forth in Section 2(c).
“DTCDRS” has the meaning set forth in Section 5(r).
“Earnout Shares” has the meaning set forth in the Merger Agreement.
“Effectiveness Deadline” has the meaning set forth in Section 2(b).
“Equity Securities” means all of the issued equity securities of the Company from time to time (including any Company Ordinary A Shares, Company Class C Shares, [Company Warrants]1, the Company Ordinary A1 Shares (if any) issuable upon exercise of the exchange privilege attached to certain shares of BermudaCo (as defined in the Merger Agreement) or any shares issuable upon exercise of such securities and any other shares issued or issuable with respect thereto (whether by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Equity Securities)).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Insiders” has the meaning set forth in the Sponsor Agreement.
“Initial Registrable Securities” has the meaning set forth in Section 5(a).
“Initial Registration Statement” has the meaning set forth in Section 5(a).
“Inspectors” has the meaning set forth in Section 5(h).
“Investors” has the meaning set forth in the preamble.
“Long-Form Registration” has the meaning set forth in Section 2(a).
“Lock-Up Period” shall mean:
(i)   with respect to any Registrable Securities that are Earnout Shares held by a holder who is a member of management of CorpAcq Holdings Limited immediately prior to the Closing, the period commencing on the Closing Date and ending on the later of (x) one year following the Closing Date and

1
NTD: Warrants to be updated at closing.

(y) the date such Earnout Shares become vested pursuant to Section 3.04 of the Merger Agreement and paragraph 6(b) and 6(c) of the Sponsor Agreement;
(ii)   with respect to any Registrable Securities that are Earnout Shares held by a holder who is not a member of management of CorpAcq Holdings Limited immediately prior to the Closing, the period commencing on the Closing Date and ending on the later of (x) 180 days following the Closing Date and (y) the date such Earnout Shares become vested pursuant to Section 3.04 of the Merger Agreement and paragraph 6(b) and 6(c) of the Sponsor Agreement;
(iii)   with respect to any Registrable Securities (other than Earnout Shares) held by a holder who is a member of management of CorpAcq Holdings Limited immediately prior to the Closing, the period commencing on the Closing Date and ending one year following the Closing; and
(iv)   with respect to any Registrable Securities (other than Earnout Shares) held by a holder who is not a member of management of CorpAcq Holdings Limited immediately prior to the Closing, the period commencing on the Closing Date and ending 180 days following the Closing Date.
“Merger Agreement” shall mean the Agreement and Plan of Merger dated August 1, 2023, by and among the Company, NorthSky Merger Sub, Inc., CCVII, CorpAcq Holdings Limited and the other Persons named as parties therein.
“New Registration Statement” has the meaning set forth in Section 5(a).
“Permitted Transferees” shall mean Persons or their Affiliates who receive Registrable Securities pursuant to a Permitted Transfer.
“Permitted Transfers” shall mean, (A) with respect to any Investor and its Permitted Transferees (excluding the Sponsor, the Insiders and their respective Permitted Transferees), the transfer of Registrable Securities made in the following circumstances: (i) in acceptance of a general offer for the whole of the issued equity share capital of the Company (other than any equity share capital held by or committed to the offeror and/or persons acting in concert with the offeror) made in accordance with the City Code on Takeovers and Mergers or the provision of an irrevocable undertaking to accept such an offer; (ii) pursuant to any compromise or arrangement under Part 26 of the UK Companies Act 2006, providing for the acquisition by any person (or group of persons acting in concert) of more than 50% of the equity share capital of the Company and which compromise or arrangement has been sanctioned by the court; (iii) pursuant to an order of a court of competent jurisdiction requiring such Registrable Securities to be transferred or a consent order which has the same effect; (iv) by the personal representatives of the transferor on and following his death; (v) pursuant to an offer by the Company to purchase its own Equity Securities which is made on identical terms to all holders of shares and otherwise complies with applicable laws; (vii) to the spouse or civil partner of the transferor or the trustees of a trust under which no beneficial interest in the Registrable Securities transferred exists or can arise except in favor of the relevant transferor and/or his spouse, civil partner or minor children; (viii) by the transferor to any person which has the same ultimate legal and beneficial ownership as the transferor or to its officers or directors or, if the transferor is an individual, to any member of the transferor’s immediate family; or (ix) in accordance with the Sell to Cover Arrangement (as defined in the Merger Agreement, which such definition, for the avoidance of doubt, includes all of the language in the penultimate sentence of Section 3.06 of the Merger Agreement) and (B) with respect to Sponsor, the Insiders and their respective Permitted Transferees, any transfer that would be permitted by Section 7(c) of the Sponsor Agreement.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Piggyback Registration” has the meaning set forth in Section 3(a).
“Piggyback Registration Statement” has the meaning set forth in Section 3(a).
“Piggyback Shelf Registration Statement” has the meaning set forth in Section 3(a).
“Piggyback Shelf Takedown” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement, including any Shelf Supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
“Records” has the meaning set forth in Section 5(h).
“Registrable Securities” means (a) any Equity Securities beneficially owned or otherwise held directly or indirectly by any of the Investors pursuant to the transactions contemplated by the Merger Agreement and Sponsor Agreement and (b) any Equity Securities issued or issuable with respect to any shares described in subsection (a) above by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Equity Securities (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the Commission has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met, (iii) such Registrable Securities shall have been otherwise transferred by a holder, a new certificate or book-entry for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act, or (iv) such Registrable Securities are eligible for resale without registration pursuant to Rule 144 under the Securities Act (or any successor rule promulgated thereafter by the Commission) without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information required by Rule 144(i)(2) under the Securities Act.
“Registration Date” means the date on which the Company becomes subject to Section 13(a) or Section 15(d) of the Exchange Act.
“Registration Statement” means any registration statement of the Company, including the Prospectus, amendments and supplements (including Shelf Supplements) to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.
“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Selling Expenses” means all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the fees and disbursements of counsel for the holders of Registrable Securities required to be paid by the Company pursuant to Section 6.
“Shelf Registration” has the meaning set forth in Section 2(c).
“Shelf Registration Statement” has the meaning set forth in Section 2(c).
“Shelf Supplement” has the meaning set forth in Section 2(d).
“Shelf Takedown” has the meaning set forth in Section 2(d).
“Shelf Takedown Notice” has the meaning set forth in Section 2(d).
“Short-Form Registration” has the meaning set forth in Section 2(c).

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated August 1, 2023, by and among the Sponsor, CCVII, the Company and certain other parties thereto, as amended, restated, modified or supplemented from time to time.
“Target Filing Date” has the meaning set forth in Section 2(c).
2.   Registration.
(a)   To the extent that a Registration Statement filed pursuant to Section 2(b) or a Shelf Registration Statement is not available or is necessary to effect an underwritten offering, the holders of at least a majority of the Registrable Securities may request that the Company register under the Securities Act the offer and sale of all or any portion of its Registrable Securities, and the Sponsor on behalf of itself and of its Permitted Transferees may request that the Company register under the Securities Act, the sale of all or any portion of the Registrable Securities of the Sponsor or its Permitted Transferees, pursuant to a Registration Statement on Form F-1, S-1 or any successor form thereto with respect to an underwritten public offering of Registrable Securities (each, a “Long-Form Registration”). Each request for a Long-Form Registration shall specify the number of Registrable Securities requested to be included in the Long-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than ten (10) days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have five (5) days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-1, S-1 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Long-Form Registration within sixty (60) days after the date on which the initial request is given and shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter. The Company shall not be required to effect a Long-Form Registration more than three times under this Section 2(a) for the holders of Registrable Securities as a group; provided, that a Registration Statement shall not count as a Long-Form Registration requested under this Section 2(a) unless and until it has become effective and the holders requesting such registration are able to register and sell all of the Registrable Securities requested to be included in such registration.
(b)   The Company shall, as soon as practicable, but in any event (i) with respect to the Company Class C Shares or Company Warrants (as applicable) that qualify as Registrable Securities, within fifteen (15) business days after the Closing Date or (ii) with respect to all other Registrable Securities held by Investors, within forty five (45) days after the Closing Date, file (or confidentially submit) Registration Statements to permit the public resale of the applicable Registrable Securities held by the Investors from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2(b) and shall use its best efforts to cause such Registration Statements to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) the 75th business day (or 135th business day if the Commission notifies the Company that it will “review” the Registration Statements) following the Closing Date and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statements will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statements filed with the Commission pursuant to this Section 2(b) shall be on Form F-3 or S-3, or if Form F-3 or S-3 is not then available to the Company, on Form F-1 or S-1 or such other form of registration statements as are then available to effect a registration for the sale or resale of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule or provision similar thereto adopted by the Commission, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor rule or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statements. A Registration Statement filed pursuant to this Section 2(b) shall provide for the sale or resale pursuant to any method or combination of methods legally available to, and requested by, the Investors. The Company shall use its commercially reasonable efforts to cause the Registration Statements filed pursuant to Section 2(b) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statements are available or, if not available, that another Registration Statement or Shelf Registration Statement is continuously available, for the resale of all the Registrable Securities held by the Investors until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2(b), but in any event within one (1) business day of such date, the Company shall notify the Investors of the effectiveness of such Registration Statement. If, after the filing of such Registration Statements, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Registration Statements, the Company shall amend such Registration Statements to cover such additional Registrable Securities. The provisions of Section 2(d) shall apply mutatis mutandis to any resale of Registrable Securities pursuant to a registration statement filed pursuant to this Section 2(b).
(c)   The Company shall use its commercially reasonable efforts to qualify and remain qualified to register the offer and sale of securities under the Securities Act pursuant to a Registration Statement on Form F-3, S-3 or any successor form thereto. As soon as practicable after the date hereof, but no later than the Target Filing Date, the Company shall (i) prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-3, S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”) that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”) and (ii) use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter. In addition, the Company shall use its commercially reasonable efforts to cause a Shelf Registration Statement filed pursuant to Section 2(c) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement (if the Company is eligible to file a Shelf Registration Statement) or other Registration Statement (if the Company is not so eligible) is continuously available, for the resale of all the Registrable Securities held by the Investors (determined as of two (2) business days prior to such submission or filing) until all such Registrable Securities have ceased to be Registrable Securities. For purposes hereof, “Target Filing Date” shall mean the date which is thirty (30) days after the Company becomes qualified to register the offer and sale of securities under the Securities Act pursuant to a Shelf Registration Statement. If, after the filing of a Shelf Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration, the Company shall amend such Shelf Registration Statement to cover such additional Registrable Securities. At such time as the Company shall have qualified for the use of a Registration Statement on Form F-3, S-3 or any successor form thereto, the holders of Registrable Securities shall have the right to request an unlimited number of registrations under the Securities Act of all or any portion of their Registrable Securities pursuant to a Registration Statement on Form F-3, S-3 or any similar short-form Registration Statement (each, a “Short-Form Registration” and, collectively with each Long-Form Registration and Shelf Registration (as defined below), a “Demand Registration”). Each request for a Short-Form Registration shall specify the number of Registrable Securities requested to be included in the Short-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than ten (10) days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have fifteen (15) days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form F-3, S-3 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Short-Form Registration within thirty (30) days after the date on which the initial request is given and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter.
(d)   At any time that a Shelf Registration Statement is effective, if a holder of Registrable Securities covered by such Shelf Registration Statement delivers a notice to the Company (a “Shelf Takedown Notice”) stating that the holder (any of the holders being in such case, a “Demanding Holder”) intends to effect an offering of all or part of its Registrable Securities included in such Shelf Registration Statement (a “Shelf Takedown”) and the Company is eligible to use such Shelf Registration Statement for such Shelf Takedown, then the Company shall take all actions reasonably required, including amending or supplementing (a “Shelf Supplement”) such Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice; provided that the Company shall only be obligated to effect a Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by such holder, either individually or together with other holders, with a consolidated offering price reasonably expected to exceed, in the aggregate, $50 million. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Upon receipt of a Shelf Takedown Notice, the Company shall promptly (but in no event later than five (5) business days, or, in the case of an underwritten overnight “block trade”, two (2) business days, following receipt thereof) deliver notice of such Shelf Takedown Notice to all other holders of Registrable Securities who shall then have five (5) business days, or, in the case an underwritten overnight “block trade,” one (1) business day, from the date such notice is given to notify the Company in writing of their desire to be included in such Shelf Takedown. The Company shall prepare and file with the Commission a Shelf Supplement as soon as practicable after the date on which it received the Shelf Takedown Notice and, if such Shelf Supplement is an amendment to such Shelf Registration Statement, shall use its commercially reasonable efforts to cause such Shelf Supplement to be declared effective by the Commission as soon as practicable thereafter. Notwithstanding the foregoing, only holders of Registrable Securities that hold greater than 10% of the Company’s Equity Securities may initiate, receive notice of or participate in an underwritten overnight “block trade” pursuant to this Section.
(e)   The Company shall not be obligated to effect any Long-Form Registration (x) within ninety (90) days after the effective date of a previous Long-Form Registration or Shelf Takedown or a previous Piggyback Registration in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act, and actually sold, all of the Registrable Securities requested to be included therein (y) or, except with respect to the Registration Statement required to be filed pursuant to Section 2(b), while a lock-up agreement pursuant to Section 4 or any other lock-up agreement relating to such holder’s Registrable Securities is in effect and has not been waived by the managing underwriter or the Company with respect to any Investor. Notwithstanding anything otherwise to the contrary herein, the Company shall not be required to provide notice of any requested underwritten public offering to any holders of Registrable Securities whose shares are subject to any applicable lock-up arrangements at the time of such request, and any such holders shall not have the right to receive information on or participate in any such underwritten public offering. The Company may postpone for up to sixty (60) days the filing or effectiveness of a Registration Statement for a Demand Registration or the filing of a Shelf Supplement for a Shelf Takedown if the Board determines in its reasonable good faith judgment that such Demand Registration or Shelf Takedown would (i) materially interfere with a significant acquisition, corporate reorganization, financing, securities offering or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act. The Company may delay a Demand Registration or Shelf Takedown pursuant to the immediately preceding sentence only once in any period of 12 consecutive months.
(f)   If the holders of the Registrable Securities initially requesting a Demand Registration or Shelf Takedown elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), and the Company shall include such information in its notice to the other holders of Registrable Securities. The holders of a majority of the Registrable Securities initially requesting the Demand Registration or Shelf Takedown shall have the right to select the investment banking firm or firms to act as the managing underwriter or underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks reasonably acceptable to the Company).
(g)   The Company shall not include in any Demand Registration or Shelf Takedown any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such Demand Registration or Shelf Takedown, which consent shall not be unreasonably withheld or delayed. If a Demand Registration or Shelf Takedown involves an underwritten offering and the managing underwriter of the requested Demand Registration or Shelf Takedown advises the Company and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in the Demand Registration or Shelf Takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such underwritten offering and/or the number of Equity Securities proposed to be included in such Demand Registration or Shelf Takedown would adversely affect the price per share of the Equity Securities proposed to be sold in such underwritten offering, the Company shall include in such Demand Registration or Shelf Takedown (i) first, the Equity Securities that the holders of Registrable Securities propose to sell (pro rata based on the number of Registrable Securities held by such holders at the time the cutback is made), and (ii) second, the Equity Securities proposed to be included therein by any other Persons (including Equity Securities to be sold for the account of the Company and/or other holders of Equity Securities) (pro rata based on the number of Registrable Securities held by such holder at the time the cutback is made). If the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder.
3.   Piggyback Registration.
(a)   Whenever the Company proposes to register the offer and sale of its Equity Securities pursuant to a registered offering under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form F-4, S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more shareholders of the Company and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than ten (10) business days prior to either the filing of such Registration Statement or, with respect to a Piggyback Shelf Takedown, the filing of a prospectus supplement to the applicable Piggyback Shelf Registration Statement) to the holders of Registrable Securities of its intention to effect such a registration and, subject to Section 3(b) and Section 3(c), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the holders of Registrable Securities within five (5) business days after the Company’s notice has been given to each such holder. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 2. If any Piggyback Registration Statement pursuant to which holders of Registrable Securities have registered the offer and sale of Registrable Securities is a Registration Statement on Form F-3, S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), such holder(s) shall have the right, but not the obligation, to be notified of and to participate in any offering under such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”).
(b)   If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration or Piggyback Shelf Takedown) in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such offering and/or that the number of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (i) first, the Equity Securities that the Company proposes to sell; (ii) second, the Equity Securities requested to be included therein by holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Registrable Securities owned by each such holder or in such manner as they may otherwise agree; and (iii) third, the Equity Securities requested to be included therein by holders of Equity Securities other than holders of Registrable Securities, allocated among such holders in such manner as they may agree.
(c)   If a Piggyback Registration or Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities other than Registrable Securities, and the managing underwriter advises the Company in writing that in its reasonable and good faith opinion the number of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such underwritten offering, exceeds the number of Equity Securities which can be sold in such offering and/or that the number of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (i) first, the Equity Securities requested to be included therein by the holder(s) requesting such registration or takedown and by the holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Equity Securities other than the Registrable Securities (on a fully diluted, as converted basis) and the number of Registrable Securities, as applicable, owned by all such holders or in such manner as they may otherwise agree; and (ii) second, the Equity Securities requested to be included therein by other holders of Equity Securities, allocated among such holders in such manner as they may agree.
(d)   If any Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company, the Company shall, subject to the prior written consent of the holders of a majority of the Registrable Securities included in such Piggyback Registration or Piggyback Shelf Takedown, which consent shall not be unreasonably withheld or delayed, select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.
4.   Lock-up Agreement.   Each Investor (excluding Sponsor, the Insiders or their respective Permitted Transferees, who are subject to restrictions on transfer under the Sponsor Agreement) agrees that such Investor, except with respect to Permitted Transfers, shall not, during the Lock-Up Period, without the prior written consent of the Company, (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any Equity Securities or any securities convertible into, exercisable for or exchangeable for Equity Securities whether such shares or any such securities are then owned by such Investor or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise. Furthermore, in connection with any underwritten offering of the Equity Securities or other equity securities of the Company, and upon the request of the managing underwriter in such underwritten offering, each holder of Registrable Securities that owns more than 10% of the Company’s Equity Securities agrees to execute a customary lock-up agreement during the 60-day period (or such shorter period agreed by the managing underwriter) beginning on the date of pricing such offering; provided that the Company shall cause its executive officers and its directors, which directors are selling Equity Securities in such offering (as applicable) and holders of any of the Registrable Securities participating in such offering, to enter into lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the lock-up agreements executed by the holders of Registrable Securities. The foregoing sentence of this Section shall not apply to Permitted Transferees of any Investor, provided such Permitted Transferee does not hold more than 10% of the Company’s Equity Securities. Each holder of Registrable Securities agrees to execute and deliver such other agreements, as may be reasonably requested by the Company or the managing underwriter, which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 4, each holder of Registrable Securities shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 4 in the event and to the extent that the managing underwriter or the Company permits any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of greater than 10% of the outstanding Equity Securities, provided, for the avoidance of doubt, that a Permitted Transfer shall not be deemed a discretionary waiver or termination of any lock-up agreement pursuant to this sentence.
5.   Registration Procedures.   If and whenever the holders of Registrable Securities request that the offer and sale of any Registrable Securities be registered under the Securities Act or any Registrable Securities be distributed in a Shelf Takedown pursuant to the provisions of this Agreement, the Company shall use its commercially reasonable efforts to effect the registration of the offer and sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable and as applicable:
(a)   subject to Section 2(a), Section 2(b), Section 2(c) and Section 2(d), (i) prepare and file with the Commission a Registration Statement covering such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to be declared effective; and (ii) if (A) the Company has filed a Registration Statement (the “Initial Registration Statement”) with the Commission that covers Registrable Securities (the “Initial Registrable Securities”) pursuant to Rule 415(a)(5) under the Securities Act or any successor rule thereto, (B) the Initial Registration Statement is no longer available to holders of the Initial Registrable Securities for offers and sales of any of the Initial Registrable Securities, and (C) any of the Initial Registrable Securities are Registrable Securities at the time that (B) above occurs, the Company shall prepare and file with the Commission within the time limits required by Rule 415 under the Securities Act or any successor rule thereto a new Registration Statement covering any Initial Registrable Securities that have not ceased to be Registrable Securities for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “New Registration Statement”) and shall use its commercially reasonable efforts to cause such New Registration Statement to be declared effective by the Commission as soon as practicable thereafter;
(b)   (i) in the case of a Long-Form Registration or a Short-Form Registration, prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 180 days, or if earlier, until all of such Registrable Securities have been disposed of and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement; and (ii) in the case of a Shelf Registration, prepare and file with the Commission such amendments, post-effective amendments and supplements, including Shelf Supplements, to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of (i) 36 months after the effective date of such Registration Statement and (ii) the date on which all the Registrable Securities subject thereto have been sold pursuant to such Registration Statement;
(c)   within a reasonable time before filing such Registration Statement, Prospectus or amendments or supplements thereto with the Commission, furnish to one counsel selected by holders of a majority of such Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel;
(d)   notify each selling holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement, including a Shelf Supplement, to any Prospectus forming a part of such Registration Statement has been filed with the Commission;
(e)   furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto, including a Shelf Supplement (in each case including all exhibits and documents incorporated by reference therein), and such other documents as such seller may request in order to facilitate the disposition of the Registrable Securities owned by such seller;
(f)   use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder requests and do any and all other acts and things which may be necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5(f);
(g)   notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such holder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(h)   make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement;
(i)   provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration;
(j)   use its commercially reasonable efforts to cause the Company Ordinary A1 Shares that qualify as Registrable Securities[, the Company Warrants]2 and the Company Class C-1 Shares that qualify as Registrable Securities to be listed on each securities exchange on which such Company Ordinary A1 Shares [, the Company Warrants] and the Company Class C-1 Shares are then listed or, if such Company Ordinary A1 Shares [, the Company Warrants] and the Company Class C-1 Shares are not then listed, on a national securities exchange selected by the holders of a majority of such Company Ordinary A1 Shares[, the Company Warrants] and the Company Class C-1 Shares that qualify as Registrable Securities;
(k)   in connection with an underwritten offering, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities));
(l)   otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its shareholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F, 6-K, 10-K, 10-Q and 8-K, as applicable, under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and
(m)   furnish to each selling holder of Registrable Securities and each underwriter, if any, with (i) a written legal opinion of the Company’s outside counsel, dated the closing date of the offering, in form and substance as is customarily given in opinions of the Company’s counsel to underwriters in

2
NTD: To be updated at the time of closing.

underwritten registered offerings; and (ii) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the applicable Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort” letter signed by the Company’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;
(n)   without limiting Section 5(f), use its commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;
(o)   notify the holders of Registrable Securities promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information;
(p)   advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;
(q)   permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (a “Controlling Person”) of the Company, to participate in the preparation of such Registration Statement and to require the insertion therein of language, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;
(r)   cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of Equity Securities and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement or Rule 144; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of The Depository Trust Company’s Direct Registration System (the “DTCDRS”);
(s)   not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of the DTCDRS;
(t)   take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable; and
(u)   otherwise use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.
6.   Expenses.   All expenses (other than Selling Expenses) incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including, without limitation, all (i) registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted); (ii) underwriting expenses (other than fees, commissions or discounts); (iii) expenses of any audits incident to or required by any such registration; (iv) fees and expenses of complying with securities and “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “blue sky” qualifications or exemptions of the Registrable Securities); (v) printing expenses; (vi) messenger, telephone and delivery expenses; (vii) fees and expenses of the Company’s counsel and accountants; (viii) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (ix) reasonable and documented fees and expenses of one counsel for the holders of Registrable Securities participating in such registration as a group (selected by the holders of a majority of the Registrable Securities included in the registration). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such holder.
7.   Indemnification.
(a)   The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, managers, members, partners, shareholders and Affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Securities and each other Controlling Person, if any, who controls any of the foregoing Persons, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. This indemnity shall be in addition to any liability the Company may otherwise have.
(b)   In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Controlling Person who controls any of the foregoing Persons against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided, that the obligation to indemnify shall be several, not joint and several, for each holder and shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement. This indemnity shall be in addition to any liability the selling holder may otherwise have.

(c)   Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 7, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.
(d)   If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities laws or rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any applicable registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8.   Participation in Underwritten Registrations.   No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any customary underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s ownership of its Equity Securities to be sold in the offering and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 7.
9.   Rule 144 Compliance.
(a)   With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:
(i)   make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Registration Date;
(ii)   use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after the Registration Date; and
(iii)   furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may reasonably request in connection with the sale of Registrable Securities without registration.
10.   Preservation of Rights.   The Company shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the holders of Registrable Securities in this Agreement.
11.   Termination.   This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding, and shall be of no further force or effect with respect to any party when such party no longer holds Registrable Securities; provided, that the provisions of Section 6 and Section 7 shall survive any such termination.
12.   Notices.   All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to the Company:
Name:	Polaris Pubco Plc
For the attention of:	[•]
Address:	Corpacq House, 1 Goose Green, Altrincham, United Kingdom, WA14 1DW
E-mail address:	[•]
with a copy to:
Name:	Reed Smith LLP
For the attention of:	Jennifer W. Cheng Susan K. Nieto
Address:	Reed Smith LLP 599 Lexington Avenue New York, NY 10022
E-mail address:	JCheng@reedsmith.com SNieto@reedsmith.com
If to the Sponsor:
Name:	Churchill Sponsor VII LLC
For the attention of:	[•]
Address:	[•]
E-mail address:	[•]
with a copy to:
Name:	Weil, Gotshal & Manges LLP
For the attention of:	Michael J. Aiello Matthew J. Gilroy Amanda Fenster
Address:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
E-mail address:	michael.aiello@weil.com matthew.gilroy@weil.com amanda.fenster@weil.com
If to CCVII:
Name:	Churchill Capital Corp VII
For the attention of:	[•]
Address:	[•]
E-mail address:	[•]

with a copy to:
Name:	Weil, Gotshal & Manges LLP
For the attention of:	Michael J. Aiello Matthew J. Gilroy Amanda Fenster
Address:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
E-mail address:	michael.aiello@weil.com matthew.gilroy@weil.com amanda.fenster@weil.com
If to any other Investor, to such Investor’s address as set forth on Schedule A hereto.
13.   Entire Agreement.   This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
14.   Successor and Assigns.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. Prior to the expiration of the Lock-Up Period, no Investor may assign or delegate such Investor’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Investor to a Permitted Transferee. Following the expiration of the Lock-Up Period, an Investor may assign or delegate such Investor’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee of Registrable Securities that (a) is a Permitted Transferee or (b) after such transfer, holds at least 10% of the outstanding Equity Securities of the Company. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the holders, which shall include Permitted Transferees. This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 14 hereof. No assignment by any party hereto of such party’s rights, duties and obligations hereunder, including any Permitted Transfer, shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 12 hereof and (ii) the written agreement of the Permitted Transferee or assignee, in a form reasonably satisfactory to the Company, agreeing to be treated as an Investor whereupon such Permitted Transferee or assignee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such Permitted Transferee or assignee was originally included in the definition of an Investor herein and had originally been a party hereto (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 14 shall be null and void.
15.   No Third-Party Beneficiaries.   This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 7.
16.   Headings.   The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
17.   Amendment, Modification and Waiver.   The provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and the holders of a majority of the Registrable Securities; provided, that any amendment or waiver that would materially adversely impact the rights of any Investor under this agreement in a manner different from the other Investors shall require the written consent of such Investor. No waiver by any party or parties shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
18.   Severability.   If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
19.   Remedies.   Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
20.   Governing Law; Submission to Jurisdiction.   This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of Delaware.
The parties irrevocably agree that the state and federal courts located in the State of Delaware shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.
For the purposes of this Section 20, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.
21.   No Inconsistent Agreements.   The Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted under or otherwise conflicts with the provisions of this Agreement.
22.   Counterparts.   This Agreement may be executed in counterparts (including by means of a telecopied signature pages or electronic transmission in portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
23.   Further Assurances.   Each of the parties to this Agreement shall, and shall cause their Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.
COMPANY:
POLARIS PUBCO PLC
By

Name:
Title:
CCVII:
CHURCHILL CAPITAL CORP VII
By

Name:
Title:
SPONSOR:
CHURCHILL SPONSOR VII LLC
By

Name:
Title:
[Signature page to Registration Rights Agreement]

INVESTORS:
[Signature page to Registration Rights Agreement]

SCHEDULE A
Investors
Name	Address for service of notices
[•]

Schedule A-1

Annex L
Confidential Board of Directors Churchill Capital Corp VII 640 Fifth Avenue 12th Floor New York, NY 10019	August 1, 2023
Ladies and Gentlemen:
Churchill Capital Corp VII (the “Company”) has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to provide an opinion (the “Opinion”) to the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Board of Directors) as of the date hereof as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.0001 per share, of the Company (“Company Class A Common Stock”) other than Excluded Shares (as defined in the Agreement and Plan of Merger (defined below)) of the Consideration (defined below) to be received by such stockholders of the Company in the contemplated transactions described below (the “Initial Business Combination”) (taking into account the other transactions contemplated by the Agreement and Plan of Merger and the Sponsor Agreement (defined below) but without giving effect to any impact of the Initial Business Combination on any particular stockholder other than in its capacity as a stockholder).
Description of the Initial Business Combination
Duff & Phelps understands that (i) the Company, Polaris Pubco Plc (“Parent”), Northsky Merger Sub (“Merger Sub”), and CorpAcq Holdings Limited (the “Target”), and the shareholders of the Target set forth on the signature pages of the Agreement and Plan of Merger or signatory to a joinder to the Agreement and Plan of Merger (the “Sellers”) propose to enter into the Agreement and Plan of Merger and (ii) the Company, Churchill Sponsor VII LLC (the “Sponsor”), Parent, Target, and certain individuals who are members of the Company’s Board of Directors and/or management team propose to enter into the Sponsor Agreement. Pursuant to and in connection with the Agreement and Plan of Merger and the Sponsor Agreement, the parties will effect a series of transactions constituting the Initial Business Combination, including Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, and each share of Company Class A Common Stock other than Excluded Shares will be exchanged for, and the holders of such Company Class A Common Stock will be entitled to receive for each such share of Company Class A Common Stock, one ordinary share, par value $0.001 per share, of Parent (the “Parent Ordinary Stock”) (the “Consideration”).
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.
Reviewed the following documents:

a.
The Company’s prospectus on Form S-1 dated and filed with the Securities and Exchange Commission (“SEC”) on January 11, 2021, as amended by Amendment No. 1 to Form S-1, dated February 8, 2021, as amended by Amendment No. 2 to Form S-1, dated February 9, 2021;

b.
Audited financial statements on Form 10-K filed with the SEC for the years ended December 31, 2021 and December 31, 2022 and the Company’s unaudited interim financial statements for the three months ended March 31, 2023 included in the Company’s Form 10-Q filed with the SEC;

c.
Audited financial statements for the Target for the years ended December 31, 2018 through December 31, 2021;

d.
Draft audited financial statements for the Target for the year ended December 31, 2022;

e.
Unaudited financial information for the Target for the four months ended April 30, 2023, which the Target’s management identified as being the most current financial statements available;

f.
Other internal documents relating to the history, financial conditions and prospects, current and future operations, and probable future outlook of the Target, including the financial projection for the year ending December 31, 2023, provided to us by management of the Target and approved for our use by Company management (the “Management Projection”);

g.
A letter dated August 1, 2023 from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions, other information and estimates and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for the Target on a post-transaction basis;

h.
The CorpAcq Investor Presentation dated July 2023 as supplemented by additional information provided by management of the Target and the Company through the date hereof;

i.
Documents related to the Initial Business Combination, including the draft dated August 1, 2023 of the Agreement and Plan of Merger by and among the Company, Parent, Merger Sub, Target, and Sellers (the “Agreement and Plan of Merger”); and

j.
Draft dated August 1, 2023 of the Sponsor Agreement by and among the Company, the Sponsor, Parent, Target and certain individuals who are members of the Company’s Board of Directors and/or management team (the “Sponsor Agreement”);

2.
Discussed the information referred to above and the background and other elements of the Initial Business Combination with Target management and Company management;

3.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of selected public companies that Duff & Phelps deemed relevant; and

4.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Initial Business Combination, Duff & Phelps, with the Company’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Target management and Company management, and did not independently verify such information;

2.
Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Initial Business Combination, including whether all procedures required by law to be taken in connection with the Initial Business Combination have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts, projections and any other forward-looking information furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of Company management and Target management, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.
Assumed that information supplied and representations made by Target management and Company management are substantially accurate regarding the Company, the Target and the Initial Business Combination;

5.
Assumed that the representations and warranties made in the Agreement and Plan of Merger and Sponsor Agreement are substantially accurate;

6.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company or the Target since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed that all of the conditions required to implement the Initial Business Combination will be satisfied and that the Initial Business Combination will be completed in accordance with the Agreement and Plan of Merger and Sponsor Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

9.
Assumed the Company’s public and private warrants will be converted into economically equivalent securities in connection with the Initial Business Combination;

10.
Assumed, at the Company’s direction and for the purposes of our analysis, a value of $10.20 per share of the Company Class A Common Stock; and

11.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Initial Business Combination will be obtained without any adverse effect on the Company, the Target, or the contemplated benefits expected to be derived in the Initial Business Combination.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Initial Business Combination.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.
Duff & Phelps did not evaluate the Company’s or the Target’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Initial Business Combination, the assets, businesses or operations of the Company or the Target, or any alternatives to the Initial Business Combination, (ii) negotiate the terms of the Initial Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and Plan of Merger and the Initial Business Combination, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Initial Business Combination.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock or the Target’s common stock (or anything else) after the announcement or the consummation of the Initial Business Combination. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s or the Target’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s or the Target’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be received by the holders of Company Class A Common Stock in the Initial Business Combination, or with respect to the fairness of any such compensation.
This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Initial Business Combination and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Initial Business Combination versus any alternative strategy or transaction; (ii) does not address any transaction related to the Initial Business Combination; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Initial Business Combination, including without limitation, whether stockholders of the Company should redeem their shares in connection with the Initial Business Combination, or whether to proceed with the Initial Business Combination or any related transaction, and (iv) does not indicate that the Consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the Consideration in the Initial Business Combination is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Initial Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated July 22, 2023 the “Engagement Letter”). This letter is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee was paid as a nonrefundable retainer in connection with the engagement of Duff & Phelps, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps informing the Company that it is prepared to deliver its Opinion, and a portion is payable upon closing of the Initial Business Combination. During the two years preceding the date of this Opinion, Duff & Phelps has provided financial advisory services to the Target. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Consideration to be received by the holders of Company Class A Common Stock other than Excluded Shares in the Initial Business Combination is fair from a financial point of view to such holders of Company Class A Common Stock (taking into account the other transactions contemplated by the Agreement and

Plan of Merger and the Sponsor Agreement but without giving effect to any impact of the Initial Business Combination on any particular stockholder other than in its capacity as a stockholder).
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
Duff & Phelps Opinions Practice
Kroll, LLC

ANNEX M
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet - QUICK EASYIMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailCHURCHILL CAPITALCORP VII Your Internet vote authorizes the named proxiesto vote your shares in the same manner as if youmarked, signed and returned your proxy card.Votes submitted electronically over the Internetmust be received by 11:59 p.m., Eastern Time,on _________, 202[●].INTERNET –www.cstproxyvote.comUse the Internet to vote your proxy. Have yourproxy card available when you access theabove website. Follow the prompts to voteyour shares.Vote at the Meeting –If you plan to attend the virtual onlinespecial meeting, you will need your 12 digitcontrol number to vote electronically at thespecial meeting. To attend:https://www.cstproxy.com/churchillcapitalvii/sm2023MAIL – Mark, sign and date your proxy cardand return it in the postage-paid envelopeprovided.PLEASE DO NOT RETURN THE PROXY CARDIF YOU ARE VOTING ELECTRONICALLY.FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDEDPROXY CARD FOR THE SPECIAL MEETING OF STOCKHOLDERS OFCHURCHILL CAPITAL CORP VIITHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints each of Michael Klein and Jay Taragin (each, a “Proxy”)as proxy, with the power to appoint a substitute to vote the shares that the undersigned isentitled to vote (the “Shares”) at the special meeting of stockholders of Churchill CapitalCorp VII to be held on , 202[●] at Eastern Time, virtually via live webcast athttps://www.cstproxy.com/churchillcapitalvii/sm2023 or at any adjournments and/orpostponements thereof. Such Shares shall be voted as indicated with respect to the proposalslisted on the reverse side hereof and in the Proxy’s discretion on such other matters as may properlycome before the special meeting or any adjournment or postponement thereof.THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILLBE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.IF YOU RETURN A SIGNED AND DATED PROXY CARD BUT NO SPECIFIC DIRECTION ISGIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTEDFOR PROPOSALS 1, 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARDPROMPTLY.(Continued and to be marked, dated and signed on reverse side)

Important Notice Regarding the Availability of Proxy Materialsfor the Special Meeting of Stockholders to be held on ________, 202[●]This notice of meeting and the accompanying proxy statement are available athttps://www.cstproxy.com/churchillcapitalvii/sm2023PROXY CARDTHE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.Please markyour voteslike this X1. Proposal No. 1 — The “BusinessCombination Proposal” — To adopt thatcertain Agreement and Plan of Merger, datedAugust 1, 2023 (as may be amended from timeto time, the “Merger Agreement”), by and among Churchill Capital CorpVII (“Churchill”), Polaris PubCo PLC (“PubCo”), NorthSky Merger Sub,Inc. and certain other parties thereto and in the form set forth in Annex Ato the proxy statement, and to approve in all respects the consummationof the transactions contemplated by the Merger Agreement, theSponsor Agreement (as described in the Merger Agreement) and theother transaction documents contemplated thereby (the “BusinessCombination”);2. Proposal No. 2 — The “Governance Proposals” — To adopt thefollowing proposals to amend the articles of association of PubCo (the“Post-Combination Articles”), in each case in the form set forth in AnnexB to the proxy statement and each such amendment taking effect inconnection with the Business Combination, which are being separatelypresented in accordance with SEC guidance and which will be votedupon on a non-binding advisory basis:• Proposal No. 2A: Authorized ShareCapital — To provide that the directorsof PubCo following the consummationof the Business Combination (the “Post-Combination Company”) are authorized to allot the following shares,and for statutory pre-emption rights to be dis-applied in respect ofsuch allotments where relevant, pursuant to resolutions passedby the initial shareholder of PubCo prior to consummation of theBusiness Combination: (a) up to [●] ordinary A1 shares, par value$0.001 of the Post-Combination Company (“Post-CombinationCompany Ordinary A1 Share”), (b) up to [●] ordinary A2 shares,par value $0.001 of the Post-Combination Company, (c) up to [●]ordinary A3 shares, par value $0.001 of the Post-CombinationCompany, (d) up to [●] special voting shares of PubCo, (e) up to[●] class C-1 shares of the Post-Combination Company, (f) up to [●]class C-2 shares of the Post-Combination Company and (g) up to[●] warrants of the Post-Combination Company, each one of which isexercisable at an exercise price of $11.50 for one Post-CombinationCompany Ordinary A1 Share.• Proposal No. 2B: Classified Board —To provide for the board of directors of thePost-Combination Company (the “Post-Combination Company Board”) to beclassified into three classes of directors, in as nearly equal size aspossible, with each class being elected to a staggered three-yearterm.• Proposal No. 2C: Restrictions on Removalof Directors —To provide that the Post-Combination Company may (a) by specialresolution, or by ordinary resolution of whichspecial notice has been given in accordance with section 312 of theCompanies Act, remove a director before the expiry of his or herperiod of office (without prejudice to a claim for damages for breachof contract or otherwise) and (b) by ordinary resolution appointanother person who is willing to act to be a director in his or herplace.• Proposal No. 2D: No Ability forShareholders of Post-CombinationCompany to Vote by Written Consent —To provide that shareholders of the Post-Combination Company do not have the ability to vote or approveresolutions by written consent.FOR AGAINST ABSTAINFOR AGAINST ABSTAINFOR AGAINST ABSTAINFOR AGAINST ABSTAINFOR AGAINST ABSTAINProposal No. 2E: Quorum for ShareholderMeetings — To provide at least twopersons, being (a) proxies for any membersentitled to vote and/or (b) duly authorizedrepresentatives of any corporation entitled to vote, shall be a quorumfor a general meeting of the Post-Combination Company for allpurposes.• Proposal No. 2F: Authorization of Directors’Conflicts of Interest — To provide that thePost-Combination Company Board may, inaccordance with the requirements set outin the Post-Combination Articles, authorize any matter or situationproposed to them by any director which would, if not authorized,involve a director (an “Interested Director”) breaching his or her dutyunder the Companies Act to avoid conflicts of interest.• Proposal No. 2G: Selection of the Courtsof England and Wales as ExclusiveForum — To provide that, save in respect ofany cause of action arising under the UnitedStates Securities Act of 1933, as amended (the “Securities Act”),or the United States Securities Exchange Act of 1934, as amended(the “Exchange Act”), unless the Post-Combination Company byordinary resolution consents to the selection of an alternative forum,the courts of England and Wales shall be the exclusive forum forthe resolution of: (a) any derivative action or proceeding broughton behalf of the Post-Combination Company; (b) any action orproceeding asserting a claim of breach of any fiduciary or otherduty owed by any director, officer or other employee to the Post-Combination Company (including but not limited to duties arisingunder the Companies Act); (c) any action or proceeding assertinga claim arising out of any provision of the Companies Act or thePost-Combination Articles or otherwise in any way relating to theconstitution or conduct of the Post-Combination Company; or (d)any action or proceeding asserting a claim or otherwise relatedto the affairs of the Post-Combination Company, and unless thePost-Combination Company by ordinary resolution consents to theselection of an alternative forum in the United States, the UnitedStates District Court for the Southern District of New York shall bethe exclusive forum for the resolution of any complaint asserting acause of action arising under the Securities Act or the Exchange Act.3. Proposal No. 3 — The “AdjournmentProposal” — To adjourn the special meetingof the stockholders of Churchill that is thesubject of the proxy statement (the “StockholderSpecial Meeting”) at a later date or dates, if necessary, (i) to ensurethat any supplement or amendment to the proxy statement thatthe board of directors of Churchill has determined in good faith isrequired by applicable law to be disclosed to the stockholders priorto the Stockholder Special Meeting; (ii) if, as of the time for which theStockholder Special Meeting is originally scheduled (as set forth in theproxy statement), there are insufficient shares of Class A common stockand Class B common stock of Churchill represented (either in personor by proxy) to constitute a quorum necessary to conduct the businessto be conducted at the Stockholder Special Meeting, or (iii) in order tosolicit additional proxies from the Churchill stockholders for purposes ofobtaining approval of the Business Combination Proposal.FOR AGAINST ABSTAINFOR AGAINST ABSTAINFOR AGAINST ABSTAINFOR AGAINST ABSTAINCONTROL NUMBERSignature______________________________ Signature, if held jointly__________________________________ Date_____________, 2023When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If acorporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

ANNEX N
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.IMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailVote by Internet - QUICK EASYCHURCHILL CAPITALCORP VIIYour Internet vote authorizes the named proxiesto vote your shares in the same manner as if youmarked, signed and returned your proxy card.Votes submitted electronically over the Internetmust be received by 11:59 p.m., Eastern Time,on _________, 202[●].INTERNET –www.cstproxyvote.comUse the Internet to vote your proxy. Have yourproxy card available when you access theabove website. Follow the prompts to voteyour shares.Vote at the Meeting –If you plan to attend the virtual onlinespecial meeting, you will need your 12 digitcontrol number to vote electronically at thespecial meeting. To attend:https://www.cstproxy.com/churchillcapitalvii/whm2023MAIL – Mark, sign and date your proxy cardand return it in the postage-paid envelopeprovided.PLEASE DO NOT RETURN THE PROXY CARDIF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY CARDTHE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.Please markyour voteslike this X1. Proposal No. 1 — The “WarrantAmendment Proposal” — To approve anamendment to the existing warrant agreementbetween Churchill Capital Corp VII (“Churchill”)and Continental Stock Transfer & Trust Company, in the form set forthin Annex [●] to the proxy statement, pursuant to which amendment (i)each public warrant of Churchill that is outstanding immediately priorto the effective time of the merger of NorthSkyMerger Sub, Inc. withand into Churchill (the “Effective Time”), shall be automatically canceledand extinguished in exchange for one class C-1 ordinary share inPolaris PubCo Plc and (ii) each warrant held by Churchill Sponsor VIILLC that is outstanding immediately prior to the Effective Time shall beautomatically canceled and extinguished in exchange for one class C-2ordinary share in Polaris PubCo PLC;FOR AGAINST ABSTAIN2. Proposal No. 2 — The “Warrant HolderAdjournment Proposal” — To adjourn themeeting of holders of Churchill public warrants(the “Warrant Holder Meeting”) to a later dateor dates, if necessary, (i) to ensure that any supplement or amendmentto the proxy statement that the board of directors of Churchill hasdetermined in good faith is required by applicable law to be disclosed tothe Churchill warrant holders and for such supplement or amendmentto be promptly disseminated to the Churchill warrant holders prior to theWarrant Holder Meeting; (ii) if, as of the time for which the Warrant HolderMeeting is originally scheduled (as set forth in the proxy statement),there are insufficient public warrant of Churchill represented (either inperson or by proxy) to constitute a quorum necessary to conduct thebusiness to be conducted at the Warrant Holder Meeting; or (iii) inorder to solicit additional proxies from the Churchill warrant holders forpurposes of obtaining approval of the Warrant Amendment Proposal.FOR AGAINST ABSTAINCONTROL NUMBERSignature______________________________ Signature, if held jointly__________________________________ Date_____________, 2023When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If acorporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Important Notice Regarding the Availability of Proxy Materialsfor the Warrant Holder Meetingto be held on ________, 202[●]This notice of meeting and the accompanyingproxy statement are available athttps://www.cstproxy.com/churchillcapitalvii/whm2023 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY CARD FOR SPECIAL WARRANT HOLDER MEETING OFCHURCHILL CAPITAL CORP VIITHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints each of Michael Klein and Jay Taragin (each,a “Proxy”) as proxy, with the power to appoint a substitute to vote the shares that theundersigned is entitled to vote (the “Shares”) at the warrant holder meeting of ChurchillCapital Corp VII. to be held on______, 202[●] at___Eastern Time, virtually via live webcastat https://www.cstproxy.com/churchillcapitalvii/whm2023 or at any adjournments and/orpostponements thereof. Such Shares shall be voted as indicated with respect to the proposalslisted on the reverse side hereof and in the Proxy’s discretion on such other matters as may properlycome before the special meeting or any adjournment or postponement thereof.THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILLBE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.IF YOU RETURN A SIGNED AND DATED PROXY CARD BUT NO SPECIFIC DIRECTION ISGIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTEDFOR PROPOSALS 1 AND 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARDPROMPTLY.(Continued and to be marked, dated and signed on reverse side)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Subject to the Companies Act, and without prejudice to any indemnity to which he or she may otherwise be entitled, members of the registrant’s board of directors and its officers shall have the benefit of the following indemnification provisions in the registrant’s articles of association:
Current and former members of the registrant’s board of directors or officers (other than any person, whether or not an officer of the registrant or an associated company (as defined in the Companies Act), engaged by the registrant or an associated company as auditor) shall be indemnified for all costs, charges, losses, expenses and liabilities sustained or incurred by them in connection with their duties or powers in relation to the registrant, any associated company or any pension fund or employee share scheme of ours or an associated company and in relation to the registrant’s (or an associated company’s) activities as trustee of an occupational pension scheme, including any liability incurred in defending any criminal or civil proceedings in which judgement is given in his or her favor or in which he or she is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her behalf or in connection with any application in which the court grants him or her relief from liability for negligence, default, breach of duty or breach of trust in relation to the registrant’s or its group’s affairs.
In the case of current or former members of the registrant’s board of directors, in compliance with the Companies Act, there shall be no entitlement to indemnification as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgement is given against the director and (v) any application for relief under the Companies Act in which the court refuses to grant relief to the director.
The registrant may provide any current or former director or officer with funds to meet expenditure incurred or to be incurred by them in connection with any proceedings or application referred to above and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure. Members of the registrant’s board of directors and its officers who have received payment from the registrant under the relevant indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.
In addition, it is proposed that the registrant enter into deeds of indemnity with its directors, officers and certain members of CorpAcq’s senior management in connection with the Business Combination pursuant to which PubCo will agree to indemnify each such person in connection with threatened, pending or completed actions, suits or proceedings to which such person has been made a party or in which such person becomes involved.
Item 21.   Exhibits and Financial Statement Schedules
(a)
Exhibits.

Exhibit Number	Description
2.1##**	Agreement and Plan of Merger, dated as of August 1, 2023, by and among Churchill Capital Corp VII, Polaris PubCo PLC, NorthSky Merger Sub, Inc., Sellers (as listed in the signature pages thereto), and CorpAcq Holdings Limited (included as Annex A-1 to the proxy statement/prospectus)
2.2**	Consent and Amendment to Agreement and Plan of Merger, dated as of December 26, 2023, by and among Churchill Capital Corp VII, Polaris PubCo PLC, Polaris Bermuda Limited, NorthSky Merger Sub, Inc., Sellers and CorpAcq Holdings Limited (included as Annex A-2 to the proxy statement/ prospectus)

Exhibit Number	Description
2.3†**	Investment Agreement relating to CorpAcq Holdings Limited, dated as of December 23, 2021, by and among CorpAcq Holdings Limited and the other parties signatory thereto.
3.1**	Articles of Association of Polaris PubCo PLC
3.2**	Certificate of Incorporate on Change of Name
3.3**	Form of Post-Combination Articles of Association of CorpAcq Group PLC (included as Annex C to the proxy statement/prospectus)
3.4**	Amended and Restated Certificate of Incorporation (incorporated by reference to the Exhibit 3.1 filed with Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on February 17, 2021)
3.5**	Bylaws (incorporated by reference to the Exhibit 3.3 filed with Churchill Capital Corp VII’s Amendment No. 2 to registration statement on Form S-1 filed by Churchill Capital Corp VII on February 9, 2021
3.6**	Certificate of Amendment to Churchill Capital Corp VII’s Amended and Restated Certificate of Incorporation (incorporated by reference to the Exhibit 3.1 filed with Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on May 16, 2023)
3.7	Certificate of Amendment to Churchill Capital Corp VII’s Amended and Restated Certificate of Incorporation (incorporated by reference to the Exhibit 3.1 filed with Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on February 12, 2024)
4.1**	Warrant Agreement, dated February 11, 2021, between Continental Stock Transfer & Trust Company and Churchill Capital Corp VII (included as Annex F-1 to the proxy statement/prospectus)
4.2**	Specimen Warrant Certificate (included as Exhibit A to Annex F-1 to the proxy statement/prospectus)
4.3**	Amendment to Warrant Agreement dated November 16, 2023, between Continental Stock Transfer & Trust Company and Churchill Capital Corp VII (included as Annex F-2 to the proxy statement/prospectus)
4.4**	Form of Class C Warrant Amendment (included as Annex G to the proxy statement/prospectus)
4.5**	Form of Warrant Amendment Agreement (included as Annex H to the proxy statement/prospectus)
5.1**	Opinion of Reed Smith LLP regarding the legality of the Post-Combination Company Ordinary A1 Shares, the Post-Combination Company Ordinary A1 Shares issuable upon exercise or conversion of the Post-Combination Company Class C-1 Shares or Post-Combination Company Warrants, and the Post-Combination Company Class C-1 Shares, as applicable
5.2**	Opinion of Reed Smith LLP regarding the legality of the Post-Combination Company Public Warrants
10.1**	Amended and Restated Sponsor Agreement, dated as of August 1, 2023, by and among Churchill Sponsor VII LLC and the each of the individuals party thereto (included as Annex B to the proxy statement/prospectus)
10.2**	Registration Rights Agreement, dated February 11, 2021, by and among Churchill Capital Corp VII and certain securityholders named therein (incorporated by reference to the Exhibit 10.3 filed with the Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Corp VII on February 17, 2021)
10.3**	Form of Amended and Restated Registration Rights Agreement by and among CorpAcq Group PLC (included as Annex K to the proxy statement/prospectus)
10.4**	Form of Director and Officer Indemnity Agreement

Exhibit Number	Description
10.5+**	The CorpAcq Group Plc 2024 Omnibus Incentive Plan (included as Annex D to the proxy statement/prospectus)
10.6+**	The CorpAcq Group Plc 2024 Non Employee Equity Incentive Plan (included as Annex E to the proxy statement/prospectus)
10.7**	Back to Back Share Issuance Agreement (included as Annex J to this proxy statement/prospectus)
10.8**	Promissory Note, dated December 30, 2020, issued to Churchill Sponsor VII LLC (incorporated by reference to the Exhibit 10.1 filed with Churchill Capital Corp VII’s Amendment No. 2 to registration statement on Form S-1 filed by Churchill Capital Corp VII on February 9, 2021)
10.9**	Form of Letter Agreement, dated February 11, 2021, among Churchill Capital Corp VII and its officers, directors and Churchill Sponsor VII LLC (incorporated by reference to the Exhibit 10.1 filed with the Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on February 17, 2021)
10.10**	Investment Management Trust Agreement, dated February 11, 2021, between Continental Stock Transfer & Trust Company and Churchill Capital Corp VII (incorporated by reference to the Exhibit 10.2 filed with Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on February 17, 2021)
10.10A**	Amendment No.1 to Investment Management Trust Agreement, dated May 4, 2023, between Continental Stock Transfer & Trust Company and Churchill Capital Corp VII
10.11**	Securities Subscription Agreement, dated December 30, 2020, between Churchill Capital Corp VII and Churchill Sponsor VII LLC (incorporated by reference to the Exhibit 10.5 filed with Churchill Capital Corp VII’s Amendment No. 2 to registration statement on Form S-1 filed by Churchill Capital Corp VII on February 9, 2021)
10.12**	Private Placement Warrants Purchase Agreement, dated February 11, 2021, between Churchill Capital Corp VII and Churchill Sponsor VII LLC (incorporated by reference to the Exhibit 10.4 filed with the Churchill Capital Corp VII’s current report on Form 8-K filed by the Registrant on February 17, 2021)
10.13**	Indemnity Agreement, dated February 11, 2021, between the Registrant and Michael Klein (incorporated by reference to the Exhibit 10.5 filed with the Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on February 17, 2021)
10.14**	Indemnity Agreement, dated February 11, 2021, between Churchill Capital Corp VII and Jay Taragin (incorporated by reference to the Exhibit 10.6 filed with the Churchill Capital Corp VII’s current report on Form 8-K filed by the Registrant on February 17, 2021)
10.15**	Indemnity Agreement, dated February 11, 2021, between Churchill Capital Corp VII and Bonnie Jonas (incorporated by reference to the Exhibit 10.8 filed with Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on February 17, 2021)
10.16**	Indemnity Agreement, dated February 11, 2021, between Churchill Capital Corp VII and Malcolm S. McDermid (incorporated by reference to the Exhibit 10.9 filed with Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on February 17, 2021)
10.17**	Indemnity Agreement, dated February 11, 2021, between Churchill Capital Corp VII and Mark Klein (incorporated by reference to the Exhibit 10.10 filed with Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on February 17, 2021)
10.18**	Indemnity Agreement, dated February 11, 2021, between Churchill Capital Corp VII and Karen G. Mills (incorporated by reference to the Exhibit 10.11 filed with Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on February 17, 2021)

Exhibit Number	Description
10.19**	Indemnity Agreement, dated May 11, 2021, between Churchill Capital Corp VII and Andrew Frankle (incorporated by reference to the Exhibit 10.13 filed with the Churchill Capital Corp VII’s annual report on Form 10-K filed by Churchill Capital Corp VII on March 31, 2022)
10.20**	Indemnity Agreement, dated May 11, 2021, between the Churchill Capital Corp VII and Stephen Murphy (incorporated by reference to the Exhibit 10.14 filed with Churchill Capital Corp VII’s annual report on Form 10-K filed by Churchill Capital Corp VII on March 31, 2022)
10.21**	Indemnity Agreement, dated January 5, 2022, between Churchill Capital Corp VII and Alan M. Schrager (incorporated by reference to the Exhibit 10.15 filed with Churchill Capital Corp VII’s annual report on Form 10-K filed by Churchill Capital Corp VII on March 31, 2022)
10.22**	Administrative Services Agreement, dated February 11, 2021 by and between Churchill Capital Corp VII and an affiliate of Churchill Sponsor VII LLC (incorporated by reference to the Exhibit 10.12 filed with Churchill Capital Corp VII’s current report on Form 8-K filed by Churchill Capital Corp VII on February 17, 2021)
10.23†**	Joint Venture Shareholders’ Agreement, dated January 2018, by and between Morson Group Limited and CorpAcq Limited
10.24†**	Limited Company Consultancy Agreement, dated March 1, 2022, by and between CorpAcq Limited and Orange Investments One Limited
10.25†**	Provision of Services Agreement, dated March 1, 2010, by and between CorpAcq PLC and SSO Consulting Limited
10.26†**	Deed of Agreement, dated October 30, 2019 by and between CorpAcq Limited and Orange UK Holdings Limited
10.27†**	Deed of Agreement, dated December 23, 2019 by and between CorpAcq Limited and Orange UK Holdings Limited
10.28†**	Deed of Agreement, dated January 21, 2020 by and between CorpAcq Limited and Orange UK Holdings Limited
10.29**	Tenancy at Will, dated October 13, 2023 by and between CorpAcq Properties Ltd and Stamford New Road Limited
10.30†**	Lease, dated October 23, 2020 by and between SLA Property Company Limited and Plant Hire UK Limited
10.31†**	Senior Term Facilities Agreement dated January 19, 2024 by and among CorpAcq Limited (as the Borrower), UBS AG London (as Mandated Lead Arranger), Oxane Partners Limited (acting as Agent), and Oxane Partners Limited (acting as Security Agent).
10.32†**	Note Subscription Agreement dated January 19th, 2024, by and among CorpAcq Limited (as the Issuer), certain parties thereto (acting as the Arranger), Oxane Partners Limited (acting as Agent), and Oxane Partners Limited (acting as Security Agent).
16.1**	Letter of BDO LLP regarding change in independent accountant
16.2**	Letter of Marcum LLP regarding change in independent accountant
21.1**	Subsidiaries of CorpAcq Group Plc
23.1	Consent of Marcum LLP, independent registered accounting firm to CorpAcq Holdings Limited
23.2	Consent of Marcum LLP, independent registered accounting firm to Churchill Capital Corp VII
23.3**	Consent of Reed Smith LLP (included in Exhibit 5.1 and incorporated herein by reference)
23.4**	Consent of Reed Smith LLP (included in Exhibit 5.2 and incorporated herein by reference)
99.1**	Form of Proxy for the special meeting of stockholders of Churchill Capital Corp VII (included as Annex M to the proxy statement/prospectus)

Exhibit Number	Description
99.2**	Form of Proxy for the meeting of public warrant holders of Churchill Capital Corp VII (included as Annex N to the proxy statement/prospectus)
99.3	Consent of Duff & Phelps, financial advisor for Churchill
99.4**	Consent of Simon Orange to be named as a director
99.5**	Consent of David Martin to be named as a director
99.6**	Consent of Stuart Kissen to be named as a director
99.7**	Consent of Michael Klein to be named as a director
99.8**	Consent of Stephen Murphy to be named as a director
107**	Calculation of Filing Fee Table

##
Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. Polaris Pubco Plc (now known as CorpAcq Group Plc) hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

†
Certain confidential information (indicated by brackets and asterisks) has been omitted from this exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

*
To be filed by amendment.

**
Previously filed.

+
Indicates management contract or compensatory plan.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
•
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

•
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

•
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
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Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

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Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Altrincham, United Kingdom, on February 20, 2024.
CORPACQ GROUP PLC
By:
/s/ Stephen Scott

Name: Stephen Scott
Title:   Chief Operating Officer and Director
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
NAME	POSITION	DATE
/s/ Stephen Scott Stephen Scott	Chief Operating Officer and Director (Principal Executive Officer)	February 20, 2024
/s/ Nicholas Cattell Nicholas Cattell	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 20, 2024

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act of 1933, as amended, CorpAcq Group Plc has duly caused this registration statement to be signed by the following duly authorized representative in the United States:
Date: February 20, 2024
AUTHORIZED U.S. REPRESENTATIVE — COGENCY GLOBAL INC.
By:
/s/ Colleen A. De Vries

Name:
Colleen A. De Vries

Title:
Senior Vice-President on behalf of Cogency Global Inc.